Form 10-K, Exhibit 13
period 1994-12-31
SUNTRUST BANKS INC
filed 1995-02-22
CIK 750556

CORPORATE PROFILE

SunTrust Banks, Inc. is a leading financial services company based in the Southeastern United States. Its three principal subsidiaries - SunBanks, Inc., Trust Company of Georgia and Third National Corporation - operate 658 full-service banking offices in Florida, Georgia, Tennessee and Alabama. At year-end 1994, total assets were $42.7 billion. SunTrust provides a wide range of financial services to a growing customer base. The Company's primary businesses include traditional deposit and credit services as well as trust and investment services. Additionally, SunTrust provides corporate finance, mortgage banking, factoring, credit cards, discount brokerage, credit-related insurance, and data processing and information services.

FINANCIAL HIGHLIGHTS
                                                Year Ended December 31
(Dollars in millions except per share data)   1994        1993        1992
For the Year
Net income                                   $522.7      $473.7      $404.4
Common dividends paid                         157.1       144.8       132.1

Per Common Share
Net income                                     4.37        3.77        3.13
Dividends paid                                 1.32        1.16        1.03
Market price:
   High                                      51 3/8      49 5/8      45 5/8
   Low                                       43 1/2      41 3/8      33 1/2
   Close                                     47 3/4      45          43 3/4
Book value                                    29.85       29.47       21.65

Financial Ratios
Return on average assets (ROA)                 1.32 %      1.26 %      1.14 %
Return on average realized
  shareholders' equity (ROE)                  17.66       16.48       14.99
Net interest margin
  (taxable-equivalent)                         4.64        4.80        5.10

Selected Average Balances
Total assets                              $40,489.2   $37,524.9   $35,356.5
Earning assets                             36,111.0    34,047.3    32,008.6
Loans                                      26,412.6    24,162.8    22,489.1
Deposits                                   30,877.8    29,683.3    28,609.6
Realized shareholders' equity               2,960.1     2,875.1     2,697.9
Total shareholders' equity                  3,571.5     2,877.2     2,697.9

Common equivalent shares (thousands)        119,633     125,656     129,307

At December 31
Total assets                               42,709.1    40,728.4    37,789.3
Earning assets                             38,045.6    35,904.5    34,167.7
Loans                                      28,548.9    25,292.1    23,493.5
Reserve for loan losses                       647.0       561.2       474.2
Deposits                                   32,218.4    30,485.8    29,883.0
Realized shareholders' equity               2,883.3     2,845.8     2,769.7
Total shareholders' equity                  3,453.3     3,609.6     2,769.7

Common shares outstanding (thousands)       115,679     122,468     127,953

In this report, for 1994 and 1993, investment securities, total assets and total shareholders' equity include net unrealized securities gain. However, earning assets exclude this gain as do the calculation of ROA, ROE and the net interest margin because the gain is not included in income.

TO OUR SHAREHOLDERS

We set tough goals for SunTrust in l994. I am pleased to report that our efforts to attain these resulted in a very good year for the Company, including another record earnings per share. For this we thank our loyal and dedicated employees, customers and shareholders.

Financial Performance
Net income for the year totaled $522.7 million, or $4.37 per share-a 15.9% increase from last year. Contributing to record earnings performance were increased loan growth, reduced expenses, lower provision for loan losses, as well as fewer shares outstanding. The annualized return on average assets was 1.32%, while the return on average realized shareholders' equity was 17.66%, up from the 1993 returns of 1.26% and 16.48%, respectively.
     Net interest income increased in 1994 as loan demand grew. Despite rising interest rates, the net interest margin remained relatively stable during 1994 after starting the year below the 1993 level. While noninterest income was lower than planned, we are confident that our trust and investment services businesses--key elements of noninterest income growth--will grow this year.
     An important element of our overall business plan is expense control. In 1994 we managed our noninterest expenses to a lower level, resulting in an efficiency ratio of 58.9%. While this number compares favorably with those of our peers, we expect it to be even better over time. Refinements in behind-the-scenes functions will enable us to become an even lower cost provider of high-quality services.
     Credit quality, which has been strong, keeps getting better. Our nonperforming assets were $275.3 million at year-end, down 33% from $410.7 million in 1993. Although our loan losses are low, we continue to build a conservative loan loss reserve. We believe it is appropriate to add reserves during periods of robust loan growth.
     Few financial institutions manage their capital as capital carefully as SunTrust. In fact, the Company has been putting its capital to work by buying back common shares. From October 1993 through the end of 1994, we had repurchased 10 million shares, nearly 84% of the 12 million share repurchase program. This strategy of reducing outstanding shares not only elevates shareholder value, but clearly conveys confidence in our Company as a good investment opportunity. At its November 1994 meeting, the Board of Directors raised the indicated annual dividend rate to $1.44 per share from $1.28 per common share, a 12.5% increase.

Growth Initiatives
While we are proud of our accomplishments during 1994, I can assure you that we are not complacent with these achievements. The new era in the financial services industry being ushered in by nationwide interstate banking greatly widens the competitive financial services marketplace.
     To maintain our leadership position, we have expanded our vision and commitment to growth and prosperity for our Company. Last year we began reshaping the focus of our core businesses--corporate banking, community banking, and trust and investment services--through initiatives which concentrate on strengthening relationships with existing customers, developing solid relationships with new customers, and continuing the company's technological growth.
     These initiatives call for SunTrust to be even more aggressive in pursuing new business, more creative in developing new products and more innovative in applying new technology. In an industry characterized by constant change, our growth initiatives complement the banking basics we know best, building on our strengths as a superior financial services provider.

     For each of SunTrust's principal lines of business, we have examined the way products are delivered, the associated costs and the expertise of our employees. Based on these findings, we are devising alternate delivery systems, investing in new technology to streamline processes and assuring that talented people with the right skills are matched with the right positions.
     With consolidations reducing the number of direct competitors and interstate banking widening the field, future winners in our industry will be those who can effectively maximize their strengths, operate efficiently and increase profitability. The initiatives outlined above will help SunTrust continue to be one of the nation's top financial services companies.

Looking Forward to 1995
Since the founding of SunTrust in 1985, our subsidiary banking units have maintained their respective names showing our commitment to the local communities we serve. Now, with interstate banking moving closer to reality, 1995 is the right time to initiate a company-wide name change resulting in all our banks adopting the name "SunTrust."
     The SunTrust name already carries strong name recognition in financial markets. A common identity shared by all our banks will benefit both customers and shareholders. Sharing a common name will enable SunTrust to be better recognized as a symbol of strength and growth. It will also help eliminate customers' confusion as they utilize our services across state lines, presenting a clear connection to a thriving financial institution. While the bank names are changing, our commitment to local banking will remain constant.
     We fondly remember SunTrust's retired Chairman and CEO Robert Strickland, who died in early November, and the influence he had on this Company. The SunTrust family lost a great friend, but his legacy of high professional standards, hard work and commitment to service lives on.
     Thank you for your support and confidence in SunTrust We look forward to another good year in 1995.

Sincerely,

James B. Williams
Chairman of the Board
and Chief Executive Officer
February 14,1995

SELECTED FINANCIAL DATA
                                                                           Year Ended December 31
(Dollars in millions except per share data)             1994        1993        1992        1991        1990        1989
Summary of Operations
 Interest and dividend income                         $2,552.3    $2,362.3    $2,537.6    $2,856.4    $2,956.6    $2,880.3
 Interest expense                                        932.5       790.7       975.0     1,463.5     1,654.0     1,628.8
 Net interest income                                   1,619.8     1,571.6     1,562.6     1,392.9     1,302.6     1,251.5
 Provision for loan losses                               137.8       189.1       234.2       209.6       201.6       180.5
 Net interest income after provision for loan losses   1,482.0     1,382.5     1,328.4     1,183.3     1,101.0     1,071.0
 Noninterest income                                      699.9       726.5       672.7       612.9       556.8       516.9
 Noninterest expense                                   1,400.0     1,408.4     1,425.3     1,282.1     1,207.9     1,139.1
 Income before provision for income taxes                781.9       700.6       575.8       514.1       449.9       448.8
 Provision for income taxes                              259.2       226.9       171.4       136.8        94.7       105.5
 Net income                                             $522.7      $473.7      $404.4      $377.3      $355.2      $343.3

Net interest income (taxable-equivalent)              $1,675.6    $1,634.4    $1,632.9    $1,470.5    $1,392.2    $1,346.6

Per Common Share
 Net income                                              $4.37       $3.77       $3.13       $2.88       $2.72       $2.59
 Dividends paid                                           1.32        1.16        1.03        0.94        0.86        0.78
 Common dividend payout ratio                             30.1 %      30.6 %      32.7 %      32.4 %      31.3 %      29.9 %
 Market price:
  High                                                $ 51 3/8    $ 49 5/8    $ 45 5/8    $ 40        $ 24 1/4    $ 26 7/8
  Low                                                   43 1/2      41 3/8      33 1/2      20 1/2      16 1/2      19 3/4
  Close                                                 47 3/4      45          43 3/4      39 7/8      22 3/4      22 7/8

Selected Average Balances
 Total assets                                        $40,489.2   $37,524.9   $35,356.5   $33,892.0   $31,935.0   $30,089.7
 Earning assets                                       36,111.0    34,047.4    32,008.6    30,544.4    28,671.2    26,820.9
 Loans                                                26,412.6    24,162.8    22,489.1    22,144.6    22,058.4    21,175.0
 Deposits                                             30,877.8    29,683.3    28,609.6    27,533.0    25,971.7    24,721.9
 Realized shareholders' equity                         2,960.1     2,875.1     2,697.9     2,509.5     2,266.9     2,067.1
 Total shareholders' equity                            3,571.5     2,877.2     2,697.9     2,509.5     2,266.9     2,067.1

At December 31
 Total assets                                        $42,709.1   $40,728.4   $37,789.3   $35,682.6   $34,479.4   $32,064.8
 Earning assets                                       38,045.6    35,904.5    34,167.7    31,854.3    30,262.3    28,319.8
 Loans                                                28,548.9    25,292.1    23,493.5    22,251.5    22,770.3    21,754.2
 Reserve for loan losses                                 647.0       561.2       474.2       381.0       366.9       347.5
 Deposits                                             32,218.4    30,485.8    29,883.0    29,011.5    27,787.9    25,870.0
 Long-term debt                                          930.4       630.4       554.0       477.3       482.4       489.9
 Realized shareholders' equity                         2,883.3     2,845.8     2,769.7     2,622.8     2,377.1     2,159.3
 Total shareholders' equity                            3,453.3     3,609.6     2,769.7     2,622.8     2,377.1     2,159.3

Ratios and Other
 ROA                                                      1.32 %      1.26 %      1.14 %      1.11 %      1.11 %      1.14
 ROE                                                     17.66       16.48       14.99       15.04       15.67       16.61
 Net interest margin                                      4.64        4.80        5.10        4.81        4.86        5.02
 Total shareholders' equity to assets                     8.09        8.86        7.33        7.35        6.90        6.74
 Nonperforming assets to total loans plus
  other real estate owned                                 0.96        1.61        2.30        3.07        2.70        1.65
Number of full-service banking offices                     658         656         654         662         654         647
Number of full-time equivalent employees                19,408      19,532      19,539      19,703      20,339      20,623
Average common equivalent shares (thousands)           119,633     125,656     129,307     130,964     130,549     132,419

                                      AR-5

FINANCIAL REVIEW

The following analysis reviews important factors affecting the financial condition and results of operations of SunTrust Banks, Inc. (SunTrust or Company) for the periods shown. This review should be read in conjunction with the consolidated financial statements and related notes. In the Financial Review, net interest income and net interest margin are presented on a taxable-equivalent (FTE) basis.

EARNINGS OVERVIEW

SunTrust's earnings per common share rose 15.9% in 1994 to $4.37, up from $3.77 per common share in 1993. Net income of the Company amounted to $522.7 million, an increase of 10.3% over $473.7 million in 1993.
     Operating results in 1994 reflected strong loan demand and steady improvement in credit quality. The 1994 loan loss provision of $137.8 million was 27.1% lower than in 1993, and $77.5 million above 1994 net charge-offs. Net interest income was $1,675.6 million in 1994, up $41.2 million from 1993. The net interest margin was 16 basis points lower than last year but the decline was more than offset by a 6.1% increase in average earning assets. Average loans increased 9.4% and average deposits increased 4.0%. Noninterest income decreased 3.7% with other charges and fees having the largest decline. Noninterest expense was $1,400.0 million for 1994, 0.6% less than in 1993. Employee-related expenses constituted the single largest increase in noninterest expense, up $12.2 million, or 1.7%, from 1993 levels while other real estate expenses had the largest decline, $18.9 million. Per share earnings were aided by the repurchase during 1994 of 7.2 million shares of the Company's common stock.

TABLE 1 - CONTRIBUTIONS TO NET INCOME
                                                        Year Ended December 31
						      1994                         1993
(Dollars in millions)                     Contribution  % of Total     Contribution  % of Total
Banking subsidiaries' net income <F1>:
  Florida                                      $279.5          53.5 %       $249.9          52.8 %
  Georgia                                       210.8          40.3          190.8          40.3
  Tennessee/Alabama                              81.5          15.6           70.7          14.9
    Total banking subsidiaries' net income      571.8         109.4          511.4         108.0

Nonbanking net income (expense):
  Nonbank subsidiaries                            2.7           0.5            7.1           1.5
  Parent Company                                (51.8)         (9.9)         (44.8)         (9.5)
    Total nonbanking net income (expense)       (49.1)         (9.4)         (37.7)         (8.0)
    Net income                                 $522.7         100.0 %       $473.7         100.0 %

<F1> Additional information on the performance of banking subsidiaries can be found on pages AR-33 and AR-34.

NET INTEREST INCOME/MARGIN

Net interest income for 1994 was $1,675.6 million or 2.5% higher than the prior year. Average earning assets were up 6.1% and the net interest margin was 4.64% in 1994 compared to 4.80% in 1993. During the year the quarterly margin remained relatively stable, ranging between 4.60% and 4.68% and equal to or higher than the 1993 fourth quarter margin of 4.60%. The average rate on earning assets increased 10 basis points to 7.22% while the average rate on interest-bearing liabilities climbed 33 basis points to 3.23%.
     Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of two basis points on the net interest margin as compared to four basis points in 1993. Table 5 contains more detailed information concerning average balances, yields earned and rates paid.

TABLE 2 - ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                 1994 Compared to 1993             1993 Compared to 1992
                                              Increase (Decrease) Due to        Increase (Decrease) Due to
(In millions on a taxable-equivalent basis) Volume      Rate        Net       Volume      Rate        Net
Interest Income
 Loans:
  Taxable                                    $181.0      $33.5     $214.5      $138.9    ($195.3)    ($56.4)
  Tax-exempt <F2>                              (5.2)       3.3       (1.9)       (4.8)      (2.9)      (7.7)
 Investment securities:
  Taxable                                       6.9      (20.3)     (13.4)       51.8     (115.9)     (64.1)
  Tax-exempt <F2>                              (9.2)      (5.9)     (15.1)      (14.7)      (4.0)     (18.7)
 Funds sold                                     0.8        5.7        6.5        (3.6)      (2.6)      (6.2)
 Other short-term investments <F2>            (10.4)       2.8       (7.6)       (8.9)     (20.8)     (29.7)
    Total interest income                     163.9       19.1      183.0       158.7     (341.5)    (182.8)

Interest Expense
 NOW/Money market accounts                      3.2        8.7       11.9        19.8      (54.2)     (34.4)
 Savings deposits                              (3.7)      (0.5)      (4.2)        5.8      (27.4)     (21.6)
 Consumer time deposits                        (7.1)       2.1       (5.0)      (27.0)     (79.0)    (106.0)
 Other time deposits                           27.1       42.7       69.8        (6.1)     (32.0)     (38.1)
 Funds purchased                               (1.5)      35.7       34.2        13.4      (12.5)       0.9
 Other short-term borrowings                   17.2        3.6       20.8        15.2       (0.5)      14.7
 Long-term debt                                21.3       (7.0)      14.3         6.5       (6.3)       0.2
    Total interest expense                     56.5       85.3      141.8        27.6     (211.9)    (184.3)
    Net change in net interest income        $107.4     ($66.2)     $41.2      $131.1    ($129.6)      $1.5

<F1> Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the old rate while rate change is change in rate times the old volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.
<F2> Interest income includes the effects of taxable-equivalent adjustments
     (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% in 1994 and 1993 and 34% in prior years and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis.

PROVISION FOR LOAN LOSSES

As a result of improving credit quality, the Company lowered its provision for loan losses in 1994 by $51.3 million to $137.8 million, yet the provision still exceeded net charge-offs by $77.5 million. Net loan charge-offs were $60.3 million in 1994, representing 0.23% of average loans, which is the lowest annual charge-off ratio since SunTrust was formed in 1985. The comparable net charge-off amount for 1993 was $110.1 million or 0.46% of average loans. As shown in Table 8, total charge-offs declined in all major categories in 1994 while recoveries remained relatively stable. Recoveries were 47.0% of total charge-offs in 1994 compared with 32.5% in 1993.
     The Company's reserve for loan losses totaled $647.0 million at December 31, 1994, which was 2.27% of year-end loans and 344.9% of total nonperforming loans. The comparable ratios at December 31, 1993 were 2.22% and 214.4%, respectively.
     The Company maintains a reserve for loan losses to absorb possible losses in the loan portfolio. The reserve consists of three elements;
(i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions in the Company's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a pre-determined classification. The historical loan loss element represents a projection of future credit problems and is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The general economic condition element is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. SunTrust is committed to the early recognition of possible problems and to a strong, conservative reserve.

NONINTEREST INCOME

Noninterest income declined $26.6 million as the rising interest rate environment reduced sales of mutual funds and drastically curtailed the refinancing of mortgages. Additionally, rising rates produced poor performance for fixed income securities retarding growth in trust fees. Service charges collected on commercial deposit accounts were also negatively impacted by rising rates since these charges are reduced by an earnings credit on collected balances based on a market-based interest rate.

TABLE 3 - NONINTEREST INCOME
                                                            Year Ended December 31
(In millions)                              1994       1993       1992       1991       1990       1989
Trust income                              $250.3     $247.0     $226.1     $200.5     $177.6     $156.8
Service charges on deposit accounts        218.4      225.9      215.6      201.7      174.1      157.2
Other charges and fees                     121.1      142.1      121.9      106.9      100.5       83.7
Credit card fees                            57.2       57.8       58.8       60.2       62.2       56.3
Securities gains (losses)                   (2.7)       2.0        5.1        3.7        0.8        0.5
Gain on sale of equity investment            0.0        0.0        0.0        0.0        0.0       10.2
Trading account profits and commissions      8.0       11.3        8.2       10.3        4.7        4.7
Other income                                47.6       40.4       37.0       29.6       36.9       47.5
  Total noninterest income                $699.9     $726.5     $672.7     $612.9     $556.8     $516.9

NONINTEREST EXPENSE

For the second year in a row noninterest expenses declined, reducing the efficiency ratio to a record 58.9%. Net recoveries from the sale of other real estate was the primary reason for the 1994 decline. Most other areas of expense approximated their 1993 levels. The exception was marketing and community relations which increased $9.2 million. During the year, SunTrust accrued $13.1 million for committed expenses associated with strategic initiatives including changing the names of all our banks to SunTrust.

TABLE 4 - NONINTEREST EXPENSE
                                                            Year Ended December 31
(In millions)                              1994       1993       1992       1991       1990       1989
Salaries                                  $550.4     $529.1     $511.7     $491.3     $480.0     $464.9
Other compensation                          96.1      107.4      107.9       70.1       52.3       63.7
Employee benefits                          100.7       98.5       92.8       82.4       76.6       73.7
Net occupancy expense                      126.9      128.4      134.8      119.5      116.0      108.3
Equipment expense                          103.3      103.1      102.9       98.1       92.7       94.6
FDIC premiums                               66.6       66.2       64.5       56.6       30.5       19.7
Marketing and community relations           57.2       48.0       51.9       41.5       39.4       40.4
Postage and delivery                        34.1       32.4       32.5       31.5       29.6       29.7
Operating supplies                          29.4       30.5       30.6       30.5       31.6       32.1
Communications                              26.1       26.3       25.8       24.9       23.7       21.8
Consulting and legal                        22.6       20.2       27.7       25.9       26.8       20.1
Other real estate expense                   (2.2)      16.7       36.0       21.9       29.4        5.0
Amortization of intangible assets           20.6       19.7       17.0       15.7       13.6       13.9
Other expense                              168.2      181.9      189.2      172.2      165.7      151.2
  Total noninterest expense             $1,400.0   $1,408.4   $1,425.3   $1,282.1   $1,207.9   $1,139.1

Efficiency ratio                            58.9 %     59.7 %     61.8 %     61.5 %     62.0 %     61.1 %


PROVISION FOR INCOME TAXES

The provision for income taxes covers federal and state income taxes. For 1994, the provision was $259.2 million, an increase of $32.3 million or 14.2% from 1993. Higher taxable income was responsible for the increase.

TABLE 5A - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                  1994                          1993                             1992
(Dollars in millions; yields on       Average    Income/  Yields/   Average    Income/   Yields/     Average    Income/   Yields/
 taxable-equivalent basis)            Balances   Expense  Rates     Balances   Expense    Rates      Balances   Expense    Rates
ASSETS
Loans:<F1>
  Taxable                            $25,678.3  $1,979.6   7.71 %  $23,362.8  $1,765.1      7.56 %  $21,628.4  $1,821.5      8.42 %
  Tax-exempt <F2>                        734.3      60.1   8.18        800.0      62.0      7.75        860.7      69.7      8.10
    Total loans                       26,412.6   2,039.7   7.72     24,162.8   1,827.1      7.56     22,489.1   1,891.2      8.41
Investment securities:
  Taxable                              7,968.4     437.8   5.50      7,844.6     451.2      5.75      7,079.2     515.3      7.28
  Tax-exempt <F2>                      1,035.5     100.7   9.72      1,128.7     115.8     10.26      1,271.3     134.5     10.58
    Total investment securities        9,003.9     538.5   5.98      8,973.3     567.0      6.32      8,350.5     649.8      7.78
Funds sold                               380.9      17.1   4.49        334.4      10.6      3.17        439.9      16.8      3.83
Other short-term investments <F2>        313.6      12.8   4.07        576.8      20.4      3.53 <F3    729.1      50.1      4.40
    Total earning assets              36,111.0   2,608.1   7.22     34,047.3   2,425.1      7.12     32,008.6   2,607.9      8.15
Reserve for loan losses                 (608.0)                       (521.9)                          (421.6)
Cash and due from banks                2,228.8                       2,200.0                          2,007.0
Premises and equipment                   713.7                         710.1                            693.0
Other assets                           1,060.1                       1,086.0                          1,069.5
Unrealized gains(losses) on
  investment securities                  983.6                           3.4                                -
    Total assets                     $40,489.2                     $37,524.9                        $35,356.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts           $9,798.9    $223.7   2.28 %   $9,655.0    $211.8      2.19 %   $8,900.8    $246.2      2.77 %
  Savings                              4,364.5     104.6   2.40      4,515.0     108.8      2.41      4,316.1     130.4      3.02
  Consumer time                        6,626.2     271.8   4.10      6,799.4     276.8      4.07      7,350.0     382.8      5.21
  Other time <F4>                      3,054.1     104.7   3.43      1,940.6      34.9      1.80      2,132.8      73.0      3.42
    Total interest-bearing deposits   23,843.7     704.8   2.96     22,910.0     632.3      2.76     22,699.7     832.4      3.67
Funds purchased                        3,050.0     122.1   4.00      3,102.7      87.9      2.83      2,664.5      87.0      3.27
Other short-term borrowings            1,083.2      42.5   3.93        632.0      21.7      3.42        192.6       7.0      3.65
Long-term debt                           908.4      63.1   6.95        611.4      48.8      7.99        534.5      48.6      9.09
    Total interest-bearing
      liabilities                     28,885.3     932.5   3.23     27,256.1     790.7      2.90     26,091.3     975.0      3.74
Noninterest-bearing deposits           7,034.1                       6,773.3                          5,909.9
Other liabilities                        998.3                         618.3                            657.4
Realized shareholders' equity          2,960.1                       2,875.1                          2,697.9
Net unrealized gains(losses) on
  investment securities                  611.4                           2.1                                -
    Total liabilities and
      shareholders' equity           $40,489.2                     $37,524.9                        $35,356.5

Interest rate spread                                       3.99 %                           4.22 %                           4.41 %

NET INTEREST INCOME                             $1,675.6                      $1,634.4                         $1,632.9

NET INTEREST MARGIN <F4>                                   4.64 %                           4.80 %                           5.10 %

<F1>Interest income includes loan fees of $93.5, $88.6, $80.8, $72.4, $74.6 and $78.8 in the six years ended December 31, 1994. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

                                      AR-10


<F2>Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for 1994 and 1993 and 34% in prior years, and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $55.8, $62.8, $70.3, $77.6, $89.6 and $95.1 in the six years ended December 31, 1994.
<F3>Stated rate is calculated after reducing interest income by $18.0 in
    1992 representing earnings from investment in an employee benefit trust.
<F4>Interest rate swap transactions used to help balance the Company's interest-sensitivity position reduced interest expense by $30.6, $43.6 and $36.3 in 1994, 1993 and 1992. Without these swaps, the rate on other time deposits and the net interest margin would have been 4.43% and 4.56% in 1994, 4.04% and 4.67% in 1993 and 5.12% and 4.99% in 1992, respectively.

TABLE 5B - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                  1991                          1990                             1989
(Dollars in millions; yields on       Average    Income/  Yields/   Average    Income/   Yields/     Average    Income/   Yields/
 taxable-equivalent basis)            Balances   Expense  Rates     Balances   Expense    Rates      Balances   Expense    Rates
ASSETS
Loans:<F1>
  Taxable                            $21,190.7  $2,113.3   9.97 %  $21,092.4  $2,306.0     10.93 %  $20,207.7  $2,304.5     11.40 %
  Tax-exempt <F2>                        953.9      92.7   9.72        966.0     111.0     11.49        967.3     122.5     12.67
    Total loans                       22,144.6   2,206.0   9.96     22,058.4   2,417.0     10.96     21,175.0   2,427.0     11.46
Investment securities:
  Taxable                              5,258.3     472.4   8.98      4,135.7     385.5      9.32      3,115.9     281.2      9.03
  Tax-exempt <F2>                      1,396.8     150.4  10.77      1,510.7     164.2     10.87      1,531.5     170.2     11.12
    Total investment securities        6,655.1     622.8   9.36      5,646.4     549.7      9.74      4,647.4     451.4      9.71
Funds sold                               797.3      44.7   5.61        570.9      46.4      8.13        583.8      57.7      9.88
Other short-term investments <F2>        947.4      60.5   6.39        395.5      33.1      8.36        414.7      39.3      9.48
    Total earning assets              30,544.4   2,934.0   9.61     28,671.2   3,046.2     10.62     26,820.9   2,975.4     11.09
Reserve for loan losses                 (384.0)                       (360.4)                          (332.2)
Cash and due from banks                1,974.3                       2,029.4                          2,060.0
Premises and equipment                   692.2                         687.1                            691.8
Other assets                           1,065.1                         907.7                            849.2
Unrealized gains(losses) on
  investment securities                      -                             -                                -
    Total assets                     $33,892.0                     $31,935.0                        $30,089.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts           $7,710.2    $348.9   4.53 %   $7,139.0    $381.2      5.34 %   $7,121.3    $404.4      5.68 %
  Savings                              3,632.7     180.4   4.97      2,739.6     159.9      5.83      1,706.7      87.4      5.12
  Consumer time                        8,448.8     584.8   6.92      8,074.9     636.6      7.88      7,519.4     619.2      8.24
  Other time <F4>                      2,518.9     156.3   6.21      2,928.4     232.2      7.93      3,212.6     278.3      8.66
    Total interest-bearing deposits   22,310.6   1,270.4   5.69     20,881.9   1,409.9      6.75     19,560.0   1,389.3      7.10
Funds purchased                        2,527.2     135.3   5.36      2,371.1     183.4      7.74      1,962.7     177.4      9.04
Other short-term borrowings              174.0      10.1   5.79        182.6      14.5      7.96        169.4      15.0      8.88
Long-term debt                           480.1      47.7   9.93        485.7      46.2      9.51        495.5      47.1      9.51
    Total interest-bearing
      liabilities                     25,491.9   1,463.5   5.74     23,921.3   1,654.0      6.91     22,187.6   1,628.8      7.34
Noninterest-bearing deposits           5,222.4                       5,089.8                          5,161.9
Other liabilities                        668.2                         657.0                            673.1
Realized shareholders' equity          2,509.5                       2,266.9                          2,067.1
Net unrealized gains(losses) on
  investment securities                      -                             -                                -
    Total liabilities and
     shareholders' equity             33,892.0                     $31,935.0                        $30,089.7

Interest rate spread                                       3.87 %                           3.71 %                           3.75 %

NET INTEREST INCOME                             $1,470.5                      $1,392.2                         $1,346.6

NET INTEREST MARGIN <F4>                                   4.81 %                           4.86 %                           5.02 %

<F1>See footnote 1 in Table 5A.
<F2>See footnote 2 in Table 5A.
<F3>See footnote 3 in Table 5A.
<F4>See footnote 4 in Table 5A.

                                      AR-12

TABLE 5C - CONSOLIDATED GROWTH RATE IN AVERAGE BALANCES

                                          Growth Rate in
                                         Average Balances
                                                   Five Year
                                        One Year  Annualized
(Dollars in millions; yields on           1994-      1994-
 taxable-equivalent basis)                1993       1989
Assets
Loans
  Taxable                                    9.9 %     4.9 %
  Tax-exempt                                (8.2)     (5.4)
    Total loans                              9.3       4.5
Investment securities:
  Taxable                                    1.6      20.7
  Tax-exempt                                (8.3)     (7.5)
    Total investment securities              0.3      14.1
Funds sold                                  13.9      (8.2)
Other short-term investments               (45.6)     (5.4)
    Total earning assets                     6.1       6.1
Reserve for loan losses                     16.5      12.8
Cash and due from banks                      1.3       1.6
Premises and equipment                       0.5       0.6
Other assets                                (2.4)      4.5
Unrealized gains(losses) on
  investment securities                        -         -
    Total assets                             7.9 %     6.1 %

Liabilities and Shareholders' Equity
Interest-bearing deposits:
  NOW/Money market accounts                  1.5 %     6.6 %
  Savings                                   (3.3)     20.7
  Consumer time                             (2.5)     (2.5)
  Other time                                57.4      (1.0)
    Total interest-bearing deposits          4.1       4.0
Funds purchased                             (1.7)      9.2
Other short-term borrowings                 71.4      44.9
Long-term debt                              48.6      12.9
    Total interest-bearing liabilities       6.0       5.4
Noninterest-bearing deposits                 3.8       6.4
Other liabilities                           61.4       8.2
Realized shareholders' equity                3.0       7.4
Net unrealized gains(losses) on
  investment securities                        -         -
    Total liabilities and
     shareholders' equity                    7.9 %     6.1 %

LOANS

Loan demand was the strongest in several years and showed an improving trend in the second half of the year. Average loans increased 9.4% over the prior year with growth of 10.1% in Florida, 9.4% in Georgia and 8.1% in Tennessee/Alabama. An increased emphasis by our banks produced strong growth in adjustable-rate residential mortgage loans. The Company's only significant concentration of credit at December 31, 1994 occurred in loans secured by real estate which totaled $14.0 billion. However, this amount is not concentrated in any specific type of loan or geographic area. At year-end 1994, real estate loans in Florida banks were $9.1 billion, or 61% of total loans, $3.1 billion in Georgia banks, or 33%, and $1.8 billion, or 42%, in Tennessee/Alabama banks. Of the $8.4 billion in mortgage loans for 1-4 family dwellings, $580.3 million were home equity loans. The average loan-to-deposit ratio increased to 85.6% in 1994 compared with 81.4% in 1993.
     At December 31, 1994, international outstandings, which include loans, acceptances, deposits in other banks, foreign guarantees and accrued interest, net of write-downs, totaled $328.8 million, a decrease of 51.0% from $670.6 million at December 31, 1993. Most of the balances were temporary investments and trade financing in Canada and Western Europe. Mexican loans at year-end totaled $15 million which were reduced to $11 million by a $4 million payment in early 1995.

TABLE 6 - LOAN PORTFOLIO BY TYPES OF LOANS

(In millions) At December 31    1994        1993        1992        1991        1990        1989
Commercial:
  Domestic                    $9,279.2    $8,190.3    $7,933.4    $7,324.3    $7,656.6    $7,063.9
  International                  273.2       197.8       167.3       119.4        79.3        38.0
Real estate:
  Construction                 1,151.1     1,083.2     1,034.7     1,121.7     1,367.3     1,509.6
  Mortgage, 1-4 family         8,380.5     7,013.8     5,911.6     5,488.4     5,221.7     4,589.0
  Other                        4,516.3     4,456.8     4,495.5     4,161.8     3,912.3     3,662.2
Lease financing                  411.0       328.1       355.4       363.7       383.3       401.1
Credit card                      690.5       698.2       725.7       745.2       775.6       711.0
Other consumer loans           3,847.1     3,323.9     2,869.9     2,927.0     3,374.2     3,779.4
  Loans                      $28,548.9   $25,292.1   $23,493.5   $22,251.5   $22,770.3   $21,754.2

TABLE 7 - RESERVE FOR LOAN LOSSES

(Dollars in millions) At December 31      1994       1993       1992       1991       1990       1989
Allocation of Reserve for Loan Losses
 by Loan Type
  Commercial                              $138.7     $139.4     $155.2     $147.1     $130.7     $122.4
  Real estate                              200.6      189.6      164.0      105.2      106.6       77.4
  Lease financing                            2.8        2.8        2.6        4.4        6.5        4.2
  Consumer loans                            74.6       88.7       82.5       78.5       63.3       58.6
  Unallocated                              230.3      140.7       69.9       45.8       59.8       84.9
    Total                                 $647.0     $561.2     $474.2     $381.0     $366.9     $347.5

Allocation of Reserve for Loan Losses
 as a Percent of Total Reserve
    Commercial                              21.4 %     24.8 %     32.7 %     38.6 %     35.5 %     35.2 %
    Real estate                             31.0       33.8       34.7       27.6       29.1       22.3
    Lease financing                          0.4        0.5        0.5        1.2        1.8        1.2
    Consumer loans                          11.5       16.0       17.4       20.6       17.3       16.9
    Unallocated                             35.7       24.9       14.7       12.0       16.3       24.4
      Total                                100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

Year-end Loan Types as a Percent of
  Total Loans
  Commercial                                33.5 %     33.1 %     34.3 %     33.2 %     33.7 %     32.2 %
  Real estate                               49.2       49.6       48.5       48.2       45.6       44.3
  Lease financing                            1.4        1.5        1.5        1.6        1.7        1.8
  Consumer loans                            15.9       15.8       15.7       17.0       19.0       21.7
    Total                                  100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                               Year Ended December 31
(Dollars in millions)                      1994        1993        1992        1991        1990        1989
Reserve for Loan Losses
  Balance - beginning of year             $561.2      $474.2      $381.0      $366.9      $347.5      $306.5
  Reserve of purchased banks                 8.3         8.0         6.4         0.4         1.0         0.1
  Provision for loan losses                137.8       189.1       234.2       209.6       201.6       180.5

  Charge-offs:
    Domestic:
      Commercial                           (28.1)      (47.8)      (61.3)      (96.1)      (76.8)      (57.5)
      Real estate:
	Construction                        (0.7)       (7.6)       (7.3)       (7.9)      (18.1)      (16.8)
	Mortgage, 1-4 family                (7.3)      (10.9)      (10.3)       (6.1)       (2.6)       (3.1)
	Other                              (20.5)      (35.1)      (44.5)      (26.2)      (29.8)       (5.0)
      Lease financing                       (0.7)       (1.0)       (3.0)       (6.5)       (4.2)       (4.5)
      Credit card                          (26.3)      (28.9)      (33.6)      (37.3)      (28.1)      (23.3)
      Other consumer loans                 (30.1)      (31.9)      (42.0)      (62.0)      (66.2)      (63.1)
    International                              -           -           -           -        (0.1)       (8.4)
      Total charge-offs                   (113.7)     (163.2)     (202.0)     (242.1)     (225.9)     (181.7)

  Recoveries:
    Domestic:
      Commercial                            18.6        20.9        22.1        16.3        13.7        14.5
      Real estate:
	Construction                         0.7         0.5         0.7         0.4         0.9         0.2
	Mortgage, 1-4 family                 1.5         1.3         1.1         0.9         0.5         0.6
	Other                                6.3         5.2         3.0         1.4         1.2         0.8
      Lease financing                        0.6         1.0         1.1         2.0         1.0         1.0
      Credit card                            7.3         5.7         6.8         6.1         5.4         5.2
      Other consumer loans                  18.3        18.4        19.5        17.6        18.0        16.0
    International                            0.1         0.1         0.3         1.5         2.0         3.8
      Total recoveries                      53.4        53.1        54.6        46.2        42.7        42.1
      Net charge-offs                      (60.3)     (110.1)     (147.4)     (195.9)     (183.2)     (139.6)

  Balance - end of year                   $647.0      $561.2      $474.2      $381.0      $366.9      $347.5

Year-end loans outstanding:
  Domestic                             $28,260.3   $25,078.0   $23,326.2   $22,117.5   $22,687.8   $21,714.0
  International                            288.6       214.1       167.3       134.0        82.5        40.2
    Total                              $28,548.9   $25,292.1   $23,493.5   $22,251.5   $22,770.3   $21,754.2

Average loans                          $26,412.6   $24,162.8   $22,489.1   $22,144.6   $22,058.4   $21,175.0

Ratios
  Reserve to year-end loans                 2.27 %      2.22 %      2.02 %      1.71 %      1.61 %      1.60 %
  Net charge-offs to average loans          0.23        0.46        0.66        0.89        0.84        0.64
  Provision to average loans                0.52        0.78        1.04        0.95        0.91        0.85
  Recoveries to total charge-offs           47.0        32.5        27.0        19.1        18.9        23.2

NONPERFORMING ASSETS

Nonperforming assets consist of nonaccrual loans, restructured loans and other real estate owned. Nonperforming assets decreased $135.4 million, or 33.0%, from year-end 1993 and down $46.1 million from the third quarter of 1994. Over half of the 1994 decline occurred in our Florida banks, cutting their ratio of nonperforming assets to total loans plus other real estate owned to 1.02% at December 31, 1994. Included in nonperforming loans are loans aggregating $43.8 million that are current as to the payment of principal and interest but have been placed in nonperforming status because of uncertainty as to the borrower's ability to make future payments. In management's opinion, all material potential problem loans are included in Table 9.
     Statements of Financial Accounting Standards No. 114 (FAS 114) "Accounting by Creditors for Impairment of a Loan" and No. 118 (FAS 118) "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" are effective for fiscal years beginning after December 15, 1994. FAS 114 and FAS 118 address the accounting by creditors for impairment of a loan and loans that are restructured in a troubled debt restructuring. SunTrust will adopt these standards in the first quarter of 1995. It is estimated that such adoption will have no material effect on the earnings or financial condition of the Company.
     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to reserve for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
     For the year 1994, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1994, if all such loans had been accruing interest at the original contractual rate, was $18.5 million. Interest payments recorded in 1994 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1994, were $10.5 million.

TABLE 9 - NONPERFORMING ASSETS AND ACCRUING LOANS
	  PAST DUE 90 DAYS OR MORE

(Dollars in millions) At December 31      1994       1993       1992       1991       1990       1989
Nonperforming Assets
 Nonaccrual loans:
   Commercial                             $27.9      $41.3      $49.6      $83.7     $102.4      $73.2
   Real Estate:
    Construction                           16.0       29.9       45.4       60.0       48.7       83.4
    Mortgage, 1-4 family                   45.3       53.1       45.5       49.5       37.3       19.9
    Other                                  82.0      116.8      160.2      207.1      159.4       68.3
   Lease financing                          0.2        0.1        0.9        2.7        3.2        4.0
   Consumer loans                          11.6        9.3       18.1       23.8       14.0       13.5
    Total nonaccrual loans                183.0      250.5      319.7      426.8      365.0      262.3
 Restructured loans                         4.6       11.3        4.6       17.3        8.9       19.5
    Total nonperforming loans             187.6      261.8      324.3      444.1      373.9      281.8
 Other real estate owned                   87.7      148.9      220.3      245.9      246.8       78.2
    Total nonperforming assets           $275.3     $410.7     $544.6     $690.0     $620.7     $360.0

Ratios
 Nonperforming loans to total loans        0.66 %     1.03 %     1.38 %     2.00 %     1.64 %     1.30 %
 Nonperforming assets to total loans
  plus other real estate owned             0.96       1.61       2.30       3.07       2.70       1.65
 Reserve to nonperforming loans           344.9      214.4      146.2       85.8       98.1      123.3

Accruing Loans Past Due 90 Days or More   $19.2      $24.4      $27.6      $30.4      $42.5      $39.6

INVESTMENT SECURITIES

The investment portfolio continues to be managed to maximize yield over an entire interest rate cycle while providing liquidity and minimizing market risk. The portfolio yield declined from an average of 6.32% in 1993 to 5.98% in 1994. However, the yield has begun to rise in response to higher market rates and was higher at the end of the year than the average for 1994. The portfolio size declined by $1.0 billion from December 31, 1993 to December 31, 1994 as a portion of maturities were used to meet loan demand. Portfolio turnover from sales totaled $1.4 billion in 1994, representing approximately 16% of the average portfolio size. The sales resulted in a pre-tax loss of $2.7 million but reinvesting at higher yields will improve future income. The average life of the portfolio was approximately 3.5 years at year-end 1994; however, adjustable-rate securities in the portfolio reduced the average time to repricing to 2.4 years.
     The Company classified all of its investment securities as "available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of investment securities at December 31, 1994 reflected $916.6 million in unrealized gains, including a $1,242.8 million unrealized gain on the Company's investment in common stock of The Coca-Cola Company.

TABLE 10 - INVESTMENT SECURITIES BY CATEGORY
                                      Amortized    Fair    Unrealized Unrealized
(In millions) At December 31            Cost       Value     Gains     Losses
U.S. Treasury:
  1994                                $2,508.1   $2,378.4       $0.8     $130.5
  1993                                 2,952.7    2,985.8       34.0        0.9
  1992                                 2,802.1    2,858.0       58.8        2.9

U.S. government agencies and corporations:
  1994                                $1,067.3   $1,007.8       $0.4      $59.9
  1993                                   821.7      828.2        6.6        0.1
  1992                                 1,068.6    1,080.0       11.5        0.1

States and political subsidivions:
  1994                                  $958.1     $972.1      $29.1      $15.1
  1993                                 1,080.3    1,157.6       78.0        0.7
  1992                                 1,165.8    1,234.0       69.5        1.3

Mortgage-backed securities:
  1994                                $3,661.9   $3,500.7       $3.4     $164.6
  1993                                 4,319.3    4,343.3       36.8       12.8
  1992                                 3,464.5    3,503.3       45.7        6.9

Common stock of The Coca-Cola Company:
  1994                                    $0.1   $1,242.9   $1,242.8         $-
  1993                                     0.1    1,076.9    1,076.8          -
  1992                                     0.1    1,010.6    1,010.5          -

Other securities:
  1994                                  $206.4     $216.8      $12.4       $2.0
  1993                                   234.5      252.1       18.4        0.8
  1992                                   213.9      223.6       11.2        1.5

Total investment securities
  1994                                $8,401.9   $9,318.7   $1,288.9     $372.1
  1993                                 9,408.6   10,643.9    1,250.6       15.3
  1992                                 8,715.0    9,909.5    1,207.2       12.7

DEPOSITS

Average deposits increased 4.0% in 1994. Other time deposits (primarily commercial time deposits over $100,000) posted the largest increase at 57.4%. Noninterest-bearing demand deposits increased 3.8% and consumer time deposits were down 2.5%. Interest-bearing deposits comprised 77.2% of average total deposits in both 1994 and 1993.

TABLE 11 - COMPOSITION OF AVERAGE DEPOSITS
                              Year Ended December 31             Percent of Total
(Dollars in millions)       1994       1993       1992        1994      1993      1992
Noninterest-bearing       $7,034.1   $6,773.3   $5,909.9      22.8 %    22.8 %    20.6 %
NOW/Money market accounts  9,798.9    9,655.0    8,900.8      31.7      32.5      31.2
Savings                    4,364.5    4,515.0    4,316.1      14.1      15.2      15.1
Consumer time              6,626.2    6,799.4    7,350.0      21.5      23.0      25.6
Other time                 3,054.1    1,940.6    2,132.8       9.9       6.5       7.5
  Total                  $30,877.8  $29,683.3  $28,609.6     100.0 %   100.0 %   100.0 %

FUNDS PURCHASED
Average funds purchased, which are composed of federal funds purchased and securities sold under agreements to repurchase, decreased $52.7 million or 1.7% in 1994. Also, average net purchased funds (average funds purchased less average funds sold) decreased $99.2 million in 1994. Average net purchased funds were 7.4% of earning assets for 1994 compared to 8.1% in 1993.

TABLE 12 - FUNDS PURCHASED(1)
                                                                     Maximum
                                                                   Outstanding
                          At December 31       Daily Average          at Any
(Dollars in millions)  Balance     Rate       Balance     Rate      Month-end
1994                  $4,351.9       4.90 %  $3,050.0       4.00 %   $4,351.9
1993                   3,795.4       2.65     3,102.7       2.83      3,795.4
1992                   3,789.7       2.83     2,664.5       3.27      3,789.7

(1) Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of the borrowings.

CAPITAL RESOURCES

Consistent with the objective of operating a sound financial organization, SunTrust maintains capital ratios well above regulatory requirements. The rate of internal capital generation has been more than adequate to support asset growth. Table 13 presents capital ratios for the six most recent years.
     Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily shareholders' equity) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital to risk-weighted assets ratio of 4% and a minimum total capital (Tier 1 plus Tier 2) to risk-weighted assets ratio of 8%. The Federal Reserve Board (Board) has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. Regulatory agencies preclude banks from formally including FAS 115 unrecognized gains and losses in calculating Tier 1 capital; therefore, the appreciation of $1.2 billion in the Company's 24,133,248 shares of common stock of The Coca-Cola Company is not included in our risk-adjusted capital.
     The Federal Deposit Insurance Corporation Improvement Act of 1992 (FDICIA) required the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The Board's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 capital ratio of 6%, total risk-based ratio of 10%, and a Tier 1 leverage ratio of 5%. At December 31, 1994, the Company's Tier 1 capital, total risk-based capital and Tier 1 leverage ratios were 7.95%, 10.05% and 6.68%, respectively.

TABLE 13 - CAPITAL
                                                                 At December 31
(Dollars in millions)                   1994        1993        1992        1991        1990        1989
Tier 1 capital:
  Realized shareholders' equity       $2,883.3    $2,845.8    $2,769.7    $2,622.8    $2,377.1    $2,159.3
  Intangible assets other than
    servicing rights                    (222.2)     (194.0)     (174.6)     (173.3)     (163.9)
    Total Tier 1 capital               2,661.1     2,651.8     2,595.1     2,449.5     2,213.2
Tier 2 capital:
  Allowable reserve for loan losses      420.9       378.1       349.8       327.9       327.5
  Allowable long-term debt               281.4       120.4       200.0       336.3       269.5
    Total Tier 2 capital                 702.3       498.5       549.8       664.2       597.0
    Total capital                     $3,363.4    $3,150.3    $3,144.9    $3,113.7    $2,810.2

Risk-weighted assets                 $33,444.3   $29,871.4   $27,684.4   $26,005.7   $25,993.4
Risk-based ratios:
  Tier 1 capital                          7.95 %      8.88 %      9.37 %      9.42 %      8.51 %
  Total capital                          10.05       10.55       11.35       11.97       10.81
Tier 1 leverage ratio                     6.68        6.82        7.27        7.14        6.97
Total shareholders' equity to assets      8.09        8.86        7.33        7.35        6.90        6.74 %

In October 1993, the Board of Directors authorized the Company to repurchase up to 12,000,000 shares of SunTrust common stock. Through December 31, 1994, the Company had repurchased 10,135,241 shares of SunTrust common stock with authority remaining to purchase an additional 1,864,759 shares.

LIQUIDITY

Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and other attractive market opportunities. A large stable, core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. It is enhanced by an investment portfolio structured to provide liquidity as needed, which occurred in 1994 when loan demand exceeded deposit growth. It is also strengthened by ready access to regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank deposit note program, commercial paper issuance by the Parent Company, and Federal Home Loan Bank (FHLB) advances for several subsidiary banks who are FHLB members.
                                      AR-21

TABLE 14 - LOAN MATURITY
                                                  Remaining Maturities of Selected Loans
                                                         Within         1-5         After
(In millions) At December 31, 1994           Total       1 Year        Years       5 Years
Loan Maturity
  Commercial                                $9,552.4     $5,458.8     $3,088.2     $1,005.4
  Real estate - construction                 1,151.1        971.5        179.0          0.6
   Total                                   $10,703.5     $6,430.3     $3,267.2     $1,006.0

Interest Rate Sensitivity
  Selected loans with:
    Predetermined interest rates                                      $1,987.8       $275.8
    Floating or adjustable interest rates                              1,279.4        730.2
       Total                                                          $3,267.2     $1,006.0

TABLE 15 - MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
                                                          At December 31, 1994
                                                                                                     Average
                                               1 Year      1-5        5-10     After 10              Maturity
(Dollars in millions)                         or Less     Years      Years      Years      Total     in Years
Distribution of Maturities:
 Amortized Cost
  U.S. Treasury and other U.S. government
   agencies and corporations                    $347.8   $3,223.8       $3.8      $   -   $3,575.4        2.7
  States and political subdivisions              205.3      458.8      246.5       47.5      958.1        3.8
  Mortgage-backed securities <F1>                 61.5    3,079.1      518.7        2.6    3,661.9        4.3
    Total debt securities                       $614.6   $6,761.7     $769.0      $50.1   $8,195.4        3.5
 Fair Value:
  U.S. Treasury and other U.S. government
   agencies and corporations                    $345.0   $3,037.5       $3.7       $  -   $3,386.2
  States and political subdivisions              213.4      460.0      250.0       48.7      972.1
  Mortgage-backed securities <F1>                 60.7    2,966.2      471.4        2.4    3,500.7
    Total debt securities                       $619.1   $6,463.7     $725.1      $51.1   $7,859.0

Weighted average yield(FTE):
  U.S. Treasury and other U.S. government
   agencies and corporations                      5.90 %     5.35 %     6.76 %        - %     5.41 %
  States and political subdivisions              10.19       8.74       9.69      10.22       9.36
  Mortgage-backed securities <F1>                 5.49       5.78       5.09          -       5.68
    Total debt securities                         7.34       5.79       6.68      10.22       6.02

<F1> Distribution of maturities is based on expected cash flows which may be different from the contractual terms.

TABLE 16 - MATURITY OF CERTIFICATES OF DEPOSIT AND OTHER
	   TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                   Other
                                     Certificates   Time
                                     of Deposit   Deposits     Total
(In millions) At December 31, 1994
Months to maturity:
 3 or less                             $764.5    $1,926.5    $2,691.0
 Over 3 through 6                       372.8         7.8       380.6
 Over 6 through 12                      395.6         9.9       405.5
 Over 12                                415.6        55.3       470.9
  Total                              $1,948.5    $1,999.5    $3,948.0

INTEREST RATE SENSITIVITY

SunTrust asset/liability management is charged with managing the balance sheet structure of the Company to optimize net interest income while minimizing the effect of interest rate changes on the net interest margin. SunTrust's objective is to maintain a neutral position relative to changes in interest rates. This is evidenced by the relative stability of the net interest margin in 1994, a period when interest rates increased dramatically. Simulation modeling is the tool used by SunTrust to evaluate its level of interest rate sensitivity, as well as to analyze balance sheet strategies. Table 17 represents a snapshot of the balance sheet structure as of year-end, but does not fully reflect the complexities of the interest sensitivity of the Company as reflected in its simulation modeling process. SunTrust utilizes interest rate swap transactions in a very limited fashion in the overall management of its interest sensitivity position. Table 19 contains summary information about these swap transactions.

TABLE 17 - INTEREST RATE SENSITIVITY ANALYSIS
                                                                    Repricing Within<F1>
                                                   0-30       31-90       91-180     181-365      Over 1
(Dollars in millions) At December 31, 1994         Days        Days        Days        Days        Year       Total
EARNING ASSETS
Loans <F2>                                      $11,457.8    $2,170.7    $1,984.6    $3,972.9    $8,636.9   $28,222.9
Investment securities <F3>                          432.7       222.9       320.2     1,020.2     6,386.4     8,382.4
Interest-bearing deposits                            47.9         0.9           -         0.6         6.6        56.0
Funds sold                                          940.7           -           -           -           -       940.7
  Total earning assets                           12,879.1     2,394.5     2,304.8     4,993.7    15,029.9    37,602.0

INTEREST-BEARING LIABILITIES
Interest-bearing deposits <F4>                   16,882.9     1,369.5     1,794.6     2,017.9     2,499.7    24,564.6
Funds purchased                                   4,351.9           -           -           -           -     4,351.9
Other short-term borrowings                         375.1       305.2        35.0        61.9         8.5       785.7
Long-term debt                                       16.8         2.3         0.9        24.0       886.4       930.4
  Total interest-bearing liabilities             21,626.7     1,677.0     1,830.5     2,103.8     3,394.6    30,632.6
Off-balance sheet financial instruments            (250.0)     (522.0)       50.0       (20.0)      742.0           -
Interest-sensitivity gap                        ($8,997.6)     $195.5      $524.3    $2,869.9   $12,377.3    $6,969.4
Cumulative gap                                  ($8,997.6)  ($8,802.1)  ($8,277.8)  ($5,407.9)   $6,969.4
Ratio of cumulative gap to total earning assets      23.9 %      23.4 %      22.0 %      14.4 %      18.5 %
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                     59.6       142.8       125.9       237.4       442.8
Cumulative gap at December 31, 1993             ($7,570.7)  ($5,881.7)  ($5,296.6)  ($2,466.2)   $7,280.5
Cumulative gap at December 31, 1992              (6,531.3)   (6,354.1)   (5,979.7)   (3,373.1)    6,305.6

<F1> The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
<F2> Excludes nonaccrual loans.
<F3> Includes trading account, does not include net unrealized gain of $916.6.
<F4> Savings, NOW and money market accounts can be repriced at any time;
     therefore, all such balances are included in 0-30 days. Consumer time and other time deposit balances are classified according to their remaining maturities.

OFF-BALANCE SHEET INSTRUMENTS

The Company uses off-balance sheet financial instruments in managing interest rate and other market risks. Certain instruments are also created as a service to customers. The Company controls the credit risk of these off-balance sheet instruments by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. In addition, the Company enters into master netting agreements which incorporate the right to net settlements of covered contracts with the same counterparty in the event of default or other termination of the agreement. The two major classes of instruments are derivative instruments and credit-related arrangements.

TABLE 18 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
                                                At December 31, 1994                    At December 31, 1993
                                             Contract or Notional Amount              Contract or Notional Amount
                                                                   Credit                                   Credit
                                                        For         Risk                         For         Risk
(In millions)                           End User     Customers     Amount        End User     Customers     Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                    $1,838         $888          $53         $2,188         $989          $85
  Futures and forwards                          -            -            -            477            -            -
  Options written                               -          370            -              -          416            -
  Options purchased                             -          360            -              -          401            4
   Total interest rate contracts            1,838        1,618           53          2,665        1,806           89
 Foreign exchange rate contracts              170            -           22            117            -           16
   Total derivatives contracts             $2,008       $1,618           75         $2,782       $1,806          105
Credit-related arrangements:
 Commitments to extend credit             $12,670                    12,670        $10,826                    10,826
 Standby letters of credit and similar
  arrangements                              2,618                     2,618          2,243                     2,243
   Total credit-related arrangements      $15,288                    15,288        $13,069                    13,069
When-issued securities:
 Commitments to sell                          $16                         -           $353                         -
 Commitments to purchase                        6                         -            395                       395
Total credit risk amount                                            $15,363                                  $13,569

Derivative Instruments
Derivative financial instruments, such as interest rate swaps, options, futures and forward contracts, are an important component of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to interest rate risk.

     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. Due to the characteristics of the Company's funding sources, the majority of interest rate swaps involve the Company receiving a fixed rate and paying a floating rate. Of the "receive fixed" swaps in Table 19, $250 million is to hedge fixed rate bank notes and $1,365 million is to hedge the fixed rate funding source of floating rate commercial loans. The Company records all swap income and expense as interest expense. The total reduction of interest expense for 1994, 1993 and 1992 related to interest rate swaps was $30.6 million, $43.6 million and $36.3 million. Included in those amounts is $0.4 million, $0.5 million and $0.3 million representing income from swaps entered into for customers. For interest rate swaps entered into by the Company as an end user, the following table shows the weighted average rate received and weighted average rate paid by maturity and corresponding notional amounts at December 31, 1994.

TABLE 19 - INTEREST RATE SWAPS
                                                  Average   Average    Average
(Dollars in millions)      Notional     Fair     Maturity     Rate       Rate
At December 31, 1994         Value      Value    In Months    Paid     Received
Gain position:
  Receive fixed              $510.0       $7.9        4.0       6.40 %     9.23 %
  Pay fixed                   156.6       11.3       57.8       6.11       8.42
  Total gain position         666.6       19.2
Loss position:
  Receive fixed             1,105.0      (16.2)      19.3       7.59       6.17
  Pay fixed                    66.0          -        3.2       6.58       6.40
  Total loss position       1,171.0      (16.2)
    Total                  $1,837.6       $3.0

Credit-Related Arrangements
In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees, and also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent future credit exposure or liquidity requirements.
     Unfunded commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.
     Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing, construction and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary.

EARNINGS AND BALANCE SHEET ANALYSIS 1993 VS. 1992

Net income was $473.7 million in 1993 compared with $404.4 million in 1992. This increase amounted to $69.3 million or 17.1%. Earnings per common share in 1993 were $3.77, a 20.4% increase over the preceding year.
     Net interest income for 1993 was relatively unchanged from 1992 despite a 6.4% growth in average assets. The Company's net interest margin declined from 5.16% in the fourth quarter of 1992 to 4.60% in the fourth quarter of 1993.
     The provision for loan losses decreased $45.1 million from $234.2 million to $189.1 million while the reserve for loan losses as a percentage of loans increased from 2.02% to 2.22%. Net charge-offs were 0.46% of loans in 1993 versus 0.66% in 1992. Nonperforming assets decreased $133.9 million from $544.6 million at December 31, 1992 to $410.7 million at December 31, 1993. The largest decrease in nonperforming assets in 1993 occurred in real estate loans - other, primarily commercial real estate, which was down $43.4 million or 27.1%.
     Noninterest income in 1993 was $726.5 million compared with $672.7 million in 1992. This represented an 8.0% growth with trust income and other charges and fees, both up by more than $20 million. The growth in other charges and fees was aided by the success of the STI Classic Funds. Noninterest expense was $1,408.4 million in 1993 versus $1,425.3 million in 1992. The Company's efficiency ratio was below 60% for the first time since SunTrust was formed in 1985. Personnel expense was up only 3.2% from 1992 levels, and other noninterest expenses were down as a result of a special program to control costs.
     Loans at December 31, 1993, were $25.3 billion or 7.7% greater than at year-end 1992. At December 31, 1993, deposits were $30.5 billion, an increase of $0.6 billion or 2.0% from 1992 year-end.

FOURTH QUARTER RESULTS

Net income per common share for the fourth quarter of 1994 was $1.13, an increase of 16.5% from $0.97 per share in the fourth quarter of 1993. Net income increased from $119.2 million in the 1993 fourth quarter to $132.3 million in the 1994 fourth quarter.

The main factors influencing these results were:

* The 1994 provision for loan losses of $35.2 million was $11.8 million lower than the $47.0 million in 1993. Net loan charge-offs for the current period were lower at $22.4 million versus $33.7 million in the 1993 fourth quarter.

* Average earning assets were $36.8 billion in the 1994 fourth quarter, 4.9% higher than in 1993. This gain, combined with a five basis point increase in the net interest margin, produced an increase of $25.2 million in net interest income on a taxable-equivalent basis.

* Noninterest income decreased by $13.1 million in the 1994 fourth quarter compared to the fourth quarter of 1993. Other charges and fees, including commissions on the sale of mutual funds, were down $8.9 million or 22.8%. Trust income was up $0.7 million or 1.2% over the 1993 fourth quarter.

* Improved returns from the sale of other real estate as part of the reduction of nonperforming assets were more than enough to explain a $0.3 million decrease in noninterest expense to $353.6 million. The decrease would have been more if not for a $9.4 million accrual in the fourth quarter of 1994 for committed expenses associated with strategic initiatives including changing the names of all our banks to "SunTrust."

* The provision for income taxes of $65.6 million was $12.2 million higher in the fourth quarter of 1994 than in the 1993 fourth quarter. The increase was the result of higher taxable income.

TABLE 20 - QUARTERLY FINANCIAL DATA
(Dollars in millions) except                               1994                                         1993
  per share data                         4          3          2          1          4           3          2          1
SUMMARY OF OPERATIONS
 Interest and dividend income           $691.9     $652.7     $621.1     $586.6     $588.6      $591.1     $588.9     $593.7
 Interest expense                        274.2      244.9      216.2      197.2      197.2       198.4      195.5      199.6
 Net interest income                     417.7      407.8      404.9      389.4      391.4       392.7      393.4      394.1
 Provision for loan losses                35.2       34.8       33.9       33.9       47.0        49.6       46.3       46.2
 Net interest income after
   provision for loan losses             382.5      373.0      371.0      355.5      344.4       343.1      347.1      347.9
 Noninterest income                      169.0      173.1      177.2      180.6      182.1       181.8      181.9      180.7
 Noninterest expense                     353.6      349.0      351.4      346.0      353.9       346.9      353.9      353.7
 Income before provision
   for income taxes                      197.9      197.1      196.8      190.1      172.6       178.0      175.1      174.9
 Provision for income taxes               65.6       65.2       65.4       63.0       53.4        57.7       56.4       59.4
 Net income                             $132.3     $131.9     $131.4     $127.1     $119.2      $120.3     $118.7     $115.5

 Net interest income
  (taxable-equivalent)                  $431.4     $421.7     $419.0     $403.5     $406.2      $409.4     $409.0     $409.8

PER COMMON SHARE
  Net income                             $1.13      $1.11      $1.09      $1.04      $0.97       $0.96      $0.94      $0.90
  Dividends declared                      0.36       0.32       0.32       0.32       0.32        0.28       0.28       0.28
  Book value                             29.85      29.79      28.61      28.74      29.47       23.06      22.40      22.05
  Market Price:
    High                                51 1/8     51 3/8     50 1/2     47 1/8     46          48         48 3/4     49 5/8
    Low                                 46 3/8     47 1/8     43 1/2     44 1/4     42 1/2      41 3/8     42 3/8     42
    Close                               47 3/4     48 3/4     48 3/8     44 5/8     45          44 1/2     47 1/8     46 5/8

SELECTED AVERAGE BALANCES
 Total assets                        $40,991.2  $40,391.4  $40,340.6  $40,226.5  $38,690.7   $37,552.5  $37,098.0  $36,736.4
 Earning assets                       36,790.8   36,161.2   35,941.1   35,536.6   35,071.4    34,141.0   33,650.5   33,306.0
 Loans                                27,614.0   26,746.4   25,991.6   25,269.1   24,786.6    24,283.6   24,093.8   23,471.4
 Total deposits                       31,338.2   31,338.4   30,755.0   30,060.4   30,091.6    29,551.1   29,732.3   29,351.5
 Realized shareholders' equity         2,964.7    2,991.2    2,956.2    2,927.6    2,916.2     2,902.6    2,845.4    2,835.1
 Total shareholders' equity            3,555.0    3,557.3    3,527.0    3,648.2    2,924.5     2,902.6    2,845.4    2,835.1

 Common equivalent shares (thousands)  117,054    119,271    120,602    121,657    123,435     125,241    126,135    127,867

Ratios (Annualized)
 ROA                                      1.31 %     1.33 %     1.34 %     1.32 %     1.22 %      1.27 %     1.28 %     1.27 %
 ROE                                     17.71      17.49      17.84      17.60      16.22       16.44      16.74      16.52
 Net interest margin                      4.65       4.63       4.68       4.60       4.60        4.76       4.87       4.99

TABLE 21 - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
	   AND AVERAGE YIELDS EARNED AND RATES PAID
                                                                   Quarter Ended
                                                  December 31, 1994             December 31, 1993
(Dollars in millions; yields on                Average   Income/  Yields/    Average   Income/  Yields/
 taxable-equivalent basis)                     Balances  Expense   Rates     Balances  Expense   Rates
Assets
Loans: <F1>
 Taxable                                      $26,887.1   $547.7    8.08 %  $24,034.9   $443.3    7.32 %
 Tax-exempt <F2>                                  726.9     16.4    8.93        751.7     14.1    7.46
   Total loans                                 27,614.0    564.1    8.11     24,786.6    457.4    7.32
Investment securities:
 Taxable                                        7,631.8    109.7    5.71      8,082.0    109.0    5.35
 Tax-exempt <F2>                                  974.6     23.6    9.60      1,105.5     27.7    9.98
   Total investment securities                  8,606.4    133.3    6.15      9,187.5    136.7    5.91
Funds sold                                        469.2      6.7    5.69        526.3      4.3    3.25
Other short-term investments <F2>                 101.2      1.5    5.78        571.0      5.0    3.43
   Total earning assets                        36,790.8    705.6    7.61     35,071.4    603.4    6.83
Reserve for loan losses                          (640.3)                       (556.0)
Cash and due from banks                         2,155.6                       2,313.8
Premises and equipment                            712.4                         715.5
Other assets                                    1,025.1                       1,132.6
Unrealized gains(losses) on
 investment securities                            947.6                          13.4
   Total assets                               $40,991.2                     $38,690.7

Liabilities and Shareholders' Equity
Interest-bearing deposits:
 NOW/Money market accounts                     $9,698.2    $62.6    2.56 %   $9,814.6    $52.8    2.13 %
 Savings                                        4,123.0     26.9    2.58      4,515.6     25.9    2.28
 Consumer time                                  6,833.8     76.2    4.43      6,528.9     64.5    3.92
 Other time <F3>                                3,585.0     39.7    4.40      2,077.1      9.3    1.78
   Total interest-bearing deposits             24,240.0    205.4    3.36     22,936.2    152.5    2.64
Funds purchased                                 3,270.1     42.3    5.13      3,382.6     24.2    2.84
Other short-term borrowings                       902.2     10.4    4.60        934.9      7.9    3.32
Long-term debt                                    919.1     16.1    6.96        629.5     12.6    7.97
   Total interest-bearing liabilities          29,331.4    274.2    3.71     27,883.2    197.2    2.81
Noninterest-bearing deposits                    7,098.2                       7,155.4
Other liabilities                               1,006.6                         727.6
Shareholders' equity                            2,964.7                       2,916.2
Net unrealized gains(losses) on
 investment securities                            590.3                           8.3
   Total liabilities and shareholders' equity $40,991.2                     $38,690.7

Interest rate spread                                                3.90 %                        4.02 %

Net Interest Income                                       $431.4                        $406.2

Net Interest Margin <F3>                                            4.65 %                        4.60 %

<F1> Interest income includes loan fees of $24.5 and $22.7 in the quarters ended
     December 31, 1994 and 1993. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

                                      AR-30


<F2> Interest income includes the effects of taxable-equivalent adjustments using a Federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.
     The net taxable-equivalent adjustment amounts included in the above table were $13.7 and $14.8 in the quarters ended December 31, 1994 and 1993.
<F3> Interest rate swap transactions used to help balance the Company's interest-
     sensitivity position reduced interest expense by $4.9 and $11.2 in the fourth quarter of 1994 and 1993, respectively. Without these swaps, the rate on Other time deposits and the net interest margin would have been 4.94% and 4.60% in 1994 and 3.91% and 4.47% in 1993.

TABLE 22 - QUARTERLY NONINTEREST INCOME AND EXPENSE
                                                                            Quarters
                                                           1994                                      1993
(In millions)                                4         3         2         1           4         3         2         1
Noninterest Income
 Trust income                               $61.4     $61.6     $63.4     $63.9       $60.7     $61.5     $63.0     $61.8
 Service charges on deposit accounts         53.7      54.3      54.2      56.2        56.6      57.5      55.9      55.9
 Other charges and fees                      30.0      28.6      30.8      31.7        38.9      36.4      34.3      32.5
 Credit card fees                            14.5      14.0      14.7      14.0        13.6      13.8      15.5      14.9
 Securities gains (losses)                   (4.7)     (0.9)      0.1       2.8         0.2       0.4       0.4       1.0
 Trading account profits and commissions      2.3       1.8       1.8       2.1         2.2       2.7       3.1       3.3
 Other income                                11.8      13.7      12.2       9.9         9.9       9.5       9.7      11.3
   Total noninterest income                $169.0    $173.1    $177.2    $180.6      $182.1    $181.8    $181.9    $180.7

Noninterest Expense
 Salaries                                  $138.1    $138.5    $137.5    $136.3      $134.7    $133.1    $131.2    $130.1
 Other compensation                          22.6      25.1      23.9      24.5        26.1      26.2      28.0      27.1
 Employee benefits                           26.9      23.6      23.6      26.6        26.0      22.6      23.3      26.6
 Net occupancy expense                       30.0      32.8      33.0      31.1        32.1      32.6      31.8      31.9
 Equipment expense                           25.9      25.7      25.8      25.9        26.1      25.6      25.3      26.1
 FDIC premiums                               16.6      16.8      16.7      16.5        16.0      16.6      17.0      16.6
 Marketing and community relations           19.7      11.0      14.1      12.4        11.2      11.6      12.2      13.0
 Postage and delivery                         8.5       8.5       8.4       8.7         8.2       8.2       8.0       8.0
 Operating supplies                           7.2       7.0       7.7       7.5         7.6       7.7       7.5       7.7
 Other real estate expense                   (2.0)     (0.9)      1.5      (0.8)        2.4       0.4       5.5       8.4
 Communications                               6.3       6.7       6.7       6.4         6.6       6.7       6.6       6.4
 Consulting and legal                         5.7       4.7       8.0       4.2         5.2       4.6       5.0       5.4
 Amortization of intangible assets            5.1       5.2       5.4       4.9         5.2       5.1       4.8       4.6
 Other expense                               43.0      44.3      39.1      41.8        46.5      45.9      47.7      41.8
   Total noninterest expense               $353.6    $349.0    $351.4    $346.0      $353.9    $346.9    $353.9    $353.7

TABLE 23 - SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND
	   ACCRUING LOANS PAST DUE 90 DAYS OR MORE (DOLLARS IN MILLIONS)
                                                                                Quarters
                                                                1994                                      1993
						 4         3         2         1           4         3         2         1
RESERVE FOR LOAN LOSSES
 Balance - Beginning of quarter                $634.2    $610.2    $588.1    $561.2      $547.9    $519.7    $501.0    $474.2
 Reserve of purchased bank                          -         -         -         -           -         -         -       8.0
 Provision for loan losses                       35.2      34.8      33.9      33.9        47.0      49.6      46.3      46.2
 Charge-offs                                    (33.7)    (25.8)    (25.0)    (29.2)      (46.3)    (35.5)    (41.5)    (39.9)
 Recoveries                                      11.3      15.0      13.2      13.9        12.6      14.1      13.9      12.5
 Balance - End of quarter                      $647.0    $634.2    $610.2    $588.1      $561.2    $547.9    $519.7    $501.0

RATIOS
  Reserve to loans outstanding - Quarter end     2.27 %    2.32 %    2.28 %    2.27 %      2.22 %    2.22 %    2.14 %    2.08 %
  Net loan charge-offs (annualized)
    to average loans                             0.32      0.16      0.18      0.25        0.54      0.35      0.46      0.47
  Provison to average loans (annualized)         0.50      0.52      0.52      0.54        0.75      0.81      0.77      0.80

NONPERFORMING ASSETS
 Nonaccrual loans                              $183.0    $206.7    $218.3    $232.5      $250.5    $281.9    $306.3    $339.5
 Restructured loans                               4.6       5.1       2.3       3.4        11.3      11.7      12.6       5.0
   Total nonperforming loans                    187.6     211.8     220.6     235.9       261.8     293.6     318.9     344.5
 Other real estate owned                         87.7     109.6     119.6     144.1       148.9     174.4     190.2     209.8
   Total nonperforming assets                  $275.3    $321.4    $340.2    $380.0      $410.7    $468.0    $509.1    $554.3

RATIOS
 Nonperforming loans to total loans              0.66 %    0.77 %    0.82 %    0.91 %      1.03 %    1.19 %    1.31 %    1.43 %
 Nonperforming assets to total loans
   plus other real estate owned                  0.96      1.17      1.27      1.46        1.61      1.88      2.08      2.28
 Reserve to nonperforming loans                 344.9     299.4     276.6     249.3       214.4     186.6     163.0     145.5

Accruing Loans Past Due 90 Days or More         $19.2     $19.0     $19.3     $21.9       $24.4     $29.1     $23.4     $28.6

BANKING INCOME

FLORIDA
Net income for SunBanks, Inc. increased 11.9% to $279.5 million in 1994. ROA in 1994 was 1.37%, 9 basis points higher than 1993. Major factors in improved earnings were an increase in loan demand, a decrease of $28.5 million in the provision for loan losses and a $13.0 million reduction in noninterest expense. The seven banks in Florida with more than $1 billion in assets contributed 76% of the net income of SunBanks, Inc.

Banks With Assets Exceeding $1 Billion
                                                           Net Income                     ROA
(Dollars in millions)                             1994       1993       % Change    1994       1993
SunBank, N.A. (Orlando)                           $72.5      $68.8        5.4 %      1.47 %     1.44 %
SunBank/South Florida, N.A. (Fort Lauderdale)      42.0       36.7       14.5        1.48       1.28
SunBank/Miami, N.A.                                30.1       26.6       13.1        1.26       1.09
SunBank of Tampa Bay                               27.0       21.2       27.5        1.44       1.13
SunBank of Volusia County (Daytona Beach)          14.0       13.3        5.4        1.38       1.45
SunBank/Gulf Coast (Sarasota)                      13.1       14.0       (6.7)       0.77       0.83
SunBank and Trust Company (Brooksville)            12.9        9.1       41.1        1.24       1.02

GEORGIA
Trust Company of Georgia continued its long history of excellent returns with an ROA of 1.62%. Net income rose 10.5% to $210.8 million in 1994. The 26.1% decline in the provision for loan losses was a major factor in the earnings improvement. Noninterest expense was down by 1.7%. Average earning assets rose 8.7% during the year with most of the increase attributable to loans which grew 9.4%.

Banks With Assets Exceeding $1 Billion
                                               Net Income                      ROA
(Dollars in millions)                  1994       1993       % Change    1994       1993
Trust Company Bank (Atlanta)          $159.0     $144.3       10.2 %      1.63 %     1.63 %

TENNESSEE/ALABAMA
Third National Corporation's earnings were up in 1994, with net income increasing 15.4% to $81.5 million. ROA in 1994 was 1.29% compared to 1.15% in 1993. A $9.0 million decrease in the provision for loan losses in 1994 was the major contributor to the increase in net income.

Banks With Assets Exceeding $1 Billion
                                                        Net Income                      ROA
(Dollars in millions)                            1994       1993       % Change    1994       1993
Third National Bank in Nashville                 $35.6      $29.4       21.3 %      1.19 %     1.00 %
American National Bank and Trust
  Company of Chattanooga                          18.8       17.2        9.1        1.36       1.32
Third National Bank of East Tennessee (Knoxville) 13.1       11.2       16.9        1.37       1.22

TABLE 24 - FINANCIAL HIGHLIGHTS OF BANKING SUBSIDIARIES
                                                                     Trust Company      Third National
                                               SunBanks, Inc.          of Georgia          Corporation
(Dollars in Millions)                         1994      1993       1994      1993       1994      1993
Summary of Operations
 Net interest income (FTE)                     $905.0    $880.4     $552.2    $529.8     $268.0    $264.2
 Provision for loan losses                       82.0     110.5       39.4      53.3       15.9      24.9
 Trust income                                   136.2     136.4       81.9      78.8       32.2      31.8
 Other noninterest income                       216.4     230.8      151.0     165.3       66.9      71.8
 Personnel expense                              296.2     312.5      176.9     183.2       94.6      96.3
 Other noninterest expense                      431.1     427.8      242.3     243.3      122.9     131.8
 Net income                                     279.5     249.9      210.8     190.8       81.5      70.7

Selected Average Balances
 Total assets                                  20,352    19,585     14,060    12,066      6,306     6,120
 Earning assets                                18,881    18,000     12,012    11,052      5,911     5,668
 Loans                                         13,943    12,660      8,450     7,722      3,997     3,696
 Total deposits                                16,746    16,782      9,139     7,972      5,065     4,984
 Realized shareholder's equity                  1,735     1,572      1,113     1,046        522       502

At December 31
 Total assets                                  21,006    20,041     14,880    14,185      6,605     6,332
 Earning assets                                19,646    18,264     12,473    12,044      6,213     5,892
 Loans                                         14,963    13,215      9,260     8,060      4,299     3,908
 Reserve for loan losses                          343       293        188       164        115       103
 Total deposits                                16,774    16,926     10,219     8,466      5,231     5,090
 Realized shareholder's equity                  1,809     1,619      1,173     1,079        524       499
 Total shareholders' equity                     1,702     1,663      1,879     1,769        488       517

Credit Quality
 Net loan charge-offs                            40.8      66.7       15.7      26.8        3.4      16.3
 Nonperforming loans<F1>                        113.5     168.1       56.6      72.3       17.0      20.8
 Other real estate owned<F1>                     40.3      54.7       13.7      31.0       33.8      63.1

Ratios
 ROA                                             1.37 %    1.28 %     1.62 %    1.58 %     1.29 %    1.15 %
 ROE                                            16.11     15.90      18.94     18.24      15.61     14.08
 Net interest margin                             4.79      4.89       4.60      4.79       4.53      4.66
 Efficiency ratio                                57.8      59.3       53.4      55.1       59.3      62.0
 Total shareholders' equity to assets            8.10      8.30      12.63     12.47       7.39      8.16
 Net loan charge-offs to average loans           0.29      0.53       0.19      0.35       0.09      0.44
 Nonperforming loans to total loans              0.76      1.27       0.61      0.90       0.39      0.53
 Nonperforming assets to total loans plus
  other real estate owned                        1.02      1.68       0.76      1.28       1.17      2.11
 Reserve to loans                                2.29      2.22       2.03      2.04       2.68      2.63
 Reserve to nonperforming loans                 302.0     174.5      332.1     227.1      679.5     493.7

<F1>At December 31.

SUPERVISION AND REGULATION

As a bank holding company, the Company is subject to the regulation and supervision of the Federal Reserve Board. The Companpy's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The
Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control be money supply and credit availability in order to influence the economy.
     The Bank Holding Company Act currently prohibits the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank holding company outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions will be abolished effective September 1995, and thereafter, bank holding companies from any state will be able to acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), providing certain conditions are met including that applicable state law must expressly permit de novo interstate branching.
     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions to commit resources to support such institutions in circumstances where it might not do so absent such policy, In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," or "significantly undercapitalized" as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

     There are various legal and regulatory limits on the extent to which the Company's subsidiary banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.
     There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.
     FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness; and that independent auditors attest to and report assertions in management's reports concerning compliance with such laws and regulations, using FDIC-approved audit procedures.
     SunTrust Securities, Inc. is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. Trusco Capital Management, Inc. is registered with the Securities and Exchange Commission and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended.
     SunTrust Capital Markets, Inc. (STCM) is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation. It serves as the investment banking arm of SunTrust Banks, Inc. The business activities of STCM include public finance, corporate finance and the sale of investment securities to corporations, institutions and governmental entities.

COMMUNITY REINVESTMENT

Our banks have prospered by operating on the philosophy - "Build your community, and you build your bank." This commitment to our communities includes efforts to serve the credit needs of low- and moderate-income, and other disadvantaged communities as well as small businesses. SunTrust bankers make thousands of calls in our communities each year. Our banks advertise in minority and non-English media to reach potential customers who may not be reached by more traditional marketing efforts. We participate, and often play a leading role, in lending consortia, community development corporations and other cooperative efforts with other financial institutions, local governments and non-profit organizations to help make credit available where it may be impossible to extend traditional loans.
     Our performance in 1994 shows a strong commitment to our communities. SunTrust's banks in 1994 approved more than 3,000 mortgage loans totaling $134 million to residents of low- and moderate-income neighborhoods. SunTrust also made nearly 19,000 consumer loans totaling $323 million to residents of these areas, and we made 32,000 small business loans under $100,000, totaling nearly $900 million. We continue to seek ways to serve these markets profitably and prudently, and to ensure that all qualified applicants receive the loans they need.

LEGAL PROCEEDINGS

The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.

COMPETITION

All aspects of the Company's business are highly competitive. The Company faces aggressive competition from other domestic and foreign lending institutions and from numerous other providers of financial services. The ability of nonbanking financial institutions to provide services previously reserved for commercial banks has intensified competition. Because nonbanking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility.

PROPERTIES

The Company's headquarters and the main offices of Trust Company of Georgia and Trust Company Bank are located in Atlanta, primarily in three office buildings owned by Trust Company Bank. These buildings contain a total of 547,120 square feet of office space. As of December 31, 1994, bank subsidiaries of the Company owned 476 of their 658 full-service banking offices, and leased the remaining banking offices. See Notes 6 and 15 of the Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS                                           Annual Report Page #
  Consolidated Statements of Income                      AR-39
  Consolidated Balance Sheets                            AR-40
  Consolidated Statements of Shareholders' Equity        AR-41
  Consolidated Statements of Cash Flow                   AR-42,AR-43
  Notes to Consolidated Financial Statements             AR-44 through AR-62
  Report of Independent Public Accountants               AR-63

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL INFORMATION

Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility, and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.
     The Company's independent public accountants, Arthur Andersen LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.
     The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee, composed entirely of directors who are not officers or employees of the Company, meets periodically with both management and the independent public accountants to ensure that each is carrying out its responsibilities. The independent public accountants have full and free access to the Audit Committee and meet with it, with and without management present, to discuss auditing and financial reporting matters.
     The Company assessed its internal control system as of December 31, 1994, in relation to criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Based on this assessment, the Company believes that, as of December 31, 1994, its system of internal controls over financial reporting met those criteria.

James B. Williams        John W. Spiegel        William P. O'Halloran
Chairman of the Board    Executive Vice         Senior Vice President
of Directors             President              and Controller
and Chief Executive      and Chief Financial
Officer                  Officer

ABBREVIATIONS
Within the consolidated financial statements and the notes thereto, the following references will be used:
		SunTrust Banks, Inc. - Company or SunTrust
		SunBanks, Inc. - Sun
		Trust Company of Georgia - TCG
		Third National Corporation - TNC
		SunTrust Banks, Inc. Parent Company - Parent Company

CONSOLIDATED STATEMENTS OF INCOME
                                                            Year Ended December 31
(Dollars in thousands except per share data)<F1>         1994          1993          1992
INTEREST INCOME
Interest and fees on loans                            $2,017,967    $1,804,814    $1,867,403
Interest and dividends on investment securities:
  Taxable interest                                       412,728       430,470       498,709
  Tax-exempt interest                                     66,984        75,948        88,451
  Dividends(1)                                            25,137        20,727        16,596
Interest on funds sold                                    17,100        10,589        16,843
Interest on deposits in other banks                        9,805        16,038        27,867
Other interest                                             2,656         3,781        21,687
  Total interest income                                2,552,377     2,362,367     2,537,556

INTEREST EXPENSE
Interest on deposits                                     704,803       632,307       832,372
Interest on funds purchased                              122,055        87,900        87,038
Interest on other short-term borrowings                   42,519        21,623         7,027
Interest on long-term debt                                63,119        48,839        48,560
  Total interest expense                                 932,496       790,669       974,997

NET INTEREST INCOME                                    1,619,881     1,571,698     1,562,559
Provision for loan losses - Note 5                       137,841       189,064       234,242
Net interest income after provision for loan losses    1,482,040     1,382,634     1,328,317

NONINTEREST INCOME
Trust income                                             250,296       246,963       226,051
Service charges on deposit accounts                      218,420       225,900       215,557
Other charges and fees                                   121,137       142,108       121,898
Credit card fees                                          57,154        57,835        58,847
Securities gains(losses)                                  (2,692)        2,001         5,140
Other noninterest income                                  55,612        51,649        45,258
  Total noninterest income                               699,927       726,456       672,751

NONINTEREST EXPENSE
Salaries and other compensation - Notes 11 and 12        646,529       636,444       619,593
Employee benefits - Note 11                              100,660        98,516        92,761
Net occupancy expense                                    126,855       128,355       134,764
Equipment expense                                        103,342       103,082       102,894
FDIC premiums                                             66,635        66,231        64,516
Marketing and community relations                         57,210        48,042        51,944
Postage and delivery                                      34,129        32,402        32,471
Operating supplies                                        29,421        30,539        30,623
Other noninterest expense                                235,221       264,817       295,734
  Total noninterest expense                            1,400,002     1,408,428     1,425,300
Income before provision for income taxes                 781,965       700,662       575,768
Provision for income taxes - Note 10                     259,221       226,933       171,371
NET INCOME                                              $522,744      $473,729      $404,397

Average common equivalent shares                     119,632,524   125,656,064   129,306,731
Net income per average common share                        $4.37         $3.77         $3.13
Dividends paid per common share                             1.32          1.16          1.03
(1) Includes dividends on common stock of
      The Coca-Cola Company                               18,824        16,411        13,515

<F1> See notes to consolidated financial statements.

                                     AR-39

CONSOLIDATED BALANCE SHEETS
                                                                       At December 31
(Dollars in thousands) <F1>                                           1994           1993
ASSETS
Cash and due from banks                                            $2,595,071     $2,363,694
Interest-bearing deposits in other banks                               56,040        475,856
Trading account                                                        98,110        112,522
Investment securities(1) - Note 3                                   9,318,521     10,643,953
Funds sold                                                            940,656        615,397
Loans - Notes 4,12 and 13                                          28,548,887     25,292,078
Reserve for loan losses - Note 5                                     (647,016)      (561,191)
  Net loans                                                        27,901,871     24,730,887
Premises and equipment - Note 6                                       714,666        715,868
Intangible assets                                                     237,416        206,460
Customers' acceptance liability                                        39,813         95,788
Other assets                                                          806,921        767,952
   Total assets                                                   $42,709,085    $40,728,377

LIABILITIES
Noninterest-bearing deposits                                       $7,653,776     $7,610,644
Interest-bearing deposits                                          24,564,640     22,875,161
  Total deposits                                                   32,218,416     30,485,805
Funds purchased                                                     4,351,896      3,795,373
Other short-term borrowings - Note 7                                  785,653      1,060,792
Long-term debt - Note 8                                               930,447        630,350
Acceptances outstanding                                                39,813         95,788
Other liabilities - Notes 9 and 10                                    929,529      1,050,686
   Total liabilities                                               39,255,754     37,118,794

Commitments and contingencies - Notes 2, 8, 11, 12, 15 and 16
SHAREHOLDERS' EQUITY - Note 11
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued
Common stock, $1.00 par value; 350,000,000 shares authorized(2)       130,461        130,461
Additional paid in capital                                            438,309        444,941
Retained earnings                                                   3,020,985      2,655,357
Treasury stock and other(3)                                          (706,499)      (384,951)
  Realized shareholders' equity                                     2,883,256      2,845,808
Unrealized gains(losses) on investment securities,
  net of taxes - Note 3                                               570,075        763,775
   Total shareholders' equity                                       3,453,331      3,609,583
   Total liabilities and shareholders' equity                     $42,709,085    $40,728,377

(1) Includes unrealized gains(losses) on investment securities       $916,578     $1,235,344
(2) Common shares outstanding                                     115,679,426    122,468,085
(3) Treasury shares of common stock                                14,781,218      7,992,559

<F1> See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                                       Unrealized
                                                                                                          Gains
                                                                   Additional               Treasury   (Losses) on
                                                         Common      Paid in    Retained    Stock and  Securities,
(In thousands) <F1>                                       Stock      Capital    Earnings   Other <F2>  Net of Taxes   Total
BALANCE, JANUARY 1, 1992                               $130,819    $469,482  $2,054,098    ($31,569)             $2,622,830
Net income                                                    -           -     404,397           -                 404,397
Cash dividends paid on common stock, $1.03 per share          -           -    (132,100)          -                (132,100)
Proceeds from exercise of stock options                      50      (3,300)          -       9,545                   6,295
Retirement of issued shares                                (467)    (25,905)          -      26,372                       -
Acquisition of treasury stock                                 -           -           -    (139,072)               (139,072)
Issuance of treasury stock for ESOP                           -         648           -       1,267                   1,915
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                   -       3,921           -       5,628                   9,549
Compensation element of restricted stock                      -           -           -      (9,549)                 (9,549)
Amortization of compensation element
  of restricted stock                                         -           -           -       5,438                   5,438
BALANCE, DECEMBER 31, 1992                              130,402     444,846   2,326,395    (131,940)              2,769,703
Net income                                                    -           -     473,729           -                 473,729
Cash dividends paid on common stock, $1.16 per share          -           -    (144,767)          -                (144,767)
Proceeds from exercise of stock options                      32      (4,393)          -       8,863                   4,502
Conversion of debentures                                     27         643           -           -                     670
Acquisition of treasury stock                                 -           -           -    (285,669)               (285,669)
Issuance of treasury stock for 401(k)                         -       2,238           -      19,770                  22,008
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                   -       1,607           -       5,775                   7,382
Compensation element of restricted stock                      -           -           -      (7,382)                 (7,382)
Amortization of compensation element
  of restricted stock                                         -           -           -       5,632                   5,632
Change in unrealized gains(losses) on securities, net         -           -           -           -     763,775     763,775
BALANCE, DECEMBER 31, 1993                              130,461     444,941   2,655,357    (384,951)    763,775   3,609,583
Net income                                                    -           -     522,744           -                 522,744
Cash dividends paid on common stock, $1.32 per share          -           -    (157,116)          -                (157,116)
Proceeds from exercise of stock options                       -      (7,092)          -      11,115                   4,023
Acquisition of treasury stock                                 -           -           -    (348,540)               (348,540)
Issuance of treasury stock for 401(k)                         -         466           -      10,809                  11,275
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                   -          (6)          -      (1,023)                 (1,029)
Compensation element of restricted stock                      -           -           -       1,029                   1,029
Amortization of compensation element
  of restricted stock                                         -           -           -       5,062                   5,062
Change in unrealized gains(losses) on securities, net         -           -           -           -    (193,700)   (193,700)
BALANCE, DECEMBER 31, 1994                             $130,461    $438,309  $3,020,985   ($706,499)   $570,075  $3,453,331

<F1> See notes to consolidated financial statements.
<F2> Balance at December 31, 1994 includes $675,160 for treasury stock and
     $31,339 for compensation element of restricted stock.

CONSOLIDATED STATEMENTS OF CASH FLOW
                                                        Year Ended Ended December 31
(In thousands)<F1>                                      1994         1993         1992
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                            $522,744     $473,729     $404,397
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                         133,018      140,170      133,388
 Provision for loan losses                             137,841      189,064      234,242
 Provision for losses on other real estate              14,138       19,534       29,364
 Deferred income tax benefit                            (4,716)     (11,402)     (40,934)
 Amortization of compensation element of
   restricted stock                                      5,062        5,632        5,438
 Securities (gains) losses, net                          2,692       (2,001)      (5,140)
 (Gains) losses on sale of loans, equipment, other
   real estate and repossessed assets, net             (21,556)      (9,821)      (6,660)
 Recognition of unearned loan income                  (195,978)    (198,273)    (140,088)
 Origination of loans for sale                        (509,702)  (1,124,544)    (871,554)
 Proceeds from sale of loans                           600,909    1,107,561      838,796
 Change in period-end balances of:
   Trading account                                      14,412      175,351       51,712
   Interest receivable                                 (38,163)      19,315       37,682
   Prepaid expenses                                    (51,129)     (24,904)     (10,671)
   Other assets                                           (842)       9,098      (23,763)
   Taxes payable                                        (8,123)      21,549       (1,811)
   Interest payable                                     31,999       (7,179)     (37,346)
   Other accrued expenses                              (18,713)      35,458       61,598
   Net cash provided by operating activities           613,893      818,337      658,650

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities    2,400,350    3,684,592    3,607,500
Proceeds from sales of investment securities         1,422,078      266,348      122,198
Purchases of investment securities                  (2,826,867)  (4,389,985)  (4,787,736)
Net (increase) decrease in loans                    (2,900,890)  (1,173,242)  (1,114,795)
Capital expenditures                                  (105,420)    (118,391)    (100,398)
Proceeds from sale of equipment, other real estate
  and repossessed assets                               131,538      195,303      168,252
Net funds (paid) received in acquisitions              (33,411)     102,617       (8,112)
Other                                                   23,215      (24,980)       3,149
  Net cash used by investing activities             (1,889,407)  (1,457,738)  (2,109,942)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits                  1,401,591     (329,376)     529,619
Net increase (decrease) in funds purchased
  and other short-term borrowings                      239,826      838,179    1,001,507
Proceeds from issuance of long-term debt               580,572       42,865      208,938
Repayment of long-term debt                           (308,022)     (54,494)    (131,522)
Proceeds from the exercise of stock options              4,023        4,502        6,295
Payments to acquire treasury stock                    (348,540)    (285,669)    (139,072)
Dividends paid                                        (157,116)    (144,767)    (132,100)
  Net cash provided by financing activities          1,412,334       71,240    1,343,665
Net increase (decrease) in cash and cash equivalents   136,820     (568,161)    (107,627)
Cash and cash equivalents at beginning of year       3,454,947    4,023,108    4,130,735
Cash and cash equivalents at end of year            $3,591,767   $3,454,947   $4,023,108

<F1> See notes to consolidated financial statements

                                     AR-42

SUPPLEMENTAL DISCLOSURE
CONSOLIDATED STATEMENTS OF CASH FLOW
                                                        Year Ended Ended December 31
(In thousands)<F1>                                      1994         1993         1992
Interest paid                                         $900,497     $797,359   $1,011,806
Income taxes paid                                      275,465      255,273      216,663

<F1> See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ACCOUNTING POLICIES

Accounting policies that significantly affect the determination of results of operations, financial position, and cash flow are summarized below.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition.

Purchase Accounting: Following the purchase method of accounting, the assets and liabilities of purchased banks are stated at estimated fair values at the date of acquisition.

Trading Account: Trading account assets are carried at market value. Gains and losses are determined using the specific identification method.

Investment Securities: Investment securities are classified as available-for-sale and are carried at market value with unrealized gains and losses, net of any tax effect, added to or deducted from realized shareholders' equity to determine total shareholders' equity.

Loans: Interest income on all classifications of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal. Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities are deferred until the loan is advanced and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period.
     Statements of Financial Accounting Standards No. 114 (FAS 114) "Accounting by Creditors for Impairment of a Loan" and No. 118 (FAS 118) "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" are effective for fiscal years beginning after December 15, 1994. FAS 114 and FAS 118 address the accounting by creditors for impairment of a loan and loans that are restructured in a troubled debt restructuring. SunTrust will adopt these standards in the first quarter of 1995. It is estimated that such adoption will have no material effect on the earnings or financial condition of the Company.

Reserve for Loan Losses: The reserve is that amount considered adequate to absorb possible losses in the portfolio based on management's evaluation of the size and current risk characteristics of the loan portfolio, the fair value of underlying collateral and prior loan loss experience as well as the impact of current economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these risks.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets' estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and betterments are capitalized.

Intangible Assets: Intangible assets consist primarily of goodwill associated with purchased banks which is being amortized on the straight-line method over various periods ranging from fifteen to forty years. Intangible assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the writedown would be material, an assessment of recoverability is performed prior to any writedown of the asset.

Income Taxes: Deferred income tax assets and liabilities result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Earnings per Share: Earnings per common share are based on the weighted average number of common shares outstanding during each period, plus common shares calculated for stock options and restricted stock outstanding using the treasury stock method. Fully diluted per common share data are not materially different than the primary per common share data presented.

Cash Flow: For purposes of reporting cash flow, cash and cash equivalents include only those items with an original maturity of three months or less which includes cash and due from banks, interest-bearing deposits in other banks and funds sold.

Interest Rate Contracts: Amounts receivable or payable under interest rate contracts used to manage interest rate risks arising from the Company's financial assets and financial liabilities are accounted for on the accrual basis of accounting and recognized as an adjustment to interest income or expense depending on the specific instrument being hedged. Gains and losses on early terminations of contracts are included in the carrying amount of the related asset or liability and amortized as yield adjustments over their remaining terms.

NOTE 2 - ACQUISITIONS

On February 17, 1994, the Company purchased all the issued and outstanding stock of Regional Investment Corporation (RIC), the parent of Andrew
Jackson Savings Bank located in Tallahassee, Florida for approximately $65.1 million in cash. At the date of purchase RIC had total assets of $436.8 million. The acquisition was accounted for as a purchase. The results of operations of RIC from the date of acquisition are included in the Company's financial statements.
     On March 15, 1993, the Company merged The Flagler Bank Corporation (Flagler), located in West Palm Beach, Florida, into a subsidiary of SunTrust and issued 1,230,183 shares of SunTrust common stock for all the outstanding shares of Flagler. The merger was accounted for as a pooling-of-interests. At December 31, 1992, Flagler had assets of $452.2 million.
     On February 22, 1993, the Company purchased all the issued and outstanding stock of Coast Federal Savings Bank (Coast) located in Sarasota, Florida in exchange for approximately $46 million in cash. At the date of purchase Coast had total assets of $1.1 billion. The acquisition was accounted for as a purchase and the results of operations of Coast are included in the Company's financial statements from the date of acquisition.
     On January 30, 1993, the Company merged First United Bancorp, Inc. (First United) located in Florence, Alabama with a subsidiary of SunTrust and issued 1,214,466 shares of SunTrust common stock for all the outstanding shares of First United. The merger was accounted for as a pooling-of-interests. At December 31, 1992, First United had assets of $384.1 million. First United was merged into TNC in December 1994.
     On January 1, 1993, the Company merged HomeTrust Bank of Georgia (HomeTrust) located in Gainesville, Georgia into a subsidiary of SunTrust and issued 709,028 shares of SunTrust common stock for all the outstanding shares of HomeTrust. At December 31, 1992, HomeTrust had assets of $309.5 million. The merger was accounted for as a pooling-of-interests.
	At December 31, 1994, the Company had an agreement to purchase all the issued and outstanding stock of Peoples State Bank (Peoples) located in New Port Richey, Florida in exchange for a combination of SunTrust common stock and cash. At December 31, 1994, Peoples had total assets of $123.2 million. The acquisition will be accounted for as a purchase.

NOTE 3 - INVESTMENT SECURITIES

Investment securities were as follows at December 31:

                                                               1994
					 Amortized       Fair      Unrealized   Unrealized
(In thousands)                              Cost          Value        Gains        Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                           $3,575,391   $3,386,107       $1,153     $190,437
States and political subdivisions           958,201      972,181       29,090       15,110
Mortgage-backed securities                3,661,832    3,500,596        3,366      164,602
Common stock of
  The Coca-Cola Company                         110    1,242,862    1,242,752            -
Other securities                            206,409      216,775       12,374        2,008
   Total investment securities           $8,401,943   $9,318,521   $1,288,735     $372,157

                                                                1993
					 Amortized       Fair      Unrealized   Unrealized
(In thousands)                              Cost          Value        Gains        Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                           $3,774,360   $3,813,946      $40,615       $1,029
States and political subdivisions         1,080,277    1,157,602       77,974          649
Mortgage-backed securities                4,319,345    4,343,360       36,780       12,765
Common stock of
  The Coca-Cola Company                         110    1,076,946    1,076,836            -
Other securities                            234,517      252,099       18,389          807
   Total investment securities           $9,408,609  $10,643,953   $1,250,594      $15,250

The amortized cost and fair value of debt securities at December 31, 1994, by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

					 Amortized       Fair
(In thousands)                               Cost         Value
Due in one year or less                    $553,114     $558,428
Due in one year through five years        3,682,575    3,497,458
Due after five years through ten years      250,438      253,677
After ten years                              47,465       48,725
Mortgage-backed securities                3,661,832    3,500,596
    Total                                $8,195,424   $7,858,884

Proceeds from sale of investments in debt securities were $1,422.1 million, $266.3 million and $122.2 million in 1994, 1993 and 1992. Gross realized gains were $4.6 million, $2.1 million and $5.2 million and gross realized losses on such sales were $7.3 million, $0.1 million and $0.1 million in 1994, 1993 and 1992.
     The fair value of investment securities pledged to secure public deposits, trust and other funds was $4.5 billion and $5.3 billion at December 31, 1994 and 1993, respectively.

NOTE 4 - LOANS

The composition of the Company's loan portfolio at December 31, 1994 and 1993 was as follows:

(In thousands)                               1994          1993
Commercial, financial and agricultural:
  Domestic                                $9,279,163    $8,190,274
  International                              273,235       197,783
Real estate:
  Construction                             1,151,114     1,083,220
  Mortgage, 1-4 family                     8,380,510     7,013,757
  Other                                    4,516,304     4,456,788
Lease financing                              411,001       328,062
Credit card                                  690,462       698,186
Other consumer loans                       3,947,098     3,324,008
   Loans                                 $28,548,887   $25,292,078

The gross amount of interest income that would have been recorded in 1994, 1993 and 1992 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at the contractual rate, was $18.5, $23.8, and $31.3 million, while interest income actually recognized was $10.5, $10.7, and $11.8 million. Total nonaccrual and restructured loans at December 31, 1994 and 1993 were $187.6 and $261.8 million, respectively.
     In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their affiliates. The aggregate dollar amount of these loans, as defined, was $104.4 million at December 31, 1994 and $108.1 million at December 31, 1993. During 1994, $266.0 million of such loans were made and repayments totaled $269.7 million. None of these loans has been restructured, nor were any related party loans charged off during 1994.

NOTE 5 - RESERVE FOR LOAN LOSSES

Activity in the reserve for loan losses is summarized as follows:

(In thousands)                             1994        1993        1992
Balance at beginning of year             $561,191    $474,179    $380,982
Reserve of purchased banks                  8,274       7,995       6,362
Provision charged to operating expense    137,841     189,064     234,242
Loan charge-offs                         (113,677)   (163,149)   (201,996)
Loan recoveries                            53,387      53,102      54,589
Balance at end of year                   $647,016    $561,191    $474,179

It is the opinion of management that the reserve was adequate at December 31, 1994, based on conditions reasonably known to management; however, the reserve may be increased or decreased based on loan growth, changes in internally generated credit quality ratings of the loan portfolio, or changes in general economic conditions.

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 1994 and 1993 were as follows:

(In thousands)                  Useful Life   1994          1993
Land                                           $206,125      $201,577
Buildings and improvements       3-55 years     547,203       540,071
Leasehold improvements           5-30 years     104,588        99,114
Furniture and equipment          3-20 years     571,704       538,584
Construction in progress                         19,057        15,514
					      1,448,677     1,394,860
Less accumulated depreciation
  and amortization                              734,011       678,992
  Total                                        $714,666      $715,868

Net premises and equipment include $23.8 million and $24.5 million at December 31, 1994 and 1993, respectively, related to capital leases. The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were $2.4 million and $4.4 million at December 31, 1994 and 1993, respectively.

NOTE 7 - OTHER SHORT-TERM BORROWINGS

Other short-term borrowings at December 31, 1994 and 1993 consisted of the following:
						    1994         1993
(In thousands)
Commercial paper, 1994 interest rates from
  5.128% to 6.743%                                $202,072     $221,324
Bank notes, 1994 interest rate of 3.50%            250,000      700,000
Other                                              333,581      139,468
  Total                                           $785,653   $1,060,792

At December 31, 1994, $240.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs.

NOTE 8 - LONG-TERM DEBT

A summary of long-term debt at December 31, 1994 and 1993 is as follows:

(In thousands)                       1994         1993
PARENT COMPANY
8.875% notes due 1994                    -     $100,000
8.375% notes due 1996               74,500       74,500
8.875% notes due 1998               94,500      100,000
Floating rate notes due 1999       200,000            -
7.375% notes due 2002              200,000      200,000
7.50% debentures due 2002           12,168       12,973
6.125% notes due 2004              200,000            -
Capital lease obligation             6,568        6,888
  Total Parent Company             787,736      494,361

SUBSIDIARIES
Capital lease obligations           23,992       24,634
FHLB advances and other            118,719      111,355
  Total subsidiaries               142,711      135,989
  Total long-term debt            $930,447     $630,350

Principal amounts due for the next five years on long-term debt at December 31, 1994 are: 1995 - $43.9 million; 1996 - $90.9 million; 1997 -
$18.8 million; 1998 - $110.8 million; 1999 - $209.8 million.
     The 7.50% debentures can be redeemed in varying amounts prior to their scheduled maturity dates, subject to payment of redemption premiums in certain cases.
     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity and maximum borrowings by the Company. As of December 31, 1994 the Company was in compliance with all covenants and provisions of long-term debt agreements.
     TNC is subject to certain debt agreements for which the outstanding amounts are shown under "Parent Company" above. Under the most restrictive covenants of these agreements, approximately $302.3 million was available for dividend payments at December 31, 1994, by TNC to SunTrust. Sun and TCG have no restrictive debt covenants.
     In the summary table of long-term debt, $281.4 million in 1994 and $120.4 million in 1993 qualify as Tier 2 capital as currently defined by Federal bank regulators. At December 31, 1994 the Company's capital exceeded all minimum regulatory requirements. Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by Federal and state bank regulatory authorities. Retained earnings available for payment of cash dividends to Sun, TCG and TNC under these regulations were approximately $389.4 million at December 31, 1994. In addition, banks and bank holding companies are subject to minimum regulatory capital levels. SunTrust and each of its subsidiary banks are in compliance with all capital requirements.

NOTE 9 - INCOME TAXES

The provision for income taxes for the three years ended December 31, 1994 consisted of the following:

(In thousands)                                  1994       1993       1992
Provision for federal income taxes:
  Current                                     $252,287   $226,447   $201,788
  Prepaid                                      (23,565)   (22,494)   (47,169)
    Total provision for federal income taxes   228,722    203,953    154,619

Provision for state income taxes:
  Current                                       11,650     11,888     10,517
  Deferred                                      18,849     11,092      6,235
    Total provision for state income taxes      30,499     22,980     16,752
    Total                                     $259,221   $226,933   $171,371

     The Company's income before provision for income taxes from international operations was not significant.
     The Company's provision for income taxes for the three years ended December 31, 1994 differs from the amount computed by applying the statutory federal income tax rate of 35% in 1994 and 1993 and 34% in 1992 to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                   1994       1993       1992
Tax provision at federal statutory rate       $273,689   $245,232   $195,761
Increase (decrease) resulting from:
  Tax-exempt interest                          (36,997)   (41,704)   (46,695)
  Disallowed interest deduction                  3,183      3,061      4,136
  Income tax credits                            (1,409)      (970)      (973)
  State income taxes, net of federal benefit    19,796     14,937     10,910
  Dividend exclusion                            (5,154)    (4,341)    (3,529)
  Other                                          6,113     10,718     11,761
    Provision for income taxes                $259,221   $226,933   $171,371

     Temporary differences create deferred tax assets and liabilities which are detailed below for December 31, 1994 and 1993:

                                                   Deferred  Tax
                                                Assets (Liabilities)
                                                 1994          1993
(In thousands)
Loan loss reserve                              $243,585     $210,682
Depreciation                                    (14,967)     (15,522)
Employee benefits                               (54,568)     (45,742)
Unrealized gains (losses) on
 investment securities                         (346,505)    (471,569)
Leasing                                         (78,609)     (72,106)
Other real estate                                19,949       21,592
Other                                           (16,164)     (23,485)
  Total deferred tax asset (liability)        $(247,279)   $(396,150)

     SunTrust and its subsidiaries file consolidated income tax returns where permissible. Each subsidiary remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity. The Company's federal and state income tax returns are subject to review and examination by government authorities. Various such examinations are now in progress covering SunTrust's income tax returns for certain prior years. In the opinion of management, any adjustments which may result from these examinations will not have a material effect on the Company's consolidated financial statements.

NOTE 10 - RETIREMENT PLANS AND EMPLOYEE BENEFITS

SunTrust maintains a noncontributory qualified retirement plan (Plan) covering all employees meeting certain age and service requirements. The Plan provides benefits based on salary and years of service. The Company funds the Plan with at least the minimum amount required by ERISA. The Plan's net periodic expense is summarized as follows:

                                               Year Ended December 31
(In thousands)                              1994         1993         1992
Service cost - benefits earned
  during the period                        $21,754      $19,401      $18,200
Interest cost on projected
  benefit obligations                       21,860       19,670       18,446
Actual return on Plan assets                11,053      (31,515)     (18,945)
Net amortization and deferral              (48,184)      (1,873)     (12,340)
  Net periodic Plan expense                 $6,483       $5,683       $5,361

     The funded status of the Plan at December 31 was as follows:

(In thousands)                                          1994         1993
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $220,122 in 1994 and $202,674 in 1993   ($255,874)   ($234,305)
 Projected benefit obligation for service
  rendered to date                                    ($292,672)   ($270,653)
Plan assets at fair value                               347,408      350,075
Plan assets in excess of projected benefit obligation    54,736       79,422
Unrecognized net (gain)loss since transition             80,986       35,382
Unrecognized prior service cost                         (20,488)     (23,378)
Unrecognized net asset at transition being
  amortized over 14 years                               (25,797)     (30,006)
Prepaid pension expense included in other assets        $89,437      $61,420

     At December 31, 1994, the Plan assets consisted of listed common stocks, U.S. government and agency securities and units of certain trust funds administered by subsidiary banks of the Company. No shares of SunTrust common stock were included in the assets of the Plan. The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.25% and 4.5% in 1994, 7.5% and 4.5% in 1993 and 8.25% and 5.5% in 1992. The
expected long-term rate of return on assets was 9.25% in 1994 and 9% in 1993 and 1992.
     SunTrust also has a nonqualified defined benefit plan that covers key executives of the Company for which cost is accrued but is unfunded. At December 31, 1994 and 1993, the projected benefit obligation for this plan was $13.1 million and $10.9 million. Included in other liabilities at December 31, 1994 and 1993, is $10.0 million and $8.3 million representing accumulated benefit obligations. The expense of the nonqualified plan was $3.2 million, $2.6 million, and $2.9 million in 1994, 1993 and 1992.

     Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees. As currently structured, substantially all employees become eligible for benefits upon full-time employment and, at the option of SunTrust, may continue them if they reach retirement age while working for the Company. Certain benefits are prefunded in taxable and tax-exempt trusts.
     In the first quarter of 1993 SunTrust began charging postretirement benefits to expense during the years that the employees render service. Prior to this, SunTrust charged an amount to expense which was generally equal to benefits paid during the year. The Accumulated Postretirement Benefit Obligation was $61.2 million as of January 1, 1993 with an unrecognized net transition obligation of $57.9 million which is being amortized to expense over twenty years. The estimated annual expense is not significantly different from the previous amounts.
     The Retiree Health Plan provides medical benefits for retirees and eligible dependents under an indemnity and managed care arrangement whose costs are shared by SunTrust and the retiree. For employees who retired on or prior to January 1, 1993, it is anticipated that future cost increases will be shared by SunTrust and these retirees through increased deductibles, co-insurance, and retiree contributions. For employees who retire after January 1, 1993, SunTrust's cost sharing will remain fixed at the 1993 level and future cost increases will be paid solely by these retirees.
     The Retiree Life Plan provides a fixed life insurance amount to eligible current retirees and current active employees who reach retirement age while working for the Company. The cost of this benefit is entirely paid for by the Company.
     The Retiree Health and Life Plans' net periodic expense for the two years ended December 31 were as follows:

(In thousands)                                        1994        1993
Service cost - benefits earned
  during the period                                  $1,809      $1,302
Interest cost on projected benefit obligations        5,239       4,887
Actual return on Plan assets                          3,110      (5,589)
Deferral of asset gain (loss)                        (9,047)         71
Amortization of transition obligation                 2,892       2,892
Net cost                                             $4,003      $3,563

The funded status of the Retiree Health and Life Plan at December 31 was as follows:

(In thousands)                                        1994        1993
Accumulated postretirement benefit obligation (APBO):
Fully eligible actives                              $(8,881)    $(7,666)
Other actives                                       (11,512)    (12,663)
Retirees                                            (47,214)    (38,503)
Total APBO                                          (67,607)    (58,832)
Plan assets at fair value                            93,063      80,899
Plan assets in excess of APBO                        25,456      22,067
Unrecognized net (gain) or loss                      14,031       9,932
Unrecognized prior service cost                           -           -
Unrecognized net transition obligation               52,066      54,959
Prepaid postretirement benefit expense
  included in other assets                          $91,553     $86,958

Incremental effect of 1% increase in the health care trend rate:
On APBO                                             $(3,375)    $(3,256)
On service cost plus interest                           263         249

For the Retiree Health Plan, the weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.25% for 1994 and 7.5% for 1993. The assumed net health care cost trend rate used to measure the expected cost of pre-Medicare eligible benefits under the plan was 12% for 1995 and is assumed to decrease 0.75% per year beginning in 1996 until the ultimate health care trend of 5.5% is reached in the year 2004. The assumed net health care cost trend rate used to measure the expected cost of post-Medicare eligible benefits under the plan was 11.0% for 1995 and is assumed to decrease 0.50% per year starting in 1996 until the ultimate health care trend of 5.5% is reached in the year 2006. For the Retiree Life Plan, the weighted average discount rate for determining the accumulated postretirement benefit obligation was 8.25% for 1994 and 7.5% for 1993.
     The Retiree Health and Life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1994, these Plan assets consist of common trust funds, U.S. government securities, corporate bonds and notes and a cash equivalent cash reserve fund. The assumed weighted average long-term rate of return on the assets was 6.5%.
     Under various qualified plans, SunTrust provides profit sharing or incentive compensation to eligible participating employees. Award amounts are based on eligible compensation and earnings performance. The expense under these plans, classified as salaries and other compensation, was $34.1 million for 1994, $42.8 million for 1993 and $52.1 million for 1992.
     In addition SunTrust has a Management Incentive Plan for key executives that provides for annual cash awards, if any, based on eligible compensation and earnings performance. SunTrust also has a Performance Unit Plan for key executives for which awards, if any, are based on multi-year earnings performance in relation to earnings goals as established by the Compensation Committee of the SunTrust Board of Directors. SunTrust's expenses under these plans, classified as salaries and other compensation, were $16.1 million for 1994, $17.5 million for 1993 and $15.4 million for 1992.

NOTE 11 - EXECUTIVE STOCK PLAN

The Company has an Executive Stock Plan (Stock Plan) under which the Compensation Committee of the Board of Directors has the authority to grant stock options and restricted stock to key employees of the Company. Eight million shares of common stock are reserved for issuance under the Stock Plan of which no more than three million shares may be issued as restricted stock.
     Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax qualified incentive stock options or nonqualified options. There was no expense recorded as a result of the grant or exercise of any of the stock options. The following table presents information on stock options:

                                             Total     Exercisable       Option
                                            Option       Option           Price
                                            Shares       Shares           Range
Options outstanding at January 1, 1992     2,383,368    2,127,068   $6.14 - 35.75
Granted                                       88,900            -    40.75
Options which became exercisable                   -      176,300    22.375 - 35.75
Exercised                                   (454,078)    (454,078)   6.14 - 35.75
Options outstanding at December 31, 1992   2,018,190    1,849,290    13.50 - 40.75
Granted                                       97,600            -    43.25
Options which became exercisable                   -      108,900    22.375 - 40.75
Exercised                                   (245,026)    (245,026)   13.50 - 40.75
Cancelled or expired                             (38)         (38)   16.45
Options outstanding at December 31, 1993   1,870,726    1,713,126    13.625 - 43.25
Granted                                      162,600            -    47.125-49.375
Options which became exercisable                   -      227,400    22.375-49.375
Exercised                                   (347,130)    (347,130)   13.625-43.25
Cancelled or expired                          (1,000)      (1,000)   43.25
Options outstanding at December 31, 1994   1,685,196    1,592,396   $16.375-49.375

     With respect to Performance Restricted Stock (Performance Stock), shares must be granted, awarded and vested before participants take full title to the Performance Stock. After Performance Stock is granted by the Compensation Committee (Committee) of the Board of Directors, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards vest on the earlier of: (i) fifteen years after the date shares are awarded to participants; (ii) attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded and unvested Performance Stock and participants may exercise voting privileges on such shares. The compensation element for Performance Stock is equal to the fair market value of the shares at the date of award and is being amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first.
     Amortization of the compensation element is included in salaries and other compensation and the unamortized deferred compensation element is included in treasury stock and other as a reduction of shareholders' equity. The following table presents information on restricted stock:

                                        Restricted     Deferred
(In thousands)                            Shares     Compensation
Balance at January 1, 1992               1,181,400       $31,569
Granted                                    271,600        10,558
Forfeited                                  (27,000)            -
Vested                                     (32,000)       (1,009)
Amortization of compensation element             -        (5,438)
Balance at December 31, 1992             1,394,000        35,680
Granted                                    154,400         7,508
Forfeited                                   (4,000)         (126)
Vested                                     (32,600)            -
Amortization of compensation element             -        (5,632)
Balance at December 31, 1993             1,511,800        37,430
Forfeited                                  (31,000)       (1,029)
Vested                                     (60,200)            -
Amortization of compensation element             -        (5,062)
Balance at December 31, 1994             1,420,600       $31,339

     The SunTrust Banks, Inc. 1995 Executive Stock Plan ("the 1995 Stock Plan") was adopted by the Board of Directors of the Company on November 8, 1994, subject to and effective upon approval by the shareholders at the 1995 Annual Meeting. Upon approval of the 1995 Stock Plan by the shareholders, management anticipates that no further grants will be made under the Stock Plan currently in place. Grants that may be made under the 1995 Stock Plan are not currently determinable.

NOTE 12 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest or currency exchange rates will cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.
     The Company controls the credit risk of its off-balance sheet portfolio by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

                                               At December 31, 1994                    At December 31, 1993
                                           Contract or Notional Amount              Contract or Notional Amount
                                                                  Credit                                    Credit
                                                        For         Risk                         For         Risk
(In millions)                           End User     Customers     Amount        End User     Customers     Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                    $1,838         $888          $53         $2,188         $989          $85
  Futures and forwards                          -            -            -            477            -            -
  Options written                               -          370            -              -          416            -
  Options purchased                             -          360            -              -          401            4
   Total interest rate contracts            1,838        1,618           53          2,665        1,806           89
 Foreign exchange rate contracts              170            -           22            117            -           16
   Total derivatives contracts             $2,008       $1,618           75         $2,782       $1,806          105
Credit-related arrangements:
 Commitments to extend credit             $12,670                    12,670        $10,826                    10,826
 Standby letters of credit and similar
  arrangements                              2,618                     2,618          2,243                     2,243
   Total credit-related arrangements      $15,288                    15,288        $13,069                    13,069
When issued securities:
 Commitments to sell                          $16                         -           $353                         -
 Commitments to purchase                        6                         -            395                       395
Total credit risk amount                                            $15,363                                  $13,569

Derivatives
     The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to market risk.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The notional or contract amount of interest rate contracts is not a measure of credit risk. The true measure of credit exposure is the replacement cost of contracts which have become favorable to the Company, the mark-to-market exposure amount.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. Due to the characteristics of the Company's funding sources, the majority of swaps involve the Company receiving a fixed rate and paying a floating rate. At December 31, 1994 and 1993 there were no deferred gains or losses relating to terminated interest rate swap contracts. The Company records all swap income and expense in the interest expense category. The total reduction of interest expense for 1994, 1993 and 1992 related to interest rate swaps was $30.6 million, $43.6 million, and $36.3 million. Included in those amounts are $0.4 million, $0.5 million, and $0.3 million representing income from swaps entered into for customers.

     Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures is the risk that the exchange may default. Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
     The Company also enters into transactions involving "when-issued securities". When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. The credit risk in commitments to purchase is represented by the contract amount since the underlying instrument that the Company is obligated to buy is subject to credit risk.

Credit-Related Arrangements
     In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees, and also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent future credit exposure or liquidity requirements.
     Unfunded commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.
     Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing, construction and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary.

NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant exposure to any individual customer or counterparty. The major concentrations of credit risk for the company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by real estate. At December 31, 1994 the Company had $14.0 billion in loans and an additonal $1.7 billion in commitments to extend credit for loans secured by real estate. A geographic concentration arises because the Company operates primarily in the southeastern region of the United States.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1994 and 1993:

                                                 1994                        1993
                                         Carrying       Fair         Carrying       Fair
(In thousands)                            Amount        Value         Amount        Value
Financial assets:
  Cash and short-term investments       $3,591,767   $3,591,767     $3,454,947   $3,454,947
  Trading account                           98,110       98,110        112,522      112,522
  Investment securities                  9,318,521    9,318,521     10,643,953   10,643,953
  Loans                                 28,548,887   28,317,927     25,292,078   25,403,676

Financial liabilities:
  Deposits                              32,218,416   32,193,724     30,485,805   30,552,911
  Short-term borrowings                  5,137,549    5,137,549      4,856,165    4,856,165
  Long-term debt                           930,447      890,041        630,350      674,933

Off-balance sheet financial instruments:
  Interest rate swaps:
    In a net receivable position                         18,125                      70,088
    In a net payable position                           (16,383)                     (3,031)
  Commitments to extend credit                            6,837                       7,592
  Standby letters of credit                               1,238                       1,457
  Other                                                      22                          16

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.

   * Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, trading account, short-term borrowings and certain other liabilities.

   * Investment securities and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.

   * Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans and credit card loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.

   * Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

   * Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analyses and the Company's current incremental borrowing rates for similar types of instruments.

   * Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

NOTE 15 - LEASE COMMITMENTS

Minimum payments, by year and in aggregate, under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1994, were as follows:

                                               Capital      Operating
(In thousands)                                 Leases        Leases
1995                                             $4,292       $45,109
1996                                              4,288        42,850
1997                                              4,457        40,579
1998                                              4,473        38,719
1999                                              4,475        39,166
Thereafter                                       56,009       195,991
  Total minimum lease payments                   77,994      $402,414
Amounts representing interest                   (47,434)
Present value of net minimum lease payments     $30,560

     Rental expense for all operating leases (including contingent rental expense and reduced by sublease rental income, both of which were not significant) amounted to $41.5 million, $38.4 million and $45.4 million for 1994, 1993 and 1992.

NOTE 16 - LITIGATION

The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.

NOTE 17 - SUNTRUST BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

STATEMENTS OF INCOME
                                                  Year Ended December 31
(In thousands)                                   1994       1993       1992
OPERATING INCOME
From subsidiaries:
  Dividends - substantially all from
    banking subsidiaries                       $330,318   $336,250   $306,469
  Service fees                                   41,327     41,263     39,645
  Interest on loans                               8,088      4,162      4,942
  Other income                                      162        176        164
Other income                                      7,966      2,106      3,030
   Total operating income                       387,861    383,957    354,250

OPERATING EXPENSE
Interest on short-term borrowings                 9,913      8,340      5,459
Interest on long-term debt                       53,101     42,018     44,903
Salaries and employee benefits                   27,957     26,358     25,883
Amortization of intangible assets                 7,686      7,712      7,712
Service fees to subsidiaries                      7,769      5,308      4,628
Other operating expense                          26,404     11,952     13,794
   Total operating expense                      132,830    101,688    102,379

Income before income taxes and equity in
  undistributed income of subsidiaries          255,031    282,269    251,871
Income tax benefit                               23,499      9,174      9,503
Income before equity in undistributed income
  of subsidiaries                               278,530    291,443    261,374
Equity in undistributed income of subsidiaries  244,214    182,286    143,023

NET INCOME                                     $522,744   $473,729   $404,397

BALANCE SHEETS
                                                                            December 31
(Dollars in thousands)                                                   1994          1993
ASSETS
Cash in subsidiary banks                                                  $258          $210
Interest-bearing deposits in banks                                       6,525           693
Funds purchased                                                              -         1,750
Loans to subsidiaries                                                  171,135       186,843
Investment in capital stock of subsidiaries stated on the basis of the Company's equity in subsidiaries' capital accounts:
    Banking subsidiaries                                             3,676,584     3,671,304
    Nonbanking and holding company subsidiaries                        480,520       388,003
Premises and equipment                                                  14,530        10,302
Intangible assets                                                      130,131       139,281
Other assets - Note 10                                                 247,086       211,120
   Total Assets                                                     $4,726,769    $4,609,506

LIABILITIES
Short-term borrowings from:
  Subsidiaries                                                          $8,582        $9,447
  Non-affiliated companies - Note 7                                    252,897       292,324
Long-term debt - Note 8                                                787,736       494,361
Other liabilities - Note 10                                            224,223       203,791
   Total Liabilities                                                 1,273,438       999,923

SHAREHOLDERS' EQUITY - Note 11
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                                    -             -
Common stock, $1.00 par value; 350,000,000 shares authorized(1)        130,461       130,461
Additional paid in capital                                             438,309       444,941
Retained earnings                                                    3,020,985     2,655,357
Treasury stock and other(2)                                           (706,499)     (384,951)
  Realized shareholders' equity                                      2,883,256     2,845,808
Unrealized gains(losses) on investment securities, net of taxes        570,075       763,775
    Total shareholders' equity                                       3,453,331     3,609,583
    Total liabilities and shareholders' equity                      $4,726,769    $4,609,506

(1) Common shares outstanding                                      115,679,426   122,468,085
(2) Treasury shares of common stock                                 14,781,218     7,992,559

STATEMENTS OF CASH FLOW
                                                               Year Ended December 31
(In thousands)                                                1994       1993       1992
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                                    $522,744   $473,729   $404,397
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries            (251,532)  (182,286)  (143,023)
    Depreciation and amortization                                9,869     15,225     14,807
    Bond portfolio securities gains                                 (3)         -          -
    Deferred income tax benefit                                  4,917     11,012     13,254
    Changes in period-end balances of:
      Prepaid expenses                                         (29,744)   (26,936)   (10,229)
      Other assets                                             (11,340)       413    (20,565)
      Taxes payable                                             (8,732)    48,841     18,756
      Interest payable                                           1,387        202      3,582
      Other accrued expenses                                    39,198    (16,178)    21,722
      Net cash provided by operating activities                276,764    324,022    302,701

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of investment securities         71    118,924     24,205
Purchase of investment securities                                 (111)  (104,171)   (33,286)
Net change in loans to subsidiaries                             15,708    (72,381)   (30,056)
Proceeds from sale of premises and equipment                         -          8          -
Net funds paid in acquisitions                                       -    (69,827)         -
Capital expenditures                                            (6,758)    (1,521)      (915)
Capital contributions to subsidiaries                         (120,094)    (6,198)   (41,524)
Other, net                                                      87,100     (3,857)    (2,731)
  Net cash used in investing activities                        (24,084)  (139,023)   (84,307)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in short-term borrowings                            (40,292)   180,891    (14,405)
Proceeds from issuance of long-term debt                       400,000          -    200,000
Repayment of long-term debt                                   (106,625)   (22,570)  (129,094)
Proceeds from the exercise of stock options                      4,023      4,502      6,295
Payments to acquire treasury stock                            (348,540)  (285,669)  (139,072)
Dividends paid                                                (157,116)  (144,767)  (132,100)
  Net cash used in financing activities                       (248,550)  (267,613)  (208,376)
Net increase (decrease) in cash and cash equivalents             4,130    (82,614)    10,018
Cash and cash equivalents at beginning of year                   2,653     85,267     75,249
Cash and cash equivalents at end of year                        $6,783     $2,653    $85,267

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries                       $288,394   $266,695   $240,521
Income taxes paid by Parent Company                           (266,064)  (250,170)  (210,434)
Net income taxes received by Parent Company                     22,330     16,525     30,087

Interest paid                                                  $60,993    $49,667    $46,243

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31,
1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, effective December 31, 1993, the Company changed its method of accounting for investment securities.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 31, 1995

Corporate Headquarters                 Stock Trading
  SunTrust Banks, Inc.                   SunTrust Banks, Inc. common stock is
  25 Park Place, N.E.                    traded on the New York Stock
  Atlanta, Georgia 30303-2917            Exchange under the symbol "STI".
  (404) 588-7711
                                        Shareholders of Record
Corporate Mailing Address                 SunTrust had 28,552 shareholders of
  SunTrust Banks, Inc.                    record as of December 31, 1994.
  P.O. Box 4418
  Atlanta, Georgia 30302-4418           Financial Information
                                          Analysts, investors, news media and
Notice of Annual Meeting                  others seeking financial information
  The Annual Meeting of Shareholders      should contact:
  will be held on Tuesday, April 18,
  1995, at 9:30 a.m. in Room 10 at           James C. Armstrong
  the Corporate Headquarters.                (404) 588-7425
                                                    or
Shareholder Services                         Margaret L. Fisher
  Shareholders desiring to change the        (404) 586-6416
  name, address, or ownership of stock,
  to report lost certificates, or to    Independent Public Accountants
  consolidate accounts, should               Arthur Andersen & Co.
  contact the Transfer Agent:                Atlanta, Georgia

    Trust Company Bank                  Corporate Counsel
    P. O. Box 4625                           King & Spalding
    Atlanta, Georgia 30302-4625              Atlanta, Georgia
    (404) 588-7815
    (800) 568-3476

Dividend Reinvestment                   SunTrust and its subsidiaries are
  SunTrust offers a Dividend            Equal Opportunity Employers.
  Reinvestment Plan for automatic
  reinvestment of dividends in the      Banks in the SunTrust group are
  stock of the Company. For details of members of the Federal Deposit the Plan, including an authorization Insurance Corporation.
  form, call (404) 588-7822 or
  (404) 588-7822 or write to:

    Corporate Trust Department
    Trust Company Bank
    P.O. Box 4625
    Atlanta, Georgia 30302-4625