Form 10-K, Exhibit 13
period 1995-12-31
SUNTRUST BANKS INC
filed 1996-03-01
CIK 750556

CORPORATE PROFILE

SunTrust Banks, Inc., a premier financial company based in the Southeastern United States, operates 652 full-service banking offices in Florida, Georgia, Tennessee and Alabama. It provides a wide range of financial services to a growing customer base. SunTrust's primary businesses include traditional deposit and credit services as well as trust and investment services. The Company also provides mortgage banking, corporate finance, credit cards, factoring, discount brokerage, credit-related insurance, and data processing and information services. At year-end 1995, SunTrust had total assets of $46.5 billion, discretionary trust assets of $47.0 billion and a mortgage servicing portfolio of $10.6 billion.

FINANCIAL HIGHLIGHTS

                                                Year Ended December 31
(Dollars in millions except per share data)  1995       1994        1993
For the Year
Net income                                   565.5      $522.7      $473.7
Common dividends paid                        168.7       157.1       144.8

Per Common Share
Net income                                    4.94        4.37        3.77
Dividends paid                                1.48        1.32        1.16
Market price:
   High                                     70 7/8      51 3/8      49 5/8
   Low                                      47 1/4      43 1/2      41 3/8
   Close                                    68 1/2      47 3/4      45
Book value                                   37.72       29.85       29.47

Financial Ratios
Return on average assets (ROA)                1.36 %      1.32 %      1.26 %
Return on average realized
  shareholders' equity (ROE)                 18.53       17.66       16.48
Net interest margin
 (taxable-equivalent)                         4.49        4.64        4.80

Selected Average Balances
Total assets                             $43,072.6   $40,489.2   $37,524.9
Earning assets                            38,401.4    36,111.0    34,054.8
Loans                                     29,709.3    26,412.6    24,170.4
Deposits                                  31,808.8    30,877.8    29,683.3
Realized shareholders' equity              3,052.3     2,960.1     2,875.1
Total shareholders' equity                 3,905.2     3,571.5     2,877.2

Common equivalent shares (thousands)       114,460     119,633     125,656

At December 31
Total assets                             $46,471.5   $42,709.1   $40,728.4
Earning assets                            40,530.0    38,045.6    35,904.5
Loans                                     31,301.4    28,548.9    25,292.1
Reserve for loan losses                      698.9       647.0       561.2
Deposits                                  33,183.2    32,218.4    30,485.8
Realized shareholders' equity              3,111.0     2,883.3     2,845.8
Total shareholders' equity                 4,269.6     3,453.3     3,609.6

Common shares outstanding (thousands)      113,194     115,679     122,468

Market value of investment in common
  stock of The Coca-Cola Company            $1,792      $1,243      $1,077

In this report, for 1995, 1994 and 1993, investment securities, total assets and total shareholders' equity include the net unrealized securities gain. However, earnings assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in income.

CONSISTENCY IN A DECADE OF CHANGE

On July 1, 1985, a merger that had been announced a year earlier was consummated as reciprocal interstate banking laws between Florida and Georgia became effective. With this new alliance came a commitment to provide customers the best financial services and products available, with a constant eye on increasing shareholder value. A decade later, this commitment has produced a performance record that ranks among the best in the industry and has created a reputation for the SunTrust name that is synonymous with a strong, high-earning financial institution that continually rewards its customers and shareholders alike. Now, as our subsidiary banking units have all adopted the SunTrust name, our position as one of the premier financial institutions in the Southeast has been strengthened even further to help build upon a well-established tradition.

TO OUR SHAREHOLDERS

The past year marked the tenth anniversary of the creation of SunTrust through the merger of Sun Banks, Inc. and Trust Company of Georgia. The banking industry has seen many changes over the past decade and so has SunTrust, growing from an institution with $16 billion in assets to one with more than $46 billion in assets. Through the hard work of our employees and the support of our customers and shareholders, earnings per share have increased each year since 1985.
     Net income for 1995 totaled $565.5 million or $4.94 per share, a 13.0% increase in earnings per share from last year and an 11.5% average annual increase from 1985. Loan growth, improved credit quality and an active stock buy-back program were all major stimulants to our record earnings performance. Our performance ratios were strong with an annualized return on average assets (ROA) of 1.36% and an annualized return on average realized common equity (ROE) of 18.53%, compared with the 1994 returns 1.32% and 17.66%, respectively.
     Increased loan demand produced a modest increase in net interest income and a 6.3% increase in average earning assets. The net interest margin declined to 4.49%, but the impact of the decline was offset by the growth in earning assets. Both noninterest income and noninterest expense were up slightly in 1995. The increase in noninterest expense reflects our investment in the future as we began to add personnel to implement our growth initiatives.
     Credit quality continued to strengthen. Nonperforming assets declined for the fourth straight year and totaled $251.0 million at year-end, an 8.8% improvement over 1994. Although loan losses were are at record levels, we remained committed to maintaining a conservative loan loss reserve. During 1995 the provision for possible loan losses exceeded net loan charge-offs by $45.6 million.
     Prudent management of the Company's capital is key to the welfare of our shareholders. We have used our string capital position to buy back stock, repurchasing 3.5 million shares in 1995. At year-end there were 8.4 million shares remaining unpurchased under a share repurchase plan approved by the Board of Directors in April 1995. The indicated annual dividend rate was raised to $1.60 from $1.44 per common share by the Board at its November meeting.
     It was not only a good year for earnings, but also a good year for SunTrust shareholders. After closing at $47.75 per share in 1994, the stock price rose steadily throughout 1995 closing the year at $68.50 per share. If shareholders reinvested their dividends, the total return for 1995 was 47%, the second best year in our history. If you bought an initial share of SunTrust for $18.00 in 1985 and reinvested dividends, the average annual rate of return would have been 17.0%.
     As I mentioned in last year's letter, SunTrust has instituted growth initiatives that offer an attractive return on the equity employed. We are adding to our sales force, channels of distribution and technology in six focus areas: trust and investment services, mortgages, credit cards, commercial, corporate and personal markets. In the fall of 1995, all our banks adopted the SunTrust name, providing customers with a clear connection with our multi-state company. The growth initiatives coupled with a common identity will help SunTrust remain one of the top financial services companies in the nation.

     We continue to depend on our employees, customers, shareholders and directors to help us achieve these initiatives. Your contributions are essential to the continued long-term success of our Company, and I appreciate your ongoing support and dedication.


Sincerely

James B. Williams
Chairman of the Board and
Chief Executive Officer
February 13, 1996

The financial services industry, like any other, has its peaks and valleys. That is why the ten-year performance of SunTrust conveys such a compelling story in consistency. Throughout a decade riddled with problems arising from debt to lesser developed countries, commercial real estate, bailouts of savings and loan associations, and derivatives, as well as increasing competition from nonbanking financial institutions, SunTrust has remained constant - constant in its ability to reward its shareholders with increasing earnings and dividends through a constant commitment to excellence in serving customers.
     The ability to maintain this high level of performance is the result of a disciplined, well-executed strategy conceived with foresight and vision. SunTrust was founded on these principles in 1985 through the combination of institutions in Florida and Georgia that complemented each other. The potential was great, but success was not guaranteed. Although the Southeast proved to be the nation's most rapidly growing economic region, there were still many pitfalls and distractions.
     To help the Company stay focused on our objectives for shareholders and customers, a vision statement was developed in 1986 that addressed our mission, objectives, geographic coverage, target markets, services and delivery systems. Nine years later, this document and its principles and philosophy are just as pertinent as they were then. It continues to serve as a blueprint for maintaining our focus.
     In 1986, SunTrust entered the Tennessee marketplace which was also attracting the attention of the automobile industry for manufacturing facilities. Shortly thereafter, the area's real estate market experienced a severe downturn. However, our quick action to confront this problem and the benefit of our continuing strong performance in other markets demonstrated our ability to continue to post record earnings and increased dividends through adversity.
     Throughout the years, SunTrust has made numerous strategic fill-in acquisitions. Our strategy has never been to simply increase our asset size, but rather to strengthen and complement our existing operations and increase our shareholders' value. We continue to remain averse to any acquisitions that would dilute this investment.
     Internally, we have always adhered to a decentralized management structure. Although all of our subsidiary banking units adopted the SunTrust name this past year, we continue our commitment to a decentralized style of management. Our ongoing performance reflects the benefits and success this strategy has produced.
     Over the years we have taken advantage of the opportunity to increase our efficiency and effectiveness by carefully combining back office operations. We have also consolidated our banking subsidiaries within natural geographic markets from a high of 53 in 1989 to the present number of 29, but only after we were convinced that these changes would provide the desired benefits to us and our customers.
     While we have continued to build upon our strengths in the traditional lines of business in our industry, we have remained open to, and seized upon, opportunities in new lines of business, such as mutual funds and increased investment banking powers, to help diversify our sources of income. At SunTrust, we are of the opinion that the leaders of this industry will continue to be those that are flexible and willing to expand their operations to provide customers with a broad base of services in a cost-effective manner. Our recently initiated growth project continues this tradition of meeting our customers' needs while increasing our shareholders' value.

     Our greatest strength throughout the years and the foundation for our success is the people that comprise SunTrust. Their capabilities, character and commitment to a common goal have produced the results of which we are proud. By providing them with the training and tools to anticipate and meet the shifting demands of our customers and the marketplace, we help ensure that this success continues. Now, our increased emphasis and focus on a sales-oriented culture helps position us to be even more competitive and effective in identifying opportunities regarding new and existing relationships. We stay committed to providing our customers with the best people and service the industry has to offer.
     While past achievements are no guarantee for future successes, the experience, character and stability that have been developed over the past ten years are invaluable assets to draw upon. These intangibles will help SunTrust continue to capitalize on the peaks in the industry and minimize the impact of the valleys. Our consistency in a decade of change has produced a reputation which we do not take lightly. We will continually look for opportunities to build upon and strengthen that reputation even further.

HIGHLIGHTS

1985

  SunTrust Banks, Inc. begins operation - initial trade on NYSE at $36 per share (equivalent to $18 per current share).

  Year-end stock market value totals $1.9 billion.

  SunTrust's investment in common stock of The Coca-Cola Company has a year-end market value of $170 million.

  Total assets equal $19.4 billion at year-end.

  Two acquisitions with total assets of $130 million are completed.

1986

  Acquisition of the $5 billion Third National Corporation, based in Nashville, Tennessee, is completed.

  Two-for-one split of the Company's common stock is paid in the form of a 100% stock dividend.

  "The SunTrust Vision," a concise statement of the principles and philosophy by which the Company intends to operate its business, is developed.

  In addition to Third National, one acquisition is completed with assets totaling $51 million.

  SunTrust Securities begins operation.

1987

  SunTrust posts the highest earnings in the industry for the first half of the year, helping earn the distinction as the "Top Performing Regional Bank Holding Company" of the year by American Banker.

  Florida becomes the nation's fourth most populous state, highlighting the growing economic strength of the Southeast.

  Discretionary trust assets reach $17 billion.

  Three banks with total assets of $620 million join the Company.

1988

  The Company is added to the Standard & Poor's 500 Composite Stock Price
  Index.

  Acquisition of two Florida trust subsidiaries of Mellon Bank Corporation is completed, further strengthening SunTrust's position as the leading provider of trust services in the Southeast.

  Board of Directors authorizes repurchase of 5 million shares of common stock.

  Three acquisitions totaling $724 million are completed.

1989

  In a bad year for banks, SunTrust earnings and dividends continue to increase despite major concerns within the industry regarding real estate and highly leveraged transactions.

  The Company realizes a $10 million gain through the sale of common stock of Columbia Pictures Entertainment, Inc. which was attained as a spin-off from The Coca-Cola Company.

  SunBank Capital Management is formed with $5 billion in assets under management.

1990

  With the banking industry continuing to experience numerous woes related to real estate lending, the federal government mandates a significant increase in deposit insurance premiums.

  As the Company's first Chairman, Bob Strickland, approaches retirement, a management succession plan is put into place with Joel Wells becoming Chairman and Jimmy Williams named President and CEO.

  Income from trust and investment management activities continues to post strong gains with a 13.4% increase over the previous year.

  One acquisition totaling $166 million is completed.

1991

  Jimmy Williams is named Chairman in addition to his CEO position. Phil Humann is named President.

  SunTrust investors who reinvest their dividends have an 81% return for the year.

  Compound annual growth in earnings per share since 1985 equals 10.0%.

1992

  The STI Classic family of funds is introduced with an initial group of six mutual funds.

  The value of the Company's investment in The Coca-Cola Company surpasses the $1 billion mark.

  Services are restored without serious disruptions as the Company responds quickly to the challenges presented by Hurricane Andrew in South Florida.

  One acquisition is completed with $386 million in assets.

1993

  Euromoney magazine ranks SunTrust Banks, Inc. the 14th best bank in the world based on criteria tied to performance and stability.

  Four acquisitions totaling $2.2 billion are completed.

  Board of Directors approves 12 million share stock repurchase plan.

1994
  Several STI Classic funds receive national recognition for outstanding performance within their fund categories. Eighteen funds are now available to investors.

  Initiatives to increase the Company's growth rate in revenue and core earnings are developed.

  Plans are formulated for all subsidiary banking units to adopt the SunTrust name in 1995.

  One bank with total assets of $437 million is acquired.

  SunTrust Capital Markets is formed.

During the ten years of SunTrust's existence, there have been many significant trends and changes affecting the financial services industry; but none have had a more dramatic or profound impact than the technological advances compressed into this time period.
     At SunTrust, we have always realized the importance of closely monitoring technology affecting our business. Equally important is the ability to determine when it makes strategic and economic sense for both us and our customers to implement new technology. Over the years, we have made substantial investments in hardware and systems at the appropriate time to support our business strategies and help maintain our position as a leading provider of financial services. As a result, we have avoided the costly mistakes of trying to implement technology where there was no payoff.
     Some investments in technology directly affect the ways our services are delivered to our customers, and others have a more indirect effect. In both cases, there is the common goal of increasing the effectiveness and efficiency of our operations - one of the key initiatives of our growth project implemented in 1995 to significantly increase our growth rate in revenue and core earnings.

     In its most visible form, technology presents our retail customers with greater convenience. For instance, in 1995, SunTrust introduced "PC Banking," a home banking service using personal computers. Through an agreement with Intuit Inc., the maker of the personal financial software Quicken, customers can integrate their bank account data with their Quicken program. Currently, SunTrust is one of only two financial institutions in the Southeast that offers this service.
     Another initiative, in-store banking, will not only provide convenient service to our customers, but will generate increased opportunities to cross-sell our services and products and to increase our market share. Our Georgia subsidiary signed an agreement with Publix Super Markets to open in-store banking facilities throughout Georgia, and one of our Tennessee banks signed an agreement with Winn-Dixie for in-store branches in the Chattanooga area. These facilities will utilize enhanced technology to enable fast, efficient service.
     Other areas where we are planning to expand our existing retail delivery capabilities include enhanced automatic teller machines that offer such self-service functions as statement printing, coupon/stamp dispensing, and check cashing in addition to traditional account services. Our Telebank Sales and Service telephone banking centers continue to grow. A new system will be implemented to increase capabilities of these facilities and expand the opportunities for cross-selling. Upgraded systems will also help accelerate our response time to customers' applications regarding services such as home mortgages, credit cards, and personal and commercial loans.
     All of these services complement our traditional branch system which will continue to play a primary role in retail service delivery. Technological enhancements affecting these facilities include a new platform system that will replace three existing systems within SunTrust. This system will be integrated with a new relationship and sales management system to track sales activities and make electronic referrals.
     To our commercial customers, the technology we implement must also help them increase the effectiveness and efficiency of their operations. In early 1995, we implemented additional image-based cash management products. Through this service, SunTrust became the first bank to offer corporate customers information access through both CD-ROM and an on-line network.
     New technology will also be applied to substantially upgrade our wholesale lockbox service. New features will enable customers to request fax copies of check images directly from a personal computer, select lockbox reports, view check images on-line, and receive transmissions of check and document images.
     Often our utilization of technology is not visible to our customers but allows us to streamline operations and reduce costs. For instance, we are operating one of the first image-based systems in the country developed to process damaged checks. And with the problem of check fraud increasing nationwide, SunTrust and Antinori Software, Inc., co-developed an extremely effective automated system that employs a number of different verification tools to help identify fraudulent checks.
     Technology also presents us with capabilities to manage our business more efficiently and effectively. New applications enhance our decision-making processes, providing a more comprehensive view of product, functional and market segment needs and profitability.
     As technological advances continue to change and shape our industry, we are ever mindful that the effectiveness of any technology is dependent upon the people responsible for its development, maintenance and utilization. Therefore, we remain committed to hiring the most capable people to the SunTrust team, and continue building strategic alliances with superior outside resources. These measures will help ensure that we maintain our position as an industry leader, delivering the best service and products to our customers in the most efficient and effective means possible.

SELECTED FINANCIAL DATA
                                                                              Year Ended December 31
(Dollars in millions except per share data)             1995        1994        1993        1992        1991        1990
Summary of Operations
 Interest and dividend income                         $3,027.2    $2,552.3    $2,362.3    $2,537.6    $2,856.4    $2,956.6
 Interest expense                                      1,350.8       932.5       790.7       975.0     1,463.5     1,654.0
 Net interest income                                   1,676.4     1,619.8     1,571.6     1,562.6     1,392.9     1,302.6
 Provision for loan losses                               112.1       137.8       189.1       234.2       209.6       201.6
 Net interest income after provision for loan losses   1,564.3     1,482.0     1,382.5     1,328.4     1,183.3     1,101.0
 Noninterest income                                      713.1       699.9       726.5       672.7       612.9       556.8
 Noninterest expense                                   1,451.5     1,400.0     1,408.4     1,425.3     1,282.1     1,207.9
 Income before provision for income taxes                825.9       781.9       700.6       575.8       514.1       449.9
 Provision for income taxes                              260.4       259.2       226.9       171.4       136.8        94.7
 Net income                                             $565.5      $522.7      $473.7      $404.4      $377.3      $355.2

Net interest income (taxable-equivalent)              $1,726.0    $1,675.6    $1,634.4    $1,632.9    $1,470.5    $1,392.2

Per common share
 Net income                                              $4.94       $4.37       $3.77       $3.13       $2.88       $2.72
 Dividends paid                                           1.48        1.32        1.16        1.03        0.94        0.86
 Common dividend payout ratio                             29.8%       30.1%       30.6%       32.7%       32.4%       31.3%
 Market price:
  High                                                 $70 7/8     $51 3/8     $49 5/8     $45 5/8     $40         $24 1/4
  Low                                                   47 1/4      43 1/2      41 3/8      33 1/2      20 1/2      16 1/2
  Close                                                 68 1/2      47 3/4      45          43 3/4      39 7/8      22 3/4

Selected Average Balances
 Total assets                                        $43,072.6   $40,489.2   $37,524.9   $35,356.5   $33,892.0   $31,935.0
 Earning assets                                       38,401.4    36,111.0    34,054.8    32,008.6    30,544.4    28,671.2
 Loans                                                29,709.3    26,412.6    24,170.4    22,489.1    22,144.6    22,058.4
 Deposits                                             31,808.7    30,877.8    29,683.3    28,609.6    27,533.0    25,971.7
 Realized shareholders' equity                         3,052.3     2,960.1     2,875.1     2,697.9     2,509.5     2,266.9
 Total shareholders' equity                            3,905.2     3,571.5     2,877.2     2,697.9     2,509.5     2,266.9

At December 31
 Total assets                                        $46,471.5   $42,709.1    $40,728.4  $37,789.3   $35,682.6   $34,479.4
 Earning assets                                       40,530.0    38,045.6     35,904.5   34,167.7    31,854.3    30,262.3
 Loans                                                31,301.4    28,548.9     25,292.1   23,493.5    22,251.5    22,770.3
 Reserve for loan losses                                 698.9       647.0        561.2      474.2       381.0       366.9
 Deposits                                             33,183.2    32,218.4     30,485.8   29,883.0    29,011.5    27,787.9
 Long-term debt                                        1,002.4       930.4        630.4      554.0       477.3       482.4
 Realized shareholders' equity                         3,111.0     2,883.3      2,845.8    2,769.7     2,622.8     2,377.1
 Total shareholders' equity                            4,269.6     3,453.3      3,609.6    2,769.7     2,622.8     2,377.1

Ratios and Other
 ROA                                                      1.36 %      1.32 %       1.26 %     1.14 %      1.11 %      1.11
 ROE                                                     18.53       17.66        16.48      14.99       15.04       15.67
 Net interest margin                                      4.49        4.64         4.80       5.10        4.81        4.86
 Total shareholders' equity to assets                     9.19        8.09         8.86       7.33        7.35        6.90
 Nonperforming assets to total loans plus
  other real estate owned                                 0.80        0.96         1.61       2.30        3.07        2.70
Number of full-service banking offices                     652         658          656        654         662         654
Number of full-time equivalent employees                19,415      19,408       19,532     19,539      19,703      20,339
Average common equivalent shares (thousands)           114,460     119,633      125,656    129,307     130,964     130,549

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

EARNINGS OVERVIEW

SunTrust's earnings per common share rose 13.0% in 1995 to $4.94, up from $4.37 per common share in 1994. Net income of the Company amounted to $565.5 million, an increase of 8.2% over $522.7 million in 1994.
     Operating results in 1995 reflected strong loan demand and steady improvement in credit quality. Net interest income was $1,726.0 million in 1995, up $50.4 million from 1994. The net interest margin was 15 basis points lower than last year but the decline was more than offset by a 6.3% increase in average earning assets. Average loans increased 12.5% and average deposits increased 3.0%. The 1995 loan loss provision of $112.1 million was 18.7% lower than in 1994, and $45.6 million above 1995 net charge-offs. Noninterest income increased 1.9% with trust fees up 3.8%. Noninterest expense was $1,451.5 million for 1995, 3.7% more than in 1994. Total personnel expense had the single largest increase in noninterest expense, up $31.8 million, or 4.3%, from 1994 levels while FDIC premiums had the largest decline, $30.2 million. Per share earnings were aided by the repurchase during 1995 of 3.5 million shares of the Company's common stock.

TABLE 1 - CONTRIBUTIONS TO NET INCOME
                                                             Year Ended December 31
                                                         1995                1994
(Dollars in millions)                         Contribution  % of Total   Contribution  % of Total
Banking subsidiaries' net income <F1>:
  Florida                                         $300.5       53.1 %        $279.5       53.5 %
  Georgia                                          226.3       40.0           210.8       40.3
  Tennessee/Alabama                                 88.5       15.6            81.5       15.6
    Total banking subsidiaries' net income         615.3      108.7           571.8      109.4

Nonbanking net income (expense):
  Nonbank subsidiaries                               4.7        0.8             2.7        0.5
  Parent Company                                   (54.5)      (9.5)          (51.8)      (9.9)
    Total nonbanking net income (expense)          (49.8)      (8.7)          (49.1)      (9.4)
    Net income                                    $565.5      100.0 %        $522.7      100.0 %

<F1> Additional information on the performance of banking subsidiaries is found on pages 32 and 33.

NET INTEREST INCOME/MARGIN

Net interest income for 1995 was $1,726.0 million or 3.0% higher than the prior year. Average earning assets were up 6.3% and the net interest margin was 4.49% in 1995 compared to 4.64% in 1994. For the last three quarters of 1995 the margin was constant at 4.47%. The average rate on earning assets increased 79 basis points to 8.01% while the average rate on interest-bearing liabilities climbed 113 basis points to 4.36%.
     Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of two basis points on the net interest margin, the same impact as in 1994. Table 5 contains more detailed information concerning average balances, yields earned and rates paid.

TABLE 2 - ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                      1995 Compared to 1994                 1994 Compared to 1993
                                                   Increase (Decrease) Due to            Increase (Decrease) Due to
(In millions on a taxable-equivalent basis)<F1>    Volume       Rate        Net          Volume       Rate        Net
Interest Income
 Loans:
  Taxable                                         $270.4      $211.5      $481.9        $181.0       $33.5      $214.5
  Tax-exempt <F2>                                   (4.5)        6.2         1.7          (5.2)        3.3        (1.9)
 Investment securities:
  Taxable                                          (46.2)       40.2        (6.0)          6.9       (20.3)      (13.4)
  Tax-exempt <F2>                                  (15.4)       (2.5)      (17.9)         (9.2)       (5.9)      (15.1)
 Funds sold                                         11.0         6.8        17.8           0.8         5.7         6.5
 Other short-term investments <F2>                 (12.7)        3.9        (8.8)        (10.4)        2.8        (7.6)
    Total interest income                          215.3       262.2       477.5         174.3        16.3       190.6

Interest Expense
 NOW/Money market accounts                          (8.8)       42.6        33.8           3.2         8.7        11.9
 Savings deposits                                  (18.8)        9.5        (9.3)         (3.7)       (0.5)       (4.2)
 Consumer time deposits                             56.9        87.7       144.6          (7.1)        2.1        (5.0)
 Other time deposits                                38.1        76.7       114.8          27.1        42.7        69.8
 Funds purchased                                    56.6        60.4       117.0          (1.5)       35.7        34.2
 Other short-term borrowings                        (7.2)       19.6        12.4          17.2         3.6        20.8
 Long-term debt                                      3.7         1.3         5.0          21.3        (7.0)       14.3
    Total interest expense                         120.5       297.8       418.3          56.5        85.3       141.8
    Net change in net interest income              $94.8      ($35.6)      $59.2        $117.8      ($69.0)      $48.8

<F1> Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid.
     Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume.  The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.
<F2> Interest income includes the effects of taxable-equivalent adjustments
     (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% in 1995, 1994 and 1993 and 34% in prior years and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis.

PROVISION FOR LOAN LOSSES

As a result of improving credit quality, the Company lowered its provision for loan losses in 1995 by $25.7 million to $112.1 million, yet, the provision still exceeded net charge-offs by $45.6 million. Net loan charge-offs were $66.5 million in 1995, representing 0.22% of average loans, which is the lowest annual charge-off ratio since SunTrust was formed. The comparable net charge-off amount for 1994 was $60.3 million or 0.23% of average loans. As shown in Table 8, total charge-offs increased in several categories in 1995 while recoveries remained relatively stable. Recoveries were 44.9% of total charge-offs in 1995 compared with 47.0% in 1994. Both numbers are above historical recovery ratios.
     The Company's reserve for loan losses totaled $698.9 million at December 31, 1995, which was 2.23% of year-end loans and 363.6% of total nonperforming loans. The comparable ratios at December 31, 1994 were 2.27% and 344.9%, respectively.
     The Company maintains a reserve for loan losses to absorb possible losses in the loan portfolio. The reserve consists of three elements; (i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions and other factors in the Company's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a pre-determined classification. The historical loan loss element represents a projection of future credit problems and is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The general economic condition element is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. SunTrust is committed to the early recognition of possible problems and to a strong, conservative reserve.


NONINTEREST INCOME

Noninterest income increased $13.2 million, or 1.9% with trust income, our largest source of noninterest income, up $9.4 million or 3.8%. The Company experienced significant growth in credit card fees, up $5.4 million or 9.5%. Also other charges and fees were up $4.9 million or 4.0% primarily as a result of mortgage banking services. Service charges on deposit accounts were down for the second straight year due to higher interest rates since these charges are reduced by an earnings credit on collected balances based on a market interest rate.

TABLE 3 - NONINTEREST INCOME
                                                                 Year Ended December 31
(In millions)                              1995        1994        1993        1992        1991        1990
Trust income                             $259.7      $250.3      $247.0      $226.1      $200.5      $177.6
Service charges on deposit accounts       212.8       218.4       225.9       215.6       201.7       174.1
Other charges and fees                    126.0       121.1       142.1       121.9       106.9       100.5
Credit card fees                           62.6        57.2        57.8        58.8        60.2        62.2
Securities gains (losses)                  (6.6)       (2.7)        2.0         5.1         3.7         0.8
Trading account profits and commissions    10.6         8.0        11.3         8.2        10.3         4.7
Other income                               48.0        47.6        40.4        37.0        29.6        36.9
  Total noninterest income               $713.1      $699.9      $726.5      $672.7      $612.9      $556.8

NONINTEREST EXPENSE

Noninterest expense increased 3.7% in 1995, yet the efficiency ratio stayed below 60%. FDIC premiums were down $30.2 million reflecting a significant rate reduction effective May, 1995 when the FDIC achieved its mandated ratio of Bank Insurance Fund (BIF) reserves to insured deposits. Total personnel expense increased 4.3% or $31.8 million. Most other areas of expense approximated their 1994 levels. The exception was other expense which increased $53.2 million related to various projects to stimulate business growth and development.

TABLE 4 - NONINTEREST EXPENSE
                                                                Year Ended December 31
(In millions)                              1995        1994        1993        1992        1991        1990
Salaries                                 $578.1      $550.4      $529.1      $511.7      $491.3      $480.0
Other compensation                         95.3        96.1       107.4       107.9        70.1        52.3
Employee benefits                         105.6       100.7        98.5        92.8        82.4        76.6
Net occupancy expense                     130.1       126.9       128.4       134.8       119.5       116.0
Equipment expense                         105.1       103.3       103.1       102.9        98.1        92.7
FDIC premiums                              36.4        66.6        66.2        64.5        56.6        30.5
Marketing and community relations          50.0        57.2        48.0        51.9        41.5        39.4
Postage and delivery                       36.4        34.1        32.4        32.5        31.5        29.6
Operating supplies                         32.2        29.4        30.5        30.6        30.5        31.6
Communications                             27.7        26.1        26.3        25.8        24.9        23.7
Consulting and legal                       20.8        22.6        20.2        27.7        25.9        26.8
Other real estate expense                  (9.0)       (2.2)       16.7        36.0        21.9        29.4
Amortization of intangible assets          21.4        20.6        19.7        17.0        15.7        13.6
Other expense                             221.4       168.2       181.9       189.2       172.2       165.7
  Total noninterest expense            $1,451.5    $1,400.0    $1,408.4    $1,425.3    $1,282.1    $1,207.9

Efficiency ratio                           59.5 %      58.9 %      59.7 %      61.8 %      61.5 %      62.0 %



Table 6 - Summary of Loan Loss Experience
(Dollars in millions)

PROVISION FOR INCOME TAXES

The provision for income taxes covers federal and state income taxes. For 1995, the provision was $260.4 million, an increase of $1.2 million or 0.5% from 1994. Higher taxable income was responsible for the increase. For additional information see Note 9 of the Notes to Consolidated Financial Statements on page 48.

TABLE 5A - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                      1995                           1994                           1993
(Dollars in millions; yields on            Average   Income/ Yields/      Average   Income/ Yields/      Average   Income/ Yields/
 taxable-equivalent basis)                Balances   Expense  Rates      Balances   Expense  Rates      Balances   Expense  Rates
ASSETS
Loans:<F1>
  Taxable                                $29,028.1  $2,461.5   8.48 %   $25,678.3  $1,979.6   7.71 %   $23,370.4  $1,765.1   7.55 %
  Tax-exempt <F2>                            681.2      61.8   9.08         734.3      60.1   8.18         800.0      62.0   7.75
    Total loans                           29,709.3   2,523.3   8.49      26,412.6   2,039.7   7.72      24,170.4   1,827.1   7.56
Investment securities:
  Taxable                                  7,167.8     431.9   6.03       7,968.4     437.8   5.50       7,844.6     451.2   5.75
  Tax-exempt <F2>                            873.7      82.7   9.47       1,035.5     100.7   9.72       1,128.7     115.8  10.26
    Total investment securities            8,041.5     514.6   6.40       9,003.9     538.5   5.98       8,973.3     567.0   6.32
Funds sold                                   582.4      34.9   5.98         380.9      17.1   4.49         334.4      10.6   3.17
Other short-term investments <F2>             68.2       4.0   5.80         313.6      12.8   4.07         576.8      20.4   3.53
    Total earning assets                  38,401.4   3,076.8   8.01      36,111.0   2,608.1   7.22      34,054.9   2,425.1   7.12
Reserve for loan losses                     (675.8)                        (608.0)                        (521.9)
Cash and due from banks                    2,114.4                        2,228.8                        2,200.0
Premises and equipment                       721.5                          713.7                          710.1
Other assets                               1,132.1                        1,060.1                        1,078.4
Unrealized gains on
 investment securities                     1,379.0                          983.6                            3.4
    Total assets                         $43,072.6                      $40,489.2                      $37,524.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts               $9,425.2    $257.5   2.73 %    $9,798.9    $223.7   2.28 %    $9,655.0    $211.8   2.19 %
  Savings                                  3,619.4      95.3   2.63       4,364.5     104.6   2.40       4,515.0     108.8   2.41
  Consumer time                            7,875.0     416.4   5.29       6,626.2     271.8   4.10       6,799.4     276.8   4.07
  Other time <F4>                          3,978.0     219.5   5.52       3,054.1     104.7   3.43       1,940.6      34.9   1.80
    Total interest-bearing deposits       24,897.6     988.7   3.97      23,843.7     704.8   2.96      22,910.0     632.3   2.76
Funds purchased                            4,228.8     239.1   5.65       3,050.0     122.1   4.00       3,102.7      87.9   2.83
Other short-term borrowings                  918.1      54.9   5.97       1,083.2      42.5   3.93         632.0      21.7   3.42
Long-term debt                               960.3      68.1   7.09         908.4      63.1   6.95         611.4      48.8   7.99
    Total interest-bearing liabilities    31,004.8   1,350.8   4.36      28,885.3     932.5   3.23      27,256.1     790.7   2.90
Noninterest-bearing deposits               6,911.3                        7,034.1                        6,773.3
Other liabilities                          1,251.4                          998.3                          618.3
Realized shareholders' equity              3,052.3                        2,960.1                        2,875.1
Net unrealized gains on
 investment securities                       852.9                          611.4                            2.1
    Total liabilities and
     shareholders' equity                $43,072.7                      $40,489.2                      $37,524.9

Interest rate spread                                           3.65 %                         3.99 %                         4.22 %

NET INTEREST INCOME                                 $1,726.0                       $1,675.6                       $1,634.4

NET INTEREST MARGIN <F4>                                       4.49 %                         4.64 %                         4.80 %

<F1>Interest income includes loan fees of $86.5, $93.5, $88.6, $80.8, $72.4 and $74.6 in the six years ended December 31, 1995. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

                                     16

<F2>Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for 1995, 1994 and 1993 and 34% in prior years, and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $49.6, 55.8, $62.8, $70.3, $77.6, and $89.6 in the six years ended December 31, 1995.
<F3>Stated rate is calculated after reducing interest income by $18.0 in
    1992 representing earnings from investment in an employee benefit trust.
<F4>Interest rate swap transactions used to help balance the Company's interest-sensitivity position reduced interest expense by $10.1, 30.6, $43.6 and $36.3 in 1995, 1994, 1993 and 1992. Without these swaps, the rate on other time deposits and the net interest margin would have been 5.77% and 4.47%
    in 1995, 4.43% and 4.56% in 1994, 4.04% and 4.67% in 1993 and 5.12% and 4.99%
    in 1992, respectively.

TABLE 5B - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                      1992                           1991                           1990
(Dollars in millions; yields on            Average   Income/  Yields/     Average   Income/  Yields/     Average   Income/  Yields/
 taxable-equivalent basis)                Balances   Expense   Rates     Balances   Expense  Rates      Balances   Expense   Rates
ASSETS
Loans:<F1>
  Taxable                                $21,628.4  $1,821.5   8.42 %   $21,190.7  $2,113.3   9.97 %   $21,092.4  $2,306.0   10.93 %
  Tax-exempt <F2>                            860.7      69.7   8.10         953.9      92.7   9.72         966.0     111.0   11.49
    Total loans                           22,489.1   1,891.2   8.41      22,144.6   2,206.0   9.96      22,058.4   2,417.0   10.96
Investment securities:
  Taxable                                  7,079.2     515.3   7.28       5,258.3     472.4   8.98       4,135.7     385.5    9.32
  Tax-exempt <F2>                          1,271.3     134.5  10.58       1,396.8     150.4  10.77       1,510.7     164.2   10.87
    Total investment securities            8,350.5     649.8   7.78       6,655.1     622.8   9.36       5,646.4     549.7    9.74
Funds sold                                   439.9      16.8   3.83         797.3      44.7   5.61         570.9      46.4    8.13
Other short-term investments <F2>            729.1      50.1   4.40 <F3>    947.4      60.5   6.39         395.5      33.1    8.36
    Total earning assets                  32,008.6   2,607.9   8.15      30,544.4   2,934.0   9.61      28,671.2   3,046.2   10.62
Reserve for loan losses                     (421.6)                        (384.0)                        (360.4)
Cash and due from banks                    2,007.0                        1,974.3                        2,029.4
Premises and equipment                       693.0                          692.2                          687.1
Other assets                               1,069.5                        1,065.1                          907.7
Unrealized gains on
  investment securities
    Total assets                         $35,356.5                      $33,892.0                      $31,935.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts               $8,900.8    $246.2   2.77 %    $7,710.2    $348.9   4.53 %    $7,139.0    $381.2    5.34 %
  Savings                                  4,316.1     130.4   3.02       3,632.7     180.4   4.97       2,739.6     159.9    5.83
  Consumer time                            7,350.0     382.8   5.21       8,448.8     584.8   6.92       8,074.9     636.6    7.88
  Other time <F4>                          2,132.8      73.0   3.42       2,518.9     156.3   6.21       2,928.4     232.2    7.93
    Total interest-bearing deposits       22,699.7     832.4   3.67      22,310.6   1,270.4   5.69      20,881.9   1,409.9    6.75
Funds purchased                            2,664.5      87.0   3.27       2,527.2     135.3   5.36       2,371.1     183.4    7.74
Other short-term borrowings                  192.6       7.0   3.65         174.0      10.1   5.79         182.6      14.5    7.96
Long-term debt                               534.5      48.6   9.09         480.1      47.7   9.93         485.7      46.2    9.51
    Total interest-bearing liabilities    26,091.3     975.0   3.74      25,491.9   1,463.5   5.74      23,921.3   1,654.0    6.91
Noninterest-bearing deposits               5,909.9                        5,222.4                        5,089.8
Other liabilities                            657.4                          668.2                          657.0
Realized shareholders' equity              2,697.9                        2,509.5                        2,266.9
Net unrealized gains on
  investment securities
    Total liabilities and
     shareholders' equity                $35,356.5                      $33,892.0                      $31,935.0

Interest rate spread                                           4.41 %                         3.87 %                          3.71 %

NET INTEREST INCOME                                 $1,632.9                       $1,470.5                       $1,392.2

NET INTEREST MARGIN <F4>                                       5.10 %                         4.81 %                          4.86 %

<F1>See footnote 1 in Table 3A.
<F2>See footnote 2 in Table 3A.
<F3>See footnote 3 in Table 3A.
<F4>See footnote 4 in Table 3A.

TABLE 5C - CONSOLIDATED GROWTH RATE IN AVERAGE BALANCES
                                                    Growth Rate in
                                                   Average Balances
                                                             Five Year
                                               One Year     Annualized
(Dollars in millions; yields on                  1995-         1995-
 taxable-equivalent basis)                       1994          1990
Assets
Loans
  Taxable                                         13.0 %         6.6 %
  Tax-exempt                                      (7.2)         (6.7)
    Total loans                                   12.5           6.1
Investment securities:
  Taxable                                        (10.0)         11.6
  Tax-exempt                                     (15.6)        (10.4)
    Total investment securities                  (10.7)          7.3
Funds sold                                        52.9           0.4
Other short-term investments                     (78.3)        (29.6)
    Total earning assets                           6.3           6.0
Reserve for loan losses                           11.2          13.4
Cash and due from banks                           (5.1)          0.8
Premises and equipment                             1.1           1.0
Other assets                                       6.8           4.5
Unrealized gains on
  investment securities
    Total assets                                   6.4 %         6.2 %

Liabilities and Shareholders' Equity
Interest-bearing deposits:
  NOW/Money market accounts                       (3.8)%         5.7 %
  Savings                                        (17.1)          5.7
  Consumer time                                   18.8          (0.5)
  Other time                                      30.3           6.3
    Total interest-bearing deposits                4.4           3.6
Funds purchased                                   38.7          12.3
Other short-term borrowings                      (15.2)         38.1
Long-term debt                                     5.7          14.6
    Total interest-bearing liabilities             7.3           5.3
Noninterest-bearing deposits                      (1.7)          6.3
Other liabilities                                 25.3          13.8
Realized shareholders' equity                      3.1           6.1
Net unrealized gains on
  investment securities
    Total liabilities and
     shareholders' equity                          6.4 %         6.2 %

LOANS

Loan demand was the strong in 1995 especially in the fourth quarter. Average loans increased 12.5% over the prior year with growth of 10.2% in Florida, 15.0% in Georgia and 14.4% in Tennessee/Alabama. An increased emphasis by our banks produced strong growth in adjustable-rate residential mortgage loans. The Company's only significant concentration of credit at December 31, 1995 occurred in loans secured by real estate which totaled $15.4 billion. However, this amount is not concentrated in any specific type of loan, except for low-risk adjustable rate single-family mortgages, or geographic area. At year-end 1995, real estate loans in Florida banks were $9.7 billion or 61% of total loans, $3.5 billion in Georgia banks or 34%, and $2.1 billion or 43%, in Tennessee/Alabama banks. Of the $9.7 billion in mortgage loans for 1-4 family dwellings, $602.8 million were home equity loans. The average loan-to-deposit ratio increased to 93.4% in 1995 compared with 85.6% in 1994.
     At December 31, 1995, international outstandings, which include loans, acceptances, deposits in other banks, foreign guarantees and accrued interest, net of write-downs, totaled $396.8 million, an increase of 20.7% from $328.8 million at December 31, 1994. Most of the balances were temporary investments and trade financing in Canada and Western Europe.

TABLE 6 - LOAN PORTFOLIO BY TYPES OF LOANS

(In millions) At December 31        1995        1994        1993        1992        1991        1990
Commercial:
  Domestic                     $10,222.5    $9,279.2    $8,190.3    $7,933.4    $7,324.3    $7,656.6
  International                    337.5       273.2       197.8       167.3       119.4        79.3
Real estate:
  Construction                   1,216.6     1,151.1     1,083.2     1,034.7     1,121.7     1,367.3
  Mortgage, 1-4 family           9,732.8     8,380.5     7,013.8     5,911.6     5,488.4     5,221.7
  Other                          4,477.7     4,516.3     4,456.8     4,495.5     4,161.8     3,912.3
Lease financing                    561.2       411.0       328.1       355.4       363.7       383.3
Credit card                        774.0       690.5       698.2       725.7       745.2       775.6
Other consumer loans             3,979.1     3,847.1     3,323.9     2,869.9     2,927.0     3,374.2
  Loans                        $31,301.4   $28,548.9   $25,292.1   $23,493.5   $22,251.5   $22,770.3

TABLE 7 - RESERVE FOR LOAN LOSSES
                                                                   At December 31
(Dollars in millions)                        1995       1994       1993       1992       1991       1990
Allocation of Reserve for Loan Losses
 by Loan Type
  Commercial                                $137.7     $138.7     $139.4     $155.2     $147.1     $130.7
  Real estate                                167.0      200.6      189.6      164.0      105.2      106.6
  Lease financing                              5.4        2.8        2.8        2.6        4.4        6.5
  Consumer loans                              86.2       74.6       88.7       82.5       78.5       63.3
  Unallocated                                302.6      230.3      140.7       69.9       45.8       59.8
    Total                                   $698.9     $647.0     $561.2     $474.2     $381.0     $366.9

Allocation of Reserve for Loan Losses
 as a Percent of Total Reserve
   Commercial                                 19.7 %     21.4 %     24.8 %     32.7 %     38.6 %     35.5 %
   Real estate                                23.9       31.0       33.8       34.7       27.6       29.1
   Lease financing                             0.8        0.4        0.5        0.5        1.2        1.8
   Consumer loans                             12.3       11.5       16.0       17.4       20.6       17.3
   Unallocated                                43.3       35.7       24.9       14.7       12.0       16.3
     Total                                   100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

Year-end Loan Types as a Percent of
  Total Loans
  Commercial                                  33.7 %     33.5 %     33.1 %     34.3 %     33.2 %     33.7 %
  Real estate                                 49.3       49.2       49.6       48.5       48.2       45.6
  Lease financing                              1.8        1.4        1.5        1.5        1.6        1.7
  Consumer loans                              15.2       15.9       15.8       15.7       17.0       19.0
    Total                                    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                               Year Ended December 31
(Dollars in millions)                     1995        1994        1993        1992        1991        1990
Reserve for Loan Losses
  Balance - beginning of year           $647.0      $561.2      $474.2      $381.0      $366.9      $347.5
  Reserve of purchased banks               6.3         8.3         8.0         6.4         0.4         1.0
  Provision for loan losses              112.1       137.8       189.1       234.2       209.6       201.6

  Charge-offs:
    Domestic:
      Commercial                         (29.7)      (28.1)      (47.8)      (61.3)      (96.1)      (76.8)
      Real estate:
        Construction                      (0.4)       (0.7)       (7.6)       (7.3)       (7.9)      (18.1)
        Mortgage, 1-4 family              (7.1)       (7.3)      (10.9)      (10.3)       (6.1)       (2.6)
        Other                            (16.3)      (20.5)      (35.1)      (44.5)      (26.2)      (29.8)
      Lease financing                     (0.9)       (0.7)       (1.0)       (3.0)       (6.5)       (4.2)
      Credit card                        (27.7)      (26.3)      (28.9)      (33.6)      (37.3)      (28.1)
      Other consumer loans               (38.7)      (30.1)      (31.9)      (42.0)      (62.0)      (66.2)
    International                            -           -           -           -           -        (0.1)
      Total charge-offs                 (120.8)     (113.7)     (163.2)     (202.0)     (242.1)     (225.9)

  Recoveries:
    Domestic:
      Commercial                          20.0        18.6        20.9        22.1        16.3        13.7
      Real estate:
        Construction                       0.8         0.7         0.5         0.7         0.4         0.9
        Mortgage, 1-4 family               1.5         1.5         1.3         1.1         0.9         0.5
        Other                              5.5         6.3         5.2         3.0         1.4         1.2
      Lease financing                      0.5         0.6         1.0         1.1         2.0         1.0
      Credit card                          7.3         7.3         5.7         6.8         6.1         5.4
      Other consumer loans                18.1        18.3        18.4        19.5        17.6        18.0
    International                          0.6         0.1         0.1         0.3         1.5         2.0
      Total recoveries                    54.3        53.4        53.1        54.6        46.2        42.7
      Net charge-offs                    (66.5)      (60.3)     (110.1)     (147.4)     (195.9)     (183.2)

  Balance - end of year                 $698.9      $647.0      $561.2      $474.2      $381.0      $366.9

Year-end loans outstanding:
  Domestic                           $30,948.4   $28,260.3   $25,078.0   $23,326.2   $22,117.5   $22,687.8
  International                          353.0       288.6       214.1       167.3       134.0        82.5
    Total                            $31,301.4   $28,548.9   $25,292.1   $23,493.5   $22,251.5   $22,770.3

Average loans                        $29,709.3   $26,435.1   $24,170.4   $22,489.1   $22,144.6   $22,058.4

Ratios
  Reserve to year-end loans               2.23 %      2.27 %      2.22 %      2.02 %      1.71 %      1.61 %
  Net charge-offs to average loans        0.22        0.23        0.46        0.66        0.89        0.84
  Provision to average loans              0.38        0.52        0.78        1.04        0.95        0.91
  Recoveries to total charge-offs         44.9        47.0        32.5        27.0        19.1        18.9

NONPERFORMING ASSETS

Nonperforming assets consist of nonaccrual loans, restructured loans and other real estate owned. Nonperforming assets decreased $24.3 million, or 8.8%, from year-end 1994 although they increased $7.5 million during the fourth quarter of 1995. Att year-end the ratio of nonperforming assets to total loans plus other real estate owned was the lowest in the Company's history. Most of the 1995 decline occurred in our Tennessee banks, cutting their ratio of nonperforming assets to total loans plus other real estate owned to 0.60% at December 31, 1995. Included in nonperforming loans are loans aggregating $34.7 million that are current as to the payment of principal and interest but have been placed in nonperforming status because of uncertainty as to the borrower's ability to make future payments. In management's opinion, all material potential problem loans are included in Table 9.
     Statements of Financial Accounting Standards No. 114 (FAS 114) "Accounting by Creditors for Impairment of a Loan" and No. 118 (FAS 118) "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" were effective for fiscal years beginning after December 15, 1994. FAS 114 and FAS 118 address the accounting by creditors for impairment of a loan and loans that are restructured in a troubled debt restructuring. SunTrust adopted these standards in the first quarter of 1995. The adoption had no material effect on the earnings or financial condition of the Company.
     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to reserve for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
     For the year 1995, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1995, if all such loans had been accruing interest at the original contractual rate, was $20.1 million. Interest payments recorded in 1995 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1995, were $11.0 million.

TABLE 9 - NONPERFORMING ASSETS AND ACCRUING LOANS
          PAST DUE 90 DAYS OR MORE
                                                                    At December 31
(Dollars in millions)                      1995        1994        1993        1992        1991        1990
Nonperforming Assets
 Nonaccrual loans:
   Commercial                             $28.3       $27.9       $41.3       $49.6       $83.7      $102.4
   Real Estate:
    Construction                            4.9        16.0        29.9        45.4        60.0        48.7
    Mortgage, 1-4 family                   45.7        45.3        53.1        45.5        49.5        37.3
    Other                                  99.3        82.0       116.8       160.2       207.1       159.4
   Lease financing                          0.1         0.2         0.1         0.9         2.7         3.2
   Consumer loans                          11.0        11.6         9.3        18.1        23.8        14.0
    Total nonaccrual loans                189.3       183.0       250.5       319.7       426.8       365.0
 Restructured loans                         2.9         4.6        11.3         4.6        17.3         8.9
    Total nonperforming loans             192.2       187.6       261.8       324.3       444.1       373.9
 Other real estate owned                   58.8        87.7       148.9       220.3       245.9       246.8
    Total nonperforming assets           $251.0      $275.3      $410.7      $544.6      $690.0      $620.7

Ratios
 Nonperforming loans to total loans        0.61 %      0.66 %      1.03 %      1.38 %      2.00 %      1.64 %
 Nonperforming assets to total loans
  plus other real estate owned             0.80        0.96        1.61        2.30        3.07        2.70
 Reserve to nonperforming loans           363.6       344.9       214.4       146.2        85.8        98.1

Accruing Loans Past Due 90 Days or More   $24.3       $19.2       $24.4       $27.6       $30.4       $42.5

INVESTMENT SECURITIES

The investment portfolio is managed to maximize yield over an entire interest rate cycle while providing liquidity and minimizing market risk. The portfolio yield improved from an average of 5.98% in 1994 to 6.40% in 1995. The improvement was principally a result of our adjustable rate mortgage-backed securities becoming fully indexed, and fourth quarter sales of $835 million in bonds and reinvestment of the proceeds. The portfolio size declined by $598.1 million from December 31, 1994 to December 31, 1995 as a portion of maturities, primarily in the first half of 1995, were used to meet loan demand. Portfolio turnover from sales totaled $1.2 billion in 1995, representing approximately 15.0% of the average portfolio size. The sales resulted in a pre-tax loss of $6.6 million but reinvesting at higher yields will improve future income. The average life of the portfolio declined to approximately 3.1 years at year-end 1995; however, adjustable-rate securities in the portfolio reduced the average time to repricing to 2.1 years.
     The Company classified all of its investment securities as "available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of investment securities at December 31, 1995 reflected $1.9 billion in unrealized gains, including a $1.8 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company.

TABLE 10 - INVESTMENT SECURITIES BY CATEGORY
                                           Amortized       Fair      Unrealized  Unrealized
(In millions) At December 31                 Cost          Value       Gains      Losses
U.S. Treasury:
  1994                                      $2,170.3    $2,182.4       $18.9        $6.8
  1993                                       2,508.1     2,378.4         0.8       130.5
  1992                                       2,952.7     2,985.8        34.0         0.9

U.S. government agencies and corporations:
  1994                                      $1,116.4    $1,126.0       $13.6        $4.0
  1993                                       1,067.3     1,007.8         0.4        59.9
  1992                                         821.7       828.2         6.6         0.1

States and political subdidivions:
  1994                                        $831.2      $865.8       $36.1        $1.5
  1993                                         958.1       972.1        29.1        15.1
  1992                                       1,080.3     1,157.6        78.0         0.7

Mortgage-backed securities:
  1994                                      $3,508.4    $3,516.2       $26.4       $18.6
  1993                                       3,661.9     3,500.7         3.4       164.6
  1992                                       4,319.3     4,343.3        36.8        12.8

Common stock of The Coca-Cola Company:
  1994                                          $0.1    $1,791.9    $1,791.8           -
  1993                                           0.1     1,242.9     1,242.8           -
  1992                                           0.1     1,076.9     1,076.8           -

Other securities:
  1994                                        $177.4      $194.6       $18.3        $1.1
  1993                                         206.4       216.8        12.4         2.0
  1992                                         234.5       252.1        18.4         0.8

Total investment securities
  1994                                      $7,803.8    $9,676.9    $1,905.1       $32.0
  1993                                       8,401.9     9,318.7     1,288.9       372.1
  1992                                       9,408.6    10,643.9     1,250.6        15.3

DEPOSITS

Average deposits increased 3.0% in 1995. Other time deposits (primarily commercial time deposits over $100,000) posted the largest increase at 30.3% and consumer time deposits were up 18.8%. Noninterest-bearing demand deposits decreased 1.7%. Interest-bearing deposits comprised 78.3% of average total deposits in 1995 and 77.2% in 1994.

TABLE 11 - COMPOSITION OF AVERAGE DEPOSITS
                                    Year Ended December 31               Percent of Total
(Dollars in millions)           1995         1994         1993       1995      1994      1993
Noninterest-bearing           $6,911.1     $7,034.1     $6,773.3     21.7 %    22.8 %    22.8 %
NOW/Money market accounts      9,425.2      9,798.9      9,655.0     29.6      31.7      32.5
Savings                        3,619.4      4,364.5      4,515.0     11.4      14.1      15.2
Consumer time                  7,875.0      6,626.2      6,799.4     24.8      21.5      23.0
Other time                     3,978.0      3,054.1      1,940.6     12.5       9.9       6.5
  Total                      $31,808.7    $30,877.8    $29,683.3    100.0 %   100.0 %   100.0 %

FUNDS PURCHASED

Average funds purchased, which are composed of federal funds purchased and securities sold under agreements to repurchase, increased $1.2 billion or 38.7% in 1995. Also, average net purchased funds (average funds purchased less average funds sold) increased $977.3 million in 1995. Average net purchased funds were 9.5% of earning assets for 1995 compared to 7.4% in 1994.

TABLE 12 - FUNDS PURCHASED*
                                                                     Maximum
                                                                   Outstanding
                          At December 31        Daily Average         at Any
(Dollars in millions)     Balance    Rate       Balance    Rate     Month-end
1995                     $5,483.8    5.08 %    $4,228.8    5.65 %    $5,483.8
1994                      4,351.9    4.90       3,050.0    4.00       4,351.9
1993                      3,795.4    2.65       3,102.7    2.83       3,795.4

* Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of the borrowings.

CAPITAL RESOURCES

Consistent with the objective of operating a sound financial organization, SunTrust maintains capital ratios well above regulatory requirements. The rate of internal capital generation has been more than adequate to support asset growth. Table 13 presents capital ratios for the six most recent years.

     Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily shareholders' equity) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital to risk-weighted assets ratio of 4% and a minimum total capital (Tier 1 plus Tier 2) to risk-weighted assets ratio of 8%. The Federal Reserve Board (Board) has also established an additional capital adequacy guideline referred to as the Tier 1 leverage ratio that measures the ratio of Tier 1 capital to average quarterly assets. Regulatory agencies precludes banks from formally including FAS 115 unrecognized gains and losses in calculating Tier 1 capital; therefore, the appreciation of $1.8 billion in the Company's 24,133,248 shares of common stock of The Coca-Cola Company is not included in our risk-adjusted capital.
     The Federal Deposit Insurance Corporation Improvement Act of 1992 (FDICIA) required the establishment of a capital-based supervisory system of prompt corrective action for all depository institutions. The Board's implementation of FDICIA defines "well capitalized" institutions as those whose capital ratios equal or exceed the following minimum ratios: Tier 1 capital ratio of 6%, total risk-based ratio of 10%, and a Tier 1 leverage ratio of 5%.
     During 1995 the Company completed the repurchase of 12,00,000 shares of SunTrust common stock authorized in 1993 and the Board of Directors authorized the Company to repurchase up to 10,000,000 additional shares. The Company repurchased a total of 3,481,448 shares during 1995, of which 1,602,991 were from the recent authorization. The Company has unused authorization to repurchase 8,397,009 shares of SunTrust common stock.

TABLE 13 - CAPITAL RATIOS
                                                                     At December 31
(Dollars in millions)                    1995         1994         1993         1992         1991         1990
Tier 1 capital:
  Realized shareholders' equity        $3,111.0     $2,883.3     $2,845.8     $2,769.7     $2,622.8     $2,377.1
  Intangible assets other than
    servicing rights                     (252.3)      (222.2)      (194.0)      (174.6)      (173.3)      (163.9)
    Total Tier 1 capital                2,858.7      2,661.1      2,651.8      2,595.1      2,449.5      2,213.2
Tier 2 capital:
  Allowable reserve for loan losses       462.2        420.9        378.1        349.8        327.9        327.5
  Allowable long-term debt                246.8        281.4        120.4        200.0        336.3        269.5
    Total Tier 2 capital                  709.0        702.3        498.5        549.8        664.2        597.0
    Total capital                       3,567.7     $3,363.4     $3,150.3     $3,144.9     $3,113.7     $2,810.2

Risk-weighted assets                  $36,742.0    $33,444.3    $29,871.4    $27,684.4    $26,005.7    $25,993.4
Risk-based ratios:
  Tier 1 capital                           7.78 %       7.95 %       8.88 %       9.37 %       9.42 %       8.51 %
  Total capital                            9.71        10.05        10.55        11.35        11.97        10.81
Tier 1 leverage ratio                      6.71         6.68         6.82         7.27         7.14         6.97
Total shareholders' equity to assets       9.19         8.09         8.86         7.33         7.35         6.90

LIQUIDITY

Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and other attractive market opportunities. A large stable, core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. Liquidity is enhanced by an investment portfolio structured to provide liquidity as needed, which occurred in 1995 when loan demand exceeded deposit growth. It is also strengthened by ready access to regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank deposit note program, commercial paper issuance by the Parent Company, and Federal Home Loan Bank (FHLB) advances for several subsidiary banks who are FHLB members.

TABLE 14 - LOAN MATURITY
                                                      Remaining Maturities of Selected Loans
                                                              Within        1-5         After
(In millions) At December 31, 1995             Total         1 Year        Years       5 Years
Loan Maturity
  Commercial                                  $10,560.0     $6,206.4     $3,334.9     $1,018.7
  Real estate - construction                    1,216.6        962.4        249.0          5.2
   Total                                      $47,106.4    $33,283.0    $79,361.5    $56,321.5

Interest Rate Sensitivity
  Selected loans with:
    Predetermined interest rates                                         $2,017.5       $179.6
    Floating or adjustable interest rates                                 1,566.4        844.3
       Total                                                            $22,528.3    $14,848.3

TABLE 15 - MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
                                                                        At December 31, 1995
                                                                                                         Average
                                              1 Year        1-5        5-10      After 10               Maturity
(Dollars in millions)                        or Less      Years       Years       Years        Total    in Years
Distribution of Maturities:
 Amortized Cost
  U.S. Treasury and other U.S. government
    agencies and corporations                  893.4    $2,386.2        $7.1           -     $3,286.7     2.4
  States and political subdivisions            140.3       477.8       185.8        27.3        831.2     3.6
  Mortgage-backed securities <F1>              258.2     2,698.7       509.5        42.0      3,508.4     3.7
    Total debt securities                   $1,291.9    $5,562.7      $702.4       $69.3     $7,626.3     3.1
 Fair Value
  U.S. Treasury and other U.S. government
    agencies and corporations                  894.0     2,406.8         7.6           -      3,308.4
  States and political subdivisions            142.7       495.0       198.6        29.5        865.8
  Mortgage-backed securities <F1>              257.4     2,702.7       514.4        41.7      3,516.2
    Total debt securities                   $1,294.1    $5,604.5      $720.6       $71.2     $7,690.4

Weighted average yield(FTE):
  U.S. Treasury and other U.S. government
   agencies and corporations                    5.62 %      5.74 %      6.80 %           %       5.71 %
  States and political subdivisions             8.84        8.52        9.37        9.15         8.79
  Mortgage-backed securities <F1>               5.55        6.40        5.99        6.32         6.27
    Total debt securities                       6.15        6.24        6.89        7.42         6.30

<F1> Distribution of maturities is based on expected cash flows which may be different from the contractual terms.

TABLE 16 - MATURITY OF CERTIFICATES OF DEPOSIT AND OTHER
           TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

                                                    Other
                                    Certificates    Time
                                     of Deposit   Deposits     Total
(In millions) At December 31, 1995
Months to maturity:
 3 or less                             $1,061.7   $1,649.7   $2,711.4
 Over 3 through 6                         598.6       11.1      609.7
 Over 6 through 12                        506.9       13.5      520.4
 Over 12                                  391.1       36.5      427.6
  Total                                $2,558.3   $1,710.8   $4,269.1

TABLE 17 - INTEREST RATE SENSITIVITY ANALYSIS
                                                                                      Repricing Within<F1>
                                                  0-30           31-90        91-180        181-365       Over 1
At December 31, 1995                              Days           Days          Days          Days          Year         Total
EARNING ASSETS
Loans <F2>                                      $12,804.2       $2,423.2      $2,346.8      $4,158.1      $9,223.2     $30,955.5
Investment securities <F3>                          404.2          292.8         413.9       1,040.7       5,635.6       7,787.2
Interest-bearing deposits                             4.3           22.5           0.1           0.2           1.7          28.8
Funds sold                                        1,176.2              -             -             -             -       1,176.2
  Total earning assets                           14,388.9        2,738.5       2,760.8       5,199.0      14,860.5      39,947.7

INTEREST-BEARING LIABILITIES
Interest-bearing deposits <F4>                   16,384.4        1,791.1       2,315.9       2,581.6       2,288.8      25,361.8
Funds purchased                                   5,716.6              -             -             -             -       5,716.6
Other short-term borrowings                         449.2          375.0          60.0           7.7           2.6         894.5
Long-term debt                                       27.5           76.3           3.2          28.4         867.0       1,002.4
  Total interest-bearing liabilities             22,577.7        2,242.4       2,379.1       2,617.7       3,158.4      32,975.3
Off-balance sheet financial instruments             (26.7)          31.9          72.0          55.1        (132.3)            -
Interest-sensitivity gap                        ($8,215.5)        $528.0        $453.7      $2,636.4     $11,569.8      $6,972.4
Cumulative gap                                  ($8,215.5)     ($7,687.5)    ($7,233.8)    ($4,597.4)     $6,972.4
Ratio of cumulative gap to total earning assets      20.6 %         19.2 %        18.1 %        11.5 %        17.5 %
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                     63.7          122.1         116.0         198.6         470.5
Cumulative gap at December 31, 1994             ($8,997.6)     ($8,802.1)    ($8,277.8)    ($5,407.9)     $6,969.4
Cumulative gap at December 31, 1993              (7,570.7)      (5,881.7)     (5,296.6)     (2,466.2)      7,280.5

<F1> The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
<F2> Excludes nonaccrual loans.
<F3> Includes trading account, does not include mark-to-market net unrealized gain of $1,873.1
<F4> Savings, NOW and money market accounts can be repriced at any time, therefore all such balances have been included in 0-30 days. Consumer time and other time deposit balances are classified according to their remaining maturities.

INTEREST RATE SENSITIVITY

The SunTrust asset/liability management process is charged with managing the balance sheet structure of the Company to optimize net interest income while minimizing the effect of interest rate changes on the net interest margin. SunTrust's objective is to maintain a neutral position relative to changes in interest rates. Simulation modeling is used by SunTrust to evaluate its level of interest rate sensitivity, as well as to analyze balance sheet strategies. Table 17 represents a snapshot of the balance sheet structure as of year-end, but does not fully reflect the complexities of the interest sensitivity of the Company as reflected in its simulation modeling process. SunTrust utilizes interest rate swap transactions in a very limited extent in the overall management of its interest sensitivity position. Table 19 contains summary information about these swap transactions.

TABLE 18 - OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
                                                  At December 31, 1995                      At December 31, 1994
                                                Contract or Notional Amount              Contract or Notional Amount
                                                                        Credit                                   Credit
                                                             For         Risk                         For         Risk
(In millions)                                End User     Customers     Amount        End User     Customers     Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                          $349        $855          $29        $1,838          $888          $53
  Futures and forwards                              -           -            -             -             -            -
  Options written                                   -         431            -             -           370            -
  Options purchased                                 -         393            -             -           360            -
   Total interest rate contracts                  349       1,679           29         1,838         1,618           53
 Foreign exchange rate contracts                  164           -            2           170             -           22
   Total derivatives contracts                   $513      $1,679          $31        $2,008        $1,618           75
Credit-related arrangements:
 Commitments to extend credit                 $13,649                  $13,649       $12,670                    $12,670
 Standby letters of credit and similar
  arrangements                                  2,905                    2,905         2,618                      2,618
   Total credit-related arrangements          $16,554                  $16,554       $15,288                    $15,288
When-issued securities:
 Commitments to sell                             $190                        -           $16                          -
 Commitments to purchase                            9                        -             6                          -
Total credit risk amount                                               $16,585                                  $15,363

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

Derivative Instruments
Derivative financial instruments, such as interest rate swaps, options, futures and forward contracts, are an important component of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to interest rate risk.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. The Company records all swap income and expense in the interest expense category. The total reduction of interest expense for 1995, 1994 and 1993 related to interest rate swaps was $10.1 million, $30.6 million and $43.6 million. Included in those amounts is $0.5 million, $0.4 million and $0.5 million representing income from swaps entered into for customers. For interest rate swaps entered into by the Company as an end user, the following table shows the weighted average rate received and weighted average rate paid by maturity and corresponding notional amounts at December 31, 1995.

TABLE 19 - INTEREST RATE SWAPS
                                                      Average    Average    Average
(Dollars in millions)         Notional      Fair     Maturity     Rate       Rate
At December 31, 1995           Value       Value    In Months     Paid      Received
Gain position:
  Receive fixed                 $93.8       $7.0       44.7       5.78 %     6.15 %
  Pay fixed                       4.7        0.1       91.3       5.88       5.97
  Total gain position            98.5        7.1
Loss position:
  Receive fixed                     -          -          -          -          -
  Pay fixed                     250.5       (3.6)      55.2       6.32       5.26
  Total loss position           250.5       (3.6)
    Total                      $349.0       $3.5

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

EARNINGS AND BALANCE SHEET ANALYSIS 1994 VS. 1993

Net income was $522.7 million in 1994 compared with $473.7 million in 1993. This increase amounted to $49.0 million or 10.3%. Earnings per common share in 1994 were $4.37, a 15.9% increase over the preceding year.
     Net interest income, at $1,675.6 million for 1994, was only slightly higher than the $1,634.4 million in 1993 primarily because of a 6.1% growth in average assets. The Company's net interest margin declined from 4.80% in 1993 to 4.64% in 1994.
     The provision for loan losses decreased $51.3 million from $189.1 million to $137.8 million while the reserve for loan losses as a percentage of loans increased from 2.22% to 2.27%. Net charge-offs were 0.23% of loans in 1994 versus 0.46% in 1993. Nonperforming assets decreased $135.4 million from $410.7 million at December 31, 1993 to $275.3 million at December 31, 1994.
     Noninterest income in decreased $26.6 million from $726.5 million in 1993 to $699.9 million in 1993. The rising rate environment experienced during this period reduced sales of mutual funds and drastically curtailed the refinancing of mortgages. Additionally, rising rates produced poor performance for fixed income securities retarding growth in trust fees. Service charges collected on commercial deposit accounts were also negatively impacted by rising rates since these charges are reduced by an earnings credit on collected balances based on a market interest rate. Noninterest expense was down for the second straight year, reducing the efficiency ratio to a Company-record 58.9%.
     Loans at December 31, 1994, were $28.5 billion or 12.9% greater than at year-end 1993. At December 31, 1994, deposits were $32.2 billion, an increase of $1.7 billion or 5.7% from 1993 year-end.

FOURTH QUARTER RESULTS

Net income per common share for the fourth quarter of 1995 was $1.28, an increase of 13.3% from $1.13 per share in the fourth quarter of 1994. Net income increased from $132.3 million in the 1994 fourth quarter to $144.9 million in the 1995 fourth quarter.

  The 1995 provision for loan losses of $31.3 million was $3.9 million lower than the $35.2 million in 1994. Net loan charge-offs for the current period were higher at $29.1 million versus $22.4 million in the 1994 fourth quarter.

  Average earning assets were $39.4 billion in the 1995 fourth quarter, 7.1% higher than in 1994. This gain, offset somewhat by an 18 basis point decline in the net interest margin, produced an increase of $12.5 million in net interest income on a taxable-equivalent basis.

  Noninterest income increased by $10.4 million in the 1995 fourth quarter compared to the fourth quarter of 1994. Trust income was up $3.2 million or 5.2% over the 1994 fourth quarter, and credit card fees were up $1.1 million or 8.2% over the same periods.

  Noninterest expense increased 7.6% from year-ago levels. The primary reasons for the increase were increased personnel costs associated with growth initiatives and an $11.6 million write-down of a company-owned building. FDIC premiums were $3.9 million or 76.3% lower in the fourth quarter of 1995 compared to the same period in 1994 due to the insurance premium rate reduction discussed earlier.

  The provision for income taxes of $54.8 million was $10.8 million lower in the fourth quarter of 1995 than in the 1994 fourth quarter.

TABLE 20 - QUARTERLY FINANCIAL DATA
(Dollars in millions) except per share data                1995                                            1994
                                          4           3           2           1           4            3           2          1
SUMMARY OF OPERATIONS
 Interest and dividend income          $782.4      $759.9      $758.4      $726.5      $691.9       $652.7      $621.1      $586.6
 Interest expense                       350.2       342.0       343.9       314.7       274.2        244.9       216.2       197.2
 Net interest income                    432.2       417.9       414.5       411.8       417.7        407.8       404.9       389.4
 Provision for loan losses               31.3        29.1        26.2        25.5        35.2         34.8        33.9        33.9
 Net interest income after
   provision for loan losses            400.9       388.8       388.3       386.3       382.5        373.0       371.0       355.5
 Noninterest income                     179.4       182.6       174.2       176.9       169.0        173.1       177.2       180.6
 Noninterest expense                    380.6       363.1       349.7       358.1       353.6        349.0       351.4       346.0
 Income before provision
   for income taxes                     199.7       208.3       212.8       205.1       197.9        197.1       196.8       190.1
 Provision for income taxes              54.8        64.6        71.9        69.1        65.6         65.2        65.4        63.0
 Net income                            $144.9      $143.7      $140.9      $136.0      $132.3       $131.9      $131.4      $127.1

 Net interest income,
   (taxable-equivalent)                $443.9      $430.1      $427.1      $424.9      $431.4       $421.7      $419.1      $403.5

PER COMMON SHARE
  Net income                            $1.28       $1.26       $1.22       $1.18       $1.13        $1.11       $1.09       $1.04
  Dividends declared                     0.40        0.36        0.36        0.36        0.36         0.32        0.32        0.32
  Book value                            37.72       35.81       34.76       32.09       29.85        29.79       28.61       28.74
  Market Price:
    High                              $70 7/8     $67 3/4     $59 7/8     $55 3/8     $51 1/8      $51 3/8     $50 1/2     $47 1/8
    Low                                63 3/8      57          53 1/8      47 1/4      46 3/8       47 1/8      43 1/2      44 1/4
    Close                              68 1/2      66 1/8      58 1/4      53 1/2      47 3/4       48 3/4      48 3/8      44 5/8

SELECTED AVERAGE BALANCES
 Total assets                       $44,616.4   $43,072.4   $42,762.2   $41,808.4   $40,991.2    $40,391.4   $40,340.6   $40,226.5
 Earning assets                      39,391.9    38,198.8    38,344.3    37,653.9    36,880.0     36,161.2    35,941.1    35,536.5
 Loans                               30,688.7    29,771.1    29,582.1    28,773.8    27,703.3     26,746.4    25,991.6    25,269.1
 Total deposits                      31,926.1    31,516.5    31,852.5    31,943.7    31,338.2     31,338.4    30,755.0    30,060.4
 Realized shareholders' equity        3,081.8     3,092.9     3,043.8     2,989.1     2,964.7      2,991.2     2,956.2     2,927.6
 Total shareholders' equity           4,163.4     4,090.3     3,797.4     3,561.2     3,555.0      3,557.3     3,527.0     3,648.2

Common equivalent shares (thousands)  113,149     114,088     115,090     115,543     117,054      119,271     120,602     121,657

Ratios (Annualized)
 ROA                                     1.34 %      1.38 %      1.36 %      1.35 %      1.31 %       1.33 %      1.34 %      1.32 %
 ROE                                    18.65       18.43       18.56       18.46       17.71        17.49       17.84       17.60
 Net interest margin                     4.47        4.47        4.47        4.58        4.64         4.63        4.68        4.60

TABLE 21 - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
           AND AVERAGE YIELDS EARNED AND RATES PAID
                                                                              Quarter Ended
                                                       December 31, 1995                     December 31, 1994
(Dollars in millions; yields on                   Average     Income/    Yields/        Average     Income/    Yields/
 taxable-equivalent basis)                       Balances     Expense     Rates        Balances     Expense     Rates
Assets
Loans: <F1>
 Taxable                                         $30,033.9     $638.9      8.44 %      $26,887.1     $547.7      8.08 %
 Tax-exempt <F2>                                     654.8       14.8      9.02            726.9       16.4      8.93
   Total loans                                    30,688.7      653.7      8.45         27,614.0      564.1      8.11
Investment securities:
 Taxable                                           7,029.8      108.7      6.14          7,631.8      109.7      5.71
 Tax-exempt <F2>                                     836.9       19.2      9.11            974.6       23.6      9.60
   Total investment securities                     7,866.7      127.9      6.45          8,606.4      133.3      6.15
Funds sold                                           735.9       11.0      5.88            469.2        6.7      5.69
Other short-term investments <F2>                    100.6        1.5      5.61            101.2        1.5      5.78
   Total earning assets                           39,391.9      794.1      8.00         36,790.8      705.6      7.61
Reserve for loan losses                             (695.8)                               (640.3)
Cash and due from banks                            2,221.3                               2,155.6
Premises and equipment                               722.9                                 712.4
Other assets                                       1,227.2                               1,025.1
Unrealized gains(losses) on
 investment securities                             1,748.9                                 947.6
   Total assets                                  $44,616.4                             $40,991.2

Liabilities and Shareholders' Equity
Interest-bearing deposits:
 NOW/Money market accounts                        $9,544.2      $64.1      2.66 %       $9,698.2      $62.6      2.56 %
 Savings                                           3,469.9       22.1      2.54          4,123.0       26.9      2.58
 Consumer time                                     8,007.2      109.4      5.42          6,833.8       76.2      4.43
 Other time <F3>                                   3,824.6       54.0      5.61          3,585.0       39.7      4.40
   Total interest-bearing deposits                24,845.9      249.6      3.99         24,240.0      205.4      3.36
Funds purchased                                    4,925.5       68.8      5.54          3,270.1       42.3      5.13
Other short-term borrowings                          998.0       14.1      5.56            902.2       10.4      4.60
Long-term debt                                     1,010.1       17.7      6.97            919.1       16.1      6.96
   Total interest-bearing liabilities             31,779.5      350.2      4.37         29,331.4      274.2      3.71
Noninterest-bearing deposits                       7,080.1                               7,098.2
Other liabilities                                  1,593.4                               1,006.6
Shareholders' equity                               3,081.8                               2,964.7
Net unrealized gains(losses) on
 investment securities                             1,081.6                                 590.3
   Total liabilities and shareholders' equity    $44,616.4                             $40,991.2

Interest rate spread                                                       3.63 %                                3.90 %

Net Interest Income                                            $443.9                                $431.4

Net Interest Margin <F3>                                                   4.47 %                                4.65 %

<F1> Interest income includes loan fees of $21.9 and $24.5 in the quarters ended December 31, 1995 and 1994. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
                                     36

<F2> Interest income includes the effects of taxable-equivalent adjustments using a Federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $11.7 and $13.7 in the quarters ended December 31, 1994 and 1993.
<F3> Interest rate swap transactions used to help balance the Company's interest-sensitivity position reduced interest expense by $1.2 and $4.9 in the fourth quarter of 1995 and 1994, respectively. Without these swaps, the rate on Other time deposits and the net interest margin would have been 5.73% and 4.46% in 1995 and 4.94% and 4.60% in 1994.

TABLE 22 - QUARTERLY NONINTEREST INCOME AND EXPENSE
                                                                                 Quarters
                                                           1995                                          1994
(In millions)                                4          3          2          1           4          3          2          1
Noninterest Income
 Trust income                              $64.6      $64.7      $65.3      $65.1       $61.4      $61.6      $63.4      $63.9
 Service charges on deposit accounts        54.5       54.0       50.5       53.8        53.7       54.3       54.2       56.2
 Other charges and fees                     33.3       29.9       27.1       26.2        27.6       26.3       27.6       27.0
 Credit card fees                           15.6       15.1       15.7       16.2        14.5       14.0       14.7       14.0
 Securities gains (losses)                  (7.2)       1.0       (0.1)      (0.3)       (4.7)      (0.9)       0.1        2.8
 Trading account profits and commissions     3.3        2.5        2.4        2.4         2.3        1.8        1.8        2.1
 Other income                               12.4       13.3       10.8       11.5        11.8       13.7       12.2        9.9
   Total noninterest income               $176.5     $180.5     $171.7     $174.9      $166.6     $170.8     $174.0     $175.9

Noninterest Expense
 Salaries                                 $149.7     $144.8     $143.1     $140.5      $138.1     $138.5     $137.5     $136.3
 Other compensation                         27.0       25.3       21.1       21.9        22.6       25.1       23.9       24.5
 Employee benefits                          27.2       25.1       24.8       28.5        26.9       23.6       23.6       26.6
 Net occupancy expense                      33.2       33.6       31.8       31.5        30.0       32.8       33.0       31.1
 Equipment expense                          26.4       25.7       26.5       26.5        25.9       25.7       25.8       25.9
 FDIC premiums                               3.9       (0.6)      16.6       16.5        16.6       16.8       16.7       16.5
 Marketing and community relations          12.4       10.3       13.3       14.0        19.7       11.0       14.1       12.4
 Postage and delivery                        9.3        8.8        8.8        9.5         8.5        8.5        8.4        8.7
 Operating supplies                          8.5        8.1        7.7        7.9         7.2        7.0        7.7        7.5
 Other real estate expense                  (3.9)      (1.1)      (2.3)      (1.7)       (2.0)      (0.9)       1.5       (0.8)
 Communications                              6.6        7.3        7.1        6.7         6.3        6.7        6.7        6.4
 Consulting and legal                        5.0        5.5        5.5        4.8         5.7        4.7        8.0        4.2
 Amortization of intangible assets           6.0        5.4        5.0        5.0         5.1        5.2        5.4        4.9
 Other expense                              69.3       64.9       40.7       46.5        43.0       44.3       39.1       41.8
   Total noninterest expense              $380.6     $363.1     $349.7     $358.1      $353.6     $349.0     $351.4     $346.0

TABLE 23 - SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND
           ACCRUING LOANS PAST DUE 90 DAYS OR MORE (DOLLARS IN MILLIONS)
                                                                                    Quarters
                                                                  1995                                    1994
                                                    4         3         2         1          4         3         2         1
RESERVE FOR LOAN LOSSES
Balance - Beginning of quarter                   $692.8    $676.9    $661.0    $647.0     $634.2    $610.2    $588.1    $561.2
 Reserve of purchased bank                          3.9       0.7       1.7         -          -         -         -       8.3
 Provision for loan losses                         31.3      29.1      26.2      25.5       35.2      34.8      33.9      33.9
 Charge-offs                                      (40.9)    (27.3)    (25.7)    (26.9)     (33.7)    (25.8)    (25.0)    (29.2)
 Recoveries                                        11.8      13.4      13.7      15.4       11.3      15.0      13.2      13.9
 Balance - End of quarter                        $698.9    $692.8    $676.9    $661.0     $647.0    $634.2    $610.2    $588.1

RATIOS
  Reserve to loans outstanding - Quarter end       2.23 %    2.31 %    2.25 %    2.26 %     2.27 %    2.32 %    2.28 %    2.27 %
  Net loan charge-offs (annualized)
    to average loans                               0.38      0.18      0.16      0.16       0.32      0.16      0.18      0.25
  Provision to average loans (annualized)          0.40      0.39      0.36      0.36       0.49      0.52      0.52      0.54

NONPERFORMING ASSETS
 Nonaccrual loans                                $189.3    $174.3    $179.4    $181.9     $183.0    $206.7    $218.3    $232.5
 Restructured loans                                 2.9       3.0       3.2       4.3        4.6       5.1       2.3       3.4
   Total nonperforming loans                      192.2     177.3     182.6     186.2      187.6     211.8     220.6     235.9
 Other real estate owned                           58.8      66.2      70.1      83.8       87.7     109.6     119.6     144.1
   Total nonperforming assets                    $251.0    $243.5    $252.7    $270.0     $275.3    $321.4    $340.2    $380.0

RATIOS
 Nonperforming loans to total loans                0.61 %    0.59 %    0.61 %    0.64 %     0.66 %    0.77 %    0.82 %    0.91 %
 Nonperforming assets to total loans
   plus other real estate owned                    0.80      0.81      0.84      0.92       0.96      1.17      1.27      1.46
 Reserve to nonperforming loans                   363.6     390.8     370.6     355.0      344.9     299.4     276.6     249.3

Accruing Loans Past Due 90 Days or More           $24.3     $26.0     $19.0     $19.5      $19.2     $19.0     $19.3     $21.9

BANKING INCOME

Florida
Net income for SunTrust Banks of Florida, Inc. increased 7.5% to $300.5 million in 1995. ROA in 1995 was 1.41%, 4 basis points higher than 1994. Major factors in improved earnings were an increase in loan demand which helped produce a $29.6 million increase in net interest income. Average loans grew 10.2% in 1995. The seven banks in Florida with more than $1 billion in assets contributed 82% of the net income of SunTrust Banks of Florida, Inc.

                                                              Net Income                ROA
(Dollars in millions)                                   1995     1994  % Change    1995     1994
SunTrust Bank, Central Florida, N.A. (Orlando)         $79.3    $72.5     9.3 %    1.51 %    1.47 %
SunTrust Bank, South Florida, N.A. (Fort Lauderdale)    45.4     42.0     8.0      1.57      1.48
SunTrust Bank, Miami, N.A.                              33.6     30.1    11.6      1.37      1.26
SunTrust Bank, Tampa Bay                                29.7     27.0    10.0      1.55      1.44
SunTrust Bank, Gulf Coast (Sarasota)                    15.7     13.1    19.9      0.91      0.77
SunTrust Bank, Nature Coast (Brooksville)               14.5     12.9    12.3      1.27      1.24
SunTrust Bank, Southwest Florida (Fort Myers)           14.5     13.5     7.4      1.48      1.44
SunTrust Bank, East Central Florida (Daytona Beach)     14.1     14.0     0.2      1.36      1.38

Georgia
SunTrust Banks of Georgia, Inc., continued its long history of excellent returns with an ROA of 1.67%. Net income rose 7.3% to $226.3 million in 1995. The 24.0% decline in the provision for loan losses was a major factor in the earnings improvement as was the $7.4 million increase in trust income. Average loans grew 15.0% in 1995.

                                                              Net Income                ROA
(Dollars in millions)                                   1995     1994  % Change    1995     1994
SunTrust Bank, Atlanta                                $162.5   $159.0    2.2 %     1.60 %    1.63 %

Tennessee/Alabama
SunTrust Banks of Tennessee, Inc.'s earnings were up in 1995, with net income increasing 8.5% to $88.5 million. ROA in 1995 was 1.35% compared to 1.29% in 1994. A $10.3 million increase in net interest income in 1995 was the major contributor to the increase in net income. Average loans grew 14.4% in 1995.

                                                              Net Income                ROA
(Dollars in millions)                                   1995     1994  % Change    1995     1994
SunTrust Bank, Nashville                               $43.0    $35.6   20.7 %     1.36 %    1.19 %
SunTrust Bank, Chattanooga                              19.4     18.8    3.4       1.41      1.36
SunTrust Bank, East Tennessee (Knoxville)               14.2     13.1    8.3       1.34      1.37

TABLE 24 - FINANCIAL HIGHLIGHTS OF BANKING SUBSIDIARIES
(Dollars in Millions)
                                             SunTrust Banks of          SunTrust Banks of          SunTrust Banks of
                                                Florida, Inc.             Georgia, Inc.             Tennessee, Inc.
                                             1995         1994          1995         1994          1995         1994
Summary of Operations
 Net interest income (FTE)                  $934.6       $905.0        $575.1       $552.2        $278.3       $268.0
 Provision for loan losses                    69.7         82.0          30.0         39.4          12.1         15.9
 Trust income                                137.9        136.2          89.3         81.9          32.5         32.2
 Other noninterest income                    228.0        216.4         147.1        151.0          64.8         66.9
 Personnel expense                           296.3        296.2         181.7        176.9          95.0         94.6
 Other noninterest expense                   451.2        431.1         248.8        242.3         124.5        122.9
 Net income                                 $483.3       $448.3        $351.0       $326.5        $144.0       $133.7

Selected Average Balances
 Total assets                               21,309       20,352        15,005       14,060         6,552        6,306
 Earning assets                             19,987       18,881        12,478       12,012         6,250        5,911
 Loans                                      15,364       13,943         9,715        8,450         4,573        3,997
 Total deposits                             17,034       16,746         9,693        9,139         5,132        5,065
 Realized shareholders' equity               1,863        1,735         1,211        1,113           543          522

At December 31
 Total assets                               22,567       21,006        16,854       14,880         6,776        6,605
 Earning assets                             20,818       19,646        13,528       12,473         6,464        6,213
 Loans                                      16,024       14,963        10,316        9,260         4,824        4,299
 Reserve for loan losses                       381          343           199          188           119          115
 Total deposits                             17,794       16,774        10,185       10,219         5,240        5,231
 Realized shareholders' equity               1,931        1,809         1,302        1,173           553          524
 Total shareholders' equity                  1,952        1,702         2,419        1,879           561          488

Credit Quality
 Net loan charge-offs                         34.3         40.8          23.4         15.7           8.5          3.4
 Nonperforming loans<F1>                     125.1        113.5          56.0         56.6          10.9         17.0
 Other real estate owned<F1>                  32.7         40.3           8.0         13.7          18.1         33.8

Ratios
 ROA                                          1.41 %       1.37 %         1.67 %       1.62 %       1.35 %       1.29 %
 ROE                                         16.13        16.11         18.68        18.94         16.30        15.61
 Net interest margin                          4.68         4.79          4.61         4.60          4.45         4.53
 Efficiency ratio                            57.48        57.84         53.05        53.39         58.43        59.25
 Total shareholders' equity/assets<F1>        8.65         8.10         14.35        12.63          8.28         7.39
 Net loan charge-offs to average loans        0.22         0.29          0.24         0.19          0.19         0.09
 Nonperforming loans to total loans<F1>       0.78         0.76          0.54         0.61          0.23         0.39
 Nonperforming assets to total loans plus
  other real estate owned<F1>                 0.98         1.02          0.62         0.76           0.60        1.17
 Reserve to loans<F1>                         2.37         2.29          1.92         2.03           2.46        2.68
 Reserve to nonperforming loans<F1>          304.3        302.0         354.5        332.1        1,094.9       679.5

<F1>At December 31.

SUPERVISION AND REGULATION

As a bank holding company, the Company is subject to the regulation and supervision of the Federal Reserve Board. The Company's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control be money supply and credit availability in order to influence the economy.
     The Bank Holding Company Act previously prohibited the Federal Reserve Board from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries were principally conducted, unless such an acquisition was specifically authorized by statute of the state in which the bank whose shares were to be acquired is located. However, under recently enacted federal legislation, the restriction on interstate acquisitions has been abolished effective September 1995, and now, bank holding companies from any state may acquire banks and bank holding companies located in any other state, subject to certain conditions, including nationwide and state imposed concentration limits. Banks also will be able to branch across state lines by acquisition, merger or de novo, effective June 1, 1997 (unless state law would permit such interstate branching at an earlier date), providing certain conditions are met including that applicable state law must expressly permit de novo interstate branching and branch acquisitions.
     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy, In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," or "significantly undercapitalized" as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.
     There are various legal and regulatory limits on the extent to which the Company's subsidiary banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

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

COMMUNITY REINVESTMENT

Our banks have prospered by operating on the philosophy - "Build your community, and you build your bank." This commitment to our communities includes efforts to serve the credit needs of low- and moderate-income, and other disadvantaged communities as well as small businesses. SunTrust bankers make thousands of calls in our communities each year. Our banks advertise in minority and non-English media to reach potential customers who may not be reached by more traditional marketing efforts. We participate, and often play a leading role, in lending consortia, community development corporations and other cooperative efforts with other financial institutions, local governments and non-profit organizations to help make credit available where it may be impossible to extend traditional loans.
     Our performance in 1995 shows a strong commitment to our communities. SunTrust's banks in 1995 approved more than 2,000 mortgage loans totaling $115 million to residents of low- and moderate-income neighborhoods. SunTrust also made approximately 21,000 consumer loans totaling $405 million to residents of these areas, and we made approximately 32,000 small business loans under $100,000, totaling over $1 billion. We continue to seek ways to serve these markets profitably and prudently, and to ensure that all qualified applicants receive the loans they need.


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

Properties

The Company's headquarters and the main offices of SunTrust Banks of Georgia, Inc., and SunTrust Bank, Atlanta, are located in Atlanta, Georgia. As of December 31, 1995, bank subsidiaries of the Company owned 466 of their 652 full-service banking offices, and leased the remaining banking offices. See Notes 6 and 15 of the Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS
CONTENTS                                           Annual Report Page #
  Consolidated Statements of Income                      45
  Consolidated Balance Sheets                            46
  Consolidated Statements of Shareholders' Equity        47
  Consolidated Statements of Cash Flow                   48
  Notes to Consolidated Financial Statements             49-68
  Report of Independent Public Accountants               69

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL INFORMATION

Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility, and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.
     The Company's independent public accountants, Arthur Andersen LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.
     The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee, composed entirely of directors who are not officers or employees of the Company, meets periodically with both management and the independent public accountants to ensure that each is carrying out its responsibilities. The independent public accountants have full and free access to the Audit Committee and meet with it, with and without management present, to discuss auditing and financial reporting matters.
     The Company assessed its internal control system as of December 31, 1995, in relation to criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Based on this assessment, the Company believes that, as of December 31, 1995, its system of internal controls over financial reporting met those criteria.

James B. Williams        John W. Spiegel        William P. O'Halloran
Chairman of the Board    Executive Vice         Senior Vice President
of Directors             President              and Controller
and Chief Executive      and Chief Financial
Officer                  Officer

ABBREVIATIONS
Within the consolidated financial statements and the notes thereto, the following references will be used:
		SunTrust Banks, Inc. - Company or SunTrust
                SunTrust Banks of Florida, Inc. - STB of Florida
                SunTrust Banks of Georgia, Inc. - STB of Georgia
                SunTrust Banks of Tennessee, Inc. - STB of Tennessee SunTrust Banks, Inc. Parent Company - Parent Company

CONSOLIDATED STATEMENTS OF INCOME
                                                                Year Ended December 31
(Dollars in thousands except per share data)<F1>        1995              1994              1993
INTEREST INCOME
Interest and fees on loans                           $2,501,536        $2,017,969        $1,804,814
Interest and dividends on investment securities:
  Taxable interest                                      403,133           412,728           430,470
  Tax-exempt interest                                    55,611            66,984            75,948
  Dividends(1)                                           28,292            25,137            20,727
Interest on funds sold                                   34,857            17,098            10,589
Interest on deposits in other banks                       1,053             9,805            16,038
Other interest                                            2,722             2,656             3,781
  Total interest income                               3,027,204         2,552,377         2,362,367

INTEREST EXPENSE
Interest on deposits                                    988,725           704,804           632,307
Interest on funds purchased                             239,080           122,054            87,900
Interest on other short-term borrowings                  54,843            42,519            21,623
Interest on long-term debt                               68,114            63,119            48,839
  Total interest expense                              1,350,762           932,496           790,669

NET INTEREST INCOME                                   1,676,442         1,619,881         1,571,698
Provision for loan losses - Note 5                      112,108           137,841           189,064
Net interest income after provision for loan losses   1,564,334         1,482,040         1,382,634

NONINTEREST INCOME
Trust income                                            259,742           250,296           246,963
Service charges on deposit accounts                     212,798           218,420           225,900
Other charges and fees                                  126,020           121,137           142,108
Credit card fees                                         62,572            57,154            57,835
Securities gains(losses) - Note 3                        (6,649)           (2,692)            2,001
Other noninterest income                                 58,587            55,612            51,649
  Total noninterest income                              713,070           699,927           726,456

NONINTEREST EXPENSE
Salaries and other compensation - Notes 10 and 11       673,417           646,529           636,444
Employee benefits - Note 10                             105,573           100,660            98,516
Net occupancy expense                                   130,124           126,855           128,355
Equipment expense                                       105,122           103,342           103,082
FDIC premiums                                            36,432            66,635            66,231
Marketing and community relations                        49,966            57,210            48,042
Postage and delivery                                     36,392            34,129            32,402
Operating supplies                                       32,157            29,421            30,539
Other noninterest expense                               282,296           235,221           264,817
  Total noninterest expense                           1,451,479         1,400,002         1,408,428
Income before provision for income taxes                825,925           781,965           700,662
Provision for income taxes - Note 9                     260,449           259,221           226,933
NET INCOME                                             $565,476          $522,744          $473,729

Average common equivalent shares                    114,459,878       119,632,524       125,656,064
Net income per average common share                       $4.94             $4.37             $3.77
Dividends paid per common share                            1.48              1.32              1.16

(1) Includes dividends on common stock of
      The Coca-Cola Company                              21,237            18,824            16,411

<F1> See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
                                                                          At December 31
(Dollars in thousands) <F1>                                        1995                     1994
ASSETS
Cash and due from banks                                         $2,641,365               $2,595,071
Interest-bearing deposits in other banks                            28,787                   56,040
Trading account                                                     96,613                   98,110
Investment securities(1) - Note 3                                9,676,934                9,318,521
Funds sold                                                       1,299,407                  940,656
Loans - Notes 4,12 and 13                                       31,301,389               28,548,887
Reserve for loan losses - Note 5                                  (698,864)                (647,016)
  Net loans                                                     30,602,525               27,901,871
Premises and equipment - Note 6                                    729,731                  714,666
Intangible assets                                                  271,926                  237,416
Customers' acceptance liability                                    234,809                   39,813
Other assets - Note 10                                             889,375                  806,921
   Total assets                                                $46,471,472              $42,709,085

LIABILITIES
Noninterest-bearing deposits                                    $7,821,377               $7,653,776
Interest-bearing deposits                                       25,361,817               24,564,640
  Total deposits                                                33,183,194               32,218,416
Funds purchased                                                  5,483,751                4,351,896
Other short-term borrowings - Note 7                               894,470                  785,653
Long-term debt - Note 8                                          1,002,397                  930,447
Acceptances outstanding                                            234,809                   39,813
Other liabilities - Notes 9 and 10                               1,403,270                  929,529
   Total liabilities                                            42,201,891               39,255,754

Commitments and contingencies - Notes 2, 8, 11, 12, 15 and 16
SHAREHOLDERS' EQUITY - Note 11
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                                -                        -
Common stock, $1.00 par value; 350,000,000 shares authorized(2)    130,461                  130,461
Additional paid in capital                                         434,724                  438,309
Retained earnings                                                3,417,801                3,020,985
Treasury stock and other(3)                                       (871,953)                (706,499)
  Realized shareholders' equity                                  3,111,033                2,883,256
Unrealized gains on investment securities,net of
  taxes - Note 3                                                 1,158,548                  570,075
   Total shareholders' equity                                    4,269,581                3,453,331
   Total liabilities and shareholders' equity                  $46,471,472              $42,709,085

(1) Includes unrealized gains on investment securities          $1,873,141                 $916,578
(2) Common shares outstanding                                  113,193,839              115,679,426
(3) Treasury shares of common stock                             17,266,805               14,781,218

<F1> See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                                       Unrealized
                                                             Additional                   Treasury      Gains on
                                                 Common       Paid in       Retained     Stock and    Securities,
(In thousands)                                   Stock        Capital       Earnings     Other <F1>   Net of Taxes     Total
BALANCE, JANUARY 1, 1993                          $130,402      $444,846    $2,326,395     ($131,940)            -    $2,769,703
Net income                                               -             -       473,729             -             -       473,729
Cash dividends paid on common stock, $1.16 per share     -             -      (144,767)            -             -      (144,767)
Proceeds from exercise of stock options                 32        (4,393)            -         8,863             -         4,502
Conversion of debentures                                27           643             -             -             -           670
Acquisition of treasury stock                            -             -             -      (285,669)            -      (285,669)
Issuance of treasury stock for 401(k)                    -         2,238             -        19,770             -        22,008
Issuance (net of forfeitures) of treasury
  stock as restricted stock                              -         1,607             -         5,775             -         7,382
Compensation element from issuance of
  restricted stock                                       -             -             -        (7,382)            -        (7,382)
Amortization of compensation element
  of restricted stock                                    -             -             -         5,632             -         5,632
Change in unrealized gains(losses) on securities,
  net of taxes                                           -             -             -             -       763,775       763,775
BALANCE, DECEMBER 31, 1993                         130,461       444,941     2,655,357      (384,951)      763,775     3,609,583
Net income                                               -             -       522,744             -             -       522,744
Cash dividends paid on common stock, $1.32 per share     -             -      (157,116)            -             -      (157,116)
Proceeds from exercise of stock options                  -        (7,092)            -        11,115             -         4,023
Acquisition of treasury stock                            -             -             -      (348,540)            -      (348,540)
Issuance of treasury stock for 401(k)                    -           466             -        10,809             -        11,275
Issuance (net of forfeitures) of treasury
  stock as restricted stock                              -            (6)            -        (1,023)            -        (1,029)
Compensation element from issuance of
  restricted stock                                       -             -             -         1,029             -         1,029
Amortization of compensation element
  of restricted stock                                    -             -             -         5,062             -         5,062
Change in unrealized gains(losses) on securities,
  net of taxes                                           -             -             -             -      (193,700)     (193,700)
BALANCE, DECEMBER 31, 1994                         130,461       438,309     3,020,985      (706,499)      570,075     3,453,331
Net income                                               -             -       565,476             -             -       565,476
Cash dividends paid on common stock, $1.48 per share     -             -      (168,660)            -             -      (168,660)
Proceeds from exercise of stock options                  -        (8,332)            -        13,146             -         4,814
Acquisition of treasury stock                            -             -             -      (204,824)            -      (204,824)
Issuance of treasury stock for acquisitions              -             -             -        13,695             -        13,695
Issuance of treasury stock for 401(k)                    -         1,385             -         9,759             -        11,144
Issuance (net of forfeitures) of treasury
  stock as restricted stock                              -         3,362             -        13,518             -        16,880
Compensation element from issuance of
  restricted stock                                       -             -             -       (16,880)            -       (16,880)
Amortization of compensation element
  of restricted stock                                    -             -             -         6,132             -         6,132
Change in unrealized gains(losses) on securities,
  net of taxes                                           -             -             -             -       588,473       588,473
BALANCE, DECEMBER 31, 1995                        $130,461      $434,724    $3,417,801     ($871,953)   $1,158,548    $4,269,581

<F1> Balance at December 31, 1995 includes $831,001 for treasury stock and
$40,952 for compensation element of restricted stock.
<F2> See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW
                                                               Year Ended Ended December 31
(In thousands)<F1>                                        1995            1994            1993
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                              $565,476        $522,744        $473,729
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                           133,771         133,018         140,170
 Provision for loan losses                               112,108         137,841         189,064
 Provision for losses on other real estate                 3,870          14,138          19,534
 Deferred income tax benefit                             (19,918)         (4,716)        (11,402)
 Amortization of compensation element of
   restricted stock                                        6,132           5,062           5,632
 Securities (gains) losses, net                            6,649           2,692          (2,001)
 (Gains) losses on sale of loans, equipment, other
    real estate and repossessed assets, net              (13,385)        (21,556)         (9,821)
 Recognition of unearned loan income                    (127,440)       (195,978)       (198,273)
 Origination of loans for sale                          (822,054)       (509,702)     (1,124,544)
 Proceeds from sale of loans                             667,216         600,909       1,107,561
 Change in period-end balances of:
   Trading account                                         1,497          14,412         175,351
   Interest receivable                                   (14,359)        (38,163)         19,315
   Prepaid expenses                                      (11,545)        (51,129)        (24,904)
   Other assets                                          (87,556)           (842)          9,098
   Taxes payable                                           5,605          (8,123)         21,549
   Interest payable                                       43,802          31,999          (7,179)
   Other accrued expenses                                 81,086         (18,713)         35,458
   Net cash provided by operating activities             530,955         613,893         818,337

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities      1,482,138       2,400,350       3,684,592
Proceeds from sales of investment securities           1,206,904       1,422,078         266,348
Purchases of investment securities                    (1,977,136)     (2,826,867)     (4,389,985)
Net (increase) decrease in loans                      (2,334,133)     (2,900,890)     (1,173,242)
Capital expenditures                                    (133,292)       (105,420)       (118,391)
Proceeds from sale of equipment, other real estate
  and repossessed assets                                 103,248         131,538         195,303
Net funds (paid) received in acquisitions                (57,939)        (33,411)        102,617
Other                                                     (9,480)         23,215         (24,980)
  Net cash used by investing activities               (1,719,690)     (1,889,407)     (1,457,738)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in deposits                                 734,135       1,401,591        (329,376)
Net increase (decrease) in funds purchased
  and other short-term borrowings                      1,129,112         239,826         838,179
Proceeds from issuance of long-term debt                 160,936         580,572          42,865
Repayment of long-term debt                              (88,987)       (308,022)        (54,494)
Proceeds from the exercise of stock options                4,815           4,023           4,502
Payments to acquire treasury stock                      (204,824)       (348,540)       (285,669)
Dividends paid                                          (168,660)       (157,116)       (144,767)
  Net cash provided by financing activities            1,566,527       1,412,334          71,240
Net increase (decrease) in cash and cash equivalents     377,792         136,820        (568,161)
Cash and cash equivalents at beginning of year         3,591,767       3,454,947       4,023,108
Cash and cash equivalents at end of year              $3,969,559      $3,591,767      $3,454,947

SUPPLEMENTAL DISCLOSURE
Interest paid                                         $1,356,351        $900,497        $797,359
Income taxes paid                                        261,997         275,465         255,273

<F1> See notes to consolidated financial statements.

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

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material.

Purchase Accounting: Following the purchase method of accounting, the assets and liabilities of purchased banks are stated at estimated fair values at the date of acquisition.

Securities: Investment securities are classified as available-for-sale and are carried at market value with unrealized gains and losses, net of any tax effect, added to or deducted from realized shareholders' equity to determine total shareholders' equity. Trading account securities are carried at market value with the gains and losses, determined using the specific identification method, recognized currently in the statement of income.

Loans: Interest income on all classifications of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal. Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities are deferred until the loan is advanced and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period.
     Statements of Financial Accounting Standards No. 114 (FAS 114) "Accounting by Creditors for Impairment of a Loan" requires that all creditors value all specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral; whereas, No. 118 (FAS 118), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," amends FAS 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and to require additional disclosures about how a creditor recognizes interest income related to impaired loans were effective for fiscal years beginning after December 15, 1994.

     SunTrust adopted these standards in the first quarter of 1995 and the adoption required no increase to the allowance for loan losses and had no impact on net income for the year ended December 31, 1995. The impact to historical and current amounts related to in-substance foreclosures was not material, and accordingly, historical amounts have not been reclassified.

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

Long-lived Assets: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets' estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and betterments are capitalized.
     Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill associated with purchased banks is being amortized on the straight-line method over various periods ranging from fifteen to forty years. Mortgage servicing rights, including those purchased as well as originated, are amortized in proportion to and over the estimated period of the related net servicing revenues. The Company adopted Statement of Financial Accounting Standards No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights" in the second quarter of 1995. The adoption of FAS 122 did not have a significant impact on the financial condition or results of operations of the Company.
     Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" must be adopted on or before January 1, 1996. The Company adopted the standard on January 1, 1996 and it did not have a significant impact on the financial condition or results of operations of the Company.

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

Note 2 - Acquisitions

On August 11, 1995, the Company purchased all the issued and outstanding stock of Key Biscayne Bankcorp, Inc. ("Key Biscayne") located in Key Biscayne, Florida in exchange for approximately $29.6 million in cash. At the date of purchase Key Biscayne had total assets of $152.0 million. The acquisition was accounted for as a purchase. The results of operations of Key Biscayne from the date of acquisition are included in the Company's financial statements.
     On May 11, 1995, the Company purchased all the issued and outstanding stock of Peoples State Bank ("Peoples") located in New Port Richey, Florida in exchange for approximately $3 million in cash and 245,099 shares of SunTrust common stock. At the date of purchase Peoples had total assets of $126.6 million. The acquisition was accounted for as a purchase. The results of operations of Peoples from the date of acquisition are included in the Company's financial statements.
     On February 17, 1994, the Company purchased all the issued and outstanding stock of Regional Investment Corporation ("RIC"), the parent of Andrew Jackson Savings Bank located in Tallahassee, Florida for approximately $65.1 million in cash. At the date of purchase RIC had total assets of $436.8 million. The acquisition was accounted for as a purchase. The results of operations of RIC from the date of acquisition are included in the Company's financial statements.
     On October 11, 1995, the Company completed the acquisition of Stephens Diversified Leasing ("Stephens") a company engaged principally in providing franchise and office equipment financing programs. The acquisition was accounted for as a purchase. The results of operations of Stephens from the date of acquisition are included in the Company's financial statements.
     At December 31, 1995, the Company had an agreement to purchase all the issued and outstanding stock of Ponte Vedra Banking Corporation ("Ponte Vedra") located in Ponte Vedra Beach, Florida. At December 31, 1995, Ponte Vedra had total assets of $90.5 million. The acquisition will be accounted for as a purchase.

Note 3 - Investment Securities

Investment securities were as follows at December 31:

                                                          1995
                                   Amortized        Fair       Unrealized    Unrealized
(In thousands)                        Cost         Value         Gains         Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                    $3,286,640    $3,308,434       $32,609       $10,815
States and political subdivisions    831,218       865,832        36,070         1,456
Mortgage-backed securities         3,508,409     3,516,150        26,368        18,627
Common stock of
  The Coca-Cola Company                  110     1,791,894     1,791,784             -
Other securities                     177,416       194,624        18,314         1,106
   Total investment securities    $7,803,793    $9,676,934    $1,905,145       $32,004

                                                          1994
                                    Amortized      Fair       Unrealized    Unrealized
(In thousands)                        Cost         Value         Gains         Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                    $3,575,391    $3,386,107        $1,153      $190,437
States and political subdivisions    958,201       972,181        29,090        15,110
Mortgage-backed securities         3,661,832     3,500,596         3,366       164,602
Common stock of
  The Coca-Cola Company                  110     1,242,862     1,242,752             -
Other securities                     206,409       216,775        12,374         2,008
   Total investment securities    $8,401,943    $9,318,521    $1,288,735      $372,157

     The amortized cost and fair value of debt securities at December 31, 1995, by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized        Fair
(In thousands)                             Cost         Value

Due in one year or less                  $467,299      $469,229
Due in one year through five years      3,430,347     3,469,416
Due after five years through ten years    192,906       206,158
After ten years                            27,306        29,463
Mortgage-backed securities              3,508,409     3,516,150
    Total                              $7,626,267    $7,690,416

     Proceeds from sale of investments in debt securities were $1,206.9 million, $1,422.1 million and $266.3 million in 1995, 1994 and 1993. Gross realized gains were $1.4 million, $4.6 million and $2.1 million and gross realized losses on such sales were $8.0 million, $7.3 million and $0.1 million in 1995, 1994 and 1993.
     The fair value of investment securities pledged to secure public deposits, trust and other funds was $4.5 billion at December 31, 1995 and 1994.

Note 4 - Loans

The composition of the Company's loan portfolio at December 31, 1995 and 1994 was as follows:

(In thousands)                               1995             1994

Commercial, financial and agricultural:
  Domestic                                $10,222,511       $9,279,163
  International                               337,508          273,235
Real estate:
  Construction                              1,216,578        1,151,114
  Mortgage, 1-4 family                      9,732,801        8,380,510
  Other                                     4,477,659        4,516,304
Lease financing                               561,243          411,001
Credit card                                   774,013          690,462
Other consumer loans                        3,979,076        3,847,098
   Loans                                  $31,301,389      $28,548,887

      The gross amount of interest income that would have been recorded in 1995, 1994, and 1993 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at the contractual rate, was $20.1, $18.5, and $23.8 million, while interest income actually recognized was $11.0, $10.5, and $10.7 million. Total nonaccrual and restructured loans at December 31, 1995 and 1994 were $192.2 and $187.6 million, respectively.
     In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their affiliates. The aggregate dollar amount of these loans, as defined, was $73.6 million at December 31, 1995 and $70.1 million at December 31, 1994. During 1995, $139.0 million of such loans were made and repayments totaled $135.5 million. None of these loans has been restructured, nor were any related party loans charged off during 1994 and 1995.

Note 5 - Reserve for Loan Losses

Activity in the reserve for loan losses is summarized as follows:

(In thousands)                             1995        1994        1993

Balance at beginning of year             $647,016    $561,191    $474,179
Reserve of purchased banks                  6,336       8,274       7,995
Provision charged to operating expense    112,108     137,841     189,064
Loan charge-offs                         (120,766)   (113,677)   (163,149)
Loan recoveries                            54,170      53,387      53,102
Balance at end of year                   $698,864    $647,016    $561,191

     It is the opinion of management that the reserve was adequate at December 31, 1995, based on conditions reasonably known to management; however, the reserve may be increased or decreased based on loan growth, changes in internally generated credit quality ratings of the loan portfolio, or changes in general economic conditions.

Note 6 - Premises and Equipment

Premises and equipment at December 31, 1995 and 1994 were as follows:

(In thousands)                 Useful Life    1995           1994

Land                                         $201,807       $206,125
Buildings and improvements     3-55 years     551,584        547,203
Leasehold improvements         5-30 years     105,018        104,588
Furniture and equipment        3-20 years     573,981        571,704
Construction in progress                       41,725         19,057
                                            1,474,115      1,448,677
Less accumulated depreciation
  and amortization                            744,384        734,011
  Total                                      $729,731       $714,666

     Net premises and equipment include $22.6 million and $23.8 million at December 31, 1995 and 1994, respectively, related to capital leases. The carrying amount of premises and equipment subject to mortgage indebtedness (included in long-term debt) was $2.4 million at December 31, 1994.

Note 7 - Other Short-Term Borrowings

Other short-term borrowings at December 31, 1995 and 1994 consisted of the following:

(In thousands)                                       1995         1994

Commercial paper, 1995 interest rates
  from 5.592% to 6.014%                            $215,110     $202,072
Bank notes, 1995 interest rate - 6.50%              200,000      250,000
Federal funds purchased maturing in over one day,
  1995 interest rates from 5.688% to 5.813%         135,000       30,000
Short-term borrowing facility, interest rates
  from 5.95% to 6.02%                               100,000            -
Other                                               244,360      303,581
  Total                                            $894,470     $785,653

     At December 31, 1995, $240.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs.

Note 8 - Long-Term Debt

A summary of long-term debt at December 31, 1995 and 1994 is as follows:

(In thousands)                           1995         1994

PARENT COMPANY
8.375% notes due 1996                  $74,500      $74,500
8.875% notes due 1998                   94,500       94,500
Floating rate notes due 1999           200,000      200,000
7.375% notes due 2002                  200,000      200,000
7.50% debentures due 2002               11,373       12,168
6.125% notes due 2004                  200,000      200,000
Payment agreement due 2001              40,753            -
Capital lease obligation                 6,217        6,568
  Total Parent Company                 827,343      787,736

SUBSIDIARIES
Capital lease obligations               23,319       23,992
FHLB advances and other                151,735      118,719
  Total subsidiaries                   175,054      142,711
  Total long-term debt              $1,002,397     $930,447

     Principal amounts due for the next five years on long-term debt at December 31, 1995 are: 1996 - $124.4 million; 1997 - $48.2 million; 1998 -
$122.6 million; 1999 - $219.8 million; 2000 - $38.2 million.
     The 7.50% debentures can be redeemed in varying amounts prior to their scheduled maturity dates, subject to payment of redemption premiums in certain cases.
     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity and maximum borrowings by the Company. As of December 31, 1995 the Company was in compliance with all covenants and provisions of long-term debt agreements.
     STB of Tennessee is subject to certain debt agreements for which the outstanding amounts are shown under "Parent Company" above. Under the most restrictive covenants of these agreements, approximately $331.8 million was available for dividend payments at December 31, 1995, by STB of Tennessee to SunTrust. STB of Florida and STB of Georgia have no restrictive debt covenants.
     In the summary table of long-term debt, $246.8 million in 1995 and $281.4 million in 1994 qualify as Tier 2 capital as currently defined by Federal bank regulators. At December 31, 1995 the Company's capital exceeded all minimum regulatory requirements. Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by Federal and state bank regulatory authorities. Retained earnings of bank subsidiaries available for payment of cash dividends to STB of Florida, STB of Georgia and STB of Tennessee under these regulations were approximately $392.6 million at December 31, 1995. In addition, banks and bank holding companies are subject to minimum regulatory capital levels. SunTrust and each of its subsidiary banks are in compliance with all capital requirements.

Note 9 - Income Taxes

The provision for income taxes for the three years ended December 31, 1995 consisted of the following:

(In thousands)                                  1995       1994       1993

Provision for federal income taxes:
  Current                                     $268,718   $252,287   $226,447
  Prepaid                                      (41,857)   (23,565)   (22,494)
    Total provision for federal income taxes   226,861    228,722    203,953

Provision for state income taxes:
  Current                                       11,649     11,650     11,888
  Deferred                                      21,939     18,849     11,092
    Total provision for state income taxes      33,588     30,499     22,980
    Total                                     $260,449   $259,221   $226,933

 The Company's income before provision for income taxes from international operations was not significant.
     The Company's provision for income taxes for the three years ended December 31, 1995 differs from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                  1995       1994       1993

Tax provision at federal statutory rate       $289,074   $273,689   $245,232
Increase (decrease) resulting from:
  Tax-exempt interest                          (33,017)   (36,997)   (41,704)
  Disallowed interest deduction                  3,857      3,183      3,061
  Income tax credits                            (1,533)    (1,409)      (970)
  State income taxes, net of federal benefit    21,847     19,796     14,937
  Dividend exclusion                            (5,517)    (5,154)    (4,341)
  Favorable tax settlement                     (20,177)         -          -
  Other                                          5,915      6,113     10,718
    Provision for income taxes                $260,449   $259,221   $226,933

Temporary differences create deferred tax assets and liabilities which are detailed below for December 31, 1995 and 1994:

                                                   Deferred Tax
                                               Assets (Liabilities)
(In thousands)                                 1995            1994

Loan loss reserve                            $266,403        $243,585
Depreciation                                  (13,345)        (14,967)
Employee benefits                             (62,559)        (54,568)
Unrealized gains on investment securities    (714,593)       (346,503)
Leasing                                       (86,915)        (78,609)
Other real estate                              16,956          19,949
Other                                         (12,703)        (16,166)
  Total deferred tax liability              ($606,756)      ($247,279)

     SunTrust and its subsidiaries file consolidated income tax returns where permissible. Each subsidiary remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity. The Company's federal and state income tax returns are subject to review and examination by government authorities. Various such examinations are now in progress covering SunTrust's consolidated income tax returns for certain prior years. In the opinion of management, any adjustments which may result from these examinations will not have a material effect on the Company's consolidated financial statements.

Note 10 - Retirement Plans and Employee Benefits

SunTrust maintains a noncontributory qualified retirement plan (Plan) covering all employees meeting certain age and service requirements. The Plan provides benefits based on salary and years of service. The Company funds the Plan with at least the minimum amount required by ERISA. At December 31, 1995, the Plan assets consisted of listed common stocks, U.S. government and agency securities and units of certain trust funds administered by subsidiary banks of the Company. No shares of SunTrust common stock were included in the assets of the Plan. The Plan's net periodic expense is summarized as follows:

                                                   Year Ended December 31
(In thousands)                                    1995      1994      1993

Service cost - benefits earned
  during the period                              $21,286   $21,754    $19,401
Interest cost on projected
  benefit obligations                             25,364    21,860     19,670
Actual return on Plan assets                     (89,162)   11,053    (31,515)
Net amortization and deferral                     47,556   (48,184)    (1,873)
  Net periodic retirement Plan expense            $5,044    $6,483     $5,683


Actuarial Assumptions:
 Weighted average discount rate                     7.50%     8.25%      7.50%
 Rate of increase in future compensation levels     4.00%     4.50%      4.50%
 Long-term weighted average rate of return          9.25%     9.25%      9.00%

The funded status of the Plan at December 31 was as follows:

(In thousands)                                            1995         1994

Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested
  benefits of $258,104 in 1995 and $220,122 in 1994     $(296,707)  $(255,874)
Projected benefit obligation for service
  rendered to date                                      $(345,536)  $(292,672)
Plan assets at fair value                                 437,576     347,408
Plan assets in excess of projected benefit obligation      92,040      54,736
Unrecognized net (gain)loss since transition               67,831      80,986
Unrecognized prior service cost                           (17,188)    (20,488)
Unrecognized net asset at transition being
  amortized over 14 years                                 (21,589)    (25,797)
Prepaid pension expense included in other assets         $121,094     $89,437

     SunTrust also has a nonqualified defined benefit plan that covers key executives of the Company for which cost is accrued but is unfunded. At December 31, 1995 and 1994, the projected benefit obligation for this plan was $14.7 million and $13.1 million. Included in other liabilities at December 31, 1995 and 1994, is $12.1 million and $10.0 million representing accumulated benefit obligations. The expense of the nonqualified plan was $3.5 million, $3.2 million, and $2.6 million in 1995, 1994 and 1993.
     Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees. As currently structured, substantially all employees become eligible for benefits upon full-time employment and, at the option of SunTrust, may continue them if they reach retirement age while working for the Company. Certain benefits are prefunded in taxable and tax-exempt trusts.
     The Retiree Health Plan provides medical benefits for retirees and eligible dependents under indemnity and managed care arrangements with costs shared by SunTrust and the retiree. For employees who retired on or prior to January 1, 1993, it is anticipated that future cost increases will be shared by SunTrust and these retirees through increased deductibles, co-insurance, and retiree contributions. For employees who retire after January 1, 1993, SunTrust's cost sharing will remain fixed at the 1993 level and future cost increases will be paid solely by these retirees.
     The Retiree Life Plan provides a fixed life insurance amount to eligible current retirees and current active employees who reach retirement age while working for the Company. The cost of this benefit is entirely paid for by the Company.
     The Retiree Health and Life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1995, these Plan assets consist of common trust funds, U.S. government securities, corporate bonds and notes and a cash equivalent cash reserve fund. The Retiree Health and Life Plans' net periodic expense for the three years ended December 31 were as follows:

(In thousands)                                     1995      1994      1993

Service cost - benefits earned
  during the period                               $1,277    $1,809     $1,302
Interest cost on projected benefit obligations     5,730     5,239      4,887
Actual return on plan assets                     (16,128)    3,110     (5,589)
Deferral of asset gain (loss)                     10,688    (9,047)        71
Amortization of transition obligation              2,892     2,892      2,892
Net cost                                          $4,459    $4,003     $3,563

Actuarial Assumptions:
 Weighted average discount rate                     7.50%     8.25%      7.50%
 Health care cost trend rate:
   Pre-medicare (for 1995, equal adjustments
    until leveling out at 5.5% in 2004)            12.00%    12.00%     14.00%
   Post-medicare (for 1995, equal adjustments
    until leveling out at 5.5% in 2006)            11.00%    11.00%     11.50%
 Long-term weighted average rate of return          6.50%     6.50%      6.50%

The funded status of the Retiree Health and Life Plan at December 31 was as follows:

(In thousands)                                             1995        1994

Accumulated postretirement benefit obligation (APBO):
 Fully eligible actives                                   ($9,258)    ($8,881)
 Other actives                                            (14,894)    (11,512)
 Retirees                                                 (50,948)    (47,214)
Total APBO                                                (75,100)    (67,607)
Plan assets at fair value                                 103,382      93,063
Plan assets in excess of APBO                              28,282      25,456
Unrecognized net (gain) or loss                             9,638      14,031
Unrecognized prior service cost                                 -           -
Unrecognized net transition obligation                     49,174      52,066
Prepaid postretirement benefit expense included
 in other assets                                          $87,094     $91,553

Incremental effect of 1% increase in the health
 care trend rate on APBO                                  ($4,134)    ($3,375)

     Under various plans, SunTrust provides profit sharing or incentive compensation to eligible participating employees. Award amounts are based on eligible compensation and earnings performance. The expense under these plans, classified as salaries and other compensation, was $30.6 million for 1995, $34.1 million for 1994 and $42.8 million for 1993.
      In addition SunTrust has a Management Incentive Plan for key executives that provides for annual cash awards, if any, based on eligible compensation and earnings performance. SunTrust also has a Performance Unit Plan for key executives for which awards, if any, are based on multi-year earnings performance in relation to earnings goals as established by the Compensation Committee of the SunTrust Board of Directors. SunTrust's expenses under these plans, classified as salaries and other compensation, were $15.9 million for 1995, $16.1 million for 1994 and $17.5 million for 1993.

Note 11 - Executive Stock Plan

     The Company has an Executive Stock Plan (Stock Plan) under which the Compensation Committee (Committee) of the Board of Directors has the authority to grant stock options and restricted stock to key employees of the Company. Eight million shares of common stock are reserved for issuance under the Stock Plan of which no more than three million shares may be issued as restricted stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax qualified incentive stock options or nonqualified options.
     The SunTrust Banks, Inc. 1995 Executive Stock Plan (the 1995 Stock Plan) was adopted by the Board of Directors of the Company on November 8, 1994 and approved by the shareholders at the 1995 Annual Meeting.

     The following table presents information on stock options:

                                              Total      Exercisable      Option
                                              Option       Option         Price
(In thousands)                                Shares       Shares         Range
Options outstanding at January 1, 1993     2,018,190     1,849,290    $13.50 - 40.75
Granted                                       97,600             -    43.25
Options which became exercisable                   -       108,900    22.375 - 40.75
Exercised                                   (245,026)     (245,026)   13.50 - 40.75
Cancelled or expired                             (38)          (38)   16.45
Options outstanding at December 31, 1993   1,870,726     1,713,126    13.625 - 43.25
Granted                                      162,600             -    47.125-49.375
Options which became exercisable                   -       227,400    22.375-49.375
Exercised                                   (347,130)     (347,130)   13.625-43.25
Cancelled or expired                          (1,000)       (1,000)   43.25
Options outstanding at December 31, 1994   1,685,196     1,592,396    16.375 - 49.375
Granted                                      583,750             -    60.50-66.375
Options which became exercisable                   -        92,600    22.375-60.50
Exercised                                   (377,393)     (377,393)   16.375-49.375
Cancelled or expired                          (3,500)       (3,500)   23.00-23.25
Options outstanding at December 31, 1995   1,888,053     1,304,103    $16.375-66.375

There was no expense recorded as a result of the grant or exercise of any of the stock options referred to above.
     With respect to Performance Restricted Stock (Performance Stock), shares must be granted, awarded and vested before participants take full title to the Performance Stock. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards vest on the earlier of: (i) fifteen years after the date shares are awarded to participants; (ii) attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded and unvested Performance Stock and participants may exercise voting privileges on such shares. The compensation element for Performance Stock is equal to the fair market value of the shares at the date of award and is being amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first.
     Amortization of the compensation element is included in salaries and other compensation and the unamortized deferred compensation element is included in treasury stock and other as a reduction of shareholders' equity.

The following table presents information on restricted stock:

                                         Restricted        Deferred
(Dollars in thousands)                    Shares         Compensation

Balance at January 1, 1993               1,394,000          $35,680
Granted                                    154,400            7,508
Forfeited                                   (4,000)            (126)
Vested                                     (32,600)               -
Amortization of compensation element             -           (5,632)
Balance at December 31, 1993             1,511,800           37,430
Forfeited                                  (31,000)          (1,029)
Vested                                     (60,200)               -
Amortization of compensation element             -           (5,062)
Balance at December 31, 1994             1,420,600           31,339
Granted                                    289,000           16,879
Forfeited                                  (30,400)          (1,134)
Vested                                     (40,200)               -
Amortization of compensation element             -           (6,132)
Balance at December 31, 1995             1,639,000          $40,952

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

                                                     At December 31, 1995                      At December 31, 1994
                                              Contract or Notional Amount               Contract or Notional Amount
                                                                            Credit                                    Credit
                                                                For          Risk                         For          Risk
(In millions)                                  End User      Customers      Amount       End User      Customers      Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                          $349          $855           $29        $1,838          $888           $53
  Futures and forwards                              -             -             -             -             -             -
  Options written                                   -           431             -             -           370             -
  Options purchased                                 -           393             -             -           360             -
   Total interest rate contracts                  349         1,679            29         1,838         1,618            53
 Foreign exchange rate contracts                  164             -             2           170             -            22
   Total derivatives contracts                   $513        $1,679            31        $2,008        $1,618           $75
Credit-related arrangements:
 Commitments to extend credit                 $13,649                     $13,649       $12,670                     $12,670
 Standby letters of credit and similar
  arrangements                                  2,905                       2,905         2,618                       2,618
   Total credit-related arrangements          $16,554                     $16,554       $15,288                     $15,288
When-issued securities:
 Commitments to sell                             $190                          $0           $16                          $0
 Commitments to purchase                            9                           0             6                           0
Total credit risk amount                                                  $16,585                                   $15,363

Derivatives
     The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to market risk.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The notional or contract amount of interest rate contracts is not a measure of credit risk. The true measure of credit exposure is the replacement cost of contracts which have become favorable to the Company, the mark-to-market exposure amount.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1995 and 1994 there were no deferred gains or losses relating to terminated interest rate swap contracts. The Company records all swap income and expense in the interest expense category. The total reduction of interest expense for 1995, 1994 and 1993 related to interest rate swaps was $10.1 million, $30.6 million, and $43.6 million. Included in those amounts are $0.5 million, $0.4 million, and $0.5 million representing income from swaps entered into for customers.

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

Note 13 - Concentrations of Credit Risk

     Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty. The major concentrations of credit risk for the company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by real estate. At December 31, 1995 the Company had $15.4 billion in loans and an additional $1.9 billion in commitments to extend credit for loans secured by real estate. A geographic concentration arises because the Company operates primarily in the southeastern region of the United States.

Note 14 - Fair Values of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and 1994:

                                                     1995                            1994
                                            Carrying         Fair           Carrying         Fair
(In thousands)                               Amount          Value           Amount          Value
Financial assets:
  Cash and short-term investments         $3,969,559     $3,969,559       $3,591,767     $3,591,767
  Trading account                             96,613         96,613           98,110         98,110
  Investment securities                    9,676,934      9,676,934        9,318,521      9,318,521
  Loans                                   31,301,389     31,937,748       28,548,887     28,317,927

Financial liabilities:
  Deposits                                33,183,194     33,245,721       32,218,416     32,193,724
  Short-term borrowings                    6,378,221      6,378,221        5,137,549      5,137,549
  Long-term debt                           1,002,397      1,022,962          930,447        890,041

Off-balance sheet financial instruments:
  Interest rate swaps:
    In a net receivable position                              7,170                          18,125
    In a net payable position                                (6,806)                        (16,383)
  Commitments to extend credit                                8,758                           6,837
  Standby letters of credit                                   1,295                           1,238
  Other                                                           2                              22

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.

      Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, trading account assets, short-term borrowings and certain other liabilities.

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

Note 15 - Lease Commitments

Minimum payments, by year and in aggregate, under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year as of December 31, 1995 were as follows:

                                               Capital       Operating
                                                Leases         Leases

1996                                            $4,288        $45,441
1997                                             4,457         42,911
1998                                             4,474         41,016
1999                                             4,475         39,348
2000                                             4,220         31,572
Thereafter                                      51,795        189,265
  Total minimum lease payments                  73,709       $389,553
Amounts representing interest                  (44,173)
Present value of net minimum lease payments    $29,536

Rental expense for all operating leases (including contingent rental expense and reduced by sublease rental income, both of which were not significant) amounted to $40.4 million, $41.5 million and $38.4 million for 1995, 1994 and 1993.

Note 16 - Contingencies

The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.
     The Company has $2.1 billion of deposits resulting from thrift acquisitions that are insured through the Savings Association Insurance Fund
(SAIF). In 1996 these deposits maintain their $0.23 per $100 assessment, though legislation has been proposed which would reduce the SAIF assessment from $0.23 to $0.04 for well-capitalized institutions. The current legislation, if enacted, would result in a one-time assessment of approximately 80 basis points to be charged on 80% of SAIF deposits. Any assessment will depend on enactment of final legislation.

Note 17 - SunTrust Banks, Inc. (Parent Company Only) Financial Information

Statements of Income

                                                            Year Ended December 31
(In thousands)                                    1995          1994          1993
OPERATING INCOME
From subsidiaries:
  Dividends - substantially all from
    banking subsidiaries                        $417,255      $330,318      $336,250
  Service fees                                    46,649        41,327        41,263
  Interest on loans                               13,218         8,088         4,162
  Other income                                       128           162           176
Other income                                       1,291         7,966         2,106
   Total operating income                        478,541       387,861       383,957

OPERATING EXPENSE
Interest on short-term borrowings                 22,727         9,913         8,340
Interest on long-term debt                        56,866        53,101        42,018
Salaries and employee benefits                    39,972        27,957        26,358
Amortization of intangible assets                  7,660         7,686         7,712
Service fees to subsidiaries                      14,130         7,769         5,308
Other operating expense                           30,758        26,404        11,952
   Total operating expense                       172,113       132,830       101,688

Income before income taxes and equity in
  undistributed income of subsidiaries           306,428       255,031       282,269
Income tax benefit                                56,365        23,499         9,174
Income before equity in undistributed income
  of subsidiaries                                362,793       278,530       291,443
Equity in undistributed income of subsidiaries   202,683       244,214       182,286

NET INCOME                                      $565,476      $522,744      $473,729

BALANCE SHEETS
                                                                December 31
(Dollars in thousands)                                      1995        1994

ASSETS
Cash in subsidiary banks                                  $12,777         $258
Interest-bearing deposits in banks                         29,186        6,525
Loans to subsidiaries                                     268,390      171,135
Investment in capital stock of subsidiaries
 stated on the basis of the Company's equity
 in subsidiaries' capital accounts:
    Banking subsidiaries                                4,375,941    3,676,584
    Nonbanking and holding company subsidiaries           658,304      480,520
Premises and equipment                                     21,648       14,530
Intangible assets                                         122,471      130,131
Other assets - Note 10                                    264,520      247,086
   Total Assets                                        $5,753,237   $4,726,769

LIABILITIES
Short-term borrowings from:
  Subsidiaries                                             $3,600       $8,582
  Non-affiliated companies - Note 7                       398,610      252,897
Long-term debt - Note 8                                   827,343      787,736
Other liabilities - Notes 9 and 10                        254,103      224,223
   Total Liabilities                                    1,483,656    1,273,438

SHAREHOLDERS' EQUITY - Note 11
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                       -            -
Common stock, $1.00 par value; 350,000,000
  shares authorized(1)                                    130,461      130,461
Additional paid in capital                                434,724      438,309
Retained earnings                                       3,417,801    3,020,985
Treasury stock and other(2)                              (871,953)    (706,499)
  Realized Shareholders' Equity                         3,111,033    2,883,256
Unrealized gains on investment securities,
 net of taxes                                           1,158,548      570,075
    Total Shareholders' Equity                          4,269,581    3,453,331
    Total Liabilities and Shareholders' Equity         $5,753,237   $4,726,769

(1) Common shares outstanding                         113,193,839  115,679,426
(2) Treasury shares of common stock                    17,266,805   14,781,218

STATEMENTS OF CASH FLOW
                                                          Year Ended December 31
(In thousands)                                          1995           1994          1993
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                            $565,476       $522,744       $473,729
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries    (202,683)      (251,532)      (182,286)
    Depreciation and amortization                       10,658          9,869         15,225
    Bond portfolio securities gains                          -             (3)             -
    Deferred income tax benefit                         19,918          4,917         11,012
    Changes in period end balances of:
      Prepaid expenses                                 (31,511)       (29,744)       (26,936)
      Other assets                                         468        (11,340)           413
      Taxes payable                                     12,439         (8,732)        48,841
      Interest payable                                  (1,079)         1,387            202
      Other accrued expenses                            27,410         39,198        (16,178)
      Net cash provided by operating activities        401,096        276,764        324,022

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of
 investment securities                                   6,000             71        118,924
Purchase of investment securities                           (9)          (111)      (104,171)
Net change in loans to subsidiaries                    (97,255)        15,708        (72,381)
Proceeds from sale of premises and equipment                 -              -              8
Net funds paid in acquisitions                               -              -        (69,827)
Capital expenditures                                   (11,229)        (6,758)        (1,521)
Capital contributions to subsidiaries                  (90,355)      (120,094)        (6,198)
Other, net                                              15,264         87,100         (3,857)
  Net cash used in investing activities               (177,584)       (24,084)      (139,023)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in short-term borrowings                    140,731        (40,292)       180,891
Proceeds from issuance of long-term debt                42,330        400,000              -
Repayment of long-term debt                             (2,723)      (106,625)       (22,570)
Proceeds from the exercise of stock options              4,814          4,023          4,502
Payments to acquire treasury stock                    (204,824)      (348,540)      (285,669)
Dividends paid                                        (168,660)      (157,116)      (144,767)
  Net cash used in financing activities               (188,332)      (248,550)      (267,613)
Net increase (decrease) in cash and cash equivalents    35,180          4,130        (82,614)
Cash and cash equivalents at beginning of year           6,783          2,653         85,267
Cash and cash equivalents at end of year               $41,963         $6,783         $2,653

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries               $322,440       $288,394       $266,695
Income taxes paid by Parent Company                   (253,228)      (266,064)      (250,170)
Net income taxes received by Parent Company            $69,212        $22,330        $16,525

Interest paid                                          $80,077        $60,993        $49,667

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31,
1995 and 1994 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
     As discussed in Note 3 to the consolidated financial statements, effective December 31, 1993, the Company changed its method of accounting for investment securities.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 2, 1996

Corporate Headquarters                 Stock Trading
  SunTrust Banks, Inc.                   SunTrust Banks, Inc. common stock is
  303 Peachtree Street, N.E.             traded on the New York Stock
  Atlanta, Georgia 30308                 Exchange under the symbol "STI".
  (404) 588-7711
                                        Shareholders of Record
Corporate Mailing Address                 SunTrust had 28,552 shareholders of
  SunTrust Banks, Inc.                    record as of December 31, 1994.
  P.O. Box 4418
  Atlanta, Georgia 30302-4418           Financial Information
                                          Analysts, investors, news media and
Notice of Annual Meeting                  others seeking financial information
  The Annual Meeting of Shareholders      should contact:
  will be held on Tuesday, April 16,
  1996, at 9:30 a.m. in Room 10 of           James C. Armstrong
  the SunTrust Bank, Atlanta Tower            (404) 588-7425
  at 25 Park Place, Atlanta                         or
                                             Margaret L. Fisher
Shareholder Services                          (404) 586-6416
  Shareholders desiring to change the
  name, address, or ownership of stock, Independent Public Accountants
  to report lost certificates, or to         Arthur Andersen & Co.
  consolidate accounts, should               Atlanta, Georgia
  contact the Transfer Agent:
                                        Corporate Counsel
    SunTrust Bank, Atlanta                   King & Spalding
    P. O. Box 4625                           Atlanta, Georgia
    Atlanta, Georgia 30302-4625
    (404) 588-7815
    (800) 568-3476                      SunTrust and its subsidiaries are
                                        Equal Opportunity Employers.
Dividend Reinvestment
  SunTrust offers a Dividend            Banks in the SunTrust group are
  Reinvestment Plan for automatic       members of the Federal Deposit
  reinvestment of dividends in the      Insurance Corporation.
  stock of the Company. For details of
  the Plan, including an authorization
  form, call (404) 588-7822 or
  (404) 588-7822 or write to:

    Corporate Trust Department
    SunTrust Bank Atlanta
    P.O. Box 4625
    Atlanta, Georgia 30302-4625