Form 10-K, Exhibit 13
period 1996-12-31
SUNTRUST BANKS INC
filed 1997-03-20
CIK 750556

CORPORATE PROFILE

SunTrust Banks, Inc., is a premier financial company based in the Southeastern United States. Through its 689 full-service banking offices in Florida, Georgia, Tennessee and Alabama. It provides a wide range of financial services to a growing customer base. The Company's primary businesses include traditional deposit and credit services as well as trust and investment services. The Company also provides mortgage banking, corporate finance, credit cards, factoring, discount brokerage, credit-related insurance, and data processing and information services. At year-end 1996, SunTrust had total assets of $52.5 billion, discretionary trust assets of $53.4 billion and a mortgage servicing portfolio of $13.8 billion.

FINANCIAL HIGHLIGHTS

                                                   Year Ended December 31
(Dollars in millions except per share data)     1996         1995         1994

For the Year
Net income                                  $   616.6    $   565.5    $   522.7
Common dividends paid                           183.9        168.7        157.1

Per Common Share
Net income                                       2.76         2.47         2.25
Dividends paid                                   0.83         0.74         0.66
Market price:
   High                                         52.50        35.44        25.69
   Low                                          32.00        23.63        21.75
   Close                                        49.25        34.25        23.88
Book value                                      22.13        18.91        15.13

Financial Ratios
Return on average assets (ROA)                   1.35%        1.36%        1.32%
Return on average realized
  shareholders' equity (ROE)                    18.89        18.53        17.66
Net interest margin
  (taxable-equivalent)                           4.36         4.49         4.64
Efficiency ratio                                 59.9         59.5         58.9
Tier 1 capital ratio                             7.46         7.78         7.95
Total capital ratio                             10.87         9.71        10.05
Tier 1 leverage ratio                            6.40         6.71         6.68

Selected Average Balances
Total assets                                $47,718.8    $43,072.6    $40,489.2
Earning assets                               41,831.0     38,401.4     36,111.0
Loans                                        32,792.5     29,709.3     26,412.6
Deposits                                     34,241.3     31,808.7     30,877.8
Realized shareholders' equity                 3,263.9      3,052.3      2,960.1
Total shareholders' equity                    4,621.5      3,905.2      3,571.5

Common equivalent shares (thousands)          223,486      229,544      232,078

At December 31
Total assets                                $52,468.2    $46,471.5    $42,709.1
Earning assets                               45,182.1     40,530.0     38,045.6
Loans                                        35,404.2     31,301.4     28,548.9
Reserve for loan losses                         725.8        698.9        647.0
Deposits                                     36,890.4     33,183.2     32,218.4
Realized shareholders' equity                 3,278.2      3,111.0      2,883.3
Total shareholders' equity                    4,880.0      4,269.6      3,453.3

Common shares outstanding (thousands)         220,469      225,726      228,211
Market value of common stock of
 The Coca-Cola Company (48,266,496 shares)  $   2,540    $   1,792    $   1,243

In this report, for 1993 - 1996, investment securities, total assets and total shareholders' equity include the net unrealized securities gain. However, earnings assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in income.

All share and per share data in this report have been adjusted to reflect the stock dividend paid on May 21, 1996.

                       TO FELLOW SHAREHOLDERS

As SunTrust shareholders we benefited from excellent stock price performance again in 1996. Including reinvested dividends, the total return on our investment was 47%, the same outstanding performance we enjoyed in 1995. The stock market has rewarded our consistently strong earnings record and rich balance sheet, which includes 48.3 million shares of common stock in The Coca-Cola Company. Since the Company's formation in 1985, the average annual total return on SunTrust stock has been 19.3%. In November the SunTrust Board approved a 12.5% increase in the dividend rate.

Banking involves providing for the financial needs of our customers. As customers change, so do their financial needs. Change has been the byword in the banking industry for a number of years and the pace appears to be accelerating. SunTrust has been and continues to be ready for this changing environment. Our readiness over the past eleven years produced consistenfly strong performance with earnings per share increasing at an average annual rate of 11.4%.

As we look back at 1996, net income totaled $616.6 million, or $2.76 per share, an 11.7% increase in earnings per share. Excellent growth in both loans and noninterest income generated the highest level of earnings in our Company's history. The solid earnings for the year were reflected in our performance ratios. The return on average assets was 1.35%, just below our 1995 record high of 1.36%, and the return on average realized shareholders' equity was 18.89%, a record high. Both ratios compared favorably with our peers.

Improved revenue was the hallmark of 1996. As I mentioned in my last two annual letters, SunTrust is engaged in growth initiatives to build upon our strengths and to remain a superior financial services provider The strong revenue growth in 1996 is a clear indication that our initiatives are beginning to be realized in positive ways throughout the Company. The largest component of our revenue, net interest income, grew 5.7%, compared with the 3.0% increase in the previous year. Noninterest income increased 14.7%, a significant improvement over the 1.9% gain in 1995. Preparing for the future requires investment as evidenced by the 9.1% increase in noninterest expenses.

Not only did revenue growth accelerate but also our balance sheet reflected our growth efforts and a strong regional economy. Average loans grew 10.4%, earning assets 8.9% and deposits 7.6%. Assets exceeded $50 billion for the first time and closed the year at $52.5 billion. Even after buying back 7.5 million shares of contrnon stock during t996, realized shareholders' equity ended the year up 5.4%. Unrealized shareholders' equity, which primarily reflects the after-tax market appreciation of our holdings in The Coca-Cola Company, increased to $1.6 billion, providing additional strength for SunTrust.

Credit quality remained particularly strong. Our net loan charge-off ratio was 0.27%, one of the lowest among our peers. Although nonperforming assets increased slightly from $251.0 million to $255.8 million at year-end, the ratio to loans and other real estate owned declined for the fifth consecutive year.

Focused on generating growth internally and on implementing new strategies to meet the challenges of providing our customers superior products and 24 hour-a-day service, we enter the new year with confidence and optimism. In a relationship business like banking, success is dependent on a strong team of employees. I am convinced that the SunTrust team matches up well against others. As a team we pledge our best efforts to serve our customers in ways that maximize their economic well-being and to enhance the value of our shareholders' investment in SunTrust.

Sincerely,

James B Williams
Chairman of the Board and
Chief Executive Officer
February, 11 1997

BUSINESS REVIEW

RESULTS
The ongoing expansion of the Southeast's economy to produce an ever-increasing population for us to serve. The area is also building a healthy international reputation that is attracting a diverse mix of interests and opportuuities from around the globe. Tourism continues to thrive, creating an infusion of immediate monetary and economic benefits, while offering numerous opportunities for marketing the area in the future.
     The summation of all of this activity is increased demand and opportunities for SunTrust banks - an increase in the demand for our services and products, and the opportunity to share in the success of the region.
     Strategicaily positioned in key markets in the Southeast, SunTrust continues to capitalize on the opportunities and demands presented by the region's strong economic growth. With an increased sales force, ongoing investments in technology, and enhanced products and services, we have not only established a significant number of relationships with new clients, but have effectively expanded existing ones.
     An example is the success of our First Rate and Advantage Rate accounts, aimed primarily at attracting deposits from mutual fund accounts. By offering these prernium rate products, we quickly increased our deposit base with new and existing customers, while generating cross-selling, fee-income opportunities.
     We are pleased to be firmly entrenched as a leader and partner with the communities we serve, because our future success is dependent upon the success of their future - and the future looks bright. We have positioned our Company to move forward without losing sight of those characteristics and strengths that have served us well in the past.
     At SunTrust, we are ready to continue seizing upon, and contributing to, the economic strength of our region to benefit our customers and shareholders alike. We're ready for continued results.

GROWTH
Providing financial services is about fulfilling needs ... offering solutions
 ... nurturing relationships. Providing financial services is about helping our clients be ready for life. Whether it's a mortgage loan for the first home or financing an expansion for a growing business, we want to play an integral role in helping meet the challenges and achieve goals throughout life.
     But in today's competitive marketplace, building and maintaining long-term relationships takes more than just offering superior customer service. You also have to anticipate and meet customers changing needs with convenient, innovative products and services that are competitively priced.

RETAIL
In the retail arena, as in others, we continue to look at ways to attract new clients and build upon our existing relationships. After careful review of existing deposit products, we selected 12 extremely competitive products and offered them systemwide last yean Not only does the customer benefit from having access to the best we have to offer, but we become even more efficient with increasingly well-defined, flexible common product lines. SunTrust is also committed to increasing customer convenience by such initiatives as PC Banking, an Internet website and 30 new in-store branches with plans for an additional 30 locations in 1997.
     From a lending standpoint, the most important purchase for most consumers is a home. A partnership in this process can present numerous other future opportunities. To stand out as a leader in this area, we committed significant resources to increase our mortgage presence. We hired some of the best, experienced people in the industry and then provided them with the technology and marketing support to get the job done. We also introduced convenient, innovative services and products, such as our StepOne phone-based pre-qualification service. As a result, mortgage loan originations increased more than 50% in 1996.

TRUST AND INVESTMENTS
We continued our position as the largest provider of trust services in the Southeast. The addition of more personnel in the trust and investment services areas, coupled with the strength of our investment advisory performance helped generate healthy revenue growth. The personal trust area, in particular, posted double-digit growth last year, and retail, corporate and institutional investment revenues were exceptional. We anticipate this trend to continue as we further increase our emphasis on internal referrals. Our new Active Investor Account, three additional STI Classic funds, and other new trust and investment products allow us to compete even more effectively in the asset management arena.

CORPORATE
In order to build upon our corporate banking strength, we have concentrated on enhancing our relationships to better serve clients' specific needs. This has been achieved in-part through more strategic lending initiatives, an increased focus on key industries we service, and a continuing investment in our treasury management technology and capabilities. Additionally, we significantly increased our investment in our capital markets business, adding resources in both origination and distribution. When combined, this comprehensive array of services allows us to further integrate our resources with a client's business to help provide solutions rather than just products.
     While we will continue to take advantage of the excellent growth opportunities within our region, we also will monitor and move outside our traditional market area as opportunities are identified that match up well with our corporate expertise.

READY
These are just a few of the highlights of our Company's efforts last year. We think the numbers reflected throughout our annual report speak for themselves. As we enhance our strengths and take advantage of opportunities in all areas, we will continue to focus on building, maintaining and expanding long-term relationships.
     At SunTrust, we are ready to exceed the expectations of our customers and continue adding value to our shareholders' investment in our Company. We're ready for growth. We're ready for the future.

SELECTED FINANCIAL DATA
                                                                                           Year Ended December 31
(Dollars in millions except per share data)           1996           1995          1994          1993          1992          1991
Summary of Operations
Interest and dividend income                        $ 3,246.0     $ 3,027.2     $ 2,552.3     $ 2,362.3     $ 2,537.6     $ 2,856.4
 Interest expense                                     1,461.8       1,350.8         932.5         790.7         975.0       1,463.5
 Net interest income                                  1,784.2       1,676.4       1,619.8       1,571.6       1,562.6       1,392.9
 Provision for loan losses                              115.9         112.1         137.8         189.1         234.2         209.6
 Net interest income after provision for loan losses  1,668.3       1,564.3       1,482.0       1,382.5       1,328.4       1,183.3
 Noninterest income                                     818.0         713.1         699.9         726.5         672.7         612.9
 Noninterest expense                                  1,583.1       1,451.5       1,400.0       1,408.4       1,425.3       1,282.1
 Income before provision for income taxes               903.2         825.9         781.9         700.6         575.8         514.1
 Provision for income taxes                             286.6         260.4         259.2         226.9         171.4         136.8
 Net income                                         $   616.6     $   565.5        $522.7        $473.7        $404.4        $377.3

Net interest income (taxable-equivalent)            $ 1,824.3     $ 1,726.0     $ 1,675.6     $ 1,634.4     $ 1,632.9     $ 1,470.5

Per common share
 Net income                                         $    2.76     $    2.47     $    2.25     $    1.99     $    1.67     $    1.55
 Dividends paid                                          0.83          0.74          0.66          0.58          0.52          0.47
 Common dividend payout ratio                            29.8%         29.8%         30.1%         30.6%         32.7%         32.4%
 Market price:
  High                                              $   52.50     $   35.44     $   25.69     $   24.81     $   22.81     $   20.00
  Low                                                   32.00         23.63         21.75         20.69         16.75         10.25
  Close                                                 49.25         34.25         23.88         22.50         21.88         19.94

Selected Average Balances
 Total assets                                       $47,718.8     $43,072.6     $40,489.2     $37,524.9     $35,356.5     $33,892.0
 Earning assets                                      41,831.0      38,401.4      36,111.0      34,047.3      32,008.6      30,544.4
 Loans                                               32,792.5      29,709.3      26,412.6      24,162.8      22,489.1      22,144.6
 Deposits                                            34,241.3      31,808.7      30,877.8      29,683.3      28,609.6      27,533.0
 Realized shareholders' equity                        3,263.9       3,052.3       2,960.1       2,875.1       2,697.9       2,509.5
 Total shareholders' equity                           4,621.5       3,905.2       3,571.5       2,877.2       2,697.9       2,509.5

At December 31
 Total assets                                       $52,468.2     $46,471.5     $42,709.1     $40,728.4     $37,789.3     $35,682.6
 Earning assets                                      45,182.1      40,530.0      38,045.6      35,904.5      34,167.7      31,854.3
 Loans                                               35,404.2      31,301.4      28,548.9      25,292.1      23,493.5      22,251.5
 Reserve for loan losses                                725.8         698.9         647.0         561.2         474.2         381.0
 Deposits                                            36,890.4      33,183.2      32,218.4      30,485.8      29,883.0      29,011.5
 Long-term debt                                       1,565.3       1,002.4         930.4         630.4         554.0         477.3
 Realized shareholders' equity                        3,278.2       3,111.0       2,883.3       2,845.8       2,769.7       2,622.8
 Total shareholders' equity                           4,880.0       4,269.6       3,453.3       3,609.6       2,769.7       2,622.8
Ratios and Other Data
 ROA                                                     1.35 %        1.36 %        1.32 %        1.26 %        1.14 %        1.11
 ROE                                                    18.89         18.53         17.66         16.48         14.99         15.04
 Net interest margin                                     4.36          4.49          4.64          4.80          5.10          4.81
 Efficiency ratio                                        59.9          59.5          58.9          59.7          61.8          61.5
 Tier 1 capital ratio                                    7.46          7.78          7.95          8.88          9.37          9.42
 Total capital ratio                                    10.87          9.71         10.05         10.55         11.35         11.97
 Tier 1 leverage ratio                                   6.40          6.71          6.68          6.82          7.27          7.14
 Total shareholders' equity to assets                    9.30          9.19          8.09          8.86          7.33          7.35
 Nonperforming assets to total loans plus
  other real estate owned                                0.72          0.80          0.96          1.61          2.30          3.07
Full-service banking offices                              689           652           658           656           654           662
ATMs                                                      917           778           739           738           683           663
Full-time equivalent employees                         20,863        19,415        19,408        19,532        19,539        19,703
Average common equivalent shares (thousands)          223,486       229,544       232,078       237,805       241,641       243,542

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

Earnings Overview

SunTrust's earnings per common share rose 11.7% in 1996 to $2.76, up from $2.47 per common share in 1995. Net income of the Company amounted to $616.6 million, an increase of 9.0% over $565.5 million in 1995.
     Operating results in 1996 reflected strong loan demand and continued strong credit quality. Net interest income was $1,824.3 million in 1996, up $98.3 million from 1995. The net interest margin was 13 basis points lower than last year but the decline was more than offset by a 8.9% increase in average earning assets. Average loans increased 10.4% and average deposits increased 7.6%. The 1996 loan loss provision of $115.9 million was 3.4% higher than in 1995, and $25.7 million above 1996 net charge-offs.
Noninterest income increased 14.7% with service charges on deposit accounts up 9.3% and trust fees up 7.1%. Noninterest expense was $1,583.1 million for 1996, 9.1% more than in 1995. Total personnel expense, the single largest component of noninterest expense, was up $95.1 million, or 12.2%, from 1995 levels. Marketing and customer development increased $26.4 million which was 52.9% more than was expended in 1995. Both of these increases were the result of the Company's ongoing growth initiatives. Per share earnings were aided by the repurchase during 1996 of approximately 7.5 million shares of the Company's common stock.

TABLE 1 - CONTRIBUTIONS TO NET INCOME
                                                                           Year Ended December 31
                                                                   1996                              1995
(Dollars in millions)                                  Contribution    % of Total        Contribution    % of Total
Principal banking subsidiaries' net income <F1>:
  SunTrust Banks of Florida, Inc.  <F2>                       $341.2            55.3 %          $300.5            53.1 %
  SunTrust Banks of Georgia, Inc.                              253.8            41.2             226.3            40.0
  SunTrust Banks of Tennessee, Inc.                            100.1            16.2              88.5            15.6
    Total prinicpal banking subsidiaries' net income           695.1           112.7             615.3           108.7

Other banks and nonbanking net income (expense):
  Other banks and nonbank subsidiaries <F2>                    (10.5)           (1.7)              4.7             0.8
  Parent Company                                               (68.0)          (11.0)            (54.5)           (9.5)
    Total other banks and nonbanking net income (expense)      (78.5)          (12.7)            (49.8)           (8.7)
Net income                                                    $616.6           100.0 %          $565.5           100.0 %

<F1> Additional information on the performance of banking subsidiaries can be found on pages 32 and 33.
<F2> The 1996 contribution from SunTrust Banks of Florida, Inc. is overstated and the contribution from Other banks and nonbank subsidiaries is understated by $9 million because ofloan loss reserve from SunTrust Bank, Miami, N.A. to SunTrust BankCard, N.A.

Net Interest Income/Margin

Net interest income for 1996 was $1,824.3 million or 5.7% higher than the prior year. Average earning assets were up 8.9% and the net interest margin declined to 4.36% in 1996 from 4.49% in 1995. The average rate on earning assets decreased 15 basis points to 7.86% while the average rate on interest-bearing liabilities declined 6 basis points to 4.30%.
     Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of two basis points on the net interest margin, the same impact as in 1995. Table 5 contains more detailed information concerning average balances, yields earned and rates paid.

TABLE 2 - ANALYSIS OF CHANGES IN NET INTEREST INCOME <F1>
                                                     1996 Compared to 1995                 1995 Compared to 1994
                                                   Increase (Decrease) Due to            Increase (Decrease) Due to
(In millions on a taxable-equivalent basis)         Volume       Rate        Net          Volume       Rate        Net
Interest Income
 Loans:
  Taxable                                          $257.7      $(77.0)     $180.7        $273.0      $208.9      $481.9
  Tax-exempt <F2>                                    (1.9)       (5.7)       (7.6)         (4.5)        6.2         1.7
 Investment securities:
  Taxable                                            16.2        28.0        44.2         (46.1)       40.2        (5.9)
  Tax-exempt <F2>                                    (9.5)       (5.3)      (14.8)        (15.5)       (2.5)      (18.0)
 Funds sold                                           9.7        (3.7)        6.0          11.0         6.8        17.8
 Other short-term investments <F2>                    0.8         0.0         0.8         (12.7)        3.9        (8.8)
    Total interest income                           273.0       (63.7)      209.3         205.2       263.5       468.7

Interest Expense
 NOW/Money market accounts                           24.0         4.7        28.7          (8.8)       42.6        33.8
 Savings deposits                                    56.1        45.3       101.4         (18.8)        9.5        (9.3)
 Consumer time deposits                             (30.8)       (8.5)      (39.3)         56.9        87.7       144.6
 Other time deposits                                  5.9        (2.4)        3.5          38.1        76.7       114.8
 Funds purchased                                     31.5       (25.1)        6.4          56.6        60.4       117.0
 Other short-term borrowings                         (3.4)       (3.2)       (6.6)         (7.2)       19.6        12.4
 Long-term debt                                      20.8        (3.9)       16.9           3.7         1.3         5.0
    Total interest expense                          104.1         6.9       111.0         120.5       297.8       418.3
    Net change in net interest income              $168.9      $(70.6)     $ 98.3        $ 84.7      $(34.3)     $ 50.4

<F1> Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. The rate/ volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.
<F2> Interest income includes the effects of taxable-equivalent adjustments
     (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis.


Provision for Loan Losses

The Company increased its provision for loan losses in 1996 $3.8 million to $115.9 million, which exceeded net charge-offs by $25.7 million. Net loan charge-offs were $90.2 million in 1996, representing 0.27% of average loans. The comparable net charge-off amount for 1995 was $66.5 million or 0.22% of average loans. As shown in Table 8, the largest increase in charge-offs occurred in credit card and other consumer loans while the dollar amount of recoveries remained relatively stable in most categories except for a small decrease in commercial loans. Recoveries decreased to 36.5% of total charge-offs in 1996 compared with 44.9% in 1995.
     The Company's reserve for loan losses increased to $725.8 million at December 31, 1996, which was 2.05% of year-end loans and 342.0% of total nonperforming loans. The comparable ratios at December 31, 1995 were 2.23% and 363.6%, respectively.
     The Company maintains a reserve for loan losses to absorb possible losses in the loan portfolio. The reserve consists of three elements: (i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions and other factors in the Company's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a pre-determined classification. The historical loan loss element represents a projection of future credit problems and is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The general economic condition element is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. SunTrust is committed to the early recognition of possible problems and to a strong, conservative reserve.

Noninterest Income

Noninterest income increased $104.9 million, or 14.7% with trust income, our largest source of noninterest income, up $18.6 million or 7.1%. Service charges on deposit accounts rose $19.8 million or 9.3%. Mortgage fees were up $10.2 million or 44.3%. Also other charges and fees were up $29.3 million or 26.9%. All of these increases reflect the Company's ongoing growth initiatives. Securities gains totaled $14.2 million, primarily because of a gain on the sale of a long-held minority position in a Florida bank.

TABLE 3 - NONINTEREST INCOME
                                                          Year Ended December 31
(In millions)                              1996        1995        1994        1993        1992        1991
Trust income                              $278.3      $259.7      $250.3      $247.0      $226.1      $200.5
Service charges on deposit accounts        232.4       212.6       218.4       225.9       215.6       201.7
Other charges and fees                     138.1       108.8        98.4       112.8        98.9       106.9
Credit card fees                            66.3        62.6        57.2        57.8        58.8        60.2
Mortgage fees<F1>                           33.2        23.0        22.7        29.3        22.7           -
Securities gains (losses)                   14.2        (6.6)       (2.7)        2.0         5.1         3.7
Trading account profits and commissions     13.3        10.3         8.0        11.3         8.2        10.3
Other income                                42.2        42.7        47.6        40.4        37.3        29.6
  Total noninterest income                $818.0      $713.1      $699.9      $726.5      $672.7      $612.9

<F1> Mortgage fees for 1991 are included in Other charges and fees.

Noninterest Expense

Noninterest expense increased 9.1% in 1996; however, strong revenue growth kept the efficiency ratio below 60%. Total personnel expense increased 12.2% or $95.1 million, as the Company added 1,448 full-time equivalent employees. Marketing and customer development showed the largest percentage increase at 52.9% or $26.4 million. The Company's growth initiatives were responsible for the increases.

TABLE 4 - NONINTEREST EXPENSE
                                                                           Year Ended December 31
(Dollars in millions)                      1996          1995          1994          1993          1992          1991
Salaries                                $  635.0      $  578.1      $  550.4      $  529.1      $  511.7      $  491.3
Other compensation                         128.5          95.3          96.1         107.4         107.9          70.1
Employee benefits                          110.6         105.6         100.7          98.5          92.8          82.4
  Total personnel expense                  874.1         779.0         747.2         735.0         712.4         643.8
Net occupancy expense                      138.2         130.1         126.9         128.4         134.8         119.5
Equipment expense                          115.4         105.1         103.3         103.1         102.9          98.1
FDIC premiums                               18.1          36.4          66.6          66.2          64.5          56.6
Marketing and customer development          76.4          50.0          57.2          48.0          51.9          41.5
Postage and delivery                        40.5          36.4          34.1          32.4          32.5          31.5
Operating supplies                          38.0          32.2          29.4          30.5          30.6          30.5
Communications                              32.4          27.7          26.1          26.3          25.8          24.9
Consulting and legal                        25.5          20.8          22.6          20.2          27.7          25.9
Other real estate expense                   (0.4)         (9.0)         (2.2)         16.7          36.0          21.9
Amortization of intangible assets           26.7          21.4          20.6          19.7          17.0          15.7
Other expense                              198.2         221.4         168.2         181.9         189.2         172.2
  Total noninterest expense             $1,583.1      $1,451.5      $1,400.0      $1,408.4      $1,425.3      $1,282.1

Efficiency ratio                            59.9 %        59.5 %        58.9 %        59.7 %        61.8 %        61.5 %

Provision for Income Taxes

The provision for income taxes covers federal and state income taxes. For 1996, the provision was $286.6 million, an increase of $26.2 million or 10.0% from 1995. Higher taxable income was responsible for the increase. For additional information see Note 10 of the Notes to Consolidated Financial Statements on pages 49 and 50.

TABLE 5A - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                 1996                             1995                              1994
(Dollars in millions; yields on        Average    Income/ Yields/      Average    Income/  Yields/        Average    Income/ Yields/
 taxable-equivalent basis)            Balances    Expense  Rates      Balances    Expense   Rates        Balances    Expense  Rates
ASSETS
Loans:<F1>
  Taxable                             $32,132.5   $2,642.2  8.22 %    $29,028.1   $2,461.5  8.48 %      $25,678.3   $1,979.6  7.71 %
  Tax-exempt <F2>                         660.0       54.2  8.22          681.2       61.8  9.05            734.3       60.1  8.18
    Total loans                        32,792.5    2,696.4  8.22       29,709.3    2,523.3  8.49         26,412.6    2,039.7  7.72
Investment securities:
  Taxable                               7,429.0      476.1  6.41        7,167.8      431.9  6.03          7,968.4      437.8  5.50
  Tax-exempt <F2>                         768.7       67.9  8.83          873.7       82.7  9.47          1,035.5      100.7  9.72
    Total investment securities         8,197.7      544.0  6.64        8,041.5      514.6  6.40          9,003.9      538.5  5.98
Funds sold                                759.0       40.9  5.39          582.4       34.9  5.98            380.9       17.1  4.49
Other short-term investments <F2><F3>      81.8        4.8  5.84           68.2        4.0  5.80            313.6       12.8  4.07
    Total earning assets               41,831.0    3,286.1  7.86       38,401.4    3,076.8  8.01         36,111.0    2,608.1  7.22
Reserve for loan losses                  (717.2)                         (675.8)                           (608.0)
Cash and due from banks                 2,240.1                         2,114.4                           2,228.8
Premises and equipment                    746.3                           721.5                             713.7
Other assets                            1,425.2                         1,132.1                           1,060.1
Unrealized gains on
  investment securities                 2,193.4                         1,379.0                             983.6
    Total assets                      $47,718.8                       $43,072.6                         $40,489.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts           $10,296.2   $  286.2  2.78 %    $ 9,425.2   $  257.5  2.73 %      $ 9,798.9   $  223.7  2.28 %
  Savings                               5,374.0      196.7  3.66        3,619.4       95.3  2.63          4,364.5      104.6  2.40
  Consumer time                         7,282.3      377.1  5.18        7,875.0      416.4  5.29          6,626.2      271.8  4.10
  Other time <F4>                       4,084.9      223.0  5.46        3,978.0      219.5  5.52          3,054.1      104.7  3.43
    Total interest-bearing deposits    27,037.4    1,083.0  4.01       24,897.6      988.7  3.97         23,843.7      704.8  2.96
Funds purchased                         4,821.1      245.5  5.09        4,228.8      239.1  5.65          3,050.0      122.1  4.00
Other short-term borrowings               860.6       48.3  5.61          918.1       54.9  5.97          1,083.2       42.5  3.93
Long-term debt                          1,268.7       85.0  6.70          960.3       68.1  7.09            908.4       63.1  6.95
    Total interest-bearing liabilities 33,987.8    1,461.8  4.30       31,004.8    1,350.8  4.36         28,885.3      932.5  3.23
Noninterest-bearing deposits            7,203.9                         6,911.1                           7,034.1
Other liabilities                       1,905.6                         1,251.5                             998.3
Realized shareholders' equity           3,263.9                         3,052.3                           2,960.1
Net unrealized gains on
  investment securities                 1,357.6                           852.9                             611.4
    Total liabilities and
      shareholders' equity            $47,718.8                       $43,072.6                         $40,489.2

Interest rate spread                                        3.56 %                          3.65 %                            3.99 %

NET INTEREST INCOME                               $1,824.3                        $1,726.0                          $1,675.6

NET INTEREST MARGIN <F4>                                    4.36 %                          4.49 %                            4.64 %

<F1>Interest income includes loan fees of $95.3, $86.5, $93.5, $88.6, $80.8 and $72.4 in the six years ended December 31, 1996. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
<F2>Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for 1996, 1995, 1994 and 1993 and 34% in prior years and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $40.1, $49.6, $55.8, $62.8, $70.3 and $77.6 in the six years ended December 31, 1996.
<F3>Stated rate for 1992 is calculated after reducing interest income by $18.0 in 1992 representing earnings from investment in an employee benefit trust.
<F4>Interest rate swap transactions used to help balance the Company's interest-sensitivity position increased interest expense by $1.0 in 1996 and reduced interest expense by $10.1,$30.6, $43.6 and $36.3 in 1995, 1994, 1993, and 1992. Without these swaps, the rate on Other time deposits and the Net Interest Margin would have been 5.42% and 4.36% in 1996, 5.77% and 4.47% in 1995, 4.43% and 4.56% in 1994, 4.04% and 4.67% in 1993 and 5.12%
    and 4.99% in 1992, respectively.

TABLE 5B - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                  1993                           1992                               1991
(Dollars in millions; yields on        Average    Income/  Yields/      Average    Income/ Yields/       Average    Income/  Yields/
 taxable-equivalent basis)            Balances    Expense   Rates      Balances    Expense  Rates        Balances   Expense   Rates
ASSETS
Loans:<F1>
  Taxable                             $23,362.8   $1,765.1  7.56 %    $21,628.4   $1,821.5  8.42 %      $21,190.7   $2,113.3  9.97 %
  Tax-exempt <F2>                         800.0       62.0  7.75          860.7       69.7  8.10            953.9       92.7  9.72
    Total loans                        24,162.8    1,827.1  7.56       22,489.1    1,891.2  8.41         22,144.6    2,206.0  9.96
Investment securities:
  Taxable                               7,844.6      451.2  5.75        7,079.2      515.3  7.28          5,258.3      472.4  8.98
  Tax-exempt <F2>                       1,128.7      115.8 10.26        1,271.3      134.5 10.58          1,396.8      150.4 10.77
    Total investment securities         8,973.3      567.0  6.32        8,350.5      649.8  7.78          6,655.1      622.8  9.36
Funds sold                                334.4       10.6  3.17          439.9       16.8  3.83            797.3       44.7  5.61
Other short-term investments <F2><F3>     576.8       20.4  3.53          729.1       50.1  4.40            947.4       60.5  6.39
    Total earning assets               34,047.3    2,425.1  7.12       32,008.6    2,607.9  8.15         30,544.4    2,934.0  9.61
Reserve for loan losses                  (521.9)                         (421.6)                           (384.0)
Cash and due from banks                 2,200.0                         2,007.0                           1,974.3
Premises and equipment                    710.1                           693.0                             692.2
Other assets                            1,086.0                         1,069.5                           1,065.1
Unrealized gains on
  investment securities                     3.4                               -                                 -
    Total assets                      $37,524.9                       $35,356.5                         $33,892.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts           $ 9,655.0   $  211.8  2.19 %     $8,900.8   $  246.2  2.77 %      $ 7,710.2   $  348.9  4.53 %
  Savings                               4,515.0      108.8  2.41        4,316.1      130.4  3.02          3,632.7      180.4  4.97
  Consumer time                         6,799.4      276.8  4.07        7,350.0      382.8  5.21          8,448.8      584.8  6.92
  Other time <F4>                       1,940.6       34.9  1.80        2,132.8       73.0  3.42          2,518.9      156.3  6.21
    Total interest-bearing deposits    22,910.0      632.3  2.76       22,699.7      832.4  3.67         22,310.6    1,270.4  5.69
Funds purchased                         3,102.7       87.9  2.83        2,664.5       87.0  3.27          2,527.2      135.3  5.36
Other short-term borrowings               632.0       21.7  3.42          192.6        7.0  3.65            174.0       10.1  5.79
Long-term debt                            611.4       48.8  7.99          534.5       48.6  9.09            480.1       47.7  9.93
    Total interest-bearing liabilities 27,256.1      790.7  2.90       26,091.3      975.0  3.74         25,491.9    1,463.5  5.74
Noninterest-bearing deposits            6,773.3                         5,909.9                           5,222.4
Other liabilities                         618.3                           657.4                             668.2
Realized shareholders' equity           2,875.1                         2,697.9                           2,509.5
Net unrealized gains on
  investment securities                     2.1                               -                                 -
     Total liabilities and
     shareholders' equity             $37,524.9                       $35,356.5                         $33,892.0

Interest rate spread                                        4.22 %                          4.41 %                            3.87 %

NET INTEREST INCOME                               $1,634.4                        $1,632.9                          $1,470.5

NET INTEREST MARGIN <F4>                                    4.80 %                          5.10 %                            4.81 %

<F1>See footnote 1 in Table 3A.
<F2>See footnote 2 in Table 3A.
<F3>See footnote 3 in Table 3A.
<F4>See footnote 4 in Table 3A.

TABLE 5C - CONSOLIDATED GROWTH RATE IN AVERAGE BALANCES
                                           Growth Rate in
                                          Average Balances

                                                   Annualized
(Dollars in millions; yields on           1996-         1996-
 taxable-equivalent basis)                1995          1991
Assets
Loans
  Taxable                                 10.7 %         8.7 %
  Tax-exempt                              (3.1)         (7.1)
    Total loans                           10.4           8.2
Investment securities:
  Taxable                                  3.6           7.2
  Tax-exempt                             (12.0)        (11.3)
    Total investment securities            1.9           4.3
Funds sold                                30.3          (1.0)
Other short-term investments              20.0         (38.7)
    Total earning assets                   8.9           6.5
Reserve for loan losses                    6.1          13.3
Cash and due from banks                    5.9           2.6
Premises and equipment                     3.4           1.5
Other assets                              25.9           6.0
Unrealized gains on
  investment securities                      -             -
    Total assets                          10.8           7.1

Liabilities and Shareholders' Equity
Interest-bearing deposits:
  NOW/Money market accounts                9.2 %         6.0 %
  Savings                                 48.5           8.1
  Consumer time                           (7.5)         (2.9)
  Other time                               2.7          10.2
    Total interest-bearing deposits        8.6           3.9
Funds purchased                           14.0          13.8
Other short-term borrowings               (6.3)         37.7
Long-term debt                            32.1          21.5
    Total interest-bearing liabilities     9.6           5.9
Noninterest-bearing deposits               4.2           6.6
Other liabilities                         52.3          23.3
Realized shareholders' equity              6.9           5.4
Net unrealized gains on
  investment securities                      -             -
    Total liabilities and
     shareholders' equity                 10.8           7.1

Loans

Loan demand was the strong in 1996 as average loans increased 10.4% over the prior year. An increased emphasis by our banks produced strong growth in adjustable-rate residential mortgage loans. The Company's only significant concentration of credit at December 31, 1996 occurred in loans secured by real estate which totaled $17.3 billion. However, this amount is not concentrated in any specific geographic area or type of loan, except for adjustable rate residential mortgages. At year-end 1996, residential mortgages in STI of Florida were $7.5 billion, or 43% of total loans; $2.4 billion in STI of Georgia, or 20%; and $1.5 billion, or 28%, in STI of Tennessee. Of the $11.5 billion in residential mortgages, $643.2 million were home equity loans. The average loan-to-deposit ratio increased to 95.8% in 1996 compared with 93.4% in 1995.
     At December 31, 1996, international outstandings, which include loans, acceptances, deposits in other banks, foreign guarantees and accrued interest, totaled $273.5 million, a decrease of 31.1% from $396.8 million at December 31, 1995. Most of the balances were temporary investments in Canada and Western Europe and trade financing.

TABLE 6 - LOAN PORTFOLIO BY TYPES OF LOANS
                                                               Year Ended December 31
(In millions)                      1996          1995           1994            1993           1992           1991
Commercial:
  Domestic                       $11,725.5      $10,222.5      $ 9,279.2      $ 8,190.3      $ 7,933.4      $ 7,324.3
  International                      240.6          337.5          273.2          197.8          167.3          119.4
Real estate:
  Construction                     1,384.8        1,216.6        1,151.1        1,083.2        1,034.7        1,121.7
  Residential mortgages           11,508.2        9,732.8        8,380.5        7,013.8        5,911.6        5,488.4
  Other                            4,585.8        4,477.7        4,516.3        4,456.8        4,495.5        4,161.8
Lease financing                      607.5          561.2          411.0          328.1          355.4          363.7
Credit card                          946.8          774.0          690.5          698.2          725.7          745.2
Other consumer loans               4,405.0        3,979.1        3,847.1        3,323.9        2,869.9        2,927.0
  Loans                          $35,404.2      $31,301.4      $28,548.9      $25,292.1      $23,493.5      $22,251.5

TABLE 7 - RESERVE FOR LOAN LOSSES
                                                                Year Ended December 31
(Dollars in millions)                          1996       1995       1994       1993       1992       1991
Allocation of Reserve for Loan Losses
 by Loan Type
  Commercial                                   $143.8     $137.7     $138.7     $139.4     $155.2     $147.1
  Real estate                                   145.1      167.0      200.6      189.6      164.0      105.2
  Lease financing                                 4.8        5.4        2.8        2.8        2.6        4.4
  Consumer loans                                107.8       86.2       74.6       88.7       82.5       78.5
  Unallocated                                   324.3      302.6      230.3      140.7       69.9       45.8
    Total                                      $725.8     $698.9     $647.0     $561.2     $474.2     $381.0

Allocation of Reserve for Loan Losses
 as a Percent of Total Reserve
    Commercial                                   19.8 %     19.7 %     21.4 %     24.8 %     32.7 %     38.6 %
    Real estate                                  20.0       23.9       31.0       33.8       34.7       27.6
    Lease financing                               0.7        0.8        0.4        0.5        0.5        1.2
    Consumer loans                               14.8       12.3       11.5       16.0       17.4       20.6
    Unallocated                                  44.7       43.3       35.7       24.9       14.7       12.0
      Total                                     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

Year-end Loan Types as a Percent of
  Total Loans
  Commercial                                     33.8 %     33.7 %     33.5 %     33.1 %     34.3 %     33.2 %
  Real estate                                    49.4       49.3       49.2       49.6       48.5       48.2
  Lease financing                                 1.7        1.8        1.4        1.5        1.5        1.6
  Consumer loans                                 15.1       15.2       15.9       15.8       15.7       17.0
    Total                                       100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                                          Year Ended December 31
(Dollars in millions)                 1996            1995            1994            1993            1992            1991
Reserve for Loan Losses
  Balance - beginning of year     $   698.9       $   647.0       $   561.2       $   474.2       $   381.0       $   366.9
  Reserve of purchased banks            1.2             6.3             8.3             8.0             6.4             0.4
  Provision for loan losses           115.9           112.1           137.8           189.1           234.2           209.6

  Charge-offs
    Domestic:
      Commercial                      (36.2)          (29.7)          (28.1)          (47.8)          (61.3)          (96.1)
      Real estate:
        Construction                   (1.4)           (0.4)           (0.7)           (7.6)           (7.3)           (7.9)
        Residential mortgages          (6.3)           (7.1)           (7.3)          (10.9)          (10.3)           (6.1)
        Other                          (8.2)          (16.3)          (20.5)          (35.1)          (44.5)          (26.2)
      Lease financing                  (1.2)           (0.9)           (0.7)           (1.0)           (3.0)           (6.5)
      Credit card                     (40.8)          (27.7)          (26.3)          (28.9)          (33.6)          (37.3)
      Other consumer loans            (47.9)          (38.7)          (30.1)          (31.9)          (42.0)          (62.0)
    International                         -               -               -               -               -               -
      Total charge-offs              (142.0)         (120.8)         (113.7)         (163.2)         (202.0)         (242.1)

  Recoveries
    Domestic:
      Commercial                       15.6            20.0            18.6            20.9            22.1            16.3
      Real estate:
        Construction                    0.4             0.8             0.7             0.5             0.7             0.4
        Residential mortgages           1.5             1.5             1.5             1.3             1.1             0.9
        Other                           7.5             5.5             6.3             5.2             3.0             1.4
      Lease financing                   0.5             0.5             0.6             1.0             1.1             2.0
      Credit card                       6.9             7.3             7.3             5.7             6.8             6.1
      Other consumer loans             19.4            18.1            18.3            18.4            19.5            17.6
    International                         -             0.6             0.1             0.1             0.3             1.5
      Total recoveries                 51.8            54.3            53.4            53.1            54.6            46.2
    Net charge-offs                   (90.2)          (66.5)          (60.3)         (110.1)         (147.4)         (195.9)

    Balance - end of year         $   725.8       $   698.9       $   647.0       $   561.2       $   474.2       $   381.0

Year-end loans outstanding:
  Domestic                        $35,154.8       $30,948.4       $28,260.3       $25,078.0       $23,326.2       $22,117.5
  International                       249.4           353.0           288.6           214.1           167.3           134.0
    Total                         $35,404.2       $31,301.4       $28,548.9       $25,292.1       $23,493.5       $22,251.5

Average loans                     $32,792.5       $29,709.3       $26,412.6       $24,162.8       $22,489.1       $22,144.6

Ratios
  Reserve to year-end loans            2.05 %          2.23 %          2.27 %          2.22 %          2.02 %          1.71 %
  Net charge-offs to average loans     0.27            0.22            0.23            0.46            0.66            0.89
  Provision to average loans           0.35            0.38            0.52            0.78            1.04            0.95
  Recoveries to total charge-offs      36.5            44.9            47.0            32.5            27.0            19.1

Nonperforming Assets

Nonperforming assets increased $4.8 million, or 1.9%, from year-end 1995 with nonperforming loans increasing $20.0 million, primarily from one loan, and other real estate owned decreasing $15.2 million. At December 31, 1996, the ratio of nonperforming assets to total loans plus other real estate owned was the lowest year-end ratio in the Company's history. Included in nonperforming loans are loans aggregating $29.3 million that are current as to the payment of principal and interest but have been placed in nonperforming status because of uncertainty as to the borrower's ability to make future payments. In management's opinion, all known material potential problem loans are included in Table 9.
     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to reserve for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
     For the year 1996, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1996, if all such loans had been accruing interest at the original contractual rate, was $19.3 million. Interest payments recorded in 1996 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1996, were $9.1 million.

TABLE 9 - NONPERFORMING ASSETS AND ACCRUING LOANS
          PAST DUE 90 DAYS OR MORE
                                                                   Year Ended December 31
(Dollars in millions)                      1996        1995        1994        1993        1992        1991
Nonperforming Assets
 Nonaccrual loans:
   Commercial                            $ 45.6      $ 28.3      $ 27.9      $ 41.3      $ 49.6      $ 83.7
   Real Estate:
    Construction                           13.3         4.9        16.0        29.9        45.4        60.0
    Residential mortgages                  49.6        45.7        45.3        53.1        45.5        49.5
    Other                                  81.0        99.3        82.0       116.8       160.2       207.1
   Lease financing                          2.3         0.1         0.2         0.1         0.9         2.7
   Consumer loans                          10.5        11.0        11.6         9.3        18.1        23.8
    Total nonaccrual loans                202.3       189.3       183.0       250.5       319.7       426.8
 Restructured loans                         9.9         2.9         4.6        11.3         4.6        17.3
    Total nonperforming loans             212.2       192.2       187.6       261.8       324.3       444.1
 Other real estate owned                   43.6        58.8        87.7       148.9       220.3       245.9
 Total nonperforming assets              $255.8      $251.0      $275.3      $410.7      $544.6      $690.0

Ratios
 Nonperforming loans to total loans        0.60 %      0.61 %      0.66 %      1.03 %      1.38 %      2.00 %
 Nonperforming assets to total loans
  plus other real estate owned             0.72        0.80        0.96        1.61        2.30        3.07
 Reserve to nonperforming loans           342.0       363.6       344.9       214.4       146.2        85.8

Accruing Loans Past Due 90 Days or More  $ 34.2      $ 24.3      $ 19.2      $ 24.4      $ 27.6      $ 30.4

Investment Securities

The investment portfolio is managed to maximize yield over an entire interest rate cycle while providing liquidity and minimizing market risk. The portfolio yield improved from an average of 6.40% in 1995 to 6.64% in 1996. On an amortized cost basis, the portfolio increased by $158.5 million from December 31, 1995 to December 31, 1996. Portfolio turnover from sales totaled $758.8 million in 1996, representing approximately 9.3% of the average portfolio size. The average life of the portfolio declined to approximately
2.5 years at year-end 1996. Adjustable-rate securities in the portfolio reduced the duration (the average time until receipt of the present value of the portfolio's cash flow) to 2.1 years.
     The Company classifies all of its investment securities as "available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of investment securities at December 31, 1996 reflected $2.6 billion in unrealized gains, including a $2.5 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment increased $748.1 million during 1996, which was not reflected in net income of the Company

TABLE 10 - INVESTMENT SECURITIES
                                                             At December 31
                                          Amortized         Fair        Unrealized    Unrealized
(In millions)                               Cost           Value           Gains        Losses
U.S. Treasury and other U.S. government
  agencies and corporations:
  1996                                      $3,277.8       $ 3,290.9       $   24.3       $11.2
  1995                                       3,286.7         3,308.4           32.5        10.8
  1994                                       3,575.4         3,386.2            1.2       190.4

States and political subsidivions:
  1996                                      $  749.1       $   773.2       $   25.2       $ 1.1
  1995                                         831.2           865.8           36.1         1.5
  1994                                         958.1           972.1           29.1        15.1

Mortgage-backed securities:
  1996                                      $3,750.5       $ 3,748.6       $   27.0       $28.9
  1995                                       3,508.4         3,516.2           26.4        18.6
  1994                                       3,661.9         3,500.7            3.4       164.6

Other securities:<F1>
  1996                                      $  184.9       $ 2,738.5       $2,555.0       $ 1.4
  1995                                         177.5         1,986.5        1,810.1         1.1
  1994                                         206.5         1,459.7        1,255.2         2.0

Total investment securities
  1996                                      $7,962.3       $10,551.2       $2,631.5       $42.6
  1995                                       7,803.8         9,676.9        1,905.1        32.0
  1994                                       8,401.9         9,318.7        1,288.9       372.1

<F1>  Includes the Company's investment in 48,266,496 shares of common stock of
     The Coca-Cola Company.

Deposits

Average interest-bearing deposits increased 8.6% in 1996 and comprised 79.0% and 78.3% of average total deposits in 1996 and 1995. Savings deposits had the largest increase at 48.5%, the result of an aggressive marketing effort of a premium rate savings product in the early part of 1996. Consumer time deposits decreased 7.5%.

TABLE 11 - COMPOSITION OF AVERAGE DEPOSITS
                                            Year Ended December 31                     Percent of Total
(Dollars in millions)                  1996          1995          1994          1996        1995        1994
Noninterest-bearing                 $ 7,203.9     $ 6,911.1     $ 7,034.1        21.0 %      21.7 %      22.8 %
NOW/Money market accounts            10,296.2       9,425.2       9,798.9        30.1        29.6        31.7
Savings                               5,374.0       3,619.4       4,364.5        15.7        11.4        14.1
Consumer time                         7,282.3       7,875.0       6,626.2        21.3        24.8        21.5
Other time                            4,084.9       3,978.0       3,054.1        11.9        12.5         9.9
  Total                             $34,241.3     $31,808.7     $30,877.8       100.0 %     100.0 %     100.0 %

Funds Purchased
Average funds purchased increased $592.3 million or 14.0% in 1996. Also, average net purchased funds (average funds purchased less average funds sold) increased $415.7 million in 1996. Average net purchased funds were 9.7% of earning assets for 1996 compared to 9.5% in 1995.

TABLE 12 - FUNDS PURCHASED<F1>
                                                                                        Maximum
                                                                                      Outstanding
                                    At December 31                Daily Average         at Any
(Dollars in millions)            Balance        Rate          Balance        Rate       Month-end

1996                             $6,047.7        5.91 %       $4,821.1        5.09 %      $6,409.2
1995                              5,483.8        5.08          4,228.8        5.65         5,483.8
1994                              4,351.9        4.90          3,050.0        4.00         4,351.9

<F1> Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of the borrowings.

Capital Resources

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total risk-based ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. Regulatory agencies preclude banks from including unrecognized securities gains and losses in calculating Tier 1 capital; therefore, the appreciation of $2.5 billion in the Company's 48,266,496 shares of common stock of The Coca-Cola Company is not included in risk-adjusted capital. At December 31, 1996 all SunTrust banks were considered to be "well-capitalized."
     In 1995, the Board of Directors authorized the Company to repurchase up to 20,000,000 shares of SunTrust common stock. In 1996, the Company repurchased 7,464,500 shares. At December 31, 1996, the Company may repurchase an additional 9,329,518 shares under this authorization.

TABLE 13 - CAPITAL RATIOS
                                                                  At December 31
(Dollars in millions)                   1996           1995           1994           1993           1992           1991
Tier 1 capital:
  Realized shareholders' equity       $ 3,278.2      $ 3,111.0      $ 2,883.3      $ 2,845.8      $ 2,769.7      $ 2,622.8
  Intangible assets other than
    servicing rights                     (244.1)        (252.3)        (222.2)        (194.0)        (174.6)        (173.3)
    Tier 1 capital                      3,034.1        2,858.7        2,661.1        2,651.8        2,595.1        2,449.5
Tier 2 capital:
  Allowable reserve for loan losses       510.8          462.2          420.9          378.1          349.8          327.9
  Allowable long-term debt                877.1          246.8          281.4          120.4          200.0          336.3
    Tier 2 capital                      1,387.9          709.0          702.3          498.5          549.8          664.2
Total capital                         $ 4,422.0      $ 3,567.7      $ 3,363.4      $ 3,150.3      $ 3,144.9      $ 3,113.7

Risk-weighted assets                  $40,651.0      $36,742.0      $33,444.3      $29,871.4      $27,684.4      $26,005.7
Risk-based ratios:
  Tier 1 capital                           7.46 %         7.78 %         7.95 %         8.88 %         9.37 %         9.42 %
  Total capital                           10.87           9.71          10.05          10.55          11.35          11.97
Tier 1 leverage ratio                      6.40           6.71           6.68           6.82           7.27           7.14
Total shareholders' equity to assets       9.30           9.19           8.09           8.86           7.33           7.35

Liquidity

Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and attractive investment opportunities. A large stable, core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. Liquidity is enhanced by an investment portfolio structured to provide liquidity as needed, with a short duration of 2.1 years. It is also strengthened by ready access to regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank deposit note program, commercial paper issuance by the Parent Company, and Federal Home Loan Bank (FHLB) advances for several subsidiary banks who are FHLB members.

TABLE 14 - LOAN MATURITY
                                                            At December 31, 1996
                                                            Remaining Maturities of Selected Loans
                                                             Within           1-5           After
(In millions)                                 Total         1 Year          Years         5 Years
Loan Maturity
  Commercial                                 $11,966.1       $6,161.5       $3,760.6       $2,044.0
  Real estate - construction                   1,384.8        1,002.4          382.4              -
   Total                                     $13,350.9       $7,163.9       $4,143.0       $2,044.0

Interest Rate Sensitivity
  Selected loans with:
    Predetermined interest rates                                            $1,316.5       $  372.6
    Floating or adjustable interest rates                                    2,826.5        1,671.4
       Total                                                                $4,143.0       $2,044.0

TABLE 15 - MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
                                                                                        At December 31, 1996
                                                                                                                    Average
                                                1 Year        1-5           5-10        After 10                    Maturity
(Dollars in millions)                           or Less      Years          Years         Years         Total       in Years
Distribution of Maturities
 Amortized Cost:
  U.S. Treasury and other U.S. government
   agencies and corporations                    $439.2      $2,832.0        $  6.6         $   -      $3,277.8           2.1
  States and political subdivisions              149.8         421.5         165.4          12.4         749.1           3.1
  Mortgage-backed securities <F1>                341.5       2,991.3         364.4          53.3       3,750.5           2.8
    Total debt securities                       $930.5      $6,244.8        $536.4         $65.7      $7,777.4           2.5
 Fair Value
  U.S. Treasury and other U.S. government
    agencies and corporations                    439.8       2,844.2           6.9             -       3,290.9
  States and political subdivisions              151.4         434.4         174.7          12.7         773.2
  Mortgage-backed securities <F1>                340.3       2,988.6         366.2          53.5       3,748.6
    Total debt securities                       $931.5      $6,267.2        $547.8         $66.2      $7,812.7

Weighted average yield (FTE):
  U.S. Treasury and other U.S. government
    agencies and corporations                     5.97 %        6.00 %        7.50 %           - %        6.00 %
  States and political subdivisions               8.69          8.44          8.68          8.07          8.54
  Mortgage-backed securities <F1>                 4.99          6.47          6.12          6.44          6.30
    Total debt securities                         6.04          6.39          6.92          6.74          6.39

<F1> Distribution of maturities is based on expected cash flows which may be different from the contractual terms.

TABLE 16 - MATURITY OF CONSUMER TIME AND OTHER
           TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE
                                             At December 31, 1996
                                                    Other
                                    Consumer         Time
                                      Time         Deposits       Total
(In millions)
Months to maturity:
 3 or less                          $1,138.3       $2,387.0       $3,525.3
 Over 3 through 6                      552.0            0.1          552.1
 Over 6 through 12                     498.5            0.1          498.6
 Over 12                               392.7            0.0          392.7
  Total                             $2,581.5       $2,387.2       $4,968.7

Interest Rate Sensitivity

The SunTrust asset/liability management process is designed to manage the balance sheet structure of the Company to optimize net interest income while minimizing the effect of interest rate changes on the net interest margin. SunTrust's objective is to maintain a neutral position relative to changes in interest rates. Simulation modeling is used by SunTrust to evaluate its level of interest rate sensitivity, as well as to analyze balance sheet strategies. Table 17 represents a snapshot of the balance sheet structure as of year-end, but does not reflect the complexities of the interest sensitivity of the Company as reflected in its simulation modeling process. SunTrust utilizes interest rate swap transactions to a very limited extent in the overall management of its interest sensitivity position. Table 18 contains summary information about these swap transactions.

TABLE 17 - INTEREST RATE SENSITIVITY ANALYSIS
                                                                             At December 31, 1996
                                                                                        Repricing Within<F1>
                                                0-30            31-90         91-180         181-365        Over 1
(Dollars in millions)                           Days            Days           Days           Days           Year           Total
EARNING ASSETS
Loans <F2>                                    $12,343.4       $4,402.0       $2,072.4       $3,745.5      $12,400.8      $34,964.1
Debt securities <F3>                              263.0          358.2          472.4          660.3        6,152.0        7,905.9
Interest-bearing deposits                          11.9              -            0.2              -            1.4           13.5
Funds sold                                      1,606.6              -              -              -              -        1,606.6
  Total earning assets                         14,224.9        4,760.2        2,545.0        4,405.8       18,554.2       44,490.1

INTEREST-BEARING LIABILITIES
Interest-bearing deposits <F4>                 19,596.1        1,772.9        2,064.8        2,488.4        2,067.9       27,990.1
Funds purchased                                 6,522.5              -              -              -              -        6,522.5
Other short-term borrowings                       831.2           20.2           10.0            5.2            1.4          868.0
Long-term debt                                     12.1            4.2           21.3           20.3        1,507.4        1,565.3
  Total interest-bearing liabilities           26,961.9        1,797.3        2,096.1        2,513.9        3,576.7       36,945.9
Off-balance sheet financial instruments           480.3          136.1          (56.0)       1,063.7       (1,624.1)             -
Interest-sensitivity gap                     ($12,256.7)      $3,099.0         $392.9       $2,955.6      $13,353.4      $ 7,544.2
Cumulative gap                                (12,256.7)      (9,157.7)      (8,764.8)      (5,809.2)       7,544.2
Ratio of cumulative gap to total earning assets    27.5 %         20.6 %         19.7 %         13.1 %         17.0 %
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                   52.8          264.9          121.4          175.3          518.8
Cumulative gap at December 31, 1995           ($8,215.5)     ($7,687.5)     ($7,233.8)     ($4,597.4)     $ 6,972.4
Cumulative gap at December 31, 1994            (8,997.6)      (8,802.1)      (8,277.8)      (5,407.9)       6,969.4

<F1> The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
<F2> Excludes overdrafts and nonaccrual loans.
<F3> Includes trading account, but does not include net unrealized gains of
     $2,588.9.
<F4> Savings, NOW and money market accounts can be repriced at any time, therefore all such balances are included in 0-30 days. Consumer time and other time deposit balances are classified according to their remaining maturities.

Derivative Instruments

Derivative financial instruments, such as interest rate swaps, options, futures and forward contracts, are components of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate the Company's exposure to interest rate risk.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. Interest rate swaps increased interest expense by $1.0 million in 1996 and decreased interest expense by $10.1 million and $30.6 million for 1995 and 1994. Included in those amounts are $2.3 million, $0.5 million and $0.4 million representing income from swaps entered into for customers. For interest rate swaps entered into by the Company as an end user, the following table shows the weighted average rate received and weighted average rate paid by maturity and corresponding notional amounts at December 31, 1996.

TABLE 18 - INTEREST RATE SWAPS
                                                        At December 31, 1996
                                                               Average     Average     Average
(Dollars in millions)                Notional        Fair      Maturity      Rate        Rate
                                      Value         Value     In Months      Paid      Received
Gain position:
  Receive fixed                        $  600.5       $16.6        91.5        5.64 %      6.92 %
  Pay fixed                               147.0         3.1        93.6        5.90        5.60
  Total gain position                     747.5        19.7
Loss position:
  Receive fixed                         1,337.9       (10.1)       17.5        5.53        5.41
  Pay fixed                               169.3        (1.6)       70.0        6.56        5.66
  Total loss position                   1,507.2       (11.7)
    Total                              $2,254.7       $ 8.0

Earnings and Balance Sheet Analysis 1995 vs. 1994

Net income was $565.5 million in 1995 compared with $522.7 million in 1994. This increase amounted to $42.8 million or 8.2%. Earnings per common share in 1995 were $2.47, a 9.8% increase over the preceding year.
     Net interest income, at $1,726.0 million for 1995, was slightly higher than the $1,675.6 million in 1994 primarily because of a 6.4% growth in average assets. The Company's net interest margin declined from 4.64% in 1994 to 4.49% in 1995.
     The provision for loan losses decreased $25.7 million from $137.8 million to $112.1 million while the reserve for loan losses as a percentage of loans decreased from 2.27% to 2.23%. Net charge-offs were 0.22% of loans in 1995 versus 0.23% in 1994. Nonperforming assets decreased $24.3 million from $275.3 million at December 31, 1994 to $251.0 million at December 31, 1995.
     Noninterest income increased $13.2 million from $699.9 million in 1994 to $713.1 million in 1995. Other charges and fees were up as a result of increased investment banking activity. Service charges collected on commercial deposit accounts were down for the second straight year due to higher average interest rates, since these charges are reduced by an earnings credit on collected balances based on market interest rates. Noninterest expense was up $51.5 million or 3.7%.
     Loans at December 31, 1995, were $31.3 billion or 9.6% greater than at year-end 1994. At December 31, 1995, deposits were $33.2 billion, an increase of $1.0 billion or 3.0% from 1994 year-end.

Fourth Quarter Results

Net income per common share for the fourth quarter of 1996 was $0.72, an increase of 12.5% from $0.64 per share in the fourth quarter of 1995. Net income increased from $144.9 million in the 1995 fourth quarter to $158.5 million in the 1996 fourth quarter.

  The 1996 provision for loan losses of $34.7 million was $3.4 million higher than the $31.3 million in 1995. Net loan charge-offs for the current period were higher at $33.6 million versus $29.1 million in the 1995 fourth quarter.

  Average earning assets were $43.8 billion in the 1996 fourth quarter, 11.1% higher than in 1995. This gain, offset somewhat by an 18 basis point decline in the net interest margin, produced an increase of $28.3 million in net interest income on a taxable-equivalent basis.

  Noninterest income increased by $27.6 million in the 1996 fourth quarter compared to the fourth quarter of 1995. Service charges on deposit accounts were up $6.2 million or 11.5% over the 1995 fourth quarter, and trust income was up $4.4 million or 6.7%.

  Noninterest expense increased 4.9% from year-ago levels. Marketing and customer development was up $10.9 million or 88.9% and personnel expense was up $24.7 million or 12.1%. These increases are directly attributable to the Company's growth initiatives.

TABLE 19 - QUARTERLY FINANCIAL DATA
(Dollars in millions except                         1996                                                1995
  per share data)                   4            3            2            1            4            3            2            1
SUMMARY OF OPERATIONS
 Interest and dividend income $   846.5    $   820.4    $   798.6    $   780.5    $   782.4    $   759.9    $   758.4    $   726.5
 Interest expense                 384.2        366.0        354.3        357.3        350.2        342.0        343.9        314.7
 Net interest income              462.3        454.4        444.3        423.2        432.2        417.9        414.5        411.8
 Provision for loan losses         34.7         30.0         26.2         25.0         31.3         29.1         26.2         25.5
 Net interest income after
   provision for loan losses      427.6        424.4        418.1        398.2        400.9        388.8        388.3        386.3
 Noninterest income               207.0        197.2        200.1        213.7        179.4        182.6        174.2        176.9
 Noninterest expense              399.1        389.6        393.4        401.0        380.6        363.1        349.7        358.1
 Income before provision
   for income taxes               235.5        232.0        224.8        210.9        199.7        208.3        212.8        205.1
 Provision for income taxes        77.0         76.4         72.7         60.5         54.8         64.6         71.9         69.1
 Net income                   $   158.5    $   155.6    $   152.1    $   150.4    $   144.9    $   143.7    $   140.9    $   136.0

 Net interest income,
   (taxable-equivalent)       $   472.2    $   464.2    $   454.2    $   433.7    $   443.9    $   430.1    $   427.1    $   424.9

PER COMMON SHARE
  Net income                  $    0.72    $    0.70    $    0.68    $    0.66    $    0.64    $    0.63    $    0.61    $    0.59
  Dividends declared               0.23         0.20         0.20         0.20         0.20         0.18         0.18         0.18
  Book value                      22.13        21.43        20.73        19.60        18.91        17.99        17.58        16.24
  Market Price:
    High                          52.50        41.50        38.00        38.38        35.44        33.88        29.94        27.69
    Low                           40.88        34.88        33.25        32.00        31.69        28.50        26.56        23.63
    Close                         49.25        41.00        37.00        35.00        34.25        33.06        29.13        26.75

SELECTED AVERAGE BALANCES
 Total assets                 $50,061.1    $48,122.6    $47,019.5    $45,641.9    $44,616.4    $43,072.4    $42,762.2    $41,808.4
 Earning assets                43,763.9     42,179.2     41,241.8     40,114.0     39,391.9     38,198.8     38,344.3     37,653.9
 Loans                         34,416.9     33,029.6     32,265.2     31,437.9     30,688.7     29,771.1     29,582.1     28,773.8
 Total deposits                34,840.7     34,652.8     34,378.8     33,081.9     31,925.4     31,516.5     31,852.5     31,943.7
 Realized shareholders' equity  3,334.0      3,281.7      3,232.0      3,206.8      3,081.8      3,092.9      3,043.8      2,989.1
 Total shareholders' equity     4,841.3      4,713.7      4,522.2      4,405.3      4,163.4      4,090.3      3,797.4      3,561.2

 Common equivalent shares
  (thousands)                   221,840      222,683      224,061      225,388      227,574      229,515      230,781      230,336

Ratios (Annualized)
 ROA                               1.32 %       1.35 %       1.36 %       1.38 %       1.34 %       1.38 %       1.36 %       1.35 %
 ROE                              18.91        18.86        18.93        18.87        18.65        18.43        18.56        18.46
 Net interest margin               4.29         4.38         4.43         4.35         4.47         4.47         4.47         4.58

TABLE 20 - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
           AND AVERAGE YIELDS EARNED AND RATES PAID
                                                                             Quarter Ended
                                                      December 31, 1996                     December 31, 1995
(Dollars in millions; yields on                  Average     Income/    Yields/        Average     Income/    Yields/
 taxable-equivalent basis)                      Balances     Expense     Rates        Balances     Expense     Rates
Assets
Loans: <F1>
 Taxable                                       $33,669.4     $688.4      8.13 %      $30,033.9     $638.9      8.44 %
 Tax-exempt <F2>                                   747.5       14.5      7.75            654.8       14.8      9.02
   Total loans                                  34,416.9      702.9      8.13         30,688.7      653.7      8.45
Investment securities:
 Taxable                                         7,330.4      120.1      6.52          7,029.8      108.7      6.14
 Tax-exempt <F2>                                   733.8       16.0      8.69            836.9       19.2      9.11
   Total investment securities                   8,064.2      136.1      6.71          7,866.7      127.9      6.45
Funds sold                                       1,177.5       15.9      5.36            735.9       11.0      5.88
Other short-term investments <F2>                  105.3        1.5      5.57            100.6        1.5      5.61
   Total earning assets                         43,763.9      856.4      7.78         39,391.9      794.1      8.00
Reserve for loan losses                           (724.8)                               (695.8)
Cash and due from banks                          2,320.1                               2,221.3
Premises and equipment                             759.4                                 722.9
Other assets                                     1,506.4                               1,227.2
Unrealized gains on
 investment securities                           2,436.1                               1,748.9
   Total assets                                $50,061.1                             $44,616.4

Liabilities and Shareholders' Equity
Interest-bearing deposits:
 NOW/Money market accounts                     $10,369.1     $ 70.4      2.70 %      $ 9,544.2     $ 64.1      2.66 %
 Savings                                         5,437.8       48.9      3.57          3,469.9       22.1      2.54
 Consumer time                                   7,062.1       91.3      5.15          8,007.2      109.4      5.42
 Other time <F3>                                 4,487.4       60.7      5.39          3,824.6       54.0      5.61
   Total interest-bearing deposits              27,356.4      271.3      3.95         24,845.9      249.6      3.99
Funds purchased                                  5,788.3       74.3      5.11          4,925.5       68.8      5.54
Other short-term borrowings                        874.8       12.3      5.58            998.0       14.1      5.56
Long-term debt                                   1,568.4       26.3      6.67          1,010.1       17.7      6.97
   Total interest-bearing liabilities           35,587.9      384.2      4.30         31,779.5      350.2      4.37
Noninterest-bearing deposits                     7,484.3                               7,079.5
Other liabilities                                2,147.6                               1,594.0
Shareholders' equity                             3,334.0                               3,081.8
Net unrealized gains on
 investment securities                           1,507.3                               1,081.6
   Total liabilities and shareholders' equity  $50,061.1                             $44,616.4

Interest rate spread                                                     3.48 %                                3.63 %

Net Interest Income                                          $472.2                                $443.9

Net Interest Margin                                                      4.29 %                                4.47 %

<F1> Interest income includes loan fees of $24.7 and $21.9 in the quarters ended
     December 31, 1996 and 1995. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
<F2> Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $9.9 and $11.7 in the quarters ended December 31, 1996 and 1995.
<F3> Interest rate swap transactions used to help balance the Company's interest-sensitivity position reduced interest expense by $0.1 and $1.2 in the fourth quarter of 1996 and 1995, respectively. Without these swaps, the rate on Other time deposits and the Net interest margin would have been 5.40% and 4.28% in 1996 and 5.73% and 4.46% in 1995.

TABLE 21 - QUARTERLY NONINTEREST INCOME AND EXPENSE

                                                           1996                                           1995
(In millions)                              4           3           2           1          4           3           2           1
Noninterest Income
 Trust income                           $ 69.0      $ 68.1      $ 70.5      $ 70.7     $ 64.6      $ 64.7      $ 65.3      $ 65.1
 Service charges on deposit accounts      60.7        57.9        58.1        55.7       54.5        54.0        50.5        53.8
 Corporate and institutional
    investment income                      4.8         3.4         3.3         2.8        4.9         2.4         1.1         1.0
 Retail investment income                  5.1         6.3         6.2         4.6        3.6         3.3         4.2         4.0
 Credit card fees                         17.0        15.7        16.6        17.0       15.6        15.1        15.7        16.2
 Mortgage fees                             8.2         7.7         9.0         8.3        6.8         6.5         5.3         4.5
 Other charges and fees                   26.5        24.8        26.4        23.9       21.6        21.1        20.7        20.8
 Securities gains (losses)                (0.4)       (0.5)       (2.2)       17.3       (7.2)        1.0        (0.1)       (0.3)
 Trading account profits and commissions   4.1         3.5         3.1         2.6        3.3         2.5         2.4         2.4
 Other income                             12.0        10.3         9.1        10.8       11.7        12.0         9.1         9.4
   Total noninterest income             $207.0      $197.2      $200.1      $213.7     $179.4      $182.6      $174.2      $176.9

Noninterest Expense
 Salaries                               $165.6      $161.7      $156.0      $151.7     $149.7      $144.8      $143.1      $140.5
 Other compensation                       34.2        32.9        32.3        29.1       27.0        25.3        21.1        21.9
 Employee benefits                        28.8        26.0        26.4        29.4       27.2        25.1        24.8        28.5
  Total personnel expense                228.6       220.6       214.7       210.2      203.9       195.2       189.0       190.9
 Net occupancy expense                    35.2        34.9        34.4        33.7       33.2        33.6        31.8        31.5
 Equipment expense                        30.4        29.5        28.0        27.5       26.4        25.7        26.5        26.5
 FDIC premiums                             1.4        14.1         1.4         1.2        3.9        (0.6)       16.6        16.5
 Marketing and customer development       23.3        19.2        18.7        15.2       12.4        10.3        13.3        14.0
 Postage and delivery                     10.3        10.5         9.7        10.0        9.3         8.8         8.8         9.5
 Operating supplies                        9.4         8.9         9.9         9.7        8.5         8.1         7.7         7.9
 Other real estate expense                (1.1)        0.4        (0.5)        0.8       (3.9)       (1.1)       (2.3)       (1.7)
 Communications                            8.6         8.3         7.8         7.7        6.6         7.3         7.1         6.7
 Consulting and legal                      8.5         5.8         6.1         5.1        5.0         5.5         5.5         4.8
 Amortization of intangible assets         7.3         6.8         6.5         6.1        6.0         5.4         5.0         5.0
 Other expense                            37.2        30.6        56.7        73.8       69.3        64.9        40.7        46.5
   Total noninterest expense            $399.1      $389.6      $393.4      $401.0     $380.6      $363.1      $349.7      $358.1

TABLE 22 - SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND
           ACCRUING LOANS PAST DUE 90 DAYS OR MORE
                                                                                     Quarters
                                                             1996                                           1995
(Dollars in millions)                         4          3          2          1             4          3          2          1
RESERVE FOR LOAN LOSSES
 Balance - Beginning of quarter             $724.7     $722.6     $712.4     $698.9        $692.8     $676.9     $661.0     $647.0
 Reserve of purchased bank                       -          -          -        1.2           3.9        0.7        1.7          -
 Provision for loan losses                    34.7       30.0       26.2       25.0          31.3       29.1       26.2       25.5
 Charge-offs                                 (45.9)     (40.9)     (28.6)     (26.6)        (40.9)     (27.3)     (25.7)     (26.9)
 Recoveries                                   12.3       13.0       12.6       13.9          11.8       13.4       13.7       15.4
 Balance - End of quarter                   $725.8     $724.7     $722.6     $712.4        $698.9     $692.8     $676.9     $661.0

RATIOS
  Reserve to loans outstanding - Quarter-end  2.05 %     2.14 %     2.23 %     2.24 %        2.23 %     2.31 %     2.25 %     2.26 %
  Net loan charge-offs (annualized)
    to average loans                          0.39       0.34       0.20       0.16          0.38       0.18       0.16       0.16
  Provison to average loans (annualized)      0.40       0.36       0.33       0.32          0.40       0.39       0.36       0.36

NONPERFORMING ASSETS
 Nonaccrual loans                           $202.3     $184.9     $192.0     $187.7        $189.3     $174.3     $179.4     $181.9
 Restructured loans                            9.9        2.7        2.8        2.9           2.9        3.0        3.2        4.3
   Total nonperforming loans                 212.2      187.6      194.8      190.6         192.2      177.3      182.6      186.2
 Other real estate owned                      43.6       51.9       53.5       58.8          58.8       66.2       70.1       83.8
   Total nonperforming assets               $255.8     $239.5     $248.3     $249.4        $251.0     $243.5     $252.7     $270.0

RATIOS
 Nonperforming loans to total loans           0.60 %     0.55 %     0.60 %     0.60 %        0.61 %     0.59 %     0.61 %     0.64 %
 Nonperforming assets to total loans
   plus other real estate owned               0.72       0.71       0.77       0.78          0.80       0.81       0.84       0.92
 Reserve to nonperforming loans              342.0      386.2      371.0      373.8         363.6      390.8      370.6      355.0

Accruing Loans Past Due 90 Days or More     $ 34.2     $ 28.0     $ 29.9     $ 26.0        $ 24.3     $ 26.0     $ 19.0     $ 19.5

Banking Income

TABLE 23 - SELECTED FINANCIAL DATA OF BANKING SUBSIDIARIES

                                                     SunTrust Banks of           SunTrust Banks of           SunTrust Banks of
                                                       Florida, Inc.               Georgia, Inc.               Tennessee, Inc.
(Dollars in Millions)                                  1996         1995            1996         1995           1996         1995
Summary of Operations
 Net interest income (FTE)                            $949.1       $934.6         $603.9       $575.1         $277.0       $278.3
 Provision for loan losses                              30.3         69.7           26.7         30.0            8.9         12.1
 Trust income                                          142.0        137.9          100.5         89.3           35.5         32.5
 Other noninterest income                              269.5        228.0          175.3        147.1           77.1         64.8
 Personnel expense                                     324.0        296.3          204.2        181.7          103.8         95.0
 Other noninterest expense                             449.3        451.2          255.6        248.8          114.4        124.5
 Net income                                           $341.2       $300.5         $353.8       $226.3         $100.1       $ 88.5

Selected Average Balances
 Total assets                                         23,058       21,309         17,673       15,005          6,877        6,552
 Earning assets                                       21,583       19,987         14,065       12,478          6,599        6,250
 Loans                                                16,363       15,364         11,218        9,715          4,973        4,573
 Total deposits                                       18,275       17,034         10,485        9,693          5,528        5,132
 Realized shareholders' equity                         1,978        1,863          1,351        1,211            565          543

At December 31
 Total assets                                         24,783       22,567         20,068       16,854          7,489        6,776
 Earning assets                                       22,885       20,818         15,698       13,528          7,094        6,464
 Loans                                                17,267       16,024         12,287       10,316          5,370        4,824
 Reserve for loan losses                                 369          381            196          199            114          119
 Total deposits                                       19,316       17,794         11,703       10,185          5,837        5,240
 Realized shareholders' equity                         2,048        1,931          1,404        1,302            585          553
 Total shareholders' equity                            2,058        1,952          2,982        2,419            590          561



Credit Quality
 Net loan charge-offs<F1>                               23.5         34.3           23.0         23.4            9.7          8.5
 Nonperforming loans<F2>                               117.4        125.1           73.6         56.0           20.7         10.9
 Other real estate owned<F2>                            24.4         32.7            5.3          8.0           13.9         18.1

Ratios and Other Data
 ROA                                                    1.48 %       1.41 %         1.64 %       1.67 %         1.46 %       1.35 %
 ROE                                                   17.25        16.13          18.79        18.68          17.71        16.30
 Net interest margin                                    4.40         4.68           4.29         4.61           4.20         4.45
 Efficiency ratio                                       56.8         57.5           52.3         53.1           56.0         58.4
 Total shareholders' equity/assets                      8.30         8.65          14.86        14.35           7.88         8.28
 Net loan charge-offs to average loans                  0.15         0.22           0.21         0.24           0.20         0.19
 Nonperforming loans to total loans                     0.70         0.78           0.61         0.54           0.39         0.22
 Nonperforming assets to total loans plus
  other real estate owned                               0.84         0.98           0.65         0.62           0.66         0.60
 Reserve to loans                                       2.19         2.37           1.62         1.92           2.17         2.46
 Reserve to nonperforming loans                        314.5        304.3          266.1        354.5          550.5      1,094.4
 Full-service banking offices                            372          366            201          175            116          111
 ATMs                                                    496          455            292          209            129          114

<F1> In 1996, $33.9 in charge-offs on credit cards are recorded in a separate credit card bank and are not included in the principal banking subsidiaries.
<F2> At December 31.

TABLE 24 - FINANCIAL HIGHLIGHTS OF PRINCIPAL BANKING SUBSIDIARIES                                         Total Assets at
                                                   Net Income                     ROA                       December 31
(Dollars in millions)                          1996           1995          1996          1995          1996            1995
SunTrust Banks of Florida, Inc.
SunTrust Bank, Central Florida, N.A.         $ 86.6         $ 79.3        1.53 %        1.51 %        $ 6,460         $ 5,670
SunTrust Bank, East Central Florida            16.9           14.1        1.58          1.36            1,056           1,052
SunTrust Bank, Gulf Coast                      17.9           15.7        0.99          0.91            1,822           1,728
SunTrust Bank, Miami, N.A. <F1>                47.4           33.6        1.83          1.37            2,849           2,643
SunTrust Bank, Mid-Florida, N.A.               11.9           14.5        1.21          1.56              984             930
SunTrust Bank, Nature Coast                    16.2           14.5        1.31          1.27            1,292           1,182
SunTrust Bank, North Central Florida           12.2           10.5        1.54          1.41              822             768
SunTrust Bank, North Florida, N.A.              9.5            7.3        1.08          1.07              972             703
SunTrust Bank, South Florida, N.A.             53.0           45.4        1.70          1.57            3,353           3,093
SunTrust Bank, Southwest Florida               16.6           14.5        1.46          1.48            1,255           1,035
SunTrust Bank, Tallahassee, N.A.                5.0            4.2        1.06          0.86              445             499
SunTrust Bank, Tampa Bay                       31.8           29.7        1.57          1.55            2,106           2,033
SunTrust Bank, Treasure Coast, N.A.             7.6            9.6        1.02          1.48              760             705
SunTrust Bank, West Florida                     7.9            7.3        1.51          1.52              565             495

SunTrust Banks of Georgia, Inc.
SunTrust Bank, Atlanta                       $179.1         $162.5        1.52 %        1.60 %        $14,978         $12,496
SunTrust Bank, Augusta, N.A.                    7.5            6.5        1.58          1.50              483             459
SunTrust Bank, Middle Georgia, N.A.             9.8            7.8        1.65          1.44              631             557
SunTrust Bank, Northeast Georgia, N.A.         10.5            8.8        1.72          1.42              612             595
SunTrust Bank, Northwest Georgia, N.A.          5.7            4.6        1.68          1.67              376             283
SunTrust Bank, Savannah, N.A.                   9.6            8.4        1.89          1.84              519             524
SunTrust Bank, South Georgia, N.A.              9.5            8.0        1.59          1.46              622             612
SunTrust Bank, Southeast Georgia, N.A.          6.3            5.4        1.51          1.36              452             398
SunTrust Bank, West Georgia, N.A.               6.6            5.4        1.49          1.45              476             404


SunTrust Banks of Tennessee, Inc.
SunTrust Bank, Chattanooga, N.A.             $ 21.5         $ 19.4        1.57 %        1.41 %        $ 1,399         $ 1,363
SunTrust Bank, East Tennessee, N.A.            16.1           14.2        1.39          1.34            1,218           1,103
SunTrust Bank, Nashville, N.A.                 49.5           43.0        1.46          1.36            3,899           3,386
SunTrust Bank, Northeast Tennessee              4.3            4.4        1.19          1.31              382             361
SunTrust Bank, South Central Tennessee, N.A.    4.9            4.4        1.49          1.35              332             334
SunTrust Bank, Alabama, N.A.                    3.7            3.0        1.12          0.88              348             341

<F1> See Table 1 note 2 on page 13.

Supervision and Regulation
As a bank holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
     Previously, federal law generally prohibited the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries were principally conducted, unless such an acquisition was specifically authorized by statute of the state in which the bank whose shares were to be acquired was located. However, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 removed this restriction on interstate bank acquisitions effective September 1995, and now, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including nationwide and state concentration limits. Banks also will be able to have branches across state lines through mergers beginning June 1, 1997 (unless state law would permit such interstate mergers at an earlier date or would prohibit such interstate mergers entirely), providing certain conditions are met. In addition, the legislation permits interstate branching through de novo branches if expressly permitted by applicable state law and certain other conditions are met.
     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy, In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized", "significantly undercapitalized" or "critically undercapitalized "as such terms are defined under regulations issued by each of the federal banking agencies.
     There are various legal and regulatory limits on the extent to which the Company's subsidiary banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.
     There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.
     FDIC regulations require that management report on its institution's responsibility for preparing financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.
     SunTrust Securities, Inc. is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. Trusco Capital Management, Inc. is registered with the Securities and Exchange Commission and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended.
     SunTrust Capital Markets, Inc. is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. It engages in investment banking activities, including public finance, corporate finance and the sale of investment securities to corporations, institutions and governmental entities.

Community Reinvestment

Our banks have prospered by operating on the philosophy: "Build your community, and you build your bank." This commitment to our communities includes efforts to serve the credit needs of low- and moderate-income and other disadvantaged communities as well as small businesses. During 1996 SunTrust bankers focused their community reinvestment efforts on residential, small business and small farm lending. A senior executive has been designated in each bank to oversee these efforts and to ensure that the appropriate resources are brought to bear on the particular needs of the local market. Local bankers and line-of-business managers are actively seeking out new lending opportunities in targeted areas.
     Our performance in 1996 reflects our strong commitment to our communities. In 1996 SunTrust banks approved 4,451 home mortgage loans totaling $264 million to residents of low-and moderate-income neighborhoods, and 9,453 loans for $413 million to low-and moderate-income borrowers. The Company also made 29,229 loans for $2.7 billion which qualify as small business or small farm loans under the new federal reporting requirements. SunTrust continues to seek ways to serve these markets profitably and prudently, and to ensure that all qualified applicants receive the loans they need.

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

Properties

The Company's headquarters are located in Atlanta, Georgia. As of December 31, 1996, bank subsidiaries of the Company owned 474 of their 689 full-service banking offices, and leased the remaining banking offices. See Note 6 of the Notes to Consolidated Financial Statements.



Consolidated Financial Statements
Contents
               Consolidated Statements of Income
               Consolidated Balance Sheets
               Consolidated Statements of Shareholders' Equity
               Consolidated Statements of Cash Flow
               Notes to Consolidated Financial Statements
               Report of Independent Public Accountants

Management's Statement of Responsibility for Financial Information
Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility, and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.
   The Company's independent public accountants, Arthur Andersen LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.
   The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the financial statements.
The Audit Committee, composed entirely of directors who are not officers or employees of the Company, meets periodically with both management and the independent public accountants to ensure that each is carrying out its responsibilities. The independent public accountants have full and free access to the Audit Committee and meet with it, with and without management present, to discuss auditing and financial reporting matters.
   The Company assessed its internal control system as of December 31, 1996, in relation to criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 1996, its system of internal controls over financial reporting met those criteria.

James B. Williams       John W. Spiegel         William P. O'Halloran
Chairman of the Board   Executive Vice          Senior Vice President
of Directors            President               and Controller
and Chief Executive     and Chief Financial
Officer                 Officer

Abbreviations
Within the consolidated financial statements and the notes thereto, the following references will be used:
          SunTrust Banks, Inc. - Company or SunTrust
          SunTrust Banks of Florida, Inc. - STI of Florida
          SunTrust Banks of Georgia, Inc. - STI of Georgia
          SunTrust Banks of Tennessee, Inc. - STI of Tennessee
          SunTrust Banks, Inc. Parent Company - Parent Company

CONSOLIDATED STATEMENTS OF INCOME<F2>
                                                                   Year Ended December 31
(Dollars in thousands except per share data)            1996              1995              1994
INTEREST INCOME
Interest and fees on loans                            $2,678,566        $2,501,536        $2,017,969
Interest and dividends on investment securities:
  Taxable interest                                       442,497           403,133           412,728
  Tax-exempt interest                                     46,092            55,611            66,984
  Dividends<F1>                                           33,302            28,292            25,137
Interest on funds sold                                    40,881            34,857            17,098
Interest on deposits in other banks                        1,011             1,053             9,805
Other interest                                             3,693             2,722             2,656
  Total interest income                                3,246,042         3,027,204         2,552,377

INTEREST EXPENSE
Interest on deposits                                   1,083,035           988,725           704,804
Interest on funds purchased                              245,502           239,080           122,054
Interest on other short-term borrowings                   48,264            54,843            42,519
Interest on long-term debt                                85,031            68,114            63,119
  Total interest expense                               1,461,832         1,350,762           932,496

NET INTEREST INCOME                                    1,784,210         1,676,442         1,619,881
Provision for loan losses - Note 5                       115,916           112,108           137,841
Net interest income after provision for loan losses    1,668,294         1,564,334         1,482,040

NONINTEREST INCOME
Trust income                                             278,294           259,742           250,296
Service charges on deposit accounts                      232,426           212,582           218,420
Other charges and fees                                   171,289           131,826           121,135
Credit card fees                                          66,309            62,572            57,154
Securities gains(losses) - Note 3                         14,168            (6,649)           (2,692)
Other noninterest income                                  55,503            52,997            55,614
  Total noninterest income                               817,989           713,070           699,927

NONINTEREST EXPENSE
Salaries and other compensation - Note 11                763,461           673,417           646,529
Employee benefits - Note 11                              110,588           105,573           100,660
Net occupancy expense                                    138,186           130,124           126,855
Equipment expense                                        115,423           105,122           103,342
Marketing and customer development                        76,409            49,966            57,210
Postage and delivery                                      40,515            36,392            34,129
Operating supplies                                        37,938            32,157            29,421
Other noninterest expense                                300,563           318,728           301,856
  Total noninterest expense                            1,583,083         1,451,479         1,400,002
Income before provision for income taxes                 903,200           825,925           781,965
Provision for income taxes - Note 10                     286,585           260,449           259,221
NET INCOME                                            $  616,615        $  565,476        $  522,744

Net income per average common share                   $     2.76        $     2.47        $     2.25
Dividends paid per common share                             0.83              0.74              0.66
Average common equivalent shares                     223,486,311       229,543,890       232,077,767

<F1> Includes dividends on 48,266,496 shares
      of common stock of The Coca-Cola Company        $   24,133        $   21,237        $   18,824
<F2> See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS<F4>
                                                                      At December 31
(Dollars in thousands) <F1>                                         1996           1995
ASSETS
Cash and due from banks                                         $ 3,037,309     $ 2,641,365
Interest-bearing deposits in other banks                             13,461          28,787
Trading account                                                      80,377          96,613
Investment securities<F1> - Note 3                               10,551,166       9,676,934
Funds sold                                                        1,721,845       1,299,407
Loans - Notes 4,12 and 13                                        35,404,171      31,301,389
Reserve for loan losses - Note 5                                   (725,849)       (698,864)
  Net loans                                                      34,678,322      30,602,525
Premises and equipment - Note 6                                     768,266         729,731
Intangible assets                                                   277,736         271,926
Customers' acceptance liability                                     507,554         234,809
Other assets - Note 11                                              832,213         889,375
   Total assets                                                 $52,468,249     $46,471,472

LIABILITIES
Noninterest-bearing deposits                                    $ 8,900,260     $ 7,821,377
Interest-bearing deposits                                        27,990,129      25,361,817
  Total deposits                                                 36,890,389      33,183,194
Funds purchased                                                   6,047,692       5,483,751
Other short-term borrowings - Note 7                                867,961         894,470
Long-term debt - Note 8                                           1,565,341       1,002,397
Acceptances outstanding                                             507,554         234,809
Other liabilities - Notes 10 and 11                               1,709,332       1,403,270
   Total liabilities                                             47,588,269      42,201,891

Commitments and contingencies - Notes 6, 8, 11, 12 and 15
SHAREHOLDERS' EQUITY - Notes 9 and 11
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                                 -               -
Common stock, $1.00 par value; 350,000,000 shares authorized<F2>    225,608         243,644
Additional paid in capital                                          310,612         321,541
Retained earnings                                                 2,972,900       3,417,801
Treasury stock and other<F3>                                       (230,918)       (871,953)
  Realized shareholders' equity                                   3,278,202       3,111,033
Unrealized gains on investment securities,
  net of taxes - Note 3                                           1,601,778       1,158,548
   Total shareholders' equity                                     4,879,980       4,269,581
   Total liabilities and shareholders' equity                   $52,468,249     $46,471,472

<F1> Includes unrealized gains on investment securities          $2,588,907      $1,873,141
<F2> Common shares outstanding                                  220,469,001     225,725,779
<F3> Treasury shares of common stock                              5,139,056      17,918,505
<F4> See notes to consolidated financial statements

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY<F2>
                                                                                                       Unrealized
                                                             Additional                   Treasury      Gains on
                                                  Common       Paid in       Retained     Stock and    Securities,
(In thousands)                                    Stock        Capital       Earnings     Other <F1>   Net of Taxes     Total
BALANCE, JANUARY 1, 1994                         $130,461      $444,941    $2,655,357     ($384,951)   $  763,775    $3,609,583
Stock dividend                                    113,183      (113,183)            -             -             -             -
Balance, January 1, 1994, adjusted                243,644       331,758     2,655,357      (384,951)      763,775     3,609,583
Net income                                              -             -       522,744             -             -       522,744
Cash dividends paid on common stock,
 $0.66 per share                                        -             -      (157,116)            -             -      (157,116)
Proceeds from exercise of stock options                 -        (7,092)            -        11,115             -         4,023
Acquisition of treasury stock                           -             -             -      (348,540)            -      (348,540)
Issuance of treasury stock for 401(k)                   -           466             -        10,809             -        11,275
Forfeitures of restricted stock                         -            (6)            -        (1,023)            -        (1,029)
Compensation element from forfeitures of
  restricted stock                                      -             -             -         1,029             -         1,029
Amortization of compensation element
  of restricted stock                                   -             -             -         5,062             -         5,062
Change in unrealized gains(losses) on securities,
 net of taxes                                           -             -             -             -      (193,700)     (193,700)
BALANCE, DECEMBER 31, 1994                        243,644       325,126     3,020,985      (706,499)      570,075     3,453,331
Net income                                              -             -       565,476             -             -       565,476
Cash dividends paid on common stock,
 $0.74 per share                                        -             -      (168,660)            -             -      (168,660)
Proceeds from exercise of stock options                 -        (8,332)            -        13,146             -         4,814
Acquisition of treasury stock                           -             -             -      (204,824)            -      (204,824)
Issuance of treasury stock for acquisitions             -             -             -        13,695             -        13,695
Issuance of treasury stock for 401(k)                   -         1,385             -         9,759             -        11,144
Issuance (net of forfeitures) of treasury
  stock as restricted stock                             -         3,362             -        13,518             -        16,880
Compensation element from issuance of
  restricted stock                                      -             -             -       (16,880)            -       (16,880)
Amortization of compensation element
  of restricted stock                                   -             -             -         6,132             -         6,132
Change in unrealized gains(losses) on securities,
net of taxes                                            -             -             -             -       588,473       588,473
BALANCE, DECEMBER 31, 1995                        243,644       321,541     3,417,801      (871,953)    1,158,548     4,269,581
Net income                                              -             -       616,615             -             -       616,615
Cash dividends paid on common stock,
 $0.825 per share                                       -             -      (183,892)            -             -      (183,892)
Proceeds from exercise of stock options                 -       (13,733)            -        19,198             -         5,465
Acquisition of treasury stock                           -             -             -      (297,319)            -      (297,319)
Retirement of treasury stock                      (18,036)            -      (877,624)      895,660             -             -
Issuance of treasury stock for acquisitions             -             -             -         5,636             -         5,636
Issuance of treasury stock for 401(k)                   -         1,831             -         7,848             -         9,679
Issuance (net of forfeitures) of treasury
  stock as restricted stock                             -           973             -        18,523             -        19,496
Compensation element from issuance of
  restricted stock                                      -             -             -       (19,496)            -       (19,496)
Amortization of compensation element
  of restricted stock                                   -             -             -        10,985             -        10,985
Change in unrealized gains(losses) on securities,
 net of taxes                                           -             -             -             -       443,230       443,230
BALANCE, DECEMBER 31, 1996                       $225,608      $310,612    $2,972,900     ($230,918)   $1,601,778    $4,879,980

<F1> Balance at December 31, 1996 includes $181,454 for treasury stock and
     $49,464 for compensation element of restricted stock.
<F2> See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW<F1>
                                                             Year Ended Ended December 31
(In thousands)                                           1996            1995            1994
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                           $  616,615      $  565,476      $  522,744
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                          130,555         133,771         133,018
 Provision for loan losses                              115,916         112,108         137,841
 Provision for losses on other real estate                3,524           3,870          14,138
 Deferred income tax benefit                             (5,068)        (19,918)         (4,716)
 Amortization of compensation element of
   restricted stock                                      10,985           6,132           5,062
 Securities (gains) losses, net                         (14,168)          6,649           2,692
 (Gains) losses on sale of loans, equipment, other
   real estate and repossessed assets, net              (14,738)        (13,385)        (21,556)
 Recognition of unearned loan income                   (217,475)       (127,440)       (195,978)
 Origination of loans for sale                       (2,897,590)       (822,054)       (509,702)
 Proceeds from sale of loans                          2,646,706         667,216         600,909
 Change in period-end balances of:
   Trading account                                       16,236           1,497          14,412
   Interest receivable                                   (4,332)        (14,359)        (38,163)
   Prepaid expenses                                     (35,582)        (11,545)        (51,129)
   Other assets                                          82,252         (87,556)           (842)
   Taxes payable                                         (7,898)          5,605          (8,123)
   Interest payable                                     (11,847)         43,802          31,999
   Other accrued expenses                                61,918          81,086         (18,713)
   Net cash provided by operating activities            476,009         530,955         613,893

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities     1,945,278       1,482,138       2,400,350
Proceeds from sales of investment securities            758,751       1,206,904       1,422,078
Purchases of investment securities                   (2,837,598)     (1,977,136)     (2,826,867)
Net increase in loans                                (3,635,956)     (2,334,133)     (2,900,890)
Capital expenditures                                   (138,061)       (133,292)       (105,420)
Proceeds from sale of equipment, other real estate
  and repossessed assets                                  7,675         103,248         131,538
Net funds paid in acquisitions                             (987)        (57,939)        (33,411)
Other                                                   (22,646)         (9,480)         23,215
  Net cash used by investing activities              (3,923,544)     (1,719,690)     (1,889,407)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in deposits                              3,628,816         734,135       1,401,591
Net increase in funds purchased and other
  short-term borrowings                                 534,525       1,129,112         239,826
Proceeds from issuance of long-term debt                671,319         160,936         580,572
Repayment of long-term debt                            (108,323)        (88,986)       (308,022)
Proceeds from the exercise of stock options               5,465           4,814           4,023
Payments to acquire treasury stock                     (297,319)       (204,824)       (348,540)
Dividends paid                                         (183,892)       (168,660)       (157,116)
  Net cash provided by financing activities           4,250,591       1,566,527       1,412,334
Net increase in cash and cash equivalents               803,056         377,792         136,820
Cash and cash equivalents at beginning of year        3,969,559       3,591,767       3,454,947
Cash and cash equivalents at end of year             $4,772,615      $3,969,559      $3,591,767

SUPPLEMENTAL DISCLOSURE
Interest paid                                        $1,473,679      $1,306,960      $  900,497
Income taxes paid                                       294,618         261,997         275,465

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

Purchase Accounting: Following the purchase method of accounting, assets and liabilities of purchased banks are stated at estimated fair values at the date of acquisition.

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

Loans: Interest income on all classifications of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal. Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period.

Reserve for Loan Losses: The Company's reserve is that amount considered adequate to absorb possible losses in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of impaired loans (which are defined as all nonperforming loans except residential mortgages and groups of small homogeneous loans), prior loan loss experience as well as the impact of current economic conditions. Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Specific and general provisions for loan losses are also made based on other considerations.

Long-lived Assets: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets' estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and betterments are capitalized.
   Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill associated with purchased banks is being amortized on the straight-line method over various periods ranging from fifteen to forty years. Mortgage servicing rights, including those purchased as well as originated, are amortized over the estimated period of the related net servicing revenues.
   Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment on intangibles is evaluated at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment for mortgage servicing rights is determined based on the fair value of the rights stratified on the basis of interest rate and type of related loan. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

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

Cash Flow: For purposes of reporting cash flow, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks and funds sold (only those items with an original maturity of three months or less.)

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

Note 2 - Acquisitions

During the three year period ended December 31, 1996, the Company has consummated the following acquisitions:

(Dollars in millions)
                                          Accounting                              Assets
Date          Entity                        Method       Consideration           Acquired
2/96  Ponte Vedra Banking Corporation      Purchase   $7.7 in cash and 170,148      $ 88
        (Ponte Vedra, Florida)                        shares of Company stock

10/95 Stephens Diversified Leasing, Inc.   Purchase   $35.0 in cash                 $129
        (Little Rock, Arkansas)

8/95  Key Biscayne, Bankcorp, Inc.         Purchase   $29.6 in cash                 $152
        (Key Biscayne, Florida)

5/95  Peoples State Bank                   Purchase   $3.0 in cash and 490,198      $127
        (New Port Richey, Florida)                    shares of Company stock

2/94  Regional Investment Corporation,     Purchase   $65.1 in cash                 $437
        parent of Andrew Jackson Savings
        Bank (Tallahassee, Florida)

Note 3 - Investment Securities

Investment securities were as follows at December 31:

                                                                 1996
                                     Amortized           Fair          Unrealized       Unrealized
(In thousands)                          Cost            Value            Gains            Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                       $3,277,833       $3,290,850          $24,306          $11,289
States and political subdivisions       749,077          773,197           25,183            1,063
Mortgage-backed securities            3,750,505        3,748,583           27,043           28,965
Common stock of
  The Coca-Cola Company                     110        2,540,024        2,539,914                0
Other securities                        184,734          198,512           15,108            1,330
   Total investment securities       $7,962,259      $10,551,166       $2,631,554          $42,647

                                                                 1995
                                     Amortized           Fair          Unrealized       Unrealized
(In thousands)                          Cost            Value            Gains            Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                       $3,286,640       $3,308,434       $   32,609          $10,815
States and political subdivisions       831,218          865,832           36,070            1,456
Mortgage-backed securities            3,508,409        3,516,150           26,368           18,627
Common stock of
  The Coca-Cola Company                     110        1,791,894        1,791,784                0
Other securities                        177,416          194,624           18,314            1,106
   Total investment securities       $7,803,793       $9,676,934       $1,905,145          $32,004

     The amortized cost and fair value of investments in debt securities at December 31, 1996, by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized          Fair
(In thousands)                                      Cost            Value
Due in one year or less                          $  589,081       $  591,237
Due in one year through five years                3,253,452        3,278,521
Due after five years through ten years              172,002          181,589
After ten years                                      12,375           12,700
Mortgage-backed securities                        3,750,505        3,748,583
    Total                                        $7,777,415       $7,812,630


   Proceeds from the sale of investments in debt securities were $736.5 million, $1,206.9 million and $1,422.1 million in 1996, 1995 and 1994. Gross realized gains were $0.2 million, $1.4 million and $4.6 million and gross realized losses on such sales were $3.2 million, $8.0 million and $7.3 million in 1996, 1995 and 1994.
   The fair value of investment securities pledged to secure public deposits, trust and other funds were $4.4 billion and $4.5 billion at December 31, 1996 and 1995.

Note 4 - Loans

The composition of the Company's loan portfolio at December 31, 1996 and 1995 was as follows:


(In thousands)                                   1996                 1995
Commercial, financial and agricultural:
  Domestic                                   $11,725,503          $10,222,511
  International                                  240,595              337,508
Real estate:
  Construction                                 1,384,796            1,216,578
  Residential mortgages                       11,508,154            9,732,801
  Other                                        4,585,803            4,477,659
Lease financing                                  607,470              561,243
Credit card                                      946,756              774,013
Other consumer loans                           4,405,094            3,979,076
   Loans                                     $35,404,171          $31,301,389

       The gross amounts of interest income that would have been recorded in 1996, 1995, and 1994 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at the contractual rate, were $19.3, $20.1, and $18.5 million, while interest income actually recognized totaled $9.1, $11.0, and $10.5 million. Total nonaccrual and restructured loans at December 31, 1996 and 1995 were $212.2 and $192.2 million, respectively.
       In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their affiliates. The aggregate dollar amount of these loans, as defined, was $529.2 million at December 31, 1996 and $367.2 million at December 31, 1995. During 1996, $3,022.9 million of such loans were made and repayments totaled $2,860.9 million. None of these loans has been restructured, nor were any related party loans charged off during 1996 and 1995.

Note 5 - Reserve for Loan Losses

Activity in the reserve for loan losses is summarized as follows:

(In thousands)                             1996           1995           1994
Balance at beginning of year            $698,864       $647,016       $561,191
Reserve of purchased banks                 1,243          6,336          8,274
Provision charged to operating expense   115,916        112,108        137,841
Loan charge-offs                        (142,016)      (120,766)      (113,677)
Loan recoveries                           51,842         54,170         53,387
Balance at end of year                  $725,849       $698,864       $647,016

     It is the opinion of management that the reserve was adequate at December 31, 1996, based on conditions reasonably known to management; however, the reserve may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, or changes in general economic conditions.

Note 6 - Premises and Equipment

Premises and equipment at December 31, 1996 and 1995 were as follows:


(In thousands)                                         Useful Life      1996         1995
Land                                                                 $  212,211   $  201,807
Buildings and improvements                             3-55 years       584,348      551,584
Leasehold improvements                                 5-30 years       115,651      105,018
Furniture and equipment                                3-20 years       642,531      573,981
Construction in progress                                                 36,282       41,725
                                                                      1,591,023    1,474,115
Less accumulated depreciation and amortization                          822,757      744,384
  Total                                                              $  768,266   $  729,731


     The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) was not significant at December 31, 1996 and 1995.
     Various Company facilities and equipment are also leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 1996 were as follows:

                                                Operating          Capital
<In thousands)                                   Leases            Leases
1997                                            $ 48,881           $ 4,457
1998                                              45,976             4,474
1999                                              43,550             4,475
2000                                              35,333             4,137
2001                                              32,300             4,111
Thereafter                                       114,587            46,775
  Total minimum lease payments                  $320,627            68,429
Amounts representing interest                                       40,066
Present value of net minimum lease payments                        $28,363

     On December 31, 1996, the Company executed an agreement to purchase its corporate headquarters building in Atlanta, Georgia which had previously been leased under a long-term operating lease. The purchase was subsequently closed on January 2, 1997. The net operating lease amounts shown above as of December 31, 1996 have been reduced for the effects of this transaction.
     Net premises and equipment include $21.4 million and $22.6 million at December 31, 1996 and 1995, respectively, related to capital leases.
   Aggregate rent expense for all operating leases (including contingent rental expense and reduced by sublease rental income, both of which were not significant) amounted to $44.9 million, $40.4 million and $41.5 million for 1996, 1995 and 1994.

Note 7 - Other Short-Term Borrowings

Other short-term borrowings at December 31, 1996 and 1995 consisted of the following:


                                                             1996                          1995
(Dollars in thousands)                              Amount       Rate          Amount         Rate
Commercial paper                                    364,624   5.3% - 6.1%     215,110   5.6% - 6.0%
Bank notes                                                -            -      200,000          6.5%
Federal funds purchased maturing in over one day    125,000   5.1% - 5.8%     135,000   5.7% - 5.8%
Short-term borrowing facility                       216,481   5.3% - 6.9%     100,000          6.0%
Other                                               161,856            -      244,360            -
  Total                                             867,961            -      894,470            -

     At December 31, 1996, $240.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs.

Note 8 - Long-Term Debt

A summary of long-term debt at December 31, 1996 and 1995 is as follows:

(In thousands)                           1996                  1995
PARENT COMPANY
8.375% notes due 1996                $        -            $   74,500
Payment agreement due 1997                7,500                     -
8.875% notes due 1998                    94,500                94,500
Floating rate notes due 1999            200,000               200,000
Payment agreement due 2001               34,932                40,753
7.375% notes due 2002                   200,000               200,000
7.50% debentures due 2002                10,573                11,373
6.125% notes due 2004                   200,000               200,000
7.375% notes due 2006                   200,000                     -
6.0% notes due 2026                     200,000                     -
Capital lease obligation                  5,789                 6,217
  Total Parent Company                1,153,294               827,343

SUBSIDIARIES
7.25% notes due 2006                    250,000                     -
Capital lease obligations                22,574                23,319
FHLB advances and other                 139,473               151,735
  Total subsidiaries                    412,047               175,054
  Total long-term debt               $1,565,341            $1,002,397

     Principal amounts due for the next five years on long-term debt at December 31, 1996 are: 1997 - $61.9 million; 1998 - $126.7 million; 1999 -
$229.7 million; 2000 - $42.1 million and 2001 - $18.5 million.
     The 7.50% debentures can be redeemed in varying amounts prior to their scheduled maturity dates, subject to payment of redemption premiums in certain cases.
     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 1996 the Company was in compliance with all covenants and provisions of long-term debt agreements.
     In the summary table of long-term debt, $877.1 million in 1996 and $246.8 million in 1995 qualify as Tier 2 capital as currently defined by federal bank regulators.

Note 9 - Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require that the Company maintain amounts and ratios (set forth in the table on page 48) of Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to quarterly average total assets. Management believes, as of December 31, 1996, that the Company meets all capital adequacy requirements to which it is subject.
   A summary of Tier 1 and total capital (actual, required, and to be well capitalized) and the Tier 1 leverage ratio for the Company and its significant subsidiaries as of December 31, 1996 and 1995 is as follows:

                                                                       Required            Required
                                                                      For Capital         To Be Well
                                                    Actual        Adequacy Purposes    Well Capitalized
                                               Amount    Ratio      Amount   Ratio     Amount    Ratio

As of December 31, 1996:
   Tier 1 capital:
     SunTrust Banks, Inc.                      $3,034     7.46%    $1,626     4.00%    $2,439     6.00%
     SunTrust Banks of Florida, Inc.            1,943    11.17        695     4.00      1,043     6.00
     SunTrust Banks of Georgia, Inc.            1,383     8.16        677     4.00      1,016     6.00
     SunTrust Banks of Tennessee, Inc.            584     9.75        240     4.00        359     6.00
     SunTrust Bank, Atlanta                     1,050     7.66        548     4.00        822     6.00
     SunTrust Bank, Central Florida, N.A.         475     8.74        217     4.00        326     6.00

   Total capital:
     SunTrust Banks, Inc.                       4,422    10.87      3,252     8.00      4,065    10.00
     SunTrust Banks of Florida, Inc.            2,162    12.43      1,391     8.00      1,738    10.00
     SunTrust Banks of Georgia, Inc.            1,848    10.91      1,354     8.00      1,693    10.00
     SunTrust Banks of Tennessee, Inc.            659    11.00        479     8.00        599    10.00
     SunTrust Bank, Atlanta                     1,429    10.42      1,096     8.00      1,370    10.00
     SunTrust Bank, Central Florida, N.A.         543    10.00        434     8.00        543    10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                  6.40                3.00                5.00
    SunTrust Banks of Florida, Inc.                       8.23                3.00                5.00
    SunTrust Banks of Georgia, Inc.                       8.30                3.00                5.00
    SunTrust Banks of Tennessee, Inc.                     8.24                3.00                5.00
    SunTrust Bank, Atlanta                                8.17                3.00                5.00
    SunTrust Bank, Central Florida, N.A.                  7.96                3.00                5.00

As of December 31, 1995:
  Tier 1 capital:
    SunTrust Banks, Inc.                       $2,859     7.78%    $1,470     4.00%    $2,205     6.00%
    SunTrust Banks of Florida, Inc.             1,827    11.03        662     4.00        994     6.00
    SunTrust Banks of Georgia, Inc.             1,277     8.85        577     4.00        865     6.00
    SunTrust Banks of Tennessee, Inc.             553    10.24        216     4.00        324     6.00
    SunTrust Bank, Atlanta                        974     8.48        459     4.00        688     6.00
    SunTrust Bank, Central Florida, N.A.          438     8.74        201     4.00        301     6.00

  Total capital:
    SunTrust Banks, Inc.                        3,568     9.71      2,939     8.00      3,674    10.00
    SunTrust Banks of Florida, Inc.             2,038    12.30      1,325     8.00      1,656    10.00
    SunTrust Banks of Georgia, Inc.             1,533    10.62      1,154     8.00      1,442    10.00
    SunTrust Banks of Tennessee, Inc.             621    11.50        432     8.00        540    10.00
    SunTrust Bank, Atlanta                      1,181    10.29        918     8.00      1,147    10.00
    SunTrust Bank, Central Florida, N.A.          501     9.99        401     8.00        502    10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                  6.70                3.00                5.00
    SunTrust Banks of Florida, Inc.                       8.40                3.00                5.00
    SunTrust Banks of Georgia, Inc.                       9.05                3.00                5.00
    SunTrust Banks of Tennessee, Inc.                     8.32                3.00                5.00
    SunTrust Bank, Atlanta                                9.12                3.00                5.00
    SunTrust Bank, Central Florida, N.A.                  8.12                3.00                5.00

     On May 21, 1996, the Company paid a stock dividend of one share of SunTrust common stock for each outstanding share of SunTrust common stock to shareholders of record on May 1, 1996. The consolidated financial statements for prior periods have been adjusted to reflect the effect of this stock dividend. All references to common share and per share information and the weighted average number of common and common equivalent shares outstanding have been restated to reflect the stock dividend.
     Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of bank subsidiaries available for payment of cash dividends to STI of Florida, STI of Georgia and STI of Tennessee under these regulations totaled approximately $441.8 million at December 31, 1996.

Note 10 - Income Taxes

The provision for income taxes for the three years ended December 31, 1996 consisted of the following:


(In thousands)                                     1996          1995          1994
Provision for federal income taxes:
  Current                                        $273,642      $268,718      $252,287
  Prepaid                                         (24,794)      (41,857)      (23,565)
    Total provision for federal income taxes      248,848       226,861       228,722

Provision for state income taxes:
  Current                                          18,011        11,649        11,650
  Deferred                                         19,726        21,939        18,849
    Total provision for state income taxes         37,737        33,588        30,499
    Total                                        $286,585      $260,449      $259,221

 The Company's income, before provision for income taxes, from international operations was not significant.
     The Company's provisions for income taxes for the three years ended December 31, 1996 differ from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:


(In thousands)                                     1996         1995         1994
Tax provision at federal statutory rate          $316,120     $289,074     $273,689
Increase (decrease) resulting from:
  Tax-exempt interest                             (28,498)     (33,017)     (36,997)
  Disallowed interest deduction                     3,883        3,857        3,183
  Income tax credits                               (2,455)      (1,533)      (1,409)
  State income taxes, net of federal benefit       24,552       21,847       19,796
  Dividend exclusion                               (6,430)      (5,517)      (5,154)
  Favorable tax settlement                        (27,486)     (20,177)           -
  Other                                             6,899        5,915        6,113
    Provision for income taxes                   $286,585     $260,449     $259,221

Temporary differences create deferred tax assets and liabilities which are detailed below for December 31, 1996 and 1995:

                                                   Deferred Tax
                                                Assets (Liabilities)
(In thousands)                                1996                1995
Loan loss reserve                           $256,689            $266,403
Depreciation                                 (17,429)            (13,345)
Employee benefits                            (39,799)            (62,559)
Unrealized gains on investment securities   (987,129)           (714,593)
Leasing                                      (89,370)            (86,915)
Other real estate                             15,590              16,956
Other                                        (12,053)            (12,703)
  Total deferred liability                 ($873,501)          ($606,756)

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

Note 11 - Employee Benefit Plans

SunTrust sponsors various incentive plans for eligible, participating employees. The 401(k) and Performance Bonus Plans are the profit sharing plans which have the broadest participation among employees. The qualified 401(k) plan awards amounts to employees based on employee pre-tax contributions, which are a percentage of compensation, and based on the Company's earnings performance. The Performance Bonus Plan awards cash amounts to employees based on compensation and earnings performance. A Management Incentive Plan for key executives provides for annual cash awards, if any, based on compensation and earnings performance. The Performance Unit Plan for key executives provides awards, if any, based on a multi-year earnings performance in relation to earnings goals as established by the Compensation Committee (Committee) of the Company's Board of Directors.
     The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options and Performance Restricted Stock (Performance Stock) to key employees of the Company. Ten million shares of common stock are reserved for issuance under the plan of which no more than five million shares may be issued as Performance Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options. With respect to Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards vest on the earlier of: (i) fifteen years after the date shares are awarded to participants; (ii) attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded and unvested Performance Stock, and participants may exercise voting privileges on such shares. The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholders' equity) is equal to the fair market value of the shares at the date of award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first.
     Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                               1996        1995       1994
401(k) Plan and Performance Bonus Plan     $28,737     $30,552     $34,049
Management Incentive Plan and
  Performance Unit Plan                     16,500      15,929      16,172
Performance Stock                           10,985       6,132       5,062

     The following table presents information on stock options and Performance Stock:

                                         Stock Options                   Performance Stock
                                                            Weighted
                                                            Average
                                              Price         Exercise                 Deferred
(In thousands)                  Shares        Range          Price       Shares    Compensation
Balance, January 1, 1994       3,741,452  $  6.81 - 21.63    $12.32    3,023,600    $37,430
Granted                          325,200    23.56 - 24.69     24.66            -          -
Exercised/Vested                (694,260)    6.81 - 21.63     10.97     (120,400)         -
Cancelled, expired/Forfeited      (2,000)           21.63     21.63      (62,000)    (1,029)
Amortization of compensation
  for Performance Stock                                                        -     (5,062)
Balance, December 31, 1994     3,370,392     8.19 - 24.69     13.78    2,841,200     31,339
Granted                        1,167,500    30.25 - 33.19     32.01      578,000     16,879
Exercised/Vested                (754,786)    8.19 - 24.69     12.08      (80,400)         -
Cancelled, expired/Forfeited      (7,000)   11.50 - 11.63     11.56      (60,800)    (1,134)
Amortization of compensation
  for Performance Stock                                                        -     (6,132)
Balance, December 31, 1995     3,776,106     8.23 - 33.19     19.76    3,278,000     40,952
Granted                          583,400            46.63     46.63      543,200     20,835
Exercised/Vested                (906,121)    9.50 - 33.19     13.47      (35,200)         -
Cancelled, expired/Forfeited      (9,076)    8.23 - 33.19     16.29      (64,000)    (1,338)
Amortization of compensation
  for Performance Stock                                                             (10,985)
Balance, December 31, 1996     3,444,309  $  9.50 - 46.63    $25.97    3,722,000    $49,464

   The Company has adopted Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," issued in October 1995. As permitted by the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost for options granted in 1995 and 1996, based on the fair value of the options granted at the grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In millions except per share data):

                              1996       1995
Net income - as reported     $616.6     $565.5
Net income - pro forma        616.0      562.7
Earnings per share -
 as reported                   2.76       2.47
Earnings per share -
 pro forma                     2.76       2.46

The weighted average fair values of options granted during 1996 and 1995 were $9.73 and $11.71 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                   1996       1995
Expected dividend yield            1.93%      2.40%
Expected stock  price volatility   11.5%      11.5%
Risk-free interest rate            6.54%      6.24%
Expected life of options           5 years    5 years

     At December 31, 1996, options for 2,860,909 shares were exercisable with a weighted average exercise price of $21.76. The weighted average remaining contractual life of all options at December 31, 1996 was 6.5 years.
     SunTrust maintains a noncontributory qualified retirement plan (Plan) covering all employees meeting certain age and service requirements. The Plan provides benefits based on salary and years of service. The Company funds the Plan with at least the minimum amount required by federal regulations. The Plan assets consist of listed common stocks, U.S. government and agency securities and units of certain trust funds administered by subsidiary banks of the Company. No shares of SunTrust common stock are included in the assets of the Plan. The Plan's net periodic expense is summarized as follows:

                                                       Year Ended December 31
(In thousands)                                          1996     1995       1994
Service cost - benefits earned
  during the period                                   $23,990   $21,286    $21,754
Interest cost on projected
  benefit obligations                                  27,735    25,364     21,860
Actual return on Plan assets                          (54,120)  (89,162)    11,053
Net amortization and deferral                          10,788    47,556    (48,184)
  Net periodic Plan expense                            $8,393    $5,044     $6,483


Actuarial Assumptions:
  Weighted average discount rate                         7.75%     7.50%      8.25%
  Rate of increase in future compensation levels         4.00      4.00       4.50
  Long-term weighted average rate of return              9.25      9.25       9.25

The funded status of the Plan at December 31 was as follows:


(In thousands)                                           1996          1995
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested
  benefits of $277,255 in 1996 and $258,104 in 1995    $(317,399)   $(296,707)
Projected benefit obligation for service
  rendered to date                                     $(364,945)   $(345,536)
Plan assets at fair value                                493,694      437,576
Plan assets in excess of projected benefit obligation    128,749       92,040
Unrecognized net (gain)loss since transition              51,220       67,831
Unrecognized prior service cost                          (13,887)     (17,188)
Unrecognized net asset at transition being
  amortized over 14 years                                (17,381)     (21,589)
Prepaid pension expense included in other assets       $ 148,701    $ 121,094

   SunTrust also has a nonqualified defined benefit plan that covers key executives of the Company for which cost is accrued but is unfunded. At December 31, 1996 and 1995, the projected benefit obligation for this plan was $14.7 million and $14.7 million. Included in other liabilities at

December 31, 1996 and 1995, is $12.4 million and $12.1 million representing accumulated benefit obligations. The expense of the nonqualified plan was $3.1 million, $3.5 million, and $3.2 million in 1996, 1995 and 1994.
   Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees. As currently structured, substantially all employees become eligible for benefits upon full-time employment and, at the option of SunTrust, may continue them if they reach retirement age while working for the Company. Certain benefits are prefunded in taxable and tax-exempt trusts.
   The Retiree Health Plan provides medical benefits for retirees and eligible dependents under indemnity and managed care arrangements with costs shared by SunTrust and the retiree. For employees who retired on or prior to January 1, 1993, it is anticipated that future cost increases will be shared by SunTrust and these retirees through increased deductibles, co-insurance, and retiree contributions. For employees who retired after January 1, 1993, SunTrust's cost sharing will remain fixed at the 1993 level and future cost increases will be paid solely by these retirees.
   The Retiree Life Plan provides a fixed life insurance amount to eligible current retirees and current active employees who reach retirement age while working for the Company. The cost of this benefit is entirely paid for by the Company.
   The Retiree Health and Life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1996, these Plan assets consist of common trust funds, U.S. government securities, corporate bonds and notes and a cash equivalent cash reserve fund. The Retiree Health and Life Plans' net periodic expense for the three years ended December 31 totaled:

(In thousands)                                           1996        1995         1994
Service cost - benefits earned during the period        $1,505       $1,277       $1,809
Interest cost on projected benefit obligations           6,182        5,730        5,239
Actual return on plan assets                            (9,192)     (16,128)       3,110
Deferral of asset gain (loss)                            3,007       10,688       (9,047)
Amortization of transition obligation                    2,893        2,892        2,892
Net cost                                                $4,395       $4,459       $4,003

Actuarial assumptions:
  Weighted average discount rate                          7.75%        7.50%        8.25%
  Health care cost trend rate:
    Pre-medicare (for 1996, equal adjustments until
      leveling out at 5.5% in 2004)                      11.25        12.00%       12.00%
    Post-medicare (for 1996, equal adjustments until
      leveling out at 5.5% in 2006)                      10.50        11.00        11.00
  Long-term weighted average rate of return               6.50         6.50         6.50

The funded status of the Retiree Health and Life Plan at December 31 was as follows:

(In thousands)                                                      1996             1995
Accumulated postretirement benefit obligation (APBO):
 Fully eligible actives                                            $(8,818)         $(9,258)
 Other actives                                                     (15,499)         (14,894)
 Retirees                                                          (57,202)         (50,948)
Total APBO                                                         (81,519)         (75,100)
Plan assets at fair value                                          105,171          103,382
Plan assets in excess of APBO                                       23,652           28,282
Unrecognized net (gain) or loss                                     12,766            9,638
Unrecognized prior service cost                                          -                -
Unrecognized net transition obligation                              46,281           49,174
Prepaid postretirement benefit expense included in other assets    $82,699          $87,094

Incremental effect of 1% increase in the health care trend rate
 on total APBO                                                     $(4,364)         $(4,134)

Note 12 - Off-Balance Sheet Financial Instruments

In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest or currency exchange rates will cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.
     The Company controls the credit risk of its off-balance sheet portfolio by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

                                                At December 31, 1996                      At December 31, 1995
                                    Contract or Notional Amount                  Contract or Notional Amount
                                                                      Credit                                    Credit
                                                          For          Risk                         For          Risk
(In millions)                            End User      Customers      Amount       End User      Customers      Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                 $ 2,255        $1,174       $    36       $   349        $  855       $    29
  Futures and forwards                        -            20             -             -             -             -
  Options written                             -           468             -             -           431
  Options purchased                           -           471             -             -           393
   Total interest rate contracts          2,255         2,133            36           349         1,679            29
 Foreign exchange rate contracts            257             -             3           164             -             2
 Commodity and other contracts                9             -             -             -             -
   Total derivatives contracts          $ 2,521        $2,133            39       $   513        $1,679       $    31
Credit-related arrangements:
 Commitments to extend credit            19,134                      19,134       $13,649                      13,649
 Standby letters of credit and similar
  arrangements                            3,195                       3,195         2,905                       2,905
   Total credit-related arrangements    $22,329                     $22,329       $16,554                      16,554
When-issued securities:
 Commitments to sell                        297                           -           190                           -
 Commitments to purchase                      -                                         9                           -
Total credit risk amount                                            $22,368                                   $16,585

Derivatives
     The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to interest rate risk.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The notional or contract amount of interest rate contracts is not a measure of credit risk. The true measure of credit exposure is the replacement cost of contracts which have become favorable to the Company, the mark-to-market exposure amount.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1996 and 1995 there were no deferred gains or losses relating to terminated interest rate swap contracts. The Company records all swap income and expense in the interest expense category. The total reductions of interest expense for 1996, 1995 and 1994 were ($1.0) million, $10.1 million and $30.6 million. Included in those amounts are $2.3 million, $0.5 million, and $0.4 million representing income from swaps entered into for customers.
     Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
     The Company also enters into transactions involving "when-issued securities". When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. The credit risk in commitments to purchase is represented by the contract amount since the underlying instrument that the Company is obligated to buy is subject to credit risk.

Credit-Related Arrangements
     In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.
   Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.
   Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as of commercial paper, bond financing and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary.

Note 13 - Concentrations of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on- or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers or types of collateral. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty except for the U.S. government and its agencies. The major concentrations of credit risk for the company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 1996 the Company had $11.5 billion in loans and an additional $2.1 billion in commitments to extend credit for loans secured by residential real estate. A geographic concentration arises because the Company operates primarily in the Southeastern United States.

Note 14 - Fair Values of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1995:

                                                     1996                            1995
                                           Carrying        Fair             Carrying        Fair
(In thousands)                              Amount         Value             Amount         Value
Financial assets:
  Cash and short-term investments         $ 4,772,615   $ 4,772,615        $ 3,969,559   $ 3,969,559
  Trading account                              80,377        80,377             96,613        96,613
  Investment securities                    10,551,166    10,551,166          9,676,934     9,676,934
  Loans                                    35,404,171    35,770,163         31,301,389    31,937,748

Financial liabilities:
  Deposits                                 36,890,389    36,878,671         33,183,194    33,245,721
  Short-term borrowings                     6,915,653     6,915,653          6,378,221     6,378,221
  Long-term debt                            1,565,341     1,563,294          1,002,397     1,022,962

Off-balance sheet financial instruments:
  Interest rate swaps:
    In a net receivable position                             19,658                            7,170
    In a net payable position                               (11,655)                          (6,806)
  Commitments to extend credit                               11,003                            8,758
  Standby letters of credit                                   1,418                            1,295
  Other                                                           3                                2

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.
     * Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, short-term borrowings and certain other liabilities.
       Investment securities and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.
     * Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans and credit card loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.
     * Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating values.
     * Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analyses and the Company's current incremental borrowing rates for similar types of instruments.
     * Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

Note 15- Contingencies

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

Note 16 - SunTrust Banks, Inc. (Parent Company Only) Financial Information

STATEMENTS OF INCOME
                                                           Year Ended December 31
(In thousands)                                    1996              1995              1994
OPERATING INCOME
From subsidiaries:
  Dividends - substantially all from
    banking subsidiaries                        $464,813          $417,255          $330,318
  Service fees                                    74,812            46,649            41,327
  Interest on loans                               17,950            13,218             8,088
  Other income                                       102               128               162
Other operating income<F1>                        21,945             1,291             7,966
   Total operating income                        579,622           478,541           387,861

OPERATING EXPENSE
Interest on short-term borrowings                 21,827            22,727             9,913
Interest on long-term debt                        69,010            56,866            53,101
Salaries and employee benefits                    48,236            39,972            27,957
Amortization of intangible assets                  7,660             7,660             7,686
Service fees to subsidiaries                      17,804            14,130             7,769
Other operating expense <F2>                     102,176            30,758            26,404
   Total operating expense                       266,713           172,113           132,830

Income before income taxes and equity in
   undistributed income of subsidiaries          312,909           306,428           255,031
Income tax benefit                                83,949            56,365            23,499
Income before equity in undistributed income
   of subsidiaries                               396,858           362,793           278,530
Equity in undistributed income of subsidiaries   219,757           202,683           244,214

NET INCOME                                      $616,615          $565,476          $522,744

<F1> Other expense for 1996 contains expenses incurred on behalf of certain banking subsidiaries in connection with the Company's growth initiatives.
<F2> Other operating income for 1996 includes a $16.2 million securities gain from the sale of a long-held minority position in a Florida bank.

BALANCE SHEETS
                                                                                December 31
(Dollars in thousands)                                                  1996                   1995
ASSETS
Cash in subsidiary banks                                            $    9,376             $   12,777
Interest-bearing deposits in banks                                       1,521                 29,186
Loans to subsidiaries                                                  337,503                268,390
Investment in capital stock of subsidiaries stated on the basis of the Company's equity in subsidiaries' capital accounts:
    Banking subsidiaries                                             4,848,750              4,375,941
    Nonbanking and holding company subsidiaries                        946,959                658,304
Premises and equipment                                                  22,561                 21,648
Intangible assets                                                      114,812                122,471
Other assets - Note 11                                                 474,998                264,520
   Total Assets                                                     $6,756,480             $5,753,237

LIABILITIES
Short-term borrowings from:
  Subsidiaries                                                      $   83,197             $    3,600
  Non-affiliated companies - Note 7                                    417,224                398,610
Long-term debt - Note 8                                              1,153,294                827,343
Other liabilities - Notes 10 and 11                                    222,785                254,103
   Total Liabilities                                                 1,876,500              1,483,656

SHAREHOLDERS' EQUITY - Note 9
Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                                    -                      -
Common stock, $1.00 par value; 350,000,000 shares authorized<F1>       225,608                243,644
Additional paid in capital                                             310,612                321,541
Retained earnings                                                    2,972,900              3,417,801
Treasury stock and other<F2>                                          (230,918)              (871,953)
  Realized Shareholders' Equity                                      3,278,202              3,111,033
Unrealized gains on investment securities, net of taxes              1,601,778              1,158,548
    Total Shareholders' Equity                                       4,879,980              4,269,581
    Total Liabilities and Shareholders' Equity                      $6,756,480             $5,753,237

<F1> Common shares outstanding                                     220,469,001            225,725,779
<F2> Treasury shares of common stock                                 5,139,056             17,918,505

STATEMENTS OF CASH FLOW
                                                                         Year Ended December 31
(In thousands)                                                 1996              1995              1994
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                                  $616,615          $565,476          $522,744
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries          (219,757)         (202,683)         (251,532)
    Depreciation and amortization                             11,610            10,658             9,869
    Securities gains                                         (17,145)                -                (3)
    Deferred income tax benefit                                5,068            19,918             4,917
    Changes in period end balances of:
      Prepaid expenses                                       (32,211)          (31,511)          (29,744)
      Other assets                                          (182,108)              468           (11,340)
      Taxes payable                                          (46,374)           12,439            (8,732)
      Interest payable                                         5,838            (1,079)            1,387
      Other accrued expenses                                  20,094            27,410            39,198
      Net cash provided by operating activities              161,630           401,096           276,764

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of investment securities   23,494             6,000                71
Purchase of investment securities                               (219)               (9)             (111)
Net change in loans to subsidiaries                          (69,113)          (97,255)           15,708
Net funds paid in acquisition                                  5,636                 -                 -
Capital expenditures                                          (8,231)          (11,229)           (6,758)
Capital contributions to subsidiaries                        (96,822)          (90,355)         (120,094)
Other, net                                                     4,143            15,264            87,100
  Net cash used in investing activities                     (141,112)         (177,584)          (24,084)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in short-term borrowings                           98,211           140,731           (40,292)
Proceeds from issuance of long-term debt                     407,500            42,330           400,000
Repayment of long-term debt                                  (81,549)           (2,723)         (106,625)
Proceeds from the exercise of stock options                    5,465             4,814             4,023
Payments to acquire treasury stock                          (297,319)         (204,824)         (348,540)
Dividends paid                                              (183,892)         (168,660)         (157,116)
  Net cash used in financing activities                      (51,584)         (188,332)         (248,550)
Net increase (decrease) in cash and cash equivalents         (31,066)           35,180             4,130
Cash and cash equivalents at beginning of year                41,963             6,783             2,653
Cash and cash equivalents at end of year                    $ 10,897          $ 41,963          $  6,783

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries                     $336,898          $322,440          $288,394
Income taxes paid by Parent Company                         (290,450)         (253,228)         (266,064)
Net income taxes received by Parent Company                   46,448            69,212            22,330

Interest paid                                               $ 84,310          $ 80,077          $ 60,993

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                     ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 31, 1997

Corporate Headquarters                  Shareholders of Record
  SunTrust Banks, Inc.                    SunTrust has 27,943 shareholders of
  303 Peachtree Street, N.E.              record as of December 31, 1996. In
  Atlanta, Georgia 30308-3201             addition, approximately 14,250
  (404) 588-7711                          SunTrust employees own stock through
                                          the Company's 401(k) program.
Corporate Mailing Address
  SunTrust Banks, Inc.                  Debt ratings
  P.O. Box 4418                          SunTrust Banks, Inc. debt ratings
  Atlanta, Georgia 30302-4418            are as follows:
                                          Senior Long-term debt
Notice of Annual Meeting                   Moody's Investors Service, Inc.: A1
  The Annual Meeting of Shareholders       Standard & Poor's Corp.: A+
  will be held on Tuesday, April 15,       Thomson BankWatch: AA
  1997, at 9:30 a.m. in Room 10 of        Commercial Paper
  the SunTrust Bank, Atlanta Tower         Moody's Investors Service, Inc.:P-1
  at 25 Park Place, Atlanta                Standard & Poor's Corp.: A-1
                                           Thomson BankWatch: TNW-1
Stock Trading
  SunTrust Banks, Inc. common stock is  Financial Information
  traded on the New York Stock            Those seeking information should
  Exchange under the symbol "STI".        contact:
                                             James C. Armstrong
Shareholder Services                          (404) 588-7425
  Shareholders who wish to change the               or
  name, address, or ownership of stock,      Margaret L. Fisher
  to report lost certificates, or to          (404) 586-6416
  consolidate accounts, should
  contact the Transfer Agent:           Internet Information
                                          To access information about STI,
    SunTrust Bank, Atlanta                including news releases and product
    P. O. Box 4625                        information, visit the SunTrust home
    Atlanta, Georgia 30302-4625           page on the World Wide Web. The
    (404) 588-7815                        address is http://www.SunTrust.com
    (800) 568-3476
                                        Independent Public Accountants
Dividend Reinvestment                        Arthur Andersen & Co.
  SunTrust offers a Dividend                 Atlanta, Georgia
  Reinvestment Plan that provides
  automatic reinvestment of dividends   Corporate Counsel
  in additional shares of SunTrust           King & Spalding
  common stock. For information,             Atlanta, Georgia
  contact:
                                        SunTrust and its subsidiaries are
    Stock Transfer Department           Equal Opportunity Employers.
    SunTrust Bank Atlanta
    P.O. Box 4625                       Banks in the SunTrust group are
    Atlanta, Georgia 30302-4625         members of the Federal Deposit
    (404) 588-7822                      Insurance Corporation.