Form 10-K, Exhibit 13
period 1997-12-31
SUNTRUST BANKS INC
filed 1998-03-10
CIK 750556

CORPORATE PROFILE

SunTrust Banks, Inc., is a premier financial services company based in the Southeastern United States. The Company provides a wide range of services to meet the financial needs of its growing customer base through approximately 700 full-service banking offices in Florida, Georgia, Tennessee and Alabama. SunTrust's primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, credit-related insurance, data processing and information services, discount brokerage and investment banking services. As of December 31, 1997, SunTrust had total assets of $58.0 billion, discretionary trust assets of $67.4 billion and a mortgage servicing portfolio of $16.9 billion.

FINANCIAL HIGHLIGHTS

                                                        Year Ended December 31
(Dollars in millions except per share data)       1997             1996             1995
For the Year
Net income                                    $   667.3        $   616.6        $   565.5
Common dividends paid                             195.7            183.9            168.7

Per Common Share
Net income - diluted                               3.13             2.76             2.47
Net income - basic                                 3.17             2.80             2.49
Dividends paid                                    0.925            0.825            0.740
Market price:
   High                                           75.25            52.50            35.44
   Low                                            44.13            32.00            23.63
   Close                                          71.38            49.25            34.25
Book value                                        24.77            22.13            18.91

Financial Ratios
Return on average assets (ROA)                     1.30 %           1.35 %           1.36 %
Return on average realized
  shareholders' equity (ROE)                      21.13            18.89            18.53
Net interest margin
  (taxable-equivalent)                             4.11             4.36             4.49
Efficiency ratio                                   58.8             59.9             59.5
Tier 1 capital ratio                               7.22             7.46             7.78
Total capital ratio                               12.48            10.87             9.71
Tier 1 leverage ratio                              6.49             6.40             6.71

Selected Average Balances
Total assets                                  $54,272.0        $47,718.8        $43,072.6
Earning assets                                 46,996.3         41,831.0         38,401.4
Loans                                          37,516.2         32,792.5         29,709.3
Deposits                                       35,915.3         34,241.3         31,808.7
Realized shareholders' equity                   3,158.4          3,263.9          3,052.3
Total shareholders' equity                      5,018.0          4,621.5          3,905.2

Common shares- diluted (thousands)              213,480          223,486          229,544
Common shares- basic (thousands)                210,243          220,364          226,665

At December 31
Total assets                                  $57,982.7        $52,468.2        $46,471.5
Earning assets                                 49,743.3         45,182.1         40,530.0
Loans                                          40,135.5         35,404.2         31,301.4
Reserve for loan losses                           751.8            725.8            698.9
Deposits                                       38,197.5         36,890.4         33,183.2
Realized shareholders' equity                   3,150.5          3,278.2          3,111.0
Total shareholders' equity                      5,199.4          4,880.0          4,269.6

Common shares outstanding (thousands)           209,909          220,469          225,726
Market value of common stock of
 The Coca-Cola Company (48,266,496 shares)    $   3,219        $   2,540        $   1,792

In this report, for 1993 - 1997, investment securities, total assets and total shareholders' equity include the net unrealized securities gain. However, earnings assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in income.

                       TO FELLOW SHAREHOLDERS

The Company and its shareholders, had a great year. For the third consecutive year, the total return on our investment was 47%, including reinvested dividends. While the stock market has rewarded almost everyone during the last ten years, SunTrust has experienced an average annual total return of 26% during that time, more than eight percentage points a year higher than the S&P 500. The stock market has valued our consistently strong earnings record and rich balance sheet.

During 1997, banking continued its dramatic consolidation and diversification. Believing that the prices of bank acquisitions were too high, SunTrust spent the year buying back its own stock and growing its business by improving sales efforts and service levels. To achieve this growth, we hired new and experienced personnel, increased training, improved existing products and introduced new ones. Banking has become an industry of constant change. Although SunTrust has not made a major acquisition since 1986, we are comfortable our performance record speaks well for the path we have chosen.

Our building for the future has not hampered current performance. Net income in 1997 totaled $667.3 million, or $3.13 per share, a 13.4% increase in earnings per share. Since SunTrust was formed in 1985, earnings per share have improved every year and we have not taken a major hit to earnings in any year. Excellent credit qualiry and good growth in both loans and noninterest income distinguished the past year. Our performance ratios reflected the solid earnings for 1997. The return on average assets (ROA) was 1.30% and the return on average realized shareholders' equiry (ROE) was 21.13%, a record high.

Significant improvement in our already outstanding loan portfolio also marked 1997. Loan growth continued to be strong while charge-offs remained low and nonperforming loans fell to their lowest level since 1987. As loan pricing remains very competitive and spreads stay very narrow, minimizing the charge-off level is even more important to providing good returns for our shareholders. Over the last four years our charge-off ratio has been exceptional, less than 0.30% each year. In addition, SunTrust has been one of the few banks which has consistently had a loan loss provision significantly higher than its charge-offs. At year-end our reserve for possible loan losses was nearly six times nonperforming loans, a comforting thought as the U.S. moves through its seventh year of economic expansion.

We have been talking about our growth initiatives for several years. The continued strong revenue growth, chronicled in the financial sections of this report, is a clear indication that we are realizing the benefits of these initiatives throughout the Company. We are particularly proud of the growth in noninterest income that has increased by more than 14% per year for the last two years.

Consistency is a word often associated with SunTrust. To have a consistent record of strong earnings per share growth, a company needs well-planned capital management and the absence of special charges in addition to strong revenue growth and good expense control. SunTrust has consistently repurchased its own shares, buying back more than eleven million shares in 1997, and increased its cash dividend in line with EPS growth. During this decade, SunTrust has not had any major special charges to distort performance trends.

As you are probably aware, Roberto Goizueta, our longtime Director and confidant, died in October. Mr. Goizueta was widely recognized as one of the world's truly great business leaders. His incomparable wisdom, vision and compassion greatly benefited SunTrust.

This spring SunTrust will undergo a leadership change. I have been privileged to serve as CEO since April 1990. On March 21, 1998, my sixty-fifth birthday, I will be turning over the reins to L. Phillip Humann, the current President of SunTrust. I will continue to serve on the Board and as Chairman of the Executive Committee. Phil is no stranger to many of you, having spent twenty-eight years in our organization, serving in many capacities, including CEO of our Atlanta companies. As the architect of our growth initiatives, he is ideally suited to lead this Company

We appreciate the dedicated and knowledgeable men and women who comprise SunTrust. These employees, aided by competitive products and up-to-date technology, are focused on generating growth internally. Whether serving existing or new customers, SunTrust is prepared to meet the challenges of providing superior products and services. As a team we pledge our best efforts to our customers and our shareholders.

Sincerely,

James B. Williams                    L. Phillip Humann
Chairman of the Board and            President
Chief Exutive Officer

February 10, 1998

A SOLID FOUNDATION

Like a building standing the test of time or a bridge spanning a wide river, a business depends upon its solid foundation to support and sustain it. At SunTrust we have built such a foundation - one that runs deep and wide throughout all the communities we serve, helping to promote and encourage the growth of SunTrust, our clients and our shareholders.

Amidst the undercurrents sweeping throughout today's banking industry, this foundation and an adherence to our long-term strategy of serving our client's needs and increasing the value of our shareholders' investments strengthen and enhance our position as one of the premier financial institutions serving the Southeast.

The Company's foundation is comprised of several critical elements - people, products and technology. The art of managing these elements to achieve consistent, solid, dependable results and outstanding service to our customers is an ongoing challenge. Our performance figures demonstrate our ability to continue to meet that challenge year after year.


SELECTED FINANCIAL DATA
                                                                               Year Ended December 31
(Dollars in millions except per share data)             1997         1996         1995         1994        1993          1992
Summary of Operations
 Interest and dividend income                        $ 3,650.8    $ 3,246.0    $ 3,027.2    $ 2,552.3    $ 2,362.3    $ 2,537.6
 Interest expense                                      1,756.4      1,461.8      1,350.8        932.5        790.7        975.0
 Net interest income                                   1,894.4      1,784.2      1,676.4      1,619.8      1,571.6      1,562.6
 Provision for loan losses                               117.0        115.9        112.1        137.8        189.1        234.2
 Net interest income after provision for loan losses   1,777.4      1,668.3      1,564.3      1,482.0      1,382.5      1,328.4
 Noninterest income                                      934.2        818.0        713.1        699.9        726.5        672.7
 Noninterest expense                                   1,685.6      1,583.1      1,451.5      1,400.0      1,408.4      1,425.3
 Income before provision for income taxes              1,026.0        903.2        825.9        781.9        700.6        575.8
 Provision for income taxes                              358.7        286.6        260.4        259.2        226.9        171.4
 Net income                                          $   667.3    $   616.6    $   565.5    $   522.7    $   473.7    $   404.4

Net interest income (taxable-equivalent)             $ 1,931.0    $ 1,824.3    $ 1,726.0    $ 1,675.6    $ 1,634.4    $ 1,632.9

Per common share
 Earnings - diluted                                  $    3.13    $    2.76    $    2.47    $    2.25    $    1.99    $    1.67
 Earnings - basic                                         3.17         2.80         2.49         2.28         2.01         1.69
 Dividends paid                                          0.925        0.825        0.740        0.660        0.580        0.520
 Market price:
  High                                                   75.25        52.50        35.44        25.69        24.81        22.81
  Low                                                    44.13        32.00        23.63        21.75        20.69        16.75
  Close                                                  71.38        49.25        34.25        23.88        22.50        21.88

Selected Average Balances
 Total assets                                        $54,272.0    $47,718.8    $43,072.6    $40,489.2    $37,524.9    $35,356.5
 Earning assets                                       46,996.3     41,831.0     38,401.4     36,111.0     34,047.3     32,008.6
 Loans                                                37,516.2     32,792.5     29,709.3     26,412.6     24,162.8     22,489.1
 Deposits                                             35,915.3     34,241.3     31,808.7     30,877.8     29,683.3     28,609.6
 Realized shareholders' equity                         3,158.4      3,263.9      3,052.3      2,960.1      2,875.1      2,697.9
 Total shareholders' equity                            5,018.0      4,621.5      3,905.2      3,571.5      2,877.2      2,697.9

At December 31
 Total assets                                        $57,982.7    $52,468.2    $46,471.5    $42,709.1    $40,728.4    $37,789.3
 Earning assets                                       49,743.3     45,182.1     40,530.0     38,045.6     35,904.5     34,167.7
 Loans                                                40,135.5     35,404.2     31,301.4     28,548.9     25,292.1     23,493.5
 Reserve for loan losses                                 751.8        725.8        698.9        647.0        561.2        474.2
 Deposits                                             38,197.5     36,890.4     33,183.2     32,218.4     30,485.8     29,883.0
 Long-term debt                                        3,171.8      1,565.3      1,002.4        930.4        630.4        554.0
 Realized shareholders' equity                         3,150.5      3,278.2      3,111.0      2,883.3      2,845.8      2,769.7
 Total shareholders' equity                            5,199.4      4,880.0      4,269.6      3,453.3      3,609.6      2,769.7


Ratios and Other Data
 ROA                                                      1.30 %       1.35 %       1.36 %       1.32 %       1.26 %       1.14
 ROE                                                     21.13        18.89        18.53        17.66        16.48        14.99
 Net interest margin                                      4.11         4.36         4.49         4.64         4.80         5.10
 Efficiency ratio                                         58.8         59.9         59.5         58.9         59.7         61.8
 Tier 1 capital ratio                                     7.22         7.46         7.78         7.95         8.88         9.37
 Total capital ratio                                     12.48        10.87         9.71        10.05        10.55        11.35
 Tier 1 leverage ratio                                    6.49         6.40         6.71         6.68         6.82         7.27
 Total shareholders' equity to assets                     8.97         9.30         9.19         8.09         8.86         7.33
 Nonperforming assets to total loans plus
  other real estate owned                                 0.37         0.72         0.80         0.96         1.61         2.30
Common dividend payout ratio                              29.3         29.8         29.8         30.1         30.6         32.7
Full-service banking offices                               699          689          652          658          656          654
ATMs                                                     1,078          917          778          739          738          683
Full-time equivalent employees                          21,227       20,863       19,415       19,408       19,532       19,539
Average common shares - diluted (thousands)            213,480      223,486      229,544      232,078      237,805      241,641
Average common shares - basic (thousands)              210,243      220,364      226,665      229,317      235,189      239,196

Financial Review

The following analysis reviews important factors affecting the financial condition and results of operations of SunTrust Banks, Inc. (SunTrust or Company) for the periods shown. Suntrust Banks, Inc. has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ significantly from forward-looking statements. This review should be read in conjunction with the consolidated financial statements and related notes. In the Financial Review, net interest income and net interest margin are presented on a taxable-equivalent (FTE) basis.

Earnings Overview

SunTrust's diluted earnings per common share rose 13.4% in 1997 to $3.13, up from $2.76 per common share in 1996. Basic earnings per share in 1997 were $3.17 compared with $2.80 for the previous year. Net income of the Company amounted to $667.3 million, an increase of 8.2% over $616.6 million in 1996.
     Operating results in 1997 reflected strong loan demand and continued excellent credit quality. Net interest income was $1,931.0 million in 1997, up $106.7 million from 1996. The net interest margin was 25 basis points lower than last year, but the impact of the decline was more than offset by a 12.4% increase in average earning assets. Average loans increased 14.4% and average deposits increased 4.9%. The 1997 loan loss provision of $117.0 million was 1.0% higher than in 1996, and $26.0 million above 1997 net charge-offs. Noninterest income increased 14.2% with trust fees up 14.5%.
Noninterest expense was $1,685.6 million for 1997, 6.5% more than in 1996. Total personnel expense, the single largest component of noninterest expense, was up $81.5 million, or 9.3%, from the 1996 level. Per share earnings were aided by the repurchase during 1997 of approximately 11.3 million shares of the Company's common stock.


TABLE 1 - CONTRIBUTIONS TO NET INCOME
                                                                         Year Ended December 31
                                                                       1997                             1996
(Dollars in millions)                                       Contribution    % of Total        Contribution    % of Total
Principal banking subsidiaries' net income <F1>:
  SunTrust Banks of Florida, Inc.                             $371.5            55.7 %          $341.2            55.3 %
  SunTrust Banks of Georgia, Inc.                              281.5            42.2             253.8            41.2
  SunTrust Banks of Tennessee, Inc.                            110.1            16.5             100.1            16.2
    Total prinicpal banking subsidiaries' net income           763.1           114.4             695.1           112.7

Other banks and nonbanking net income (expense):
  Other banks and nonbank subsidiaries                         (15.0)           (2.3)            (10.5)           (1.7)
  Parent Company                                               (80.8)          (12.1)            (68.0)          (11.0)
    Total other banks and nonbanking net income (expens        (95.8)          (14.4)            (78.5)          (12.7)
Net income                                                    $667.3           100.0 %          $616.6           100.0 %

<F1> Additional information on the performance of banking subsidiaries can be found on pages 32 and 33.


Net Interest Income/Margin

Net interest income for 1997 was $1,931.0 million or 5.9% higher than the prior year. Average earning assets were up 12.4% and the net interest margin was 4.11% in 1997 compared to 4.36% in 1996. The average rate on earning assets decreased 1 basis point to 7.85% while the average rate on interest-bearing liabilities increased 20 basis points to 4.50%.
     Interest income that the Company was unable to recognize on nonperforming loans in 1997 had a negative impact of 1 basis point on the net interest margin as compared to 2 basic points in 1996. Table 5 contains more detailed information concerning average balances, yields earned and rates paid.


TABLE 2 - ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                              1997 Compared to 1996                 1996 Compared to 1995
                                                            Increase (Decrease) Due to            Increase (Decrease) Due to
(In millions on a taxable-equivalent basis)<F1>            Volume       Rate        Net          Volume       Rate        Net
Interest Income
 Loans:
  Taxable                                                  $ 379.4     $ (22.8)    $ 356.6       $ 257.7     $ (77.0)    $ 180.7
  Tax-exempt <F2>                                              3.1        (2.6)        0.5          (1.9)       (5.7)       (7.6)
 Investment securities:
  Taxable                                                      5.5        20.4        25.9          16.2        28.0        44.2
  Tax-exempt <F2>                                             (6.3)       (2.3)       (8.6)         (9.5)       (5.3)      (14.8)
 Funds sold                                                   15.8         4.2        20.0           9.7        (3.7)        6.0
 Other short-term investments <F2>                             7.8        (0.9)        6.9           0.8         0.0         0.8
    Total interest income                                    405.3        (4.0)      401.3         273.0       (63.7)      209.3

Interest Expense
 NOW/Money market accounts                                     5.7        (5.2)        0.5          24.0         4.7        28.7
 Savings deposits                                             (3.6)       (3.6)       (7.2)         56.1        45.3       101.4
 Consumer time deposits                                      (14.5)        0.8       (13.7)        (30.8)       (8.5)      (39.3)
 Other time deposits                                          84.4         4.2        88.6           5.9        (2.4)        3.5
 Funds purchased                                              88.6        11.0        99.6          31.5       (25.1)        6.4
 Other short-term borrowings                                  46.5        (3.2)       43.3          (3.4)       (3.2)       (6.6)
 Long-term debt                                               80.9         2.6        83.5          20.8        (3.9)       16.9
    Total interest expense                                   288.0         6.6       294.6         104.1         6.9       111.0
    Net change in net interest income                      $ 117.3     $ (10.6)    $ 106.7       $ 168.9     $ (70.6)    $  98.3

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

Provision for Loan Losses

The Company increased its provision for loan losses slightly in 1997 to $117.0 million, which exceeded net charge-offs by $26.0 million. Net loan charge-offs were $91.0 million in 1997, representing 0.24% of average loans. The comparable net charge-off amount for 1996 was $90.2 million or 0.27% of average loans. As shown in Table 8, the largest increase in charge-offs occurred in credit card and other consumer loans while the dollar amount of recoveries remained relatively stable. Recoveries increased to 37.8% of total charge-offs in 1997 compared with 36.5% in 1996.
     The Company's reserve for loan losses increased to $751.8 million at December 31, 1997, which was 1.87% of year-end loans and 587% of total nonperforming loans. The comparable ratios at December 31, 1996 were 2.05% and 342%, respectively.
     The Company maintains a reserve for loan losses to absorb possible losses in the loan portfolio. The reserve consists of three elements; (i) reserves established on specific loans, (ii) reserves based on historical loan loss experience, and (iii) reserves based on economic conditions and other factors in the Company's individual markets. The specific reserve element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a pre-determined classification. The historical loan loss element represents a projection of future credit problems and is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The general economic condition element is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. SunTrust is committed to the early recognition of possible problems and to a strong, conservative reserve.

Noninterest Income

Noninterest income increased $116.2 million, or 14.2%, with trust income, our largest source of noninterest income, up $40.3 million or 14.5%. Also other charges and fees were up $36.2 million or 26.8%. Service charges on deposit accounts rose $15.4 million or 6.6%. Mortgage fees were up $9.9 million or 27.3%. These increases reflect the Company's ongoing growth initiatives.

TABLE 3 - NONINTEREST INCOME
                                                              Year Ended December 31
(In millions)                             1997        1996        1995        1994        1993        1992
Trust income                             $318.6      $278.3      $259.7      $250.3      $247.0      $226.1
Service charges on deposit accounts       247.8       232.4       212.6       218.4       225.9       215.6
Other charges and fees                    171.5       135.3       106.8        95.2       112.8        98.9
Credit card fees                           73.6        66.3        62.6        57.2        57.8        58.8
Mortgage fees                              45.9        36.0        25.0        25.9        29.3        22.7
Securities gains (losses)                   1.5        14.2        (6.6)       (2.7)        2.0         5.1
Trading account profits and commissions    18.0        13.3        10.3         8.0        11.3         8.2
Other income                               57.3        42.2        42.7        47.6        40.4        37.3
  Total noninterest income               $934.2      $818.0      $713.1      $699.9      $726.5      $672.7

Noninterest Expense

Noninterest expense increased 6.5% in 1997; however, strong revenue growth kept the efficiency ratio below 60%. Total personnel expense increased 9.3% or $81.5 million due to increased employment and higher incentive pay. Outside processing and software increased 20.3% or $11.5 million.

TABLE 4 - NONINTEREST EXPENSE
                                                             Year Ended December 31
(In millions)                          1997        1996         1995         1994         1993         1992
Salaries                           $  690.7     $  635.0     $  578.1     $  550.4     $  529.1     $  511.7
Other compensation                    153.5        128.5         95.3         96.1        107.4        107.9
Employee benefits                     111.4        110.6        105.6        100.7         98.5         92.8
  Total personnel expense             955.6        874.1        779.0        747.2        735.0        712.4
Net occupancy expense                 126.8        138.2        130.1        126.9        128.4        134.8
Equipment expense                     120.7        115.4        105.1        103.3        103.1        102.9
FDIC premiums                           5.8         18.1         36.4         66.6         66.2         64.5
Marketing and customer development     68.8         76.4         50.0         57.2         48.0         51.9
Postage and delivery                   42.6         40.5         36.4         34.1         32.4         32.5
Operating supplies                     37.2         38.0         32.2         29.4         30.5         30.6
Communications                         35.3         32.4         27.7         26.1         26.3         25.8
Consulting and legal                   28.5         25.5         20.8         22.6         20.2         27.7
Other real estate expense             (11.4)        (0.4)        (9.0)        (2.2)        16.7         36.0
Amortization of intangible assets      34.0         26.7         21.4         20.6         19.7         17.0
Outside processing and software        68.4         56.9         42.7         41.8         41.8         41.2
Other expense                         173.3        141.3        178.7        126.4        140.1        148.0
  Total noninterest expense        $1,685.6     $1,583.1     $1,451.5     $1,400.0     $1,408.4     $1,425.3

Efficiency ratio                       58.8 %       59.9 %       59.5 %       58.9 %       59.7 %       61.8 %

Provision for Income Taxes

The provision for income taxes covers federal and state income taxes. For 1997, the provision was $358.7 million, an increase of $72.1 million or 25.2% from 1996. For additional information see Note 10 of the Notes to Consolidated Financial Statements on pages 49 and 50.

TABLE 5A - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                     1997                          1996                           1995
(Dollars in millions; yields on           Average   Income/  Yields/     Average  Income/   Yields/   Average    Income/   Yields/
 taxable-equivalent basis)               Balances   Expense  Rates      Balances  Expense   Rates     Balances   Expense   Rates
ASSETS
Loans:<F1>
  Taxable                               $36,817.1  $2,998.8  8.15 %    $32,132.5  $2,642.2  8.22 %    $29,028.1  $2,461.5  8.48 %
  Tax-exempt <F2>                           699.1      54.7  7.83          660.0      54.2  8.22          681.2      61.8  9.05
    Total loans                          37,516.2   3,053.5  8.14       32,792.5   2,696.4  8.22       29,709.3   2,523.3  8.49
Investment securities:
  Taxable                                 7,513.9     502.0  6.68        7,429.0     476.1  6.41        7,167.8     431.9  6.03
  Tax-exempt <F2>                           695.2      59.3  8.53          768.7      67.9  8.83          873.7      82.7  9.47
    Total investment securities           8,209.1     561.3  6.84        8,197.7     544.0  6.64        8,041.5     514.6  6.40
Funds sold                                1,031.1      60.9  5.90          759.0      40.9  5.39          582.4      34.9  5.98
Other short-term investments <F2><F3>       239.9      11.7  4.89           81.8       4.8  5.84           68.2       4.0  5.80
    Total earning assets                 46,996.3   3,687.4  7.85       41,831.0   3,286.1  7.86       38,401.4   3,076.8  8.01
Reserve for loan losses                    (737.2)                        (717.2)                        (675.8)
Cash and due from banks                   2,273.2                        2,240.1                        2,114.4
Premises and equipment                      934.7                          746.3                          721.5
Other assets                              1,799.7                        1,425.2                        1,132.1
Unrealized gains on
  investment securities                   3,005.3                        2,193.4                        1,379.0
    Total assets                        $54,272.0                      $47,718.8                      $43,072.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts             $10,503.0  $  286.7  2.73 %    $10,296.2  $  286.2  2.78 %    $ 9,425.2  $  257.5  2.73 %
  Savings                                 5,271.1     189.5  3.59        5,374.0     196.7  3.66        3,619.4      95.3  2.63
  Consumer time                           6,996.9     363.4  5.19        7,282.3     377.1  5.18        7,875.0     416.4  5.29
  Other time <F4>                         5,604.6     311.6  5.56        4,084.9     223.0  5.46        3,978.0     219.5  5.52
    Total interest-bearing deposits      28,375.6   1,151.2  4.06       27,037.4   1,083.0  4.01       24,897.6     988.7  3.97
Funds purchased                           6,496.1     345.1  5.31        4,821.1     245.5  5.09        4,228.8     239.1  5.65
Other short-term borrowings               1,742.7      91.6  5.26          860.6      48.3  5.61          918.1      54.9  5.97
Long-term debt                            2,442.4     168.5  6.90        1,268.7      85.0  6.70          960.3      68.1  7.09
    Total interest-bearing liabilities   39,056.8   1,756.4  4.50       33,987.8   1,461.8  4.30       31,004.8   1,350.8  4.36
Noninterest-bearing deposits              7,539.7                        7,203.9                        6,911.1
Other liabilities                         2,657.5                        1,905.6                        1,251.5
Realized shareholders' equity             3,158.4                        3,263.9                        3,052.3
Net unrealized gains on
  investment securities                   1,859.6                        1,357.6                          852.9
    Total liabilities and
     shareholders' equity               $54,272.0                      $47,718.8                      $43,072.6

Interest rate spread                                         3.35 %                         3.56 %                         3.65 %

NET INTEREST INCOME                                $1,931.0                       $1,824.3                       $1,726.0

NET INTEREST MARGIN <F4>                                     4.11 %                         4.36 %                         4.49 %

<F1>Interest income includes loan fees of $100.0, $95.3, $86.5, $93.5, $88.6 and $80.8 in the six years ended December 31, 1997. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
<F2>Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for 1997, 1996, 1995, 1994 and 1993 and 34% in 1992 and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $36.6, $40.1, 49.6, $55.8, $62.8, $70.3 in the six years ended December 31, 1997.
<F3>Stated rate is calculated after reducing interest income by $18.0 in
    1992 representing earnings from investment in an employee benefit trust.
<F4>Interest rate swap transactions used to help balance the Company's interest-sensitivity position increased interest expense by $3.7 and $1.0 in 1997 and 1996 and reduced interest expense by $10.1, 30.6, $43.6 and $36.3 in 1995, 1994,1993 and 1992. Without these swaps, the rate on other time deposits and the net interest margin would have been 5.49% and 4.12% in 1997, 5.43% and 4.36% in 1996, 5.77% and 4.47% in 1995, 4.43% and 4.56%
    in 1994, 4.04% and 4.67% in 1993 and 5.12% and 4.99% in 1992,
    respectively.

TABLE 5B - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                   1994                           1993                             1992
(Dollars in millions; yields on          Average   Income/  Yields/    Average     Income/  Yields/   Average     Income/  Yields/
 taxable-equivalent basis)              Balances   Expense   Rates     Balances    Expense  Rates     Balances    Expense  Rates
ASSETS
Loans:<F1>
  Taxable                               $25,678.3  $1,979.6  7.71 %    $23,362.8  $1,765.1  7.56 %    $21,628.4  $1,821.5  8.42 %
  Tax-exempt <F2>                           734.3      60.1  8.18          800.0      62.0  7.75          860.7      69.7  8.10
    Total loans                          26,412.6   2,039.7  7.72       24,162.8   1,827.1  7.56       22,489.1   1,891.2  8.41
Investment securities:
  Taxable                                 7,968.4     437.8  5.50        7,844.6     451.2  5.75        7,079.2     515.3  7.28
  Tax-exempt <F2>                         1,035.5     100.7  9.72        1,128.7     115.8 10.26        1,271.3     134.5 10.58
    Total investment securities           9,003.9     538.5  5.98        8,973.3     567.0  6.32        8,350.5     649.8  7.78
Funds sold                                  380.9      17.1  4.49          334.4      10.6  3.17          439.9      16.8  3.83
Other short-term investments <F2><F3>       313.6      12.8  4.07          576.8      20.4  3.53          729.1      50.1  4.40
    Total earning assets                 36,111.0   2,608.1  7.22       34,047.3   2,425.1  7.12       32,008.6   2,607.9  8.15
Reserve for loan losses                    (608.0)                        (521.9)                        (421.6)
Cash and due from banks                   2,228.8                        2,200.0                        2,007.0
Premises and equipment                      713.7                          710.1                          693.0
Other assets                              1,060.1                        1,086.0                        1,069.5
Unrealized gains on
  investment securities                     983.6                            3.4
    Total assets                        $40,489.2                      $37,524.9                      $35,356.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts             $ 9,798.9  $  223.7  2.28 %    $ 9,655.0  $  211.8  2.19 %    $ 8,900.8  $  246.2  2.77 %
  Savings                                 4,364.5     104.6  2.40        4,515.0     108.8  2.41        4,316.1     130.4  3.02
  Consumer time                           6,626.2     271.8  4.10        6,799.4     276.8  4.07        7,350.0     382.8  5.21
  Other time <F4>                         3,054.1     104.7  3.43        1,940.6      34.9  1.80        2,132.8      73.0  3.42
    Total interest-bearing deposits      23,843.7     704.8  2.96       22,910.0     632.3  2.76       22,699.7     832.4  3.67
Funds purchased                           3,050.0     122.1  4.00        3,102.7      87.9  2.83        2,664.5      87.0  3.27
Other short-term borrowings               1,083.2      42.5  3.93          632.0      21.7  3.42          192.6       7.0  3.65
Long-term debt                              908.4      63.1  6.95          611.4      48.8  7.99          534.5      48.6  9.09
    Total interest-bearing liabilities   28,885.3     932.5  3.23       27,256.1     790.7  2.90       26,091.3     975.0  3.74
Noninterest-bearing deposits              7,034.1                        6,773.3                        5,909.9
Other liabilities                           998.3                          618.3                          657.4
Realized shareholders' equity             2,960.1                        2,875.1                        2,697.9
Net unrealized gains on
  investment securities                     611.4                            2.1                              -
    Total liabilities and
     shareholders' equity               $40,489.2                      $37,524.9                      $35,356.5

Interest rate spread                                         3.99 %                         4.22 %                         4.41 %

NET INTEREST INCOME                                $1,675.6                       $1,634.4                       $1,632.9

NET INTEREST MARGIN <F4>                                     4.64 %                         4.80 %                         5.10 %

<F1>See footnote 1 in Table 3A.
<F2>See footnote 2 in Table 3A.
<F3>See footnote 3 in Table 3A.
<F4>See footnote 4 in Table 3A.

TABLE 5C - CONSOLIDATED GROWTH RATE IN AVERAGE BALANCES
                                                     Growth Rate in
                                                    Average Balances
                                                                Five Year
                                                   One Year     Annualized
(Dollars in millions; yields on                     1997-         1997-
 taxable-equivalent basis)                          1996          1992
Assets
Loans
  Taxable                                           14.6 %        11.2 %
  Tax-exempt                                         5.9          (4.1)
    Total loans                                     14.4          10.8
Investment securities:
  Taxable                                            1.1           1.2
  Tax-exempt                                        (9.6)        (11.4)
    Total investment securities                      0.1          (0.3)
Funds sold                                          35.9          18.6
Other short-term investments                       193.2         (19.9)
    Total earning assets                            12.3           8.0
Reserve for loan losses                              2.8          11.8
Cash and due from banks                              1.5           2.5
Premises and equipment                              25.2           6.2
Other assets                                        26.3          11.0
Unrealized gains on
  investment securities                                -             -
    Total assets                                    13.7 %         8.9 %

Liabilities and Shareholders' Equity
Interest-bearing deposits:
  NOW/Money market accounts                          2.0 %         3.4 %
  Savings                                           (1.9)          4.1
  Consumer time                                     (3.9)         (1.0)
  Other time                                        37.2          21.3
    Total interest-bearing deposits                  4.9           4.6
Funds purchased                                     34.7          19.5
Other short-term borrowings                        102.5          55.3
Long-term debt                                      92.5          35.5
    Total interest-bearing liabilities              14.9           8.4
Noninterest-bearing deposits                         4.7           5.0
Other liabilities                                   39.5          32.2
Realized shareholders' equity                       (3.2)          3.2
Net unrealized gains on
  investment securities                                -             -
    Total liabilities and
     shareholders' equity                           13.7 %         8.9 %

Loans

Loan demand was the strong in 1997 as average loans increased 14.4% over the prior year. An increased emphasis by our banks produced strong growth in both commercial loans and adjustable-rate residential mortgage loans. The Company's only significant concentration of credit at December 31, 1997 occurred in loans secured by real estate which totaled $19.2 billion. However, this amount is not concentrated in any specific geographic area or type of loan, except for adjustable-rate residential mortgages. At year-end 1997, residential mortgages were $8.1 billion in STI of Florida; $2.9 billion in STI of Georgia; and $1.8 billion in STI of Tennessee. Of the $13.0 billion in residential mortgages, $802.2 million were home equity loans. The average loan-to-deposit ratio increased to 104.5% in 1997 compared with 95.8% in 1996.
     At December 31, 1997, international outstandings, which include loans, acceptances, deposits in other banks, foreign guarantees and accrued interest, totaled $286.4 million, an increase of 4.7% from $273.5 million at December 31, 1996. Most of the balances were temporary investments in Canada and Western Europe and trade financing.

TABLE 6 - LOAN PORTFOLIO BY TYPES OF LOANS

(In millions) At December 31              1997           1996           1995           1994           1993           1992
Commercial:
  Domestic                            $14,139.9      $11,725.5      $10,222.5      $ 9,279.2      $ 8,190.3      $ 7,933.4
  International                           247.4          240.6          337.5          273.2          197.8          167.3
Real estate:
  Construction                          1,442.6        1,384.8        1,216.6        1,151.1        1,083.2        1,034.7
  Residential mortgages                12,992.9       11,508.2        9,732.8        8,380.5        7,013.8        5,911.6
  Other                                 4,778.7        4,585.8        4,477.7        4,516.3        4,456.8        4,495.5
Lease financing                           725.7          607.5          561.2          411.0          328.1          355.4
Credit card                             1,041.3          946.8          774.0          690.5          698.2          725.7
Other consumer loans                    4,767.0        4,405.0        3,979.1        3,847.1        3,323.9        2,869.9
  Total Loans                         $40,135.5      $35,404.2      $31,301.4      $28,548.9      $25,292.1      $23,493.5

TABLE 7 - RESERVE FOR LOAN LOSSES
                                                                   At December 31
(Dollars in millions)                          1997       1996       1995       1994       1993       1992
Allocation by Loan Type
 by Loan Type
  Commercial                                   $142.6     $143.8     $137.7     $138.7     $139.4     $155.2
  Real estate                                   122.7      145.1      167.0      200.6      189.6      164.0
  Lease financing                                 7.5        4.8        5.4        2.8        2.8        2.6
  Consumer loans                                136.4      107.8       86.2       74.6       88.7       82.5
  Unallocated                                   342.6      324.3      302.6      230.3      140.7       69.9
    Total                                      $751.8     $725.8     $698.9     $647.0     $561.2     $474.2

Allocation as a Percent of Total Reserve
    Commercial                                   19.0 %     19.8 %     19.7 %     21.4 %     24.8 %     32.7 %
    Real estate                                  16.3       20.0       23.9       31.0       33.8       34.7
    Lease financing                               1.0        0.7        0.8        0.4        0.5        0.5
    Consumer loans                               18.1       14.8       12.3       11.5       16.0       17.4
    Unallocated                                  45.6       44.7       43.3       35.7       24.9       14.7
      Total                                     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

Year-end Loan Types as a Percent of
  Total Loans
  Commercial                                     35.8 %     33.8 %     33.7 %     33.5 %     33.1 %     34.3 %
  Real estate                                    47.9       49.4       49.3       49.2       49.6       48.5
  Lease financing                                 1.8        1.7        1.8        1.4        1.5        1.5
  Consumer loans                                 14.5       15.1       15.2       15.9       15.8       15.7
    Total                                       100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                                              Year Ended December 31
(Dollars in millions)                  1997        1996         1995       1994        1993        1992
Reserve for Loan Losses
  Balance - beginning of year      $   725.8   $   698.9   $   647.0   $   561.2   $   474.2   $   381.0
  Reserve of purchased banks               -         1.2         6.3         8.3         8.0         6.4
  Provision for loan losses            117.0       115.9       112.1       137.8       189.1       234.2

  Charge-offs:
    Domestic:
      Commercial                       (23.5)      (36.2)      (29.7)      (28.1)     (47.8)       (61.3)
      Real estate:
        Construction                    (2.3)       (1.4)       (0.4)       (0.7)      (7.6)        (7.3)
        Residential mortgages           (7.2)       (6.3)       (7.1)       (7.3)     (10.9)       (10.3)
        Other                           (7.0)       (8.2)      (16.3)      (20.5)     (35.1)       (44.5)
      Lease financing                   (1.6)       (1.2)       (0.9)       (0.7)      (1.0)        (3.0)
      Credit card                      (50.7)      (40.8)      (27.7)      (26.3)     (28.9)       (33.6)
      Other consumer loans             (53.9)      (47.9)      (38.7)      (30.1)     (31.9)       (42.0)
    International
      Total charge-offs               (146.2)     (142.0)     (120.8)     (113.7)    (163.2)      (202.0)

  Recoveries:
    Domestic:
      Commercial                        16.2        15.6        20.0        18.6        20.9        22.1
      Real estate:
        Construction                     1.8         0.4         0.8         0.7         0.5         0.7
        Residential mortgages            1.6         1.5         1.5         1.5         1.3         1.1
        Other                            6.0         7.5         5.5         6.3         5.2         3.0
      Lease financing                    0.5         0.5         0.5         0.6         1.0         1.1
      Credit card                        7.8         6.9         7.3         7.3         5.7         6.8
      Other consumer loans              21.2        19.4        18.1        18.3        18.4        19.5
    International                        0.1           -         0.6         0.1         0.1         0.3
      Total recoveries                  55.2        51.8        54.3        53.4        53.1        54.6
      Net charge-offs                  (91.0)      (90.2)      (66.5)      (60.3)     (110.1)     (147.4)

  Balance - end of year            $   751.8   $   725.8   $   698.9   $   647.0   $   561.2   $   474.2

Year-end loans outstanding:
  Domestic                         $39,875.7   $35,154.8   $30,948.4   $28,260.3   $25,078.0   $23,326.2
  International                        259.8       249.4       353.0       288.6       214.1       167.3
    Total                          $40,135.5   $35,404.2   $31,301.4   $28,548.9   $25,292.1   $23,493.5

Average loans                      $37,516.2   $32,792.5   $29,709.3   $26,412.6   $24,162.8   $22,489.1

Ratios
  Reserve to year-end loans             1.87 %      2.05 %      2.23 %      2.27 %      2.22 %      2.02 %
  Net charge-offs to average loans      0.24        0.27        0.22        0.23        0.46        0.66
  Provision to average loans            0.31        0.35        0.38        0.52        0.78        1.04
  Recoveries to total charge-offs       37.8        36.5        44.9        47.0        32.5        27.0

Nonperforming Assets

Nonperforming assets were only $150.6 million at year-end 1997, decreasing 41.1% from year-end 1996. At December 31, 1997, the ratio of nonperforming assets to total loans plus other real estate owned was the lowest year-end ratio in the Company's history. Included in nonperforming loans are loans aggregating $16.2 million that are current as to the payment of principal and interest but have been placed in nonperforming status because of uncertainty as to the borrower's ability to make future payments. In management's opinion, all known material potential problem loans are included in Table 9.
     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to reserve for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
     For the year 1997 the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1997, if all such loans had been accruing interest at the original contractual rate, was $12.3 million. Interest payments recorded in 1997 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1997, were $9.1 million.

TABLE 9 - NONPERFORMING ASSETS AND ACCRUING LOANS
          PAST DUE 90 DAYS OR MORE
                                                                             At December 31
(Dollars in millions)                      1997        1996        1995        1994        1993        1992
Nonperforming Assets
 Nonaccrual loans:
   Commercial                           $   20.9    $   45.6    $   28.3    $   27.9    $   41.3    $   49.6
   Real Estate:
    Construction                             1.8        13.3         4.9        16.0        29.9        45.4
    Residential mortgages                   49.7        49.6        45.7        45.3        53.1        45.5
    Other                                   41.2        81.0        99.3        82.0       116.8       160.2
   Lease financing                           3.0         2.3         0.1         0.2         0.1         0.9
   Consumer loans                            8.8        10.5        11.0        11.6         9.3        18.1
    Total nonaccrual loans                 125.4       202.3       189.3       183.0       250.5       319.7
 Restructured loans                          2.7         9.9         2.9         4.6        11.3         4.6
    Total nonperforming loans              128.1       212.2       192.2       187.6       261.8       324.3
 Other real estate owned                    22.5        43.6        58.8        87.7       148.9       220.3
    Total nonperforming assets          $  150.6    $  255.8    $  251.0    $  275.3    $  410.7    $  544.6

Ratios
 Nonperforming loans to total loans         0.32 %      0.60 %      0.61 %      0.66 %      1.03 %      1.38 %
 Nonperforming assets to total loans
  plus other real estate owned              0.37        0.72        0.80        0.96        1.61        2.30
 Reserve to nonperforming loans            586.9       342.0       363.6       344.9       214.4       146.2

Accruing Loans Past Due 90 Days or More $   40.8    $   34.2    $   24.3    $   19.2    $   24.4    $   27.6

Investment Securities

The investment portfolio is managed to maximize yield over an entire interest rate cycle while providing liquidity and minimizing market risk. The portfolio yield improved from an average of 6.64% in 1996 to 6.84% in 1997. On an amortized cost basis, the portfolio increased by $455.0 million from December 31, 1996 to December 31, 1997. Portfolio turnover from sales totaled $637.8 million in 1997, representing approximately 7.8% of the average portfolio size. The average life of the portfolio increased to approximately
4.6 years at year-end 1997. Adjustable-rate securities in the portfolio reduced the duration (the average time until receipt of the present value of the portfolio's cash flow) to 1.8 years.
     The Company classifies all of its investment securities as "available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of investment securities at December 31, 1997, reflected $3.3 billion in unrealized gains, including a $3.2 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment increased $678.7 million during 1997, which was not reflected in net income of SunTrust.

TABLE 10 - INVESTMENT SECURITIES
                                          Amortized         Fair        Unrealized    Unrealized
(In millions) At December 31                Cost           Value           Gains        Losses
U.S. Treasury and other U.S. government
  agencies and corporations:
  1997                                      $2,875.0       $ 2,896.3       $   24.7       $ 3.4
  1996                                       3,277.8         3,290.9           24.3        11.2
  1995                                       3,286.7         3,308.4           32.5        10.8

States and political subsidivions:
  1997                                         622.3           642.1           20.0         0.2
  1996                                         749.1           773.2           25.2         1.1
  1995                                         831.2           865.8           36.1         1.5

Mortgage-backed securities:
  1997                                       4,031.5         4,049.9           34.2        15.8
  1996                                       3,750.5         3,748.6           27.0        28.9
  1995                                       3,508.4         3,516.2           26.4        18.6

Trust preferred securities:
  1997                                         663.0           674.4           17.4         6.0
  1996                                             -               -              -           -
  1995                                             -               -              -           -

Other securities:<F1>
  1997                                         225.5         3,466.6        3,241.4         0.3
  1996                                         184.9         2,738.5        2,555.0         1.4
  1995                                         177.5         1,986.5        1,810.1         1.1

Total investment securities
  1997                                      $8,417.3       $11,729.3       $3,337.7       $25.7
  1996                                       7,962.3        10,551.2        2,631.5        42.6
  1995                                       7,803.8         9,676.9        1,905.1        32.0

<F1>  Includes the Company's investment in 48,266,496 shares of common stock of
     The Coca-Cola Company.

Deposits

Average interest-bearing deposits increased 5.0% in 1997 and comprised 79.0%, 79.0% and 78.3% of average total deposits in 1997, 1996 and 1995. Other time deposits had the largest increase at 37.2%. Consumer time deposits decreased 3.9%.

TABLE 11 - COMPOSITION OF AVERAGE DEPOSITS
                                             Year Ended December 31                         Percent of Total
(Dollars in millions)                 1997            1996            1995           1997        1996        1995
Noninterest-bearing               $  7,539.7      $  7,203.9      $  6,911.1         21.0 %      21.0 %      21.7 %
NOW/Money market accounts           10,503.0        10,296.2         9,425.2         29.2        30.1        29.6
Savings                              5,271.1         5,374.0         3,619.4         14.7        15.7        11.4
Consumer time                        6,996.9         7,282.3         7,875.0         19.5        21.3        24.8
Other time                           5,604.6         4,084.9         3,978.0         15.6        11.9        12.5
  Total                           $ 35,915.3      $ 34,241.3      $ 31,808.7        100.0 %     100.0 %     100.0 %

Funds Purchased
Average funds purchased increased $1,675.0 million or 34.7% in 1997. Also, average net purchased funds (average funds purchased less average funds sold) increased $1,402.9 million in 1997. Average net purchased funds were 11.6% of earning assets for 1997 compared to 9.7% in 1996.

FUNDS PURCHASED <F1>
                                                                                                   Maximum
                                                                                        Outstanding
                                    At December 31               Daily Average            at Any
(Dollars in millions)            Balance        Rate          Balance        Rate        Month-end

1997                             $6,483.1        5.76 %       $6,496.1        5.31 %      $7,842.1
1996                              6,047.7        5.91          4,821.1        5.09         6,409.2
1995                              5,483.8        5.08          4,228.8        5.65         5,483.8

<F1>  Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

Capital Resources

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity) or Tier 2 (certain debt instruments and a portion of the reserve for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. Under regulations proposed in 1997, a portion of the unrealized gains on equity securities are included in the Tier 2 capital calculation. SunTrust is committed to maintaining well capitalized banks.
     In April 1997, the Board of Directors authorized the Company to repurchase up to 15,000,000 shares of SunTrust common stock. At December 31, 1997, the Company had 13,068,994 shares remaining to be repurchased under this authorization.

TABLE 13 - CAPITAL RATIOS
                                                                      At December 31
(Dollars in millions)                  1997           1996           1995           1994            1993          1992
Tier 1 capital:
  Realized shareholders' equity     $ 3,150.5      $ 3,278.2      $ 3,111.0      $ 2,883.3      $ 2,845.8      $ 2,769.7
  Trust preferred securities            600.0
  Intangible assets other than
    servicing rights                   (292.4)        (244.1)        (252.3)        (222.2)        (194.0)        (174.6)
    Tier 1 capital                    3,458.1        3,034.1        2,858.7        2,661.1        2,651.8        2,595.1
Tier 2 capital:
  Allowable reserve for loan losses     600.1          510.8          462.2          420.9          378.1          349.8
  Allowable long-term debt              950.0          877.1          246.8          281.4          120.4          200.0
  Regulatory adjustment                 965.6
    Tier 2 capital                    2,515.7        1,387.9          709.0          702.3          498.5          549.8
    Total capital                   $ 5,973.8      $ 4,422.0      $ 3,567.7      $ 3,363.4      $ 3,150.3      $ 3,144.9

Risk-weighted assets                $47,856.6      $40,651.0      $36,742.0      $33,444.3      $29,871.4      $27,684.4
Risk-based ratios:
  Tier 1 capital                         7.22 %         7.46 %         7.78 %         7.95 %         8.88 %         9.37 %
  Total capital                         12.48          10.87           9.71          10.05          10.55          11.35
Tier 1 leverage ratio                    6.49           6.40           6.71           6.68           6.82           7.27
Total shareholders' equity to assets     8.97           9.30           9.19           8.09           8.86           7.33

Liquidity

Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and attractive investment opportunities. A large, stable core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. Liquidity is enhanced by an investment portfolio structured to provide liquidity as needed. It is also strengthened by ready access to regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank note program, commercial paper issuance by the Parent Company, and Federal Home Loan Bank (FHLB) advances for several subsidiary banks who are FHLB members.

TABLE 14 - LOAN MATURITY
(In millions)                                                     Remaining Maturities of Selected Loans
                                                                      Within           1-5           After
At December 31, 1997                                   Total          1 Year          Years         5 Years
Loan Maturity
  Commercial                                       $ 14,387.3       $ 6,955.8      $ 5,721.8      $ 1,709.7
  Real estate - construction                          1,442.6          998.1          444.5
   Total                                           $ 15,829.9       $ 7,953.9      $ 6,166.3      $ 1,709.7

Interest Rate Sensitivity
  Selected loans with:
    Predetermined interest rates                                                   $ 1,261.8      $   277.9
    Floating or adjustable interest rates                                            4,904.5        1,431.8
       Total                                                                       $ 6,166.3      $ 1,709.7

TABLE 15 - MATURITY DISTRIBUTION OF INVESTMENT SECURITIES
                                                                  At December 31, 1997
                                                                                                              Average
                                             1 Year          1-5          5-10        After 10                Maturity
(Dollars in millions)                        or Less        Years         Years         Years       Total     in Years
Distribution of Maturities:
 Amortized Cost
  U.S. Treasury and other U.S. government
   agencies and corporations               $ 1,131.1     $ 1,739.3     $     4.6     $       -    $ 2,875.0    1.5
  States and political subdivisions            138.4         357.9         117.2           8.8        622.3    2.8
  Mortgage-backed securities <F1>              567.8       2,593.0         824.1          46.6      4,031.5    3.1
  Trust preferred securities                       -             -          30.3         632.7        663.0   29.1
    Total debt securities                  $ 1,837.3     $ 4,690.2     $   976.2     $   688.1    $ 8,191.8    4.6
 Fair Value
  U.S. Treasury and other U.S. government
   agencies and corporations               $ 1,130.8     $ 1,760.6     $     4.9     $       -    $ 2,896.3
  States and political subdivisions            140.7         366.7         125.3           9.4        642.1
  Mortgage-backed securities <F1>              561.8       2,610.4         830.7          47.0      4,049.9
  Trust preferred securities                       -             -          30.1         644.3        674.4
    Total debt securities                  $ 1,833.3     $ 4,737.7     $   991.0     $   700.7    $ 8,262.7

Weighted average yield(FTE):
  U.S. Treasury and other U.S. government
   agencies and corporations                    5.67 %        6.27 %        7.14 %           - %       6.04 %
  States and political subdivisions             8.84          8.04          8.99          7.83         8.40
  Mortgage-backed securities <F1>               5.85          6.67          6.28          5.73         6.46
  Trust preferred securities                       -             -          6.68          7.17         7.15
    Total debt securities                       5.97          6.63          6.62          7.08         6.52

<F1> Distribution of maturities is based on expected cash flows which may be different from the contractual terms.

TABLE 16 - MATURITY OF CONSUMER TIME AND OTHER
           TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

(In millions) At December 31, 1997
                                                     Other
                                     Consumer         Time
                                     Time           Deposits         Total
Months to maturity:
 3 or less                           $1,572.8       $3,041.3       $4,614.1
 Over 3 through 6                       586.8                         586.8
 Over 6 through 12                      630.1                         630.1
 Over 12                                469.2                         469.2
  Total                              $3,258.9       $3,041.3       $6,300.2

Interest Rate  and Market Risk

The normal course of business activity exposes SunTrust to interest rate risk. Fluctuations in interest rates may result in changes in the fair market value of the Company's financial instruments, cashflows and net interest income. SunTrust's asset / liablilty management process manages the Company's interest rate risk position. The objective of this process is the optimization of the Company's financial position, liquidity and net interest income, while maintaining a relatively neutral interest rate sensitive position. The gap analysis in Table 17 represents a snapshot of the Company's balance sheet structure as of year-end. It does not reflect the complexities of the Company's interest rate sensitivity.

SunTrust uses a simulation modeling process to measure interest rate risk and evaluate potential strategies. These simulations incorporate assumptions regarding balance sheet growth and mix, pricing, and the repricing and maturity characteristics of the existing and projected balance sheet. Other interest-rate-related risks such as prepayment, basis and option risk are also considered. Simulation results quantify interest rate risk under various interest rate scenarios. Management then develops and implements appropriate strategies. Senior management regularly reviews the overall interest rate risk position and asset / liability management strategies.

The Company's relative interest rate risk neutrality as of December 31, 1997 is evidence of the management's ability to reach their interest rate risk objectives. Management estimates the Company's annual net interest income would decline less than $5 million, or 0.2%, under an instantaneous increase, or decrease, in interest rates of 100 basis points, versus the projection under stable rates. A fair market value analysis of the Company's balance sheet calculated under an instantaneous 100 basis point increase in rates over December 31, 1997 estimates a $225 million decrease in market value. SunTrust estimates a like decrease in rates would increase market value $183 million. These changes in market value represent less than 0.4% of total carrying value of total assets as of year-end. These simulated computations should not be relied upon as indicative of actual future results. Further, the computations do not contemplate certain actions that management may undertake in response to future changes in interest rates.

The Company is also subject to risk from changes in equity prices. SunTrust owns 48,266,496 shares of commom stock of The Coca-Cola Company which had a carrying value of $3.2 billion at December 31, 1997. An instantaneous 10% decrease in share price of The Coca-Cola Company would result in a decrease of approximately $205 million in shareholders' equity.

The Company's trading portfolio at December 31, 1997 is not significant compared to the remainder of the balance sheet. The increase or decrease in portfolio equity from trading assets caused by hypothetical 10% increase or decrease in interest rates or equity prices would not be material. Nevertheless, the Company closely monitors market risk .

TABLE 17 - INTEREST RATE SENSITIVITY ANALYSIS
                                                                               At December 31, 1997
                                                                                Repricing Within<F1>
                                                   0-30         31-90          91-180         181-365       Over 1
(Dollars in millions)                              Days          Days           Days           Days          Year           Total
EARNING ASSETS
Loans <F2>                                      $ 13,494.2   $  5,749.9     $  2,339.5     $  3,743.0     $ 14,390.3     $ 39,716.9
Debt securities <F3>                               1,022.7        845.5          577.0        1,354.8        4,570.2        8,370.2
Interest-bearing deposits                             13.4          0.7              -              -            1.3           15.4
Funds sold                                         1,063.6            -              -              -              -        1,063.6
  Total earning assets                            15,593.9      6,596.1        2,916.5        5,097.8       18,961.8       49,166.1

INTEREST-BEARING LIABILITIES
Interest-bearing deposits <F4>                    20,936.6      1,584.2        2,193.9        2,281.3        2,273.7       29,269.7
Funds purchased                                    8,101.0            -              -              -              -        8,101.0
Other short-term borrowings                        1,307.4        197.0           35.0          450.0              -        1,989.4
Long-term debt                                       137.6         97.1            4.5           18.8        2,913.8        3,171.8
  Total interest-bearing liabilities              30,482.6      1,878.3        2,233.4        2,750.1        5,187.5       42,531.9
Off-balance sheet financial instruments             (236.1)       276.8         (341.0)        (535.4)         835.7              -
Interest-sensitivity gap                        $(15,124.8)  $  4,994.6     $    342.1     $  1,812.3     $ 14,610.0     $  6,634.2
Cumulative gap                                  $(15,124.8)  $(10,130.2)    $ (9,788.1)    $ (7,975.8)    $  6,634.2
Ratio of cumulative gap to total earning assets       30.8 %       20.6 %         19.9 %         16.2 %         13.5 %
Ratio of interest-sensitive assets to
  interest-sensitive liabilities                      51.2        351.2          130.6          185.4          365.5
Cumulative gap at December 31, 1996             $(12,256.7)  $ (9,157.7)    $ (8,764.8)    $ (5,809.2)    $  7,544.2
Cumulative gap at December 31, 1995               (8,215.5)    (7,687.5)      (7,233.8)      (4,597.4)       6,972.4

<F1> The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
<F2> Excludes overdrafts and nonaccrual loans.
<F3> Includes trading account.
<F4> Savings, NOW and money market accounts can be repriced at any time, therefore all such balances have been included in 0-30 days. Consumer time and other time deposit balances are classified according to their remaining maturities.

Derivative Instruments

Derivative financial instruments, such as interest rate swaps, options, futures and forward contracts, are components of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate the Company's exposure to interest rate risk.
     The Company monitors its sensitivity to changes in interest rates and may use interest rate swap contracts to limit the volatility of net interest income. Interest rate swaps increased interest expense by $3.7 million in 1997 and $1.0 in 1996 and decreased interest expense by $10.1 million for 1995. Included in those amounts are $(1.4), $2.3 and $0.5 million representing income from swaps entered into for customers. For interest rate swaps entered into by the Company as an end user, the following table shows the weighted average rate received and weighted average rate paid by maturity and corresponding notional amounts at December 31, 1997.

TABLE 18 - INTEREST RATE SWAPS
                                                                   Average     Average     Average
(Dollars in millions)      Notional        Fair       Maturity      Rate        Rate
At December 31, 1997         Value         Value      In Months     Paid      Received
Gain position:
  Receive fixed           $  718.8        $ 36.0        87.1        5.90 %      6.87 %
  Pay fixed                  112.8           2.8        23.5        5.65        5.90
  Basis swaps                250.0           0.4        14.8        5.47        5.73
  Total gain position      1,081.6          39.2
Loss position:
  Receive fixed            1,038.0          (3.5)        4.6        5.82        5.32
  Pay fixed                  589.6          (7.0)       46.2        6.52        5.84
  Basis swaps                750.0          (4.3)       33.9        5.47        5.71
  Total loss position      2,377.6         (14.8)
    Total                 $3,459.2        $ 24.4

Earnings and Balance Sheet Analysis 1996 vs. 1995

Net income was $616.6 million in 1996 compared with $565.5 million in 1995. This increase amounted to $51.1 million or 9.0%. Diluted earnings per common share in 1996 were $2.76, an 11.7% increase over the preceding year. Basic earnings per common share in 1996 were $2.80 compared to $2.49 the previous year.
     Net interest income, at $1,824.3 million for 1996, was $98.3 million higher than in 1995 primarily because of a 10.8% growth in average assets. The Company's net interest margin declined from 4.49% in 1995 to 4.36% in 1996.
     The provision for loan losses increased $3.8 million from $112.1 million to $115.9 million while the reserve for loan losses as a percentage of loans decreased from 2.23% to 2.05%. Net charge-offs were 0.27% of loans in 1996 versus 0.22% in 1995. Nonperforming assets increased $4.8 million from $251.0 million at December 31, 1995 to $255.8 million at December 31, 1996.
     Noninterest income increased $104.9 million from $713.1 million in 1995 to $818.0 million in 1996. Other charges and fees were up as a result of increased investment banking activity. Noninterest expense was up $131.6 million or 9.1%.
     Loans at December 31, 1996, were $35.4 billion or 13.1% greater than at year-end 1995. At December 31, 1996, deposits were $36.9 billion, an increase of $3.7 billion, or 11.2%, from 1995 year-end.

Fourth Quarter Results

Diluted net income per common share for the fourth quarter of 1997 was $0.82, an increase of 13.9% from $0.72 per share in the fourth quarter of 1996. Basic net income per common share increased 13.7% to $0.83 in 1997 from $0.73 in 1996. Net income increased from $158.5 million in the 1996 fourth quarter to $172.2 million in the 1997 fourth quarter.

  The 1997 provision for loan losses of $32.6 million was $2.1 million lower than the $34.7 million in 1996. Net loan charge-offs for the current period were lower at $27.9 million, $5.7 million lower than in the 1996 fourth quarter.
  Average earning assets were $49.0 billion in the 1997 fourth quarter, an increase of 11.9% over 1996. This gain, offset somewhat by a 29 basis point decline in the net interest margin, produced an increase of $21.9 million in net interest income on a taxable-equivalent basis.
  Noninterest income increased by $40.4 million in the 1997 fourth quarter compared to the fourth quarter of 1996. Trust income was up $13.5 million or 19.6%. Service charges on deposit accounts were up $3.1 million or 5.3% over the 1996 fourth quarter.
  Noninterest expense increased 8.7% from year-ago levels. Personnel expense was up $15.0 million or 6.6%.

TABLE 19 - QUARTERLY FINANCIAL DATA
(Dollars in millions) except                              1997                                 1996
  per share data                           4          3          2          1           4          3         2          1
SUMMARY OF OPERATIONS
 Interest and dividend income         $   954.4  $   934.9  $   898.4  $   863.1  $   846.5  $   820.4  $   798.6  $   780.5
 Interest expense                         469.0      458.1      428.7      400.6      384.2      366.0      354.3      357.3
 Net interest income                      485.4      476.8      469.7      462.5      462.3      454.4      444.3      423.2
 Provision for loan losses                 32.6       29.0       29.2       26.2       34.7       30.0       26.2       25.0
 Net interest income after
   provision for loan losses              452.8      447.8      440.5      436.3      427.6      424.4      418.1      398.2
 Noninterest income                       247.4      232.9      228.1      225.8      207.0      197.2      200.1      213.7
 Noninterest expense                      433.9      424.4      413.3      414.0      399.1      389.6      393.4      401.0
 Income before provision
   for income taxes                       266.3      256.3      255.3      248.1      235.5      232.0      224.8      210.9
 Provision for income taxes                94.1       87.7       89.9       87.0       77.0       76.4       72.7       60.5
 Net income                           $   172.2  $   168.6  $   165.4  $   161.1  $   158.5  $   155.6  $   152.1  $   150.4

 Net interest income,
   (taxable-equivalent)               $   494.1  $   485.7  $   479.2  $   472.0  $   472.2  $   464.2  $   454.2  $   433.7

PER COMMON SHARE
  Net income - diluted                $    0.82  $    0.80  $    0.77  $    0.74  $    0.72  $    0.70  $    0.68  $    0.66
  Net income - basic                       0.83       0.81       0.78       0.75       0.73       0.71       0.68       0.68
  Dividends declared                      0.250      0.225      0.225      0.225      0.225      0.200      0.200      0.200
  Book value                              24.77      23.63      24.21      22.31      22.13      21.43      20.73      19.60
  Market Price:
    High                                  75.25      70.44      59.00      54.75      52.50      41.50      38.00      38.38
    Low                                   61.13      54.75      44.13      46.13      40.88      34.88      33.25      32.00
    Close                                 71.38      67.94      55.06      46.38      49.25      41.00      37.00      35.00

SELECTED AVERAGE BALANCES
 Total assets                         $56,563.4  $55,060.2  $53,498.3  $51,906.5  $50,061.1  $48,122.6  $47,019.5  $45,641.9
 Earning assets                        48,970.5   47,672.1   46,238.1   45,054.0   43,763.9   42,179.2   41,241.8   40,114.0
 Loans                                 39,230.1   37,898.9   37,000.9   35,894.2   34,416.9   33,029.6   32,265.2   31,437.9
 Total deposits                        35,940.2   36,115.7   36,078.8   35,519.5   34,840.7   34,652.8   34,378.8   33,081.9
 Realized shareholders' equity          3,150.0    3,127.6    3,128.2    3,229.2    3,334.0    3,281.7    3,232.0    3,206.8
 Total shareholders' equity             5,006.0    5,090.4    5,007.8    4,966.6    4,841.3    4,713.7    4,522.2    4,405.3

 Common  shares - diluted (thousands)   210,554    211,671    213,572    218,227    221,840    222,683    224,061    225,388
 Common  shares - basic (thousands)     207,138    208,391    210,608    214,940    218,353    219,610    221,142    222,381

 Ratios (Annualized)
 ROA                                       1.28 %     1.29 %     1.31 %     1.33 %     1.32 %     1.35 %     1.36 %     1.38 %
 ROE                                      21.69      21.38      21.21      20.23      18.91      18.86      18.93      18.87
 Net interest margin                       4.00       4.04       4.16       4.25       4.29       4.38       4.43       4.35

TABLE 20 - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
           AND AVERAGE YIELDS EARNED AND RATES PAID
                                                                            Quarter Ended
                                                       December 31, 1997                      December 31, 1996
(Dollars in millions; yields on                  Average     Income/     Yields/       Average     Income/    Yields/
 taxable-equivalent basis)                      Balances     Expense     Rates        Balances     Expense     Rates
Assets
Loans: <F1>
 Taxable                                       $38,531.7     $787.5      8.11 %      $33,669.4     $688.4      8.13 %
 Tax-exempt <F2>                                   698.4       13.8      7.83            747.5       14.5      7.75
   Total loans                                  39,230.1      801.3      8.10         34,416.9      702.9      8.13
Investment securities:
 Taxable                                         7,681.3      129.6      6.69          7,330.4      120.1      6.52
 Tax-exempt <F2>                                   653.1       13.8      8.37            733.8       16.0      8.69
   Total investment securities                   8,334.4      143.4      6.82          8,064.2      136.1      6.71
Funds sold                                       1,166.1       17.0      5.82          1,177.5       15.9      5.36
Other short-term investments <F2>                  239.9        1.4      2.33            105.3        1.5      5.57
   Total earning assets                         48,970.5      963.1      7.80         43,763.9      856.4      7.78
Reserve for loan losses                           (745.1)                               (724.8)
Cash and due from banks                          2,395.4                               2,320.1
Premises and equipment                             958.0                                 759.4
Other assets                                     1,985.6                               1,506.4
Unrealized gains(losses) on
 investment securities                           2,999.0                               2,436.1
   Total assets                                $56,563.4                             $50,061.1

Liabilities and Shareholders' Equity
Interest-bearing deposits:
 NOW/Money market accounts                     $10,603.1     $ 72.9      2.73 %      $10,369.1     $ 70.4      2.70 %
 Savings                                         5,184.4       47.2      3.61          5,437.8       48.9      3.57
 Consumer time                                   6,976.0       92.1      5.24          7,062.1       91.3      5.15
 Other time <F3>                                 5,374.8       76.2      5.62          4,487.4       60.7      5.39
   Total interest-bearing deposits              28,138.3      288.4      4.07         27,356.4      271.3      3.95
Funds purchased                                  7,593.4      102.7      5.36          5,788.3       74.3      5.11
Other short-term borrowings                      1,935.4       20.6      4.23            874.8       12.3      5.58
Long-term debt                                   3,073.2       57.3      7.40          1,568.4       26.3      6.67
   Total interest-bearing liabilities           40,740.3      469.0      4.57         35,587.9      384.2      4.30
Noninterest-bearing deposits                     7,801.9                               7,484.3
Other liabilities                                3,015.2                               2,147.6
Realized shareholders' equity                    3,150.0                               3,334.0
Net unrealized gains(losses) on
 investment securities                           1,856.0                               1,507.3
   Total liabilities and shareholders' equity  $56,563.4                             $50,061.1

Interest rate spread                                                     3.23 %                                3.48 %

Net Interest Income                                          $494.1                                $472.2

Net Interest Margin <F3>                                                 4.00 %                                4.29 %

<F1> Interest income includes loan fees of $26.2 and $24.7 in the quarters ended
     December 31, 1997 and 1996. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
<F2> Interest income includes the effects of taxable-equivalent adjustments using a Federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $8.7 and $9.9 in the quarters ended December 31, 1997 and 1996.
<F3> Interest rate swap transactions used to help balance the Company's interest-sensitivity position increased interest expense by $1.3 in the fourth quarter of 1997 and reduced interest expense by $0.1 in the fourth quarter of 1996. Without these swaps, the rate on Other time deposits and the net interest margin would have been 5.52% and 4.01% in 1997 and 5.40% and 4.29% in 1996.

TABLE 21 - QUARTERLY NONINTEREST INCOME AND EXPENSE
                                                                                    Quarters
                                                             1997                                            1996
(In millions)                                 4           3           2           1          4           3           2           1
Noninterest Income
 Trust income                             $  82.5     $  79.0     $  78.7     $  78.4    $  69.0     $  68.1     $  70.5     $  70.7
 Service charges on deposit accounts         63.8        62.4        61.9        59.7       60.7        57.9        58.1        55.7
 Corporate and institutional
    investment income                         6.4         8.6         4.6         5.0        4.8         3.4         3.3         2.8
 Retail investment income                     8.4         8.3         8.5         8.0        5.1         6.3         6.2         4.6
 Credit card fees                            18.9        17.5        18.4        18.8       17.0        15.7        16.6        17.0
 Mortgage fees                               13.6        12.2        10.9         9.2        8.8         8.7         9.8         8.7
 Other charges and fees                      28.0        27.2        29.5        29.0       25.9        23.8        25.6        23.5
 Securities gains (losses)                    0.4         0.1        (0.4)        1.4       (0.4)       (0.5)       (2.2)       17.3
 Trading account profits and commissions      5.2         4.0         4.8         4.0        4.1         3.5         3.1         2.6
 Other income                                20.2        13.6        11.2        12.3       12.0        10.3         9.1        10.8
   Total noninterest income               $ 247.4     $ 232.9     $ 228.1     $ 225.8    $ 207.0     $ 197.2     $ 200.1     $ 213.7

Noninterest Expense
 Salaries                                 $ 178.7     $ 175.2     $ 169.8     $ 167.0    $ 165.6     $ 161.7     $ 156.0     $ 151.7
 Other compensation                          42.9        39.2        36.0        35.4       34.2        32.9        32.3        29.1
 Employee benefits                           22.0        27.5        29.5        32.4       28.8        26.0        26.4        29.4
  Total personnel expense                   243.6       241.9       235.3       234.8      228.6       220.6       214.7       210.2
 Net occupancy expense                       30.9        30.9        32.5        32.5       35.2        34.9        34.4        33.7
 Equipment expense                           29.6        30.7        30.3        30.1       30.4        29.5        28.0        27.5
 FDIC premiums                                1.3         1.3         1.4         1.8        1.4        14.1         1.4         1.2
 Marketing and customer development          19.2        15.9        16.9        16.8       23.3        19.2        18.7        15.2
 Postage and delivery                        10.7        10.1        10.5        11.3       10.3        10.5         9.7        10.0
 Operating supplies                           9.8         8.7         9.1         9.6        9.5         8.9         9.9         9.7
 Other real estate expense                   (5.8)       (3.1)       (1.3)       (1.2)      (1.1)        0.4        (0.5)        0.8
 Communications                               8.7         8.9         8.6         9.1        8.6         8.3         7.8         7.7
 Consulting and legal                         9.3         8.1         5.4         5.7        8.5         5.8         6.1         5.1
 Amortization of intangible assets           10.0         8.3         8.0         7.7        7.3         6.8         6.5         6.1
 Outside processing and software             19.4        18.0        16.1        14.9       18.2        14.2        12.8        11.7
 Other expense                               47.2        44.7        40.5        40.9       18.9        16.4        43.9        62.1
   Total noninterest expense              $ 433.9     $ 424.4     $ 413.3     $ 414.0    $ 399.1     $ 389.6     $ 393.4     $ 401.0

TABLE 22 - SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND
           ACCRUING LOANS PAST DUE 90 DAYS OR MORE (DOLLARS IN MILLIONS)
                                                                                   Quarters
                                                             1997                                           1996
                                              4          3          2          1             4          3          2         1
RESERVE FOR LOAN LOSSES
 Balance - Beginning of quarter           $ 747.1    $ 739.8    $ 734.5    $ 725.8       $ 724.7    $ 722.6    $ 712.4   $ 698.9
 Reserve of purchased bank                      -          -          -          -             -          -          -       1.2
 Provision for loan losses                   32.6       29.0       29.2       26.2          34.7       30.0       26.2      25.0
 Charge-offs                                (41.5)     (37.4)     (35.3)     (32.0)        (45.9)     (40.9)     (28.6)    (26.6)
 Recoveries                                  13.6       15.7       11.4       14.5          12.3       13.0       12.6      13.9
 Balance - End of quarter                 $ 751.8    $ 747.1    $ 739.8    $ 734.5       $ 725.8    $ 724.7    $ 722.6   $ 712.4

RATIOS
  Reserve to loans outstanding -
    Quarter-end                              1.87 %     1.94 %     1.96 %     2.02 %        2.05 %     2.14 %     2.23 %    2.24 %
  Net loan charge-offs (annualized)
    to average loans                         0.28       0.23       0.26       0.20          0.39       0.34       0.20      0.16
  Provison to average loans (annualized)     0.33       0.30       0.32       0.30          0.40       0.36       0.33      0.32

NONPERFORMING ASSETS
 Nonaccrual loans                         $ 125.4    $ 152.3    $ 161.0    $ 181.0       $ 202.3    $ 184.9    $ 192.0   $ 187.7
 Restructured loans                           2.7        2.7       11.0        9.9           9.9        2.7        2.8       2.9
   Total nonperforming loans                128.1      155.0      172.0      190.9         212.2      187.6      194.8     190.6
 Other real estate owned                     22.5       35.7       41.9       43.9          43.6       51.9       53.5      58.8
   Total nonperforming assets             $ 150.6    $ 190.7    $ 213.9    $ 234.8       $ 255.8    $ 239.5    $ 248.3   $ 249.4

RATIOS
 Nonperforming loans to total loans          0.32 %     0.40 %     0.46 %     0.52 %        0.60 %     0.55 %     0.60 %    0.60 %
 Nonperforming assets to total loans
   plus other real estate owned              0.37       0.50       0.57       0.64          0.72       0.71       0.77      0.78
 Reserve to nonperforming loans             586.9      482.0      430.1      384.7         342.0      386.2      371.0     373.8

Accruing Loans Past Due 90 Days or More   $  40.8    $  41.4    $  25.9    $  33.9       $  34.2    $  28.0    $  29.9   $  26.0

Banking Income

TABLE 23 - SELECTED FINANCIAL DATA OF PRINCIPAL BANKING SUBSIDIARIES
(Dollars in Millions)
                                             SunTrust Banks of             SunTrust Banks of           SunTrust Banks of
                                                Florida, Inc.               Georgia, Inc.               Tennessee, Inc.
                                             1997          1996           1997         1996           1997         1996
Summary of Operations
 Net interest income (FTE)                 $1,007.1      $ 947.4        $ 662.8      $ 603.2        $ 293.6      $ 276.5
 Provision for loan losses                     32.4         30.3           20.3         26.7            6.1          8.9
 Trust income                                 156.3        142.0          114.5        100.5           38.6         35.5
 Other noninterest income                     314.0        271.2          206.1        176.0           89.2         77.6
 Personnel expense                            347.1        324.0          230.9        204.2          111.9        103.8
 Other noninterest expense                    492.7        449.3          298.2        255.6          125.2        114.4
 Net income                                $  371.5      $ 341.2        $ 281.5      $ 253.8        $ 110.1      $ 100.1

Selected Average Balances
 Total assets                                25,609       23,058         21,275       17,673          7,577        6,877
 Earning assets                              24,110       21,583         16,708       14,065          7,284        6,599
 Loans                                       18,194       16,363         13,402       11,218          5,673        4,973
 Total deposits                              18,409       18,275         11,751       10,485          5,820        5,528
 Realized shareholder's equity                2,090        1,978          1,530        1,351            606          565

At December 31
 Total assets                                27,387       24,783         22,718       20,068          8,142        7,489
 Earning assets                              25,435       22,885         17,582       15,698          7,783        7,094
 Loans                                       19,549       17,267         14,299       12,287          5,906        5,370
 Reserve for loan losses                        379          369            201          196            110          114
 Total deposits                              19,715       19,316         12,251       11,703          6,382        5,837
 Realized shareholder's equity                2,172        2,048          1,685        1,404            635          585
 Total shareholder's equity                   2,190        2,058          3,687        2,982            641          590

Credit Quality
 Net loan charge-offs<F1>                      22.3         23.5           15.0         23.0           10.4          9.7
 Nonperforming loans<F2>                       79.3        117.4           36.4         73.6           12.0         20.7
 Other real estate owned<F2>                   10.9         24.4            2.8          5.3            8.6         13.9

Ratios and Other Data
 ROA                                           1.45 %       1.48 %         1.54 %       1.64 %         1.45 %       1.46 %
 ROE                                          17.77        17.25          18.39        18.79          18.17        17.71
 Net interest margin                           4.18         4.40           3.97         4.29           4.03         4.20
 Efficiency ratio                              56.8         56.8           53.8         52.3           56.3         56.0
 Total shareholder's equity/assets             8.00         8.30          16.23        14.86           7.88         7.88
 Net loan charge-offs to average loans         0.13         0.15           0.11         0.21           0.19         0.20
 Nonperforming loans to total loans            0.42         0.70           0.26         0.61           0.21         0.39
 Nonperforming assets to total loans plus
  other real estate owned                      0.47         0.84           0.28         0.65           0.36         0.66
 Reserve to loans                              1.99         2.19           1.43         1.62           1.90         2.17
 Reserve to nonperforming loans<F1>           478.4        314.5          552.2        266.1          909.6        550.5
 Full-service banking offices                   368          372            213          201            118          116
 ATMs                                           550          496            359          292            169          129

<F1> Charge-offs on credit cards are recorded in SunTrust BankCard, N.A.
     and are not included in the principal banking subsidiaries.
<F2> At December 31.

TABLE 24 - FINANCIAL HIGHLIGHTS OF PRINCIPAL BANKING SUBSIDIARIES
                                                                                                              Total Assets at
                                                      Net Income                      ROA                       December 31
(Dollars in millions)                            1997           1996          1997           1996           1997            1996
SunTrust Banks of Florida, Inc.
SunTrust Bank, Central Florida, N.A.          $  96.7        $  86.6         1.40  %        1.53  %      $ 7,803         $ 6,460
SunTrust Bank, East Central Florida              17.8           16.9         1.65           1.58           1,070           1,056
SunTrust Bank, Gulf Coast                        22.6           17.9         1.22           0.99           1,907           1,822
SunTrust Bank, Miami, N.A.                       43.5           47.4         1.38           1.83           3,523           2,849
SunTrust Bank, Mid-Florida, N.A.                 11.6           11.9         1.19           1.21             963             984
SunTrust Bank, Nature Coast                      17.9           16.2         1.38           1.31           1,342           1,292
SunTrust Bank, North Central Florida             13.4           12.2         1.54           1.54             907             822
SunTrust Bank, North Florida, N.A.                8.0            9.5         0.76           1.08           1,037             972
SunTrust Bank, South Florida, N.A.               70.6           60.6         1.78           1.57           4,452           4,113
SunTrust Bank, Southwest Florida                 18.8           16.6         1.43           1.46           1,359           1,255
SunTrust Bank, Tallahassee, N.A.                  5.7            5.0         1.21           1.06             520             445
SunTrust Bank, Tampa Bay                         36.3           31.8         1.57           1.57           2,493           2,106
SunTrust Bank, West Florida                       9.4            7.9         1.69           1.51             587             565

SunTrust Banks of Georgia, Inc.
SunTrust Bank, Atlanta                        $ 198.0        $ 179.1         1.38 %         1.52 %       $17,050         $14,978
SunTrust Bank, Augusta, N.A.                      7.9            7.5         1.52           1.58             536             483
SunTrust Bank, Middle Georgia, N.A.              11.5            9.8         1.98           1.65             565             631
SunTrust Bank, Northeast Georgia, N.A.           12.6           10.5         2.03           1.72             661             612
SunTrust Bank, Northwest Georgia, N.A.            6.4            5.7         1.73           1.68             372             376
SunTrust Bank, Savannah, N.A.                    10.9            9.6         1.95           1.89             596             519
SunTrust Bank, South Georgia, N.A.               10.6            9.5         1.66           1.59             670             622
SunTrust Bank, Southeast Georgia, N.A.            7.0            6.3         1.48           1.51             526             452
SunTrust Bank, West Georgia, N.A.                 6.2            6.6         1.26           1.49             502             476

SunTrust Banks of Tennessee, Inc.
SunTrust Bank, Chattanooga, N.A.              $  25.3        $  21.5         1.79 %         1.57 %       $ 1,471         $ 1,399
SunTrust Bank, East Tennessee, N.A.              21.2           20.4         1.24           1.34           1,915           1,600
SunTrust Bank, Nashville, N.A.                   54.9           49.5         1.42           1.46           4,264           3,899
SunTrust Bank, South Central Tennessee, N.A.      5.1            4.9         1.52           1.49             341             332
SunTrust Bank, Alabama, N.A.                      3.6            3.7         1.04           1.12             353             348

Supervision and Regulation
As a bank holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state, beginning June 1, 1997 (unless applicable state law permitted such interstate mergers at an earlier date or prohibits such interstate mergers entirely), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.
     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized", "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under regulations issued by each of the federal banking agencies.
     There are various legal and regulatory limits on the extent to which the Company's Subsidiary Banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.
     There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.
     FDIC regulations require that management report on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.
     SunTrust Securities, Inc. is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. Trusco Capital Management, Inc. is registered with the SEC and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended.
     SunTrust Equitable Securities Corporation ("SESC") is a broker-dealer registered with the SEC and is a member of the New York Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. SESC engages in investment banking activities, including underwriting and dealing in debt and equity securities, public finance, corporate finance, mergers and acquisitions and other advisory services to corporations, and the sale of securities to corporations, institutions and governmental entities, high net worth individuals and others. SESC also engages in investment advisory activities and is an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940, as amended. SESC has an indirect subsidiary, Equitable Asset Management, Inc. which is also an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940, as amended.

Year 2000

SunTrust recognizes the need to ensure that Year 2000 software failures will not adversely impact its operation. Potential software failures due to processing errors arising from calculations using the Year 2000 date are a known risk. A corporate-wide task force, with representation from all major business units, was established in early 1996 to evaluate and manage the risks, solutions and cost associated with addressing this issue. Under the direction of this group, with direct supervision by executive management, much has already been accomplished.

  The costs incurred in addressing the Year 2000 problem are being expensed as incurred in compliance with generally accepted accounting principles.
None of these costs are expected to impact materially the results of operations in any one period. Managment estimates the total cost of achieving Year 2000 compliance to be approximately $45 million (pre-tax). A significant portion of this cost is not expected to be incremental to SunTrust but instead will constitute a reassignment of existing internal systems technology resources. SunTrust believes that its plans for dealing with the Year 2000 issue will result in timely and adequate modifications of its systems and technology. Ultimately, the potential impact of the Year 2000 issue will depend not only on the corrective measures SunTrust undertakes but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses and other entities that provide data to, or receive data from, SunTrust, or whose financial condition or operational capability is important to SunTrust as borrowers, suppliers or customers.

Community Reinvestment

"Build your community and you build your bank" has always been the operating philosophy of SunTrust. In our communities, where you find people working together to build, rebuild or improve their quality of life, SunTrust will be there.
    Each SunTrust bank is an integral part of the community it serves. Our bankers work side by side with community groups, non-profit organizations, governmental agencies, and individuals to provide decent, safe, affordable housing; opportunities for small businesses; and redevelopment of blighted areas. SunTrust employees can be found hammering nails in Habitat homes, serving on the boards of Community Development Corporations, teaching small-business owners the keys to success, walking for charity, and anywhere there is an activity to improve our communities. Our role as a community leader is a responsibility that every SunTrust bank takes seriously. Each bank has designated a senior executive to oversee our community activities and ensure that we are doing our part.
    SunTrust provides financial support to community building afforts through our extensive corporate contributions, investments, and lending activities. In 1997, SunTrust approved 4,639 loans for $288 million to provide housing in low- to moderate income areas. We also approved 9,567 loans totaling $432 million for families classified as low- to moderate-income to purchase or rehabilitate their homes. Thirty-two thousand thirty (32,030) small businesses in our communities received $3.1 billion in SunTrust loans.
     SunTrust continues to seek new and innovative ways to build the communities we serve and to ensure that all qualified applicants receive the loans they need to improve their quality of life.

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

Properties

The Company's headquarters are located in Atlanta, Georgia. As of December 31, 1997, bank subsidiaries of the Company owned 469 of their 699 full-service banking offices, and leased the remaining banking offices. See Note 6 of the Notes to Consolidated Financial Statements.

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

Management's Statement of Responsibility for Financial Information

Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility, and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.
     The Company's independent public accountants, Arthur Andersen LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.
     The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee, composed entirely of directors who are not officers or employees of the Company, meets periodically with both management and the independent public accountants to ensure that each is carrying out its responsibilities. The independent public accountants have full and free access to the Audit Committee and meet with it, with and without management present, to discuss auditing and financial reporting matters.
     The Company assessed its internal control system as of December 31, 1997, in relation to criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 1997, its system of internal controls over financial reporting met those criteria.

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
                      Consolidated Statements of Income

CONSOLIDATED STATEMENTS OF INCOME
                                                                 Year Ended December 31
(Dollars in thousands except per share data)<F1>        1997              1996              1995
INTEREST INCOME
Interest and fees on loans                           $3,036,100        $2,678,566        $2,501,536
Interest and dividends on investment securities:
  Taxable interest                                      464,210           442,497           403,133
  Tax-exempt interest                                    40,246            46,092            55,611
  Dividends(1)                                           37,778            33,302            28,292
Interest on funds sold                                   60,861            40,881            34,857
Interest on deposits in other banks                         776             1,011             1,053
Other interest                                           10,768             3,693             2,722
  Total interest income                               3,650,739         3,246,042         3,027,204

INTEREST EXPENSE
Interest on deposits                                  1,151,157         1,083,035           988,725
Interest on funds purchased                             345,116           245,502           239,080
Interest on other short-term borrowings                  91,592            48,264            54,843
Interest on long-term debt                              168,508            85,031            68,114
  Total interest expense                              1,756,373         1,461,832         1,350,762

NET INTEREST INCOME                                   1,894,366         1,784,210         1,676,442
Provision for loan losses - Note 5                      117,043           115,916           112,108
Net interest income after provision for loan losses   1,777,323         1,668,294         1,564,334

NONINTEREST INCOME
Trust income                                            318,637           278,294           259,742
Service charges on deposit accounts                     247,828           232,426           212,582
Other charges and fees                                  217,377           171,289           131,826
Credit card fees                                         73,611            66,309            62,572
Securities gains(losses) - Note 3                         1,523            14,168            (6,649)
Other noninterest income                                 75,262            55,503            52,997
  Total noninterest income                              934,238           817,989           713,070

NONINTEREST EXPENSE
Salaries and other compensation - Note 11               844,156           763,461           673,417
Employee benefits - Note 11                             111,447           110,588           105,573
Net occupancy expense                                   126,802           138,186           130,124
Equipment expense                                       120,675           115,423           105,122
Marketing and customer development                       68,802            76,409            49,966
Postage and delivery                                     42,621            40,515            36,392
Operating supplies                                       37,225            37,938            32,157
Other noninterest expense                               333,867           300,563           318,728
  Total noninterest expense                           1,685,595         1,583,083         1,451,479
Income before provision for income taxes              1,025,966           903,200           825,925
Provision for income taxes - Note 10                    358,713           286,585           260,449
NET INCOME                                           $  667,253        $  616,615        $  565,476

Net income per average common share - diluted        $     3.13        $     2.76        $     2.47
Net income per average common share - basic                3.17              2.80              2.49
Dividends paid per common share                           0.925             0.825             0.740
Average common shares - diluted                     213,479,820       223,486,311       229,543,890
Average common shares - basic                       210,242,895       220,363,781       226,665,006

(1) Includes dividends on 48,266,496 shares
      of common stock of The Coca-Cola Company       $   27,029        $   24,133        $   21,237

<F1> See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
                                                                          At December 31
(Dollars in thousands) <F1>                                       1997                     1996
ASSETS
Cash and due from banks                                       $ 2,991,263              $ 3,037,309
Interest-bearing deposits in other banks                           15,417                   13,461
Trading account                                                   178,434                   80,377
Investment securities(1) - Note 3                              11,729,298               10,551,166
Funds sold                                                        996,583                1,721,845
Loans - Notes 4,12 and 13                                      40,135,505               35,404,171
Reserve for loan losses - Note 5                                 (751,830)                (725,849)
  Net loans                                                    39,383,675               34,678,322
Premises and equipment - Note 6                                   964,169                  768,266
Intangible assets                                                 292,370                  277,736
Customers' acceptance liability                                   488,632                  507,554
Other assets - Note 11                                            942,895                  832,213
   Total assets                                               $57,982,736              $52,468,249

LIABILITIES AND SHAREHOLDERS' EQUITY - NOTES 9 AND 11
Noninterest-bearing deposits                                  $ 8,927,796               $8,900,260
Interest-bearing deposits                                      29,269,732               27,990,129
  Total deposits                                               38,197,528               36,890,389
Funds purchased                                                 6,483,055                6,047,692
Other short-term borrowings - Note 7                            1,989,415                  867,961
Long-term debt - Note 8                                         3,171,832                1,565,341
Acceptances outstanding                                           488,632                  507,554
Other liabilities - Notes 10 and 11                             2,452,892                1,709,332
   Total liabilities                                           52,783,354               47,588,269

Commitments and contingencies - Notes 6, 8, 11, 12, and 15

Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                               -                        -
Common stock, $1.00 par value; 350,000,000 shares authorized      211,608                  225,608
Additional paid in capital                                        296,751                  310,612
Retained earnings                                               2,751,645                2,972,900
Treasury stock and other                                         (109,503)                (230,918)
  Realized shareholders' equity                                 3,150,501                3,278,202
Unrealized gains on investment securities,
  net of taxes - Note 3                                         2,048,881                1,601,778
   Total shareholders' equity                                   5,199,382                4,879,980
   Total liabilities and shareholders' equity                 $57,982,736              $52,468,249

Common shares outstanding                                     209,909,204              220,469,001
Treasury shares of common stock                                 1,698,853                5,139,056

(1) Includes unrealized gains on investment securities        $ 3,311,979              $ 2,588,907

<F1> See notes to consolidated financial statements


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                                             Unrealized
                                                                         Additional               Treasury    Gains on
                                                                Common   Paid in    Retained     Stock and   Securities,
(In thousands) <F1>                                             Stock    Capital    Earnings     Other(1)   Net of Taxes   Total
Balance, January 1, 1995                                       $243,644  $325,126  $3,020,985   $(706,499)  $  570,075   $3,453,331
Net income                                                            -         -     565,476           -            -      565,476
Cash dividends paid on common stock, $0.74 per share                  -         -    (168,660)          -            -     (168,660)
Proceeds from exercise of stock options                               -    (8,332)          -      13,146            -        4,814
Acquisition of treasury stock                                         -         -           -    (204,824)           -     (204,824)
Issuance of treasury stock for acquisitions                           -         -           -      13,695            -       13,695
Issuance of treasury stock for 401(k)                                 -     1,385           -       9,759            -       11,144
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -     3,362           -      13,518            -       16,880
Compensation element from forfeitures of
  restricted stock                                                    -         -           -     (16,880)           -      (16,880)
Amortization of compensation element
  of restricted stock                                                 -         -           -       6,132            -        6,132
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      588,473      588,473
BALANCE, DECEMBER 31, 1995                                      243,644   321,541   3,417,801    (871,953)   1,158,548    4,269,581
Net income                                                            -         -     616,615           -            -      616,615
Cash dividends paid on common stock, $0.825 per share                 -         -    (183,892)          -            -     (183,892)
Proceeds from exercise of stock options                               -   (13,733)          -      19,198            -        5,465
Acquisition of treasury stock                                         -         -           -    (297,319)           -     (297,319)
Retirement of trasury stock                                     (18,036)        -    (877,624)    895,660            -            -
Issuance of treasury stock for acquisitions                           -         -           -       5,636            -        5,636
Issuance of treasury stock for 401(k)                                 -     1,831           -       7,848            -        9,679
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -       973           -      18,523            -       19,496
Compensation element from issuance of
  restricted stock                                                    -         -           -     (19,496)           -      (19,496)
Amortization of compensation element
  of restricted stock                                                 -         -           -      10,985            -       10,985
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      443,230      443,230
BALANCE, DECEMBER 31, 1996                                      225,608   310,612   2,972,900    (230,918)   1,601,778    4,879,980
Net income                                                            -         -     667,253           -            -      667,253
Cash dividends paid on common stock, $0.925 per share                 -         -    (195,672)          -            -     (195,672)
Proceeds from exercise of stock options                               -   (18,696)          -      25,343            -        6,647
Acquisition of treasury stock                                         -         -           -    (625,143)           -     (625,143)
Retirement of treasury stock                                    (14,000)        -    (692,836)    706,836            -            -
Issuance of treasury stock for 401(k)                                 -     1,491           -       8,527            -       10,018
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -     3,344           -      14,428            -       17,772
Compensation element from issuance of
  restricted stock                                                    -         -           -     (17,772)           -      (17,772)
Amortization of compensation element
  of restricted stock                                                 -         -           -       9,196            -        9,196
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      447,103      447,103
BALANCE, DECEMBER 31, 1997                                     $211,608  $296,751  $2,751,645   $(109,503)  $2,048,881   $5,199,382
(1)Balance  at  December 31, 1997 includes $51,463 for treasury  stock  and
   $58,040 for compensation element of restricted stock.

<F1>See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW
                                                              Year Ended Ended December 31
(In thousands)<F1>                                                        1997            1996            1995
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                             $   667,253     $   616,615     $   565,476
Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
 Depreciation and amortization                             153,580         130,555         133,771
 Provision for loan losses                                 117,043         115,916         112,108
 Provision for losses on other real estate                   3,710           3,524           3,870
 Deferred income tax benefit                                32,531          (5,068)        (19,918)
 Amortization of compensation element of
   restricted stock                                          9,196          10,985           6,132
 Securities (gains) losses, net                             (1,523)        (14,168)          6,649
 Gains on sale of loans, equipment, other
   real estate and repossessed assets, net                 (43,321)        (14,738)        (13,385)
 Recognition of unearned loan income                      (249,792)       (217,475)       (127,440)
 Origination of loans for sale                          (3,946,854)     (2,897,590)       (822,054)
 Proceeds from sale of loans                             2,351,111       2,646,706         667,216
 Change in period-end balances of:
   Trading account                                         (98,057)         16,236           1,497
   Interest receivable                                     (21,725)         (4,332)        (14,359)
   Prepaid expenses                                        (48,333)        (35,582)        (11,545)
   Other assets                                           (106,039)         82,252         (87,556)
   Taxes payable                                            55,324          (7,898)          5,605
   Interest payable                                         47,323         (11,847)         43,802
   Other accrued expenses                                  376,093          61,918          81,086
    Net cash (used in) operating activities               (702,480)        476,009         530,955

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities        1,361,988       1,945,278       1,482,138
Proceeds from sales of investment securities               639,307         758,751       1,206,904
Purchases of investment securities                      (2,453,421)     (2,837,598)     (1,977,136)
Net increase in loans                                   (2,929,805)     (3,635,956)     (2,334,133)
Capital expenditures                                      (311,770)       (138,061)       (133,292)
Proceeds from sale of equipment, other real estate
  and repossessed assets                                    22,531           7,675         103,248
Net funds received (paid) in acquisitions                  122,624            (987)        (57,939)
Other                                                      (39,020)        (22,646)         (9,480)
  Net cash (used in) investing activities               (3,587,566)     (3,923,544)     (1,719,690)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in deposits                                 1,171,554       3,628,816         734,135
Net increase (decrease) in funds purchased
  and other short-term borrowings                        1,556,817         534,525       1,129,112
Proceeds from issuance of long-term debt                 1,809,319         671,319         160,936
Repayment of long-term debt                               (202,828)       (108,323)        (88,986)
Proceeds from the exercise of stock options                  6,647           5,465           4,814
Payments to acquire treasury stock                        (625,143)       (297,319)       (204,824)
Dividends paid                                            (195,672)       (183,892)       (168,660)
  Net cash provided by financing activities              3,520,694       4,250,591       1,566,527
Net (decrease) increase in cash and cash equivalents      (769,352)        803,056         377,792
Cash and cash equivalents at beginning of year           4,772,615       3,969,559       3,591,767
Cash and cash equivalents at end of year               $ 4,003,263     $ 4,772,615     $ 3,969,559

SUPPLEMENTAL DISCLOSURE
Interest paid                                          $ 1,709,050     $ 1,473,679     $ 1,306,960
Income taxes paid                                          303,519         294,618         261,997

<F1> See notes to consolidated financial statements

Notes to Consolidated Financial Statements

Note 1 - Accounting Policies

General: The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material.

Reclassifications: Certain prior year amounts have been restated to conform with the current year financial statement presentation.

Purchase Accounting: Following the purchase method of accounting, assets and liabilities of purchased banks are stated at estimated fair values at the date of acquisition.

Securities:   Investment securities are classified as available-for-sale  and are carried at market value with unrealized gains and losses, net of any tax effect, added to or deducted from realized shareholders' equity to determine total shareholders' equity. Trading account securities are carried at market value with the gains and losses, determined using the specific identification method, recognized currently in the statement of income.
Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments and from recording the results of sales of trading account securities.

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

Earnings per Share: Basic earnings per share are based on the weighted average number of common shares outstanding during each period, excluding outstanding shares that are contingently returnable shares. Diluted ernings per share are based on the weighted average number of common shares outstanding during each period, plus common shares calculated for stock options and performance restricted stock outstanding using the treasury stock method. All share and per share information included in these financial statements have been restated to give effect to the Company's adoption of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

Cash Flow: For purposes of reporting cash flow, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks and funds sold (only those items with an original maturity of three months or less.)

Derivative Financial Instruments: Derivatives are used to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used as hedges are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings. Currently, it is not the Company's policy to hold derivatives that do not qualify as hedges.

Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, futures, and purchased options. The fair value of derivative contracts are carried off-balance sheet and the unrealized gains and losses on derivative contracts are generally deferred. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. Upon contract settlement or termination, the cumulative change in the market value of such derivatives is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in net interest income over the expected remaining life of the related asset or liability. In instances where the underlying instrument is sold, the cumulative change in the value of the associated derivative is recognized immediately in the component of earnings relating to the underlying instrument.

Note 2 - Acquisitions

During the three year period ended December 31, 1997, the Company has consummated the following acquisitions:


(Dollars in millions)

                                        Accounting                           Assets
Date  Entity                             Method     Consideration            Acquired
2/96  Ponte Vedra Banking Corporation    Purchase   $7.7 in cash and 170,148 $   88
        (Ponte Vedra, Florida)                       shares of Company stock

10/95 Stephens Diversified Leasing, Inc. Purchase   $35.0 in cash            $  129
        (Little Rock, Arkansas)

8/95  Key Biscayne, Bankcorp, Inc.       Purchase   $29.6 in cash            $  152
        (Key Biscayne, Florida)

5/95  Peoples State Bank                 Purchase   $3.0 in cash and 490,198 $  127
        (New Port Richey, Florida)                   shares of Company stock



     On September 26, 1997, the Company signed a definitive agreement to acquire Equitable Securities Corporation, a Nashville, Tennessee-based investment banking, securities brokerage and investment advisory firm. The merger, which was accounted for as a purchase, was completed on January 2, 1998, and the subsidiary was renamed SunTrust Equitable Securities Corporation. Consideration tendered, including contingently returnable shares, aggregated 2.3 million shares of the Company's common stock.

Note 3 - Investment Securities

Investment securities at December 31:

                                                              1997
                                        Amortized       Fair       Unrealized    Unrealized
(In thousands)                            Cost          Value         Gains      Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                         $2,875,007   $ 2,896,354   $    24,717   $ 3,370
States and political subdivisions         622,386       642,092        19,955       249
Mortgage-backed securities              4,031,451     4,049,922        34,291    15,820
Trust preferred securities                662,993       674,346        17,397     6,044
Common stock of
  The Coca-Cola Company                       110     3,218,772     3,218,662         -
Other securities                          225,372       247,812        22,702       262
   Total investment securities         $8,417,319   $11,729,298   $ 3,337,724   $25,745

                                                              1996
                                         Amortized         Fair     Unrealized  Unrealized
(In thousands)                             Cost           Value        Gains     Losses
U.S. Treasury and other U.S.
  government agencies and
  corporations                         $3,277,833   $ 3,290,850   $    24,306   $11,289
States and political subdivisions         749,077       773,197        25,183     1,063
Mortgage-backed securities              3,750,505     3,748,583        27,043    28,965
Common stock of
  The Coca-Cola Company                       110     2,540,024     2,539,914         -
Other securities                          184,734       198,512        15,108     1,330
   Total investment securities         $7,962,259   $10,551,166   $ 2,631,554   $42,647

     The amortized cost and fair value of investments in debt securities at December 31, 1997, by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized          Fair
(In thousands)                            Cost            Value
Due in one year or less                $1,269,502       $1,271,523
Due in one year through five years      2,097,194        2,127,316
Due after five years through ten years    152,102          160,265
After ten years                           641,588          653,688
Mortgage-backed securities              4,031,451        4,049,922
    Total                              $8,191,837       $8,262,714

     Proceeds from the sale of investments in debt securities were $634.9, $736.5 and $1,206.9 million in 1997, 1996 and 1995. Gross realized gains were $0.2, $0.2 and $1.4 million and gross realized losses on such sales were $2.2, $3.2 and $8.0 million in 1997, 1996 and 1995.
     The fair value of investment securities pledged to secure public deposits, trust and other funds were $5.9 and $4.4 billion at December 31, 1997 and 1996.


Note 4 - Loans

The composition of the Company's loan portfolio at December 31:


(In thousands)                               1997                 1996
Commercial, financial and agricultural:
  Domestic                               $14,139,947          $11,725,503
  International                              247,368              240,595
Real estate:
  Construction                             1,442,607            1,384,796
  Residential mortgages                   12,992,901           11,508,154
  Other                                    4,778,707            4,585,803
Lease financing                              725,705              607,470
Credit card                                1,041,308              946,756
Other consumer loans                       4,766,962            4,405,094
   Loans                                 $40,135,505          $35,404,171


       The gross amounts of interest income that would have been recorded in 1997, 1996, and 1995 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $12.3, $19.3, and $20.1 million, while interest income actually recognized totaled $9.1, $9.1, and $11.0 million, respectively. Total nonaccrual and restructured loans at December 31, 1997 and 1996 were $128.1 and $212.2 million, respectively.
     In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their affiliates. The aggregate dollar amount of these loans, as defined, was $1,421.3 million at December 31, 1997 and $529.2 million at December 31, 1996. During 1997, $2,878.8 million of such loans were made and repayments totaled $2,045.9 million. None of these loans have been restructured, nor were any related party loans charged off during 1997 and 1996.

Note 5 - Reserve for Loan Losses

Activity in the reserve for loan losses:

(In thousands)                              1997           1996           1995
Balance at beginning of year             $ 725,849      $ 698,864      $ 647,016
Reserve of purchased banks                       -          1,243          6,336
Provision charged to operating expense     117,043        115,916        112,108
Loan charge-offs                          (146,188)      (142,016)      (120,766)
Loan recoveries                             55,126         51,842         54,170
Balance at end of year                   $ 751,830      $ 725,849      $ 698,864


     It is the opinion of management that the reserve was adequate at December 31, 1997, based on conditions reasonably known to management;
however, the reserve may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, or changes in general economic conditions.

Note 6 - Premises and Equipment

Premises and equipment at December 31:

(In thousands)                                Useful Life            1997          1996
Land                                                              $  241,047    $  212,211
Buildings and improvements                   3-55 years              725,978       584,348
Leasehold improvements                       5-30 years              149,015       115,651
Furniture and equipment                      3-20 years              671,031       642,531
Construction in progress                                              45,204        36,282
                                                                   1,832,275     1,591,023
Less accumulated depreciation
  and amortization                                                   868,106       822,757
  Total                                                           $  964,169    $  768,266


     The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) was not significant at December 31, 1997 and 1996.
     Various Company facilities and equipment are also leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 1997 were as follows:

                                               Operating   Capital
                                                Leases     Leases
1998                                          $ 50,599    $ 4,474
1999                                            47,187      4,475
2000                                            37,414      4,220
2001                                            35,310      4,210
2002                                            33,074      3,142
Thereafter                                     115,039     45,747
  Total minimum lease payments                $318,623    $66,268
Amounts representing interest                             $39,377
Present value of net minimum lease payments               $26,891

     Net premises and equipment include $17.9 and $21.4 million at December 31, 1997 and 1996, respectively, related to capital leases.
     Aggregate rent expense for all operating leases (including contingent rental expense and reduced by sublease rental income, both of which were not significant) amounted to $50.1, $44.9 and $40.4 million for 1997, 1996 and 1995.

Note 7 - Other Short-Term Borrowings

Other short-term borrowings at December 31:

                                                             1997                       1996
(In thousands)                                        Balance      Rate           Balance      Rate
Commercial paper                                      765,377   5.57%-5.91%     364,624   5.300% - 6.10%
Bank notes                                            450,000   5.80%-5.83%           -               -
Federal funds purchased maturing in over one day      283,000   5.31%-5.81%     125,000   5.125% - 5.75%
Federal reserve borrowings - discount window          160,000         5.00%           -               -
Short-term borrowing facility                         140,400   5.65%-6.00%     216,481   5.340% - 6.89%
Other                                                 190,638                   161,856
  Total                                             1,989,415                   867,961

     At December 31, 1997, $325.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs. The average balance of short-term borrowings for the years ended December 31, 1997, 1996, and 1995, were $1,742.7, $860.6, and
$918.1 million, respectively while the maximum amount outstanding at any month-end during the years ended December 31, 1997, 1996 and 1995, were $1,989.4, $1,137.3 and $1,082.4 million, respectively.

Note 8 - Long-Term Debt

Long-term debt at December 31:

(In thousands)                                                     1997           1996
PARENT COMPANY
Payment agreement due 1997                                     $       -     $    7,500
8.875% notes due 1998                                             94,500         94,500
Floating rate notes due 1999                                     200,000        200,000
Payment agreement due 2001                                        28,753         34,932
7.375% notes due 2002                                            200,000        200,000
7.50% debentures due 2002                                              -         10,573
Floating rate notes due 2002                                     250,000              -
6.125% notes due 2004                                            200,000        200,000
7.375% notes due 2006                                            200,000        200,000
6.0% notes due 2026                                              200,000        200,000
Floating rate preferred securities due 2027                      350,000              -
7.9% trust preferred securities due 2027                         250,000              -
Capital lease obligation                                           5,239          5,789
  Total Parent Company (excluding intercompany)                1,978,492      1,153,294

SUBSIDIARIES
7.25% notes due 2006                                             250,000        250,000
6.90% notes due 2007                                             100,000              -
Capital lease obligations                                         21,652         22,574
FHLB advances   (1997:  5.62% - 6.61%;   1996:  5.80 - 7.38%)    819,168        136,566
Other                                                              2,520          2,907
  Total subsidiaries                                           1,193,340        412,047
  Total long-term debt                                        $3,171,832     $1,565,341


     Principal amounts due for the next five years on long-term debt at December 31, 1997 are: 1998 - $164.5 million; 1999 - $254.0 million; 2000 -
$69.0 million; 2001 - $18.7 million and 2002 - $1,134.9 million.
     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 1997 the Company was in compliance with all covenants and provisions of long-term debt agreements.
     In the summary table of long-term debt, $600 million in 1997 qualifies as Tier 1 capital, and $950.0 million in 1997 and $877.1 million in 1996 qualify as Tier 2 capital as currently defined by federal bank regulators.

Note 9 - Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require that the Company maintain amounts and ratios (set forth in the table on page 48) of Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to quarterly average total assets. Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.
     A summary of Tier 1 and total capital (actual, required, and to be well capitalized) and the Tier 1 leverage ratio for the Company and its significant subsidiaries as of December 31, 1997 and 1996 is as follows:

(Dollars in thousands)                                                                         Required               Required
                                                                        For Capital            To Be Well
                                                    Actual           Adequacy Purposes       Well Capitalized
                                               Amount     Ratio     Amount        Ratio     Amount       Ratio

As of December 31, 1997:
  Tier 1 capital:
    SunTrust Banks, Inc.                      $  3,458   7.22 % >  $  1,914 >  4.00 %  >  $  2,871  >   6.00 %
     SunTrust Banks of Florida, Inc.             2,076  10.37   >       801 >  4.00    >     1,201  >   6.00
     SunTrust Banks of Georgia, Inc.             1,666   8.00   >       832 >  4.00    >     1,248  >   6.00
     SunTrust Banks of Tennessee, Inc.             624  10.04   >       248 >  4.00    >       373  >   6.00
     SunTrust Bank, Atlanta                      1,286   7.62   >       675 >  4.00    >     1,012  >   6.00

   Total capital:
     SunTrust Banks, Inc.                        5,974  12.48   >     3,829 >  8.00    >     4,786  >  10.00
     SunTrust Banks of Florida, Inc.             2,428  12.13   >     1,601 >  8.00    >     2,001  >  10.00
     SunTrust Banks of Georgia, Inc.             3,083  14.81   >     1,664 >  8.00    >     2,080  >  10.00
     SunTrust Banks of Tennessee, Inc.             702  11.29   >       497 >  8.00    >       621  >  10.00
     SunTrust Bank, Atlanta                      2,178  12.91   >     1,350 >  8.00    >     1,687  >  10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                 6.49               >  3.00                 >   5.00
    SunTrust Banks of Florida, Inc.                      7.83               >  3.00                 >   5.00
    SunTrust Banks of Georgia, Inc.                      8.86               >  3.00                 >   5.00
    SunTrust Banks of Tennessee, Inc.                    8.07               >  3.00                 >   5.00
    SunTrust Bank, Atlanta                               8.75               >  3.00                 >   5.00

As of December 31, 1996:
  Tier 1 capital:
    SunTrust Banks, Inc.                      $  3,034   7.46 % >  $  1,626 >  4.00 %  >  $  2,439  >   6.00  %
    SunTrust Banks of Florida, Inc.              1,943  11.17   >       695 >  4.00    >     1,043  >   6.00
    SunTrust Banks of Georgia, Inc.              1,383   8.16   >       677 >  4.00    >     1,016  >   6.00
    SunTrust Banks of Tennessee, Inc.              584   9.75   >       240 >  4.00    >       359  >   6.00
    SunTrust Bank, Atlanta                       1,050   7.66   >       548 >  4.00    >       822  >   6.00

  Total capital:
    SunTrust Banks, Inc.                         4,422  10.87   >     3,252 >  8.00    >     4,065  >  10.00
    SunTrust Banks of Florida, Inc.              2,162  12.43   >     1,391 >  8.00    >     1,738  >  10.00
    SunTrust Banks of Georgia, Inc.              1,848  10.91   >     1,354 >  8.00    >     1,693  >  10.00
    SunTrust Banks of Tennessee, Inc.              659  11.00   >       479 >  8.00    >       599  >  10.00
    SunTrust Bank, Atlanta                       1,429  10.42   >     1,096 >  8.00    >     1,370  >  10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                 6.40               >  3.00                 >   5.00
    SunTrust Banks of Florida, Inc.                      8.23               >  3.00                 >   5.00
    SunTrust Banks of Georgia, Inc.                      8.30               >  3.00                 >   5.00
    SunTrust Banks of Tennessee, Inc.                    8.24               >  3.00                 >   5.00
    SunTrust Bank, Atlanta                               8.17               >  3.00                 >   5.00

     On May 21, 1996, the Company paid a stock dividend of one share of SunTrust common stock for each outstanding share of SunTrust common stock to shareholders of record on May 1, 1996. All references to common share and per share information and the weighted average number of common shares reflect the stock dividend.
     Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of bank subsidiaries available for payment of cash dividends to STI of Florida, STI of Georgia and STI of Tennessee under these regulations totaled approximately $540.1 million at December 31, 1997.
     In the calculation of basic and diluted EPS, net income is identical. Below is a reconciliation for the three years ended December 31, 1997, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(In thousands)                         1997        1996       1995
Average common shares - basic        210,243      220,364     226,665
Effect of dilutive securities:
  Stock options                        1,572        1,415       1,505
  Performance restricted stock         1,665        1,707       1,374
Average common shares - diluted      213,480      223,486     229,544


Note 10 - Income Taxes

The provision for income taxes for the three years ended December 31, 1997 consisted of the following:

(In thousands)                                   1997        1996        1995
Provision for federal income taxes:
  Current                                      $312,693    $273,642    $268,718
  Deferred (prepaid)                              4,774     (24,794)    (41,857)
    Total provision for federal income taxes    317,467     248,848     226,861

Provision for state income taxes:
  Current                                        13,489      18,011      11,649
  Deferred                                       27,757      19,726      21,939
    Total provision for state income taxes       41,246      37,737      33,588
Total                                          $358,713    $286,585    $260,449

 The Company's income, before provision for income taxes, from international operations was not significant.
     The Company's provisions for income taxes for the three years ended December 31, 1997 differ from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                    1997       1996        1995
Tax provision at federal statutory rate        $359,088    $316,120    $289,074
Increase (decrease) resulting from:
  Tax-exempt interest                           (25,820)    (28,498)    (33,017)
  Disallowed interest deduction                   4,107       3,883       3,857
  Income tax credits                             (2,709)     (2,455)     (1,533)
  State income taxes, net of federal benefit     26,834      24,552      21,847
  Dividend exclusion                             (6,841)     (6,430)     (5,517)
  Favorable tax settlement                       (2,845)    (27,486)    (20,177)
  Other                                           6,899       6,899       5,915
    Provision for income taxes                 $358,713    $286,585    $260,449

Temporary differences create deferred tax assets and liabilities which are detailed below for December 31, 1997 and 1996:

                                                              Deferred Tax
                                                          Assets (Liabilities)
(In thousands)                                          1997                 1996
Loan loss reserve                                  $   292,026           $ 280,943
Depreciation                                            (3,980)             (7,325)
Employee benefits                                      (81,794)            (72,111)
Unrealized gains on investment securities           (1,263,098)           (987,129)
Leasing                                                (98,191)           (103,633)
Other real estate                                       17,534              16,169
Other                                                  (10,985)             (1,783)
  Total deferred tax liability                     $(1,148,488)          $(874,869)

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

Note 11 - Employee Benefit Plans

SunTrust sponsors various incentive plans for eligible, participating employees. The 401(k) and performance bonus plans are the profit sharing plans which have the broadest participation among employees. The qualified 401(k) plan awards amounts to employees based on pre-tax contributions, which are a percentage of compensation, and on the Company's earnings performance. The Performance Bonus Plan is a nonqualified plan which awards amounts to employees based on compensation and earnings performance. A Management Incentive Plan for key executives provides for annual cash awards, if any, based on compensation and earnings performance. The Performance Unit Plan for key executives provides awards, if any, based on a multi-year earnings performance in relation to earnings goals as established by the Compensation Committee (Committee) of the Company's Board of Directors.
     The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options and Performance Restricted Stock (Performance Stock) to key employees of the Company. Ten million shares of common stock are reserved for issuance under the plan of which no more than five million shares may be issued as Performance Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options. With respect to Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards are distributed on the earliest of: (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64;
(iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded and unvested Performance Stock, and participants may exercise voting privileges on such shares. The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholders' equity) is equal to the fair market value of the shares at the date of award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first.
     Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                               1997           1996           1995
401(k) Plan and Performance Bonus Plan      $30,053        $28,737        $30,552
Management Incentive Plan and
  Performance Unit Plan                      17,871         16,500         15,929
Performance Stock                             9,196         10,985          6,132

     The   following  table  presents  information  on  stock   options   and
Performance Stock:

(Dollars in thousands except per share data)

                                             Stock Options                     Performance Stock
                                                              Weighted
                                                  Price        Average                    Deferred
                                  Shares          Range     Exercise Price     Shares    Compensation
Balance, January 1, 1995        3,370,392    $ 8.19 - 24.69    $ 13.78       2,841,200   $ 31,339
Granted                         1,167,500     30.25 - 33.19      32.01         578,000     16,879
Exercised/Vested                 (754,786)     8.19 - 24.69      12.08         (80,400)         -
Cancelled, expired/Forfeited       (7,000)    11.50 - 11.63      11.56         (60,800)    (1,134)
Amortization of compensation
  for Performance Stock                                                              -     (6,132)
Balance, December 31, 1995      3,776,106      8.23 - 33.19      19.76       3,278,000     40,952
Granted                           583,400             46.63      46.63         543,200     20,835
Exercised/Vested                 (906,121)     9.50 - 33.19      13.47         (35,200)         -
Cancelled, expired/Forfeited       (9,076)     8.23 - 33.19      16.29         (64,000)    (1,338)
Amortization of compensation
  for Performance Stock                                                                   (10,985)
Balance, December 31, 1996      3,444,309      9.50 - 46.63      25.97       3,722,000     49,464
Granted                           632,000             65.25      65.25         300,000     19,172
Exercised/Vested                 (614,270)     9.50 - 33.19      15.26        (738,000)         -
Cancelled, expired/Forfeited      (33,500)    33.19 - 46.63      46.22         (56,000)    (1,400)
Amortization of compensation
  for Performance Stock                                                                    (9,196)
Balance, December 31, 1997      3,428,539    $10.50 - 65.25    $ 34.93       3,228,000   $ 58,040



     The Company does not recognize compensation cost in accounting for its stock option plans. If the Company had elected to recognize compensation cost for options granted in 1997, 1996 and 1995, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below (in millions except per share amounts):

                               1997      1996      1995
Net income - as reported     $667.3     $616.6    $565.5


Net income - pro forma        665.4      616.0     562.7

Diluted earnings per share -
  as reported                  3.13       2.76      2.47
Diluted earnings per share -
  pro forma                    3.12       2.76      2.46
Basic  earnings per share  -
  as reported                  3.17       2.80      2.49
Basic  earnings per share  -
  pro forma                    3.16       2.80      2.48

The weighted average fair values of options granted during 1997, 1996 and 1995 were $15.00, $9.73 and $11.71 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                         1997       1996       1995

Expected dividend yield   1.53%      1.93%      2.40%
Expected stock price
 volatility               11.5%      11.5%      11.5%

Risk-free interest rate   6.50%      6.54%      6.24%

Expected life of options  5 years    5 years    5 years

     At December 31, 1997, options for 2,245,639 shares were exercisable with a weighted average exercise price of $23.54. The weighted average remaining contractual life of all options at December 31, 1997 was 6.9 years.
     SunTrust maintains a noncontributory qualified retirement plan (Plan) covering all employees meeting certain age and service requirements. The Plan provides benefits based on salary and years of service. The Company funds the Plan with at least the minimum amount required by federal regulations. The Plan assets consist of listed common stocks, U.S. government and agency securities and units of certain trust funds administered by subsidiary banks of the Company. No shares of SunTrust common stock are included in the assets of the Plan. The Plan's net periodic expense is summarized as follows:



                                                         Year Ended December 31
(In thousands)                                        1997        1996       1995
Service cost - benefits earned
  during the period                                $  24,461    $ 23,990    $ 21,286
Interest cost on projected
  benefit obligations                                 30,055      27,735      25,364
Actual return on Plan assets                        (111,870)    (54,120)    (89,162)
Net amortization and deferral                         62,463      10,788      47,556
  Net periodic retirement Plan expense             $   5,109    $  8,393    $  5,044


Actuarial Assumptions:
  Weighted average discount rate                        7.25%       7.75%       7.50%
  Rate of increase in future compensation levels        4.00%       4.00%       4.00%
  Long-term weighted average rate of return             9.25%       9.25%       9.25%

The funded status of the Plan at December 31 was as follows:

(In thousands)                                              1997             1996
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested
  benefits of $327,965 in 1997 and $277,255 in 1996     $ (373,633)   $    (317,399)
 Projected benefit obligation for service
  rendered to date                                      $ (436,406)   $    (364,945)
Plan assets at fair value                                  609,502          493,694
Plan assets in excess of projected benefit obligation      173,096          128,749
Unrecognized net loss since transition                      34,486           51,220
Unrecognized prior service cost                            (10,587)         (13,887)
Unrecognized net asset at transition being
  amortized over 14 years                                  (13,173)         (17,381)
Prepaid pension expense included in other assets        $  183,822    $     148,701

     SunTrust also has a nonqualified defined benefit plan that covers key executives of the Company for which cost is accrued but is unfunded. At December 31, 1997 and 1996, the projected benefit obligation for this plan was $17.5 and $14.7 million. Included in other liabilities at December 31, 1997 and 1996, is $15.5 and $12.4 million representing accumulated benefit obligations. The expense of the nonqualified plan was $3.0, $3.1 and $3.5 million in 1997, 1996 and 1995.
     Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees. As currently structured, substantially all employees become eligible for benefits upon full-time employment and, at the option of SunTrust, may continue them if they reach retirement age while working for the Company. Certain benefits are prefunded in taxable and tax-exempt trusts.
     The Retiree Health Plan provides medical benefits for retirees and eligible dependents under indemnity and managed care arrangements with costs shared by SunTrust and the retiree. For employees who retired on or prior to January 1, 1993, it is anticipated that future cost increases will be shared by SunTrust and these retirees through increased deductibles, co-insurance, and retiree contributions. For employees who retired after January 1, 1993, SunTrust's cost sharing will remain fixed at the 1993 level and future cost increases will be paid solely by these retirees.
     The Retiree Life Plan provides a fixed life insurance amount to eligible current retirees and active employees who reach retirement age while working for the Company. The cost of this benefit is entirely paid for by the Company.
     The Retiree Health and Life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1997, these Plan assets consist of common trust funds, U.S. government securities, corporate bonds and notes and a cash equivalent cash reserve fund. The Retiree Health and Life Plans' net periodic expense for the three years ended December 31 totaled:

(Dollars in thousands)                                    1997             1996             1996
Service cost - benefits earned during the period       $  1,584         $  1,505         $  1,277
Interest cost on projected benefit obligations            6,352            6,182            5,730
Actual return on plan assets                            (16,406)          (9,192)         (16,128)
Deferral of asset gain                                    9,950            3,008           10,688
Amortization of transition obligation                     2,892            2,892            2,892
  Net cost                                             $  4,372         $  4,395         $  4,459

Actuarial assumptions:
  Weighted average discount rate                           7.25%            7.75%            7.50%
  Health care cost trend rate:
    Pre-medicare (for 1997, equal adjustments until
      leveling out at 5.0% in 2004)                       10.25            11.25            12.00
    Post-medicare (for 1997, equal adjustments until
      leveling out at 5.0% in 2006)                        9.75            10.50            11.00
  Long-term weighted average rate of return                6.50             6.50             6.50

The funded status of the Retiree Health and Life Plan at December 31 was as follows:

(In thousands)                                                         1997             1996
Accumulated postretirement benefit obligation (APBO):
 Fully eligible active employees                                    $ (9,561)        $ (8,818)
 Other active employees                                              (14,893)         (15,499)
 Retirees                                                            (63,828)         (57,202)
Total APBO                                                           (88,282)         (81,519)
Plan assets at fair value                                            111,353          105,171
Plan assets in excess of APBO                                         23,071           23,652
Unrecognized net loss                                                 11,867           12,766
Unrecognized net transition obligation                                43,389           46,281
Prepaid postretirement benefit expense included in other assets       78,327           82,699


Incremental effect of 1% increase in the health care trend rate:
 on total APBO                                                      $ (2,250)        $ (4,364)

Note 12 - Off-Balance Sheet Financial Instruments

In  the  normal  course of business, the Company utilizes  various  financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest or currency exchange rates will cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.
     The Company controls the credit risk of its off-balance sheet portfolio by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

                                                 At December 31, 1997                      At December 31, 1996
                                       Contract or Notional Amount                Contract or Notional Amount
                                                                       Credit                                    Credit
                                                          For          Risk                         For          Risk
(In millions)                             End User      Customers      Amount       End User      Customers      Amount
Derivatives contracts:
 Interest rate contracts:
  Swaps                                   $ 3,459        $2,765       $    78       $ 2,255        $1,174       $    36
  Futures and forwards                                        4             -                          20             -
  Options written                                           855             -                         468             -
  Options purchased                                         861             -                         471             -
   Total interest rate contracts            3,459         4,485            78         2,255         2,133            36
 Foreign exchange rate contracts              637             -             7           257                           3
 Commodity and other contracts                 15             -             2             9                           -
   Total derivatives contracts            $ 4,111        $4,485            87       $ 2,521        $2,133            39
Credit-related arrangements:
 Commitments to extend credit             $23,120                      23,120       $19,134                      19,134
 Standby letters of credit and similar
  arrangements                              3,842                       3,842         3,195                       3,195
   Total credit-related arrangements       26,962                      26,962        22,329                      22,329
When-issued securities:
 Commitments to sell                      $     -                           -       $   297                           -
 Commitments to purchase                        -                           -             -                           -
Total credit risk amount                                              $27,049                                   $22,368

Derivatives
     The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company enters into offsetting positions to eliminate its exposure to interest rate risk.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts which have become favorable to the Company, the mark-to-market exposure amount.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1997 and 1996, there were no deferred gains or losses relating to terminated interest rate swap contracts. The Company records substantially all swap income and expense in the interest expense category. Interest rate swaps increased interest expense by $3.7 million in 1997 and $1.0 million in 1996 and decreased interest expense by $10.1 million for
1995.   Included  in  those  amounts  are  ($1.4),  $2.3,  and  $0.5  million representing income from swaps entered into for customers.
     Futures  and  forwards  are  contracts  for  the  delayed  delivery   of
securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
     The   Company  also  enters  into  transactions  involving  "when-issued securities". When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. The credit risk in commitments to purchase is represented by the contract amount since the underlying instrument that the Company is obligated to buy is subject to credit risk.

Credit-Related Arrangements
In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.
     Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.
     Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary.

Note 13 - Concentrations of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on-or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 1997 the Company had $13.0 billion in loans and an additional $2.3 billion in commitments to extend credit for loans secured by residential real estate. A geographic concentration arises because the Company operates primarily in the Southeastern region of the United States.

Note 14 - Fair Values of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996:

                                                   1997                         1996
                                           Carrying      Fair         Carrying         Fair
(In thousands)                              Amount       Value         Amount         Value
Financial assets:
  Cash and short-term investments        $ 4,003,263   $4,003,263    $ 4,772,615   $ 4,772,615
  Trading account                            178,434      178,434         80,377        80,377
  Investment securities                   11,729,298   11,729,298     10,551,166    10,551,166
  Loans                                   39,383,675   40,735,498     35,678,322    35,770,163

Financial liabilities:
  Deposits                                38,197,528   38,111,528     36,890,389    36,878,671
  Short-term borrowings                    8,472,470    8,472,470      6,915,653     6,915,653
  Long-term debt                           3,171,832    3,221,977      1,565,341     1,563,294

Off-balance sheet financial instruments:
  Interest rate swaps:
    In a net receivable position                           39,210                       19,658
    In a net payable position                             (14,841)                     (11,655)
  Commitments to extend credit                             12,976                        9,581
  Standby letters of credit                                 1,885                        1,418
  Other                                                         -                            3

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.
         Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, short-term borrowings and certain other liabilities.
         Investment securities and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.
         Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans and credit card loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.
         Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.
         Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analyses and the Company's current incremental borrowing rates for similar types of instruments.
         Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

Note 15 - Contingencies

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

Note 16 - SunTrust Banks, Inc. (Parent Company Only) Financial Information

Statements of Income

STATEMENTS OF INCOME
                                                                Year Ended December 31
(In thousands)                                         1997              1996              1995
OPERATING INCOME
From subsidiaries:
  Dividends - substantially all from
    banking subsidiaries                            $396,344          $464,813          $417,255
  Service fees                                        80,044            74,812            46,649
  Interest on loans                                   25,007            17,950            13,218
  Other income                                             4               102               128
Other operating income <F1>                           36,036            21,945             1,291
   Total operating income                            537,435           579,622           478,541

OPERATING EXPENSE
Interest on short-term borrowings                     42,184            21,827            22,727
Interest on long-term debt (F2>                      112,121            69,010            56,866
Salaries and employee benefits                        38,951            48,236            39,972
Amortization of intangible assets                      7,650             7,660             7,660
Service fees to subsidiaries                          35,152            17,804            14,130
Other operating expense <F3>                          40,952           102,176            30,758
   Total operating expense                           277,010           266,713           172,113

Income before income taxes and equity in
  undistributed income of subsidiaries               260,425           312,909           306,428
Income tax benefit                                    48,595            83,949            56,365
Income before equity in undistributed income
  of subsidiaries                                    309,020           396,858           362,793
Equity in undistributed income of subsidiaries       358,233           219,757           202,683

NET INCOME                                          $667,253          $616,615          $565,476

<F1> Other operating income for 1997 includes $25.8 million in interest income on trust preferred securities purchased during 1997. For 1996, other operating income includes a $16.2 million securities gain on the sale of a long-held minority position in a Florida bank.
<F2> Interest  on  long-term debt includes $26.4 million in interest  expense from trust preferred securities which were issued in 1997.
<F3> Other operating expense for 1997 and 1996 contains expenses incurred  on behalf of certain banking subsidiaries in connection with the Company's growth initiatives.

Balance Sheets

BALANCE SHEETS
                                                                                 December 31
(Dollars in thousands)                                                   1997                   1996
ASSETS
Cash in subsidiary banks                                          $     11,739           $      9,376
Interest-bearing deposits in banks                                       2,497                  1,521
Funds sold                                                              47,415
Investment securities                                                  705,104                 23,920
Loans to subsidiaries                                                  617,030                337,503
Investment in capital stock of subsidiaries stated on the basis of the Company's equity in subsidiaries' capital accounts:
    Banking subsidiaries                                             6,611,981              5,718,219
    Nonbanking and holding company subsidiaries                        189,513                 77,720
Premises and equipment                                                  20,371                 22,561
Intangible assets                                                      107,161                114,812
Other assets - Note 11                                                 327,049                450,848
   Total Assets                                                   $  8,639,860           $  6,756,480

LIABILITIES AND SHAREHOLDERS' EQUITY - NOTES 9 AND 11
Short-term borrowings from:
  Subsidiaries                                                    $      1,050           $     83,197
  Non-affiliated companies - Note 7                                    892,527                417,224
Long-term debt - Note 8                                              2,048,492              1,153,294
Other liabilities - Notes 10 and 11                                    498,409                222,785
   Total Liabilities                                                 3,440,478              1,876,500

Preferred stock, no par value; 50,000,000 shares
  authorized; none issued
Common stock, $1.00 par value; 350,000,000 shares authorized           211,608                225,608
Additional paid in capital                                             296,751                310,612
Retained earnings                                                    2,751,645              2,972,900
Treasury stock and other                                              (109,503)              (230,918)
  Realized Shareholders' Equity                                      3,150,501              3,278,202
Unrealized gains on investment securities, net of taxes - Note 3     2,048,881              1,601,778
    Total Shareholders' Equity                                       5,199,382              4,879,980
    Total Liabilities and Shareholders' Equity                    $  8,639,860           $  6,756,480

Common shares outstanding                                          209,909,204            220,469,001
Treasury shares of common stock                                      1,698,853              5,139,056

Statements of Cash Flow

STATEMENTS OF CASH FLOW
                                                                             Year Ended December 31
(In thousands)                                                     1997               1996              1995
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                                    $   667,253         $ 616,615         $ 565,476
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries               (358,233)         (219,757)         (202,683)
    Depreciation and amortization                                  12,511            11,610            10,658
    Securities gains                                               (3,503)          (17,145)
    Deferred income tax benefit                                    33,572             5,068            19,918
    Changes in period end balances of:
      Prepaid expenses                                            (45,049)          (32,211)          (31,511)
      Other assets                                                143,219          (182,108)              468
      Taxes payable                                                44,803           (46,374)           12,439
      Interest payable                                              4,828             5,838            (1,079)
      Other accrued expenses                                      228,560            20,094            27,410
      Net cash provided by operating activities                   727,961           161,630           401,096

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of investment securities         9,305            23,494             6,000
Purchase of investment securities                                (667,830)             (219)               (9)
Net change in loans to subsidiaries                              (279,527)          (69,113)          (97,255)
Net funds received in acquisitions                                      -             5,636                 -
Capital expenditures                                               (1,347)           (8,231)          (11,229)
Capital contributions to subsidiaries                            (212,103)          (96,822)          (90,355)
Other, net                                                            109             4,143            15,264
  Net cash (used in) investing activities                      (1,151,393)         (141,112)         (177,584)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in short-term borrowings                               393,156            98,211           140,731
Proceeds from issuance of long-term debt                          920,000           407,500            42,330
Repayment of long-term debt                                       (24,802)          (81,549)           (2,723)
Proceeds from the exercise of stock options                         6,647             5,465             4,814
Payments to acquire treasury stock                               (625,143)         (297,319)         (204,824)
Dividends paid                                                   (195,672)         (183,892)         (168,660)
  Net cash provided by (used in) financing activities             474,186           (51,584)         (188,332)
Net increase (decrease) in cash and cash equivalents               50,754           (31,066)           35,180
Cash and cash equivalents at beginning of year                     10,897            41,963             6,783
Cash and cash equivalents at end of year                      $    61,651         $  10,897         $  41,963

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries                       $   394,908         $ 336,898         $ 322,440
Income taxes paid by Parent Company                              (298,520)         (290,450)         (253,228)
Net income taxes received by Parent Company                        96,388            46,448            69,212

Interest paid                                                 $   106,311         $  84,310         $  80,077


Report of Independent Public Accountants

To the Shareholders of SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 30, 1998

Corporate Headquarters                  Shareholders of Record
  SunTrust Banks, Inc.                    SunTrust has 30,315 shareholders of
  303 Peachtree Street, N.E.              record as of December 31, 1997. In
  Atlanta, Georgia 30308                  addition, approximately 16,700
  (404) 588-7711                          SunTrust employees own stock through
                                          the Company's 401(k) program.
Corporate Mailing Address
  SunTrust Banks, Inc.                  Debt ratings
  P.O. Box 4418                          SunTrust Banks, Inc. debt ratings
  Atlanta, Georgia 30302-4418            are as follows:
                                          Senior Long-term debt
Notice of Annual Meeting                   Moody's Investors Service, Inc.: A1
  The Annual Meeting of Shareholders       Standard & Poor's Corp.: A+
  will be held on Tuesday, April 21,       Thomson BankWatch: AA
  1998, at 9:30 a.m. in Room 10 of        Commercial Paper
  the SunTrust Bank, Atlanta Tower         Moody's Investors Service, Inc.:P-1
  at 25 Park Place, Atlanta                Standard & Poor's Corp.: A-1
                                           Thomson BankWatch: TBW-1
Stock Trading
  SunTrust Banks, Inc. common stock is  Financial Information
  traded on the New York Stock            Those seeking information should
  Exchange under the symbol "STI".        contact:
                                             James C. Armstrong
Shareholder Services                          (404) 588-7425
  Shareholders who wish to change the               or
  name, address, or ownership of stock,      Margaret L. Fisher
  to report lost certificates, or to          (404) 586-6416
  consolidate accounts, should
  contact the Transfer Agent:           Internet Information
                                          To access information about STI,
    SunTrust Bank, Atlanta                including news releases and product
    P. O. Box 4625                        information, visit the SunTrust home
    Atlanta, Georgia 30302-4625           page on the World Wide Web. The
    (404) 588-7815                        address is http://www.SunTrust.com
    (800) 568-3476
                                        Independent Public Accountants
Dividend Reinvestment                        Arthur Andersen & Co.
  SunTrust offers a Dividend                 Atlanta, Georgia
  Reinvestment Plan that provides
  automatic reinvestment of dividends   SunTrust and its subsidiaries are
  in additional shares of SunTrust      Equal Opportunity Employers.
  common stock. For information,
  contact:                              Banks in the SunTrust group are
                                        members of the Federal Deposit
    Stock Transfer Department           Insurance Corporation.
    SunTrust Bank Atlanta
    P.O. Box 4625
    Atlanta, Georgia 30302-4625
    (404) 588-7822
    (800) 568-3476