Form 10-K/A, Exhibit 13
period 1997-12-31
SUNTRUST BANKS INC
filed 1998-11-13
CIK 750556

CORPORATE PROFILE

SunTrust Banks, Inc., is a premier financial services company based in the Southeastern United States. The Company provides a wide range of services to meet the financial needs of its growing customer base through approximately 700 full-service banking offices in Florida, Georgia, Tennessee and Alabama. SunTrust's primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, credit-related insurance, data processing and information services, discount brokerage and investment banking services. As of December 31, 1997, SunTrust had total assets of $58.1 billion, discretionary trust assets of $67.4 billion and a mortgage servicing portfolio of $16.9 billion.

FINANCIAL HIGHLIGHTS

                                                        Year Ended December 31
(Dollars in millions except per share data)       1997             1996             1995
For the Year
Net income                                    $   667.3        $   641.0        $   586.8
Common dividends paid                             195.7            183.9            168.7

Per Common Share
Net income - diluted                               3.13             2.87             2.56
Net income - basic                                 3.17             2.91             2.59
Dividends paid                                    0.925            0.825            0.740
Market price:
   High                                           75.25            52.50            35.44
   Low                                            44.13            32.00            23.63
   Close                                          71.38            49.25            34.25
Book value                                        25.06            22.41            19.08

Financial Ratios
Return on average assets (ROA)                     1.30 %           1.41 %           1.41 %
Return on average realized
  shareholders' equity (ROE)                      20.73            19.39            19.10
Net interest margin
  (taxable-equivalent)                             4.11             4.36             4.49
Efficiency ratio                                   58.8             59.9             59.5
Tier 1 capital ratio                               7.19             7.59             7.86
Total capital ratio                               12.33            10.99             9.79
Tier 1 leverage ratio                              6.59             6.51             6.78

Selected Average Balances
Total assets                                  $54,372.0        $47,788.9        $43,106.4
Earning assets                                 46,996.3         41,831.0         38,401.4
Loans                                          37,516.2         32,792.5         29,709.3
Deposits                                       35,915.3         34,241.3         31,808.7
Realized shareholders' equity                   3,219.4          3,306.6          3,072.9
Total shareholders' equity                      5,079.0          4,664.2          3,925.9

Common shares- diluted (thousands)              213,480          223,486          229,544
Common shares- basic (thousands)                210,243          220,364          226,665

At December 31
Total assets                                  $58,082.7        $52,568.2        $46,531.5
Earning assets                                 49,743.3         45,182.1         40,530.0
Loans                                          40,135.5         35,404.2         31,301.4
Allowance for loan losses                         651.8            625.8            638.9
Deposits                                       38,197.5         36,890.4         33,183.2
Realized shareholders' equity                   3,211.5          3,339.2          3,147.6
Total shareholders' equity                      5,260.4          4,941.0          4,306.2

Common shares outstanding (thousands)           209,909          220,469          225,726
Market value of common stock of
 The Coca-Cola Company (48,266,496 shares)    $   3,219        $   2,540        $   1,792

In this report, for 1993 - 1997, securities available for sale, total assets and total shareholders' equity include the net unrealized securities gain. However, earnings assets exclude this gain as do the calculations of ROA, ROE and the net interest margin because the gain is not included in income.

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

Our building for the future has not hampered current performance. Net income in 1997 totaled $667.3 million, or $3.13 per share, a 9.1% increase in earnings per share. Since SunTrust was formed in 1985, earnings per share have improved every year and we have not taken a major hit to earnings in any year. Excellent credit quality and good growth in both loans and noninterest income distinguished the past year. Our performance ratios reflected the solid earnings for 1997. The return on average assets (ROA) was 1.30% and the return on average realized shareholders' equity (ROE) was 20.73%, a record high.

Significant improvement in our already outstanding loan portfolio also marked 1997. Loan growth continued to be strong while charge-offs remained low and nonperforming loans fell to their lowest level since 1987. As loan pricing remains very competitive and spreads stay very narrow, minimizing the charge-off level is even more important to providing good returns for our shareholders. Over the last four years our charge-off ratio has been exceptional, less than 0.30% each year. In addition, SunTrust has been one of the few banks which has consistently had a loan loss provision significantly higher than its charge-offs. At year-end our allowance for possible loan losses was nearly six times nonperforming loans, a comforting thought as the U.S. moves through its seventh year of economic expansion.

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


SELECTED FINANCIAL DATA
                                                                               Year Ended December 31
(Dollars in millions except per share data)             1997         1996         1995         1994        1993          1992
Summary of Operations
 Interest and dividend income                        $ 3,650.8    $ 3,246.0    $ 3,027.2    $ 2,552.3    $ 2,362.3    $ 2,537.6
 Interest expense                                      1,756.4      1,461.8      1,350.8        932.5        790.7        975.0
 Net interest income                                   1,894.4      1,784.2      1,676.4      1,619.8      1,571.6      1,562.6
 Provision for loan losses                               117.0         75.9         77.1        112.8        189.1        234.2
 Net interest income after provision for loan losses   1,777.4      1,708.3      1,599.3      1,507.0      1,382.5      1,328.4
 Noninterest income                                      934.2        818.0        713.1        699.9        726.5        672.7
 Noninterest expense                                   1,685.6      1,583.1      1,451.5      1,400.0      1,408.4      1,425.3
 Income before provision for income taxes              1,026.0        943.2        860.9        806.9        700.6        575.8
 Provision for income taxes                              358.7        302.2        274.1        269.0        226.9        171.4
 Net income                                          $   667.3    $   641.0    $   586.8    $   537.9    $   473.7    $   404.4

Net interest income (taxable-equivalent)             $ 1,931.0    $ 1,824.3    $ 1,726.0    $ 1,675.6    $ 1,634.4    $ 1,632.9

Per common share
 Earnings - diluted                                  $    3.13    $    2.87    $    2.56    $    2.32    $    1.99    $    1.67
 Earnings - basic                                         3.17         2.91         2.59         2.35         2.01         1.69
 Dividends paid                                          0.925        0.825        0.740        0.660        0.580        0.520
 Market price:
  High                                                   75.25        52.50        35.44        25.69        24.81        22.81
  Low                                                    44.13        32.00        23.63        21.75        20.69        16.75
  Close                                                  71.38        49.25        34.25        23.88        22.50        21.88

Selected Average Balances
 Total assets                                        $54,372.0    $47,788.9    $43,106.4    $40,495.6    $37,524.9    $35,356.5
 Earning assets                                       46,996.3     41,831.0     38,401.4     36,111.0     34,047.3     32,008.6
 Loans                                                37,516.2     32,792.5     29,709.3     26,412.6     24,162.8     22,489.1
 Deposits                                             35,915.3     34,241.3     31,808.7     30,877.8     29,683.3     28,609.6
 Realized shareholders' equity                         3,219.4      3,306.6      3,072.9      2,964.0      2,875.1      2,697.9
 Total shareholders' equity                            5,079.0      4,664.2      3,925.9      3,575.4      2,877.2      2,697.9

At December 31
 Total assets                                        $58,082.7    $52,568.2    $46,531.5    $42,734.1    $40,728.4    $37,789.3
 Earning assets                                       49,743.3     45,182.1     40,530.0     38,045.6     35,904.5     34,167.7
 Loans                                                40,135.5     35,404.2     31,301.4     28,548.9     25,292.1     23,493.5
 Allowance for loan losses                               651.8        625.8        638.9        622.0        561.2        474.2
 Deposits                                             38,197.5     36,890.4     33,183.2     32,218.4     30,485.8     29,883.0
 Long-term debt                                        3,171.8      1,565.3      1,002.4        930.4        630.4        554.0
 Realized shareholders' equity                         3,211.5      3,339.2      3,147.6      2,898.5      2,845.8      2,769.7
 Total shareholders' equity                            5,260.4      4,941.0      4,306.2      3,468.6      3,609.6      2,769.7


Ratios and Other Data
 ROA                                                      1.30 %       1.41 %       1.41 %       1.36 %       1.26 %       1.14
 ROE                                                     20.73        19.39        19.10        18.15        16.48        14.99
 Net interest margin                                      4.11         4.36         4.49         4.64         4.80         5.10
 Efficiency ratio                                         58.8         59.9         59.5         58.9         59.7         61.8
 Tier 1 capital ratio                                     7.19         7.59         7.86         7.99         8.88         9.37
 Total capital ratio                                     12.33        10.99         9.79        10.09        10.55        11.35
 Tier 1 leverage ratio                                    6.59         6.51         6.78         6.71         6.82         7.27
 Total shareholders' equity to assets                     9.06         9.40         9.25         8.12         8.86         7.33
 Nonperforming assets to total loans plus
  other real estate owned                                 0.37         0.72         0.80         0.96         1.61         2.30
Common dividend payout ratio                              29.3         29.8         29.8         30.1         30.6         32.7
Full-service banking offices                               699          689          652          658          656          654
ATMs                                                     1,078          917          778          739          738          683
Full-time equivalent employees                          21,227       20,863       19,415       19,408       19,532       19,539
Average common shares - diluted (thousands)            213,480      223,486      229,544      232,078      237,805      241,641
Average common shares - basic (thousands)              210,243      220,364      226,665      229,317      235,189      239,196

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

Earnings Overview

    SunTrust's diluted earnings per common share rose 9.1% in 1997 to $3.13, up from $2.87 per common share in 1996. Basic earnings per share in 1997 were $3.17 compared with $2.91 for the previous year. Net income of the Company amounted to $667.3 million, an increase of 4.1% over $641.0 million in 1996.
     Operating results in 1997 reflected strong loan demand and continued excellent credit quality. Net interest income was $1,931.0 million in 1997, up $106.7 million from 1996. The net interest margin was 25 basis points lower than last year, but the impact of the decline was more than offset by a 12.4% increase in average earning assets. Average loans increased 14.4% and average deposits increased 4.9%. The 1997 loan loss provision of $117.0 million was $26.0 million above 1997 net charge-offs. Noninterest income increased 14.2% with trust fees up 14.5%. Noninterest expense was $1,685.6 million for 1997, 6.5% more than in 1996. Total personnel expense, the single largest component of noninterest expense, was up $81.5 million, or 9.3%, from the 1996 level. Per share earnings were aided by the repurchase during 1997 of approximately 11.3 million shares of the Company's common stock.


TABLE 1 - CONTRIBUTIONS TO NET INCOME
                                                                         Year Ended December 31
                                                                       1997                             1996
(Dollars in millions)                                       Contribution    % of Total        Contribution    % of Total
Principal banking subsidiaries' net income <F1>:
  SunTrust Banks of Florida, Inc.                             $371.5            55.7 %          $341.2            53.2 %
  SunTrust Banks of Georgia, Inc.                              281.5            42.2             253.8            39.6
  SunTrust Banks of Tennessee, Inc.                            110.1            16.5             100.1            15.6
    Total prinicpal banking subsidiaries' net income           763.1           114.4             695.1           108.4

Other banks and nonbanking net income (expense):
  Other banks and nonbank subsidiaries                         (15.0)           (2.3)            (10.5)           (1.6)
  Parent Company                                               (80.8)          (12.1)            (43.6)           (6.8)
    Total other banks and nonbanking net income (expens        (95.8)          (14.4)            (54.1)           (8.4)
Net income                                                    $667.3           100.0 %          $641.0           100.0 %

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


TABLE 2 - ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                              1997 Compared to 1996                 1996 Compared to 1995
                                                            Increase (Decrease) Due to            Increase (Decrease) Due to
(In millions on a taxable-equivalent basis)<F1>            Volume       Rate        Net          Volume       Rate        Net
Interest Income
 Loans:
  Taxable                                                  $ 379.4     $ (22.8)    $ 356.6       $ 257.7     $ (77.0)    $ 180.7
  Tax-exempt <F2>                                              3.1        (2.6)        0.5          (1.9)       (5.7)       (7.6)
 Securities available for sale:
  Taxable                                                      5.5        20.4        25.9          16.2        28.0        44.2
  Tax-exempt <F2>                                             (6.3)       (2.3)       (8.6)         (9.5)       (5.3)      (14.8)
 Funds sold                                                   15.8         4.2        20.0           9.7        (3.7)        6.0
 Other short-term investments <F2>                             7.8        (0.9)        6.9           0.8         0.0         0.8
    Total interest income                                    405.3        (4.0)      401.3         273.0       (63.7)      209.3

Interest Expense
 NOW/Money market accounts                                     5.7        (5.2)        0.5          24.0         4.7        28.7
 Savings deposits                                             (3.6)       (3.6)       (7.2)         56.1        45.3       101.4
 Consumer time deposits                                      (14.5)        0.8       (13.7)        (30.8)       (8.5)      (39.3)
 Other time deposits                                          84.4         4.2        88.6           5.9        (2.4)        3.5
 Funds purchased                                              88.6        11.0        99.6          31.5       (25.1)        6.4
 Other short-term borrowings                                  46.5        (3.2)       43.3          (3.4)       (3.2)       (6.6)
 Long-term debt                                               80.9         2.6        83.5          20.8        (3.9)       16.9
    Total interest expense                                   288.0         6.6       294.6         104.1         6.9       111.0
    Net change in net interest income                      $ 117.3     $ (10.6)    $ 106.7       $ 168.9     $ (70.6)    $  98.3

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

Provision for Loan Losses

The provision for credit losses charged to expense is based upon credit loss experience and an evaluation of losses inherent in the current loan portfolio, including the evaluation of impaired loans as prescribed by under SFAS Nos.
114 and 118, which were adopted by the Company in 1995. The Company increased its provision for loan losses to $117.0 million, which exceeded net charge-offs by $26.0 million.

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

Provision for Income Taxes

The provision for income taxes covers federal and state income taxes. For 1997, the provision was $358.7 million, an increase of $56.5 million or 18.7% from 1996. For additional information see Note 10 of the Notes to Consolidated Financial Statements on pages 49 and 50.

TABLE 5A - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                     1997                          1996                           1995
(Dollars in millions; yields on           Average   Income/  Yields/     Average  Income/   Yields/   Average    Income/   Yields/
 taxable-equivalent basis)               Balances   Expense  Rates      Balances  Expense   Rates     Balances   Expense   Rates
ASSETS
Loans:<F1>
  Taxable                               $36,817.1  $2,998.8  8.15 %    $32,132.5  $2,642.2  8.22 %    $29,028.1  $2,461.5  8.48 %
  Tax-exempt <F2>                           699.1      54.7  7.83          660.0      54.2  8.22          681.2      61.8  9.05
    Total loans                          37,516.2   3,053.5  8.14       32,792.5   2,696.4  8.22       29,709.3   2,523.3  8.49
Securities available for sale:
  Taxable                                 7,513.9     502.0  6.68        7,429.0     476.1  6.41        7,167.8     431.9  6.03
  Tax-exempt <F2>                           695.2      59.3  8.53          768.7      67.9  8.83          873.7      82.7  9.47
    Total securities available for sale   8,209.1     561.3  6.84        8,197.7     544.0  6.64        8,041.5     514.6  6.40
Funds sold                                1,031.1      60.9  5.90          759.0      40.9  5.39          582.4      34.9  5.98
Other short-term investments <F2><F3>       239.9      11.7  4.89           81.8       4.8  5.84           68.2       4.0  5.80
    Total earning assets                 46,996.3   3,687.4  7.85       41,831.0   3,286.1  7.86       38,401.4   3,076.8  8.01
Allowance for loan losses                  (637.2)                        (647.1)                        (642.0)
Cash and due from banks                   2,273.2                        2,240.1                        2,114.4
Premises and equipment                      934.7                          746.3                          721.5
Other assets                              1,799.7                        1,425.2                        1,132.1
Unrealized gains on
  securities available for sale           3,005.3                        2,193.4                        1,379.0
    Total assets                        $54,372.0                      $47,788.9                      $43,106.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts             $10,503.0  $  286.7  2.73 %    $10,296.2  $  286.2  2.78 %    $ 9,425.2  $  257.5  2.73 %
  Savings                                 5,271.1     189.5  3.59        5,374.0     196.7  3.66        3,619.4      95.3  2.63
  Consumer time                           6,996.9     363.4  5.19        7,282.3     377.1  5.18        7,875.0     416.4  5.29
  Other time <F4>                         5,604.6     311.6  5.56        4,084.9     223.0  5.46        3,978.0     219.5  5.52
    Total interest-bearing deposits      28,375.6   1,151.2  4.06       27,037.4   1,083.0  4.01       24,897.6     988.7  3.97
Funds purchased                           6,496.1     345.1  5.31        4,821.1     245.5  5.09        4,228.8     239.1  5.65
Other short-term borrowings               1,742.7      91.6  5.26          860.6      48.3  5.61          918.1      54.9  5.97
Long-term debt                            2,442.4     168.5  6.90        1,268.7      85.0  6.70          960.3      68.1  7.09
    Total interest-bearing liabilities   39,056.8   1,756.4  4.50       33,987.8   1,461.8  4.30       31,004.8   1,350.8  4.36
Noninterest-bearing deposits              7,539.7                        7,203.9                        6,911.1
Other liabilities                         2,696.5                        1,933.0                        1,264.7
Realized shareholders' equity             3,219.4                        3,306.6                        3,072.9
Net unrealized gains on
  securities available for sale           1,859.6                        1,357.6                          852.9
    Total liabilities and
     shareholders' equity               $54,372.0                      $47,788.9                      $43,106.4

Interest rate spread                                         3.35 %                         3.56 %                         3.65 %

NET INTEREST INCOME                                $1,931.0                       $1,824.3                       $1,726.0

NET INTEREST MARGIN <F4>                                     4.11 %                         4.36 %                         4.49 %

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
    respectively.

TABLE 5B - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE
YIELDS EARNED AND RATES PAID
                                                   1994                           1993                             1992
(Dollars in millions; yields on          Average   Income/  Yields/    Average     Income/  Yields/   Average     Income/  Yields/
 taxable-equivalent basis)              Balances   Expense   Rates     Balances    Expense  Rates     Balances    Expense  Rates
ASSETS
Loans:<F1>
  Taxable                               $25,678.3  $1,979.6  7.71 %    $23,362.8  $1,765.1  7.56 %    $21,628.4  $1,821.5  8.42 %
  Tax-exempt <F2>                           734.3      60.1  8.18          800.0      62.0  7.75          860.7      69.7  8.10
    Total loans                          26,412.6   2,039.7  7.72       24,162.8   1,827.1  7.56       22,489.1   1,891.2  8.41
Securities available for sale:
  Taxable                                 7,968.4     437.8  5.50        7,844.6     451.2  5.75        7,079.2     515.3  7.28
  Tax-exempt <F2>                         1,035.5     100.7  9.72        1,128.7     115.8 10.26        1,271.3     134.5 10.58
    Total securities available for sale   9,003.9     538.5  5.98        8,973.3     567.0  6.32        8,350.5     649.8  7.78
Funds sold                                  380.9      17.1  4.49          334.4      10.6  3.17          439.9      16.8  3.83
Other short-term investments <F2><F3>       313.6      12.8  4.07          576.8      20.4  3.53          729.1      50.1  4.40
    Total earning assets                 36,111.0   2,608.1  7.22       34,047.3   2,425.1  7.12       32,008.6   2,607.9  8.15
Allowance for loan losses                  (601.6)                        (521.9)                        (421.6)
Cash and due from banks                   2,228.8                        2,200.0                        2,007.0
Premises and equipment                      713.7                          710.1                          693.0
Other assets                              1,060.1                        1,086.0                        1,069.5
Unrealized gains on
  securities available for sale             983.6                            3.4
    Total assets                        $40,495.6                      $37,524.9                      $35,356.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  NOW/Money market accounts             $ 9,798.9  $  223.7  2.28 %    $ 9,655.0  $  211.8  2.19 %    $ 8,900.8  $  246.2  2.77 %
  Savings                                 4,364.5     104.6  2.40        4,515.0     108.8  2.41        4,316.1     130.4  3.02
  Consumer time                           6,626.2     271.8  4.10        6,799.4     276.8  4.07        7,350.0     382.8  5.21
  Other time <F4>                         3,054.1     104.7  3.43        1,940.6      34.9  1.80        2,132.8      73.0  3.42
    Total interest-bearing deposits      23,843.7     704.8  2.96       22,910.0     632.3  2.76       22,699.7     832.4  3.67
Funds purchased                           3,050.0     122.1  4.00        3,102.7      87.9  2.83        2,664.5      87.0  3.27
Other short-term borrowings               1,083.2      42.5  3.93          632.0      21.7  3.42          192.6       7.0  3.65
Long-term debt                              908.4      63.1  6.95          611.4      48.8  7.99          534.5      48.6  9.09
    Total interest-bearing liabilities   28,885.3     932.5  3.23       27,256.1     790.7  2.90       26,091.3     975.0  3.74
Noninterest-bearing deposits              7,034.1                        6,773.3                        5,909.9
Other liabilities                         1,000.8                          618.3                          657.4
Realized shareholders' equity             2,964.0                        2,875.1                        2,697.9
Net unrealized gains on
  securities available for sale             611.4                            2.1                              -
    Total liabilities and
     shareholders' equity               $40,495.6                      $37,524.9                      $35,356.5

Interest rate spread                                         3.99 %                         4.22 %                         4.41 %

NET INTEREST INCOME                                $1,675.6                       $1,634.4                       $1,632.9

NET INTEREST MARGIN <F4>                                     4.64 %                         4.80 %                         5.10 %

<F1>See footnote 1 in Table 3A.
<F2>See footnote 2 in Table 3A.
<F3>See footnote 3 in Table 3A.
<F4>See footnote 4 in Table 3A.

TABLE 5C - CONSOLIDATED GROWTH RATE IN AVERAGE BALANCES
                                                     Growth Rate in
                                                    Average Balances
                                                                Five Year
                                                   One Year     Annualized
(Dollars in millions; yields on                     1997-         1997-
 taxable-equivalent basis)                          1996          1992
Assets
Loans
  Taxable                                           14.6 %        11.2 %
  Tax-exempt                                         5.9          (4.1)
    Total loans                                     14.4          10.8
Securities available for sale:
  Taxable                                            1.1           1.2
  Tax-exempt                                        (9.6)        (11.4)
    Total securities available for sale              0.1          (0.3)
Funds sold                                          35.9          18.6
Other short-term investments                       193.2         (19.9)
    Total earning assets                            12.3           8.0
Allowance for loan losses                           (1.5)          8.6
Cash and due from banks                              1.5           2.5
Premises and equipment                              25.2           6.2
Other assets                                        26.3          11.0
Unrealized gains on
  securities available for sale                        -             -
    Total assets                                    13.8 %         9.0 %

Liabilities and Shareholders' Equity
Interest-bearing deposits:
  NOW/Money market accounts                          2.0 %         3.4 %
  Savings                                           (1.9)          4.1
  Consumer time                                     (3.9)         (1.0)
  Other time                                        37.2          21.3
    Total interest-bearing deposits                  4.9           4.6
Funds purchased                                     34.7          19.5
Other short-term borrowings                        102.5          55.3
Long-term debt                                      92.5          35.5
    Total interest-bearing liabilities              14.9           8.4
Noninterest-bearing deposits                         4.7           5.0
Other liabilities                                   39.5          32.6
Realized shareholders' equity                       (2.6)          3.6
Net unrealized gains on
  securities available for sale                        -             -
    Total liabilities and
     shareholders' equity                           13.8 %         9.0 %

Loans and Allowance for Loan Losses

    Loan demand was strong in 1997 as average loans increased 14.4% over the prior year. An increased emphasis by our banks produced strong growth in both commercial loans and adjustable-rate residential mortgage loans. The Company's only significant concentration of credit at December 31, 1997 occurred in loans secured by real estate which totaled $19.2 billion. However, this amount is not concentrated in any specific geographic area or type of loan, except for adjustable-rate residential mortgages. At year-end 1997, residential mortgages were $8.1 billion in STI of Florida; $2.9 billion in STI of Georgia; and $1.8 billion in STI of Tennessee. Of the $13.0 billion in residential mortgages, $802.2 million were home equity loans. The average loan-to-deposit ratio increased to 104.5% in 1997 compared with 95.8% in 1996.

    The Company's allowance for loan losses increased to $651.8 million at December 31, 1997, which was 1.62% of year-end loans and 509% of total nonperforming loans. The comparable ratios at December 31, 1996 were 1.77% and 295%, respectively.

    The Company maintains a allowance for loan losses to absorb inherent losses in the loan portfolio. SunTrust is committed to the early recognition of possible problems and to a strong, conservative allowance. The allowance consists of three elements; (i) allowances established on specific loans,
    (ii) allowances based on historical loan loss experience, and
    (iii) allowances based on general economic conditions and other factors in the Company's individual markets. The specific allowance element is based on a regular analysis of all loans and commitments over a fixed dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The loss migration analysis is performed quarterly and evaluated relative to the Company's general allowance factors which are updated annually.

    The general economic conditions elements is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. It inherently involves a higher degree of uncertainty and considers factors unique to the markets in which the Company operates. Generally these other risk factors have not manifested themselves in the Company's historical losses/ experience to the extent they might currently. Consideration of these factors is a component of the allowance for loan losses and has been reflected as unallocated allowance in Table 7.

    Other risk factors take into consideration such factors as recent loss experience in specific portfolio segments, loan quality trends and loans volumes including concentration, economic, foreign and administrative risk. These other risk factors are reviewed and revised by the bank and holding company management where conditions indicate that the estimates initially applied are different from actual results.

    The SunTrust charge-off policy is generally consistent with regulatory standards, however, a somewhat more conservative set of policies govern the credit card and unsecured consumer loan portfolios. SunTrust typically places a commercial or real estate loan on nonaccrual when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is secured by collateral having realizable value sufficient to discharge the debt in full, or if the loan is in the legal process of collection. Once a loan has been classified as nonaccrual, it also meets the criteria for an impaired loan. Accordingly, the loans are charged down to the estimated value of the collateral and previously accrued unpaid interest is reversed. Subsequent charge-offs may be required as a result of changes in collateral, market values or repayment prospects. Consistent throughout the industry, confirmation of credit card losses is based on a pre-determined number of days that the credit card loan is past due. SunTrust policy for credit cards requires accounts typically to be charged off approximately 30 to 60 days earlier than regulatory guidelines provide. An account deemed uncollectable and past due 91 to 150 days is prepared for charge-off. The charge-off may occur as early as the 121st day, but at least prior to 181 days past due.

    With regard to consumer loans, losses on unsecured loans are deemed to be confirmed at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured installment loans are typically charged off at 90 days past due if all sources of repayment have been eliminated, or at the occurence of a loss confirming event (i.e., bankruptcy, repossession).

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

TABLE 6 - LOAN PORTFOLIO BY TYPES OF LOANS

(In millions) At December 31              1997           1996           1995           1994           1993           1992
Commercial:
  Domestic                            $14,139.9      $11,725.5      $10,222.5      $ 9,279.2      $ 8,190.3      $ 7,933.4
  International                           247.4          240.6          337.5          273.2          197.8          167.3
Real estate:
  Construction                          1,442.6        1,384.8        1,216.6        1,151.1        1,083.2        1,034.7
  Residential mortgages                12,992.9       11,508.2        9,732.8        8,380.5        7,013.8        5,911.6
  Other                                 4,778.7        4,585.8        4,477.7        4,516.3        4,456.8        4,495.5
Lease financing                           725.7          607.5          561.2          411.0          328.1          355.4
Credit card                             1,041.3          946.8          774.0          690.5          698.2          725.7
Other consumer loans                    4,767.0        4,405.0        3,979.1        3,847.1        3,323.9        2,869.9
  Total Loans                         $40,135.5      $35,404.2      $31,301.4      $28,548.9      $25,292.1      $23,493.5

TABLE 7 - ALLOWANCE FOR LOAN LOSSES
                                                                   At December 31
(Dollars in millions)                          1997       1996       1995       1994       1993       1992
Allocation by Loan Type
 by Loan Type
  Commercial                                   $142.6     $143.8     $137.7     $138.7     $139.4     $155.2
  Real estate                                   122.7      145.1      167.0      200.6      189.6      164.0
  Lease financing                                 7.5        4.8        5.4        2.8        2.8        2.6
  Consumer loans                                136.4      107.8       86.2       74.6       88.7       82.5
  Unallocated                                   242.6      224.3      242.6      205.3      140.7       69.9
    Total                                      $651.8     $625.8     $638.9     $622.0     $561.2     $474.2

Allocation as a Percent of Total Allowance
    Commercial                                   21.9 %     23.0 %     21.6 %     22.3 %     24.8 %     32.7 %
    Real estate                                  18.8       23.2       26.1       32.3       33.8       34.7
    Lease financing                               1.2        0.8        0.8        0.5        0.5        0.5
    Consumer loans                               20.9       17.2       13.5       12.0       15.8       17.4
    Unallocated                                  37.2       35.8       38.0       32.9       25.1       14.7
      Total                                     100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %

Year-end Loan Types as a Percent of
  Total Loans
  Commercial                                     35.8 %     33.8 %     33.7 %     33.5 %     33.1 %     34.3 %
  Real estate                                    47.9       49.4       49.3       49.2       49.6       48.5
  Lease financing                                 1.8        1.7        1.8        1.4        1.5        1.5
  Consumer loans                                 14.5       15.1       15.2       15.9       15.8       15.7
    Total                                       100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %


TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                                              Year Ended December 31
(Dollars in millions)                  1997        1996         1995       1994        1993        1992
Allowance for Loan Losses
  Balance - beginning of year      $   625.8   $   638.9   $   622.0   $   561.2   $   474.2   $   381.0
  Allowance of purchased banks             -         1.2         6.3         8.3         8.0         6.4
  Provision for loan losses            117.0        75.9        77.1       112.8       189.1       234.2

  Charge-offs:
    Domestic:
      Commercial                       (23.5)      (36.2)      (29.7)      (28.1)     (47.8)       (61.3)
      Real estate:
        Construction                    (2.3)       (1.4)       (0.4)       (0.7)      (7.6)        (7.3)
        Residential mortgages           (7.2)       (6.3)       (7.1)       (7.3)     (10.9)       (10.3)
        Other                           (7.0)       (8.2)      (16.3)      (20.5)     (35.1)       (44.5)
      Lease financing                   (1.6)       (1.2)       (0.9)       (0.7)      (1.0)        (3.0)
      Credit card                      (50.7)      (40.8)      (27.7)      (26.3)     (28.9)       (33.6)
      Other consumer loans             (53.9)      (47.9)      (38.7)      (30.1)     (31.9)       (42.0)
    International
      Total charge-offs               (146.2)     (142.0)     (120.8)     (113.7)    (163.2)      (202.0)

  Recoveries:
    Domestic:
      Commercial                        16.2        15.6        20.0        18.6        20.9        22.1
      Real estate:
        Construction                     1.8         0.4         0.8         0.7         0.5         0.7
        Residential mortgages            1.6         1.5         1.5         1.5         1.3         1.1
        Other                            6.0         7.5         5.5         6.3         5.2         3.0
      Lease financing                    0.5         0.5         0.5         0.6         1.0         1.1
      Credit card                        7.8         6.9         7.3         7.3         5.7         6.8
      Other consumer loans              21.2        19.4        18.1        18.3        18.4        19.5
    International                        0.1           -         0.6         0.1         0.1         0.3
      Total recoveries                  55.2        51.8        54.3        53.4        53.1        54.6
      Net charge-offs                  (91.0)      (90.2)      (66.5)      (60.3)     (110.1)     (147.4)

  Balance - end of year            $   651.8   $   625.8   $   638.9   $   622.0   $   561.2   $   474.2

Year-end loans outstanding:
  Domestic                         $39,875.7   $35,154.8   $30,948.4   $28,260.3   $25,078.0   $23,326.2
  International                        259.8       249.4       353.0       288.6       214.1       167.3
    Total                          $40,135.5   $35,404.2   $31,301.4   $28,548.9   $25,292.1   $23,493.5

Average loans                      $37,516.2   $32,792.5   $29,709.3   $26,412.6   $24,162.8   $22,489.1

Ratios
  Allowance to year-end loans           1.62 %      1.77 %      2.04 %      2.18 %      2.22 %      2.02 %
  Net charge-offs to average loans      0.24        0.27        0.22        0.23        0.46        0.66
  Provision to average loans            0.31        0.23        0.26        0.43        0.78        1.04
  Recoveries to total charge-offs       37.8        36.5        44.9        47.0        32.5        27.0

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

A loan classified as nonaccrual, except for smaller balance, homogenous loans, also meets the criteria for an impaired loan. The Company considers nonaccrual status to be required with the occurrence of one of the following events:
(i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection;(ii) collection of recorded interest or principal is not anticipated; or (iii) the loan is operating on a cash basis due to the deterioration in the financial condition of the debtor. Consumer real estate loans are generally not subject to the above referenced guidelines and are normally placed on nonaccrual when payments have been in default for 90 days or more.

SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate.
The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of expected future cash flows (or the fair value of the collateral) is less than the recorded investments in the loans (i.e., principal; accrued interest; net deferred loan fees or costs; unamortized premium or discount), SunTrust will include this deficiency in evaluating the overall adequacy of the allowance for loan losses.

     Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to allowance for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
     For the year 1997 the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1997, if all such loans had been accruing interest at the original contractual rate, was $12.3 million. Interest payments recorded in 1997 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1997, were $9.1 million.

TABLE 9 - NONPERFORMING ASSETS AND ACCRUING LOANS
          PAST DUE 90 DAYS OR MORE
                                                                             At December 31
(Dollars in millions)                      1997        1996        1995        1994        1993        1992
Nonperforming Assets
 Nonaccrual loans:
   Commercial                           $   20.9    $   45.6    $   28.3    $   27.9    $   41.3    $   49.6
   Real Estate:
    Construction                             1.8        13.3         4.9        16.0        29.9        45.4
    Residential mortgages                   49.7        49.6        45.7        45.3        53.1        45.5
    Other                                   41.2        81.0        99.3        82.0       116.8       160.2
   Lease financing                           3.0         2.3         0.1         0.2         0.1         0.9
   Consumer loans                            8.8        10.5        11.0        11.6         9.3        18.1
    Total nonaccrual loans                 125.4       202.3       189.3       183.0       250.5       319.7
 Restructured loans                          2.7         9.9         2.9         4.6        11.3         4.6
    Total nonperforming loans              128.1       212.2       192.2       187.6       261.8       324.3
 Other real estate owned                    22.5        43.6        58.8        87.7       148.9       220.3
    Total nonperforming assets          $  150.6    $  255.8    $  251.0    $  275.3    $  410.7    $  544.6

Ratios
 Nonperforming loans to total loans         0.32 %      0.60 %      0.61 %      0.66 %      1.03 %      1.38 %
 Nonperforming assets to total loans
  plus other real estate owned              0.37        0.72        0.80        0.96        1.61        2.30
 Allowance to nonperforming loans          508.9       294.9       332.4       331.6       214.4       146.2

Accruing Loans Past Due 90 Days or More $   40.8    $   34.2    $   24.3    $   19.2    $   24.4    $   27.6

Securities available for sale

The investment portfolio is managed to maximize yield over an entire interest rate cycle while providing liquidity and minimizing market risk. The portfolio yield improved from an average of 6.64% in 1996 to 6.84% in 1997. On an amortized cost basis, the portfolio increased by $455.0 million from December 31, 1996 to December 31, 1997. Portfolio turnover from sales totaled $637.8 million in 1997, representing approximately 7.8% of the average portfolio size. The average life of the portfolio increased to approximately
4.6 years at year-end 1997. Adjustable-rate securities in the portfolio reduced the duration (the average time until receipt of the present value of the portfolio's cash flow) to 1.8 years.
     The Company classifies its securities portfolio as "securities available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of securities available for sale at December 31, 1997, reflected $3.3 billion in unrealized gains, including a $3.2 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment increased $678.7 million during 1997, which was not reflected in net income of SunTrust.

TABLE 10 - SECURITIES AVAILABLE FOR SALE
                                          Amortized         Fair        Unrealized    Unrealized
(In millions) At December 31                Cost           Value           Gains        Losses
U.S. Treasury and other U.S. government
  agencies and corporations:
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

Total securities available for sale
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

Capital Resources

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity) or Tier 2 (certain debt instruments and a portion of the allowance for loan losses). The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. Under regulations proposed in 1997, a portion of the unrealized gains on equity securities are included in the Tier 2 capital calculation. SunTrust is committed to maintaining well capitalized banks.
     In April 1997, the Board of Directors authorized the Company to repurchase up to 15,000,000 shares of SunTrust common stock. At December 31, 1997, the Company had 13,068,994 shares remaining to be repurchased under this authorization.

TABLE 13 - CAPITAL RATIOS
                                                                      At December 31
(Dollars in millions)                  1997           1996           1995           1994            1993          1992
Tier 1 capital:
  Realized shareholders' equity     $ 3,211.5      $ 3,339.2      $ 3,147.6      $ 2,898.5      $ 2,845.8      $ 2,769.7
  Trust preferred securities            600.0
  Intangible assets other than
    servicing rights                   (292.4)        (244.1)        (252.3)        (222.2)        (194.0)        (174.6)
    Tier 1 capital                    3,519.1        3,095.1        2,895.3        2,676.4        2,651.8        2,595.1
Tier 2 capital:
  Allowable allowance for loan losses   600.1          510.8          462.2          420.9          378.1          349.8
  Allowable long-term debt              950.0          877.1          246.8          281.4          120.4          200.0
  Regulatory adjustment                 965.6
    Tier 2 capital                    2,515.7        1,387.9          709.0          702.3          498.5          549.8
    Total capital                   $ 6,034.8      $ 4,483.0      $ 3,604.3      $ 3,378.7      $ 3,150.3      $ 3,144.9

Risk-weighted assets                $48,922.3      $40,751.0      $36,797.4      $33,469.3      $29,871.4      $27,684.4
Risk-based ratios:
  Tier 1 capital                         7.19 %         7.59 %         7.86 %         7.99 %         8.88 %         9.37 %
  Total capital                         12.33          10.99           9.79          10.09          10.55          11.35
Tier 1 leverage ratio                    6.59           6.51           6.78           6.71           6.82           7.27
Total shareholders' equity to assets     9.06           9.40           9.25           8.12           8.86           7.33

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

TABLE 15 - MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE
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

Earnings and Balance Sheet Analysis 1996 vs. 1995

Net income was $641.0 million in 1996 compared with $586.8 million in 1995. This increase amounted to $54.2 million or 9.2%. Diluted earnings per common share in 1996 were $2.87, an 12.1% increase over the preceding year. Basic earnings per common share in 1996 were $2.91 compared to $2.59 the previous year.
     Net interest income, at $1,824.3 million for 1996, was $98.3 million higher than in 1995 primarily because of a 10.8% growth in average assets. The Company's net interest margin declined from 4.49% in 1995 to 4.36% in 1996.
     The provision for loan losses decreased $1.2 million from $77.1 million to $75.9 million while the allowance for loan losses as a percentage of loans decreased from 2.04% to 1.77%. Net charge-offs were 0.27% of loans in 1996 versus 0.22% in 1995. Nonperforming assets increased $4.8 million from $251.0 million at December 31, 1995 to $255.8 million at December 31, 1996.
     Noninterest income increased $104.9 million from $713.1 million in 1995 to $818.0 million in 1996. Other charges and fees were up as a result of increased investment banking activity. Noninterest expense was up $131.6 million or 9.1%.
     Loans at December 31, 1996, were $35.4 billion or 13.1% greater than at year-end 1995. At December 31, 1996, deposits were $36.9 billion, an increase of $3.7 billion, or 11.2%, from 1995 year-end.

Fourth Quarter Results

Diluted net income per common share for the fourth quarter of 1997 was $0.82, unchanged from the fourth quarter of 1996. Basic net income per common share decreased 1.2% to $0.83 in 1997 from $0.84 in 1996. Net income decreased from $182.9 million in the 1996 fourth quarter to $172.2 million in the 1997 fourth quarter.

The 1997 provision for loan losses of $32.6 million was $37.8 million greater than the ($5.3) million in 1996 (see Note 18). Net loan charge-offs for the current period were lower at $27.9 million, $5.7 million lower than in the 1996 fourth quarter.
  Average earning assets were $49.0 billion in the 1997 fourth quarter, an increase of 11.9% over 1996. This gain, offset somewhat by a 29 basis point decline in the net interest margin, produced an increase of $21.9 million in net interest income on a taxable-equivalent basis.
  Noninterest income increased by $40.4 million in the 1997 fourth quarter compared to the fourth quarter of 1996. Trust income was up $13.5 million or 19.6%. Service charges on deposit accounts were up $3.1 million or 5.3% over the 1996 fourth quarter.
  Noninterest expense increased 8.7% from year-ago levels. Personnel expense was up $15.0 million or 6.6%.

TABLE 19 - QUARTERLY FINANCIAL DATA
(Dollars in millions) except                              1997                                 1996
  per share data                           4          3          2          1           4          3         2          1
SUMMARY OF OPERATIONS
 Interest and dividend income         $   954.4  $   934.9  $   898.4  $   863.1  $   846.5  $   820.4  $   798.6  $   780.5
 Interest expense                         469.0      458.1      428.7      400.6      384.2      366.0      354.3      357.3
 Net interest income                      485.4      476.8      469.7      462.5      462.3      454.4      444.3      423.2
 Provision for loan losses                 32.6       29.0       29.2       26.2       (5.3)      30.0       26.2       25.0
 Net interest income after
   provision for loan losses              452.8      447.8      440.5      436.3      467.6      424.4      418.1      398.2
 Noninterest income                       247.4      232.9      228.1      225.8      207.0      197.2      200.1      213.7
 Noninterest expense                      433.9      424.4      413.3      414.0      399.1      389.6      393.4      401.0
 Income before provision
   for income taxes                       266.3      256.3      255.3      248.1      275.5      232.0      224.8      210.9
 Provision for income taxes                94.1       87.7       89.9       87.0       92.6       76.4       72.7       60.5
 Net income                           $   172.2  $   168.6  $   165.4  $   161.1  $   182.9  $   155.6  $   152.1  $   150.4

 Net interest income,
   (taxable-equivalent)               $   494.1  $   485.7  $   479.2  $   472.0  $   472.2  $   464.2  $   454.2  $   433.7

PER COMMON SHARE
  Net income - diluted                $    0.82  $    0.80  $    0.77  $    0.74  $    0.82  $    0.70  $    0.68  $    0.66
  Net income - basic                       0.83       0.81       0.78       0.75       0.84       0.71       0.68       0.68
  Dividends declared                      0.250      0.225      0.225      0.225      0.225      0.200      0.200      0.200
  Book value                              25.06      23.92      24.50      22.59      22.41      21.60      20.89      19.76
  Market Price:
    High                                  75.25      70.44      59.00      54.75      52.50      41.50      38.00      38.38
    Low                                   61.13      54.75      44.13      46.13      40.88      34.88      33.25      32.00
    Close                                 71.38      67.94      55.06      46.38      49.25      41.00      37.00      35.00

SELECTED AVERAGE BALANCES
 Total assets                         $56,663.4  $55,160.2  $53,598.3  $52,006.5  $50,161.1  $48,182.6  $47,079.5  $45,701.9
 Earning assets                        48,970.5   47,672.1   46,238.1   45,054.0   43,763.9   42,179.2   41,241.8   40,114.0
 Loans                                 39,230.1   37,898.9   37,000.9   35,894.2   34,416.9   33,029.6   32,265.2   31,437.9
 Total deposits                        35,940.2   36,115.7   36,078.8   35,519.5   34,840.7   34,652.8   34,378.8   33,081.9
 Realized shareholders' equity          3,211.0    3,188.6    3,189.1    3,290.2    3,395.0    3,318.3    3,268.6    3,243.4
 Total shareholders' equity             5,067.0    5,151.4    5,068.8    5,027.6    4,902.3    4,750.3    4,558.8    4,441.9

 Common  shares - diluted (thousands)   210,554    211,671    213,572    218,227    221,840    222,683    224,061    225,388
 Common  shares - basic (thousands)     207,138    208,391    210,608    214,940    218,353    219,610    221,142    222,381

 Ratios (Annualized)
 ROA                                       1.27 %     1.29 %     1.31 %     1.33 %     1.52 %     1.35 %     1.36 %     1.38 %
 ROE                                      21.69      21.27      20.81      19.85      21.43      18.86      18.93      18.87
 Net interest margin                       4.00       4.04       4.16       4.25       4.29       4.38       4.43       4.35

TABLE 20 - CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
           AND AVERAGE YIELDS EARNED AND RATES PAID
                                                                            Quarter Ended
                                                       December 31, 1997                      December 31, 1996
(Dollars in millions; yields on                  Average     Income/     Yields/       Average     Income/    Yields/
 taxable-equivalent basis)                      Balances     Expense     Rates        Balances     Expense     Rates
Assets
Loans: <F1>
 Taxable                                       $38,531.7     $787.5      8.11 %      $33,669.4     $688.4      8.13 %
 Tax-exempt <F2>                                   698.4       13.8      7.83            747.5       14.5      7.75
   Total loans                                  39,230.1      801.3      8.10         34,416.9      702.9      8.13
Securities available for sale:
 Taxable                                         7,681.3      129.6      6.69          7,330.4      120.1      6.52
 Tax-exempt <F2>                                   653.1       13.8      8.37            733.8       16.0      8.69
   Total securities available for sale           8,334.4      143.4      6.82          8,064.2      136.1      6.71
Funds sold                                       1,166.1       17.0      5.82          1,177.5       15.9      5.36
Other short-term investments <F2>                  239.9        1.4      2.33            105.3        1.5      5.57
   Total earning assets                         48,970.5      963.1      7.80         43,763.9      856.4      7.78
Allowance for loan losses                         (645.1)                               (624.8)
Cash and due from banks                          2,395.4                               2,320.1
Premises and equipment                             958.0                                 759.4
Other assets                                     1,985.6                               1,506.4
Unrealized gains(losses) on
 securities available for sale                   2,999.0                               2,436.1
   Total assets                                $56,663.4                             $50,161.1

Liabilities and Shareholders' Equity
Interest-bearing deposits:
 NOW/Money market accounts                     $10,603.1     $ 72.9      2.73 %      $10,369.1     $ 70.4      2.70 %
 Savings                                         5,184.4       47.2      3.61          5,437.8       48.9      3.57
 Consumer time                                   6,976.0       92.1      5.24          7,062.1       91.3      5.15
 Other time <F3>                                 5,374.8       76.2      5.62          4,487.4       60.7      5.39
   Total interest-bearing deposits              28,138.3      288.4      4.07         27,356.4      271.3      3.95
Funds purchased                                  7,593.4      102.7      5.36          5,788.3       74.3      5.11
Other short-term borrowings                      1,935.4       20.6      4.23            874.8       12.3      5.58
Long-term debt                                   3,073.2       57.3      7.40          1,568.4       26.3      6.67
   Total interest-bearing liabilities           40,740.3      469.0      4.57         35,587.9      384.2      4.30
Noninterest-bearing deposits                     7,801.9                               7,484.3
Other liabilities                                3,054.5                               2,186.0
Realized shareholders' equity                    3,211.0                               3,395.0
Net unrealized gains(losses) on
 securities available for sale                   1,856.0                               1,507.3
   Total liabilities and shareholders' equity  $56,663.4                             $50,161.1

Interest rate spread                                                     3.23 %                                3.48 %

Net Interest Income                                          $494.1                                $472.2

Net Interest Margin <F3>                                                 4.00 %                                4.29 %

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

TABLE 21 - QUARTERLY NONINTEREST INCOME AND EXPENSE
                                                                                    Quarters
                                                             1997                                            1996
(In millions)                                 4           3           2           1          4           3           2           1
Noninterest Income
 Trust income                             $  82.5     $  79.0     $  78.7     $  78.4    $  69.0     $  68.1     $  70.5     $  70.7
 Service charges on deposit accounts         63.8        62.4        61.9        59.7       60.7        57.9        58.1        55.7
 Corporate and institutional
    investment income                         6.4         8.6         4.6         5.0        4.8         3.4         3.3         2.8
 Retail investment income                     8.4         8.3         8.5         8.0        5.1         6.3         6.2         4.6
 Credit card fees                            18.9        17.5        18.4        18.8       17.0        15.7        16.6        17.0
 Mortgage fees                               13.6        12.2        10.9         9.2        8.8         8.7         9.8         8.7
 Other charges and fees                      28.0        27.2        29.5        29.0       25.9        23.8        25.6        23.5
 Securities gains (losses)                    0.4         0.1        (0.4)        1.4       (0.4)       (0.5)       (2.2)       17.3
 Trading account profits and commissions      5.2         4.0         4.8         4.0        4.1         3.5         3.1         2.6
 Other income                                20.2        13.6        11.2        12.3       12.0        10.3         9.1        10.8
   Total noninterest income               $ 247.4     $ 232.9     $ 228.1     $ 225.8    $ 207.0     $ 197.2     $ 200.1     $ 213.7

Noninterest Expense
 Salaries                                 $ 178.7     $ 175.2     $ 169.8     $ 167.0    $ 165.6     $ 161.7     $ 156.0     $ 151.7
 Other compensation                          42.9        39.2        36.0        35.4       34.2        32.9        32.3        29.1
 Employee benefits                           22.0        27.5        29.5        32.4       28.8        26.0        26.4        29.4
  Total personnel expense                   243.6       241.9       235.3       234.8      228.6       220.6       214.7       210.2
 Net occupancy expense                       30.9        30.9        32.5        32.5       35.2        34.9        34.4        33.7
 Equipment expense                           29.6        30.7        30.3        30.1       30.4        29.5        28.0        27.5
 FDIC premiums                                1.3         1.3         1.4         1.8        1.4        14.1         1.4         1.2
 Marketing and customer development          19.2        15.9        16.9        16.8       23.3        19.2        18.7        15.2
 Postage and delivery                        10.7        10.1        10.5        11.3       10.3        10.5         9.7        10.0
 Operating supplies                           9.8         8.7         9.1         9.6        9.5         8.9         9.9         9.7
 Other real estate expense                   (5.8)       (3.1)       (1.3)       (1.2)      (1.1)        0.4        (0.5)        0.8
 Communications                               8.7         8.9         8.6         9.1        8.6         8.3         7.8         7.7
 Consulting and legal                         9.3         8.1         5.4         5.7        8.5         5.8         6.1         5.1
 Amortization of intangible assets           10.0         8.3         8.0         7.7        7.3         6.8         6.5         6.1
 Outside processing and software             19.4        18.0        16.1        14.9       18.2        14.2        12.8        11.7
 Other expense                               47.2        44.7        40.5        40.9       18.9        16.4        43.9        62.1
   Total noninterest expense              $ 433.9     $ 424.4     $ 413.3     $ 414.0    $ 399.1     $ 389.6     $ 393.4     $ 401.0

TABLE 22 - SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND
           ACCRUING LOANS PAST DUE 90 DAYS OR MORE (DOLLARS IN MILLIONS)
                                                                                   Quarters
                                                             1997                                           1996
                                              4          3          2          1             4          3          2         1
ALLOWANCE FOR LOAN LOSSES
 Balance - Beginning of quarter           $ 647.1    $ 639.8    $ 634.5    $ 625.8       $ 664.7    $ 662.6    $ 652.4   $ 638.9
 Allowance of purchased bank                    -          -          -          -             -          -          -       1.2
 Provision for loan losses                   32.6       29.0       29.2       26.2          (5.3)      30.0       26.2      25.0
 Charge-offs                                (41.5)     (37.4)     (35.3)     (32.0)        (45.9)     (40.9)     (28.6)    (26.6)
 Recoveries                                  13.6       15.7       11.4       14.5          12.3       13.0       12.6      13.9
 Balance - End of quarter                 $ 651.8    $ 647.1    $ 639.8    $ 634.5       $ 625.8    $ 664.7    $ 662.6   $ 652.4

RATIOS
  Allowance to loans outstanding -
    Quarter-end                              1.62 %     1.68 %     1.70 %     1.74 %        1.77 %     1.97 %     2.04 %    2.05 %
  Net loan charge-offs (annualized)
    to average loans                         0.28       0.23       0.26       0.20          0.39       0.34       0.20      0.16
  Provison to average loans (annualized)     0.33       0.30       0.32       0.30         (0.06)      0.36       0.33      0.32

NONPERFORMING ASSETS
 Nonaccrual loans                         $ 125.4    $ 152.3    $ 161.0    $ 181.0       $ 202.3    $ 184.9    $ 192.0   $ 187.7
 Restructured loans                           2.7        2.7       11.0        9.9           9.9        2.7        2.8       2.9
   Total nonperforming loans                128.1      155.0      172.0      190.9         212.2      187.6      194.8     190.6
 Other real estate owned                     22.5       35.7       41.9       43.9          43.6       51.9       53.5      58.8
   Total nonperforming assets             $ 150.6    $ 190.7    $ 213.9    $ 234.8       $ 255.8    $ 239.5    $ 248.3   $ 249.4

RATIOS
 Nonperforming loans to total loans          0.32 %     0.40 %     0.46 %     0.52 %        0.60 %     0.55 %     0.60 %    0.60 %
 Nonperforming assets to total loans
   plus other real estate owned              0.37       0.50       0.57       0.64          0.72       0.71       0.77      0.78
 Allowance to nonperforming loans           508.9      417.5      372.0      332.4         294.9      354.3      340.1     342.0

Accruing Loans Past Due 90 Days or More   $  40.8    $  41.4    $  25.9    $  33.9       $  34.2    $  28.0    $  29.9   $  26.0

Banking Income

TABLE 23 - SELECTED FINANCIAL DATA OF PRINCIPAL BANKING SUBSIDIARIES
(Dollars in Millions)
                                             SunTrust Banks of             SunTrust Banks of           SunTrust Banks of
                                                Florida, Inc.               Georgia, Inc.               Tennessee, Inc.
                                             1997          1996           1997         1996           1997         1996
Summary of Operations
 Net interest income (FTE)                 $1,007.1      $ 947.4        $ 662.8      $ 603.2        $ 293.6      $ 276.5
 Provision for loan losses                     32.4         30.3           20.3         26.7            6.1          8.9
 Trust income                                 156.3        142.0          114.5        100.5           38.6         35.5
 Other noninterest income                     314.0        271.2          206.1        176.0           89.2         77.6
 Personnel expense                            347.1        324.0          230.9        204.2          111.9        103.8
 Other noninterest expense                    492.7        449.3          298.2        255.6          125.2        114.4
 Net income                                $  371.5      $ 341.2        $ 281.5      $ 253.8        $ 110.1      $ 100.1

Selected Average Balances
 Total assets                                25,609       23,058         21,275       17,673          7,577        6,877
 Earning assets                              24,110       21,583         16,708       14,065          7,284        6,599
 Loans                                       18,194       16,363         13,402       11,218          5,673        4,973
 Total deposits                              18,409       18,275         11,751       10,485          5,820        5,528
 Realized shareholder's equity                2,090        1,978          1,530        1,351            606          565

At December 31
 Total assets                                27,387       24,783         22,718       20,068          8,142        7,489
 Earning assets                              25,435       22,885         17,582       15,698          7,783        7,094
 Loans                                       19,549       17,267         14,299       12,287          5,906        5,370
 Allowance for loan losses                      379          369            201          196            110          114
 Total deposits                              19,715       19,316         12,251       11,703          6,382        5,837
 Realized shareholder's equity                2,172        2,048          1,685        1,404            635          585
 Total shareholder's equity                   2,190        2,058          3,687        2,982            641          590

Credit Quality
 Net loan charge-offs<F1>                      22.3         23.5           15.0         23.0           10.4          9.7
 Nonperforming loans<F2>                       79.3        117.4           36.4         73.6           12.0         20.7
 Other real estate owned<F2>                   10.9         24.4            2.8          5.3            8.6         13.9

Ratios and Other Data
 ROA                                           1.45 %       1.48 %         1.54 %       1.64 %         1.45 %       1.46 %
 ROE                                          17.77        17.25          18.39        18.79          18.17        17.71
 Net interest margin                           4.18         4.40           3.97         4.29           4.03         4.20
 Efficiency ratio                              56.8         56.8           53.8         52.3           56.3         56.0
 Total shareholder's equity/assets             8.00         8.30          16.23        14.86           7.88         7.88
 Net loan charge-offs to average loans         0.13         0.15           0.11         0.21           0.19         0.20
 Nonperforming loans to total loans            0.42         0.70           0.26         0.61           0.21         0.39
 Nonperforming assets to total loans plus
  other real estate owned                      0.47         0.84           0.28         0.65           0.36         0.66
 Allowance to loans                            1.99         2.19           1.43         1.62           1.90         2.17
 Allowance to nonperforming loans             478.4        314.5          552.2        266.1          909.6        550.5
 Full-service banking offices                   368          372            213          201            118          116
 ATMs                                           550          496            359          292            169          129

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

Supervision and Regulation
As a bank holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain allowances against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. A bank may establish branches across state lines by merging with a bank in another state, beginning June 1, 1997 (unless applicable state law permitted such interstate mergers at an earlier date or prohibits such interstate mergers entirely), provided certain conditions are met. A bank may also establish a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits such interstate de novo branching and certain other conditions are met.
     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized", "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under regulations issued by each of the federal banking agencies.
     There are various legal and regulatory limits on the extent to which the Company's Subsidiary Banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.
     There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies and their banks. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.
     FDIC regulations require that management report on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.
     SunTrust Securities, Inc. is a broker-dealer registered with the Securities and Exchange Commission ("SEC") and is a member of the National Association of Securities Dealers, Inc. Trusco Capital Management, Inc. is registered with the SEC and is an investment adviser pursuant to the Investment Advisers Act of 1940, as amended.
     SunTrust Equitable Securities Corporation ("SESC") is a broker-dealer registered with the SEC and is a member of the New York Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. SESC engages in investment banking activities, including underwriting and dealing in debt and equity securities, public finance, corporate finance, mergers and acquisitions and other advisory services to corporations, and the sale of securities to corporations, institutions and governmental entities, high net worth individuals and others. SESC also engages in investment advisory activities and is an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940, as amended. SESC has an indirect subsidiary, Equitable Asset Management, Inc. which is also an investment adviser registered with the SEC pursuant to the Investment Advisers Act of 1940, as amended.

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

L. Philip Humann        John W. Spiegel         William P. O'Halloran
Chairman of the Board   Executive Vice          Senior Vice President
of Directors            President               and Controller
and Chief Executive     and Chief Financial
Officer                 Officer

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
                      Consolidated Statements of Income

CONSOLIDATED STATEMENTS OF INCOME
                                                                 Year Ended December 31
(Dollars in thousands except per share data)<F1>        1997              1996              1995
INTEREST INCOME
Interest and fees on loans                           $3,036,100        $2,678,566        $2,501,536
Interest and dividends on
 securities available for sale:
  Taxable interest                                      464,210           442,497           403,133
  Tax-exempt interest                                    40,246            46,092            55,611
  Dividends(1)                                           37,778            33,302            28,292
Interest on funds sold                                   60,861            40,881            34,857
Interest on deposits in other banks                         776             1,011             1,053
Other interest                                           10,768             3,693             2,722
  Total interest income                               3,650,739         3,246,042         3,027,204

INTEREST EXPENSE
Interest on deposits                                  1,151,157         1,083,035           988,725
Interest on funds purchased                             345,116           245,502           239,080
Interest on other short-term borrowings                  91,592            48,264            54,843
Interest on long-term debt                              168,508            85,031            68,114
  Total interest expense                              1,756,373         1,461,832         1,350,762

NET INTEREST INCOME                                   1,894,366         1,784,210         1,676,442
Provision for loan losses - Note 5                      117,043            75,916            77,108
Net interest income after provision for loan losses   1,777,323         1,708,294         1,599,334

NONINTEREST INCOME
Trust income                                            318,637           278,294           259,742
Service charges on deposit accounts                     247,828           232,426           212,582
Other charges and fees                                  217,377           171,289           131,826
Credit card fees                                         73,611            66,309            62,572
Securities gains(losses) - Note 3                         1,523            14,168            (6,649)
Other noninterest income                                 75,262            55,503            52,997
  Total noninterest income                              934,238           817,989           713,070

NONINTEREST EXPENSE
Salaries and other compensation - Note 11               844,156           763,461           673,417
Employee benefits - Note 11                             111,447           110,588           105,573
Net occupancy expense                                   126,802           138,186           130,124
Equipment expense                                       120,675           115,423           105,122
Marketing and customer development                       68,802            76,409            49,966
Postage and delivery                                     42,621            40,515            36,392
Operating supplies                                       37,225            37,938            32,157
Other noninterest expense                               333,867           300,563           318,728
  Total noninterest expense                           1,685,595         1,583,083         1,451,479
Income before provision for income taxes              1,025,966           943,200           860,925
Provision for income taxes - Note 10                    358,713           302,185           274,099
NET INCOME                                           $  667,253        $  641,015        $  586,826

Net income per average common share - diluted        $     3.13        $     2.87        $     2.56
Net income per average common share - basic                3.17              2.91              2.59
Dividends paid per common share                           0.925             0.825             0.740
Average common shares - diluted                     213,479,820       223,486,311       229,543,890
Average common shares - basic                       210,242,895       220,363,781       226,665,006

(1) Includes dividends on 48,266,496 shares
      of common stock of The Coca-Cola Company       $   27,029        $   24,133        $   21,237

<F1> See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
                                                                          At December 31
(Dollars in thousands) <F1>                                       1997                     1996
ASSETS
Cash and due from banks                                       $ 2,991,263              $ 3,037,309
Interest-bearing deposits in other banks                           15,417                   13,461
Trading account                                                   178,434                   80,377
Securities available for sale(1) - Note 3                      11,729,298               10,551,166
Funds sold                                                        996,583                1,721,845
Loans - Notes 4,12 and 13                                      40,135,505               35,404,171
Allowance for loan losses - Note 5                               (651,830)                (625,849)
  Net loans                                                    39,483,675               34,778,322
Premises and equipment - Note 6                                   964,169                  768,266
Intangible assets                                                 292,370                  277,736
Customers' acceptance liability                                   488,632                  507,554
Other assets - Note 11                                            942,895                  832,213
   Total assets                                               $58,082,736              $52,568,249

LIABILITIES AND SHAREHOLDERS' EQUITY - NOTES 9 AND 11
Noninterest-bearing deposits                                  $ 8,927,796               $8,900,260
Interest-bearing deposits                                      29,269,732               27,990,129
  Total deposits                                               38,197,528               36,890,389
Funds purchased                                                 6,483,055                6,047,692
Other short-term borrowings - Note 7                            1,989,415                  867,961
Long-term debt - Note 8                                         3,171,832                1,565,341
Acceptances outstanding                                           488,632                  507,554
Other liabilities - Notes 10 and 11                             2,491,892                1,748,332
   Total liabilities                                           52,822,354               47,627,269

Commitments and contingencies - Notes 6, 8, 11, 12, and 15

Preferred stock, no par value; 50,000,000 shares
  authorized; none issued                                               -                        -
Common stock, $1.00 par value; 350,000,000 shares authorized      211,608                  225,608
Additional paid in capital                                        296,751                  310,612
Retained earnings                                               2,812,645                3,033,900
Treasury stock and other                                         (109,503)                (230,918)
  Realized shareholders' equity                                 3,211,501                3,339,202
Unrealized gains on securities available for sale,
  net of taxes - Note 3                                         2,048,881                1,601,778
   Total shareholders' equity                                   5,260,382                4,940,980
   Total liabilities and shareholders' equity                 $58,082,736              $52,568,249


Common shares outstanding                                     209,909,204              220,469,001
Treasury shares of common stock                                 1,698,853                5,139,056

(1) Includes unrealized gains on securities
     available for sale                                       $ 3,311,979              $ 2,588,907

<F1> See notes to consolidated financial statements


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                                                                             Unrealized
                                                                         Additional               Treasury    Gains on
                                                                Common   Paid in    Retained     Stock and   Securities,
(In thousands) <F1>                                             Stock    Capital    Earnings     Other(1)   Net of Taxes   Total
Balance, January 1, 1995                                       $243,644  $325,126  $3,036,235   $(706,499)  $  570,075   $3,468,581
Net income                                                            -         -     586,826           -            -      586,826
Cash dividends paid on common stock, $0.74 per share                  -         -    (168,660)          -            -     (168,660)
Proceeds from exercise of stock options                               -    (8,332)          -      13,146            -        4,814
Acquisition of treasury stock                                         -         -           -    (204,824)           -     (204,824)
Issuance of treasury stock for acquisitions                           -         -           -      13,695            -       13,695
Issuance of treasury stock for 401(k)                                 -     1,385           -       9,759            -       11,144
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -     3,362           -      13,518            -       16,880
Compensation element from forfeitures of
  restricted stock                                                    -         -           -     (16,880)           -      (16,880)
Amortization of compensation element
  of restricted stock                                                 -         -           -       6,132            -        6,132
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      588,473      588,473
BALANCE, DECEMBER 31, 1995                                      243,644   321,541   3,454,401    (871,953)   1,158,548    4,306,181
Net income                                                            -         -     641,015           -            -      641,015
Cash dividends paid on common stock, $0.825 per share                 -         -    (183,892)          -            -     (183,892)
Proceeds from exercise of stock options                               -   (13,733)          -      19,198            -        5,465
Acquisition of treasury stock                                         -         -           -    (297,319)           -     (297,319)
Retirement of trasury stock                                     (18,036)        -    (877,624)    895,660            -            -
Issuance of treasury stock for acquisitions                           -         -           -       5,636            -        5,636
Issuance of treasury stock for 401(k)                                 -     1,831           -       7,848            -        9,679
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -       973           -      18,523            -       19,496
Compensation element from issuance of
  restricted stock                                                    -         -           -     (19,496)           -      (19,496)
Amortization of compensation element
  of restricted stock                                                 -         -           -      10,985            -       10,985
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      443,230      443,230
BALANCE, DECEMBER 31, 1996                                      225,608   310,612   3,033,900    (230,918)   1,601,778    4,940,980
Net income                                                            -         -     667,253           -            -      667,253
Cash dividends paid on common stock, $0.925 per share                 -         -    (195,672)          -            -     (195,672)
Proceeds from exercise of stock options                               -   (18,696)          -      25,343            -        6,647
Acquisition of treasury stock                                         -         -           -    (625,143)           -     (625,143)
Retirement of treasury stock                                    (14,000)        -    (692,836)    706,836            -            -
Issuance of treasury stock for 401(k)                                 -     1,491           -       8,527            -       10,018
Issuance (net of forfeitures) of treasury
  stock as restricted stock                                           -     3,344           -      14,428            -       17,772
Compensation element from issuance of
  restricted stock                                                    -         -           -     (17,772)           -      (17,772)
Amortization of compensation element
  of restricted stock                                                 -         -           -       9,196            -        9,196
Change in unrealized gains(losses) on securities, net of taxes        -         -           -           -      447,103      447,103
BALANCE, DECEMBER 31, 1997                                     $211,608  $296,751  $2,812,645   $(109,503)  $2,048,881   $5,260,382
(1)Balance  at  December 31, 1997 includes $51,463 for treasury  stock  and
   $58,040 for compensation element of restricted stock.

<F1>See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOW
                                                              Year Ended Ended December 31
(In thousands)<F1>                                          1997            1996            1995
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                             $   667,253     $   641,015     $   586,826
Adjustments to reconcile net income to net cash
 (used in) provided by operating activities:
 Depreciation and amortization                             153,580         130,555         133,771
 Provision for loan losses                                 117,043          75,916          77,108
 Provision for losses on other real estate                   3,710           3,524           3,870
 Deferred income tax benefit                                32,531          (5,068)        (19,918)
 Amortization of compensation element of
   restricted stock                                          9,196          10,985           6,132
 Securities (gains) losses, net                             (1,523)        (14,168)          6,649
 Gains on sale of loans, equipment, other
   real estate and repossessed assets, net                 (43,321)        (14,738)        (13,385)
 Recognition of unearned loan income                      (249,792)       (217,475)       (127,440)
 Origination of loans for sale                          (3,946,854)     (2,897,590)       (822,054)
 Proceeds from sale of loans                             2,351,111       2,646,706         667,216
 Change in period-end balances of:
   Trading account                                         (98,057)         16,236           1,497
   Interest receivable                                     (21,725)         (4,332)        (14,359)
   Prepaid expenses                                        (48,333)        (35,582)        (11,545)
   Other assets                                           (106,039)         82,252         (87,556)
   Taxes payable                                            55,324           7,702          19,255
   Interest payable                                         47,323         (11,847)         43,802
   Other accrued expenses                                  376,093          61,918          81,086
    Net cash (used in) operating activities               (702,480)        476,009         530,955

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from maturities of securities
 available for sale                                      1,361,988       1,945,278       1,482,138
Proceeds from sales of securities available for sale       639,307         758,751       1,206,904
Purchases of securities available for sale              (2,453,421)     (2,837,598)     (1,977,136)
Net increase in loans                                   (2,929,805)     (3,635,956)     (2,334,133)
Capital expenditures                                      (311,770)       (138,061)       (133,292)
Proceeds from sale of equipment, other real estate
  and repossessed assets                                    22,531           7,675         103,248
Net funds received (paid) in acquisitions                  122,624            (987)        (57,939)
Other                                                      (39,020)        (22,646)         (9,480)
  Net cash (used in) investing activities               (3,587,566)     (3,923,544)     (1,719,690)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in deposits                                 1,171,554       3,628,816         734,135
Net increase (decrease) in funds purchased
  and other short-term borrowings                        1,556,817         534,525       1,129,112
Proceeds from issuance of long-term debt                 1,809,319         671,319         160,936
Repayment of long-term debt                               (202,828)       (108,323)        (88,986)
Proceeds from the exercise of stock options                  6,647           5,465           4,814
Payments to acquire treasury stock                        (625,143)       (297,319)       (204,824)
Dividends paid                                            (195,672)       (183,892)       (168,660)
  Net cash provided by financing activities              3,520,694       4,250,591       1,566,527
Net (decrease) increase in cash and cash equivalents      (769,352)        803,056         377,792
Cash and cash equivalents at beginning of year           4,772,615       3,969,559       3,591,767
Cash and cash equivalents at end of year               $ 4,003,263     $ 4,772,615     $ 3,969,559

SUPPLEMENTAL DISCLOSURE
Interest paid                                          $ 1,709,050     $ 1,473,679     $ 1,306,960
Income taxes paid                                          303,519         294,618         261,997

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

Securities:   Securities in the investment portfolio are classified as
securities available-for-sale and are carried at market value with unrealized gains and losses, net of any tax effect, added to or deducted from realized shareholders' equity to determine total shareholders' equity. Trading account securities are carried at market value with the gains and losses, determined using the specific identification method, recognized currently in the statement of income.
	Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments and from recording the results of sales of trading account securities.

Loans: Interest income on all classifications of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis, if there is no doubt of future collection of principal. A loan classified as nonaccrual, except for smaller balance homogenous loans, which include consumer, residential and credit card loans, meets the criteria to be considered an impaired loan. The Company considers nonaccrual status to be required with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) the loan is operating on a cash basis due to the deterioration in the financial condition of the debtor. However, consumer and residential real estate loans are normally placed on nonaccrual when payments have been in default for 90 days or more.

SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of the expected future cash flows (or the fair value of the collateral) is less than the recorded investements in the loans (i.e., principal, accrued interest; net deferred loan fees or costs; unamortized premium or discount), SunTrust will include this deficiency in evaluating the overall adequacy of the allowance for loan losses.

A minimum payment delay is generally defined as a scheduled payment not received and recorded on the specified date, and is considered past due on the next business day. A payment shortfall is defined as a scheduled payment which is received and is insufficient to cover required principal amortization plus accrued interest.

For accruing loans when a scheduled payment is not received and recorded on the specified date (a minimum payment delay), it is considered past due on the next business day. If a scheduled payment is received and is insufficient to cover required principal amortization plus accrued interest it is considered a payment shortfall. Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period.

Allowance for Loan Losses: The Company's allowance is that amount considered adequate to absorb inherent losses in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of impaired loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Specific provision for loan losses is made for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Prior loss experience is determined statistically using a loss migration analysis that examines loss experience and the related internal gradings of loans charged-off. The general economic condition element is determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans.

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

Note 3 - Securities Available for Sale

Securities available for sale at December 31:

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

   Proceeds from the sale of investments in debt securities were $634.9, $736.5 and $1,206.9 million in 1997, 1996 and 1995. Gross realized gains were $0.2, $0.2 and $1.4 million and gross realized losses on such sales were $2.2, $3.2 and $8.0 million in 1997, 1996 and 1995.
   The fair value of securities available for sale pledged to secure public deposits, trust and other funds were $5.9 and $4.4 billion at December 31, 1997 and 1996.


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

Note 5 - Allowance for Loan Losses

Activity in the allowance for loan losses:

(In thousands)                             1997        1996       1995
Balance at beginning of year           $ 625,849   $ 638,864   $ 622,016
Allowance of purchased banks                   -       1,243       6,336
Provision charged to operating expense   117,043      75,916      77,108
Loan charge-offs                        (146,188)   (142,016)   (120,766)
Loan recoveries                           55,126      51,842      54,170
Balance at end of year                 $ 651,830   $ 625,849   $ 638,864

   It is the opinion of management that the allowance was adequate at December 31, 1997, based on conditions reasonably known to management; however, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, or changes in general economic conditions.

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

(Dollars in thousands)                                                                         Required               Required
                                                                        For Capital            To Be Well
                                                    Actual           Adequacy Purposes       Well Capitalized
                                               Amount     Ratio     Amount        Ratio     Amount       Ratio

As of December 31, 1997:
  Tier 1 capital:
    SunTrust Banks, Inc.                      $  3,519   7.19 % >  $  1,957 >  4.00 %  >  $  2,935  >   6.00 %
     SunTrust Banks of Florida, Inc.             2,076  10.37   >       801 >  4.00    >     1,201  >   6.00
     SunTrust Banks of Georgia, Inc.             1,666   8.00   >       832 >  4.00    >     1,248  >   6.00
     SunTrust Banks of Tennessee, Inc.             624  10.04   >       248 >  4.00    >       373  >   6.00
     SunTrust Bank, Atlanta                      1,286   7.62   >       675 >  4.00    >     1,012  >   6.00

   Total capital:
     SunTrust Banks, Inc.                        6,035  12.33   >     3,913 >  8.00    >     4,892  >  10.00
     SunTrust Banks of Florida, Inc.             2,428  12.13   >     1,601 >  8.00    >     2,001  >  10.00
     SunTrust Banks of Georgia, Inc.             3,083  14.81   >     1,664 >  8.00    >     2,080  >  10.00
     SunTrust Banks of Tennessee, Inc.             702  11.29   >       497 >  8.00    >       621  >  10.00
     SunTrust Bank, Atlanta                      2,178  12.91   >     1,350 >  8.00    >     1,687  >  10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                 6.59               >  3.00                 >   5.00
    SunTrust Banks of Florida, Inc.                      7.83               >  3.00                 >   5.00
    SunTrust Banks of Georgia, Inc.                      8.86               >  3.00                 >   5.00
    SunTrust Banks of Tennessee, Inc.                    8.07               >  3.00                 >   5.00
    SunTrust Bank, Atlanta                               8.75               >  3.00                 >   5.00

As of December 31, 1996:
  Tier 1 capital:
    SunTrust Banks, Inc.                      $  3,095   7.59 % >  $  1,630 >  4.00 %  >  $  2,445  >   6.00  %
    SunTrust Banks of Florida, Inc.              1,943  11.17   >       695 >  4.00    >     1,043  >   6.00
    SunTrust Banks of Georgia, Inc.              1,383   8.16   >       677 >  4.00    >     1,016  >   6.00
    SunTrust Banks of Tennessee, Inc.              584   9.75   >       240 >  4.00    >       359  >   6.00
    SunTrust Bank, Atlanta                       1,050   7.66   >       548 >  4.00    >       822  >   6.00

  Total capital:
    SunTrust Banks, Inc.                         4,483  10.99   >     3,260 >  8.00    >     4,071  >  10.00
    SunTrust Banks of Florida, Inc.              2,162  12.43   >     1,391 >  8.00    >     1,738  >  10.00
    SunTrust Banks of Georgia, Inc.              1,848  10.91   >     1,354 >  8.00    >     1,693  >  10.00
    SunTrust Banks of Tennessee, Inc.              659  11.00   >       479 >  8.00    >       599  >  10.00
    SunTrust Bank, Atlanta                       1,429  10.42   >     1,096 >  8.00    >     1,370  >  10.00

  Tier 1 leverage:
    SunTrust Banks, Inc.                                 6.51               >  3.00                 >   5.00
    SunTrust Banks of Florida, Inc.                      8.23               >  3.00                 >   5.00
    SunTrust Banks of Georgia, Inc.                      8.30               >  3.00                 >   5.00
    SunTrust Banks of Tennessee, Inc.                    8.24               >  3.00                 >   5.00
    SunTrust Bank, Atlanta                               8.17               >  3.00                 >   5.00

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

(In thousands)                         1997        1996       1995
Average common shares - basic        210,243      220,364     226,665
Effect of dilutive securities:
  Stock options                        1,572        1,415       1,505
  Performance restricted stock         1,665        1,707       1,374
Average common shares - diluted      213,480      223,486     229,544

Note 10 - Income Taxes

The provision for income taxes for the three years ended December 31, 1997 consisted of the following:

(In thousands)                                   1997        1996        1995
Provision for federal income taxes:
  Current                                      $312,693    $273,642    $268,718
  Deferred (prepaid)                              4,774     (10,794)    (29,607)
    Total provision for federal income taxes    317,467     262,848     239,111

Provision for state income taxes:
  Current                                        13,489      18,011      11,649
  Deferred                                       27,757      21,326      23,339
    Total provision for state income taxes       41,246      39,337      39,337
Total                                          $358,713    $302,185    $274,099

 The Company's income, before provision for income taxes, from international operations was not significant.
   The Company's provisions for income taxes for the three years ended December 31, 1997 differ from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                    1997       1996        1995
Tax provision at federal statutory rate        $359,088    $330,120    $301,324
Increase (decrease) resulting from:
  Tax-exempt interest                           (25,820)    (28,498)    (33,017)
  Disallowed interest deduction                   4,107       3,883       3,857
  Income tax credits                             (2,709)     (2,455)     (1,533)
  State income taxes, net of federal benefit     26,834      26,152      23,249
  Dividend exclusion                             (6,841)     (6,430)     (5,517)
  Favorable tax settlement                       (2,845)    (27,486)    (20,177)
  Other                                           6,899       6,899       5,915
    Provision for income taxes                 $358,713    $302,185    $274,099

Temporary differences create deferred tax assets and liabilities which are detailed below for December 31, 1997 and 1996:

                                                              Deferred Tax
                                                          Assets (Liabilities)
(In thousands)                                          1997                 1996
Loan loss reserve                                  $   253,026           $ 241,943
Depreciation                                            (3,980)             (7,325)
Employee benefits                                      (81,794)            (72,111)
Unrealized gains on investment securities           (1,263,098)           (987,129)
Leasing                                                (98,191)           (103,633)
Other real estate                                       17,534              16,169
Other                                                  (10,985)             (1,783)
  Total deferred tax liability                     $(1,109,488)          $(835,869)

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

Note 14 - Fair Values of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1997 and 1996:

                                                   1997                         1996
                                           Carrying      Fair         Carrying         Fair
(In thousands)                              Amount       Value         Amount         Value
Financial assets:
  Cash and short-term investments        $ 4,003,263   $4,003,263    $ 4,772,615   $ 4,772,615
  Trading account                            178,434      178,434         80,377        80,377
  Investment securities                   11,729,298   11,729,298     10,551,166    10,551,166
  Loans                                   39,483,675   40,835,498     34,778,322    35,870,163

Financial liabilities:
  Deposits                                38,197,528   38,111,528     36,890,389    36,878,671
  Short-term borrowings                    8,472,470    8,472,470      6,915,653     6,915,653
  Long-term debt                           3,171,832    3,221,977      1,565,341     1,563,294

Off-balance sheet financial instruments:
  Interest rate swaps:
    In a net receivable position                           39,210                       19,658
    In a net payable position                             (14,841)                     (11,655)
  Commitments to extend credit                             12,976                        9,581
  Standby letters of credit                                 1,885                        1,418
  Other                                                         -                            3

   The following methods and assumptions were used by the Company in estimating the fair value of financial instruments.
     Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, short-term borrowings and certain other liabilities.
     Securities available for sale and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.
     Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans and credit card loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.
     Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.
     Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analyses and the Company's current incremental borrowing rates for similar types of instruments.
     Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

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

Note 16 - SunTrust Banks, Inc. (Parent Company Only) Financial Information

Statements of Income

STATEMENTS OF INCOME
                                                                Year Ended December 31
(In thousands)                                         1997              1996              1995
OPERATING INCOME
From subsidiaries:
  Dividends - substantially all from
    banking subsidiaries                            $396,344          $464,813          $417,255
  Service fees                                        80,044            74,812            46,649
  Interest on loans                                   25,007            17,950            13,218
  Other income                                             4               102               128
Other operating income <F1>                           36,036            61,945            36,291
   Total operating income                            537,435           619,622           513,541

OPERATING EXPENSE
Interest on short-term borrowings                     42,184            21,827            22,727
Interest on long-term debt (F2>                      112,121            69,010            56,866
Salaries and employee benefits                        38,951            48,236            39,972
Amortization of intangible assets                      7,650             7,660             7,660
Service fees to subsidiaries                          35,152            17,804            14,130
Other operating expense <F3>                          40,952           102,176            30,758
   Total operating expense                           277,010           266,713           172,113

Income before income taxes and equity in
  undistributed income of subsidiaries               260,425           352,909           341,428
Income tax benefit                                    48,595            68,349            42,715
Income before equity in undistributed income
  of subsidiaries                                    309,020           421,258           384,143
Equity in undistributed income of subsidiaries       358,233           219,757           202,683

NET INCOME                                          $667,253          $641,015          $586,826

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

Balance Sheets

BALANCE SHEETS
                                                                                 December 31
(Dollars in thousands)                                                   1997                   1996
ASSETS
Cash in subsidiary banks                                          $     11,739           $      9,376
Interest-bearing deposits in banks                                       2,497                  1,521
Funds sold                                                              47,415
Investment securities                                                  705,104                 23,920
Loans to subsidiaries                                                  617,030                337,503
Investment in capital stock of subsidiaries stated on the basis of the Company's equity in subsidiaries' capital accounts:
    Banking subsidiaries                                             6,611,981              5,718,219
    Nonbanking and holding company subsidiaries                        189,513                 77,720
Premises and equipment                                                  20,371                 22,561
Intangible assets                                                      107,161                114,812
Other assets - Note 11                                                 427,049                550,848
   Total Assets                                                   $  8,739,860           $  6,856,480

LIABILITIES AND SHAREHOLDERS' EQUITY - NOTES 9 AND 11
Short-term borrowings from:
  Subsidiaries                                                    $      1,050           $     83,197
  Non-affiliated companies - Note 7                                    892,527                417,224
Long-term debt - Note 8                                              2,048,492              1,153,294
Other liabilities - Notes 10 and 11                                    537,409                261,785
   Total Liabilities                                                 3,479,478              1,915,500

Preferred stock, no par value; 50,000,000 shares
  authorized; none issued
Common stock, $1.00 par value; 350,000,000 shares authorized           211,608                225,608
Additional paid in capital                                             296,751                310,612
Retained earnings                                                    2,812,645              3,033,900
Treasury stock and other                                              (109,503)              (230,918)
  Realized Shareholders' Equity                                      3,211,501              3,339,202
Unrealized gains on investment securities, net of taxes - Note 3     2,048,881              1,601,778
    Total Shareholders' Equity                                       5,260,382              4,940,980
    Total Liabilities and Shareholders' Equity                    $  8,739,860           $  6,856,480

Common shares outstanding                                          209,909,204            220,469,001
Treasury shares of common stock                                      1,698,853              5,139,056

Statements of Cash Flow

STATEMENTS OF CASH FLOW
                                                                             Year Ended December 31
(In thousands)                                                     1997               1996              1995
CASH FLOW FROM OPERATING ACTIVITIES:
Net income                                                    $   667,253         $ 641,015         $ 586,826
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed income of subsidiaries               (358,233)         (219,757)         (202,683)
    Depreciation and amortization                                  12,511            11,610            10,658
    Securities gains                                               (3,503)          (17,145)                -
    Deferred income tax benefit                                    33,572             5,068            19,918
    Changes in period end balances of:
      Prepaid expenses                                            (45,049)          (32,211)          (31,511)
      Other assets                                                143,219          (222,108)          (34,532)
      Taxes payable                                                44,803           (30,774)           26,089
      Interest payable                                              4,828             5,838            (1,079)
      Other accrued expenses                                      228,560            20,094            27,410
      Net cash provided by operating activities                   727,961           161,630           401,096

CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of investment securities         9,305            23,494             6,000
Purchase of investment securities                                (667,830)             (219)               (9)
Net change in loans to subsidiaries                              (279,527)          (69,113)          (97,255)
Net funds received in acquisitions                                      -             5,636                 -
Capital expenditures                                               (1,347)           (8,231)          (11,229)
Capital contributions to subsidiaries                            (212,103)          (96,822)          (90,355)
Other, net                                                            109             4,143            15,264
  Net cash (used in) investing activities                      (1,151,393)         (141,112)         (177,584)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in short-term borrowings                               393,156            98,211           140,731
Proceeds from issuance of long-term debt                          920,000           407,500            42,330
Repayment of long-term debt                                       (24,802)          (81,549)           (2,723)
Proceeds from the exercise of stock options                         6,647             5,465             4,814
Payments to acquire treasury stock                               (625,143)         (297,319)         (204,824)
Dividends paid                                                   (195,672)         (183,892)         (168,660)
  Net cash provided by (used in) financing activities             474,186           (51,584)         (188,332)
Net increase (decrease) in cash and cash equivalents               50,754           (31,066)           35,180
Cash and cash equivalents at beginning of year                     10,897            41,963             6,783
Cash and cash equivalents at end of year                      $    61,651         $  10,897         $  41,963

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries                       $   394,908         $ 336,898         $ 322,440
Income taxes paid by Parent Company                              (298,520)         (290,450)         (253,228)
Net income taxes received by Parent Company                        96,388            46,448            69,212

Interest paid                                                 $   106,311         $  84,310         $  80,077

Note 17 - Subsequent Event

On July 20, 1998, SunTrust issued a press release announcing that the Company and Crestar Financial Corporation ("Crestar") had entered into a definitive Agreement and Plan of Merger providing for the merger of a wholly owned subsidiary of SunTrust with and into Crestar. Under terms of the agreement, Crestar shareholders will receive, in a tax-free exchange, 0.96 shares of SunTrust's common stock for each share of Crestar common stock. It is intended that the merger will be accounted for as a pooling-of-interests.
The merger is subject to regulatory and shareholder approval of both companies and is expected to be completed during the fourth quarter of 1998. In connection with the announcement, the Board of Directors of SunTrust has rescinded its stock repurchase authorization. For further information, see the Current Report on Form 8-K filed by SunTrust on July 21, 1998.

Note 18 - Restatement of Certain Prior Years Financial Statements

In connection with the review by the staff of the Securities and Exchange Commission of documents related to SunTrust's acquisition of Crestar Financial Corporation and the staff's comments thereon, SunTrust has lowered its provision for loan losses in 1996, 1995 and 1994 by $40 million, $35 million, and $25 million respectively. The effect of this action was to increase net income in these years by $24.4 million, $21.4 million and $15.3 million respectively. Further, as of December 31, 1997 and 1996, the Allowance for Loan Losses has been decreased by a total of $100 million and shareholder's equity has been increased by a total of $61 million.

Report of Independent Public Accountants

To the Shareholders of SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1997, as restated - see Note 18. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the restated consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                     ARTHUR ANDERSEN LLP

Atlanta, Georgia
January 30, 1998 (except with respect to the matters discussed in Notes 17 and 18, as to which the date is November 10, 1998).

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