Form 10-K405, Exhibit 13
period 1998-12-31
SUNTRUST BANKS INC
filed 1999-03-26
CIK 750556

TEAMWORK

                                    STI

                          STRENGTH      INTEGRITY

All three are essential in building, maintaining and growing a vibrant, successful company that benefits shareholders, customers and employees. At Sun Trust these elements are woven into the very fabric of our entire organization. From our people interacting with customers at local branch offices to the extensive systems supporting the wide range of services and products we offer, our emphasis on strength, teamwork and integrity helps Sun Trust distinguish itself as one of the nation's pre-eminent financial institutions.

                                    [photo]
                               L. Phillip Humann





                            TO FELLOW SHAREHOLDERS

In 1998, SunTrust experienced a year of growth and change. Our objective was to build both our services and our customer base for the future. The January acquisition of Equitable Securities, which was renamed SunTrust Equitable Securities, enhanced our capital markets and asset management areas and brought equity underwriting capabilities to SunTrust. A company-wide Corporate and Investment Banking division was created to consolidate and expand our services and products to this important group of customers.



The merger with Crestar Financial Corporation at year-end added $27.6 billion in assets and over 360 offices in Virginia, Maryland and the District of Columbia. In addition, significant growth was experienced in trust and investment services, mortgage banking, online banking and other alternative delivery systems during the year.

EARNINGS PER SHARE-DILUTED
(IN DOLLARS)

1.90    2.22    2.38    2.59    3.04    3.04
--------------------------------------------
 93      94      95      96      97      98

The desired result of this growth is to provide a better return to you, our shareholders. Most banking companies underperformed the general stock market averages for the year. While the SunTrust 1998 total return on investment did not match the returns of recent years, it was a respectable 9%. For the five years ended December 31, 1998 the average annual return including the reinvestment of dividends for SunTrust shareholders was 30.4%, bettering the returns of both the S&P 500 and the S&P Major Bank Index. A $1,000 investment at the end of 1993 would have been worth $3,768 at year-end 1998.

The importance of consistent earnings per share growth was not forgotten as we positioned the Company for the future. Operating earnings (net income excluding merger-related charges) were


2/SunTrust Banks, Inc.

                 DIVIDENDS PER SHARE
                 (IN DOLLARS)

                 0.580   0.660   0.740   0.825   0.925   1.000
                 ----------------------------------------------
                   93     94      95      96      97      98



$3.41 per share for the year compared with a restated $3.04 per share for 1997. This 12.2% gain was in line with our five-year annual rate of earnings growth of 12.4%. SunTrust's 1998 performance ratios reflected these solid operating earnings. The return on average assets (ROA) was 1.33%, and the return on average realized shareholders' equity (ROE) was 19.29%. Including the merger-related charges in 1998, the ROA was 1.18% and the ROE was 17.21%.

In the competitive markets where SunTrust operates, an expanding high-quality loan portfolio and strong noninterest income growth are crucial to generating good returns for shareholders. In 1998, our loan growth continued to be strong while both charge-offs and nonperforming assets as a percent of outstanding loans remained low. The region's strong economy and intense new business efforts by SunTrust led to significant increases in mortgage-related fees and trust income as well as growth in our investment banking business.

With all the changes of 1998, SunTrust has grown to the tenth largest financial institution in the nation based on assets, with almost 1,100 branches serving over 3.3 million customers across six states and the District of Columbia.
Although continuing our record of strong earnings performance will be a challenge, SunTrust's expanded organization and marketplace offer many opportunities for cross-selling, introducing new lines of business and obtaining operating efficiencies. Managers throughout our Company are committed to a smooth, successful integration of Crestar and enhancing our earnings record.

As the new millennium approaches, there continues to be extensive discussion of the problems the year 2000 may bring. The banking industry has been addressing these concerns for a number of years. At SunTrust, a dedicated team of individuals has been working on this issue since the mid-1990s, and we are comfortable that our systems will work effectively on January 1, 2000. A detailed report on our efforts surrounding Year 2000 can be found on pages 38 to 40 of this Annual Report.

Four new members joined the SunTrust Board of Directors at the end of 1998 as part of the Crestar transaction. They are Richard G. Tilghman, Vice Chairman of SunTrust and Chairman and

                                                          SunTrust Banks, Inc./3

                 CLOSING STOCK PRICE
                 (IN DOLLARS)

                 22.50   23.88   34.25   49.25   71.38   76.50
                 ----------------------------------------------
                   93     94      95      96      97      98



CEO of Crestar; Frank E. McCarthy, President of the National Automobile Dealers Association; G. Gilmer Minor, III, Chairman and CEO of Owens & Minor, Inc.; and Frank S. Royal, M.D., President of Frank S. Royal, M.D., P.C. and Chairman of the Board of Meharry Medical College. These gentlemen, proven leaders within their respective fields and communities, have strong ties to the Crestar business communities.

At its first meeting of 1999, the SunTrust Board approved an annual dividend of $1.38 per share, a 38% increase over the $1.00 per share paid in 1998.

Without the talent and hard work of each of our employees, our Company could not have realized the opportunities available to it and become the tenth largest financial institution in the nation. The many additions and changes of the past year enhance each employee's ability to provide quality products and services to our growing customer base. As a team, SunTrust will strive to continue to serve the best interests of our shareholders, customers and numerous communities.

Your confidence and support as a SunTrust shareholder are instrumental to our success. Our goal is to continue to operate in a manner that produces both earnings growth and a significant return on your investment.

Sincerely,

/s/ L. Phillip Humann

L. Phillip Humann
Chairman of the Board, President and Chief Executive Officer
February 9, 1999

-------------------------------------------------------------------------------
                SunTrust Information Available on the Internet
 SunTrust shareholders and investors now have electronic access to Company information through the "About SunTrust" section on SunTrust's home page at www.SunTrust.com. Given this access and the ability to request information,
 SunTrust  will  discontinue   mailing   quarterly   reports  to  shareholders
 effective in 1999. This change is consistent with SunTrust's commitment to provide our customers and shareholders with timely information in an efficient, cost-effective manner.
-------------------------------------------------------------------------------
4/SunTrust Banks, Inc.

STI

SunTrust Banks Inc. is the tenth largest banking company in the United States with assets of $93.2 billion. The Company provides a full line of consumer and commercial banking services to more than 3.3 million customers through 1,079 full-service banking offices in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. SunTrust's primary businesses include traditional deposit and credit services as well as trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, credit-related insurance, data processing and information services, discount brokerage and investment banking services. As of December 31, 1998, SunTrust had total deposits of $59.0 billion, discretionary trust assets of $90.8 billion and a mortgage servicing portfolio of $38.2 billion.



 Principal Banking Subsidiaries
------------------------------------------------------------------------------

 SunTrust Banks of Florida, Inc.

 Headquartered  in Orlando,  Florida,  SunTrust Banks of Florida,  Inc. is the
 holding   company  for  the  13  SunTrust   banks  which  serve  the  banking
 needs of customers in Florida. At December 31, 1998, SunTrust Banks of Florida had $30.3 billion in assets, 377 full-service banking offices and 576 ATMs.
------------------------------------------------------------------------------
 SunTrust Banks of Georgia, Inc.

 Headquartered in Atlanta, Georgia, SunTrust Banks of Georgia, Inc. is the holding company for the nine SunTrust banks which serve the banking needs of customers in Georgia. At December 31, 1998, SunTrust Banks of Georgia had $25.6 billion in assets, 218 full-service banking offices and 379 ATMs.
------------------------------------------------------------------------------

 SunTrust Banks of Tennessee, Inc.

 Headquartered in Nashville, Tennessee, SunTrust Banks of Tennessee, Inc. is the holding company for the five SunTrust banks which serve the banking needs of customers in Tennessee and Alabama. At December 31, 1998, SunTrust Banks of Tennessee had $8.6 billion in assets, 117 full-service banking offices and 175 ATMs.
------------------------------------------------------------------------------

 Crestar Financial Corporation

 Headquartered in Richmond, Virginia, Crestar Financial Corporation is the holding company for Crestar Bank which serves the banking needs of customers in Virginia, Maryland and the District of Columbia. At December 31, 1998, Crestar had $27.6 billion in assets, 367 full-service banking offices and 709 ATMs.
------------------------------------------------------------------------------

                                                          SunTrust Banks, Inc./5

                                   STRENGTH

When you think of the strength of a company, you might first think about its finances - especially if the company provides financial services. But the strength of its financial position alone is the culmination of every other aspect of how that organization functions and operates. How it lives and breathes on a daily basis.

Financially and operationally, SunTrust is one of the strongest companies in its industry. Financially, the combination of increasing revenue, cost control and careful but aggressive investing and lending produces a very healthy and widely respected balance sheet. This strength has allowed us to chart and follow our own destiny over the years.

Operationally, the focus of serving customers with highly motivated, exceptionally talented representatives fosters long-term, mutually beneficial relationships. With ongoing training and strong support systems and services, SunTrust has a distinct competitive advantage for expanding its client base and for broadening and strengthening those ties with the customers it presently serves.

To this end, we constantly assess the needs of existing and potential customers and enhance our product and service offerings to meet those needs. Some highlights during 1998 were the expansion of our STI Classic family of funds with the Tax Sensitive Growth Stock Fund. We also introduced our Active Investor asset management account that offers consolidated monthly statements, automatic cash management and personal service from an investment consultant and a relationship banker. In addition, we continued to make enhancements to our TeleBank 24 telephone banking sales and service operations which are available 24 hours a day, 365 days a year.

At SunTrust, we know that our success and ability to reward our shareholders' investment hinge on the strength of our operations, strength of our systems, and strength of our employees to deliver superior service. With all of these components working in unison, we will continue to provide the strength reflected in our growth and earnings.



6/SunTrust Banks, Inc.

                                    [photo]
                                                          SunTrust Banks, Inc./7

                                    [photo]
8/SunTrust Banks, Inc.

TEAMWORK

Earnings numbers are an important and necessary gauge for evaluating any company; nevertheless, these numbers reflect what has already taken place they represent the past. To fully evaluate any company you also have to take into consideration its potential. How is it positioned for the future? At SunTrust, strategic planning, market analysis and a vision for meeting our customers needs are all important elements in charting a course for our future success. But success is equally dependent on execution. And execution is dependent on a good team working together to put plans into action. At SunTrust we have such a team.

In our relationship approach to banking, teamwork is crucial. Key to this process is communication - communication with clients to assess their changing financial needs, and internal communication to effectively and efficiently offer the best options and solutions for meeting those needs. These efforts are reinforced through systems that support expanded internal interaction.

During the year, we upgraded systems and communication tools throughout all operations to provide and encourage enhanced customer support and internal communication. In order to serve our corporate clients even better, we consolidated our corporate and investment banking functions into a new company-wide division. This new structure allows us to coordinate our efforts more effectively as well as match up the strengths and expertise of our staff with specific customer needs.

In any business, the best laid plans lie dormant on a page until put into action. Working together as a team, SunTrust employees move into the future ready to bring our plans to reality for the benefit of our customers, our company and our shareholders.

                                                          SunTrust Banks, Inc./9

Relationship banking requires trust. It requires a strong bond with mutual respect. It requires integrity. And like all other characteristics and traits, integrity is conveyed and perceived through words and deeds. Whether it is the integrity of employees or the integrity of a computer system supporting a service, it is something that must be earned and maintained on an ongoing basis. Why? Because the financial dealings of an individual or company are a top-priority issue. It is one of their primary interests and concerns.

At SunTrust, relationship banking incorporates a thorough understanding of our customers' financial standings, goals and aspirations. The more we know, the more our clients will benefit from our services. Our rock solid integrity fosters the trust necessary for the sharing of this information for more productive, meaningful financial relationships.

The delivery of the services we provide not only relies on the human element involved but also the integrity of our systems. At SunTrust, we continually monitor and upgrade our systems to support and enhance the products and services we offer. We want to make sure we are able to provide the service and solutions necessary to help support our customers' needs and success.

We are well prepared for the new millennium and the challenges it presents to the integrity of our computer operations. SunTrust has dedicated resources to its Year 2000 efforts since the mid-'90s and the project has remained on course and on schedule. Statement inserts, updates on the SunTrust Web site and a toll-free number dedicated to answering Year 2000-related customer questions are being used to convey to our customers the commitment and dedication of our efforts.

Like Strength and Teamwork, Integrity ultimately is not something you can buy or simply obtain by talking about it; it is something that must be practiced and put into action on a daily basis. With these three traits firmly established and incorporated in our philosophy for conducting business, SunTrust is ready to capitalize on the exciting prospects and opportunities of the new millennium.

                                   INTEGRITY

10/SunTrust Banks, Inc.

                                    [photo]

                             SunTrust Banks, Inc./11

                             Selected Financial Data

                                                              YEAR ENDED DECEMBER 31
(Dollars in millions except per share data)     1998       1997       1996       1995      1994        1993
==============================================================================================================
SUMMARY OF OPERATIONS
Interest and dividend income                 $ 5,675.9  $ 5,238.2  $ 4,818.5  $ 4,528.7  $ 3,855.4   $ 3,541.0
Interest expense                               2,746.8    2,453.5    2,158.8    2,027.3    1,455.4     1,259.3
--------------------------------------------------------------------------------------------------------------
Net interest income                            2,929.1    2,784.7    2,659.7    2,501.4    2,400.0     2,281.7
Provision for loan losses                        214.6      225.1      171.8      143.4      149.4       252.4
--------------------------------------------------------------------------------------------------------------
Net interest income after provision
for loan losses                                2,714.5    2,559.6    2,487.9    2,358.0    2,250.6     2,029.3
Noninterest income                             1,716.2    1,355.7    1,162.7    1,021.4      967.3       979.8
Noninterest expense                            2,932.4    2,415.7    2,384.6    2,167.9    2,082.8     2,044.5
--------------------------------------------------------------------------------------------------------------
Income before provision for income taxes       1,498.3    1,499.6    1,266.0    1,211.5    1,135.1       964.6
Provision for income taxes                       527.3      523.7      407.0      408.7      382.8       311.8
--------------------------------------------------------------------------------------------------------------
Net income                                   $   971.0  $   975.9  $   859.0  $   802.8  $   752.3   $   652.8
--------------------------------------------------------------------------------------------------------------
Net interest income (taxable-equivalent)     $ 2,973.5  $ 2,832.6  $ 2,709.7  $ 2,562.1  $ 2,467.9   $ 2,359.2

PER COMMON SHARE
Earnings-diluted                             $    3.04  $    3.04  $    2.59  $    2.38  $    2.22   $    1.90
Earnings-basic                                    3.08       3.08       2.63       2.41       2.24        1.92
Dividends declared                               1.000      0.925      0.825      0.740      0.660       0.580
Market price
   High                                          87.75      75.25      52.50      35.44      25.69       24.81
   Low                                           54.00      44.13      32.00      23.63      21.75       20.69
   Close                                         76.50      71.38      49.25      34.25      23.88       22.50

SELECTED AVERAGE BALANCES
Total assets                                 $85,536.9  $76,017.3  $69,252.0  $63,532.0  $59,868.5   $55,343.0
Earning assets                                74,880.9   66,944.0   61,644.4   56,994.4   53,778.7    48,142.6
Loans                                         60,005.2   52,653.5   47,322.8   43,748.8   38,624.4    32,484.6
Deposits                                      53,725.3   51,673.7   50,317.6   47,240.3   46,023.5    43,667.2
Realized shareholders' equity                  5,641.4    5,116.7    5,101.3    4,783.0    4,520.6     4,346.1
Total shareholders' equity                     7,853.6    6,953.4    6,434.3    5,635.9    5,132.0     4,348.2

AT DECEMBER 31
Total assets                                 $93,169.9  $82,840.8  $75,264.2  $68,799.8  $62,893.9   $59,646.0
Earning assets                                81,295.1   72,258.9   65,921.8   60,555.6   56,264.2    53,202.1
Loans                                         65,089.2   56,765.2   50,099.7   46,019.0   41,976.3    36,677.7
Allowance for loan losses                        944.6      933.5      897.0      915.8      887.2       815.9
Deposits                                      59,033.3   54,580.8   52,577.1   49,543.6   47,418.4    44,918.0
Long-term debt                                 5,807.9    4,010.4    2,427.7    1,675.6    1,645.6     1,234.4
Realized shareholders' equity                  6,090.4    5,263.9    5,133.1    4,913.4    4,494.9     4,351.7
Total shareholders' equity                     8,178.6    7,312.1    6,713.6    6,085.2    5,065.0     5,115.5

RATIOS AND OTHER DATA
ROA                                              1.18%       1.34%      1.28%      1.29%      1.28%       1.18%
ROE                                             17.21       19.07      16.84      16.78      16.64       15.02
Net interest margin                              3.97        4.23       4.40       4.50       4.59        4.90
Efficiency ratio                                59.98       57.68      61.58      60.50      60.63       61.23
Tier 1 capital ratio                             8.17        8.04       8.47       8.33       8.60        9.49
Total capital ratio                             12.79       12.39      11.71      10.58      11.04       11.40
Tier 1 leverage ratio                            7.68        7.70       7.12       7.09       7.04        6.79
Total shareholders' equity to assets             8.78        8.83       8.92       8.84       8.05        8.58
Allowance to year-end loans                      1.45        1.64       1.79       1.99       2.11        2.22
Nonperforming assets to total loans
plus other real estate owned                     0.37        0.42       0.73       0.92       1.02        1.60
Common dividend payout ratio                     32.9        30.4       31.9       31.1       29.7        30.5
Full-service banking offices                    1,079       1,072      1,073      1,039      1,074       1,031
ATMs                                            1,839       1,691      1,394      1,191      1,107       1,074
Full-time equivalent employees                 30,452      29,442     29,583     27,902     28,620      28,335
Average common shares-diluted (thousands)     319,711     320,932    331,042    337,479    339,255     344,208
Average common shares-basic (thousands)       314,908     316,436    326,502    333,212    335,124     340,179
--------------------------------------------------------------------------------------------------------------


12/SunTrust Banks, Inc.

                            Financial Review


This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on pages 43 through 72. In the Financial Review, net interest income, net interest margin and the efficiency ratio are presented on a taxable-equivalent
(FTE) basis, which is adjusted for the tax-favored status of earnings from certain loans and investments.

        On December 31, 1998, SunTrust Banks, Inc. ("SunTrust" or "Company") completed its merger with Crestar Financial Corporation ("Crestar"), a $27.6 billion asset bank holding company headquartered in Richmond, Virginia. The merger was accounted for as a pooling-of-interests business combination. In connection with the review by the Staff of the Securities and Exchange Commission of documents related to the merger, and the Staff's comments thereon, SunTrust lowered its provision for loan losses in 1996, 1995 and 1994 by $40 million, $35 million and $25 million, respectively. This action increased SunTrust's net income in those years by $24.4 million, $21.4 million and $15.3 million, respectively. As of December 31, 1998, 1997 and 1996, the allowance for loan losses has been decreased by a total of $100 million and shareholders' equity has been increased by a total of $61.1 million. The information in this annual report reflects the results of operations of SunTrust, after restatement of its provision for loan losses, and includes the historical results for Crestar on a combined basis for all periods presented. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 1998 presentation.

        SunTrust  has made,  and may continue to make,  various  forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see "A Warning About Forward-Looking Information" on page 40 of this annual report.

Earnings Overview
SunTrust's diluted earnings per common share were $3.04 for each of the years ended December 31, 1998 and 1997. The 1998 results included Crestar merger-related charges of $161.9 million ($117.1 million after-tax). Without this merger expense, diluted earnings per common share for the year ended December 31, 1998 were $3.41 per common share. This would be an increase of 12.2% over the prior year.

TABLE 1-CONTRIBUTIONS TO NET INCOME

                                                                YEAR ENDED DECEMBER 31
                                                            1998                       1997
                                                ------------------------------------------------------
(Dollars in millions)                           Contribution   % of Total   Contribution    % of Total
------------------------------------------------------------------------------------------------------
Principal banking subsidiaries' net income(1,2)
  SunTrust Banks of Florida, Inc.                  $ 407.6        42.0%        $ 371.5        38.1%
  SunTrust Banks of Georgia, Inc.                    315.5        32.5           281.5        28.8
  SunTrust Banks of Tennessee, Inc.                  112.7        11.6           110.1        11.3
  Crestar Financial Corporation(3)                   247.7        25.5           308.6        31.6
------------------------------------------------------------------------------------------------------
    Total principal banking subsidiaries'
      net income                                   1,083.5       111.6         1,071.7       109.8
Other banks and nonbanking net income (expense)
  Other banks and nonbank subsidiaries                 4.0         0.4           (15.0)       (1.5)
  Parent Company(2,3)                               (116.5)      (12.0)          (80.8)       (8.3)
------------------------------------------------------------------------------------------------------
    Total other banks and nonbanking net
      income (expense)                              (112.5)      (11.6)          (95.8)       (9.8)
------------------------------------------------------------------------------------------------------
Net income                                         $ 971.0       100.0%        $ 975.9       100.0%
------------------------------------------------------------------------------------------------------

(1) Additional information on the performance of banking subsidiaries can be found in Tables 23 and 24.

(2) The net income above for the principal banking subsidiaries and the Parent Company excludes the effect of a nonrecurring intercompany adjustment in 1998.

(3) Includes after-tax merger-related charges of $90.8 million and $26.3 million for Crestar and the Parent Company, respectively, recorded in 1998.

                             SunTrust Banks, Inc./13

 Operating  results in 1998  reflected  strong loan demand,  robust  noninterest income growth and continued excellent credit quality. Net interest income was $2,973.5 million in 1998, up $140.9 million from 1997. The net interest margin was 26 basis points lower than last year, but the impact of the decline was more than offset by an 11.9% increase in average earning assets. Average loans increased 14.0% primarily due to strong commercial loan demand. Average deposits increased 4.0%. The 1998 loan loss provision of $214.6 million was 4.7% lower than the $225.1 million recorded in 1997. Noninterest income was $1,716.2 million, a 26.6% increase. Trust fees, the largest category of noninterest income, increased 17.1%. Noninterest expense was $2,932.4 million for 1998, 21.4% more than in 1997. However, after adjusting for the $119.4 million in merger-related expenses recorded in noninterest expense, the increase in noninterest expense for 1998 was 16.4%. Total personnel expense, the single largest component of noninterest expense, was up $242.6 million, or 17.7%, from the 1997 level. Contributing to this increase was a $120.1 million, or 55.1%, increase in Other compensation primarily as a result of growth in functional incentive plans instituted to improve the Company's growth in targeted business units. Earnings per share were aided by the repurchase during the first half of 1998 of approximately 3.8 million shares of the Company's common stock. In July 1998, the Board of Directors rescinded their authorization to repurchase additional shares of company stock in conjunction with the announcement of the merger with Crestar. The Company issued 2.7 million additional common shares in December 1998 through a private placement.

TABLE 2-ANALYSIS OF CHANGES IN NET INTEREST INCOME(1)

                                         1998 COMPARED TO 1997              1997 COMPARED TO 1996
                                      INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
(In millions on a                     ---------------------------------------------------------------
taxable-equivalent basis)             Volume      Rate     Net         Volume      Rate       Net
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans
  Taxable                             $581.8   $(170.6)  $411.2        $430.0    $(37.6)     $392.4
  Tax-exempt(2)                          6.2      (3.5)     2.7           8.9      (3.7)        5.2
Securities available for sale
  Taxable                               47.1      (7.3)    39.8         (26.7)     27.8         1.1
  Tax-exempt(2)                         (9.6)     (2.2)   (11.8)         (8.7)     (3.1)      (11.8)
Funds sold                              (4.1)     (4.7)    (8.8)         19.2       4.7        23.9
Other short-term investments(2)          1.8      (0.7)     1.1           7.5      (0.7)        6.8
-----------------------------------------------------------------------------------------------------
Total interest income                  623.2    (189.0)    434.2        430.2     (12.6)      417.6
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
NOW/Money market accounts               54.0       8.3      62.3          7.7      (2.9)        4.8
Savings deposits                        (5.3)     (5.3)    (10.6)        (8.7)     (4.3)      (13.0)
Consumer time deposits                 (32.5)      4.5     (28.0)       (52.3)    (10.7)      (63.0)
Other time deposits                     (2.3)     (4.7)     (7.0)       107.6       5.4       113.0
Funds purchased                        183.9     (11.5)    172.4         88.9      15.9       104.8
Other short-term borrowings            (10.6)      4.6      (6.0)        56.5      (4.4)       52.1
Long-term debt                         134.7     (24.5)    110.2         92.4       3.6        96.0
-----------------------------------------------------------------------------------------------------
Total interest expense                 321.9     (28.6)    293.3        292.1       2.6       294.7
-----------------------------------------------------------------------------------------------------
NET CHANGE IN NET INTEREST INCOME     $301.3   $(160.4)   $140.9       $138.1    $(15.2)     $122.9
-----------------------------------------------------------------------------------------------------

(1) Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

(2) Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis.

14/SunTrust Banks, Inc.

Net Interest Income/Margin

Net interest income for 1998 was $2,973.5 million or 5.0% higher than the prior year. Average earning assets were up 11.9% and the net interest margin was 3.97% in 1998 compared to 4.23% in 1997. The average rate on earning assets decreased 26 basis points to 7.64% while the average rate on interest-bearing liabilities increased one basis point to 4.43%.

        Interest income that the Company was unable to recognize on nonperforming loans in 1998 and 1997 had a negative impact of two basis points on the net interest margin in each year. Table 4 contains more detailed information concerning average balances, yields earned and rates paid.


Provision For Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and an estimation of losses inherent in the current loan portfolio, including the evaluation of impaired loans as prescribed under Statement of Financial Accounting Standards (SFAS) No. 114 and No. 118, which were adopted by the Company in 1995. The 1998 loan loss provision of $214.6 million was 4.7% lower than the $225.1 million recorded in 1997. After considering the trend in increasing consumer delinquencies and charge-offs, and after obtaining a better understanding of the methodology used by SunTrust in assessing and evaluating certain loss exposures, Crestar reassessed its evaluations and judgments in quantifying its estimated loss exposures at December 31, 1998 and increased its provision for loan losses by $20 million. (See Note 2 to the Consolidated Financial Statements.) This increase was included in the total merger-related charges of $161.9 million.


Loans

Loan demand was strong in 1998 as average loans increased 14.0% over the prior year. An increased emphasis by our banks produced strong growth in commercial loans and adjustable-rate residential mortgage loans. However, the refinancing of residential first mortgages by consumers tempered the growth in residential mortgages, which grew 9.9% over the prior year, including a $2.3 billion growth in residential loans available for sale. During 1998, the Company originated a total of $20.6 billion residential loans available for sale in the secondary market compared to $9.4 billion in 1997. At year-end 1998, residential mortgages were $7.8 billion in STI of Florida; $2.9 billion in STI of Georgia; $1.7 billion in STI of Tennessee and $7.3 billion in Crestar. Of the $20.4 billion in residential mortgages, $3.1 billion were home equity loans. The average loan-to-deposit ratio increased to 111.7% in 1998 compared with 101.9% in 1997.

TABLE 3-LOAN PORTFOLIO BY TYPES OF LOANS

                                 AT DECEMBER 31
(In millions)                           1998        1997      1996       1995      1994        1993
-----------------------------------------------------------------------------------------------------
Commercial                           $24,589.6  $19,043.7  $15,761.4  $14,073.4  $13,831.4  $12,236.2
Real estate
  Construction                         2,085.0    1,809.8    1,686.6    1,615.1    1,542.1    1,520.2
  Residential mortgages               20,429.5   18,586.0   16,427.8   14,939.8   12,028.8    9,930.9
  Other                                8,254.3    7,457.6    6,455.0    6,347.1    5,614.3    5,485.8
Credit card                            1,563.5    2,195.6    2,367.4    2,479.6    2,178.5    1,686.2
Other consumer loans                   8,167.3    7,672.5    7,401.5    6,564.0    6,781.2    5,818.4
-----------------------------------------------------------------------------------------------------
Total loans                          $65,089.2  $56,765.2  $50,099.7  $46,019.0  $41,976.3  $36,677.7
-----------------------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./15

TABLE 4-CONSOLIDATED DAILY AVERAGE BALANCES,
INCOME/EXPENSE AND AVERAGE YIELDS EARNED AND RATES PAID


                                           1998                        1997                        1996
(Dollars in millions; yields    Average   Income/  Yields/   Average  Income/  Yields/   Average  Income/  Yields/
on taxable-equivalent basis)    Balances  Expense  Rates    Balances  Expense   Rates   Balances  Expense  Rates
------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(1)
  Taxable                      $58,951.8  $4,680.0   7.94%  $51,679.1 $4,268.8   8.26% $46,456.4 $3,876.4   8.34%
  Tax-exempt(2)                  1,053.4      81.9   7.78       974.4     79.2   8.13      866.4     74.0   8.54
------------------------------------------------------------------------------------------------------------------
    Total loans                 60,005.2   4,761.9   7.94    52,653.5  4,348.0   8.26   47,322.8  3,950.4   8.35
Securities available for sale
  Taxable                       12,618.9     819.7   6.50    11,882.4    779.9   6.56   12,297.7    778.8   6.33
  Tax-exempt(2)                    633.8      52.2   8.23       749.8     64.0   8.53      850.9     75.8   8.90
------------------------------------------------------------------------------------------------------------------
    Total securities
    available for sale          13,252.7     871.9   6.58    12,632.2    843.9   6.68   13,148.6    854.6   6.50
Funds sold                       1,306.2      71.6   5.48     1,378.5     80.4   5.83    1,044.0     56.5   5.41
Other short-term
investments(2)                     316.8      14.9   4.70       279.8     13.8   4.94      129.0      7.0   5.44
------------------------------------------------------------------------------------------------------------------
    Total earning assets        74,880.9   5,720.3   7.64    66,944.0  5,286.1   7.90   61,644.4  4,868.5   7.90
Allowance for loan losses         (940.5)                      (913.3)                    (923.8)
Cash and due from banks          3,306.9                      3,156.7                    3,186.2
Premises and equipment           1,486.6                      1,395.1                    1,164.7
Other assets                     3,219.1                      2,459.3                    2,025.1
Unrealized gains on
securities available for sale    3,583.9                      2,975.5                    2,155.4
------------------------------------------------------------------------------------------------------------------
Total assets                   $85,536.9                    $76,017.3                  $69,252.0
------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing deposits
  NOW/Money market
  accounts                     $18,253.6  $  524.5   2.87%  $16,360.5  $ 462.2   2.82% $16,110.3  $ 457.4   2.84%
  Savings                        6,645.9     216.9   3.26     6,810.1    227.5   3.34    7,065.7    240.5   3.40
  Consumer time                 10,390.4     534.4   5.14    11,032.1    562.4   5.10   12,049.4    625.4   5.19
  Other time                     6,724.1     368.4   5.48     6,765.0    375.4   5.55    4,822.1    262.4   5.44
------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
    deposits                    42,014.0   1,644.2   3.91    40,967.7  1,627.5   3.97   40,047.5  1,585.7   3.96
Funds purchased                 12,164.9     634.1   5.21     8,641.9    461.7   5.34    6,965.8    356.9   5.12
Other short-term borrowings      2,391.8     127.8   5.34     2,591.9    133.8   5.16    1,501.4     81.7   5.44
Long-term debt                   5,368.0     340.7   6.35     3,275.4    230.5   7.04    1,961.8    134.5   6.86
------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
    liabilities                 61,938.7   2,746.8   4.43    55,476.9  2,453.5   4.42   50,476.5  2,158.8   4.28
Noninterest-bearing deposits    11,711.3                     10,706.0                   10,270.1
Other liabilities                4,033.3                      2,881.0                    2,071.1
Realized shareholders' equity    5,641.4                      5,116.7                    5,101.3
Accumulated other
comprehensive income             2,212.2                      1,836.7                    1,333.0
------------------------------------------------------------------------------------------------------------------
Total liabilities and
shareholders' equity           $85,536.9                    $76,017.3                  $69,252.0
------------------------------------------------------------------------------------------------------------------
INTEREST RATE SPREAD                                 3.21%                       3.48%                     3.62%
------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                       $2,973.5                    $2,832.6                   $2,709.7
------------------------------------------------------------------------------------------------------------------
NET INTEREST MARGIN(3)                               3.97%                       4.23%                     4.40%
------------------------------------------------------------------------------------------------------------------

(1) Interest income includes loan fees of $118.2,  $108.4,  $102.1, $87.8, $95.1 and $90.5 in the six years ended December 31, 1998. Nonaccrual loans are included in average balances, and income on such loans, if recognized, is recorded on a cash basis.
(2) Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $44.4, $47.9, $50.0, $60.7, $67.9 and $77.5 in the six years ended December 31, 1998.

16/SunTrust Banks, Inc.

                                                                                                       Growth Rate on
                                                                                                      Average Balances
                      1995                             1994                          1993            --------------------
-------------------------------------- ------------------------------- -----------------------------            Five Year
         Average   Income/    Yields/    Average  Income/    Yields/    Average  Income/     Yields/ One Year  Annualized
        Balances   Expense     Rates    Balances  Expense     Rates    Balances  Expense      Rates  1998-1997  1998-1993
--------------------------------------------------------------------------------------------------------------------------
        $42,855.6  $3,661.7     8.54%  $37,890.1   $2,975.6    7.85%  $31,684.6  $2,624.8      8.28%   14.1%       13.2%
            893.2      84.9     9.50       734.3       67.5    9.19       800.0      71.5      8.93     8.1         5.7
--------------------------------------------------------------------------------------------------------------------------
         43,748.8   3,746.6     8.56    38,624.4    3,043.1    7.88    32,484.6   2,696.3      8.30    14.0        13.1

         11,387.7     692.0     6.08    10,502.5      581.3    5.54     9,549.9     539.1      5.65     6.2         5.7
            873.7      91.9    10.51     3,314.5      240.7    7.26     4,328.7     321.4      7.43   (15.5)      (31.9)
--------------------------------------------------------------------------------------------------------------------------
         12,261.4     783.9     6.39    13,817.0      822.0    5.95    13,878.6     860.5      6.20     4.9        (0.9)
            886.9      53.9     6.08       967.6       45.4    4.70     1,126.9      41.3      3.66    (5.2)        3.0

             97.3       5.0     5.18       369.7       12.8    3.45       652.5      20.4      3.12    13.2       (13.5)
--------------------------------------------------------------------------------------------------------------------------
         56,994.4   4,589.4     8.05    53,778.7    3,923.3    7.30    48,142.6   3,618.5      7.52    11.9         9.2
           (913.0)                        (873.0)                        (778.9)                        3.0         3.8
          3,058.8                        3,126.2                        3,064.8                         4.8         1.5
          1,134.9                        1,114.2                        1,083.9                         6.6         6.5
          1,877.9                        1,738.8                        3,827.2                        30.9        (3.4)

          1,379.0                          983.6                            3.4                        20.4       302.3
--------------------------------------------------------------------------------------------------------------------------
        $63,532.0                      $59,868.5                      $55,343.0                        12.5         9.1
--------------------------------------------------------------------------------------------------------------------------





        $15,115.6   $ 437.5     2.89%  $15,519.0    $ 376.2    2.42%  $14,968.3   $ 348.6      2.33%   11.6%        4.0%
          5,483.0     146.7     2.68     6,466.3      161.2    2.49     6,309.3     160.8      2.55    (2.4)        1.0
         12,824.2     645.3     5.03    11,136.7      465.1    4.18    11,054.3     469.7      4.25    (5.8)       (1.2)
          4,050.7     251.9     6.22     3,112.8      107.3    3.45     1,987.2      36.9      1.86    (0.6)       27.6
--------------------------------------------------------------------------------------------------------------------------


         37,473.5   1,481.4     3.95    36,234.8    1,109.8    3.06    34,319.1   1,016.0      2.96     2.6         4.1
          5,533.5     336.4     6.08     4,082.6      122.0    2.99     4,039.1      87.9      2.18    40.8        24.7
          1,940.7      91.3     4.70     1,892.6      121.7    6.43     1,365.9      73.5      5.38    (7.7)       11.9
          1,655.8     118.2     7.14     1,496.7      101.9    6.81     1,075.1      81.9      7.62    63.9        37.9
--------------------------------------------------------------------------------------------------------------------------


         46,603.5   2,027.3     4.35    43,706.7    1,455.4    3.33    40,799.2   1,259.3      3.09    11.6         8.7
          9,766.8                        9,788.7                        9,348.1                         9.4         4.6
          1,525.8                        1,241.1                          847.5                        40.0        36.6
          4,783.0                        4,520.6                        4,346.1                        10.3         5.4

            852.9                          611.4                            2.1                        20.4       302.3
--------------------------------------------------------------------------------------------------------------------------


        $63,532.0                      $59,868.5                      $55,343.0                        12.5         9.1
--------------------------------------------------------------------------------------------------------------------------

                                3.70%                          3.97%                           4.43%
--------------------------------------------------------------------------------------------------------------------------

                   $2,562.1                        $2,467.9                      $2,359.2
--------------------------------------------------------------------------------------------------------------------------
                                4.50%                          4.59%                           4.90%
--------------------------------------------------------------------------------------------------------------------------

(3) Interest rate swap transactions used to help balance the Company's interest-sensitivity position decreased net interest income by $1.3 and $7.7 in 1998 and 1997, respectively, and increased net interest income by $0.1, $3.6, $48.7 and $78.1 in 1996, 1995, 1994 and 1993, respectively. Without these swaps, Net Interest Margin would have been 3.97% in 1998, 4.24% in 1997, 4.40% in 1996, 4.49% in 1995, 4.50% in 1994 and 4.74% in 1993.

                             SunTrust Banks, Inc./17



Noninterest Income
Significant progress has been made in diversifying the Company's sources of income. Noninterest income now makes up 36.6% of net revenues compared with 29.3% in 1993. In 1998, noninterest income increased $360.5 million, or 26.6%, with trust income, our largest source of noninterest income, up $67.1 million or 17.1%. Miscellaneous charges and fees were up $50.1 million or 28.4%. Service charges on deposit accounts rose $27.0 million or 7.2%. The lower interest rate environment during 1998 created a significant increase in the refinancing of residential first mortgages and a shift in consumer demand to fixed rate mortgage products. The increase in 1998 of $80.6 million, or 191.0%, in income from mortgage servicing rights and the $51.0 million, or 58.2%, increase in mortgage fees is due to origination and sale of residential first mortgages in the secondary market. Other income includes a $54.0 million gain on the sale of $576.0 million in credit card loans by Crestar in the third quarter of 1998. Other income in 1997 includes a $17.3 million gain from the sale of Crestar's merchant credit card business and a $9.3 million gain from the securitization of student loans.

TABLE 5-NONINTEREST INCOME


                                                                YEAR ENDED DECEMBER 31
(In millions)                                     1998     1997      1996     1995      1994      1993
--------------------------------------------------------------------------------------------------------
Trust income                                    $ 460.1  $ 393.0   $ 344.1  $ 319.5    $305.3    $303.8
Service charges on deposit accounts               401.1    374.1     346.9    321.9     322.1     326.9
Miscellaneous charges and fees                    226.3    176.2     150.6    127.8     125.2     137.6
Mortgage fees                                     138.6     87.6      75.3     54.8      17.5      17.3
Mortgage servicing rights income                  122.8     42.2      30.7     10.9      18.7       3.6
Credit card fees                                   87.3     81.1      59.3     56.1      79.6      68.8
Retail investment services                         64.6     51.5      37.7     27.7      24.1      31.8
Corporate and institutional investment services    55.8     16.8      12.2      6.9       5.7       5.2
Trading account profits and commissions            44.6     22.7      18.2     14.9       9.9      16.6
Securities gains (losses)                           8.2      6.9      17.6     (8.7)    (13.5)      4.1
Other income                                      106.8    103.6      70.1     89.6      72.7      64.1
--------------------------------------------------------------------------------------------------------
Total noninterest income                       $1,716.2 $1,355.7  $1,162.7 $1,021.4    $967.3    $979.8
---------------------------------------------------------------------------------------------------------


Noninterest Expense
Noninterest expense increased 21.4% in 1998. Excluding the $119.4 million in merger-related charges, noninterest expense increased 16.4%. Total personnel expense increased 17.7% or $242.6 million due to increased employment, Year 2000 programmer costs and bonuses, and higher pay for business development incentive plans. Outside processing and software increased 22.8% or $25.7 million. Merger-related expenses of $119.4 million primarily include transaction costs, severance and termination-related accruals, write-offs of certain tangible assets and adjustments to accounting estimates for litigation and deferred compensation liabilities related to the Company's merger with Crestar. The Company expects to record approximately $88 million in additional merger-related charges primarily related to systems conversions and business line integration. (See Note 2 to the Consolidated Financial Statements.) The increase in the amortization of intangible assets of $40.4 million, or 62.2%, is primarily due to the amortization of intangibles associated with the acquisition of SunTrust Equitable Securities Corporation on January 2, 1998 and additional mortgage servicing rights amortization.

18/SunTrust Banks, Inc.

TABLE 6-NONINTEREST EXPENSE


                             YEAR ENDED DECEMBER 31
(In millions)                           1998     1997      1996     1995      1994      1993
----------------------------------------------------------------------------------------------
Salaries                              $1,095.5  $ 977.9   $ 924.1  $ 857.0   $ 861.4   $ 805.9
Other compensation                       338.2    218.1     198.5    155.2      96.1     107.4
Employee benefits                        181.8    176.9     169.5    166.7     165.8     149.8
----------------------------------------------------------------------------------------------
  Total personnel expense              1,615.5  1,372.9   1,292.1  1,178.9   1,123.3   1,063.1
Net occupancy expense                    192.2    187.2     203.0    193.6     190.1     184.7
Equipment expense                        178.8    167.7     158.6    147.9     138.4     136.1
Outside processing and software          138.4    112.7     103.8     87.4      65.3      61.0
Merger-related expenses                  119.4      -         -        -         -         -
Marketing and customer development       107.1     95.4     104.6     72.1      90.5      73.4
Amortization of intangible assets        105.4     65.0      54.0     43.9      28.3      32.0
Credit and collection services            70.4     59.5      54.1     40.2      36.5      40.1
Postage and delivery                      64.4     64.1      63.3     57.5      34.1      32.4
Communications                            62.1     52.7      50.7     43.3      57.0      52.8
Operating supplies                        54.0     50.0      52.9     47.2      41.2      41.3
Consulting and legal                      67.5     51.7      55.0     41.0      40.6      38.6
FDIC premiums                              8.4      8.5      59.3     61.2     101.5      98.1
Other real estate expense                 (9.8)    (8.6)      8.2    (13.8)      3.5      54.1
Other expense                            158.6    136.9     125.0    167.5     132.5     136.8
----------------------------------------------------------------------------------------------
Total noninterest expense             $2,932.4 $2,415.7  $2,384.6 $2,167.9  $2,082.8  $2,044.5
----------------------------------------------------------------------------------------------
Efficiency ratio                         59.98%   57.68%    61.58%   60.50%    60.63%    61.23%
----------------------------------------------------------------------------------------------


Provision For Income Taxes
The provision for income taxes covers federal and state income taxes. In 1998, the provision was $527.3 million, a slight increase from $523.7 million in 1997. The 1998 provision for income taxes included $22.5 million that was part of the total merger-related charges of $161.9 million. The additional provision includes $9.2 million related to various federal and state income tax matters and $13.3 million related to certain severance payments exceeding statutory limitations.


Allowance for Loan Losses
SunTrust maintains an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. The Company is committed to the early recognition of problems and to a strong, conservative allowance and believes the current allowance to be at a level adequate to cover such inherent losses. At year-end 1998, the Company's total allowance was $944.6 million. The allowance for loan losses was impacted by several adjustments in 1998 relating to acquisition, merger and portfolio management activity over the course of the year. In 1998, Crestar transferred $13.0 million out of the allowance for loan losses related to the sale of credit card loans. Crestar also acquired $3.0 million in additional allowance related to acquisitions. The net result of these transactions was a $10.0 million decrease in the allowance.
        The Company's total allowance at year-end equated to approximately 3.5 times the average charge-offs for the last three years and 4.9 times the average net charge-offs for the same three-year period. Because historical charge-offs are not necessarily indicative of future charge-off levels, the Company also gives consideration to other risk indicators when determining the appropriate allowance level.
        The allowance for loan losses consists of three elements: (i) allowances established on specific loans, (ii) general allowances based on historical loan loss experience and current trends, and (iii) allowances based on general economic conditions and other risk factors in the Company's individual markets.
        The specific allowance element is based on a regular analysis of criticized loans where the internal credit ratings are below a predetermined classification. This analysis is performed at the relationship manager level for those loans with total credit exposure of $250 thousand or greater. The specific allowance established for these criticized loans is based on a careful analysis of related collateral value, cash flow considerations and guarantor capacity (if applicable).
        The general allowance element is determined by an internal loan grading process in conjunction with associated allowance factors. These general allowance factors are updated annually and are based on a statistical loss migration analysis


                             SunTrust Banks, Inc./19
that examines loss experience in relation to internal grading, as well as current loan charge-off trends. The loss migration analysis is performed annually for commercial and commercial real estate loans. Annual charge-off trend analysis is also completed for homogenous (i.e., residential real estate loans, consumer loans, credit card receivables) loan pool classifications. While loss migration and charge-off trend analysis are conducted annually, the Company may revise the general allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.
        The general economic conditions and other risk factors element is primarily determined by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans. It inherently involves a higher degree of uncertainty and considers factors unique to the markets in which the Company operates. Other risk factors take into consideration such issues as recent loss experience in specific portfolio segments, loan quality trends and loan volumes, as well as concentration, economic, foreign and administrative risk. These other risk factors are reviewed and revised by the bank and holding company management where conditions indicate that the estimates initially applied are different from actual results.
        Concentrations of credit risk are discussed in Note 13 to the Consolidated Financial Statements and may affect the Company's analysis of other risks and, ultimately, the level of allowance. SunTrust's only significant concentration by collateral type exists in loans secured by residential real estate. At December 31, 1998, the Company had $20.4 billion in loans secured by residential real estate. A geographic concentration of credit risk arises because SunTrust operates primarily in the Southeastern and Mid-Atlantic regions of the United States. Other groups of credit risk may not constitute a significant concentration, but are analyzed based on other evident risk factors for the purpose of determining an adequate allowance level. An example of this would be the Company's credit exposure to the healthcare industry, which includes segments experiencing structural change and market pressures. At year-end 1998, the Company had outstandings of $1.7 billion of loans in various healthcare segments. Problem loan activity in this industry group increased during 1998 and charge-offs in the healthcare segment represented 9% of total net charge-offs during the year. Although SunTrust engages in international banking activities, only minor exposure exists in areas of concern in Latin America or Asia. The Company's total cross border outstandings are less than $500.0 million and no significant changes in trends occurred in that portfolio during the year ended 1998.
        A comprehensive analysis of the allowance for loan losses is performed by the Company on a quarterly basis. In addition, a peer review of allowance levels of large banks is conducted on an annual basis. The Company also established at year-end the SunTrust Allowance for Loan Losses Review Committee, which has the responsibility of affirming allowance methodology and assessing the general and specific allowance factors in relation to estimated and actual net charge-off trends. This committee is also responsible for assessing the appropriateness of the allowance for loan losses for each loan pool classification at the Company, state and bank levels. As a result of this process, the general allowance factor for commercial real estate loans was reduced for fiscal year 1999 and the general allowance factors for credit cards were increased.
        Nonperforming assets are defined and discussed in a following section, with totals outlined in Table 9. Nonperforming assets increased from $236.9 million at December 31, 1997 to $242.1 million at December 31, 1998. Many of these loans are of the size where the Company's allowance for loan loss methodology requires that they be specifically analyzed by a relationship manager as previously described. This analysis results in specific allowance being required for these loans. The ratio for allowance for loan losses to total nonperforming loans (excluding Other real estate owned) decreased from 494.6% at year-end 1997 to 456.0% at year-end 1998. As is conservative industry practice, problem credit card receivables are not classified as nonaccrual but are charged off when they become 180 days past due. As shown in Table 8, the majority of SunTrust's charge-offs, both on a gross and net basis, occurred in the Company's credit card portfolio.

     The SunTrust charge-off policy is generally consistent with regulatory standards; however, a somewhat more conservative set of policies governs the secured and unsecured consumer loan portfolios. SunTrust typically places a commercial or real estate loan on nonaccrual when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is secured by collateral having realizable value sufficient to discharge the debt in full, and if the loan is in the legal process of collection. Once a loan has been classified as nonaccrual, it also meets the criteria for an impaired loan. Accordingly, the secured loans may be charged down to the estimated value of the collateral and previously accrued unpaid interest is reversed. Subsequent charge-offs may be required as a result of changes in collateral, market values or repayment prospects. Consistent with industry practices, confirmation of credit card losses is based on a pre-determined number of days that the credit card loan is past due. SunTrust policy for credit cards requires accounts typically to be charged off prior to or at 180 days past due.

20/SunTrust Banks, Inc.

        With regard to consumer loans, losses on unsecured loans are confirmed at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured installment loans are typically charged off at 90 days past due if all sources of repayment have been determined to be improbable, or at the occurrence of a loss-confirming event (i.e., bankruptcy, repossession).
        The Company's provision for loan losses in 1998 was $214.6 million which was less than total gross charge-offs of $264.3 million and 11% more than net charge-offs of $193.5 million. The comparable provision and net charge-off amounts for 1997 were $225.1 million and $190.8 million respectively. Net charge-offs for 1998 represented .32% of average loans relative to .36% of average loans for 1997. Actual recoveries decreased from $84.4 million at year-end 1997 to $70.8 million at year-end 1998. In addition, the ratio of recoveries to total charge-offs of 30.7% in 1997 also decreased to 26.8% at year-end 1998. The Company believes this downward trend in recoveries is likely to continue consistent with the low levels of charge-offs in recent years.
        In connection with the review by the Staff of the SEC of documents related to the Crestar merger, and the Staff's comments thereon, SunTrust lowered its provision for loan losses in 1996, 1995 and 1994 by $40 million, $35 million and $25 million respectively. The effect of this action was to increase SunTrust net income in those years and to decrease the allowance for loan losses by a total of $100 million.
        The allocation of the allowance for loan losses was modified in 1998 as the result of additional analysis of the Company's net charge-off trends, actual loans outstanding and assessment of other evident risk factors. This analysis resulted in the allocation of 1998 "general economic and other risk reserves" to better match loss experience and distinct risk exposure by loan category. Prior period amounts have also been reclassified using judgments and estimates based on available information. A minimal unallocated allowance was maintained in order to allow for the inherent imprecision in the allowance allocation process. The 1998 allowance for loan losses allocation reflects this direct analysis as shown in Table 7.

TABLE 7-ALLOWANCE FOR LOAN LOSSES

                                 AT DECEMBER 31
(Dollars in millions)                   1998     1997      1996     1995      1994      1993
----------------------------------------------------------------------------------------------
ALLOCATION BY LOAN TYPE
Commercial                              $251.4   $247.8    $229.9   $211.2    $261.8    $277.3
Real estate                              229.8    229.3     262.8    325.5     322.4     306.7
Consumer loans                           420.9    406.9     350.5    327.1     247.6     173.1
Unallocated                               42.5     49.5      53.8     52.0      55.4      58.8
----------------------------------------------------------------------------------------------
Total Allowance                         $944.6   $933.5    $897.0   $915.8    $887.2    $815.9
----------------------------------------------------------------------------------------------
ALLOCATION AS A PERCENT
OF TOTAL ALLOWANCE
Commercial                                26.6%    26.5%     25.6%    23.1%     29.5%     34.0%
Real estate                               24.3     24.6      29.3     35.5      36.4      37.6
Consumer loans                            44.6     43.6      39.1     35.7      27.9      21.2
Unallocated                                4.5      5.3       6.0      5.7       6.2       7.2
----------------------------------------------------------------------------------------------
Total                                    100.0%   100.0%    100.0%   100.0%    100.0%    100.0%
----------------------------------------------------------------------------------------------
YEAR-END LOAN TYPES AS
A PERCENT OF TOTAL LOANS
Commercial                                37.8%    33.6%     31.5%    30.6%     33.0%     33.4%
Real estate                               47.3     49.0      49.0     49.8      45.7      46.2
Consumer loans                            14.9     17.4      19.5     19.6      21.3      20.4
----------------------------------------------------------------------------------------------
Total                                    100.0%   100.0%    100.0%   100.0%    100.0%    100.0%
----------------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./21

TABLE 8-SUMMARY OF LOAN LOSS EXPERIENCE


                             YEAR ENDED DECEMBER 31
(Dollars in millions)                   1998     1997      1996     1995      1994      1993
----------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance-beginning of year              $ 933.5  $ 897.0   $ 915.8  $ 887.2   $ 815.9   $ 718.4
Allowance from acquisitions and
other activity-net                       (10.0)     2.2       0.3     14.7      24.0      30.0
Provision for loan losses                214.6    225.1     171.8    143.4     149.4     252.4
Charge-offs
  Commercial                             (49.0)   (30.0)    (44.5)   (37.8)    (45.6)    (81.8)
  Real estate
    Construction                          (3.2)    (4.0)     (4.0)    (1.5)     (1.5)    (12.9)
    Residential mortgages                (13.8)   (11.8)    (10.1)    (8.4)     (9.1)    (13.7)
    Other                                 (5.2)    (6.9)    (11.3)   (21.9)    (33.5)    (61.6)
  Credit card                           (129.5)  (143.2)   (129.6)   (85.3)    (54.9)    (50.0)
  Other consumer loans                   (63.6)   (79.3)    (74.8)   (60.1)    (44.8)    (48.8)
----------------------------------------------------------------------------------------------
      Total charge-offs                 (264.3)  (275.2)   (274.3)  (215.0)   (189.4)   (268.8)
Recoveries
  Commercial                              14.8     22.0      24.2     29.6      28.8      33.6
  Real estate
    Construction                           0.3      2.5       2.3      4.3       5.1       5.6
    Residential mortgages                  2.7      2.8       2.3      2.1       1.9       1.5
    Other                                  8.4      8.9      12.7     10.9      12.8       6.1
  Credit card                             14.9     17.7      13.5     12.2      12.0      10.6
  Other consumer loans                    29.7     30.5      28.4     26.4      26.7      26.5
----------------------------------------------------------------------------------------------
      Total recoveries                    70.8     84.4      83.4     85.5      87.3      83.9
----------------------------------------------------------------------------------------------
Net charge-offs                         (193.5)  (190.8)   (190.9)  (129.5)   (102.1)   (184.9)
----------------------------------------------------------------------------------------------
Balance-end of year                    $ 944.6  $ 933.5   $ 897.0  $ 915.8   $ 887.2   $ 815.9
----------------------------------------------------------------------------------------------
Total loans outstanding at year-end  $65,089.2$56,765.2 $50,099.7$46,019.0 $41,976.3 $36,677.7
----------------------------------------------------------------------------------------------
Average loans                        $60,005.2$52,653.5 $47,322.8$43,748.8 $38,624.4 $32,484.6

RATIOS
Allowance to year-end loans                1.45%    1.64%     1.79%    1.99%     2.11%     2.22%
Allowance to nonperforming loans          456.0    494.6     305.5    279.3     303.7     216.8
Net charge-offs to average loans           0.32     0.36      0.40     0.30      0.26      0.57
Provision to average loans                 0.36     0.43      0.36     0.33      0.39      0.78
Recoveries to total charge-offs            26.8     30.7      30.4     39.8      46.1      31.2
----------------------------------------------------------------------------------------------


Nonperforming Assets
Nonperforming assets were $242.1 million at year-end 1998, increasing 2.2% from year-end 1997. At December 31, 1998, the ratio of nonperforming assets to total loans plus other real estate owned was 0.37%, the lowest year-end ratio in the Company's history. Included in nonperforming loans are loans aggregating $14.8 million that are current as to the payment of principal and interest but have been placed in nonperforming status because of uncertainty as to the borrower's ability to make future payments.
        Loans classified as nonaccrual, except for smaller balance homogenous loans, also meet the criteria for impaired loans. The Company considers a loan to be nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) the income is recognized on the loan using the cash basis method of accounting due to the deterioration in the financial condition of the debtor. Other consumer loans and residential real estate loans are generally not subject to the above-referenced guidelines and are normally placed on nonaccrual when payments have been in default for 90 days or more.

22/SunTrust Banks, Inc.

 SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of expected future cash flows (or the fair value of the collateral) is less than the recorded investments in the loans (which include principal, accrued interest, net deferred loan fees or costs, unamortized premium or discount), SunTrust includes this deficiency in evaluating the overall adequacy of the allowance for loan losses.
        Interest income on nonaccrual loans, if recognized, is recorded on a cash basis. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to allowance for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income after all principal has been collected.
        For the year 1998, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 1998, if all such loans had been accruing interest at the original contractual rate, was $22.8 million. Interest payments recorded in 1998 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1998, were $8.2 million.

TABLE 9-NONPERFORMING ASSETS AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE


                                 AT DECEMBER 31
(Dollars in millions)                   1998     1997      1996     1995      1994      1993
----------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
Nonaccrual loans
  Commercial                            $ 50.1   $ 35.1    $ 68.2   $ 58.1    $ 68.0    $ 87.4
  Real estate
    Construction                          13.5     16.0      23.7     11.0      24.7      42.7
    Residential mortgages                 83.9     75.2      74.7    111.3      58.9      67.5
    Other                                 46.6     47.6     103.7    127.6     110.2     148.1
  Consumer loans                          12.5     12.1      13.4     16.9      17.5      16.2
----------------------------------------------------------------------------------------------
    Total nonaccrual loans               206.6    186.0     283.7    324.9     279.3     361.9
Restructured loans                         0.6      2.7       9.9      2.9      12.9      14.5
----------------------------------------------------------------------------------------------
  Total nonperforming loans              207.2    188.7     293.6    327.8     292.2     376.4
Other real estate owned                   34.9     48.2      71.1     97.8     136.0     212.2
----------------------------------------------------------------------------------------------
Total nonperforming assets              $242.1   $236.9    $364.7   $425.6    $428.2    $588.6
----------------------------------------------------------------------------------------------
RATIOS
Nonperforming loans to total loans        0.32%    0.33%     0.59%    0.71%     0.70%     1.03%
Nonperforming assets to total loans plus
other real estate owned                   0.37     0.42      0.73     0.92      1.02      1.60
ACCRUING LOANS PAST DUE
9O DAYS OR MORE                         $108.2   $109.0    $106.1   $ 79.8    $ 55.7    $ 53.9
----------------------------------------------------------------------------------------------


Securities Available For Sale
The investment portfolio is managed to optimize yield over an entire interest rate cycle while providing liquidity and managing market risk. The portfolio yield decreased from an average of 6.68% in 1997 to 6.58% in 1998. On an amortized cost basis, the portfolio increased by $1,303.4 million from December 31, 1997 to December 31, 1998. Portfolio turnover from sales totaled $4,343.2 million in 1998, representing approximately 32.8% of the average portfolio size. The average life of the portfolio was 3.9 years at year-end 1998.
        The Company classifies its securities portfolio as "securities available-for-sale" which is consistent with the Company's investment philosophy of maintaining flexibility to manage the securities portfolio. The carrying value of securities available for sale at December 31, 1998, reflected $3.4 billion in unrealized gains, including a $3.2 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment increased $15.1 million during 1998, which was not reflected in the net income of SunTrust, but was included in comprehensive income.

                             SunTrust Banks, Inc./23

TABLE 10-SECURITIES AVAILABLE FOR SALE

                                                                AT DECEMBER 31

                                                             Amortized     Fair      Unrealized   Unrealized
(In millions)                                                   Cost       Value        Gains       Losses
------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
agencies and corporations
  1998                                                       $ 2,208.8   $ 2,243.9      $ 35.3      $ 0.2
  1997                                                         3,289.3     3,310.8        26.7        5.2
  1996                                                         4,338.9     4,345.4        25.2       18.7
States and political subdivisions
  1998                                                           599.1       617.9        19.6        0.8
  1997                                                           668.9       689.8        21.2        0.3
  1996                                                           826.7       851.7        26.2        1.2
Mortgage-backed and asset-backed securities
  1998                                                         9,860.4     9,895.1        57.5       22.8
  1997                                                         6,997.9     7,019.7        53.6       31.8
  1996                                                         7,224.4     7,200.8        45.8       69.4
Trust preferred securities
  1998                                                           867.2       918.1        50.9          -
  1997                                                           663.0       674.4        17.4        6.0
  1996                                                             -           -           -            -
Other securities(1)
  1998                                                           643.8     3,884.0     3,251.8       11.6
  1997                                                         1,256.9     4,502.2     3,246.6        1.3
  1996                                                           876.2     3,429.6     2,557.1        3.7
----------------------------------------------------------------------------------------------------------
Total securities available for sale
  1998                                                       $14,179.3   $17,559.0    $3,415.1      $35.4
  1997                                                        12,876.0    16,196.9     3,365.5       44.6
  1996                                                        13,266.2    15,827.5     2,654.3       93.0
-----------------------------------------------------------------------------------------------------------

(1) Includes the Company's investment in 48,266,496 shares of common stock of The Coca-Cola Company.

24/SunTrust Banks, Inc.

Deposits
Average interest-bearing deposits increased 2.6% in 1998 and comprised 78.2%, 79.3% and 79.6% of average total deposits in 1998, 1997 and 1996. Average noninterest-bearing deposits grew by 9.4% over 1997, while average NOW/Money market accounts, a lower-cost funding source, had the largest increase at 11.6%. Average consumer time deposits decreased 5.8% in the same period. These changes were brought about as consumers adjusted to a lower rate environment.

TABLE 11-COMPOSITION OF AVERAGE DEPOSITS


                                        YEAR ENDED DECEMBER 31          PERCENT OF TOTAL
(Dollars in millions)                   1998        1997      1996     1998      1997      1996
---------------------------------------------------------------------------------------------------
Noninterest-bearing                  $11,711.3    $10,706.0 $10,270.1     21.8%     20.7%     20.4%
NOW/Money market accounts             18,253.6     16,360.5  16,110.3     34.0      31.7      32.1
Savings                                6,645.9      6,810.1   7,065.7     12.4      13.2      14.0
Consumer time                         10,390.4     11,032.1  12,049.4     19.3      21.3      23.9
Other time                             6,724.1      6,765.0   4,822.1     12.5      13.1       9.6
---------------------------------------------------------------------------------------------------
Total Deposits                       $53,725.3    $51,673.7 $50,317.6    100.0%    100.0%    100.0%
---------------------------------------------------------------------------------------------------


Funds Purchased
Average funds purchased increased $3,523.0 million or 40.8% in 1998. Also, average net purchased funds (average funds purchased less average funds sold) increased $3,595.3 million in 1998. Average net purchased funds were 14.5% of earning assets for 1998 compared to 10.8% in 1997.

TABLE 12-FUNDS PURCHASED(1)

                                                                                                   Maximum
                                                                                               Outstanding
                                                     AT DECEMBER 31           DAILY AVERAGE         at Any
(Dollars in millions)                                Balance    Rate        Balance     Rate     Month-End
-----------------------------------------------------------------------------------------------------------
1998                                                $13,295.8   4.43%      $12,164.9    5.21%    $14,191.7
-----------------------------------------------------------------------------------------------------------
1997                                                  9,736.0   5.61         8,641.9    5.34      10,449.0
1996                                                  9,379.4   5.66         6,965.8    5.12       9,379.4
-----------------------------------------------------------------------------------------------------------

(1) Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

                             SunTrust Banks, Inc./25

Capital Resources
Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, as defined, to include certain debt obligations) or Tier 2 (to include certain other debt obligations, a portion of the allowance for loan losses and beginning in 1998, 45% of the unrealized gains on equity securities). The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to maintaining well capitalized banks.
        In April 1997, the Board of Directors authorized the Company to repurchase up to 15 million shares of SunTrust common stock. At December 31, 1997, SunTrust had repurchased approximately 1.9 million shares. Approximately
3.8 million shares of the Company's common stock were repurchased during the first half of 1998 under this authorization. In connection with the July 1998 announcement of the merger with Crestar, the Board of Directors rescinded their authorization to repurchase additional shares of Company stock. The Company privately placed 2.7 million common shares in December 1998.

TABLE 13-CAPITAL RATIOS


                                 AT DECEMBER 31
(Dollars in millions)                   1998     1997      1996     1995      1994      1993
-------------------------------------------------------------------------------------------------------
Tier 1 capital(1)                    $ 6,586.5   $ 5,587.2 $ 4,920.6   $ 4,497.2 $ 4,191.5 $ 4,088.3
Total capital                         10,307.9     8,608.2   6,807.9     5,712.6   5,379.4   4,910.3
Risk-weighted assets                  80,586.4    69,503.3  58,112.8    53,999.5  48,712.0  43,077.2
Risk-based ratios
  Tier 1 capital                          8.17%       8.04%     8.47%       8.33%     8.60%     9.49%
  Total capital                          12.79       12.39     11.71       10.58     11.04     11.40
Tier 1 leverage ratio                     7.68        7.70      7.12        7.09      7.04      6.79
Total shareholders' equity to assets      8.78        8.83      8.92        8.84      8.05      8.58
-------------------------------------------------------------------------------------------------------

(1) Tier 1 capital includes trust preferred obligations of $1,050, $800 and $200 at the end of 1998, 1997 and 1996, respectively.


Liquidity
Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and attractive investment opportunities. A large, stable core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. Liquidity is enhanced by an investment portfolio structured to provide liquidity as needed. It is also strengthened by ready access to regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank note program, commercial paper issuance by the Parent Company and Federal Home Loan Bank (FHLB) advances for subsidiary banks who are FHLB members.

26/SunTrust Banks, Inc.

TABLE 14-LOAN MATURITY

                                                                AT DECEMBER 31, 1998

                                                      Remaining Maturities of Selected Loans
----------------------------------------------------------------------------------------------
                                                              Within         1-5       After
(In millions)                                      Total      1 Year       Years     5 Years
----------------------------------------------------------------------------------------------
LOAN MATURITY
Commercial(1)                                    $23,220.8   $11,175.6    $9,326.9    $2,718.3
Real estate-construction                           2,085.0     1,475.5       592.2        17.3
----------------------------------------------------------------------------------------------
Total                                            $25,305.8   $12,651.1    $9,919.1    $2,735.6
----------------------------------------------------------------------------------------------
INTEREST RATE SENSITIVITY
Selected loans with
  Predetermined interest rates                                            $2,285.6     $ 595.4
  Floating or adjustable interest rates                                    7,633.5     2,140.2
----------------------------------------------------------------------------------------------
Total                                                                     $9,919.1    $2,735.6
----------------------------------------------------------------------------------------------

(1) Excludes $1,368.8 million in lease financing.

TABLE 15-MATURITY DISTRIBUTION OF SECURITIES AVAILABLE FOR SALE


                              AT DECEMBER 31, 1998

                                                                                                         Average
                                                    1 Year         1-5       5-10 After 10              Maturity
(Dollars in millions)                              or Less       Years      Years    Years      Total   in Years
-----------------------------------------------------------------------------------------------------------------
AMORTIZED COST
U.S. Treasury and other U.S. government
agencies and corporations                         $1,084.5     $1,106.0    $ 14.3    $ 4.0   $ 2,208.8       1.2
States and political subdivisions                    142.7        290.1     128.0     38.3       599.1       3.5
Mortgage-backed and asset-backed securities(1)     1,234.9      7,426.2   1,190.5      8.8     9,860.4       2.9
Trust preferred securities                               -            -     150.9    716.3       867.2      22.1
-----------------------------------------------------------------------------------------------------------------
Total debt securities                             $2,462.1     $8,822.3  $1,483.7   $767.4   $13,535.5       3.9
-----------------------------------------------------------------------------------------------------------------
FAIR VALUE
U.S. Treasury and other U.S. government
agencies and corporations                         $1,090.3     $1,133.8   $  15.2    $ 4.6   $ 2,243.9
States and political subdivisions                    144.2        300.0     134.9     38.8       617.9
Mortgage-backed and asset-backed securities(1)     1,238.0      7,457.8   1,190.8      8.5     9,895.1
Trust preferred securities                               -            -     154.0    764.1       918.1
-----------------------------------------------------------------------------------------------------------------
Total debt securities                             $2,472.5     $8,891.6  $1,494.9   $816.0   $13,675.0
-----------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE YIELD (FTE)
U.S. Treasury and other U.S. government
agencies and corporations                             5.99%        6.26%     6.40%    7.11%       6.13%
States and political subdivisions                     8.22         7.89      8.08     7.21        7.97
Mortgage-backed and asset-backed securities(1)        5.95         6.09      6.24     5.58        6.09
Trust preferred securities                               -            -      6.87     7.01        6.98
Total debt securities                                 6.10         6.17      6.37     7.00        6.24
-----------------------------------------------------------------------------------------------------------------

(1) Distribution of maturities is based on the average life of the asset.

                             SunTrust Banks, Inc./27

TABLE 16-MATURITY OF CONSUMER TIME AND OTHER TIME DEPOSITS
IN AMOUNTS OF $100,000 OR MORE

                                                                AT DECEMBER 31, 1998

                                                         Consumer
(In millions)                                              Time      Other Time       Total
----------------------------------------------------------------------------------------------
Months to maturity
  3 or less                                              $2,252.4       $3,856.8      $6,109.2
  Over 3 through 6                                          623.3          87.8          711.1
  Over 6 through 12                                         725.6          95.2          820.8
  Over 12                                                   323.4          91.6          415.0
----------------------------------------------------------------------------------------------
Total                                                    $3,924.7      $4,131.4       $8,056.1
----------------------------------------------------------------------------------------------


Interest Rate And Market Risk
The normal course of business activity exposes SunTrust to interest rate risk. Fluctuations in interest rates may result in changes in the fair market value of the Company's financial instruments, cash flows and net interest income. SunTrust's asset/liability management process manages the Company's interest rate risk position. The objective of this process is the optimization of the
Company's financial position, liquidity and net interest income, while maintaining a relatively neutral interest rate sensitive position. The gap analysis in Table 17 represents a snapshot of the Company's balance sheet structure as of year-end. It does not reflect the complexities of the Company's interest rate sensitivity.
        SunTrust uses a simulation modeling process to measure interest rate risk and evaluate potential strategies. These simulations incorporate assumptions regarding balance sheet growth and mix, pricing, and the repricing and maturity characteristics of the existing and projected balance sheet. Other interest-rate-related risks such as prepayment, basis and option risk are also considered. Simulation results quantify interest rate risk under various interest rate scenarios. Management then develops and implements appropriate strategies. Senior management regularly reviews the overall interest rate risk position and asset/liability management strategies.
        The Company's relative interest rate risk neutrality as of December 31, 1998 is evidence of management's ability to reach their interest rate risk objectives. Management estimates the Company's annual net interest income would decline less than $12 million, or less than 1.0%, under an instantaneous increase, or decrease, in interest rates of 100 basis points, versus the projection under stable rates. A fair market value analysis of the Company's balance sheet calculated under an instantaneous 100 basis point increase in rates as of December 31, 1998 estimates a $628 million decrease in market value. SunTrust estimates a like decrease in rates would increase market value $548 million. These changes in market value represent less than 1.0% of the carrying value of total assets as of year-end. These simulated computations should not be relied upon as indicative of actual future results. Further, the computations do not contemplate certain actions that management may undertake in response to future changes in interest rates.
        The Company is also subject to risk from changes in equity prices. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company which had a carrying value of $3.2 billion at December 31, 1998. A 10% decrease in the share price of The Coca-Cola Company at December 31, 1998 would result in a decrease of approximately $205 million, after adjustment for deferred taxes, in total shareholders' equity.
        The Company's trading portfolio at December 31, 1998 is not significant compared to the remainder of the balance sheet. The increase or decrease in portfolio equity from trading assets caused by a hypothetical 10% increase or decrease in interest rates or equity prices would not be material. Nevertheless, the Company closely monitors market risk.

28/SunTrust Banks, Inc.

TABLE 17-INTEREST RATE SENSITIVITY ANALYSIS

                                                                    AT DECEMBER 31, 1998

                                                                     Repricing Within(1)
--------------------------------------------------------------------------------------------------------------------------------

                                                   0-30          31-90      91-180       181-365      Over 1
(Dollars in millions)                              Days          Days        Days         Days         Year           Total
--------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
Loans (2)                                       $ 24,275.9   $  8,887.8   $  3,282.7   $ 5,529.3     $22,569.6     $64,545.3
Debt securities(3)                                 1,131.5      2,013.0        942.0     1,471.0       8,217.9      13,775.4
Interest-bearing deposits                            384.9          0.1            -           -           0.9         385.9
Funds sold(4)                                      1,252.8            -            -           -             -       1,252.8
--------------------------------------------------------------------------------------------------------------------------------
Total earning assets                             $ 27,045.1  $ 10,900.9   $  4,224.7   $ 7,000.3     $30,788.4     $79,959.4
INTEREST-BEARING LIABILITIES
Interest-bearing deposits(5)                     $ 32,638.7  $  2,839.9   $  3,207.4   $ 3,549.5     $ 2,732.1     $44,967.6
Funds purchased(4)                                 14,763.6           -            -           -             -      14,763.6
Other short-term borrowings                         2,532.0        79.4         20.5           -           5.1       2,637.0
Long-term debt                                        265.3       225.7        226.8        81.9       5,008.2       5,807.9
--------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities               $ 50,199.6  $  3,145.0   $  3,454.7   $ 3,631.4     $ 7,745.4     $68,176.1
OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS                               1,252.8     1,018.6         54.5       (94.1)     (2,231.8)            -
--------------------------------------------------------------------------------------------------------------------------------
INTEREST-SENSITIVITY GAP                         $(21,901.7) $  8,774.5   $    824.5  $  3,274.8     $20,811.2     $11,783.3
--------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                                   $(21,901.7) $(13,127.2)  $(12,302.7) $ (9,027.9)    $11,783.3
Ratio of cumulative gap to total earning assets        27.4%       16.4%        15.4%       11.3%         14.7%
Ratio of interest-sensitive assets to
interest-sensitive liabilities                         53.9       346.6        122.3       192.8         397.5
--------------------------------------------------------------------------------------------------------------------------------
Cumulative gap at December 31, 1997              $(20,293.5) $(11,553.3)  $(10,122.8) $ (6,664.2)    $12,249.0
Cumulative gap at December 31, 1996               (16,646.7)  (10,395.7)   (13,966.9)  (10,851.5)      3,069.6
--------------------------------------------------------------------------------------------------------------------------------

(1) The repricing dates (which may differ from maturity dates) for various assets and liabilities do not consider external factors that might affect the interest rate sensitivity of assets and liabilities.
(2) Excludes overdrafts and nonaccrual loans.
(3) Includes trading account.
(4) December monthly averages.
(5) Savings, NOW and money market accounts can be repriced at any time; therefore, all such balances are included in 0-30 days. Consumer time and other time deposit balances are classified according to their remaining maturities.


Derivative Instruments
Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures and forward contracts, are components of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate the Company's exposure to interest rate risk.
        The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments decreased net interest income by $1.3 million in 1998 and $7.7 million in 1997 and increased net interest income by $0.1 million for 1996. For derivative instruments entered into by the Company as an end user, the following table shows the weighted average rate received and weighted average rate paid by maturity and corresponding notional amounts at December 31, 1998.

                             SunTrust Banks, Inc./29

TABLE 18-DERIVATIVE INSTRUMENTS

                              AT DECEMBER 31, 1998

                                                                Average        Average      Average
                                                              Maturity in     Rate Paid/     Rate
(Dollars in millions)           Notional Value    Fair Value     Months     Option Strike  Received
---------------------------------------------------------------------------------------------------
INTEREST RATE SWAPS
Gain position
  Receive fixed                     $1,250.2        $ 74.3       53.9           5.24%        6.44%
  Pay fixed                          1,943.8          51.3       34.9           5.20         6.04
  Basis swaps                          125.0             -       36.5           4.72         4.86
---------------------------------------------------------------------------------------------------
    Total gain position             $3,319.0        $125.6
---------------------------------------------------------------------------------------------------
Loss position
  Receive fixed                            -             -          -             -             -
  Pay fixed                            995.2         (33.2)      66.6           6.24         5.52
  Basis swaps                          450.0          (1.7)      31.0           4.53         4.67
---------------------------------------------------------------------------------------------------
    Total loss position              1,445.2         (34.9)
---------------------------------------------------------------------------------------------------
Total interest rate swaps           $4,764.2        $ 90.7
---------------------------------------------------------------------------------------------------

OPTIONS PURCHASED                   $4,495.0        $ (8.0)      41.5           6.95%
---------------------------------------------------------------------------------------------------

Earnings and Balance Sheet Analysis 1997 vs. 1996
Net income was $975.9 million in 1997 compared with $859.0 million in 1996. This was an increase of $116.9 million or 13.6%. Diluted earnings per common share in 1997 were $3.04, a 17.4% increase over the 1996 diluted earnings per share of $2.59. Basic earnings per common share in 1997 were $3.08 compared to $2.63 the previous year.
        Net interest income, was $2,832.6 million for 1997. This was an increase of $122.9 million primarily due to the 8.6% growth in average earning assets. The Company's net interest margin declined from 4.40% in 1996 to 4.23% in 1997. The provision for loan losses increased $53.3 million from $171.8 million in 1996 to $225.1 million in 1997. The allowance for loan losses as a percentage of loans decreased from 1.79% to 1.64%. Net charge-offs to average loans were 0.36% in 1997 versus 0.40% in 1996. Nonperforming assets decreased 35.0% from $364.7 million at December 31, 1996 to $236.9 million at December 31, 1997.
        Noninterest income was $1,355.7 million in 1997, an increase of $193.0 million, or 16.6%, from 1996. Trust income accounted for the largest increase, up $48.9 million, or 14.2%. Noninterest expense was up $31.1 million or 1.3%. Loans at December 31, 1997, were $56.8 billion or 13.3% greater than at year-end 1996. At December 31, 1997, deposits were $54.6 billion, an increase of $2.0 billion, or 3.8%, from 1996 year-end.


Fourth Quarter Results
Consolidated net income in the fourth quarter of 1998 was $157.9 million compared to $254.6 million in the fourth quarter of 1997. Excluding total merger-related charges and the $9.3 million student loan securitization gain recorded by Crestar in the fourth quarter of 1997, 1998 fourth quarter net income was $275.0 million and increased 12.1% over the fourth quarter of 1997. Diluted net income per common share for the fourth quarter of 1998 was $0.49, a decrease from $0.80 in the fourth quarter of 1997. After adjusting for merger-related charges recorded in the fourth quarter of 1998, diluted net income per share was $0.86. Basic net income per common share decreased to $0.50 in the fourth quarter of 1998 compared to $0.81 in the fourth quarter of 1997.
Excluding the merger-related charges recorded in the fourth quarter of 1998, basic net income was $0.87.

        o The 1998 fourth quarter included merger-related charges of $161.9 million before tax, or $117.1 million after-tax related to the acquisition of Crestar. (See Note 2 of the Consolidated Financial Statements.)

        o The 1998 fourth quarter provision for loan losses of $67.1 million was $11.2 million greater than the $55.9 million in 1997 and included $20 million related to the Crestar merger. (See Note 2 to the Consolidated Financial Statements.) Net loan charge-offs for the fourth quarter of 1998 were at $52.5 million, $0.3 million more than in the 1997 fourth quarter.


30/SunTrust Banks, Inc.

        o Average earning assets were $78.2 billion in the 1998 fourth quarter, an increase of 12.3% over 1997. This gain, offset somewhat by a 23 basis point decline in the net interest margin, produced an increase of $42.7 million in net interest income on a taxable-equivalent basis.
        o Noninterest  income  increased  by $74.4  million  in the 1998  fourth quarter compared to the fourth quarter of 1997. Other charges and fees increased $15.7 million, trust income was up $15.4 million and corporate and institutional investment services income was higher by $15.8 million over the 1997 fourth quarter.
        o Noninterest expense, excluding merger-related charges, increased 17.4% from the fourth quarter of 1997. Personnel expense was up $64.1 million or 18.3%.


TABLE 19-QUARTERLY FINANCIAL DATA

                                                    1998                                                 1997
                           ------------------------------------------------------------------------------------------------------
(Dollars in millions
except per share data)          4             3             2            1            4           3             2            1
---------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF
OPERATIONS
Interest and dividend
income                    $  1,443.0    $  1,419.5    $  1,425.7   $  1,387.7   $  1,366.9   $  1,329.7   $  1,286.7   $  1,254.9
Interest expense               689.5         698.2         691.1        668.0        656.7        632.0        595.4        569.4
                           ------------------------------------------------------------------------------------------------------
Net interest income            753.5         721.3         734.6        719.7        710.2        697.7        691.3        685.5
Provision for loan losses       67.1          40.5          55.3         51.7         55.9         48.1         65.2         55.9
                           ------------------------------------------------------------------------------------------------------
Net interest income after
provision for loan losses      686.4         680.8         679.3        668.0        654.3        649.6        626.1        629.6
Noninterest income             436.1         460.1         421.3        398.7        361.7        329.8        338.3        325.9
Noninterest expense            851.0         732.9         688.1        660.4        623.4        602.6        595.3        594.4
                           ------------------------------------------------------------------------------------------------------
Income before provision
for income taxes               271.5         408.0         412.5        406.3        392.6        376.8        369.1        361.1
Provision for income taxes     113.6         131.3         141.0        141.4        138.0        129.0        128.2        128.5
                           ------------------------------------------------------------------------------------------------------
Net income                $    157.9    $    276.7    $    271.5   $    264.9   $    254.6   $    247.8   $    240.9   $    232.6
                           ------------------------------------------------------------------------------------------------------
Net interest income
(taxable-equivalent)      $    764.6    $    732.4    $    745.6   $    730.9   $    721.9   $    709.4   $    703.6   $    697.7
PER COMMON SHARE
Net income-diluted        $     0.49    $     0.87    $     0.85   $     0.83   $     0.80   $     0.78   $     0.75   $     0.71
Net income-basic                0.50          0.88          0.86         0.84         0.81         0.79         0.76         0.72
Dividends declared             0.250         0.250         0.250        0.250        0.250        0.225        0.225        0.225
Book value                     25.47         23.92         25.81        24.88        23.08        22.03        22.27        20.78
Market Price
  High                         80.63         87.75         83.44        77.44        75.25        70.44        59.00        54.75
  Low                          55.06         54.00         73.38        65.25        61.13        54.75        44.13        46.13
  Close                        76.50         62.00         81.31        75.38        71.38        67.94        55.06        46.38
SELECTED AVERAGE
BALANCES
Total assets                $ 89,283.1    $ 85,372.1    $ 85,087.5   $ 82,330.5   $ 79,176.2   $ 76,595.5   $ 74,721.0   $ 73,508.0
Earning assets                78,224.4      74,731.7      74,372.8     72,129.4     69,668.1     67,406.0     65,711.6     64,933.1
Loans                         63,134.0      60,039.5      59,441.9     57,341.4     55,353.8     53,082.0     51,709.9     50,409.3
Total deposits                54,828.4      53,658.3      53,607.5     52,785.4     52,013.3     51,810.7     51,774.6     51,084.0
Realized shareholders'
equity                         5,898.6       5,618.9       5,568.9      5,474.8      5,189.5      5,111.7      5,061.4      5,103.1
Total shareholders' equity     7,947.6       7,990.8       7,937.1      7,532.6      7,039.2      7,060.1      6,901.5      6,808.7
Common shares-
diluted (thousands)          320,224       317,920       319,689      320,387      318,480      319,257      320,710      325,343
Common shares-
basic (thousands)            315,403       313,572       314,999      315,678      313,617      314,721      316,684      320,818
RATIOS
(ANNUALIZED)
ROA                             0.73%         1.35%         1.34%        1.36%        1.33%        1.34%        1.35%        1.33%
ROE                            10.62         19.54         19.55        19.63        19.46        19.24        19.09        18.48
Net interest margin             3.88          3.89          4.02         4.11         4.11         4.18         4.30         4.36
---------------------------------------------------------------------------------------------------------------------------------


                             SunTrust Banks, Inc./31

TABLE 20-CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE
AND AVERAGE YIELDS EARNED AND RATES PAID

                                                                                     QUARTER ENDED

                                                                  DECEMBER 31, 1998                DECEMBER 31, 1997
--------------------------------------------------------------------------------------------------------------------------
(Dollars in millions;                                     Average       Income/   Yields/     Average    Income/   Yields/
yields on taxable-equivalent basis)                       Balances      Expense    Rates      Balances   Expense    Rates
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans(1)
  Taxable                                               $   62,011.6   $1,193.8     7.64%     $54,367.7  $1,123.0    8.20%
  Tax-exempt(2)                                              1,122.4       21.2     7.50          986.1      20.3    8.15
                                                      --------------------------------------------------------------------
    Total loans                                             63,134.0    1,215.0     7.63       55,353.8   1,143.3    8.19
Securities available for sale
  Taxable                                                   12,868.0      206.2     6.36       11,666.9     194.3    6.61
  Tax-exempt(2)                                                610.2       12.2     7.95          700.3      14.7    8.34
                                                      --------------------------------------------------------------------
    Total securities available for sale                     13.478.2      218.4     6.43       12,367.2     209.0    6.71
Funds sold                                                   1,293.5       16.9     5.20        1,638.8      23.9    5.79
Other short-term investments(2)                                318.7        3.8     4.79          308.3       2.4    3.10
                                                      --------------------------------------------------------------------
      Total earning assets                                  78,224.4    1,454.1     7.37       69,668.1   1,378.6    7.85
Allowance for loan losses                                     (955.0)                            (928.9)
Cash and due from banks                                      3,600.3                            3,300.4
Premises and equipment                                       1,524.9                            1,438.0
Other assets                                                 3,576.6                            2,699.4
Unrealized gains on securities available for sale            3,311.9                            2,999.2
                                                      --------------------------------------------------------------------
Total assets                                            $   89,283.1                         $ 79,176.2
                                                      --------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing deposits
  NOW/Money market accounts                             $   19,003.7    $ 131.5     2.74      $16,616.7 $   119.5    2.86%
  Savings                                                    6,714.3       52.2     3.09        6,640.8      56.2    3.35
  Consumer time                                             10,135.0      129.8     5.08       10,831.0     140.3    5.14
  Other time                                                 6,710.4       87.0     5.14        6,894.4      97.8    5.63
                                                      --------------------------------------------------------------------
    Total interest-bearing deposits                         42,563.4      400.5     3.73       40,982.9     413.8    4.01
Funds purchased                                             14,166.8      172.3     4.82       10,302.9     140.6    5.41
Other short-term borrowings                                  2,031.6       25.5     4.98        2,664.4      29.5    4.40
Long-term debt                                               5,844.9       91.2     6.19        3,891.3      72.8    7.42
                                                      --------------------------------------------------------------------
      Total interest-bearing liabilities                    64,606.7      689.5     4.23       57,841.5     656.7    4.50
Noninterest-bearing deposits                                12,265.0                           11,030.4
Other liabilities                                            4,463.8                            3,265.1
Realized shareholders' equity                                5,898.6                            5,189.5
Accumulated other comprehensive income                       2,049.0                            1,849.7
                                                      --------------------------------------------------------------------
Total liabilities and
shareholders' equity                                    $   89,283.1                         $ 79,176.2
                                                      --------------------------------------------------------------------
INTEREST RATE SPREAD                                                               3.14%                             3.35%
                                                      --------------------------------------------------------------------
NET INTEREST INCOME                                                     $ 764.6                          $  721.9
                                                      --------------------------------------------------------------------
NET INTEREST MARGIN(3)                                                             3.88%                             4.11%
                                                      --------------------------------------------------------------------

(1) Interest income includes loan fees of $30.4 and $28.4 in the quarters ended December 31, 1998 and 1997, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
(2) Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $11.1 and $11.7 in the quarters ended December 31, 1998 and 1997, respectively.
(3) Derivative instruments used to help balance the Company's interest-sensitivity position had no impact on net interest income in the fourth quarter of 1998 and decreased net interest income by $5.2 in the fourth quarter of 1997. Without these derivatives, Net Interest Margin would have been 3.88% in 1998 and 4.14% in 1997.


32/SunTrust Banks, Inc.

TABLE 21-QUARTERLY NONINTEREST INCOME AND EXPENSE

                                                        QUARTERS
                                        1998                                1997
                         ---------------------------------------------------------------------
(In millions)               4        3        2        1        4        3        2        1
----------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income             $117.7   $112.9   $116.3   $113.2   $102.3   $ 98.3   $ 96.6   $ 95.8
Service charges on
deposit accounts          105.7    102.6     97.6     95.2     97.2     93.3     93.6     90.0
Miscellaneous charges
  and fees                 61.4     55.9     56.4     52.6     45.7     43.3     43.7      43.5
Mortgage fees              39.2     34.9     33.1     31.4     25.0     22.6     20.7     19.3
Mortgage servicing
rights income              32.5     34.6     34.9     20.8     16.1     11.1      8.0      7.0
Credit card fees           23.5     20.1     22.9     20.8     24.3     21.3     19.5     16.0
Corporate and
  institutional
  investment services      20.2     13.8     12.3      9.5      4.4      6.4      2.7      3.3
Retail investment
  services                 15.2     16.1     18.5     14.8     12.5     13.0     13.6     12.4
Trading account profits
and commissions            11.7      8.3     12.4     12.2      6.6      5.4      5.9      4.8
Securities gains (losses)   1.0     (0.8)     4.5      3.5      1.7      0.2     (0.5)     5.5
Other income(1)             8.0     61.7     12.4     24.7     25.9     14.9     34.5     28.3
                         ---------------------------------------------------------------------
Total noninterest
income                   $436.1   $460.1   $421.3   $398.7   $361.7   $329.8   $338.3   $325.9
                         ---------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                 $289.9   $278.1   $269.2   $258.3   $250.6   $245.5   $240.4   $241.4
Other compensation         86.2    100.8     80.3     70.9     63.0     55.0     52.3     47.8
Employee benefits          39.2     45.7     46.1     50.8     37.6     43.5     45.4     50.4
                         ---------------------------------------------------------------------
  Total personnel expense 415.3    424.6    395.6    380.0    351.2    344.0    338.1    339.6
Merger-related expenses   119.4      -        -        -        -        -        -        -
Net occupancy expense      49.8     49.1     47.0     46.3     46.3     45.9     46.2     48.8
Equipment expense          45.2     45.5     43.9     44.2     41.7     41.9     43.0     41.1
Outside processing and
software                   37.7     32.9     34.6     33.2     31.6     28.6     27.2     25.3
Marketing and customer
development                34.7     22.7     25.6     24.1     26.2     23.2     23.4     22.6
Amortization of
intangible assets          28.9     28.0     26.7     21.8     18.6     16.3     15.5     14.6
Consulting and legal       19.6     19.6     15.1     13.2     13.4     13.0     13.3     12.0
Credit and collection
services                   18.9     17.8     17.5     16.2     16.7     15.4     14.6     12.8
Postage and delivery       16.1     15.9     16.0     16.4     16.2     15.4     15.8     16.7
Communications             15.8     15.8     15.6     14.9     13.0     13.3     13.2     13.2
Operating supplies         14.3     13.2     13.3     13.2     13.2     11.7     12.3     12.8
FDIC premiums               2.3      2.3      2.1      1.7      2.0      1.6      2.0      2.9
Other real estate expense  (1.0)    (4.0)    (1.8)    (3.0)    (5.0)    (2.4)    (0.6)    (0.6)
Other expense              34.0     49.5     36.9     38.2     38.3     34.7     31.3     32.6
                         ---------------------------------------------------------------------
Total noninterest
expense                  $851.0   $732.9   $688.1   $660.4   $623.4   $602.6   $595.3   $594.4
----------------------------------------------------------------------------------------------

(1) The third quarter of 1998 includes a $54 million pre-tax gain on the sale of credit card loans. The fourth quarter of 1997 includes a $9.3 million pre-tax gain on the securitization of student loans. The second quarter of 1997 includes a $17.3 million pre-tax gain from the sale of merchant card processing operations.

                             SunTrust Banks, Inc./33

TABLE 22-SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS
AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE

                                                        QUARTERS
                                        1998                                1997
                         ---------------------------------------------------------------------
(Dollars in millions)       4        3        2        1        4        3        2        1
----------------------------------------------------------------------------------------------
ALLOWANCE FOR
LOAN LOSSES
Balance-beginning
of quarter               $928.5   $908.9   $939.8   $933.5   $925.7   $919.3   $903.7   $897.0
Allowance from
  acquisitions and
  other activity-net        1.5     21.9    (34.9)     1.5      4.1      -        -       (1.9)
Provision for loan losses  67.1     40.5     55.3     51.7     55.9     48.1     65.2     55.9
Charge-offs               (67.8)   (59.5)   (69.8)   (67.2)   (72.6)   (64.9)   (68.5)   (69.2)
Recoveries                 15.3     16.7     18.5     20.3     20.4     23.2     18.9     21.9
                         ---------------------------------------------------------------------
Balance-end of quarter   $944.6   $928.5   $908.9   $939.8   $933.5   $925.7   $919.3   $903.7
                         ---------------------------------------------------------------------
RATIOS
Allowance to quarter-end
  loans                    1.45%    1.51%    1.52%    1.60%    1.64%    1.71%    1.75%    1.77%
Allowance to
nonperforming loans       456.0    468.3    462.6    478.5    494.6    427.7    399.9    339.0
Net charge-offs
to average loans
  (annualized)             0.33     0.28     0.35     0.33     0.37     0.31     0.39     0.38
Provision to average loans
(annualized)               0.42     0.27     0.37     0.37     0.40     0.36     0.51     0.45

NONPERFORMING ASSETS
Nonaccrual loans         $206.6   $197.7   $196.5   $193.7   $186.0   $213.7   $218.9   $256.6
Restructured loans          0.6      0.5      -        2.7      2.7      2.8     11.0      9.9
                         ---------------------------------------------------------------------
  Total nonperforming
    loans                 207.2    198.2    196.5    196.4    188.7    216.5    229.9    266.5
Other real estate owned    34.9     33.1     43.4     52.0     48.2     62.5     76.2     69.1
                         ---------------------------------------------------------------------
Total nonperforming
assets                   $242.1   $231.3   $239.9   $248.4   $236.9   $279.0   $306.1   $335.6
                         ---------------------------------------------------------------------
RATIOS
Nonperforming loans to
total loans                0.32%    0.32%    0.33%    0.33%    0.33%    0.40%    0.44%    0.52%
Nonperforming assets to
total loans plus other
real estate owned          0.37     0.38     0.40     0.42     0.42     0.52     0.58     0.66

ACCRUING LOANS PAST
DUE 9O DAYS OR MORE      $108.2   $ 89.8   $101.5   $110.3   $109.0   $104.4   $ 84.6   $109.9
----------------------------------------------------------------------------------------------

34/SunTrust Banks, Inc.

Banking Income

TABLE 23-SELECTED FINANCIAL DATA OF PRINCIPAL BANKING SUBSIDIARIES

                    SunTrust Banks of  SunTrust Banks of  SunTrust Banks of  Crestar Financial
                        Florida, Inc.     Georgia, Inc.    Tennessee, Inc.     Corporation
(Dollars in millions) 1998(1)    1997    1998(1)   1997    1998(1)   1997    1998(2)   1997
----------------------------------------------------------------------------------------------
SUMMARY OF
OPERATIONS
Net interest income
  (FTE)              $1,041.8 $1,007.1  $ 719.0  $ 662.8   $299.1   $293.6  $ 940.5  $ 901.7
Provision for loan
  losses                 41.9     32.4     24.8     20.3      8.1      6.1     83.1    108.1
Trust income            174.8    156.3    136.7    114.5     43.4     38.6     83.5     74.3
Other noninterest
  income                334.7    274.4    231.8    200.6     99.3     84.8    478.3    373.8
Personnel expense       373.0    347.1    248.6    230.9    116.4    111.9    481.2    417.3
Other noninterest
  expense               479.1    453.2    327.4    292.7    134.7    120.9    508.7    339.5
Net income              407.6    371.5    315.5    281.5    112.7    110.1    247.7    308.6

SELECTED AVERAGE
BALANCES
Total assets           28,001   25,609   23,297   21,275    8,184    7,577   24,893   21,645
Earning assets         26,337   24,110   18,341   16,708    7,843    7,284   22,991   19,948
Loans                  20,068   18,194   15,225   13,402    6,175    5,673   17,945   15,137
Total deposits         19,196   18,409   11,619   11,751    6,039    5,820   16,966   15,758
Realized shareholder's
  equity                2,263    2,090    1,661    1,530      646      606    2,174    1,897

AT DECEMBER 31
Total assets           30,327   27,387   25,634   22,718    8,644    8,142   27,579   24,758
Earning assets         27,733   25,435   20,209   17,582    8,321    7,783   25,396   22,516
Loans                  21,236   19,549   16,690   14,299    6,557    5,906   19,799   16,630
Allowance for loan
  losses                  309      379      204      201       92      110      280      282
Total deposits         21,560   19,715   13,986   12,251    6,252    6,382   17,593   16,383
Realized shareholder's
  equity                2,462    2,172    1,737    1,685      681      635    2,303    2,052
Total shareholder's
  equity                2,474    2,190    3,744    3,687      686      641    2,334    2,052

CREDIT QUALITY
Net loan charge-offs(3)  32.3     22.3     18.9     15.0      9.6     10.4     72.9     99.7
Nonperforming loans(4)  103.8     79.3     37.7     36.4     11.5     12.0     53.2     60.7
Other real estate
  owned(4)                8.5     10.9      2.4      2.8      4.7      8.6     19.5     25.7

RATIOS AND
OTHER DATA
ROA                      1.46%    1.45%    1.59%    1.54%    1.38%    1.45%    1.00%    1.42%
ROE                     18.01    17.77    18.99    18.39    17.46    18.17    11.40    16.27
Net interest margin      3.96     4.18     3.92     3.97     3.81     4.03     4.09     4.52
Efficiency ratio         54.9     55.7     53.0     53.5     56.9     55.8     65.9     56.1
Total shareholder's
  equity to assets       8.16     8.00    14.60    16.23     7.94     7.88     8.46     8.29
Net charge-offs to
  average loans          0.16     0.13     0.13     0.11     0.16     0.19     0.41     0.66
Nonperforming loans to
total loans              0.50     0.42     0.23     0.26     0.18     0.21     0.27     0.36
Nonperforming assets
to total loans plus other
real estate owned        0.54     0.47     0.24     0.28     0.25     0.36     0.37     0.52
Allowance to year-end
  loans                  1.49     1.99     1.24     1.43     1.44     1.90     1.42     1.69
Allowance to
nonperforming loans     298.1    478.4    539.8    552.2    805.8    909.6    527.5    464.4
Full-service banking
  offices                 377      368      218      213      117      118      367      373
ATMs                      576      550      379      359      175      169      709      613
----------------------------------------------------------------------------------------------

(1) The net income above excludes the effect of a nonrecurring intercompany adjustment in 1998.
(2) Includes after-tax merger-related charges of $90.8 million recorded in 1998.
(3) Charge-offs on credit card loans are recorded in SunTrust BankCard, N.A. and are not included in the principal banking subsidiaries, except for Crestar.
(4) As of December 31.


                             SunTrust Banks, Inc./35

TABLE 24-FINANCIAL HIGHLIGHTS OF PRINCIPAL BANKING SUBSIDIARIES

                                                                               Total Assets
                                         Net Income             ROA           At December 31
(Dollars in millions)                    1998     1997      1998     1997      1998      1997
----------------------------------------------------------------------------------------------
SUNTRUST BANKS OF FLORIDA, INC.(1)
SunTrust Bank, Central Florida, N.A.    $107.7   $ 96.7       1.33%    1.40% $ 8,718   $ 7,803
SunTrust Bank, East Central Florida       16.9     17.8       1.50     1.65    1,196     1,070
SunTrust Bank, Gulf Coast                 24.9     22.6       1.23     1.22    2,090     1,907
SunTrust Bank, Miami, N.A.                48.1     43.5       1.23     1.38    3,968     3,523
SunTrust Bank, Mid-Florida, N.A.          12.6     11.6       1.27     1.19    1,033       963
SunTrust Bank, Nature Coast               20.5     17.9       1.47     1.38    1,877     1,342
SunTrust Bank, North Central Florida      13.4     13.4       1.46     1.54      989       907
SunTrust Bank, North Florida, N.A.         9.9      8.0       0.93     0.76    1,076     1,037
SunTrust Bank, South Florida, N.A.        78.0     70.6       1.85     1.78    4,890     4,452
SunTrust Bank, Southwest Florida          21.3     18.8       1.53     1.43    1,423     1,359
SunTrust Bank, Tallahassee, N.A.           6.6      5.7       1.26     1.21      602       520
SunTrust Bank, Tampa Bay                  39.5     36.3       1.50     1.57    2,702     2,493
SunTrust Bank, West Florida                7.6      9.4       1.35     1.69      601       587

SUNTRUST BANKS OF GEORGIA, INC.(1)
SunTrust Bank, Atlanta                  $218.3   $198.0       1.41%    1.38% $19,665   $17,050
SunTrust Bank, Augusta, N.A.               8.8      7.9       1.61     1.52      567       536
SunTrust Bank, Middle Georgia, N.A.       11.7     11.5       1.98     1.98      610       565
SunTrust Bank, Northeast Georgia, N.A.    12.7     12.6       1.99     2.03      670       661
SunTrust Bank, Northwest Georgia, N.A.     5.1      6.4       1.42     1.73      370       372
SunTrust Bank, Savannah, N.A.             11.7     10.9       1.97     1.95      638       596
SunTrust Bank, South Georgia, N.A.        11.1     10.6       1.63     1.66      692       670
SunTrust Bank, Southeast Georgia, N.A.     8.1      7.0       1.53     1.48      580       526
SunTrust Bank, West Georgia, N.A.          7.2      6.2       1.42     1.26      525       502

SUNTRUST BANKS OF TENNESSEE, INC.(1)
SunTrust Bank, Chattanooga, N.A.        $ 24.6   $ 25.3       1.63%    1.79% $ 1,598   $ 1,471
SunTrust Bank, East Tennessee, N.A.       21.2     21.2       1.09     1.24    2,004     1,915
SunTrust Bank, Nashville, N.A.            58.0     54.9       1.35     1.42    4,551     4,264
SunTrust Bank, South Central Tennessee,
  N.A.                                     5.2      5.1       1.53     1.52      346       341
SunTrust Bank, Alabama, N.A.               3.8      3.6       1.08     1.04      372       353

CRESTAR FINANCIAL CORPORATION(2)        $247.7   $308.6       1.00%    1.42% $27,579   $24,758
----------------------------------------------------------------------------------------------

(1) The net income and ROA above exclude the effect of a nonrecurring intercompany adjustment in 1998.
(2) Includes after-tax merger-related charges of $90.8 million recorded in 1998. Significantly all operations are conducted in Crestar Bank, the results of which are not materially different than presented.


36/SunTrust Banks, Inc.

Supervision and Regulation
As a bank holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Company's subsidiary banks (the "Subsidiary Banks") are subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). The Subsidiary Banks are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.
        Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may now acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may now establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met.
        There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default.
        The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized" as such terms are defined under regulations issued by each of the federal banking agencies.
        There are various legal and regulatory limits on the extent to which the Company's Subsidiary Banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state bank regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.
        FDIC  regulations   require  that  management  report  annually  on  its
responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

                             SunTrust Banks, Inc./37

        The Company's nonbanking subsidiaries are regulated and supervised by applicable bank regulatory agencies, as well as by various other regulatory bodies. For example, SunTrust Equitable Securities Corporation is a broker-dealer and investment adviser registered with the Securities and Exchange Commission ("SEC") and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"), as well as regulated by the Federal Reserve. SunTrust Securities, Inc. and Crestar Securities Corporation are also broker-dealers registered with the SEC and members of the NASD. Trusco Capital Management, Inc. and Crestar Asset Management Company are investment advisers registered with the SEC.

        There have been a number of legislative and regulatory proposals that would have an impact on the operation of bank holding companies, and their banks and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.


Year 2OOO
The Year 2000 issue is the result of computer programs and components using a two-digit format, as opposed to four digits, to indicate the year. These computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors, leading to disruptions in operations. In addition, many software programs and automated systems may fail to recognize the year 2000 as a leap year. The problem is not limited to computer systems, or any particular industry or field. Year 2000 issues could potentially affect any device that has an embedded microchip containing this flaw.
        Prior to their merger, SunTrust and Crestar had each established programs to deal with the Year 2000 issue and were well along in executing those programs. Because most SunTrust and Crestar computer systems will not be integrated until after year-end 1999, SunTrust decided to complete both Year 2000 programs as separate projects. Both programs are based on very detailed guidance issued by the Federal Financial Institutions Examination Council (FFIEC), and while the programs have differences in terminology and structure, the basic processes are very similar. The following discussion applies to both programs. While separate Project Offices oversee each program, SunTrust has appointed one group of senior managers to oversee both programs.
        SunTrust's Year 2000 Program has four phases: inventory of areas potentially impacted, assessment to identify problems, remediation to fix those problems, and testing of remediated systems. The inventory and assessment phases were completed in 1997 and early 1998 and covered both internal and vendor applications, as well as hardware, networks, packaged software and non-information technology systems that contain microprocessors. Examples of the latter are elevators, bank alarms and vault locks. The remediation and testing phases are nearing completion.
        Remediation includes both correcting internal systems and managing corrections to vendor-supplied systems and applications. Testing verifies that the system performs properly after modification ("Compliance Testing") and also interacts properly with other systems in an operating environment ("Enterprise Testing"). These latter tests use dedicated equipment which has been "fast-forwarded" to simulate the date change from 1999 to 2000. All test results are reviewed and accepted by personnel who regularly use these systems.
Substantially all SunTrust mission-critical applications have completed this process. Crestar Enterprise Testing was planned for 1999. The Crestar Enterprise Testing and the completion of the Year 2000 process for other systems are on target for completion in early 1999. Following Compliance Testing, remediated systems are put into current production, so remediated systems are currently operating.

38/SunTrust Banks, Inc.

        SunTrust's operations are also dependent on outside vendors and service providers, and SunTrust could be materially impacted should they experience Year 2000 problems. SunTrust maintains a dialogue with mission-critical vendors and suppliers, virtually all of whom reported they were Year 2000 compliant by December 31, 1998. Those who were not are being monitored closely; contingency plans, including alternate vendors, have been identified wherever possible.
        SunTrust is also supplementing its normal contingency plans to encompass specific Year 2000 concerns. These contingency plans are designed to provide for ongoing operations or early business resumption should there be problems such as a mainframe system or network "crash"; a localized disruption such as might occur due to a hurricane or tornado; or the loss of services from a mission-critical vendor. In this respect, they will be very applicable to Year 2000 concerns. In a worst-case scenario for the Year 2000, however, it is possible that the basic utilities SunTrust depends on (such as electricity, telephone and water) would not be available for an extended period of time. Should this unlikely event occur, SunTrust may not be able to provide services until the utilities are returned.
        Management believes that it has taken the reasonable and necessary steps to minimize the operational, regulatory and legal risks associated with Year 2000. Despite these efforts, SunTrust could still experience Year 2000 problems, some of which could have a material impact on SunTrust's results of operations and financial condition. While this is not anticipated, the following discusses several major risks and SunTrust's efforts to mitigate them.
        It is possible that the public's desire to hold cash going into Year 2000 could precipitate unusual withdrawals of deposits. SunTrust is planning in conjunction with the Federal Reserve to have additional supplies of cash available and has developed plans for alternative funding sources should a panic create a temporary liquidity shortage for SunTrust. A significant financial impact on SunTrust could result from customer Year 2000 difficulties resulting in customers' inabilities to repay their loans. SunTrust has implemented special Year 2000 risk assessments for all large borrowers and considers Year 2000 risks when renewing or making loans. Some observers have predicted irrational panic selling of investment portfolios late in 1999. Should this occur, asset values would drop dramatically, and SunTrust's fees based on asset values, primarily asset management, would drop proportionally.
        To make resources available for Year 2000 efforts, certain discretionary data processing projects have been deferred. These projects will be implemented as resources again become available. There have been no material negative financial impacts from these deferrals.
        SunTrust estimates that the total pre-tax cost of one-time expenses associated with Year 2000 will approximate $82 million. These expenses are being recognized as they are incurred. Through 1998, SunTrust recognized $53.6 million, or 65%, of the total projected expense. Of this amount, $42.2 million was incurred in 1998. Management does not believe that future Year 2000 expenses will have a material effect on the results of operations or financial condition of SunTrust.
        As mentioned above, the FFIEC has established extensive guidelines on Year 2000 matters which apply to all financial institutions. These guidelines are available to the public on the Internet at www.FFIEC.gov. In addition, SunTrust is engaged in a regular dialogue with the regulatory agencies and has received additional guidance from them.

                             SunTrust Banks, Inc./39

        The previous discussion of Year 2000 issues includes numerous forward-looking statements reflecting management's current assessment and estimates with respect to SunTrust's Year 2000 compliance effort and the impact of Year 2000 issues on SunTrust's business and operations.
        These statements are based on information currently available to management. Various factors could cause actual results to differ materially from those contemplated by such assessment, estimates and forward-looking statements, including many factors that are beyond the control of SunTrust. These factors include, but are not limited to: (a) the success of SunTrust in identifying systems and programs that are not Year 2000 compliant; (b) the continuing availability of experienced consultants and information technology personnel;
(c) the nature and amount of programming required to upgrade or replace each of the affected programs; (d) the ability of third parties to complete their own Year 2000 remediations on a timely basis; and (e) the ability of SunTrust to implement contingency plans.
        The foregoing statements regarding Year 2000 matters are "Year 2000 readiness disclosures" under the Year 2000 Information and Readiness Disclosure Act.


A Warning About Forward-Looking Information
This annual report contains forward-looking statements. We may also make written forward-looking statements in our periodic reports to the Securities and Exchange Commission, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of SunTrust's management and on information currently available to such management. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
        Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged; changes may occur in the securities markets; and competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust.
        Management of SunTrust believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.
        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of SunTrust may differ materially from those expressed in the forward-looking statements contained in this annual report. Many of the factors that will determine these results and values are beyond SunTrust's ability to control or predict.

40/SunTrust Banks, Inc.

Community Reinvestment
"Build your community and you build your bank" has always been the operating philosophy of SunTrust. In our communities, wherever you find people working together to build, rebuild or improve their quality of life, SunTrust will be there. This same tradition of community service and leadership exists at Crestar.
        The SunTrust market area is extremely diverse, ranging from major metropolitan areas to small rural communities. SunTrust's decentralized management approach is ideally structured to provide for community reinvestment in each market it serves. SunTrust's Community Reinvestment programs are locally designed under an overall corporate structure, and are driven by the SunTrust philosophy that it will be a force in building its community. This approach ensures that even as Crestar's operations are integrated into the larger company's, its traditional commitment to its local communities will continue.
        Each SunTrust bank is an integral part of the community it serves. Our bankers work side-by-side with community groups, non-profit organizations, governmental agencies and individuals to provide decent, safe, affordable housing; opportunities for small businesses; and redevelopment of blighted areas. SunTrust employees can be found hammering nails in Habitat homes, serving on the boards of Community Development Corporations, teaching small-business owners the keys to success, walking for charity and anywhere there is an activity to improve our communities. Our role as a community leader is a responsibility that every SunTrust bank takes seriously. Each bank has designated a senior executive to oversee our community activities and ensure that we are doing our part.
        SunTrust provides financial support to community building efforts through our extensive corporate contributions, investments and lending activities. In 1998, SunTrust approved 12,538 loans for $975 million to provide housing in low- to moderate-income areas. We also originated 48,089 loans totaling $3.6 billion for families classified as low- to moderate-income to purchase or rehabilitate their homes. Thirty-six thousand (36,000) businesses in our communities received $4.2 billion in loans from SunTrust. The vast majority of these loans, or 72%, had an original amount of $100,000 or less. Sixty-two percent (62%) of 1998 SunTrust business loans were to firms with annual revenues of $1 million or less. In addition, SunTrust originated over $310 million in community development loans. Through membership in the Federal Home Loan Bank, SunTrust has provided funding for affordable housing projects under the FHLB's Affordable Housing Program and Community Reinvestment Program.
        SunTrust supports its communities through a variety of investments and contributions such as low-income housing tax credits, funding for local and regional groups engaging in providing affordable housing or promoting small business development and targeted mortgage-backed securities. Our combined investment in community development projects and organizations totals over $100 million. By participating in the public finance efforts of state, county and municipal governments, we have financed activities such as school construction, public housing and environmental cleanup and protection programs. SunTrust has participated in more than $3.5 billion public funding bond offerings.

                             SunTrust Banks, Inc./41

        In 1998, SunTrust's banks were awarded Bank Enterprise Act funds in excess of $700,000 in recognition of their lending and community development efforts. Further underscoring our commitment to Community Reinvestment, in 1998, SunTrust created Community Development Corporations through which our banks may make equity investments in local community development projects.
        SunTrust continues to seek new and innovative ways to build the communities we serve and to ensure that all qualified applicants receive the loans they need to improve their quality of life.


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


Properties
The Company's headquarters are located in Atlanta, Georgia. As of December 31, 1998, bank subsidiaries of the Company owned 848 of their 1,079 full-service banking offices, and leased the remaining banking offices. (See Note 6 to the Consolidated Financial Statements.)


Special shareholders' meeting
A special meeting of the shareholders of the Company was held on December 23, 1998 to approve the merger of Crestar Financial Corporation and the Company as described in the Joint Proxy Statement/Prospectus dated as of November 13, 1998 which was provided to shareholders. The merger was approved, with 155,447,817 shares voting to approve the merger, 2,148,644 shares voting against the merger, 1,121,610 shares abstaining, and 36,734,835 broker non-votes.


42/SunTrust Banks, Inc.

                        Consolidated Financial Statements


Contents
        Consolidated Statements of Income  44
        Consolidated Balance Sheets  45
        Consolidated Statements of Shareholders' Equity  46
        Consolidated Statements of Cash Flows  47
        Notes to Consolidated Financial Statements  48
        Report of Independent Public Accountants  73
        1998 Form 10-K  74
        Board of Directors and Senior Management  76
        Directory of Subsidiaries  78
        Shareholder Information  79


Management's Statement of Responsibility
for Financial Information
Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, it maintains an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.
        The Company's independent public accountants, Arthur Andersen LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in the second paragraph of their report.
        The Board of Directors, through its Audit Committee, is responsible for ensuring that both management and the independent public accountants fulfill their respective responsibilities with regard to the financial statements. The Audit Committee, composed entirely of directors who are not officers or employees of the Company, meets periodically with both management and the independent public accountants to ensure that each is carrying out its responsibilities. The independent public accountants have full and free access to the Audit Committee and meet with it, with and without management present, to discuss auditing and financial reporting matters.
        The Company assessed its internal control system as of December 31, 1998, in relation to criteria for effective internal control over consolidated financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 1998, its system of internal controls over consolidated financial reporting met those criteria.

L. PHILLIP HUMANN                           JOHN W. SPIEGEL                WILLIAM P. O'HALLORAN
Chairman of the Board of Directors,         Executive Vice President       Senior Vice President
President and Chief Executive Officer       and Chief Financial Officer    and Controller


Abbreviations
Within the consolidated financial statements and the notes thereto, the following references will be used:
               SunTrust Banks, Inc.-Company or SunTrust
               SunTrust Banks of Florida, Inc.-STI of Florida
               SunTrust Banks of Georgia, Inc.-STI of Georgia
               SunTrust Banks of Tennessee, Inc.-STI of Tennessee
               Crestar Financial Corporation-Crestar
               SunTrust Banks, Inc. Parent Company-Parent Company


                             SunTrust Banks, Inc./43

                        Consolidated Statements Of Income


                                                               YEAR ENDED DECEMBER 31
(Dollars in thousands except per share data)             1998          1997           1996
----------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                           $4,735,627    $4,322,521     $3,926,350
Interest and dividends on securities available
 for sale
  Taxable interest                                      759,653       728,035        733,667
  Tax-exempt interest                                    35,733        43,381         51,516
  Dividends(1)                                           58,531        50,326         43,530
Interest on funds sold                                   71,639        80,386         56,470
Interest on deposits in other banks                       5,772         2,860          3,248
Other interest                                            8,945        10,778          3,693
----------------------------------------------------------------------------------------------
Total interest income                                 5,675,900     5,238,287      4,818,474
----------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                  1,644,229     1,627,417      1,585,707
Interest on funds purchased                             634,086       461,724        356,879
Interest on other short-term borrowings                 127,800       133,814         81,683
Interest on long-term debt                              340,664       230,509        134,530
----------------------------------------------------------------------------------------------
Total interest expense                                2,746,779     2,453,464      2,158,799
----------------------------------------------------------------------------------------------
NET INTEREST INCOME                                   2,929,121     2,784,823      2,659,675
Provision for loan losses-Note 5                        214,602       225,140        171,806
----------------------------------------------------------------------------------------------
Net interest income after provision for loan losses   2,714,519     2,559,683      2,487,869
----------------------------------------------------------------------------------------------
NONINTEREST INCOME
Other charges and fees                                  572,597       413,213        335,168
Trust income                                            460,052       392,966        344,095
Service charges on deposit accounts                     401,095       374,122        346,865
Securities gains (losses)-Note 3                          8,207         6,851         17,562
Other noninterest income-Note 19                        274,222       168,510        118,980
----------------------------------------------------------------------------------------------
Total noninterest income                              1,716,173     1,355,662      1,162,670
----------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and other compensation-Note 11               1,433,703     1,195,979      1,122,574
Employee benefits-Note 11                               181,781       176,913        169,508
Net occupancy expense                                   192,198       187,185        203,018
Equipment expense                                       178,766       167,712        158,610
Marketing and customer development                      107,092        95,446        104,593
Postage and delivery                                     64,413        64,140         63,320
Operating supplies                                       54,008        49,994         52,899
Merger-related expenses-Note 2                          119,419             -              -
Other noninterest expense-Note 20                       601,006       478,377        510,075
----------------------------------------------------------------------------------------------
Total noninterest expense                             2,932,386     2,415,746      2,384,597
----------------------------------------------------------------------------------------------
Income before provision for income taxes              1,498,306     1,499,599      1,265,942
Provision for income taxes-Note 10                      527,289       523,676        406,992
----------------------------------------------------------------------------------------------

NET INCOME                                           $  971,017    $  975,923     $  858,950
----------------------------------------------------------------------------------------------

Net income per average common share-diluted          $     3.04       $  3.04        $  2.59
Net income per average common share-basic                  3.08          3.08           2.63
Dividends declared per common share                       1.000         0.925          0.825
Average common shares-diluted                           319,711       320,932        331,042
Average common shares-basic                             314,908       316,436        326,502

1 Includes dividends on 48,266,496 shares
of common stock of The Coca-Cola Company              $  28,960      $ 27,029      $  24,133
----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
44/SunTrust Banks, Inc.

CONSOLIDATED BALANCE SHEETS

                                                                         AT DECEMBER 31
(Dollars in thousands)                                                1998           1997
----------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $ 4,289,889    $ 4,173,245
Interest-bearing deposits in other banks                              385,945        192,929
Trading account                                                       239,665        180,801
Securities available for sale1-Note 3                              17,559,043     16,196,887
Funds sold                                                          1,401,000      2,244,023
Loans-Notes 4, 12 and 13                                           65,089,201     56,765,164
Allowance for loan losses-Note 5                                     (944,557)      (933,533)
----------------------------------------------------------------------------------------------
  Net loans                                                        64,144,644     55,831,631
Premises and equipment-Note 6                                       1,519,711      1,450,280
Intangible assets                                                     797,045        559,533
Customers' acceptance liability                                       628,235        492,929
Other assets-Note 11                                                2,204,755      1,518,562
----------------------------------------------------------------------------------------------
Total assets                                                      $93,169,932    $82,840,820
----------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY--NOTES 9 AND 11
Noninterest-bearing deposits                                      $14,065,720    $12,482,138
Interest-bearing deposits                                          44,967,563     42,098,646
----------------------------------------------------------------------------------------------
  Total deposits                                                   59,033,283     54,580,784
Funds purchased                                                    13,295,833      9,735,985
Other short-term borrowings-Note 7                                  2,636,986      3,525,529
Long-term debt-Note 8                                               4,757,869      3,210,358
Guaranteed preferred beneficial interests in debentures-Note 8      1,050,000        800,000
Acceptances outstanding                                               628,235        492,929
Other liabilities-Notes 10 and 11                                   3,589,082      3,183,144
----------------------------------------------------------------------------------------------
    Total liabilities                                              84,991,288     75,528,729
----------------------------------------------------------------------------------------------
Commitments and contingencies-Notes 6, 8, 11, 12 and 15

Preferred stock, no par value; 50,000,000 shares authorized;
  none issued                                                               -              -
Common stock, $1.00 par value                                         322,485        318,571
Additional paid in capital                                          1,293,011      1,087,511
Retained earnings                                                   4,575,382      3,967,359
Treasury stock and other                                             (100,441)      (109,503)
----------------------------------------------------------------------------------------------
  Realized shareholders' equity                                     6,090,437      5,263,938
Accumulated other comprehensive income-Notes 3 and 17               2,088,207      2,048,153
----------------------------------------------------------------------------------------------
    Total shareholders' equity                                      8,178,644      7,312,091
----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                        $93,169,932    $82,840,820
----------------------------------------------------------------------------------------------
Common shares outstanding                                         321,124,134    316,872,584
Common shares authorized                                          500,000,000    350,000,000
Treasury shares of common stock                                     1,360,928      1,698,853

1  Includes net unrealized gains on securities available for sale $ 3,379,725    $ 3,320,943
----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                             SunTrust Banks, Inc./45

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                          Accumulated
                                        Additional             Treasury      Other
                                Common    Paid in   Retained  Stock and  Comprehensive
(In thousands)                   Stock    Capital   Earnings    Other(1)     Income      Total
------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996      $349,549  $ 958,587 $4,477,228 $(871,953)   $1,171,776  $6,085,187
Net income                           -          -    858,950         -            -      858,950
Cash dividends declared,
  $0.825 per share                   -          -  (316,894)         -            -     (316,894)
Exercise of stock options          731        461          -    19,198            -       20,390
Acquisition and retirement
  of stock                     (19,672)    (6,962)  (967,937)  598,341            -     (396,230)
Performance stock activity           -        973          -      (973)           -            -
Amortization of compensation
  element of restricted stock        -          -          -    10,985            -       10,985
Stock issued for acquisitions        -          -          -     5,636            -        5,636
Issuance of stock for employee
benefit plans                      475     28,507          -     7,848            -       36,830
Change in accumulated other
comprehensive income                 -          -          -         -      408,717      408,717
------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996     331,083    981,566  4,051,347  (230,918)   1,580,493    6,713,571
Net income                           -          -    975,923         -            -      975,923
Cash dividends declared,
  $0.925 per share                   -          -  (292,001)         -            -     (292,001)
Exercise of stock options        1,125      4,970          -    25,343            -       31,438
Acquisition and retirement of
  stock                        (15,880)    (8,052)  (767,910)   81,693            -     (710,149)
Performance stock activity           -      3,344          -    (3,344)           -            -
Amortization of compensation
 element of restricted stock         -          -          -     9,196            -        9,196
Stock issued for acquisitions    1,186     61,446          -         -            -       62,632
Issuance of stock for employee
benefit plans                    1,057     44,237          -     8,527            -       53,821
Change in accumulated other
comprehensive income                 -          -          -         -      467,660      467,660
------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1997     318,571  1,087,511  3,967,359  (109,503)   2,048,153    7,312,091
------------------------------------------------------------------------------------------------
Net income                           -          -    971,017         -            -      971,017
Cash dividends declared,
  $1.00 per share                    -          -   (352,454)        -            -     (352,454)
Exercise of stock options          810      1,366          -    25,166            -       27,342
Acquisition and retirement
  of stock                        (190)         -    (10,540) (294,878)           -     (305,608)
Performance stock activity          90      8,378          -    (8,468)           -            -
Amortization of compensation
  element of restricted stock        -          -          -    12,771            -       12,771
Stock issued for acquisitions    1,619    108,607          -    93,846            -      204,072
Issuance of stock for employee
benefit plans                    1,005     58,742          -    17,912            -       77,659
Stock issued in private placement  580     28,407          -   162,713            -      191,700
Change in accumulated other
  comprehensive income               -          -          -         -       40,054       40,054
------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1998    $322,485 $1,293,011 $4,575,382 $(100,441)  $2,088,207   $8,178,644
------------------------------------------------------------------------------------------------
Comprehensive income for the
years ended-Note 17
December 31, 1996                                                                     $1,267,667
December 31, 1997                                                                      1,443,583
------------------------------------------------------------------------------------------------
December 31, 1998                                                                     $1,011,071

(1) Balance at December 31, 1998 includes $28,680 for treasury stock and $71,761 for compensation element of restricted stock.

See notes to consolidated financial statements.

46/SunTrust Banks, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31
(In thousands)                                           1998          1997           1996
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                            $ 971,017     $ 975,923      $ 858,950
Adjustments to reconcile net income to net cash
(used in) provided by operating activities
  Depreciation, amortization and accretion              282,599       240,393        206,629
  Provisions for loan losses and foreclosed property    215,225       228,850        179,980
  Deferred income tax provision                          39,115        20,913         13,219
  Amortization of compensation element of restricted
    stock                                                12,771         9,196         10,985
  Securities gains                                       (8,207)       (6,851)       (17,562)
  Net gain on sale of noninterest earning assets         (8,823)      (97,507)       (30,083)
  Net increase in loans held for sale                (2,259,825)     (490,467)       (64,230)
  Net (increase) decrease in accrued interest
    receivable, prepaid expenses and other assets      (897,527)     (346,060)         2,469
  Net increase in interest payable, accrued expenses
  and other liabilities                                 706,691       561,978        135,123
  Other, net                                             45,735        12,019        (51,710)
----------------------------------------------------------------------------------------------
Net cash (used in) provided by operating activities    (901,229)    1,108,387      1,243,770

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of securities available
  for sale                                            4,484,087     2,180,519      4,469,061
Proceeds from sales of securities available for sale  4,343,241     4,374,680      5,108,078
Purchases of securities available for sale          (10,572,056)   (5,567,108)   (10,321,812)
Net increase in loans                                (6,328,474)   (6,057,147)    (4,335,027)
Capital expenditures                                   (259,032)     (410,465)      (210,922)
Proceeds from sale of noninterest-earning assets        136,875        89,672         37,163
Net funds received in acquisitions                       14,857       111,026        137,641
Loan recoveries                                          70,684        84,560         83,366
Other, net                                               (4,611)     (159,578)      (134,335)
----------------------------------------------------------------------------------------------
Net cash used in investing activities                (8,114,429)   (5,353,841)    (5,166,787)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                              4,452,499     1,559,782      2,861,421
Net increase in funds purchased and other
short-term borrowings                                 2,671,305     2,127,711      1,832,255
Proceeds from issuance of long-term debt              2,205,211     1,812,708        871,382
Repayment of long-term debt                            (407,700)     (272,645)      (173,697)
Proceeds from the exercise of stock options              27,342        31,438         20,390
Proceeds from stock issuance                            191,700             -              -
Proceeds used in acquisition and retirement of stock   (305,608)     (710,149)      (396,230)
Dividends paid                                         (352,454)     (326,343)      (282,552)
Other, net                                                    -          (164)        (2,086)
----------------------------------------------------------------------------------------------
Net cash provided by financing activities             8,482,295     4,222,338      4,730,883
----------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents   (533,363)      (23,116)       807,866
Cash and cash equivalents at beginning of year        6,610,197     6,633,313      5,825,447
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $ 6,076,834    $6,610,197    $ 6,633,313
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE
Interest paid                                       $ 2,770,872    $2,376,050    $ 2,171,279
Income taxes paid                                       482,621       455,019        408,718
----------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                             SunTrust Banks, Inc./47

                   Notes to Consolidated Financial Statements

Note 1--Accounting Policies
GENERAL
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. All historical financial information for the Company has been restated to include Crestar historical information for all periods presented.
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material.

SECURITIES
Securities in the investment portfolio are classified as securities available for sale and are carried at market value with unrealized gains and losses, net of any tax effect, included in accumulated other comprehensive income and added to or deducted from realized shareholders' equity to determine total shareholders' equity.
        Trading account securities are carried at market value with the gains and losses, determined using the specific identification method, recognized currently in the statement of income. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments of trading account securities and from recording the results of sales.
        Securities formerly classified by Crestar as securities held to maturity have been redesignated as securities available for sale. The net unrealized gain has been recorded as a current year adjustment to comprehensive income as the impact on prior years was not significant.

LOANS
Interest income on all classifications of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no doubt of future collection of principal. Loans classified as nonaccrual, except for smaller balance homogenous loans, which include consumer, residential and credit card loans, meet the criteria to be considered impaired loans. The Company considers a loan to be nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. However, other consumer and residential real estate loans are normally placed on nonaccrual when payments have been in default for 90 days or more.
        SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of the expected future cash flows (or the fair value of the collateral) is less than the recorded investments in the loans which include principal, accrued interest, net deferred loan fees or costs, and unamortized premium or discount, SunTrust will include this deficiency in evaluating the overall adequacy of the allowance for loan losses. 48/SunTrust Banks, Inc.

        Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letters of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period. Loans available for sale are carried at the lower of cost or fair market value.

ALLOWANCE FOR LOAN LOSSES
The Company's allowance for loan losses is that amount considered adequate to absorb inherent losses in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of problem loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Prior loss experience is based on a statistical loss migration analysis that examines loss experience and the related internal gradings of loans charged off. The general economic conditions and other risk elements are determined primarily by management at the individual subsidiary banks and is based on knowledge of specific economic factors in their markets that might affect the collectibility of loans.

LONG-LIVED ASSETS
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets' estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and betterments are capitalized.
        Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill associated with purchased companies is being amortized on the straight-line method over various periods ranging from 15 to 40 years. The Company recognizes as assets the rights to service mortgage loans for others whether the servicing rights are acquired through purchase or loan origination. Purchased mortgage servicing rights are capitalized at cost. For loans originated and sold where the servicing rights have been retained, the Company allocates the cost of the loan and the servicing rights based on their relative fair market values. Mortgage servicing rights are amortized over the estimated period of the related net servicing revenues.
        Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset. Impairment on intangibles is evaluated at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment for mortgage servicing rights is determined based on the fair value of the rights stratified on the basis of interest rate and type of related loan. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

INCOME TAXES
Deferred income tax assets and liabilities result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

EARNINGS PER SHARE
Basic earnings per share are based on the weighted average number of common shares outstanding during each period, excluding outstanding shares that are contingently returnable shares. Diluted earnings per share are based on the weighted average number of common shares outstanding during each period, plus common shares calculated for stock options and performance restricted stock outstanding using the treasury stock method.
                             SunTrust Banks, Inc./49

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks and funds sold (only those items with an original maturity of three months or less).

DERIVATIVE FINANCIAL INSTRUMENTS
Derivatives are used to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used as hedges are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings.
        Derivatives used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Derivatives used for hedging purposes may include swaps, forwards, futures and options. The interest component associated with derivatives used as hedges or to modify the interest rate characteristics of assets and liabilities is recognized over the life of the contract in net interest income. If a contract is cancelled prior to its termination date, the cumulative change in the market value of such derivatives is recorded as an adjustment to the carrying value of the underlying asset or liability and recognized in net interest income over the expected remaining life of the related asset or liability. In instances where the underlying instrument is sold, the fair value of the associated derivative is recognized immediately in the component of earnings relating to the underlying instrument.

RECENT ACCOUNTING DEVELOPMENTS
During the first quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires capitalization of computer software costs that meet certain criteria. The statement is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective January 1, 1999. SOP 98-1 is not expected to have a material impact on the Company's financial position or results of operations.
        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt SFAS No. 133 effective January 1, 2000; it is not expected to have a material impact on the Company's financial position or results of operations.
        In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement is effective for the first fiscal quarter beginning after December 15, 1998. Adoption of Statement No. 134 will have no impact on the Company's financial position or results of operations.

Note 2--Acquisitions
On December 31, 1998, the Company merged with Crestar Financial Corporation (Crestar). Each outstanding share of Crestar common stock was exchanged for 0.96 shares of SunTrust common stock, resulting in the issuance of approximately 108,696,877 shares of SunTrust common stock. The business combination was accounted for using the pooling-of-interests method of accounting. Accordingly, all historical financial information of the Company for all periods presented has been restated to include Crestar's historical financial information. Certain conforming adjustments and reclassifications have been made to Crestar's historical financial information to conform to SunTrust's accounting and financial reporting policies. These adjustments, which relate primarily to the accounting policies with respect to loan origination costs, did not have a material impact on the combined financial statements. 50/SunTrust Banks, Inc.

        During 1998, the Company recorded $161.9 million in pre-tax merger-related charges. These charges include: costs of the transaction, severance and termination-related accruals, write-off of certain tangible assets with no ongoing benefit to the Company, and adjustments recorded by Crestar in the fourth quarter in connection with evaluating accounting estimates for litigation, probable loan losses, income tax matters and the liabilities related to certain deferred compensation plans. These estimates and the related charges are based on evaluation of objective evidence of probable obligations incurred by the Company as of the merger consummation date or specifically identified assets. The following table shows the merger-related charges and the remaining liability at December 31, 1998. Transaction costs consist of investment banking and other professional service fees incurred by SunTrust and Crestar in connection with the merger. These fees were paid in January 1999. The severance and termination accruals are based on the Company's pre-existing severance policies and other contractual termination provisions. These accruals include amounts to be paid to employees when the Company no longer employs them. Prior to December 31, 1998, management had approved and committed the Company to a plan that involved the involuntary termination of certain employees. The benefit arrangements associated with this plan were communicated to all employees in December 1998. The plan specifically identified the number of employees to be terminated and their job classifications. The termination of these employees is scheduled to be completed throughout 1999 and 2000. Further, as a result of the merger, certain other employees exercised their contractual rights under existing employment arrangements to resign from the Company. Management's merger plan also included the limited use of "stay bonuses" for certain employees who agreed to continue to work for the Company through a designated date. Such bonuses are accrued over the employees' periods of continued service.
        In connection with the merger, a review was made of Crestar's estimates and assumptions used in valuing and recording certain obligations and accruals. Revisions to estimates included reducing the discount rate applied to certain long-term deferred compensation arrangements to a discount rate historically applied by SunTrust in evaluating similar obligations. Further, a reassessment of general allowance factors, including increasing consumer delinquencies and charge-offs, resulted in Crestar increasing its allowance for loan losses by approximately $20 million. Probable loss exposure from outstanding legal claims resulted in additional legal accruals of $7.5 million. Management also evaluated Crestar's exposure related to certain income tax matters and recorded an additional provision of $9.2 million. In addition, tax provisions on certain severance payments exceeding statutory limitations totaled $13.3 million.

                                                               Utilized  Remaining Balance
(In thousands)                                   Pre-tax       in 1998   December 31, 1998
----------------------------------------------------------------------------------------
MERGER-RELATED CHARGES
Transaction costs                                $ 40,300       $ 6,858        $33,442
Severance and termination accruals                 38,900             -         38,900
Adjustment to deferred compensation liabilities    11,319        11,319              -
Litigation loss reserve                             7,500         7,500              -
Write-off of unrealizable assets                   17,400        17,400              -
Miscellaneous integration costs                     4,000         1,296          2,704
----------------------------------------------------------------------------------------
Merger-related expenses                           119,419        44,373         75,046
Provision for loan losses                          20,000        20,000              -
Provision for taxes                                22,500        22,500              -
----------------------------------------------------------------------------------------
Total merger-related charges                     $161,919       $86,873        $75,046
----------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./51

        The historical results of operations for SunTrust and Crestar (prior to the merger), adjustments related to conforming accounting policies and the consolidated results of operations for the Company after giving effect to the merger are as follows:

                                              Historical
-----------------------------------------------------------        Conforming of
       (Dollars in thousands except                                 Accounting
            per share data)             SunTrust       Crestar       Policies       SunTrust
----------------------------------------------------------------------------------------------
Year ended December 31, 1998
  Net interest income                 $2,001,989      $ 920,508       $ 6,624     $2,929,121
  Net interest income and noninterest
    income                             3,156,307      1,482,363         6,624      4,645,294
  Noninterest expense                  1,942,473        978,113        11,800      2,932,386
  Net income                             723,299        251,082        (3,364)       971,017
  Net income per average common
    share-diluted                              -              -             -           3.04
  Net income per average common
    share-basic                                -              -             -           3.08
----------------------------------------------------------------------------------------------
Year ended December 31, 1997
  Net interest income                  1,894,366        886,347         4,110      2,784,823
  Net interest income and noninterest
    income                             2,801,941      1,334,434         4,110      4,140,485
  Noninterest expense                  1,658,932        750,954         5,860      2,415,746
  Net income                             667,253        309,808        (1,138)       975,923
  Net income per average common
   share-diluted                            3.13           2.77             -           3.04
  Net income per average common
   share-basic                              3.17           2.80             -           3.08
Year ended December 31, 1996
  Net interest income                  1,784,210        871,575         3,890      2,659,675
  Net interest income and noninterest
   income                              2,576,687      1,241,768         3,890      3,822,345
  Noninterest expense                  1,557,571        822,619         4,407      2,384,597
  Net income                             641,015        218,271          (336)       858,950
  Net income per average common
    share-diluted                           2.87           1.95            -            2.59
  Net income per average common
    share-basic                             2.91           1.97            -            2.63
----------------------------------------------------------------------------------------------

        On December 31, 1996 Crestar merged with Citizens Bancorp (Citizens), a bank holding company based in Laurel, Maryland, in a transaction accounted for as a pooling-of-interests business combination. Accordingly, historical financial data for periods before the merger were restated to include the combined results of both Crestar and Citizens. Approximately 25.3 million shares of Crestar common stock, or 24.3 million shares of equivalent SunTrust common stock using a conversion factor of 0.96, were issued to the former shareholders of Citizens. Citizens had total assets of approximately $4.1 billion on the date of acquisition.
        During the three-year period ended December 31, 1998, the Company has consummated the following acquisitions that were accounted for as purchases and individually did not have a material effect on the consolidated financial statements.

Date       Entity                              Consideration                                               Assets Acquired
--------------------------------------------------------------------------------------------------------------------------
10/98      Citizens Bancorporation, Inc.       $39.2 million in cash and 603,919 shares of Company stock    $183 million
           (Marianna, Florida)
1/98       Equitable Securities Corporation    2.3 million shares of Company stock                          $ 48 million
           (Nashville, Tennessee)
11/97      American National Bancorp, Inc.     $14 million in cash and 1.236 million shares of Crestar      $500 million
           (Baltimore, Maryland)               common stock, or 1.187 million shares of equivalent SunTrust common stock
2/96       Ponte Vedra Banking Corporation     $7.7 million in cash and 170,148 shares of Company stock     $ 88 million
           (Ponte Vedra, Florida)
--------------------------------------------------------------------------------------------------------------------------

52/SunTrust Banks, Inc.

Note 3--Securities Available For Sale
Securities available for sale at December 31 were as follows:

                                                             1998

                                       Amortized         Fair      Unrealized      Unrealized
(In thousands)                            Cost          Value         Gains          Losses
----------------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
government agencies and corporations $ 2,208,723    $ 2,243,823     $  35,343         $  243
States and political subdivisions        599,149        617,940        19,633            842
Mortgage-backed and asset-backed
  securities                           9,860,392      9,895,095        57,466         22,763
Trust preferred securities               867,239        918,132        50,893              -
Common stock of The Coca-Cola Company        110      3,233,855     3,233,745              -
Other securities                         643,705        650,198        18,075         11,582
----------------------------------------------------------------------------------------------
Total securities available for sale  $14,179,318    $17,559,043    $3,415,155        $35,430
----------------------------------------------------------------------------------------------

                                                             1997

                                       Amortized         Fair       Unrealized     Unrealized
(In thousands)                            Cost          Value          Gains         Losses
----------------------------------------------------------------------------------------------
U.S. Treasury and other U.S.
government agencies and corporations $ 3,289,254    $ 3,310,794     $  26,700        $ 5,160
States and political subdivisions        668,951        689,835        21,161            277
Mortgage-backed and asset-backed
  securities                           6,997,888      7,019,693        53,646         31,841
Trust preferred securities               662,993        674,346        17,397          6,044
Common stock of The Coca-Cola Company        110      3,218,772     3,218,662              -
Other securities                       1,256,748      1,283,447        27,968          1,269
----------------------------------------------------------------------------------------------
Total securities available for sale  $12,875,944    $16,196,887    $3,365,534        $44,591
----------------------------------------------------------------------------------------------

        The amortized cost and fair value of investments in debt securities at December 31, 1998 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                            Amortized         Fair
(In thousands)                                 Cost           Value
-----------------------------------------------------------------------
Due in one year or less                    $ 1,223,771    $ 1,234,388
Due in one year through five years           1,397,231      1,433,938
Due after five years through ten years         174,202        179,876
After ten years                                879,907        931,693
Mortgage-backed securities                   9,860,392      9,895,095
-----------------------------------------------------------------------
Total                                      $13,535,503    $13,674,990
-----------------------------------------------------------------------

        Proceeds from the sale of investments in debt securities were $4.3, $4.4 and $5.1 billion in 1998, 1997 and 1996. Gross realized gains were $7.9, $10.1 and $12.9 million and gross realized losses on such sales were $1.2, $6.8 and $12.5 million in 1998, 1997 and 1996.
        Securities available for sale that were pledged to secure public deposits, trust and other funds had fair values of $12.2 and $8.3 billion at December 31, 1998 and 1997.

                             SunTrust Banks, Inc./53

Note 4--Loans
The composition of the Company's loan portfolio at December 31 is shown in the following table.

(In thousands)                       1998           1997
-------------------------------------------------------------
Commercial                       $24,589,592    $19,043,676
Real estate
   Construction                    2,084,982      1,809,778
   Residential mortgages          20,429,518     18,586,041
   Other                           8,254,330      7,457,569
Credit card                        1,563,464      2,195,616
Other consumer loans               8,167,315      7,672,484
-------------------------------------------------------------
Total loans                      $65,089,201    $56,765,164
-------------------------------------------------------------

        Included in residential mortgages are loans available for sale in the amount of $3.5 billion and $1.3 billion for 1998 and 1997, respectively. Total nonaccrual and restructured loans at December 31, 1998 and 1997 were $207.2 and $188.7 million, respectively. The gross amounts of interest income that would have been recorded in 1998, 1997 and 1996 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $22.8, $22.7 and $29.1 million, while interest income actually recognized totaled $8.2, $9.3 and $9.6 million, respectively.
        In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their affiliates. The aggregate dollar amount of these loans, as defined, was $1,608.7 million at December 31, 1998 and $1,542.4 million at December 31, 1997. During 1998, $2,282.3 million of such loans were made and repayments totaled $2,216.0 million. None of these loans has been restructured, nor were any related party loans charged off during 1998 and 1997.


Note 5--Allowance For Loan Losses
Activity in the allowance for loan losses is summarized in the table below.

(In thousands)                                         1998          1997           1996
------------------------------------------------------------------------------------------
Balance at beginning of year                       $933,533      $896,972       $915,755
Transfer of allowance for credit card loans sold    (13,000)            -              -
Allowance from acquisitions                           3,000         2,163            300
Provision                                           214,602       225,140        171,806
Loan charge-offs                                   (264,262)     (275,302)      (274,255)
Loan recoveries                                      70,684        84,560         83,366
------------------------------------------------------------------------------------------
Balance at end of year                             $944,557      $933,533       $896,972
------------------------------------------------------------------------------------------

        It is the opinion of management that the allowance was adequate at December 31, 1998, based on conditions reasonably known to management; however, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, changes in general economic conditions or other risk factors. 54/SunTrust Banks, Inc.

Note 6--Premises and Equipment
Premises and equipment at December 31 were as follows:

(In thousands)                                      Useful Life        1998           1997
----------------------------------------------------------------------------------------------
Land                                                               $  311,966     $  305,696
Buildings and improvements                          10-40 years     1,119,062      1,031,702
Leasehold improvements                               5-20 years       228,385        217,744
Furniture and equipment                              3-20 years       909,623        949,287
Construction in progress                                              146,883        159,708
----------------------------------------------------------------------------------------------
                                                                    2,715,919      2,664,137
Less accumulated depreciation and amortization                      1,196,208      1,213,857
----------------------------------------------------------------------------------------------
Total Premises and equipment                                       $1,519,711     $1,450,280
----------------------------------------------------------------------------------------------

        The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 1998 and 1997.
        Various Company facilities and equipment are also leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 1998 were as follows:

                                              Operating        Capital
(In thousands)                                 Leases           Leases
------------------------------------------------------------------------
1999                                          $ 80,977         $ 4,628
2000                                            70,784           4,365
2001                                            63,900           4,353
2002                                            56,281           3,260
2003                                            52,589           3,215
Thereafter                                     154,862          42,692
------------------------------------------------------------------------
Total minimum lease payments                   $479,393         62,513
------------------------------------------------------------------------
Amounts representing interest                                   36,700
------------------------------------------------------------------------
Present value of net minimum lease payments                    $25,813
------------------------------------------------------------------------

        Net premises and equipment include $17.4 and $19.4 million at December 31, 1998 and 1997, respectively, related to capital leases.
        Aggregate rent expense for all operating leases (including contingent rental expense) amounted to $87.6, $93.8 and $92.5 million for 1998, 1997 and 1996, respectively.


Note 7--Other Short-Term Borrowings Other short-term borrowings at December 31 includes:

                                                  1998                         1997
----------------------------------------------------------------------------------------------
(In thousands)                          Balance          Rates        Balance      Rates
----------------------------------------------------------------------------------------------
Commercial paper                      $  734,471      4.93-6.50%    $ 765,377    5.57-5.91%
Bank notes                                     -              -       450,000    5.80-5.83%
Federal funds purchased maturing in
  over one day                            53,000      4.34-5.06%      283,000    5.31-5.81%
Federal reserve borrowings-discount
  window                                       -              -       160,000         5.00%
Short-term borrowing facility          1,219,670      4.91-5.10%    1,081,125    5.65-6.00%
Other                                    629,845                      786,027
----------------------------------------------------------------------------------------------
Total Other Short-Term Borrowings     $2,636,986                   $3,525,529
----------------------------------------------------------------------------------------------

        At December 31, 1998, $355.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the years ended December 31, 1998, 1997 and 1996, were $2.4, $2.6 and $1.5 billion, respectively, while the maximum amounts outstanding at any month-end during the years ended December 31, 1998, 1997 and 1996, were $3.5, $3.5 and $1.8 billion, respectively.
                             SunTrust Banks, Inc./55

Note  8--Long-Term  Debt  and  Guaranteed   Preferred  Beneficial  Interests  in
Debentures Long-term debt at December 31 consisted of the following:

(In thousands)                                                         1998           1997
----------------------------------------------------------------------------------------------
PARENT COMPANY
8.875% notes due 1998                                                $      -       $ 94,500
Floating rate notes due 1999                                          200,000        200,000
Payment agreement due 2001                                             22,195         28,753
7.375% notes due 2002                                                 200,000        200,000
Floating rate notes due 2002                                          250,000        250,000
6.125% notes due 2004                                                 200,000        200,000
7.375% notes due 2006                                                 200,000        200,000
6.250% notes due 2008                                                 300,000              -
6.0% notes due 2026                                                   200,000        200,000
SunTrust Capital I, floating rate due 2027                            350,000        350,000
SunTrust Capital II, 7.9% due 2027                                    250,000        250,000
SunTrust Capital III, floating rate due 2028                          250,000              -
6.0% notes due 2028                                                   250,000              -
Capital lease obligations                                               4,720          5,239
----------------------------------------------------------------------------------------------
  Total Parent Company (excluding $70,000 intercompany)             2,676,915      1,978,492

SUBSIDIARIES
8.625% notes due 1998                                                       -         49,997
8.25% notes due 2002                                                  125,000        125,000
8.75% notes due 2004                                                  149,771        149,732
7.25% notes due 2006                                                  250,000        250,000
6.90% notes due 2007                                                  100,000        100,000
8.5% notes due 2018                                                   152,489              -
Crestar Capital Trust I, 8.16% due 2026                               200,000        200,000
Capital lease obligations                                              21,093         30,543
FHLB advances (1998: 4.25-8.79%; 1997: 5.80-8.00%)                  2,120,842      1,103,438
Other                                                                  11,759         23,156
----------------------------------------------------------------------------------------------
  Total subsidiaries                                                3,130,954      2,031,866
----------------------------------------------------------------------------------------------
Total long-term debt and guaranteed preferred
beneficial interest in debentures                                  $5,807,869     $4,010,358
----------------------------------------------------------------------------------------------

        Principal amounts due for the next five years on long-term debt at December 31, 1998 are: 1999-$232.1 million; 2000-$207.5 million; 2001-$29.9 million; 2002-$1,331.7 million and 2003-$666.9 million.
        Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 1998, the Company was in compliance with all covenants and provisions of long-term debt agreements.
        In the summary table of long-term debt, $1,050.0 million in 1998 and $800.0 million in 1997 qualify as Tier 1 capital, and $1,324.3 million in 1998 and $1,327.3 million in 1997 qualify as Tier 2 capital as currently defined by federal bank regulators.
        The Parent Company and Crestar have established special purpose trusts which have collectively issued $1,050 million in trust preferred securities. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures (debentures) of the Parent Company and Crestar. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt of the issuing company. The Parent Company and Crestar own all of the common securities of the special purpose trusts. The preferred securities issued by the trusts rank senior to the trusts' common securities. The obligations of the Parent Company and Crestar under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Parent Company and Crestar of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Parent Company and Crestar. The trust preferred securities may be called prior to maturity at the option of the Parent Company and Crestar. 56/SunTrust Banks, Inc.

Note 9--Capital
The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings and other factors. Quantitative measures established by regulation to ensure capital adequacy require that the Company maintain amounts and ratios (set forth in the table below) of Tier 1 and total capital to risk-weighted assets, and of Tier 1 capital to quarterly average total assets. Management believes, as of December 31, 1998, that the Company meets all capital adequacy requirements to which it is subject.
        A summary of Tier 1 and Total capital (actual, required and to be well capitalized) and the Tier 1 leverage ratio for the Company and its principal subsidiaries as of December 31, 1998 and 1997 is as follows:

                                                       Required for Capital  Required To Be
                                              Actual    Adequacy Purposes  Well Capitalized
(Dollars in millions)                   Amount    Ratio   Amount   Ratio  Amount    Ratio
----------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998
Tier 1 capital
  SunTrust Banks, Inc.                 $ 6,587     8.17% $3,223     4.00% $4,835    6.00%
  SunTrust Banks of Florida, Inc.        2,347    10.21     919     4.00   1,378    6.00
  SunTrust Banks of Georgia, Inc.        1,721     6.99     984     4.00   1,476    6.00
  SunTrust Banks of Tennessee, Inc.        672     9.48     283     4.00     425    6.00
  Crestar Financial Corporation          2,314    10.10     916     4.00   1,374    6.00
  SunTrust Bank, Atlanta                 1,310     6.40     818     4.00   1,227    6.00
  Crestar Bank                           1,725     7.60     908     4.00   1,362    6.00
Total capital
  SunTrust Banks, Inc.                  10,308    12.79   6,447     8.00   8,059   10.00
  SunTrust Banks of Florida, Inc.        2,794    12.16   1,837     8.00   2,297   10.00
  SunTrust Banks of Georgia, Inc.        3,441    13.98   1,968     8.00   2,460   10.00
  SunTrust Banks of Tennessee, Inc.        775    10.94     567     8.00     708   10.00
  Crestar Financial Corporation          2,969    12.96   1,832     8.00   2,290   10.00
  SunTrust Bank, Atlanta                 2,461    12.03   1,636     8.00   2,045   10.00
  Crestar Bank                           2,580    11.37   1,815     8.00   2,269   10.00
Tier 1 leverage
  SunTrust Banks, Inc.                             7.68   2,571     3.00   4,285    5.00
  SunTrust Banks of Florida, Inc.                  8.04     875     3.00   1,459    5.00
  SunTrust Banks of Georgia, Inc.                  8.09     637     3.00   1,062    5.00
  SunTrust Banks of Tennessee, Inc.                7.89     255     3.00     425    5.00
  Crestar Financial Corporation                    9.01     770     3.00   1,283    5.00
  SunTrust Bank, Atlanta                           7.76     506     3.00     843    5.00
  Crestar Bank                                     6.77     764     3.00   1,274    5.00
----------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997
Tier 1 capital
  SunTrust Banks, Inc.                 $ 5,587     8.04% $2,780     4.00% $4,170    6.00%
  SunTrust Banks of Florida, Inc.        2,076    10.37     801     4.00   1,201    6.00
  SunTrust Banks of Georgia, Inc.        1,666     8.00     832     4.00   1,248    6.00
  SunTrust Banks of Tennessee, Inc.        624    10.04     248     4.00     373    6.00
  Crestar Financial Corporation          2,068    10.05     823     4.00   1,235    6.00
  SunTrust Bank, Atlanta                 1,286     7.62     675     4.00   1,012    6.00
  Crestar Bank                           1,523     7.55     808     4.00   1,211    6.00
Total capital
  SunTrust Banks, Inc.                   8,608    12.39   5,560     8.00   6,950   10.00
  SunTrust Banks of Florida, Inc.        2,428    12.13   1,601     8.00   2,001   10.00
  SunTrust Banks of Georgia, Inc.        3,083    14.81   1,664     8.00   2,080   10.00
  SunTrust Banks of Tennessee, Inc.        702    11.29     497     8.00     621   10.00
  Crestar Financial Corporation          2,574    12.50   1,646     8.00   2,058   10.00
  SunTrust Bank, Atlanta                 2,178    12.91   1,350     8.00   1,687   10.00
  Crestar Bank                           2,028    10.04   1,615     8.00   2,019   10.00
Tier 1 leverage
  SunTrust Banks, Inc.                             7.70   2,269     3.00   3,781    5.00
  SunTrust Banks of Florida, Inc.                  7.83     795     3.00   1,324    5.00
  SunTrust Banks of Georgia, Inc.                  8.86     564     3.00     939    5.00
  SunTrust Banks of Tennessee, Inc.                8.07     232     3.00     386    5.00
  Crestar Financial Corporation                    9.20     667     3.00   1,112    5.00
  SunTrust Bank, Atlanta                           8.75     441     3.00     735    5.00
  Crestar Bank                                     7.00     653     3.00   1,088    5.00
----------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./57

        In 1996, SunTrust and Crestar each declared a stock dividend of one share of common stock for each outstanding share of their respective common stock. All references to common share, per share information and the weighted average number of common shares reflect the stock dividends and the equivalent share exchange ratio.
        Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of bank subsidiaries available for payment of cash dividends to STI of Florida, STI of Georgia, STI of Tennessee and Crestar Financial Corporation under these regulations totaled approximately $1,023.1 million at December 31, 1998.
        In the calculation of basic and diluted EPS, net income is identical. Below is a reconciliation for the three years ended December 31, 1998, of the difference between basic average common shares outstanding and diluted average common shares outstanding.

(In thousands)                       1998          1997           1996
------------------------------------------------------------------------
Average common shares-basic       314,908       316,436        326,502
Effect of dilutive securities
  Stock options                     3,164         2,797          2,765
  Performance restricted stock      1,639         1,699          1,775
------------------------------------------------------------------------
Average common shares-diluted     319,711       320,932        331,042
------------------------------------------------------------------------


Note 1O--Income Taxes
The provision for income taxes for the three years ended December 31, 1998 consisted of the following:

(In thousands)                                     1998          1997           1996
----------------------------------------------------------------------------------------
Provision for federal income taxes
  Current                                        $452,988      $455,638       $353,558
  Deferred                                         33,571        17,839          9,421
----------------------------------------------------------------------------------------
    Total provision for federal income taxes      486,559       473,477        362,979
----------------------------------------------------------------------------------------
Provision for state income taxes
  Current                                          35,186        47,125         40,215
  Deferred                                          5,544         3,074          3,798
----------------------------------------------------------------------------------------
    Total provision for state income taxes         40,730        50,199         44,013
----------------------------------------------------------------------------------------
Provision For Income Taxes                       $527,289      $523,676       $406,992
----------------------------------------------------------------------------------------

        The Company's income, before provision for income taxes, from international operations was not significant.
        The Company's provisions for income taxes for the three years ended December 31, 1998 differ from the amount computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                    1998          1997           1996
---------------------------------------------------------------------------------------
Tax provision at federal statutory rate         $524,407      $524,860       $443,080
Increase (decrease) resulting from
  Allowance for loan loss recapture                    -             -         (8,694)
  Tax-exempt interest                            (30,455)      (32,238)       (34,756)
  Disallowed interest deduction                    6,911         5,948          4,962
  Income tax credits (net)                        (3,012)       (2,709)        (2,455)
  State income taxes, net of federal benefit      26,475        32,654         28,018
  Dividend exclusion                              (8,707)       (8,439)        (7,486)
  Favorable tax settlement                       (25,048)       (2,845)       (27,486)
  Goodwill                                        11,012         9,805          9,740
  Non-deductible acquisition expenses             14,140             -              -
  Non-deductible compensation                      8,663             -              -
  Other                                            2,903        (3,360)         2,069
---------------------------------------------------------------------------------------
Provision for income taxes                      $527,289      $523,676       $406,992
---------------------------------------------------------------------------------------

58/SunTrust Banks, Inc.

        Temporary differences create deferred tax assets and liabilities that are detailed below as of December 31, 1998 and 1997:

                        Deferred Tax Assets (Liabilities)
(In thousands)                                           1998            1997
---------------------------------------------------------------------------------
Loan loss reserve                                     $  354,471      $ 349,005
Intangible assets                                          2,845          1,019
Employee benefits                                        (51,034)       (48,333)
Depreciation                                              (7,508)       (17,836)
Accretion                                                 (8,559)       (11,617)
Loans                                                    (21,109)       (22,223)
Mortgage servicing                                       (44,883)       (24,534)
Leasing                                                 (145,200)       (98,525)
Other real estate                                         12,107         23,135
Unrealized gains on securities available for sale     (1,291,518)    (1,272,790)
Other                                                     60,271         49,025
---------------------------------------------------------------------------------
Total deferred tax liability                         $(1,140,117)   $(1,073,674)
---------------------------------------------------------------------------------

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


Note 11--Employee Benefit Plans
SunTrust sponsors various incentive plans for eligible, participating employees. The 401(k) and performance bonus plans are the profit sharing plans that have the broadest participation among employees. The qualified 401(k) plan awards amounts to employees based on pre-tax contributions, which are a percentage of compensation, and on the Company's earnings performance. The Performance Bonus Plan is a nonqualified plan which awards amounts to employees based on compensation and earnings performance. A Management Incentive Plan for key executives provides for annual cash awards, if any, based on compensation and earnings performance. The Performance Unit Plan for key executives provides awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company's Board of Directors.
        The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options, restricted stock and Performance-based Restricted Stock (Performance Stock) to key employees of the Company. Ten million shares of common stock are reserved for issuance under the plan of which no more than five million shares may be issued as Performance Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options. With respect to Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards are distributed on the earliest of: (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64; (iii) the death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded and unvested
Performance Stock, and participants may exercise voting privileges on such shares. The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholders' equity) is equal to the fair market value of the shares at the date of award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first. However, in 1998 the Performance Stock agreements were amended to provide that approximately 40% of all Performance Stock granted will become fully vested as of February 10, 2000, provided there is no change in control, and will no longer be subject to the service and forfeiture conditions.
        Crestar had granted 202,824 shares of common stock under the Value Share Program that were earned upon signing of the merger agreement. This was 194,711 shares of equivalent SunTrust common stock. Crestar recognized compensation expenses of $13.6 million in connection with this plan in 1998.
                             SunTrust Banks, Inc./59

        Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                                             1998          1997           1996
----------------------------------------------------------------------------------------------
401(k) Plan and Performance Bonus Plan                  $49,733       $47,670        $45,531
Management Incentive Plan and Performance Unit Plan      27,541        25,418         23,306
Value Share Program                                      13,589         1,000          3,000
Performance Stock                                        12,771         9,196         10,985
----------------------------------------------------------------------------------------------

        The  following   table   presents   information  on  stock  options  and
Performance Stock:

                                             Stock Options                      Performance Stock
                               ------------------------------------------   ------------------------
                                    Weighted
  (Dollars in thousands                          Price        Average                     Deferred
  except per share data)          Shares         Range     Exercise Price     Shares    Compensation
----------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1996        8,261,636    $ 8.23-33.19      $15.82       3,278,000      $40,952
Granted                         1,261,765     27.08-46.63       36.12         543,200       20,835
Exercised/Vested               (2,614,431)     9.38-33.19       10.80         (35,200)           -
Cancelled/Expired/Forfeited       (13,885)     8.23-33.19       17.14         (64,000)      (1,338)
Amortization of compensation
for Performance Stock                                                                      (10,985)
                               ---------------------------------------------------------------------
BALANCE, DECEMBER 31, 1996      6,895,085      9.50-46.63       21.84       3,722,000       49,464
Granted                         1,354,838     35.42-65.25       49.33         300,000       19,172
Exercised/Vested               (1,776,427)     9.50-33.19       15.50        (738,000)           -
Cancelled/Expired/Forfeited       (49,302)    26.04-46.63       39.75         (56,000)      (1,400)
Amortization of compensation
for Performance Stock                                                                       (9,196)
                               ---------------------------------------------------------------------
BALANCE, DECEMBER 31, 1997      6,424,194     10.50-65.25       29.33       3,228,000       58,040
                               ---------------------------------------------------------------------
Granted                         1,612,237     55.21-70.81       65.40         383,800       30,495
Exercised/Vested               (1,260,385)    10.56-46.63       19.42        (196,800)           -
Cancelled/Expired/Forfeited      (151,976)    11.19-70.81       33.26        (145,800)      (4,003)
Amortization of compensation
for Performance Stock                                                                      (12,771)
                               ---------------------------------------------------------------------
BALANCE, DECEMBER 31, 1998      6,624,070    $10.50-70.81      $39.90       3,269,200      $71,761
----------------------------------------------------------------------------------------------------

        The Company does not recognize compensation cost in accounting for its stock option plans. If the Company had elected to recognize compensation cost for options granted in 1998, 1997 and 1996, based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In millions except per share data)       1998          1997           1996
-----------------------------------------------------------------------------
Net income-as reported                    $971.0        $975.9         $859.0
Net income-pro forma                       961.3         970.0          855.4
Diluted earnings per share-as reported      3.04          3.04           2.59
Diluted earnings per share-pro forma        3.01          3.02           2.58
Basic earnings per share-as reported        3.08          3.08           2.63
Basic earnings per share-pro forma          3.05          3.07           2.62
-----------------------------------------------------------------------------

        The weighted average fair values of options granted during 1998, 1997 and 1996 were $18.00, $11.55 and $8.23 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                           1998          1997           1996
-----------------------------------------------------------------------------
Expected dividend yield                    1.41%         1.53%          1.93%
Expected stock price volatility           11.35%         11.5%          11.5%
Risk-free interest rate                    4.75%         6.50%          6.54%
Expected life of options                   5 years       5 years        5 years
-----------------------------------------------------------------------------
60/SunTrust Banks, Inc.

 At December 31, 1998, options for 2,277,806 shares were exercisable with a weighted average exercise price of $30.58. The weighted average remaining contractual life of all options at December 31, 1998 was 7.1 years.
        SunTrust maintains noncontributory qualified retirement plans (Plans) covering all employees meeting certain age and service requirements. The Plans provide benefits based on salary and years of service. The Company funds the Plans with at least the minimum amount required by federal regulations. The Plans' assets consist of listed common stocks, U.S. government and agency securities and units of certain trust funds administered by subsidiary banks of the Company. No shares of SunTrust common stock are included in the assets of the Plans. SunTrust also maintains nonqualified Supplemental Retirement Plans that cover key executives of the Company for which cost is accrued but is unfunded. Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees ("Other Postretirement Benefits" in the table below). As currently structured, substantially all employees become eligible for benefits upon full-time employment and, at the option of SunTrust, may continue them if they reach retirement age while working for the Company.
        Certain benefits are prefunded in taxable and tax-exempt trusts. The Retiree Health Plan provides medical benefits for retirees and eligible dependents under indemnity and managed care arrangements with costs shared by SunTrust and the retiree. For employees who retired on or prior to January 1, 1993, it is anticipated that future cost increases will be shared by SunTrust and these retirees through increased deductibles, co-insurance and retiree contributions. For employees who retired after January 1, 1993, SunTrust's cost sharing will remain fixed at the 1993 level and future cost increases will be paid solely by these retirees.
        The Retiree Life Plan provides a fixed life insurance amount to eligible current retirees and active employees who reach retirement age while working for the Company. The cost of this benefit is entirely paid for by the Company.
        The Retiree Health and Life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1998, these Plans' assets consist of common trust funds, U.S. government securities, corporate bonds and notes and a cash equivalent cash reserve fund.
        In April 1998, the Financial Accounting Standards Board issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement only modifies the disclosures companies make about their pension and nonpension benefit plans and does not alter the accounting for these plans. The FASB's intention in modifying the disclosures for postretirement benefits is to make the disclosures more uniform and to provide better information to investors about the economics of these benefit plans rather than focusing on current period cost. The provisions of the statement are effective for years beginning after December 15, 1997. Statement No. 132 disclosures have been incorporated in this document.

                                                                 Supplemental                  Other
                                  Retirement Benefits         Retirement Plans       Postretirement Benefits
(In thousands)                1998       1997      1996     1998    1997    1996     1998    1997    1996
-----------------------------------------------------------------------------------------------------------
Components of net
periodic benefit
cost
  Service cost               $39,594   $33,234   $30,772    $ 795  $1,217  $1,121   $ 2,594 $ 2,641 $ 2,215
  Interest cost               48,451    42,303    36,442    3,667   2,791   2,299    10,729  10,891   9,747
  Expected return
  on assets                  (69,880)  (60,277)  (51,961)       -       -       -    (7,130) (6,723) (6,654)
  Prior service cost
  amortization                (2,562)   (3,045)   (3,018)   1,429   1,184   1,360       163     520       -
  Actuarial (gain)/loss        5,270     3,623     5,023    1,691   1,246     920       835     703     599
  Transition amount
  amortization                (4,940)   (4,940)   (4,634)     417     417     417     4,603   4,603   4,603
-----------------------------------------------------------------------------------------------------------
  Net periodic
  benefit cost               $15,933   $10,898   $12,624   $7,999  $6,855  $6,117   $11,794 $12,635 $10,510
-----------------------------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./61

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In thousands)                                            1% Increase    1% Decrease
------------------------------------------------------------------------------------
Effect on total of service and interest cost components     $   484       $   (529)
Effect on postretirement benefit obligation                   7,018         (9,454)
------------------------------------------------------------------------------------

        The funded statuses of the plans at December 31 were as follows:

                                          Retirement Benefits    Other Postretirement Benefits
----------------------------------------------------------------------------------------------
(Dollars in thousands)                    1998           1997          1998           1997
----------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation                      $642,424       $498,493      $154,432       $142,373
Service cost                              39,594         33,234         2,594          2,641
Interest cost                             48,451         42,303        10,729         10,891
Plan participants' contributions               -              -         2,834          2,551
Plan amendments                                -         11,192             -         (3,551)
Actuarial loss (gain)                     61,514         71,603        (4,102)        12,228
Acquisition                                    -         27,560             -              -
Benefits paid                            (44,559)       (41,961)      (11,599)       (12,701)
----------------------------------------------------------------------------------------------
Benefit obligation                      $747,424       $642,424      $154,888       $154,432
----------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
Fair value of plan assets               $816,513       $663,555      $111,353       $105,171
Actual return on plan assets             127,884        128,322        10,810         11,752
Company contribution                      46,385         42,067             -              -
Plan participants' contributions               -              -         2,834          2,551
Acquisition                                    -         24,530             -              -
Benefits paid                            (44,559)       (41,961)       (7,307)        (8,121)
----------------------------------------------------------------------------------------------
Fair value of plan assets               $946,223       $816,513      $117,690       $111,353
----------------------------------------------------------------------------------------------

FUNDED STATUS OF PLAN                   $198,799       $174,089      $(37,198)      $(43,079)
Unrecognized actuarial loss               26,477         27,997        24,499         33,117
Unrecognized prior service cost            1,473         (1,089)        1,453          1,616
Unrecognized net transition obligation   (10,367)       (15,306)       64,436         69,039
American National merger                       -            240             -              -
----------------------------------------------------------------------------------------------
Net amount recognized                   $216,382       $185,931      $ 53,190       $ 60,693
----------------------------------------------------------------------------------------------

WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate                               6.85%      7.25-7.50%        6.85%     7.25-7.50%
Expected return on plan assets              9.50%           9.25%        6.50%          6.50%
Rate of compensation increase               4.00%      4.00-4.75%        4.00%     4.00-4.75%
----------------------------------------------------------------------------------------------

The measurement periods for reporting the above assets and liabilities were different for SunTrust and Crestar for the 1997 fiscal year. For 1997, SunTrust's measurement period was the calendar year and Crestar's measurement period was October 1-September 30. In addition, the weighted-average assumptions shown for 1997 show the SunTrust assumption first, followed by the Crestar assumption when different.

        SunTrust also has a nonqualified defined benefit plan that covers key executives of the Company for which the cost is accrued but unfunded. At December 31, 1998 and 1997, the projected benefit obligation for this plan was $38.7 million and $46.9 million. Included in other liabilities at December 31, 1998 and 1997 are $30.7 million and $38.8 million representing accumulated benefit obligations. The expense of the nonqualified plan was $8.0, $6.9 and $6.1 million in 1998, 1997 and 1996, respectively.

62/SunTrust Banks, Inc.

Note 12--Off-Balance Sheet Financial Instruments
In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
        Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.
        The Company controls the credit risk of its off-balance sheet portfolio by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Collateral may cover the entire expected exposure for transactions or may be called for when credit exposure exceeds defined thresholds or credit risk. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

                                        AT DECEMBER 31, 1998          AT DECEMBER 31, 1997
                                   Contract or Notional Amount     Contract or Notional Amount
----------------------------------------------------------------------------------------------
                                                         Credit                        Credit
                                                For       Risk                For       Risk
(In millions)                      End User  Customers   Amount  End User  Customers   Amount
----------------------------------------------------------------------------------------------
DERIVATIVES CONTRACTS
Interest rate contracts
  Swaps                             $ 4,764   $13,779    $ 131   $ 5,134    $5,610     $ 115
  Futures and forwards                  340     1,105        -         -         4         -
  Options written                         -     1,841        -         -       865         -
  Options purchased                   4,155     1,925        -     2,410       895         -
----------------------------------------------------------------------------------------------
    Total interest rate contracts     9,259    18,650      131     7,544     7,374       115
Foreign exchange rate contracts       1,093         -       10       685         -         7
Forwards                              3,892         -        -     1,460         -         -
Commodity and other contracts            20         -        2        15         -         2
----------------------------------------------------------------------------------------------
Total derivatives contracts         $14,264   $18,650      143   $ 9,704    $7,374       124
----------------------------------------------------------------------------------------------
CREDIT-RELATED ARRANGEMENTS
Commitments to extend credit        $36,657             36,657   $33,191              33,191
Standby letters of credit and
similar arrangements                  5,750              5,750     4,370               4,370
----------------------------------------------------------------------------------------------
Total credit-related
arrangements                        $42,407             42,407   $37,561              37,561
----------------------------------------------------------------------------------------------
TOTAL CREDIT RISK AMOUNT                               $42,550                       $37,685
----------------------------------------------------------------------------------------------

DERIVATIVES
The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate its exposure to interest rate risk.
        Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts that transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts that have become favorable to the Company, the mark-to-market exposure amount.
                             SunTrust Banks, Inc./63

        The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1998, deferred gains totaled $3.7 million; as of December 31, 1997, there were no deferred gains or losses.
        Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures is the risk that the exchange party may default. Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
        The Company also enters into transactions involving "when-issued securities." When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

CREDIT-RELATED ARRANGEMENTS
In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.
        Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates.
        Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The
Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary.
        The Company services mortgage loans other than those included in the accompanying consolidated financial statements and, in some cases, accepts a recourse liability on the serviced loans. The Company's exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $2.1 billion. In addition to the value of the property serving as collateral, approximately $1.3 billion of the balance of these loans serviced with recourse as of December 31, 1998 is insured by governmental agencies and private mortgage insurance firms.

Note 13--Concentrations of Credit Risk
Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 1998, the Company had $20.4 billion in loans and an additional $2.3 billion in commitments to extend credit for loans secured by residential real estate. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

64/SunTrust Banks, Inc.

Note 14--Fair Values of Financial Instruments
The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1998 and 1997:

                                                1998                         1997

                                      Carrying          Fair       Carrying          Fair
(In thousands)                         Amount          Value        Amount          Value
----------------------------------------------------------------------------------------------
Financial assets
  Cash and short-term investments    $ 6,076,834    $ 6,076,834   $ 6,610,197    $ 6,610,197
  Trading account                        239,665        239,665       180,801        180,801
  Securities available for sale       17,559,043     17,559,043    16,196,887     16,196,887
  Loans                               64,144,644     65,197,040    55,831,631     57,390,498
Financial liabilities
  Deposits                            59,033,283     59,059,204    54,580,784     54,478,571
  Short-term borrowings               15,932,819     15,932,819    13,261,514     13,261,514
  Long-term debt                       5,807,869      5,949,991     4,010,358      4,099,055
Off-balance sheet financial instruments
  Interest rate swaps
    In a net receivable position                        125,687                       53,169
    In a net payable position                           (34,972)                     (16,907)
  Commitments to extend credit                           32,018                       10,159
  Standby letters of credit                               2,052                        1,885
  Other                                                  32,232                          158
----------------------------------------------------------------------------------------------

        The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

        o Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and short-term investments, short-term borrowings and certain other liabilities.
        o Securities available for sale and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.
        o Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans and credit card loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.
        o Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.
        o Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company's current incremental borrowing rates for similar types of instruments.
        o Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees and lending commitments) are based on quoted market prices, current settlement values, pricing models or other formulas.
                             SunTrust Banks, Inc./65

Note 15--Contingencies
The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company's consolidated results of operations or financial position.

Note 16--Segment Reporting
SFAS  No.  131,  "Disclosures  about  Segments  of  an  Enterprise  and  Related
Information," requires disclosure of certain information related to the Company's reportable operating segments. The reportable segments were determined based on management's internal reporting approach, which is aligned along geographic regions. The reportable segments are comprised of each of the state bank holding companies of Florida, Georgia and Tennessee, and Crestar (which includes Virginia, Maryland and the District of Columbia). Each bank holding company provides a wide array of banking services to consumer and commercial customers and earns interest income from loans made to customers and investments in securities available for sale. Each bank holding company also recognizes certain fees related to trust, deposit, lending and other services provided to customers. The All Other segment consists primarily of the Company's credit card bank and nonbank subsidiaries. Most of the revenue earned by the nonbank subsidiaries is classified in noninterest income and consists primarily of mortgage banking fees and retail, corporate and institutional investment income. No transactions with a single customer contributed 10% or more to the Company's total revenue. The accounting policies for each segment are the same as those used by the Company. The segment results include certain overhead allocations and intercompany transactions that were recorded at estimated market prices. All intercompany transactions have been eliminated to determine the consolidated balances. The results for the four reportable segments and all other segments of SunTrust are included in the following table.

                                                                        1998

(In thousands)                  Florida       Georgia       Tennessee     Crestar       All Other   Eliminations  Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Total interest income        $ 1,934,603    $ 1,354,555    $  578,697   $ 1,753,383    $  459,870   $  (405,208)  $ 5,675,900
Total interest expense           906,971        645,863       285,941       826,251       486,961      (405,208)    2,746,779
-----------------------------------------------------------------------------------------------------------------------------
Net interest income            1,027,632        708,692       292,756       927,132       (27,091)            -     2,929,121
Provision for loan losses         41,897         24,790         8,056        83,087        56,772             -       214,602
-----------------------------------------------------------------------------------------------------------------------------
Net interest income
after provision                  985,735        683,902       284,700       844,045       (83,863)            -     2,714,519
------------------------------------------------------------------------------------------------------------------------------
Total noninterest income         509,479        368,556       142,685       561,855       985,279      (851,681)    1,716,173
Total noninterest expense        852,145        575,996       251,120       989,913     1,114,893      (851,681)    2,932,386
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes              643,069        476,462       176,265       415,987      (213,477)            -     1,498,306
Provision for income taxes       235,477        161,009        63,538       168,269      (101,004)            -       527,289
-----------------------------------------------------------------------------------------------------------------------------
Net income                   $   407,592    $   315,453    $  112,727   $   247,718    $ (112,473) $          -   $   971,017
-----------------------------------------------------------------------------------------------------------------------------

OTHER SIGNIFICANT
ITEMS
Total assets                 $30,327,182    $25,634,005    $8,643,992  $ 27,578,792   $18,506,756  $(17,520,795)  $93,169,932
Investment in subsidiaries     2,502,024      3,850,050       696,753     2,333,684       370,735    (9,753,246)            -
Depreciation, amortization
and accretion (net)               71,138         37,587        17,649       103,841        52,384             -       282,599
Total expenditures for
long-lived assets                 58,182         30,351        10,461        48,080       111,958             -       259,032
Revenues from
external customers
  Total interest income      $ 1,809,149    $ 1,286,787    $  564,689   $ 1,753,383    $  261,892   $         -   $ 5,675,900
  Total noninterest income       423,797        299,476       112,457       561,855       318,588             -     1,716,173
-----------------------------------------------------------------------------------------------------------------------------
    Total income             $ 2,232,946    $ 1,586,263    $  677,146   $ 2,315,238    $  580,480   $         -   $ 7,392,073
-----------------------------------------------------------------------------------------------------------------------------
Revenues from affiliates
  Total interest income      $   125,454    $    67,768    $   14,008   $         -    $  197,978   $  (405,208)
  Total noninterest income        85,682         69,080        30,228             -       666,691      (851,681)
-----------------------------------------------------------------------------------------------------------------------------
    Total income             $   211,136    $   136,848    $   44,236   $         -    $  864,669   $(1,256,889)
-----------------------------------------------------------------------------------------------------------------------------

66/SunTrust Banks, Inc.

                                                                          1997

(In thousands)                 Florida        Georgia       Tennessee     Crestar       All Other   Eliminations  Consolidated
-----------------------------------------------------------------------------------------------------------------------------
Total interest income        $ 1,817,791    $ 1,264,988    $  552,449   $ 1,587,548    $  327,965   $  (312,454)  $ 5,238,287
Total interest expense           826,897        613,879       267,532       697,091       360,519      (312,454)    2,453,464
-----------------------------------------------------------------------------------------------------------------------------
Net interest income              990,894        651,109       284,917       890,457       (32,554)            -     2,784,823
Provision for loan losses         32,423         20,332         6,076       108,097        58,212             -       225,140
-----------------------------------------------------------------------------------------------------------------------------
Net interest income
after provision                  958,471        630,777       278,841       782,360       (90,766)            -     2,559,683
Total noninterest income         430,694        315,100       123,388       448,087       672,850      (634,457)    1,355,662
Total noninterest expense        800,239        523,561       232,732       756,815       736,856      (634,457)    2,415,746
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes              588,926        422,316       169,497       473,632      (154,772)            -     1,499,599
Provision for income taxes       217,410        140,861        59,394       164,962       (58,951)            -       523,676
-----------------------------------------------------------------------------------------------------------------------------
Net income                   $   371,516    $   281,455    $  110,103   $   308,670    $  (95,821)  $         -   $   975,923
-----------------------------------------------------------------------------------------------------------------------------

OTHER SIGNIFICANT
ITEMS
Total assets                 $27,386,872    $22,718,262    $8,142,207   $24,758,084   $14,821,541  $(14,986,146)  $82,840,820
Investment in subsidiaries     2,218,653      3,776,832       650,713     2,051,709       215,165    (8,913,072)            -
Depreciation, amortization
and accretion (net)               60,476         26,351        13,193        84,389        55,984             -       240,393
Total expenditures for
long-lived assets                 47,086         39,025        13,441        98,695       212,218             -       410,465
Revenues from external
customers
  Total interest income      $ 1,720,242    $ 1,183,532    $  540,570$    1,587,548    $  206,395   $         -   $ 5,238,287
  Total noninterest income       379,297        265,032       105,509       448,087       157,737             -     1,355,662
-----------------------------------------------------------------------------------------------------------------------------
    Total income             $ 2,099,539    $ 1,448,564    $  646,079   $ 2,035,635    $  364,132   $         -   $ 6,593,949
-----------------------------------------------------------------------------------------------------------------------------
Revenues from affiliates
  Total interest income      $    97,549    $    81,456    $   11,879   $         -    $  121,570   $  (312,454)
  Total noninterest income        51,397         50,068        17,879             -       515,113      (634,457)
-----------------------------------------------------------------------------------------------------------------------------
    Total income             $   148,946    $   131,524    $   29,758   $         -    $  636,683   $  (946,911)
-----------------------------------------------------------------------------------------------------------------------------

                             SunTrust Banks, Inc./67

                                                                       1996

(In thousands)                 Florida        Georgia       Tennessee     Crestar       All Other   Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------
Total interest income        $ 1,625,457    $ 1,078,283    $  499,979   $ 1,572,432    $  183,442   $  (141,119)  $ 4,818,474
Total interest expense           695,498        486,815       234,275       696,967       186,363      (141,119)    2,158,799
-----------------------------------------------------------------------------------------------------------------------------
Net interest income              929,959        591,468       265,704       875,465        (2,921)            -     2,659,675
Provision for loan losses         30,326         26,691         8,876        95,890        10,023             -       171,806
-----------------------------------------------------------------------------------------------------------------------------
Net interest income
after provision                  899,633        564,777       256,828       779,575       (12,944)            -     2,487,869
------------------------------------------------------------------------------------------------------------------------------
Total noninterest income         380,112        270,265       108,466       370,193       535,418      (501,784)    1,162,670
Total noninterest expense        740,162        453,627       213,626       827,026       651,940      (501,784)    2,384,597
-----------------------------------------------------------------------------------------------------------------------------
Income before taxes              539,583        381,415       151,668       322,742      (129,466)            -     1,265,942
Provision for income taxes       198,378        127,616        51,560       104,807       (75,369)            -       406,992
-----------------------------------------------------------------------------------------------------------------------------
Net income                   $   341,205    $   253,799    $  100,108   $   217,935    $  (54,097)  $         -   $   858,950
-----------------------------------------------------------------------------------------------------------------------------

OTHER SIGNIFICANT
ITEMS
Total assets                $ 24,783,203    $20,067,928    $7,489,128   $22,695,932   $11,745,772  $(11,517,782)  $75,264,181
Investment in subsidiaries     2,085,628      3,075,787       598,930     1,772,592        94,733    (7,627,670)            -
Depreciation, amortization
and accretion (net)               57,475         20,084        11,716        77,158        40,196             -       206,629
Total expenditures for
long-lived assets                 47,396         37,968        13,258        72,861        39,439             -       210,922
Revenues from external
customers
  Total interest income      $ 1,562,850    $ 1,036,486    $  489,253   $ 1,572,432    $  157,453   $         -   $ 4,818,474
  Total noninterest income       348,994        234,352        97,837       370,193       111,294             -     1,162,670
-----------------------------------------------------------------------------------------------------------------------------
    Total income             $ 1,911,844    $ 1,270,838    $  587,090   $ 1,942,625    $  268,747   $         -   $ 5,981,144
-----------------------------------------------------------------------------------------------------------------------------
Revenues from affiliates
  Total interest income      $    62,607    $    41,797    $   10,726   $         -    $   25,989   $  (141,119)
  Total noninterest income        31,118         35,913        10,629             -       424,124      (501,784)
------------------------------------------------------------------------------------------------------------------------------
    Total income             $    93,725    $    77,710    $   21,355   $         -    $  450,113   $  (642,903)
------------------------------------------------------------------------------------------------------------------------------

68/SunTrust Banks, Inc.

Note 17--Comprehensive Income
Under Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," certain transactions and other economic events that bypass the income statement must be displayed as other comprehensive income. The Company's comprehensive income consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.
        Comprehensive income for the years ended December 31, 1998, 1997 and 1996 is calculated as follows:

                                                        Before                       Net of
(In thousands)                                       Income Tax    Income Tax      Income Tax
----------------------------------------------------------------------------------------------
Unrealized gains and losses (net) recognized in other
  comprehensive income
  1998                                               $   58,782    $    18,728      $ 40,054
----------------------------------------------------------------------------------------------
  1997                                                  759,680        292,020       467,660
  1996                                                  669,497        260,780       408,717
----------------------------------------------------------------------------------------------

(In thousands)                                            1998          1997           1996
----------------------------------------------------------------------------------------------
Amounts reported in net income
  Gain on sale of securities                         $    8,207    $    6,851       $ 17,562
  Net amortization (accretion)                            3,524          (225)         1,916
----------------------------------------------------------------------------------------------
  Reclassification adjustment                            11,731         6,626         19,478
  Income tax expense                                     (4,563)       (2,578)        (7,577)
----------------------------------------------------------------------------------------------
  Reclassification adjustment, net of tax            $    7,168    $    4,048       $ 11,901
----------------------------------------------------------------------------------------------
Amounts reported in other comprehensive income
  Unrealized gain arising during period, net of tax  $   47,222    $  471,708       $420,618
  Reclassification adjustment, net of tax                (7,168)       (4,048)       (11,901)
----------------------------------------------------------------------------------------------
  Net unrealized gains recognized in other
  comprehensive income                                   40,054       467,660        408,717
  Net income                                            971,017       975,923        858,950
----------------------------------------------------------------------------------------------
Total comprehensive income                           $1,011,071    $1,443,583     $1,267,667
----------------------------------------------------------------------------------------------


Note 18--Restatement of Certain Prior
Years' Financial Statements
In connection with the review by the Staff of the Securities and Exchange Commission of documents related to SunTrust's acquisition of Crestar Financial Corporation and the Staff's comments thereon, SunTrust lowered its provision for loan losses in 1996, 1995 and 1994 by $40 million, $35 million and $25 million, respectively. The effect of this action was to increase net income in these years by $24.4 million, $21.4 million and $15.3 million, respectively. As of December 31, 1997, the Allowance for Loan Losses was decreased by a total of $100 million and shareholders' equity was increased by a total of $61.1 million.


Note 19--Other Noninterest Income
Other noninterest income in the consolidated statements of income includes:

                                               YEAR ENDED DECEMBER 31
(In millions)                             1998          1997           1996
-----------------------------------------------------------------------------
Mortgage servicing rights income          $122.8        $ 42.2         $ 30.7
Trading account profits and commissions     44.6          22.7           18.2
Other income                               106.8         103.6           70.1
-----------------------------------------------------------------------------
Total noninterest income                  $274.2        $168.5         $119.0
-----------------------------------------------------------------------------

                             SunTrust Banks, Inc./69

Note 2O--Other Noninterest Expense
Other noninterest expense in the consolidated statements of income includes:

                                              YEAR ENDED DECEMBER 31
(In millions)                            1998          1997           1996
----------------------------------------------------------------------------
Outside processing and software          $138.4        $112.7         $103.8
Amortization of intangible assets         105.4          65.0           54.0
Credit and collection services             70.4          59.5           54.1
Communications                             62.1          52.7           50.7
Consulting and legal                       67.5          51.7           55.0
FDIC premiums                               8.4           8.5           59.3
Other real estate expense                  (9.8)         (8.6)           8.2
Other expense                             158.6         136.9          125.0
----------------------------------------------------------------------------
Total noninterest expense                $601.0        $478.4         $510.1
----------------------------------------------------------------------------


Note 21--SunTrust Banks, Inc. (Parent Company Only) Financial Information STATEMENTS OF INCOME-PARENT ONLY

                             YEAR ENDED DECEMBER 31
(In thousands)                                      1998          1997           1996
---------------------------------------------------------------------------------------
OPERATING INCOME
From subsidiaries
  Dividends-substantially all from
  banking subsidiaries                          $616,263      $527,015       $563,473
  Service fees                                    83,523        80,044         74,812
  Interest on loans                               52,219        25,007         17,950
  Other income                                         4             4            102
Other operating income(1)                         83,045        36,036         61,945
---------------------------------------------------------------------------------------
Total operating income                           835,054       668,106        718,282
---------------------------------------------------------------------------------------

OPERATING EXPENSE
Interest on short-term borrowings                 51,308        42,184         21,827
Interest on long-term debt(2)                    161,842       112,121         69,010
Salaries and employee benefits                    45,354        38,951         48,236
Amortization of intangible assets                  7,644         7,650          7,660
Service fees to subsidiaries                     104,806        35,152         17,804
Other operating expense(3)                        77,291        40,952        102,176
---------------------------------------------------------------------------------------
Total operating expense                          448,245       277,010        266,713
---------------------------------------------------------------------------------------
Income before income taxes and equity in
undistributed income of subsidiaries             386,809       391,096        451,569
Income tax benefit                               104,916        48,595         68,349
---------------------------------------------------------------------------------------
Income before equity in undistributed income
of subsidiaries                                  491,725       439,691        519,918
Equity in undistributed income of subsidiaries   479,292       536,232        339,032
---------------------------------------------------------------------------------------
NET INCOME                                      $971,017      $975,923       $858,950
---------------------------------------------------------------------------------------

(1) Other operating income includes $56.6 million and $25.8 million in 1998 and 1997 for interest income on trust preferred securities. For 1996, other operating income includes a $16.2 million securities gain on the sale of a long-held minority position in a Florida bank.
(2) Interest on long-term debt includes $72.9 million, $42.7 million and $16.3 million in 1998, 1997 and 1996 for interest expense from trust preferred securities.
(3) Other operating expense for 1998 includes merger-related expenses of $29.4 million. Included in 1997 and 1996 are expenses incurred on behalf of certain banking subsidiaries in connection with the Company's growth initiatives.
70/SunTrust Banks, Inc.

BALANCE SHEETS-PARENT ONLY

                                   DECEMBER 31
(Dollars in thousands)                                    1998           1997
---------------------------------------------------------------------------------
ASSETS
Cash in subsidiary banks                                $ 42,744       $ 11,739
Interest-bearing deposits in banks                         3,813          2,497
Funds sold                                               243,336         47,415
Securities available for sale                            930,001        705,104
Loans to subsidiaries                                  1,077,078        617,030
Investment in capital stock of subsidiaries
stated on the basis of the Company's equity
in subsidiaries' capital accounts
  Banking subsidiaries                                 9,329,803      8,663,690
  Nonbanking and holding company subsidiaries            357,439        189,513
Premises and equipment                                    18,254         20,371
Intangible assets                                         91,018        107,161
Other assets-Note 11                                     392,457        427,049
---------------------------------------------------------------------------------
Total assets                                         $12,485,943    $10,791,569
---------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY--NOTES 9 AND 11
Short-term borrowings from
  Subsidiaries                                           $ 1,900        $ 1,050
  Non-affiliated companies-Note 7                        847,596        892,527
Long-term debt-Note 8                                  2,746,915      2,048,492
Other liabilities-Notes 10 and 11                        710,888        537,409
---------------------------------------------------------------------------------
  Total liabilities                                    4,307,299      3,479,478
---------------------------------------------------------------------------------

Preferred stock, no par value; 50,000,000 shares
authorized; none issued                                        -              -
Common stock, $1.00 par value                            322,485        318,571
Additional paid in capital                             1,293,011      1,087,511
Retained earnings                                      4,575,382      3,967,359
Treasury stock and other                                (100,441)      (109,503)
---------------------------------------------------------------------------------
  Realized shareholders' equity                        6,090,437      5,263,938
Accumulated other comprehensive income                 2,088,207      2,048,153
---------------------------------------------------------------------------------
    Total shareholders' equity                         8,178,644      7,312,091
---------------------------------------------------------------------------------
Total liabilities and shareholders' equity           $12,485,943    $10,791,569
---------------------------------------------------------------------------------

Common shares outstanding                            321,124,134    316,872,584
Common shares authorized                             500,000,000    350,000,000
Treasury shares of common stock                        1,360,928      1,698,853
---------------------------------------------------------------------------------

                             SunTrust Banks, Inc./71

STATEMENTS OF CASH FLOWS-PARENT ONLY

                                                               YEAR ENDED DECEMBER 31
(In thousands)                                           1998          1997           1996
----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                             $971,017     $ 975,923       $858,950
Adjustments to reconcile net income to net
cash provided by operating activities
  Equity in undistributed income of subsidiaries       (479,292)     (536,232)      (339,032)
  Depreciation and amortization                          13,064        12,511         11,610
  Securities gains                                         (640)       (3,503)       (17,145)
  Deferred income tax provision (benefit)                10,609        (5,562)       (25,872)
  Changes in period-end balances of
    Prepaid expenses                                    (44,384)      (45,049)       (32,211)
    Other assets                                        (11,052)      143,219       (222,108)
    Taxes payable                                         8,481        44,803        (30,774)
    Interest payable                                      5,266         4,828          5,838
    Other accrued expenses                              257,644       267,694         51,034
----------------------------------------------------------------------------------------------
Net cash provided by operating activities               730,713       858,632        260,290
----------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of securities
  available for sale                                    143,764         9,305         23,494
Purchase of securities available for sale              (347,212)     (667,830)          (219)
Net change in loans to subsidiaries                    (460,048)     (219,312)        14,873
Net funds received in acquisitions                            -             -          5,636
Capital expenditures                                     (8,407)       (1,347)        (8,231)
Capital contributions to subsidiaries                   (63,784)     (212,103)       (96,822)
Other, net                                               17,894           109          4,143
----------------------------------------------------------------------------------------------
Net cash used in investing activities                  (717,793)   (1,091,178)       (57,126)
----------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term borrowings                     (44,081)      393,156         98,211
Proceeds from issuance of long-term debt                800,000       920,000        407,500
Repayment of long-term debt                            (101,577)      (24,802)       (81,549)
Proceeds from the exercise of stock options              27,342        31,438         20,390
Proceeds from stock issuance                            191,700             -              -
Proceeds used in acquisition and retirement of stock   (305,608)     (710,149)      (396,230)
Dividends paid                                         (352,454)     (326,343)      (282,552)
----------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities     215,322       283,300       (234,230)
----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents    228,242        50,754        (31,066)
Cash and cash equivalents at beginning of year           61,651        10,897         41,963
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year               $289,893      $ 61,651       $ 10,897
----------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE
Income taxes received from subsidiaries                $382,847     $ 394,908       $336,898
Income taxes paid by Parent Company                    (290,648)     (298,520)      (290,450)
----------------------------------------------------------------------------------------------
Net income taxes received by Parent Company            $ 92,199      $ 96,388       $ 46,448
----------------------------------------------------------------------------------------------
Interest paid                                          $207,912     $ 106,311       $ 84,310
----------------------------------------------------------------------------------------------

72/SunTrust Banks, Inc.

                    Report of Independent Public Accountants


To SunTrust Banks, Inc.
We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia
February 25, 1999
                             SunTrust Banks, Inc./73

                    Exhibits, Financial Statement Schedules,
                             and Reports on Form 8-K

Financial Statements Filed. See "Index to Consolidated Financial Statements" on page 43 of this Annual Report and Form 10-K.

        All financial statement schedules are omitted because the data is either not applicable or is discussed in the financial statements or related footnotes. The company filed a Form 8-K dated November 13,1998 reporting Crestar Financial Corporation's historical consolidated financial records and certain pro forma combined financial statements.
        The Company's principal banking subsidiaries are owned by SunTrust Banks of Florida, Inc., a Florida corporation, SunTrust Banks of Georgia, Inc., a Georgia corporation, SunTrust Banks of Tennessee, Inc., a Tennessee corporation and Crestar Financial Corporation, a Virginia corporation. A directory of the Company's principal banking subsidiaries is on page 78 of this Annual Report and Form 10-K. The Company's Articles of Incorporation, By-laws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to: Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia 30302. A copying fee will be charged for the Exhibits.

Signatures
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on February 9, 1999 by the undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC.                   L. PHILLIP HUMANN
(Registrant)                           Chairman of the Board of Directors,
                                       President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 9, 1999 by the following persons on behalf of the Registrant and in the capacities indicated.

L. PHILLIP HUMANN                             WILLIAM P. O'HALLORAN
Chairman of the Board of Directors,           Senior Vice President and
President and Chief Executive Officer         Controller

JOHN W. SPIEGEL
Executive Vice President and
Chief Financial Officer

All Directors of the registrant listed on page 76.
                             SunTrust Banks, Inc./75

                                      Board of Directors

L. PHILLIP HUMANN                   A.W. DAHLBERG                      JOSEPH L. LANIER, JR.
Chairman of the Board, President    Chairman of the Board, President   Chairman of the Board
and Chief Executive Officer         and Chief Executive Officer,       and Chief Executive Officer,
                                    The Southern Company,              Dan River, Inc.,
RICHARD G. TILGHMAN                 Atlanta, Georgia                   Danville, Virginia
Vice Chairman
                                    DAVID H. HUGHES                    FRANK E. MCCARTHY
-----------------                   Chairman of the Board              President, National
                                    and Chief Executive Officer,       Automobile Dealers Association,
J. HYATT BROWN                      Hughes Supply, Inc.,               McLean, Virginia
Chairman of the Board, President    Orlando, Florida
and Chief Executive Officer,                                           G. GILMER MINOR, III
Poe & Brown, Inc.,                  M. DOUGLAS IVESTER                 Chairman of the Board, President
Daytona Beach, Florida              Chairman of the Board              and Chief Executive Officer,
                                    and Chief Executive Officer,       Owens & Minor, Inc.,
ALSTON D. CORRELL                   The Coca-Cola Company,             Richmond, Virginia
Chairman of the Board, President    Atlanta, Georgia
and Chief Executive Officer,                                           LARRY L. PRINCE
Georgia-Pacific Corporation,        SUMMERFIELD K. JOHNSTON, JR.       Chairman of the Board
Atlanta, Georgia                    Chairman of the Board,             and Chief Executive Officer,
                                    Coca-Cola Enterprises Inc.,        Genuine Parts Company,
                                    Atlanta, Georgia                   Atlanta, Georgia

SCOTT L. PROBASCO, JR.
Chairman of the
Executive Committee,
SunTrust Bank, Chattanooga, N.A.,
Chattanooga, Tennessee

R. RANDALL ROLLINS
Chairman of the Board
and Chief Executive Officer,
Rollins, Inc.,
Atlanta, Georgia

FRANK S. ROYAL, M.D.
President,
Frank S. Royal, M.D., P.C.,
Richmond, Virginia

JAMES B. WILLIAMS
Chairman of the
Executive Committee,
SunTrust Banks, Inc.,
Atlanta, Georgia

                                Senior Management


L. PHILLIP HUMANN               SAMUEL O. FRANKLIN III        JOHN W. SPIEGEL
Chairman, President and         Executive Vice President,     Executive Vice President
Chief Executive Officer         SunTrust Banks of Tennessee   and Chief Financial Officer

RICHARD G. TILGHMAN             THEODORE J. HOEPNER
Vice Chairman and               Executive Vice President,
Executive Vice President,       SunTrust Banks of Florida     E. JENNER WOOD, III
Crestar Bank                                                  Executive Vice President,
                                ROBERT R. LONG                Trust and Investment Services
JOHN W. CLAY, JR.               Executive Vice President,
Executive Vice President,       SunTrust Banks of Georgia
Corporate & Investment Banking


                             Senior Vice Presidents

HAROLD P. BITLER                 RAYMOND D. FORTIN             KENNETH R. HOUGHTON            DENNIS M. PATTERSON
Risk Management                  General Counsel               Investment Securities          Marketing

A. EUGENE BOWLES                 WARD H. GAILEY, JR.           MICHAEL A. KINSEY              JAMES W. RASMUSSEN
General Auditor                  Treasury Management Services  Commercial Markets             Credit Card Services

DENNIS B. DILLS                  ANTHONY R. GRAY               RICHARD K. MCCREA              GIANFRANCO ROSSI-ESPAGNET
Trust & Investment Operations    Investment Management         Asset Quality/Credit Policy    Corporate & Investment Banking

DONALD S. DOWNING                WILLIAM J. HEARN, JR.         JOHN J. MCGUIRE                R. CHARLES SHUFELDT
Mortgage Services                Trust Marketing               Online Services                Corporate & Investment Banking

WADLEY H. DUCKWORTH              DONALD T. HEROMAN             WILLIAM P. O'HALLORAN          NORRIS L. TOLLIVER
Bank Funding                     Treasurer                     Controller                     Personal Markets



76/SunTrust Banks, Inc.

                               BOARD OF DIRECTORS

                                    [PHOTO]

Back Row: Larry L. Prince, G. Gilmer Minor, III, J. Hyatt Brown, R. Randall Rollins. Middle Row: A. W. Dahlberg, David H. Hughes, Joseph L. Lanier, Jr., Alston D. Correll, Scott L. Probasco, Jr. Front Row: Frank S. Royal, M.D.,
M. Douglas Ivester, L. Phillip Humann, Richard G. Tilghman, James B. Williams. Not Pictured: Summerfield K. Johnston, Jr., Frank E. McCarthy.


                             SunTrust Banks, Inc./77

                           Directory of Subsidiaries


Name                                         Headquarters           CEO
Banking Subsidiaries
SunTrust Banks of Florida, Inc.              Orlando, FL            Theodore J. Hoepner
SunTrust Bank, Central Florida, N.A.         Orlando, FL            George W. Koehn
SunTrust Bank, East Central Florida          Daytona Beach, FL      William H. Davison
SunTrust Bank, Gulf Coast                    Sarasota, FL           William R. Klich
SunTrust Bank, Miami, N.A.                   Miami, FL              John P. Hashagen
SunTrust Bank, Mid-Florida, N.A.             Winter Haven, FL       Charles W. McPherson
SunTrust Bank, Nature Coast                  Brooksville, FL        James H. Kimbrough
SunTrust Bank, North Central Florida         Ocala, FL              William H. Evans
SunTrust Bank, North Florida, N.A.           Jacksonville, FL       Phillip E. Wright
SunTrust Bank, South Florida, N.A.           Fort Lauderdale, FL    Robert H. Coords
SunTrust Bank, Southwest Florida             Fort Myers, FL         Charles K. Idelson
SunTrust Bank, Tallahassee, N.A.             Tallahassee, FL        David B. Ramsay
SunTrust Bank, Tampa Bay                     Tampa, FL              Carl F. Mentzer
SunTrust Bank, West Florida                  Pensacola, FL          Michael D. Durhan

SunTrust Banks of Georgia, Inc.              Atlanta, GA            Robert R. Long
SunTrust Bank, Atlanta                       Atlanta, GA            Robert R. Long
SunTrust Bank, Augusta, N.A.                 Augusta, GA            William R. Thompson
SunTrust Bank, Middle Georgia, N.A.          Macon, GA              John B. Frank
SunTrust Bank, Northeast Georgia, N.A.       Athens, GA             Robert D. Bishop
SunTrust Bank, Northwest Georgia, N.A.       Rome, GA               William H. Pridgen
SunTrust Bank, Savannah, N.A.                Savannah, GA           William B. Haile
SunTrust Bank, South Georgia, N.A.           Albany, GA             Willis D. Sims
SunTrust Bank, Southeast Georgia, N.A.       Brunswick, GA          Jack E. Hartman
SunTrust Bank, West Georgia, N.A.            Columbus, GA           Frank S. Etheridge, III

SunTrust Banks of Tennessee, Inc.            Nashville, TN          Samuel O. Franklin III
SunTrust Bank, Chattanooga, N.A.             Chattanooga, TN        Robert J. Sudderth, Jr.
SunTrust Bank, East Tennessee, N.A.          Knoxville, TN          Larry D. Mauldin
SunTrust Bank, Nashville, N.A.               Nashville, TN          Samuel O. Franklin III
SunTrust Bank, South Central Tennessee, N.A. Pulaski, TN W.         David Jones
SunTrust Bank, Alabama, N.A.                 Florence, AL           Robert E. McNeilly, III

Crestar Bank                                 Richmond, VA           Richard G. Tilghman

Non-banking Subsidiaries
Crestar Asset Management Company             Richmond, VA           Ben L. Jones
Crestar Leasing Corporation                  Richmond, VA           Daniel E. McKew
Crestar Mortgage Corporation                 Richmond, VA           Marc C. Smith
Crestar Securities Corporation               Richmond, VA           Charles F.  Wright
Executive Auto Leasing, Inc.                 Richmond, VA           Joseph R. Kessler
Premium Assignment Corporation               Tallahassee, FL        Peter Kugelmann
STI Capital Management, N.A.                 Orlando, FL            Anthony R. Gray
STI Credit Corporation                       Little Rock, AR        Donald J. Wright
STI Trust & Investment Operations, Inc.      Atlanta, GA            Dennis B. Dills
SunTrust BankCard, N.A.                      Orlando, FL            James W. Rasmussen
SunTrust Equitable Securities Corporation    Nashville, TN          William P. Johnston
SunTrust Insurance Company                   Atlanta, GA            Michael A. Kinsey
SunTrust International Services, Inc.        Atlanta, GA            Gian Rossi-Espagnet
SunTrust Mortgage, Inc.                      Atlanta, GA            Donald S. Downing
SunTrust Online, Inc.                        Atlanta, GA            John J. McGuire
SunTrust Personal Loans, Inc.                Atlanta, GA            Wynn E. Cline
SunTrust Securities, Inc.                    Atlanta, GA            Dennis B. Dills
SunTrust Service Corporation                 Atlanta, GA            Robert C.Whitehead
Trusco Capital Management, Inc.              Atlanta, GA            Douglas S. Phillips

78/SunTrust Banks, Inc.