Form 10-K405, Exhibit 13
period 1999-12-31
SUNTRUST BANKS INC
filed 2000-03-27
CIK 750556

                                                                   Exhibit 13.1

SunTrust Banks, Inc.

SunTrust Banks, Inc., with assets of $95.4 billion, is among the nation's largest bank holding companies. Its principal subsidiary, SunTrust Bank, offers a full line of financial services for consumers and businesses. SunTrust serves some 3.7 million customer households through a regional organizational structure which encompasses more than 1,100 branches and 1,900 ATMs in six states -- Alabama, Florida, Georgia, Maryland, Tennessee and Virginia -- plus the District of Columbia. SunTrust also offers 24-hour delivery channels including Internet and telephone banking. In addition to traditional deposit, credit and trust and investment services offered by SunTrust Bank, other SunTrust subsidiaries provide mortgage banking, commercial and auto leasing, credit-related insurance, asset management, discount brokerage and investment banking services. As of December 31, 1999, SunTrust had total trust assets of $141.7 billion, including more than $91 billion in assets under management, and a mortgage-servicing portfolio in excess of $41 billion. SunTrust's corporate headquarters are in Atlanta.

Financial Highlights                   1       1999 Form 10-K             Front Cover
Letter To Shareholders                 2       Board Of Directors                  68
Management's Discussion &                      Management Committee                70
Analysis Of Operations &
Financial Condition                    9       General Information         Back Cover
Consolidated Financial Statements     36

Financial Highlights

(Dollars in millions except per share data)                     Year Ended December 31

For the Year                                            1999            1998           1997
Net income                                        $  1,326.6        $    971.0     $     975.9
Common dividends paid                                  440.6             352.5           326.3

Per Common Share
Net income - diluted                              $     4.13        $     3.04      $     3.04
Dividends declared                                     1.380             1.000           0.925
Common stock closing price                             68.81             76.50           71.38
Book value                                             24.73             25.47           23.08

Financial Ratios                                        1.48%             1.18%           1.34%
Return on average assets (ROA)
Return on average realized
 shareholders' equity (ROE)                            20.83             17.21           19.07
Net interest margin (taxable-equivalent)                3.88              3.97            4.23
Efficiency ratio                                       60.63             62.53           57.68
Tier 1 capital ratio                                    7.48              8.17            8.04
----------------------------------------------------------------------------------------------
Total capital ratio                                    11.31             12.79           12.39
----------------------------------------------------------------------------------------------
Selected Average Balances
Total assets                                       $92,820.8         $85,536.9       $76,017.3
Earning assets                                      82,255.7          74,880.9        66,944.0
Loans                                               62,749.4          57,590.5        51,788.1
Deposits                                            57,842.1          53,725.3        51,673.7
Realized shareholders' equity                        6,368.3           5,641.4         5,116.7
Total shareholders' equity                           8,190.7           7,853.6         6,953.4
Common shares - diluted (thousands)                  321,174           319,711         320,932

At December 31
Total assets                                       $95,390.0         $93,169.9       $82,840.8
Earning assets                                      85,193.4          81,295.1        72,258.9
Loans                                               66,002.8          61,540.6        55,476.4
Allowance for loan losses                              871.3             944.6           933.5
Deposits                                            60,100.5          59,033.3        54,580.8
Realized shareholders' equity                        6,064.0           6,090.4         5,263.9
Total shareholders' equity                           7,626.9           8,178.6         7,312.1
Common shares outstanding (thousands)                308,353           321,124         316,873
Market value of investment in common
 stock of The Coca-Cola Company
 (48,266,496 shares)                               $   2,812          $  3,234        $  3,219

In this report, securities available for sale, total assets and total shareholders' equity include the net unrealized securities gain. However, earning assets exclude this gain, as do the calculations of ROA, ROE and the net interest margin because the gain is not included in net income.

Earnings Per Share
($ per diluted common share)

'94     '95     '96    '97     '98     '99

2.22    2.38    2.59   3.04   3.04    4.13

Dividends Declared
($ per common share)

'94     '95     '96     '97     '98     '99

 .66     .74     .83     .93     1.00    1.38

Common Stock
Price & Book Value*
($ per share)

'94     '95     '96     '97     '98     '99

                                       24.73
                                       60.44
                                       79.44

       [BOOK VALUE PLOT POINTS GO HERE]
--  Book Value
==  Price Range
    *Price range for the year and
     book value at year end

                                                        SunTrust Banks, Inc.   1

Letter To Shareholders

To My Fellow Shareholders


I am pleased to report that 1999 was a very good year for SunTrust.

 .   Our financial results were strong.

 .   Our key lines of business performed well.

 .   Our employees did a terrific job of meeting the needs of our customers with highly competitive products, locally focused service and a multi-channel distribution system.

 .   And we took a number of steps to enhance SunTrust's strategic focus and competitive positioning for the future. Included was the consolidation of our 27 separate bank charters into a single charter effective January 1, 2000.

    Progress was crisp and measurable during 1999 in the ongoing integration of Crestar Financial Corporation. The Crestar merger, which closed at year-end 1998, significantly expanded SunTrust's geographic scope, customer base and asset size. Its completion reinforces our position as a leading U.S. financial services provider with an enviable franchise in some of the most vibrant markets in the Southeast and Mid-Atlantic states.

    In February 1999, the Board of Directors voted a 38 percent increase in the cash dividend paid on the Company's common stock to bring our dividend to a level comparable with the former Crestar dividend. In February 2000, the Board voted to increase the dividend by an additional 7.2 percent, bringing our indicated annual cash dividend rate to $1.48 per common share.

    Following Board authorization in August 1999--and reflecting our emphasis on careful capital management--we purchased 15 million shares of SunTrust common stock. In February 2000, the Board authorized the purchase of an additional 12 million shares. We expect this purchase to take place over time as market considerations permit.

    Like the stock market in general, bank stocks in 1999 reflected the ups and downs of market sentiment. Against this backdrop, SunTrust shares generally outperformed bank stocks as a group.

    As we look ahead, the combination of a changing financial services industry and a continuing strong economy present considerable opportunities for SunTrust. During 1999, our approximately 30,000 employees--nearly all of whom are also SunTrust shareholders through participation in our 401(k) plan-- worked hard to ensure our

Letter To Shareholders

organization is prepared to take advantage of those opportunities.

        In the balance of this letter, I invite your attention to selected highlights of 1999 that not only illustrate our progress last year, but also underscore our focus on the future.

Financial Performance

SunTrust reported net income for 1999 of $1.3 billion, or $4.13 per diluted share. The "reported" net income number reflects a substantial one-time gain from the sale of our consumer credit card portfolio, plus merger-related charges and other unusual items, all of which are discussed in detail in the Management's Discussion & Analysis section of this Report.

        More indicative of our earnings momentum are "normalized" earnings--that is, earnings adjusted to exclude the impact of unusual gains or charges. Normalized earnings in 1999 were $3.92 per diluted share, compared with $3.41 per diluted share, in 1998.

        In general, our solid 1999 results reflected consistent and balanced revenue growth coupled with increasing effectiveness at controlling growth of operating expenses--a continuing and high priority.

        Our high capital, reserve and liquidity levels can support future growth as well as provide strength against pressures that may result from unexpected economic cross currents.

Crestar Merger Integration

The integration of Crestar's business, operations, facilities and employees began in earnest with the formal closing of the merger at year-end 1998.

        The far-reaching merger integration process will continue through mid-year 2000 when major systems consolidations are completed, customer accounts converted and, most visibly, the SunTrust name is introduced in Virginia, Maryland and Washington, D.C.

        With the adoption of a common identity, SunTrust becomes the beneficiary of Crestar's reputation for high quality service as well as its leading market positions. Included is a highly visible role as the number one bank in the greater Washington, D.C. area, one of the wealthiest and fastest-growing markets in the United States.

        From a financial perspective, the Crestar merger met its 1999 target of approximately $97 million in cost-savings from the combined organization. Savings came largely from increased back-office efficiencies plus more effective purchasing and vendor management for the combined organization. We are on track to achieve planned savings and revenue enhancements in 2000 and beyond.

        As expected, many employees whose positions were eliminated as a result of merger-related consolidations have been redeployed to support growth in other parts of the Company.



                                                         SunTrust Banks, Inc.  3

Letter To Shareholders

        Our number one merger goal is to ensure a smooth transition for former Crestar customers, thus maintaining business and revenue generation momentum. To that end, Crestar's entire product line was "mapped" to SunTrust's with an eye towards preserving product features that provide a competitive advantage in the market.

        Finally, an extensive and highly coordinated communications effort is designed to provide customers with clear, accurate and timely information during the merger integration process. The goal is to pave the way for expanded business relationships in the post-merger environment.

Meeting Evolving Customer Needs

Throughout 1999, we sharpened our focus on meeting the evolving--and increasingly technology-related--financial services needs of a diverse retail, commercial, corporate and institutional customer base across our franchise. Some highlights follow:

        Expanding Delivery Channels: From a customer perspective, consumer banking is probably SunTrust's most visible line of business. With the addition of the former Crestar customer base, more than 3 million customer households in six states plus the District of Columbia are now being served under the SunTrust "brand." Our banking network includes more than 1,100 branches and 1,900 ATMs, as well as a full spectrum of telephone and computer-based banking alternatives.

        Along with offering a complete array of consumer banking products, SunTrust is also committed to providing customers with a broad range of delivery channels. More to the point, we are investing in the technology necessary to make good on that commitment.

        As one example, we rolled out a comprehensive Internet Banking service to SunTrust's entire customer base in September. The move builds on the Internet service previously available to Crestar customers which was recognized in industry surveys as one of the nation's best.

        We are also supplementing our branch network as illustrated by our mid-year announcement that we will expand in the greater Washington, D.C. and Baltimore markets with up to 75 new SunTrust banking facilities in Safeway Supermarkets. Also, branches opened in selected Harris Teeter stores in Jacksonville marked our first in-store banking facilities in Florida.

        Wealth Management Focus: With total trust assets of $141.7 billion, including more than $91 billion in assets under management, SunTrust is among the nation's largest providers of trust and investment services. We take pride in our track record of quality--and success--in this business line.

        It's no secret that changing demographics and a booming stock market are prompting new patterns of wealth generation in the United States. Against this backdrop, we're moving swiftly to ensure that we can meet the investment needs of our existing

4     1999 Annual Report

Letter To Shareholders

customers, as well as position SunTrust as a top tier provider of investment-related products and services to attract new clients.

        At mid-year 1999, for example, we merged the mutual funds managed and sold by former Crestar units into the STI Classic Funds family. The combination created a family of 34 mutual funds totaling approximately $20 billion in assets, making the STI Classic Funds family the 13th largest U.S. bank proprietary funds family.

        Two other moves in 1999 demonstrate our commitment to developing our investment-related capabilities. In the first, we entered into a partnership with a leading provider of hedge funds for institutions and high net worth clients to develop a family of hedge fund products, thus positioning SunTrust to participate in the select but profitable market for these targeted investment alternatives.

        Late in the year, we established a limited purpose trust company in Delaware enabling us to bring a number of specialized benefits to high net worth clients.

Commercial & Corporate Banking: SunTrust's commercial clients range from small businesses and "middle-market" companies, whose credit and non-credit needs last year were met by our geographically focused banking units, to larger corporations with annual sales of $250 million and up. This segment of the market includes established corporations with national and often international reach in a cross-section of industries.

        During 1999, we further invested in our ability to provide corporate clients with fully integrated solutions to their financial needs which can range from credit facilities to access to debt and equity capital markets, as well as specialized treasury management and investment banking services. Specifically, clients benefited from the concentrated focus provided by our newly configured Corporate and Investment Banking Division, which brings together the capital markets and investment banking capabilities of our SunTrust Equitable Securities subsidiary, acquired in 1998, and our traditional corporate banking resources.

        One indication of success during 1999 in meeting the needs of our growth-oriented clients, and also in positioning ourselves for expanded business relationships in the future, was significant growth in loan syndications and financial risk management transactions. 1999 was also a record year for SunTrust Equitable Securities in its mergers and acquisitions area; the firm advised on 28 transactions representing over $2 billion in deal value for clients.

        We also moved forward in 1999 with an ambitious expansion program in our industry specialties groups. On a selective basis, in both corporate banking and investment banking, we are expanding our capabilities in specialized fields such as textiles, health care, agrifoods, business-to-business services, franchise and distributor finance, media and communications, privatization,

                                                       SunTrust Banks, Inc.   5

Letter To Shareholders

restaurants, and technology. As part of that growth investment, SunTrust Equitable Securities established offices in New York and Boston and early in 2000 announced plans to open an office in San Francisco, bringing to 10 the number of U.S. cities in which it has a presence.

        Mortgage: Our mortgage banking business was among the first to benefit from the synergies created by the Crestar merger. In October, we combined separate mortgage companies to create an expanded, national SunTrust Mortgage, Inc. With headquarters in Richmond and production sites in nearly 100 cities across the country, the combined company is the nation's 13th largest residential mortgage lender.

        Though mortgage volume declined nationally in response to higher mortgage rates, SunTrust Mortgage achieved more than $17.2 billion in loan production for 1999, well in line with our expectations at the beginning of the year. Meanwhile, the size of our mortgage servicing portfolio--$41 billion--stands as a clear indication of our strength in this key business line.

        Credit Card Sale: With the industry trend in credit cards moving towards consolidation among a few national providers, SunTrust sold its $1.5 billion consumer card portfolio in November 1999 to MBNA Bank. This strategic move permits us to continue to meet the needs of our customers with personal credit card products that will continue to carry the SunTrust brand.

Competitive Advantage And Improved Efficiency

As we bring our considerable resources as a large, broad-based financial institution to bear on customer needs, we also recognize the importance of maintaining the local market focus that is one of SunTrust's historical strengths.

        Much of our past success is attributable to our emphasis on local management and decision-making. As we see it, this approach differentiates us from other large financial service providers that operate in our markets. We are committed to maintaining that competitive advantage.

        At the same time, shareholders are looking for us to improve our operating efficiency. As a result, we are always trying to prudently reduce costs so dollars can be reinvested in the technology, products and people that permit us to better serve customers--and thus generate additional revenues.

        With the consolidation of our individual bank charters, which took effect legally on January 1, 2000 and will be implemented operationally during the year, we will maintain our local management structure. But the move will also promote efficiency as we standardize ways of doing things from internal financial reporting to account opening procedures.

        For customers, the charter consolidation will, over time, lead to greater convenience, uniform service levels and consistent product delivery

6    1999 Annual Report

Letter To Shareholders

throughout our markets. It will also make it easier for us to implement new products and technology.

        The number of standardization and efficiency opportunities at SunTrust increased significantly with the Crestar merger. This made the charter consolidation decision particularly timely.

        To balance the drive for improved efficiency with our requirements for revenue growth and service quality, we established a new, senior level executive position at SunTrust: the Chief Efficiency and Quality Officer. The "CQ" will ensure this critical priority receives the concentrated management focus it warrants.

Firmly Focused On The Future

Coincident with our charter consolidation announcement, we unveiled a new internal "operating model" for SunTrust. This is an overall framework for making decisions about how we approach our customers, serve our markets and configure our organization in light of our size, scope and performance standards.

        Underlying the operating model is a simple imperative. To meet the expectations of our shareholders for consistently strong financial results, we must do an ever-better job of meeting the needs of our customers. And we must do so in an environment marked by rapid technological change and continuing consolidation within the financial services industry.

        During 1999, I believe, the people of SunTrust delivered a level of performance with which shareholders can be pleased. Over time, that performance should be reflected in the price of SunTrust stock.

        But equally important, they showed that our organization is firmly focused on the future.

        Simply stated, SunTrust is ready to meet the challenges of 2000 and beyond. As we succeed in doing so, I am confident shareholders will find their continued support rewarded.

        On behalf of our Board of Directors, I thank you for your continued interest--and your investment--in SunTrust.

/s/ L. Phillip Humann

L. Phillip Humann

Chairman, President and Chief Executive Officer

February 8, 2000

                                                 SunTrust Banks, Inc.      7

Selected Financial Data

(In millions ezcept per share and other data)                                      Year Ended December 31
Summary of Operations                              1999            1998            1997          1996          1995            1994
Interest and dividend income                    $ 5,960.2       $ 5,675.9      $ 5,238.2    $ 4,818.5      $ 4,528.7     $ 3,855.4
Interest expense                                  2,814.7         2,746.8        2,453.5      2,158.8        2,027.3       1,455.4
Net interest income                               3,145.5         2,929.1        2,784.7      2,659.7        2,501.4       2,400.0
Provision for loan losses                           170.4           214.6          225.1        171.8          143.4         149.4
Net interest income after provision
for loan losses                                   2,975.1         2,714.5        2,559.6      2,487.9        2,358.0       2,250.6
Noninterest income/1/                             1,660.0         1,716.2        1,355.7      1,162.7        1,021.4         967.3
Noninterest expense/2/                            2,939.4         2,932.4        2,415.7      2,384.6        2,167.9       2,082.8
Income before provision for income taxes
and extraordinary gain                            1,695.7         1,498.3        1,499.6      1,266.0        1,211.5       1,135.1
Provision for income taxes                          571.7           527.3          523.7        407.0          408.7         382.8
Income before extraordinary gain                  1,124.0           971.0          975.9        859.0          802.8         752.3
Extraordinary gain, net of taxes/3/                 202.6              --             --           --             --            --
Net income                                      $ 1,326.6       $   971.0      $   975.9    $   859.0      $   802.8     $   752.3
Net interest income (taxable-equivalent)        $ 3,188.0       $ 2,973.5      $ 2,832.6    $ 2,709.7      $  2,562.1    $ 2,467.9
Per common share
Diluted
  Income before extraordinary gain              $    3.50       $    3.04      $    3.04    $    2.59      $     2.38    $    2.22
  Extraordinary gain                                 0.63              --             --           --              --           --
  Net income                                         4.13            3.04           3.04         2.59            2.38         2.22
Basic
  Income before extraordinary gain                   3.54            3.08           3.08         2.63            2.41         2.24
  Extraordinary gain                                 0.64              --             --           --              --           --
  Net income                                         4.18            3.08           3.08         2.63            2.41         2.24
Dividends declared                                  1.380           1.000          0.925        0.825           0.740        0.660
Market price:
  High                                              79.44           87.75          75.25        52.50           35.44        25.69
  Low                                               60.44           54.00          44.13        32.00           23.63        21.75
  Close                                             68.81           76.50          71.38        49.25           34.25        23.88
Selected Average Balances
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $92,820.8       $85,536.9      $76,017.3    $69,252.0       $63,532.0    $59,868.5
----------------------------------------------------------------------------------------------------------------------------------
Earning assets                                   82,255.7        74,880.9       66,944.0     61,644.4        56,994.4     53,778.7
Loans                                            62,749.4        57,590.5       51,788.1     46,338.4        43,331.6     38,216.6
Deposits                                         57,842.1        53,725.3       51,673.7     50,317.6        47,240.3     46,023.5
Realized shareholders' equity                     6,368.3         5,641.4        5,116.7      5,101.3         4,783.0      4,520.6
----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                        8,190.7         7,853.6        6,953.4      6,434.3         5,635.9      5,132.0
----------------------------------------------------------------------------------------------------------------------------------
At December 31
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $95,390.0       $93,169.9      $82,840.8    $75,264.2       $68,799.8    $62,893.9
----------------------------------------------------------------------------------------------------------------------------------
Earning assets                                   85,193.4        81,295.1       72,258.9     65,921.8        60,555.6     56,264.2
Loans                                            66,002.8        61,540.6       55,476.4     49,301.4        45,284.9     41,736.0
Allowance for loan losses                           871.3           944.6          933.5        897.0           915.8        887.2
Deposits                                         60,100.5        59,033.3       54,580.8     52,577.1        49,543.6     47,418.4
Long-term debt                                    6,017.3         5,807.9        4,010.4      2,427.7         1,675.6      1,645.6
Realized shareholders' equity                     6,064.0         6,090.4        5,263.9      5,133.1         4,913.4      4,494.9
----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                        7,626.9         8,178.6        7,312.1      6,713.6         6,085.2      5,065.0
----------------------------------------------------------------------------------------------------------------------------------
Ratios and Other Data
ROA                                                  1.48%           1.18%          1.34%        1.28%           1.29%        1.28%
ROE                                                 20.83           17.21          19.07        16.84           16.78        16.64
Net interest margin                                  3.88            3.97           4.23         4.40            4.50         4.59
Efficiency ratio                                    60.63           62.53          57.68        61.58           60.50        60.63
----------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity to assets                 8.00            8.78           8.83         8.92            8.84         8.05
----------------------------------------------------------------------------------------------------------------------------------
Allowance to year-end loans                          1.32            1.53           1.68         1.82            2.02         2.13
Nonperforming assets to total loans plus
  other real estate owned                            0.42            0.39           0.43         0.74            0.94         1.02
Common dividend payout ratio                         33.4            32.9           30.4         31.9            31.1         29.7
Full-service banking offices                        1,114           1,079          1,072        1,073           1,039        1,074
ATMs                                                1,968           1,839          1,691        1,394           1,191        1,107
Full-time equivalent employees                     30,222          30,452         29,442       29,583          27,902       28,620
Average common shares - diluted (thousands)       321,174         319,711        320,932      331,042         337,479      339,255
Average common shares - basic (thousands)         317,079         314,908        316,436      326,502         333,212      335,124

/1/ Includes securities losses of $114.9 million related to the securities portfolio repositioning in the fourth quarter of 1999.

/2/ Includes merger-related expenses of $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar in the fourth quarter of 1998.

/3/ Represents the gain on sale of the Company's consumer credit card portfolio during the fourth quarter of 1999, net of $124.6 million in taxes.

8     1999 Annual Report

Management's Discussion

This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on page 36 through 65. In Management's Discussion, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable-equivalent (FTE) basis, which is adjusted for the tax-favored status of earnings from certain loans and investments.

        On December 31, 1998, SunTrust Banks, Inc. ("SunTrust" or "Company") completed its merger with Crestar Financial Corporation ("Crestar"), a $27.6 billion asset bank holding company headquartered in Richmond, Virginia. The merger was accounted for as a pooling-of-interests business combination. Accordingly, the accompanying consolidated financial information reflects the results of operations of both SunTrust and Crestar, on a combined basis, for all periods presented. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 1999 presentation.

        SunTrust has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see "A Warning About Forward-Looking Information" on page 32 of this annual report.

Earnings Overview

SunTrust's net income for 1999 totaled $1,326.6 million, or $4.13 per diluted share, compared with $971.0 million, or $3.04 per diluted share, for 1998. Net income increased 36.6% compared to 1998. Results included the following unusual items:

 . Extraordinary gain of $202.6 million, net of tax, or $0.63 per diluted share, related to the sale of the Company's $1.5 billion consumer credit card portfolio during the fourth quarter of 1999 (see "Loans" for further discussion).

 . Securities losses of $70.2 million, net of tax, or $0.22 per diluted share, relating to the securities portfolio repositioning during the fourth quarter of 1999 (see "Securities Available for Sale" for further discussion).

 . Merger related charges of $32.2 million, net of tax, or $0.10 per diluted share, for 1999 and $117.1 million, net of tax, or $0.37 per diluted share, for 1998 related to the acquisition of Crestar in 1998 (see Note 2 to the Consolidated Financial Statements).

    Operating results in 1999 primarily reflected strong loan demand compared to 1998. Net interest income was $3,188.0 million in 1999, up $214.5 million from 1998. The net interest margin was 9 basis points lower than last year, but the impact of the decline was more than offset by a 9.8% increase in average earning assets. Average loans increased 9.0% primarily due to strong commercial, residential mortgage and consumer loan demand. Average deposits increased 7.7%. The 1999 loan loss provision of $170.4 million was 20.6% lower than the $214.6 million recorded in 1998 primarily due to a $60 million reduction of the loan loss provision relating to the Company's sale of its consumer credit card portfolio in the fourth quarter of 1999. Noninterest income, excluding securities gains and losses, was $1,769.1 million, a 3.6% increase compared to 1998. Although the Company had strong growth in trust fees, other charges and fees, and service charges on deposit accounts, these increases were offset by a 35.8% decrease in mortgage production related income due to the higher interest rate environment in 1999 which led to a slowdown in refinancing activities. Noninterest expense, excluding merger-related expenses, was $2,893.8 million for 1999 compared to $2,813.0 million for 1998, an increase of 2.9%. Noninterest expense included $34.1 million in 1999 and $42.2

Net Income
($ in Millions)

  '94     '95     '96     '97     '98       '99

 752.3   802.8   859.0   975.9   971.0   1,326.6

Return on Average
Realized Equity
(percent)

  '94     '95     '96     '97      '98      '99

 16.64   16.78   16.84   19.07    17.21    20.83

                                              SunTrust Banks, Inc.       9

Management's Discussion

million in 1998 related to the Company's completion of its year 2000 system remediation. Total personnel expense, the single largest component of noninterest expense, was up $82.9 million, or 5.1%, from the 1998 level. Earnings per share were aided by the repurchase during the second half of 1999 of approximately 13.8 million shares of the Company's common stock.

Table 1 Analysis Of Changes In Net Interest Income/l/

                                                       1999 Compared to 1998                      1998 Compared to 1997
(In millions on a taxable-equivalent basis)         Increase (Decrease) Due to                 Increase (Decrease) Due to
Interest Income                               Volume          Rate           Net           Volume          Rate         Net
Loans
        Taxable                              $395.1        $(203.5)        $191.6        $458.0         $(157.2)      $300.8
        Tax-exempt/2/                           3.7           (5.5)          (1.8)          6.2            (3.5)         2.7
Securities available for sale
        Taxable                               133.8          (25.9)         107.9          47.1            (7.3)        39.8
        Tax-exempt/2/                          (6.1)          (1.5)          (7.6)         (9.6)           (2.2)       (11.8)
Funds sold                                      1.8             --            1.8          (4.1)           (4.7)        (8.8)
Loans held for sale                            11.7          (19.9)          (8.2)        116.2            (5.8)       110.4
Other short-term investments/2/                (0.6)          (0.7)          (1.3)          1.8            (0.7)         1.1
----------------------------------------------------------------------------------------------------------------------------
Total interest income                         539.4         (257.0)         282.4         615.6          (181.4)       434.2
----------------------------------------------------------------------------------------------------------------------------
Interest Expense
NOW/Money market accounts                      46.1          (43.6)           2.5          54.0             8.3         62.3
Savings deposits                                8.5          (21.6)         (13.1)         (5.3)           (5.3)       (10.6)
Consumer time deposits                        (28.3)         (37.5)         (65.8)        (32.5)            4.5        (28.0)
Other time deposits                            85.3          (27.0)          58.3          (2.3)           (4.7)        (7.0)
Funds purchased                               152.3          (36.8)         115.5         183.9           (11.5)       172.4
Other short-term borrowings                   (34.5)         (13.8)         (48.3)        (10.6)            4.6         (6.0)
Long-term debt                                 30.3          (11.5)          18.8         134.7           (24.5)       110.2
----------------------------------------------------------------------------------------------------------------------------
Total interest expense                        259.7         (191.8)          67.9         321.9           (28.6)       293.3
----------------------------------------------------------------------------------------------------------------------------
    Net change in net interest income        $279.7        $ (65.2)        $214.5        $293.7         $(152.8)      $140.9

/l/Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

/2/Interest income includes the effects of taxable-equivalent adjustments
   (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.

Table 2 Loan Portfolio By Types Of Loans

                                                               At December 31

(In millions)                 1999            1998            1997            1996            1995           1994
Commercial                 $26,933.5       $24,589.6       $19,043.7       $15,761.4       $14,073.4       $13,831.4
Real estate
   Construction              2,457.1         2,085.0         1,809.8         1,686.6         1,615.1         1,542.1
   Residential mortgages    19,619.3        16,880.9        17,297.2        15,629.5        14,205.7        11,788.5
   Other                     7,794.9         8,254.3         7,457.6         6,455.0         6,347.1         5,614.3
Credit card                     77.4         1,563.5         2,195.6         2,367.4         2,479.6         2,178.5
Other consumer loans         9,120.6         8,167.3         7,672.5         7,401.5         6,564.0         6,781.2
--------------------------------------------------------------------------------------------------------------------
   Total loans             $66,002.8       $61,540.6       $55,476.4       $49,301.4       $45,284.9       $41,736.0
--------------------------------------------------------------------------------------------------------------------

10                      1999 Annual Report

Management's Discussion

Net Interest
Income/Margin

Net interest income for 1999 was $3,188.0 million or 7.2% higher than the prior year. Average earning assets were up 9.8% and the net interest margin was 3.88% in 1999 compared to 3.97% in 1998. The average rate on earning assets decreased 34 basis points to 7.30% and the average rate on interest-bearing liabilities decreased 28 basis points to 4.15% primarily due to the decrease in rates on time deposits.

        Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of one and two basis points on the net interest margin for 1999 and 1998, respectively. Table 3 contains more detailed information concerning average balances, yields earned and rates paid.

Provision For Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and an estimation of losses inherent in the current loan portfolio, including the evaluation of impaired loans as prescribed under Statement of Financial Accounting Standards (SFAS) No.114 and No.118. The 1999 loan loss provision of $170.4 million was 20.6% lower than the $214.6 million recorded in 1998. The net reduction in the provision for loan losses was primarily attributable to the fourth quarter sale of the $1.5 billion credit card portfolio which led the Company to lower its allowance for loan losses by $60.0 million related to consumer credit card receivables. Partially offsetting this reduction, however, were additional provisions for other segments of the loan portfolio due to credit quality concerns as evidenced by increased charge-offs and nonperforming assets.

Loans

Loan demand was strong in 1999 as average loans increased 9.0% over the prior year. An increased emphasis by SunTrust produced strong growth in commercial loans, consumer loans and adjustable-rate residential mortgage loans. The Company's portfolio of residential mortgages grew 16.2% over the prior year. Of the $19.6 billion in residential mortgages, $1.9 billion were home equity loans. The average loan-to-deposit ratio increased to 108.5% in 1999 compared with 107.2% in 1998.

        During 1999, the Company originated a total of $17.2 billion in residential loans available for sale in the secondary market, compared to $20.6 billion in 1998. The decline in originations resulted from a higher interest rate environment in 1999 compared to 1998.

        During 1999, the Company thoroughly evaluated strategic alternatives for its profitable, but slowly-growing, consumer credit card portfolio and decided to pursue a receivables sale and agency agreement with MBNA America Bank, N.A. ("MBNA"). Under the terms of the agreement, which closed in the fourth quarter of 1999, SunTrust realized an extraordinary gain of $202.6 million, net of taxes, on the sale of the consumer credit card portfolio and entered into an agency relationship with MBNA for both parties to sell SunTrust-branded credit cards, issued by MBNA, throughout the SunTrust market area. Although the Company is compensated for new accounts originated in its markets, it assumes no recourse for credit or fraud loss related to these consumer loans. The Company expects that the sale of the credit card portfolio will negatively impact the net interest margin by approximately 10 basis points in 2000.

        The loan portfolio is well-diversified with only two broad industry sectors, Manufacturing and Financial Services, representing more than 5% of year-end loans outstanding. The Healthcare industry continues to be a primary area of concern as changes in the Medicare/Medicaid reimbursement process mandated by the Balanced Budget Act of 1997 led to significant financial deterioration in the long-term care sub-segment of this industry group. Healthcare accounted for 20% of the Company's year-end nonperforming assets and approximately one-third of 1999 net charge-offs. Although less than 10% of the year end health care portfolio was adversely graded, the Company expects that some portion of these credits may experience further deterioration during 2000. A second industry group that has received increased management attention is Textiles, where overseas competition continues to adversely impact domestic manufacturers.

Average Earnings
Assets Mix
($ in millions)

              Total $82,255.7
             December 31, 1999

         62,749.4    76.3%    Loans
            304.3     0.4%    Other
          1,338.0     1.6%    Funds sold
          2,577.1     3.1%    Loans held for sale
         15,286.9    18.6%    Securities available for sale

                                                SunTrust Banks, Inc.      11

Management's Discussion


Table 3 Consolidated Daily Average Balances, Income/Expense And Average Yields Earned And Rates Paid

(Dollars in millions; yields on taxable-equivalent basis)

                                         1999                                1998                            1997
                           Average      Income/     Yields/      Average     Income/   Yields/   Average    Income/   Yields/
Assets                     Balances     Expense     Rates        Balances    Expense   Rates     Balances   Expense   Rates
Loans/l/
 Taxable                  $61,648.3   $4,691.2     7.61%       $56,537.1    $4,499.6   7.96%    $50,813.7  $4,198.8    8.26%
 Tax-exempt/2/              1,101.1       80.1     7.27          1,053.4        81.9   7.78         974.4      79.2    8.13
---------------------------------------------------------------------------------------------------------------------------
  Total loans              62,749.4    4,771.3     7.60         57,590.5     4,581.5   7.96      51,788.1   4,278.0    8.26
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale
 Taxable                   14,728.7      927.6     6.30         12,618.9       819.7   6.50      11,882.4     779.9    6.56
 Tax-exempt/2/                558.2       44.6     7.99            633.8        52.2   8.23         749.8      64.0    8.53
---------------------------------------------------------------------------------------------------------------------------
Total securities
 available for sale        15,286.9      972.2     6.36         13,252.7       871.9   6.58      12,632.2     843.9    6.68
---------------------------------------------------------------------------------------------------------------------------
Funds sold                  1,338.0       73.4     5.48          1,306.2        71.6   5.48       1,378.5      80.4    5.83
Loans held for sale         2,577.1      172.2     6.68          2,414.7       180.4   7.47         865.4      70.0    8.09
Other short-term
 investments/2/               304.3       13.6     4.48            316.8        14.9   4.70         279.8      13.8    4.94
---------------------------------------------------------------------------------------------------------------------------
  Total earning assets     82,255.7    6,002.7     7.30         74,880.9     5,720.3   7.64      66,944.0   5,286.1    7.90
---------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses    (942.1)                              (940.5)                          (913.3)
Cash and due from banks     3,630.3                              3,306.9                          3,156.7
Premises and equipment      1,596.3                              1,486.6                          1,395.1
Other assets                3,332.5                              3,219.1                          2,459.3
Unrealized gains on
 securities available
 for sale                   2,948.1                              3,583.9                          2,975.5
---------------------------------------------------------------------------------------------------------------------------
Total assets              $92,820.8                            $85,536.9                        $76,017.3
---------------------------------------------------------------------------------------------------------------------------
Liabilities and
 Shareholders' Equity
Interest-bearing deposits
  NOW/Money market
   accounts               $19,926.0     $ 527.0     2.64%      $18,253.6     $ 524.5   2.87%    $16,360.5    $ 462.2   2.82%
  Savings                   6,918.8       203.8     2.95         6,645.9       216.9   3.26       6,810.1      227.5   3.34
  Consumer time             9,824.3       468.6     4.77        10,390.4       534.4   5.14      11,032.1      562.4   5.10
  Other time                8,369.8       426.7     5.10         6,724.1       368.4   5.48       6,765.0      375.4   5.55
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     deposits              45,038.9     1,626.1     3.61        42,014.0     1,644.2   3.91      40,967.7    1,627.5   3.97
---------------------------------------------------------------------------------------------------------------------------
Funds purchased            15,220.8       749.6     4.92        12,164.9       634.1   5.21       8,641.9      461.7   5.34
Other short-term
  borrowings                1,689.9        79.5     4.71         2,391.8       127.8   5.34       2,591.9      133.8   5.16
Long-term debt              5,858.6       359.5     6.14         5,368.0       340.7   6.35       3,275.4      230.5   7.04
---------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities             67,808.2     2,814.7     4.15        61,938.7     2,746.8   4.43      55,476.9    2,453.5   4.42
---------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing
   deposits                12,803.2                             11,711.3                         10,706.0
Other liabilities           4,018.7                              4,033.3                          2,881.0
Realized shareholders'
   equity                   6,368.3                              5,641.4                          5,116.7
Accumulated other
   comprehensive income     1,822.4                              2,212.2                          1,836.7
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity   $92,820.8                            $85,536.9                        $76,017.3
---------------------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                 3.15%                              3.21%                          3.48%
Net Interest Income                    $3,188.0                              $2,973.5                        $2,832.6
Net Interest Margin/3/                               3.88%                              3.97%                          4.23%

/1/Interest income includes loan fees of $139.6, $118.2, $108.4, $102.1, $87.8, and $95.1 in the six years ended December 31, 1999. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

/2/Interest income includes the effects of taxable-equivalent adjustments
   (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $42.5, $44.4, $47.9, $50.0, $60.7, and $67.9 in the six years ended December 31, 1999.

12      1999 Annual Report

Management's Discussion

                                                                                                            Growth Rate in
                                                                                                           Average Balances
                                                                                                                          Five Year
                        1996                              1995                           1994                One Year     Annualized
    Average            Income/    Yields/    Average    Income/    Yields/   Average    Income/     Yields/      1999-         1999-
    Balances           Expense    Rates      Balances   Expense    Rates     Balances   Expense     Rates         1998          1994
$45,472.0             $3,798.5      8.35%   $42,438.4  $3,629.9     8.55%   $37,482.3  $2,946.8     7.86%         9.0%        10.5%
    866.4                 74.0      8.54        893.2      84.9     9.50        734.3      67.5     9.19          4.5          8.4
------------------------------------------------------------------------------------------------------------------------------------
 46,338.4              3,872.5      8.36     43,331.6   3,714.8     8.57     38,216.6   3,014.3     7.89          9.0         10.4
-----------------------------------------------------------------------------------------------------------------------------------
 12,297.7                778.8      6.33     11,387.7     692.0     6.08     10,502.5     581.3     5.54         16.7          7.0
    850.9                 75.8      8.90        873.7      91.9    10.51      3,314.5     240.7     7.26        (11.9)       (30.0)
------------------------------------------------------------------------------------------------------------------------------------
 13,148.6                854.6      6.50     12,261.4     783.9     6.39     13,817.0     822.0     5.95         15.3          2.0
------------------------------------------------------------------------------------------------------------------------------------
  1,044.0                 56.5      5.41        886.9      53.9     6.08        967.6      45.4     4.70          2.4          6.7
    984.4                 77.9      7.91        417.2      31.8     7.63        407.8      28.8     7.08          6.7         44.6

    129.0                  7.0      5.44         97.3       5.0     5.18        369.7      12.8     3.45         (3.9)        (3.8)
------------------------------------------------------------------------------------------------------------------------------------
 61,644.4              4,868.5      7.90     56,994.4   4,589.4     8.05     53,778.7   3,923.3     7.30          9.8          8.9
------------------------------------------------------------------------------------------------------------------------------------
   (923.8)                                     (913.0)                        (873.0)                             0.2          1.5
  3,186.2                                     3,058.8                        3,126.2                              9.8          3.0
  1,164.7                                     1,134.9                        1,114.2                              7.4          7.5
  2,025.1                                     1,877.9                        1,738.8                              3.5         13.9

  2,155.4                                     1,379.0                          983.6                            (17.7)        24.5
------------------------------------------------------------------------------------------------------------------------------------
$69,252.0                                   $63,532.0                      $59,868.5                              8.5          9.2
------------------------------------------------------------------------------------------------------------------------------------


$16,110.3               $ 457.4     2.84%   $15,115.6   $ 437.5     2.89%  $15,519.0    $ 376.2     2.42%        9.2%          5.1%
  7,065.7                 240.5     3.40      5,483.0     146.7     2.68     6,466.3      161.2     2.49         4.1           1.4
 12,049.4                 625.4     5.19     12,824.2     645.3     5.03    11,136.7      465.1     4.18        (5.4)         (2.5)
  4,822.1                 262.4     5.44      4,050.7     251.9     6.22     3,112.8      107.3     3.45        24.5          21.9
------------------------------------------------------------------------------------------------------------------------------------
 40,047.5               1,585.7     3.96     37,473.5   1,481.4     3.95    36,234.8    1,109.8     3.06         7.2           4.4
------------------------------------------------------------------------------------------------------------------------------------
  6,965.8                 356.9     5.12      5,533.5     336.4     6.08     4,082.6      122.0     2.99        25.1          30.1
  1,501.4                  81.7     5.44      1,940.7      91.3     4.70     1,892.6      121.7     6.43       (29.3)         (2.2)
  1,961.8                 134.5     6.86      1,655.8     118.2     7.14     1,496.7      101.9     6.81         9.1          31.4
------------------------------------------------------------------------------------------------------------------------------------
 50,476.5               2,158.8     4.28     46,603.5   2,027.3     4.35    43,706.7    1,455.4     3.33         9.5           9.2
------------------------------------------------------------------------------------------------------------------------------------
 10,270.1                                     9,766.8                        9,788.7                             9.3           5.5
  2,071.1                                     1,525.8                        1,241.1                            (0.4)         26.5
  5,101.3                                     4,783.0                        4,520.6                            12.9           7.1

  1,333.0                                       852.9                          611.4                           (17.6)         24.4
------------------------------------------------------------------------------------------------------------------------------------
$69,252.0                                   $63,532.0                      $59,868.5                             8.5           9.2
------------------------------------------------------------------------------------------------------------------------------------
                                     3.62%                          3.70%                           3.97%
                        $2,709.7                       $2,562.1                        $2,467.9
                                     4.40%                          4.50%                           4.59%

/3/Derivative instruments used to help balance the Company's interest-sensitivity position increased net interest income by $16.3 and $0.7 in 1999 and 1998, decreased net interest income by $7.7 in 1997 and increased net interest income by $0.1, $3.6 and $48.7 in 1996, 1995 and 1994, respectively. Without these derivative instruments, the net interest margin would have been 3.86% in 1999, 3.97% in 1998, 4.24% in 1997, 4.40% in 1996, 4.49% in 1995 and
   4.50% in 1994.

                                             SunTrust Banks, Inc.        13

Management's Discussion

Noninterest Income

Significant progress has been made in diversifying the Company's sources of income. Noninterest income now makes up 36% of total revenues compared with 28% in 1994. Noninterest income, excluding securities gains and losses, was $1,769.1 million in 1999, an increase of $61.1 million or 3.6% compared to 1998. Trust income, SunTrust's largest source of noninterest income, increased $42.7 million or 9.3% compared to 1998. Service charges on deposit accounts rose $37.0 million or 9.2%. Miscellaneous charges and fees were up $8.6 million or 4.7%. Mortgage production related income decreased by 35.8%, or $85.3 million, due primarily to a drop in refinancing activities resulting from the rising rate environment for residential mortgages. The Company incurred security losses during 1999 of $109.1 million compared to a gain of $8.2 million in the previous year. The majority of this loss was incurred during the fourth quarter of 1999 as a result of the portfolio repositioning program undertaken by the Company to improve future income. Other income in 1999 included a $15.3 million gain on the sale of student loans. Other income in 1998 included a $54.0 million gain on the sale of $576.0 million in out of market credit card loans by Crestar in the third quarter of 1998. Other income in 1997 included a $17.3 million gain from the sale of Crestar's merchant credit card business and a $9.3 million gain from the securitization of student loans.

   During the third quarter of 1999, SunTrust began to record amortization expense for mortgage-servicing rights as a reduction to mortgage servicing related income, conforming to industry practice. The $30.3 million of amortization expense recorded in the third and fourth quarter of 1999 was charged to noninterest expense in prior periods.

Table 4 Noninterest Income

                                                                     Year Ended December 31
(In millions)                                         1999       1998      1997      1996     1995      1994
Trust income                                       $  502.8   $  460.1  $  393.0  $  344.1  $  319.5   $305.3
Service charges on deposit accounts                   438.1      401.1     374.1     346.9     321.9    322.1
Miscellaneous charges and fees                        192.9      184.3     161.2     138.7     120.6    118.1
Mortgage production related income                    153.0      238.3      97.0      70.5      36.0     26.3
Mortgage servicing related income                      61.2       65.1      47.3      42.3      36.3     17.1
Credit card and other fees                            106.2       87.3      81.1      59.3      56.1     79.6
Retail investment services                             97.4       64.6      51.5      37.7      27.7     24.1
Corporate and institutional investment services        67.8       55.8      16.8      12.2       6.9      5.7
Trading account profits and commissions                35.1       44.6      22.7      18.2      14.9      9.9
Other income                                          114.6      106.8     104.1      75.2      90.2     72.6
Securities (losses) gains                            (109.1)       8.2       6.9      17.6      (8.7)   (13.5)
--------------------------------------------------------------------------------------------------------------
    Total noninterest income                       $1,660.0   $1,716.2  $1,355.7  $1,162.7  $1,021.4   $967.3
--------------------------------------------------------------------------------------------------------------

Noninterest Expense

Noninterest expense increased 0.2% in 1999. Excluding merger-related charges for 1999 and 1998, noninterest expense increased 2.9%. Total personnel expense increased 5.1% or $82.9 million due to increased salary expense, Year 2000 programming costs and bonuses, and higher pay for business development incentive plans. Outside processing and software increased 8.6% or $11.9 million. The decrease in the amortization of intangible assets of $39.4 million or 37.4% is primarily due to the Company recording the amortization of mortgage servicing rights as a reduction of other income beginning with the third quarter of 1999. In addition, the higher amortization expense in 1998 related to increased amortization of intangibles associated with the acquisition of Equitable Securities Corporation on January 2, 1998. Merger-related expenses were $45.6 million in 1999 compared to $119.4 million in 1998. For 1998, these costs primarily included transaction costs, severance and termination-related accruals, write-offs of certain tangible assets and adjustments to accounting estimates for litigation and deferred compensation liabilities related to the Company's merger with Crestar. In 1999, merger-related costs included additional severance, accelerated depreciation and system conversion costs. The Company expects to record approximately $42.5 million in additional



14  1999 Annual Report

Management's Discussion

Table 5 Noninterest Expense

                                                                 Year Ended December 31
(In millions)                            1999         1998        1997         1996        1995         1994
Salaries                               $1,174.5     $1,095.5     $  977.9     $  924.1    $  857.0     $  861.4
Other compensation                        348.1        338.2        218.1        198.5       155.2         96.1
Employee benefits                         175.8        181.8        176.9        169.5       166.7        165.8
---------------------------------------------------------------------------------------------------------------
Total personnel expense                 1,698.4      1,615.5      1,372.9      1,292.1     1,178.9      1,123.3
---------------------------------------------------------------------------------------------------------------
Equipment expense                         198.5        178.8        167.7        158.6       147.9        138.4
Net occupancy expense                     197.4        192.2        187.2        203.0       193.6        190.1
Outside processing and software           150.3        138.4        112.7        103.8        87.4         65.3
Marketing and customer development        105.4        107.1         95.4        104.6        72.1         90.5
Credit and collection services             68.7         70.4         59.5         54.1        40.2         36.5
Postage and delivery                       68.1         64.4         64.1         63.3        57.5         34.1
Communications                             66.3         62.1         52.7         50.7        43.3         57.0
Amortization of intangible assets          66.0        105.4         65.0         54.0        43.9         28.3
Consulting and legal                       62.5         67.5         51.7         55.0        41.0         40.6
Operating supplies                         51.9         54.0         50.0         52.9        47.2         41.2
Merger-related expenses                    45.6        119.4           --           --          --           --
FDIC premiums                               7.9          8.4          8.5         59.3        61.2        101.5
Other real estate (income) expense         (4.8)        (9.8)        (8.6)         8.2       (13.8)         3.5
Other expense                             157.2        158.6        136.9        125.0       167.5        132.5
---------------------------------------------------------------------------------------------------------------
Total noninterest expense              $2,939.4     $2,932.4     $2,415.7     $2,384.6    $2,167.9     $2,082.8
---------------------------------------------------------------------------------------------------------------
Efficiency ratio                          60.63%       62.53%       57.68%       61.58%      60.50%       60.63%

merger-related charges during 2000 primarily related to systems conversions and business line integration (See Note 2 to the Consolidated Financial Statements).

Provision For Income Taxes

The provision for income taxes covers federal and state income taxes. In 1999, the provision was $571.7 million, compared to $527.3 million in 1998. In addition to the 1999 provision, the Company recorded $124.6 million in income tax expense related to the sale of the Company's consumer credit card portfolio. The extraordinary gain on the consolidated financial statements is shown net of this amount. The 1998 provision for income taxes included $22.5 million in merger-related charges consisting of $9.2 million related to various federal and state income tax matters and $13.3 million related to certain severance payments exceeding statutory limitations.

Allowance For Loan Losses

SunTrust maintains an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. The Company is committed to the early recognition of problems and to a strong, conservative allowance and believes the current allowance is at a level adequate to cover such inherent losses. At year-end 1999, the Company's total allowance was $871.3 million, which represented 1.32% of period-end loans. The allowance for loan losses was impacted by the sale of the Company's $1.5 billion consumer credit card portfolio in the fourth quarter of 1999. The sale of this higher risk, unsecured consumer portfolio allowed the Company to lower its allowance for loan losses by $60.0 million through an adjustment to the provision for loan losses.

  The Company's allowance at year-end equated to approximately 3.1 times the average charge-offs for the last three years and 4.3 times the average net charge-offs for the same three-year period. Because historical charge-offs are not necessarily indicative of future charge-off levels, the Company also gives consideration to other risk indicators when determining the appropriate allowance level.

 The allowance for loan losses consists of three elements: (i) allowances established on specific loans, (ii) general allowances based on historical loan loss experience and current trends, and (iii) allowances based on general economic conditions and other risk factors in the Company's individual markets.


                                                      SunTrust Banks, Inc.    15

Management's Discussion


  The first element - specific allowance - is based on a regular analysis of classified loans where the internal credit ratings are below a predetermined classification. This analysis is performed at the relationship manager level for those loans with total credit exposure of $500 thousand or greater. The specific allowance established for these classified loans is based on a careful analysis of related collateral value, cash flow considerations and guarantor capacity (if applicable).

  The second element - general allowance - is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated at least annually and are based on a statistical loss migration analysis and current loan charge-off trends. The loss migration analysis, which is prepared annually for commercial and commercial real estate loans, examines loss experience in relation to internal loan grades. An annual charge-off trend analysis is completed for homogeneous loan pool types (e.g., residential real estate, open- and closed-end consumer loans, etc.). While formal loss migration and charge-off trend analyses are conducted annually, the Company may revise the general allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool type.

  The third element - general economic conditions and other risk factors - is based on local marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty as it requires management to anticipate the impact that economic trends, legislative actions or other unique market and/or portfolio issues have on estimated credit losses. For example, in assessing economic risks in the marketplace, management might consider local unemployment trends, population shifts within the region, real estate absorption rates, expansion and contraction plans of major employers, and other similar indicators. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, foreign exposure and relevant international economic conditions, together with any internal administrative risk factors. These other risk factors are carefully reviewed by management and may be revised if conditions indicate that actual results differ materially from the estimates initially applied.

  Concentrations of credit risk, discussed in Note 14 to the consolidated financial statements, may affect the Company's analysis of other risks and, ultimately, the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are predicated on the same type of collateral. SunTrust's only significant concentration of credit is a collateral concentration of loans secured by residential real estate. At December 31, 1999, the Company had $19.6 billion in loans secured by residential real estate, representing 29.7% of total loans, up from 27.4% at December 31, 1998. In addition, the Company is subject to a geographic concentration of credit because it operates primarily in the Southeastern and Mid-Atlantic regions of the United States. Although not material enough to constitute a significant concentration of credit risk, the Company has meaningful credit exposure to various industry sectors, including healthcare, textiles, telecommunications and real estate developers/investors, among others. Levels of exposure to these and other industry groups, together with an assessment of current trends and expected future financial performance are carefully analyzed for each industry in order to determine an adequate allowance level. An example of this would be the Company's credit exposure to the healthcare industry, which includes segments experiencing structural change and market pressures. At year-end 1999, the Company had outstanding loans of $1.2 billion to various healthcare segments, of which less than 10% were adversely graded. Problem loan activity in this industry group increased during 1999 and charge-offs in the health care segment represented 33% of total net charge-offs during the year. Accordingly, allowance levels reflect the higher risk profile that currently exists for this industry sector.

  As for foreign risk, SunTrust engages in international banking activities; however, only minor exposure exists in areas of concern in Latin America or Asia. The Company's total cross border outstandings are less than $500.0 million and no significant changes in trends occurred in that portfolio during 1999.

  The Company prepares a comprehensive analysis of the allowance for loan losses on a quarterly basis and conducts a peer review of allowance levels of large banks annually. In addition, the SunTrust Allowance for Loan Losses Review Committee has the responsibility of affirming the allowance methodology and assessing the



16   1999 Annual Report

Management's Discussion

general and specific allowance factors in relation to estimated and actual net charge-off trends. This committee is also responsible for assessing the appropriateness of the allowance for loan losses for each loan pool classification for the Company. As a result of this process, the general allowance factors for classified commercial loans and commercial credit card receivables were raised for 2000.

  Nonperforming assets increased from $242.1 million at December 31, 1998 to $275.7 million at December 31, 1999 (See "Nonperforming Assets" and Table 9 for further discussion). Many of these loans are of the size where the Company's allowance for loan loss methodology requires that they be specifically analyzed by a relationship manager as previously described. This analysis results in a specific allowance being required for these loans. The ratio for allowance for loan losses to total nonperforming loans (excluding other real estate owned) decreased from 456.0% at December 31, 1998 to 350.0% at December 31, 1999.

  The SunTrust charge-off policy is consistent with regulatory standards, although a somewhat more conservative policy governs the unsecured consumer loan portfolio. Losses on unsecured consumer loans are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured installment loans are typically charged off at 120 days past due if repayment from all sources has been determined to be improbable, or at the occurrence of a loss confirming event (i.e., bankruptcy or repossession). Commercial loans and real estate loans are typically placed on nonaccrual when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in full, and the loan is in the legal process of collection. Once a loan has been classified as nonaccrual, it also meets the criteria for an impaired loan. Accordingly, secured loans may be charged down to the estimated value of the collateral and previously accrued unpaid interest is reversed. Subsequent charge-offs may be required as a result of changes in collateral, market values or repayment prospects.

  Consistent with regulatory policy and industry practices, credit card losses are based on a pre-determined number of days that the credit card loan is past due. SunTrust's policy for credit cards requires accounts to be charged off in the month that they become 180 days past due, or in the month following a loss confirming event (i.e., bankruptcy).

  The Company's provision for loan losses in 1999 was $170.4 million, which was less than total charge-offs of $296.1 million and 26.0% less than net charge-offs of $230.4 million. The comparable provision and net charge-off amounts for 1998 were $214.6 million and $193.5 million, respectively. Provision expense declined in 1999 when compared to 1998 due to the sale of the Company's consumer credit card portfolio, which resulted in the Company reversing $60.0 million from the allowance for loan losses, offset by a slightly higher provision expense in the commercial portfolio, where the Company recognized higher fourth quarter charge-offs. Net charge-offs for 1999 represented .37% of average loans relative to .34% of average loans for 1998. Actual recoveries decreased from $70.8 million at December 31, 1998 to $65.7 million at December 31, 1999. In addition, the ratio of recoveries to total charge-offs of 26.8% in 1998 also decreased to 22.2% at December 31, 1999. The Company believes this downward trend in recoveries is likely to continue consistent with relatively low levels of charge-offs in recent years.

                                                      SunTrust Banks, Inc.    17

Management's Discussion

Table 6     Loans By Industry

                                          At December 31, 1999
(Dollars in millions)                Loans            % of Total Loans
Manufacturing                      $4,648.1                       7.0
Financial Services                  4,042.9                       6.1
Business Services                   3,277.2                       5.0
Transportation                      2,932.9                       4.4
Construction/Contractors            2,614.1                       4.0
Wholesale Trade                     2,381.7                       3.6
Real Estate Investors               2,259.1                       3.4
Hospitality/Entertainment           1,832.2                       2.8
Textiles                            1,247.8                       1.9
Health Care                         1,176.4                       1.8
Telecommunications                  1,128.0                       1.7

Table 7     Allowance For Loan Losses

(Dollars in millions)                                      At December 31
Allocation by Loan Type            1999       1998       1997        1996        1995        1994
Commercial                         $286.7     $251.4     $247.8      $229.9      $211.2       $261.8
Real estate                         208.0      229.8      229.3       262.8       325.5        322.4
Consumer loans                      339.3      420.9      406.9       350.5       327.1        247.6
Unallocated                          37.3       42.5       49.5        53.8        52.0         55.4
----------------------------------------------------------------------------------------------------
 Total                             $871.3     $944.6     $933.5      $897.0      $915.8       $887.2
----------------------------------------------------------------------------------------------------
Allocation as a Percent of Total Allowance
Commercial                           32.9%      26.6%      26.5%       25.6%       23.1%        29.5%
Real estate                          23.9       24.3       24.6        29.3        35.5         36.4
Consumer loans                       38.9       44.6       43.6        39.1        35.7         27.9
Unallocated                           4.3        4.5        5.3         6.0         5.7          6.2
----------------------------------------------------------------------------------------------------
 Total                              100.0%     100.0%     100.0%      100.0%      100.0%       100.0%
----------------------------------------------------------------------------------------------------
Year-end Loan Types as a Percent of Total Loans
Commercial                           40.8%      40.0%      34.3%       32.0%       31.1%        33.1%
Real estate                          45.3       44.2       47.9        48.2        49.0         45.4
Consumer loans                       13.9       15.8       17.8        19.8        19.9         21.5
----------------------------------------------------------------------------------------------------
 Total                              100.0%     100.0%     100.0%      100.0%      100.0%       100.0%
----------------------------------------------------------------------------------------------------



18  1999 Annual Report

Management's Discussion

Table 8    Summary Of Loan Loss Experience

                                                                    Year Ended December 31
(Dollars in millions)
Allowance for Loan Losses                       1999        1998        1997        1996        1995        1994
Balance - beginning of year                 $   944.6   $   933.5   $   897.0   $   915.8   $   887.2   $   815.9
Allowance from acquisitions and other           (13.3)      (10.0)        2.2         0.3        14.7        24.0
 activity - net
Provision for loan losses                       170.4       214.6       225.1       171.8       143.4       149.4
Charge-offs
 Commercial                                    (142.0)      (49.0)      (30.0)      (44.5)      (37.8)      (45.6)
 Real estate
  Construction                                   (2.2)       (3.2)       (4.0)       (4.0)       (1.5)       (1.5)
  Residential mortgages                         (15.0)      (13.8)      (11.8)      (10.1)       (8.4)       (9.1)
  Other                                          (5.2)       (5.2)       (6.9)      (11.3)      (21.9)      (33.5)
 Credit card                                    (78.9)     (129.5)     (143.2)     (129.6)      (85.3)      (54.9)
 Other consumer loans                           (52.8)      (63.6)      (79.3)      (74.8)      (60.1)      (44.8)
-----------------------------------------------------------------------------------------------------------------
   Total charge-offs                           (296.1)     (264.3)     (275.2)     (274.3)     (215.0)     (189.4)
-----------------------------------------------------------------------------------------------------------------
Recoveries
 Commercial                                      15.5        14.8        22.0        24.2        29.6        28.8
 Real estate
  Construction                                    0.7         0.3         2.5         2.3         4.3         5.1
  Residential mortgages                           3.4         2.7         2.8         2.3         2.1         1.9
  Other                                           6.1         8.4         8.9        12.7        10.9        12.8
 Credit card                                     11.9        14.9        17.7        13.5        12.2        12.0
 Other consumer loans                            28.1        29.7        30.5        28.4        26.4        26.7
-----------------------------------------------------------------------------------------------------------------
   Total recoveries                              65.7        70.8        84.4        83.4        85.5        87.3
-----------------------------------------------------------------------------------------------------------------
Net charge-offs                                (230.4)     (193.5)     (190.8)     (190.9)     (129.5)     (102.1)
Balance - end  of year                      $   871.3   $   944.6   $   933.5   $   897.0   $   915.8   $   887.2
-----------------------------------------------------------------------------------------------------------------
Total loans outstanding at year end         $66,002.8   $61,540.6   $55,476.4   $49,301.4   $45,284.9   $41,736.0
-----------------------------------------------------------------------------------------------------------------
Average loans                               $62,749.4   $57,590.5   $51,788.1   $46,338.4   $43,331.6   $38,216.6
Ratios
Allowance to year-end loans                      1.32%       1.53%       1.68%       1.82%       2.02%       2.13%
Allowance to nonperforming loans                350.0       456.0       494.6       305.5       279.3       303.7
Net charge-offs to average loans                 0.37        0.34        0.37        0.41        0.30        0.27
Provision to average loans                       0.27        0.37        0.43        0.37        0.33        0.39
Recoveries to total charge-offs                  22.2        26.8        30.7        30.4        39.8        46.1

Nonperforming Assets

Nonperforming assets were $275.7 million at December 31, 1999, increasing 13.9% from December 31, 1998. Much of the increase occurred in healthcare credits, an industry sector that continues to experience structural change and intense market pressures. At December 31, 1999, the ratio of nonperforming assets to total loans plus other real estate owned was .42% compared to .39% at December 31, 1998. The Company may experience a modest increase in nonperforming assets during 2000 as a result of stresses in certain sectors coupled with the very low current levels of nonperforming assets. The sale of the consumer credit card portfolio did not impact the Company's level of nonperforming assets as SunTrust followed the standard bankcard industry practice of charging-off delinquent credit card accounts at 180 days past due rather than carrying them in nonaccrual status for a period of time.

  Interest income on nonaccrual loans, if recognized, is recorded using the cash basis method of accounting. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to the allowance for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income only after all principal has been collected.

  For the year 1999, the gross amount of interest income that would have been recorded on nonaccrual



                                                        SunTrust Banks, Inc.  19

Management's Discussion


loans and restructured loans at December 31, 1999, if all such loans had been accruing interest at the original contractual rate, was $25.9 million. Interest payments recorded in 1999 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 1999, were $16.5 million.


Table 9     Nonperforming Assets And Accruing Loans Past Due
            90 Days Or More

                                                                          At December 31
(Dollars in millions)
Nonperforming Assets                                  1999     1998       1997       1996     1995     1994
Nonaccrual loans
 Commercial                                           $105.0   $ 50.1     $ 35.1   $ 68.2   $ 58.1   $ 68.0
 Real estate
  Construction                                          9.0     13.5       16.0     23.7     11.0     24.7
  Residential mortgages                                82.6     83.9       75.2     74.7    111.3     58.9
  Other                                                34.9     46.6       47.6    103.7    127.6    110.2
 Consumer loans                                        17.4     12.5       12.1     13.4     16.9     17.5
----------------------------------------------------------------------------------------------------------
  Total nonaccrual loans                              248.9    206.6      186.0    283.7    324.9    279.3
----------------------------------------------------------------------------------------------------------
Restructured loans                                       --      0.6        2.7      9.9      2.9     12.9
----------------------------------------------------------------------------------------------------------
 Total nonperforming loans                            248.9    207.2      188.7    293.6    327.8    292.2
----------------------------------------------------------------------------------------------------------
Other real estate owned                                26.8     34.9       48.2     71.1     97.8    136.0
----------------------------------------------------------------------------------------------------------
 Total nonperforming assets                          $275.7   $242.1     $236.9   $364.7   $425.6   $428.2
----------------------------------------------------------------------------------------------------------
Ratios
Nonperforming loans to total loans                     0.38%    0.34%      0.34%    0.60%    0.72%    0.70%
Nonperforming assets to total loans plus other
 real estate owned                                     0.42     0.39       0.43     0.74     0.94     1.02
Accruing Loans Past Due 90 Days or More              $117.4   $108.2     $109.0   $106.1   $ 79.8   $ 55.7

Securities Available For Sale

The investment portfolio is proactively managed to optimize yield over an entire interest rate cycle while providing liquidity and managing market risk. The portfolio yield decreased from 6.58% in 1998 to 6.36% in 1999. The portfolio yield improved during the fourth quarter to 6.41%. The securities portfolio was repositioned in the fourth quarter of 1999 to take advantage of higher market rates. A total of $5.0 billion in securities and interest rate swaps were sold or terminated during the fourth quarter at a pre-tax loss of $114.9 million, and the proceeds were reinvested in higher-yielding securities which will generate approximately $38.0 million in additional annual pre-tax income when compared to the return from securities which were sold. This repositioning also shifted the portfolio mix away from mortgage-backed securities which are subject to prepayments toward non-callable securities with more attractive yields. High-grade corporate bonds were also added to the portfolio in 1999 to increase diversification and to improve yield. Portfolio turnover from sales totaled $5.9 billion in 1999, representing 38.3% of the average portfolio size. The average portfolio size increased by $2.0 billion for the year on an amortized cost basis. The average life of the portfolio increased from 3.9 years at year-end 1998 to 5.5 years at year-end 1999.

  The carrying value of the investment portfolio, all of which is classified as "securities available for sale" reflected $2.5 billion in net unrealized gains at December 31, 1999, including a $2.8 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment decreased $422.3 million during 1999, which did not affect the net income of SunTrust, but was included in comprehensive income.



20  1999 Annual Report

Management's Discussion


Table 10    Securities Available For Sale

                                                                   At December 31
                                              Amortized             Fair  Unrealized      Unrealized
(In millions)                                      Cost            Value       Gains          Losses
U.S. Treasury and other U.S. government
 sponsored enterprises
1999                                          $ 2,543.5        $ 2,510.3    $    2.5          $ 35.7
1998                                            2,208.8          2,243.9        35.3             0.2
1997                                            3,289.3          3,310.8        26.7             5.2
States and political subdivisions
1999                                              530.3            528.6         5.9             7.6
1998                                              599.1            617.9        19.6             0.8
1997                                              668.9            689.8        21.2             0.3
Mortgage-backed and asset-backed securities
1999                                            9,904.6          9,712.1         9.0           201.5
1998                                            9,860.4          9,895.1        57.5            22.8
1997                                            6,997.9          7,019.7        53.6            31.8
Corporate bonds
1999                                            1,920.2          1,848.3          --            71.9
1998                                              867.2            918.1        50.9              --
1997                                              663.0            674.4        17.4             6.0
Other securities/1/
1999                                              891.0          3,718.0     2,829.4             2.4
1998                                              643.8          3,884.0     3,251.8            11.6
1997                                            1,256.9          4,502.2     3,246.6             1.3
Total securities available for sale
1999                                          $15,789.6        $18,317.3    $2,846.8          $319.1
1998                                           14,179.3         17,559.0     3,415.1            35.4
1997                                           12,876.0         16,196.9     3,365.5            44.6

/1/ Includes the Company's investment in 48,266,496 shares of common stock of The Coca-Cola Company

Liquidity

Liquidity is managed to ensure there is sufficient cash flow to satisfy demand for credit, deposit withdrawals and attractive investment opportunities. A large, stable core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position. Liquidity is enhanced by an investment portfolio structured to provide liquidity as needed. It is also strengthened by ready access to a diversified base of regional and national wholesale funding sources including fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit and offshore deposits, as well as an active bank note program, commercial paper issuance by the Parent Company and Federal Home Loan Bank advances.

  Funding sources primarily include customer-based core deposits, but also include borrowed funds and cash flows from operations. Customer-based core deposits, the Company's largest and most cost-effective source of funding, accounted for 71% of the funding base. Net borrowed funds, which primarily include short term funds purchased and sold, other short term borrowings and long term debt, were $22.6 billion at December 31, 1999, compared with $20.3 billion at December 31, 1998. The increase is due mainly to loan growth, investment portfolio purchases, and the stock repurchase program announced in the third quarter of 1999. Cash flows from operations are also a significant source of liquidity. Net cash from operations primarily results from net income adjusted for noncash items such as depreciation and amortization, provision for loan losses, and deferred tax items.

  The Company has a contingency funding plan that stress tests liquidity needs that may arise from certain events such as rapid loan growth or significant deposit runoff. The plan also provides for continual monitoring of net borrowed funds dependence and available sources of liquidity. Management believes the Company has the funding capacity to meet the liquidity needs arising from potential events.




                                                        SunTrust Banks, Inc.  21

Management's Discussion



Deposits

Average interest-bearing deposits increased 7.2% in 1999 and comprised 77.9%, 78.2% and 79.3% of average total deposits in 1999, 1998 and 1997, respectively. Average non-interest bearing deposits grew by 9.3% over 1998, and average NOW/Money market accounts, a lower cost funding source, increased by 9.2%. Average consumer time deposits decreased 5.4% in the same period while other time deposits increased 24.5% compared to 1998.

Table 11    Composition Of Average Deposits

                                              Year Ended December 31                        Percent of Total
(Dollars in millions)                   1999              1998         1997        1999            1998             1997
Noninterest-bearing                $12,803.2         $11,711.3    $10,706.0        22.1%           21.8%            20.7%
NOW/Money market                    19,926.0          18,253.6     16,360.5        34.4            34.0             31.7
 accounts
Savings                              6,918.8           6,645.9      6,810.1        12.0            12.4             13.2
Consumer time                        9,824.3          10,390.4     11,032.1        17.0            19.3             21.3
Other time                           8,369.8           6,724.1      6,765.0        14.5            12.5             13.1
-------------------------------------------------------------------------------------------------------------------------
Total deposits                     $57,842.1         $53,725.3    $51,673.7       100.0%          100.0%           100.0%
-------------------------------------------------------------------------------------------------------------------------

Funds Purchased

Average funds purchased increased $3,055.9 million or 25.1% in 1999 and average net purchased funds (average funds purchased less average funds sold) increased $3,024.1 million in 1999. Average net purchased funds were 16.9% of earning assets for 1999 compared to 14.5% in 1998.

Table 12 Funds Purchased/1/

                                                                                           Maximum
                                                                                       Outstanding
                                     At December 31              Daily Average              at Any
(Dollars in millions)            Balance          Rate        Balance         Rate       Month-end
1999                           $15,911.9          4.69%     $15,220.8         4.92%      $16,982.3
1998                            13,295.8          4.43       12,164.9         5.21        14,191.7
1997                             9,736.0          5.61        8,641.9         5.34        10,449.0

/1/ Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

Capital Resources

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, as defined to include certain debt obligations) or Tier 2 (to include certain other debt obligations and a portion of the allowance for loan losses and since 1998, 45% of the unrealized gains on equity securities). The Company is subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to remaining well capitalized.

  In April 1997, the Board of Directors authorized the Company to repurchase up to 15 million shares of SunTrust common stock. At December 31, 1997, the Company had repurchased approximately 1.9 million shares. Approximately 3.8 million shares of the Company's common stock were repurchased during the first half of 1998 under this authorization. In connection with the July 1998 announcement of the merger with Crestar, the Board of Directors rescinded their




22  1999 Annual Report

Management's Discussion



authorization to repurchase additional shares of the Company stock. The Company privately placed 2.7 million common shares in December 1998.

  On August 10, 1999, the Board of Directors authorized the purchase of up to 15 million shares of SunTrust common stock. As of December 31, 1999, 13.8 million shares had been purchased and the purchase of the remaining authorized shares was completed subsequent to year end. In February 2000, the Board of Directors authorized the purchase of up to 12 million shares of SunTrust common stock and management anticipates that these additional purchases will occur over an extended period of time as market conditions permit.

Table 13    Capital Ratios

                                                                            At December 31
(Dollars in millions)                    1999             1998              1997            1996            1995            1994
Tier 1 capital/1/                   $ 6,579.6      $   6,586.5      $    5,587.2     $   4,920.6      $  4,497.2      $  4,191.5
--------------------------------------------------------------------------------------------------------------------------------
Total capital                         9,939.1         10,307.9           8,608.2         6,807.9         5,712.6         5,379.4
--------------------------------------------------------------------------------------------------------------------------------
Risk-weighted assets                 87,866.1         80,586.4          69,503.3        58,112.8        53,999.5        48,712.0
Risk-based ratios
 Tier 1 capital                          7.48%            8.17%             8.04%           8.47%           8.33%           8.60%
--------------------------------------------------------------------------------------------------------------------------------
 Total capital                          11.31            12.79             12.39           11.71           10.58           11.04
--------------------------------------------------------------------------------------------------------------------------------
Tier 1 leverage ratio                    7.17             7.68              7.70            7.12            7.09            7.04
--------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity to
 assets                                  8.00             8.78              8.83            8.92            8.84            8.05
--------------------------------------------------------------------------------------------------------------------------------

/1/ Tier 1 capital includes trust preferred obligations of $1,050, $1,050 and $800 at the end of 1999, 1998 and 1997, respectively.

Table 14    Loan Maturity

                                                                   At December 31, 1999
                                                          Remaining Maturities of Selected Loans
                                                                    Within               1-5        After
(In millions)                                      Total            1 Year             Years      5 Years
Loan Maturity
Commercial/1/                                  $24,883.5         $10,359.8         $ 9,882.1     $4,641.6
Real estate -
 construction                                    2,457.1           1,667.0             790.1            -
----------------------------------------------------------------------------------------------------------
Total                                          $27,340.6         $12,026.8         $10,672.2     $4,641.6
----------------------------------------------------------------------------------------------------------
Interest Rate Sensitivity
Selected loans with
 Predetermined interest rates                                                      $ 4,559.6     $1,795.6
 Floating or adjustable interest rates                                               6,112.6      2,846.0
----------------------------------------------------------------------------------------------------------
  Total                                                                            $10,672.2     $4,641.6
----------------------------------------------------------------------------------------------------------

/1/ Excludes $2,050.0 million in lease financing.



                                                        SunTrust Banks, Inc.  23

Management's Dicussion

Table 15    Maturity Distribution Of Securities Available For Sale

                                                                             At December 31, 1999
(Dollars in millions)                                                                                                 Average
                                                       1 Year           1-5       5-10       After 10                Maturity
Amortized Cost                                        or Less         Years      Years          Years        Total   in Years
U.S. Treasury and other U.S. government
 sponsored enterprises                               $  465.1     $ 2,053.9   $   21.3       $    3.2    $ 2,543.5        3.3
States and political subdivisions                       112.3         229.0      108.1           80.9        530.3        4.5
Mortgage-backed and asset-backed securities/1/          662.9       7,480.2    1,578.2          183.3      9,904.6        4.1
Corporate bonds                                             -         828.5      334.4          757.3      1,920.2       15.4
-----------------------------------------------------------------------------------------------------------------------------
 Total debt securities                               $1,240.3     $10,591.6   $2,042.0       $1,024.7    $14,898.6        5.5
-----------------------------------------------------------------------------------------------------------------------------
Fair Value
U.S. Treasury and other U.S. government
 sponsored enterprises                               $  465.6     $ 2,020.7   $   20.8       $    3.2    $ 2,510.3
States and political subdivisions                       112.8         230.3      108.3           77.2        528.6
Mortgage-backed and asset-backed securities/1/          659.4       7,321.4    1,553.5          177.8      9,712.1
Corporate bonds                                             -         819.6      310.6          718.1      1,848.3
-----------------------------------------------------------------------------------------------------------------------------
 Total debt securities                               $1,237.8     $10,392.0   $1,993.2          976.3    $14,599.3
-----------------------------------------------------------------------------------------------------------------------------
Weighted average yield (FTE)
U.S. Treasury and other U.S. government
 sponsored enterprises                                   6.25%         6.23%      6.38%          7.28%        6.24%
States and political subdivisions                        7.76          7.56       7.67           7.13         7.56
Mortgage-backed and asset-backed securities/1/           5.65          6.24       6.75           6.89         6.29
Corporate bonds                                             -          6.92       6.98           7.42         7.13
-----------------------------------------------------------------------------------------------------------------------------
 Total debt securities                                   6.07          6.32       6.84           7.30         6.44
-----------------------------------------------------------------------------------------------------------------------------

/1/ Distribution of maturities is based on the average life of the asset.

Table 16    Maturity Of Consumer Time And Other Time Deposits
            In Amounts Of $100,000 Or More

(In millions)                                                     At December 31, 1999
Months to maturity                                     Consumer Time      Other Time              Total
3 or less                                                   $2,286.7        $4,827.9           $7,114.6
Over 3 through 6                                               669.9            36.1              706.0
Over 6 through 12                                              726.0            41.3              767.3
Over 12                                                        414.0            36.2              450.2
-------------------------------------------------------------------------------------------------------
 Total                                                      $4,096.6        $4,941.5           $9,038.1
-------------------------------------------------------------------------------------------------------

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

  SunTrust uses a simulation modeling process to measure interest rate risk and evaluate potential strategies. These simulations incorporate assumptions regarding balance sheet growth and mix, pricing, and the repricing and maturity characteristics of the existing and projected balance sheet. Other interest-rate-related risks such as prepayment, basis and option risk are also considered. Simulation results quantify interest rate risk under various interest rate scenarios. Senior management regularly reviews the overall interest rate risk position and develops and implements appropriate strategies to manage the risk. Management estimates the



24  1999 Annual Report

Management's Discussion


Company's net interest income for the next twelve months would decline 1.5% under an instantaneous increase in interest rates of 100 basis points, versus the projection under stable rates. Net interest income would increase 1.9% under an instantaneous decrease in interest rates of 100 basis points, versus the projection under stable rates.

  A fair market value analysis of the Company's on and off balance sheet positions calculated under an instantaneous 100 basis point increase in rates over December 31, 1999 estimates a 1.0% decrease in market value as a percent of assets compared to a 0.7% decrease at December 31, 1998. SunTrust estimates a like decrease in rates from December 31, 1999 would increase net market value 0.9% compared to an increase of 0.6% based on 1998 year-end balances.

  The computations of interest rate risk do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

  The Company is also subject to risk from changes in equity prices. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company which had a carrying value of $2.8 billion at December 31, 1999. A 10% decrease in share price of The Coca-Cola Company at December 31, 1999 would result in a decrease, net of deferred taxes, of approximately $179 million in total shareholders' equity.

  The Company's trading portfolio at December 31, 1999 is not significant compared to the remainder of the balance sheet. The increase or decrease in portfolio equity from trading assets caused by a hypothetical 10% increase or decrease in interest rates or equity prices would not be material. Nevertheless, the Company closely monitors market risk.

Derivative Instruments

Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures and forward contracts, are components of the Company's risk management profile. The Company also enters into such instruments as a service to corporate banking customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate the Company's exposure to market risk.

  The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments increased net interest income by $16.3 million and $0.7 million in 1999 and 1998 and decreased net interest income by $7.7 million in 1997. The following table shows the derivative instruments entered into by the Company as an end-user.

Table 17    Derivative Instruments

                                                             As of December 31, 1999
                                          Weighted
                                           Average   Average                         Estimated Fair Value
                              Notional    Maturity  Received    Average   Carrying   Unrealized  Unrealized
(Dollars in thousands)         Balance   In Months      Rate   Pay Rate  amount/1/        Gains      Losses       Net
Hedges on Lending
 Commitments
Forward Contracts            $1,707,556          2        --         --         --      $14,588     $  (135)  $14,453
Hedges on Foreign
 Currency
Forward Contracts               901,268          2        --         --         --       14,030      (7,290)    6,740
Interest Rate Swaps           2,621,184         48      6.39%      6.09%  $ (2,064)      31,600      (7,925)   21,611
Interest Rate Caps/
 Floors                       4,317,197         19      6.46/2/      --    (10,230)      11,808          --     1,578
Futures Contracts               300,000         23        --         --         --        1,074          --     1,074
---------------------------------------------------------------------------------------------------------------------
 Total Derivatives                                                                                            $45,456
---------------------------------------------------------------------------------------------------------------------

/1/ Carrying amount includes accrued interest receivable or payable and unamortized premiums.

/2/ Average option strike price.



                                                        SunTrust Banks, Inc.  25

Management's Discussion



Earnings And Balance Sheet Analysis 1998 vs.1997

Net income was $971.0 million in 1998 compared with $975.9 million in 1997, a decrease of 0.5%. Diluted earnings per common share in both 1998 and 1997 were $3.04. Excluding merger-related charges in 1998, net income was $1,088.1 million, an 11.5% increase over 1997, and diluted earnings per share were $3.41, a 12.2% increase over 1997.

  Operating results in 1998 reflected strong loan demand, robust noninterest income growth and continued excellent credit quality. Net interest income was $2,973.5 million in 1998, up $140.9 million from 1997. The Company's net interest margin declined from 4.23% in 1997 to 3.97% in 1998, but the impact of the decline was more than offset by an 11.9% increase in average earning assets. The provision for loan losses decreased 4.7% from $225.1 million in 1997 to $214.6 million in 1998. The allowance for loan losses as a percentage of loans decreased from 1.68% to 1.53%. Net charge-offs to average loans were 0.34% in 1998 versus 0.37% in 1997. Nonperforming assets increased 2.2% from $236.9 million at December 31, 1997 to $242.1 million at December 31, 1998.

  Noninterest income was $1,716.2 million in 1998, an increase of $360.5 million, or 26.6%, from 1997. Trust income, the Company's largest source of noninterest income, increased $67.1 million, or 17.1%. Noninterest expense was up $516.7 million or 21.4%. This increase primarily relates to the merger-related expenses recorded during 1998 and an increase in personnel expenses. Loans at December 31, 1998 were $61.5 billion, an increase of 10.9%. At December 31, 1998, deposits were $59.0 billion, an increase of $4.5 billion, or 8.2%, from December 31, 1997.

Fourth Quarter Results

SunTrust's net income for the fourth quarter of 1999 totaled $429.8 million or $1.35 per diluted share compared with $157.9 million or $0.49 per diluted share for the fourth quarter of 1998. Results included the following unusual items, net of income taxes:

 . Extraordinary gain of $202.6 million, net of tax, or $0.64 per diluted share, for 1999 related to the sale of the Company's $1.5 billion consumer credit card portfolio during the fourth quarter of 1999.

 . Securities losses of $70.2 million, net of tax, or $0.22 per diluted share related to the securities portfolio repositioning during the fourth quarter of 1999.

 . Merger related charges of $4.7 million, net of tax, or $0.01 per diluted share for 1999 and $117.1 million, net of tax, or $0.37 per diluted share for 1998 related to the acquisition of Crestar in 1998. (See Note 2 to the Consolidated Financial Statements.)

   Operating results for the fourth quarter of 1999 were also impacted by the following:

 . Average earning assets were $84.4 billion in the 1999 fourth quarter, an increase of 8.0% over 1998. This gain, offset somewhat by a 9 basis point decline in the net interest margin, produced an increase of $41.9 million in net interest income on a taxable-equivalent basis.

 . The 1999 fourth quarter provision for loan losses of $33.1 million was $34.0 million lower than the $67.1 million in 1998 and includes a $60 million reduction to the allowance as a result of the consumer credit card sale. Net loan charge-offs for the fourth quarter of 1999 were at $109.0 million, $56.5 million more than in the 1998 fourth quarter.

 . Noninterest income decreased by $136.9 million in the 1999 fourth quarter compared to the fourth quarter of 1998 primarily due to the loss on the sale of securities of $114.9 million due to the securities portfolio repositioning in the fourth quarter of 1999 and a decline of $33.4 million in mortgage production related income.

 . Noninterest expense, excluding merger-related charges, increased 2.1% from the fourth quarter of 1998. Equipment expense was up $10.2 million or 22.6% primarily due to increased depreciation expense which resulted from upgrading and standardizing the Company's personal computers.

 . The 1999 fourth quarter provision for income taxes of $81.0 million was $32.6 million, or 28.7%, lower than the $113.6 million provision for the fourth quarter of 1998. The higher income taxes in 1998 primarily related to the non-deductible acquisition expenses which were recorded during the fourth quarter of 1998.




26  1999 Annual Report

Management's Discussion

Table 18    Quarterly Financial Data

(Dollars in millions
except per share data)                                1999                                              1998
Summary of Operations                 4            3           2           1            4            3           2           1
Interest and dividend income  $ 1,559.4   $  1,506.4   $ 1,452.5   $ 1,442.0   $  1,443.0   $  1,419.5   $ 1,425.7   $ 1,387.7
Interest expense                  763.4        711.4       667.8       672.2        689.5        698.2       691.1       668.0
Net interest income               796.0        795.0       784.7       769.8        753.5        721.3       734.6       719.7
Provision for loan losses          33.1         46.5        48.8        42.0         67.1         40.5        55.3        51.7
Net interest income after
 provision for loan losses        762.9        748.5       735.9       727.8        686.4        680.8       679.3       668.0
Noninterest income/1/             299.2        446.6       469.3       444.9        436.1        460.1       421.3       398.7
Noninterest expense/2/            753.9        692.3       752.3       740.9        851.0        732.9       688.1       660.4
Income before provision for
 income taxes and
 extraordinary gain               308.2        502.8       452.9       431.8        271.5        408.0       412.5       406.3
Provision for income taxes         81.0        181.4       159.2       150.1        113.6        131.3       141.0       141.4
Income before
 extraordinary gain               227.2        321.4       293.7       281.7        157.9        276.7       271.5       264.9
Extraordinary gain,
 net of taxes/3/                  202.6           --          --          --           --           --          --         -
Net income                    $   429.8   $    321.4   $   293.7   $   281.7   $    157.9   $    276.7   $   271.5     $ 264.9
Net interest income
 (taxable-equivalent)         $   806.5   $    805.4   $   795.4   $   780.7   $    764.6   $    732.4   $   745.6     $ 730.9
Per common share
Diluted
 Income before
  extraordinary gain          $    0.71   $     1.00   $    0.91   $    0.87   $     0.49   $     0.87   $    0.85     $  0.83
 Extraordinary gain                0.64           --          --          --           --           --          --          --
 Net income                        1.35         1.00        0.91        0.87         0.49         0.87        0.85        0.83
Basic
 Income before
  extraordinary gain               0.72         1.01        0.92        0.89         0.50         0.88        0.86        0.84
 Extraordinary gain                0.64           --          --          --           --           --          --         -
 Net income                        1.36         1.01        0.92        0.89         0.50         0.88        0.86        0.84
Dividends declared                0.345        0.345       0.345       0.345        0.250        0.250       0.250       0.250
Book value                        24.73        24.50       25.47       25.32        25.47        23.92       25.81       24.88
Market Price
 High                             76.00        70.88       73.00       79.44        80.63        87.75       83.44       77.44
 Low                              64.19        61.56       63.06       60.44        55.06        54.00       73.38       65.25
 Close                            68.81        65.75       69.44       62.25        76.50        62.00       81.31       75.38
Selected Average Balances
------------------------------------------------------------------------------------------------------------------------------
Total assets                  $94,804.6    $92,447.7   $92,304.2   $91,696.6    $89,283.1    $85,372.1  $ 85,087.5   $82,330.5
------------------------------------------------------------------------------------------------------------------------------
Earning assets                 84,447.9     82,517.2    81,329.1    80,684.8     78,224.4     74,731.7    74,372.8    72,129.4
Loans                          64,941.7     62,859.8    61,973.8    61,180.0     59,995.6     57,493.6    57,090.0    55,737.1
------------------------------------------------------------------------------------------------------------------------------
Total deposits                 58,284.0     58,423.6    57,743.7    56,895.4     54,828.4     53,658.3    53,607.5    52,785.4
------------------------------------------------------------------------------------------------------------------------------
Realized shareholders' equity   6,496.4      6,522.5     6,328.2     6,120.2      5,898.6      5,618.9     5,568.9     5,474.8
------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity      8,083.1      8,210.7     8,322.5     8,146.9      7,947.6      7,990.8     7,937.1     7,532.6
------------------------------------------------------------------------------------------------------------------------------
Common shares
 -diluted (thousands)           317,701      322,223     322,448     322,364      320,224      317,920     319,689     320,387
Common shares
 -basic (thousands)             313,706      318,239     318,315     318,090      315,403      313,572     314,999     315,678
Ratios (Annualized)
ROA                                1.85%        1.42%       1.32%       1.29%        0.73%        1.35%       1.34%       1.36%
ROE                               26.25        19.55       18.61       18.67        10.62        19.54       19.55       19.63
Net interest margin                3.79         3.87        3.92        3.92         3.88         3.89        4.02        4.11

/1/ Includes securities losses of $114.9 million for the fourth quarter of 1999 related to the securities portfolio repositioning.

/2/ Includes merger-related expenses of $7.1 million, $7.1 million, $17.6 million and $13.8 million for the fourth quarter, third quarter, second quarter and first quarter of 1999, respectively, and $119.4 million for the fourth quarter of 1998 related to the acquisition of Crestar.

/3/ Represents the gain on sale of the Company's consumer credit card portfolio during the fourth quarter of 1999, net of $124.6 million in taxes.





                                                        SunTrust Banks, Inc.  27

Management's Discussion


Table 19    Consolidated Daily Average Balances, Income/Expense
            And Average Yields Earned And Rates Paid

                                                                        Quarter Ended
(Dollars in millions;                                   December 31, 1999                 December 31, 1998
yields on taxable-equivalent basis)
                                                  Average    Income/    Yields/        Average    Income/  Yields/
Assets                                           Balances    Expense      Rates       Balances    Expense    Rates
Loans/1/
 Taxable                                        $63,884.5   $1,236.6       7.68%     $58,873.2   $1,137.2     7.66%
 Tax-exempt/2/                                    1,057.2       19.8       7.43        1,122.4       21.2     7.50
-------------------------------------------------------------------------------------------------------------------
  Total loans                                    64,941.7    1,256.5       7.68       59,995.6    1,158.4     7.66
-------------------------------------------------------------------------------------------------------------------
Securities available for sale
 Taxable                                         15,443.8      247.5       6.36       12,868.0      206.2     6.36
 Tax-exempt/2/                                      538.1       10.6       7.80          610.2       12.2     7.95
-------------------------------------------------------------------------------------------------------------------
  Total securities available for sale            15,981.9      258.1       6.41       13,478.2      218.4     6.43
-------------------------------------------------------------------------------------------------------------------
Funds sold                                        1,509.4       23.5       6.16        1,293.5       16.9     5.20
Loans held for sale                               1,700.7       28.3       6.60        3,138.4       56.6     7.15
Other short-term investments/2/                     314.2        3.5       4.42          318.7        3.8     4.79
-------------------------------------------------------------------------------------------------------------------
  Total earning assets                           84,447.9    1,569.8       7.38       78,224.4    1,454.1     7.37
-------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                          (920.7)                              (955.0)
Cash and due from banks                           3,826.0                              3,600.3
Premises and equipment                            1,633.4                              1,524.9
Other assets                                      3,251.9                              3,576.6
 Unrealized gains on securities
 available for sale                               2,566.1                              3,311.9
-------------------------------------------------------------------------------------------------------------------
Total assets                                    $94,804.6                            $89,283.1
-------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Interest-bearing deposits
 NOW/Money market accounts                      $20,369.6   $  141.3       2.75%     $19,003.7   $  131.5     2.74%
 Savings                                          6,791.3       52.6       3.07        6,714.3       52.2     3.09
 Consumer time                                    9,675.4      115.3       4.73       10,135.0      129.8     5.08
 Other time                                       8,469.0      118.1       5.53        6,710.4       87.0     5.14
-------------------------------------------------------------------------------------------------------------------
  Total interest-bearing deposits                45,305.3      427.3       3.74       42,563.4      400.5     3.73
-------------------------------------------------------------------------------------------------------------------
Funds purchased                                  16,417.1      219.2       5.30       14,166.8      172.3     4.82
Other short-term borrowings                       1,901.3       21.0       4.40        2,031.6       25.5     4.98
Long-term debt                                    6,120.3       95.8       6.21        5,844.9       91.2     6.19
-------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities             69,744.0      763.3       4.34       64,606.7      689.5     4.23
-------------------------------------------------------------------------------------------------------------------
Noninterest-bearing deposits                     12,978.7                             12,265.0
Other liabilities                                 3,998.8                              4,463.8
Realized shareholders' equity                     6,496.4                              5,898.6
Accumulated other comprehensive income            1,586.7                              2,049.0
-------------------------------------------------------------------------------------------------------------------
 Total liabilities and shareholders' equity     $94,804.6                            $89,283.1
-------------------------------------------------------------------------------------------------------------------
Interest Rate Spread                                                       3.04%                              3.14%
Net Interest Income                                         $  806.5                             $  764.6
Net Interest Margin/3/                                                     3.79%                              3.88%

/1/ Interest income includes loan fees of $35.5 and $30.4 in the quarters ended
    December 31, 1999 and 1998, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

/2/ Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $10.5 and $11.1 in the quarters ended December 31, 1999 and 1998, respectively.

/3/ Derivative instruments used to help balance the Company's interest-sensitivity position increased net interest income by $1.3 and $2.1 in the fourth quarter of 1999 and 1998, respectively. Without these derivative instruments, the net interest margin would have been 3.78% in 1999 and 3.87% in 1998.





28  1999 Annual Report

Management's Discussion


Table 20    Quarterly Noninterest Income And Expense

(In millions)                                      1999                               1998
Noninterest Income                        4        3       2        1        4        3        2        1
Trust income                        $ 123.8   $126.4  $126.3   $126.3   $117.7   $112.9   $116.3   $113.2
Service charges on
 deposit accounts                     113.3    111.6   107.1    106.1    105.7    102.6     97.6     95.2
Miscellaneous charges and fees         48.1     49.0    49.3     46.5     50.8     45.4     45.8     42.3
Credit card and other fees             25.7     29.2    28.2     23.1     23.5     20.1     22.9     20.8
Mortgage production
 related income                        25.2     26.7    47.6     53.5     58.6     64.9     65.3     49.5
Mortgage servicing
 related income/3/                      7.5     12.0    21.5     20.2     18.9     17.4     15.0     13.8
Retail investment services             24.0     23.9    26.0     23.5     15.2     16.1     18.5     14.8
Corporate and institutional
 investment services                   19.6     13.2    16.3     18.7     20.2     13.8     12.3      9.5
Trading account profits
 and commissions                        6.9      6.2    11.4     10.6     11.7      8.3     12.4     12.2
Other income/2/                        20.0     45.8    31.7     17.1     12.8     59.4     10.7     23.9
Securities (losses) gains/1/         (114.9)     2.6     3.9     (0.7)     1.0     (0.8)     4.5      3.5
---------------------------------------------------------------------------------------------------------
 Total noninterest income           $ 299.2   $446.6  $469.3   $444.9   $436.1   $460.1   $421.3   $398.7
---------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries                            $ 287.1   $288.5  $300.4   $298.5   $289.9   $278.1   $269.2   $258.3
Other compensation                     93.9     80.9    88.9     84.4     86.2    100.8     80.3     70.9
Employee benefits                      40.2     39.7    41.5     54.4     39.2     45.7     46.1     50.8
---------------------------------------------------------------------------------------------------------
 Total personnel expense              421.2    409.1   430.8    437.3    415.3    424.6    395.6    380.0
---------------------------------------------------------------------------------------------------------
Equipment expense                      55.4     48.0    49.8     45.3     45.2     45.5     43.9     44.2
Net occupancy expense                  50.0     49.8    49.9     47.7     49.8     49.1     47.0     46.3
Outside processing
 and software                          39.8     37.0    38.7     34.8     37.7     32.9     34.6     33.2
Marketing and
 customer development                  35.0     24.7    23.9     21.8     34.7     22.7     25.6     24.1
Consulting and legal                   18.5     13.0    15.6     15.4     19.6     19.6     15.1     13.2
Postage and delivery                   17.3     16.3    17.4     17.1     16.1     15.9     16.0     16.4
Communications                         16.1     16.5    17.6     16.1     15.8     15.8     15.6     14.9
Credit and collection services         15.1     17.8    19.2     16.6     18.9     17.8     17.5     16.2
Operating supplies                     13.6     10.7    14.3     13.3     14.3     13.2     13.3     13.2
Merger-related expenses                 7.1      7.1    17.6     13.8    119.4       --       --       --
Amortization of
 intangible assets/3/                   6.3      9.1    24.9     25.7     28.9     28.0     26.7     21.8
FDIC premiums                           2.0      1.8     2.1      2.0      2.3      2.3      2.1      1.7
Other real estate expense              (1.2)     0.2    (2.7)    (1.1)    (1.0)    (4.0)    (1.8)    (3.0)
Other expense                          57.7     31.2    33.2     35.1     34.0     49.5     36.9     38.2
---------------------------------------------------------------------------------------------------------
 Total noninterest expense          $ 753.9   $692.3  $752.3   $740.9   $851.0   $732.9   $688.1   $660.4
---------------------------------------------------------------------------------------------------------

/1/ The fourth quarter of 1999 includes a pre-tax loss of $114.9 million relating to the securities portfolio repositioning.

/2/ The third quarter of 1998 includes a $54 million pre-tax gain on the sale of credit card loans.

/3/ Beginning with the third quarter of 1999, the Company recorded the amortization of mortgage servicing rights as a reduction to mortgage servicing related income.




                                                        SunTrust Banks, Inc.  29

Management's Discussion



Table 21 Summary Of Loan Loss Experience, Nonperforming Assets And Accruing Loans Past Due 90 Days Or More

                                                                             Quarters
(Dollars in millions)                                    1999                                             1998
Allowance for Loan Losses                    4          3           2           1           4           3           2          1
Balance - Beginning of quarter          $947.2     $941.4      $952.6      $944.6      $928.5      $908.9      $939.8     $933.5
Allowance from acquisitions
 and other activity - net                   --        0.1       (13.4)         --         1.5        21.9       (34.9)       1.5
Provision for loan losses                 33.1       46.5        48.8        42.0        67.1        40.5        55.3       51.7
Charge-offs                             (123.8)     (56.7)      (63.4)      (52.2)      (67.8)      (59.5)      (69.8)     (67.2)
Recoveries                                14.8       15.9        16.8        18.2        15.3        16.7        18.5       20.3
Balance - End of quarter                $871.3     $947.2      $941.4      $952.6      $944.6      $928.5      $908.9     $939.8
Ratios
Allowance to quarter-end loans            1.32%      1.48%       1.50%       1.55%       1.53%       1.58%       1.59%      1.65%
Allowance to nonperforming
 loans                                   350.0      398.6       392.9       481.5       456.0       468.3       462.6      478.5
Net loan charge-offs to average
 loans (annualized)                       0.67       0.26        0.30        0.23        0.35        0.30        0.36       0.34
Provision to average loans
 (annualized)                             0.20       0.29        0.32        0.28        0.44        0.28        0.39       0.38
Nonperforming Assets
Nonaccrual loans                       $ 248.9     $237.6      $239.6      $197.8      $206.6      $197.7      $196.5     $193.7
Restructured loans                          --        0.1          --         0.1         0.6         0.5          --        2.7
--------------------------------------------------------------------------------------------------------------------------------
 Total nonperforming loans               248.9      237.7       239.6       197.9       207.2       198.2       196.5      196.4
--------------------------------------------------------------------------------------------------------------------------------
Other real estate owned                   26.8       24.2        28.2        36.1        34.9        33.1        43.4       52.0
--------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets             $ 275.7     $261.9      $267.8      $234.0      $242.1      $231.3      $239.9     $248.4
--------------------------------------------------------------------------------------------------------------------------------
Ratios
Nonperforming loans to
 total loans                              0.38%      0.37%       0.38%       0.32%       0.34%       0.34%       0.34%      0.35%
Nonperforming assets to
 total loans plus other real
 estate owned                             0.42       0.41        0.43        0.38        0.39        0.39        0.42       0.44
Accruing Loans Past Due
 90 Days or More                       $ 117.4     $113.1      $101.7      $103.8      $108.2      $ 89.8      $101.5     $110.3

Supervision And Regulation

As a bank holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). As of December 31, 1999, the Company had 29 bank subsidiaries which were subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). Effective January 1, 2000, 27 of the bank subsidiaries merged into SunTrust Bank, Atlanta, which changed its name to SunTrust Bank. SunTrust Bank (the "Bank") is a Georgia state bank which now has branches in Georgia, Florida, Tennessee, Alabama, Virginia, Maryland, and the District of Columbia. The Bank is a member of the Federal Reserve System, and it is regulated by the Federal Reserve and the Georgia Department of Banking and Finance.

  The Bank is subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to



30  1999 Annual Report

Management's Discussion


control the money supply and credit availability in order to influence the economy.

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

  There are various legal and regulatory limits on the extent to which the Bank may pay dividends or otherwise supply funds to the Company. In addition, federal and state bank regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

  FDIC regulations require that management report annually on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting and compliance with designated laws and regulations concerning safety and soundness.

  The Company's nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Equitable Securities Corporation is a broker-dealer and investment adviser registered with the Securities and Exchange Commission ("SEC") and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"). SunTrust Securities, Inc. and Crestar Securities Corporation are also broker-dealers registered with the SEC and members of the NASD. Trusco Capital Management, Inc. and Crestar Asset Management Company are investment advisers registered with the SEC. The Company also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller.

  On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act (the "Act") was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company which elects to become a financial holding company may engage in expanded securities activities and insurance sales and underwriting activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also choose to establish or become financial holding companies and thereby acquire banks, subject to certain conditions. The Company expects to file with the Federal Reserve an election to become a financial holding company under the Act, major provisions of which become effective on March 11, 2000.

  In addition to the Act, there have been a number of legislative and regulatory proposals that would have an impact on the operation of bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.




                                                        SunTrust Banks, Inc.  31

Management's Discussion



Year 2000

SunTrust and its subsidiaries addressed the Year 2000 challenges in a prompt and responsible manner. The Company dedicated resources to ensure that systems and services would not be compromised or otherwise negatively impacted by the century date change. SunTrust also put in place processes to monitor liquidity, fiduciary and credit quality issues related to the Year 2000.

  SunTrust successfully completed its transition to the Year 2000 with no impact to the Company's results of operations or financial condition other than the cost of the project. In addition, the Company is not aware of any significant third party relationships which were negatively impacted by their lack of Year 2000 readiness; however, the Company continues to monitor its third party relationships for such problems.

  The total cost of the Year 2000 project since its inception was $87.7 million, of which $34.1 million was incurred in 1999 and $42.2 million in 1998. The total cost of the project did not materially differ from the original estimate of $82 million. These expenses did not have a material effect on the results of operations or financial condition of SunTrust. To make resources available for Year 2000 efforts, certain discretionary data processing projects were deferred; however, the Company does not anticipate that the deferral of these projects will have a material negative impact on the Company's future results of operations or financial condition.

A Warning About Forward-Looking Information

This annual report contains forward-looking statements. The Company may also make written forward-looking statements in periodic reports to the Securities and Exchange Commission, proxy statements, offering circulars and prospectuses, press releases and other written materials and oral statements made by SunTrust's officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of SunTrust's management, and on information currently available to such management. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

  Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged; changes may occur in the securities markets; and competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust.

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

Community Reinvestment

"Build your community and you build your bank" has always been the operating philosophy of SunTrust. In SunTrust's communities, where you find people working together to build, rebuild or improve their quality of life, SunTrust is there. Even as the Company consolidates its banking operations under a single charter, this locally-focused approach remains at the heart of SunTrust's commitment to its communities.

  The SunTrust market area is extremely diverse, ranging from major metropolitan areas to small rural communities. SunTrust's decentralized management approach is ideally structured to provide for community





32  1999 Annual Report

Management's Discussion



reinvestment in each market it serves. SunTrust's Community Reinvestment programs are locally designed under an overall corporate structure and are driven by the SunTrust philosophy that it will be a force in building its community. This approach ensures that even as Crestar's operations are integrated into SunTrust, its traditional commitment to its local communities will continue.

  SunTrust is an integral part of each community it serves. Bankers work side by side with community groups, non-profit organizations, governmental agencies, and individuals to provide decent, safe, affordable housing; opportunities for small businesses; and redevelopment of blighted areas. SunTrust employees can be found hammering nails in Habitat homes, serving on the boards of Community Development Corporations, teaching small-business owners the keys to success, walking for charity, and anywhere there is an activity to improve its communities. The Company's role as a community leader is a responsibility that SunTrust takes seriously. SunTrust has designated local senior executives to oversee community activities and ensure that the Company is doing its part.

  SunTrust provides financial support to community building efforts through its extensive corporate contributions, investments, and lending activities. In 1999, SunTrust approved over 15,000 loans for nearly $1.3 billion to provide or improve housing in low and moderate-income areas. SunTrust also approved 38,600 loans for more than $2.8 billion for low and moderate-income families to purchase or rehabilitate their homes. More than 40,000 businesses in SunTrust's communities received $4.2 billion in loans from the Company. The vast majority of these loans (75%) had an original amount of $100,000 or less, and more than half were to businesses with annual revenues of $1 million or less. In addition, SunTrust originated over $500 million in community development loans. Through membership in the Federal Home Loan Bank, SunTrust has provided additional funding for affordable housing projects under the FHLB's Affordable Housing Program and Community Reinvestment Program.

  Through its acquisition of Regency Developers, Inc. ("Regency") in April 19999, SunTrust Community Development Corporation has become a significant developer of affordable housing for low and moderate-income families. During 1999, SunTrust committed to equity investments of approximately $61 million to finance over 3,700 units of affordable housing in communities from Virginia to Florida. SunTrust is excited about the impact that Regency is having on its community development efforts.

  SunTrust supports its communities through a variety of investments and contributions such as low-income housing tax credits, funding for local and regional groups engaging in providing affordable housing or promoting small business development and targeted mortgage-backed securities. The Company's combined investment in community development projects and organizations totals over $140 million. By participating in the public finance efforts of state, county and municipal governments, SunTrust has financed activities such as school construction, public housing and environmental cleanup and protection programs.

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

Properties

The Company's headquarters are located in Atlanta, Georgia. As of December 31, 1999, bank subsidiaries of the Company owned 853 of their 1,114 full-service banking offices, and leased the remaining banking offices. See Note 7 to the Consolidated Financial Statements.





                                                        SunTrust Banks, Inc.  33

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

  The Company assessed its internal control system as of December 31, 1999, in relation to criteria for effective internal control over consolidated financial reporting described in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 1999, its system of internal controls over consolidated financial reporting met those criteria.

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

Abbreviations

Within the consolidated financial statements and the notes thereto, the following references will be used:

SunTrust Banks, Inc. - Company or SunTrust
SunTrust Banks of Florida, Inc. - STI of Florida
SunTrust Banks of Georgia, Inc. - STI of Georgia
SunTrust Banks of Tennessee, Inc. - STI of Tennessee
Crestar Financial Corporation - Crestar
SunTrust Banks, Inc. Parent Company - Parent Company


Index To Consolidated Financial Statements

                                                                         Page
 Consolidated Statements Of Income                                        36
 Consolidated Balance Sheets                                              37
 Consolidated Statements Of Shareholders' Equity                          38
 Consolidated Statements Of Cash Flows                                    39
 Notes To Consolidated Financial Statements                               40



34  1999 Annual Report

Report Of Independent Public Accountants




To SunTrust Banks, Inc.

We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                             Arthur Andersen LLP

Atlanta, Georgia
February 8, 2000




                                                        SunTrust Banks, Inc.  35

Consolidated Statements Of Income

(Dollars in thousands except per share data)

                                                                         Year Ended December 31
                                                               ----------------------------------------
Interest Income                                                       1999           1998          1997
Interest and fees on loans                                     $ 4,744,609    $ 4,555,244   $ 4,252,551
Interest and fees on loans held for sale                           172,153        180,383        69,970
Interest and dividends on securities available for
 sale
 Taxable interest                                                  859,002        759,653       728,035
 Tax-exempt interest                                                30,682         35,733        43,381
 Dividends/1/                                                       66,906         58,531        50,326
Interest on funds sold                                              73,382         71,639        80,386
Interest on deposits in other banks                                  2,665          5,772         2,860
Other interest                                                      10,809          8,945        10,778
-------------------------------------------------------------------------------------------------------
 Total interest income                                           5,960,208      5,675,900     5,238,287
-------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                             1,626,132      1,644,229     1,627,417
Interest on funds purchased                                        749,561        634,086       461,724
Interest on other short-term borrowings                             79,521        127,800       133,814
Interest on long-term debt                                         359,538        340,664       230,509
-------------------------------------------------------------------------------------------------------
 Total interest expense                                          2,814,752      2,746,779     2,453,464
-------------------------------------------------------------------------------------------------------
Net Interest Income                                              3,145,456      2,929,121     2,784,823
Provision for loan losses - Note 6                                 170,437        214,602       225,140
-------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses              2,975,019      2,714,519     2,559,683
-------------------------------------------------------------------------------------------------------
Noninterest Income
Trust income                                                       502,761        460,052       392,966
Other charges and fees                                             464,338        392,036       310,580
Service charges on deposit accounts                                438,107        401,095       374,122
Mortgage production related income                                 153,055        238,234        96,961
Mortgage servicing related income                                   61,171         65,131        47,339
Other noninterest income - Note 19                                 149,675        151,418       126,843
Securities gains (losses) - Note 4                                (109,076)         8,207         6,851
-------------------------------------------------------------------------------------------------------
 Total noninterest income                                        1,660,031      1,716,173     1,355,662
-------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and other compensation - Note 12                        1,522,570      1,433,703     1,195,979
Employee benefits - Note 12                                        175,801        181,781       176,913
Equipment expense                                                  198,464        178,766       167,712
Net occupancy expense                                              197,439        192,198       187,185
Marketing and customer development                                 105,429        107,092        95,446
Merger-related expenses - Note 2                                    45,556        119,419
Other noninterest expense - Note 20                                694,134        719,427       592,511
-------------------------------------------------------------------------------------------------------
 Total noninterest expense                                       2,939,393      2,932,386     2,415,746
-------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
 extraordinary gain                                              1,695,657      1,498,306     1,499,599
Provision for income taxes - Note 11                               571,705        527,289       523,676
-------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                 1,123,952        971,017       975,923
Extraordinary gain, net of taxes - Notes 3 and 11                  202,648           --            --
-------------------------------------------------------------------------------------------------------
Net Income                                                     $ 1,326,600    $   971,017   $   975,923
=======================================================================================================
Net income per average common share - Note 10:
 Diluted
  Income before extraordinary gain                             $      3.50    $      3.04   $      3.04
  Extraordinary gain                                                  0.63           --            --
-------------------------------------------------------------------------------------------------------
  Net income                                                   $      4.13    $      3.04   $      3.04
=======================================================================================================
 Basic
  Income before extraordinary gain                             $      3.54    $      3.08   $      3.08
  Extraordinary gain                                                  0.64           --            --
-------------------------------------------------------------------------------------------------------
 Net income                                                    $      4.18    $      3.08   $      3.08
=======================================================================================================
Dividends declared per common share                            $     1.380    $     1.000   $     0.925
Average common shares - diluted                                    321,174        319,711       320,932
Average common shares - basic                                      317,079        314,908       316,436
/1/Includes dividends on 48,266,496 shares of
common stock of The Coca-Cola Company                          $    30,891    $    28,960   $    27,029
=======================================================================================================
See notes to consolidated financial statements

36     1999 Annual Report

Consolidated Balance Sheets

(Dollars in thousands)                                                              At December 31
                                                                          -------------------------------
                                                                                    1999             1998
Assets
Cash and due from banks                                                    $   3,909,687    $   4,289,889
Interest-bearing deposits in other banks                                          22,237          385,945
Trading account                                                                  259,547          239,665
Securities available for sale/1/ -Note 4                                      18,317,297       17,559,043
Funds sold                                                                     1,587,442        1,401,000
Loans held for sale                                                            1,531,787        3,548,555
Loans - Notes 5, 13 and 14                                                    66,002,831       61,540,646
Allowance for loan losses - Note 6                                              (871,323)        (944,557)
---------------------------------------------------------------------------------------------------------
 Net loans                                                                    65,131,508       60,596,089
Premises and equipment - Note 7                                                1,636,484        1,519,711
Intangible assets                                                                804,632          797,045
Customers' acceptance liability                                                  192,045          628,235
Other assets - Note 12                                                         1,997,302        2,204,755
---------------------------------------------------------------------------------------------------------
 Total assets                                                              $  95,389,968    $  93,169,932
=========================================================================================================
Liabilities and Shareholders' Equity - Notes 10 and 12
Noninterest-bearing deposits                                               $  14,200,522    $  14,065,720
Interest-bearing deposits                                                     45,900,007       44,967,563
---------------------------------------------------------------------------------------------------------
 Total deposits                                                               60,100,529       59,033,283
---------------------------------------------------------------------------------------------------------
Funds purchased                                                               15,911,917       13,295,833
Other short-term borrowings -Note 8                                            2,259,010        2,636,986
Long-term debt - Note 9                                                        4,967,346        4,757,869
Guaranteed preferred beneficial interests in debentures -Note 9                1,050,000        1,050,000
Acceptances outstanding                                                          192,045          628,235
Other liabilities - Note 11                                                    3,282,259        3,589,082
---------------------------------------------------------------------------------------------------------
 Total liabilities                                                            87,763,106       84,991,288
=========================================================================================================
Commitments and contingencies - Notes 7, 9, 13 and 16

Preferred stock, no par value; 50,000,000 shares authorized; none issued            --               --
Common stock, $1.00 par value                                                    323,163          322,485
Additional paid in capital                                                     1,293,387        1,293,011
Retained earnings                                                              5,461,351        4,575,382
Treasury stock and other                                                      (1,013,861)        (100,441)
---------------------------------------------------------------------------------------------------------
 Realized shareholders' equity                                                 6,064,040        6,090,437
Accumulated other comprehensive income - Notes 4 and 18                        1,562,822        2,088,207
---------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                   7,626,862        8,178,644
---------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                               $  95,389,968    $  93,169,932
=========================================================================================================
Common shares outstanding                                                    308,353,207      321,124,134
Common shares authorized                                                     500,000,000      500,000,000
Treasury shares of common stock                                               14,809,550        1,360,928
=========================================================================================================
/1/Includes net unrealized gains on securities available for sale          $   2,527,705    $   3,379,725
See notes to consolidated financial statements

                                                      SunTrust Banks, Inc.    37

Consolidated Statements Of Shareholders' Equity


                                                                                                      Accumulated
                                                      Additional                       Treasury          Other
                                          Common        Paid in        Retained       Stock and      Comprehensive
(In thousands)                            Stock         Capital        Earnings         Other/1/         Income          Total
Balance, January 1, 1997                  $331,083     $  981,566      $4,051,347     $  (230,918)       $1,580,493    $6,713,571
Net income                                       -              -         975,923               -                 -       975,923
Other comprehensive income:
Change in unrealized gains (losses)
 on securities, net of taxes                     -              -               -               -           467,660       467,660
                                                                                                                       ----------
Total comprehensive income                                                                                              1,443,583
Cash dividends declared,
 $0.925 per share                                -              -        (292,001)              -                 -      (292,001)
Exercise of stock options                    1,125          4,970               -          25,343                 -        31,438
Acquisition and retirement of stock        (15,880)        (8,052)       (767,910)         81,693                 -      (710,149)
Restricted stock activity                        -          3,344               -          (3,344)                -             -
Amortization of compensation
 element of restricted stock                     -              -               -           9,196                 -         9,196
Stock issued for acquisitions                1,186         61,446               -               -                 -        62,632
Issuance of stock for employee
 benefit plans                               1,057         44,237               -           8,527                 -        53,821
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                 318,571      1,087,511       3,967,359        (109,503)        2,048,153     7,312,091
Net income                                       -              -         971,017               -                 -       971,017
Other comprehensive income:
Change in unrealized gains (losses)
 on securities, net of taxes                     -              -               -               -            40,054        40,054
                                                                                                                       ----------
Total comprehensive income                                                                                              1,011,071
Cash dividends declared,
 $1.00 per share                                 -              -        (352,454)              -                 -      (352,454)
Exercise of stock options                      810          1,366               -          21,166                 -        27,342
Acquisition and retirement of stock           (190)             -         (10,540)       (294,878)                -      (305,608)
Restricted stock activity                       90          8,378               -          (8,468)                -             -
Amortization of compensation                                                                                      -
 element of restricted stock                     -              -               -          12,771                 -        12,771
Stock issued for acquisitions                1,619        108,607               -          93,846                 -       204,072
Issuance of stock for employee
 benefit plans                               1,005         58,742               -          17,912                 -        77,659
Stock issued in private placement              580         28,407               -         162,713                 -       191,700
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                 322,485      1,293,011       4,575,382        (100,441)        2,088,207     8,178,644
Net income                                       -              -       1,326,600               -                 -     1,326,600
Other comprehensive income:                                                                                       -
Change in unrealized gains (losses)                                                                               -
 on securities, net of taxes                     -              -               -               -          (525,385)     (525,385)
                                                                                                                       ----------
Total comprehensive income                                                                                        -       801,215
Cash dividends declared,                                                                                          -
 $1.380 per share                                -              -        (440,631)              -                 -      (440,631)
Exercise of stock options                      575         (8,661)              -          23,116                 -        15,030
Acquisition of stock                             -                                       (954,642)                -      (954,642)
Restricted stock activity                       11            735               -            (746)                -             -
Amortization of compensation
 element of restricted stock                     -              -               -          15,557                 -        15,557
Issuance of stock for employee                                                                                    -
 benefit plans                                  92          8,302               -           3,295                 -        11,689
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                $323,163     $1,293,387      $5,461,351     $(1,013,861)       $1,562,822    $7,626,862
=================================================================================================================================
/1/Balance at December 31, 1999 includes $957,412 for treasury stock and $56,449 for compensation element of restricted stock.

See notes to consolidated financial statements.


38     1999 Annual Report

Consolidated Statements Of Cash Flow

                                                                         Year Ended December 31
                                                            -----------------------------------------------
(In thousands)                                                        1999             1998            1997
Cash flow from operating activities
Net income                                                   $   1,326,600    $     971,017    $    975,923
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Extraordinary gain, net of taxes                                (202,648)
  Depreciation, amortization and accretion                         284,993          282,599         240,393
  Provisions for loan losses and foreclosed property               173,789          215,225         228,850
  Deferred income tax provision                                    183,842           39,115          20,913
  Amortization of compensation element of
   restricted stock                                                 15,557           12,771           9,196
  Securities losses (gains)                                        109,076           (8,207)         (6,851)
  Net gain on sale of noninterest earning assets                   (28,887)          (8,823)        (97,507)
  Net decrease (increase) in loans held for sale                 2,016,768       (2,259,825)       (490,467)
  Net increase in accrued interest receivable,
   prepaid expenses and other assets                              (108,769)        (897,527)       (346,060)
  Net (decrease) increase in accrued interest payable,
   accrued expenses and other liabilities                         (164,030)         706,691         561,978
  Other, net                                                             -           45,735          12,019
-----------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) operating activities           3,606,291         (901,229)      1,108,387
-----------------------------------------------------------------------------------------------------------
Cash flow from investing activities
Proceeds from maturities of securities available for sale        3,668,622        4,484,087       2,180,519
Proceeds from sales of securities available for sale             5,857,310        4,343,241       4,374,680
Purchases of securities available for sale                     (11,249,089)     (10,572,056)     (5,567,108)
Net increase in loans                                           (4,454,927)      (6,328,474)     (6,057,147)
Capital expenditures                                              (257,179)        (259,032)       (410,465)
Proceeds from sale of assets                                        59,577          136,875          89,672
Net funds received in acquisitions                                       -           14,857         111,026
Loan recoveries                                                     65,650           70,684          84,560
Other, net                                                               -           (4,611)       (159,578)
-----------------------------------------------------------------------------------------------------------
 Net cash used in investing activities                          (6,310,036)      (8,114,429)     (5,353,841)
-----------------------------------------------------------------------------------------------------------
Cash flow from financing activities
Net increase in deposits                                         1,067,246        4,452,499       1,559,782
Net increase in funds purchased and other
 short-term borrowings                                           2,238,108        2,671,305       2,127,711
Proceeds from issuance of long-term debt                         1,095,872        2,205,211       1,812,708
Repayment of long-term debt                                       (886,395)        (407,700)       (272,645)
Proceeds from the exercise of stock options                         15,030           27,342          31,438
Proceeds from stock issuance                                        11,689          191,700
Proceeds used in acquisition and retirement of stock              (954,642)        (305,608)       (710,149)
Dividends paid                                                    (440,631)        (352,454)       (326,343)
Other, net                                                               -                -            (164)
-----------------------------------------------------------------------------------------------------------
 Net cash provided by financing activities                       2,146,277        8,482,295       4,222,338
-----------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                         (557,468)        (533,363)        (23,116)
Cash and cash equivalents at beginning of year                   6,076,834        6,610,197       6,633,313
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                     $   5,519,366    $   6,076,834    $  6,610,197
===========================================================================================================
Supplemental Disclosure
Interest paid                                                $   2,812,819    $   2,770,872    $  2,376,050
Income taxes paid                                                  530,786          482,621         455,019
===========================================================================================================
See notes to consolidated financial statements.

                                                                                 SunTrust Banks, Inc.    39

Notes To Consolidated Financial Statements



Note 1  Accounting Policies

General
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material. Certain reclassifications have been made to prior year amounts to conform with the 1999 presentation.

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

Loans Held For Sale

Loans held for sale are carried at the lower of aggregate cost or market value. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other income.

Loans
Interest income on all types of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no doubt of future collection of principal. Loans classified as nonaccrual, except for smaller balance homogenous loans, which include consumer and residential loans, meet the criteria to be considered impaired loans. The Company classifies a loan as nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. However, other consumer and residential real estate loans are normally placed on nonaccrual when payments have been in default for 90 days or more.

  SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of the expected future cash flows (or the fair value of the collateral) is less than the recorded investments in the loans (principal, accrued interest, net deferred loan fees or costs, and unamortized premium or discount) SunTrust includes this deficiency in evaluating the overall adequacy of the allowance for loan losses.


40    1999 Annual Report

Notes To Consolidated Financial Statements

  Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letter of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income by the straight-line method over the commitment period.

Allowance For Loan Losses

The Company's allowance for loan losses is that amount considered adequate to absorb inherent losses in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of problem loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Prior loss experience is based on a statistical loss migration analysis that examines loss experience and the related internal gradings of loans charged off. The general economic conditions and other risk elements are determined primarily by local management and are based on knowledge of specific economic factors in their markets that might affect the collectibility of loans.

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

  Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill associated with purchased companies is being amortized on the straight-line method over various periods ranging from 25 to 40 years. The Company recognizes as assets the rights to service mortgage loans for others whether the servicing rights are acquired through purchase or loan origination. Purchased mortgage servicing rights are capitalized at cost. For loans originated and sold where the servicing rights have been retained, the Company allocates the cost of the loan and the servicing rights based on their relative fair market values. Mortgage servicing rights are amortized over the estimated period of the related net servicing revenues.

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

                                                       SunTrust Banks, Inc.   41

Notes To Consolidated Financial Statements


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

Derivative Financial Instruments

SunTrust uses derivatives to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used as hedges are described below. Derivatives that do not meet these criteria are carried at market value with changes in value recognized currently in earnings.

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

Recent Accounting Developments

During the first quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires capitalization of computer software costs that meet certain criteria. The statement is effective for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-1 effective January 1, 1999. SOP 98-1 did not have a material impact on the Company's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement could increase volatility in earnings and other comprehensive income. In June of 1999, SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. SunTrust will adopt SFAS No. 133 effective January 1, 2001 and although SunTrust has begun an in-depth analysis to determine the effects of the implementation, currently it is not expected to have a material impact on SunTrust's financial position or results of operations.

  In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." The adoption of Statement No. 134 in the first quarter of 1999 had no impact on the Company's financial position or results of operations.

42   1999 Annual Report

Notes To Consolidated Financial Statements


Note 2  Acquisitions

On December 31, 1998, the Company merged with Crestar Financial Corporation (Crestar). Each outstanding share of Crestar common stock was exchanged for 0.96 shares of SunTrust common stock, resulting in the issuance of 108,696,877 shares of SunTrust common stock. The business combination was accounted for using the pooling-of-interests method of accounting. Accordingly, all historical financial information of the Company for all periods presented was restated to include Crestar's financial information. Certain conforming adjustments and reclassifications were made to Crestar's historical financial information to conform to SunTrust's accounting and financial reporting policies. These adjustments, which relate primarily to the accounting policies with respect to loan origination costs, did not have a material impact on the combined financial statements.

  During 1999, the Company recorded $45.6 million in pre-tax merger-related charges. These charges included $12.7 million in accelerated depreciation and amortization reflecting shortened lives of certain fixed assets based upon estimates of systems integration time tables, $9.5 million in severance and $23.4 million in miscellaneous integration costs, primarily programming and systems conversion costs. SunTrust expects to record additional merger-related charges of approximately $42.5 million for the year 2000. During 1998, the Company recorded $161.9 million in pre-tax merger-related charges. These charges included: costs of the transaction, severance and termination-related accruals, write-off of certain tangible assets with no ongoing benefit to the Company, and adjustments recorded by Crestar in the fourth quarter in connection with evaluating accounting estimates for litigation, probable loan losses, income tax matters and the liabilities related to certain deferred compensation plans. These estimates and the related charges were based on evaluation of either objective evidence of probable obligations incurred by the Company as of the merger consummation date or specifically identified assets. The following table shows the merger-related charges and the remaining liability at December 31, 1999. Transaction costs consist of investment banking and other professional service fees incurred by SunTrust and Crestar in connection with the merger. These fees were paid during the first quarter of 1999. The severance and termination accruals are based on the Company's pre-existing severance policies and other contractual termination provisions. These accruals include amounts to be paid to employees when the Company no longer employs them. Prior to December 31, 1998, management had approved and committed the Company to a plan that involved the involuntary termination of certain employees. The benefit arrangements associated with this plan were communicated to all employees in December 1998. The plan specifically identified the number of employees to be terminated and their job classifications. The termination of these employees is scheduled to continue into 2000. Further as a result of the merger, certain other employees exercised their contractual rights under existing employment arrangements to resign from the Company. Management's merger plan also included the limited use of "stay bonuses" for certain employees who agreed to continue to work for the Company through a designated date. Such bonuses are accrued over the employees' periods of continued service.

  In connection with the merger, a review was made during 1998 of Crestar's estimates and assumptions used in valuing and recording certain obligations and accruals. Revisions to estimates included reducing the discount rate applied to certain long-term deferred compensation arrangements to a discount rate historically applied by SunTrust in evaluating similar obligations. Further, a reassessment of general loan allowance factors, including increasing consumer delinquencies and charge-offs, resulted in Crestar increasing its allowance for loan losses by approximately $20 million as of December 31, 1998. Probable loss exposure from outstanding legal claims resulted in additional legal accruals of $7.5 million as of December 31, 1998. Management also evaluated Crestar's exposure related to certain income tax matters and recorded an additional provision of $9.2 million for 1998. In addition, tax provisions on certain severance payments exceeding statutory limitations totaled $13.3 million.


                                                       SunTrust Banks, Inc.   43

Notes To Consolidated Financial Statements

                                                                                    Remaining                      Remaining
                                                                                      Balance                        Balance
(In thousands)                                                     Utilized      December 31,       Utilized    December 31,
Merger-Related Charges                                Pretax        In 1998              1998         In 1999           1999
Transaction costs                                   $ 40,300        $ 6,858            $33,442        $33,442         $    -
Severance and termination
 accruals                                             36,860              -             36,860         27,140          9,720
Adjustment to deferred
 compensation liabilities                             11,319         11,319                  -              -              -
Litigation loss reserve                                7,500          7,500                  -              -              -
Write-off of unrealizable assets                      17,400         17,400                  -              -              -
Miscellaneous integration costs                        6,040          1,296              4,744          4,744              -
----------------------------------------------------------------------------------------------------------------------------
Merger-related expenses                              119,419         44,373             75,046         65,326          9,720
----------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                             20,000         20,000                  -              -              -
Provision for taxes                                   22,500         22,500                  -              -              -
----------------------------------------------------------------------------------------------------------------------------
Total merger-related charges                        $161,919        $86,873            $75,046        $65,326         $9,720
============================================================================================================================

  The historical results of operations for SunTrust and Crestar (prior to the merger), adjustments related to conforming accounting policies and the consolidated results of operations for the Company after giving effect to the merger are as follows:


                                                             Historical         Conforming of
                                                        ---------------------      Accounting
(Dollars in thousands except per share data)            SunTrust      Crestar        Policies      SunTrust
                                                        --------      -------        --------      --------
Year ended December 31, 1998
Net interest income                                   $2,001,989   $  920,508      $    6,624    $2,929,121
Net interest income and noninterest income             3,156,307    1,482,363           6,624     4,645,294
Noninterest expense                                    1,942,473      978,113          11,800     2,932,386
Net income                                               723,299      251,082          (3,364)      971,017
Net income per average common share - diluted               --           --              --            3.04
Net income per average common share - basic                 --           --              --            3.08
Year ended December 31, 1997
Net interest income                                    1,894,366      886,347           4,110     2,784,823
Net interest income and noninterest income             2,801,941    1,334,434           4,110     4,140,485
Noninterest expense                                    1,658,932      750,954           5,860     2,415,746
Net income                                               667,253      309,808          (1,138)      975,923
Net income per average common share - diluted               3.13         2.77            --            3.04
Net income per average common share - basic                 3.17         2.80            --            3.08
===========================================================================================================


During the three year period ended December 31, 1999, the Company has consummated the following acquisitions that were accounted for as purchases and individually did not have a material effect on the consolidated financial statements.

Date              Entity                                  Consideration                           Assets Acquired
--------          ----------------------------------      --------------------------------        -----------------
10/98             Citizens Bancorporation, Inc.           $39.2 million in cash and               $183 million
                  (Marianna, Florida)                     603,919 shares of Company stock

1/98              Equitable Securities Corporation        2.3 million shares of                   $48 million
                  (Nashville, Tennessee)                  Company stock

11/97             American National Bancorp, Inc.         $14 million in cash and                 $500 million
                  (Baltimore, Maryland)                   1.236 million shares of
                                                          Crestar common stock, or
                                                          1.187 million shares of equivalent
                                                          SunTrust common stock

44   1999 Annual Report

Notes To Consolidated Financial Statements

Note 3  Extraordinary Gain

During the fourth quarter of 1999, the Company recorded an extraordinary gain of $327.2 million, before taxes of $124.6 million, for the sale of the Company's $1.5 billion consumer credit card portfolio to MBNA America Bank, N.A.


Note 4    Securities Available For Sale

Securities available for sale at December 31 were as follows:

                                                                                            1999
                                                                  ------------------------------------------------------
                                                                     Amortized          Fair    Unrealized    Unrealized
(In thousands)                                                            Cost         Value         Gains        Losses
U.S. Treasury and other U.S. government
 sponsored enterprises                                             $ 2,543,472   $ 2,510,259   $     2,536   $    35,749
States and political subdivisions                                      530,310       528,616         5,955         7,649
Mortgage-backed and asset-backed securities                          9,904,578     9,712,062         8,977       201,493
Corporate bonds                                                      1,920,236     1,848,343            11        71,904
Common stock of The Coca-Cola Company                                      110     2,811,523     2,811,413          --
Other equity securities                                                890,886       906,494        17,958         2,350
------------------------------------------------------------------------------------------------------------------------
Total securities available for sale                                $15,789,592   $18,317,297   $ 2,846,850   $   319,145
========================================================================================================================

                                                                                           1998
                                                                  ------------------------------------------------------
                                                                     Amortized          Fair    Unrealized    Unrealized
(In thousands)                                                            Cost         Value         Gains        Losses
U.S. Treasury and other U.S. government
 sponsored enterprises                                             $ 2,208,723   $ 2,243,823   $    35,343   $       243
States and political subdivisions                                      599,149       617,940        19,633           842
Mortgage-backed and asset-backed securities                          9,860,392     9,895,095        57,466        22,763
Corporate bonds                                                        867,239       918,132        50,893          --
Common stock of The Coca-Cola Company                                      110     3,233,855     3,233,745          --
Other equity securities                                                643,705       650,198        18,075        11,582
------------------------------------------------------------------------------------------------------------------------
 Total securities available for sale                               $14,179,318   $17,559,043   $ 3,415,155   $    35,430
========================================================================================================================

  The amortized cost and fair value of investments in debt securities at December 31, 1999 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized          Fair
(In thousands)                                              Cost         Value
Due in one year or less                              $   577,463   $   578,375
Due in one year through five years                     3,111,296     3,070,594
Due after five years through ten years                   463,866       439,724
After ten years                                          841,393       798,525
Mortgage-backed and asset-backed securities            9,904,578     9,712,062
------------------------------------------------------------------------------
 Total                                               $14,898,596   $14,599,280
==============================================================================

  Proceeds from the sale of investments in debt securities were $5.9 billion, $4.3 billion and $4.4 billion in 1999, 1998 and 1997. Gross realized gains were $10.9, $7.9 and $10.1 million and gross realized losses on such sales were $117.2, $1.2 and $6.8 million in 1999, 1998 and 1997.

  Securities available for sale that were pledged to secure public deposits, trust and other funds had fair values of $11.7 and $12.2 billion at December 31, 1999 and 1998.

                                                       SunTrust Banks, Inc.   45

Notes To Consolidated Financial Statements

Note 5    Loans

The composition of the Company's loan portfolio at December 31 is shown in the following table:


(In thousands)                                                                                          1999               1998
Commercial                                                                                       $26,933,477        $24,589,592
Real estate
  Construction                                                                                     2,457,095          2,084,982
  Residential mortgages                                                                           19,619,353         16,880,963
  Other                                                                                            7,794,942          8,254,330
Credit card                                                                                           77,364          1,563,464
Other consumer loans                                                                               9,120,600          8,167,315
-------------------------------------------------------------------------------------------------------------------------------
  Total loans                                                                                    $66,002,831        $61,540,646
===============================================================================================================================

  Total nonaccrual and restructured loans at December 31, 1999 and 1998 were $248.9 and $207.2 million, respectively. The gross amounts of interest income that would have been recorded in 1999, 1998 and 1997 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $25.9, $22.8 and $22.7 million, while interest income actually recognized totaled $16.5, $8.2 and $9.3 million, respectively.

  In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their related interests. The aggregate dollar amount was $1,648.9 million at December 31, 1999 and $1,784.1 million at December 31, 1998. During 1999, $5,156.7 million of such loans were made and repayments totaled $5,291.9 million. None of these loans has been restructured, nor were any related party loans charged off during 1999 and 1998.

Note 6    Allowance For Loan Losses

Activity in the allowance for loan losses is summarized in the table below:

(In thousands)                                                       1999        1998        1997
Balance at beginning of year                                    $ 944,557   $ 933,533   $ 896,972
Allowance from acquisitions and other activity - net              (13,331)    (10,000)      2,163
Provision                                                         170,437     214,602     225,140
Loan charge-offs                                                 (295,990)   (264,262)   (275,302)
Loan recoveries                                                    65,650      70,684      84,560
-------------------------------------------------------------------------------------------------
Balance at end of year                                          $ 871,323   $ 944,557   $ 933,533
=================================================================================================

  It is the opinion of management that the allowance was adequate at December 31, 1999, based on conditions reasonably known to management; however, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, trends in credit losses, changes in general economic conditions or other risk factors.


46   1999 Annual Report

Notes To Consolidated Financial Statements


Note 7    Premises And Equipment

Premises and equipment at December 31 were as follows:

(In thousands)                                                              Useful Life               1999                 1998
Land                                                                                            $  335,564           $  311,966
Buildings and improvements                                                10 - 40 years          1,221,079            1,119,062
Leasehold improvements                                                     5 - 20 years            245,665              228,385
Furniture and equipment                                                    3 - 20 years          1,035,086              909,623
Construction in progress                                                                           119,603              146,883
                                                                                                 2,956,997            2,715,919
Less accumulated depreciation and amortization                                                   1,320,513            1,196,208
-------------------------------------------------------------------------------------------------------------------------------
  Total premises and equipment                                                                  $1,636,484           $1,519,711
===============================================================================================================================

  The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 1999 and 1998.

Various Company facilities and equipment are leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 1999 were as follows:

                                                                                         Operating                     Capital
(In thousands)                                                                              Leases                      Leases
2000                                                                                      $ 73,810                     $ 3,165
2001                                                                                        70,030                       3,175
2002                                                                                        57,784                       2,125
2003                                                                                        50,796                       2,138
2004                                                                                        44,818                       2,143
Thereafter                                                                                 111,428                      30,850
  Total minimum lease payments                                                             408,666                      43,596
------------------------------------------------------------------------------------------------------------------------------
Amounts representing interest                                                                                           20,277
------------------------------------------------------------------------------------------------------------------------------
Present value of net minimum lease payments                                                                            $23,319
==============================================================================================================================

  Net premises and equipment include $15.7 and $17.4 million at December 31, 1999 and 1998, respectively, related to capital leases.
  Aggregate rent expense for all operating leases (including contingent rental expense) amounted to $89.2, $87.6 and $93.8 million for 1999, 1998 and 1997, respectively.

Note 8    Other Short-Term Borrowings

Other short-term borrowings at December 31 includes:

                                                                        1999                                    1998
(In thousands)                                            Balance                    Rates           Balance              Rates
Commercial paper                                       $  719,025             5.00% - 6.50%        $  734,471      4.93% - 6.50%
Federal funds purchased maturing in over one day          175,260             5.00% - 5.50%            53,000      4.34% - 5.06%
Short-term borrowing facility                              61,154                     5.90%         1,219,670      4.91% - 5.10%
Master notes                                              369,340                     4.25%           434,695      4.50% - 5.01%
U.S. Treasury demand notes                                918,933                     3.74%           188,090              3.82%
Other                                                      15,298             various                   7,060      various
--------------------------------------------------------------------------------------------------------------------------------
  Total other short-term borrowings                    $2,259,010                                  $2,636,986
================================================================================================================================


                                                       SunTrust Banks, Inc.   47

Notes To Consolidated Financial Statements

  At December 31, 1999, $290.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the years ended December 31, 1999, 1998 and 1997, were $1.7, $2.4 and $2.6 billion, respectively, while the maximum amount outstanding at any month-end during the years ended December 31, 1999, 1998 and 1997, were $2.3, $3.5 and $3.5 billion, respectively.

Note 9    Long-Term Debt And Guaranteed Preferred Beneficial Interests In
          Debentures

Long-term debt at December 31 consisted of the following:

(In thousands)                                                                              1999                  1998
Parent Company
Floating rate notes due 1999                                                          $        -           $   200,000
Payment agreement due 2001                                                                15,233                22,195
7.375% notes due 2002                                                                    200,000               200,000
Floating rate notes due 2002                                                             250,000               250,000
6.125% notes due 2004                                                                    200,000               200,000
7.375% notes due 2006                                                                    200,000               200,000
6.250% notes due 2008                                                                    300,000               300,000
Floating rate note due 2019                                                               50,563                     -
6.0% notes due 2026                                                                      200,000               200,000
SunTrust Capital I, floating rate due 2027                                               350,000               350,000
SunTrust Capital II, 7.9% due 2027                                                       250,000               250,000
SunTrust Capital III, floating rate due 2028                                             250,000               250,000
6.0% notes due 2028                                                                      250,000               250,000
Capital lease obligations                                                                  4,155                 4,720
  Total Parent Company (excluding intercompany
    of $160,000 in 1999 and $70,000 in 1998)                                           2,519,951             2,676,915
Subsidiaries
8.25% notes due 2002                                                                     125,000               125,000
8.75% notes due 2004                                                                     149,810               149,771
7.25% notes due 2006                                                                     250,000               250,000
6.90% notes due 2007                                                                     100,000               100,000
6.5% notes due 2018                                                                      152,215               152,489
Crestar Capital Trust I, 8.16% due 2026                                                  200,000               200,000
Capital lease obligations                                                                 19,164                21,093
FHLB advances (1999: 4.0 - 8.79%; 1998: 4.25-8.79%)                                    2,497,211             2,120,842
Other                                                                                      3,995                11,759
----------------------------------------------------------------------------------------------------------------------
  Total subsidiaries                                                                   3,497,395             3,130,954
  Total long-term debt and guaranteed preferred beneficial interest in
    debentures                                                                        $6,017,346            $5,807,869
======================================================================================================================

 Principal amounts due for the next five years on long-term debt at December 31, 1999 are: 2000 - $144.4 million; 2001 - $36.1 million; 2002 - $1,311.7 million;
 2003 - $742.3 million and 2004 -$624.8 million.

  Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 1999, the Company was in compliance with all covenants and provisions of long-term debt agreements.

  In both 1999 and 1998, $1,050.0 million of long-term debt qualifies as Tier 1 capital, and $1,232.1 million in 1999 and $1,324.3 million in 1998 qualifies as Tier 2 capital, as currently defined by Federal bank regulators.

  SunTrust has established special purpose trusts, which collectively issued $1,050 million in trust preferred securities. The proceeds from these issuances, together with the proceeds of the related issuances of common securities of



48   1999 Annual Report

Notes To Consolidated Financial Statements

the trusts, were invested in junior subordinated deferrable interest debentures of the Parent Company and Crestar. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt of the issuing company. The Parent Company and Crestar own all of the common securities of the special purpose trusts. The preferred securities issued by the trusts rank senior to the trusts' common securities. The obligations of the Parent Company and Crestar under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Parent Company and Crestar of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Parent Company and Crestar. The trust preferred securities may be called prior to maturity at the option of the Parent Company or Crestar.

Note 10  Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to remaining well capitalized. Management believes, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.

  A summary of Tier 1 and Total capital and the Tier 1 leverage ratio for the Company and its principal subsidiaries as of December 31 is as follows:

                                                            1999                   1998
(Dollars in millions)                                 Amount        Ratio   Amount         Ratio
Tier 1 capital
  SunTrust Banks, Inc.                                $6,580         7.48%  $ 6,587         8.17%
  SunTrust Banks of Florida, Inc.                      2,519         9.64     2,347        10.21
  SunTrust Banks of Georgia, Inc.                      2,057         6.81     1,721         6.99
  SunTrust Banks of Tennessee, Inc.                      730         9.30       672         9.48
  Crestar Financial Corporation                        2,556        10.61     2,314        10.10
  SunTrust Bank, Atlanta                               1,620         6.38     1,310         6.40
  Crestar Bank                                         1,939         8.27     1,725         7.60
Total capital
  SunTrust Banks, Inc.                                 9,939        11.31    10,308        12.79
  SunTrust Banks of Florida, Inc.                      2,951        11.30     2,794        12.16
  SunTrust Banks of Georgia, Inc.                      3,769        12.48     3,441        13.98
  SunTrust Banks of Tennessee, Inc.                      846        10.78       775        10.94
  Crestar Financial Corporation                        3,117        12.94     2,969        12.96
  SunTrust Bank, Atlanta                               2,658        10.47     2,461        12.03
  Crestar Bank                                         2,690        11.47     2,580        11.37
Tier 1 leverage
  SunTrust Banks, Inc.                                               7.17                   7.68
  SunTrust Banks of Florida, Inc.                                    7.93                   8.04
  SunTrust Banks of Georgia, Inc.                                    8.25                   8.09
  SunTrust Banks of Tennessee, Inc.                                  7.99                   7.89
  Crestar Financial Corporation                                      9.51                   9.01
  SunTrust Bank, Atlanta                                             7.85                   7.76
  Crestar Bank                                                       7.41                   6.77



                                                       SunTrust Banks, Inc.   49

Notes To Consolidated Financial Statements


  Substantially all the Company's retained earnings are undistributed earnings of its banking subsidiaries, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of bank subsidiaries available for payment of cash dividends to STI of Florida, STI of Georgia, STI of Tennessee and Crestar under these regulations totaled approximately $1,136.7 million at December 31, 1999.

  In the calculation of basic and diluted EPS, net income is identical. Below is a reconciliation for the three years ended December 31, 1999, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(In thousands)                                                                         1999              1998          1997
Average common shares - basic                                                       317,079           314,908       316,436
Effect of dilutive securities
  Stock options                                                                       2,396             3,164         2,797
  Performance restricted stock                                                        1,699             1,639         1,699
---------------------------------------------------------------------------------------------------------------------------
Average common shares - diluted                                                     321,174           319,711       320,932
===========================================================================================================================

Note 11 Income Taxes

The provision for income taxes for the three years ended December 31, 1999 consisted of the following:

(In thousands)                                                                     1999               1998          1997
Provision for federal income taxes
  Current                                                                      $399,097           $452,988      $455,638
  Deferred                                                                      175,742             33,571        17,839
    Provision for federal income taxes                                          574,839            486,559       473,477
(Benefit) provision for state income taxes
  Current                                                                       (11,234)            35,186        47,125
  Deferred                                                                        8,100              5,544         3,074
    (Benefit) provision for state income taxes                                   (3,134)            40,730        50,199
      Provision for income taxes                                                571,705            527,289       523,676
Current provision for federal income taxes on extraordinary gain                109,118                  -             -
Current provision for state income taxes on extraordinary gain                   15,463                  -             -
      Provision for income taxes on extraordinary gain                          124,581                  -             -
------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes                                               $696,286           $527,289      $523,676
========================================================================================================================

  The Company's income, before provision for income taxes, from international operations was not significant.

  The Company's provisions for income taxes for the three years ended December 31, 1999, which exclude the effects of the extraordinary gain, differ from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                                                       1999               1998            1997
Tax provision at federal statutory rate                                            $593,480           $524,407        $524,860
Increase (decrease) resulting from
  Tax-exempt interest                                                               (29,198)           (30,455)        (32,238)
  Disallowed interest deduction                                                       8,599              6,911           5,948
  Income tax credits (net)                                                           (4,341)            (3,012)         (2,709)
  State income taxes, net of federal benefit                                         (2,037)            26,475          32,654
  Dividend exclusion                                                                 (9,085)            (8,707)         (8,439)
  Favorable tax settlements                                                               -            (25,048)         (2,845)
  Goodwill                                                                            8,778             11,012           9,805
  Non-deductible acquisition expenses                                                     -             14,140               -
  Non-deductible compensation                                                         2,555              8,663               -
  Other                                                                               2,954              2,903          (3,360)
------------------------------------------------------------------------------------------------------------------------------
    Provision for income taxes                                                     $571,705           $527,289        $523,676
==============================================================================================================================


50   1999 Annual Report

Notes To Consolidated Financial Statements

  Temporary differences create deferred tax assets and liabilities that are detailed below as of December 31, 1999 and 1998:

                                                                                           Deferred Tax Assets (Liabilities)
(In thousands)                                                                                1999                        1998
Allowance for loan losses                                                              $   315,812                 $   354,471
Intangible assets                                                                            8,043                       2,845
Employee benefits                                                                          (54,302)                    (51,034)
Fixed assets                                                                               (18,571)                     (7,508)
Securities                                                                                  (6,595)                     (8,559)
Loans                                                                                      (23,795)                    (21,109)
Mortgage servicing                                                                         (97,190)                    (44,883)
Leasing                                                                                   (236,841)                   (145,200)
Other real estate                                                                            7,035                      12,107
Unrealized gains on securities available for sale                                         (964,883)                 (1,291,518)
Other                                                                                       50,161                      60,271
------------------------------------------------------------------------------------------------------------------------------
Total deferred tax liability                                                           $(1,021,126)                $(1,140,117)
==============================================================================================================================

  SunTrust and its subsidiaries file consolidated income tax returns where permissible. Each subsidiary remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity. The Company's federal and state income tax returns are subject to review and examination by government authorities. Various such examinations are now in progress. In the opinion of management, any adjustments which may result from these examinations will not have a material effect on the Company's consolidated financial statements.

Note 12  Employee Benefit Plans

SunTrust sponsors various incentive plans for eligible employees. The nonqualified Performance Bonus Plan has the broadest participation among employees and awards amounts to employees based on compensation and earnings performance. Crestar's Thrift and Profit Sharing Plan merged into the SunTrust 401(k) Plan on July 1, 1999. At that time, the Company's performance-based match was changed to a guaranteed match of 50% of eligible employees' pre-tax contributions. The Management Incentive Plan for key executives provides for annual cash awards, if any, based on compensation and earnings performance. The Performance Unit Plan for key executives provides awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company's Board of Directors.

  The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options, restricted stock and Performance-based Restricted Stock (Performance Stock) to key employees of the Company. The Company has 10 million shares of common stock reserved for issuance under the plan of which no more than 5 million shares may be issued as Performance Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options. With respect to Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards are distributed on the earliest of: (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded but unvested Performance Stock, and participants may exercise voting privileges on such shares. The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholders' equity) is equal to the fair market value of the shares at the date of award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first. Approximately 40% of Performance Stock awarded will fully vest in February 2000.


                                                       SunTrust Banks, Inc.   51

Notes To Consolidated Financial Statements


Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                                                                       1999               1998              1997
401(k) Plan and Performance Bonus Plan                                            $52,553            $49,733           $47,670
Management Incentive Plan and Performance Unit Plan                                31,580             27,541            25,418
Value Share Program/1/                                                                  -             13,589             1,000
Performance Stock                                                                  15,557             12,771             9,196

/1/ The Crestar Value Share Program was terminated upon the Company's merger with Crestar on December 31, 1998.

 The following table presents information on stock options and Performance
 Stock:

                                                             Stock Options                         Performance Stock
                                                                                 Weighted
                                                                    Price         Average                      Deferred
(Dollars in thousands except per share data)      Shares            Range  Exercise Price         Shares   Compensation
Balance, January 1, 1997                       6,895,085   $ 3.46 - 46.63          $21.84      3,722,000       $ 49,464
Granted                                        1,354,838    35.42 - 65.25           49.33        300,000         19,172
Exercised/Vested                              (1,776,427)    3.46 - 33.19           15.50      (738,0000)             -
Cancelled/Expired/Forfeited                      (49,302)   26.04 - 46.63           39.75        (56,000)        (1,400)
Amortization of compensation
  for Performance Stock                                                                                          (9,196)

Balance, December 31, 1997                     6,424,194     3.46 - 65.25           29.33      3,228,000         58,040
Granted                                        1,612,237    55.21 - 70.81           65.40        383,800         30,495
Exercised/Vested                              (1,260,385)    3.46 - 46.63           19.42       (196,800)             -
Cancelled/Expired/Forfeited                     (151,976)   11.19 - 70.81           33.26       (145,800)        (4,003)
Amortization of compensation
  for Performance Stock                                                                                         (12,771)

Balance, December 31, 1998                     6,624,070     3.46 - 70.81           39.90      3,269,200         71,761
Granted                                        2,654,680    62.87 - 73.06           71.71         13,980            958
Exercised/Vested                              (1,025,930)    3.46 - 70.81           20.21        (10,000)             -
Cancelled/Expired/Forfeited                     (148,032)   33.19 - 71.94           64.27        (14,400)          (713)
Amortization of compensation
  for Performance Stock                                                                                         (15,557)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                     8,104,788   $ 3.46 - 73.06          $52.54      3,258,780       $ 56,449
=======================================================================================================================


  The Company does not recognize compensation cost in accounting for its stock option plans. If the Company had elected to recognize compensation cost for options granted in 1999, 1998 and 1997 based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In millions except per share amounts)                         1999              1998              1997
Net income - as reported                                   $1,326.6            $971.0            $975.9
Net income - pro forma                                      1,312.5             961.3             970.0
Diluted earnings per share - as reported                       4.13              3.04              3.04
Diluted earnings per share - pro forma                         4.10              3.01              3.02
Basic earnings per share - as reported                         4.18              3.08              3.08
Basic earnings per share - pro forma                           4.15              3.05              3.07



52   1999 Annual Report

Notes To Consolidated Financial Statements

  The weighted average fair values of options granted during 1999,1998 and 1997 were $13.16, $18.00 and $11.55 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                   1999                1998             1997
Expected dividend yield                            1.92%               1.41%            1.53%
Expected stock price volatility                   10.76%              11.35%           11.50%
Risk-free interest rate                            5.77%               4.75%            6.50%
Expected life of options                        5 years             5 years          5 years

  At December 31, 1999, options for 2,989,273 shares were exercisable with a weighted average exercise price of $28.70. The weighted average remaining contractual life of all options at December 31, 1999 was 7.5 years.

  SunTrust maintains noncontributory qualified retirement plans (Plans) covering all employees meeting certain service requirements. The Crestar retirement plan merged with the SunTrust retirement plan effective January 1, 2000. The Plans provide benefits based on salary and years of service. The Company funds the Plans with at least the minimum amount required by federal regulations. The SunTrust benefits plan committee establishes investment policies and strategies and regularly monitors the performance of the funds and portfolio managers. As of December 31, 1999, the Plans' assets included 58,789 shares of SunTrust Banks, Inc. common stock. SunTrust also maintains nonqualified supplemental retirement plans that cover key executives of the Company.

  Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to current and retired employees ("Other Postretirement Benefits" in the table below). As currently structured, substantially all employees become eligible for benefits upon employment or within a year of employment. At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for postretirement welfare benefits while working for the Company. The cost of the retiree life benefit is currently paid by the Company. Certain retiree health and life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 1999, the Retiree VEBA's assets consisted of common trust funds, mutual funds, municipal and corporate bonds and a cash equivalent cash reserve fund.

 Components of the net periodic benefit cost for the various plans were as follows:

                                                                     Supplemental                   Other
(In thousands)                     Retirement Benefits             Retirement Plans        Postretirement Benefits
                               1999       1998       1997        1999    1998    1997     1999      1998      1997
Service cost                 $ 41,997   $ 39,594   $ 33,234    $   710  $  795  $1,217  $ 3,205   $ 2,594   $ 2,641
Interest cost                  51,954     48,451     42,303      3,779   3,667   2,791   10,905    10,729    10,891
Expected return
  on assets                   (91,466)   (69,880)   (60,277)         -       -       -   (7,541)   (7,130)   (6,723)
Prior service cost
  amortization                 (2,562)    (2,562)    (3,045)     1,431   1,429   1,184      163       163       520
Actuarial (gain)/loss            (307)     5,270      3,623      3,020   1,691   1,246      875       835       703
Transition amount
  amortization                 (4,940)    (4,940)    (4,940)       417     417     417    4,603     4,603     4,603
-------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost    $ (5,324)  $ 15,933   $ 10,898    $ 9,357  $7,999  $6,855  $12,210   $11,794   $12,635
===================================================================================================================

 Assumed health care cost trend rates have a significant affect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

(In thousands)                                                                  1% Increase      1% Decrease
Effect on total of service and interest cost components                              $  453          $  (481)
Effect on postretirement benefit obligation                                           9,235           (8,026)



                                                       SunTrust Banks, Inc.   53

Notes To Consolidated Financial Statements


The funded status of the plans at December 31 were as follows:

(Dollars in thousands)                                       Retirement Benefits      Other Postretirement Benefits
Change in Benefit Obligation                                      1999       1998             1999            1998
Benefit obligation                                         $   747,424   $642,424         $154,888        $154,432
Service cost                                                    41,997     39,594            3,205           2,594
Interest cost                                                   51,954     48,451           10,905          10,729
Plan participants' contributions                                     -          -            3,721           2,834
Plan amendments                                                (12,260)         -           (6,653)              -
Actuarial (gain) loss                                          (73,332)    61,514           (8,502)         (4,102)
Benefits paid                                                  (53,595)   (44,559)         (15,422)        (11,599)
------------------------------------------------------------------------------------------------------------------
Benefit obligation                                         $   702,188   $747,424         $142,142        $154,888
==================================================================================================================
Change in Plan Assets
Fair value of plan assets                                  $   946,223   $816,513         $117,690        $111,353
Actual return on plan assets                                    70,417    127,884            2,598          10,810
Company contribution                                            47,345     46,385                -               -
Plan participants' contributions                                     -          -            2,742           2,834
Benefits paid                                                  (53,595)   (44,559)          (9,906)         (7,307)
------------------------------------------------------------------------------------------------------------------
Fair value of plan assets                                  $ 1,010,390   $946,223         $113,124        $117,690
==================================================================================================================
Funded status of plan                                      $   308,202   $198,799         $(29,018)       $(37,198)
Unrecognized actuarial (gain) loss                                (255)    26,477           19,962          24,499
Unrecognized prior service cost                                 (8,223)     1,473              939           1,453
Unrecognized net transition obligation                          (5,426)   (10,367)          53,531          64,436
------------------------------------------------------------------------------------------------------------------
Net amount recognized                                      $   294,298   $216,382         $ 45,414        $ 53,190
==================================================================================================================
Weighted-average assumptions:
Discount rate                                                     7.75%      6.85%            7.75%           6.85%
Expected return on plan assets                                    9.50%      9.50%            6.50%           6.50%
Rate of compensation increase                                     4.00%      4.00%            4.00%           4.00%

  The supplemental retirement plans cover key executives of the Company, for which the cost is accrued but may be unfunded. At December 31, 1999 and 1998, the projected benefit obligation for these plans was $55.7 million and $38.7 million. Included in other liabilities at December 31, 1999 and 1998 are $47.2 million and $30.7 million representing accumulated benefit obligations.

Note 13  Off-Balance Sheet Financial Instruments

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

  Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates may cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.

  The Company controls the credit risk of its off-balance sheet portfolio by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Collateral may


54   1999 Annual Report
cover the entire expected exposure for transactions or may be called for when credit exposure exceeds defined thresholds or credit risk. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

                                             At December 31, 1999                         At December 31, 1998
                                   Contract or Notional Amount                Contract or Notional Amount
(In millions)                                             For  Credit Risk                         For          Risk Credit
Derivatives contracts                  End User     Customers       Amount       End User    Customers               Amount
Interest rate contracts
 Swaps                                  $ 2,621       $15,954  $      162         $ 4,764      $13,779          $      131
 Futures and forwards                     2,008         2,604           -           4,232        1,105                   -
 Caps/Floors                              4,317         4,734           -           4,155        3,766                   -
--------------------------------------------------------------------------------------------------------------------------
    Total interest rate contracts         8,946        23,292         162          13,151       18,650                 131
Foreign exchange rate contracts             901           297          29           1,093            -                  10
Commodity and other contracts                 -             -          28              20            -                   2
--------------------------------------------------------------------------------------------------------------------------
  Total derivatives contracts           $ 9,847       $23,589  $      219         $14,264      $18,650          $      143
==========================================================================================================================
Credit-related arrangements
Commitments to extend credit            $43,800                $   43,800         $36,657                       $   36,657
Standby letters of credit and
 similar arrangements                     5,721                     5,721           5,750                            5,750
--------------------------------------------------------------------------------------------------------------------------
   Total credit-related arrangements    $49,521                $   49,521         $42,407                       $   42,407
--------------------------------------------------------------------------------------------------------------------------
Total credit risk amount                                       $   49,740                                       $   42,550
==========================================================================================================================

Derivatives

The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate its exposure to interest rate risk.

  Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Caps and floors are contracts that transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts that have become favorable to the Company.

  The Company monitors its sensitivity to changes in interest rates and uses derivative instruments to limit the volatility of net interest income. At December 31, 1999, deferred gains totaled $11.5 million; as of December 31, 1998, deferred gains totaled $6.7 million.

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



                                                       SunTrust Banks, Inc.   55

Notes To Consolidated Financial Statements


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

  The Company services mortgage loans other than those included in the accompanying consolidated financial statements and, in some cases, accepts a recourse liability on the serviced loans. The Company's exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $3.1 billion. In addition to the value of the property serving as collateral, approximately $2.2 billion of the balance of these loans serviced with recourse as of December 31, 1999, is insured by governmental agencies and private mortgage insurance firms.

Note 14  Concentrations Of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 1999, the Company had $19.6 billion in residential real estate loans and an additional $2.5 billion in commitments to extend credit for such loans. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.


56    1999 Annual Report

Notes To Consolidated Financial Statements

Note 15  Fair Values Of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 1999 and 1998:

                                                             1999                       1998
                                                    Carrying        Fair       Carrying        Fair
(In thousands)                                       Amount        Value        Amount        Value
Financial assets
   Cash and cash equivalents                       $ 5,519,366  $ 5,519,366   $ 6,076,834  $ 6,076,834
   Trading account                                     259,547      259,547       239,665      239,665
   Securities available for sale                    18,317,297   18,317,297    17,559,043   17,559,043
   Loans held for sale                               1,531,787    1,533,273     3,548,555    3,564,807
   Loans, net                                       65,131,508   64,950,161    60,596,089   61,648,485
Financial liabilities
   Deposits                                         60,100,529   59,945,453    59,033,283   59,059,204
   Short-term borrowings                            18,170,927   18,170,927    15,932,819   15,932,819
   Long-term debt and guaranteed preferred
      beneficial interests in debentures             6,017,346    5,863,099     5,807,869    5,949,991
Off-balance sheet financial instruments
   Interest rate swaps
      In a net gain position                                         31,600                    125,687
      In a net loss position                                         (7,925)                   (34,972)
   Commitments to extend credit                                      45,389                     32,018
   Standby letters of credit                                          3,570                      2,052
   Other                                                             23,845                     32,232

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

* Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents and short-term investments, short-term borrowings and certain other assets and liabilities.

* Securities available for sale and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.

* Loans held for sale are valued based on quoted market prices in the secondary market.

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

* Fair values for long-term debt and guaranteed preferred beneficial interests in debentures are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company's current incremental borrowing rates for similar types of instruments.

* Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.


                                                      SunTrust Banks, Inc.    57

Notes To Consolidated Financial Statements

Note 16  Contingencies

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

Note 17  Segment Reporting

The Company's reportable segments are determined based on management's internal reporting approach, which is aligned along geographic regions. The reportable segments as of December 31, 1999 are comprised of each of the state bank holding companies of Florida, Georgia, Tennessee and Crestar (which includes Virginia, Maryland and the District of Columbia). Each bank holding company provides a wide array of banking services to consumer and commercial customers and earns interest income from loans made to customers and investments in securities available for sale. Each bank holding company also recognizes certain fees related to trust, deposit, lending and other services provided to customers. The All Other segment consists primarily of the Company's credit card bank and nonbank subsidiaries. Most of the revenue earned by the nonbank subsidiaries is classified in noninterest income and consists primarily of retail, corporate and institutional investment income. No transactions with a single customer contributed 10% or more to the Company's total revenue. The accounting policies for each segment are the same as those used by the Company. The segment results include certain overhead allocations and intercompany transactions that were recorded at estimated market prices. All intercompany transactions have been eliminated to determine the consolidated balances. The results for the four reportable segments and all other segments of SunTrust are included in the following table.

58    1999 Annual Report

Notes To Consolidated Financial Statements


                                                                              1999

(In thousands)                     Florida       Georgia     Tennessee       Crestar     All Other   Eliminations    Consolidated
Total interest income         $  2,010,545  $  1,526,902  $    601,294  $  1,820,749  $    406,587   $   (405,869)   $  5,960,208
Total interest expense             909,438       737,365       291,655       841,875       440,288       (405,869)      2,814,752
---------------------------------------------------------------------------------------------------------------------------------
Net interest income              1,101,107       789,537       309,639       978,874       (33,701)          --         3,145,456
Provision for loan losses           46,328        29,880         8,042        34,042        52,145           --           170,437
---------------------------------------------------------------------------------------------------------------------------------
Net interest income
   after provision               1,054,779       759,657       301,597       944,832       (85,846)          --         2,975,019
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest income           535,151       389,744       143,900       550,049     1,022,719       (981,532)      1,660,031
Total noninterest expense          920,009       630,252       263,644       942,896     1,164,124       (981,532)      2,939,393
---------------------------------------------------------------------------------------------------------------------------------
Income before taxes and
   extraordinary gain              669,921       519,149       181,853       551,985      (227,251)          --         1,695,657
Provision for income taxes         242,776       178,100        66,932       190,781      (106,884)          --           571,705
---------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary
   gain                            427,145       341,049       114,921       361,204      (120,367)          --         1,123,952
Extraordinary gain,
   net of tax                         --            --            --          66,424       136,224           --           202,648
---------------------------------------------------------------------------------------------------------------------------------
Net income                    $    427,145  $    341,049  $    114,921  $    427,628  $     15,857   $       --      $  1,326,600
=================================================================================================================================
Other Significant Items
Total assets                  $ 31,834,153  $ 28,810,141  $  9,112,933  $ 27,824,616  $ 16,926,536   $(19,118,411)   $ 95,389,968
Investment in subsidiaries       2,596,099     3,892,182       736,880     2,520,510       255,391    (10,001,062)           --
Depreciation, amortization,
   and accretion (net)              53,093        27,760        13,451       159,620        94,554        (63,485)        284,993
Total expenditures for
   long-lived assets                99,019        26,142        12,189        46,544        73,285           --           257,179
Revenues from external
   customers
   Total interest income      $  1,900,118  $  1,441,885  $    587,408  $  1,798,635  $    232,162           --      $  5,960,208
   Total noninterest income        447,501       317,585       114,041       532,068       248,836           --         1,660,031
---------------------------------------------------------------------------------------------------------------------------------
      Total income            $  2,347,619  $  1,759,470  $    701,449  $  2,330,703  $    480,998           --      $  7,620,239
=================================================================================================================================
Revenues from affiliates
   Total interest income      $    110,427  $     85,017  $     13,886  $     22,114  $    174,425   $   (405,869)   $       --
   Total noninterest income         87,650        72,159        29,859        17,981       773,883       (981,532)           --
---------------------------------------------------------------------------------------------------------------------------------
      Total income            $    198,077  $    157,176  $     43,745  $     40,095  $    948,308   $ (1,387,401)   $       --
=================================================================================================================================


                                                      SunTrust Banks, Inc.    59

Notes To Consolidated Financial Statements

Note 17 continued

                                                                              1998

(In thousands)                     Florida       Georgia     Tennessee       Crestar     All Other   Eliminations   Consolidated
Total interest income         $  1,934,603  $  1,354,555  $    578,697  $  1,799,325  $    413,928   $   (405,208)  $  5,675,900
Total interest expense             906,971       645,863       285,941       865,633       447,579       (405,208)     2,746,779
--------------------------------------------------------------------------------------------------------------------------------
Net interest income              1,027,632       708,692       292,756       933,692       (33,651)          --        2,929,121
Provision for loan losses           41,897        24,790         8,056        83,327        56,532           --          214,602
--------------------------------------------------------------------------------------------------------------------------------
Net interest income
   after provision                 985,735       683,902       284,700       850,365       (90,183)          --        2,714,519
--------------------------------------------------------------------------------------------------------------------------------
Total noninterest income           509,479       368,556       142,685       683,982       863,152       (851,681)     1,716,173
Total noninterest expense          852,145       575,996       251,120     1,118,395       986,411       (851,681)     2,932,386
--------------------------------------------------------------------------------------------------------------------------------
Income before taxes                643,069       476,462       176,265       415,952      (213,442)          --        1,498,306
Provision for income taxes         235,477       161,009        63,538       168,258      (100,993)          --          527,289
--------------------------------------------------------------------------------------------------------------------------------
Net income                    $    407,592  $    315,453  $    112,727  $    247,694  $   (112,449)  $       --     $    971,017
================================================================================================================================
Other Significant Items
Total assets                  $ 30,327,182  $ 25,634,005  $  8,643,992  $ 28,447,292  $ 17,638,256   $(17,520,795)  $ 93,169,932
Investment in subsidiaries       2,502,024     3,850,050       696,753     2,352,178       352,241     (9,753,246)          --
Depreciation, amortization,
   and accretion (net)              71,138        37,587        17,649       181,890        67,570        (93,235)       282,599
Total expenditures for
   long-lived assets                58,182        30,351        10,461        48,080       111,958           --          259,032
Revenues from external
   customers
   Total interest income      $  1,792,969  $  1,280,216  $    564,689  $  1,799,325  $    238,701   $       --     $  5,675,900
   Total noninterest income        423,797       299,476       112,457       683,982       196,461           --        1,716,173
--------------------------------------------------------------------------------------------------------------------------------
      Total income            $  2,216,766  $  1,579,692  $    677,146  $  2,483,307  $    435,162   $       --     $  7,392,073
================================================================================================================================
Revenues from affiliates
   Total interest income      $    141,634  $     74,339  $     14,008  $       --    $    175,227   $   (405,208)  $       --
   Total noninterest income         85,682        69,080        30,228          --         666,691       (851,681)          --
--------------------------------------------------------------------------------------------------------------------------------
      Total income            $    227,316  $    143,419  $     44,236  $       --    $    841,918   $ (1,256,889)  $       --
================================================================================================================================


60    1999 Annual Report

Notes To Consolidated Financial Statements



                                                                              1997

(In thousands)                     Florida        Georgia      Tennessee       Crestar      All Other   Eliminations   Consolidated
Total interest income         $  1,817,791   $  1,264,988   $    552,449  $  1,600,337   $    315,176   $   (312,454)  $  5,238,287
Total interest expense             826,897        613,879        267,532       709,227        348,383       (312,454)     2,453,464
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                990,894        651,109        284,917       891,110        (33,207)          --        2,784,823
Provision for loan losses           32,423         20,332          6,076       108,338         57,971           --          225,140
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income
   after provision                 958,471        630,777        278,841       782,772        (91,178)          --        2,559,683
-----------------------------------------------------------------------------------------------------------------------------------
Total noninterest income           430,694        315,100        123,388       504,672        616,265       (634,457)     1,355,662
Total noninterest expense          800,239        523,561        232,732       813,318        680,353       (634,457)     2,415,746
-----------------------------------------------------------------------------------------------------------------------------------
Income before taxes                588,926        422,316        169,497       474,126       (155,266)          --        1,499,599
Provision for income taxes         217,410        140,861         59,394       165,189        (59,178)          --          523,676
-----------------------------------------------------------------------------------------------------------------------------------
Net income                    $    371,516   $    281,455   $    110,103  $    308,937   $    (96,088)  $       --     $    975,923
===================================================================================================================================
Other Significant Items
Total assets                  $ 27,386,872   $ 22,718,262   $  8,142,207  $ 25,111,456   $ 14,468,169   $(14,986,146)  $ 82,840,820
Investment in subsidiaries       2,218,653      3,776,832        650,713     2,060,876        205,998     (8,913,072)          --
Depreciation, amortization,
   and accretion (net)              60,476         26,351         13,193       115,464         59,553        (34,644)       240,393
Total expenditures for
   long-lived assets                47,086         39,025         13,441        98,695        212,218           --          410,465
Revenues from external
   customers
   Total interest income      $  1,706,743   $  1,181,749   $    540,570  $  1,600,337   $    208,888   $       --     $  5,238,287
   Total noninterest income        379,297        265,032        105,509       504,672        101,152           --        1,355,662
-----------------------------------------------------------------------------------------------------------------------------------
      Total income            $  2,086,040   $  1,446,781   $    646,079  $  2,105,009   $    310,040   $       --     $  6,593,949
===================================================================================================================================
Revenues from affiliates
   Total interest income      $    111,048   $     83,239   $     11,879  $       --     $    106,288   $   (312,454)  $       --
   Total noninterest income         51,397         50,068         17,879          --          515,113       (634,457)          --
-----------------------------------------------------------------------------------------------------------------------------------
      Total income            $    162,445   $    133,307   $     29,758  $       --     $    621,401   $   (946,911)  $       --
===================================================================================================================================

                                                      SunTrust Banks, Inc.    61

Notes To Consolidated Financial Statements


Note 18  Comprehensive Income

The Company's comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.

 Comprehensive income for the years ended December 31, 1999, 1998, and 1997 is calculated as follows:

(In thousands)                                                  Before                        Net of
                                                            Income Tax     Income Tax     Income Tax
Unrealized (losses) gains, net recognized in
   other comprehensive income:
     1999                                                  $  (859,877)   $  (334,492)   $  (525,385)
     1998                                                       58,782         18,728         40,054
     1997                                                      759,680        292,020        467,660
====================================================================================================

(In thousands)                                                    1999           1998           1997
Amounts reported in net income
   (Loss) gain on sale of securities                       $  (109,076)   $     8,207    $     6,851
   Net (accretion) amortization                                   (291)         3,524           (225)
----------------------------------------------------------------------------------------------------
   Reclassification adjustment                                (109,367)        11,731          6,626
   Income tax benefit (expense)                                 42,544         (4,563)        (2,578)
----------------------------------------------------------------------------------------------------
   Reclassification adjustment, net of tax                 $   (66,823)   $     7,168    $     4,048
====================================================================================================
Amounts reported in other comprehensive income
   Unrealized (loss) gain arising during period,
     net of tax                                            $  (592,208)   $    47,222    $   471,708
   Reclassification adjustment, net of tax                      66,823         (7,168)        (4,048)
----------------------------------------------------------------------------------------------------
     Net unrealized (losses) gains recognized
       in other comprehensive income                          (525,385)        40,054        467,660
   Net income                                                1,326,600        971,017        975,923
----------------------------------------------------------------------------------------------------
Total comprehensive income                                 $   801,215    $ 1,011,071    $ 1,443,583
====================================================================================================


Note 19  Other Noninterest Income

Other noninterest income in the consolidated statements of income includes:

                                                 Year Ended December 31
(In millions)                                      1999      1998      1997
Trading account profits and commissions       $    35.1 $    44.6 $    22.7
Other income                                      114.6     106.8     104.1
---------------------------------------------------------------------------
 Total noninterest income                     $   149.7 $   151.4 $   126.8
===========================================================================


Note 20  Other Noninterest Expense

Other noninterest expense in the consolidated statements of income includes:

                                                   Year Ended December 31
(In millions)                                     1999       1998       1997
Outside processing and software              $   150.3  $   138.4  $   112.7
Credit and collection services                    68.7       70.4       59.5
Postage and delivery                              68.1       64.4       64.1
Communications                                    66.3       62.1       52.7
Amortization of intangible assets                 66.0      105.4       65.0
Consulting and legal                              62.5       67.5       51.7
Operating supplies                                51.9       54.0       50.0
FDIC premiums                                      7.9        8.4        8.5
Other real estate (income) expense                (4.8)      (9.8)      (8.6)
Other expense                                    157.2      158.6      136.9
----------------------------------------------------------------------------
 Total noninterest expense                   $   694.1  $   719.4  $   592.5
============================================================================


62  1999 Annual Report

Notes To Consolidated Financial Statements


Note 21    SunTrust Banks, Inc. (Parent Company Only) Financial Information

Statements of Income -- Parent Only

(In thousands)                                                      Year Ended December 31
                                                                     1999         1998         1997
Operating Income
From subsidiaries:
   Dividends - substantially all from banking subsidiaries     $1,074,010   $  616,263   $  527,015
   Service fees                                                   146,161       83,523       80,044
   Interest on loans                                               55,909       52,219       25,007
   Other income                                                        11            4            4
Other operating income/1/                                          74,736       83,045       36,036
---------------------------------------------------------------------------------------------------
   Total operating income                                       1,350,827      835,054      668,106
---------------------------------------------------------------------------------------------------
Operating Expense
Interest on short-term borrowings                                  48,498       51,308       42,184
Interest on long-term debt/2/                                     162,456      161,842      112,121
Salaries and employee benefits                                     91,784       45,354       38,951
Amortization of intangible assets                                   7,644        7,644        7,650
Service fees to subsidiaries                                       81,467      104,806       35,152
Other operating expense/3/                                         91,866       77,291       40,952
---------------------------------------------------------------------------------------------------
   Total operating expense                                        483,715      448,245      277,010
---------------------------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed income of subsidiaries                            867,112      386,809      391,096
Income tax benefit                                                 99,087      104,916       48,595
---------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries      966,199      491,725      439,691
Extraordinary gain, net of taxes                                  202,648         --           --
Equity in undistributed income of subsidiaries,
   net of extraordinary gain                                      157,753      479,292      536,232
---------------------------------------------------------------------------------------------------
   Net Income                                                  $1,326,600   $  971,017   $  975,923
===================================================================================================

/1/ Other operating income includes $57.6 million, $56.6 million and $25.8 million in 1999, 1998 and 1997, respectively, for interest income on Company owned trust preferred securities.

/2/ Interest on long-term debt includes $73.9 million, $72.9 million and $42.7 million in 1999, 1998 and 1997, respectively, for interest expense from Company issued trust preferred securities.

/3/ Other operating expense for 1999 and 1998 includes merger-related expenses of $45.6 million and $29.4 million, respectively. Included in 1997 are expenses incurred on behalf of certain banking subsidiaries in connection with the Company's growth initiatives.

                                                      SunTrust Banks, Inc.    63

Notes To Consolidated Financial Statements

Balance Sheets -- Parent Only

(Dollars in thousands)                                                               December 31
Assets                                                                             1999           1998
Cash in subsidiary banks                                                   $     80,506   $     42,744
Interest-bearing deposits in banks                                                4,562          3,813
Funds sold                                                                         --          243,336
Securities available for sale                                                   892,078        930,001
Loans to subsidiaries                                                           924,646      1,077,078
Investment in capital stock of subsidiaries stated on the
   basis of the Company's equity in subsidiaries' capital accounts
      Banking subsidiaries                                                    9,553,598      9,346,518
      Nonbanking and holding company subsidiaries                               348,564        340,724
Premises and equipment                                                           20,099         18,254
Intangible assets                                                                83,374         91,018
Other assets - Note 12                                                          511,398        392,457
------------------------------------------------------------------------------------------------------
   Total assets                                                            $ 12,418,825   $ 12,485,943
======================================================================================================
Liabilities and Shareholders' Equity - Notes 10 and 12
Short-term borrowings from
   Subsidiaries                                                            $    627,429   $      1,900
   Non-affiliated companies - Note 8                                            768,315        847,596
Long-term debt - Note 9                                                       2,679,951      2,746,915
Other liabilities - Note 11                                                     716,268        710,888
------------------------------------------------------------------------------------------------------
   Total liabilities                                                          4,791,963      4,307,299
======================================================================================================
Preferred stock, no par value; 50,000,000 shares authorized; none issued           --             --
Common stock, $1.00 par value                                                   323,163        322,485
Additional paid in capital                                                    1,293,387      1,293,011
Retained earnings                                                             5,461,351      4,575,382
Treasury stock and other                                                     (1,013,861)      (100,441)
------------------------------------------------------------------------------------------------------
   Realized shareholders' equity                                              6,064,040      6,090,437
Accumulated other comprehensive income                                        1,562,822      2,088,207
------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                 7,626,862      8,178,644
------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                              $ 12,418,825   $ 12,485,943
======================================================================================================
Common shares outstanding                                                   308,353,207    321,124,134
Common shares authorized                                                    500,000,000    500,000,000
Treasury shares of common stock                                              14,809,550      1,360,928



64  1999 Annual Report

Notes To Consolidated Financial Statements


Statements of Cash Flow -- Parent Only

(In thousands)                                                                      Year Ended December 31
Cash flow from operating activities:                                     1999                1998                   1997
Net income                                                            $ 1,326,600          $ 971,017            $   975,923
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Extraordinary gain, net of taxes                                       (202,648)                --                     --
  Equity in undistributed income of subsidiaries                         (157,753)          (479,292)              (536,232)
  Depreciation and amortization                                            12,392             13,064                 12,511
  Securities losses (gains)                                                   851               (640)                (3,503)
  Deferred income tax provision (benefit)                                  22,313             10,609                 (5,562)
  Changes in period end balances of:
   Prepaid expenses                                                       (54,830)           (44,384)               (45,049)
   Other assets                                                           (50,741)           (11,052)               143,219
   Taxes payable                                                           (9,221)             8,481                 44,803
   Interest payable                                                         4,928              5,266                  4,828
   Other accrued expenses                                                  32,468            257,644                267,694
    Net cash provided by operating activities                             924,359            730,713                858,632
Cash flow from investing activities:
Proceeds from sales and maturities of securities available                125,946            143,764                  9,305
 for sale
Purchase of securities available for sale                                (184,930)          (347,212)              (667,830)
Net change in loans to subsidiaries                                       152,431           (460,048)              (219,312)
Capital expenditures                                                      (15,077)            (8,407)                (1,347)
Capital contributions to subsidiaries                                    (317,595)           (63,784)              (212,103)
Other, net                                                                 11,000             17,894                    109
 Net cash used in investing activities                                   (228,225)          (717,793)            (1,091,178)
Cash flow from financing activities:
Net change in short-term borrowings                                       546,248            (44,081)               393,156
Proceeds from issuance of long-term debt                                  140,563            800,000                920,000
Repayment of long-term debt                                              (207,527)          (101,577)               (24,802)
Proceeds from the exercise of stock options                                15,030             27,342                 31,438
Proceeds from stock issuance                                                   --            191,700                     --
Proceeds used in acquisition and retirement of stock                     (954,642)          (305,608)              (710,149)
Dividends paid                                                           (440,631)          (352,454)              (326,343)
 Net cash (used in) provided by financing activities                     (900,959)           215,322                283,300
Net decrease in cash and cash equivalents                                (204,825)           228,242                 50,754
Cash and cash equivalents at beginning of year                            289,893             61,651                 10,897
Cash and cash equivalents at end of year                              $    85,068          $ 289,893            $    61,651
Supplemental Disclosure
Income taxes received from subsidiaries                               $   631,626          $ 382,847            $   394,908
Income taxes paid by Parent Company                                      (520,412)          (290,648)              (298,520)
Net income taxes received by Parent Company                           $   111,214          $  92,199            $    96,388
Interest paid                                                         $   206,033          $ 207,912            $   106,311



                                                        SunTrust Banks, Inc.  65

Exhibits, Financial Statement Schedules, And Reports On Form 8-K




Financial Statements Filed. See Index To Consolidated Financial Statements on page 34 of this Annual Report and Form 10-K.

  All financial statement schedules are omitted because the data is either not applicable or is discussed in the financial statements or related footnotes. The Company filed a Form 8-K dated October 14, 1999 reporting the sale of its credit card portfolio to MBNA America Bank, N.A.

  The Company's principal banking subsidiary is owned by SunTrust Bank Holding Company, a Florida corporation. A directory of the Company's principal banking units and non-banking subsidiaries is on pages 71-72 of this Annual Report and Form 10-K. The Company's Articles of Incorporation, By-laws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to: Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia, 30302. A copying fee will be charged for the Exhibits.

Consent Of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation of our report incorporated by reference in this Form 10-K, into the Registrant's previously filed Registration Statement Nos. 33-28250, 33-58723, 333-50719, 333-69331, 333-91519, and 333-91512 on Form S-8 and Registration Statement Nos. 333-46093, 333-46123, and 333-61583 on Form S-3.

                                                             Arthur Andersen LLP

Atlanta, GA
March 15, 2000


Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on February 8, 2000 by the undersigned, thereunto duly authorized.

SunTrust Banks, Inc.                      L. Phillip Humann
(Registrant)                              Chairman of the Board of Directors,
                                          President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 8, 2000 by the following persons on behalf of the Registrant and in the capacities indicated.

L. Phillip Humann                         William P. O'Halloran
Chairman of the Board of Directors,       Senior Vice President and Controller
President and Chief Executive Officer

John W. Spiegel
Executive Vice President and
Chief Financial Officer


All Directors of the registrant listed on pages 68-69.



                                                        SunTrust Banks, Inc.  67

Board of Directors

L. Phillip Humann                J. Hyatt Brown                   A. W. Dahlberg                 M. Douglas Ivester
Chairman of the Board,           Chairman of the Board,           Chairman of the Board and      Chairman of the Board and
President and                    President and                    Chief Executive Officer,       Chief Executive Officer,
Chief Executive Officer          Chief Executive Officer,         The Southern Company,          The Coca-Cola Company,
                                 Brown & Brown, Inc.,             Atlanta, Georgia               Atlanta, Georgia
Richard G. Tilghman              Daytona Beach, Florida
Vice Chairman                                                     David H. Hughes                Summerfield K. Johnston, Jr.
                                 Alston D. Correll                Chairman of the Board and      Chairman of the Board and
                                 Chairman of the Board and        Chief Executive Officer,       Chief Executive Officer
                                 Chief Executive Officer,         Hughes Supply, Inc.,           Coca-Cola Enterprises Inc.,
                                 Georgia-Pacific Corporation,     Orlando, Florida               Atlanta, Georgia
                                 Atlanta, Georgia

Pictured from left to right: L. Phillip Humann, James B. Williams, Richard G. Tilghman, Scott L. Probasco, Jr., M. Douglas Ivester, J. Hyatt Brown, Larry L. Prince, Frank S. Royal, M.D., Summerfield K. Johnston, Jr., A. W. Dahlberg, Alston D. Correll, R. Randall Rollins, Frank E. McCarthy, David H. Hughes, G. Gilmer Minor, III, Joseph L. Lanier, Jr.




68  1999 Annual Report

Board Of Directors


Joseph L. Lanier, Jr.              G. Gilmer Minor, III           Scott L. Probasco, Jr.          Frank S. Royal, M.D.
Chairman of the Board and          Chairman of the Board and      Chairman of the                 President,
Chief Executive Officer,           Chief Executive Officer,       Executive Committee,            Frank S. Royal, M.D., P.C.,
Dan River, Inc.,                   Owens & Minor, Inc.,           SunTrust Bank, Chattanooga      Richmond, Virginia
Danville, Virginia                 Richmond, Virginia             Chattanooga, Tennessee
                                                                                                  James B. Williams
Frank E. McCarthy                  Larry L. Prince                R. Randall Rollins              Chairman of the
President, National Automobile     Chairman of the Board and      Chairman of the Board and       Executive Committee,
Dealers Association,               Chief Executive Officer,       Chief Executive Officer,        SunTrust Banks, Inc.,
McLean, Virginia                   Genuine Parts Company,         Rollins, Inc.,                  Atlanta, Georgia
                                   Atlanta, Georgia               Atlanta, Georgia






                                                        SunTrust Banks, Inc.  69

Management Committee



L. Phillip Humann                Samuel O. Franklin III         Carl F. Mentzer             James M. Wells III
Chairman, President and Chief    Tennessee Banking              Commercial Banking          Mid-Atlantic Banking
Executive Officer
                                 Theodore J. Hoepner            Joy Wilder Morgan           Robert C. Whitehead
John W. Clay, Jr.                Florida Banking, Technology &  Strategic Planning          Chief Information Officer
Corporate and Investment         Operations and Human
Banking                          Resources                      Dennis M. Patterson         E. Jenner Wood, III
                                                                Retail Banking              Wealth Management
Robert H. Coords                 Craig J. Kelly
Chief Efficiency and             Marketing                      John W. Spiegel
Quality Officer                                                 Chief Financial Officer
                                 Robert R. Long
Donald S. Downing                Georgia Banking
Mortgage Banking




70  1999 Annual Report

Banking Units

Name                                Headquarters                          CEO
Florida                             Orlando, FL                           Theodore J. Hoepner
Central Florida                     Orlando, FL                           George W. Koehn
East Central Florida                Daytona Beach, FL                     William H. Davison
Gulf Coast                          Sarasota, FL                          William R. Klich
Miami                               Miami, FL                             John P. Hashagen
Mid-Florida                         Lakeland, FL                          Charles W. McPherson
Nature Coast                        Brooksville, FL                       James H. Kimbrough
North Central Florida               Ocala, FL                             William H. Evans
North Florida                       Jacksonville, FL                      John R. Schmitt
South Florida                       Fort Lauderdale, FL                   Thomas G. Kuntz
Southwest Florida                   Fort Myers, FL                        Charles K. Idelson
Tampa Bay                           Tampa, FL                             Daniel W. Mahurin
Northwest Florida                   Tallahassee, FL                       David B. Ramsay
Georgia                             Atlanta, GA                           Robert R. Long
Atlanta                             Atlanta, GA                           Robert R. Long
Augusta                             Augusta, GA                           William R. Thompson
Middle Georgia                      Macon, GA                             James B. Patton
Northeast Georgia                   Athens, GA                            Robert D. Bishop
Northwest Georgia                   Rome, GA                              William H. Pridgen
Savannah                            Savannah, GA                          William B. Haile
South Georgia                       Albany, GA                            Willis D. Sims
Southeast Georgia                   Brunswick, GA                         Jack E. Hartman
West Georgia                        Columbus, GA                          Frank S. Etheridge, III
Tennessee                           Nashville, TN                         Samuel O. Franklin III
Chattanooga                         Chattanooga, TN                       Robert J. Sudderth, Jr.
East Tennessee                      Knoxville, TN                         Larry D. Mauldin
Nashville                           Nashville, TN                         Samuel O. Franklin III
South Central Tennessee             Pulaski, TN                           W. David Jones
Alabama                             Florence, AL                          Robert E. McNeilly, III
Mid-Atlantic                        Richmond, VA                          James M. Wells III
Central Virginia                    Richmond, VA                          A. Dale Cannady
Greater Washington                  Washington, DC                        Peter F. Nostrand
Hampton Roads                       Norfolk, VA                           William K. Butler II
Maryland                            Baltimore, MD                         J. Scott Wilfong
Western Virginia                    Roanoke, VA                           F. Edward Harris



                                                        SunTrust Banks, Inc.  71

Non-Banking Subsidiaries



Name                                            Headquarters                            CEO
Crestar Asset Management Company                Richmond, VA                            Douglas S. Phillips
Crestar Securities Corporation                  Richmond, VA                            Charles F. Wright
Executive Auto Leasing, Inc.                    Baltimore, MD                           Joseph R. Kessler
Premium Assignment Corporation                  Tallahassee, FL                         Peter Kugelmann
STI Credit Corporation                          Little Rock, AR                         Donald J. Wright
STI Trust & Investment Operations, Inc.         Atlanta, GA                             Dennis B. Dills
SunTrust BankCard, N.A.                         Orlando, FL                             Ronald W. Eastburn
SunTrust Community Development                  Atlanta, GA                             Peter P. Walczuk
 Corporation
SunTrust Equitable Securities                   Nashville, TN                           William P. Johnston
 Corporation
SunTrust Insurance Company                      Atlanta, GA                             Michael A. Kinsey
SunTrust International Services, Inc.           Atlanta, GA                             Gian Rossi-Espagnet
SunTrust Leasing Corporation                    Baltimore, MD                           Daniel E. McKew
SunTrust Mortgage, Inc.                         Richmond, VA                            Donald S. Downing
SunTrust Online, Inc.                           Atlanta, GA                             John J. McGuire
SunTrust Personal Loans, Inc.                   Atlanta, GA                             Wynn E. Cline
SunTrust Securities, Inc.                       Atlanta, GA                             Felicia Speetjens
SunTrust Service Corporation                    Atlanta, GA                             Robert C. Whitehead
Trusco Capital Management, Inc.                 Atlanta, GA                             Douglas S. Phillips



72  1999 Annual Report

General Information





Corporate Headquarters

SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711


Corporate Mailing Address

SunTrust Banks, Inc.
P.O. Box 4418
Center 645
Atlanta, GA 30302-4418


Notice Of Annual Meeting

The Annual Meeting of Shareholders will be held on Tuesday, April 18, 2000 at 9:30 a.m. in Room 10 of the SunTrust Bank Tower at 25 Park Place, Atlanta.


Stock Trading

SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol "STI."


Debt Ratings

SunTrust Banks, Inc. debt ratings are as follows:


Senior Long-Term Debt
Moody's Investors Service, Inc.: A1
Standard & Poor's Corp: A+
Thomson BankWatch: AA
Fitch IBCA: AA-

Commercial Paper
Moody's Investors Service, Inc.: P-1
Standard & Poor's Corp.: A-1
Thomson BankWatch: TBW-1


Shareholders Of Record

SunTrust has 41,275 shareholders of record as of December 31, 1999.


Shareholder Services

Shareholders who wish to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts should contact the Transfer
Agent:

         SunTrust Bank
         P.O. Box 4625
         Atlanta, GA 30302-4625
         (404) 588-7815
         (800) 568-3476


Dividend Reinvestment

SunTrust offers a Dividend Reinvestment Plan that provides automatic reinvestment of dividends in additional shares of SunTrust common stock. For more information, contact:

          Stock Transfer Department
          SunTrust Bank
          P.O. Box 4625
          Atlanta, GA 30302-4625
          (404) 588-7822


Financial Information

Those seeking information should contact:

          Eugene S. Putnam, Jr.
          Senior Vice President
          Investor Relations and
          Corporate Communications
          (404) 658-4879


Internet Information

Information about STI, including quarterly earnings releases, press releases and product information, can be obtained from the SunTrust home page on the World Wide Web. The address is http://www.SunTrust.com.

Independent Public Accountants

Arthur Andersen LLP
Atlanta, GA





[RECYCLE LOGO] This report is printed on recycled paper.