Form 10-K405, Exhibit 13
period 2000-12-31
SUNTRUST BANKS INC
filed 2001-03-15
CIK 750556

          SUNTRUST
                           2000
                         Annual
                         Report
                       SunTrust
                    Banks, Inc.

SunTrust

SunTrust Banks, Inc., with assets of $103.5 billion, is among the nation's largest financial holding companies. Its principal subsidiary, SunTrust Bank, offers a full line of financial services for consumers and businesses. SunTrust serves more than 3.7 million customer households through a regional organizational structure that encompasses more than 1,100 branches and 1,900 ATMs in six states -- Alabama, Florida, Georgia, Maryland, Tennessee and Virginia-- plus the District of Columbia. SunTrust also offers 24-hour delivery channels including internet and telephone banking. In addition to traditional deposit, credit and trust and investment services offered by SunTrust Bank, other SunTrust subsidiaries provide mortgage banking, commercial and auto leasing, credit-related insurance, asset management, discount brokerage and capital market services. As of December 31, 2000, SunTrust had total trust assets of $138.4 billion, including more than $91.6 billion in discretionary trust assets, and a mortgage-servicing portfolio in excess of $42.3 billion.

On The Cover

SunTrust's corporate headquarters are in Atlanta, Georgia.

Financial Highlights                             1
--------------------------------------------------
Letter to Shareholders                           2
--------------------------------------------------
Management's Discussion and Analysis
  of Operations and Financial Condition         10
--------------------------------------------------
Consolidated Financial Statements               36
--------------------------------------------------
2000 Form 10-K                                  66
--------------------------------------------------
Board of Directors                              68
--------------------------------------------------
Management Committee                            70
--------------------------------------------------
General Information              Inside Back Cover
--------------------------------------------------

Financial Highlights

                                                          Year Ended December 31
(Dollars in millions except per share data)       2000            1999            1998
-----------------------------------------------------------------------------------------
For the Year
Income before extraordinary gain               $   1,294.1     $  1,124.0    $     971.0
Extraordinary gain, net of taxes                        --          202.6             --
-----------------------------------------------------------------------------------------
Net income                                         1,294.1        1,326.6          971.0
=========================================================================================
Common dividends paid                                443.4          440.6          352.5
Per Common Share
Income - diluted before extraordinary gain     $      4.30     $     3.50    $      3.04
Extraordinary gain                                      --           0.63             --
-----------------------------------------------------------------------------------------
Net income - diluted                                  4.30           4.13           3.04
=========================================================================================
Dividends declared                                    1.48           1.38           1.00
Common stock closing price                           63.00          68.81          76.50
Book value                                           27.81          24.73          25.47
=========================================================================================
Financial Ratios
Return on average assets (ROA)                        1.35%          1.48%          1.18%
Return on average realized
 shareholders' equity (ROE)                          21.46          20.83          17.21
Net interest margin (taxable-equivalent)              3.55           3.88           3.97
Efficiency ratio                                     57.47          60.35          62.02
Tier 1 capital ratio                                  7.09           7.48           8.17
Total capital ratio                                  10.85          11.31          12.79
=========================================================================================
Selected Average Balances
Total assets                                   $  98,397.8     $ 92,820.8    $  85,536.9
Earning assets                                    88,609.0       82,255.7       74,880.9
Loans                                             70,044.3       62,749.4       57,590.5
Deposits                                          66,691.9       57,842.1       53,725.3
Realized shareholders' equity                      6,031.6        6,368.3        5,641.4
Total shareholders' equity                         7,501.9        8,190.7        7,853.6
Common shares - diluted (thousands)                300,956        321,174        319,711
=========================================================================================
At December 31
Total assets                                   $ 103,496.4     $ 95,390.0    $  93,169.9
Earning assets                                    91,983.8       85,193.4       81,295.1
Loans                                             72,239.8       66,002.8       61,540.6
Allowance for loan losses                            874.5          871.3          944.6
Deposits                                          69,533.3       60,100.5       59,033.3
Realized shareholders' equity                      6,296.4        6,064.0        6,090.4
Total shareholders' equity                         8,239.2        7,626.9        8,178.6
Common shares outstanding (thousands)              296,266        308,353        321,124
Market value of investment in common
 stock of The Coca-Cola Company
 (48,266,496 shares)                           $     2,941     $    2,812    $     3,234
=========================================================================================

In this report, securities available for sale, total assets and total shareholders' equity include the net unrealized securities gain. However, earning assets exclude this gain, as do the calculations of ROA, ROE and the net interest margin because the gain is not included in net income.


Earnings Per share Before Extraordinary Gain
($ per diluted common share)

        '95                      2.38
        '96                      2.59
        '97                      3.04
        '98                      3.04
        '99                      3.50
        '00                      4.30

Dividends Declared
($ per common share)

        '95                       .74
        '96                       .83
        '97                       .93
        '98                      1.00
        '99                      1.38
        '00                      1.48

Common Stock Price & Book Value*
($ per share)

                                   2000      1999       1998     1997      1996      1995
Stock Price High                   68.06     79.81      87.75    75.25     52.50     35.44
Stock Price Low                    41.63     60.44      54.00    44.13     32.00     23.63
Book Value                         27.81     24.73      25.47    23.08     20.60     19.29

-  Price Range
=  Book Value
*  Price range for the year and book value at year end


                                                          SunTrust Banks, Inc. 1

"...SunTrust benefits from a distinct combination of strengths: an enviable franchise in very attractive markets...a good business mix... a strong balance sheet...the necessary capital, technology and human resources... and a proven execution capability."


                            [PICTURE APPEARS HERE]

                                                     [PHOTO OF L. PHILIP HUMANN]

To Our Shareholders

Thanks primarily to the hard work of SunTrust's 28,000 employees, I am proud to report that our Company successfully met the challenges posed by an uncertain operating environment in the year 2000.

     We delivered solid financial results in a year that our Company -- and our industry -- dealt with the impact of emerging crosscurrents in the U.S. economy. We also made progress in implementing an ambitious program of organizational change designed to enhance our performance prospects for the future.

Solid Financial Results

Operating earnings -- earnings attributable to our core business activities -- were $4.39 per diluted share in 2000, a 12 percent increase from $3.92 per diluted share a year earlier. Total operating earnings were $1.32 billion, up from the $1.26 billion earned in 1999. Reported net income, which includes $27.6 million in planned after-tax charges related to the completion of our merger with the former Crestar Financial Corporation, was $1.29 billion, or $4.30 per diluted share, compared with $1.33 billion, or $4.13 per diluted share, a year earlier.

     Looking at key performance ratios, reported return on average assets for the full year 2000 was 1.35 percent and return on average realized equity was 21.46 percent.

     The year's financial results are discussed in detail in the Management's Discussion and Analysis section of this report. However, it is appropriate to comment briefly about the impact on our performance of some external economic trends in 2000. The year was characterized first by unexpectedly high interest rates and then, continuing into 2001, increasing signs of a slowdown in economic growth.

     Despite healthy loan volume, our net interest margin was compressed early in the year due to a series of hikes in short-term interest rates initiated by the Federal Reserve Board. This had a dampening effect on net interest income growth that was later mitigated as rates moved lower -- and as we adjusted loan pricing and stepped up growth of low-cost core deposits.

     Economic factors also slowed growth in noninterest income. A weak stock market, for example, was reflected in lower trust-related fees and we experienced a rate-related drop in mortgage origination fees. We are moving to compensate for these factors through fine-tuning our business mix and stepping up new business generation.

     When the economy shows signs of slowing, perhaps the most visible impact on banks is in the credit quality area. We saw some weakness in loans to borrowers in certain industries and, predictably, an increase in non-performing assets overall. We continue to monitor this situation very closely; the state of the economy is always a major consideration. But given the composition of our loan portfolio and the strength of our reserves, we are confident our historical focus on superior credit quality will be maintained.

L. Phillip Humann

Chairman, President and
Chief Executive Officer


_______________
SunTrust enjoys a leading market position in Orlando, Florida, which consistently ranks as one of the fastest-growing metropolitan areas in the United States.

                                                          SunTrust Banks, Inc. 3

"As our efficiency-related initiatives take hold, resources are made available for new investments in technology -- and in people -- to grow our five revenue-generating lines of business: Retail Banking, Commercial Banking, Corporate and Investment Banking, Mortgage, and Personal Client Services..."


                            [PICTURE APPEARS HERE]

[PHOTO OF JOHN W. SPIEGEL, JAMES M. WELLS III, JOHN W. CLAY, JR., THEODORE J. HOEPNER]

In February 2001, the Board of Directors voted an 8.1 percent increase in the cash dividend paid on the Company's common stock, bringing the annual dividend to $1.60 per common share.

Stock Performance

Earnings momentum notwithstanding, 2000 was without doubt a disappointing year in terms of the performance of SunTrust stock. Our shares, like those of virtually all banks, traded at markedly lower levels than shareholders enjoyed in recent years when the stock reached all-time highs. The fact that our experience paralleled that of the industry did not make it any more pleasant for shareholders.

     It is, however, important to note that SunTrust has not been singled out by investors for harsh treatment. Investors tended to move away from bank stocks as a group during 2000 without differentiating between individual institutions. As one of the largest banks in the nation, SunTrust was not insulated from this industry trend.

     It is impossible at any time to predict the direction of the stock market -- and especially so when the economic outlook itself is cloudy. But we believe SunTrust benefits from a distinct combination of strengths: an enviable franchise in very attractive markets...a good business mix... a strong balance sheet...the necessary capital, technology and human resources...and a proven execution capability.

     As the financial markets come to understand the steps we are taking to leverage these strengths -- and as we translate those steps into consistently strong earnings growth -- we hope and expect that the market price of our shares will reflect that understanding.

Management Focus

To provide concentrated corporate-level focus on SunTrust's major lines of business, geographic operations and support functions -- while also maintaining strong local market emphasis, we announced in mid-year a realignment of certain senior management responsibilities.

     The centerpiece of our announcement was the promotion of four of SunTrust's most capable and experienced executives to new vice chairman positions with the Company.

     The new vice chairmen, pictured above, have joined me in creating the SunTrust Policy Committee, an internal forum for policy formulation and business plan coordination. This new Committee will help ensure that management resources are sharply focused on implementing the organization's broad strategic plans, as well as initiatives aimed at achieving enhanced standardization and operating efficiency. These initiatives are discussed in more detail later in this letter.

     We were also pleased during 2000 to welcome to our Board of Directors Douglas N. Daft, Chairman of the Board and Chief Executive Officer of The Coca-Cola Company, and Patricia C. Frist, partner in Frist Capital Partners, President of the Nashville-based Frisco, Inc. and President of the Patricia C. Frist and Thomas F. Frist, Jr. Foundation.

Vice Chairmen
(pictured left to right)

John W. Spiegel
Chief Financial Officer

James M. Wells III
Commercial, Retail, Mortgage, Private Client Services Lines of Business, Corporate Strategy, Marketing

John W. Clay, Jr.
Geographic Banking, Corporate and Investment Banking Line of Business

Theodore J. Hoepner
Technology & Operations, Human Resources, Asset Quality, Legal & Regulatory Affairs, and Efficiency and Quality Initiatives

_____________
In Nashville, Tennessee, as in all SunTrust markets, ATMs and internet banking complement telebanking and traditional branches to provide 24-hour service capability.

                                                          SunTrust Banks, Inc. 5

                                                          [PICTURE APPEARS HERE]


"The completion of the Crestar merger brought with it planned cost savings as well as the prospect of additional revenue growth as we tap the potential of the Mid-Atlantic markets."

Mid-Atlantic Conversion

Underscoring the scope of our geographic franchise, the final step in the completion of our merger with the former Crestar Financial Corporation was concluded over the three-day Memorial Day weekend in May 2000.

     In a well-coordinated, multi-dimensional effort, accounts at more than 1.5 million customer households were converted to SunTrust systems. At the same time, more than 4,000 distinctive SunTrust signs went up on banking offices, ATMs, data centers, and other facilities throughout Virginia, Maryland and Washington, D.C.

     Reflecting the overall success of the conversion, we saw essentially no loss of customers or business in the Mid-Atlantic market. This was a significant achievement given the magnitude and technical complexity of the conversion process. It also sets SunTrust's Mid-Atlantic experience apart from some other large bank mergers nationally which, in some cases, were characterized by widespread customer dislocation and reported integration problems.

     The completion of the Crestar merger brought with it planned cost savings as well as the prospect of additional revenue growth as we tap the potential of the Mid-Atlantic markets. In particular, the Greater Washington, D.C. market, with its affluent population base and expanding high-tech corporate sector, holds considerable opportunity.

     In the post-merger environment, SunTrust Bank, Mid-Atlantic takes its place along with SunTrust Bank, Georgia; SunTrust Bank, Florida; and SunTrust Bank, Tennessee, as one of our four flagship banking units.

Becoming "One-Bank"

With the merger behind us, technology resources dedicated to the Mid-Atlantic customer conversion were freed up to operationally support SunTrust's move to "one-bank." This initiative got underway with the legal consolidation of 28 previously separate SunTrust bank charters into a single charter on January 1, 2000.

     Historically, one of SunTrust's greatest competitive strengths has been our reliance on strong local management of individual, geography-oriented banking units. Even with the charter consolidation, individual SunTrust "banks" -- although no longer separate legal entities -- remain the primary vehicles in the marketplace for our community involvement, business generation efforts and customer relationships.

     Our decentralized management structure permits us to deliver big bank capabilities with a true local touch, something that differentiates us from other large, multi-state banks. We are committed to maintaining this competitive advantage even as we move toward greater standardization across our Company.

     For customers, a tangible result of the charter consolidation is the ability to uniformly conduct banking transactions-- such as accessing account information or cashing a check -- anywhere

6 2000 Annual Report

                                                          [PICTURE APPEARS HERE]

in the SunTrust system. Under our old multi-bank structure, individual SunTrust "banks" often had different product features or customer procedures, in some cases mandated by legal or regulatory requirements that varied from state to state.

     While consistent customer service is a major benefit, the charter move will also have a big behind-the-scenes impact. Operating as one bank, with common processes and operating procedures, permits many back-office and administrative functions to be streamlined. This in turn contributes to improved operating efficiency, always a critical corporate priority for SunTrust, but never more so than in 2000.

Toward Improved Efficiency

As external economic pressures caused a slowdown in revenue growth in some business lines, the importance of operating more efficiently across the Company was highlighted last year.

     The focal point for SunTrust's Company-wide efficiency drive is our "Corporate Efficiency and Quality Officer" organization -- referred to internally as the "CEQO." Under the CEQO's auspices, and with the support of business units and staff groups throughout the Company, more than 20 separate programs and projects are underway in areas ranging from corporate hiring trends to real estate management to purchasing to branch configuration.

     A major goal in this area is to reduce immediate expense levels. But in our definition, efficiency means more than cost cutting: it also means "re-engineering" parts of the Company to take advantage of cost-save and revenue enhancement opportunities afforded by our size, scope and new one-bank structure. And it means doing this without sacrificing any quality in the level of service required to attract and, equally important, to retain customers.

     Recognizing that salaries are one of the single largest components of SunTrust's noninterest expenses, we moved at mid-year to restrict the hiring of new employees from outside the organization unless they had specialized skills needed to implement specific, revenue-generating plans. Using this approach, we were able to reduce head count and salary expense at SunTrust without resorting to the broad-based job eliminations seen elsewhere in our markets that can impact employee morale and customer service.

     Throughout 2000, we focused with increased diligence on bringing the combined purchasing power of our organization to bear on the price we pay for the vast array of goods and services used in running our business. The establishment of corporate purchasing and expense guidelines -- coupled with the renegotiation of contracts for things like ATM maintenance, overnight mail delivery, security equipment and collection services -- has already yielded substantial savings while contributing to a standardized organizational experience.

     By centralizing management of SunTrust's real estate assets -- our multi-state network of banking facilities, office buildings and operations-related space -- we realized considerable savings in 2000, with the prospect of even more savings as we integrate space planning with business planning on a structured basis. In one example of how this works, a highly detailed review of

______________
The Greater Washington, D.C. market, with its affluent population base and expanding high-tech sector, holds considerable opportunity for SunTrust.

                                                          SunTrust Banks, Inc. 7

"...providing an environment in which the aspirations of excellent people can be satisfied is one of our highest institutional priorities."

our space requirements in the Atlanta market alone resulted in the identification of some 250,000 square feet of excess space which resulted in a projected savings of $6 million.

     As our efficiency-related initiatives take hold, resources are made available for new investments in technology -- and in people -- to grow our five revenue-generating lines of business: Retail Banking, Commercial Banking, Corporate and Investment Banking, Mortgage, and Personal Client Services, through which we provide trust and investment-related services.

Talent Management

This letter would be incomplete without noting that, in the end, SunTrust's most significant competitive advantage is the talent, energy and expertise of our employees. Accordingly, providing an environment in which the aspirations of excellent people can be satisfied is one of our highest institutional priorities.

     We also are working to ensure that SunTrust's work environment is supportive and responsive to our increasingly diverse client and employee base. Encouraging and valuing our employees' unique perspectives promote teamwork and innovation -- qualities that will help us achieve our business and financial performance goals well into the future.

                                    * * *

     In closing I would like simply to say, "thank you":

     To our customers, for choosing SunTrust as your financial services provider;

     To our employees, for your commitment and extra effort during a year that wasn't always easy;

     To the members of our regional boards, whose advice and counsel are invaluable as we seek to meet the needs of local markets;

     To our Corporate Board of Directors, for your support and direction. In particular, I extend special appreciation for their service to two directors who retired from the Board in 2000: Scott L. Probasco, Jr., former Chairman of the Executive Committee of SunTrust Bank, Chattanooga, and Richard G. Tilghman, former Vice Chairman and Executive Vice President of SunTrust Banks, Inc. and Chairman of SunTrust Bank, Mid-Atlantic. In addition, it is with sadness that I report the death of SunTrust Board Member Frank E. McCarthy, President of the National Automobile Dealers Association. A director since 1998, Mr. McCarthy brought a unique combination of grace and wisdom to our deliberations. He will be missed. And finally, to our shareholders, thank you for your continuing interest in SunTrust, your investment in our Company...and your confidence in our future.


/s/ L. Phillip Humann

L. Phillip Humann
Chairman, President and Chief Executive Officer
March 1, 2001

8 2000 Annual Report

SELECTED FINANCIAL DATA.
--------------------------------------------------------------------------------

                                                                                Year Ended December 31
(In millions except per share and other data)        2000          1999           1998           1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest and dividend income                   $  6,845.4    $  5,960.2    $   5,675.9    $   5,238.2     $  4,818.5    $  4,528.7
Interest expense                                  3,736.9       2,814.7        2,746.8        2,453.5        2,158.8       2,027.3
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                               3,108.5       3,145.5        2,929.1        2,784.7        2,659.7       2,501.4
Provision for loan losses                           134.0         170.4          214.6          225.1          171.8         143.4
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                        2,974.5       2,975.1        2,714.5        2,559.6        2,487.9       2,358.0
Noninterest income/1/                             1,773.6       1,625.9        1,653.9        1,329.2        1,146.1       1,010.7
Noninterest expense/2/                            2,828.5       2,905.3        2,870.1        2,389.2        2,368.0       2,157.2
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
 taxes and extraordinary gain                     1,919.6       1,695.7        1,498.3        1,499.6        1,266.0       1,211.5
Provision for income taxes                          625.5         571.7          527.3          523.7          407.0         408.7
----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                  1,294.1       1,124.0          971.0          975.9          859.0         802.8
Extraordinary gain, net of taxes/3/                    --         202.6             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
Net income                                     $  1,294.1    $  1,326.6    $     971.0    $     975.9     $    859.0    $    802.8
==================================================================================================================================
Net interest income (taxable-equivalent)       $  3,148.4    $  3,188.0    $   2,973.5    $   2,832.6     $  2,709.7    $  2,562.1
Per Common Share
Diluted
  Income before extraordinary gain             $     4.30    $     3.50    $      3.04    $      3.04     $     2.59    $     2.38
  Extraordinary gain                                   --          0.63             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                         4.30          4.13           3.04           3.04           2.59          2.38
Basic
  Income before extraordinary gain                   4.35          3.54           3.08           3.08           2.63          2.41
  Extraordinary gain                                   --          0.64             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                         4.35          4.18           3.08           3.08           2.63          2.41
Dividends declared                                   1.48          1.38           1.00          0.925          0.825          0.74
Market price:
  High                                              68.06         79.81          87.75          75.25          52.50         35.44
  Low                                               41.63         60.44          54.00          44.13          32.00         23.63
  Close                                             63.00         68.81          76.50          71.38          49.25         34.25
Selected Average Balances
Total assets                                   $ 98,397.8    $ 92,820.8    $  85,536.9    $  76,017.3     $ 69,252.0    $ 63,532.0
Earning assets                                   88,609.0      82,255.7       74,880.9       66,944.0       61,644.4      56,994.4
Loans                                            70,044.3      62,749.4       57,590.5       51,788.1       46,338.4      43,331.6
Deposits                                         66,691.9      57,842.1       53,725.3       51,673.7       50,317.6      47,240.3
Realized shareholders' equity                     6,031.6       6,368.3        5,641.4        5,116.7        5,101.3       4,783.0
Total shareholders' equity                        7,501.9       8,190.7        7,853.6        6,953.4        6,434.3       5,635.9
At December 31
Total assets                                   $103,496.4    $ 95,390.0    $  93,169.9    $  82,840.8     $ 75,264.2    $ 68,799.8
Earning assets                                   91,983.8      85,193.4       81,295.1       72,258.9       65,921.8      60,555.6
Loans                                            72,239.8      66,002.8       61,540.6       55,476.4       49,301.4      45,284.9
Allowance for loan losses                           874.5         871.3          944.6          933.5          897.0         915.8
Deposits                                         69,533.3      60,100.5       59,033.3       54,580.8       52,577.1      49,543.6
Long-term debt                                    8,945.4       6,017.3        5,807.9        4,010.4        2,427.7       1,675.6
Realized shareholders' equity                     6,296.4       6,064.0        6,090.4        5,263.9        5,133.1       4,913.4
Total shareholders' equity                        8,239.2       7,626.9        8,178.6        7,312.1        6,713.6       6,085.2
Ratios and Other Data
ROA                                                  1.35%         1.48%          1.18%          1.34%          1.28%         1.29%
ROE                                                 21.46         20.83          17.21          19.07          16.84         16.78
Net interest margin                                  3.55          3.88           3.97           4.23           4.40          4.50
Efficiency ratio                                    57.47         60.35          62.02          57.41          61.41         60.38
Total shareholders' equity to assets                 7.96          8.00           8.78           8.83           8.92          8.84
Allowance to year-end loans                          1.21          1.32           1.53           1.68           1.82          2.02
Nonperforming assets to total loans
 plus other real estate owned                        0.59          0.42           0.39           0.43           0.74          0.94
Common dividend payout ratio                         34.3          33.4           32.9           30.4           31.9          31.1
Full-service banking offices                        1,129         1,114          1,079          1,072          1,073         1,039
ATMs                                                1,991         1,968          1,839          1,691          1,394         1,191
Full-time equivalent employees                     28,268        30,222         30,452         29,442         29,583        27,902
Average common shares - diluted
 (thousands)                                      300,956       321,174        319,711        320,932        331,042       337,479
Average common shares - basic (thousands)         297,834       317,079        314,908        316,436        326,502       333,212
==================================================================================================================================

/1/ Includes securities losses of $114.9 million related to the securities portfolio repositioning in the fourth quarter of 1999.
/2/ Includes merger-related expenses of $42.4 million in 2000, $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar in the fourth quarter of 1998.
/3/ Represents the gain on sale of the Company's consumer credit card portfolio during the fourth quarter of 1999, net of $124.6 million in taxes.

                                                          SunTrust Banks, Inc. 9

MANAGEMENT'S DISCUSSION.
--------------------------------------------------------------------------------

This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on page 36 through 65. In Management's Discussion, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable-equivalent (FTE) basis, which is adjusted for the tax-favored status of income from certain loans and investments.

     On December 31, 1998, SunTrust Banks, Inc. ("SunTrust" or "Company") completed its merger with Crestar Financial Corporation ("Crestar"), a $27.6 billion asset bank holding company headquartered in Richmond, Virginia. The merger was accounted for as a pooling-of-interests business combination.

     Accordingly, the accompanying consolidated financial information reflects the results of operations of both SunTrust and Crestar, on a combined basis, for all periods presented. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2000 presentation.

     SunTrust has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see "A Warning About Forward-Looking Information" on page 34 of this annual report.

Earnings Overview
SunTrust's net income for 2000 totaled $1,294.1 million, or $4.30 per diluted share, compared with net income before extraordinary gain of $1,124.0 million, or $3.50 per diluted share, for 1999. Results included the following unusual items:

 . Merger related charges, net of tax, of $27.6 million, or $0.09 per diluted share, for 2000, $32.2 million, or $0.10 per diluted share, for 1999 and $117.1 million, or $0.37 per diluted share, for 1998 related to the acquisition of Crestar in 1998 (see Note 2 to the Consolidated Financial Statements).

 . Extraordinary gain of $202.6 million, net of tax, or $0.63 per diluted share, related to the sale of the Company's $1.5 billion consumer credit card portfolio during the fourth quarter of 1999.

 . Securities losses of $70.2 million, net of tax, or $0.22 per diluted share, related to the securities portfolio repositioning during the fourth quarter of 1999.

     Operating results for 2000 were impacted by rising interest rates, moderate fee income growth and reduced expenses including a $36.4 million decrease in the provision for loan losses. Net interest income declined $39.6 million to $3,148.4 million and the net interest margin declined 33 basis points in 2000. These decreases were primarily the result of the sale of the consumer credit card portfolio in the fourth quarter of 1999, funding costs for the repurchase of approximately 12.9 million shares of the Company's common stock, rising rates on purchased liabilities and increased reliance on purchased liabilities to fund growth. Positively affecting net interest income and net interest margin were the repositioning of the securities portfolio in the fourth quarter of 1999 and 11.6% growth in average loans.

     The 2000 loan loss provision of $134.0 million was 21.4% lower than the $170.4 million recorded in 1999 primarily due to the Company's sale of its consumer credit card portfolio in the fourth quarter of 1999. Noninterest income, excluding securities gains and losses, was $1,767.0 million, a 1.8% increase compared to 1999. The increase was driven by a $43.5 million, or 64.2%, increase in corporate and institutional investment services income, a $21.6 million, or 4.9%, increase in service charges on deposit accounts and an $18.3 million, or 16.0% increase in other income. Negatively impacting noninterest income was a $63.0 million, or 41.2%, decrease in mortgage production related income and a $22.1 million, or 31.3% decrease in credit card fees, excluding debit card interchange income.

     Due to realization of merger related efficiencies as well as the Company's continued focus on expense management, noninterest expense, excluding merger-related expenses, decreased $73.6 million for 2000, or

Net Income Before Extraordinary Gain
($ in millions)

        '95                    802.8
        '96                    859.0
        '97                    975.9
        '98                    971.0
        '99                  1,124.0
        '00                  1,294.1

Return On Average Realized Equity

        '95                    16.78
        '96                    16.84
        '97                    19.07
        '98                    17.21
        '99                    20.83
        '00                    21.46

10 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

2.6% compared to 1999. Contributing to the decline was a $54.4 million, or 3.2%, decrease in personnel expense and an $18.8 million, or 12.0% decrease in other expenses. The lower personnel costs reflect a reduction of 1,954 positions across the Company. Partially offsetting these declines was a $22.0 million, or 14.6%, increase in outside processing and software expense.

Table 1 Analysis of Changes in Net Interest Income/1/

                                           2000 Compared to 1999           1999 Compared to 1998
(In millions on a                         Increase (Decrease) Due to     Increase (Decrease) Due to
                                         ----------------------------  -----------------------------
taxable-equivalent basis)                 Volume      Rate       Net    Volume       Rate      Net
----------------------------------------------------------------------------------------------------
Interest Income

Loans
  Taxable                                $ 579.2   $ 282.0   $ 861.2   $ 395.1   $(203.5)  $ 191.6
  Tax-exempt/2/                             (1.9)      4.8       2.9       3.7      (5.5)     (1.8)
Securities available for sale
  Taxable                                   (8.6)     62.4      53.8     133.8     (25.9)    107.9
  Tax-exempt/2/                             (6.8)     (2.4)     (9.2)     (6.1)     (1.5)     (7.6)
Funds sold                                   5.9      13.5      19.4       1.8        --       1.8
Loans held for sale                        (83.2)     21.6     (61.6)     11.7     (19.9)     (8.2)
Other short-term investments/2/             14.8       1.3      16.1      (0.6)     (0.7)     (1.3)
--------------------------------------------------------------------------------------------------
  Total interest income                    499.4     383.2     882.6     539.4    (257.0)    282.4
--------------------------------------------------------------------------------------------------
Interest Expense

NOW/Money market accounts                    5.4     102.0     107.4      46.1     (43.6)      2.5
Savings deposits                           (14.9)     39.6      24.7       8.5     (21.6)    (13.1)
Consumer time deposits                       5.3      54.6      59.9     (28.3)    (37.5)    (65.8)
Brokered deposits                          215.4       0.1     215.5     (20.4)     (0.8)    (21.2)
Foreign deposits                           341.7      55.9     397.6     113.1      (3.5)    109.6
Other time deposits                         (9.9)     31.6      21.7      (7.9)    (22.2)    (30.1)
Funds purchased                           (248.9)    150.5     (98.4)    152.3     (36.8)    115.5
Other short-term borrowings                 (7.0)     25.4      18.4     (34.5)    (13.8)    (48.3)
Long-term debt                             142.8      32.6     175.4      30.3     (11.5)     18.8
----------------------------------------------------------------------------------------------------
  Total interest expense                   429.9     492.3     922.2     259.2    (191.3)     67.9
--------------------------------------------------------------------------------------------------
     Net change in net interest income   $  69.5   $(109.1)  $ (39.6)  $ 280.2   $ (65.7)  $ 214.5
==================================================================================================

/1/ Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

/2/ Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.


Table 2 Loan Portfolio by Types of Loans

                                                      At December 31
(In millions)                        2000         1999         1998         1997         1996         1995
----------------------------------------------------------------------------------------------------------
Commercial                     $ 30,781.1   $ 26,933.5   $ 24,589.6   $ 19,043.7   $ 15,761.4   $ 14,073.4
Real estate
  Construction                    2,966.1      2,457.1      2,085.0      1,809.8      1,686.6      1,615.1
  Residential mortgages          19,953.0     19,619.3     16,880.9     17,297.2     15,629.5     14,205.7
  Other                           8,121.4      7,794.9      8,254.3      7,457.6      6,455.0      6,347.1
Credit card                          76.8         77.4      1,563.5      2,195.6      2,367.4      2,479.6
Other consumer loans             10,341.4      9,120.6      8,167.3      7,672.5      7,401.5      6,564.0
----------------------------------------------------------------------------------------------------------
  Total loans                  $ 72,239.8   $ 66,002.8   $ 61,540.6   $ 55,476.4   $ 49,301.4   $ 45,284.9
==========================================================================================================

                                                         SunTrust Banks, Inc. 11

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 3 Consolidated Daily Average Balances, Income/Expense and Average Yields Earned and Rates Paid

                                                  2000                          1999                           1998
                                  -------------------------------  -----------------------------  -------------------------------
(Dollars in millions; yields         Average     Income/  Yields/   Average    Income/   Yields/   Average    Income/    Yields/
on taxable-equivalent basis)         Balances    Expense   Rates    Balances   Expense   Rates     Balances   Expense    Rates
---------------------------------------------------------------------------------------------------------------------------------
Assets

Loans:/1/
  Taxable                          $ 68,968.8  $ 5,552.4    8.05%  $ 61,648.3  $4,691.2   7.61%   $56,537.1  $ 4,499.6   7.96%
  Tax-exempt/2/                       1,075.5       83.0    7.72      1,101.1      80.1   7.27      1,053.4       81.9   7.78
------------------------------------------------------------------------------------------------------------------------------
     Total loans                     70,044.3    5,635.4    8.05     62,749.4   4,771.3   7.60     57,590.5    4,581.5   7.96
Securities available for sale
  Taxable                            14,593.7      981.4    6.73     14,728.7     927.6   6.30     12,618.9     819.7    6.50
  Tax-exempt/2/                         469.7       35.4    7.54        558.2      44.6   7.99        633.8      52.2    8.23
------------------------------------------------------------------------------------------------------------------------------
     Total securities available
       for sale                      15,063.4    1,016.8    6.75     15,286.9     972.2   6.36     13,252.7     871.9    6.58
Funds sold                            1,439.8       92.8    6.44      1,338.0      73.4   5.48      1,306.2      71.6    5.48
Loans held for sale                   1,451.1      110.6    7.62      2,577.1     172.2   6.68      2,414.7     180.4    7.47
Other short-term investments/2/         610.4       29.7    4.87        304.3      13.6   4.48        316.8      14.9    4.70
------------------------------------------------------------------------------------------------------------------------------
     Total earning assets            88,609.0    6,885.3    7.77     82,255.7   6,002.7   7.30     74,880.9   5,720.3    7.64
Allowance for loan losses              (869.0)                         (942.1)                       (940.5)
Cash and due from banks               3,316.4                         3,630.3                       3,306.9
Premises and equipment                1,625.4                         1,596.3                       1,486.6
Other assets                          3,362.2                         3,332.5                       3,219.1
Unrealized gains on securities
  available for sale                  2,353.8                         2,948.1                       3,583.9
-----------------------------------------------------------------------------------------------------------------------------
Total assets                       $ 98,397.8                      $ 92,820.8                     $85,536.9
=============================================================================================================================
Liabilities and
  Shareholders' Equity

Interest-bearing deposits
  NOW/Money market
   accounts                        $ 20,129.0    $ 634.3    3.15%   $19,926.0   $ 527.0   2.64%   $18,253.6   $ 524.5    2.87%
  Savings                             6,434.2      228.5    3.55      6,918.8     203.8   2.95      6,645.9     216.9    3.26
  Consumer time                       9,935.5      528.5    5.32      9,824.3     468.6   4.77     10,390.4     534.4    5.14
  Brokered Deposits                   3,308.7      215.9    6.52          7.0       0.4   5.27        394.0      21.6    5.47
  Foreign Deposits                    9,621.7      609.7    6.34      4,087.8     212.0   5.19      1,906.2     102.4    5.37
  Other time                          4,085.3      236.0    5.78      4,275.0     214.3   5.01      4,423.9     244.4    5.53
------------------------------------------------------------------------------------------------------------------------------
     Total interest-bearing
       deposits                      53,514.4    2,452.9    4.58     45,038.9   1,626.1   3.61     42,014.0   1,644.2    3.91
Funds purchased                      10,754.4      651.2    6.06     15,220.8     749.6   4.92     12,164.9     634.1    5.21
Other short-term borrowings           1,550.6       97.9    6.31      1,689.9      79.5   4.71      2,391.8     127.8    5.34
Long-term debt                        8,034.6      534.9    6.66      5,858.6     359.5   6.14      5,368.0     340.7    6.35
     Total interest-bearing
       liabilities                   73,854.0    3,736.9    5.06     67,808.2   2,814.7   4.15     61,938.7    2,746.8   4.43
Noninterest-bearing deposits         13,177.5                        12,803.2                      11,711.3
Other liabilities                     3,864.4                         4,018.7                       4,033.3
Realized shareholders' equity         6,031.6                         6,368.3                       5,641.4
Accumulated other
  comprehensive income                1,470.3                         1,822.4                       2,212.2
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities and
       shareholders' equity        $ 98,397.8                       $92,820.8                     $85,536.9
==============================================================================================================================
Interest Rate Spread                                        2.71%                         3.15%                          3.21%
------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                             $ 3,148.4                      $3,188.0                      $ 2,973.5
------------------------------------------------------------------------------------------------------------------------------
Net Interest Margin/3/                                      3.55%                         3.88%                          3.97%
==============================================================================================================================

/1/ Interest income includes loan fees of $135.6, $142.3, $118.4, $108.5,
    $102.1, and $94.8 million in the six years ended December 31, 2000. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

/2/ Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $39.9, $42.5, $44.4, $47.9, $50.0, and $60.7 million in the six years ended December 31, 2000.

12 2000 Annual Report

     MANAGEMENT'S DISCUSSION
     ---------------------------------------------------------------------------

                                                                                                                  Compounded
                                                                                                                Growth Rate in
                                                                                                               Average Balances
                  1997                                 1996                                1995               One Year Five Year
--------------------------------------  -------------------------------      -----------------------------    ------------------
  Average        Income/       Yields/  Average       Income/    Yields/     Average      Income/   Yields/     2000-    2000-
  Balances       Expense       Rates    Balances      Expense     Rates      Balances     Expense    Rates      1999     1995
--------------------------------------------------------------------------------------------------------------------------------
$  50,813.7   $   4,198.8       8.26%  $ 45,472.0    $ 3,798.5     8.35%    $  42,438.4  $ 3,629.9    8.55%     11.9%    10.2%
      974.4          79.2       8.13        866.4         74.0     8.54           893.2       84.9    9.50      (2.3)    (3.8)
--------------------------------------------------------------------------------------------------------------------------------
   51,788.1       4,278.0       8.26     46,338.4      3,872.5     8.36        43,331.6    3,714.8    8.57      11.6     10.1

   11,882.4         779.9       6.56     12,297.7        778.8     6.33        11,387.7      692.0    6.08      (0.9)     5.1
      749.8          64.0       8.53        850.9         75.8     8.90           873.7       91.9   10.51     (15.9)   (11.7)
--------------------------------------------------------------------------------------------------------------------------------
   12,632.2         843.9       6.68     13,148.6        854.6     6.50        12,261.4      783.9    6.39      (1.5)     4.2
    1,378.5          80.4       5.83      1,044.0         56.5     5.41           886.9       53.9    6.08       7.6     10.2
      865.4          70.0       8.09        984.4         77.9     7.91           417.2       31.8    7.63     (43.7)    28.3
      279.8          13.8       4.94        129.0          7.0     5.44            97.3        5.0    5.18     100.6     44.4
--------------------------------------------------------------------------------------------------------------------------------
   66,944.0       5,286.1       7.90     61,644.4      4,868.5     7.90        56,994.4    4,589.4    8.05       7.7      9.2
     (913.3)                               (923.8)                               (913.0)                        (7.8)    (1.0)
    3,156.7                               3,186.2                               3,058.8                         (8.6)     1.6
    1,395.1                               1,164.7                               1,134.9                          1.8      7.4
    2,459.3                               2,025.1                               1,877.9                          0.9     12.4

    2,975.5                               2,155.4                               1,379.0                        (20.2)    11.3
--------------------------------------------------------------------------------------------------------------------------------
$  76,017.3                           $  69,252.0                           $  63,532.0                          6.0      9.1
================================================================================================================================


$  16,360.5   $     462.2       2.82% $  16,110.3    $   457.4     2.84%    $  15,115.6  $   437.5    2.89%      1.0%     5.9%
    6,810.1         227.5       3.34      7,065.7        240.5     3.40         5,483.0      146.7    2.68      (7.0)     3.3
   11,032.1         562.4       5.10     12,049.4        625.4     5.19        12,824.2      645.3    5.03       1.1     (5.0)
      108.1           6.1       5.64         71.5          3.7     5.18              --         --      --        --    160.8
    2,574.7         141.7       5.50      1,670.5         90.0     5.39         1,588.5       96.3    6.06     135.4     43.4
    4,082.2         227.6       5.57      3,080.1        168.7     5.48         2,462.2      155.6    6.32      (4.4)    10.7
--------------------------------------------------------------------------------------------------------------------------------
   40,967.7       1,627.5       3.97     40,047.5      1,585.7     3.96        37,473.5    1,481.4    3.95      18.8      7.4
    8,641.9         461.7       5.34      6,965.8        356.9     5.12         5,533.5      336.4    6.08     (29.3)    14.2
    2,591.9         133.8       5.16      1,501.4         81.7     5.44         1,940.7       91.3    4.70      (8.2)    (4.4)
    3,275.4         230.5       7.04      1,961.8        134.5     6.86         1,655.8      118.2    7.14      37.1     37.1
--------------------------------------------------------------------------------------------------------------------------------
   55,476.9       2,453.5       4.42     50,476.5      2,158.8     4.28        46,603.5    2,027.3    4.35       8.9      9.6
   10,706.0                              10,270.1                               9,766.8                          2.9      6.2
    2,881.0                               2,071.1                               1,525.8                         (3.8)    20.4
    5,116.7                               5,101.3                               4,783.0                         (5.3)     4.7

    1,836.7                               1,333.0                                 852.9                        (19.3)    11.5
--------------------------------------------------------------------------------------------------------------------------------
$  76,017.3                           $  69,252.0                           $  63,532.0                          6.0      9.1
--------------------------------------------------------------------------------------------------------------------------------
                                3.48%                              3.62%                              3.70%
--------------------------------------------------------------------------------------------------------------------------------
              $   2,832.6                            $ 2,709.7                           $ 2,562.1
--------------------------------------------------------------------------------------------------------------------------------
                                4.23%                              4.40%                              4.50%
================================================================================================================================

  /3/ Derivative instruments used to help balance the Company's interest-sensitivity position decreased net income by $0.5 million in 2000, increased net interest income by $16.3 million and $0.7 million in 1999 and 1998, decreased net interest income by $7.7 million in 1997 and increased net interest income by $0.1 million and $3.6 million in 1996 and 1995, respectively. Without these derivative instruments, the net interest margin would have been 3.55% in 2000, 3.86% in 1999, 3.97% in 1998, 4.24%
      in 1997, 4.40% in 1996 and 4.49% in 1995.

                                                         SunTrust Banks, Inc. 13

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Net Interest Income/Margin

Net interest income for 2000 was $3,148.4 million or 1.2% lower than the prior year. Three significant events caused the decrease in net interest income: 1) the consumer credit card portfolio was sold in November 1999; 2) the stock buyback began in the second half of 1999 and continued in 2000; and 3) interest rates continued to increase throughout 2000. Average earning assets were up 7.7%, average loans increased 11.6% and the net interest margin was 3.55% in 2000 compared to 3.88% in 1999. The average rate on earning assets increased 47 basis points to 7.77% and the average rate on interest-bearing liabilities increased 91 basis points to 5.06% primarily due to the rising rates on purchased liabilities and increased reliance on purchased liabilities to fund loan growth. As part of its on-going balance sheet management, the Company is taking steps to obtain alternative lower cost funding sources such as developing initiatives to grow retail deposits to maximize net interest income in 2001.

     Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of two and one basis points on the net interest margin for 2000 and 1999, respectively. Table 3 contains more detailed information concerning average balances, yields earned and rates paid.

Provision For Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and an estimation of losses inherent in the current loan portfolio, including the evaluation of impaired loans as prescribed under Statement of Financial Accounting Standards (SFAS) No.114 and No.118. The 2000 loan loss provision of $134.0 million was 21.4% lower than the $170.4 million recorded in 1999. The reduction in the provision for loan losses was primarily due to the sale of the Company's consumer credit card portfolio in November 1999 along with lower credit losses in large corporate loans. The consumer credit card portfolio accounted for $67.0 million in net charge-offs in 1999. Large corporate charge-offs totaled $93.7 million in 1999, compared to $58.2 million in 2000. Partially offsetting the overall reduction in provision expense were additional provisions for other segments of the loan portfolio due to credit quality concerns as evidenced by increased nonperforming assets.

14 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

          Average Earnings Assets Mix
          ($ in millions)


       [CHART APPEARS HERE]


Average Earning Asset Mix (in millions)        Average for 2000     % of Total
                                               ----------------     ----------

Interest Bearing Deposits in Other Banks               39.9             0.05%
Trading Account                                       570.5             0.64%
Securities Available for sale                      15,063.4            17.00%
Funds Sold                                          1,439.8             1.62%
Loans Held For Sale                                 1,451.1             1.64%
Loans                                              70,044.3            79.05%
                                               ------------         --------
                                                   88,609.0           100.00%
                                               ============         ========




Loans

Loan demand was strong in 2000 as average loans increased 11.6% over the prior year. The Company's portfolio of commercial loans grew 14.3%, real estate loans grew 3.9% and consumer loans grew 13.3%.

     The loan portfolio continues to be well-diversified from both a product and industry concentration standpoint. The product mix remained relatively constant from year end 1999 to 2000, with real estate loans accounting for the largest loan segment (43% of total loans). Residential real estate represented 28% of total loans at year end, including $17.7 billion in home mortgages and $2.2 billion in home equity loans. During the fourth quarter of 2000, in order to improve liquidity, the Company securitized $925.4 million in residential mortgages that are now carried on the balance sheet as "Securities available for sale." As a part of its on-going balance sheet management, the Company expects to securitize additional residential mortgages during 2001. Commercial loans and consumer loans comprised 43% and 14% of the total loans at year end, respectively. From an industry concentration perspective, the Manufacturing and Financial Services sectors are the only areas that represent more than 5% of year-end loans outstanding.

          Loan Mix
          ($ in millions)


          [CHART APPEARS HERE]


          Loan Mix (in millions)

          Commercial                        30,781.9                42.61%
          Construction                       2,966.1                 4.11%
          Residential mortgage              19,953.0                27.62%
          Other real estate                  8,121.4                11.24%
          Credit Card                           76.8                 0.11%
          Other consumer loans              10,341.4                14.31%
                                        ------------             --------
                                            72,239.8               100.00%
                                        ============             ========



     Although the healthcare industry was a primary area of credit concern in 1999, SunTrust experienced lower losses in this industry during 2000 and exited a number of problem loans. Healthcare credits accounted for only 8% of the Company's year-end nonperforming assets and approximately $25 million in net charge-offs in 2000, compared to 20% and $75 million in 1999. During the second half of 2000, other industry groups received increased management attention as several high profile companies filed for bankruptcy protection. These industries included movie theaters and those that have direct or contingent liabilities related to asbestos litigation. Outstanding loans and related exposure to these industries totaled $103.6 million at December 31, 2000 and were placed on nonaccrual even though the related business entities continue to operate. The Company will continue to monitor performance in the above mentioned industries and other segments deemed to have increasing risk profiles.

                                                         SunTrust Banks, Inc. 15

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Noninterest Income

Significant progress has been made in diversifying the Company's sources of income. Noninterest income now makes up 36% of total revenues compared with 28% in 1995. Noninterest income, excluding securities gains and losses, was $1,767.0 million in 2000, an increase of $32.0 million or 1.8 % compared to 1999. Trust income, SunTrust's largest source of noninterest income, decreased $1.7 million or 0.3% compared to 1999. The lower equity markets and rising interest rate environment during 2000 adversely impacted the market value of trust assets under management and the amount of trust fee income recognized in 2000. The market value of discretionary trust assets under management was $92.6 billion as of December 31, 2000 up from $89.3 billion as of December 31, 1999. Net new trust business grew at a lesser rate in 2000 compared to 1999; however, management anticipates that the improved investment performance of SunTrust's proprietary investment products and new product offerings will cause the Company's net new business results to improve throughout 2001, resulting in moderate growth in trust income. Service charges on deposit accounts rose $21.6 million or 4.9%. Other charges and fees were up $10.7 million or 5.4% as a result of increased loan demand and increased loan commitment fee income. Corporate and institutional investment services income increased $43.5 million or 64.2%, led by strong growth in loan syndication income and other corporate finance advisory income. SunTrust significantly increased its market share in the number of loan syndication deals it led or was an agent/co-agent, successfully implementing its strategy of up-tiering to a lead position with targeted clients. Mortgage production related income decreased by 41.2%, or $63.0 million, due primarily to a drop in refinancing activities resulting from the rising rate environment for residential mortgages. Included in credit card fees is debit card interchange income of $47.3 million for 2000 compared to $35.7 million for 1999. The sale of the credit card portfolio in the fourth quarter of 1999 caused the overall decline in this category. The Company incurred net security gains during 2000 of $6.6 million compared to a net loss of $109.1 million in the previous year. The majority of the loss in 1999 was incurred during the fourth quarter as a result of the portfolio repositioning program undertaken by the Company to improve future income. Other income in 2000 includes $11.4 million in net gains on the sale of mortgage and student loans. Other income in 1999 included a $15.3 million gain on the sale of student loans. Other income in 1998 included a $54.0 million gain on the sale of $576.0 million in out-of-market credit card loans by Crestar. Other income in 1997 included a $17.3 million gain from the sale of Crestar's merchant credit card business and a $9.3 million gain from the securitization of student loans.

Table 4 Noninterest Income

                                                               Year Ended December 31
(In millions)                                    2000     1999      1998    1997      1996    1995
-----------------------------------------------------------------------------------------------------
Trust income                                   $  493.9 $  495.6  $  453.4 $  387.3 $  339.4 $  319.5
Service charges on deposit accounts               459.7    438.1     401.1    374.1    346.9    321.9
Other charges and fees                            210.8    200.1     191.0    166.9    143.4    120.6
Corporate and institutional
  investment services                             111.3     67.8      55.8     16.8     12.2      6.9
Trading account profits and commissions            31.7     35.1      44.6     22.7     18.2     14.9
Retail investment services                        108.2     97.4      64.6     51.5     37.7     27.7
Credit card and other fees                         95.7    106.2      87.3     81.1     59.3     56.1
Mortgage production related income                 90.0    153.0     238.3     97.0     70.5     36.0
Mortgage servicing related income                  32.8     27.1       2.8     20.8     25.7     25.6
Securities gains (losses)                           6.6   (109.1)      8.2      6.9     17.6     (8.7)
Other income                                      132.9    114.6     106.8    104.1     75.2     90.2
-----------------------------------------------------------------------------------------------------
  Total noninterest income                     $1,773.6 $1,625.9  $1,653.9 $1,329.2 $1,146.1 $1,010.7
=====================================================================================================

Noninterest Expense

Noninterest expense decreased 2.6% in 2000. During 2000, due to the reduction of 1,954 positions, total personnel expenses decreased 3.2% or $54.4 million. The 14.6% increase in outside processing and software is primarily due to an increase in software amortization and expense of $14.3 million compared to 1999. The efficiency ratio for 2000 was 57.5%, an improvement from 60.4% for 1999. For 2000, merger-related expenses were primarily related to accelerated depreciation and miscellaneous integration costs. In 1999, merger-related costs included additional severance, accelerated depreciation and system conversion costs. (See
Note 2 to the Consolidated Financial Statements.)

16 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 5 Noninterest Expense

                                                                   Year Ended December 31
(In millions)                             2000         1999           1998          1997           1996          1995
-----------------------------------------------------------------------------------------------------------------------
Salaries                               $ 1,139.9     $ 1,174.5     $ 1,095.5     $   977.9      $   924.1     $   857.0
Other compensation                         329.1         348.1         338.2         218.1          198.5         155.2
Employee benefits                          175.0         175.8         181.8         176.9          169.5         166.7
-----------------------------------------------------------------------------------------------------------------------
  Total personnel expense                1,644.0       1,698.4       1,615.5       1,372.9        1,292.1       1,178.9
Net occupancy expense                      202.6         197.4         192.2         187.2          203.0         193.6
Equipment expense                          193.7         198.5         178.8         167.7          158.6         147.9
Outside processing and software            172.3         150.3         138.4         112.7          103.8          87.4
Marketing and customer development         106.2         105.4         107.1          95.4          104.6          72.1
Postage and delivery                        63.3          68.1          64.4          64.1           63.3          57.5
Communications                              59.8          66.3          62.1          52.7           50.7          43.3
Consulting and legal                        59.6          62.5          67.5          51.7           55.0          41.0
Credit and collection services              56.9          68.7          70.4          59.5           54.1          40.2
Operating supplies                          47.3          51.9          54.0          50.0           52.9          47.2
Merger-related expenses                     42.4          45.6         119.4          --             --            --
Amortization of intangible assets           35.5          32.8          43.1          38.5           37.4          33.2
FDIC premiums                               11.2           7.9           8.4           8.5           59.3          61.2
Other real estate (income) expense          (3.8)         (4.8)         (9.8)         (8.6)           8.2         (13.8)
Other expense                              137.5         156.3         158.6         136.9          125.0         167.5
-----------------------------------------------------------------------------------------------------------------------
  Total noninterest expense            $ 2,828.5     $ 2,905.3     $ 2,870.1     $ 2,389.2      $ 2,368.0     $ 2,157.2
=======================================================================================================================
Efficiency ratio                           57.47%        60.35%        62.02%        57.41%         61.41%        60.38%
=======================================================================================================================

Provision For Income Taxes

The provision for income taxes covers federal and state income taxes. In 2000, the provision was $625.5 million, compared to $571.7 million in 1999. The effective tax rate for 2000 was 32.6% compared to 33.7% for 1999. The decrease was due primarily to the tax benefit realized from the issuance of bank regulatory capital (preferred stock of SunTrust Real Estate Investment Corporation). In addition to the regular 1999 provision, the Company recorded $124.6 million in income tax expense related to the sale of the Company's consumer credit card portfolio. The extraordinary gain on the consolidated financial statements is shown net of this amount. The 1998 provision for income taxes included $22.5 million in merger-related charges consisting of $9.2 million related to various federal and state income tax matters and $13.3 million related to certain severance payments exceeding statutory limitations.

Allowance For Loan Losses

SunTrust maintains an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is adequate to cover such inherent losses. However, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, trends in credit losses, changes in general economic conditions or other risk factors. At year-end 2000, the Company's total allowance was $874.5 million, which represented 1.21% of period-end loans.

     The allowance for loan losses consists of three elements: (i) allowances established on specific loans, (ii) general allowances based on historical loan loss experience and current trends, and (iii) allowances based on general economic conditions and other risk factors in the Company's individual markets.

     The first element -- specific allowance -- is based on a regular analysis of classified loans where the internal credit ratings are below a predetermined classification. This analysis is performed at the relationship manager level for those loans with total credit exposure of $0.5 million or greater. The specific allowance established for these classified loans is based on a careful analysis of probable and potential sources of repayment, including cash flow, collateral value and guarantor capacity (if applicable).

     The second element -- general allowance -- is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated at least annually and are based on a statistical loss migration analysis and current loan charge-off trends. The loss migration analysis, examines loss experience in relation to internal loan grades. An annual

                                                         SunTrust Banks, Inc. 17

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

charge-off trend analysis is completed for homogeneous loan categories (e.g., residential real estate, open- and closed-end consumer loans, etc.). While formal loss migration and charge-off trend analyses are conducted annually, the Company may revise the general allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan category.

     The third element -- general economic conditions and other risk factors -- is based on local marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty as it requires management to anticipate the impact that economic trends, legislative actions or other unique market and/or portfolio issues have on estimated credit losses. For example, in assessing economic risks in the marketplace, management might consider local unemployment trends, population shifts within the region, real estate absorption rates, expansion and contraction plans of major employers, and other similar indicators. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, foreign exposure and relevant international economic conditions, together with any internal administrative risk factors. These risk factors are carefully reviewed by management and are revised as conditions indicate.

     Concentrations of credit risk, discussed in Note 14 to the consolidated financial statements, may affect the Company's analysis of other risks and, ultimately, the level of the allowance. Concentrations typically involve loans to one borrower, an affiliated group of borrowers, borrowers engaged in or dependent upon the same industry, or a group of borrowers whose loans are supported by the same type of collateral. SunTrust has a significant concentration of credit in loans secured by residential real estate. At December 31, 2000, the Company had $20.0 billion in loans secured by residential real estate, representing 27.6% of total loans, down slightly from 29.7% at December 31, 1999. In addition, the Company is subject to a geographic concentration of credit because it operates primarily in the Southeastern and Mid-Atlantic regions of the United States. Although not material enough to constitute a significant concentration of credit risk, the Company has meaningful credit exposure to various industry sectors, including healthcare, textiles, telecommunications and real estate developers/investors, among others. Levels of exposure to these and other industry groups, together with an assessment of current trends and expected future financial performance are carefully analyzed for each industry in order to determine an adequate allowance level. An example of this would be the Company's credit exposure to the movie theater sector, which experienced a high level of bankruptcies in the second half of 2000. At year-end 2000, the Company had outstanding loans of $59.6 million to two industry leaders, both of which were on nonaccrual status. Accordingly, allowance levels reflect the higher risk profile that currently exists for this industry sector.

     SunTrust engages in limited international banking activities. The Company's total cross border outstandings are $623.0 million and no significant changes in trends occurred in that portfolio during 2000. Only minor exposure exists in areas of concern in Latin America or Asia.

     The Company prepares a comprehensive analysis of its allowance for loan losses and conducts a peer review of allowance levels of large banks on a quarterly basis. In addition, the SunTrust Allowance for Loan Losses Review Committee has the responsibility of affirming the allowance methodology and assessing the general and specific allowance factors in relation to estimated and actual net charge-off trends. This committee meets at least quarterly and is also responsible for assessing the appropriateness of the allowance for loan losses for each loan category for the Company.

     Nonperforming assets increased from $275.7 million at December 31, 1999 to $428.3 million at December 31, 2000 (See "Nonperforming Assets" and Table 9 for further discussion). Many of the non-performing loans are of the size where the Company's allowance for loan loss methodology requires that they be specifically analyzed by a relationship manager as previously described. This analysis results in a specific allowance being required for these loans. The ratio of the allowance for loan losses to total nonperforming loans (excluding other real estate owned) decreased from 350.0% at December 31, 1999 to 215.8% at December 31, 2000.

     The SunTrust charge-off policy is consistent with regulatory standards, although a somewhat more conservative policy governs the unsecured consumer loan portfolio. Losses on unsecured consumer loans are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured installment loans are typically charged off at 120 days past due if repayment from all sources has been determined to be improbable, or at the occurrence of a loss confirming event (i.e., bankruptcy or repossession). Commercial loans and real estate loans are typically placed on nonaccrual when principal or interest is past due for 90

18 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

days or more unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in full and the loan is in the legal process of collection. Once a loan has been classified as nonaccrual, it also meets the criteria for an impaired loan. Accordingly, secured loans may be charged down to the estimated value of the collateral and previously accrued unpaid interest is reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects.

     The Company's provision for loan losses in 2000 was $134.0 million, which was $3.2 million more than net charge-offs of $130.8 million. The comparable provision and net charge-off amounts for 1999 were $170.4 million and $230.4 million, respectively. Provision expense declined from 1999 to 2000 due to the sale of the Company's consumer credit card portfolio in November 1999 and lower losses experienced in large corporate credits. Net charge-offs for 2000 represented .19% of average loans, compared to .37% of average loans for 1999. Although actual recoveries in 2000 were slightly lower than in 1999, the ratio of recoveries to total charge-offs increased to 31.1% from 22.2% due to lower net losses.

Table 6 Loans by Industry
                                        At December 31, 2000
(Dollars in Millions)                  Loans      % of Total Loans
------------------------------------------------------------------
Manufacturing                      $ 5,639.1                   7.8
Financial Services                   4,984.6                   6.9
Business Services                    3,427.4                   4.7
Construction/Contractors             2,964.5                   4.1
Transportation                       2,912.9                   4.0
Real Estate Investors                2,562.6                   3.5
Wholesale Trade                      2,345.2                   3.2
Healthcare                           2,088.1                   2.9
Hospitality/Entertainment            1,728.6                   2.4
Telecommunications                   1,422.1                   2.0
Retail Trade                         1,379.0                   1.9
Textiles                             1,313.8                   1.8
==================================================================

Table 7 Allowance for Loan Losses

                                                                            At December 31
(Dollars in Millions)                                 2000       1999      1998       1997       1996       1995
Allocation by Loan Type
Commercial                                         $  389.0   $  286.7   $  251.4   $  247.8   $  229.9   $  211.2
Real Estate                                           190.2      208.0      229.8      229.3      262.8      325.5
Consumer Loans                                        252.3      339.3      420.9      406.9      350.5      327.1
Unallocated                                            43.0       37.3       42.5       49.5       53.8       52.0
------------------------------------------------------------------------------------------------------------------
  Total                                            $  874.5   $  871.3   $  944.6   $  933.5   $  897.0   $  915.8
===================================================================================================================
Allocation as a Percent of Total Allowance
Commercial                                             44.5%      32.9%      26.6%      26.5%      25.6%      23.1%
Real Estate                                            21.7       23.9       24.3       24.6       29.3       35.5
Consumer Loans                                         28.9       38.9       44.6       43.6       39.1       35.7
Unallocated                                             4.9        4.3        4.5        5.3        6.0        5.7
-------------------------------------------------------------------------------------------------------------------
  Total                                               100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
===================================================================================================================
Year-end Loan Types as a Percent of Total Loans
Commercial                                             42.6%      40.8%      40.0%      34.3%      32.0%      31.1%
Real Estate                                            43.0       45.3       44.2       47.9       48.2       49.0
Consumer Loans                                         14.4       13.9       15.8       17.8       19.8       19.9
-------------------------------------------------------------------------------------------------------------------
  Total                                               100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
===================================================================================================================

                                                         SunTrust Banks, Inc. 19

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 8 Summary of Loan Loss Experience

                                                                         Year Ended December 31
(Dollars in millions)                     2000            1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
Balance - beginning of year            $   871.3      $    944.6      $    933.5      $    897.0      $    915.8      $    887.2
Allowance from acquisitions and
  other activity - net                        --           (13.3)          (10.0)            2.2             0.3            14.7
Provision for loan losses                  134.0           170.4           214.6           225.1           171.8           143.4
Charge-offs
  Commercial                              (115.6)         (142.0)          (49.0)          (30.0)          (44.5)          (37.8)
  Real estate
    Construction                            (0.2)           (2.2)           (3.2)           (4.0)           (4.0)           (1.5)
    Residential mortgages                   (7.8)          (15.0)          (13.8)          (11.8)          (10.1)           (8.4)
    Other                                   (3.3)           (5.2)           (5.2)           (6.9)          (11.3)          (21.9)
  Credit card                               (5.4)          (78.9)         (129.5)         (143.2)         (129.6)          (85.3)
  Other consumer loans                     (57.5)          (52.8)          (63.6)          (79.3)          (74.8)          (60.1)
--------------------------------------------------------------------------------------------------------------------------------
     Total charge-offs                    (189.8)         (296.1)         (264.3)         (275.2)         (274.3)         (215.0)
Recoveries
  Commercial                                22.7            15.5            14.8            22.0            24.2            29.6
  Real estate
    Construction                             0.3             0.7             0.3             2.5             2.3             4.3
    Residential mortgages                    3.3             3.4             2.7             2.8             2.3             2.1
    Other                                    3.9             6.1             8.4             8.9            12.7            10.9
  Credit card                                3.1            11.9            14.9            17.7            13.5            12.2
  Other consumer loans                      25.7            28.1            29.7            30.5            28.4            26.4
--------------------------------------------------------------------------------------------------------------------------------
     Total recoveries                       59.0            65.7            70.8            84.4            83.4            85.5
--------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                           (130.8)         (230.4)         (193.5)         (190.8)         (190.9)         (129.5)
--------------------------------------------------------------------------------------------------------------------------------
Balance - end of year                 $    874.5      $    871.3      $    944.6      $    933.5      $    897.0      $    915.8
================================================================================================================================
Total loans outstanding at
  year end                            $ 72,239.8      $ 66,002.8      $ 61,540.6      $ 55,476.4      $ 49,301.4      $ 45,284.9
--------------------------------------------------------------------------------------------------------------------------------
Average loans                         $ 70,044.3      $ 62,749.4      $ 57,590.5      $ 51,788.1      $ 46,338.4      $ 43,331.6
Ratios
Allowance to year-end loans                 1.21%           1.32%           1.53%           1.68%           1.82%           2.02%
Allowance to nonperforming loans           215.8           350.0           456.0           494.6           305.5           279.3
Net charge-offs to average loans            0.19            0.37            0.34            0.37            0.41            0.30
Provision to average loans                  0.19            0.27            0.37            0.43            0.37            0.33
Recoveries to total charge-offs             31.1            22.2            26.8            30.7            30.4            39.8
================================================================================================================================

Nonperforming Assets

Nonperforming assets were $428.3 million at December 31, 2000, increasing 55.4% from December 31, 1999. At year end, the ratio of nonperforming assets to total loans plus other real estate owned was .59% compared to .42% at December 31, 1999.

     Outstanding loans to the movie theater sector, which is struggling with over-expansion and efficiency issues, accounted for $59.6 million of the increase in nonperforming assets. These pressures have caused many of the largest chains to file for bankruptcy reorganization. Bankruptcies in industries that have contingent liabilities related to asbestos claims accounted for $44.0 million of the year to year increase in non-performing assets. Problem loans in the healthcare industry declined from $55 million or 20% of nonperforming assets at December 31, 1999 to $34 million or 8% of nonperforming assets at December 31, 2000. The Company expects to see a modest increase in non-performing assets during 2001 resulting from stresses in certain sectors brought about by the slowing economy.

     Interest income on nonaccrual loans, if recognized, is recorded using the cash basis method of accounting. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to the allowance for loan losses if it was accrued in prior years. When a nonaccrual loan is returned to accruing status, any

20 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

unpaid interest is recorded as interest income only after all principal has been collected.

     For the year 2000, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 2000, if all such loans had been accruing interest at the original contractual rate, was $35.9 million. Interest payments on these loans recognized in 2000 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 2000, were $17.8 million.

Table 9 Nonperforming Assets and Accruing Loans Past Due 90 Days or More

                                                                             At December 31
(Dollars in millions)                              2000        1999         1998         1997         1996         1995
--------------------------------------------------------------------------------------------------------------------------
Nonperforming Assets
Nonaccrual loans
  Commercial                                   $   273.6    $   105.0    $    50.1    $    35.1    $    68.2    $    58.1
  Real estate
    Construction                                     2.2          9.0         13.5         16.0         23.7         11.0
    Residential mortgages                           81.8         82.6         83.9         75.2         74.7        111.3
    Other                                           29.0         34.9         46.6         47.6        103.7        127.6
  Consumer loans                                    18.7         17.4         12.5         12.1         13.4         16.9
--------------------------------------------------------------------------------------------------------------------------
    Total nonaccrual loans                         405.3        248.9        206.6        186.0        283.7        324.9
Restructured loans                                    --           --          0.6          2.7          9.9          2.9
--------------------------------------------------------------------------------------------------------------------------
    Total nonperforming loans                      405.3        248.9        207.2        188.7        293.6        327.8
Other real estate owned                             23.0         26.8         34.9         48.2         71.1         97.8
--------------------------------------------------------------------------------------------------------------------------
    Total nonperforming assets                 $   428.3    $   275.7    $   242.1    $   236.9    $   364.7    $   425.6
==========================================================================================================================
Ratios
Nonperforming loans to total loans                  0.56%        0.38%        0.34%        0.34%        0.60%        0.72%
Nonperforming assets to total loans
  plus other real estate owned                      0.59         0.42         0.39         0.43         0.74         0.94
Accruing Loans Past Due 90 Days or More        $   181.2    $   117.4    $   108.2    $   109.0    $   106.1    $    79.8
==========================================================================================================================

Securities Available For Sale

The investment portfolio is managed to optimize yield over an entire interest rate cycle while providing liquidity and managing market risk. The portfolio yield increased from 6.36% in 1999 to 6.75% in 2000. The average yield further improved during the fourth quarter to 6.81%. Holdings of non-callable corporate bonds increased in 2000 to provide additional diversification and to improve yield. Portfolio turnover from sales totaled $1.4 billion in 2000, representing 9.0% of the average portfolio size. Certain securities were sold and other securities were purchased to take advantage of selected market opportunities, resulting in a net realized gain of $6.6 million.

     The average portfolio size decreased by $223.5 million for the year on an amortized cost basis. The portfolio grew in the fourth quarter of 2000, primarily due to securitizing $925.4 million of single-family mortgage loans to agency guaranteed mortgage-backed securities for funding flexibility and more favorable capital treatment. These securities were retained in the investment portfolio. The Company expects to continue to securitize single-family mortgage loans throughout 2001. The expected average life of the portfolio increased from
5.5 years at year-end 1999 to 5.6 years at year-end 2000.

     The carrying value of the investment portfolio, all of which is classified as "securities available for sale," reflected $3.0 billion in net unrealized gains at December 31, 2000, including a $2.9 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment increased $129.7 million during 2000, which did not affect the net income of SunTrust, but was included in comprehensive income.

                                                         SunTrust Banks, Inc. 21

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 10 Securities Available For Sale

                                                                                 At December 31
                                                           ----------------------------------------------------
                                                           Amortized          Fair     Unrealized    Unrealized
(In millions)                                                   Cost         Value          Gains        Losses
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
   agencies and corporations
2000                                                       $ 2,763.5    $  2,845.3      $    82.3       $   0.5
1999                                                         2,543.5       2,510.3            2.5          35.7
1998                                                         2,208.8       2,243.9           35.3           0.2
States and political subdivisions
2000                                                           449.3         455.6            8.0           1.7
1999                                                           530.3         528.6            5.9           7.6
1998                                                           599.1         617.9           19.6           0.8
Mortgage-backed and asset-backed securities
2000                                                         9,516.5       9,567.2           86.8          36.1
1999                                                         9,904.6       9,712.1            9.0         201.5
1998                                                         9,860.4       9,895.1           57.5          22.8
Corporate bonds
2000                                                         2,362.2       2,300.8           37.0          98.4
1999                                                         1,920.2       1,848.3             --          71.9
1998                                                           867.2         918.1           50.9            --
Other securities/1/
2000                                                           670.5       3,641.4        2,970.9            --
1999                                                           891.0       3,718.0        2,829.4           2.4
1998                                                           643.8       3,884.0        3,251.8          11.6
---------------------------------------------------------------------------------------------------------------
Total securities available for sale
2000                                                     $  15,762.0    $ 18,810.3      $ 3,185.0       $ 136.7
1999                                                        15,789.6      18,317.3        2,846.8         319.1
1998                                                        14,179.3      17,559.0        3,415.1          35.4
===============================================================================================================

/1/ Includes the Company's investment in 48,266,496 shares of common stock of The Coca-Cola Company.

Liquidity

Liquidity is managed to ensure there is sufficient funding to satisfy demand for credit, deposit withdrawals and attractive investment opportunities. A large, stable core deposit base, strong capital position and excellent credit ratings are the solid foundation for the Company's liquidity position.

     Funding sources primarily include customer-based core deposits, but also include borrowed funds and cash flows from operations. Customer-based core deposits, the Company's largest and most cost-effective source of funding, accounted for 62% of the funding base on average for 2000 compared to 67% in 1999. Net borrowed funds, which primarily include short-term funds purchased and sold, wholesale domestic and foreign deposits, other short term borrowings and long-term debt, were $33.2 billion at December 31, 2000, compared with $27.0 billion at December 31, 1999. Cash flows from operations are also a significant source of liquidity. Net cash from operations primarily results from net income adjusted for noncash items such as depreciation and amortization, provision for loan losses, and deferred tax items.

     Liquidity is strengthened by ready access to a diversified base of wholesale funding sources. These sources include fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit, offshore deposits, Federal Home Loan Bank advances, Global Bank Note issuance (see below), and commercial paper issuance by the Parent Company. Liquidity is also available through unpledged securities in the investment portfolio and the securitization of loans. In the fourth quarter of 2000, the Company securitized $925.4 million of single-family mortgage loans. In 2001, the Company intends to securitize single-family mortgage loans and retain them in the Company's Available for Sale securities portfolio.

     A $10 billion Senior and Subordinated Global Bank Note program was established in November, 2000, to expand the bank's funding and capital sources to

22 2000 Annual Report

MANAGEMENT'S DISCUSSION.
--------------------------------------------------------------------------------

          Average Funding Mix
          ($ in millions)


          [CHART]

Average Funding Mix (in millions)            Average for 2000       % of Total
                                             ----------------       ----------

Non-interest Bearing Deposits                     13,177.5           15.14%
Interest-bearing Deposits                         53,514.4           61.49%
Funds Purchased                                   10,754.4           12.36%
Other Short-term Borrowings                        1,550.6            1.78%
Long-term Debt                                     8,034.6            9.23%
                                                  --------          -------

                                                  87,031.5          100.00%
                                                  --------          -------



          Average Deposit Mix
          ($ in million)


          [CHART]


Average Deposit Mix (in millions)            Average for 2000       % of Total
                                             ----------------       ----------

NOW/Money market accounts                       20,129.0              30.18%
Savings                                          6,434.2               9.65%
Consumer Time                                    9,935.5              14.90%
Brokered Deposits                                3,308.7               4.96%
Foreign Deposits                                 9,621.7              14.43%
Other Time                                       4,085.3               6.12%
Non-Interest Bearing Accounts                   13,177.5              19.76%
                                                --------             -------

                                                66,691.9             100.00%
                                                ========             =======




include both domestic and international investors. This program was designed to provide structural flexibility with maturities from 7 days to 30 years, and increase the Company's ability to access a wider investor base. No issuances had occurred under the program as of December 31, 2000.

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

Deposits

Average interest-bearing deposits increased 18.8% in 2000 and comprised 80.2%, 77.9% and 78.2% of average total deposits in 2000, 1999 and 1998, respectively. Average noninterest bearing deposits grew by 2.9% over 1999, average NOW/Money market accounts, a lower cost funding source, increased by 1.0% and brokered and foreign deposits increased 215.8% compared to 1999.

                                                         SunTrust Banks, Inc. 23

MANAGEMENT'S DISCUSSION.
--------------------------------------------------------------------------------

Table 11 Composition of Average Deposits

                                               Year Ended December 31                       Percent of Total
                                   ----------------------------------------------     ------------------------------
(Dollars in millions)                  2000             1999              1998        2000         1999        1998
--------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                $  13,177.5      $  12,803.2      $   11,711.3      19.8%       22.1%       21.8%
NOW/Money market accounts             20,129.0         19,926.0          18,253.6      30.2        34.4        34.0
Savings                                6,434.2          6,918.8           6,645.9       9.6        12.0        12.4
Consumer time                          9,935.5          9,824.3          10,390.4      14.9        17.0        19.3
Brokered deposits                      3,308.7              7.0             394.0       5.0         0.0         0.7
Foreign deposits                       9,621.7          4,087.8           1,906.2      14.4         7.1         3.6
Other time                             4,085.3          4,275.0           4,423.9       6.1         7.4         8.2
--------------------------------------------------------------------------------------------------------------------
  Total deposits                   $  66,691.9      $  57,842.1      $   53,725.3     100.0%      100.0%      100.0%
--------------------------------------------------------------------------------------------------------------------

Funds Purchased

Average funds purchased decreased $4,466.4 million or 29.3% in 2000 as the Company shifted to brokered and foreign deposits as funding sources.

Table 12 Funds Purchased/1/


                                                                                            Maximum
                                     At December 31               Daily Average         Outstanding
                                ----------------------       ---------------------           at Any
(Dollars in millions)             Balance        Rate          Balance       Rate         Month-End
---------------------------------------------------------------------------------------------------
2000                            $ 10,895.9       5.04%       $ 10,754.4      6.06%      $  12,451.4
1999                              15,911.9       4.69          15,220.8      4.92          16,982.3
1998                              13,295.8       4.43          12,164.9      5.21          14,191.7
===================================================================================================

/1/ Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

Capital Resources

Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines define capital as either Tier 1 (primarily common shareholders' equity, as defined to include certain debt obligations) or Tier 2 (to include certain other debt obligations and a portion of the allowance for loan losses and since 1998, 45% of the pre-tax net unrealized gains on equity securities). The Company is subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to remaining well capitalized. Accordingly, the Company raised an additional $100 million of regulatory capital during 2000 through the issuance of preferred shares by a real estate investment trust subsidiary.

     On August 10, 1999, the Board of Directors authorized the purchase of up to 15 million shares of SunTrust common stock. In 2000, SunTrust purchased 1.2 million shares of SunTrust common stock to complete the August 10, 1999 authorization.

     On February 8, 2000, the Board of Directors authorized the purchase of up to 12 million shares of SunTrust common stock. As of December 31, 2000, 10.1 million shares had been purchased under this authorization. On August 8, 2000, the Board of Directors authorized the purchase of up to 10 million shares of SunTrust common stock (including 1.9 million shares still remaining unpurchased under the authorization to purchase shares of February 8, 2000). As of December 31, 2000, 1.6 million shares had been purchased under this authorization.

24 2000 Annual Report

MANAGEMENT'S DISCUSSION.
--------------------------------------------------------------------------------

Table 13 Capital Ratios

                                                                    At December 31
(Dollars in millions)                          2000          1999           1998          1997          1996         1995
------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital/1/                          $    6,850.6  $    6,579.6  $    6,586.5  $    5,587.2  $    4,920.6  $    4,497.2
Total capital                                  10,488.9       9,939.1      10,307.9       8,608.2       6,807.9       5,712.6
Risk-weighted assets                           96,656.7      87,866.1      80,586.4      69,503.3      58,112.8      53,999.5
Risk-based ratios
  Tier 1 capital                                   7.09%         7.48%         8.17%         8.04%         8.47%         8.33%
  Total capital                                   10.85         11.31         12.79         12.39         11.71         10.58
Tier 1 leverage ratio                              6.98          7.17          7.68          7.70          7.12          7.09
Total shareholders' equity to assets               7.96          8.00          8.78          8.83          8.92          8.84
==============================================================================================================================

/1/ Tier 1 capital includes trust preferred obligations of $1,050 million at the end of 2000, 1999 and 1998, respectively and $100 million of preferred shares issued by a real estate investment trust subsidiary during 2000.

Table 14 Loan Maturity

                                                                                      At December 31, 2000
                                                                              Remaining Maturities of Selected Loans
                                                                      -------------------------------------------------------
                                                                                          Within             1-5        After
(In millions)                                                               Total         1 Year           Years      5 Years
-----------------------------------------------------------------------------------------------------------------------------
Loan Maturity
Commercial/1/                                                         $  28,157.3    $  10,562.5     $  12,546.7   $  5,048.1
Real estate - construction                                                2,966.1        1,544.2           695.7        726.2
-----------------------------------------------------------------------------------------------------------------------------
  Total                                                               $  31,123.4    $  12,106.7     $  13,242.4   $  5,774.3
=============================================================================================================================
Interest Rate Sensitivity
Selected loans with
  Predetermined interest rates                                                                       $   2,072.2   $  2,781.5
  Floating or adjustable interest rates                                                                 11,170.2      2,992.8
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                                            $  13,242.4   $  5,774.3
=============================================================================================================================

/1/ Excludes $2,623.8 million in lease financing.

Interest Rate And Market Risk

The normal course of business activity exposes SunTrust to interest rate risk. Fluctuations in interest rates may result in changes in the fair market value of the Company's financial instruments, cash flows and net interest income. SunTrust's asset/liability management process manages the Company's interest rate risk position. The objective of this process is the optimization of the Company's financial position, liquidity and net interest income, while limiting the volatility to net interest income from changes in interest rates.

     SunTrust uses simulation modeling to measure interest rate risk and evaluate potential strategies. These simulations incorporate assumptions regarding balance sheet growth and mix, pricing, and the repricing and maturity characteristics of the existing and projected balance sheet. Other interest-rate-related risks such as prepayment, basis and option risk are also considered. Simulation results quantify interest rate risk under various interest rate scenarios. Senior management regularly reviews the overall interest rate risk position and develops and implements appropriate strategies to manage the risk. Management estimates the Company's net interest income for the next twelve months would decline 0.9% under a gradual increase in interest rates of 100 basis points, versus the projection under stable rates. Net interest income would increase 0.8% under a gradual decrease in interest rates of 100 basis points, versus the projection under stable rates.

     A fair market value analysis of the Company's on and off balance sheet positions calculated under an instantaneous 100 basis point increase in rates over December 31, 2000 estimates a 0.9% decrease in net market value as a percent of assets compared to a 1.0% decrease at December 31, 1999. SunTrust estimates a like decrease in rates from December 31, 2000 would increase net market value 0.6% compared to an increase of 0.9% based on 1999 year-end balances.
     The computations of interest rate risk do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

     The Company is also subject to risk from changes in equity prices. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company which had a carrying value of $2.9 billion at December 31, 2000. A 10% decrease in share price of The Coca-Cola Company at December 31, 2000 would result in a decrease, net of deferred taxes, of approximately $187 million in total shareholders' equity.

                                                         SunTrust Banks, Inc. 25

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 15 Maturity Distribution of Securities Available for Sale

                                                                                  At December 31, 2000
                                                       -------------------------------------------------------------------------
                                                                                                                         Average
                                                          1 Year         1-5         5-10     After 10                  Maturity
(Dollars in millions)                                    or Less       Years        Years        Years        Total     in Years
--------------------------------------------------------------------------------------------------------------------------------
Amortized Cost
U.S. Treasury and other U.S. government
  agencies and corporations                            $    59.6    $  2,317.9    $   378.8   $     7.2    $  2,763.5      4.0
States and political subdivisions                           78.2         195.1        111.1        64.9         449.3      5.1
Mortgage-backed and asset-backed
  securities/1/                                            919.8       6,515.1      1,937.0       144.6       9,516.5      4.2
Corporate bonds                                               --       1,082.5        500.6       779.1       2,362.2     13.6
--------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                $ 1,057.6    $ 10,110.6    $ 2,927.5   $   995.8    $ 15,091.5      5.6
--------------------------------------------------------------------------------------------------------------------------------
Fair Value
U.S. Treasury and other U.S. government
  agencies and corporations                            $    59.8    $  2,381.5    $   396.1   $     7.9    $  2,845.3
States and political subdivisions                           78.6         198.0        113.6        65.4         455.6
Mortgage-backed and asset-backed
  securities/1/                                            918.8       6,557.5      1,948.4       142.5       9,567.2
Corporate bonds                                               --       1,090.1        489.5       721.2       2,300.8
--------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                                $ 1,057.2    $ 10,227.1    $ 2,947.6   $   937.0    $ 15,168.9
================================================================================================================================
Weighted Average Yield (FTE)
U.S. Treasury and other U.S. government
  agencies and corporations                                 6.11%         6.43%        7.17%       6.81%         6.53%
States and political subdivisions                           7.81          7.51         7.52        7.14          7.46
Mortgage-backed and asset-backed
  securities/1/                                             5.76          6.45         6.78        6.75          6.46
Corporate bonds                                               --          7.04         7.23        7.74          7.31
--------------------------------------------------------------------------------------------------------------------------------
Total debt securities                                       5.93          6.53         6.94        7.51          6.63
================================================================================================================================

/1/ Distribution of maturities is based on the average life of the asset.

Table 16 Maturity Of Consumer Time And Other Time Deposits
         In Amounts Of $100,000 Or More

                                                                                At December 31, 2000
-------------------------------------------------------------------------------------------------------------------------------
                                                  Consumer           Brokered         Foreign            Other
(In millions)                                         Time               Time            Time            Time             Total
-------------------------------------------------------------------------------------------------------------------------------
Months  to maturity
3 or less                                       $  2,069.6        $   2,222.6       $ 9,717.9        $   43.7        $ 14,053.8
Over 3 through 6                                     865.3              706.5              --              --           1,571.8
Over 6 through 12                                    833.1               50.0              --              --             883.1
Over 12                                              726.0              200.0              --              --             926.0
-------------------------------------------------------------------------------------------------------------------------------
  Total                                         $  4,494.0        $   3,179.1       $ 9,717.9         $  43.7        $ 17,434.7
===============================================================================================================================

26 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

     The Company's trading portfolio at December 31, 2000 is not significant compared to the remainder of the balance sheet. The increase or decrease in portfolio equity from trading assets caused by a hypothetical 10% increase or decrease in interest rates or equity prices would not be material. Nevertheless, the Company closely monitors market risk.

Derivative Instruments

Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures and forward contracts, are components of the Company's risk management profile. The Company also enters into derivative instruments as a service to banking customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate the Company's exposure to market risk.

     The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments decreased net interest income by $0.5 million in 2000 and increased net interest income by $16.3 million and $0.7 million in 1999 and 1998, respectively.

     The Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. In accordance with the transition provisions of SFAS 133, the following was the net-of-tax effect on earnings and equity in January 2001:

Earnings increased $1.6 million

 .   $ 16.6 million gain for the fair value adjustment on fair-value hedging instruments
 .   $ 16.6 million loss for the fair value adjustment on related hedged assets and liabilities
 .   $ 0.4 million gain for the fair value on the mortgage pipeline
 .   $ 1.2 million gain for the derecognition of a previously deferred gain

Equity (Other Comprehensive Income)

 .   $ 10.6 million loss from cash flow hedging instruments

     The following table shows the derivative instruments entered into by the Company as an end-user.

Table 17 Derivative Instruments

                                                                As of December 31, 2000
                           ------------------------------------------------------------------------------------------------
                                         Weighted                                          Estimated Fair Value
                                          Average    Average                 ----------------------------------------------
                             Notional    Maturity   Received      Average     Carrying   Unrealized  Unrealized
(Dollars in millions)         Balance   In Months       Rate     Pay Rate     Amount/1/       Gains      Losses         Net
---------------------------------------------------------------------------------------------------------------------------
Forward Contracts on
  Mortgage Lending
  Commitment               $  2,193.2           1         --           --     $     --       $  0.8     $ (27.7)    $ (26.9)
Foreign Currency
  Forward Contracts             419.5           2         --           --           --         11.1        (4.7)        6.4
Interest Rate Swaps           2,880.2          35       6.58%        6.51%        (1.1)        30.9       (23.7)        6.1
Interest Rate Caps/
  Floors                        750.0          21       5.23/2/        --         (0.7)         1.0          --         0.3
Futures Contracts             1,169.0          16         --           --           --          0.2        (1.8)       (1.6)
Options on Mortgage
  Lending Commitments            40.0           2       5.75/2/        --           --          0.1        (0.3)       (0.2)
---------------------------------------------------------------------------------------------------------------------------
  Total Derivatives                                                                                                 $ (15.9)
===========================================================================================================================

/1/ Carrying amount includes accrued interest receivable or payable and unamortized premiums.

/2/ Average option strike price.

                                                         SunTrust Banks, Inc. 27

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Earnings And Balance Sheet Analysis 1999 vs. 1998

Net income was $1,326.6 million in 1999 compared with $971.0 million in 1998, an increase of 36.6%. Diluted earnings per common share was $4.13 in 1999 and $3.04 in 1998. Excluding merger-related charges in 1999, net income was $1,358.8 million, a 24.9% increase over 1998, and diluted earnings per share were $4.23, a 24.1% increase over 1998. In addition to the merger costs, two other unusual items effected the 1999 results. An extraordinary gain of $202.6 million, net of tax, or $0.63 per diluted share related to the sale of the Company's $1.5 billion consumer credit card portfolio was recorded during the fourth quarter of 1999. Additionally, the Company incurred securities losses of $70.2 million, net of tax, or $0.22 per diluted share related to the securities portfolio repositioning during the fourth quarter of 1999.

     Operating results in 1999 reflected strong loan demand, robust noninterest income growth and continued excellent credit quality. Net interest income was $3,188.0 million in 1999, up $214.5 million from 1998. The Company's net interest margin declined from 3.97% in 1998 to 3.88% in 1999, but the impact of the decline was more than offset by an 9.8% increase in average earning assets. The provision for loan losses decreased 20.6% from $214.6 million in 1998 to $170.4 million in 1999. The allowance for loan losses as a percentage of loans decreased from 1.53% to 1.32%. Net charge-offs to average loans were 0.37% in 1999 versus 0.34% in 1998. Nonperforming assets increased 13.9% from $242.1 million at December 31, 1998 to $275.7 million at December 31, 1999.

     Noninterest income, excluding securities gains and losses, was $1,735.0 million, a 5.4% increase compared to 1998. Although the Company had strong growth in trust fees, other charges and fees, and service charges on deposit accounts, these increases were offset by a 35.8% decrease in mortgage production related income due to the higher interest rate environment in 1999 which led to a slowdown in refinancing activities. Noninterest expense, excluding merger-related expenses, was $2,859.7 million in 1999, an increase of $109.0 million, or 4.0%, from 1998. Total personnel expense, the single largest component of noninterest expense, was up $82.9 million, or 5.1%, from the 1998 level. Loans at December 31, 1999 were $66.0 billion, an increase of 7.3%. At December 31, 1999, deposits were $60.1 billion, an increase of $1.1 billion, or 1.9%, from December 31, 1998.

Fourth Quarter Results

SunTrust's net income for the fourth quarter of 2000 totaled $330.4 million or $1.11 per diluted share compared with $429.8 million or $1.35 per diluted share for the fourth quarter of 1999. Results included the following unusual items:

 . Merger related charges of $1.5 million, net of tax, or $0.01 per diluted share for 2000 and $4.7 million, net of tax, or $0.01 per diluted share for 1999 related to the acquisition of Crestar in 1998. (See Note 2 to the Consolidated Financial Statements.)

 . Extraordinary gain of $202.6 million, net of tax, or $0.64 per diluted share, for 1999 related to the sale of the Company's $1.5 billion consumer credit card portfolio during the fourth quarter of 1999.

 . Securities losses of $70.2 million, net of tax, or $0.22 per diluted share related to the securities portfolio repositioning during the fourth quarter of 1999.

     Operating results for the fourth quarter of 2000 were also impacted by the following:

 .  Net interest income decreased $10.4 million and net interest margin decreased
   30 basis points from the fourth quarter of 1999 to the fourth quarter of 2000. These reductions were primarily attributed to funding costs for the repurchase of approximately 12.9 million shares of the Company's common stock during 2000, rising rates on purchased liabilities and continued increased reliance on purchased liabilities to fund growth. Positively affecting net interest income and net interest margin was average loan growth of 10.5% from the fourth quarter of 1999 to the fourth quarter of 2000.

 . The 2000 fourth quarter provision for loan losses of $53.5 million was $20.4 million higher than the $33.1 million in 1999. The 1999 fourth quarter provision for loan losses included a $60 million reduction to the allowance as a result of the consumer credit card portfolio sale. Net loan charge-offs for the fourth quarter of 2000 were at $53.4 million, $55.6 million less than in the 1999 fourth quarter.

 .  Noninterest income, excluding securities gains and losses, increased by $32.7 million in the 2000 fourth quarter compared to the fourth quarter of 1999 primarily due to increases in service charges on deposit accounts, loan fee income and letter of credit fees.

 . Noninterest expense, excluding merger-related charges, decreased 6.9% from the fourth quarter of 1999. Personnel expense was down $12.8 million, or 3.0%, primarily due to the reduction of 1,954 positions in 2000.

 . The 2000 fourth quarter provision for income taxes of $149.2 million was $68.2 million, or 84.3%, higher than the $81.0 million provision for the fourth quarter of 1999. The increase is primarily due to the securities portfolio repositioning resulting in a tax benefit of approximately $44.7 million in the fourth quarter of 1999.

28 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 18 Quarterly Financial Data

(Dollars in millions
except per share data)                                    2000                                            1999
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations                        4           3           2           1           4           3           2           1
Interest and dividend income        $  1,798.3  $  1,764.2  $  1,672.0  $  1,610.8  $  1,559.4  $  1,506.4  $  1,452.5  $  1,442.0
Interest expense                       1,012.9       992.8       903.0       828.2       763.4       711.4       667.8       672.2
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                      785.4       771.4       769.0       782.6       796.0       795.0       784.7       769.8
Provision for loan losses                 53.5        30.5        27.7        22.3        33.1        46.5        48.8        42.0
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses              731.9       740.9       741.3       760.3       762.9       748.5       735.9       727.8
Noninterest income/1/                    445.6       447.2       444.0       436.9       299.2       446.1       452.9       427.7
Noninterest expense/2/                   697.9       706.6       719.8       704.2       753.9       691.8       735.9       723.7
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
  taxes and extraordinary gain           479.6       481.5       465.5       493.0       308.2       502.8       452.9       431.8
Provision for income taxes               149.2       154.7       148.0       173.6        81.0       181.4       159.2       150.1
----------------------------------------------------------------------------------------------------------------------------------
Income before
  extraordinary gain                     330.4       326.8       317.5       319.4       227.2       321.4       293.7       281.7
Extraordinary gain,
  net of taxes/3/                           --          --          --          --       202.6          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
Net income                          $    330.4  $    326.8  $    317.5  $    319.4  $    429.8  $    321.4  $    293.7  $    281.7
==================================================================================================================================
Net interest income
  (taxable-equivalent)              $    796.1  $    781.5  $    778.7  $    792.1  $    806.5  $    805.4  $    795.4  $    780.7
Per common share
Diluted
  Income before
    extraordinary gain              $     1.11  $     1.10  $     1.05  $     1.04  $     0.71  $     1.00  $     0.91  $     0.87
  Extraordinary gain, net of taxes          --          --          --          --        0.64          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.11        1.10        1.05        1.04        1.35        1.00        0.91        0.87
Basic
  Income  before extraordinary gain       1.13        1.11        1.06        1.05        0.72        1.01        0.92        0.89
  Extraordinary gain, net of taxes          --          --          --          --        0.64          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.13        1.11        1.06        1.05        1.36        1.01        0.92        0.89
Dividends declared                        0.37        0.37        0.37        0.37       0.345       0.345       0.345       0.345
Book value                               27.81       25.85       25.10       23.51       24.73       24.50       25.47       25.32
Market Price
  High                                   64.38       54.19       66.00       68.06       76.00       70.88       73.00       79.81
  Low                                    41.63       45.63       45.06       46.81       64.19       61.56       63.06       60.44
  Close                                  63.00       49.88       45.69       57.75       68.81       65.75       69.44       62.25
Selected Average Balances
Total assets                        $101,246.0  $ 99,392.2  $ 97,497.3  $ 95,413.4  $ 94,804.6  $ 92,447.7  $ 92,304.2  $ 91,696.6
Earning assets                        90,679.6    89,663.7    88,200.6    85,857.5    84,447.9    82,517.2    81,329.1    80,684.8
Loans                                 71,774.6    71,506.9    69,830.6    67,030.0    64,941.7    62,859.8    61,973.8    61,180.0
Total deposits/4/                     67,181.9    67,158.2    66,866.4    65,550.3    58,284.0    58,423.6    57,743.7    56,895.4
Realized shareholders' equity          6,140.5     6,012.8     5,948.9     6,023.3     6,496.4     6,522.5     6,328.2     6,120.2
Total shareholders' equity             7,844.4     7,487.4     7,195.9     7,476.2     8,083.1     8,210.7     8,322.5     8,146.9
Common shares
  -diluted (thousands)                 296,461     298,558     302,141     306,739     317,701     322,223     322,448     322,364
Common shares
  -basic (thousands)                   293,390     295,575     298,986     303,461     313,706     318,239     318,315     318,090
Ratios (Annualized)/5/
ROA                                       1.33%       1.34%       1.34%       1.38%       1.85%       1.42%       1.32%       1.29%
ROE                                      21.40       21.62       21.46       21.33       26.25       19.55       18.61       18.67
Net interest margin                       3.49        3.47        3.55        3.71        3.79        3.87        3.92        3.92
==================================================================================================================================

/1/ Includes securities losses of $114.9 million for the fourth quarter of 1999 related to the securities portfolio repositioning.
/2/ Includes merger-related expenses of $2.4, $8.3, $18.2 and $13.6 million for the fourth, third, second, and first quarters of 2000, respectively, and $7.1, $7.1, $17.6 and $13.8 million for the fourth, third, second, and first quarters of 1999, respectively.
/3/ Represents the gain on sale of the Company's consumer credit card portfolio during the fourth quarter of 1999, net of $124.6 million in taxes.
/4/ Includes brokered and foreign deposits of $13.1, $13.5, $12.9 and $12.2 billion for the fourth, third, second, and first quarters of 2000 and $4.1, $4.5, $5.3, and $3.9 billion for the fourth, third, second, and first quarters of 1999, respectively.
/5/ Calculated excluding net unrealized gains on securities available for sale because the net unrealized gains are not included in income.

                                                         SunTrust Banks, Inc. 29

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 19 Consolidated Daily Average Balances, Income/Expense and
     Average Yields Earned and Rates Paid

                                                                                    Quarters Ended
                                                 ---------------------------------------------------------------------------------
                                                               December 31, 2000                         December 31, 1999
                                                 ----------------------------------------       ----------------------------------
(Dollars in millions;                                Average      Income/       Yields/         Average       Income/      Yields/
yields on taxable-equivalent basis)                 Balances      Expense         Rates        Balances       Expense        Rates
----------------------------------------------------------------------------------------------------------------------------------
Assets
Loans/1/
  Taxable                                        $  70,647.7   $  1,461.7          8.23%    $  63,884.5     $ 1,236.6        7.68%
  Tax-exempt/2/                                      1,126.9         22.5          7.93         1,057.2          19.8        7.43
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                     71,774.6      1,484.2          8.23        64,941.7       1,256.4        7.68
Securities available for sale
  Taxable                                           14,715.5        251.2          6.79        15,443.8         247.5        6.36
  Tax-exempt/2/                                        444.0          8.4          7.53           538.1          10.6        7.80
----------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale             15,159.5        259.6          6.81        15,981.9         258.1        6.41
Funds sold                                           1,324.4         22.3          6.70         1,509.4          23.5        6.16
Loans held for sale                                  1,690.7         33.3          7.83         1,700.7          28.3        6.60
Other short-term investments/2/                        730.4          9.6          5.24           314.2           3.5        4.42
----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                            90,679.6      1,809.0          7.94        84,447.9       1,569.8        7.38
Allowance for loan losses                             (858.6)                                    (920.7)
Cash and due from banks                              3,464.7                                    3,826.0
Premises and equipment                               1,618.2                                    1,633.4
Other assets                                         3,661.1                                    3,251.9
Unrealized gains on securities
  available for sale                                 2,681.0                                    2,566.1
----------------------------------------------------------------------------------------------------------------------------------
  Total assets                                   $ 101,246.0                                $  94,804.6
==================================================================================================================================
Liabilities and Shareholders' Equity
Interest-bearing deposits
  NOW/Money market accounts                      $  20,023.3   $    169.3          3.36%    $  20,369.6     $   141.3        2.75%
  Savings                                            6,306.9         60.8          3.84         6,791.3          52.6        3.07
  Consumer time                                      9,964.6        141.5          5.65         9,675.4         115.3        4.73
  Brokered deposits                                  4,059.7         68.6          6.72            15.0           0.2        5.34
  Foreign deposits                                   9,023.0        149.6          6.60         4,081.9          60.8        5.91
  Other time                                         4,334.7         66.4          6.09         4,372.1          57.1        5.19
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits                 53,712.2        656.2          4.86        45,305.3         427.3        3.74
Funds purchased                                     11,225.2        177.5          6.29        16,417.1         219.2        5.30
Other short-term borrowings                          1,885.9         31.2          6.57         1,901.3          21.0        4.40
Long-term debt                                       8,725.0        148.0          6.75         6,120.3          95.8        6.21
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities              75,548.3      1,012.9          5.33        69,744.0         763.3        4.34
Noninterest-bearing deposits                        13,469.7                                   12,978.7
Other liabilities                                    4,383.6                                    3,998.8
Realized shareholders' equity                        6,140.5                                    6,496.4
Accumulated other comprehensive income               1,703.9                                    1,586.7
----------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity     $ 101,246.0                                $  94,804.6
==================================================================================================================================
Interest rate spread                                                               2.61%                                     3.04%
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            $    796.1                                    $   806.5
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin/3/                                                             3.49%                                     3.79%
==================================================================================================================================

/1/ Interest income includes loan fees of $36.8 million and $36.3 million in the quarters ended December 31, 2000 and 1999, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.
/2/ Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $10.7 million and $10.5 million in the quarters ended December 31, 2000 and 1999, respectively.
/3/ Derivative instruments used to help balance the Company's interest-sensitivity position increased net interest income by $0.1 million and $1.3 million in the fourth quarter of 2000 and 1999, respectively. Without these derivative instruments, the net interest margin would have been 3.49% in 2000 and 3.78% in 1999.

30 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 20 Quarterly Noninterest
     Income and Expense

                                                                                    Quarters
----------------------------------------------------------------------------------------------------------------------------
                                                                  2000                                  1999
----------------------------------------------------------------------------------------------------------------------------
(In millions)                                       4         3         2         1         4         3        2        1
----------------------------------------------------------------------------------------------------------------------------
Noninterest Income
Trust income                                   $  121.4  $  120.2  $  123.7  $  128.6  $  122.0  $  124.7 $  124.4  $  124.4
Service charges on
  deposit accounts                                118.9     116.9     112.6     111.3     113.3     111.6    107.1     106.1
Other charges and fees                             55.1      56.3      50.4      49.1      49.9      50.7     51.2      48.4
Corporate and institutional
  investment services                              20.3      36.0      35.3      19.7      19.6      13.2     16.3      18.7
Trading account profits (losses)
  and commissions                                  16.3       4.9      (1.4)     12.0       6.9       6.2     11.4      10.6
Retail investment services                         22.8      24.0      30.5      30.8      24.0      23.9     26.0      23.5
Credit card and other fees                         24.9      24.2      24.4      22.1      25.7      29.2     28.2      23.1
Mortgage production
  related income                                   27.1      23.8      20.5      18.7      25.2      26.7     47.6      53.5
Mortgage servicing
  related income                                    9.5       7.9       7.7       7.7       7.5      11.5      5.1       3.0
Securities gains (losses)/1/                       (1.2)     (0.6)      1.5       6.9    (114.9)      2.6      3.9      (0.7)
Other income                                       30.5      33.6      38.8      30.0      20.0      45.8     31.7      17.1
-----------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                     $  445.6  $  447.2  $  444.0  $  436.9  $  299.2  $  446.1 $  452.9  $  427.7
=============================================================================================================================
Noninterest Expense
Salaries                                       $  282.0  $  278.5  $  292.1  $  287.3  $  287.1  $  288.5 $  300.4  $  298.5
Other compensation                                 89.3      82.9      73.1      83.8      93.9      80.9     88.9      84.4
Employee benefits                                  37.2      39.5      41.4      56.9      40.2      39.7     41.5      54.4
-----------------------------------------------------------------------------------------------------------------------------
  Total personnel expense                         408.5     400.9     406.6     428.0     421.2     409.1    430.8     437.3
Net occupancy expense                              50.7      51.9      49.9      50.1      50.0      49.8     49.9      47.7
Equipment expense                                  44.2      47.2      50.7      51.6      55.4      48.0     49.8      45.3
Outside processing and software                    43.9      42.4      44.4      41.6      39.8      37.0     38.7      34.8
Marketing and customer development                 30.7      25.3      27.9      22.3      35.0      24.7     23.9      21.8
Postage and delivery                               14.9      15.4      16.3      16.7      17.3      16.3     17.4      17.1
Communications                                     14.2      15.0      15.4      15.2      16.1      16.5     17.6      16.1
Consulting and legal                               13.2      16.4      18.2      11.8      18.5      13.0     15.6      15.4
Credit and collection services                     12.4      14.2      16.0      14.3      15.1      17.8     19.2      16.6
Operating supplies                                 11.2      11.3      12.6      12.2      13.6      10.7     14.3      13.3
Merger-related expenses                             2.4       8.3      18.2      13.6       7.1       7.1     17.6      13.8
Amortization of intangible assets                   8.8       8.9       8.8       9.0       6.3       8.6      9.0       8.9
FDIC premiums                                       2.8       2.8       2.8       2.8       2.0       1.8      2.1       2.0
Other real estate (income) expense                 (2.3)     (0.4)     (0.3)     (0.8)     (1.2)      0.2     (2.7)     (1.1)
Other expense                                      42.3      47.0      32.3      15.9      57.7      31.2     32.7      34.7
-----------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                    $  697.9  $  706.6  $  719.8  $  704.3  $  753.9  $  691.8 $  735.9  $  723.7
=============================================================================================================================

/1/ The fourth quarter of 1999 includes a pre-tax loss of $114.9 million relating to the securities portfolio repositioning.

                                                         SunTrust Banks, Inc. 31

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 21 Summary of Loan Loss Experience, Nonperforming Assets and Accruing Loans Past Due 90 Days or More

                                                                                 Quarters
                                      ---------------------------------------------------------------------------------------------
                                                             2000                                          1999
                                      ---------------------------------------------------------------------------------------------
(Dollars in millions)                      4            3          2           1           4           3           2           1
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
Balance - Beginning of quarter        $   874.5   $   874.5   $   874.0   $   871.3   $   947.2   $   941.4   $   952.6   $   944.6
Allowance from acquisitions and
  other activity - net                     (0.1)         --          --          --          --         0.1       (13.4)         --
Provision for loan losses                  53.5        30.5        27.7        22.3        33.1        46.5        48.8        42.0
Charge-offs                               (67.1)      (47.1)      (40.2)      (35.3)     (123.8)      (56.7)      (63.4)      (52.2)
Recoveries                                 13.7        16.6        13.0        15.7        14.8        15.9        16.8        18.2
-----------------------------------------------------------------------------------------------------------------------------------
Balance - End of quarter              $   874.5   $   874.5   $   874.5   $   874.0   $   871.3   $   947.2   $   941.4   $   952.6
===================================================================================================================================
Ratios
Allowance to quarter-end loans             1.21%       1.21%       1.22%       1.27%       1.32%       1.48%       1.50%       1.55%
Allowance to nonperforming loans          215.8       229.6       309.6       306.8       350.0       398.6       392.9       481.5
Net loan charge-offs to average
  loans (annualized)                       0.30        0.17        0.16        0.12        0.67        0.26        0.30        0.23
Provision to average loans
  (annualized)                             0.30        0.17        0.16        0.13        0.20        0.29        0.32        0.28
Nonperforming Assets
Nonaccrual loans                      $   405.3   $   380.9   $   282.5   $   284.9   $   248.9   $   237.6   $   239.6   $   197.8
Restructured loans                           --          --          --          --          --         0.1          --         0.1
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming loans               405.3       380.9       282.5       284.9       248.9       237.7       239.6       197.9
Other real estate owned                    23.0        23.6        23.2        27.0        26.8        24.2        28.2        36.1
-----------------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets          $   428.3   $   404.5   $   305.7   $   311.9   $   275.7   $   261.9   $   267.8   $   234.0
===================================================================================================================================
Ratios
Nonperforming loans to
  total loans                              0.56%       0.53%       0.40%       0.42%       0.38%       0.37%       0.38%       0.32%
Nonperforming assets to total loans
  plus other real estate owned             0.59        0.56        0.43        0.45        0.42        0.41        0.43        0.38
Accruing Loans Past Due
  90 Days or More                     $   181.2   $   150.8   $   189.4   $   160.1   $   117.4   $   113.1   $   101.7   $   103.8
===================================================================================================================================

Supervision And Regulation

As a bank holding company and a financial holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). As of December 31, 1999, the Company had 29 bank subsidiaries which were subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). Effective January 1, 2000, 27 of the bank subsidiaries merged into SunTrust Bank, Atlanta, which changed its name to SunTrust Bank. SunTrust Bank (the "Bank") is a Georgia state bank which now has branches in Georgia, Florida, Tennessee, Alabama, Virginia, Maryland, and the District of Columbia. The Bank is a member of the Federal Reserve System, and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance.

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

32 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may establish branches across state lines by merging with a bank in another state (unless applicable state law prohibits such interstate mergers), provided certain conditions are met.

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

     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapi-talized" as such terms are defined under regulations issued by each of the federal banking agencies.

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

     The Company's nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Equitable Securities Corporation is a broker-dealer and investment adviser registered with the Securities and Exchange Commission ("SEC") and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"). SunTrust Securities, Inc. is also a broker-dealer registered with the SEC and a member of the NASD. Trusco Capital Management, Inc. is an investment adviser registered with the SEC. The Company also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller.

     On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act (the "Act") was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company which elects to become a financial holding company may engage in expanded securities activities and insurance sales and underwriting activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also choose to establish or become financial holding companies and thereby acquire banks, subject to certain conditions. The Company has elected to become a financial holding company under the Act, major provisions of which became effective on March 11, 2000.

     There have been a number of other legislative and regulatory proposals that would have an impact on the operation of bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and, if adopted, what their effect will be on the Company.

                                                         SunTrust Banks, Inc. 33

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

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

     Other factors that may cause actual results to differ from the forward-looking statements include the following: the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; changes in consumer spending and saving habits; the effects of competitors' pricing policies; the Company's success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts; and mergers and acquisitions and their integration into the Company and management's ability to manage these and other risks.

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

Community Reinvestment

2000 was a year of change at SunTrust. On January 1, the Bank began operating under a single charter rather than having separately chartered units in each market. But while SunTrust is now one Bank, it remains committed to its community focus. "Build your community and you build your bank" has always been and remains the operating philosophy of SunTrust.

     The SunTrust market area is extremely diverse, ranging from major metropolitan areas to small rural communities, and SunTrust recognizes that each community has unique needs and resources. SunTrust's community reinvestment program emphasizes local control and accountability, with central coordination and direction where appropriate. In each market, SunTrust has designated a senior executive to oversee its community activities and ensure that the Bank is

34 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

doing its part. This approach ensures that even as the One Bank operating model is implemented, SunTrust's traditional commitment to its local communities will continue.

     SunTrust provides financial support to community building efforts through its extensive corporate contributions, investments, and lending activities. In 2000, SunTrust approved 13,148 loans totaling approximately $1.2 billion to provide housing in low- to moderate-income areas. Additionally, 31,784 loans totaling $2.4 billion have been approved for families classified as low-to moderate-income to purchase or rehabilitate their homes. Businesses in these communities received 38,302 loans from SunTrust totaling more than $4 billion. More than three-quarters of these loans had an original principal balance of $100,000 or less. Also in 2000, SunTrust made 22,790 loans totaling over $1.5 billion to small businesses with annual revenues of $1 million or less. In rural markets, small farms also received support in the form of 1,456 loans totaling $102 million. Eighty percent of these loans were for $100,000 or less. In addition, SunTrust made $318 million in community development loans during 2000. Through membership in the Federal Home Loan Bank, SunTrust has provided funding for affordable housing projects under the FHLB's Affordable Housing Program and Community Reinvestment Program.

     SunTrust Community Development Corporation and its subsidiary, Regency Developers, Inc., have become significant developers of affordable housing for low- and moderate-income families. Since Regency became part of SunTrust, it has developed more than 2,500 units of affordable housing in communities from Virginia to Florida. Through its investments in low income housing tax credits, SunTrust has now provided equity capital for more than 10,000 affordable housing units across the Southeastern and Mid-Atlantic regions of the United States.

     SunTrust supports its communities through a variety of investments and contributions such as low-income housing tax credits, funding for local and regional groups engaged in providing affordable housing and promoting small business development and targeted mortgage-backed securities. The combined investment in community development projects and organizations now totals more than $200 million. By participating in the public finance efforts of state, county and municipal governments, activities such as school construction, public housing and environmental cleanup and protection programs have been financed.

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

Competition

All aspects of the Company's business are highly competitive. The Company faces aggressive competition from other domestic and foreign lending institutions and from numerous other providers of financial services. The ability of nonbanking financial institutions to provide services previously reserved for commercial banks has intensified competition. Because nonbanking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures. Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. This may significantly change the competitive environment in which the Company and its subsidiaries conduct business.

Properties

The Company's headquarters are located in Atlanta, Georgia. As of December 31, 2000, SunTrust Bank owned 882 of its 1,129 full-service banking offices, and leased the remaining banking offices. (See Note 7 to the Consolidated Financial Statements.)

                                                         SunTrust Banks, Inc. 35

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL INFORMATION
--------------------------------------------------------------------------------

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

     The Company assessed its internal control system as of December 31, 2000, in relation to criteria for effective internal control over consolidated financial reporting described in "Internal Control -Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 2000, its system of internal controls over consolidated financial reporting met those criteria.

L. Phillip Humann

Chairman of the Board of Directors,
President and Chief Executive Officer

John W. Spiegel

Vice Chairman
and Chief Financial Officer

William P. O'Halloran

Senior Vice President
and Controller


Abbreviations

Within the consolidated financial statements and the notes thereto, the following references will be used:
        SunTrust Banks, Inc. - Company or SunTrust
        SunTrust Bank Holding Company - Bank Parent Company
        SunTrust Bank - Bank
        Crestar Financial Corporation - Crestar
        SunTrust Banks, Inc. Parent Company - Parent Company

Index To Consolidated Financial Statements
                                                              Page

        Consolidated Statements Of Income                       38
        Consolidated Balance Sheets                             39
        Consolidated Statements Of Shareholders' Equity         40
        Consolidated Statements Of Cash Flow                    41
        Notes To Consolidated Financial Statements              42

36 2000 Annual Report

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To SunTrust Banks, Inc.

We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


Atlanta, Georgia         Arthur Andersen LLP
February 13, 2001

                                                         SunTrust Banks, Inc. 37

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                                      Year Ended December 31
(Dollars in thousands except per share data)                                 2000              1999                1998
-------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                               $ 5,605,320       $ 4,744,609        $ 4,555,244
Interest and fees on loans held for sale                                     110,563           172,153            180,383
Interest and dividends on securities available for sale
  Taxable interest                                                           916,573           859,002            759,653
  Tax-exempt interest                                                         25,794            30,682             35,733
  Dividends                                                                   64,885            66,906             58,531
Interest on funds sold                                                        92,782            73,382             71,639
Interest on deposits in other banks                                              865             2,665              5,772
Other interest                                                                28,637            10,809              8,945
-------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                    6,845,419         5,960,208          5,675,900
-------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                                       2,452,919         1,626,132          1,644,229
Interest on funds purchased                                                  651,235           749,561            634,086
Interest on other short-term borrowings                                       97,903            79,521            127,800
Interest on long-term debt                                                   534,924           359,538            340,664
-------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                   3,736,981         2,814,752          2,746,779
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                        3,108,438         3,145,456          2,929,121
Provision for loan losses - Note 6                                           133,974           170,437            214,602
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                        2,974,464         2,975,019          2,714,519
-------------------------------------------------------------------------------------------------------------------------
Noninterest Income
Trust income                                                                 493,929           495,613            453,328
Other charges and fees                                                       525,920           471,486            398,760
Service charges on deposit accounts                                          459,653           438,107            401,095
Mortgage production related income                                            90,061           153,055            238,234
Mortgage servicing related income                                             32,832            27,056              2,828
Other noninterest income - Note 19                                           164,614           149,675            151,418
Securities gains (losses) - Note 4                                             6,616          (109,076)             8,207
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                 1,773,625         1,625,916          1,653,870
-------------------------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and other compensation - Note 12                                  1,468,967         1,522,570          1,433,703
Employee benefits - Note 12                                                  175,035           175,801            181,781
Equipment expense                                                            193,709           198,464            178,766
Net occupancy expense                                                        202,608           197,439            192,198
Marketing and customer development                                           106,215           105,429            107,092
Merger-related expenses - Note 2                                              42,444            45,556            119,419
Other noninterest expense - Note 20                                          639,555           660,019            657,124
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                                2,828,533         2,905,278          2,870,083
-------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and extraordinary gain            1,919,556         1,695,657          1,498,306
Provision for income taxes - Note 11                                         625,456           571,705            527,289
-------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                           1,294,100         1,123,952            971,017
Extraordinary gain, net of taxes - Notes 3 and 11                                 --           202,648                 --
-------------------------------------------------------------------------------------------------------------------------
  Net Income                                                             $ 1,294,100       $ 1,326,600        $   971,017
=========================================================================================================================
Net income per average common share - Note 10:
  Diluted
    Income before extraordinary gain                                     $      4.30       $      3.50        $      3.04
    Extraordinary gain                                                            --              0.63                 --
-------------------------------------------------------------------------------------------------------------------------
    Net income                                                           $      4.30       $      4.13        $      3.04
=========================================================================================================================
  Basic
    Income before extraordinary gain                                     $      4.35       $      3.54        $      3.08
    Extraordinary gain                                                            --              0.64                 --
-------------------------------------------------------------------------------------------------------------------------
    Net income                                                           $      4.35       $      4.18        $      3.08
=========================================================================================================================
Dividends declared per common share                                      $      1.48       $      1.38        $      1.00
Average common shares - diluted                                              300,956           321,174            319,711
Average common shares - basic                                                297,834           317,079            314,908
Includes dividends on 48,266,496 shares of common stock
  of The Coca-Cola Company                                               $    32,821       $    30,891        $    28,960
=========================================================================================================================

See notes to consolidated financial statements.

38 2000 Annual Report

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                             At December 31
(Dollars in thousands)                                                   2000             1999
--------------------------------------------------------------------------------------------------
Assets
Cash  and due from banks                                            $   4,110,489    $   3,909,687
Interest-bearing  deposits in other banks                                  13,835           22,237
Funds sold                                                              1,267,028        1,587,442
Trading account                                                           941,854          259,547
Securities  available for sale - Note 4                                18,810,311       18,317,297
Loans held for sale                                                     1,759,281        1,531,787
Loans - Notes 5, 13 and 14                                             72,239,820       66,002,831
Allowance  for loan losses - Note 6                                      (874,547)        (871,323)
--------------------------------------------------------------------------------------------------
  Net loans                                                            71,365,273       65,131,508
Premises and equipment - Note 7                                         1,629,071        1,636,484
Intangible assets                                                         810,860          804,632
Customers'  acceptance liability                                          184,157          192,045
Other assets - Note 12                                                  2,604,221        1,997,302
--------------------------------------------------------------------------------------------------
  Total assets                                                      $ 103,496,380    $  95,389,968
==================================================================================================

Liabilities and Shareholders' Equity - Notes 10 and 12
Noninterest-bearing deposits                                        $  15,064,017    $  14,200,522
Interest-bearing  deposits                                             54,469,320       45,900,007
--------------------------------------------------------------------------------------------------
 Total deposits                                                        69,533,337       60,100,529
Funds purchased                                                        10,895,944       15,911,917
Other short-term borrowings--Note 8                                     1,761,985        2,259,010
Long-term debt - Note 9                                                 7,895,430        4,967,346
Guaranteed  preferred beneficial interests in debentures - Note 9       1,050,000        1,050,000
Acceptances outstanding                                                   184,157          192,045
Other liabilities - Note 11                                             3,936,319        3,282,259
--------------------------------------------------------------------------------------------------
  Total liabilities                                                    95,257,172       87,763,106
--------------------------------------------------------------------------------------------------

Commitments and contingencies - Notes 7, 9, 13 and 16

Preferred stock, no par value; 50,000,000 shares authorized;
none issued                                                                    --               --
Common stock, $1.00 par value                                             323,163          323,163
Additional paid in capital                                              1,274,416        1,293,387
Retained earnings                                                       6,312,044        5,461,351
Treasury stock and other                                               (1,613,189)      (1,013,861)
--------------------------------------------------------------------------------------------------
 Realized shareholders' equity                                          6,296,434        6,064,040
Accumulated  other comprehensive income - Notes 4 and 18                1,942,774        1,562,822
--------------------------------------------------------------------------------------------------
  Total shareholders' equity                                            8,239,208        7,626,862
--------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                        $ 103,496,380    $  95,389,968
==================================================================================================
Common  shares outstanding                                            296,266,329      308,353,207
Common shares authorized                                              750,000,000      500,000,000
Treasury shares of common stock                                        26,896,428       14,809,550

Includes net unrealized gains on securities available for sale      $   3,048,313    $   2,527,705
==================================================================================================

See notes to consolidated financial statements.
                                                         SunTrust Banks, Inc. 39

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                           Additional                       Treasury    Other Com-
                                                Common        Paid in      Retained        Stock and    prehensive
(In thousands)                                   Stock        Capital       Earnings        Other/1/        Income          Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998                   $   318,571    $ 1,087,511    $ 3,967,359    $  (109,503)   $ 2,048,153    $ 7,312,091
Net Income                                          --             --        971,017             --             --        971,017
Other comprehensive income:
Change in unrealized gains (losses) on
  securities, net of taxes                          --             --             --             --         40,054         40,054
                                                                                                                      -----------
Total comprehensive income                                                                                              1,011,071
Cash dividends declared, $1.00 per share            --             --       (352,454)            --             --       (352,454)
Exercise of stock options                          810          1,366             --         25,166             --         27,342
Acquisition and retirement of stock               (190)            --        (10,540)      (294,878)            --       (305,608)
Restricted stock activity                           90          8,378             --         (8,468)            --             --
Amortization of compensation element
  of restricted stock                               --             --             --         12,771             --         12,771
Stock issued for acquisitions                    1,619        108,607             --         93,846             --        204,072
Issuance of stock for employee
  benefit plans                                  1,005         58,742             --         17,912             --         77,659
Stock issued in private placement                  580         28,407             --        162,713             --        191,700
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     322,485      1,293,011      4,575,382       (100,441)     2,088,207      8,178,644
Net income                                          --             --      1,326,600             --             --      1,326,600
Other comprehensive income:
Change in unrealized gains (losses) on
  securities, net of taxes                          --             --             --             --       (525,385)      (525,385)
                                                                                                                      -----------
Total comprehensive income                                                                                                801,215
Cash dividends declared, $1.38 per share            --             --       (440,631)            --             --       (440,631)
Exercise of stock options                          575         (8,661)            --         23,116             --         15,030
Acquisition of stock                                --             --             --       (954,642)            --       (954,642)
Restricted stock activity                           11            735             --           (746)            --             --
Amortization of compensation element
  of restricted stock                               --             --             --         15,557             --         15,557
Issuance of stock for employee
  benefit plans                                     92          8,302             --          3,295             --         11,689
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                     323,163      1,293,387      5,461,351     (1,013,861)     1,562,822      7,626,862
Net income                                          --             --      1,294,100             --             --      1,294,100
Other comprehensive income:
Change in unrealized gains (losses) on
  securities, net of taxes                          --             --             --             --        379,952        379,952
                                                                                                                      -----------
Total comprehensive income                                                                                              1,674,052
Cash dividends declared, $1.48 per share            --             --       (443,407)            --             --       (443,407)
Exercise of stock options                           --        (11,767)            --         29,672             --         17,905
Acquisition of stock                                --             --             --       (668,391)            --       (668,391)
Restricted stock activity                           --           (795)            --            795             --             --
Amortization of compensation element of
  restricted stock                                  --             --             --          9,408             --          9,408
Issuance of stock for employee
  benefit plans                                     --         (6,409)            --         29,188             --         22,779
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                 $   323,163    $ 1,274,416    $ 6,312,044    $(1,613,189)   $ 1,942,774    $ 8,239,208
=================================================================================================================================

/1/ Balance at December 31, 2000 includes $1,568,792 thousand for treasury stock and $44,397 thousand for compensation element of restricted stock.

See notes to consolidated financial statements.

40 2000 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOW
--------------------------------------------------------------------------------

                                                                                  Year Ended December 31
(In thousands)                                                            2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities
Net income                                                           $  1,294,100     $  1,326,600     $    971,017
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Extraordinary gain, net of taxes                                            --         (202,648)              --
   Depreciation, amortization and accretion                               299,957          284,993          282,599
   Provisions for loan losses and foreclosed property                     134,353          173,789          215,225
   Deferred income tax provision                                          190,103          183,842           39,115
   Amortization of compensation element of restricted stock                 9,408           15,557           12,771
   Securities (gains) losses                                               (6,616)         109,076           (8,207)
   Net gain on sale of noninterest earning assets                          (9,777)         (28,887)          (8,823)
   Net (increase) decrease in loans held for sale                        (227,494)       2,016,768       (2,259,825)
   Net increase in accrued interest receivable,
     prepaid expenses and other assets                                 (1,494,731)        (108,769)        (897,527)
   Net increase (decrease) in accrued interest payable,
     accrued expenses and other liabilities                               323,302         (164,030)         706,691
   Other, net                                                                  --               --           45,735
-------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) operating activities                  512,605        3,606,291         (901,229)
-------------------------------------------------------------------------------------------------------------------
Cash Flow from Investing Activities
Proceeds from maturities of securities available for sale               2,195,575        3,668,622        4,484,087
Proceeds from sales of securities available for sale                    1,365,509        5,857,310        4,343,241
Purchases of securities available for sale                             (3,545,929)     (11,249,089)     (10,572,056)
Net increase in loans                                                  (6,355,547)      (4,454,927)      (6,328,474)
Capital expenditures                                                     (145,821)        (257,179)        (259,032)
Proceeds from sale of assets                                                9,904           59,577          136,875
Net funds received in acquisitions                                             --               --           14,857
Loan recoveries                                                            58,910           65,650           70,684
Other, net                                                                     --               --           (4,611)
-------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                (6,417,399)      (6,310,036)      (8,114,429)
-------------------------------------------------------------------------------------------------------------------
Cash Flow from Financing Activities
Net increase in deposits                                                9,432,808        1,067,246        4,452,499
Net (decrease) increase in funds purchased and
  other short-term borrowings                                          (5,512,998)       2,238,108        2,671,305
Proceeds from issuance of long-term debt                                4,191,114        1,095,872        2,205,211
Repayment of long-term debt                                            (1,263,030)        (886,395)        (407,700)
Proceeds from the exercise of stock options                                17,905           15,030           27,342
Proceeds from stock issuance                                               22,779           11,689          191,700
Proceeds used in acquisition and retirement of stock                     (668,391)        (954,642)        (305,608)
Dividends paid                                                           (443,407)        (440,631)        (352,454)
-------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                             5,776,780        2,146,277        8,482,295
-------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                (128,014)        (557,468)        (533,363)
Cash and cash equivalents at beginning of year                          5,519,366        6,076,834        6,610,197
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $  5,391,352     $  5,519,366     $  6,076,834
===================================================================================================================
Supplemental Disclosure
Interest paid                                                        $  3,618,302     $  2,812,819     $  2,770,872
Income taxes paid                                                         540,212          530,786          482,621
Non-cash impact of securitizing loans                                     925,380               --               --
===================================================================================================================

See notes to consolidated financial statements.

                                                         SunTrust Banks, Inc. 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material. Certain reclassifications have been made to prior year amounts to conform with the 2000 presentation.

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

     SunTrust measures the impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate. The exception to this policy is real estate loans, whose impairment is based on the estimated fair value of the collateral. If the present value of the expected future cash flows (or the fair value of the collateral) is less than the recorded investments in the loans (principal, accrued interest, net deferred loan fees or costs, and unamortized premium or discount), SunTrust includes this deficiency in evaluating the overall adequacy of the allowance for loan losses.

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

Allowance For Loan Losses

The Company's allowance for loan losses is that amount considered adequate to absorb inherent losses in the portfolio based on management's evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the balance of problem loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Specific allowances for loan losses are allocated for impaired loans based on a comparison of the recorded carrying value in the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underly-

42 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

ing collateral. Prior loss experience is based on a statistical loss migration analysis that examines loss experience and the related internal gradings of loans charged off. The general economic conditions and other risk elements are determined primarily by management and are based on knowledge of specific economic factors that might affect the collectibility of loans.

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

Earnings Per Share

Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted average number of common shares outstanding during each period, plus common shares calculated for stock options and performance restricted stock outstanding using the treasury stock method.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks and funds sold (only those items with an original maturity of three months or less).

Derivative Financial Instruments

SunTrust uses derivatives to hedge interest rate exposures by modifying the interest rate characteristics of related balance sheet instruments. The specific criteria required for derivatives used as hedges are described below. Derivatives that do not meet the criteria for a hedge are carried at their current market value. Future changes in value are recognized currently in earnings.

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

     Beginning January 1, 2001, Statement of Financial Accounting Standards ("SFAS") No. 133 standardizes the accounting for derivative instruments and hedging activities by requiring that an entity recognize those items as assets or liabilities in the financial statements and measure them at their fair value. If certain conditions are met, a derivative instrument may be specifically designated as the hedge of: (a) the exposure to

                                                         SunTrust Banks, Inc. 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment, (b) the exposure to variability in the cash flows of a recognized asset, liability or forecasted transaction or (c) certain foreign currency exposures. See Note 13 for additional information regarding derivative instruments.

Recent Accounting Developments

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June of 1999, SFAS No. 133 was amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 delays the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, SFAS No. 133 was amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of SFAS No. 133." SFAS No. 138 addresses issues related to implementation difficulties. Adoption of SFAS No. 133 is effective for fiscal quarters of fiscal years beginning after June 15, 2000. SunTrust adopted SFAS No. 133 effective January 1, 2001. SFAS No. 133 did not have a material impact on the Company's financial position or results of operation.

     In October 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of SFAS No. 125." It revises criteria for accounting for securitizations, other financial-asset transfers and collateral and introduces new disclosures, but otherwise carries forward most of SFAS No. 125's provisions without amendment.

     This statement is effective for reporting periods beginning after March 31, 2001. However, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

Note 2 Acquisitions

On December 31, 1998, the Company merged with Crestar Financial Corporation (Crestar). During 2000, the Company recorded $42.4 million in pre-tax merger-related charges compared to $45.6 million in 1999. These charges included $1.1 million in accelerated depreciation and amortization based upon estimates of systems integration timetables, $0.8 million in severance and $40.5 million in system integration costs. As of December 31, 2000, substantially all merger-related expenses have been incurred.

     During the three-year period ended December 31, 2000, the Company has consummated the following acquisitions that were accounted for as purchases and individually did not have a material effect on the consolidated financial statements.

Date       Entity                                     Consideration                            Assets Acquired
--------------------------------------------------------------------------------------------------------------
10/98      Citizens Bancorporation, Inc.              $39.2 million in cash and                $ 183 million
           (Marianna, Florida)                        603,919 shares of Company stock

1/98       Equitable Securities Corporation           2.3 million shares of                    $  48 million
           (Nashville, Tennessee)                     Company stock

44 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 3 Extraordinary Gain

During the fourth quarter of 1999, the Company recorded an extraordinary gain of $327.2 million, before taxes of $124.6 million, for the sale of the Company's $1.5 billion consumer credit card portfolio to MBNA America Bank, N.A.

Note 4 Securities Available For Sale

Securities available for sale at December 31 were as follows:

                                                                                 2000
                                                   --------------------------------------------------------------
                                                      Amortized             Fair       Unrealized      Unrealized
(In thousands)                                             Cost            Value            Gains          Losses
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
  agencies and corporations                        $  2,763,479      $  2,845,283     $    82,327     $       523
States and political subdivisions                       449,268           455,640           8,025           1,653
Mortgage-backed and asset-backed securities           9,516,485         9,567,192          86,756          36,049
Corporate bonds                                       2,362,238         2,300,800          36,943          98,381
Common stock of The Coca-Cola Company                       110         2,941,240       2,941,130              --
Other securities                                        670,418           700,156          29,786              48
-----------------------------------------------------------------------------------------------------------------
  Total securities available for sale              $ 15,761,998      $ 18,810,311     $ 3,184,967     $   136,654
=================================================================================================================

                                                                                 1999
                                                   --------------------------------------------------------------
                                                      Amortized              Fair      Unrealized      Unrealized
(In thousands)                                             Cost             Value           Gains          Losses
-----------------------------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
  agencies and corporations                        $  2,543,472      $  2,510,259     $     2,536     $    35,749
States and political subdivisions                       530,310           528,616           5,955           7,649
Mortgage-backed and asset-backed securities           9,904,578         9,712,062           8,977         201,493
Corporate bonds                                       1,920,236         1,848,343              11          71,904
Common stock of The Coca-Cola Company                       110         2,811,523       2,811,413              --
Other securities                                        890,886           906,494          17,958           2,350
-----------------------------------------------------------------------------------------------------------------
  Total securities available for sale              $ 15,789,592      $ 18,317,297     $ 2,846,850     $   319,145
=================================================================================================================

     The amortized cost and fair value of investments in debt securities at December 31, 2000 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                        Amortized            Fair
(In thousands)                                                                               Cost           Value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                               $   137,770     $   138,347
Due in one year through five years                                                      3,595,486       3,669,521
Due after five years through ten years                                                    990,503         999,225
After ten years                                                                           851,226         794,630
Mortgage-backed and asset-backed securities                                             9,516,485       9,567,192
-----------------------------------------------------------------------------------------------------------------
  Total                                                                               $15,091,470     $15,168,915
=================================================================================================================

     Proceeds from the sale of investments in debt securities were $1.4 billion, $5.9 billion and $4.3 billion in 2000, 1999, and 1998. Gross realized gains were $63.0, $10.9 and $7.9 million and gross realized losses on such sales were $56.4, $117.2 and $1.2 million in 2000, 1999 and 1998.

     Securities available for sale that were pledged to secure public deposits, securities sold under agreements to repurchase, trust and other funds had fair values of $12.2 and $11.7 billion at December 31, 2000 and 1999.

                                                         SunTrust Banks, Inc. 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Note 5 Loans

The composition of the Company's loan portfolio at December 31 is shown in the following table:

(In thousands)                                       2000            1999
-------------------------------------------------------------------------
Commercial                                    $30,781,090     $26,933,477
Real estate
  Construction                                  2,966,087       2,457,095
  Residential mortgages                        19,953,027      19,619,353
  Other                                         8,121,441       7,794,942
Credit card                                        76,747          77,364
Other consumer loans                           10,341,428       9,120,600
-------------------------------------------------------------------------
  Total loans                                 $72,239,820     $66,002,831
=========================================================================

     Total nonaccrual and restructured loans at December 31, 2000 and 1999 were $405.3 and $248.9 million, respectively. The gross amounts of interest income that would have been recorded in 2000, 1999 and 1998 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $35.9, $25.9 and $22.8 million, while interest income actually recognized totaled $17.8, $16.5 and $8.2 million, respectively.

     In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their related interests. The aggregate dollar amount was $1,147.6 million at December 31, 2000 and $1,648.9 million at December 31, 1999. Due to the consolidation of the Company's bank charters, the number of related party directors was reduced in 2000. The December 31, 1999 balance included $535.6 million in outstanding loans to directors who are no longer considered related parties. During 2000, $3,264.3 million in related party loans were made and repayments totaled $3,230.0 million. None of these loans has been restructured, nor were any related party loans charged off during 2000 and 1999.

Note 6 Allowance For Loan Losses

Activity in the allowance for loan losses is summarized in the table below:

(In thousands)                                2000          1999         1998
-----------------------------------------------------------------------------
Balance at beginning of year            $  871,323    $  944,557    $ 933,533
Allowance from acquisitions and
 other activity - net                           --       (13,331)     (10,000)
Provision                                  133,974       170,437      214,602
Loan charge-offs                          (189,706)     (295,990)    (264,262)
Loan recoveries                             58,956        65,650       70,684
-----------------------------------------------------------------------------
Balance at end of year                  $  874,547    $  871,323    $ 944,557
=============================================================================

     It is the opinion of management that the allowance was adequate at December 31, 2000, based on conditions reasonably known to management; however, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, trends in credit losses, changes in general economic conditions or other risk factors.

46 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Note 7 Premises And Equipment

Premises and equipment at December 31 were as follows:

(In thousands)                           Useful Life          2000          1999
--------------------------------------------------------------------------------
Land                                                    $  344,116   $   335,564
Buildings and improvements              5 - 40 years     1,243,640     1,221,079
Leasehold improvements                  5 - 20 years       235,921       245,665
Furniture and equipment                 3 - 20 years     1,089,107     1,035,086
Construction in progress                                   161,186       119,603
--------------------------------------------------------------------------------
                                                         3,073,970     2,956,997
Less accumulated depreciation and amortization           1,444,899     1,320,513
--------------------------------------------------------------------------------
   Total premises and equipment                         $1,629,071   $ 1,636,484
================================================================================

     The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 2000 and 1999.

     Various Company facilities and equipment are leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 2000 were as follows:

                                              Operating        Capital
(In thousands)                                   Leases         Leases
----------------------------------------------------------------------
2001                                          $  80,844       $  3,660
2002                                             70,563          3,929
2003                                             58,496          3,912
2004                                             50,152          3,800
2005                                             35,905          3,015
Thereafter                                      125,587         28,027
----------------------------------------------------------------------
  Total minimum lease payments                  421,547         46,343
----------------------------------------------------------------------
Amounts representing interest                                   24,876
----------------------------------------------------------------------
Present value of net minimum lease payments                   $ 21,467
======================================================================

     Net premises and equipment include $14.5 and $15.7 million at December 31, 2000 and 1999, respectively, related to capital leases.

     Aggregate rent expense for all operating leases (including contingent rental expense) amounted to $90.6, $89.2 and $87.6 million for 2000, 1999 and 1998, respectively.

Note 8 Other Short-Term Borrowings

Other short-term borrowings at December 31 includes:

                                                                    2000                            1999
                                                        -------------------------     --------------------------
(In thousands)                                             Balance          Rates         Balance          Rates
----------------------------------------------------------------------------------------------------------------
Commercial paper                                       $   545,800   6.51% - 6.57%    $   719,025   5.00% - 6.50%
Federal funds purchased maturing in over one day           226,000   6.20% - 6.62%        175,260   5.00% - 5.50%
Short-term borrowing facility                                   --             --          61,154           5.90%
Master notes                                               357,258           5.70%        369,340           4.25%
U.S. Treasury demand notes                                 593,425           5.16%        918,933           3.74%
Other                                                       39,502        various          15,298        various
----------------------------------------------------------------------------------------------------------------
  Total other short-term  borrowings                   $ 1,761,985                    $ 2,259,010
================================================================================================================

                                                         SunTrust Banks, Inc. 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     At December 31, 2000, $290.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support the outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the years ended December 31, 2000, 1999 and 1998, were $1.6, $1.7 and $2.4 billion, respectively, while the maximum amount outstanding at any month-end during the years ended December 31, 2000, 1999 and 1998, were $2.0, $2.3 and $3.5 billion, respectively.

Note 9 Long-Term Debt And Guaranteed Preferred Beneficial Interests In
Debentures

Long-term debt and guaranteed preferred beneficial interests in debentures at December 31 consisted of the following:

(In thousands)                                                                                 2000           1999
---------------------------------------------------------------------------------------------------------------------
Parent Company
Payment agreement due 2001                                                                  $    7,843     $   15,233
7.375% notes due 2002                                                                          200,000        200,000
Floating rate notes due 2002                                                                   250,000        250,000
6.125% notes due 2004                                                                          200,000        200,000
7.375% notes due 2006                                                                          200,000        200,000
6.250% notes due 2008                                                                          297,250        300,000
7.75% notes due 2010                                                                           300,000           --
Floating rate note due 2019                                                                     50,563         50,563
6.0% notes due 2026                                                                            200,000        200,000
SunTrust Capital I, floating rate due 2027                                                     350,000        350,000
SunTrust Capital II, due 2027, 7.9% notes                                                      250,000        250,000
SunTrust Capital III, floating rate due 2028                                                   250,000        250,000
6.0% notes due 2028                                                                            219,925        250,000
Capital lease obligations                                                                        3,497          4,155
---------------------------------------------------------------------------------------------------------------------
  Total Parent Company (excluding intercompany
    of $163,146 in 2000 and $160,000 in 1999)                                                2,779,078      2,519,951
---------------------------------------------------------------------------------------------------------------------
Subsidiaries
8.25% notes due 2002                                                                           125,000        125,000
8.75% notes due 2004                                                                           149,849        149,810
7.25% notes due 2006                                                                           250,000        250,000
6.90% notes due 2007                                                                           100,000        100,000
6.5% notes due 2018                                                                            141,942        152,215
Crestar Capital Trust I, 8.16% due 2026                                                        200,000        200,000
Capital lease obligations                                                                       17,970         19,164
FHLB advances (2000: 0.50 - 8.79%; 1999: 0.50 - 8.79%)                                       5,177,661      2,497,211
Other                                                                                            3,930          3,995
---------------------------------------------------------------------------------------------------------------------
  Total subsidiaries                                                                         6,166,352      3,497,395
---------------------------------------------------------------------------------------------------------------------
  Total long-term debt and guaranteed preferred beneficial interests in debentures          $8,945,430     $6,017,346
=====================================================================================================================

     Principal amounts due for the next five years on long-term debt at December 31, 2000 are: 2001 - $1,030.9 million; 2002 - $2,829.0 million; 2003 - $748.5 million; 2004 - $1,025.4 million and 2005 - $3.2 million.

     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 2000, the Company was in compliance with all covenants and provisions of long-term debt agreements.

     In both 2000 and 1999, $1,050.0 million of long-term debt qualifies as Tier 1 capital, and $1,426.9 million in 2000 and $1,232.1 million in 1999 qualifies as Tier 2 capital, as currently defined by Federal bank regulators.

     SunTrust has established special purpose trusts, which collectively issued $1,050.0 million in guaranteed preferred beneficial interests in debentures. The proceeds from these issuances, together with the proceeds

48 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures of the Parent Company and Bank Parent Company. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt of the issuing company. The Parent Company and the Bank Parent Company own all of the common securities of the special purpose trusts. The preferred securities issued by the trusts rank senior to the trusts' common securities. The obligations of the Parent Company and the Bank Parent Company under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Parent Company and the Bank Parent Company of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Parent Company and the Bank Parent Company. The trust preferred securities may be called prior to maturity at the option of the Parent Company or the Bank Parent Company.

Note 10 Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to remaining well capitalized. Management believes, as of December 31, 2000, that the Company meets all capital adequacy requirements to which it is subject. A summary of Tier 1 and Total capital and the Tier 1 leverage ratio for the Company and its principal subsidiary as of December 31 is as follows:

                                         2000                   1999
                                 ----------------------------------------
(Dollars in millions)              Amount    Ratio        Amount    Ratio
-------------------------------------------------------------------------
SunTrust Banks, Inc.
  Tier 1 capital                  $ 6,851     7.09%       $6,580     7.48%
  Total capital                    10,489    10.85         9,939    11.31
  Tier 1 leverage                             6.98                   7.17
SunTrust Bank
  Tier 1 capital                    7,546     8.08         7,178     9.52
  Total capital                     9,969    10.68         9,514    12.63
  Tier 1 leverage                             7.85                   7.97
=========================================================================

                                                         SunTrust Banks, Inc. 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     Substantially all the Company's retained earnings are undistributed earnings of the Bank, which is restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of the Bank available for payment of cash dividends to the Bank Parent Company under these regulations totaled approximately $1,148.2 million at December 31, 2000.
In the calculation of basic and diluted EPS, net income is identical. Below is a reconciliation for the three years ended December 31, 2000, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(In thousands)                             2000        1999       1998
-----------------------------------------------------------------------
Average common shares - basic            297,834     317,079    314,908
Effect of dilutive securities
  Stock options                            1,312       2,396      3,164
  Performance restricted stock             1,810       1,699      1,639
-----------------------------------------------------------------------
Average common shares - diluted          300,956     321,174    319,711
=======================================================================


Note 11 Income Taxes

The provision for income taxes for the three years ended December 31, 2000 consisted of the following:

(In thousands)                                                                       2000            1999            1998
-------------------------------------------------------------------------------------------------------------------------
Provision for federal income taxes
  Current                                                                      $  400,679      $  399,097      $  452,988
  Deferred                                                                        182,312         175,742          33,571
-------------------------------------------------------------------------------------------------------------------------
    Provision for federal income taxes                                            582,991         574,839         486,559
Provision (benefit) for state income taxes
  Current                                                                          34,674         (11,234)         35,186
  Deferred                                                                          7,791           8,100           5,544
-------------------------------------------------------------------------------------------------------------------------
    Provision (benefit) for state income taxes                                     42,465          (3,134)         40,730
-------------------------------------------------------------------------------------------------------------------------
      Provision for income taxes                                                  625,456         571,705         527,289
-------------------------------------------------------------------------------------------------------------------------
Current provision for federal income taxes on extraordinary gain                       --         109,118              --
Current provision for state income taxes on extraordinary gain                         --          15,463              --
-------------------------------------------------------------------------------------------------------------------------
      Provision for income taxes on extraordinary gain                                 --         124,581              --
-------------------------------------------------------------------------------------------------------------------------
Total provision for income taxes                                               $  625,456      $  696,286      $  527,289
=========================================================================================================================

     The Company's income, before provision for income taxes, from international operations was not significant.

50 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

The Company's provisions for income taxes for the three years ended December 31, 2000, which exclude the effects of the extraordinary gain, differ from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                                2000            1999          1998
------------------------------------------------------------------------------------------------
Tax provision at federal statutory rate                 $  671,845     $   593,480    $  524,407
Increase (decrease) resulting from
  Tax-exempt interest                                      (30,087)        (29,198)      (30,455)
  Disallowed interest deduction                              7,657           8,599         6,911
  Income tax credits (net)                                 (18,126)         (4,341)       (3,012)
  State income taxes, net of federal benefit                27,602          (2,037)       26,475
  Dividend exclusion                                        (9,282)         (9,085)       (8,707)
  Goodwill                                                   8,814           8,778        11,012
  Disposition of minority interest                         (44,613)             --            --
  Other                                                     11,646           5,509           658
------------------------------------------------------------------------------------------------
    Provision for income taxes                          $  625,456     $   571,705    $  527,289
================================================================================================

     Temporary differences create deferred tax assets and liabilities that are detailed below as of December 31, 2000 and 1999:

                                                      Deferred Tax Assets (Liabilities)
(In thousands)                                                    2000            1999
--------------------------------------------------------------------------------------
Allowance for loan losses                                $     305,032     $   315,812
Intangible assets                                                4,974           8,043
Employee benefits                                              (83,130)        (54,302)
Fixed assets                                                   (17,876)        (18,571)
Securities                                                     (15,033)         (6,595)
Loans                                                          (16,963)        (23,795)
Mortgage                                                      (104,622)        (97,190)
Leasing                                                       (320,982)       (236,841)
Other real estate                                                7,174           7,035
Unrealized gains on securities available for sale           (1,105,551)       (964,883)
Other                                                           38,398          50,161
--------------------------------------------------------------------------------------
Total deferred tax liability                             $  (1,308,579)    $(1,021,126)
======================================================================================

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

                                                         SunTrust Banks, Inc. 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Note 12 Employee Benefit Plans

SunTrust sponsors various incentive plans for eligible employees. The nonqualified Performance Bonus Plan has the broadest participation among employees and awards amounts to employees based on compensation and earnings performance. The Company provides a guaranteed match of 50% of eligible employees' pretax contributions up to 6% for all employees with one year of service who participate in the 401(k) plan. The Management Incentive Plan for key executives provides for annual cash awards, if any, based on four measures: net income performance, revenue growth, talent management goals and achievement of corporate objectives. The Performance Unit Plan for key executives provides awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company's Board of Directors.

     The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options, Restricted Stock and Performance based Restricted Stock (Performance Stock) to key employees of the Company. The Company has 14 million shares of common stock reserved for issuance under the plan of which no more than 4 million shares may be issued as Restricted Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options.

     With respect to Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average market value of SunTrust common stock from the initial price specified by the Committee. Awards are distributed on the earliest of (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded but unvested Performance Stock, and participants may exercise voting privileges on such shares.

     The compensation element for Performance Stock is equal to the fair market value of the shares at the date of the award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date whichever comes first. Approximately 40% of Performance Stock awarded fully vested on February 10, 2000 and is no longer subject to the forfeiture condition set forth in the agreements. This early vested Performance Stock was converted into an equal number of "Phantom Stock Units" as of that date. Payment of Phantom Stock Units will be made to participants in shares of SunTrust stock upon the earlier to occur of (1) the date on which the participant would have vested in his or her Performance Stock or (2) the date of a change in control. Dividend equivalents will be paid at the same rate as the shares of Performance Stock; however, these units will not carry voting privileges.

     Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                                                      2000            1999        1998
----------------------------------------------------------------------------------------------------
401(k) Plan, Performance Bonus Plan, and Thrift Plan            $ 47,184      $   52,553    $ 49,733
Management Incentive Plan and Performance Unit Plan               13,047          31,580      27,541
Value Share Program/Performance Equity Plan/1/                        --              --      13,589
Performance Stock                                                  9,408          15,557      12,771
====================================================================================================

/1/ The Crestar Value Share Program was terminated upon the Company's merger with Crestar on December 31, 1998.

52 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

The following table presents information on stock options and Performance Stock:

                                                             Stock Options                            Performance Stock
                                        ----------------------------------------------------        ------------------
                                                                                    Weighted
(Dollars in thousands                                              Price             Average                     Deferred
except per share data)                      Shares                 Range      Exercise Price        Shares   Compensation
-------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998                 6,424,194     $    3.46 - 65.25             $ 29.33     3,228,000      $  58,040
Granted                                  1,612,237         55.21 - 76.50               65.40       383,800         30,495
Exercised/Vested                        (1,260,385)         3.46 - 46.63               19.42      (196,800)            --
Cancelled, Expired/Forfeited              (151,976)        11.19 - 70.81               33.26      (145,800)        (4,003)
Amortization of compensation
  for Performance Stock                                                                                           (12,771)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               6,624,070          3.46 - 76.50               39.90     3,269,200         71,761
Granted                                  2,654,680         62.87 - 73.06               71.71        13,980            958
Exercised/Vested                        (1,025,930)         3.46 - 70.81               20.21       (10,000)            --
Cancelled, Expired/Forfeited              (148,032)        33.19 - 71.94               64.27       (14,400)          (713)
Amortization of compensation
  for Performance Stock                                                                                           (15,557)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999               8,104,788          3.46 - 76.50               52.54     3,258,780      $  56,449
Granted                                  2,849,425         48.56 - 56.13               51.12        18,220          1,023
Exercised/Vested                          (507,866)         3.46 - 58.11               24.20       (67,326)            --
Cancelled/Expired/Forfeited               (444,694)        46.63 - 73.06               69.34       (81,200)        (3,667)
Amortization of compensation
  for Performance Stock                                                                                            (9,408)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000              10,001,653     $    3.46 - 76.50             $ 52.83     3,128,474      $  44,397
=========================================================================================================================

     The Company does not recognize compensation cost in accounting for its stock option plans. If the Company had elected to recognize compensation cost for options granted in 2000, 1999 and 1998 based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In millions except per share amounts)       2000            1999        1998
------------------------------------------------------------------------------
Net income - as reported                 $   1,294.1       $ 1,326.6   $ 971.0
Net income - pro forma                       1,281.2         1,312.5     961.3
Diluted earnings per share - as reported        4.30            4.13      3.04
Diluted earnings per share - pro forma          4.26            4.10      3.01
Basic earnings per share - as reported          4.35            4.18      3.08
Basic earnings per share - pro forma            4.30            4.15      3.05
------------------------------------------------------------------------------

                                                         SunTrust Banks, Inc. 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     The weighted average fair values of options granted during 2000, 1999 and 1998 were $7.51, $13.16 and $18.00 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                 2000       1999       1998
---------------------------------------------------------------------------
Expected dividend yield                          2.90%      1.92%      1.41%
Expected stock price volatility                 10.52%     10.76%     11.35%
Risk-free interest rate                          5.76%      5.77%      4.75%
Expected life of options                      5 years    5 years    5 years
---------------------------------------------------------------------------

     At December 31, 2000, options for 3,484,586 shares were exercisable with a weighted average exercise price of $36.42. The weighted average remaining contractual life of all options at December 31, 2000 was 7.6 years.

     SunTrust maintains noncontributory qualified retirement plans (Plans) covering all employees meeting certain service requirements. The Crestar retirement plan merged with the SunTrust retirement plan effective January 1, 2000. The Plans provide benefits based on salary and years of service. The Company funds the Plans with at least the minimum amount required by federal regulations. The SunTrust benefits plan committee establishes investment policies and strategies and regularly monitors the performance of the funds and portfolio managers. As of December 31, 2000, the Plans' assets included 58,789 shares of SunTrust Banks, Inc. common stock. SunTrust also maintains nonquali-fied supplemental retirement plans that cover key executives of the Company.

     Although not under contractual obligation, SunTrust provides certain healthcare and life insurance benefits to current and retired employees ("Other Postretirement Benefits" in the table below). As currently structured, substantially all employees become eligible for benefits upon employment or within a year of employment. At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for postretirement welfare benefits while working for the Company. The cost of the retiree life benefit is currently paid by the Company. Certain retiree health and life benefits are prefunded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 2000, the Retiree VEBA's assets consisted of common trust funds, mutual funds, municipal and corporate bonds and a cash equivalent cash reserve fund.

     Components of the net periodic benefit cost for the various plans were as follows:

                                                                            Supplemental                         Other
                                   Retirement Benefits                    Retirement Plans              Postretirement  Benefits
                            --------------------------------        --------------------------       ---------------------------
(In thousands)                  2000        1999        1998        2000       1999       1998       2000        1999        1998
---------------------------------------------------------------------------------------------------------------------------------
Service cost                $ 36,243    $ 41,997    $ 39,594    $    755   $    710   $    795   $  3,795    $  3,205    $  2,594
Interest cost                 56,156      51,954      48,451       4,396      3,779      3,667     11,146      10,905      10,729
Expected return on assets    (96,845)    (91,466)    (69,880)       --         --         --       (7,089)     (7,541)     (7,130)
Prior service cost
 amortization                 (4,429)     (2,562)     (2,562)      1,462      1,431      1,429        173         163         163
Actuarial (gain)/loss           --          (307)      5,270       2,522      3,020      1,691        982         875         835
Transition amount
 amortization                 (4,917)     (4,940)     (4,940)        417        417        417      3,963       4,603       4,603
---------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit
 (income) cost              $(13,792)   $ (5,324)   $ 15,933    $  9,552   $  9,357   $  7,999   $ 12,970    $ 12,210    $ 11,794
=================================================================================================================================

     Assumed healthcare cost trend rates have a significant affect on the amounts reported for the healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)                                             1% Increase        1% Decrease
-----------------------------------------------------------------------------------------
Effect on total of service and interest cost components         $  638            $  (556)
Effect on postretirement benefit obligation                      8,181             (7,130)
=========================================================================================

54 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     The funded status of the plans at December 31 were as follows:

                                                                                        Other
                                                  Retirement Benefits           Postretirement  Benefits
                                              ----------------------------      -------------------------
(Dollars in thousands)                            2000             1999             2000             1999
---------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation                         $   702,188      $   747,424       $  142,142        $ 154,888
Service cost                                    36,243           41,997            3,795            3,205
Interest cost                                   56,156           51,954           11,146           10,905
Plan participants' contributions                    --               --            2,899            3,721
Plan amendments                                 (1,074)         (12,260)          (5,966)          (6,653)
Actuarial loss (gain)                           31,682          (73,332)          18,546           (8,502)
Benefits paid                                  (45,160)         (53,595)         (20,954)         (15,422)
---------------------------------------------------------------------------------------------------------
Benefit obligation                         $   780,035      $   702,188       $  151,608        $ 142,142
---------------------------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets                  $ 1,010,390      $   946,223       $  113,124        $ 117,690
Actual return on plan assets                    66,171           70,417            4,779            2,598
Company contribution                            41,175           47,345           35,551               --
Plan participants' contributions                  --               --              2,899            2,742
Benefits paid                                  (45,160)         (53,595)         (20,954)          (9,906)
---------------------------------------------------------------------------------------------------------
Fair value of plan assets                  $ 1,072,576      $ 1,010,390       $  135,399        $ 113,124
---------------------------------------------------------------------------------------------------------
  Funded status of plan                    $   292,541      $   308,202       $  (16,209)       $ (29,018)
Unrecognized actuarial loss (gain)              62,100             (255)          38,499           19,962
Unrecognized prior service cost                 (4,867)          (8,223)              --              939
Unrecognized net transition obligation            (510)          (5,426)          45,706           53,531
---------------------------------------------------------------------------------------------------------
Net amount recognized                      $   349,264      $   294,298       $   67,996        $  45,414
=========================================================================================================
Weighted-average assumptions:
Discount rate                                     7.50%            7.75%            7.50%            7.75%
Expected return on plan assets                    9.50%            9.50%            6.50%            6.50%
Rate of compensation increase                     4.00%            4.00%            4.00%            4.00%
=========================================================================================================

     The supplemental retirement plans cover key executives of the Company, for which the cost is accrued but may be unfunded. At December 31, 2000 and 1999, the projected benefit obligation for these plans was $60.4 million and $55.7 million. Included in other liabilities at December 31, 2000 and 1999 are $52.9 million and $47.2 million representing accumulated benefit obligations.

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

                                                         SunTrust Banks, Inc. 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

                                                             At December 31, 2000                      At December 31, 1999
                                                     --------------------------------------    -------------------------------------
                                                          Contract or                              Contract or
                                                       Notional Amount                         Notional Amount
                                                     ----------------------                    ----------------------
                                                                        For     Credit Risk                       For   Credit  Risk
(In millions)                                         End User    Customers          Amount     End User    Customers         Amount
------------------------------------------------------------------------------------------------------------------------------------
Derivatives contracts
Interest rate contracts
   Swaps                                               $ 2,880       $20,071       $   176       $ 2,621       $15,954       $   162
   Futures and forwards                                  3,362         4,485            --         2,008         2,604            --
   Caps/Floors                                             750         6,079            --         4,317         4,734            --
------------------------------------------------------------------------------------------------------------------------------------
     Total interest rate contracts                       6,992        30,635           176         8,946        23,292           162
Foreign exchange rate contracts                            420           632            36           901           297            29
Commodity and other contracts                               40            32            33            --            --            28
------------------------------------------------------------------------------------------------------------------------------------
     Total derivatives contracts                       $ 7,452       $31,299       $   245       $ 9,847       $23,589       $   219
------------------------------------------------------------------------------------------------------------------------------------
Credit-related arrangements
Commitments to extend credit                           $46,151                     $46,151       $43,800                     $43,800
Standby letters of credit and
     similar arrangements                                6,727                       6,727         5,721                       5,721
------------------------------------------------------------------------------------------------------------------------------------
     Total credit-related arrangements                 $52,878                     $52,878       $49,521                     $49,521
------------------------------------------------------------------------------------------------------------------------------------
Total credit risk amount                                                           $53,123                                   $49,740
====================================================================================================================================

Derivatives

The Company enters into various derivatives contracts in managing its own interest rate risk and in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate its exposure to interest rate risk.

     Interest rate swaps are contracts in which a series of interest rate cash flows, based on a specific notional amount and a fixed and floating interest rate are exchanged over a prescribed period. Caps and floors are contracts that transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts that have become favorable to the Company.

     At December 31, 2000, deferred gains on terminated hedges totaled $3.4 million; as of December 31, 1999, deferred gains totaled $11.5 million.

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

     The Company adopted SFAS No. 133 on January 1, 2001. Accordingly, all derivatives were recognized on the balance sheet at their fair value on this date. Under the provisions of SFAS No. 133, on the date that a derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), (3) a foreign-currency fair-value or cash-flow hedge ("foreign currency" hedge) or (4) "held for trading" ("trading instruments"). Changes in the fair value of a derivative that is highly effective


56 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

-- and that has been designated and qualifies -- as a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash-flow hedge are recorded in either current-period earnings, if the hedged item is an over hedge, or in other comprehensive income. Changes in the fair value of derivative trading instruments are reported in current-period earnings.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company formally assesses, both at the hedge's inception and on an ongoing quarterly basis, whether the derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge.

     The Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions), (2) the derivative expires or is sold, terminated, or exercised, (3) the derivative is redesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) because a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

     When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

     By using derivative instruments, the Company is exposed to credit and market risk. If the counterparty fails to perform, credit risk is equal to extent of the fair-value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee. When the Company has more than one outstanding derivative transaction with a counterparty, and there exists a legally enforceable master netting agreement with the counterparty, the "net" mark-to-market exposure represents the netting of the positive and negative exposures with the same counterparty. When there is a net negative exposure, the Company considers its exposure to the counterparty to be zero. The net mark-to-market position with a particular counterparty represents a reasonable measure of credit risk when there is a legally enforceable master netting agreement (i.e., a legal right of a setoff of receivable and payable derivative contracts) between the Company and a counterparty.

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


                                                         SunTrust Banks, Inc. 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

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

     The Company services mortgage loans other than those included in the accompanying consolidated financial statements and, in some cases, accepts a recourse liability on the serviced loans. The Company's exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $3.4 billion. In addition to the value of the property serving as collateral, approximately $2.4 billion of the balance of these loans serviced with recourse as of December 31, 2000, is insured by governmental agencies and private mortgage insurance firms.

Note 14 Concentrations Of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer or counterparty except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 2000, the Company had $20.0 billion in residential real estate loans and an additional $3.1 billion in commitments to extend credit for such loans. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

Note 15 Fair Values Of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2000 and 1999:

                                                             2000                            1999
                                               ---------------------------   -----------------------------
                                                   Carrying           Fair        Carrying            Fair
(In thousands)                                      Amount           Value          Amount           Value
----------------------------------------------------------------------------------------------------------
Financial assets
  Cash and short-term investments             $  5,391,352    $  5,391,352   $   5,519,366   $   5,519,366
  Trading account                                  941,854         941,854         259,547         259,547
  Securities available for sale                 18,810,311      18,810,311      18,317,297      18,317,297
  Loans held for sale                            1,759,281       1,759,414       1,531,787       1,533,273
  Loans                                         71,365,273      71,742,780      65,131,508      64,950,161
Financial liabilities
  Deposits                                      69,533,337      69,629,971      60,100,529      59,945,453
  Short-term borrowings                         12,657,929      12,657,929      18,170,927      18,170,927
  Long-term debt and guaranteed preferred
    beneficial interests in debentures           8,945,430       8,929,786       6,017,346       5,863,099
Off-balance sheet financial instruments
  Interest rate swaps
    In a net gain position                                          30,909                          31,600
    In a net loss position                                         (23,739)                         (7,925)
  Commitments to extend credit                                      51,025                          45,389
  Standby letters of credit                                          6,381                           3,570
  Other                                                            (21,901)                         23,845
==========================================================================================================


58 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

 . Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, short-term borrowings and certain other assets and liabilities.
 . Securities available for sale and trading account assets are valued at quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.
 .  Loans held for sale are valued based on quoted market prices in the secondary market.
 . Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. The fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The carrying amount of accrued interest approximates its fair value.
 . Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.
 . Fair values for long-term debt and guaranteed preferred beneficial interests in debentures are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company's current incremental borrowing rates for similar types of instruments.
 . Fair values for off-balance-sheet instruments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

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

Note 17 Segment Reporting

Effective January 1, 2000, the Company significantly modified management's internal reporting system with the consolidation of its individual bank charters. In prior periods, the Company's reportable segments were based on legal entities that were aligned along geographic regions. With the consolidation of the bank charters, SunTrust Bank is now one legal entity with Florida, Georgia, Tennessee, Alabama and Mid-Atlantic regions (which includes Virginia, Maryland and the District of Columbia). As a result of the changes to the legal entity structure, as well as the changes made to management's internal system used to evaluate operating segment performance, prior periods have not been reported because it is not practicable to restate prior period results to conform to the current reporting methods or to present current year results based on prior period reportable segments.

     The Company's reportable segments as of December 31, 2000 are determined based on management's internal reporting approach. The reportable segments are comprised of the four regions of Florida, Georgia, Tennessee (which includes the branches in Alabama) and Mid-Atlantic, in addition to Corporate


                                                         SunTrust Banks, Inc. 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

and Investment Banking and Parent/Other. Each geographic operating segment provides a wide array of banking services to consumer and commercial customers and earns interest income from loans made to customers. In addition, these geographic segments recognize certain fees related to trust, deposit, lending and other services provided to customers. The Corporate and Investment Banking segment consists of corporate banking for the large corporate and identified industry specialties, as well as SunTrust Equitable Securities and SunTrust Leasing. The Parent/Other segment consists primarily of the Company's credit card bank and non-bank subsidiaries as well as certain treasury and corporate expenses. The Treasury/Reconciling Items Segment includes the net impact of transfer pricing on loan and deposit balances, the cost of external debt, gains and losses on the investment portfolio, income taxes and other amounts necessary to reconcile the Company's internal management accounting practices described below to the consolidated financial statements.

     Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting equivalent to generally accepted accounting principles. Therefore, the performance of the segments is not comparable with SunTrust's consolidated results or with similar information presented by any other financial institution. In addition, operating segment results may be restated in the future as management's structure, information needs, and reporting systems evolve.

                                                                                      Twelve  Months Ended
                                              ------------------------------------------------------------

(In thousands)                                     Florida         Georgia       Tennessee    Mid-Atlantic
----------------------------------------------------------------------------------------------------------
Net interest income                           $   847,928      $   519,378     $   239,672     $   710,093
Noninterest income                                541,599          354,010         151,053         375,351
Noninterest expense                               803,594          511,880         238,301         669,627
----------------------------------------------------------------------------------------------------------
Income before taxes                               585,933          361,508         152,424         415,817
Income tax expense                                     --               --              --              --
----------------------------------------------------------------------------------------------------------
Net income                                    $   585,933      $   361,508     $   152,424     $   415,817
==========================================================================================================
Average total assets                          $21,485,502      $12,046,959     $ 6,160,430     $12,934,399
==========================================================================================================
Revenues from external customers
Total net interest income                     $   847,439      $   519,142     $   239,516     $   710,093
Total noninterest income                          441,953          292,989         121,029         314,094
----------------------------------------------------------------------------------------------------------
  Total income                                $ 1,289,392      $   812,131     $   360,545     $ 1,024,187
==========================================================================================================
Revenues from affiliates
Total net interest income                     $       489      $       236     $       156     $        --
Total noninterest income                           99,646           61,022          30,024          61,257
----------------------------------------------------------------------------------------------------------
  Total income                                $   100,135      $    61,258     $    30,180     $    61,257
==========================================================================================================

/1/ The Company's reconciliation of total segment results to consolidated results includes adjustments for funds transfer pricing credits and charges related to funds provided and funds used, credits for loan loss reserves, and credits for equity.
/2/ Includes the effect of sales of securities, sales of fixed assets and other items.
/3/ Includes miscellaneous corporate expenses not allocated to the operating segments.
/4/ Reflects provision for income taxes that management does not include in its internal reporting system.


60 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

     The Company uses a transfer pricing process to aid in assessing operating segment performance. This process involves matched maturity transfer pricing of interest rates for assets and liabilities to determine a contribution to the net interest margin on a segment basis. Currently, the Company does not allocate corporate equity to the reportable segments. As a result, the difference between the matched maturity transfer pricing and the consolidated net interest margin, as well as the net interest margin benefit provided from equity are treated as reconciling items. In addition, the Company uses a credit risk premium approach to aid in assessing operating segment performance. This approach recognizes the cost of the credit losses that SunTrust can expect over time on its loans through a charge against earnings. The premium is judgmental but based on rates derived from the Company's loss migration history for various loan categories as well as the internal credit ratings of individual loans in certain of those loan categories. The difference between the credit risk premium charged to the segments and the Company's consolidated provision for loan losses is included as a reconciling item within noninterest expense. The segment results also include certain intercompany transactions that were recorded at cost. All intercompany transactions have been eliminated to determine the consolidated balances. No transactions with a single customer contributed 10% or more to the Company's total revenue.


  December 31, 2000
---------------------------------------------------------------------------------------------
    Corporate &                              Treasury/
     Investment                            Reconciling
        Banking        Parent/Other              Items       Eliminations        Consolidated
---------------------------------------------------------------------------------------------
   $    265,851        $     (2,766)     $     528,282/1/   $          --       $   3,108,438
        130,355           1,482,858             11,903/2/      (1,273,504)          1,773,625
        183,796           1,484,717            344,096/3/      (1,273,504)          2,962,507
---------------------------------------------------------------------------------------------
        212,410              (4,625)           196,089                 --           1,919,556
             --              35,741            589,715/4/              --             625,456
---------------------------------------------------------------------------------------------
   $    212,410        $    (40,366)     $    (393,626)     $          --       $   1,294,100
=============================================================================================
   $ 16,755,298        $ 32,455,274      $  55,971,168      $ (59,411,262)      $  98,397,768
=============================================================================================

   $    265,851        $     (1,884)     $     528,282      $          --       $   3,108,438
        125,348             466,310             11,903                 --           1,773,625
---------------------------------------------------------------------------------------------
   $    391,199        $    464,426      $     540,185      $          --       $   4,882,063
=============================================================================================

   $         --        $       (881)     $          --      $          --       $          --
          5,007           1,016,548                 --         (1,273,504)                 --
---------------------------------------------------------------------------------------------
   $      5,007        $  1,015,667      $          --      $  (1,273,504)      $          --
=============================================================================================

                                                         SunTrust Banks, Inc. 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Note 18 Comprehensive Income

The Company's comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.

     Comprehensive income for the years ended December 31, 2000, 1999, and 1998 is calculated as follows:

(In thousands)                                                         2000           1999           1998
---------------------------------------------------------------------------------------------------------
Unrealized gains (losses) net recognized in
  other comprehensive income:
     Before income tax                                           $  621,853     $ (859,877)     $  58,782
     Income tax                                                     241,901       (334,492)        18,728
---------------------------------------------------------------------------------------------------------
     Net of income tax                                           $  379,952     $ (525,385)     $  40,054
=========================================================================================================
Amounts reported in net income
  Gain (loss) on sale of securities                              $    6,616     $ (109,076)     $   8,207
  Net (accretion) amortization                                      (10,413)          (291)         3,524
---------------------------------------------------------------------------------------------------------
  Reclassification adjustment                                        (3,797)      (109,367)        11,731
  Income tax benefit (expense)                                        1,477         42,544         (4,563)
---------------------------------------------------------------------------------------------------------
  Reclassification adjustment, net of tax                        $   (2,320)    $  (66,823)     $   7,168
=========================================================================================================
Amounts reported in other comprehensive income
  Unrealized gain (loss) arising during period, net of tax       $  377,632     $ (592,208)     $  47,222
  Reclassification adjustment, net of tax                             2,320         66,823         (7,168)
---------------------------------------------------------------------------------------------------------
     Net unrealized gains (losses) recognized
       in other comprehensive income                                379,952       (525,385)        40,054
  Net income                                                      1,294,100      1,326,600        971,017
---------------------------------------------------------------------------------------------------------
Total comprehensive income                                       $1,674,052     $  801,215    $ 1,011,071
=========================================================================================================

Note 19 Other Noninterest Income

Other noninterest income in the consolidated statements of income includes:

                                                                              Year Ended December 31
(In thousands)                                                         2000           1999           1998
---------------------------------------------------------------------------------------------------------
Trading account profits and commissions                          $   31,749     $   35,075      $  44,580
Other income                                                        132,865        114,600        106,838
---------------------------------------------------------------------------------------------------------
  Total other noninterest income                                 $  164,614     $  149,675      $ 151,418
=========================================================================================================

Note 20 Other Noninterest Expense

Other noninterest expense in the consolidated statements of income includes:

                                                                             Year Ended December 31
(In thousands)                                                         2000           1999           1998
---------------------------------------------------------------------------------------------------------
Outside processing and software                                  $  172,263     $  150,263      $ 138,405
Credit and collection services                                       56,887         68,701         70,379
Postage and delivery                                                 63,335         68,081         64,413
Communications                                                       59,797         66,280         62,127
Amortization of intangible assets                                    35,452         32,755         43,090
Consulting and legal                                                 59,560         62,544         67,456
Operating supplies                                                   47,279         51,903         54,008
FDIC premiums                                                        11,205          7,936          8,370
Other real estate income                                             (3,809)        (4,789)        (9,775)
Other expense                                                       137,586        156,345        158,651
---------------------------------------------------------------------------------------------------------
   Total other noninterest expense                               $  639,555     $  660,019      $ 657,124
=========================================================================================================

62 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 21 SunTrust Banks, Inc. (Parent Company Only) Financial Information

Statements of Income -- Parent Company Only

                                                             Year Ended December 31
(In thousands)                                        2000           1999            1998
-------------------------------------------------------------------------------------------
Operating Income
From subsidiaries:
  Dividends - substantially all from the Bank      $ 1,486,922    $ 1,074,010   $   616,263
  Service fees                                         140,012        146,161        83,523
  Interest on loans                                     46,766         55,909        52,219
  Other income                                               5             11             4
Other operating income/1/                               70,531         74,736        83,045
-------------------------------------------------------------------------------------------
  Total operating income                             1,744,236      1,350,827       835,054
-------------------------------------------------------------------------------------------
Operating Expense
Interest on short-term borrowings                       57,361         48,498        51,308
Interest on long-term debt/2/                          183,732        162,456       161,842
Salaries and employee benefits                          52,845         91,784        45,354
Amortization of intangible assets                        7,644          7,644         7,644
Service fees to subsidiaries                            60,887         81,467       104,806
Other operating expense/3/                              85,403         91,866        77,291
-------------------------------------------------------------------------------------------
  Total operating expense                              447,872        483,715       448,245
-------------------------------------------------------------------------------------------
Income before income taxes and equity in
  undistributed income of subsidiaries               1,296,364        867,112       386,809
Income tax benefit                                      21,010         99,087       104,916
-------------------------------------------------------------------------------------------
Income before equity in undistributed
  income of subsidiaries                             1,317,374        966,199       491,725
Extraordinary gain, net of taxes                            --        202,648            --
Equity in undistributed income of subsidiaries,
  net of extraordinary gain                            (23,274)       157,753       479,292
-------------------------------------------------------------------------------------------
  Net Income                                      $  1,294,100   $  1,326,600   $   971,017
===========================================================================================

/1/ Other operating income includes $63.6, $57.6 and $56.6 million in 2000, 1999 and 1998, respectively, for interest income on Company owned trust preferred securities.

/2/ Interest on long-term debt includes $74.2, $73.9 and $72.9 million in 2000, 1999 and 1998, respectively, for interest expense from Company issued trust preferred securities.

/3/ Other operating expense for 2000, 1999 and 1998 includes merger-related expenses of $42.4, $45.6 and $29.4 million, respectively.

                                                         SunTrust Banks, Inc. 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Balance Sheets -- Parent Company Only

                                                                                                  December 31
(In thousands)                                                                              2000              1999
------------------------------------------------------------------------------------------------------------------
Assets
Cash in subsidiary banks                                                           $       9,428     $      80,506
Interest-bearing deposits in banks                                                        10,565             4,562
Funds sold                                                                                29,789                --
Securities available for sale                                                            306,381           892,078
Loans to subsidiaries                                                                    846,984           924,646
Investment in capital stock of subsidiaries stated on the basis of the
  Company's equity in subsidiaries' capital accounts
     Banking subsidiaries                                                              9,886,692         9,562,057
     Nonbanking and holding company subsidiaries                                       1,044,412           340,105
Premises and equipment                                                                    28,555            20,099
Intangible assets                                                                         84,230            83,374
Other assets                                                                             711,735           511,398
------------------------------------------------------------------------------------------------------------------
  Total assets                                                                     $  12,958,771     $  12,418,825
==================================================================================================================
Liabilities and Shareholders' Equity
Short-term borrowings from
  Subsidiaries                                                                     $      49,445     $     627,429
  Non-affiliated companies                                                               903,031           768,315
Long-term debt - Note 9                                                                2,942,224         2,679,951
Other liabilities                                                                        824,863           716,268
------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                    4,719,563         4,791,963
==================================================================================================================
Preferred stock, no par value; 50,000,000 shares authorized; none issued                      --                --
Common stock, $1.00 par value                                                            323,163           323,163
Additional paid in capital                                                             1,274,416         1,293,387
Retained earnings                                                                      6,312,044         5,461,351
Treasury stock and other                                                              (1,613,189)       (1,013,861)
------------------------------------------------------------------------------------------------------------------
  Realized shareholders' equity                                                        6,296,434         6,064,040
Accumulated other comprehensive income                                                 1,942,774         1,562,822
------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                           8,239,208         7,626,862
------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                                       $  12,958,771     $  12,418,825
==================================================================================================================
Common shares outstanding                                                            296,266,329       308,353,207
Common shares authorized                                                             750,000,000       500,000,000
Treasury shares of common stock                                                       26,896,428        14,809,550
==================================================================================================================

64 2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------

Statements of Cash Flow-- Parent Company Only

                                                                                               Year Ended December 31
(In thousands)                                                                          2000            1999            1998
-------------------------------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities:
Net income                                                                           $ 1,294,100     $ 1,326,600    $   971,017
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Extraordinary gain, net of taxes                                                        --          (202,648)          --
    Equity in undistributed income of subsidiaries                                        23,274        (157,753)      (479,292)
    Depreciation and amortization                                                         22,320          12,392         13,064
    Securities (gains) losses                                                            (10,993)            851           (640)
    Deferred income tax provision                                                         15,271          22,313         10,609
    Changes in period end balances of:
      Prepaid expenses                                                                   (82,746)        (54,830)       (44,384)
      Other assets                                                                      (120,417)        (50,741)       (11,052)
      Taxes payable                                                                       (3,950)         (9,221)         8,481
      Interest payable                                                                    11,102           4,928          5,266
      Other accrued expenses                                                              87,762          32,468        257,644
-------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                            1,235,723         924,359        730,713
-------------------------------------------------------------------------------------------------------------------------------
Cash Flow from Investing Activities:
Proceeds from sales and maturities of securities available for sale                       63,053         125,946        143,764
Purchase of securities available for sale                                                (20,136)       (184,930)      (347,212)
Net change in loans to subsidiaries                                                       77,662         152,431       (460,048)
Capital expenditures                                                                      (9,103)        (15,077)        (8,407)
Capital contributions to subsidiaries                                                    (79,250)       (317,595)       (63,784)
Other, net                                                                                  (301)         11,000         17,894
-------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities                                     31,925        (228,225)      (717,793)
-------------------------------------------------------------------------------------------------------------------------------
Cash Flow from Financing Activities:
Net change in short-term borrowings                                                     (443,268)        546,248        (44,081)
Proceeds from issuance of long-term debt                                                 300,000         140,563        800,000
Repayment of long-term debt                                                              (65,773)       (207,527)      (101,577)
Proceeds from the exercise of stock options                                               17,905          15,030         27,342
Proceeds from stock issuance                                                                --              --          191,700
Proceeds used in acquisition and retirement of stock                                    (668,391)       (954,642)      (305,608)
Dividends paid                                                                          (443,407)       (440,631)      (352,454)
-------------------------------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities                                 (1,302,934)       (900,959)       215,322
-------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                     (35,286)       (204,825)       228,242
Cash and cash equivalents at beginning of year                                            85,068         289,893         61,651
-------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                             $    49,782     $    85,068    $   289,893
===============================================================================================================================
Supplemental Disclosure
Income taxes received from subsidiaries                                              $   591,326     $   631,626    $   382,847
Income taxes paid by Parent Company                                                     (535,346)       (520,412)      (290,648)
-------------------------------------------------------------------------------------------------------------------------------
Net income taxes received by Parent Company                                          $    55,980     $   111,214    $    92,199
===============================================================================================================================
Interest paid                                                                        $   236,214     $   206,033        207,912
===============================================================================================================================

                                                         SunTrust Banks, Inc. 65

EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.
--------------------------------------------------------------------------------

Financial Statement Filed. See Index To Consolidated Financial Statements on page 36 of this Annual Report and Form 10-K.

     All financial statement schedules are omitted because the data is either not applicable or is discussed in the financial statements or related footnotes. The Company filed a Form 8-K dated October 20, 2000 reporting third quarter earnings.

     The Company's principal banking subsidiary is owned by SunTrust Bank Holding Company, a Florida corporation. A directory of the Company's principal banking units and non-banking subsidiaries are on pages 71 - 72 of this Annual Report and Form 10-K. The Company's Articles of Incorporation, By-laws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia, 30302. A copying fee will be charged for the Exhibits.


Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on February 13, 2001 by the undersigned, thereunto duly authorized.

SunTrust Banks, Inc.                       L. Phillip Humann
(Registrant)                               Chairman of the Board of Directors,
                                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 13, 2001 by the following persons on behalf of the Registrant and in the capacities indicated.

L. Phillip Humann                          William P. O'Halloran
Chairman of the Board of Directors,        Senior Vice President
President and Chief Executive Officer      and Controller

John W. Spiegel
Vice Chairman and
Chief Financial Officer

All Directors of the registrant listed on pages 68 - 69.

                                                         SunTrust Banks, Inc. 67

BOARD OF DIRECTORS
--------------------------------------------------------------------------------

L. Phillip Humann                          A. W. Dahlberg

Chairman of the Board,                     Chairman of the Board and
President and Chief Executive Officer      Chief Executive Officer,
                                           The Southern Company
J. Hyatt Brown                             Atlanta, Georgia

Chairman of the Board,                     Patricia C. Frist
President and Chief Executive Officer,
Brown & Brown, Inc.                        Partner, Frist Capital Partners,
Daytona Beach, Florida                     President, Frisco, Inc. and
                                           President, Patricia C. Frist and
Alston D. Correll                          Thomas F. Frist, Jr. Foundation
                                           Nashville, Tennessee
Chairman of the Board and
Chief Executive Officer,                   David H. Hughes
Georgia-Pacific Corporation
Atlanta, Georgia                           Chairman of the Board and
                                           Chief Executive Officer,
                                           Hughes Supply, Inc.
Douglas N. Daft                            Orlando, Florida

Chairman and Chief Executive Officer,
The Coca-Cola Company                      M. Douglas Ivester
Atlanta, Georgia
                                           President,
                                           Deer Run Investments, LLC
                                           Atlanta, Georgia

Pictured left to right: Larry L. Prince, Richard G. Tilghman, Frank E. McCarthy, David H. Hughes, G. Gilmer Minor, III, R. Randall Rollins, Patricia C. Frist, Douglas N. Daft, L. Phillip Humann, James B. Williams, M. Douglas Ivester, Frank
S. Royal, M.D., A.W. Dahlberg, Alston D. Correll, Joseph L. Lanier, Jr., J. Hyatt Brown, Summerfield K. Johnston, Jr.


                             [PHOTO APPEARS HERE]

--------------------------------------------------------------------------------

Summerfield K. Johnston, Jr.                R. Randall Rollins

Chairman of the Board and                   Chairman and
Chief Executive Officer,                    Chief Executive Officer,
Coca-Cola Enterprises Inc.                  Rollins, Inc.
Atlanta, Georgia                            Atlanta, Georgia

Joseph L. Lanier, Jr.                       Frank S. Royal, M.D.

Chairman of the Board and                   President,
Chief Executive Officer,                    Frank S. Royal, M.D., P.C.
Dan River, Inc.                             Richmond, Virginia
Danville, Virginia
                                            Richard G. Tilghman
Frank E. McCarthy
                                            Vice Chairman and
President,                                  Executive Vice President,
National Automobile Dealers Association     SunTrust Banks, Inc. and Chairman
McLean, Virginia                            of SunTrust Bank, Mid-Atlantic
                                            Richmond, Virginia
G. Gilmer Minor, III
                                            James B. Williams
Chairman of the Board and
Chief Executive Officer,                    Chairman of the Executive Committee,
Owens & Minor, Inc.                         SunTrust Banks, Inc.
Richmond, Virginia                          Atlanta, Georgia

Larry L. Prince

Chairman of the Board and
Chief Executive Officer,
Genuine Parts Company
Atlanta, Georgia

                          [PHOTO APPEARS HERE]

MANAGEMENT COMMITTEE
--------------------------------------------------------------------------------

L. Phillip Humann,* 55
Chairman, President and Chief Executive Officer.
32 years of service. Elected President in 1991 and to current position in 1998.

John W. Clay, Jr.,* 59
Vice Chairman - Geographic Banking (Florida, Georgia, Mid-Atlantic, Tennessee/ Alabama); Corporate and Investment Banking Line of Business.
34 years of service. Elected Executive Vice President in 1997, Director of Corporate and Investment Banking in 1998, and to current position in 2000.

Theodore J. Hoepner,* 59
Vice Chairman - Technology & Operations, Human Resources, Asset Quality, Legal & Regulatory Affairs, and Efficiency and Quality Initiatives.
33 years of service. Elected President, Chairman and Chief Executive Officer of SunTrust Banks of Florida, Inc. in 1995 and to current position in 2000.

John W. Spiegel,* 59
Vice Chairman and Chief Financial Officer - Accounting, Funds Management, Risk Management, Strategic Finance & Taxes, Audit, Investor Relations and Treasury. 36 years of service. Elected Executive Vice President and Chief Financial Officer in 1985 and to current position in 2000.

James M. Wells III,* 54
Vice Chairman - Commercial, Retail, Mortgage, Private Client Services Lines of Business, Corporate Strategy, and Marketing.
33 years of service. Elected President of Crestar Financial Corp. in 1988, Chief Executive Officer of SunTrust, Mid-Atlantic in January 2000, and to current position in August 2000.

Robert H. Coords, 58
Executive Vice President - Chief Efficiency and Quality Officer.
28 years of service. Elected Chairman and Chief Executive Officer of SunTrust Bank, South Florida in 1996 and to current position in 1999.

Donald S. Downing, 54
Executive Vice President - Mortgage Banking Line of Business.
33 years of service. Elected to current position in 1995.

Samuel O. Franklin, III, 57
Chairman of SunTrust Bank, Nashville and SunTrust
Banks of Tennessee, Inc.
36 years of service. Elected President in 1992 and to current position in 1998.

C.T. Hill, 50
Chairman, President and Chief Executive Officer, SunTrust Bank, Mid-Atlantic. 31 years of service. Elected President/Capital Region of Crestar Bank in 1994, Corporate Executive Vice President and Senior Credit Officer in 1997, and to present position in 2000.

Craig J. Kelly, 55
Executive Vice President - Marketing.
4 years of service. Elected Group Executive Vice President for Strategic Marketing in 1997 and to current position in 2000.

George W. Koehn, 57
Chairman, President and Chief Executive Officer - SunTrust Bank, Florida.
22 years of service. Elected Chairman and Chief Executive Officer of SunTrust's Central Florida banking unit in 1995 and to current position in 2000.

Robert R. Long, 63
Chief Executive Officer of SunTrust Bank, Atlanta and SunTrust Bank, Georgia. 34 years of service. Elected to current position in 1995.

Carl F. Mentzer, 55
Executive Vice President - Commercial Banking Line of Business.
23 years of service. Elected Chairman and Chief Executive Officer of SunTrust Bank, Tampa Bay, in 1995 and to current position in 2000.

Joy Wilder Morgan, 38
Senior Vice President - Chief Strategy Officer - Strategic Planning.
17 years of service. Elected Group Vice President in 1994 and to current position in 2000.

Dennis M. Patterson, 51
Executive Vice President - Retail Banking Line of Business.
32 years of service. Elected Senior Vice President and Marketing Director in 1991 and to current position in 2000.

William H. Rogers, Jr., 43
Executive Vice President - Private Client Services Line of Business.
20 years of service. Elected Executive Vice President of Corporate Banking in 1995, Executive Vice President of Georgia Community Banking in 1999, and to current position in 2000.

R. Charles Shufeldt, 50
Executive Vice President - Corporate and Investment Banking Line of Business. 17 years of service. Elected Senior Vice President of Corporate & Investment Banking in 1998 and to current position in 2000.

Robert C. Whitehead, 53
President and Chief Executive Officer, Enterprise Information Services.
33 years of service. Elected Executive Vice President and Manager of the Bank Operations Division of SunTrust in 1986 and to current position in 1999.

E. Jenner Wood, III, 49
President, SunTrust Bank, Atlanta and SunTrust Bank, Georgia.
26 years of service. Elected Executive Vice President and head of Private Client Services Line of Business in 1994 and to current position in 2000.

*Policy Committee Member

70 2000 Annual Report

BANKING UNITS
-------------------------------------------------------------------------------

Name                        Headquarters               CEO/President
-------------------------------------------------------------------------------
Florida                     Orlando, FL                George W. Koehn

Central Florida             Orlando                    Thomas H. Yochum

East Central Florida        Daytona Beach              William H. Davison

Gulf Coast                  Sarasota                   Ray L. Sandhagen

Miami                       Miami                      John P. Hashagen

Mid-Florida                 Lakeland                   Charles W. McPherson

Nature Coast                Brooksville                James H. Kimbrough

North Central Florida       Ocala                      William H. Evans

North Florida               Jacksonville               John R. Schmitt

South Florida               Fort Lauderdale            Thomas G. Kuntz

Southwest Florida           Fort Myers                 Charles K. Idelson

Tampa Bay                   Tampa                      Daniel W. Mahurin

Northwest Florida           Tallahassee                David B. Ramsay
-------------------------------------------------------------------------------
Georgia                     Atlanta, GA                E. Jenner Wood, III *

Atlanta                     Atlanta                    E. Jenner Wood, III *

Augusta                     Augusta                    William R. Thompson

Middle Georgia              Macon                      James B. Patton

Northeast Georgia           Athens                     Robert D. Bishop

Northwest Georgia           Rome                       William H. Pridgen

Savannah                    Savannah                   William B. Haile

South Georgia               Albany                     Willis D. Sims

Southeast Georgia           Brunswick                  Jack E. Hartman

West Georgia                Columbus                   Frank S. Etheridge, III
-------------------------------------------------------------------------------
Mid-Atlantic                Richmond, VA               C. T. Hill

Central Virginia            Richmond                   A. Dale Cannady

Greater Washington          Washington, DC             Peter F. Nostrand

Hampton Roads               Norfolk                    William K. Butler II

Maryland                    Baltimore, MD              J. Scott Wilfong

Western Virginia            Roanoke                    Robert C. Lawson, Jr.
-------------------------------------------------------------------------------
Tennessee                   Nashville, TN              Samuel O. Franklin, III

Chattanooga                 Chattanooga                Robert J. Sudderth, Jr.

East Tennessee              Knoxville                  R. King Purnell

Nashville                   Nashville                  Samuel O. Franklin, III

South Central Tennessee     Pulaski                    W. David Jones

Alabama                     Florence, AL               Robert E. McNeilly, III

*Succeeds Robert R. Long, who retires March 31, 2001.

                                                         SunTrust Banks, Inc. 71

NON-BANKING SUBSIDIARIES
--------------------------------------------------------------------------------

Name                                            Headquarters      CEO/President
----------------------------------------------------------------------------------------
STI Investment Management (Collateral) Inc.     Newark, DE        Peter Fulweiler
STI Trust and Investment Operations, Inc. *     Atlanta, GA       Dennis B. Dills
SunTrust BankCard, NA                           Orlando, FL       Ronald W. Eastburn
SunTrust Community Development Corporation      Atlanta, GA       Peter P. Walczuk
SunTrust Delaware Trust Company                 Wilmington, DE    Barbara B. O'Donnell
SunTrust Equitable Securities Corporation       Nashville, TN     Paul S. White
SunTrust Insurance Company                      Phoenix, AZ       James A. Murphy, Jr.
SunTrust International Services, Inc. *         Atlanta, GA       Gian Rossi Espagnet
SunTrust Online, Inc. *                         Atlanta, GA       John J. McGuire
SunTrust Plaza Associates, LLC                  Atlanta, GA       Susan C. Gallienne
SunTrust Properties, Inc.                       Orlando, FL       William P. O'Halloran
SunTrust Real Estate Corporation                Richmond, VA      James P. Breen
Trusco Capital Management, Inc.                 Atlanta, GA       Douglas S. Phillips

*STI Trust and Investment Operations, Inc., SunTrust International Services, Inc. and SunTrust Online, Inc. all merged into SunTrust Bank, effective January 1, 2001.

72 2000 Annual Report

GENERAL INFORMATION
--------------------------------------------------------------------------------

Corporate Headquarters
SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, Georgia 30308
404/588-7711

Corporate Mailing Address
SunTrust Banks, Inc.
P.O. Box 4418
Center 645
Atlanta, GA 30302-4418

Notice of Annual Meeting
The Annual Meeting of Shareholders will be held on Tuesday, April 17, 2001 at 9:30 a.m. in Suite 225 of the SunTrust Garden Offices at 303 Peachtree Center Avenue in Atlanta.

Stock Trading
SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol "STI."

Quarterly Common Stock Prices and Dividends
The high, low and last prices of SunTrust's common stock for each quarter of 2000 and 1999 and the dividends paid per share are shown below.

                               Market Price
Quarter                    ---------------------      Dividends
Ended                      High    Low     Last         Paid

2000
March 31                   68.06   46.81   57.75       $ 0.37
June 30                    66.00   45.06   45.69         0.37
September 30               54.19   45.63   49.88         0.37
December 31                64.38   41.63   63.00         0.37
-------------------------------------------------------------
1999

March 31                   79.81   60.44   62.25       $ 0.35
June 30                    73.00   63.06   69.44         0.35
September 30               70.88   61.56   65.75         0.35
December 31                76.00   64.19   68.81         0.35
-------------------------------------------------------------

Debt Ratings
SunTrust Banks, Inc. debt ratings are as follows:

     Senior Long-Term Debt
     Moody's Investors Service, Inc.     A1
     Standard & Poor's Corp.             A+
     Thomson BankWatch                   AA
     Fitch/IBCA                          AA-

     Commercial Paper
     Moody's Investors Service, Inc.     P-1
     Standard & Poor's Corp.             A-1
     Thomson BankWatch                 TBW-1

Shareholders of Record
SunTrust has 39,886 shareholders of record as of December 31, 2000.

Shareholder Services
Shareholders who wish to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts should contact the Transfer
Agent:

               SunTrust Bank
               P.O. Box 4625
               Atlanta, GA 30302-4625
               404/588-7815
               800/568-3476

Dividend Reinvestment
SunTrust offers a Dividend Reinvestment Plan that provides automatic reinvestment of dividends in additional shares of SunTrust common stock. For more information, contact:

               Stock Transfer Department
               SunTrust Bank
               P.O. Box 4625
               Atlanta, GA 30302-4625
               404/588-7822

Financial Information
Those seeking information should contact:

               Gary Peacock, Jr.
               Senior Vice President
               Investor Relations and
               Corporate Communications
               404/658-4879

To obtain information about SunTrust via the Internet, including quarterly earnings releases and press releases, visit www.suntrust.com.


[LOGO] This report is printed on recycled paper.

SunTrust
SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, Georgia 30308