Form 10-K405/A, Exhibit 13
period 2000-12-31
SUNTRUST BANKS INC
filed 2001-06-25
CIK 750556

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

On The Cover

SunTrust's corporate headquarters are in Atlanta, Georgia.

Financial Highlights                             1
--------------------------------------------------
Letter to Shareholders                           2
--------------------------------------------------
Management's Discussion and Analysis
  of Operations and Financial Condition         10
--------------------------------------------------
Consolidated Financial Statements               36
--------------------------------------------------
2000 Form 10-K                                  66
--------------------------------------------------
Board of Directors                              68
--------------------------------------------------
Management Committee                            70
--------------------------------------------------
General Information              Inside Back Cover
--------------------------------------------------

Financial Highlights


                                                          Year Ended December 31
(Dollars in millions except per share data)       2000            1999            1998
-----------------------------------------------------------------------------------------
For the Year
Income before extraordinary gain               $   1,294.1     $  1,124.0    $     971.0
Extraordinary gain, net of taxes                        --          202.6             --
-----------------------------------------------------------------------------------------
Net income                                         1,294.1        1,326.6          971.0
=========================================================================================
Common dividends paid                                443.4          440.6          352.5
Per Common Share
Income - diluted before extraordinary gain     $      4.30     $     3.50    $      3.04
Extraordinary gain                                      --           0.63             --
-----------------------------------------------------------------------------------------
Net income - diluted                                  4.30           4.13           3.04
=========================================================================================
Dividends declared                                    1.48           1.38           1.00
Common stock closing price                           63.00          68.81          76.50
Book value                                           27.81          24.73          25.47
=========================================================================================
Financial Ratios
Return on average assets (ROA)                        1.35%          1.48%          1.18%
Return on average realized
 shareholders' equity                                21.46          20.83          17.21
Return on average total shareholders' equity         17.25          16.20          12.36
Net interest margin (taxable-equivalent)              3.55           3.88           3.97
Efficiency ratio                                     57.47          60.35          62.02
Tier 1 capital ratio                                  7.09           7.48           8.17
Total capital ratio                                  10.85          11.31          12.79
=========================================================================================
Selected Average Balances
Total assets                                   $  98,397.8     $ 92,820.8    $  85,536.9
Earning assets                                    88,609.0       82,255.7       74,880.9
Loans                                             70,044.3       62,749.4       57,590.5
Deposits                                          66,691.9       57,842.1       53,725.3
Realized shareholders' equity                      6,031.6        6,368.3        5,641.4
Total shareholders' equity                         7,501.9        8,190.7        7,853.6
Common shares - diluted (thousands)                300,956        321,174        319,711
=========================================================================================
At December 31
Total assets                                   $ 103,496.4     $ 95,390.0    $  93,169.9
Earning assets                                    91,983.8       85,193.4       81,295.1
Loans                                             72,239.8       66,002.8       61,540.6
Allowance for loan losses                            874.5          871.3          944.6
Deposits                                          69,533.3       60,100.5       59,033.3
Realized shareholders' equity                      6,296.4        6,064.0        6,090.4
Total shareholders' equity                         8,239.2        7,626.9        8,178.6
Common shares outstanding (thousands)              296,266        308,353        321,124
Market value of investment in common
 stock of The Coca-Cola Company
 (48,266,496 shares)                           $     2,941     $    2,812    $     3,234
=========================================================================================


In this report, SunTrust presents a return on average realized shareholders' equity, as well as a return on average total shareholders' equity. The return on average realized shareholders' equity excludes net unrealized security gains. Due to its ownership of 48 million shares of common stock of The Coca-Cola Company resulting in an unrealized net gain of $1.9 billion, the Company believes that this measure is more indicative of its return on average shareholders' equity when comparing performance to other companies.


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


/s/ L. Phillip Humann

L. Phillip Humann
Chairman, President and Chief Executive Officer
March 1, 2001

8 2000 Annual Report

SELECTED FINANCIAL DATA.
--------------------------------------------------------------------------------

                                                                                Year Ended December 31
(In millions except per share and other data)        2000          1999           1998           1997           1996          1995
----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest and dividend income                   $  6,845.4    $  5,960.2    $   5,675.9    $   5,238.2     $  4,818.5    $  4,528.7
Interest expense                                  3,736.9       2,814.7        2,746.8        2,453.5        2,158.8       2,027.3
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                               3,108.5       3,145.5        2,929.1        2,784.7        2,659.7       2,501.4
Provision for loan losses                           134.0         170.4          214.6          225.1          171.8         143.4
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
 provision for loan losses                        2,974.5       2,975.1        2,714.5        2,559.6        2,487.9       2,358.0
Noninterest income/1/                             1,773.6       1,625.9        1,653.9        1,329.2        1,146.1       1,010.7
Noninterest expense/2/                            2,828.5       2,905.3        2,870.1        2,389.2        2,368.0       2,157.2
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
 taxes and extraordinary gain                     1,919.6       1,695.7        1,498.3        1,499.6        1,266.0       1,211.5
Provision for income taxes                          625.5         571.7          527.3          523.7          407.0         408.7
----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                  1,294.1       1,124.0          971.0          975.9          859.0         802.8
Extraordinary gain, net of taxes/3/                    --         202.6             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
Net income                                     $  1,294.1    $  1,326.6    $     971.0    $     975.9     $    859.0    $    802.8
==================================================================================================================================
Net interest income (taxable-equivalent)       $  3,148.4    $  3,188.0    $   2,973.5    $   2,832.6     $  2,709.7    $  2,562.1
Per Common Share
Diluted
  Income before extraordinary gain             $     4.30    $     3.50    $      3.04    $      3.04     $     2.59    $     2.38
  Extraordinary gain                                   --          0.63             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                         4.30          4.13           3.04           3.04           2.59          2.38
Basic
  Income before extraordinary gain                   4.35          3.54           3.08           3.08           2.63          2.41
  Extraordinary gain                                   --          0.64             --             --             --            --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                         4.35          4.18           3.08           3.08           2.63          2.41
Dividends declared                                   1.48          1.38           1.00          0.925          0.825          0.74
Market price:
  High                                              68.06         79.81          87.75          75.25          52.50         35.44
  Low                                               41.63         60.44          54.00          44.13          32.00         23.63
  Close                                             63.00         68.81          76.50          71.38          49.25         34.25
Selected Average Balances
Total assets                                   $ 98,397.8    $ 92,820.8    $  85,536.9    $  76,017.3     $ 69,252.0    $ 63,532.0
Earning assets                                   88,609.0      82,255.7       74,880.9       66,944.0       61,644.4      56,994.4
Loans                                            70,044.3      62,749.4       57,590.5       51,788.1       46,338.4      43,331.6
Deposits                                         66,691.9      57,842.1       53,725.3       51,673.7       50,317.6      47,240.3
Realized shareholders' equity                     6,031.6       6,368.3        5,641.4        5,116.7        5,101.3       4,783.0
Total shareholders' equity                        7,501.9       8,190.7        7,853.6        6,953.4        6,434.3       5,635.9
At December 31
Total assets                                   $103,496.4    $ 95,390.0    $  93,169.9    $  82,840.8     $ 75,264.2    $ 68,799.8
Earning assets                                   91,983.8      85,193.4       81,295.1       72,258.9       65,921.8      60,555.6
Loans                                            72,239.8      66,002.8       61,540.6       55,476.4       49,301.4      45,284.9
Allowance for loan losses                           874.5         871.3          944.6          933.5          897.0         915.8
Deposits                                         69,533.3      60,100.5       59,033.3       54,580.8       52,577.1      49,543.6
Long-term debt                                    8,945.4       6,017.3        5,807.9        4,010.4        2,427.7       1,675.6
Realized shareholders' equity                     6,296.4       6,064.0        6,090.4        5,263.9        5,133.1       4,913.4
Total shareholders' equity                        8,239.2       7,626.9        8,178.6        7,312.1        6,713.6       6,085.2
Ratios and Other Data
ROA                                                  1.35%         1.48%          1.18%          1.34%          1.28%         1.29%
Return on average realized shareholders' equity     21.46         20.83          17.21          19.07          16.84         16.78
Return on average total shareholders' equity        17.25         16.20          12.36          14.04          13.35         14.24
Net interest margin                                  3.55          3.88           3.97           4.23           4.40          4.50
Efficiency ratio                                    57.47         60.35          62.02          57.41          61.41         60.38
Total shareholders' equity to assets                 7.96          8.00           8.78           8.83           8.92          8.84
Allowance to year-end loans                          1.21          1.32           1.53           1.68           1.82          2.02
Nonperforming assets to total loans
 plus other real estate owned                        0.59          0.42           0.39           0.43           0.74          0.94
Common dividend payout ratio                         34.3          33.4           32.9           30.4           31.9          31.1
Full-service banking offices                        1,129         1,114          1,079          1,072          1,073         1,039
ATMs                                                1,991         1,968          1,839          1,691          1,394         1,191
Full-time equivalent employees                     28,268        30,222         30,452         29,442         29,583        27,902
Average common shares - diluted
 (thousands)                                      300,956       321,174        319,711        320,932        331,042       337,479
Average common shares - basic (thousands)         297,834       317,079        314,908        316,436        326,502       333,212
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


     The first element -- specific allowance -- is based on a regular analysis of classified loans where the internal credit ratings are below a predetermined classification. This analysis is performed at the relationship manager level for those loans with total credit exposure of $0.5 million or greater. The specific allowance established for these classified loans is based on a careful analysis of probable and potential sources of repayment, including cash flow, collateral value and guarantor capacity (if applicable). As of December 31, 2000 and 1999, the specific allowance was $152.0 million and $92.0 million, respectively.


     The second element -- general allowance -- is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated at least annually and are based on a statistical loss migration analysis and current loan charge-off trends. The loss migration analysis, examines loss experience in relation to internal loan grades. An annual

                                                         SunTrust Banks, Inc. 17

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------


charge-off trend analysis is completed for homogeneous loan categories (e.g., residential real estate, open- and closed-end consumer loans, etc.). While formal loss migration and charge-off trend analyses are conducted annually, the Company may revise the general allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan category. As of December 31, 2000 and 1999, the general allowance was $447.6 million and $371.2 million, respectively.

     The third element -- general economic conditions and other risk factors -- is based on local marketplace conditions and/or events that could affect loan repayment. This element inherently involves a higher degree of uncertainty as it requires management to anticipate the impact that economic trends, legislative actions or other unique market and/or portfolio issues have on estimated credit losses. For example, in assessing economic risks in the marketplace, management might consider local unemployment trends, population shifts within the region, real estate absorption rates, expansion and contraction plans of major employers, and other similar indicators. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus, concentrations of credit, foreign exposure and relevant international economic conditions, together with any internal administrative risk factors. These risk factors are carefully reviewed by management and are revised as conditions indicate. As of December 31, 2000 and 1999, the allowance for general economic conditions and other risk factors was $274.9 million and $408.1 million, respectively.


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

28 2000 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 18 Quarterly Financial Data

(Dollars in millions
except per share data)                                    2000                                            1999
-----------------------------------------------------------------------------------------------------------------------------------
Summary of Operations                        4           3           2           1           4           3           2           1
Interest and dividend income        $  1,798.3  $  1,764.2  $  1,672.0  $  1,610.8  $  1,559.4  $  1,506.4  $  1,452.5  $  1,442.0
Interest expense                       1,012.9       992.8       903.0       828.2       763.4       711.4       667.8       672.2
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                      785.4       771.4       769.0       782.6       796.0       795.0       784.7       769.8
Provision for loan losses                 53.5        30.5        27.7        22.3        33.1        46.5        48.8        42.0
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses              731.9       740.9       741.3       760.3       762.9       748.5       735.9       727.8
Noninterest income/1/                    445.6       447.2       444.0       436.9       299.2       446.1       452.9       427.7
Noninterest expense/2/                   697.9       706.6       719.8       704.2       753.9       691.8       735.9       723.7
----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
  taxes and extraordinary gain           479.6       481.5       465.5       493.0       308.2       502.8       452.9       431.8
Provision for income taxes               149.2       154.7       148.0       173.6        81.0       181.4       159.2       150.1
----------------------------------------------------------------------------------------------------------------------------------
Income before
  extraordinary gain                     330.4       326.8       317.5       319.4       227.2       321.4       293.7       281.7
Extraordinary gain,
  net of taxes/3/                           --          --          --          --       202.6          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
Net income                          $    330.4  $    326.8  $    317.5  $    319.4  $    429.8  $    321.4  $    293.7  $    281.7
==================================================================================================================================
Net interest income
  (taxable-equivalent)              $    796.1  $    781.5  $    778.7  $    792.1  $    806.5  $    805.4  $    795.4  $    780.7
Per common share
Diluted
  Income before
    extraordinary gain              $     1.11  $     1.10  $     1.05  $     1.04  $     0.71  $     1.00  $     0.91  $     0.87
  Extraordinary gain, net of taxes          --          --          --          --        0.64          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.11        1.10        1.05        1.04        1.35        1.00        0.91        0.87
Basic
  Income  before extraordinary gain       1.13        1.11        1.06        1.05        0.72        1.01        0.92        0.89
  Extraordinary gain, net of taxes          --          --          --          --        0.64          --          --          --
----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.13        1.11        1.06        1.05        1.36        1.01        0.92        0.89
Dividends declared                        0.37        0.37        0.37        0.37       0.345       0.345       0.345       0.345
Book value                               27.81       25.85       25.10       23.51       24.73       24.50       25.47       25.32
Market Price
  High                                   64.38       54.19       66.00       68.06       76.00       70.88       73.00       79.81
  Low                                    41.63       45.63       45.06       46.81       64.19       61.56       63.06       60.44
  Close                                  63.00       49.88       45.69       57.75       68.81       65.75       69.44       62.25
Selected Average Balances
Total assets                        $101,246.0  $ 99,392.2  $ 97,497.3  $ 95,413.4  $ 94,804.6  $ 92,447.7  $ 92,304.2  $ 91,696.6
Earning assets                        90,679.6    89,663.7    88,200.6    85,857.5    84,447.9    82,517.2    81,329.1    80,684.8
Loans                                 71,774.6    71,506.9    69,830.6    67,030.0    64,941.7    62,859.8    61,973.8    61,180.0
Total deposits/4/                     67,181.9    67,158.2    66,866.4    65,550.3    58,284.0    58,423.6    57,743.7    56,895.4
Realized shareholders' equity          6,140.5     6,012.8     5,948.9     6,023.3     6,496.4     6,522.5     6,328.2     6,120.2
Total shareholders' equity             7,844.4     7,487.4     7,195.9     7,476.2     8,083.1     8,210.7     8,322.5     8,146.9
Common shares
  -diluted (thousands)                 296,461     298,558     302,141     306,739     317,701     322,223     322,448     322,364
Common shares
  -basic (thousands)                   293,390     295,575     298,986     303,461     313,706     318,239     318,315     318,090
Ratios (Annualized)
ROA                                       1.33%       1.34%       1.34%       1.38%       1.85%       1.42%       1.32%       1.29%
Return on average realized
  shareholders' equity                   21.40       21.62       21.46       21.33       26.25       19.55       18.61       18.67
Return on average total
  shareholders' equity                   16.75       17.36       17.74       17.18       21.10       15.53       14.15       14.03
Net interest margin                       3.49        3.47        3.55        3.71        3.79        3.87        3.92        3.92
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


Atlanta, Georgia         Arthur Andersen LLP
February 13, 2001

                                                         SunTrust Banks, Inc. 37

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                                      Year Ended December 31
(Dollars in thousands except per share data)                                 2000              1999                1998
-------------------------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                               $ 5,605,320       $ 4,744,609        $ 4,555,244
Interest and fees on loans held for sale                                     110,563           172,153            180,383
Interest and dividends on securities available for sale
  Taxable interest                                                           916,573           859,002            759,653
  Tax-exempt interest                                                         25,794            30,682             35,733
  Dividends (1)                                                               64,885            66,906             58,531
Interest on funds sold                                                        92,782            73,382             71,639
Interest on deposits in other banks                                              865             2,665              5,772
Other interest                                                                28,637            10,809              8,945
-------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                    6,845,419         5,960,208          5,675,900
-------------------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                                       2,452,919         1,626,132          1,644,229
Interest on funds purchased                                                  651,235           749,561            634,086
Interest on other short-term borrowings                                       97,903            79,521            127,800
Interest on long-term debt                                                   534,924           359,538            340,664
-------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                   3,736,981         2,814,752          2,746,779
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                        3,108,438         3,145,456          2,929,121
Provision for loan losses - Note 6                                           133,974           170,437            214,602
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                        2,974,464         2,975,019          2,714,519
-------------------------------------------------------------------------------------------------------------------------
Noninterest Income
Trust income                                                                 493,929           495,613            453,328
Other charges and fees                                                       525,920           471,486            398,760
Service charges on deposit accounts                                          459,653           438,107            401,095
Mortgage production related income                                            90,061           153,055            238,234
Mortgage servicing related income                                             32,832            27,056              2,828
Other noninterest income - Note 19                                           164,614           149,675            151,418
Securities gains (losses) - Note 4                                             6,616          (109,076)             8,207
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                 1,773,625         1,625,916          1,653,870
-------------------------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and other compensation - Note 12                                  1,468,967         1,522,570          1,433,703
Employee benefits - Note 12                                                  175,035           175,801            181,781
Equipment expense                                                            193,709           198,464            178,766
Net occupancy expense                                                        202,608           197,439            192,198
Marketing and customer development                                           106,215           105,429            107,092
Merger-related expenses - Note 2                                              42,444            45,556            119,419
Other noninterest expense - Note 20                                          639,555           660,019            657,124
-------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                                2,828,533         2,905,278          2,870,083
-------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and extraordinary gain            1,919,556         1,695,657          1,498,306
Provision for income taxes - Note 11                                         625,456           571,705            527,289
-------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                           1,294,100         1,123,952            971,017
Extraordinary gain, net of taxes - Notes 3 and 11                                 --           202,648                 --
-------------------------------------------------------------------------------------------------------------------------
  Net Income                                                             $ 1,294,100       $ 1,326,600        $   971,017
=========================================================================================================================
Net income per average common share - Note 10:
  Diluted
    Income before extraordinary gain                                     $      4.30       $      3.50        $      3.04
    Extraordinary gain                                                            --              0.63                 --
-------------------------------------------------------------------------------------------------------------------------
    Net income                                                           $      4.30       $      4.13        $      3.04
=========================================================================================================================
  Basic
    Income before extraordinary gain                                     $      4.35       $      3.54        $      3.08
    Extraordinary gain                                                            --              0.64                 --
-------------------------------------------------------------------------------------------------------------------------
    Net income                                                           $      4.35       $      4.18        $      3.08
=========================================================================================================================
Average common shares - diluted                                              300,956           321,174            319,711
Average common shares - basic                                                297,834           317,079            314,908
(1) Includes dividends on 48,266,496 shares of common stock
       of The Coca-Cola Company                                          $    32,821       $    30,891        $    28,960
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


     At December 31, 2000 and 1999, impaired loans amounted to $304.8 million and $148.9 million, respectively. Included in the allowance for loan losses was $63.0 million related to $304.8 million of impaired loans at December 31, 2000 and $19.5 million related to $148.9 million of impaired loans at December 31, 1999. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was $206.9 million and $134.3 million, respectively; and $13.3 million and $14.4 million, respectively, of interest income was recognized on loans while they were impaired.


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