Form 10-K, Exhibit 13
period 2001-12-31
SUNTRUST BANKS INC
filed 2002-03-15
CIK 750556

                                                                 [SUNTRUST LOGO]

                                                            SunTrust Banks, Inc.

                                                              2001 Annual Report


                                     [PHOTO]



      2001 was another year of consistent, solid performance for SunTrust.
   But that's not all. We're seeing real benefits from a quiet transformation that's taken place at our Company in recent years under which our historical competitive strengths were reaffirmed while some big changes were made to ensure we're well positioned for the future.

About The Company


SunTrust Banks, Inc., with year-end 2001 assets of

$104.7 billion, is one of the nation's largest and strongest financial holding companies. Through its flagship subsidiary, SunTrust Bank, the

Company provides deposit, credit, trust and investment services to a broad range of retail, business and institutional clients. Other subsidiaries provide mortgage banking, credit-related insurance, asset management, brokerage and capital market services. SunTrust enjoys leading market positions in some of the highest-growth markets in the United States and also serves customers in selected markets nationally. SunTrust's more than 1,100 retail branches and 1,990 ATMs are located in Alabama, Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides customers with a full range of technology-based banking channels including Internet, PC and Telephone Banking. As of December 31, 2001, SunTrust had total trust assets of $128.8 billion. Discretionary trust assets under management--which include $24 billion in the STI Classic Funds, one of the nation's top-ranked mutual fund families--were $89.5 billion. SunTrust's mortgage servicing portfolio grew to $47.6 billion at year end.

                               Table Of Contents

                            Financial Highlights - 1

                           Letter To Shareholders - 2

                     Management's Discussion And Analysis Of
                    Operations And Financial Condition - 14

                     Consolidated Financial Statements - 42

                               2001 Form 10-K - 74

                            Board Of Directors - 76

                            Management Committee - 77

                            General Information - 80



                                [SUNTRUST LOGO]

                                                  SunTrust 2001 Annual Report  1

Financial Highlights
-------------------------------

                                                               Year Ended December 31
(Dollars in millions except per share data)         2001                  2000              1999
------------------------------------------------------------------------------------------------------
For the Year
Income before extraordinary gain               $     1,369.2         $     1,294.1       $     1,124.0
Extraordinary gain, net of taxes                         6.3                    --               202.6
------------------------------------------------------------------------------------------------------
Net income                                           1,375.5               1,294.1             1,326.6
======================================================================================================
Common dividends paid                                  463.5                 443.4               440.6
Per Common Share
Income - diluted before extraordinary gain     $        4.70         $        4.30       $        3.50
Extraordinary gain                                      0.02                    --                0.63
------------------------------------------------------------------------------------------------------
Net income - diluted                                    4.72                  4.30                4.13
======================================================================================================
Dividends declared                                      1.60                  1.48                1.38
Common stock closing price                             62.70                 63.00               68.81
Book value                                             28.97                 27.81               24.73
------------------------------------------------------------------------------------------------------
Financial Ratios
Return on average assets (ROA)                          1.37%                 1.35%               1.48%
Return on average realized
  shareholders' equity                                 21.74                 21.46               20.83
Return on average total shareholders' equity           17.04                 17.25               16.20
Net interest margin (taxable-equivalent)                3.58                  3.55                3.88
Efficiency ratio                                       56.96                 57.47               60.35
Tier 1 capital ratio                                    8.02                  7.09                7.48
Total capital ratio                                    12.18                 10.85               11.31
------------------------------------------------------------------------------------------------------
Selected Average Balances
Total assets                                   $   102,884.2         $    98,397.8       $    92,820.8
Earning assets                                      92,034.1              88,609.0            82,255.7
Loans                                               70,023.0              70,044.3            62,749.4
Deposits                                            64,568.7              66,691.9            57,842.1
Realized shareholders' equity                        6,328.0               6,031.6             6,368.3
Total shareholders' equity                           8,073.8               7,501.9             8,190.7
Common shares - diluted (thousands)                  291,584               300,956             321,174
------------------------------------------------------------------------------------------------------
At December 31
Total assets                                   $   104,740.6         $   103,660.4       $    95,390.0
Earning assets                                      93,327.5              92,147.8            85,193.4
Loans                                               68,959.2              72,239.8            66,002.8
Allowance for loan losses                              867.1                 874.5               871.3
Deposits                                            67,536.4              69,533.3            60,100.5
Realized shareholders' equity                        6,704.3               6,296.4             6,064.0
Total shareholders' equity                           8,359.6               8,239.2             7,626.9
Common shares outstanding (thousands)                288,602               296,266             308,353
Market value of investment in common
  stock of The Coca-Cola Company
  (48,266,496 shares)                          $       2,276         $       2,941       $       2,812
======================================================================================================

In this report, SunTrust presents a return on average realized shareholders' equity, as well as a return on average total shareholders' equity. The return on average realized shareholders' equity excludes net unrealized security gains. Due to its ownership of 48 million shares of common stock of The Coca-Cola Company resulting in an unrealized net gain of $2.3 billion, the Company believes that this measure is more indicative of its return on average shareholders' equity when comparing performance to other companies.

Earnings Per Share Before Extraordinary Gain
5 Year Compounded Growth Rate 12.7%
($ per diluted common share)

                                    [GRAPH]

1996    2.59
1997    3.04
1998    3.04
1999    3.50
2000    4.30
2001    4.70


Dividends Declared
5 Year Compounded Growth Rate 14.0%
($ per common share)

                                    [GRAPH]

1996     .83
1997     .93
1998    1.00
1999    1.38
2000    1.48
2001    1.60

Cash Basis and Operating Earnings Per Share
Cash Basis EPS 5 Year Compounded Growth Rate 12.4%
Operating EPS 5 Year Compounded Growth Rate 13.0%
($ per diluted common share)

                                    [GRAPH]

Year                          Cash Basis EPS                Operating EPS
1996                               2.70                         2.59
1997                               3.15                         3.04
1998                               3.16                         3.28
1999                               4.23                         3.59
2000                               4.41                         4.39
2001                               4.85                         4.79

2  SunTrust 2001 Annual Report

   To Our Shareholders

     Any discussion of 2001 at SunTrust would be incomplete without first noting that for the men and women of our Company, as for all Americans, the year was one whose haunting images and sobering realities have been seared in our memories. While no SunTrust facilities were affected directly by the September 11 terrorist attacks, shareholders can be proud of the way we reached out to support those in need--and demonstrated our commitment to reaffirming America's enduring positive spirit. Specifically, our Company, along with our employees, retirees and directors, contributed more than $1 million to the American Red Cross to assist in its September 11-related relief efforts.

           From a business perspective, September 11 removed any doubt as to the fragility of the U.S. economy. It turned out that the economy, which had been steadily weakening, actually slipped into recession in the first quarter of 2001. For banks, the state of the economy is a major factor in the outlook for our business. SunTrust is as well positioned as anyone for economic adversity. But we, like our customers, began 2002 under the cloud of an uncertain operating environment.


           Earnings Consistency

     Despite the economic slowdown, 2001 was another year of consistent earnings growth for SunTrust Banks, Inc. Strong operating earnings were based on good, solid revenue gains. We're doing an increasingly effective job on expense discipline. And credit quality measures, although reflecting the impact of a sluggish economy, continued to compare very well with industry standards.


[LOGO]
SUNTRUST

                                                   SunTrust 2001 Annual Report 3

     In general, 2001 results reflect SunTrust's success in positioning our balance sheet to permit the generation of consistent earnings under different economic and interest rate scenarios.

     We are particularly proud that 2001 represented SunTrust's 26th consecutive year of growth in operating earnings. In terms of reported net income per share, there has never been a year in which we earned less than in the prior year. Our track record of consistency in earnings growth is matched by only a handful of well-known U.S. banking organizations.

[PHOTO]
SunTrust
L. Phillip Humann
Chairman, President and Chief Executive Officer

A detailed discussion of the year's earnings performance and other financial considerations is included in the "Management Discussion and Analysis" section of this report. It begins on page 14.

     Financial highlights of 2001 include:

     . Operating earnings were $1.40 billion, a record level and up 6 percent from the prior year. Operating income per diluted share was $4.79, an increase of 9 percent from 2000.

     . Reported net income, which included certain non-recurring charges in both 2001 and 2000, was $1.38 billion in 2001, up 6 percent from a year earlier. Net income per diluted share was $4.72, a 10 percent increase from the full year 2000.

     . Non-interest income, which accounts for a healthy 40 percent of total revenue, was up 22 percent over the prior year as we stepped up sales of fee-generating products and services. Increasing the portion of earnings attributable to fee income has been a priority in recent years.

 4  SunTrust 2001 Annual Report

     . Growth in net interest income was attributable in part to the success of a Company-wide drive to increase core deposits. Core deposits were up $5.6 billion, or almost 10 percent from the prior year end. This impressive growth went a long way toward offsetting the less-than-robust loan demand typical at this stage of the business cycle.

     For the stock market in general, and for investors in bank stocks, 2001 was not a good year. SunTrust stock outperformed that of most large banks. Still, our share price did not display the growth pattern we would have liked--and the growth we think is warranted given the strengths of our Company and our performance relative to our peers.


     Looking ahead, we believe we are well positioned to meet the expectations of both customers and shareholders. We also remain confident that, over time, our share price will more accurately reflect SunTrust's solid performance and prospects, especially as the economy turns around.

     In the meantime, we are pleased to report that the Board of Directors in February 2002 voted to increase the cash dividend paid on the Company's common stock by 7.5 percent, bringing the annual dividend per share to $1.72.

     Credit Quality

     SunTrust has historically maintained a record of credit quality among the best of all major U.S. banks. Our loan portfolio is well diversified. And on both the consumer and commercial sides, we seek to avoid concentrated exposure to high-risk loan categories, industries and borrowers.

                                                  SunTrust 2001 Annual Report  5

[PHOTO]

     During periods of economic weakness--such as we experienced in 2001--superior credit quality is particularly important. As borrowers come under pressure, bank credit quality predictably suffers. SunTrust was by no means insulated from this industry trend last year. Nonperforming assets (NPAs) increased by roughly a third, a sizeable increase although not out of line with what might be expected in this kind of economy.

     It is important to note that despite the year-over-year increase in the absolute level of NPAs, SunTrust's ratio of nonperforming assets to total loans and foreclosed properties -- perhaps the most relevant measure of credit quality--remains one of the lowest among all large banks. Our charge-off experience was also among the lowest in our peer group. And our reserve coverage remains strong.

     So while certain measures of credit quality have deteriorated somewhat from the unsustainably high levels enjoyed in recent years, we continue to maintain a record in this area that compares very favorably with peer banks. We are confident that will remain the case.

               E F F I C I E N C Y  &  S T A N D A R D I Z A T I O N

SunTrust's intensified focus on efficiency and was reflected in 2001 results with the promise of further gains in 2002 and beyond. The Company's efficiency ratio dropped to below 57 percent in 2001, a meaningful improvement compared with an efficiency ratio of more than 60 percent in 1999. That is when we launched a formal, Company-wide effort to reduce expense levels at SunTrust while maintaining the customer service for which we're recognized in the marketplace.
                                                                         [PHOTO]

6  SunTrust 2001 Annual Report

     As one example of how this works, core employment at SunTrust at year-end 2001 was down nearly 10 percent (or 2,900 full-time-equivalent positions) from 1999. This reduction was accomplished without the broad-scale employee layoffs that can hurt morale and impact customer service.

     Also in 2001, we made significant progress in implementing what we call our "One-Bank" initiatives. These are a series of inter-related systems consolidation and operations standardization moves. They are designed to achieve maximum efficiencies from SunTrust's 1999 decision to move away from its historical multi-bank legal structure to a more streamlined model.

     We estimate that SunTrust's annual operating efficiency will improve significantly from these changes. The resulting savings help support continued investment in product development, new technology--and the talented people--necessary to maintain a competitive advantage in the future. For customers, the One-Bank effort has practical benefits today; it's now much easier to conduct a wide range of banking transactions at any SunTrust location. We can also more quickly implement change to meet future customer needs.

                   S E L E C T I V E  A C Q U I S I T I O N S

SunTrust's approach to mergers and acquisitions is very deliberate and highly selective. As a $100 billion-plus institution whose geographic footprint already covers some of the best markets in the United States, we don't need to grow for the sake of growth alone. As a rule, we only pursue acquisition opportunities that meet high standards for financial return while enhancing our geographic franchise or extending business line capabilities consistent with our strategic goals.

     Three transactions in 2001 illustrate our deliberate approach to mergers. In April, we

                                                  SunTrust 2001 Annual Report  7

                                                                 [PHOTO] [PHOTO]

acquired Asset Management Advisors (AMA), a specialized wealth management firm in Jupiter, Florida. Expansion of AMA, which operates as a SunTrust unit under its own well-regarded name, is now a key element in our overall strategy to serve the high-net-worth market. AMA is uniquely positioned to provide what is known in the industry as "family office" services to high-net-worth clients. AMA investment and other professionals utilize a variety of sophisticated financial products and tools to provide a comprehensive approach to multi-generational wealth management. As part of SunTrust, additional AMA offices have opened in Orlando and Atlanta.

     In May, we announced the purchase of the institutional business of The Robinson-Humphrey Company, LLC from Citigroup's Salomon Smith Barney unit. The acquisition of Robinson-Humphrey's investment banking and capital markets divisions, along with associated areas such as equity research, significantly enhanced SunTrust's equity capital markets-related capabilities. The establishment of SunTrust Robinson-Humphrey complements our already-strong debt capital markets business to create a powerful combination with excellent growth potential, especially as equity markets improve.

     Four months later, we signed an agreement to acquire the very attractive Florida banking franchise of Huntington Bancshares, Inc. Included are Huntington's retail, small business, commercial, treasury management and investment related businesses. The acquisition, which closed in early 2002, added 57 branches, approximately $4.6 billion in deposits and some 1,000 employees to SunTrust's Florida banking organization. In addition to bolstering our historically strong position in

8 SunTrust 2001 Annual Report

        the State overall, the Huntington move propels us into the number one position in the high-growth Orlando and Lakeland/Winter Haven markets.

              Elsewhere in the merger-related arena, SunTrust made news during 2001 when we unveiled a proposal to acquire the former North Carolina-based Wachovia Corporation. Our proposal led to a highly visible proxy solicitation effort over the course of the summer.

              We perceived a SunTrust-Wachovia combination as attractive...but only at a price we considered consistent with our own shareholders' interests. When it became clear that a higher price would likely be required, we elected not to increase it. Wachovia shareholders chose another merger partner.

           Business Momentum

        Each of our major lines of business--Retail Banking, Commercial Banking, Corporate and Investment Banking, Mortgage Banking and Private Client Services--contributed to our earnings in 2001.

        Equally important, momentum displayed within our business units suggests how we are positioned to capitalize on a rebound in economic activity.

              Some business highlights of the past year with positive implications for future performance include:

                   . Measurable success in building a sales culture at SunTrust.

                                             More than 5,000 retail employees

                                    [PHOTO]

                                                   SunTrust 2001 Annual Report 9

                                                                         [PHOTO]

        participated in a targeted training program to equip them to provide "needs-based" products and services to clients. Simultaneously, standardized sales management practices were instituted across the Company. The sharp jump in deposits in 2001 is one illustration of how an intensified sales focus pays off. Another is SunTrust Online (STOLI), our telephone and internet banking channel. STOLI sales were up more than 66 percent over 2000 and now account for roughly 20 percent of all new consumer loans and equity credit lines.

              . Enhanced capabilities to meet the needs of our corporate and commercial clients for investment banking, capital markets, treasury management and other services that go beyond the traditional extension of credit. A substantial increase in debt capital market revenues, up 46 percent over the prior year, reflects our success in providing clients access to debt capital at a time when equity markets were challenging. In line with our intensified emphasis on the commercial, or "middle market," a separate capital markets origination team focuses on businesses with up to $250 million in annual revenues. In addition, to leverage the investment banking capabilities we acquired with Robinson-Humphrey, we created in late 2001 SunTrust R-H Advisors, a merger and acquisition advisory unit focused solely on our commercial client base.

              . A record year in mortgage production as we benefited from a lower interest rate environment that spurred refinancing activity. Mortgage production volume for 2001 was $24.2 billion, up more than 80 percent from the prior year. SunTrust Mortgage Corporation has evolved into one of the nation's leading bank-affiliated mortgage operations, consistently ranking among the top 20 of all mortgage lenders nationally. SunTrust Mortgage originates loans directly within the SunTrust market area and nationally through a variety of channels. Cross-selling bank products to mortgage customers is also

 10  SunTrust 2001 Annual Report

        a high priority for the organization; during 2001, over 40,000 additional products were sold by teams focused on this particular opportunity.

              . The sagging stock market took its toll on SunTrust's Private Client Services business last year as it did on virtually the entire securities industry. Despite a decline in our stock market-driven revenues, performance of the STI Classic Mutual Funds, which was recognized as the nation's third best performing mutual fund family by Barron's, improved substantially in 2001. Additionally, Trusco Capital Management's investment performance again outpaced the market. These accomplishments helped spur sales of investment products and significantly reduce client attrition. In addition, the development in late 2001 of a new, full-service brokerage operation called "Alexander Key," plus the additional capabilities afforded by Asset Management Advisors, represent significant steps to position us for improved performance as markets rebound.

              . Enhancement of eBusiness capabilities with the redesign of www.suntrust.com, our popular web site, and the launch of some innovative new services. One example is "Online Treasury Manager," which offers commercial and corporate clients a full suite of web-based treasury management tools. Another new service provides web-based access to asset and transaction information for trust, portfolio management and custody account customers.

              . Introduction of a distinctive SunTrust "brand" in the marketplace that provides a unifying theme for advertising and other marketing efforts. Based on extensive customer research, the new brand picks up on SunTrust's track record of providing superior customer service and revolves around the question: "How can we help you?"

              . Launching a comprehensive Corporate Quality Initiative to ensure that we consistently apply the principles of exceptional quality and service to the overall management of our business. Specific quality standards are being set within every unit of the Company on dimensions of service that matter most to clients, and processes for monitoring client satisfaction and identifying and correcting deficiencies in service delivery are being implemented.

                                                  SunTrust 2001 Annual Report 11

     . Increased focus on Diversity as a corporate initiative with real business potential. A senior-level Corporate Diversity Council serves as the focal point for a variety of programs in areas such as marketing, hiring and promotion, corporate contributions and procurement. They're all aimed at increasing awareness and confirming Diversity as a business imperative at SunTrust.

           Quiet Transformation

As 2001 unfolded, we began seeing more and more benefits from a transformation process that's quietly taken place at SunTrust over the past few years. Through this process which was initiated in 1998, we identified-and then validated-SunTrust's historical competitive strengths. These include things like superior credit quality, our focus on high-growth geographic markets, our emphasis on deepening customer relationships and our reliance on strong local management teams.

     At the same time, we instituted a series of fairly major changes aimed at streamlining our organizational structure, improving our operating efficiency and beefing up our infrastructure. In short, we enhanced the capacity of our organization to continue to deliver sustainable and consistent earnings growth in the years ahead.

                                                                    [PHOTO]

 12  SunTrust 2001 Annual Report

  [PHOTO]

     Looking back on 2001, one distinct message begins to emerge: today's SunTrust is more focused on performance...more efficient...more sales-oriented...and better able to meet the needs of a demanding customer base than at any point in our recent history. In large measure, that is what our "quiet transformation" process has been all about.

     This process is not finished. We believe we have a winning formula today and excellent prospects for the future. Yet we are always looking for ways to fine-tune our approach to our business, our organization, our markets and our customers. This is as it should be. Shareholders expect us to keep pace with a changing, performance-driven world. We are committed to doing so.

     Much has changed at SunTrust in recent years. Yet one thing remains the same: our employees work extraordinarily hard, every day, to deliver customer service and financial results that positively differentiate us from the - competition. I trust that shareholders will therefore agree it is appropriate to close this letter with a salute to SunTrust's employees for their accomplishments in 2001.

     The business outlook for financial services is, as always, characterized by uncertainty. But given the strengths of our institution and the capabilities of our people, we approach the year ahead with confidence it will be a good one for SunTrust Banks, Inc.

     Thank you for your investment in SunTrust-and for permitting us to serve your banking needs.


L. Phillip Humann

Chairman, President and
Chief Executive Officer
February 12, 2002

                                                  SunTrust 2001 Annual Report 13

SELECTED FINANCIAL DATA
====================================================================================================================================
                                                                                 Year Ended December 31
(In millions except per share and other data)            2001         2000        1999         1998       1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Summary of Operations
Interest and dividend income                        $   6,279.6  $   6,845.4  $  5,960.2   $  5,675.9  $  5,238.2   $   4,818.5
Interest expense                                        3,027.0      3,736.9     2,814.7      2,746.8     2,453.5       2,158.8
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                     3,252.6      3,108.5     3,145.5      2,929.1     2,784.7       2,659.7
Provision for loan losses                                 275.2        134.0       170.4        214.6       225.1         171.8
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after
    provision for loan losses                           2,977.4      2,974.5     2,975.1      2,714.5     2,559.6       2,487.9
Noninterest income/1/                                   2,155.8      1,773.6     1,625.9      1,653.9     1,329.2       1,146.1
Noninterest expense/2,3/                                3,113.5      2,828.5     2,905.3      2,870.1     2,389.2       2,368.0
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
    taxes and extraordinary gain                        2,019.7      1,919.6     1,695.7      1,498.3     1,499.6       1,266.0
Provision for income taxes                                650.5        625.5       571.7        527.3       523.7         407.0
------------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary gain                        1,369.2      1,294.1     1,124.0        971.0       975.9         859.0
Extraordinary gain, net of taxes/4/                         6.3           --       202.6           --          --            --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                          $   1,375.5  $   1,294.1  $  1,326.6   $    971.0  $    975.9   $     859.0
====================================================================================================================================
Net interest income (taxable-equivalent)            $   3,293.4  $   3,148.4  $  3,188.0   $  2,973.5  $  2,832.6   $   2,709.7
Per Common Share
Diluted
    Income before extraordinary gain                $      4.70  $      4.30  $     3.50   $     3.04  $     3.04   $      2.59
    Extraordinary gain                                     0.02           --        0.63           --          --            --
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                             4.72         4.30        4.13         3.04        3.04          2.59
Basic
    Income before extraordinary gain                       4.76         4.35        3.54         3.08        3.08          2.63
    Extraordinary gain                                     0.02           --        0.64           --          --            --
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                             4.78         4.35        4.18         3.08        3.08          2.63
Dividends declared                                         1.60         1.48        1.38         1.00       0.925         0.825
Market price:
    High                                                  72.35        68.06       79.81        87.75       75.25         52.50
    Low                                                   57.29        41.63       60.44        54.00       44.13         32.00
    Close                                                 62.70        63.00       68.81        76.50       71.38         49.25
Selected Average Balances
Total assets                                        $ 102,884.2  $  98,397.8  $ 92,820.8   $ 85,536.9  $ 76,017.3   $  69,252.0
Earning assets                                         92,034.1     88,609.0    82,255.7     74,880.9    66,944.0      61,644.4
Loans                                                  70,023.0     70,044.3    62,749.4     57,590.5    51,788.1      46,338.4
Deposits                                               64,568.7     66,691.9    57,842.1     53,725.3    51,673.7      50,317.6
Realized shareholders' equity                           6,328.0      6,031.6     6,368.3      5,641.4     5,116.7       5,101.3
Total shareholders' equity                              8,073.8      7,501.9     8,190.7      7,853.6     6,953.4       6,434.3
At December 31
Total assets                                        $ 104,740.6  $ 103,660.4  $ 95,390.0   $ 93,169.9  $ 82,840.8   $  75,264.2
Earning assets                                         93,327.5     92,147.8    85,193.4     81,295.1    72,258.9      65,921.8
Loans                                                  68,959.2     72,239.8    66,002.8     61,540.6    55,476.4      49,301.4
Allowance for loan losses                                 867.1        874.5       871.3        944.6       933.5         897.0
Deposits                                               67,536.4     69,533.3    60,100.5     59,033.3    54,580.8      52,577.1
Long-term debt                                         12,660.6      8,945.4     6,017.3      5,807.9     4,010.4       2,427.7
Realized shareholders' equity                           6,704.3      6,296.4     6,064.0      6,090.4     5,263.9       5,133.1
Total shareholders' equity                              8,359.6      8,239.2     7,626.9      8,178.6     7,312.1       6,713.6
Ratios and Other Data
Return on average assets                                   1.37%        1.35%       1.48%        1.18%       1.34%         1.28%
Return on average realized shareholders' equity           21.74        21.46       20.83        17.21       19.07         16.84
Return on average total shareholders' equity              17.04        17.25       16.20        12.36       14.04         13.35
Net interest margin                                        3.58         3.55        3.88         3.97        4.23          4.40
Efficiency ratio                                          56.96        57.47       60.35        62.02       57.41         61.41
Total shareholders' equity to assets                       7.98         7.95        8.00         8.78        8.83          8.92
Allowance to year-end loans                                1.26         1.21        1.32         1.53        1.68          1.82
Nonperforming assets to total loans
    plus other real estate owned                           0.84         0.59        0.42         0.39        0.43          0.74
Common dividend payout ratio                               33.7         34.3        33.4         32.9        30.4          31.9
Full-service banking offices                              1,128        1,129       1,114        1,079       1,072         1,073
ATMs                                                      1,994        1,991       1,968        1,839       1,691         1,394
Full-time equivalent employees                           28,391       28,268      30,222       30,452      29,442        29,583
Average common shares - diluted
    (thousands)                                         291,584      300,956     321,174      319,711     320,932       331,042
Average common shares - basic (thousands)               287,702      297,834     317,079      314,908     316,436       326,502
====================================================================================================================================

/1/ Includes securities gains of $100.2 million and securities losses of $114.9 million related to the securities portfolio repositioning in 2001 and 1999, respectively. An additional $52.9 million security gain was recorded in 2001 on the sale of Star Systems, Inc.

/2/ Includes merger-related expenses of $42.4 million in 2000, $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar in the fourth quarter of 1998.

/3/ Includes expenses of $32.0 million from the proposal to acquire the former
    Wachovia Corporation in 2001.

/4/ Represents the gain on the early extinguishment of long-term debt in 2001, net of $3.4 million in taxes, and the gain on sale of the Company's consumer credit card portfolio in 1999, net of $124.6 million in taxes.

14  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on pages 42 through 73. In Management's Discussion, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable-equivalent (FTE) basis, which is adjusted for the tax-favored status of income from certain loans and investments.

     On December 31, 1998, SunTrust Banks, Inc. ("SunTrust" or "Company") completed its merger with Crestar Financial Corporation ("Crestar"), a $27.6 billion asset bank holding company headquartered in Richmond, Virginia. The merger was accounted for as a pooling-of-interests business combination. Accordingly, the accompanying consolidated financial information reflects the results of operations of both SunTrust and Crestar, on a combined basis, for all periods presented. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2001 presentation.

     SunTrust has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see "A Warning About Forward-Looking Information" on pages 39 through 40 of this Annual Report. In addition, the preparation of the financial statements, upon which this Management's Discussion is based, requires Management to make estimates which impact these financial statements. Included in the Notes to the Consolidated Financial Statements, which start on page 48, are the most significant accounting policies used in the preparation of these statements as required by Generally Accepted Accounting Principles. These Notes should be read in conjunction with the reader's review of SunTrust's financial statements and results of operations.

                                                 SunTrust 2001 Annual Report  15

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Earnings Overview

SunTrust's net income for 2001 totaled $1,375.5 million, or $4.72 per diluted share, up 6.3% from the net income of $1,294.1 million, or $4.30 per diluted share, earned in 2000. Results included the following unusual items:

.. Extraordinary gain of $24.1 million, net of tax, or $0.08 per diluted share, offset by an extraordinary loss of $17.8 million, net of tax, or $0.06 per diluted share, for the early extinguishments of long-term debt in the fourth and second quarters of 2001, respectively.

.. Net of tax securities gains of $65.1 million, or $0.22 per diluted share, related to the balance sheet repositioning during 2001.

.. After-tax non-recurring expenses totaling $20.2 million, or $0.07 per diluted share, associated with the Company's proposal to acquire the former Wachovia Corporation in 2001.

.. One Bank initiative costs of $35.5 million, net of tax, or $0.12 per diluted share, for the Company's enhancements during 2001 to customer based systems that are expected to yield further operating efficiencies in the future.

.. Merger related charges for 2000 of $27.6 million, net of tax, or $0.09 per diluted share.

     Operating results for 2001 were impacted by a slowing economy causing increased charge-offs and nonperforming assets resulting in a $141.2 million increase in the provision for loan losses. Net interest income increased $145.0 million to $3,293.4 million and the net interest margin increased 3 basis points in 2001. The declining rate environment coupled with sluggish loan growth impacted the Company's net interest margin throughout 2001.

     Net charge-offs were $272.4 million, or .39% of average loans for 2001, compared to $130.8 million, or .19% of average loans for 2000. The 2001 loan loss provision of $275.2 million was 105.4% higher than the $134.0 million recorded in 2000. These increases were primarily due to the continued economic slowdown that resulted in deterioration in some large corporate credits.

     Noninterest income, excluding securities gains and losses, was $2,002.7 million, a 13.3% increase compared to 2000. This increase was driven by a $64.0 million, or 201.4%, growth in trading account profits and commissions as the Company benefited from increased customer derivative transaction fees due to the lower interest rate environment. Also positively impacting non-interest income was a $96.1 million, or 106.7%, increase in mortgage production related income as the low rate environment led to significant refinancing activity during 2001. Negatively impacting noninterest income was a $38.9 million, or 118.5%, decrease in mortgage servicing related income due to accelerated amortization of mortgage servicing rights resulting from increased prepayments.

     Noninterest expense, excluding merger-related expenses, increased $327.4 million or 11.8% compared to 2000. Personnel expenses increased $137.4 million, or 8.4%, primarily attributable to increased incentive payments related to mortgage production, bonus payments from the acquisition of the institutional business of The Robinson-Humphrey Company, LLC and expenditures for the One Bank initiative. Other expenses in 2001 included $32.0 million associated with the Company's proposal to acquire the former Wachovia Corporation. Also contributing to the increase was a $10.8 million, or 30.5%, increase in amortization of intangible assets due to the write-off of the remaining $12.7 million of goodwill associated with the sale of the assets and liabilities of SunTrust Credit Corporation during 2001.


       Net Income Before
       Extraordinary Gain                                        Return On Average
       5 Year Compounded Growth Rate 9.8%                        Realized Equity
       ($ per common share)                                      (percent)

       '96    '97    '98     '99      '00      '01         '96    '97    '98    '99    '00   '01

      859.0  975.9  971.0  1,124.0  1,294.1  1,369.2      16.84  19.07  17.21  20.83  21.46  21.74

16 SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
================================================================================

Cash Basis Financial Data

Effective January 1, 2002, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," SunTrust will no longer amortize goodwill.


See "Recent Accounting Developments" on page 50 of the Notes to the Consolidated Financial Statements for further information. Table 1 presents financial data excluding the impact of the after-tax amortization of goodwill and core deposit intangibles.

Table 1 Cash Basis Selected Financial Data

                                                                                        Year Ended December 31
(In millions except per share data)                                 2001         2000       1999        1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------
Operations
Noninterest expense                                             $ 3,057.7    $ 2,793.3   $ 2,869.5   $ 2,828.3  $ 2,351.9  $2,331.5
Net income                                                        1,414.8      1,325.8     1,358.8     1,009.4    1,010.4     892.8
Per Common Share
Diluted
   Income before extraordinary gain                             $    4.83    $    4.41   $    3.60   $    3.16  $    3.15  $   2.70
   Extraordinary gain                                                0.02           --        0.63          --         --        --
-----------------------------------------------------------------------------------------------------------------------------------
       Net income                                                    4.85         4.41        4.23        3.16       3.15      2.70
Average common shares - diluted (thousands)                       291,584      300,956     321,174     319,711    320,932   331,042
Performance Ratios
Return on average assets                                             1.42%        1.39%       1.52%       1.24%      1.39%     1.34%
Return on average realized shareholders'equity                      24.23        24.02       23.32       19.80      21.47     19.12
Return on average total shareholders' equity                        18.65        18.97       17.77       13.81      15.44     14.88
Efficiency ratio                                                    56.96        56.75       55.82       61.12      56.53     60.49
Goodwill and Core Deposit Intangibles (CDI)
Goodwill average balance                                        $   469.8    $   488.9   $   511.5   $   524.9  $   389.0     409.2
CDI average balance                                                  19.8         23.7        30.3        19.4       21.7      24.0
Goodwill amortization (after tax)                                    36.1         27.9        27.8        34.2       30.6      30.1
CDI amortization (after tax)                                          3.1          3.8         4.5         4.2        3.9       3.7
===================================================================================================================================

                                                  SunTrust 2001 Annual Report 17

MANAGEMENT'S DISCUSSION
================================================================================

Table 2 Analysis Of Changes In Net Interest Income/1/

                                                2001 Compared to 2000           2000 Compared to 1999
                                            Increase (Decrease) Due to        Increase (Decrease) Due to
(In millions on a                          ----------------------------      -----------------------------
taxable-equivalent basis)                  Volume        Rate       Net        Volume      Rate       Net
-----------------------------------------------------------------------------------------------------------
Interest Income
Loans
   Taxable                              $   (6.0)    $ (683.7)   $ (689.7)   $ 579.2    $  282.0   $  861.2
   Tax-exempt/2/                             4.1         (8.7)       (4.6)      (1.9)        4.8        2.9
Securities available for sale
   Taxable                                  86.6        (34.1)       52.5       (8.6)       62.4       53.8
   Tax-exempt/2/                            (1.6)         1.9         0.3       (6.8)       (2.4)      (9.2)
Funds sold                                 (11.0)       (30.6)      (41.6)       5.9        13.5       19.4
Loans held for sale                        107.8         (6.9)      100.9      (83.2)       21.6      (61.6)
Other short-term investments/2/             30.1        (12.7)       17.4       14.8         1.3       16.1
-----------------------------------------------------------------------------------------------------------
   Total interest income                   210.0       (774.8)     (564.8)     499.4       383.2      882.6
-----------------------------------------------------------------------------------------------------------
Interest Expense
NOW/Money market accounts                  118.4       (123.9)       (5.5)       5.4       102.0      107.4
Savings deposits                           (12.5)       (44.5)      (57.0)     (14.9)       39.6       24.7
Consumer time deposits                     (44.1)       (15.6)      (59.7)       5.3        54.6       59.9
Brokered deposits                          (39.3)       (61.3)     (100.6)     215.4         0.1      215.5
Foreign deposits                          (229.5)      (152.7)     (382.2)     341.7        55.9      397.6
Other time deposits                        (14.5)       (20.9)      (35.4)      (9.9)       31.6       21.7
Funds purchased                             30.8       (269.8)     (239.0)    (248.9)      150.5      (98.4)
Other short-term borrowings                  2.6        (37.1)      (34.5)      (7.0)       25.4       18.4
Long-term debt                             269.9        (65.8)      204.1      142.8        32.6      175.4
-----------------------------------------------------------------------------------------------------------
   Total interest expense                   81.8       (791.6)     (709.8)     429.9       492.3      922.2
-----------------------------------------------------------------------------------------------------------
     Net change in net interest income  $  128.2     $   16.8    $  145.0    $  69.5    $ (109.1)  $  (39.6)
===========================================================================================================

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

Table 3 Loan Portfolio By Types Of Loans

                                                          At December 31
(In millions)               2001          2000           1999          1998          1997         1996
--------------------------------------------------------------------------------------------------------
Commercial              $ 28,945.9    $ 30,781.1     $ 26,933.5    $ 24,589.6    $ 19,043.7   $ 15,761.4
Real estate
   Construction            3,627.3       2,966.1        2,457.1       2,085.0       1,809.8      1,686.6
   Residential mortgages  17,297.1      19,953.0       19,619.3      16,880.9      17,297.2     15,629.5
   Other                   8,152.0       8,121.4        7,794.9       8,254.3       7,457.6      6,455.0
Credit card                   92.0          76.8           77.4       1,563.5       2,195.6      2,367.4
Consumer loans            10,844.9      10,341.4        9,120.6       8,167.3       7,672.5      7,401.5
--------------------------------------------------------------------------------------------------------
   Total loans          $ 68,959.2    $ 72,239.8     $ 66,002.8    $ 61,540.6    $ 55,476.4   $ 49,301.4
========================================================================================================

18 SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
-------------------------------------------------------------------------------

Table 4 Consolidated Daily Average Balances, Income/Expense And Average Yields Earned And Rates Paid

                                            2001                                 2000                             1999
                                -------------------------------    --------------------------------  -------------------------------
(Dollars in millions; yields    Average      Income/    Yields/     Average    Income/    Yields/    Average    Income/    Yields/
on taxable-equivalent basis)    Balances     Expense     Rates      Balances   Expense    Rates      Balances   Expense     Rates
------------------------------------------------------------------------------------------------------------------------------------
Assets
Loans:/1/
  Taxable                       $ 68,892.8   $4,862.7    7.06%    $  68,968.8  $ 5,552.4   8.05%    $ 61,648.3  $4,691.2    7.61%
  Tax-exempt/2/                    1,130.2       78.4    6.94         1,075.5       83.0   7.72        1,101.1      80.1    7.27
-----------------------------------------------------------------------------------------------------------------------------------
    Total loans                   70,023.0    4,941.1    7.06        70,044.3    5,635.4   8.05       62,749.4   4,771.3    7.60
Securities available for sale
  Taxable                         15,904.8    1,033.9    6.50        14,593.7      981.4   6.73       14,728.7     927.6    6.30
  Tax-exempt/2/                      448.7       35.7    7.95           469.7       35.4   7.54          558.2      44.6    7.99
-----------------------------------------------------------------------------------------------------------------------------------
    Total securities available
      for sale                    16,353.5    1,069.6    6.54        15,063.4    1,016.8   6.75       15,286.9     972.2    6.36
Funds sold                         1,250.3       51.2    4.09         1,439.8       92.8   6.44        1,338.0      73.4    5.48
Loans held for sale                2,949.9      211.5    7.17         1,451.1      110.6   7.62        2,577.1     172.2    6.68
Other short-term investments/2/    1,457.4       47.1    3.23           610.4       29.7   4.87          304.3      13.6    4.48
-----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets          92,034.1    6,320.5    6.87        88,609.0    6,885.3   7.77       82,255.7   6,002.7    7.30
Allowance for loan losses           (876.3)                            (869.0)                          (942.1)
Cash and due from banks            3,383.4                            3,316.4                          3,630.3
Premises and equipment             1,599.7                            1,625.4                          1,596.3
Other assets                       4,043.3                            3,362.2                          3,332.5
Unrealized gains on securities
  available for sale               2,700.0                            2,353.8                          2,948.1
-----------------------------------------------------------------------------------------------------------------------------------
  Total assets                  $102,884.2                        $  98,397.8                       $ 92,820.8
===================================================================================================================================
Liabilities and
  Shareholders' Equity
Interest-bearing deposits
  NOW/Money market
    accounts                    $ 24,301.4   $  628.8    2.59%    $  20,129.0  $   634.3   3.15%    $ 19,926.0  $  527.0    2.64%
  Savings                          6,066.6      171.5    2.83         6,434.2      228.5   3.55        6,918.8     203.8    2.95
  Consumer time                    9,092.6      468.8    5.16         9,935.5      528.5   5.32        9,824.3     468.6    4.77
  Other time                       3,823.9      200.6    5.25         4,085.3      236.0   5.78        4,275.0     214.3    5.01
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      consumer and
      commercial deposits         43,284.5    1,469.7    3.40        40,584.0    1,627.3   4.01       40,944.1   1,413.7    3.45
  Brokered Deposits                2,617.7      115.3    4.40         3,308.7      215.9   6.52            7.0       0.4    5.27
  Foreign Deposits                 5,175.4      227.5    4.39         9,621.7      609.7   6.34        4,087.8     212.0    5.19
--------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      deposits                    51,077.6    1,812.5    3.55        53,514.4    2,452.9   4.58       45,038.9   1,626.1    3.61
Funds purchased                   11,283.6      412.2    3.65        10,754.4      651.2   6.06       15,220.8     749.6    4.92
Other short-term borrowings        1,593.8       63.4    3.98         1,550.6       97.9   6.31        1,689.9      79.5    4.71
Long-term debt                    12,497.2      739.0    5.91         8,034.6      534.9   6.66        5,858.6     359.5    6.14
--------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities                 76,452.2    3,027.1    3.96        73,854.0    3,736.9   5.06       67,808.2   2,814.7    4.15
Noninterest-bearing deposits      13,491.1                           13,177.5                         12,803.2
Other liabilities                  4,867.1                            3,864.4                          4,018.7
Realized shareholders' equity      6,328.0                            6,031.6                          6,368.3
Accumulated other
  comprehensive income             1,745.8                            1,470.3                          1,822.4
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity        $102,884.2                        $  98,397.8                       $ 92,820.8
================================================================================================================================
Interest Rate Spread                                     2.91%                             2.71%                            3.15%
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                          $3,293.4                          $ 3,148.4                        $3,188.0
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Margin/3/                                    3.58%                             3.55%                            3.88%
=================================================================================================================================

/1/ Interest income includes loan fees of $148.7, $135.6, $142.3, $118.4,
    $108.5, and $102.1 million in the six years ended December 31, 2001. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

/2/ Interest income includes the effects of taxable-equivalent adjustments
    (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $40.8, $39.9, $42.5, $44.4, $47.9, and $50.0 million in the six years ended December 31, 2001.

                                                  SunTrust 2001 Annual Report 19

MANAGEMENT'S DISCUSSION
-------------------------------------------------------------------------------

                                                                                                            Compounded
                                                                                                           Growth Rate in
                                                                                                          Average Balances
              1998                                1997                              1996                One Year     Five Year
 ---------------------------------  ---------------------------------  ------------------------------  ------------------------
  Average     Income/     Yields/     Average      Income/   Yields/   Average     Income/    Yields/      2001-        2001-
 Balances     Expense      Rates      Balances    Expense    Rates     Balances    Expense    Rates        2000         1996
------------------------------------------------------------------------------------------------------------------------------
$ 56,537.1   $ 4,499.6       7.96%   $50,813.7   $4,198.8       8.26%  $45,472.0   $3,798.5      8.35%     (0.1)%        8.7%
   1,053.4        81.9       7.78        974.4       79.2       8.13       866.4       74.0      8.54       5.1          5.5
----------------------------------------------------------------------------------------------------------------------------
  57,590.5     4,581.5       7.96     51,788.1    4,278.0       8.26    46,338.4    3,872.5      8.36        --          8.6

  12,618.9       819.7       6.50     11,882.4      779.9       6.56    12,297.7      778.8      6.33       9.0          5.3
     633.8        52.2       8.23        749.8       64.0       8.53       850.9       75.8      8.90      (4.5)       (12.0)
----------------------------------------------------------------------------------------------------------------------------

  13,252.7       871.9       6.58     12,632.2      843.9       6.68    13,148.6      854.6      6.50       8.6          4.5
   1,306.2        71.6       5.48      1,378.5       80.4       5.83     1,044.0       56.5      5.41     (13.2)         3.7
   2,414.7       180.4       7.47        865.4       70.0       8.09       984.4       77.9      7.91     103.3         24.5
     316.8        14.9       4.70        279.8       13.8       4.94       129.0        7.0      5.44     138.8         62.4
----------------------------------------------------------------------------------------------------------------------------
  74,880.9     5,720.3       7.64     66,944.0    5,286.1       7.90    61,644.4    4,868.5      7.90       3.9          8.3
    (940.5)                             (913.3)                           (923.8)                           0.8         (1.1)
   3,306.9                             3,156.7                           3,186.2                            2.0          1.2
   1,486.6                             1,395.1                           1,164.7                           (1.6)         6.6
   3,219.1                             2,459.3                           2,025.1                           20.3         14.8

   3,583.9                             2,975.5                           2,155.4                           14.7          4.6
----------------------------------------------------------------------------------------------------------------------------
$ 85,536.9                           $76,017.3                        $ 69,252.0                            4.6          8.2
============================================================================================================================


$ 18,253.6   $   524.5       2.87%   $16,360.5   $  462.2       2.82% $ 16,110.3   $  457.4      2.84%    20.7%         8.6%
   6,645.9       216.9       3.26      6,810.1      227.5       3.34     7,065.7      240.5      3.40      (5.7)        (3.0)
  10,390.4       534.4       5.14     11,032.1      562.4       5.10    12,049.4      625.4      5.19      (8.5)        (5.5)
   4,423.9       244.4       5.53      4,082.2      227.6       5.57     3,080.1      168.7       5.48     (6.4)         4.4
----------------------------------------------------------------------------------------------------------------------------

  39,713.8     1,520.2       3.86     38,284.9    1,479.7       3.83    38,305.5    1,492.0      3.90       6.7          2.5
     394.0        21.6       5.47        108.1        6.1       5.64        71.5        3.7      5.18        --        121.8
   1,906.2       102.4       5.37      2,574.7      141.7       5.50     1,670.5       90.0      5.39     (46.2)        25.4
----------------------------------------------------------------------------------------------------------------------------

  42,014.0     1,644.2       3.91     40,967.7    1,627.5       3.97    40,047.5    1,585.7      3.96      (4.6)         5.0
  12,164.9       634.1       5.21      8,641.9      461.7       5.34     6,965.8      356.9      5.12       4.9         10.1
   2,391.8       127.8       5.34      2,591.9      133.8       5.16     1,501.4       81.7      5.44       2.8          1.2
   5,368.0       340.7       6.35      3,275.4      230.5       7.04     1,961.8      134.5      6.86      55.5         44.8
----------------------------------------------------------------------------------------------------------------------------

  61,938.7     2,746.8       4.43     55,476.9    2,453.5       4.42    50,476.5    2,158.8      4.28       3.5          8.7
  11,711.3                            10,706.0                          10,270.1                            2.4          5.6
   4,033.3                             2,881.0                           2,071.1                           25.9         18.6
   5,641.4                             5,116.7                           5,101.3                            4.9          4.4

   2,212.2                             1,836.7                           1,333.0                           18.7          5.5
----------------------------------------------------------------------------------------------------------------------------

$ 85,536.9                           $76,017.3                        $ 69,252.0                            4.6          8.2
============================================================================================================================
                             3.21%                              3.48%                            3.62%
----------------------------------------------------------------------------------------------------------------------------
             $ 2,973.5                           $2,832.6                          $2,709.7
----------------------------------------------------------------------------------------------------------------------------
                             3.97%                              4.23%                            4.40%
============================================================================================================================

/3/ Derivative instruments used to help balance the Company's interest-sensitivity position decreased net interest income by $37.4 and $0.5 million in 2001 and 2000, respectively, increased net interest income by $16.3 million and $0.7 million in 1999 and 1998, decreased net interest income by $7.7 million in 1997 and increased net interest income by $0.1 million in 1996. Without these derivative instruments, the net interest margin would have been 3.62% in 2001,3.55% in 2000, 3.86% in 1999, 3.97% in
    1998, 4.24% in 1997, and 4.40% in 1996.

20  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Net Interest Income/Margin

Net interest income for 2001 was $3,293.4 million or 4.6% higher than the prior year. The increase was primarily due to decreasing interest rates in 2001 and strong retail deposit growth. The Federal Reserve Bank lowered the fed funds rate and SunTrust concurrently lowered its prime rate 475 basis points throughout 2001. Additionally, SunTrust was successful in its initiative to grow retail deposits and reduce its reliance on higher interest bearing wholesale funding. As a result, average consumer and commercial deposits increased 5.6% and brokered and foreign deposits decreased 39.7%. In addition, the Company took advantage of the low interest rate environment to secure long-term funding resulting in an increase in average long-term debt of 55.5% during 2001.

     Average earning assets were up 3.9%, average loans adjusted for securitizations increased 3.4% and the net interest margin was 3.58% in 2001 compared to 3.55% in 2000. Lower cost consumer and commercial deposit growth funded a significant portion of the earning asset growth, which helped improve the margin. The average rate on earning assets decreased 90 basis points to 6.87% and the average rate on interest-bearing liabilities decreased 110 basis points to 3.96%. These decreases were primarily due to the falling rates and a liability sensitive balance sheet structure through the third quarter of 2001 that provided for liabilities to be repriced to a greater degree than assets. SunTrust continually restructured the balance sheet throughout the year to a slightly asset sensitive position by the end of 2001, which is discussed in greater detail under "Interest Rate and Market Risk."

     As part of its on-going balance sheet management, the Company continues to take steps to obtain alternative lower cost funding sources such as developing initiatives to grow retail deposits to maximize net interest income. During the first quarter of 2001, the Company initiated a campaign to attract money market accounts. As a result, average money market accounts have grown 30.9% during 2001.

     Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of three and two basis points on the net interest margin for 2001 and 2000, respectively. Table 4 contains more detailed information concerning average balances, yields earned and rates paid.

Provision For Loan Losses

The provision for loan losses charged to expense is based upon credit loss experience and the results of a detailed analysis estimating an appropriate and adequate allowance for loan and lease losses. The analysis includes the evaluation of impaired loans as prescribed under Statement of Financial Accounting Standards (SFAS) No.'s 114 and 118, pooled loans as prescribed under SFAS No. 5 and economic and other risk factors as outlined in various Joint Interagency Statements issued by the bank regulatory agencies. The 2001 loan loss provision of $275.2 million was 105.4% higher than the $134.0 million recorded in 2000. The increase in the provision for loan losses was primarily due to deterioration in large corporate credits (national and large business clients generally with total annual revenue in excess of $250 million) in various industries due to the economic downturn that led to higher nonperforming loans and net charge-offs. Large corporate net charge offs totaled about $142 million in 2001, compared to $58 million in 2000.

                                                 SunTrust 2001 Annual Report  21

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Average Earning Asset Mix
($ in millions)

[GRAPH]

Loans                                                70,023.0          76.08%
Securities Available for Sale                        16,353.5          17.77%
Loans Held for Sale                                   2,949.9           3.21%
Trading Account                                       1,289.8           1.40%
Funds Sold                                            1,250.3           1.36%
Interest Bearing Deposits in Other Banks                167.6           0.18%


Loan Mix
($ in millions)

[GRAPH]

Commercial                                           28,945.9          41.98%
Residential Mortgage                                 17,297.1          25.08%
Consumer Loans                                       10,844.9          15.73%
Other Real Estate                                     8,152.0          11.82%
Construction                                          3,627.3           5.26%
Business Credit Card                                     92.0           0.13%


Efficiency Ratio
(percent)

1996    61.41
1997    57.41
1998    62.02
1999    60.35
2000    57.47
2001    56.96


Loans

Loan demand was modest in 2001 as average loans, adjusted for securitizations, increased 3.4% over the prior year. Compared to the prior year-end, the Company's portfolio of commercial loans declined 6.0%, real estate loans declined 6.3% and consumer lending grew 4.9%.

     The loan portfolio continues to be well diversified from both a product and industry concentration standpoint. The product mix remained relatively constant from year-end 2000 to 2001, with real estate loans accounting for the largest loan segment (42.2% of total loans). Residential real estate represented 25.1% of total loans at year-end, including $14.5 billion in home mortgages and $2.8 billion in home equity lines. During 2001 and 2000, in order to improve liquidity, the Company securitized $1,903.5 and $925.4 million, respectively, in residential mortgages. Approximately $1,667.5 million of securitized mortgages were carried on the Consolidated Balance Sheet as "Securities Available for Sale" at December 31, 2001. As a part of its on-going balance sheet management, the Company may securitize additional residential mortgages and other loans during 2002. Commercial loans and consumer loans comprised 42.0% and 15.7% of the total loans at year-end, respectively, compared to 42.6% and 14.3% in 2000. From an industry concentration perspective, the Financial services, Manufacturing and Business services sectors are the only areas that represent more than 5% of year-end loans outstanding.

22  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 5 Noninterest Income

                                                                  Year Ended December 31
(In millions)                                   2001        2000       1999        1998       1997       1996
-------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts         $  510.2    $  459.7   $  438.1    $  401.1   $  374.1   $  346.9
Trust and investment management income         486.1       493.9      495.6       453.4      387.3      339.4
Other charges and fees                         240.3       210.8      200.1       191.0      166.9      143.4
Mortgage production related income             186.1        90.0      153.0       238.3       97.0       70.5
Mortgage servicing related income               (6.1)       32.8       27.1         2.8       20.8       25.7
Securities gains (losses)                      153.1         6.6     (109.1)        8.2        6.9       17.6
Credit card and other fees                     113.6        95.7      106.2        87.3       81.1       59.3
Investment banking income                      108.5       111.3       67.8        55.8       16.8       12.2
Trading account profits and commissions         95.7        31.7       35.1        44.6       22.7       18.2
Retail investment services                     107.8       108.2       97.4        64.6       51.5       37.7
Other income                                   160.5       132.9      114.6       106.8      104.1       75.2
-------------------------------------------------------------------------------------------------------------
  Total noninterest income                  $2,155.8    $1,773.6  $ 1,625.9    $1,653.9   $1,329.2   $1,146.1
=============================================================================================================

Noninterest Income

The Company continues to make significant progress in the diversification of its sources of income. Noninterest income has grown to comprise 40% of total revenues compared with 30% in 1996. Noninterest income, excluding securities gains and losses, was $2,002.7 million in 2001, an increase of $235.7 million or 13.3% compared to 2000.

     Trust and investment management income declined $7.8 million or 1.6% compared to 2000. The market value of SunTrust's assets under management and associated fee income was adversely impacted by the 16% average year-to-date decline in the S&P 500. As of December 31, 2001, SunTrust's total managed and non-managed trust assets were $128.8 billion, which excluded $41.8 billion in non-managed assets held in corporate trust accounts. Included in total trust assets were $89.5 billion of discretionary assets under management, which included the STI Classic Funds, institutional assets managed by Trusco Capital Management and participant-directed retirement accounts. As of December 31, 2000, discretionary assets under management were $91.6 billion. The market-related decline in assets under management was offset by strong net new business in 2001. Total trust and investment management sales increased 9% over prior year, and the client retention rate improved significantly compared to 2000. The contributing factors to the net new business results were improved client retention, new business initiatives and client management which were aided by the favorable investment performance of the STI Classic Funds and Trusco Capital Management. Management expects these positive trends will continue in 2002 leading to improved performance, provided the market environment improves.

     Retail investment income was unchanged on a year-to-date basis, which was favorable relative to industry results. Additionally, retail investment income compared to the prior and comparable quarters was up significantly indicating positive momentum heading into year-end. Total brokerage assets which consist of client assets held in brokerage accounts in which SunTrust serves as an advisor but does not possess discretionary authority were $14.5 billion as of December 31, 2001 compared to $13.1 billion as of December 31, 2000.

     Service charges on deposit accounts increased $50.5 million or 11.0% compared to 2000. Increased usage of products and services, a more consistent pricing strategy and lower earnings credit rate contributed to the increase in this line item. Trading account profits and commissions increased $64.0 million, or 201.4%, as the Company benefited from increased customer derivative transaction fees due to the lower interest rate environment. Mortgage production related income increased by $96.1 million or 106.7%, due primarily to an increase in refinancing activity resulting from the declining rate environment. Total mortgage production for 2001 was $24.2 billion, an 81.7% increase from $13.3 billion in 2000. Also associated with the high volume of refinancing activity, mortgage servicing related income decreased $38.9 million or 118.5%, due to accelerated amortization of mortgage servicing rights related to increased prepayments. As a result of SunTrust's conservative capitalization policy, no valuation allowance was required for mortgage servicing rights as of December 31, 2001 and 2000. Additionally, there were no impairment charges related to mortgage servicing rights during 2001 and 2000. Other charges and fees were up $29.5 million or 14.0%, as a result of increased loan commitment fee income and line-of-credit fees.

     Credit card and other fees increased $17.9 million or 18.8%. Debit card interchange income of $59.3 million for 2001 compared to $47.3 million for 2000 is included in credit card fees. The increase in debit card income is as a result of increased acceptance and utilization of this product by customers. The Company incurred net securities gains during 2001 of $153.1 million com-

                                                 SunTrust 2001 Annual Report  23


MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 6 Noninterest Expense

                                                                    Year Ended December 31
(In millions)                              2001         2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------
Salaries                             $  1,166.4  $   1,139.9  $   1,174.5  $   1,095.5  $     977.9   $    924.1
Other compensation                        422.0        329.1        348.1        338.2        218.1        198.5
Employee benefits                         193.0        175.0        175.8        181.8        176.9        169.5
----------------------------------------------------------------------------------------------------------------
   Total personnel expense              1,781.4      1,644.0      1,698.4      1,615.5      1,372.9      1,292.1
Net occupancy expense                     210.4        202.6        197.4        192.2        187.2        203.0
Outside processing and software           199.1        172.3        150.3        138.4        112.7        103.8
Equipment expense                         189.8        193.7        198.5        178.8        167.7        158.6
Marketing and customer development        104.0        106.2        105.4        107.1         95.4        104.6
Consulting and legal                       87.7         59.6         62.5         67.5         51.7         55.0
Credit and collection services             74.6         56.9         68.7         70.4         59.5         54.1
Postage and delivery                       64.0         63.3         68.1         64.4         64.1         63.3
Communications                             59.2         59.8         66.3         62.1         52.7         50.7
Other staff expense                        58.5         51.5         50.1         47.8         40.3         39.5
Operating supplies                         48.3         47.3         51.9         54.0         50.0         52.9
Amortization of intangible assets          46.3         35.5         32.8         43.1         38.5         37.4
FDIC premiums                              10.9         11.2          7.9          8.4          8.5         59.3
Merger-related expenses                      --         42.4         45.6        119.4           --           --
Other real estate (income) expense         (4.2)        (3.8)        (4.8)        (9.8)        (8.6)         8.2
Other expense                             183.5         86.0        106.2        110.8         96.6         85.5
----------------------------------------------------------------------------------------------------------------
   Total noninterest expense         $  3,113.5  $   2,828.5  $   2,905.3  $   2,870.1  $   2,389.2   $  2,368.0
================================================================================================================
Efficiency ratio                          56.96%       57.47%       60.35%       62.02%       57.41%       61.41%
================================================================================================================

pared to $6.6 million in 2000. The 2001 net securities gains included a gain of $100.2 million due to the Company repositioning its securities portfolio by shortening its average life and a gain of $52.9 million on the sale of Star Systems Inc. representing a historical ownership in the ATM network. Other income included net gains on the sale of mortgage and student loans of $5.6 million, $11.4 million, and $15.3 million in 2001, 2000, and 1999, respectively.

Noninterest Expense

Noninterest expense increased 10.1% in 2001. During 2001, total personnel expense increased $137.4 million or 8.4% primarily because of increased incentive payments related to mortgage production, bonus payments in conjunction with the acquisition of the institutional business of The Robinson-Humphrey Company, LLC and the One Bank initiative. The One Bank initiative represents enhancements to customer based systems across the Company's geographic footprint and is expected to yield operating efficiencies in the future. Other expense increased $104.5 million or 76.0% in 2001. In addition to on-going miscellaneous expenses, other expense in 2001 included $44.7 million related to the Wachovia proposal, the acquisition of the institutional business of The Robinson-Humphrey Company, LLC and the sale of SunTrust Credit Corporation. Amortization of intangible assets increased $10.8 million or 30.4% as a result of the write-off of the remaining $12.7 million of goodwill associated with SunTrust Credit Corporation, due to the sale of the assets and liabilities of the company. Consulting and legal increased $28.1 million or 47.2% due to data processing and consulting fees related to the One Bank initiative. Credit and collection services increased $17.7 million or 31.1% due to increased loan closing expense associated with mortgage production. The efficiency ratio for 2001 was 57.0%, an improvement from 57.5% for 2000.

Provision For Income Taxes

The provision for income taxes covers federal and state income taxes. In 2001, the provision was $653.9 million, compared to $625.5 million in 2000. Included in the 2001 provision, the Company recorded $3.4 million in income tax expense related to the early extinguishment of long-term debt. The provision represents an effective tax rate of 32.2% for 2001 compared to 32.6% for 2000. The extraordinary gain on the consolidated financial statements is shown net of taxes.

Allowance For Loan Losses

SunTrust maintains an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is appropriate and adequate to cover such inherent losses. At year-end 2001,

24  SunTrust 2001 Annual Report


MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

the Company's total allowance was $867.1 million, which represented 1.26% of period-end loans.

     The Company prepares a comprehensive analysis of its allowance for loan losses at least quarterly and conducts a peer review of allowance levels of other large banks. In addition, the SunTrust Allowance for Loan Losses Review Committee has the responsibility of affirming the allowance methodology and assessing the general and specific allowance factors in relation to estimated and actual net charge-off trends. This committee meets at least quarterly and is also responsible for assessing the appropriateness of the allowance for loan losses for each loan category for the Company.

     The allowance for loan losses consists of three elements: (i) specific allowances for individual loans (per SFAS No.'s 114 and 118), (ii) general allowances for loan pools (per SFAS No. 5) based on historical loan loss experience and current trends, and (iii) allowances based on economic conditions and other risk factors in the Company's individual markets (per various Joint Interagency Statements issued by the bank regulatory agencies).

     The first element -- specific allowance -- is based on a regular analysis of classified loans where the internal risk ratings are below a predetermined classification. This analysis is performed by the relationship manager for those loans with total credit exposure of $0.5 million or greater. The specific allowance established for these classified loans is based on a careful analysis of probable and potential sources of repayment, including cash flow, collateral value and guarantor capacity (if applicable). As of December 31, 2001 and 2000, the specific allowance was $254 million and $152 million, respectively.

     The second element -- general allowance -- is determined by the mix of loan products within the portfolio, an internal loan grading process and associated allowance factors. These general allowance factors are updated at least annually and are based on a statistical loss migration analysis and current loan charge-off trends. The loss migration analysis examines loss experience for commercial credits in relation to internal loan grades. Charge-off trends are analyzed for homogeneous loan categories (e.g., residential real estate, open- and closed-end consumer loans, etc.). While formal loss migration and charge-off trend analyses are conducted annually, the Company continually monitors credit quality in all portfolio segments and may revise the general allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan category. As of December 31, 2001 and 2000, the general allowance was $425 million and $448 million, respectively.

     The third element -- economic conditions, concentrations and other risk factors -- is based on national and local marketplace conditions and/or events that may affect loan repayment in the near-term. This element requires a high degree of management judgement to anticipate the impact that economic trends, legislative or governmental actions or other unique market and/or portfolio issues will have on credit losses. Consideration of other risk factors typically includes such issues as recent loss experience in specific portfolio segments, trends in loan quality, changes in account acquisition strategy or market focus and concentrations of credit, together with any internal administrative risk components. These factors are based on the influence of current external variables on portfolio risk, so there will typically be some movement between this element and the specific allowance component during various stages of the economic cycle. Because of their subjective characteristics, these risk factors are carefully reviewed by management and are revised as conditions indicate. As of December 31, 2001 and 2000, the allowance for economic conditions, concentrations and other risk factors was $179 million and $275 million, respectively.

     Concentrations of credit risk, discussed in Note 16 to the consolidated financial statements, may affect the Company's analysis of other risks and, ultimately, the level of the allowance. Concentrations typically involve a group of borrowers whose loans are supported by the same type of collateral, borrowers engaged in or dependent upon the same industry, or loans to one borrower or an affiliated group of borrowers. SunTrust has a significant concentration of credit in loans secured by residential real estate. At December 31, 2001, the Company had $17.3 billion in loans secured by residential real estate, representing 25.1% of total loans, down from 27.6% at December 31, 2000. In addition, the Company is subject to a geographic concentration of credit because it operates primarily in the Southeastern and Mid-Atlantic regions of the United States. Although not material enough to constitute a significant credit concentration, the Company has meaningful credit exposure to various industry sectors, including manufacturing, financial services and business services. Levels of exposure to these and other industry groups, together with an assessment of current trends and expected future financial performance are carefully analyzed for each industry in order to determine an adequate allowance level.

     SunTrust engages in limited international banking activities. The Company's total cross border outstandings were $308 million as of December 31, 2001. Only minor exposure exists in areas of concern in Latin America, South America and Asia.

     The Company's provision for loan losses in 2001 was $275.2 million, which exceeded net charge-offs of $272.4 million by $2.8 million. The comparable provision and net charge-off amounts for 2000 were $134.0 million and $130.8 million, respectively. Provision

                                                 SunTrust 2001 Annual Report  25


MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

expense increased from 2000 to 2001 due to continued deterioration in large corporate credits.

     The SunTrust charge-off policy is consistent with regulatory standards, although a somewhat more conservative policy governs the unsecured consumer loan portfolio. Losses on unsecured consumer loans are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured installment loans are typically charged off at 120 days past due if repayment from all sources has been determined to be improbable, or at the occurrence of a loss confirming event (i.e., bankruptcy or repossession). Net charge-offs for 2001 represented .39% of average loans, compared to .19% of average loans for 2000. Actual recoveries in 2001 were slightly lower than in 2000, and the ratio of recoveries to total charge-offs decreased to 16.4% from 31.1% due to higher gross charge-offs. The allowance at year-end represented 3.18 years coverage of 2001 net charge-offs.

     Nonperforming assets increased to $578.8 million at December 31, 2001 from $428.3 million at December 31, 2000 (See "Nonperforming Assets" and Table 10 for further discussion). Many of the nonperforming loans are of the size where the Company's allowance for loan loss methodology requires that they be specifically analyzed by a relationship manager as previously described. These analyses establish specific allowances and will typically cause a shift of overall reserves from the general, economic or other risk categories to the specific category. The ratio of the allowance for loan losses to total nonper-forming loans (excluding other real estate owned) decreased to 155.4% at December 31, 2001 from 215.8% at December 31, 2000.

Table 7 Loans By Industry

                                                 At December 31, 2001
(Dollars in millions)                         Loans    % of Total Loans
-----------------------------------------------------------------------
Manufacturing                             $ 4,825.3                 7.0
Financial services                          4,146.8                 6.0
Business services                           3,545.6                 5.1
Construction/Contractors                    3,120.1                 4.5
Transportation                              2,846.3                 4.1
Investment services                         2,684.1                 3.9
Real estate investors                       2,487.3                 3.6
Healthcare                                  2,035.2                 3.0
Wholesale trade                             1,856.2                 2.7
Hospitality/Entertainment                   1,729.7                 2.5
Textiles                                    1,270.8                 1.8
Telecommunications                          1,169.3                 1.7
Retail trade                                1,070.8                 1.6
=======================================================================

Table 8 Allowance For Loan Losses

                                                                    At December 31
(Dollars in millions)                            2001      2000      1999      1998      1997      1996
-------------------------------------------------------------------------------------------------------
Allocation by Loan Type
Commercial                                   $  435.8  $  389.0  $  286.7  $  251.4  $  247.8  $  229.9
Real estate                                     145.5     190.2     208.0     229.8     229.3     262.8
Consumer loans                                  251.3     252.3     339.3     420.9     406.9     350.5
Unallocated                                      34.5      43.0      37.3      42.5      49.5      53.8
-------------------------------------------------------------------------------------------------------
   Total                                     $  867.1  $  874.5  $  871.3  $  944.6  $  933.5  $  897.0
=======================================================================================================
Allocation as a Percent of Total Allowance
Commercial                                       50.2%     44.5%     32.9%     26.6%     26.5%     25.6%
Real estate                                      16.8      21.7      23.9      24.3      24.6      29.3
Consumer loans                                   29.0      28.9      38.9      44.6      43.6      39.1
Unallocated                                       4.0       4.9       4.3       4.5       5.3       6.0
-------------------------------------------------------------------------------------------------------
   Total                                        100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
=======================================================================================================
Year-end Loan Types as a Percent of Total Loans
Commercial                                       42.0%     42.6%     40.8%     40.0%     34.3%     32.0%
Real estate                                      42.3      43.0      45.3      44.2      47.9      48.2
Consumer loans                                   15.7      14.4      13.9      15.8      17.8      19.8
-------------------------------------------------------------------------------------------------------
   Total                                        100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
=======================================================================================================

26 SunTrust 2001 Annual Report


MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 9 Summary Of Loan Loss Experience

                                                                Year Ended December 31
(Dollars in millions)                      2001        2000        1999        1998        1997       1996
--------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
Balance - beginning of year             $   874.5   $   871.3   $   944.6   $   933.5   $   897.0   $   915.8
Allowance from acquisitions and
   other activity - net                     (10.2)         --       (13.3)      (10.0)        2.2         0.3
Provision for loan losses                   275.2       134.0       170.4       214.6       225.1       171.8
Charge-offs
   Commercial                              (217.3)     (115.6)     (142.0)      (49.0)      (30.0)      (44.5)
   Real estate
     Construction                            (0.3)       (0.2)       (2.2)       (3.2)       (4.0)       (4.0)
     Residential mortgages                  (10.8)       (7.8)      (15.0)      (13.8)      (11.8)      (10.1)
     Other                                   (5.9)       (3.3)       (5.2)       (5.2)       (6.9)      (11.3)
   Credit card                               (2.7)       (5.4)      (78.9)     (129.5)     (143.2)     (129.6)
   Consumer loans                           (89.0)      (57.5)      (52.8)      (63.6)      (79.3)      (74.8)
--------------------------------------------------------------------------------------------------------------
       Total charge-offs                   (326.0)     (189.8)     (296.1)     (264.3)     (275.2)     (274.3)
Recoveries
   Commercial                                23.8        22.7        15.5        14.8        22.0        24.2
   Real estate
     Construction                             0.4         0.3         0.7         0.3         2.5         2.3
     Residential mortgages                    2.2         3.3         3.4         2.7         2.8         2.3
     Other                                    1.8         3.9         6.1         8.4         8.9        12.7
   Credit card                                1.6         3.1        11.9        14.9        17.7        13.5
   Consumer loans                            23.8        25.7        28.1        29.7        30.5        28.4
--------------------------------------------------------------------------------------------------------------
       Total recoveries                      53.6        59.0        65.7        70.8        84.4        83.4
--------------------------------------------------------------------------------------------------------------
Net charge-offs                            (272.4)     (130.8)     (230.4)     (193.5)     (190.8)     (190.9)
--------------------------------------------------------------------------------------------------------------
Balance - end of year                   $   867.1   $   874.5   $   871.3   $   944.6   $   933.5   $   897.0
==============================================================================================================
Total loans outstanding at
   year end                             $68,959.2   $72,239.8   $66,002.8   $61,540.6   $55,476.4   $49,301.4
--------------------------------------------------------------------------------------------------------------
Average loans                           $70,023.0   $70,044.3   $62,749.4   $57,590.5   $51,788.1   $46,338.4
Ratios
Allowance to year-end loans                  1.26%       1.21%       1.32%       1.53%       1.68%       1.82%
Allowance to nonperforming loans            155.4       215.8       350.0       456.0       494.6       305.5
Net charge-offs to average loans             0.39        0.19        0.37        0.34        0.37        0.41
Provision to average loans                   0.39        0.19        0.27        0.37        0.43        0.37
Recoveries to total charge-offs              16.4        31.1        22.2        26.8        30.7        30.4
==============================================================================================================

     Commercial loans and real estate loans are typically placed on nonaccrual when principal or interest is past due for 90 days or more, unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in full and the loan is in the legal process of collection. Once a loan has been classified as nonaccrual, it also meets the criteria for an impaired loan. Accordingly, secured loans may be charged down to the estimated value of the collateral and previously accrued unpaid interest is reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects.

Nonperforming Assets
Nonperforming assets were $578.8 million at December 31, 2001, increasing 35.1% from December 31, 2000. At year-end, the ratio of nonperforming assets to total loans plus other real estate owned was .84% compared to .59% at December 31, 2000.

     The increase in nonperforming assets was driven by large corporate bankruptcies in multiple industry sectors. The energy sector accounted for a significant amount of the 2001 net increase. Other industry segments contributing to the rise in nonperforming assets included textiles, agribusiness, fast foods and retail. The Company expects nonperforming assets to remain manageable with moderate increases during 2002.

                                                 SunTrust 2001 Annual Report  27


MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 10 Nonperforming Assets And Accruing Loans Past Due 90 Days Or More

                                                            At December 31
(Dollars in millions)                     2001     2000     1999     1998     1997     1996
---------------------------------------------------------------------------------------------
Nonperforming Assets
Nonaccrual loans
  Commercial                             $377.6   $273.6   $105.0   $ 50.1   $ 35.1   $ 68.2
  Real estate
    Construction                            4.0      2.2      9.0     13.5     16.0     23.7
    Residential mortgages                  79.9     81.8     82.6     83.9     75.2     74.7
    Other                                  62.8     29.0     34.9     46.6     47.6    103.7
  Consumer loans                           33.8     18.7     17.4     12.5     12.1     13.4
---------------------------------------------------------------------------------------------
    Total nonaccrual loans                558.1    405.3    248.9    206.6    186.0    283.7
Restructured loans                           --       --       --      0.6      2.7      9.9
---------------------------------------------------------------------------------------------
  Total nonperforming loans               558.1    405.3    248.9    207.2    188.7    293.6
Other real estate owned                    20.7     23.0     26.8     34.9     48.2     71.1
---------------------------------------------------------------------------------------------
  Total nonperforming assets             $578.8   $428.3   $275.7   $242.1   $236.9   $364.7
=============================================================================================
Ratios
Nonperforming loans to total loans         0.81%    0.56%    0.38%    0.34%    0.34%    0.60%
Nonperforming assets to total loans
  plus other real estate owned             0.84     0.59     0.42     0.39     0.43     0.74
Accruing Loans Past Due 90 Days or More  $185.5   $181.2   $117.4   $108.2   $109.0   $106.1
=============================================================================================

     Interest income on nonaccrual loans, if recognized, is recorded using the cash basis method of accounting. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income if it was accrued in the current year and is charged to the allowance for loan losses if it was accrued in prior years. When a nonac-crual loan is returned to accruing status, any unpaid interest is recorded as interest income only after all principal has been collected.

     For the year 2001, the gross amount of interest income that would have been recorded on nonaccrual loans and restructured loans at December 31, 2001, if all such loans had been accruing interest at the original contractual rate, was $45.6 million. Interest payments recorded in 2001 as interest income (excluding reversals of previously accrued interest) for all such nonperforming loans at December 31, 2001, were $15.8 million.

Securities Available For Sale

     The investment portfolio is managed as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle while mitigating risk. As interest rates declined to their lowest levels in over forty years and are forecasted to begin rising in 2002, the Company shifted its interest rate sensitivity position to being slightly asset sensitive to benefit from rising rates. In conjunction with interest rate risk management, the portfolio was repositioned during 2001 to shorten its average life and shift its mix toward more floating rate assets. The average life shortened from 5.6 years to 4.0 years and the percentage of floating rate securities increased from 6% to 17% of the total portfolio. The portfolio yield decreased from 6.75% in 2000 to 6.54% in 2001, primarily from purchasing shorter term securities at lower market rates. Net securities gains of $100.2 million were realized in 2001 from selling longer term, fixed rate securities as part of the repositioning. An additional $52.9 million security gain was recorded in 2001 on the sale of Star Systems, Inc. Portfolio turnover from sales totaled $5.4 billion in 2001, representing 28.4% of the average portfolio size.

     The average portfolio size increased $1.3 billion for the year on an amortized cost basis. Most of the increase was from the retention of mortgage-backed securities created from securitizing single-family mortgage loans in the fourth quarter of 2000 and first quarter of 2001.

     The carrying value of the investment portfolio, all of which is classified as "securities available for sale," reflected $2.6 billion in net unrealized gains at December 31, 2001, including a $2.3 billion unrealized gain on the Company's investment in common stock of The Coca-Cola Company. The market value of this common stock investment decreased $665 million while the unrealized gain on the remainder of the portfolio increased $249 million during 2001. These changes in market value did not affect the net income of SunTrust, but were included in comprehensive income.

28  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 11 Securities Available For Sale

                                                            At December 31
                                            -------------------------------------------------
                                             Amortized         Fair   Unrealized   Unrealized
(In millions)                                     Cost        Value        Gains       Losses
---------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
   agencies and corporations
2001                                        $  2,229.5   $  2,340.2    $   111.2      $   0.5
2000                                           2,763.5      2,845.3         82.3          0.5
1999                                           2,543.5      2,510.3          2.5         35.7
States and political subdivisions
2001                                             434.1        443.7         11.1          1.5
2000                                             449.3        455.6          8.0          1.7
1999                                             530.3        528.6          5.9          7.6
Asset-backed securities
2001                                           3,508.4      3,544.1         45.5          9.8
2000                                           1,865.1      1,887.7         24.3          1.7
1999                                           2,135.3      2,091.7           --         43.6
Mortgage-backed securities
2001                                           8,142.5      8,291.7        163.2         14.0
2000                                           7,651.4      7,679.5         62.5         34.4
1999                                           7,769.3      7,620.4          9.0        157.9
Corporate bonds
2001                                           1,969.5      1,983.5         62.6         48.6
2000                                           2,362.2      2,300.8         37.0         98.4
1999                                           1,920.2      1,848.3           --         71.9
Other securities/1/
2001                                             740.1      3,053.2      2,313.1           --
2000                                             670.5      3,641.4      2,970.9           --
1999                                             891.0      3,718.0      2,829.4          2.4
---------------------------------------------------------------------------------------------
Total securities available for sale
2001                                        $ 17,024.1   $ 19,656.4    $ 2,706.7      $  74.4
2000                                          15,762.0     18,810.3      3,185.0        136.7
1999                                          15,789.6     18,317.3      2,846.8        319.1
=============================================================================================

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

     Funding sources primarily include customer-based core deposits, but also include borrowed funds and cash flows from operations. Customer-based core deposits, the Company's largest and most cost-effective source of funding, accounted for 63% of the funding base on average for 2001 compared to 62% in 2000. The increase is attributable to strong consumer and commercial deposit growth in 2001; these deposits grew 5.6% on average in 2001. Net borrowed funds, which primarily include short term funds purchased and sold, wholesale domestic and foreign deposits, other short term borrowings and long term debt, were $28.2 billion at December 31, 2001, compared with $33.2 billion at December 31, 2000. Cash flows from operations are also a significant source of liquidity. Net cash from operations primarily results from net income adjusted for noncash items such as depreciation and amortization, provision for loan losses, and deferred tax items.

     Liquidity is strengthened by ready access to a diversified base of wholesale funding sources. These sources include fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit, offshore deposits, Federal Home Loan Bank advances, Global Bank Note issuance (see below), and commercial paper issuance by the Company. Liquidity is also available through unpledged securities in the investment portfolio and capacity to securitize some loans, including single-family mortgage loans. The Company securitized $925.4 and $1,903.5 million of single-family mortgage loans in the fourth quarter of 2000 and first quarter of 2001, respectively.

                                                 SunTrust 2001 Annual Report  29

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Average Funding Mix
($ in millions)

[GRAPH]

                                                   Average for 2001  % of Total
                                                   ----------------  ----------

Interest-bearing Consumer and Commercial Deposits     43,284.5          48.12%
Noninterest Bearing Deposits                          13,491.1          15.00%
Long-term Debt                                        12,497.2          13.90%
Funds Purchased                                       11,283.6          12.55%
Foreign Deposits                                       5,175.4           5.75%
Brokered Deposits                                      2,617.7           2.91%
Other Short-term Borrowings                            1,593.8           1.77%


Average Deposit Mix
($ in millions)

[GRAPH]

                                                   Average for 2001  % of Total
                                                   ----------------  ----------

NOW/Money market accounts                             24,301.4          37.64%
Noninterest Bearing Deposits                          13,491.1          20.89%
Consumer Time                                          9,092.6          14.08%
Savings                                                6,066.6           9.40%
Foreign Deposits                                       5,175.4           8.02%
Other Time                                             3,823.9           5.92%
Brokered Deposits                                      2,617.7           4.05%



     A $10 billion Senior and Subordinated Global Bank Note program was established in November of 2000 to expand the funding and capital sources to include both domestic and international investors. This program was designed to provide structural flexibility with maturities from 7 days to 30 years, and increase the bank's ability to access a wider investor base. SunTrust Bank issued $1 billion of subordinated debt under the program as of December 31, 2001. The Company also issued $600 million of Trust Preferred Securities in 2001.

     As is common in the Financial Services Industry, SunTrust Bank assists in providing liquidity to select corporate customers by directing them to a third party owned commercial paper conduit. SunTrust's conduit relationship is with Three Pillars Funding Corporation (Three Pillars). Three Pillars provides financing for or direct purchases of financial assets originated and serviced by SunTrust Bank's corporate customers. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust Bank customers.

     Three Pillars had assets and liabilities, not included in the Consolidated Balance Sheet, of approximately $2.2 billion as of December 31, 2001, which primarily consisted of secured loans, marketable asset-backed securities and short-term commercial paper liabilities. Activities related to the Three Pillars relationship generated approximately $8 million in fee revenue for SunTrust Bank. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter-of-credit, which provides partial credit protection to commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event that it can no longer issue commercial paper. SunTrust Bank has never had to fund under either the liquidity arrangements or credit enhancement to Three Pillars.

     In addition, as part of its CRA initiatives, the Company invests in multi-family low income housing throughout its footprint as a limited partner in various properties which are not included in the Consolidated Financial Statements. During development, the properties obtain financing first through construction loans of which many are obtained from SunTrust Bank. After the property is completed, permanent financing is primarily obtained from third parties.

     Collateral for these loans is limited to the assets of the partnerships. As of December 31, 2001, the amount of the Company's investment in limited partnerships included in other assets totaled $169.5 million.

     The Company has a contingency funding plan that stress tests liquidity needs that may arise from certain events such as rapid loan growth or significant deposit runoff. The plan also provides for continual monitoring of net borrowed funds dependence and available sources of liquidity. Management believes the Company has the funding capacity to meet the liquidity needs arising from such potential events.

30  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 12 Composition Of Average Deposits

                                         Year Ended December 31                  Percent of Total
                                ---------------------------------------     ---------------------------
(Dollars in millions)                  2001          2000          1999      2001       2000       1999
-------------------------------------------------------------------------------------------------------
Noninterest-bearing             $  13,491.1   $  13,177.5   $  12,803.2      20.9%      19.8%      22.1%
NOW/Money market accounts          24,301.4      20,129.0      19,926.0      37.6       30.2       34.4
Savings                             6,066.6       6,434.2       6,918.8       9.4        9.6       12.0
Consumer time                       9,092.6       9,935.5       9,824.3      14.1       14.9       17.0
Other time                          3,823.9       4,085.3       4,275.0       5.9        6.1        7.4
-------------------------------------------------------------------------------------------------------
  Total consumer and commercial
    deposits                       56,775.6      53,761.5      53,747.3      87.9       80.6       92.9
Brokered deposits                   2,617.7       3,308.7           7.0       4.1        5.0        0.0
Foreign deposits                    5,175.4       9,621.7       4,087.8       8.0       14.4        7.1
-------------------------------------------------------------------------------------------------------
  Total deposits                $  64,568.7   $  66,691.9   $  57,842.1     100.0%     100.0%     100.0%
=======================================================================================================

Funds Purchased

Average funds purchased increased $529.2 million or 4.9% in 2001 as the Company benefited from lower interest rates.


Table 13 Funds Purchased/1/

                                                                         Maximum
                             At December 31         Daily Average    Outstanding
                           ------------------    ------------------       at Any
(Dollars in millions)        Balance     Rate      Balance     Rate    Month-End
--------------------------------------------------------------------------------
2001                       $10,104.3     4.08%   $11,283.6     3.65%   $13,546.6
2000                        10,895.9     5.04     10,754.4     6.06     12,451.4
1999                        15,911.9     4.69     15,220.8     4.92     16,982.3
================================================================================
/1/ Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

Deposits

Average consumer and commercial deposits increased $3,014.1 million, or 5.6%, in 2001 and comprised 87.9%, 80.6% and 92.9% of average total deposits in 2001, 2000 and 1999, respectively. In order to reduce its reliance on higher priced wholesale funding, the Company initiated a campaign to attract retail deposits, specifically money market accounts. As a result, average money market accounts increased by 30.9% and brokered and foreign deposits decreased 39.7% compared to 2000.

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

     SunTrust Bank raised an additional $1.0 billion of regulatory capital through its initial issuance under the Global Bank Note program in 2001. The Company also raised $600 million of regulatory capital through the issuance of Trust Preferred Securities during 2001.

     The Company purchased 8.2 million shares of its common stock during 2001. As of December 31, 2001, the Company was authorized to purchase up to 5.2 million shares under current Board resolutions.

Interest Rate And Market Risk

The normal course of business activity exposes SunTrust to interest rate risk. Fluctuations in interest rates may result in changes in the fair market value of the Company's financial instruments, cash flows and net interest income. SunTrust's asset/liability management

                                                 SunTrust 2001 Annual Report  31

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 14 Capital Ratios

                                                                       At December 31
(Dollars in millions)                          2001         2000         1999         1998         1997         1996
--------------------------------------------------------------------------------------------------------------------
Tier 1 capital/1/                      $    7,994.2  $   6,850.6  $   6,579.6  $   6,586.5  $   5,587.2  $   4,920.6
Total capital                              12,144.2     10,488.9      9,939.1     10,307.9      8,608.2      6,807.9
Risk-weighted assets                      100,651.8     96,656.7     87,866.1     80,586.4     69,503.3     58,112.8
Risk-based ratios
  Tier 1 capital                               8.02%        7.09%        7.48%        8.17%        8.04%        8.47%
  Total capital                               12.18        10.85        11.31        12.79        12.39        11.71
Tier 1 leverage ratio                          7.94         6.98         7.17         7.68         7.70         7.12
Total shareholders' equity to assets           7.98         7.95         8.00         8.78         8.83         8.92
====================================================================================================================

/1/ Tier 1 capital includes trust preferred obligations of $1,050 million at the end of 2000, 1999 and 1998, respectively and $100 million of preferred shares issued by a real estate investment trust subsidiary during 2000.

Table 15 Loan Maturity

                                                       At December 31, 2001
                                              Remaining Maturities of Selected Loans
                                      -------------------------------------------------------
                                                           Within           1-5         After
(In millions)                                 Total        1 Year         Years       5 Years
---------------------------------------------------------------------------------------------
Loan Maturity
Commercial/1/                           $  26,019.0   $   9,760.4   $  11,593.9   $   4,664.7
Real estate - construction                  3,627.3       1,888.5         850.7         888.1
---------------------------------------------------------------------------------------------
  Total                                 $  29,646.3   $  11,648.9   $  12,444.6   $   5,552.8
=============================================================================================
Interest Rate Sensitivity
Selected loans with
  Predetermined interest rates                                      $   1,933.6   $   2,703.2
  Floating or adjustable interest rates                                10,511.0       2,849.6
---------------------------------------------------------------------------------------------
    Total                                                           $  12,444.6   $   5,552.8
=============================================================================================

/1/ Excludes $2,926.9 million in lease financing.

process manages the Company's interest rate risk position. The objective of this process is the optimization of the Company's financial position, liquidity and net interest income, while limiting the volatility to net interest income from changes in interest rates.

     SunTrust uses a simulation modeling process to measure interest rate risk and evaluate potential strategies. These simulations incorporate assumptions regarding balance sheet growth and mix, pricing, and the repricing and maturity characteristics of the existing and projected balance sheet. Other interest-rate-related risks such as prepayment, basis and option risk are also considered. Simulation results quantify interest rate risk under various interest rate scenarios. Senior management regularly reviews the overall interest rate risk position and develops and implements appropriate strategies to manage the risk. Management estimates the Company's net interest income for the next twelve months would increase 0.3% under a gradual increase in interest rates of 100 basis points, versus the projection under stable rates. Net interest income would decrease 0.4% under a gradual decrease in interest rates of 100 basis points, versus the projection under stable rates.

     A fair market value analysis of the Company's on and off balance sheet positions calculated under an instantaneous 100 basis point increase in rates over December 31, 2001 estimates a 0.8% decrease in net market value as a percent of assets compared to a 0.9% decrease at December 31, 2000. SunTrust estimates a like decrease in rates from December 31, 2001 would increase net market value 0.6% compared to an increase of 0.6% based on 2000 year-end balances.

     The computations of interest rate risk do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

     Throughout 2001, SunTrust took advantage of the rapidly declining interest rate environment and restructured the balance sheet to shift interest rate risk from a liability sensitive position to a slightly asset sensitive position by the end of 2001. The restructuring was concentrated in the investment and debt portfolios. The restructuring in the investment portfolio is described in greater detail under the Securities Available for Sale section of Management's Discussion. The restructuring in the debt portfolio consisted of retiring higher rate,

32   SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 16 Maturity Distribution Of Securities Available For Sale

                                                                        At December 31, 2001
                                          --------------------------------------------------------------------------------
                                                                                                                   Average
                                            1 Year            1-5          5-10      After 10                     Maturity
(Dollars in millions)                      or Less          Years         Years         Years          Total      in Years
--------------------------------------------------------------------------------------------------------------------------
Distribution of Maturities:
Amortized Cost
U.S. Treasury and other U.S. government
  agencies and corporations               $  267.4      $ 1,944.1      $   14.4      $    3.6      $ 2,229.5         2.4
States and political subdivisions             63.3          182.7         120.6          67.5          434.1         5.4
Asset-backed securities/1/                   214.1        2,904.2         378.1          12.0        3,508.4         3.1
Mortgage-backed securities/1/                804.7        6,856.4         355.4         126.0        8,142.5         2.6
Corporate bonds                                6.9          985.7         167.2         809.7        1,969.5        12.7
------------------------------------------------------------------------------------------------------------
  Total debt securities                   $1,356.4      $12,873.1      $1,035.7      $1,018.8      $16,284.0         4.0
==========================================================================================================================
Fair Value
U.S. Treasury and other U.S. government
  agencies and corporations               $  270.9      $ 2,050.9      $   14.5      $    3.9      $ 2,340.2
States and political subdivisions             63.9          188.4         122.9          68.5          443.7
Asset-backed securities/1/                   217.8        2,938.7         374.9          12.7        3,544.1
Mortgage-backed securities/1/                808.2        6,993.9         365.0         124.6        8,291.7
Corporate bonds                                7.0        1,023.0         168.4         785.1        1,983.5
------------------------------------------------------------------------------------------------------------
  Total debt securities                   $1,367.8      $13,194.9      $1,045.7      $  994.8      $16,603.2
==========================================================================================================================
Weighted Average Yield (FTE)
U.S. Treasury and other U.S. government
  agencies and corporations                   6.17%          6.04%         5.14%         7.64%          6.05%
States and political subdivisions             7.24           7.30          7.08          7.05           7.18
Asset-backed securities/1/                    5.55           3.82          5.75          7.38           4.15
Mortgage-backed securities/1/                 4.42           6.04          6.39          5.28           5.89
Corporate bonds                               5.22           6.54          6.60          5.59           6.15
------------------------------------------------------------------------------------------------------------
  Total debt securities                       5.08%          5.60%         6.30%         5.68%          5.61%
==========================================================================================================================

/1/ Distribution of maturities is based on the expected average life of the asset.



Table 17 Maturity Of Consumer Time And Other Time Deposits In Amounts Of $100,000 Or More

                                                                At December 31, 2001
                                          --------------------------------------------------------------------------------
                                          Consumer          Brokered           Foreign             Other
(In millions)                                 Time              Time              Time              Time             Total
--------------------------------------------------------------------------------------------------------------------------
Months to maturity
3 or less                                 $1,256.1          $  434.7          $2,425.5             $58.1          $4,174.4
Over 3 through 6                             578.1                --                --                --             578.1
Over 6 through 12                            579.9              50.0                --                --             629.9
Over 12                                      868.8           2,345.0                --                --           3,213.8
--------------------------------------------------------------------------------------------------------------------------
  Total                                   $3,282.9          $2,829.7          $2,425.5             $58.1          $8,596.2
==========================================================================================================================

shorter-term borrowings from the Federal Home Loan Bank and replacing the retired debt with lower rate, longer-term fixed rate advances. In addition to the debt restructuring, SunTrust added fixed rate, longer-term debt in 2001. The net effect of the debt restructuring and additional borrowings extended the weighted average life of the debt portfolio.

     The Company is also subject to risk from changes in equity prices. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company which had a carrying value of $2.3 billion at December 31, 2001. A 10% decrease in share price of The Coca-Cola Company at December 31, 2001 would result in a decrease, net of deferred taxes, of approximately $145 million in total shareholders' equity.

                                               SunTrust 2001 Annual Report    33

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Derivative Instruments

Derivative financial instruments, such as interest rate swaps, options, caps, floors, futures, forward contracts and equity collars are components of the Company's risk management profile. The Company also enters into derivative instruments as a service to banking customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate the Company's exposure to market risk.

     The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments decreased net interest income in 2001 and 2000 by $37.4 million and $0.5 million, respectively and increased net interest income by $16.3 million in 1999.

     The Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the following net-of-tax effect on earnings and equity was recorded in January 2001:

Earnings increased $1.6 million

.. $16.6 million gain for the fair value adjustment on fair-value hedging instruments
.. $16.6 million loss for the fair value adjustment on related hedged assets and liabilities
.. $0.4 million gain for the fair value on the mortgage pipeline
.. $1.2 million gain for the derecognition of a previously deferred gain

Equity (Other Comprehensive Income)

.. $10.6 million loss from cash flow hedging instruments

     For a detailed discussion of the impact of SFAS No. 133 on Accumulated Other Comprehensive Income see "Note 20 Comprehensive Income."

     The following table summarizes the derivative instruments entered into by the Company as an end-user. See "Note 15 Derivatives and Off-Balance Sheet Financial Instruments" for a complete description of the derivative instruments and activity for 2001.


Table 18 Derivative Instruments

                                                                     As of December 31, 2001
                                  --------------------------------------------------------------------------------------------
                                              Weighted                                    Estimated Fair Value
                                               Average    Average                ---------------------------------------------
                                   Notional   Maturity   Received       Average   Carrying    Unrealized   Unrealized
(Dollars in millions)               Balance  In Months       Rate      Pay Rate  Amount/2/         Gains       Losses      Net
------------------------------------------------------------------------------------------------------------------------------
Mortgage Lending
  Commitments
    Forward Contracts             $ 5,834.0          2         --            --      $  --        $ 80.5      $    --   $ 80.5
    Interest Rate Lock
      Commitments                   2,522.1          2         --            --         --           0.6        (37.2)   (36.6)
    Option Contracts                   90.0          1       5.00%/1/        --         --            --           --       --
-------------------------------------------------------------------------------------------------------------------------------
Total Mortgage Related
  Derivatives                       8,446.1         --         --            --         --          81.1        (37.2)    43.9
Foreign Currency
  Forward Contracts                 1,167.2          5         --            --         --          15.7        (16.7)    (1.0)
Interest Rate Swaps/
  Caps/Floors                       4,892.0         43       3.02%/1/      4.81%      (6.5)         95.8       (101.7)   (12.4)
Other Derivatives                   1,111.1         13         --            --         --           0.9        (17.6)   (16.7)
-------------------------------------------------------------------------------------------------------------------------------
  Total Derivatives               $15,616.4                                          $(6.5)       $193.5      $(173.2)  $ 13.8
===============================================================================================================================

/1/ Average option strike price.

/2/ Carrying amount includes net interest payable.

34 SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Earnings And Balance Sheet Analysis 2000 vs. 1999

Net income was $1,294.1 million in 2000 compared with $1,326.6 million in 1999, a decrease of 2.4%. Diluted earnings per common share were $4.30 in 2000 and $4.13 in 1999. Excluding after-tax merger-related charges in both periods, net income was $1,321.7 million in 2000, a 2.7% decrease from 1999, and diluted earnings per share were $4.39, a 3.8% increase over 1999. In addition to the merger costs, two other unusual items effected the 1999 results. An extraordinary gain of $202.6 million, net of tax, or $0.63 per diluted share related to the sale of the Company's $1.5 billion consumer credit card portfolio was recorded during the fourth quarter of 1999. Additionally, the Company incurred securities losses of $70.2 million, net of tax, or $0.22 per diluted share related to the securities portfolio repositioning during the fourth quarter of 1999.

     Operating results for 2000 were impacted by rising interest rates, moderate fee income growth and reduced expenses including a $36.4 million decrease in the provision for loan losses. Net interest income was $3,148.4 million in 2000, down $39.6 million from 1999. The Company's net interest margin declined from 3.88% in 1999 to 3.55% in 2000, but the impact of the decline was more than offset by a 7.7% increase in average earning assets. The provision for loan losses decreased 21.4% from $170.4 million in 1999 to $134.0 million in 2000 primarily due to the Company's sale of its consumer credit card portfolio in the fourth quarter of 1999. The allowance for loan losses as a percentage of loans decreased from 1.32% to 1.21%. Net charge-offs to average loans were 0.19% in 2000 versus 0.37% in 1999. Nonperforming assets increased 55.4% from $275.7 million at December 31, 1999 to $428.3 million at December 31, 2000.

     Noninterest income, excluding securities gains and losses, was $1,767.0 million, a 1.8% increase compared to 1999. The increase was driven by a $43.5 million, or 64.2%, increase in corporate and institutional investment services income, a $21.6 million, or 4.9%, increase in service charges on deposit accounts and an $18.3 million, or 16.0% increase in other income.

Noninterest expense, excluding merger-related expenses, was $2,786.1 million in 2000, a decrease of $73.6 million, or 2.6%, from 1999. Contributing to the decline was a $54.4 million, or 3.2%, decrease in personnel expense and an $18.8 million, or 12.0% decrease in other expenses. The lower personnel costs reflected a reduction of 1,954 positions across the Company during 2000. Partially offsetting these declines was a $22.0 million, or 14.6%, increase in outside processing and software expense. Loans at December 31, 2000 were $72.2 billion, an increase of 9.4%. At December 31, 2000, deposits were $69.5 billion, an increase of $9.4 billion, or 15.7%, from December 31, 1999.

Fourth Quarter Results

SunTrust's net income for the fourth quarter of 2001 totaled $356.7 million, or $1.24 per diluted share, compared with $330.4 million, or $1.11 per diluted share, for the fourth quarter of 2000. Results included the following unusual items:

..  Extraordinary gain of $24.1 million, net of tax, or $0.08 per diluted share, for the early extinguishment of long-term debt in the fourth quarter of 2001. .. Merger related charges of $1.5 million, net of tax, or $0.01 per diluted share for 2000.

   Operating results for the fourth quarter of 2001 were also impacted by the following:

.. Fully taxable net interest income increased $34.0 million, or 4.3%, and the net interest margin increased 7 basis points from the fourth quarter of 2000 to the fourth quarter of 2001. These increases are primarily due to the lower interest rate environment in 2001 and strong retail deposit growth. Average consumer and commercial deposits increased $5.0 billion, or 9.2%, compared to the fourth quarter of 2000. The increase in consumer and commercial deposits enabled the Company to be less reliant on higher priced wholesale funding.

.. Consistent with the slowing economy, the Company's charge-offs and provision for loan loss levels rose during the fourth quarter as the Company experienced deterioration in some large corporate credits. Net loan charge-offs for the fourth quarter of 2001 were at $87.4 million, $34.0 million, or 63.7%, more than in the same period last year. The 2001 fourth quarter provision for loan losses of $88.1 million was $34.6 million, or 64.8%, higher than the $53.5 million in 2000.

.. Noninterest income, excluding securities gains and losses, increased by $78.9 million, or 17.7%, in the 2001 fourth quarter compared to the fourth quarter of 2000. The increase was partially due to a $31.3 million, or 115.5%, increase in mortgage production related income as the low rate environment led to significant refinancing activity in 2001. Mortgage production in the fourth quarter of 2001 was $7.3 billion, a 119.3% increase from $3.3 billion in the fourth quarter of 2000. Also contributing to the growth in nonin-terest income were increases in investment banking income, loan fee income and fixed annuity income. Negatively impacting noninterest income was a $20.5 million, or 215.0%, decrease in mortgage servicing income due to accelerated amortization of mortgage servicing rights resulting from increased prepayments.

.. Noninterest expense, excluding merger-related charges, increased $134.7 million, or 19.4%, from the fourth quarter of 2000. Personnel expense was up $61.0 million, or 14.9%, primarily due to increased bonus payments from the acquisition of the institutional business of The Robinson-Humphrey Company, LLC, mortgage production incentives and expenditures from the One Bank initiative. Also contributing were increases in equipment expense and outside processing and software.

                                                 SunTrust 2001 Annual Report  35

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 19 Quarterly Financial Data

(Dollars in millions
except per share data)                                    2001                                             2000
                                    ------------------------------------------------  ---------------------------------------------
Summary of Operations                     4           3            2            1           4           3           2          1
Interest and dividend income        $  1,391.1  $  1,509.9   $  1,634.7   $  1,743.9  $  1,798.3   $ 1,764.2   $ 1,672.0  $ 1,610.8
Interest expense                         571.1       706.1        810.8        939.0     1,012.9       992.8       903.0      828.2
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                      820.0       803.8        823.9        804.9       785.4       771.4       769.0      782.6
Provision for loan losses                 88.1        80.2         39.6         67.3        53.5        30.5        27.7       22.3
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses              731.9       723.6        784.3        737.6       731.9       740.9       741.3      760.3
Noninterest income/1/                    557.7       550.4        521.8        525.9       445.6       447.2       444.0      436.9
Noninterest expense/2,3,4/               830.2       776.8        763.8        742.7       697.9       706.6       719.8      704.2
-----------------------------------------------------------------------------------------------------------------------------------
Income before provision for income
  taxes and extraordinary items          459.4       497.2        542.3        520.8       479.6       481.5       465.5      493.0
Provision for income taxes               126.8       163.1        177.3        183.3       149.2       154.7       148.0      173.6
-----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary items        332.6       334.1        365.0        337.5       330.4       326.8       317.5      319.4
Extraordinary gain (loss),
  net of taxes/5/                         24.1          --        (17.8)          --          --          --          --         --
Net income                          $    356.7  $    334.1   $    347.2   $    337.5  $    330.4   $   326.8   $   317.5  $   319.4
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income
  (taxable-equivalent)              $    830.1  $    813.9   $    834.1   $    815.2  $    796.1   $   781.5   $   778.7  $   792.1
Per Common Share
Diluted
  Income before extraordinary
    items                           $     1.16  $     1.15   $     1.25   $     1.14  $     1.11   $    1.10   $    1.05  $    1.04
  Extraordinary gain (loss),
    net of taxes                          0.08          --        (0.06)          --          --          --          --         --
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.24        1.15         1.19         1.14        1.11        1.10        1.05       1.04
Basic
  Income before extraordinary
    items                                 1.17        1.17         1.27         1.16        1.13        1.11        1.06       1.05
  Extraordinary gain (loss),
    net of taxes                          0.08          --        (0.06)          --          --          --          --         --
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              1.25        1.17         1.21         1.16        1.13        1.11        1.06       1.05
Dividends declared                        0.40        0.40         0.40         0.40        0.37        0.37        0.37       0.37
Book value                               28.97       28.40        27.29        26.83       27.81       25.85       25.10      23.51
Market Price
  High                                   67.93       72.35        66.38        68.07       64.38       54.19       66.00      68.06
  Low                                    58.10       60.10        59.25        57.29       41.63       45.63       45.06      46.81
  Close                                  62.70       66.60        64.78        64.80       63.00       49.88       45.69      57.75
Selected Average Balances
Total assets                        $103,882.0  $101,246.0   $103,194.2   $103,225.4  $101,246.0   $99,392.2   $97,497.3  $95,413.4
Earning assets                        92,440.9    90,588.0     92,570.8     92,553.9    90,679.6    89,663.7    88,200.6   85,857.5
Loans                                 69,547.1    69,024.0     69,900.5     71,654.4    71,774.6    71,506.9    69,830.6   67,030.0
Consumer and commercial
  deposits                            59,085.8    57,081.1     56,343.6     54,538.6    54,099.2    53,641.4    55,942.5   53,360.3
Brokered and foreign deposits          6,268.1     6,086.6      8,017.1     10,870.0    13,082.7    13,516.8    12,923.9   12,190.0
Realized shareholders' equity          6,530.6     6,305.4      6,208.8      6,264.6     6,140.5     6,012.8     5,948.9    6,023.3
Total shareholders' equity             8,334.5     7,996.1      7,873.4      8,089.2     7,844.4     7,487.4     7,195.9    7,476.2
Common shares
  -diluted (thousands)                 289,319     289,601      291,677      295,832     296,461     298,558     302,141    306,739
Common shares
  -basic (thousands)                   285,645     285,570      287,878      291,805     293,390     295,575     298,986    303,461
Financial Ratios (Annualized)
Return on average assets                  1.40%       1.34%        1.38%        1.36%       1.33%       1.34%       1.34%      1.38%
Return on average realized
  shareholders' equity                   21.67       21.02        22.43        21.85       21.40       21.62       21.46      21.33
Return on average total
  shareholders' equity                   16.98       16.58        17.68        16.92       16.75       17.36       17.74      17.18
Net interest margin                       3.56        3.56         3.61         3.57        3.49        3.47        3.55       3.71
-----------------------------------------------------------------------------------------------------------------------------------

/1/ Includes securities gains of $32.1, $36.2, $27.7 and $4.2 million for the fourth, third, second and first quarters of 2001, respectively, related to the Company's securities portfolio repositioning. An additional $52.9 million security gain was recorded in the first quarter of 2001 on the sale of Star Systems, Inc.

/2/ Includes enhancements to customer-based systems of $15.5, $17.5, $14.7 and $7.0 million for the fourth, third, second and first quarters of 2001, respectively, related to the One Bank initiative.

/3/ Includes merger-related expenses of $2.4, $8.3, $18.2 and $13.6 million for the fourth, third, second, and first quarters of 2000, respectively, related to the acquisition of Crestar.

/4/ Includes Wachovia proposal expenses of $32.0 million for the third quarter of 2001.

/5/ Represents the gain on the Company's early extinguishment of long-term debt during the fourth quarter of 2001, net of $13.0 million in taxes, and the loss on the Company's early extinguishment of long-term debt during the second quarter of 2001, net of $9.6 million in taxes.

36 SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 20 Consolidated Daily Average Balances, Income/Expense And Average Yields Earned And Rates Paid

                                                                               Quarters Ended
                                              ------------------------------------------------------------------------------------
                                                          December 31, 2001                       December 31, 2000
                                              -------------------------------------        ---------------------------------------
(Dollars in millions;                             Average        Income/       Yields/     Average        Income/      Yields/
yields on taxable-equivalent basis)               Balances       Expense        Rates      Balances       Expense       Rates
----------------------------------------------------------------------------------------------------------------------------------
Assets
Loans/1/
  Taxable                                        $ 68,348.8    $  1,057.0       6.14%     $ 70,647.7     $ 1,461.7       8.23%
  Tax-exempt/2/                                     1,198.3          18.6       6.16         1,126.9          22.5       7.93
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                    69,547.1       1,075.6       6.14        71,774.6       1,484.2       8.23
Securities available for sale
  Taxable                                          15,798.9         236.8       5.95        14,715.5         251.2       6.79
  Tax-exempt/2/                                       441.7           7.8       6.99           444.0           8.4       7.53
----------------------------------------------------------------------------------------------------------------------------------
    Total securities available for sale            16,240.6         244.6       5.98        15,159.5         259.6       6.81
Funds sold                                          1,193.8           7.3       2.41         1,324.4          22.3       6.70
Loans held for sale                                 3,777.0          65.5       6.88         1,690.7          33.3       7.83
Other short-term investments/2/                     1,682.4           8.2       1.94           730.4           9.6       5.24
----------------------------------------------------------------------------------------------------------------------------------
    Total earning assets                           92,440.9       1,401.2       6.01        90,679.6       1,809.0       7.94
Allowance for loan losses                            (867.0)                                  (858.6)
Cash and due from banks                             3,521.6                                  3,464.7
Premises and equipment                              1,586.4                                  1,618.2
Other assets                                        4,430.0                                  3,661.1
Unrealized gains on securities
    available for sale                              2,770.1                                  2,681.0
----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                 $103,882.0                               $101,246.0
==================================================================================================================================
Liabilities and Shareholders' Equity
Interest-bearing deposits
    NOW/Money market accounts                    $ 26,925.1    $    121.8       1.80%     $ 20,023.3     $   169.3       3.36%
    Savings                                         5,989.3          28.4       1.88         6,306.9          60.8       3.84
    Consumer time                                   8,556.8          97.6       4.53         9,964.6         141.5       5.65
    Other time                                      3,457.0          38.5       4.42         4,334.7          66.4       6.09
----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing consumer and
         commercial deposits                       44,928.2         286.3       2.53        40,629.5         438.0       4.29
    Brokered deposits                               2,910.8          21.3       2.90         4,059.7          68.6       6.72
    Foreign deposits                                3,357.3          18.3       2.16         9,023.0         149.6       6.60
----------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing deposits              51,196.3         325.9       2.53        53,712.2         656.2       4.86
Funds purchased                                    10,339.0          47.1       1.81        11,225.2         177.5       6.29
Other short-term borrowings                         1,582.2           8.8       2.19         1,885.9          31.2       6.57
Long-term debt                                     12,870.5         189.3       5.84         8,725.0         148.0       6.75
----------------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities           75,988.0         571.1       2.98        75,548.3       1,012.9       5.33
Noninterest-bearing deposits                       14,157.6                                 13,469.7
Other liabilities                                   5,401.9                                  4,383.6
Realized shareholders' equity                       6,530.6                                  6,140.5
Accumulated other comprehensive income              1,803.9                                  1,703.9
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity   $103,882.0                               $101,246.0
==================================================================================================================================
Interest Rate Spread                                                            3.03%                                    2.61%
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                            $    830.1                                $   796.1
----------------------------------------------------------------------------------------------------------------------------------
Net Interest Margin/3/                                                          3.56%                                    3.49%
==================================================================================================================================

/1/ Interest income includes loan fees of $40.2 million and $36.8 million in the quarters ended December 31, 2001 and 2000, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

/2/ Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $10.1 million and $10.7 million in the quarters ended December 31, 2001 and 2000, respectively.

/3/ Derivative instruments used to help balance the Company's interest-sensitivity position decreased net interest income by $16.8 million in the fourth quarter of 2001 and increased net interest income by $0.1 million in the fourth quarter of 2000. Without these derivative instruments, the net interest margin would have been 3.49% in 2000.

                                                 SunTrust 2001 Annual Report  37

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 21 Quarterly Noninterest Income And Expense

                                                                   Quarters
                                     --------------------------------------------------------------------
                                                   2001                                2000
                                     ---------------------------------  ---------------------------------
(In millions)                          4        3        2        1        4        3        2        1
---------------------------------------------------------------------------------------------------------
Noninterest Income
Trust and investment
   management income                $117.2   $119.8   $124.8   $124.3   $121.4   $120.2   $123.7   $128.6
Service charges on
   deposit accounts                  135.5    129.1    125.6    120.0    118.9    116.9    112.6    111.3
Other charges and fees                65.9     61.3     57.5     55.6     55.1     56.3     50.4     49.1
Mortgage production
   related income                     58.4     43.1     53.0     31.7     27.1     23.8     20.5     18.7
Mortgage servicing
   related income                    (10.9)     0.8     (2.7)     6.7      9.5      7.9      7.7      7.7
Investment banking income             41.6     33.4     19.4     14.1     20.3     36.0     35.3     19.7
Trading account profits (losses)
   and commissions                    11.0     30.0     24.9     29.7     16.3      4.9     (1.4)    12.0
Securities gains (losses)/1,2/        32.1     36.2     27.7     57.1     (1.2)    (0.6)     1.5      6.9
Credit card and other fees            29.4     28.7     30.0     25.6     24.9     24.2     24.4     22.1
Retail investment services            28.9     26.8     27.3     24.8     22.8     24.0     30.5     30.8
Other income                          48.6     41.2     34.3     36.3     30.5     33.6     38.8     30.0
---------------------------------------------------------------------------------------------------------
   Total noninterest income         $557.7   $550.4   $521.8   $525.9   $445.6   $447.2   $444.0   $436.9
=========================================================================================================
Noninterest Expense
Salaries                            $301.3   $293.3   $285.8   $286.0   $282.0   $278.5   $292.1   $287.3
Other compensation                   125.8    108.5     97.3     90.3     89.3     82.9     73.1     83.8
Employee benefits                     42.4     45.5     48.4     56.7     37.2     39.5     41.4     56.9
---------------------------------------------------------------------------------------------------------
   Total personnel expense           469.5    447.3    431.5    433.0    408.5    400.9    406.6    428.0
Net occupancy expense                 53.6     55.1     51.8     50.0     50.7     51.9     49.9     50.1
Outside processing and software       57.0     51.6     45.3     45.1     43.9     42.4     44.4     41.6
Equipment expense                     51.0     49.9     44.3     44.5     44.2     47.2     50.7     51.6
Marketing and customer development    32.7     25.3     23.0     23.0     30.7     25.3     27.9     22.3
Consulting and legal                  32.4     25.0     20.6      9.7     13.2     16.4     18.2     11.8
Credit and collection services        22.4     20.6     18.0     13.6     12.4     14.2     16.0     14.3
Other staff expense                   17.4     15.3     15.0     10.8     11.0     15.5     13.8     11.2
Communications                        16.8     15.0     14.1     13.3     14.2     15.0     15.4     15.2
Postage and delivery                  16.7     15.3     15.8     16.2     14.9     15.4     16.3     16.7
Operating supplies                    13.3     12.3     11.4     11.3     11.2     11.3     12.6     12.2
Amortization of intangible assets      8.6      8.4     21.0      8.3      8.8      8.9      8.8      9.0
FDIC premiums                          2.7      2.6      2.8      2.8      2.8      2.8      2.8      2.8
Other real estate (income) expense    (0.4)     0.1     (3.1)    (0.7)    (2.3)    (0.4)    (0.3)    (0.8)
Merger-related expenses                 --       --       --       --      2.4      8.3     18.2     13.6
Other expense/3/                      36.5     33.0     52.3     61.8     31.3     31.5     18.5      4.7
---------------------------------------------------------------------------------------------------------
   Total noninterest expense        $830.2   $776.8   $763.8   $742.7   $697.9   $706.6   $719.8   $704.3
=========================================================================================================

/1/ Includes $52.9 million gain on the sale of Star Systems, Inc. in the first quarter of 2001.

/2/ Includes securities gains of $32.1, $36.2, $27.7 and $4.2 million in the fourth, third, second and first quarters of 2001, respectively, related to the securities portfolio repositioning.

/3/ Includes expenses of $32.0 million in the third quarter of 2001 for the proposal to acquire the former Wachovia Corporation.

38 SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

Table 22 Summary Of Loan Loss Experience, Nonperforming Assets And Accruing
         Loans Past Due 90 Days Or More

                                                                                  Quarters
                                        -------------------------------------------------------------------------------------------
                                                             2001                                           2000
                                        --------------------------------------------   --------------------------------------------
(Dollars in millions)                       4           3           2           1           4           3           2          1
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for Loan Losses
Balance - beginning of quarter          $ 866.4    $  866.1    $  872.0    $  874.5    $  874.5    $  874.5    $  874.0   $  871.3
Allowance from acquisitions and
    other activity - net                     --          --        (6.7)       (3.5)       (0.1)         --          --         --
Provision for loan losses                  88.1        80.2        39.6        67.3        53.5        30.5        27.7       22.3
Charge-offs                              (101.5)      (92.0)      (53.2)      (79.4)      (67.1)      (47.1)      (40.2)     (35.3)
Recoveries                                 14.1        12.1        14.4        13.1        13.7        16.6        13.0       15.7
-----------------------------------------------------------------------------------------------------------------------------------
Balance - end of quarter                $ 867.1    $  866.4    $  866.1    $  872.0    $  874.5    $  874.5    $  874.5   $  874.0
===================================================================================================================================
Ratios
Allowance to quarter-end loans             1.26%       1.24%       1.26%       1.24%       1.21%       1.21%       1.22%      1.27%
Allowance to nonperforming loans          155.4       176.7       210.6       250.1       215.8       229.6       309.6      306.8
Net loan charge-offs to average
    loans (annualized)                     0.50        0.46        0.22        0.38        0.30        0.17        0.16       0.12
Provision to average loans
    (annualized)                           0.50        0.46        0.23        0.38        0.30        0.17        0.16       0.13
Nonperforming Assets
Nonperforming loans                     $ 558.1    $  490.2    $  411.1    $  348.7    $  405.3    $  380.9    $  282.5   $  284.9
Other real estate owned                    20.7        18.9        20.3        20.6        23.0        23.6        23.2       27.0
-----------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets              $ 578.8    $  509.1    $  431.4    $  369.3    $  428.3    $  404.5    $  305.7   $  311.9
===================================================================================================================================
Ratios
Nonperforming loans to
    total loans                            0.81%       0.70%       0.60%       0.50%       0.56%       0.53%       0.40%      0.42%
Nonperforming assets to total loans
    plus other real estate owned           0.84        0.73        0.63        0.52        0.59        0.56        0.43       0.45
Accruing Loans Past Due
    90 Days or More                     $ 185.5    $  177.0    $  211.8    $  223.7    $  181.2    $  150.8    $  189.4   $  160.1
===================================================================================================================================

Supervision And Regulation

As a bank holding company and a financial holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). As of December 31, 1999, the Company had 29 bank subsidiaries which were subject to supervision and regulation by applicable state and federal banking agencies, including the Federal Reserve, the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). Effective January 1, 2000, 27 of these bank subsidiaries merged into SunTrust Bank, Atlanta, which changed its name to SunTrust Bank. SunTrust Bank (the "Bank") is a Georgia state bank which now has branches in Georgia, Florida, Tennessee, Alabama, Virginia, Maryland, and the District of Columbia. The Bank is a member of the Federal Reserve System, and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance.

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

                                                 SunTrust 2001 Annual Report  39

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

     Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may establish branches across state lines by merging with a bank in another state, subject to certain restrictions.

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

     The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized,"
"undercapitalized," "significantly undercapi-talized" or "critically undercapitalized" as such terms are defined under regulations issued by each of the federal banking agencies.

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

     FDIC regulations require that management report annually on its responsibility for preparing its institution's financial statements, and establishing and maintaining an internal control structure and procedures for financial reporting, and compliance with designated laws and regulations concerning safety and soundness.

     The Company's nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Capital Markets, Inc. is a broker-dealer and investment adviser registered with the Securities and Exchange Commission ("SEC") and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. ("NASD"). SunTrust Securities, Inc. is also a broker-dealer and investment adviser registered with the SEC and a member of the NASD. Trusco Capital Management, Inc. is an investment adviser registered with the SEC. The Company also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the Comptroller.

     On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act (the "Act") was signed into law. The Act creates a new type of financial services company called a financial holding company. A bank holding company which elects to become a financial holding company may engage in expanded securities activities, insurance sales and underwriting activities, and other financial activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. Securities firms and insurance companies may also choose to become financial holding companies and acquire banks, subject to certain conditions. The Company has elected to become a financial holding company under the Act.

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

40  SunTrust 2001 Annual Report

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates" or similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

     Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (i) competitive pressures among depository and other financial institutions may increase significantly; (ii) changes in the interest rate environment may reduce margins; (iii) general economic or business conditions in the geographic regions and industries in which SunTrust operates, including the impact of the events of September 11, 2001 and the energy crisis, as well as the risk of domestic or international military or terrorist activities or conflicts, may lead to a deterioration in credit quality or a reduced demand for credit; (iv) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged; (v) changes may occur in the securities markets; and (vi) competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust.

     Other factors that may cause actual results to differ from the forward-looking statements include the following: (i) the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; (ii) changes in consumer spending and saving habits; (iii) the effects of competitors' pricing policies; (iv) the Company's success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts; and (v) the effect of corporate restructurings, mergers, acquisitions and/or dispositions and their integration into the Company, the actual restructuring and other charges related thereto and management's ability to manage these and other risks, including achieving the expected revenue growth and/or expense savings from such corporate restructurings, mergers, acquisitions and/or dispositions.

     Management of SunTrust believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations. SunTrust cautions that the foregoing list of important factors is not inclusive.

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

Community Reinvestment

     As SunTrust continues to consolidate functions and create uniform products, it has maintained its community focus. "Build your community and you build your bank" has always been and remains the operating philosophy of SunTrust.

     The SunTrust market area is extremely diverse, ranging from major metropolitan areas to small rural communities, and SunTrust recognizes that each community has unique needs and resources. SunTrust's community reinvestment program emphasizes local management's accountability for achieving lending, investment and service goals, with support, coordination and strategic direction from the corporate level. In each market, the local CEO is charged to oversee SunTrust's community activities and ensure that the Company is doing its part. A senior level CRA Committee, consisting of line-of-business heads and state-level executives and led by Senior Management, provides policy direction and oversight to the Company's community reinvestment efforts. This approach ensures that even as the One Bank operating model is implemented, SunTrust's traditional commitment to its local communities remains unchanged.

     SunTrust provides financial support to community building efforts through its extensive corporate contributions, investments and lending activities. In 2001, SunTrust approved 17,742 loans totaling approximately $1.8 billion to provide housing in low- to moderate-income areas. Additionally, 43,463 loans totaling $3.6 billion have been approved for families classified as low-to moderate-income to purchase or rehabilitate their homes. These figures represent continued growth in the

                                                 SunTrust 2001 Annual Report  41

MANAGEMENT'S DISCUSSION
--------------------------------------------------------------------------------

volume of SunTrust's housing-related lending to low- and moderate-income communities. Businesses in these communities received 40,807 loans from SunTrust totaling almost $5 billion. Of these loans 29,760, or 73%, had an original principal balance of $100,000 or less. Also in 2001, SunTrust made 23,805 loans totaling over $1.8 billion to small businesses with annual revenues of $1 million or less. In rural markets, small farms also received support in the form of 1,398 loans totaling almost $100 million. Seventy-eight percent of these loans were for $100,000 or less. In addition, SunTrust made $667 million in community development loans during 2001. Through membership in the Federal Home Loan Bank (FHLB), SunTrust has provided funding for affordable housing projects under the FHLB's Affordable Housing Program and Community Reinvestment Program.

     SunTrust's two community development corporations and its Regency Housing Group subsidiary have become significant developers of affordable housing for low- and moderate-income families. Since Regency became part of SunTrust, it has developed more than 4,500 units of affordable housing in communities from Virginia to Florida. Through its investments in low income housing tax credits, SunTrust has now provided equity capital for more than 18,000 affordable housing units across the southeast.

     SunTrust supports its communities through a variety of investments and contributions such as low-income housing tax credits, funding for local and regional groups engaging in providing affordable housing or promoting small business development and targeted mortgage-backed securities. By participating in the public finance efforts of state, county and municipal governments, SunTrust has financed activities such as school construction, public housing and environmental cleanup and protection programs. The Company's combined investment in community development projects and organizations now totals more than $500 million.

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

Properties

The Company's headquarters are located in Atlanta, Georgia. As of December 31, 2001, SunTrust Bank owned 684 of its 1,128 full-service banking offices, and leased the remaining banking offices. (See Note 8 to the Consolidated Financial Statements.)

42  SunTrust 2001 Annual Report

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

     The Company assessed its internal control system as of December 31, 2001, in relation to criteria for effective internal control over consolidated financial reporting described in "Internal Control -- Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 2001, its system of internal controls over consolidated financial reporting met those criteria.

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
        SunTrust Bank - Bank

Index To Consolidated Financial Statements

                                                             Page
        Consolidated Statements Of Income                      44
        Consolidated Balance Sheets                            45
        Consolidated Statements Of Shareholders' Equity        46
        Consolidated Statements Of Cash Flow                   47
        Notes To Consolidated Financial Statements             48

                                                 SunTrust 2001 Annual Report  43

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To SunTrust Banks, Inc.

We have audited the accompanying consolidated balance sheets of SunTrust Banks, Inc. (a Georgia corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flow for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Atlanta, Georgia
February 12, 2002

Arthur Andersen LLP

44  SunTrust 2001 Annual Report


CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                               Year Ended December 31
(Dollars in thousands except per share data)                             2001           2000          1999
----------------------------------------------------------------------------------------------------------
Interest Income
Interest and fees on loans                                        $ 4,908,775    $ 5,605,320   $ 4,744,609
Interest and fees on loans held for sale                              211,471        110,563       172,153
Interest and dividends on securities available for sale
  Taxable interest                                                    965,694        916,573       859,002
  Tax-exempt interest                                                  27,669         25,794        30,682
  Dividends/1/                                                         68,207         64,885        66,906
Interest on funds sold                                                 51,164         92,782        73,382
Interest on deposits in other banks                                     5,743            865         2,665
Other interest                                                         40,851         28,637        10,809
----------------------------------------------------------------------------------------------------------
  Total interest income                                             6,279,574      6,845,419     5,960,208
----------------------------------------------------------------------------------------------------------
Interest Expense
Interest on deposits                                                1,812,385      2,452,919     1,626,132
Interest on funds purchased                                           412,218        651,235       749,561
Interest on other short-term borrowings                                63,359         97,903        79,521
Interest on long-term debt                                            739,012        534,924       359,538
----------------------------------------------------------------------------------------------------------
  Total interest expense                                            3,026,974      3,736,981     2,814,752
----------------------------------------------------------------------------------------------------------
Net Interest Income                                                 3,252,600      3,108,438     3,145,456
Provision for loan losses - Note 7                                    275,165        133,974       170,437
----------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                 2,977,435      2,974,464     2,975,019
----------------------------------------------------------------------------------------------------------
Noninterest Income
Trust and investment management income                                486,116        493,929       495,613
Other charges and fees                                                570,168        525,920       471,486
Service charges on deposit accounts                                   510,249        459,653       438,107
Mortgage production related income                                    186,114         90,061       153,055
Mortgage servicing related income                                      (6,073)        32,832        27,056
Other noninterest income - Note 21                                    256,169        164,614       149,675
Securities gains (losses) - Note 5                                    153,080          6,616      (109,076)
----------------------------------------------------------------------------------------------------------
  Total noninterest income                                          2,155,823      1,773,625     1,625,916
----------------------------------------------------------------------------------------------------------
Noninterest Expense
Salaries and other compensation - Note 14                           1,588,431      1,468,967     1,522,570
Employee benefits - Note 14                                           192,969        175,035       175,801
Equipment expense                                                     189,763        193,709       198,464
Net occupancy expense                                                 210,436        202,608       197,439
Marketing and customer development                                    103,998        106,215       105,429
Merger-related expenses                                                    --         42,444        45,556
Other noninterest expense - Note 22                                   827,941        639,555       660,019
----------------------------------------------------------------------------------------------------------
  Total noninterest expense                                         3,113,538      2,828,533     2,905,278
----------------------------------------------------------------------------------------------------------
Income before provision for income taxes and extraordinary gain     2,019,720      1,919,556     1,695,657
Provision for income taxes - Note 13                                  650,501        625,456       571,705
----------------------------------------------------------------------------------------------------------
Income before extraordinary gain                                    1,369,219      1,294,100     1,123,952
Extraordinary gain, net of taxes - Notes 3 and 13                       6,318             --       202,648
----------------------------------------------------------------------------------------------------------
  Net Income                                                      $ 1,375,537    $ 1,294,100   $ 1,326,600
==========================================================================================================
Net income per average common share - Note 12:
  Diluted
    Income before extraordinary gain                              $      4.70    $      4.30   $      3.50
    Extraordinary gain                                                   0.02             --          0.63
----------------------------------------------------------------------------------------------------------
    Net income                                                    $      4.72    $      4.30   $      4.13
==========================================================================================================
  Basic
    Income before extraordinary gain                              $      4.76    $      4.35   $      3.54
    Extraordinary gain                                                   0.02             --          0.64
----------------------------------------------------------------------------------------------------------
    Net income                                                    $      4.78    $      4.35   $      4.18
==========================================================================================================
Dividends declared per common share                               $      1.60    $      1.48   $      1.38
Average common shares - diluted                                       291,584        300,956       321,174
Average common shares - basic                                         287,702        297,834       317,079
/1/Includes dividends on 48,266,496 shares of common stock
  of The Coca-Cola Company                                        $    34,752    $    32,821   $    30,891
==========================================================================================================

See notes to consolidated financial statements.

                                                SunTrust 2001 Annual Report   45

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                         At December 31
(Dollars in thousands)                                                               2001               2000
------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                      $  4,229,074       $  4,110,489
Interest-bearing deposits in other banks                                          185,861             13,835
Funds sold - Note 4                                                             1,495,109          1,267,028
Trading account                                                                 1,343,602          1,105,848
Securities available for sale/1/ - Note 5                                      19,656,391         18,810,311
Loans held for sale                                                             4,319,594          1,759,281
Loans - Notes 6, 15 and 16                                                     68,959,222         72,239,820
Allowance for loan losses - Note 7                                               (867,059)          (874,547)
------------------------------------------------------------------------------------------------------------
   Net loans                                                                   68,092,163         71,365,273
Premises and equipment - Note 8                                                 1,584,869          1,629,071
Intangible assets                                                                 811,276            810,860
Customers' acceptance liability                                                    55,171            184,157
Other assets - Note 14                                                          2,967,534          2,604,221
------------------------------------------------------------------------------------------------------------
   Total assets                                                              $104,740,644       $103,660,374
============================================================================================================

Liabilities and Shareholders' Equity - Notes 12 and 14
Noninterest-bearing consumer and commercial deposits                         $ 16,369,823       $ 15,064,017
Interest-bearing consumer and commercial deposits                              45,911,419         41,572,310
------------------------------------------------------------------------------------------------------------
   Total consumer and commercial deposits                                      62,281,242         56,636,327
Brokered deposits                                                               2,829,687          3,179,100
Foreign deposits                                                                2,425,493          9,717,910
------------------------------------------------------------------------------------------------------------
   Total deposits                                                              67,536,422         69,533,337
Funds purchased                                                                10,104,287         10,895,944
Other short-term borrowings - Note 9                                            1,651,639          1,761,985
Long-term debt - Note 11                                                       11,010,580          7,895,430
Guaranteed preferred beneficial interests in debentures - Note 11               1,650,000          1,050,000
Acceptances outstanding                                                            55,171            184,157
Other liabilities - Note 13                                                     4,372,977          4,100,313
------------------------------------------------------------------------------------------------------------
   Total liabilities                                                           96,381,076         95,421,166
------------------------------------------------------------------------------------------------------------

Commitments and contingencies - Notes 8, 11, 15 and 18

Preferred stock, no par value; 50,000,000 shares authorized; none issued               --                 --
Common stock, $1.00 par value                                                     294,163            323,163
Additional paid in capital                                                      1,259,609          1,274,416
Retained earnings                                                               5,479,951          6,312,044
Treasury stock and other                                                         (329,408)        (1,613,189)
------------------------------------------------------------------------------------------------------------
   Realized shareholders' equity                                                6,704,315          6,296,434
Accumulated other comprehensive income - Notes 5 and 20                         1,655,253          1,942,774
------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                   8,359,568          8,239,208
------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                $104,740,644       $103,660,374
============================================================================================================

Common shares outstanding                                                     288,601,607        296,266,329
Common shares authorized                                                      750,000,000        750,000,000
Treasury shares of common stock                                                 5,561,150         26,896,428

/1/ Includes net unrealized gains on securities available for sale           $  2,632,266       $  3,048,313
============================================================================================================

See notes to consolidated financial statements.

46  SunTrust 2001 Annual Report

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                          Additional                     Treasury       Other Com-
                                               Common        Paid in       Retained     Stock and       prehensive
(In thousands)                                  Stock        Capital       Earnings       Other/1/          Income           Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999                   $  322,485   $  1,293,011   $  4,575,382   $  (100,441)    $  2,088,207    $  8,178,644
Net income                                         --             --      1,326,600            --               --       1,326,600
Other comprehensive income:
Change in unrealized gains (losses) on
   securities, net of taxes                        --             --             --            --         (525,385)       (525,385)
                                                                                                                      -------------
Total comprehensive income                                                                                                 801,215
Cash dividends declared, $1.38 per share           --             --       (440,631)           --               --        (440,631)
Exercise of stock options                         575         (8,661)            --        23,116               --          15,030
Acquisition of stock                               --             --             --      (954,642)              --        (954,642)
Restricted stock activity                          11            735             --          (746)              --              --
Amortization of compensation element
   of restricted stock                             --             --             --        15,557               --          15,557
Issuance of stock for employee
   benefit plans                                   92          8,302             --         3,295               --          11,689
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                    323,163      1,293,387      5,461,351    (1,013,861)       1,562,822       7,626,862
Net income                                         --             --      1,294,100            --               --       1,294,100
Other comprehensive income:
Change in unrealized gains (losses) on
   securities, net of taxes                        --             --             --            --          379,952         379,952
                                                                                                                      -------------
Total comprehensive income                                                                                               1,674,052
Cash dividends declared, $1.48 per share           --             --       (443,407)           --               --        (443,407)
Exercise of stock options                          --        (11,767)            --        29,672               --          17,905
Acquisition of stock                               --             --             --      (668,391)              --        (668,391)
Restricted stock activity                          --           (795)            --           795               --              --
Amortization of compensation element of
   restricted stock                                --             --             --         9,408               --           9,408
Issuance of stock for employee
   benefit plans                                   --         (6,409)            --        29,188               --          22,779
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                    323,163      1,274,416      6,312,044    (1,613,189)       1,942,774       8,239,208
Net income                                         --             --      1,375,537            --               --       1,375,537
Other comprehensive income:
Adoption of SFAS No. 133                           --             --             --            --          (10,560)        (10,560)
Change in unrealized gains (losses) on
   derivatives, net of taxes                       --             --             --            --          (45,169)        (45,169)
Change in unrealized gains (losses) on
   securities, net of taxes                        --             --             --            --         (231,792)       (231,792)
                                                                                                                      -------------
Total comprehensive income                                                                                               1,088,016
Cash dividends declared, $1.60 per share           --             --       (463,529)           --               --        (463,529)
Exercise of stock options                          --        (15,771)            --        34,784               --          19,013
Acquisition of treasury stock                      --             --             --      (551,485)              --        (551,485)
Retirement of treasury stock                  (29,000)            --     (1,744,101)    1,773,101               --              --
Restricted stock activity                          --            103             --          (103)              --              --
Amortization of compensation element of
   restricted stock                                --             --             --         6,110               --           6,110
Issuance of stock for employee
   benefit plans                                   --            861             --        21,374               --          22,235
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                 $  294,163   $  1,259,609   $  5,479,951   $  (329,408)    $  1,655,253    $  8,359,568
===================================================================================================================================

/1/ Balance at December 31, 2001 includes $291,891 for treasury stock and $37,517 for compensation element of restricted stock.

See notes to consolidated financial statements.

                                                  SunTrust 2001 Annual Report 47


CONSOLIDATED STATEMENTS OF CASH FLOW
--------------------------------------------------------------------------------

                                                                              Year Ended December 31
(Dollars in thousands)                                                 2001            2000            1999
-----------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                     $  1,375,537    $  1,294,100    $  1,326,600
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
    Extraordinary gain, net of taxes                                 (6,318)             --        (202,648)
    Depreciation, amortization and accretion                        357,371         299,957         284,993
    Provisions for loan losses and foreclosed property              275,541         134,353         173,789
    Deferred income tax provision                                    42,035         190,103         183,842
    Amortization of compensation element of restricted stock          6,110           9,408          15,557
    Securities (gains) losses                                      (153,080)         (6,616)        109,076
    Net gain on sale of assets                                       (8,467)         (9,777)        (28,887)
    Originated loans held for sale                              (21,455,760)     (9,947,904)     (9,407,592)
    Sales of loans held for sale                                 18,895,447       9,720,410      11,424,360
    Net increase in accrued interest receivable,
      prepaid expenses and other assets                            (978,362)     (1,525,061)       (108,769)
    Net increase (decrease) in accrued interest payable,
      accrued expenses and other liabilities                        359,155         323,302        (164,030)
-----------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by operating activities        (1,290,791)        482,275       3,606,291
-----------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
Proceeds from maturities of securities available for sale         3,114,827       2,195,575       3,668,622
Proceeds from sales of securities available for sale              5,419,095       1,365,509       5,857,310
Purchases of securities available for sale                       (7,754,258)     (2,620,549)    (11,249,089)
Net decrease (increase) in loans                                    418,389      (7,567,454)     (5,024,748)
Proceeds from sale of loans                                         762,405         286,527         569,821
Capital expenditures                                                (89,224)       (145,821)       (257,179)
Proceeds from the sale of other assets                               35,889          40,234          59,577
Loan recoveries                                                      53,576          58,910          65,650
-----------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities             1,960,699      (6,387,069)     (6,310,036)
-----------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Net increase in consumer and commercial deposits                  5,644,915         983,457         482,854
Net (decrease) increase in foreign and brokered deposits         (7,641,830)      8,449,351         584,392
Net (decrease) increase in funds purchased
  and other short-term borrowings                                  (902,003)     (5,512,998)      2,238,108
Proceeds from the issuance of long-term debt                      7,114,068       4,191,114       1,095,872
Repayment of long-term debt                                      (3,392,600)     (1,263,030)       (886,395)
Proceeds from the exercise of stock options                          19,013          17,905          15,030
Proceeds from stock issuance                                         22,235          22,779          11,689
Proceeds used in the acquisition of stock                          (551,485)       (668,391)       (954,642)
Dividends paid                                                     (463,529)       (443,407)       (440,631)
-----------------------------------------------------------------------------------------------------------
  Net cash (used in) provided by financing activities              (151,216)      5,776,780       2,146,277
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                518,692        (128,014)       (557,468)
Cash and cash equivalents at beginning of year                    5,391,352       5,519,366       6,076,834
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                     $  5,910,044    $  5,391,352    $  5,519,366
===========================================================================================================
Supplemental Disclosure
Interest paid                                                  $  3,118,383    $  3,618,302    $  2,812,819
Income taxes paid                                                   446,814         540,212         530,786
Non-cash impact of securitizing loans                             1,903,518         925,380              --
Non-cash impact of STAR Systems Inc. sale                            52,919              --              --
===========================================================================================================

See notes to consolidated financial statements.

48  SunTrust 2001 Annual Report


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

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material. Certain reclassifications have been made to prior year amounts to conform with the 2001 presentation.

Securities
Securities in the investment portfolio are classified as securities available for sale and are carried at market value with unrealized gains and losses, net of any tax effect, included in accumulated other comprehensive income and added to or deducted from realized shareholders' equity to determine total shareholders' equity.

     Trading account securities are carried at market value with the gains and losses, determined using the specific identification method, recognized currently in the statements of income. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments of trading account securities and from recording the results of sales.

Loans Held For Sale
Loans held for sale, that are not documented as the hedged item in a fair value hedge, are carried at the lower of aggregate cost or market value. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other noninter-est income.

     Loans held for sale, that are documented as the hedged item in a fair value hedge, are carried at fair value. Fair value is based on the contract prices at which the mortgage loans will be sold, or if the loans are not committed for sale, the current market price.

     The Company classifies only residential mortgage loans as Loans Held for Sale. Upon transfer to Loans Held for Sale, any losses are recorded through the Allowance for Loan Losses with subsequent losses recorded as a component of noninterest expense.

Loans
Interest income on all types of loans is accrued based upon the outstanding principal amounts except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no doubt of future collection of principal. Loans classified as nonaccrual, except for smaller balance homogenous loans, which include consumer and residential loans, meet the criteria to be considered impaired loans. The Company classifies a loan as nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. Consumer and residential real estate loans are typically placed on nonaccrual when payments have been in default for 90 days or more.

     SunTrust measures the impairment of a loan in accordance with Statement of Financial Accounting Standards ("SFAS") No.'s 114 and 118 by using either the present value of expected future cash flows discounted at the loan's effective interest rate, the estimated fair value of the collateral or the market value of the loan itself. If the value indicated by the most appropriate of these valuation methods is less than the recorded investments in the loans (principal, accrued interest, net deferred loan fees or costs, and unamortized premium or discount), SunTrust includes this deficiency in evaluating the overall adequacy of the allowance for loan losses.

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

                                                 SunTrust 2001 Annual Report  49


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

and current risk characteristics of the loan portfolio. Such evaluations consider the level of problem loans and prior loan loss experience as well as the impact of current economic conditions and other risk factors. Specific allowances for loan losses are established for impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan's expected cash flow, the loan's estimated market price or the estimated fair value of the underlying collateral. Prior loss experience is based on a statistical loss migration analysis that examines loss experience and the related internal risk ratings of loans charged-off. The general economic conditions and other risk elements are based on local and national economic factors that are impacting borrowers in SunTrust markets and that could affect the collectibility of loans.

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

     Intangible assets consist primarily of goodwill and mortgage servicing rights. Goodwill associated with purchased companies was amortized on the straight-line method over various periods ranging from 25 to 40 years through December 31, 2001. Beginning January 1, 2002, goodwill is no longer amortized under the rules of SFAS No. 142.

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

     Long-lived assets are evaluated regularly for other-than-temporary impairment under SFAS No. 121, which has been superceded by SFAS No. 144. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset.

Impairment on intangibles is evaluated at each balance sheet date or whenever events or changes in circumstances indicate that the carrying amount should be assessed. Impairment for mortgage servicing rights is determined based on the fair value of the rights stratified according to interest rate and type of related loan. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

Loan Sales and Securitizations
The Company sells residential mortgages and other loans and has securitized mortgage loans. Retained interests in securitized assets, including debt securities, are initially recorded at their allocated carrying amounts based on the relative fair value of assets sold and retained. Retained interests are subsequently carried at fair value, which is generally estimated based on the present value of expected cash flows calculated using management's best estimates of key assumptions, including credit losses, loan repayment speeds and discount rates commensurate with the risks involved. Gains or losses on sales and servicing fees are recorded in noninterest income.

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

Derivative Financial Instruments
It is the policy of the Company to record all derivative financial instruments at fair value in the financial statements. SunTrust uses derivative instruments to hedge interest rate exposure by modifying the characteristics of the related balance sheet instruments. Derivatives that

50  SunTrust 2001 Annual Report


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

do not qualify as hedges are carried at their current market value on the balance sheet and changes in their fair value are recorded as trading income in the current period. The specific criteria required for derivatives used as hedges are described below.

     The Company adopted SFAS No. 133 on January 1, 2001. Accordingly, all derivatives were recognized on the balance sheet at their fair value on this date. In accordance with the transition provisions of SFAS No. 133, the Company recorded certain transition adjustments. The impact of such transition adjustments to net income was a gain of $1.6 million and a net transition loss of $10.6 million included in Other Comprehensive Income on January 1, 2001. Under the provisions of SFAS No. 133, on the date that a derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), (3) a foreign-currency fair-value or cash-flow hedge ("foreign currency" hedge) or (4) held for trading ("trading instruments"). Changes in the fair value of a derivative that is highly effective, and that has been designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in the current period earnings. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge are recorded in either current-period earnings, if the hedged item is an over hedge, or in other comprehensive income. Changes in the fair value of derivative trading instruments are reported in current-period earnings.

     The Company formally documents all relationships between hedging instruments and hedged items, including the risk management objective for the hedge and an assessment that the derivatives are expected to be highly effective in offsetting changes in the fair values or cash flows of hedged items. This process includes linking all derivatives that are designated as fair value, cash flow or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

Recent Accounting Developments
In July of 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes accounting and reporting standards for business combinations. This Statement eliminates the use of the pooling-of-interest method of accounting for business combinations, requiring future business combinations to be accounted for using the purchase method of accounting. Additionally, SFAS No. 141 enhances the disclosures related to business combinations and requires that all intangible assets acquired in a business combination be reported separately from goodwill. These intangible assets must then be assigned to a specifically identified reporting unit and assigned a useful life. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001 or later. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations.

     SFAS No. 142 establishes accounting and reporting standards for goodwill and other intangible assets. With the adoption of this Statement, goodwill is no longer subject to amortization over its estimated useful life. Year-to-date December 31, 2001 earnings included net-of-tax amortization of goodwill totaling $36.1 million. Goodwill will be subject to, at least, an annual assessment for impairment by applying a two step fair-value based test. Additionally, SFAS No. 142 enhances the disclosures related to goodwill and intangible assets. SunTrust adopted SFAS No. 142, in its entirety, effective January 1, 2002. Goodwill currently carried on the balance sheet was subject to an initial assessment for impairment. The Company completed its initial assessment review and determined that there was no impairment of goodwill as of December 31, 2001. With the exception of no longer amortizing goodwill, the adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     In August of 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." SFAS No. 143 applies to all entities and addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Because all asset retirement obligations that fall within the scope of this Statement and their related asset retirement cost will be accounted for consistently, financial statements of different entities will be more comparable. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002; however, earlier application is encouraged. The Company will adopt SFAS No. 143 on January 1, 2003. The adoption of this statement is not expected to have a material impact on the Company's financial position or results of operations.

                                                 SunTrust 2001 Annual Report  51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued during the fourth quarter of 2001. SFAS No. 144 supercedes both SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which previously governed impairment of long-lived assets, and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which addressed the disposal of a business segment. This Statement improves financial reporting by requiring one accounting model be used for long-lived assets to be disposed of by sale and by broadening the presentation of discontinued operations to include more disposal transactions. The Company adopted SFAS No. 144 effective January 1, 2002 and it did not have a material impact on the Company's financial position or results of operations.

Note 2 Acquisitions
On September 25, 2001, SunTrust entered into a purchase agreement with Huntington Bancshares Incorporated to acquire the Florida banking franchise of Huntington National Bank. The Company will acquire Huntington's retail, small business, commercial, treasury management and investment-related businesses and plans to integrate the franchise into its existing Florida banking organization. It is anticipated that the Company will acquire approximately $4.6 billion in assets and liabilities related to this transaction. In addition, the agreement calls for a payment equal to 15% of deposits acquired (as defined in the agreement) for the franchise value acquired. This transaction is expected to close in the first quarter of 2002, at which time the final purchase price will be determined and will be accounted for in accordance with SFAS No. 141.

     On May 14, 2001, SunTrust announced a proposal to acquire the former Wachovia Corporation and subsequently engaged in a related proxy solicitation effort. On August 3, 2001, Wachovia shareholders voted to approve a merger with First Union Corporation. During the third quarter of 2001, SunTrust recorded $20.2 million of net-of-tax expenses, or $.07 per diluted share, related to the proposed Wachovia merger.

     During the three-year period ended December 31, 2001, the Company has consummated the following acquisitions that were accounted for as purchases and individually did not have a material effect on the consolidated financial statements.

Date      Entity                                 Consideration            Assets Acquired
----------------------------------------------------------------------------------------------
7/01      The institutional business of The      $10.4 million in cash    $25.4 million
          Robinson-Humphrey Co., LLC
          (Atlanta, Georgia)
3/01      AMA Holdings, Inc.                     $22.0 million in cash    $2.5 million
          (Jupiter, Florida)

Note 3 Extraordinary Gain
During 2001, the Company recorded an extraordinary gain of $9.7 million, before taxes of $3.4 million, for the early extinguishment of $2.3 billion in long-term debt. During 1999, the Company recorded an extraordinary gain of $327.2 million, before taxes of $124.6 million, for the sale of the Company's $1.5 billion consumer credit card portfolio to MBNA America Bank, N.A.

Note 4 Funds Sold
Funds sold at December 31 were as follows:

(Dollars in thousands)                                                2001                 2000
-----------------------------------------------------------------------------------------------
Federal funds                                                   $  324,100           $  230,175
Repurchase agreements                                            1,171,009            1,036,853
-----------------------------------------------------------------------------------------------
  Total funds sold                                              $1,495,109           $1,267,028
===============================================================================================

52  SunTrust 2001 Annual Report


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Securities purchased under agreement to resell are collateralized by U.S. government or agency securities and are carried at the amounts at which securities will be subsequently resold. The Company takes possession of all securities purchased under agreements to resell and performs the appropriate margin evaluation on the acquisition date based on market volatility, as necessary. The Company requires collateral between 100% to 105% of the underlying securities. The total market value of the collateral held was $1,194.2 million at December 31, 2001, of which $715.2 million was repledged.

Note 5 Securities Available For Sale
Securities available for sale at December 31 were as follows:

                                                                   2001
                                          -----------------------------------------------------
                                            Amortized          Fair    Unrealized    Unrealized
(In thousands)                                   Cost         Value         Gains        Losses
-----------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
  agencies and corporations               $ 2,229,547   $ 2,340,245   $   111,242   $       544
States and political subdivisions             434,053       443,690        11,074         1,437
Asset-backed securities                     3,508,416     3,544,101        45,455         9,770
Mortgage-backed securities                  8,142,467     8,291,643       163,220        14,044
Corporate bonds                             1,969,544     1,983,489        62,612        48,667
Common stock of The Coca-Cola Company             110     2,275,765     2,275,655            --
Other securities                              739,988       777,458        37,470            --
-----------------------------------------------------------------------------------------------
  Total securities available for sale     $17,024,125   $19,656,391   $ 2,706,728   $    74,462
===============================================================================================

                                                                   2000
                                          -----------------------------------------------------
                                            Amortized          Fair    Unrealized    Unrealized
(In thousands)                                   Cost         Value         Gains        Losses
-----------------------------------------------------------------------------------------------
U.S. Treasury and other U.S. government
  agencies and corporations               $ 2,763,479   $ 2,845,283   $    82,327   $       523
States and political subdivisions             449,268       455,640         8,025         1,653
Asset-backed securities                     1,865,080     1,887,726        24,297         1,651
Mortgage-backed securities                  7,651,405     7,679,466        62,459        34,398
Corporate bonds                             2,362,238     2,300,800        36,943        98,381
Common stock of The Coca-Cola Company             110     2,941,240     2,941,130            --
Other securities                              670,418       700,156        29,786            48
-----------------------------------------------------------------------------------------------
  Total securities available for sale     $15,761,998   $18,810,311   $ 3,184,967   $   136,654
===============================================================================================

     The amortized cost and fair value of investments in debt securities at December 31, 2001 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized          Fair
(In thousands)                                                Cost         Value
--------------------------------------------------------------------------------
Due in one year or less                                $   339,804   $   344,063
Due in one year through five years                       3,917,581     4,095,250
Due after five years through ten years                   1,806,240     1,840,737
After ten years                                         10,220,402    10,323,118
--------------------------------------------------------------------------------
  Total                                                $16,284,027   $16,603,168
================================================================================

     Proceeds from the sales of investments in debt securities were $5.4, $1.4 and $5.9 billion in 2001, 2000 and 1999, respectively. Gross realized gains were $166.8, $63.0 and $10.9 million and gross realized losses on such sales were $13.7, $56.4 and $117.2 million in 2001, 2000 and 1999, respectively.

     Securities available for sale that were pledged to secure public deposits, trust and other funds had fair values of $12.9, $12.2 and $11.7 billion at December 31, 2001, 2000 and 1999, respectively.

                                                 SunTrust 2001 Annual Report  53


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 6 Loans
The composition of the Company's loan portfolio at December 31 is shown in the following table:

(In thousands)                                               2001          2000
-------------------------------------------------------------------------------
Commercial                                            $28,945,880   $30,781,090
Real estate
  Construction                                          3,627,312     2,966,087
  Residential mortgages                                17,297,055    19,953,027
  Other                                                 8,152,029     8,121,441
Business credit card                                       91,996        76,747
Consumer loans                                         10,844,950    10,341,428
-------------------------------------------------------------------------------
    Total loans                                       $68,959,222   $72,239,820
===============================================================================

     Total nonaccrual and restructured loans at December 31, 2001 and 2000 were $558.1 and $405.3 million, respectively. The gross amounts of interest income that would have been recorded in 2001, 2000 and 1999 on nonaccrual and restructured loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $45.6, $35.9 and $25.9 million, while interest income actually recognized totaled $15.8, $17.8 and $16.5 million, respectively.

     In the normal course of business, the Company's banking subsidiaries have made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their related interests. The aggregate dollar amounts were $874.6 million at December 31, 2001 and $1,147.6 million at December 31, 2000. During 2001, $2,409.9 million of such loans were made and repayments totaled $2,682.9 million. None of these loans has been restructured in accordance with SFAS No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings," nor were any related party loans charged off during 2001 and 2000.

     At December 31, 2001 and 2000, impaired loans amounted to $444.4 million and $304.8 million, respectively. Included in the allowance for loan losses was $147.8 million related to $444.4 million of impaired loans at December 31, 2001, and $63.0 million related to $304.8 million of impaired loans at December 31, 2000. For the years ended December 31, 2001 and 2000, the average recorded investment in impaired loans was $342.6 million and $206.9 million, respectively; and $12.2 million and $13.3 million, respectively, of interest income was recognized on loans while they were impaired.

Note 7 Allowance For Loan Losses
Activity in the allowance for loan losses is summarized in the table below:

(In thousands)                                 2001          2000          1999
-------------------------------------------------------------------------------
Balance at beginning of year            $   874,547   $   871,323   $   944,557
Allowance from acquisitions and other
 activity - net                             (10,210)           --       (13,331)
Provision                                   275,165       133,974       170,437
Loan charge-offs                           (326,019)     (189,706)     (295,990)
Loan recoveries                              53,576        58,956        65,650
-------------------------------------------------------------------------------
Balance at end of year                  $   867,059   $   874,547   $   871,323
===============================================================================

     It is the opinion of management that the allowance was adequate at December 31, 2001, based on conditions reasonably known to management; however, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, trends in credit losses, changes in general economic conditions or other risk factors.

54  SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 8 Premises And Equipment

Premises and equipment at December 31 were as follows:

(In thousands)                                                 Useful Life                  2001               2000
-------------------------------------------------------------------------------------------------------------------
Land                                                                                $    348,220       $    344,116
Buildings and improvements                                    5 - 40 years             1,343,242          1,243,640
Leasehold improvements                                        5 - 20 years               256,136            235,921
Furniture and equipment                                       3 - 20 years             1,143,017          1,089,107
Construction in progress                                                                  88,972            161,186
-------------------------------------------------------------------------------------------------------------------
                                                                                       3,179,587          3,073,970
Less accumulated depreciation and amortization                                         1,594,718          1,444,899
-------------------------------------------------------------------------------------------------------------------
    Total premises and equipment                                                    $  1,584,869       $  1,629,071
===================================================================================================================

The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 2001 and 2000.

Various Company facilities and equipment are leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 2001 were as follows:

                                                                                       Operating            Capital
(In thousands)                                                                            Leases             Leases
-------------------------------------------------------------------------------------------------------------------
2002                                                                                $     90,700       $      3,927
2003                                                                                      79,403              3,873
2004                                                                                      70,136              3,769
2005                                                                                      52,946              2,993
2006                                                                                      43,452              2,414
Thereafter                                                                               127,359             25,651
-------------------------------------------------------------------------------------------------------------------
    Total minimum lease payments                                                         463,996             42,627
-------------------------------------------------------------------------------------------------------------------
Amounts representing interest                                                                                23,186
-------------------------------------------------------------------------------------------------------------------
Present value of net minimum lease payments                                                            $     19,441
===================================================================================================================

     Net premises and equipment include $13.5 and $14.5 million at December 31, 2001 and 2000, respectively, related to capital leases.

     Aggregate rent expense for all operating leases (including contingent rental expense) amounted to $117.0, $120.4 and $118.9 million for 2001, 2000 and 1999, respectively.

Note 9 Other Short-Term Borrowings

Other short-term borrowings at December 31 includes:

                                                                   2001                           2000
                                                      -------------------------     -------------------------------
(In thousands)                                            Balance        Rates           Balance             Rates
-------------------------------------------------------------------------------------------------------------------
Commercial paper                                      $        --           --      $    545,800      6.51% - 6.57%
Federal funds purchased maturing in over one day               --           --           226,000      6.20% - 6.62%
Master notes                                              340,929         1.20%          357,258              5.70%
U.S. Treasury demand notes                              1,249,996         1.40%          593,425              5.16%
Other                                                      60,714      various            39,502           various
-------------------------------------------------------------------------------------------------------------------
    Total other short-term borrowings                 $ 1,651,639                   $  1,761,985
===================================================================================================================

     At December 31, 2001, $290.0 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the years ended December 31, 2001, 2000 and 1999, were $1.6, $1.6 and $1.7 billion, respectively, while the maximum amount outstanding at any month-end during the years ended December 31, 2001, 2000 and 1999, were $2.9, $2.0 and $2.3 billion, respectively.

                                                 SunTrust 2001 Annual Report  55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 10 Loan Servicing

The following is an analysis of capitalized mortgage servicing rights included in intangible assets in the Consolidated Balance Sheets:

(In thousands)                                                   2001            2000            1999
------------------------------------------------------------------------------------------------------
Balance at beginning of year                              $   314,996      $  273,526      $  235,691
Rights acquired                                                36,308          33,826          50,534
Rights originated                                             122,970          71,785          43,620
Rights sold                                                        --         (15,677)             --
Change in provision for valuation allowance                        --              --           6,384
Amortization                                                 (123,074)        (48,464)        (62,703)
------------------------------------------------------------------------------------------------------
Balance at end of year                                    $   351,200      $  314,996      $  273,526
======================================================================================================

     No valuation allowances were required at December 31, 2001, 2000 and 1999 for the Company's mortgage servicing rights.

     During 2001, the Company transferred a total of $1,903 million of single family mortgages to securities available for sale in two securitization transactions. These securities, less securities sold, are maintained in the Company's available for sale securities portfolio.

     The first securitization of $468 million was recorded in February 2001. The securitization was guaranteed by Fannie Mae with the Company maintaining one-percent recourse on the losses incurred in the securitized loan portfolio. A second securitization of $1,435 million was recorded in March 2001. This was a private securitiza-tion with SunTrust maintaining full recourse on the losses incurred in the securitized loan portfolio.

     A reserve of $3.6 million has been established on the balance sheet in other liabilities representing Management's estimate of recourse exposure on securi-tized loans. The reserves were established based on Management's evaluation of the size and risk characteristics of the securitized loan portfolio. The reserve is periodically evaluated by management for adequacy, with consideration given to the balance of problem loans, prior loan loss experience, current economic conditions, value of collateral and other risk factors.

     SunTrust retained the servicing rights for all of the securitized single-family mortgages. The carrying value of the retained servicing rights is maintained on the balance sheet in intangible assets. Key economic assumptions used to measure total mortgage servicing rights as of December 31, 2001 were as follows:

                                                                           2001
-------------------------------------------------------------------------------
Payment rate                                                       12.7% annual
Weighted average life                                                7.25 years
Discount rate                                                              10.3%
===============================================================================

     At December 31, 2001, key economic assumptions and the sensitivity of the current fair value on retained servicing rights to immediate 10% and 20% adverse changes in those assumptions follow:

(Dollars in millions)
--------------------------------------------------------------------------------
Fair value of retained servicing rights                                $  426.9
Weighted-average life (in years)                                           7.25
--------------------------------------------------------------------------------
Prepayment speed assumption (annual rate)                                  12.7%
Decline in fair value of 10% adverse change                             $  21.5
Decline in fair value of 20% adverse change                                41.0
Residual cash flows discount rate (annual rate)                            10.3%
Decline in fair value of 10% adverse change                             $  14.8
Decline in fair value of 20% adverse change                                28.5
================================================================================

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained servicing right is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

56  SunTrust 2001 Annual Report


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Sensitivity analyses were not performed on the retained securities or the retained reserve for probable recourse exposure. The securities, less securities sold, resulting from the securitizations had a market and book value of $1.7 billion as of December 31, 2001. If quoted market prices were to increase 10 percent, then there would be an exact corresponding effect on the value of those securities. The total reserve representing Management's estimate of recourse exposure on securi-tized loans had a balance of $3.6 million as of December 31, 2001.

     Quantitative information about delinquencies, net credit losses, and components of securitized residential mortgage loans at December 31 is as follows:

(In thousands)                                                                                2001           2000
-------------------------------------------------------------------------------------------------------------------
Securitized mortgage loans held for investment                                          $ 1,667,525      $  910,264
Securitized mortgage loans past due 60 days                                                   3,630              44
Securitized Mortgage loan net charge-offs                                                        --              --
===================================================================================================================


Note 11 Long-Term Debt And Guaranteed Preferred Beneficial Interests In
Debentures

Long-term debt and guaranteed preferred beneficial interests in debentures at December 31 consisted of the following:

(In thousands)                                                                                2001           2000
-------------------------------------------------------------------------------------------------------------------
Parent Company Only
Floating rate notes due 2002                                                            $   250,000      $  250,000
7.375% notes due 2002                                                                       200,000         200,000
6.125% notes due 2004                                                                       200,000         200,000
7.375% notes due 2006                                                                       200,000         200,000
6.25% notes due 2008                                                                        297,250         297,250
7.75% notes due 2010                                                                        300,000         300,000
Floating rate notes due 2019                                                                 50,563          50,563
6.0% notes due 2026                                                                         200,000         200,000
SunTrust Capital I, floating rate due 2027                                                  350,000         350,000
SunTrust Capital II, 7.9% notes due 2027                                                    250,000         250,000
SunTrust Capital III, floating rate due 2028                                                250,000         250,000
6.0% notes due 2028                                                                         219,925         219,925
SunTrust Capital IV, 7.125% 2031                                                            300,000              --
SunTrust Capital V, 7.05% 2031                                                              300,000              --
Capital lease obligations                                                                     2,770           3,497
Payment agreement due 2001                                                                       --           7,843
Other                                                                                        (4,680)             --
-------------------------------------------------------------------------------------------------------------------
  Total Parent Company (excluding intercompany
    of $154,235 in 2001 and $163,146 in 2000)                                             3,365,828       2,779,078
-------------------------------------------------------------------------------------------------------------------
Subsidiaries
8.25% notes due 2002                                                                        125,000         125,000
8.75% notes due 2004                                                                        149,888         149,849
7.25% notes due 2006                                                                        249,401         250,000
6.9% notes due 2007                                                                          99,603         100,000
6.375% notes due 2011                                                                     1,001,205              --
6.5% notes due 2018                                                                         141,667         141,942
Crestar Capital Trust I, 8.16% notes due 2026                                               200,000         200,000
Capital lease obligations                                                                    16,671          17,970
FHLB advances (2001: 0.50 - 8.79%, 2000: 0.50 - 8.79%)                                    7,211,556       5,177,661
Other                                                                                        99,761           3,930
-------------------------------------------------------------------------------------------------------------------
  Total subsidiaries                                                                      9,294,752       6,166,352
-------------------------------------------------------------------------------------------------------------------
  Total long-term debt and guaranteed preferred beneficial interest in debentures       $12,660,580      $8,945,430
===================================================================================================================

                                                 SunTrust 2001 Annual Report  57


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Principal amounts due for the next five years on long-term debt at December 31, 2001 are: 2002 -$1,660.7 million; 2003 - $198.4 million; 2004 -$375.3 million; 2005 - $3.2 million and 2006 -$451.8 million.

     Parent Company Only other long-term debt includes an adjustment of $4.7 million related to hedging activities. This amount includes $24.2 million in unrealized gains on fair value hedges and $19.5 million as an adjustment to the carrying value of long-term debt.

     Subsidiaries other long-term debt includes an adjustment of $3.4 million related to hedging activities. This amount includes $24.1 million in unrealized gains on fair valued hedges and $27.5 million as an adjustment to the carrying value of long-term debt.

     Subsidiaries other long-term debt also includes a derivative market value adjustment for the unrealized loss related to cash flow hedges of $100.2 million. This adjustment includes $14.5 million recorded as interest payable and $85.7 million which is recorded in other comprehensive income (see Note 20).

     Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders' equity, and maximum borrowings by the Company. As of December 31, 2001, the Company was in compliance with all covenants and provisions of long-term debt agreements.

     In 2001 and 2000, $1,650.0 and $1,050.0 million of long-term debt qualifies as Tier 1 capital, respectively. As currently defined by Federal bank regulators, $2,242.0 million in 2001 and $1,426.9 million in 2000 qualifies as Tier 2 capital.

     SunTrust has established special purpose trusts, which have collectively issued $1,650.0 million in trust preferred securities. The proceeds from these issuances, together with the proceeds of the related issuances of common securities of the trusts, were invested in junior subordinated deferrable interest debentures of the Parent Company and Bank Parent Company. The sole assets of these special purpose trusts are the debentures. These debentures rank junior to the senior and subordinated debt of the issuing company. The Parent Company and Bank Parent Company own all of the common securities of the special purpose trusts. The preferred securities issued by the trusts rank senior to the trusts' common securities. The obligations of the Parent Company and Bank Parent Company under the debentures, the indentures, the relevant trust agreements and the guarantees, in the aggregate, constitute a full and unconditional guarantee by the Parent Company and Bank Parent Company of the obligations of the trusts under the trust preferred securities and rank subordinate and junior in right of payment to all liabilities of the Parent Company and Bank Parent Company. The trust preferred securities may be called prior to maturity at the option of the Parent Company or Bank Parent Company.

Note 12 Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items. The Company's capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a "well capitalized" institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. SunTrust is committed to remaining well capitalized. Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

     A summary of Tier 1 and Total capital and the Tier 1 leverage ratio for the Company and its principal subsidiaries as of December 31 is as follows:


                                            2001                   2000
                                   ---------------------   --------------------
(Dollars in millions)                Amount       Ratio      Amount       Ratio
-------------------------------------------------------------------------------
SunTrust Banks, Inc.
  Tier 1 capital                   $   7,994       8.02%    $ 6,851        7.09%
  Total capital                       12,144      12.18      10,489       10.85
  Tier 1 leverage                                  7.94                    6.98
SunTrust Bank
  Tier 1 capital                       7,654       7.83       7,546        8.08
  Total capital                       10,752      11.00       9,969       10.68
  Tier 1 leverage                                  7.81                    7.85
===============================================================================

SunTrust 2001 Annual Report 58


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     Substantially all the Company's retained earnings are undistributed earnings of the Bank, which is restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of the Bank available for payment of cash dividends to the Bank Parent Company under these regulations totaled approximately $672.9 million at December 31, 2001.

     In the calculation of basic and diluted EPS, net income is identical. Shares of 6.6 million and 3.8 million for the years ended December 31, 2001 and 2000, respectively were excluded in the computation of average shares because they would have been antidilutive. Below is a reconciliation for the three years ended December 31, 2001, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(In thousands)                                                                2001         2000         1999
------------------------------------------------------------------------------------------------------------
Average common shares - basic                                              287,702      297,834      317,079
Effect of dilutive securities
   Stock options                                                             1,971        1,312        2,396
   Performance restricted stock                                              1,911        1,810        1,699
------------------------------------------------------------------------------------------------------------
Average common shares - diluted                                            291,584      300,956      321,174
============================================================================================================

Note 13 Income Taxes
The provision for income taxes for the three years ended December 31, 2001 consisted of the following:

(In thousands)                                                                2001         2000         1999
------------------------------------------------------------------------------------------------------------
Provision for federal income taxes
   Current                                                              $  579,773   $  400,679   $  399,097
   Deferred                                                                 41,741      182,312      175,742
------------------------------------------------------------------------------------------------------------
     Provision for federal income taxes                                    621,514      582,991      574,839
Provision (benefit) for state income taxes
   Current                                                                  28,693       34,674      (11,234)
   Deferred                                                                    294        7,791        8,100
------------------------------------------------------------------------------------------------------------
     Provision (benefit) for state income taxes                             28,987       42,465       (3,134)
------------------------------------------------------------------------------------------------------------
       Provision for income taxes                                          650,501      625,456      571,705
------------------------------------------------------------------------------------------------------------
Current provision for federal income taxes on extraordinary gain             3,112           --      109,118
Current provision for state income taxes on extraordinary gain                 290           --       15,463
------------------------------------------------------------------------------------------------------------
       Provision for income taxes on extraordinary gain                      3,402           --      124,581
------------------------------------------------------------------------------------------------------------
Total provision for income taxes                                        $  653,903   $  625,456   $  696,286
============================================================================================================

The Company's income, before provision for income taxes, from international operations was not significant.

                                                 SunTrust 2001 Annual Report  59


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Company's provisions for income taxes for the three years ended December 31, 2001, which exclude the effects of the extraordinary gain, differ from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(In thousands)                                                      2001          2000           1999
-----------------------------------------------------------------------------------------------------
Tax provision at federal statutory rate                        $ 706,902   $   671,845    $   593,480
Increase (decrease) resulting from
   Tax-exempt interest                                           (29,848)      (30,087)       (29,198)
   Disallowed interest deduction                                   5,165         7,657          8,599
   Income tax credits (net)                                      (17,320)      (18,126)        (4,341)
   State income taxes, net of federal benefit                     13,943        27,602         (2,037)
   Dividend exclusion                                             (8,942)       (9,282)        (9,085)
   Goodwill                                                        8,981         8,814          8,778
   Disposition of minority interest                                   --       (44,613)            --
   Other                                                         (28,380)       11,646          5,509
-----------------------------------------------------------------------------------------------------
     Provision for income taxes                                $ 650,501   $   625,456    $   571,705
=====================================================================================================

     Temporary differences create deferred tax assets and liabilities that are detailed below as of December 31, 2001 and 2000:

                                                                     Deferred Tax Assets (Liabilities)
(In thousands)                                                                    2001           2000
-----------------------------------------------------------------------------------------------------
Allowance for loan losses                                                  $   325,065    $   305,032
Intangible assets                                                                5,182          4,974
Employee benefits                                                              (96,761)       (83,130)
Fixed assets                                                                    (7,540)       (17,876)
Securities                                                                       8,050        (15,033)
Loans                                                                          (21,282)       (16,963)
Mortgage                                                                       (94,068)      (104,622)
Leasing                                                                       (435,289)      (320,982)
Other real estate                                                                6,783          7,174
Unrealized gains on securities available for sale                             (891,264)    (1,105,551)
Other                                                                          143,458         38,398
-----------------------------------------------------------------------------------------------------
Total deferred tax liability                                               $(1,057,666)   $(1,308,579)
=====================================================================================================

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

60  Suntrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 14 Employee Benefit Plans
SunTrust sponsors various incentive plans for eligible employees. The nonqualified Performance Bonus Plan has the broadest participation among employees. This plan rewards employees based on the employees' compensation and the Company's earnings performance. The Company provides a match of 50% of eligible employees' pretax contributions up to 6% for all employees who have one year of service and participate in the 401(k) plan. The Management Incentive Plan for key executives provides for annual cash awards, if any, based on four measures: net income performance; revenue growth; leadership goals; and achievement of corporate, business unit and individual performance objectives. The Performance Unit Plan for key executives provides awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company's Board of Directors.

     The Company also sponsors a Stock Plan under which the Committee has the authority to grant stock options, Restricted Stock and Performance based Restricted Stock (Performance Stock) to key employees of the Company. The Company has 14 million shares of common stock reserved for issuance under the plan, of which no more than 4 million shares may be issued as Restricted Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. The Company does not record expense as a result of the grant or exercise of any of the stock options.

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

     The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholder's equity) is equal to the fair market value of the shares at the date of the award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date whichever comes first. Approximately 40% of Performance Stock fully vested on February 10, 2000 and is no longer subject to the forfeiture condition set forth in the agreements. This early vested Performance Stock was converted into an equal number of "Phantom Stock Units" as of that date. Payment of Phantom Stock Units will be made to participants in shares of SunTrust stock upon the earlier to occur of (1) the date on which the participant would have vested in his or her Performance Stock or (2) the date of a change in control. Dividend equivalents will be paid at the same rate as the shares of Performance Stock; however, these units will not carry voting privileges.

     Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(In thousands)                                               2001         2000       1999
-----------------------------------------------------------------------------------------
401(k) Plan, Performance Bonus Plan, and Thrift Plan    $  52,184    $  47,184  $  52,553
Management Incentive Plan and Performance Unit Plan        28,618       13,047     31,580
Performance Stock                                           6,110        9,408     15,557
=========================================================================================

                                                 SunTrust 2001 Annual Report  61


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following table presents information on Stock Options and Performance Stock:

                                                       Stock Options                          Performance Stock
                                    ----------------------------------------------------   -------------------------
                                                                                Weighted
(Dollars in thousands                                           Price            Average                    Deferred
except per share data)                    Shares                Range     Exercise Price       Shares   Compensation
--------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999                6,624,070    $   3.46 - 76.50            $ 39.90    3,269,200      $  71,761
Granted                                 2,654,680       62.87 - 73.06              71.71       13,980            958
Exercised/Vested                       (1,025,930)       3.46 - 70.81              20.21      (10,000)            --
Cancelled, Expired/Forfeited             (148,032)      33.19 - 71.94              64.27      (14,400)          (713)
Amortization of compensation
   for Performance Stock                                                                                     (15,557)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999              8,104,788        3.46 - 76.50              52.54    3,258,780         56,449
Granted                                 2,849,425       48.56 - 56.13              51.12       18,220          1,023
Exercised/Vested                         (507,866)       3.46 - 58.11              24.20      (67,326)            --
Cancelled/Expired/Forfeited              (444,694)      46.63 - 73.06              69.34      (81,200)        (3,667)
Amortization of compensation
   for Performance Stock                                                                                      (9,408)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000             10,001,653        3.46 - 76.50              52.83    3,128,474         44,397
Granted                                 3,231,025       64.40 - 69.38              64.59       49,896          3,436
Exercised/Vested                         (627,840)       9.23 - 70.81              28.96     (105,399)            --
Cancelled/Expired/Forfeited              (474,542)      17.88 - 73.06              64.46     (101,374)        (4,206)
Amortization of compensation
   for Performance Stock                                                                                      (6,110)
--------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001             12,130,296    $  11.13 - 76.50            $ 56.70    2,971,597      $  37,517
====================================================================================================================


     The Company does not recognize compensation cost in accounting for its stock option plans. If the Company had elected to recognize compensation cost for options granted in 2001, 2000 and 1999 based on the fair value of the options granted at the grant date, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(In millions except per share amounts)                                              2001         2000           1999
--------------------------------------------------------------------------------------------------------------------
Net income - as reported                                                      $  1,375.5    $ 1,294.1     $  1,326.6
Net income - pro forma                                                           1,361.0      1,281.2        1,312.5
Diluted earnings per share - as reported                                            4.72         4.30           4.13
Diluted earnings per share - pro forma                                              4.67         4.26           4.10
Basic earnings per share - as reported                                              4.78         4.35           4.18
Basic earnings per share - pro forma                                                4.73         4.30           4.15
====================================================================================================================

62   SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The weighted average fair values of options granted during 2001, 2000 and 1999 were $7.96, $7.51, and $13.16 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                       2001      2000      1999
-------------------------------------------------------------------------------
Expected dividend yield                                2.48%     2.90%     1.92%
Expected stock price volatility                       10.05%    10.52%    10.76%
Risk-free interest rate                                4.42%     5.76%     5.77%
Expected life of options                            5 years   5 years   5 years
================================================================================

     At December 31, 2001, options for 4,625,806 shares were exercisable with a weighted average exercise price of $48.80. The weighted average remaining contractual life of all options at December 31, 2001 was 7.6 years.

     SunTrust maintains a noncontributory qualified retirement plan covering all employees meeting certain service requirements. The plan provides benefits based on salary and years of service. The Company funds the Plans with at least the minimum amount required by federal regulations. The SunTrust benefits plan committee establishes investment policies and strategies and regularly monitors the performance of the funds and portfolio managers. As of December 31, 2001, the Plan's assets included 58,789 shares of SunTrust Banks, Inc. common stock. SunTrust also maintains nonqualified supplemental retirement plans that cover key executives of the Company.

     Although not under contractual obligation, SunTrust provides certain healthcare and life insurance benefits to retired employees ("Other Postretirement Benefits" in the table below). At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for postretirement welfare benefits while working for the Company. Retirees are required to share the cost of retiree health coverage, while the cost of the retiree life insurance benefits currently are paid by the Company. Certain retiree health benefits are funded in an Employee Benefit Trust. In addition, certain retiree life insurance benefits are funded in a Voluntary Employees' Beneficiary Association (VEBA). As of December 31, 2001, the assets of both Trusts consist of common trust funds, mutual funds, municipal and corporate bonds and a cash equivalent cash reserve fund.

     Components of the net periodic benefit cost for the various plans are as follows:

                                                                       Supplemental                       Other
                                 Retirement Benefits                 Retirement Plans             Postretirement Benefits
                         ---------------------------------     ----------------------------     -----------------------------
(In thousands)                2001        2000        1999        2001       2000      1999        2001       2000       1999
-----------------------------------------------------------------------------------------------------------------------------
Service cost             $  39,506    $ 36,243    $ 41,997     $   773    $   755    $  710     $ 3,905    $ 3,795    $ 3,205
Interest cost               62,976      56,156      51,954       4,678      4,396     3,779      11,643     11,146     10,905
Expected return on
  assets                  (103,451)    (96,845)    (91,466)         --         --        --      (9,124)    (7,089)    (7,541)
Prior service cost
  amortization              (1,422)     (4,429)     (2,562)      2,446      1,462     1,431          --        173        163
Actuarial (gain)/loss           --          --        (307)      2,581      2,522     3,020       2,443        982        875
Transition amount
  amortization                (510)     (4,917)     (4,940)        275        417       417       3,809      3,963      4,603
-----------------------------------------------------------------------------------------------------------------------------
Net periodic benefit
  (income) cost          $  (2,901)   $(13,792)   $ (5,324)    $10,753    $ 9,552    $9,357     $12,676    $12,970    $12,210
=============================================================================================================================

     Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

(In thousands)                                                                              1% Increase           1% Decrease
-----------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                                          $  623               $  (544)
Effect on postretirement benefit obligation                                                       9,138                (7,959)
=============================================================================================================================

                                                 SunTrust 2001 Annual Report  63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

   The funded status of the plans at December 31 were as follows:

                                                                            Other
                                           Retirement Benefits         Postretirement Benefits
                                        --------------------------  ---------------------------
(Dollars in thousands)                        2001            2000          2001           2000
-----------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit obligation                      $  780,035      $  702,188      $151,608       $142,142
Service cost                                39,506          36,243         3,905          3,795
Interest cost                               62,976          56,156        11,643         11,146
Plan participants' contributions                --              --         6,993          2,899
Plan amendments                              5,210          (1,074)           --         (5,966)
Actuarial loss                              75,886          31,682        11,542         18,546
Benefits paid                              (49,523)        (45,160)      (21,636)       (20,954)
-----------------------------------------------------------------------------------------------
Benefit obligation                      $  914,090      $  780,035      $164,055       $151,608
-----------------------------------------------------------------------------------------------
Change in Plan Assets
Fair value of plan assets               $1,072,576      $1,010,390      $135,399       $113,124
Actual return on plan assets                17,404          66,171        (1,711)         4,779
Company contribution                        56,421          41,175         3,749         35,551
Plan participants' contributions                --              --         6,993          2,899
Benefits paid                              (49,523)        (45,160)      (21,636)       (20,954)
-----------------------------------------------------------------------------------------------
Fair value of plan assets               $1,096,878      $1,072,576      $122,794       $135,399
-----------------------------------------------------------------------------------------------
   Funded status of plan                $  182,788      $  292,541      $(41,261)      $(16,209)
Unrecognized actuarial loss                224,034          62,100        56,839         38,499
Unrecognized prior service cost              1,765          (4,867)           --             --
Unrecognized net transition obligation          --            (510)       41,898         45,706
-----------------------------------------------------------------------------------------------
Net amount recognized                   $  408,587      $  349,264      $ 57,476       $ 67,996
===============================================================================================
Weighted-average Assumptions:
Discount rate                                 7.25%           7.50%         7.25%          7.50%
Expected return on plan assets                9.50%           9.50%         7.00%          6.50%
Rate of compensation increase                 4.00%           4.00%         4.00%          4.00%
===============================================================================================

     The supplemental retirement plans cover key executives of the Company, for which the cost is accrued but may be unfunded. At December 31, 2001 and 2000, the projected benefit obligation for these plans was $64.7 million and $60.4 million. Included in other liabilities at December 31, 2001 and 2000 are $53.0 million and $52.9 million representing accumulated benefit obligations.

Note 15 Derivatives And Off-Balance Sheet Financial Instruments

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

     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in market prices may cause the value of a financial instrument to decrease or become more costly to settle. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments.

     The Company manages the credit risk of its derivatives and unfunded commitments by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management's credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Collateral may cover the entire expected exposure for transactions or may be called for when credit exposure exceeds defined thresholds or credit risk. In addition, the Company enters into master netting agreements which incorporate the right of set-off to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

64 SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                              At December 31, 2001                    At December 31, 2000
                                       -----------------------------------      ----------------------------------
                                            Contract or                            Contract or
                                           Notional  Amount                       Notional Amount
                                       --------------------                     --------------------
                                                         For      Credit Risk                    For    Credit Risk
(In millions)                          End User    Customers           Amount   End User    Customers        Amount
-------------------------------------------------------------------------------------------------------------------
Derivatives Contracts
Interest rate contracts
   Swaps                               $  4,392     $ 31,339         $    271   $  2,880    $  20,071     $     176
   Futures and forwards                   6,339        7,020                       3,362        4,485            --
   Caps/Floors                              500        6,889                         750        6,079            --
-------------------------------------------------------------------------------------------------------------------
     Total interest rate contracts       11,231       45,248              271      6,992       30,635           176
Foreign exchange rate contracts           1,167        1,588               41        420          632            36
Interest rate lock commitments            2,522           --               --         --           --            --
Commodity and other contracts               696           24               38         40           32            33
-------------------------------------------------------------------------------------------------------------------
   Total derivatives contracts         $ 15,616     $ 46,860         $    350   $  7,452    $  31,299     $     245
-------------------------------------------------------------------------------------------------------------------
Credit-related Arrangements
Commitments to extend credit           $ 45,312                      $ 45,312   $ 46,151                  $  46,151
Standby letters of credit and
   similar arrangements                   7,798                         7,798      6,727                      6,727
-------------------------------------------------------------------------------------------------------------------
   Total credit-related arrangements   $ 53,110                      $ 53,110   $ 52,878                  $  52,878
-------------------------------------------------------------------------------------------------------------------
Total Credit Risk Amount                                             $ 53,460                             $  53,123
===================================================================================================================

Derivatives

The Company enters into various derivative contracts to manage interest rate risk. The objective is to manage interest rate sensitivity by modifying the characteristics of certain assets and liabilities to reduce the adverse effect of changes in interest rates. The Company also enters into certain derivative contracts in a dealer capacity as a service for customers. Where contracts have been created for customers, the Company generally enters into offsetting positions to eliminate the risk exposure.

     Interest rate swaps are contracts in which a series of interest rate cash flows,based on a specific notional amount and a fixed and floating interest rate are exchanged over a prescribed period. Caps and floors are contracts that transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts that have become favorable to the Company.

     Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures is the risk that the exchange party may default.Futures contracts settle in cash daily; therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.

     Foreign exchange derivative contracts are accounted for as trading activities entered into for risk management purposes. They reduce exposure, often on a macro basis, to changes in the market value of SunTrust positions. The Company also provides foreign exchange derivatives as a service to customers.

     The Company enters into transactions involving "when-issued securities." When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates.

     Derivative instruments expose the Company to credit and market risk. If the counterparty fails to perform, the credit risk is equal to the fair value gain of the derivative. When the fair value of a derivative contract is positive, this indicates the counterparty owes the Company, and therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and has no repayment risk. The Company minimizes the credit or repayment risk in derivative instruments by entering into transactions with high quality counterparties that are reviewed periodically by the Company's credit committee. The Company also maintains a policy of requiring that all

                                                 Sun Trust 2001 Annual Report 65

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

derivative contracts be governed by an International Swaps and Derivatives Associations Master Agreement; depending on the nature of the derivative transactions, bilateral collateral agreements may be required as well. When the Company has more than one outstanding derivative transaction with a single counterparty, and there exists a legally enforceable master netting agreement with the counterparty, the mark to market exposure is the net of the positive and negative exposures with the same counterparty. When there is a net negative exposure, the Company considers its exposure to the counter-party to be zero. The net mark to market position with a particular counterparty represents a reasonable measure of credit risk when there is a legally enforceable master netting agreement, including a legal right of setoff of receivable and payable derivative contracts between the Company and a counterparty.

     Market risk is the adverse effect that a change in interest rates, currency or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company continually measures this risk by using a value at risk methodology.

Fair Value Hedges

The Company enters into interest rate swaps to convert its commercial loan and fixed rate funding exposure to a floating rate. For the year ended December 31, 2001, the Company recognized additional income in the net interest margin of $13.4 million related to cash payments from net settlements and income accrued for interest rate swaps accounted for as fair value hedges. The initial assessment of hedge effectiveness was based on the expected change in fair value of the hedged asset or liability caused by changes in the benchmark interest rate. Each of these hedges qualified for the short cut method of accounting as described in SFAS No. 133. Therefore, no ineffectiveness was recorded in earnings and periodic effectiveness tests are not required.

     The Company maintains a risk management program to protect and manage interest rate risk and pricing risk associated with its mortgage loan inventory and pipeline. The following derivative instruments are recorded in the financial statements at fair value and are used to offset changes in value of the mortgage inventory due to changes in market interest rates: forward contracts, interest rate lock commitments and option contracts. A portion of the forward contracts have been documented as fair value hedges of specific pools of loans that meet the Similar Assets Test as described in SFAS No. 133. The pools of hedged loans are recorded in the financial statements at their fair value, resulting in a partial offset of the market value adjustments on the forward contracts. Complete documentation is maintained regarding the identification of each loan in each pool of hedged loans. The pools of loans are matched with a certain portion of a forward contract so that the expected changes in market value will inversely offset within a range of 80% to 125%. This hedging strategy resulted in $2.3 million in ineffectiveness being recorded in the financial statements at December 31, 2001.

     The Company did not hedge any firm commitments in 2001.

Cash Flow Hedges

The Company uses various types of interest rate swaps to convert floating rate funding to fixed rates. Specific types of funding and principal amounts hedged were determined based on prevailing market conditions and the current shape of the yield curve. The terms and notional amounts of the swaps are determined based on management's assessment of future interest rates, as well as on other factors. The initial assessment of hedge effectiveness was based on the expected change in cash flows of the hedged liability caused by changes in the benchmark interest rate. Each of these hedges qualified for the short cut method of accounting as described in SFAS No. 133. Therefore, no ineffectiveness was recorded in earnings and periodic effectiveness tests are not required.

     For the year ended December 31, 2001, the Company recognized expense in the net interest margin of $50.9 million related to cash payments and expense accrued for interest rate swaps accounted for as cash flow hedges.

     Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income, to current period earnings, are included as an adjustment to the cost of funding in the net interest margin. As of December 31, 2001, $54.4 million of the deferred net losses on derivative instruments that are recorded in accumulated other comprehensive income are expected to be reclassified to funding expense in the next twelve months as derivatives mature or as payments are made.

Trading Activities

The Company enters into various foreign exchange derivative contracts as part of its other trading activities. These contracts are used to manage the Company's foreign currency exchange risk and to provide derivative products to customers. The Company does not have any hedges of foreign currency exposure within the guidelines of SFAS No. 133. The Company began buying and selling credit protection to customers using Credit Default

66  SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Swaps in 2001. These derivative instruments allow the Company to pay or receive a stream of payments in return for receiving or providing protection in the event of default. These derivatives are accounted for as trading assets and any gain or loss in market value is recorded in trading income. As of December 31, 2001, the outstanding credit exposure under these agreements totaled $150 million.

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

     Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates and are subjected to the Company's credit policy standards. As of December 31, 2001, the Company had outstanding commitments to extend credit to its customers totaling $45.3 billion.

     Standby letters of credit and guarantees are conditional commitments issued by the Company generally to guarantee the performance of a customer to a third party in borrowing arrangements, such as commercial paper, bond financing and similar transactions. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company holds collateral to support those standby letters of credit and guarantees for which collateral is deemed necessary. As of December 31, 2001, the Company had outstanding standby letters of credit and guarantees totaling $9.7 billion.

     The Company services mortgage loans other than those included in the accompanying consolidated financial statements and, in some cases, accepts a recourse liability on the serviced loans. The Company's exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $3.5 billion. In addition to the value of the property serving as collateral, approximately $2.4 billion of the balance of these loans serviced with recourse as of December 31, 2001, is insured by governmental agencies and private mortgage insurance firms.

Other Off-Balance Sheet Arrangements

As is common in the Financial Services Industry, SunTrust Bank assists in providing liquidity to select corporate customers by directing them to a third party owned commercial paper conduit. SunTrust's conduit relationship is with Three Pillars Funding Corporation (Three Pillars). Three Pillars provides financing for or direct purchases of financial assets originated and serviced by SunTrust Bank's corporate customers. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust Bank customers.

     Three Pillars had assets and liabilities, not included in the Consolidated Balance Sheet, of approximately $2.2 billion as of December 31, 2001, which primarily consisted of secured loans, marketable asset-backed securities and short-term commercial paper liabilities. Activities related to the Three Pillars relationship generated approximately $8 million in fee revenue for SunTrust Bank. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter-of-credit, which provides partial credit protection to commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event that it can no longer issue commercial paper. SunTrust Bank has never had to fund under either the liquidity arrangements or credit enhancement to Three Pillars.

Note 16 Concentrations Of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if borrowers failed to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk or types of collateral (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of obligors have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company does not have a significant concentration to any individual customer, borrower or guarantor except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 2001, the Company had $17.3 billion in residential real estate loans and an additional $3.9 billion in commitments to extend credit for such loans. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

                                                  SunTrust 2001 Annual Report 67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------

Note 17 Fair Values Of Financial Instruments

The following table presents the carrying amounts and fair values of the Company's financial instruments at December 31, 2001 and 2000:

                                                         2001                            2000
                                            ----------------------------    ---------------------------
                                                Carrying            Fair        Carrying           Fair
(In thousands)                                    Amount           Value          Amount          Value
-------------------------------------------------------------------------------------------------------
Financial assets
  Cash and short-term investments           $  5,910,044    $  5,910,044    $  5,391,352   $  5,391,352
  Trading account                              1,343,602       1,343,602         941,854        941,854
  Securities available for sale               19,656,391      19,656,391      18,810,311     18,810,311
  Loans held for sale                          4,319,594       4,321,983       1,759,281      1,759,414
  Loans                                       68,092,163      68,808,789      71,365,273     71,742,780
Financial liabilities
  Consumer and commercial deposits            62,281,242      62,482,209      56,636,327     56,721,457
  Brokered deposits                            2,829,687       2,824,428       3,179,100      3,189,613
  Foreign deposits                             2,425,493       2,425,493       9,717,910      9,718,901
  Short-term borrowings                       11,755,926      11,755,926      12,657,929     12,657,929
  Long-term debt and guaranteed preferred
    beneficial interests in debentures        12,660,580      13,139,444       8,945,430      8,929,786
Derivatives and unfunded commitments
  Interest rate swaps/caps/floors
    In a net gain position                                        95,731                         31,947
    In a net loss position                                      (101,687)                       (23,739)
  Commitments to extend credit                                    58,685                         51,025
  Standby letters of credit                                        5,491                          6,381
  Other derivatives                                               26,164                        (22,196)
=======================================================================================================

     The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

..   Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, short-term borrowings and certain other assets and liabilities.

..   Trading account assets are substantially valued at quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments except in the case of certain options and swaps where pricing models are used.

..   Securities available for sale are substantially valued at quoted market prices.

..   Loans held for sale are valued based on quoted market prices in the secondary market.

..   Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are used to adjust future cash flows based on historical patterns. The carrying amount of accrued interest approximates its fair value.

..   Deposit liabilities with no defined maturity such as demand deposits,
    NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.

..   Fair values for long-term debt and guaranteed preferred beneficial interests in debentures are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company's current incremental borrowing rates for similar types of instruments.

..   Fair values for derivatives and unfunded commitments (futures, swaps, forwards, options, guarantees, and lending commitments) are based on quoted market prices, current settlement values, or pricing models or other formulas.

68   SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 18 Contingencies

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


Note 19 Segment Reporting

The Company's prior business segment disclosures have been aligned with its geographic regions as defined by its former multiple bank charters. During 2000, as a result of the consolidation of its multiple bank charters into a single legal entity, the Company began to redefine its operating model and created a line of business management structure to overlay its former multiple bank management structure. Beginning in January 2001, the Company implemented significant changes to its internal management reporting system to begin to measure and manage certain business activities by line of business. The Lines of Business are defined as follows:

Retail

Retail includes loans, deposits and other fee based services for consumer, private banking and business clients with less than $5 million in sales. The Retail Line of Business also includes the traditional branches, in-stores and ATM networks of the Company.

Commercial

Commercial includes loans, deposits and other fee based services for business clients generally with total annual revenues from $5 million to $250 million. In addition, other specialty groups include such areas as Financial Institutions, Commercial Real Estate and Receivables Financing.

Corporate and Investment Banking

Corporate and Investment Banking ("CIB") includes loans, deposits and other fee-based services for national and large business clients generally with total annual revenues in excess of $250 million. CIB also includes the management of debt and equity capital markets, principal investing, corporate leasing and international banking services, all of which are provided both to customers of CIB and to other lines of business.

Mortgage

Mortgage includes the investment in residential mortgage loans and the production, sale and service of residential mortgage loans for third party investors.

Private Client Services

Private Client Services includes asset management services provided through Trusco Capital Management, Inc., comprehensive wealth management services provided to high net worth clients (fiduciary trust, investment management, loans, deposits, and other fee-based), retail and full service brokerage (via subsidiary broker/dealers SunTrust Securities, Inc. and Alexander Key Investments), and Institutional Trust (Corporate Trust, Stock Transfer, Retirement Services, and Endowments and Foundations).

Corporate/Other

Corporate/Other includes the investment securities portfolio, long-term debt, capital, derivative instruments, short-term liquidity and funding activities, balance sheet risk management, office premises and certain support activities not currently allocated to the aforementioned Lines of Business. Any transactions between the separate Lines of Business not already eliminated in the results of the Lines of Business are also reflected in the Corporate/ Other Line of Business.

     Unlike financial accounting, there is no comprehensive authoritative body of guidance for management accounting practices equivalent to generally accepted accounting principles. Therefore, the disclosure of business segment performance is not necessarily comparable with similar information presented by any other financial institution.

     The Company utilizes a matched maturity funds transfer pricing methodology to transfer the interest rate risk of all assets and liabilities to the Corporate Treasury area which manages the interest rate risk of the Company. Differences in the aggregate amounts of transferred priced funds charges and credits are reflected in the Corporate/Other Line of Business segment. A system of internal credit transfers is utilized to recognize supportive business services across Lines of Business. The net results of these credits are reflected in each Line of Business segment. The cost of operating office premises is charged to the Lines of Business by use of an internal cost transfer process. Allocations of certain administrative support expenses and customer transaction processing expenses are also reflected in each Line of Business segment. The offset to these expense allocations, as well as the amount of any unallocated expenses, is reported in

                                                  SunTrust 2001 Annual Report 69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

the Corporate/Other Line of Business segment. The Company also utilizes an internal credit risk transfer pricing methodology (the "credit risk premium") which creates a current period financial charge against interest income to each Line of Business based on the estimated credit risk-adjusted return on loans and leases. The offset to the aggregate credit risk premium charges is matched against the Company's current provision for loan and lease losses with any difference reported in the Corporate/Other segment.

     The provision for income taxes is also reported in the Corporate/Other segment. The Company is currently in the process of building and implementing further enhancements to its internal management reporting system that are expected to be implemented throughout 2002. Once complete, the items reported for each Line of Business segment are expected to include: assets, liabilities and attributed economic capital; matched maturity funds transfer priced interest income, net of credit risk premiums; direct non-interest income; Internal credit transfers between Lines of Business for supportive business services; and fully absorbed expenses. The internal management reporting system and the business segment disclosures for each Line of Business do not currently include attributed economic capital, nor fully absorbed expenses. Any amounts not currently reported in each Line of Business segment are reported in the Corporate/Other segment. The implementation of these enhancements to the internal management reporting system is expected to materially affect the net income disclosed for each segment.

     Due to the significant nature of the changes implemented to the internal management reporting system in 2001, it is not practicable to conform prior year financial data for the new business segments nor current year financial data for the prior business segments for reporting.

     The following table discloses selected financial information for SunTrust's new reportable business segments for the year ended December 31, 2001.

                                                                Year Ended December 31, 2001
                                 ------------------------------------------------------------------------------------------------
                                                         Corporate &                    Private
                                                          Investment                     Client    Corporate/
                                  Retail    Commercial       Banking      Mortgage     Services         Other     Consolidated
 -----------------------------------------------------------------------------------------------------------------------------
 Average total assets        $19,866,963   $20,752,458   $21,534,514   $19,363,155  $ 1,455,129   $19,911,989    $ 102,884,208
 Average total liabilities    45,776,816     8,862,820     4,493,346     1,046,382    1,369,855    33,261,229       94,810,448
 Average total equity                 --            --            --            --           --     8,073,760        8,073,760
 -----------------------------------------------------------------------------------------------------------------------------
 Net interest revenue/1/       1,668,604       578,504       215,495       244,210       52,599       258,787        3,018,199
 Noninterest revenue             618,745       263,000       441,289       209,868      593,184        29,737        2,155,823
 Noninterest expense           1,171,253       382,416       362,497       323,249      406,136       467,987        3,113,538
 -----------------------------------------------------------------------------------------------------------------------------
 Total contribution
   before taxes and
   extraordinary gain          1,116,096       459,088       294,287       130,829      239,647      (179,463)       2,060,484
 Provision for
   income taxes/2/                    --            --            --            --           --       691,265          691,265
 -----------------------------------------------------------------------------------------------------------------------------
 Income before
   extraordinary gain          1,116,096       459,088       294,287       130,829      239,647      (870,728)       1,369,219
 Extraordinary gain,
   net of tax                         --            --            --            --           --         6,318            6,318
 -----------------------------------------------------------------------------------------------------------------------------
 Net income                  $ 1,116,096   $   459,088   $   294,287   $   130,829  $   239,647   $  (864,410)   $   1,375,537
 =============================================================================================================================

 /1/ Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis net of the credit risk premium for the Lines of Business.

 /2/ Includes regular income tax provision and taxable-equivalent income adjustment reversal of $40,764.

70 SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 20 Comprehensive Income

The Company's comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income and unrealized gains and losses on securities available for sale, net of income taxes.

     Comprehensive income for the years ended December 31, 2001, 2000, and 1999 is calculated as follows:

(In thousands)                                                               2001               2000               1999
----------------------------------------------------------------------------------------------------------------------------
Unrealized (loss) gain on available for sale securities, net, recognized in other comprehensive income:
    Before Income Tax                                                   $   (356,603)       $    621,853       $   (859,877)
    Income Tax                                                              (124,811)            241,901           (334,492)
----------------------------------------------------------------------------------------------------------------------------
    Net of Income Tax                                                   $   (231,792)       $    379,952       $   (525,385)
============================================================================================================================
Amounts reported in net income:
  Gain (loss) on sale of securities                                     $    153,080        $      6,616       $   (109,076)
  Net accretion                                                              (11,633)            (15,942)              (291)
----------------------------------------------------------------------------------------------------------------------------
  Reclassification adjustment                                                141,447              (9,326)          (109,367)
  Income tax (expense) benefit                                               (49,506)              3,264             42,544
----------------------------------------------------------------------------------------------------------------------------
  Reclassification adjustment, net of tax                               $     91,941        $     (6,062)      $    (66,823)
============================================================================================================================
  Unrealized (loss) gain on available for sale securities
    arising during period, net of tax                                   $   (139,851)       $    373,890       $   (592,208)
  Reclassification adjustment, net of tax                                    (91,941)              6,062             66,823
----------------------------------------------------------------------------------------------------------------------------
    Net unrealized loss on available for sale securities
      recognized in other comprehensive income                          $   (231,792)       $    379,952       $   (525,385)
============================================================================================================================
Unrealized loss on derivative financial instruments, net,
  recognized in other comprehensive income:
    Before Income Tax                                                   $    (85,737)       $         --       $         --
    Income Tax                                                                30,008                  --                 --
----------------------------------------------------------------------------------------------------------------------------
    Net of Income Tax                                                   $    (55,729)       $         --       $         --
============================================================================================================================
Adoption of SFAS No. 133                                                $    (16,246)       $         --       $         --
  Income tax benefit                                                           5,686                  --                 --
----------------------------------------------------------------------------------------------------------------------------
  Adoption of SFAS No. 133, net of tax                                  $    (10,560)       $         --       $         --
============================================================================================================================
  Reclassification of losses from other comprehensive
    income to earnings                                                  $     11,460        $         --       $         --
  Income tax expense                                                          (4,011)                 --                 --
----------------------------------------------------------------------------------------------------------------------------
  Reclassification adjustment, net of tax                               $      7,449        $         --       $         --
============================================================================================================================
Unrealized loss on derivative financial instruments
  arising during period, net of tax                                     $    (52,618)       $         --       $         --
Reclassification adjustment, net of tax                                        7,449                  --                 --
----------------------------------------------------------------------------------------------------------------------------
  Net unrealized loss on derivative instruments
    recognized in other comprehensive income                            $    (45,169)       $         --       $         --
============================================================================================================================
Total unrealized (losses) gains recognized in
  other comprehensive income                                            $   (287,521)       $    379,952       $   (525,385)
Net income                                                                 1,375,537           1,294,100          1,326,600
----------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                              $  1,088,016        $  1,674,052       $    801,215
============================================================================================================================

On January 1, 2001, an unrealized loss of $10.6 million, net of tax, was recorded as a transition adjustment to other comprehensive income for the current value of cash flow hedges that were not required to be marked to market prior to the adoption SFAS No. 133. $7.4 million of this transition adjustment was reclassified from other comprehensive income as an expense in 2001. The remaining balance of the transition adjustment is a loss of $3.1 million and will be reclassified to income in 2002. Fair value adjustments to accumulated other comprehensive income for cash flow hedges this year amounted to $52.6 million, net of tax.

     Other comprehensive income on December 31, 2001 included an unrealized loss, net of tax, of $55.7 million related to market value adjustments in the current year for cash flow hedges. In the next 12 months, $54.4 million of these losses are expected to be reclassified from other comprehensive income to the net interest margin.

                                                 SunTrust 2001 Annual Report  71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Note 21 Other Noninterest Income

Other noninterest income in the Consolidated Statements of Income includes:

                                                              Year Ended December 31
(In thousands)                                          2001           2000          1999
-----------------------------------------------------------------------------------------
Trading account profits and commissions             $ 95,683       $ 31,749      $ 35,075
Other income                                         160,486        132,865       114,600
-----------------------------------------------------------------------------------------
  Total other noninterest income                    $256,169       $164,614      $149,675
=========================================================================================

Note 22 Other Noninterest Expense

Other noninterest expense in the Consolidated Statements of Income includes:

                                                             Year Ended December 31
(In thousands)                                        2001            2000            1999
------------------------------------------------------------------------------------------
Outside processing and software                   $199,093        $172,263        $150,263
Consulting and legal                                87,704          59,560          62,544
Credit and collection services                      74,642          56,887          68,701
Postage and delivery                                63,991          63,335          68,081
Communications                                      59,232          59,797          66,280
Other staff expense                                 58,546          51,509          50,086
Operating supplies                                  48,297          47,279          51,903
Amortization of intangible assets                   46,258          35,452          32,755
FDIC premiums                                       10,867          11,205           7,936
Other real estate income                            (4,231)         (3,809)         (4,789)
Other expense                                      183,542          86,077         106,259
------------------------------------------------------------------------------------------
  Total other noninterest expense                 $827,941        $639,555        $660,019
==========================================================================================

Note 23 SunTrust Banks, Inc. (Parent Company Only) Financial Information Statements of Income -- Parent Company Only

                                                                                   Year Ended December 31
(In thousands)                                                              2001            2000             1999
-----------------------------------------------------------------------------------------------------------------
Operating Income
From subsidiaries:
  Dividends - substantially all from the Bank                         $1,318,300      $1,486,922       $1,074,010
  Service fees                                                           156,870         140,012          146,161
  Interest on loans                                                       23,231          46,766           55,909
  Other income                                                                18               5               11
Other operating income/1/                                                 53,336          70,531           74,736
-----------------------------------------------------------------------------------------------------------------
  Total operating income                                               1,551,755       1,744,236        1,350,827
-----------------------------------------------------------------------------------------------------------------
Operating Expense
Interest on short-term borrowings                                         32,734          57,361           48,498
Interest on long-term debt/2/                                            170,868         183,732          162,456
Salaries and employee benefits                                            84,320          52,845           91,784
Amortization of intangible assets                                          7,644           7,644            7,644
Service fees to subsidiaries                                              30,859          60,887           81,467
Other operating expense/3/                                               123,582          85,403           91,866
-----------------------------------------------------------------------------------------------------------------
  Total operating expense                                                450,007         447,872          483,715
-----------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed income
  of subsidiaries                                                      1,101,748       1,296,364          867,112
Income tax benefit                                                       116,836          21,010           99,087
-----------------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries           1,218,584       1,317,374          966,199
Extraordinary gain, net of taxes                                           6,318              --          202,648
Equity in undistributed income of subsidiaries,
  net of extraordinary gain                                              150,635         (23,274)         157,753
-----------------------------------------------------------------------------------------------------------------
  Net Income                                                          $1,375,537      $1,294,100       $1,326,600
=================================================================================================================

/1/ Other operating income includes $56.1, $63.6 and $57.6 million in 2001, 2000 and 1999, respectively, for interest income on Company owned trust preferred securities.

/2/ Interest on long-term debt includes $71.9, $74.2 and $73.9 million in 2001, 2000 and 1999, respectively, for interest expense from Company issued trust preferred securities.

/3/ Other operating expense for 2000 and 1999 includes merger-related expenses of $42.4 and $45.6 million, respectively.

72 SunTrust 2001 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Balance Sheets -- Parent Company Only

                                                                               December 31
(In thousands)                                                            2001             2000
-----------------------------------------------------------------------------------------------
Assets
Cash in subsidiary banks                                          $      3,819     $      9,428
Interest-bearing deposits in banks                                       4,273           10,565
Funds sold                                                             278,477           29,789
Securities available for sale                                          341,269          306,381
Loans to subsidiaries                                                  685,234          846,984
Investment in capital stock of subsidiaries stated
   on the basis of the Company's equity in
   subsidiaries' capital accounts
      Banking subsidiaries                                           9,631,634        9,886,692
      Nonbanking and holding company subsidiaries                    1,213,130        1,044,412
Premises and equipment                                                  24,216           28,555
Intangible assets                                                       76,587           84,230
Other assets                                                           940,916          711,735
-----------------------------------------------------------------------------------------------
   Total assets                                                   $ 13,199,555     $ 12,958,771
===============================================================================================
Liabilities and Shareholders' Equity
Short-term borrowings from
   Subsidiaries                                                   $    184,500     $     49,445
   Non-affiliated companies                                            340,929          903,031
Long-term debt - Note 11                                             3,520,063        2,942,224
Other liabilities                                                      794,495          824,863
-----------------------------------------------------------------------------------------------
   Total liabilities                                                 4,839,987        4,719,563
===============================================================================================
Preferred stock, no par value; 50,000,000 shares
   authorized; none issued                                                  --               --
Common stock, $1.00 par value                                          294,163          323,163
Additional paid in capital                                           1,259,609        1,274,416
Retained earnings                                                    5,479,951        6,312,044
Treasury stock and other                                              (329,408)      (1,613,189)
-----------------------------------------------------------------------------------------------
   Realized shareholders' equity                                     6,704,315        6,296,434
Accumulated other comprehensive income                               1,655,253        1,942,774
-----------------------------------------------------------------------------------------------
   Total shareholders' equity                                        8,359,568        8,239,208
-----------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                     $ 13,199,555     $ 12,958,771
===============================================================================================
Common shares outstanding                                          288,601,607      296,266,329
Common shares authorized                                           750,000,000      750,000,000
Treasury shares of common stock                                      5,561,150       26,896,428
===============================================================================================

                                                 SunTrust 2001 Annual Report  73


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Statements Of Cash Flow -- Parent Company Only

                                                                                   Year Ended December 31
(In thousands)                                                               2001           2000           1999
---------------------------------------------------------------------------------------------------------------
Cash Flow from Operating Activities:
Net income                                                            $ 1,375,537    $ 1,294,100    $ 1,326,600
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Extraordinary gain, net of taxes                                       (6,318)            --       (202,648)
    Equity in undistributed income of subsidiaries                       (150,635)        23,274       (157,753)
    Depreciation and amortization                                           8,703         12,912         12,392
    Amortization of compensation element of restricted stock                6,110          9,408         15,557
    Securities (gains) losses                                                (224)       (10,993)           851
    Deferred income tax (benefit) provision                                (7,800)        15,271         22,313
    Changes in period end balances of:
      Prepaid expenses                                                    (65,449)       (82,746)       (54,830)
      Other assets                                                       (167,508)      (120,417)       (66,298)
      Taxes payable                                                       (20,488)        (3,950)        (9,221)
      Interest payable                                                    (18,173)        11,102          4,928
      Other accrued expenses                                               69,530         64,983         20,779
---------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                             1,023,285      1,212,944        912,670
---------------------------------------------------------------------------------------------------------------
Cash Flow from Investing Activities:
Proceeds from sales and maturities of securities available for sale         5,370         63,053        125,946
Purchase of securities available for sale                                 (46,411)       (20,136)      (184,930)
Net change in loans to subsidiaries                                       161,750         77,662        152,431
Capital expenditures                                                       (6,131)        (9,103)       (15,077)
Capital contributions to subsidiaries                                     (74,303)       (79,250)      (317,595)
Other, net                                                                 (3,799)          (301)        11,000
---------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities                      36,476         31,925       (228,225)
---------------------------------------------------------------------------------------------------------------
Cash Flow from Financing Activities:
Net change in short-term borrowings                                      (427,047)      (443,268)       546,248
Proceeds from issuance of long-term debt                                  600,000        300,000        140,563
Repayment of long-term debt                                               (22,161)       (65,773)      (207,527)
Proceeds from the exercise of stock options                                19,013         17,905         15,030
Proceeds from stock issuance                                               22,235         22,779         11,689
Proceeds used in acquisition and retirement of stock                     (551,485)      (668,391)      (954,642)
Dividends paid                                                           (463,529)      (443,407)      (440,631)
---------------------------------------------------------------------------------------------------------------
  Net cash (used in) financing activities                                (822,974)    (1,280,155)      (889,270)
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      236,787        (35,286)      (204,825)
Cash and cash equivalents at beginning of year                             49,782         85,068        289,893
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $   286,569    $    49,782    $    85,068
===============================================================================================================
Supplemental Disclosure
Income taxes received from subsidiaries                               $   558,887    $   591,326    $   631,626
Income taxes paid by Parent Company                                      (444,758)      (535,346)      (520,412)
---------------------------------------------------------------------------------------------------------------
Net income taxes received by Parent Company                           $   114,129    $    55,980    $   111,214
===============================================================================================================
Interest paid                                                         $   222,785    $   236,214    $   206,033
===============================================================================================================

76  SunTrust 2001 Annual Report

Board Of Directors

L. Phillip Humann
Director since 1991
Chairman of the Board,
President and
Chief Executive Officer

J. Hyatt Brown
Director since 1984
Chairman of the Board,
President and
Chief Executive Officer,
Brown & Brown, Inc.
Daytona Beach, Florida

Alston D. Correll
Director since 1997
Chairman of the Board and
Chief Executive Officer,
Georgia-Pacific Corporation
Atlanta, Georgia

Douglas N. Daft
Director since 2000
Chairman of the Board and
Chief Executive Officer,
The Coca-Cola Company
Atlanta, Georgia

A. W. Dahlberg
Director since 1996
Chairman of the Board,
Mirant Corporation
Atlanta, Georgia

Patricia C. Frist
Director since 2000
Partner in Frist
Capital Partners,
President, Frisco, Inc. and
President, Patricia C. Frist and
Thomas F. Frist, Jr. Foundation
Nashville, Tennessee

David H. Hughes
Director since 1984
Chairman of the Board and
Chief Executive Officer,
Hughes Supply, Inc.
Orlando, Florida

M. Douglas Ivester
Director since 1998
(Retired) Chairman
of the Board and
Chief Executive Officer,
The Coca-Cola Company
Atlanta, Georgia

Summerfield K. Johnston, Jr.
Director since 1997
Chairman of the Board,
Coca-Cola Enterprises Inc.
Atlanta, Georgia

Joseph L. Lanier, Jr.
Director since 1984
Chairman of the Board and
Chief Executive Officer,
Dan River, Inc.
Danville, Virginia

G. Gilmer Minor, III
Director since 1998
Chairman of the Board and
Chief Executive Officer,
Owens & Minor, Inc.
Richmond, Virginia

Larry L. Prince
Director since 1996
Chairman of the Board and
Chief Executive Officer,
Genuine Parts Company
Atlanta, Georgia

R. Randall Rollins
Director since 1995
Chairman of the Board and
Chief Executive Officer,
Rollins, Inc. and
Chairman of the Board and
Chief Executive Officer,
RPC, Inc.
Atlanta, Georgia

Frank S. Royal, M.D.
Director since 1998
President,
Frank S. Royal, M.D., P.C.
Richmond, Virginia

James B. Williams
Director since 1984
Chairman of the
Executive Committee,
SunTrust Banks, Inc.
Atlanta, Georgia

                                                SunTrust 2001 Annual Report   77


Management Committee

L. Phillip Humann, 56
Chairman, President and Chief Executive Officer
SunTrust Banks, Inc.
33 years of service.

John W. Clay, Jr., 60
Vice Chairman
Geographic Banking (Florida, Georgia, Mid-Atlantic, Tennessee/Alabama); Corporate and Investment Banking Line of Business
35 years of service.

Theodore J. Hoepner, 60
Vice Chairman
Technology & Operations, Human Resources, Asset Quality, Legal and Regulatory Affairs and Efficiency and Quality Initiatives
34 years of service.

John W. Spiegel, 60
Vice Chairman and Chief Financial Officer
Accounting, Funds Management, Risk Management, Strategic Finance & Taxes, Audit, Investor Relations and Treasury
37 years of service.

James M. Wells III, 55
Vice Chairman
Commercial, Retail, Mortgage, Private Client Services Lines of Business; and Corporate Strategy, Marketing
34 years of service.

Robert H. Coords, 59
Executive Vice President
Chief Efficiency and Quality Officer
29 years of service.

Donald S. Downing, 55
Executive Vice President
Mortgage Banking Line of Business
34 years of service.

Samuel O. Franklin, III, 58
Chairman, President and Chief Executive Officer, SunTrust Bank, Tennessee 37 years of service.

C. T. Hill, 51
Chairman, President and Chief Executive Officer, SunTrust Bank, Mid-Atlantic 32 years of service.

Craig J. Kelly, 56
Executive Vice President Marketing
5 years of service.

George W. Koehn, 58
Chairman, President and Chief Executive Officer, SunTrust Bank, Florida 23 years of service.

Carl F. Mentzer, 56
Executive Vice President
Commercial Banking Line of Business
24 years of service.

Joy Wilder Morgan, 39
Senior Vice President and Chief Strategy Officer STI Strategies Group 18 years of service.

Dennis M. Patterson, 52
Executive Vice President
Retail Banking Line of Business
33 years of service.

William H. Rogers, 44
Executive Vice President
Private Client Services Line of Business
21 years of service.

R. Charles Shufeldt, 51
Executive Vice President
Corporate and Investment Banking Line of Business
18 years of service.

Robert C. Whitehead, 54
President and Chief Executive Officer
Enterprise Information Services
34 years of service.

E. Jenner Wood, III, 50
Chairman, President and Chief Executive Officer, SunTrust Bank, Georgia 27 years of service.

78  SunTrust 2001 Annual Report


Banks

Name                     Headquarters         CEO/President              Deposits(1, 2)      Branches
-----------------------------------------------------------------------------------------------------
Florida                  Orlando, FL          George W. Koehn            $24.0 Billion         375
Central Florida          Orlando              Thomas H. Yochum             5.4 Billion          55
East Central Florida     Daytona Beach        William H. Davison           1.2 Billion          23
Gulf Coast               Sarasota             Ray L. Sandhagen             1.8 Billion          30
Miami                    Miami                John P. Hashagen             3.1 Billion          25
Mid-Florida              Lakeland             Charles W. McPherson         970 Million          24
Nature Coast             Brooksville          James H. Kimbrough           1.6 Billion          33
North Central Florida    Ocala                William H. Evans             851 Million          17
North Florida            Jacksonville         John R. Schmitt              1.2 Billion          15
Northwest Florida        Tallahassee          David B. Ramsay              975 Million          26
South Florida            Fort Lauderdale      Thomas G. Kuntz              3.7 Billion          67
Southwest Florida        Fort Myers           Charles K. Idelson           1.1 Billion          21
Tampa Bay                Tampa                Daniel W. Mahurin            2.0 Billion          39
-----------------------------------------------------------------------------------------------------
Georgia                  Atlanta, GA          E. Jenner Wood, III        $11.0 Billion         245
Atlanta                  Atlanta              E. Jenner Wood, III          7.0 Billion         139
Augusta                  Augusta              William R. Thompson          458 Million          11
Middle Georgia           Macon                James B. Patton              548 Million          17
Northeast Georgia        Athens               Robert D. Bishop             529 Million          18
Northwest Georgia        Rome                 William H. Pridgen           322 Million          11
Savannah                 Savannah             William B. Haile             563 Million          13
South Georgia            Albany               Willis D. Sims               465 Million          14
Southeast Georgia        Brunswick            Jack E. Hartman              432 Million          11
West Georgia             Columbus             Frank S. Etheridge, III      429 Million          11
-----------------------------------------------------------------------------------------------------
Mid-Atlantic             Richmond, VA         C. T. Hill                 $17.3 Billion         380
Central Virginia         Richmond             A. Dale Cannady              2.2 Billion          48
Greater Washington       Washington, DC       Peter F. Nostrand            9.2 Billion         167
Hampton Roads            Norfolk              William K. Butler II         1.8 Billion          45
Maryland                 Baltimore, MD        J. Scott Wilfong             1.9 Billion          59
Western Virginia         Roanoke              Robert C. Lawson, Jr.        2.2 Billion          61
-----------------------------------------------------------------------------------------------------
Tennessee                Nashville, TN        Samuel O. Franklin, III     $6.7 Billion         128
Chattanooga              Chattanooga          Robert J. Sudderth, Jr.      1.2 Billion          28
East Tennessee           Knoxville            R. King Purnell              1.7 Billion          43
Nashville                Nashville            Samuel O. Franklin, III      3.2 Billion          39
Tennessee Valley(3)      Florence, AL         W. David Jones               643 Million          18

(1) Average deposits for December 2001.

(2) Deposits held within SunTrust's geographic banking organization; excludes primarily deposits from the Corporate and Investment Banking line of business.

(3) South Central Tennessee and Alabama were combined to form Tennessee Valley.

                                                 SunTrust 2001 Annual Report  79


Key Subsidiaries

                                                                                        Chief Executive
-------------------------------------------------------------------------------------------------------------
AMA Holdings, Inc.                                                                      Henry A. Perry
  Provides comprehensive financial, investment advisory and family wealth management services.

Premium Assignment Corporation                                                          Peter Kugelmann
  Provides insurance premium financing primarily to small businesses.

SunTrust BankCard, N.A.                                                                 Ronald W. Eastburn
  Offers credit card services to commercial and corporate clients.

SunTrust Capital Markets, Inc.                                                          R. Charles Shufeldt
  Provides securities underwriting and broker/dealer as well as investment advisory activities. Includes SunTrust Robinson-Humphrey and Alexander Key.

SunTrust Community Development Corporation                                              Peter P. Walczuk
  Manages the Company's investments in affordable housing.

SunTrust Delaware Trust Company                                                         Barbara B. O'Donnell
  A limited purpose trust company providing specialized investment-related services for high-net-worth clients.

SunTrust Insurance Company                                                              Michael A. Kinsey
  Re-insures credit life as well as accident and health insurance policies.

SunTrust Leasing Corporation                                                            Daniel E. McKew
  Provides equipment-related lease financing to businesses.

SunTrust Mortgage, Inc.                                                                 Donald S. Downing
  One of the nation's largest bank-owned mortgage companies.
  Originates, purchases, sells and services mortgage loans.

SunTrust Securities, Inc.                                                               Peter Bielan
  Provides brokerage and investment advisory services primarily to retail investors.

Trusco Capital Management, Inc.                                                         Douglas S. Phillips
  An SEC registered investment advisor that manages assets for institutional clients. Includes the STI Classic Funds, SunTrust's mutual fund family.

80  SunTrust 2001 Annual Report


General Information


Corporate Headquarters
SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308
404/588-7711

Corporate Mailing Address
SunTrust Banks, Inc.
P.O. Box 4418
Center 645
Atlanta, GA 30302-4418

Notice Of Annual Meeting
The Annual Meeting of Shareholders will be held on Tuesday, April 16, 2002 at 9:30 a.m. in Suite 225 of the SunTrust Garden Offices at 303 Peachtree Center Avenue in Atlanta.

Stock Trading
SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol "STI".

Quarterly Common Stock Prices And Dividends
The quarterly high, low and close prices of SunTrust's common stock for each quarter of 2001 and 2000 and the dividends paid per share are shown below.

                    Market Price
Quarter         ---------------------        Dividends
Ended           High    Low     Close           Paid
2001
December 31     67.93   58.10   62.70          $0.40
September 30    72.35   60.10   66.60           0.40
June 30         66.38   59.25   64.78           0.40
March 31        68.07   57.29   64.80           0.40
----------------------------------------------------
2000
December 31     64.38   41.63   63.00          $0.37
September 30    54.19   45.63   49.88           0.37
June 30         66.00   45.06   45.69           0.37
March 31        68.06   46.81   57.75           0.37
----------------------------------------------------
Debt Ratings
SunTrust Banks, Inc. debt ratings are as follows:

Senior Long-Term Debt
Moody's Investors Service, Inc.  A1
Standard & Poor's Corp.          A+
Fitch/IBCA                       AA-

Commercial Paper
Moody's Investors Service, Inc.  P-1
Standard & Poor's Corp.          A-1
Fitch/IBCA                       F1+

Shareholders Of Record
SunTrust has 38,439 shareholders of record as of December 31, 2001.

Shareholder Services
Shareholders who wish to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts should contact the Transfer
Agent:

  SunTrust Bank
  P.O. Box 4625
  Atlanta, GA 30302-4625
  404/588-7815
  800/568-3476

Dividend Reinvestment
SunTrust offers a Dividend Reinvestment Plan that provides automatic reinvestment of dividends in additional shares of SunTrust common stock. For more information, contact:

  Stock Transfer Department
  SunTrust Bank
  P.O. Box 4625
  Atlanta, GA 30302-4625
  404/588-7822

Financial Information
To obtain information on SunTrust, contact:

  Gary Peacock, Jr.
  Director of Investor Relations and
  Corporate Communications
  404/658-4879

For information online, visit www.suntrust.com:

  o 2001 annual report (including select information translated in Spanish)
  o Quarterly earnings releases
  o Press releases
  o 2001 annual report for kids