Form 10-K, Exhibit 13
period 2003-12-31
SUNTRUST BANKS INC
filed 2004-02-27
CIK 750556

SUNTRUST

Throughout 2003, SunTrust people worked harder than ever. To expand our product range. Build up our distribution network. Intensify our sales focus. And do all the other things that add up to a financial services institution determined to serve its customers better than the competition…and deliver the consistently strong financial performance shareholders expect. In turn, our people also provided a compelling answer to a timely question: “Why SunTrust?”

SunTrust Banks, Inc.

2003 Annual Report

ABOUT THE COMPANY

SunTrust Banks, Inc., with year-end 2003 assets of $125.4 billion, is one of the nation’s largest and strongest financial holding companies.

Through its flagship subsidiary, SunTrust Bank, the Company provides deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, brokerage and capital market services. SunTrust’s customer base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions.

SunTrust enjoys leading market positions in some of the highest-growth markets in the United States and also serves customers in selected markets nationally. The Company’s priorities include consistency in financial performance, quality in customer service and a strong commitment to all segments of the communities it serves.

SunTrust’s 1,201 retail and specialized service branches and 2,225 ATMs are located primarily in Florida, Georgia, Maryland, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides customers with a selection of technology-based banking channels, including Internet, PC and Telephone Banking. Our Internet address is www.suntrust.com

As of December 31, 2003, SunTrust had total assets under advisement of $181 billion. This includes $159 billion in trust assets as well as $22 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio grew to $69 billion at year-end.

CONTENTS

Letter to Shareholders 9

Selected Financial Data 14

Management’s Discussion 15

Financial Statements 54

Board of Directors 96

Shareholder Information inside back cover

“Why SunTrust?”

With enhancements to our delivery channels and product line-up as well as an intensified focus on sales and service, SunTrust delivers an extensive range of financial products with the individual customer focus typically associated with much smaller institutions.

That’s a question we are often asked by shareholders – and by prospective shareholders – in today’s value-conscious investment environment. It is a question we welcome. Why, indeed, choose SunTrust?

In part, the answer lies in a distinctive combination of strengths and competitive advantages that we believe differentiates SunTrust in a very positive way from other large financial services organizations.

•	For one thing, our franchise is widely regarded as one of the most attractive in the United States given our strong positions in high-growth markets.

•	We have the strategies, scope, technology and product capabilities needed to tap the opportunities our markets present – and to sustain success in a changing industry.

•	Our relationship-based operating model supports a relentless – and profitable – focus on the needs of our customers.

•	Our people are smart. They’re energized. And, we’re told by customers, they’re among the very best in the business.

Thanks to these unique strengths, SunTrust can point to an impressive record of performance over the years. Our strengths paid off again in 2003 in business-driven financial results that were not only good when viewed on their own, but indicative of our ongoing earnings potential.

In the following pages we talk about some 2003 developments that reflect SunTrust’s current momentum…and also underscore the Company’s excellent growth prospects for 2004 and subsequent years.

Annual Report 2003	SunTrust Banks, Inc.

1

The Right Place. The Right Business.

One of SunTrust’s biggest strengths is our Southeast and Mid-Atlantic regional franchise. Our geographic “footprint” is concentrated in some of the most economically vibrant and fastest-growing markets in the United States. Said another way, we think there’s no better place to be in the domestic financial services business than exactly where we are.

Of course, being in the right place doesn’t automatically translate into consistent earnings growth. SunTrust also has built the right business mix to deliver consistently strong performance under different economic scenarios.

We are a recognized leader in providing a broad array of financial services to consumers and businesses of all sizes through a multi-channel, 24/7 delivery network that emphasizes convenience to the customer and efficiency for us.

We deliver highly competitive wealth management and investment-related services to high-net-worth clients ranging from affluent individuals to the very wealthy.

We have the demonstrated capability to meet the full range of credit, capital markets and investment banking needs of corporate and institutional clients.

HIGH-OPPORTUNITY MARKETS

SunTrust’s enviable growth prospects are in part attributable to the fact that population in our geographic “footprint” is expected to grow at a rate that far outpaces the projected national average of 4.8% over the next five years. This means strong demand for the financial services SunTrust provides. The projected growth rates for some of our most dynamic individual markets – including those highlighted at left – are especially encouraging. SunTrust’s investments for the future are concentrated in high-opportunity markets like these.

SunTrust Banks, Inc.	2	Annual Report 2003

An “Outstanding” Community Reinvestment Act (CRA) rating, broad-based community relations and philanthropic efforts and leadership in a variety of civic organizations reflect SunTrust’s long-standing commitment to enhancing the economic and social vitality of the communities we serve.

And our mortgage operation has grown into one of the largest and most successful in the United States.

We also have the scope needed to be a meaningful player in our industry. We enjoy a leading position in virtually every market in which we operate. With assets of more than $125 billion, we are big enough to achieve the economies of scale that come with our size. And we can comfortably handle the critical investments in facilities, technology and people vital for future growth.

Thinking Big. Acting Locally.

What really sets SunTrust apart from other large, multi-state competitors is our business operating model.

By that, we mean the way we’re set up to deliver SunTrust’s extensive resources – our product range, our financial capabilities, our technology-based solutions – with the personalized care and attention typically associated with smaller financial institutions, especially in the consumer and commercial markets.

The key is true local orientation.

To ensure a uniform customer experience throughout the SunTrust footprint, certain behind-the-scenes functions such as business strategy, marketing, product development and technology planning are handled on a consolidated basis at our corporate headquarters.

But when it comes to issues that directly affect customers in the marketplace – things like pricing, credit extension or problem resolution – local SunTrust business managers have far greater decision-making latitude than is the case at our major competitors.

During 2003, we instituted a series of operating model refinements, mostly invisible to customers and involving things like streamlining communication and coordination of key support functions. These changes help our customer-focused units, especially the more than 50 local banks that represent our primary “face” to our communities, meet client needs with increasing speed and responsiveness.

Annual Report 2003	SunTrust Banks, Inc.

3

Underscoring the importance we place on community focus, we were particularly pleased in 2003 to receive an “Outstanding” Community Reinvestment Act (CRA) rating from the Federal Reserve Bank of Atlanta, the highest rating possible.

SunTrust earned market recognition for a variety of strengths last year including outstanding call center effectiveness and creative employment practices. SunTrust was also named “Best Financial Institution” by the readers of Florida Monthly magazine.

If We Build It, Customers Will Come.

Although SunTrust’s geographic franchise is already characterized by strong market-share positions, we continue to invest in high-growth markets and businesses.

With the mid-2003 completion of our purchase of the former Lighthouse Financial Services, for example, the Company’s footprint now includes the Hilton Head Island, SC area, one of our most demographically attractive markets.

Asset Management Advisors (AMA), our family office, continues to reach out to some of the wealthiest families in the country – those with more than $25 million in investable assets. New offices in Greenwich, CT and Charlotte, NC, along with existing offices in Palm Beach and Orlando, FL, Atlanta and Washington, DC reflect AMA’s interest in being located where clients live. Our full-service brokerage serving corporate executives and high-net-worth investors, Alexander Key Investments, effectively doubled in size last year with new offices in Washington, DC, Orlando and Jacksonville, FL.

THE PEOPLE EQUATION

Through a comprehensive talent management process, SunTrust ensures continuity of leadership in key management positions, recognizing the diversity of our employee base. In addition, training and development programs are central to our priority of equipping all employees to meet the needs of clients in a rapidly changing business environment. SunTrust’s increasing number of classroom-style offerings are complemented by cost-effective e-learning capabilities, which provide employees increased flexibility as they undertake career-enhancing classes.

SunTrust Banks, Inc.	4	Annual Report 2003

SunTrust Mortgage expanded market share within the SunTrust footprint through the acquisition of Sun America Mortgage Corp. in Atlanta, and the opening of two new mortgage offices in Alpharetta and Peachtree City, GA. Additionally, with completion of the Lighthouse merger, SunTrust became the number-one mortgage lender in the Hilton Head market. Through joint-venture partnerships, the mortgage unit further expanded its presence in key markets such as Atlanta and Nashville, TN, as well as in select out-of-footprint markets such as Indianapolis, IN.

As part of a continuing branch expansion effort, we opened 39 new retail branches in particularly fast-growing spots including Atlanta, Washington, DC, and Central and South Florida. Branch openings are based on intensive research on population growth and traffic patterns. This same research leads to the repositioning of less profitable branches. We want our branches in the best locations from a customer standpoint while also meeting our own financial performance standards.

A new branch design creates a more inviting customer experience, better complements our sales and service efforts and provides a cost-effective platform to expand SunTrust’s retail presence in a standardized fashion.

A new branch prototype design helps pattern our branch expansion. The prototype establishes a more customer-friendly physical environment that complements our sales and service focus while providing us with an ongoing research and development capability. This new concept, coupled with more standardized construction processes and product delivery, helps shorten the time needed for new offices to achieve profitability.

Looking beyond branches, we built an additional customer call center in Cookeville, TN. It replaces three older facilities and will efficiently accommodate anticipated growth in telephone sales and service volume. Each month our call centers handle more than 100,000 inbound sales calls – half of which turn into

Annual Report 2003	5	SunTrust Banks, Inc.

customer applications. In a 2003 industry survey on telephone sales and service, SunTrust outranked other large banks as well as some well-known national retailers.

We also launched specialized Client Care centers to step up service to targeted clients within our Commercial Banking, Business Banking and Private Banking areas. Available to clients via telephone and the Internet, each center provides 24/7 client access and automated services, plus sales and service advisors specifically trained to meet the specialized needs of these clients.

Products: Looking Beyond Today’s Needs.

In addition to expanding our physical reach, we looked hard during 2003 at our product set. It’s part of making sure we are not only serving client needs today, but also thinking ahead to what they will need in the future.

A suite of highly competitive personal and business checking account products was introduced late in the year with great success. Checking accounts represent the cornerstone product with the majority of our 3.8 million client households and provide a starting point from which we can sell additional products and services.

Another example, this time in the commercial market: In a move to expand our Purchasing Card program, SunTrust became one of the first banks in the U.S. to offer the industry-leading Card Manager™ and Payment Manager™ solutions from Works, Inc. These Web-based tools allow commercial clients to decrease costs by automating their payment processes and administering card programs online, while also helping us achieve revenue growth targets.

For retirement plan sponsors, another targeted SunTrust market, our BenePay® product provides a secure, on-line mechanism to manage plan distributions as well as more efficiently track participant distributions and payment information.

Personalized service means more than face-to-face and telephone interactions. SunTrust was among the first banks to use “online chat” to offer immediate assistance to visitors surfing our Web site.

SunTrust Banks, Inc.	6	Annual Report 2003

The early 2004 inauguration of a new, state-of-the-art data center caps a multi-year investment program that has provided SunTrust an industry-leading technology and information infrastructure. The return on this investment is increased availability of business systems, improved efficiency and more effective linkages within the Company – all of which ultimately enhances the customer experience.

SunTrust Securities, our broker-dealer subsidiary serving retail clients, broadened its appeal with an expanded life insurance product set that now includes long-term care, disability and other advanced insurance solutions. Meanwhile in its core business, SunTrust Securities account assets increased 20% to approximately $18 billion.

The appeal of our highly regarded Internet Banking service was enhanced by adding online statements and check images, upgrading electronic bill presentment and payment features and improving self-service features. We also expanded “online chat,” an innovative feature, to encompass most consumer products. Now, sales representatives can electronically reach out to someone surfing our Web site and offer personal assistance in selecting the right product or in completing an application. Ninety-four percent of chat users tell us they would use the service again.

S3+E2: A Formula for Success

During 2003, a single-minded focus on customer relationships took center stage among SunTrust’s institutional priorities.

To serve as a quick reference point, we unveiled S3+E2, a shorthand expression of what we see as the central elements of success in a business like ours: relentlessly Selling, Serving and Sustaining customer relationships… through Excellence in Execution.

Under the S3+E2 banner, we implemented a variety of related initiatives, promotions and sales management processes that cut across all geographic units and business lines. Specific programs were put in place to focus on things like cross-business line referrals and client retention. And we upgraded reporting, tracking and goal-setting mechanisms.

Annual Report 2003	7	SunTrust Banks, Inc.

SunTrust’s formula for success, “Selling, Serving and Sustaining client relationships, with Excellence in Execution,” highlights SunTrust’s commitment to retaining and building client relationships.

As one example of S3+E2 in action, we adopted a structured approach to improve sales effectiveness in our more than 1,200 branches. This new approach, which has been out system-wide, calls for individual sales plans for all employees, enhanced training, a lobby management program and customer access to investment professionals in every office.

S3+E2 is an evolving effort, but it is already contributing to results. Some highlights:

•	In Retail Banking, 2003 sales per day by each employee exceeded the 2002 average by 38%, and more than 63,000 new clients were introduced to our SunTrust Securities brokers. Sales of home equity lines and loans exceeded the prior year by $7.3 billion, or 18%.

•	In Commercial Banking, a newly installed sales process and supporting systems contributed to a 21% deposit balance increase and a 10% increase in loan balances.

•	In Private Client Services, retail investment sales, heavily driven by branch introductions, were up 25% for the year.

•	In our Mortgage business, closing volumes were up 42% over last year resulting in more than $43 billion in production. And a restructured and enhanced cross-sell program resulted in more than 95,000 other targeted products and services sold last year.

•	In Corporate & Investment Banking, an intensified focus on developing mutually beneficial relationships with clients and a handful of new products contributed to a 19% increase in debt capital markets fees.

As we see it, providing customers the products and services they need is central to fostering the mutually rewarding customer relationships upon which SunTrust’s long-term success is based. S3+E2 is how we’re making that happen.

Mortgage lending has evolved into a key national business with SunTrust Mortgage originating loans through 135 locations in SunTrust markets and adjacent states, maintaining correspondent and broker relationships in 48 states, and servicing loans in all 50 states and the District of Columbia.

SunTrust Banks, Inc.	8	Annual Report 2003

L. Phillip Humann – Chairman, President and Chief Executive Officer

To Our Shareholders

Just as we expected, SunTrust’s performance picture brightened during 2003 as various performance-oriented investments and programs we put in place in recent years paid off with an increasingly positive impact.

By the end of 2003, against the backdrop of an improving economy, earnings trends were strong – and considerably more promising than they were when the year began.

For the full year, net income was a solid $1.3 billion, or $4.73 per fully diluted share, a modest improvement over the prior year. Return on average assets was 1.09% and return on common equity was 14.67%.

From an investment perspective, SunTrust share price improved some 25% over the course of the year. This gain notwithstanding, we see room for further share price appreciation over time as SunTrust’s overall performance continues to improve – as we believe it will. In addition, the Board of Directors in February 2004 approved an 11% increase in the dividend on SunTrust common stock, bringing the annual dividend to $2.00 per share.

Annual Report 2003	9	SunTrust Banks, Inc.

FINANCIAL HIGHLIGHTS

SunTrust Banks, Inc.

	Year Ended December 31
(Dollars in millions except per share data)	2003	2002	2001
For the Year
Net income	$1,332.3	$1,331.8	$1,375.5
Total revenue[1]	5,668.3	5,552.1	5,345.2
Common dividends paid	505.4	489.5	463.5

Per Common Share
Net income – diluted	$4.73	$4.66	$4.72
Dividends declared	1.80	1.72	1.60
Common stock closing price	71.50	56.92	62.70
Book value	34.52	31.04	28.97

Financial Ratios
Return on average total assets	1.09%	1.23%	1.34%
Return on average total assets less net unrealized gains on securities[2]	1.11	1.26	1.37
Return on average total shareholders’ equity	14.67	15.26	17.04
Return on average realized shareholders’ equity[2]	17.54	19.07	21.74
Net interest margin[3]	3.08	3.41	3.58
Efficiency ratio[3]	59.99	57.99	56.12
Tier 1 capital ratio	7.85	7.47	8.02
Total capital ratio	11.75	11.62	12.18

Selected Average Balances
Total assets	$122,325.4	$108,516.1	$102,884.2
Earning assets	109,257.4	96,370.8	92,034.1
Loans	76,137.9	71,270.4	70,023.0
Deposits	80,039.0	71,157.2	64,568.7
Realized shareholders’ equity	7,596.9	6,984.6	6,328.0
Total shareholders’ equity	9,083.0	8,725.7	8,073.8
Common shares – diluted (thousands)	281,434	286,052	291,584

At December 31
Total assets	$125,393.2	$117,322.5	$104,740.6
Earning assets	112,519.6	104,759.6	93,327.5
Loans	80,732.3	73,167.9	68,959.2
Allowance for loan losses	941.9	930.1	867.1
Deposits	81,189.5	79,706.6	67,536.4
Realized shareholders’ equity	8,067.1	7,260.0	6,704.3
Total shareholders’ equity	9,731.2	8,769.5	8,359.6
Common shares outstanding (thousands)	281,923	282,505	288,602
Market value of investment in common stock of The Coca-Cola Company (48,266,496 shares)	$2,450	$2,111	$2,276

[1]	Total revenue is comprised of net interest income (taxable-equivalent) and noninterest income.

[2]	In this report, SunTrust presents a return on average assets less net unrealized gains on securities and a return on average realized equity. The foregoing numbers reflect adjustments to remove the effects of the ownership by the Company of 48.3 million shares of The Coca-Cola Company. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized gains on the securities portfolio is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses. The Company also believes that the return on average realized equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to a long-term holding of a specific security.

[3]	The net interest margin and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relative comparison between taxable and non-taxable amounts.

SunTrust Banks, Inc.	10	Annual Report 2003

Financial Results

The year’s financial results are reviewed in great detail in the “Management Discussion & Analysis” that begins on page 15. In the spirit of openness in financial reporting, I invite you to review it carefully. For purposes of this letter, though, a quick overview of 2003 financial highlights is in order.

In general, our earnings improvement was based on solid, revenue-driven gains in our major lines of business, with particularly strong growth in sales-related revenues.

We saw year-over-year improvement in net interest income and, in particular, in fee income where there was noticeable pick-up in fees related to improving equity markets. Because of investments we made in market-driven businesses, such as wealth management and capital markets services, SunTrust is particularly well positioned to benefit from a stronger stock market.

Improved Credit Quality

The credit quality picture got progressively better during the year. SunTrust continued to be well-served by our traditionally conservative risk posture and careful credit management. We are proud that during an economic cycle when other large U.S. banks were hit by serious credit problems, SunTrust’s credit quality remained “best in class” compared with both peer institutions and industry averages.

On a less positive note, loan demand in one important market segment, the large corporate market, was weak in 2003. This overshadowed quite healthy loan growth in other areas such as consumer, mortgage and commercial lending.

With our balance sheet positioned for rising interest rates, historically low rates had a dampening effect on our net interest margin, and thus on net interest income and earnings overall, especially during the first half of 2003. The good news is that this negative impact began to diminish – and in fact turned around – in the second half of the year. Signs were pointing to continued improvement as 2004 began.

Focus on Efficiency

Although we did a respectable job of keeping core operating expenses in check in 2003, further improving efficiency remains a critical corporate priority. To

Annual Report 2003	11	SunTrust Banks, Inc.

this end, we have a variety of efficiency-related programs in place and are confident they will yield increasingly tangible results.

SunTrust today is a much more cost-conscious operation than it was just a few years ago. Driving this point home is the fact that even as our assets have grown by 35% over the past five years, our total staff level has dropped by more than 9%. We accomplished this reduction through technology improvements and a disciplined approach to personnel management, not broad-scale layoffs that can affect employee morale and customer service.

Positive View of the Future

Looking ahead, although uncertainty is a fact of life in our industry, we at SunTrust are firmly focused on the future and feeling very good about it.

As in the past, we are fortunate to be able to draw on the resources of an experienced and active Board of Directors. We note with appreciation the service of A.W. Dahlberg, who retired from the Board in 2003. And we welcome as a director J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc. Mr. Lanier joined the Board in November 2003.

It is also appropriate to express appreciation to our shareholders for your confidence in our Company. A special word to shareholders who are not yet SunTrust customers: Please give us a chance to win your business. To shareholders that already are customers, and to other customers, we are pleased you have selected us to serve your financial needs. We will work hard to exceed your expectations.

Finally, my thanks goes to all our employees for a job well done in 2003. In the end, they really are the answer to the question: “Why SunTrust?”

/s/ L. Phillip Humann

L. Phillip Humann – Chairman, President and Chief Executive Officer

SunTrust Banks, Inc.	12	Annual Report 2003

2003 FINANCIAL REPORT

14	SELECTED FINANCIAL DATA

15	MANAGEMENT’S DISCUSSION

56	CONSOLIDATED STATEMENTS OF INCOME

57	CONSOLIDATED BALANCE SHEETS

58	CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

59	CONSOLIDATED STATEMENTS OF CASH FLOW

60	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

96	BOARD OF DIRECTORS

IBC	GENERAL INFORMATION

Annual Report 2003	13	SunTrust Banks, Inc.

SELECTED FINANCIAL DATA

	Year Ended December 31
(Dollars in millions except per share and other data)	2003	2002	2001	2000	1999	1998
Summary of Operations
Interest and dividend income	$4,768.8	$5,135.2	$6,279.6	$6,845.4	$5,960.2	$5,675.9
Interest expense	1,448.5	1,891.5	3,027.0	3,736.9	2,814.7	2,746.8

Net interest income	3,320.3	3,243.7	3,252.6	3,108.5	3,145.5	2,929.1
Provision for loan losses	313.6	469.8	275.2	134.0	170.4	214.6

Net interest income after provision for loan losses	3,006.7	2,773.9	2,977.4	2,974.5	2,975.1	2,714.5
Noninterest income[1]	2,303.0	2,268.8	2,051.9	1,773.6	1,625.9	1,653.9
Noninterest expense[2,3]	3,400.6	3,219.4	2,999.9	2,828.5	2,905.3	2,870.1

Income before provision for income taxes and extraordinary gain	1,909.1	1,823.3	2,029.4	1,919.6	1,695.7	1,498.3
Provision for income taxes	576.8	491.5	653.9	625.5	571.7	527.3

Income before extraordinary gain	1,332.3	1,331.8	1,375.5	1,294.1	1,124.0	971.0
Extraordinary gain, net of taxes[4]	—	—	—	—	202.6	—

Net income	$1,332.3	$1,331.8	$1,375.5	$1,294.1	$1,326.6	$971.0

Total revenue	$5,668.3	$5,552.1	$5,345.2	$4,922.1	$4,813.9	$4,627.4
Net interest income – FTE	3,365.3	3,283.2	3,293.4	3,148.4	3,188.0	2,973.5
Per Common Share
Diluted
Income before extraordinary gain	$4.73	$4.66	$4.72	$4.30	$3.50	$3.04
Extraordinary gain	—	—	—	—	0.63	—

Net income	4.73	4.66	4.72	4.30	4.13	3.04
Basic
Income before extraordinary gain	4.79	4.71	4.78	4.35	3.54	3.08
Extraordinary gain	—	—	—	—	0.64	—

Net income	4.79	4.71	4.78	4.35	4.18	3.08
Dividends declared	1.80	1.72	1.60	1.48	1.38	1.00
Market price:
High	71.73	70.20	72.35	68.06	79.81	87.75
Low	51.44	51.48	57.29	41.63	60.44	54.00
Close	71.50	56.92	62.70	63.00	68.81	76.50
Selected Average Balances
Total assets	$122,325.4	$108,516.1	$102,884.2	$98,397.8	$92,820.8	$85,536.9
Earning assets	109,257.4	96,370.8	92,034.1	88,609.0	82,255.7	74,880.9
Loans	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4	57,590.5
Deposits	80,039.0	71,157.2	64,568.7	66,691.9	57,842.1	53,725.3
Realized shareholders’ equity	7,596.9	6,984.6	6,328.0	6,031.6	6,368.3	5,641.4
Total shareholders’ equity	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7	7,853.6
At December 31
Total assets	$125,393.2	$117,322.5	$104,740.6	$103,660.4	$95,390.0	$93,169.9
Earning assets	112,519.6	104,759.6	93,327.5	92,147.8	85,193.4	81,295.1
Loans	80,732.3	73,167.9	68,959.2	72,239.8	66,002.8	61,540.6
Allowance for loan losses	941.9	930.1	867.1	874.5	871.3	944.6
Deposits	81,189.5	79,706.6	67,536.4	69,533.3	60,100.5	59,033.3
Long-term debt	15,313.9	11,879.8	12,660.6	8,945.4	6,017.3	5,807.9
Realized shareholders’ equity	8,067.1	7,260.0	6,704.3	6,296.4	6,064.0	6,090.4
Total shareholders’ equity	9,731.2	8,769.5	8,359.6	8,239.2	7,626.9	8,178.6
Ratios and Other Data
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.14%
Return on average assets less net unrealized gains on securities	1.11	1.26	1.37	1.35	1.48	1.18
Return on average total shareholders’ equity	14.67	15.26	17.04	17.25	16.20	12.36
Return on average realized shareholders’ equity	17.54	19.07	21.74	21.46	20.83	17.21
Net interest margin	3.08	3.41	3.58	3.55	3.88	3.97
Efficiency ratio	59.99	57.99	56.12	57.47	60.35	62.02
Total average shareholders’ equity to total average assets	7.43	8.04	7.85	7.62	8.82	9.18
Allowance to year-end loans	1.17	1.27	1.26	1.21	1.32	1.53
Nonperforming assets to total loans plus OREO and other repossessed assets	0.47	0.74	0.87	0.61	0.43	0.40
Common dividend payout ratio	37.9	36.8	33.7	34.3	33.4	32.9
Full-service banking offices	1,183	1,184	1,128	1,129	1,114	1,079
ATMs	2,225	2,286	1,944	1,991	1,968	1,839
Full-time equivalent employees	27,578	27,622	28,391	28,268	30,222	30,452
Average common shares – diluted (thousands)	281,434	286,052	291,584	300,956	321,174	319,711
Average common shares – basic (thousands)	278,295	282,495	287,702	297,834	317,079	314,908
Reconcilement of Non-GAAP Measures
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.14%
Impact of excluding net unrealized securities gains	0.02	0.03	0.03	0.03	0.05	0.04

Return on average assets less net unrealized gains on securities	1.11%	1.26%	1.37%	1.35%	1.48%	1.18%

Return on average total shareholders’ equity	14.67%	15.26%	17.04%	17.25%	16.20%	12.36%
Impact of excluding net unrealized securities gains	2.87	3.81	4.70	4.21	4.63	4.85

Return on average realized shareholders’ equity	17.54%	19.07%	21.74%	21.46%	20.83%	17.21%

Net interest income	$3,320.3	$3,243.7	$3,252.6	$3,108.5	$3,145.5	$2,929.1
FTE Adjustment	45.0	39.5	40.8	39.9	42.5	44.4

Net interest income – FTE	$3,365.3	$3,283.2	$3,293.4	$3,148.4	$3,188.0	$2,973.5

[1]	Includes an additional $52.9 million security gain in 2001 on the sale of STAR Systems, Inc.

[2]	Includes merger-related expenses of $16.0 million in 2002 related to the acquisition of the Florida franchise of Huntington Bancshares, Inc. and $42.4 million in 2000, $45.6 million in 1999 and $119.4 million in 1998 related to the acquisition of Crestar.

[3]	Includes expenses of $32.0 million from the proposal to acquire the former Wachovia Corporation in 2001.

[4]	Represents the gain on sale of the Company’s consumer credit card portfolio in 1999, net of $124.6 million in taxes.

SunTrust Banks, Inc.	14	Annual Report 2003

MANAGEMENT’S DISCUSSION

This narrative will assist readers in their analysis of the accompanying Consolidated Financial Statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on pages 54 through 92. In Management’s Discussion, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable-equivalent (FTE) basis, which is adjusted for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2003 presentation.

SunTrust has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see “A Warning About Forward-Looking Information” on pages 51 through 52 of this Annual Report. In addition, the preparation of the financial statements, upon which this Management’s Discussion is based, requires management to make estimates which impact these financial statements. Included in the Notes to the Consolidated Financial Statements, which start on page 60, are the most significant accounting policies used in the preparation of these statements as required by generally accepted accounting principles. These Notes should be read in conjunction with the reader’s review of SunTrust’s financial statements and results of operations.

INTRODUCTION

Prior to 2003, SunTrust’s geographic footprint extended throughout Alabama, Florida, Georgia, Maryland, Tennessee, Virginia, and the District of Columbia. In June 2003, SunTrust expanded its footprint into South Carolina by acquiring Lighthouse Financial Services, Inc. (Lighthouse) based on Hilton Head Island.

Within the geographic footprint, SunTrust strategically operates under six business segments. These business segments are: Retail, Commercial, Corporate and Investment Banking (CIB), Private Client Services (PCS), Mortgage and Corporate/ Other. For a complete description of each line of business, please see pages 17 through 18.

From an earnings perspective, 2003 was a challenging year for SunTrust. On the positive side, credit quality retained “best in class” distinction and improved throughout the year, mortgage production reached record levels, the Company’s wealth management business continued to expand, debt capital markets produced strong results and middle market commercial loan growth was solid. On the negative side, the weak economy continued to negatively impact large corporate commercial loan demand and continued margin compression into the first half of 2003 constrained revenue growth. The Company ended the year with earnings per diluted share increasing 1.5% from 2002 to $4.73 per diluted share.

Net interest income for 2003 was $3.4 billion, an increase of 2.5% compared to 2002. Net interest income began to show signs of improvement in the latter half of 2003, signaling that the balance sheet was less vulnerable to low interest rates, while still positioned favorably for anticipated rate increases. The increased net interest income was partially attributed to higher volumes in both the loan and securities portfolios, which were able to offset the adverse impact of the low rate environment. Positively impacting net interest income, most notably in the latter half of the year, was the decline in mortgage prepayments along with the steepening of the yield curve. To combat the negative effects of the low rate environment, the Company was continually managing its cost of funding versus the yields on both loans and other earning assets by funding this growth through more cost effective means, such as wholesale funding. SunTrust expects net interest income results in the first half of 2004 to be consistent with the fourth quarter of 2003, with the possibility of slight growth occurring in the latter part of 2004, when the Federal Reserve may begin to increase interest rates. Compression of the net interest margin, which the Company experienced throughout much of 2003, slowed in the second half of the year and the margin began to expand in the fourth quarter compared to the third quarter. Also, the first half of 2003 saw high levels of mortgage prepayments caused by the low rate environment contributing to the decline in the margin. However, in the latter part of the year, the margin began to stabilize as prepayments slowed, causing a reduction in securities premium amortization amounts. Somewhat offsetting these prepayments was an increase in the Company’s loans held for sale, which remained at record levels for much of the year. The Company expects mortgage loans held for sale to return to normal historical levels in 2004.

Noninterest income was $2.3 billion in 2003, an increase of 1.5% from 2002. The increase was attributed to strong, customer-driven fee income in areas such as the Company’s wealth management and capital market businesses. The wealth management business performed well in 2003 due to good sales momentum, strong net asset flows and stable customer retention rates. Continued improvement of performance for this business is dependent on cooperation from the stock market and continued economic recovery. SunTrust’s capital market revenues benefited from strong growth in debt capital markets. In certain business areas that appeared to be stagnant, such as corporate lending, the Company benefited from extensive cross line of business referrals generated by the teamwork between business specialists. This is a good example of how the Company’s approach of selling, servicing and sustaining client relationships from a team perspective has produced positive results.

Credit quality improved in 2003, as evidenced by significant declines in the provision for loan losses, nonperforming assets and net charge-offs compared to 2002. Nonperforming assets, particularly those related to commercial loans, showed significant improvement from the prior year. The decrease in nonperforming assets was attributed to a decline in new additions to large corporate nonaccrual loans, increased loan sales activity, improvement in credit quality and client repayment. Net

Annual Report 2003	15	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

charge-offs decreased primarily due to a reduction in commercial net charge-offs.

Controlling noninterest expense continued to be a focus for SunTrust in 2003. Although the Company benefited from numerous cost savings initiatives, increased performance based incentive payments and bonus payouts more than offset expense reduction efforts. Total noninterest expense increased 5.6% from 2002. Personnel expense continued to be the largest component of noninterest expense for SunTrust. Most of the increase in personnel expense related to incentive payments resulting from business growth, higher production volumes, and higher revenue in the PCS, CIB and Mortgage lines of business.

SunTrust experienced moderate loan growth four consecutive quarters in 2003. Residential mortgage loans increased significantly from 2002 to 2003 partially due to the improvement in adjustable rate mortgage production during 2003. Commercial middle market produced strong loan growth in 2003, especially given the economic environment. However, the growth in commercial middle market was masked by shrinkage in large corporate loans. Average loans within the Commercial line of business increased 9.9% while average loans in the CIB line of business decreased 1.7%. The Company anticipates gradual pick up in the large corporate loan category as the economy continues to strengthen.

As previously mentioned, the Company took advantage of wholesale funding sources during 2003 to fund a part of the earning asset growth. SunTrust also experienced significant growth in average consumer and commercial deposits which increased 6.1% over 2002.

The following discussions will provide further insight on the 2003 performance of SunTrust.

CRITICAL ACCOUNTING POLICIES

The Company’s accounting policies are integral to understanding the results reported. Accounting policies are described in detail in Note 1 to the Consolidated Financial Statements. The Company’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset or reducing a liability. In instances where required by generally accepted accounting principles, the Company uses a discount factor to determine the present value of assets and liabilities. A change in the discount factor could increase or decrease the values of those assets and liabilities. That change could result in either a beneficial or adverse impact on the financial results. The Company has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of the Company’s current accounting policies involving significant management valuation judgments.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents management’s estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The allowance for loan losses is determined based on management’s assessment of several factors: reviews and evaluations of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on segments of the loan portfolio, historical loan loss experience and the level of classified and nonperforming loans.

SunTrust Banks, Inc.	16	Annual Report 2003

Loans are considered impaired if, based on current information and events, it is probable that SunTrust will be unable to collect the scheduled payments of principal or interest according to the contractual terms of the loan agreement. When a loan is deemed impaired, impairment is measured by using the fair value of the underlying collateral, the present value of the future cash flows discounted at the effective interest rate stipulated in the loan agreement, or the estimated market value of the loan. In measuring the fair value of the collateral, management uses assumptions (e.g., discount rate) and methodologies (e.g., comparison to the recent selling price of similar assets) consistent with those that would be utilized by unrelated third parties.

Changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of the various markets in which collateral may be sold may affect the required level of the allowance for loan losses and the associated provision for loan losses. Should cash flow assumptions or market conditions change, a different amount may be recorded for the allowance for loan losses and the associated provision for loan losses. For additional discussion of the allowance for loan losses see pages 27 through 30.

ESTIMATES OF FAIR VALUE

The estimation of fair value is significant to a number of SunTrust’s assets, including trading assets, loans held for sale, available-for-sale investment securities, mortgage servicing rights (MSRs), other real estate owned (OREO), other repossessed assets, as well as assets and liabilities associated with derivative financial instruments. These are all recorded at either fair value or at the lower of cost or fair value. Fair values are volatile and may be influenced by a number of factors. Circumstances that could cause estimates of the fair value of certain assets and liabilities to change include a change in prepayment speeds, discount rates, or market interest rates.

Fair values for trading assets, most available-for-sale investment securities and most derivative financial instruments are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of loans held for sale are based on anticipated liquidation values, while the fair values of mortgage servicing rights are based on discounted cash flow analysis utilizing dealer consensus prepayment speeds and market discount rates. The fair values of other real estate owned are typically determined based on appraisals by third parties, less estimated selling costs.

Estimates of fair value are also required in performing an impairment analysis of goodwill. The Company reviews goodwill for impairment at least once annually and whenever events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value exceeds the fair value of a reporting unit.

RECENT ACCOUNTING DEVELOPMENTS

The Company adopted the provisions of several new accounting pronouncements in the current year, including Statement of Financial Accounting Standards (SFAS) Nos. 146, 149, 150 and the recognition and requirements of Financial Accounting Standards Board Interpretation (FIN) Nos. 45 and 46. The provisions of these pronouncements and the related impact to the Company are discussed in the Accounting Policies Adopted section of Note 1 to the Consolidated Financial Statements beginning on page 62.

BUSINESS SEGMENTS

Beginning in January 2001, the Company implemented significant changes to its internal management reporting system to begin to measure and manage certain business activities by line of business. For more financial details on business segment disclosures, please see Note 22 – Business Segment Reporting in the Notes to the Financial Statements. The lines of business which are the Company’s segments are defined as follows:

RETAIL

The Retail line of business includes loans, deposits, and other fee-based services for consumer and private banking clients, as well as business clients with less than $5 million in sales. Retail serves clients through an extensive network of traditional and in-store branches, ATMs, the Internet (www.SunTrust.com) and the telephone (1-800-SUNTRUST). In addition to serving the retail market, the Retail line of business serves as an entry point for other lines of business. When client needs change and expand, Retail refers clients to the Private Client Services, Mortgage and Commercial lines of business.

COMMERCIAL

The Commercial line of business provides clients with a full array of financial solutions including traditional commercial lending, treasury management, financial risk management products and corporate card services. The primary customer segments served by this line of business include “Commercial” ($5 million to $50 million in annual revenue), “Middle Market” ($50 million to $250 million in annual revenue), “Commercial Real Estate” (entities that specialize in Commercial Real Estate activities), and “Government/Not-for-Profit” entities. Also included in this segment are specialty groups that operate both within and outside of the SunTrust footprint such as Affordable Housing (tax credits related to community development) and Premium Assignment Corporation (insurance premium financing).

Annual Report 2003	17	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

CORPORATE AND INVESTMENT BANKING

Corporate and Investment Banking (CIB) is comprised of the following businesses: corporate banking, investment banking, capital markets businesses, commercial leasing, receivables capital management and merchant banking. The corporate banking strategy is focused on companies with sales in excess of $250 million and is organized along industry specialty and geographic lines, providing a full array of traditional bank services, capital markets capabilities, and investment banking. The investment banking strategy is focused on small and mid cap growth companies and is organized along industry specialty lines, raising public and private equity and providing merger and acquisition advisory services. The debt and equity capital markets businesses support both the corporate banking and investment banking relationships as well as the smaller commercial clients who are covered by our Commercial line of business and wealthy individuals who are served by our PCS line of business. Through its wholly-owned subsidiary, SunTrust Leasing Corp., the Company provides equipment financing to various corporate customers. Receivables capital management provides traditional factoring services as well as other value added receivables management services.

MORTGAGE

The Mortgage line of business offers residential mortgage products nationally through its retail, broker and correspondent channels. These products are held in the Company’s residential loan portfolio or are securitized and sold in the secondary market with servicing rights retained. This line of business services loans for its own residential mortgage portfolio as well as for others.

PRIVATE CLIENT SERVICES

Private Client Services (PCS) provides a full array of wealth management products and professional services to both individual and institutional clients. PCS’ primary segments include brokerage, individual wealth management, and institutional investment management and administration. SunTrust Securities, Inc. operates across the Company’s footprint and offers discount/online and full service brokerage services to individual clients. Alexander Key offers full service brokerage services to affluent and wealthy clients who generally do not have a pre-existing relationship with the Company. Alexander Key is currently located in Atlanta, Nashville, Washington D.C., Jacksonville, Orlando, and Richmond with plans to expand into additional high opportunity markets. PCS also offers professional investment management and trust services to clients seeking active management of their financial resources. The ultra high net worth segment of these clients is serviced by AMA. AMA provides “family office” services to high net worth clients. Acting in this capacity, AMA investment professionals utilize sophisticated financial products and wealth management tools to provide a holistic approach to multi-generational wealth management. AMA is currently located in Atlanta, Orlando, West Palm Beach, Washington D.C., Charlotte, and Greenwich, Connecticut. Institutional investment management and administration is comprised of Trusco Capital Management, Inc. (Trusco), Retirement Services, Endowment & Foundation Services, Corporate Trust, and Stock Transfer. Retirement Services provides administration and custody services for 401(k) and employee defined benefit plans. Endowment & Foundation Services provides administration and custody services to non-profit organizations, including government agencies, colleges and universities, community charities and foundations, and hospitals. Corporate Trust targets issuers of tax-exempt and corporate debt and asset-based securities, as well as corporations and attorneys requiring escrow and custodial services. Trusco is a registered investment advisor that acts as the investment manager for PCS’ clients and the STI Classic Funds.

CORPORATE/OTHER

Corporate/Other (Other) includes the investment securities portfolio, long-term debt, capital, short-term liquidity and funding activities, balance sheet risk management including derivative hedging activities, office premises and certain support activities not currently allocated to the aforementioned lines of business. The major components of the Other line of business include Enterprise Information Services, which is the primary data processing and operations group; the Corporate Real Estate group, which manages the Company’s facilities; marketing, which handles advertising, product management and customer information functions; SunTrust Online, which handles customer phone inquiries and phone sales and manages the Internet banking function; human resources, which includes the recruiting, training and employee benefit administration functions; finance, which includes accounting, budgeting, planning, tax and treasury. Other functions included in the Other line of business are credit risk management, credit review, audit, internal control, legal and compliance, branch operations, corporate strategies development and the executive management group. The Other line of business also contains certain expenses that have not been allocated to the primary lines of business, eliminations, and the residual offsets derived from matched-maturity funds transfer pricing and provision for loan losses/credit risk premium allocations.

SunTrust Banks, Inc.	18	Annual Report 2003

The following table for SunTrust’s reportable business segments compares total income before taxes for the twelve months ended December 31, 2003 to the same period last year:

TABLE 1 TOTAL CONTRIBUTION BEFORE TAXES

(Dollars in millions)	2003	2002
Retail	$642.1	$718.8
Commercial	491.8	384.1
Corporate and Investment Banking	351.8	202.6
Mortgage	246.3	157.7
Private Client Services	188.1	194.6
Corporate/Other	34.1	205.2

The following table for SunTrust’s reportable business segments compares average loans and average deposits for the twelve months ended December 31, 2003 to the same period last year:

TABLE 2 AVERAGE LOANS AND DEPOSITS

	2003		2002
(Dollars in millions)	Average loans	Average deposits	Average loans	Average deposits
Retail	$23,476.2	$52,828.5	$21,669.0	$51,425.4
Commercial	21,525.2	10,611.2	19,592.1	8,780.2
Corporate and Investment Banking	15,906.4	2,909.7	16,185.3	2,480.7
Mortgage	13,221.4	1,634.4	12,082.9	1,011.0
Private Client Services	2,001.2	1,486.9	1,590.6	1,531.1

The following analysis details the operating results for each line of business for the twelve months ended December 31, 2003 and 2002.

RETAIL

Retail’s contribution before taxes was $642.1 million for 2003, a decline of $76.7 million, or 10.7%, compared to 2002. Net interest income declined $26.1 million, or 1.9%, primarily the result of the lower interest rate environment and deposit margin compression. Net interest income on loans increased $67.2 million, or 11.5%, overcoming lower interest rates through an increase in average loans. Net interest income for deposits declined $93.3 million, or 12.0%, due to margin compression, or the inability to reduce interest rates paid on deposits as much as the drop in the funds transfer pricing credit. Provision for loan losses increased $49.9 million, or 48.6%, as a result of growth in the loan portfolio and changes in risk factors.

Noninterest income increased $30.0 million, or 4.2%, compared to 2002. Of the increase, $26.8 million was attributable to higher deposit service charges. Noninterest expense grew by $30.8 million, or 2.5%. While personnel expense declined $6.7 million, investment in the Retail distribution network and improved technology drove the 2.5% increase in noninterest expense.

Average loan balances grew $1.8 billion, an 8.3% increase over 2002. Growth in consumer equity lines and indirect installment lending drove the overall loan portfolio growth. Average deposit balances increased $1.4 billion, or 2.7%, compared to 2002. Demand deposits, NOW accounts and money market accounts were the primary drivers of the deposit growth. The Lighthouse acquisition did not have a significant impact on the balance sheet growth.

COMMERCIAL

Commercial’s contribution before taxes increased $107.7 million, or 28.0%, from 2002 to 2003. The growth was driven by a combination of increased net interest income on loans and higher noninterest revenue. During 2003, the Commercial line of business consolidated certain affordable housing limited partnerships. Income and expenses related to these partnerships were not included in the 2002 results. The growth in contribution before taxes included $52.3 million related to the affordable housing unit.

Net interest income increased $52.0 million, or 9.8%. The change was driven by a $1.9 billion, or 9.9%, increase in average loans. Increased loan volumes were largely the result of robust sales. Loan quality remained good as the net charge-off ratio was 0.10% in 2003 compared to 0.06% in 2002. SunTrust’s acquisition of Lighthouse Financial Services contributed $234.1 million to the loan growth in 2003. Average deposit balances rose $1.8 billion, or 20.9%, which also contributed to the rise in net interest income. This increase was a result of improved sales efforts and market liquidity.

Annual Report 2003	19	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

Total noninterest income grew $78.5 million, or 34.4%. Noninterest income for 2003 included $61.6 million related to the affordable housing unit of which $25.3 million was associated with limited partnership income resulting from the consolidation of certain affordable housing partnerships. An additional $38.8 million was attributable to higher tax-effected revenue generated by SunTrust’s Community Development Corporation, which was transferred from the Corporate/Other line of business. The remaining noninterest income growth resulted from increased deposit service charges, credit card income and loan fees.

Total noninterest expense grew $19.6 million, or 5.8%. The increase in noninterest expense included $7.3 million related to the affordable housing unit, with the remainder of the expense growth related to increased volumes.

CORPORATE AND INVESTMENT BANKING

Corporate and Investment Banking’s contribution before taxes increased $149.2 million, or 73.6%, for 2003 as compared with 2002. The biggest factor in the improvement was a $119.8 million decrease in the provision for loan losses. The remaining $29.4 million increase was primarily due to improvements of $20.9 million, or 4.0%, in noninterest income and $11.4 million, or 4.2%, in net interest income offset by an increase in noninterest expense of $2.8 million, or 0.8%.

To comply with FIN 46, Three Pillars Funding LLC (Three Pillars), a multi-seller commercial paper conduit with $3.2 billion in assets at December 31, 2003, was consolidated in the third quarter of 2003. Including the effect of this consolidation, which added $1.1 billion in average loan balances in 2003, average loans declined $279.0 million, or 1.7%. Despite the decline in outstanding loan balances, total commitments during 2003 were essentially unchanged from the prior year, but total binding commitment usage declined to an approximate average of 30.1% in 2003 from 33.9% in 2002. The increase in noninterest income was driven largely by a substantial increase in debt capital markets products.

MORTGAGE

Driven by higher mortgage loan production resulting from record low interest rates, Mortgage’s 2003 contribution before taxes of $246.3 million was up $88.6 million, or 56.2%, compared to 2002. Mortgage loan production of $43.7 billion in 2003 represented another record year and was up 41.9% over the prior record year.

Net interest income was up $171.3 million, or 45.7%, over 2002. Record production pushed average mortgage loans held for sale balances up $3.6 billion, or 83.0%. The higher balances were the primary reason for the net interest income increase. Additionally, residential portfolio loans were up $1.2 billion, or 10.4%, and combined with wider spreads, contributed to the increase in net interest income. Credit quality has remained high even with the significant increase in the residential loan portfolio. Net charge-offs were $2.5 million in 2003 compared to $2.0 million in 2002. Due to high loan payoff levels, average deposit volume grew $623.4 million, or 61.7%, compared to 2002. However, due to the low rate environment in both years, the effect on net interest income was minimal.

Total noninterest income increased $1.3 million, or 9.3%, in 2003 compared with 2002. Higher production-related income resulting from record production and other noninterest income was substantially offset by higher mortgage servicing rights amortization expense. The higher mortgage servicing rights expense resulted from record loan payoffs and amortization of existing serviced loans. At December 31, 2003, loans serviced totaled $69.0 billion compared with $57.1 billion at December 31, 2002, a 20.8% increase.

As production volume and related income grew in 2003, noninterest expense also increased. Noninterest expense was up $83.5 million, or 37.3%, principally due to volume-related expenses such as commission-based compensation, overtime, temporary employees and other lending-related expenses that vary with loan production.

PRIVATE CLIENT SERVICES

Private Client Services’ contribution before taxes decreased $6.5 million, or 3.3%, for the year ended December 31, 2003 compared to 2002.

Total noninterest income increased $30.6 million, or 4.9%, for the year ended December 31, 2003 compared to 2002. Average assets under management increased 4.1% compared to 2002. Trust and investment management income decreased $1.9 million, or 0.4%, for the year ended December 31, 2003 compared to 2002. As of December 31, 2003 and 2002, assets under management were approximately $101.0 billion and $89.6 billion, respectively. Assets under management increased 12.8% due to appreciation in the equity markets and net new business. Lost business moderately improved compared to prior periods, while new business maintained its momentum. Assets under management include individually managed assets, the STI Classic Funds, institutional assets managed by Trusco Capital Management, and participant-directed retirement accounts. SunTrust’s total assets under advisement were approximately $180.9 billion, which included $21.8 billion in non-managed corporate trust assets, $35.9 billion in non-managed trust assets, and $22.2 billion in retail brokerage assets. The retail brokerage accounts include $2.5 billion related to Alexander Key. As of December 31, 2003, brokerage assets increased 30.6% compared to December 31, 2002.

Retail investment income increased $24.0 million, or 18.0%, for the year ended December 31, 2003 compared to 2002. The increase in retail investment income was primarily due to an increase in broker production, an increase in the number of brokers, and increased revenue generated from Alexander Key.

Noninterest expense increased $41.0 million, or 8.7%, for the year ended December 31, 2003 compared to 2002. The expense increases were primarily due to additional personnel and occupancy expense associated with PCS’ business-related initiatives. PCS continues to invest in the core business, new product capabilities, and new distribution channels.

SunTrust Banks, Inc.	20	Annual Report 2003

CORPORATE/OTHER

The Corporate/Other line of business’ contribution before taxes decreased from $205.2 million in 2002 to $34.1 million in 2003, a decline of $171.0 million, or 83.4%.

Net interest income decreased from $706.1 million in 2002 to $575.9 million in 2003, a reduction of $130.2 million, or 18.4%. The primary causes were lower interest rates compressing the margin earned on liabilities and capital and lower margins earned on the investment portfolio.

Noninterest income decreased from $162.7 million in 2002 to $35.6 million in 2003, a reduction of $127.1 million, or 78.1%. The decline was the result of lower security gains and higher transfers to the Commercial line of business for tax credits generated by SunTrust’s Community Development Corporation. Noninterest expense was essentially unchanged.

Average total assets increased $4.3 billion, or 19.9%, in 2003 compared to 2002. The growth was primarily the result of an increase in the investment portfolio. Average total liabilities increased $6.9 billion, or 23.0%. This rise was primarily fueled by growth in wholesale deposits.

NET INTEREST INCOME/MARGIN

Net interest income for 2003 was $3,365.3 million, an increase of $82.1 million, or 2.5%, compared to 2002. For the year the benefit from higher balance sheet volumes more than offset the adverse impact of the lower rate environment on net interest income. Also helping the year over year increase was the steeper yield curve in the latter part of 2003 and its impact on slowing prepayments and increasing the spreads on incremental asset growth.

The net interest margin declined 33 basis points from 3.41% in 2002 to 3.08% in 2003. The Company consolidated Three Pillars, a multi-seller commercial paper conduit, to comply with FIN 46 in July 2003. This consolidation accounted for three basis points of the net interest margin decline for 2003. In addition to the consolidation of Three Pillars, SunTrust consolidated certain affordable housing partnerships, which had a

TABLE 3 ANALYSIS OF CHANGES IN NET INTEREST INCOME1

	2003 Compared to 2002 Increase (Decrease) Due to			2002 Compared to 2001 Increase (Decrease) Due to
(Dollars in millions on a taxable-equivalent basis)	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans
Taxable	$240.0	$(607.8)	$(367.8)	$75.9	$(1,017.7)	$(941.8)
Tax-exempt[2]	18.6	(10.1)	8.5	10.2	(17.7)	(7.5)
Securities available for sale
Taxable	171.2	(313.7)	(142.5)	60.7	(276.0)	(215.3)
Tax-exempt[2]	(2.3)	(1.5)	(3.8)	(3.0)	(4.7)	(7.7)
Funds sold and securities purchased under agreements to resell	(0.1)	(8.7)	(8.8)	5.2	(31.9)	(26.7)
Loans held for sale	225.8	(57.8)	168.0	95.0	(26.1)	68.9
Interest-bearing deposits	(5.7)	(1.2)	(6.9)	5.2	(3.9)	1.3
Trading assets	2.4	(10.0)	(7.6)	8.2	(25.0)	(16.8)

Total interest income	649.9	(1,010.8)	(360.9)	257.4	(1,403.0)	(1,145.6)

Interest Expense
NOW accounts	9.0	(32.7)	(23.7)	19.2	(46.0)	(26.8)
Money Market accounts	25.9	(149.2)	(123.3)	125.1	(325.9)	(200.8)
Savings deposits	(0.7)	(37.7)	(38.4)	6.6	(93.0)	(86.4)
Consumer time deposits	(45.6)	(99.8)	(145.4)	12.6	(134.2)	(121.6)
Brokered deposits	45.4	(64.3)	(18.9)	(3.7)	18.5	14.8
Foreign deposits	46.0	(19.8)	26.2	(66.5)	(109.3)	(175.8)
Other time deposits	(6.8)	(15.3)	(22.1)	(5.2)	(93.3)	(98.5)
Funds purchased and securities sold under agreements to repurchase	15.7	(50.0)	(34.3)	(30.8)	(241.0)	(271.8)
Other short-term borrowings	19.4	—	19.4	(19.9)	(29.4)	(49.3)
Long-term debt	34.6	(117.1)	(82.5)	(30.8)	(88.5)	(119.3)

Total interest expense	142.9	(585.9)	(443.0)	6.6	(1,142.1)	(1,135.5)

Net change in net interest income	$507.0	$(424.9)	$82.1	$250.8	$(260.9)	$(10.1)

[1]	Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

[2]	Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.

Annual Report 2003	21	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 4 CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELDS EARNED AND RATES PAID

	2003			2002			2001
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1]
Taxable	$74,476.7	$3,553.1	4.77%	$69,981.0	$3,920.9	5.60%	$68,892.8	$4,862.7	7.06%
Tax-exempt[2]	1,661.2	79.3	4.77	1,289.4	70.8	5.49	1,130.2	78.4	6.94

Total loans	76,137.9	3,632.4	4.77	71,270.4	3,991.7	5.60	70,023.0	4,941.1	7.06
Securities available for sale
Taxable	20,994.4	676.2	3.22	16,890.3	818.6	4.85	15,904.8	1,033.9	6.50
Tax-exempt[2]	374.1	24.1	6.46	408.3	28.0	6.85	448.7	35.7	7.95

Total securities available for sale	21,368.5	700.3	3.28	17,298.6	846.6	4.89	16,353.5	1,069.6	6.54
Funds sold and securities purchased under agreements to resell	1,387.0	15.7	1.13	1,390.4	24.5	1.76	1,250.3	51.2	4.09
Loans held for sale	8,587.7	448.3	5.22	4,410.8	280.4	6.36	2,949.9	211.5	7.17
Interest-bearing deposits	10.5	0.1	1.39	404.7	7.0	1.73	167.6	5.8	3.43
Trading assets	1,765.8	17.0	0.96	1,595.9	24.5	1.54	1,289.8	41.3	3.20

Total earning assets	109,257.4	4,813.8	4.41	96,370.8	5,174.7	5.37	92,034.1	6,320.5	6.87
Allowance for loan losses	(950.8)			(924.3)			(876.3)
Cash and due from banks	3,432.1			3,343.2			3,383.4
Premises and equipment	1,588.7			1,621.2			1,599.7
Other assets	6,655.0			5,373.4			4,043.3
Unrealized gains on securities available for sale	2,343.0			2,731.8			2,700.0

Total assets	$122,325.4			$108,516.1			$102,884.2

Liabilities and Shareholders’ Equity
NOW accounts	$11,702.0	$50.7	0.43%	$10,315.4	$74.5	0.72%	$8,471.3	$101.2	1.20%
Money Market accounts	22,218.5	203.5	0.92	20,470.9	326.8	1.60	15,830.1	527.6	3.33
Savings	6,259.3	46.7	0.75	6,310.0	85.1	1.35	6,066.6	171.5	2.83
Consumer time	7,975.4	201.7	2.53	9,342.4	347.1	3.72	9,092.6	468.8	5.16
Other time	3,461.6	80.0	2.31	3,722.8	102.1	2.74	3,823.9	200.6	5.25

Total interest-bearing consumer and commercial deposits	51,616.8	582.6	1.13	50,161.5	935.6	1.87	43,284.5	1,469.7	3.40
Brokered deposits	3,662.0	111.2	3.04	2,537.2	130.1	5.13	2,617.7	115.3	4.40
Foreign deposits	6,933.3	77.8	1.12	3,190.4	51.6	1.62	5,175.4	227.5	4.39

Total interest-bearing deposits	62,212.1	771.6	1.24	55,889.1	1,117.3	2.00	51,077.6	1,812.5	3.55
Funds purchased and securities sold under agreements to repurchase	11,666.9	106.2	0.91	10,376.2	140.5	1.35	11,283.6	412.2	3.65
Other short-term borrowings	2,211.7	33.5	1.52	924.8	14.1	1.52	1,593.8	63.4	3.98
Long-term debt	12,657.1	537.2	4.24	11,960.0	619.6	5.18	12,497.2	739.0	5.91

Total interest-bearing liabilities	88,747.8	1,448.5	1.63	79,150.1	1,891.5	2.39	76,452.2	3,027.1	3.96
Noninterest-bearing deposits	17,826.9			15,268.1			13,491.1
Other liabilities	6,667.7			5,372.2			4,867.1
Realized shareholders’ equity	7,596.9			6,984.6			6,328.0
Accumulated other comprehensive income	1,486.1			1,741.1			1,745.8

Total liabilities and shareholders’ equity	$122,325.4			$108,516.1			$102,884.2

Interest Rate Spread			2.78%			2.98%			2.91%

Net Interest Income[3]		$3,365.3			$3,283.2			$3,293.4

Net Interest Margin			3.08%			3.41%			3.58%

[1]	Interest income includes loan fees of $123.8, $122.6, $148.7, $135.6, $142.3, and $118.4 million for each of the six years ended December 31, 2003. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $45.0, $39.5, $40.8, $39.9, $42.5, and $44.4 million for each of the six years ended December 31, 2003.

SunTrust Banks, Inc.	22	Annual Report 2003

2000			1999			1998
Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

$68,968.8	$5,552.4	8.05%	$61,648.3	$4,691.2	7.61%	$56,537.1	$4,499.6	7.96%
1,075.5	83.0	7.72	1,101.1	80.1	7.27	1,053.4	81.9	7.78

70,044.3	5,635.4	8.05	62,749.4	4,771.3	7.60	57,590.5	4,581.5	7.96
14,593.7	981.4	6.73	14,728.7	927.6	6.30	12,618.9	819.7	6.50
469.7	35.4	7.54	558.2	44.6	7.99	633.8	52.2	8.23

15,063.4	1,016.8	6.75	15,286.9	972.2	6.36	13,252.7	871.9	6.58
1,439.8	92.8	6.44	1,338.0	73.4	5.48	1,306.2	71.6	5.48
1,451.1	110.6	7.62	2,577.1	172.2	6.68	2,414.7	180.4	7.47
39.9	0.9	2.17	53.0	2.7	5.02	99.8	5.8	5.78
570.5	28.8	5.06	251.3	10.9	4.36	217.0	9.1	4.21

88,609.0	6,885.3	7.77	82,255.7	6,002.7	7.30	74,880.9	5,720.3	7.64
(869.0)			(942.1)			(940.5)
3,316.4			3,630.3			3,306.9
1,625.4			1,596.3			1,486.6
3,362.2			3,332.5			3,219.1
2,353.8			2,948.1			3,583.9

$98,397.8			$92,820.8			$85,536.9

$8,035.4	$107.4	1.34%	$7,736.3	$70.9	0.92%	$7,149.5	$101.6	1.42%
12,093.6	526.9	4.36	12,189.7	456.1	3.74	11,104.1	422.9	3.81
6,434.2	228.5	3.55	6,918.8	203.8	2.95	6,645.9	216.9	3.26
9,935.5	528.5	5.32	9,824.3	468.6	4.77	10,390.4	534.4	5.14
4,085.3	236.0	5.78	4,275.0	214.3	5.01	4,423.9	244.4	5.53

40,584.0	1,627.3	4.01	40,944.1	1,413.7	3.45	39,713.8	1,520.2	3.86
3,308.7	215.9	6.52	7.0	0.4	5.27	394.0	21.6	5.47
9,621.7	609.7	6.34	4,087.8	212.0	5.19	1,906.2	102.4	5.37

53,514.4	2,452.9	4.58	45,038.9	1,626.1	3.61	42,014.0	1,644.2	3.91
10,754.4	651.2	6.06	15,220.8	749.6	4.92	12,164.9	634.1	5.21
1,550.6	97.9	6.31	1,689.9	79.5	4.71	2,391.8	127.8	5.34
8,034.6	534.9	6.66	5,858.6	359.5	6.14	5,368.0	340.7	6.35

73,854.0	3,736.9	5.06	67,808.2	2,814.7	4.15	61,938.7	2,746.8	4.43
13,177.5			12,803.2			11,711.3
3,864.4			4,018.7			4,033.3
6,031.6			6,368.3			5,641.4
1,470.3			1,822.4			2,212.2

$98,397.8			$92,820.8			$85,536.9

		2.71%			3.15%			3.21%

	$3,148.4			$3,188.0			$2,973.5

		3.55%			3.88%			3.97%

[3]	Derivative instruments used to help balance the Company’s interest-sensitivity position increased net interest income $64.0 million in 2003, decreased net interest income $50.4 million in 2002, $37.4 million in 2001, and $0.5 million in 2000, and increased net interest income $16.3 million and $0.7 million in 1999 and 1998, respectively.

Annual Report 2003	23	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

negative one basis point impact on net interest margin for 2003. The earning asset yield for 2003 declined 96 basis points from 2002. For 2003, loan yields decreased 83 basis points and securities available for sale yields declined 161 basis points compared to 2002. In 2003, total interest-bearing liability costs declined 76 basis points from 2002. The larger decrease in earning asset yield versus the decrease in liability cost resulted in the overall net interest margin decline.

The decrease in the margin was due to a number of factors. The shift in the Company’s balance sheet structure in 2001 and 2002 to a slightly asset-sensitive position in anticipation of rising rates did not produce the expected margin benefit. This was due to rates continuing to trend lower during the first half of 2003. After the Fed reduced the Fed Funds rate mid-year to 1.00%, the yield curve finally began to steepen late in the third quarter and into the fourth quarter, helping the fourth quarter margin. SunTrust’s prime rate averaged 4.12% for 2003, a decline of approximately 55 basis points from 2002. The Federal Reserve Bank Fed Funds rate averaged 1.12% for the year, 55 basis points below the 2002 average. The lower rates and flattening of the yield curve in the latter part of 2002 and the first half of 2003 created an acceleration of prepayments in the mortgage industry. As prepayments accelerated, higher yielding assets were replaced by lower yielding assets, which reduced the yield on the residential mortgage loan and the mortgage-backed securities portfolios. The Company’s repositioning of its investment portfolio during 2001 and 2002 shortened the duration of the portfolio and contributed to the decrease in the portfolio yield. Net free funding sources, comprised of demand deposits, equity and other liabilities, net of other assets, are worth less in a low/declining rate environment, contributing to compression of the net interest margin. During 2003, the Company began to moderately increase the duration of the securities portfolio from 1.3 to 2.7 at December 31, 2002 and 2003, respectively. This moderate increase began to help the margin in the second half of 2003. Duration is a measure of price sensitivity of a bond portfolio to an immediate change in interest rates. A duration of 2.7 suggests an expected price change of approximately 2.7% for a one percent change in interest rates, without considering any embedded call or prepayment options.

Average earning assets were up 13.4% and average interest-bearing liabilities increased 12.1% compared to 2002. Average earning assets and average interest-bearing liabilities each included $1.3 billion related to Three Pillars for 2003. Average loans rose $4.9 billion, securities available for sale increased $4.1 billion, and loans held for sale increased $4.2 billion in 2003. Loans held for sale increased due to increased mortgage refinancing activity.

The Company continued to take steps to obtain alternative lower cost funding sources, such as developing initiatives to grow customer deposits. Campaigns to attract customer deposits were implemented in 2002 and 2003. The Company believes that deposit growth has also benefited from the volatility in the financial markets. Average money market deposits grew 8.5%, NOW accounts increased 13.4% and demand deposits increased 16.8% in 2003.

Interest income that the Company was unable to recognize on nonperforming loans had a negative impact of two basis points for 2003 and three basis points for 2002. Table 4 contains more detailed information concerning average loans, yields and rates paid.

PROVISION FOR LOAN LOSSES

The provision for loan losses charged to expense is based upon credit loss experience and the results of a detailed analysis estimating an appropriate and adequate allowance for loan losses. The analysis includes the evaluation of impaired loans as prescribed under SFAS Nos. 114 and 118, pooled loans as prescribed under SFAS No. 5 and economic and other risk factors as outlined in various Joint Interagency Statements issued by the bank regulatory agencies. For the year ended December 31, 2003, the provision for loan losses was $313.6 million, a decline of $156.2 million, or 33.3%, compared to 2002. The decline was primarily due to improvement in credit quality during 2003. The 2002 provision for loan losses also included an additional $45.3 million to bring the acquired Huntington-Florida loan portfolio into compliance with SunTrust’s credit standards.

Net charge-offs for 2003 were $311.1 million, a decrease of $111.2 million, or 26.3%, from 2002. The decline was due to a $111.6 million, or 41.8%, reduction in commercial net charge-offs. Commercial charge-offs in 2002 included $74.9 million related to the bankruptcy of a large corporate energy company. Net charge-offs related to large corporate loans, generally national and large business clients with total annual revenues in excess of $250 million, totaled $115.0 million in 2003, compared to $241.5 million in 2002. Net charge-offs related to the other portfolios totaled $196.1 million in 2003 and $180.8 million in 2002.

NONINTEREST INCOME

Noninterest income has grown to comprise 41% of total revenues compared with 36% in 1998. Noninterest income for 2003 was $2,303.0 million, an increase of 1.5% compared to 2002.

Trust and investment management income decreased $2.1 million, or 0.4%, compared to 2002. As of December 31, 2003 and 2002, assets under management were approximately $101.0 billion and $89.6 billion, respectively. Assets under management increased 12.8% due to appreciation in the equity markets and net new business. Lost business moderately improved compared to prior periods, while new business maintained its momentum. Average assets under management increased 4.1% compared to 2002. The growth in trust and investment management income was offset by less non-recurring revenue, primarily estate fees. Assets under management include individually managed assets, the STI Classic Funds, institutional assets managed by Trusco Capital Management, and participant-directed retirement accounts. SunTrust’s total assets under

SunTrust Banks, Inc.	24	Annual Report 2003

TABLE 5 NONINTEREST INCOME

	Year Ended December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Service charges on deposit accounts	$643.1	$612.9	$510.2	$459.7	$438.1	$401.1
Trust and investment management income	502.4	504.5	486.1	493.9	495.6	453.4
Retail investment services	161.8	136.7	107.8	108.2	97.4	64.6
Other charges and fees	326.3	296.9	240.3	210.8	200.1	191.0
Investment banking income	192.5	177.0	108.5	111.3	67.8	55.8
Trading account profits and commissions	109.9	103.2	95.7	31.7	35.1	44.6
Mortgage production	150.1	92.3	82.2	90.0	153.0	238.3
Mortgage servicing	(177.5)	(110.1)	(6.1)	32.8	27.1	2.8
Credit card and other fees	119.6	120.0	113.6	95.7	106.2	87.3
Other income	150.9	130.9	160.5	132.9	114.6	106.8

Total noninterest income before securities gains (losses)	2,179.1	2,064.3	1,898.8	1,767.0	1,735.0	1,645.7
Securities gains (losses)	123.9	204.5	153.1	6.6	(109.1)	8.2

Total noninterest income	$2,303.0	$2,268.8	$2,051.9	$1,773.6	$1,625.9	$1,653.9

Year over year growth rate in noninterest income before securities gains (losses)	5.6%	8.7%	7.5%	1.8%	5.4%

advisement were approximately $180.9 billion, which included $21.8 billion in non-managed corporate trust assets, $35.9 billion in non-managed trust assets, and $22.2 billion in retail brokerage assets. The retail brokerage accounts include $2.5 billion related to Alexander Key. Total assets under advisement are up $18.3 billion compared to last year due to strong net new business growth and improved equity markets.

Retail investment services income increased $25.1 million, or 18.4%, compared to the prior year. The increase in retail investment income was primarily due to an increase in broker production, an increase in the number of brokers, and increased revenue generated from Alexander Key. Retail investment sales, including annuities, increased 25.2% compared to 2002, which was greater than the increase in retail investment income due to fee based products that are sensitive to market volatility. As of December 31, 2003, retail brokerage assets increased 30.6% compared to December 31, 2002.

Service charges on deposit accounts increased $30.2 million, or 4.9%, compared to 2002. Increased NSF/stop payment volumes, increased pricing and other revenue enhancement

Annual Report 2003	25	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 6 NONINTEREST EXPENSE

	Year Ended December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Employee compensation	$1,585.9	$1,512.1	$1,484.5	$1,469.0	$1,522.6	$1,433.7
Employee benefits	358.6	306.4	193.0	175.0	175.8	181.8

Total personnel expense	1,944.5	1,818.5	1,677.5	1,644.0	1,698.4	1,615.5
Net occupancy expense	237.3	229.3	210.4	202.6	197.4	192.2
Outside processing and software	246.7	225.2	199.1	172.3	150.3	138.4
Equipment expense	178.4	174.8	189.8	193.7	198.5	178.8
Marketing and customer development	100.3	80.0	104.0	106.2	105.4	107.1
Credit and collection services	70.3	64.6	74.6	56.9	68.7	70.4
Postage and delivery	69.0	69.4	64.0	63.3	68.1	64.4
Amortization of intangible assets	64.5	58.9	46.3	35.5	32.8	43.1
Communications	61.3	64.8	59.2	59.8	66.3	62.1
Other staff expense	60.4	52.0	58.5	51.5	50.1	47.8
Consulting and legal	57.4	91.1	87.7	59.6	62.5	67.5
Operating supplies	39.8	46.8	48.3	47.3	51.9	54.0
FDIC premiums	18.0	17.4	16.0	13.5	18.1	18.3
Merger-related expense	—	16.0	—	42.4	45.6	119.4
Other real estate income	(2.0)	(0.1)	(4.2)	(3.8)	(4.8)	(9.8)
Other expense	254.7	210.7	168.7	83.7	96.0	100.9

Total noninterest expense	$3,400.6	$3,219.4	$2,999.9	$2,828.5	$2,905.3	$2,870.1

Year over year growth rate	5.6%	7.3%	6.1%	(2.6%)	1.2%

Efficiency ratio	59.99%	57.99%	56.12%	57.47%	60.35%	62.02%

initiatives contributed to the increase in this line item. Combined mortgage production and servicing income decreased $9.6 million, or 54.0%, compared to 2002. Record mortgage production for 2003 was more than offset by the decline in mortgage servicing income. Mortgage production for 2003 was $43.7 billion compared to $30.8 billion for 2002. The decline in mortgage servicing income was due to accelerated amortization of mortgage servicing rights resulting from increased prepayments in the low interest rate environment. Although the combined mortgage noninterest income components declined, revenue for the Mortgage line of business increased benefiting from higher interest income from mortgage loans held for sale and mortgage loans retained in the Company’s portfolio.

Other charges and fees were up $29.5 million, or 9.9%, as a result of increased letter of credit fees and insurance revenues. The increase in letter of credit fees was due to increased volumes. The increase in insurance revenues was due to increased sales volume and the acquisition of an insurance subsidiary of Lighthouse. Combined trading account profits and commissions and investment banking income, SunTrust’s capital market revenue sources, increased $22.2 million, or 7.9%, compared to the prior year. The increase was primarily due to strong growth in debt capital markets businesses. Other noninterest income increased $20.0 million compared to 2002 primarily due to the consolidation of certain affordable housing partnerships in 2003. The Company incurred net securities gains during 2003 of $123.9 million compared to $204.5 million in 2002 as the Company continued to manage the securities portfolio to take advantage of market yield opportunities.

NONINTEREST EXPENSE

Noninterest expense increased $181.2 million, or 5.6%, in 2003. Compared to 2002, total personnel expense increased $126.0 million, or 6.9%, primarily due to increases in pension and incentive costs. Pension expense increased $47.7 million, or 315.2%, due to a reduced expected long-term rate of return on plan assets and a lower discount rate for measuring pension liabilities. The Company expects to reduce its expected long-term rate of return in 2004 by an additional 25 basis points to 8.5%. The increase in incentives was primarily due to an increase in commission and performance based incentive plans. This increase was primarily attributed to the Mortgage line of business due to the record production volumes during 2003. Additionally, incentive cost increases were recorded in the CIB (primarily due to the performance of debt capital markets) and PCS (primarily due to stronger financial markets and new business volumes) lines of business.

Marketing and customer development expense increased $20.3 million, or 25.4%, due to the Company’s expanded 2003 marketing strategy and sales focus. Campaigns and promotions for 2003 included the “Giant Truckload Sale” (primarily deposit accounts) the “Mini Cooper Campaign” (home equity lines) and the “With the Works Campaign” (deposit and home equity lines).

Noninterest expense increased $13.5 million due to the acquisition of Lighthouse. Additionally, the consolidation of certain affordable housing partnerships in 2003 increased non-interest expense $28.7 million most of which was recorded in other expense.

SunTrust Banks, Inc.	26	Annual Report 2003

TABLE 7 LOAN PORTFOLIO BY TYPES OF LOANS

	At December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Commercial	$30,681.9	$28,693.6	$28,945.9	$30,781.1	$26,933.5	$24,589.6
Real estate
Construction	4,479.8	4,002.4	3,627.3	2,966.1	2,457.1	2,085.0
Residential mortgages	24,173.4	19,443.4	17,297.1	19,953.0	19,619.3	16,880.9
Other	9,330.1	9,101.8	8,152.0	8,121.4	7,794.9	8,254.3
Credit card	133.0	111.3	92.0	76.8	77.4	1,563.5
Consumer loans	11,934.1	11,815.4	10,844.9	10,341.4	9,120.6	8,167.3

Total loans	$80,732.3	$73,167.9	$68,959.2	$72,239.8	$66,002.8	$61,540.6

In 2002, the One Bank initiative resulted in $56.2 million of noninterest expense. The One Bank initiative represented enhancements to customer-based systems across the Company’s geographic footprint in an effort to yield operating efficiencies and was completed in the fourth quarter of 2002.

The efficiency ratio for 2003 was 60.0%, an increase from 58.0% for 2002.

PROVISION FOR INCOME TAXES

The provision for income taxes covers federal and state income taxes. In 2003, the provision was $576.8 million, compared to $491.5 million in 2002. The provision represents an effective tax rate of 30.2% for 2003 compared to 27.0% for 2002. The 2003 effective tax rate was representative of the Company’s long-term normalized tax rate of 30–31%.

The 2002 effective tax rate was lower than historical levels due to several factors. In the first quarter, the Company realized a tax benefit upon the reversal of a deferred liability, which resulted from the change in status of a subsidiary to a real estate investment trust (REIT). A tax benefit was also realized when the Company standardized the recognition of low income housing tax credits during the fourth quarter of 2002.

LOANS

The Company’s loan portfolio increased $7.6 billion, or 10.3%, from December 31, 2002 to December 31, 2003. The increase was primarily due to an increase in residential mortgages, the acquisition of Lighthouse, and the consolidation in the third quarter of 2003 of SunTrust’s multi-seller commercial paper conduit, Three Pillars. Commercial loans related to Three Pillars were $2.8 billion at December 31, 2003. Compared to the prior year-end, the Company’s portfolio of commercial loans, which included Three Pillars, increased 6.9%, real estate loans grew 16.7% and consumer loans grew 1.0%. The loan portfolio continues to be well diversified from both a product and industry concentration standpoint. The product mix remained relatively constant from year-end 2002 to 2003, with real estate loans accounting for the largest segment (47.0% of total loans). Residential real estate represented 29.9% of total loans at year-end, including $17.3 billion in home mortgages and $6.9 billion in home equity lines. The increase of $1.7 billion in home equity lines was due to the Company’s marketing campaigns, appreciation in the housing market, and the favorable interest rate environment. The Lighthouse acquisition added $567.4 million of loans to the portfolio as of the June 2003 acquisition date.

ALLOWANCE FOR LOAN LOSSES

SunTrust continuously reviews its loan portfolio and maintains an allowance for loan losses sufficient to absorb losses inherent in the portfolio. The Company is committed to the early recognition of problem loans and to an appropriate and adequate level of allowance. At year-end 2003, the Company’s total allowance was $941.9 million, which represented 1.17% of period-end loans. In addition to the review of credit quality through ongoing credit review processes, the Company constructs an independent and comprehensive allowance analysis for its loan portfolios on a quarterly basis. The analysis includes three basic elements: specific allowances for individual loans, general allowances for loan pools and allowances based on economic conditions and other risk factors. The SunTrust Allowance for Loan Losses Review Committee has the responsibility of affirming the allowance methodology and assessing all of the risk elements in order to determine the appropriate level of allowance for the inherent losses in the loan portfolio at the point in time being reviewed.

The first element of the allowance for loan losses analysis involves the calculation of specific allowances for individual impaired loans as required by SFAS Nos. 114 and 118. In this process, specific allowances are established for nonaccrual loans greater than $0.5 million based on a thorough analysis of the most probable sources of repayment, including discounted future cash flows, liquidation of collateral or the market value of the loan itself. As of December 31, 2003 and 2002, the specific allowance related to SFAS No. 114 and 118 prescribed calculations totaled $29 million and $117 million, respectively. The decrease between these two periods was primarily due to the substantial decline in the level of nonperforming loans and an overall improvement in credit quality.

The second element — the general allowance for loan pools — is determined per SFAS No. 5 by applying loan loss allowance factors to groups of loans within the portfolio that have similar characteristics. The general allowance factors are based upon the results of an annual statistical loss migration analysis and other analyses of recent and historical charge-off experience and are typically applied to the portfolio in terms of

Annual Report 2003	27	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

loan type and internal risk rating. The loss migration analysis provides the basis for factors applied to the commercial and commercial real estate loan portfolios by examining recent twelve month loss experience in relation to internal credit risk ratings over time. Historical loss analyses provide the basis for factors used for more homogenous pools of smaller loans, such as residential real estate and other consumer loan categories. While these analyses that establish the general allowance factors are formally prepared annually, the Company continuously monitors credit quality in all portfolio segments and may revise the general factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with any given loan category. As of December 31, 2003 and 2002, the general allowance calculations totaled $565 million and $537 million, respectively. The increase between the periods was primarily the result of the increase in the overall pooled loan population.

The third element is based on the guidance of various Joint Interagency Statements issued by bank regulatory agencies and includes environmental and unallocated components that are not otherwise evaluated in the first two elements. The environmental component includes assessments of economic, concentration, administrative and country transfer risks. The economic risk assessment considers periodic changes in several widely publicized U.S. economic indicators. This process was enhanced during 2003 after an analysis of the relationship between specific economic indicators and historical charge-off levels. The concentration risk methodology considers credit exposure when grouped by borrower, collateral type, region and industry, and estimates the incremental risks (see Note 19 for additional details of credit concentration and Table 8 for Loans by Selected Industries). Administrative risks are related to specific changes in the organization or loan portfolio, such as reorganization or centralization efforts and acquisitions, along with changes in credit policy or client selection criteria. The unallocated component of the allowance reflects the margin for imprecisions in data and analytics inherent in most estimation processes.

SunTrust Banks, Inc.	28	Annual Report 2003

TABLE 8 LOANS BY SELECTED INDUSTRIES1

	At December 31, 2003
(Dollars in millions)	Loans	% of Total Loans
Manufacturing	$3,584.4	4.4
Construction	3,404.7	4.2
Real estate	3,327.5	4.1
Retail trade	3,205.9	4.0
Business services & nonprofits	3,101.1	3.8
Wholesale trade	2,546.5	3.2
Health & social assistance	2,243.8	2.8
Finance & insurance	2,030.9	2.5
Public administration	1,512.3	1.9
Professional, scientific & technical services	1,480.3	1.8
Accommodation & food	1,366.8	1.7
Information	1,272.4	1.6
Transportation & warehousing	1,176.9	1.5

[1]	Industry groupings are loans in aggregate greater than $1 billion based on the North American Industry Classification System (NAICS). The Company converted from Standard Industrial Classification codes to NAICS during 2003.

TABLE 9 ALLOWANCE FOR LOAN LOSSES

	At December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Allocation by Loan Type
Commercial	$369.3	$408.5	$435.8	$389.0	$286.7	$251.4
Real estate	159.3	150.8	145.5	190.2	208.0	229.8
Consumer loans	344.3	332.8	251.3	252.3	339.3	420.9
Unallocated	69.0	38.0	34.5	43.0	37.3	42.5

Total	$941.9	$930.1	$867.1	$874.5	$871.3	$944.6

Allocation as a Percent of Total Allowance
Commercial	39.2%	43.9%	50.2%	44.5%	32.9%	26.6%
Real estate	16.9	16.2	16.8	21.7	23.9	24.3
Consumer loans	36.6	35.8	29.0	28.9	38.9	44.6
Unallocated	7.3	4.1	4.0	4.9	4.3	4.5

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Year-end Loan Types as a Percent of Total Loans
Commercial	38.2%	39.4%	42.0%	42.6%	40.8%	40.0%
Real estate	47.0	44.5	42.3	43.0	45.3	44.2
Consumer loans	14.8	16.1	15.7	14.4	13.9	15.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

During 2003, the Company substantially completed the conversion of its credit risk rating system to a two dimensional framework as prescribed in the Basel II Capital Accord. This revision effectively rerated all major credit portfolios at both the obligor and obligation levels. The Company also revised several credit data gathering functions, centralized the administration of loans individually reviewed under SFAS No. 114 and enhanced its economic risk component. The qualitative risk factors of this third allowance element are subjective and require a high degree of management judgment. As of December 31, 2003 and 2002, the allowance calculated in the third element totaled $348 million and $276 million, respectively. The change between the two periods was the result of enhancements to the economic risk assessment mentioned above along with increases in the administrative risk and unallocated components.

The Company’s provision for loan losses in 2003 was $313.6 million, which exceeded net charge-offs of $311.1 million by $2.5 million. The comparable provision and net charge-off amounts for 2002 were $469.8 million and $422.3 million, respectively. Provision expense decreased from 2002 to 2003

Annual Report 2003	29	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 10 SUMMARY OF LOAN LOSS EXPERIENCE

	Year Ended December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Allowance for Loan Losses
Balance – beginning of year	$930.1	$867.1	$874.5	$871.3	$944.6	$933.5
Allowance from acquisitions, dispositions and other activity – net	9.3	15.5	(10.2)	—	(13.3)	(10.0)
Provision for loan losses	313.6	469.8	275.2	134.0	170.4	214.6
Charge-offs
Commercial	(195.0)	(295.1)	(217.3)	(115.6)	(142.0)	(49.0)
Real estate
Construction	(0.8)	(0.8)	(0.3)	(0.2)	(2.2)	(3.2)
Residential mortgages	(22.1)	(16.7)	(10.8)	(7.8)	(15.0)	(13.8)
Other	(5.6)	(17.8)	(5.9)	(3.3)	(5.2)	(5.2)
Credit card	(2.7)	(1.9)	(2.7)	(5.4)	(78.9)	(129.5)
Consumer loans	(168.1)	(157.8)	(89.0)	(57.5)	(52.8)	(63.6)

Total charge-offs	(394.3)	(490.1)	(326.0)	(189.8)	(296.1)	(264.3)
Recoveries
Commercial	39.3	27.8	23.8	22.7	15.5	14.8
Real estate
Construction	0.4	0.4	0.4	0.3	0.7	0.3
Residential mortgages	5.0	3.7	2.2	3.3	3.4	2.7
Other	1.4	3.9	1.8	3.9	6.1	8.4
Credit card	0.5	1.0	1.6	3.1	11.9	14.9
Consumer loans	36.6	31.0	23.8	25.7	28.1	29.7

Total recoveries	83.2	67.8	53.6	59.0	65.7	70.8

Net charge-offs	(311.1)	(422.3)	(272.4)	(130.8)	(230.4)	(193.5)

Balance – end of year	$941.9	$930.1	$867.1	$874.5	$871.3	$944.6

Total loans outstanding at year end	$80,732.3	$73,167.9	$68,959.2	$72,239.8	$66,002.8	$61,540.6
Average loans	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4	57,590.5

Ratios
Allowance to year-end loans	1.17%	1.27%	1.26%	1.21%	1.32%	1.53%
Allowance to nonperforming loans	268.1	182.0	155.4	215.8	350.0	456.0
Net charge-offs to average loans	0.41	0.59	0.39	0.19	0.37	0.34
Provision to average loans	0.41	0.66	0.39	0.19	0.27	0.37
Recoveries to total charge-offs	21.1	13.8	16.4	31.1	22.2	26.8

due primarily to improvement in the credit quality of the large corporate portfolio that resulted in lower charge-offs for that segment during 2003 and the 2002 provision expense included an increase of $45.3 million related to the acquisition of the Huntington-Florida portfolio. Net charge-offs for 2003 represented 0.41% of average loans, compared to 0.59% of average loans for 2002. Loan recoveries for 2003 were $15.4 million higher, or 22.7%, than in 2002. The ratio of recoveries to total charge-offs increased to 21.1% from 13.8% due to an increase in the amount of overall recoveries and lower overall gross charge-offs. Recoveries and charge-offs for 2003 were favorably impacted by improvements in the large corporate segment of the portfolio.

The Company’s charge-off policy is consistent with regulatory standards. Losses on unsecured consumer loans are recognized at 90 days past due, compared to the regulatory loss criteria of 120 days. Secured consumer loans are typically charged off at 120 days past due if repayment from all sources has been determined to be improbable, or at the occurrence of a loss confirming event (e.g., repossession).

The ratio of the allowance for loan losses to total nonperforming loans increased to 268.1% at December 31, 2003 from 182.0% at December 31, 2002. The improvement in this ratio was primarily due to the decline in nonperforming loans mentioned above. Commercial loans and real estate loans are typically placed on nonaccrual when principal or interest is past due for 90 days or more, unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in full and the loan is in the legal process of collection. Accordingly, secured loans may be charged down to the estimated value of the collateral with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects.

SunTrust Banks, Inc.	30	Annual Report 2003

TABLE 11 NONPERFORMING ASSETS AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE

	At December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Nonperforming Assets
Nonaccrual loans
Commercial	$165.9	$351.3	$377.6	$273.6	$105.0	$50.7
Real estate
Construction	4.4	10.0	4.0	2.2	9.0	13.5
Residential mortgages	85.4	82.5	79.9	81.8	82.6	83.9
Other	48.6	38.0	62.8	29.0	34.9	46.6
Consumer loans	32.2	29.2	33.8	18.7	17.4	12.5

Total nonaccrual loans	336.5	511.0	558.1	405.3	248.9	207.2
Restructured loans	14.8	—	—	—	—	—

Total nonperforming loans	351.3	511.0	558.1	405.3	248.9	207.2
Other real estate owned (OREO)	16.5	18.0	20.7	23.0	26.8	34.9
Other repossessed assets	10.3	13.0	21.0	10.3	8.3	7.0

Total nonperforming assets	$378.1	$542.0	$599.8	$438.6	$284.0	$249.1

Ratios
Nonperforming loans to total loans	0.44%	0.70%	0.81%	0.56%	0.38%	0.34%
Nonperforming assets to total loans plus OREO and other repossessed assets	0.47	0.74	0.87	0.61	0.43	0.40
Accruing Loans Past Due 90 Days or More	$196.4	$177.9	$185.5	$181.2	$117.4	$108.2

NONPERFORMING ASSETS

Nonperforming assets, which consists of nonaccrual loans, restructured loans, other real estate owned (OREO), and other repossessed assets, totaled $378.1 million at December 31, 2003, a decrease of $163.9 million, or 30.2%, from December 31, 2002. The decrease was primarily due to a $159.6 million, or 31.2%, decline in nonperforming loans and resulted in a decline in the ratio of nonperforming assets to total loans plus OREO and other repossessed assets to 0.47% at December 31, 2003 from 0.74% at December 31, 2002. Nonperforming loans at December 31, 2003 included $336.5 million of nonaccrual loans and $14.8 million of restructured loans, the latter of which represents a select group of consumer workout loans.

Nonaccrual loans decreased $174.4 million, or 34.1%, from 2002 to 2003 as nonaccrual commercial loans dropped $185.3 million, or 52.8%. The decrease in nonaccrual commercial loans resulted from a decline in new additions to large corporate nonaccrual loans, increased loan sales activity, charge-offs, improvement in credit quality and client repayment.

Interest income on nonperforming loans, if recognized, is recorded using the cash basis method of accounting. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income. When a nonaccrual loan is returned to accruing status, any unpaid interest is recorded as interest income only after all principal has been collected.

As of December 31, 2003 and 2002, the gross amount of interest income that would have been recorded on nonaccrual loans if all such loans had been accruing interest at the original contractual rate was $33.7 million and $45.2 million, respectively. Interest payments recorded in 2003 and 2002 as interest income for all such nonperforming loans at December 31, 2003 and 2002, were $14.1 million and $15.6 million, respectively.

SECURITIES AVAILABLE FOR SALE

The securities portfolio is managed as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle. During 2003, the portfolio was repositioned in conjunction with asset and liability management strategies to mitigate SunTrust’s risk to lower interest rates and a flatter yield curve while maintaining a slightly asset-sensitive interest rate risk position. The portfolio’s size increased by $2.0 billion on an amortized cost basis to $23.0 billion from $21.0 billion at December 31, 2003 and 2002, respectively. Most of the increase occurred in the second half of 2003 and was comprised of mortgage-backed securities issued by federal agencies and investment grade asset-backed securities. During the first half of 2003, the portfolio size decreased $1.3 billion primarily from rapid prepayments in a historically low interest rate environment. During the second half of 2003, the Company took advantage of an increase in market rates and a steeper yield curve to increase the size by $3.3 billion and to improve the yield. The average yield for the year was 3.28%, but the yield improved to 3.55% in the fourth quarter of 2003 and ended the year at 3.66%. The average life increased from 2.8 years to 4.0 years, and the average duration of the portfolio, a measure of price sensitivity described on page 24, also increased from 1.3 to 2.7, at December 31, 2002 and 2003, respectively.

Annual Report 2003	31	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 12 SECURITIES AVAILABLE FOR SALE

	At December 31
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations
2003	$2,286.4	$14.0	$7.9	$2,292.5
2002	3,601.5	82.9	0.4	3,684.0
2001	2,229.5	111.2	0.5	2,340.2
States and political subdivisions
2003	363.0	17.8	0.3	380.5
2002	398.6	20.9	0.4	419.1
2001	434.1	11.1	1.5	443.7
Asset-backed securities
2003	5,417.9	36.2	26.1	5,428.0
2002	4,478.2	44.9	5.0	4,518.1
2001	3,508.4	45.5	9.8	3,544.1
Mortgage-backed securities
2003	12,181.1	119.3	26.9	12,273.5
2002	9,467.2	155.6	0.7	9,622.1
2001	8,142.5	163.2	14.0	8,291.7
Corporate bonds
2003	2,097.2	44.0	29.5	2,111.7
2002	1,923.5	64.6	58.4	1,929.7
2001	1,969.5	62.6	48.6	1,983.5
Other securities[1]
2003	646.8	2,473.9	—	3,120.7
2002	1,154.6	2,117.6	—	3,272.2
2001	740.1	2,313.1	—	3,053.2
Total securities available for sale
2003	$22,992.4	$2,705.2	$90.7	$25,606.9
2002	21,023.6	2,486.5	64.9	23,445.2
2001	17,024.1	2,706.7	74.4	19,656.4

[1]	Includes the Company’s investment in 48,266,496 shares of common stock of The Coca-Cola Company.

Net securities gains of $123.9 million were realized in 2003 to take advantage of market opportunities while implementing the Company’s asset and liability management strategy. The carrying value of the securities portfolio, all of which is classified as “securities available for sale,” reflected $2.6 billion in net unrealized securities gains at December 31, 2003, including a $2.5 billion unrealized gain on the Company’s investment in the common stock of The Coca-Cola Company. The market value of this common stock increased $338.8 million, while the unrealized gain on the remainder of the portfolio decreased $145.9 million compared to December 31, 2002. These changes in market value did not affect the net income of SunTrust, but were included in accumulated other comprehensive income.

TABLE 13 FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE1

	At December 31		Daily Average		Maximum Outstanding at Any Month-End
(Dollars in millions)	Balance	Rate	Balance	Rate
2003	$9,505.2	0.72%	$11,666.9	0.91%	$15,089.8
2002	10,402.5	1.01	10,376.2	1.35	12,701.9
2001	10,104.3	1.46	11,283.6	3.65	13,546.6

[1]	Consists of federal funds purchased and securities sold under agreements to repurchase that mature either overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

SunTrust Banks, Inc.	32	Annual Report 2003

TABLE 14 MATURITY DISTRIBUTION OF DEBT SECURITIES AVAILABLE FOR SALE

	At December 31, 2003
(Dollars in millions)	1 Year or Less	1–5 Years	5–10 Years	After 10 Years	Total	Average Maturity in Years
Distribution of Maturities:
Amortized Cost
U.S. Treasury and other U.S. government agencies and corporations	$244.4	$1,917.0	$123.5	$1.5	$2,286.4	3.6
States and political subdivisions	51.8	144.5	136.4	30.3	363.0	4.5
Asset-backed securities[1]	71.4	4,426.2	901.7	18.6	5,417.9	4.0
Mortgage-backed securities[1]	920.0	9,583.9	1,676.4	0.8	12,181.1	3.2
Corporate bonds	224.8	1,178.1	165.5	528.8	2,097.2	9.2

Total debt securities	$1,512.4	$17,249.7	$3,003.5	$580.0	$22,345.6	4.0

Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$246.0	$1,921.0	$123.8	$1.7	$2,292.5
States and political subdivisions	52.3	151.3	144.6	32.3	380.5
Asset-backed securities[1]	72.7	4,432.7	904.0	18.6	5,428.0
Mortgage-backed securities[1]	929.7	9,664.9	1,678.1	0.8	12,273.5
Corporate bonds	229.0	1,197.6	175.3	509.8	2,111.7

Total debt securities	$1,529.7	$17,367.5	$3,025.8	$563.2	$22,486.2

Weighted-Average Yield (FTE):
U.S. Treasury and other U.S. government agencies and corporations	4.08%	3.22%	4.18%	8.00%	3.37%
States and political subdivisions	5.77	6.78	7.01	6.81	6.75
Asset-backed securities[1]	6.08	2.85	2.81	1.07	2.89
Mortgage-backed securities[1]	3.30	3.90	4.24	6.20	3.90
Corporate bonds	4.79	3.93	5.58	2.53	3.79

Total debt securities	3.87%	3.59%	4.18%	2.79%	3.66%

[1]	Distribution of maturities is based on the estimated average life of the asset.

FUNDS PURCHASED AND SECURITIES SOLD

UNDER AGREEMENTS TO REPURCHASE

Average funds purchased increased $1,290.7 million, or 12.4%, in 2003 due to growth in the Company’s earning assets over the same time period.

DEPOSITS

Average consumer and commercial deposits increased $4,014.1 million, or 6.1%, in 2003 and comprised 86.8%, 92.0%, and 87.9% of average total deposits in 2003, 2002, and 2001, respectively. The growth was primarily due to initiatives to grow retail deposits and reduce reliance on wholesale funding. Specifically, noninterest-bearing deposits grew

TABLE 15 COMPOSITION OF AVERAGE DEPOSITS

	Year Ended December 31			Percent of Total
(Dollars in millions)	2003	2002	2001	2003	2002	2001
Noninterest-bearing	$17,826.9	$15,268.1	$13,491.1	22.3%	21.5%	20.9%
NOW accounts	11,702.0	10,315.4	8,471.3	14.6	14.5	13.1
Money Market accounts	22,218.5	20,470.9	15,830.1	27.8	28.8	24.5
Savings	6,259.3	6,310.0	6,066.6	7.8	8.9	9.4
Consumer time	7,975.4	9,342.4	9,092.6	10.0	13.1	14.1
Other time	3,461.6	3,722.8	3,823.9	4.3	5.2	5.9

Total consumer and commercial deposits	69,443.7	65,429.6	56,775.6	86.8	92.0	87.9
Brokered deposits	3,662.0	2,537.2	2,617.7	4.6	3.6	4.1
Foreign deposits	6,933.3	3,190.4	5,175.4	8.6	4.4	8.0

Total deposits	$80,039.0	$71,157.2	$64,568.7	100.0%	100.0%	100.0%

Annual Report 2003	33	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 16 LOAN MATURITY

	At December 31, 2003 Remaining Maturities of Selected Loans
(Dollars in millions)	Total	Within 1 Year	1–5 Years	After 5 Years
Loan Maturity
Commercial[1]	$26,553.8	$13,447.9	$9,105.8	$4,000.1
Real estate – construction	4,479.8	2,137.6	1,121.2	1,221.0

Total	$31,033.6	$15,585.5	$10,227.0	$5,221.1

Interest Rate Sensitivity
Selected loans with:
Predetermined interest rates			$1,701.7	$2,039.7
Floating or adjustable interest rates			8,525.3	3,181.4

Total			$10,227.0	$5,221.1

[1]	Excludes $4,128.1 million in lease financing.

$2,558.8 million, or 16.8%, and money market accounts increased $1,747.6 million, or 8.5%, compared to 2002. The continued uncertainty of the financial markets contributed to the success of these initiatives.

LIQUIDITY MANAGEMENT

Liquidity risk is the risk of being unable to timely meet obligations as they come due at a reasonable funding cost. SunTrust manages this risk by maintaining borrowing resources to fund increases in assets and replace maturing obligations or deposit withdrawals, both in the normal course of business and in times of unusual events. In addition, the Company enters into off-balance sheet arrangements and commitments which could impact the Company’s liquidity position. These activities are discussed in the Off-Balance Sheet Arrangements section on pages 35 through 37. The Asset Liability Management Committee (ALCO) of the Company sets the policies and reviews adherence to these policies.

The Company’s sources of funds include a large, stable deposit base, secured advances from the Federal Home Loan Bank and access to the capital markets. The Company structures its balance sheet so that illiquid assets, such as loans, are funded through customer deposits, long-term debt, other liabilities and capital.

Customer-based core deposits, the Company’s largest and most cost-effective source of funding, accounted for 65% of the funding base on average for 2003, as compared to 69% in 2002. The decrease over 2002 is largely attributable to funding growth in loans held for sale and the investment portfolio, which have been largely financed through wholesale funding sources. The yearly average of customer deposits increased by 6.1%, or $4.0 billion, from 2002 to 2003 reflecting a full year of the Huntington-Florida branch acquisition, successful marketing campaigns and growth from customer uncertainty due to volatility of the financial markets. Increases in rates, improved economic activity and confidence in the financial markets may lead to disintermediation of deposits, which may need to be replaced with higher cost borrowings in the future.

Net short-term unsecured borrowed funds, including wholesale domestic and international deposits and fed funds, totaled $15.9 billion at year-end 2003, as compared to $14.7 billion at year-end 2002. Net short-term unsecured borrowed funds included $3.2 billion of commercial paper at December 31, 2003, related to Three Pillars, which was not consolidated at year-end 2002. Total net wholesale funding, including short-term unsecured borrowings, secured wholesale borrowings and long-term debt, totaled $35.9 billion at year-end 2003, compared to $32.0 billion at year-end 2002. Long-term debt increased from $11.9 billion at December 31, 2002 to $15.3 billion at December 31, 2003.

TABLE 17 MATURITY OF CONSUMER TIME AND OTHER TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

	At December 31, 2003
(Dollars in millions)	Consumer	Brokered	Foreign	Other	Total
Months to Maturity
3 or less	$1,267.2	$515.8	$5,080.8	$1.6	$6,865.4
Over 3 through 6	601.8	1,096.9	—	—	1,698.7
Over 6 through 12	622.3	953.9	—	—	1,576.2
Over 12	995.8	617.5	—	—	1,613.3

Total	$3,487.1	$3,184.1	$5,080.8	$1.6	$11,753.6

SunTrust Banks, Inc.	34	Annual Report 2003

The increase was due to a combination of Global Bank Note and Federal Home Loan Bank debt issuances during 2003 to take advantage of the low interest rate environment and to further diversify the Company’s funding sources. The Company manages reliance on short-term unsecured borrowings as well as total wholesale funding through policy established and reviewed by ALCO.

The Company maintains access to a diversified base of wholesale funding sources. These sources include fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit, offshore deposits, Federal Home Loan Bank advances, Global Bank Note issuance and commercial paper issuance. As of December 31, 2003, SunTrust had $6.1 billion of capacity remaining under its Global Bank Note program after issuing $850 million in Bank Notes in December of 2003. Liquidity is also available through unpledged securities in the investment portfolio and capacity to securitize loans, including single-family mortgage loans. The Company’s credit ratings are important to its access of unsecured wholesale borrowings. Significant changes in these ratings could change the cost and availability of these sources.

The low rate environment has created heavy refinance activity and an increase in the amount of mortgage loans originated by the Company. The Company sells most of these loans into the secondary market and they are reflected in loans held for sale. This refinance activity slowed in the second half of 2003, particularly in the fourth quarter of 2003. Mortgage originations declined $5.0 billion from fourth quarter of 2002 to a total of $6.3 billion in the fourth quarter of 2003. Total production in 2003 was $43.7 billion compared to $30.8 billion in 2002. As of December 31, 2003, the balance of loans held for sale was $5.6 billion compared to $7.7 billion on December 31, 2002, a decrease of $2.2 billion. Excluding the addition of Three Pillars in 2003, net short-term unsecured borrowed funds declined $2.0 billion during the same period reflecting the reduced funding need for loans held for sale.

The Company has a contingency funding plan that stress tests liquidity needs that may arise from certain events such as agency rating downgrades, rapid loan growth, or significant deposit runoff. The plan also provides for continual monitoring of net borrowed funds dependence and available sources of liquidity. Management believes the Company has the funding capacity to meet the liquidity needs arising from potential events. Liquidity is measured and monitored for the Bank and Bank Holding Company. The Company reviews the Parent Holding Company’s net short-term mismatch. This measures the ability of the holding company to meet obligations through the sale or pledging of assets should access to Bank dividends be constrained.

Certain provisions of long-term debt agreements and Holding Company lines of credit prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, and minimum shareholders’ equity ratios. As of December 31, 2003, the Company was in compliance with all covenants and provisions of these agreements.

TABLE 18 UNFUNDED LENDING COMMITMENTS

(Dollars in millions)	At December 31, 2003
Unused lines of credit
Commercial	$36,694.4
Mortgage commitments[1]	10,665.8
Home equity lines	7,792.2
Commercial real estate	3,650.0
Commercial credit card	576.4

Total unused lines of credit	$59,378.8

Letters of credit
Financial standby	$9,385.8
Performance standby	265.8
Commercial	191.6

Total letters of credit	$9,843.2

[1]	Includes $2,794.6 million in interest rate locks accounted for as derivatives.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in financial transactions that, in accordance with accounting principles generally accepted in the United States, are either not recorded on the Company’s balance sheet or may be recorded on the Company’s balance sheet at an amount that differs from the full contract or notional amount of the transaction. These transactions are structured to meet the financial needs of customers, manage the Company’s credit, market or liquidity risks, diversify funding sources or optimize capital.

As a financial services provider, the Company routinely enters into commitments to extend credit, including, but not limited to, loan commitments, financial and performance standby letters of credit and financial guarantees. While these contractual obligations could potentially result in material current or future effects on financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses, a significant portion of commitments to extend credit expire without being drawn upon. Such commitments are subject to the same credit policies and approval processes accorded to loans made by the Company.

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FIN 45, as addressed in Note 1, the Company must consider guarantees that have any of the following four characteristics (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on

Annual Report 2003	35	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others.

The issuance of these guarantees imposes an obligation to stand ready to perform, and should certain triggering events occur, it also imposes an obligation for the Company to make future payments. Note 18 to the Consolidated Financial Statements includes the annual required disclosures under FIN 45.

In the normal course of business, the Company utilizes various derivative and credit-related financial instruments to meet the needs of customers and to manage the Company’s exposure to interest rate and other market risks. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with accounting principles generally accepted in the United States. SunTrust manages the credit risk of its derivatives by (i) limiting the total amount of arrangements outstanding by an individual counterparty; (ii) monitoring the size and maturity structure of the portfolio; (iii) obtaining collateral based on management’s credit assessment of the counterparty; (iv) applying uniform credit standards maintained for all activities with credit risk; and (v) entering into transactions with high quality counterparties that are periodically reviewed by the Company’s Credit Committee. The Company manages the market risk of its derivatives by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company continually measures market risk by using a value-at-risk methodology. Note 17 to the Consolidated Financial Statements includes additional information regarding derivative financial instruments and Table 22 provides further details with respect to SunTrust’s derivative positions.

As detailed in Table 18, the Company had $59.4 billion in total commitments to extend credit at December 31, 2003 that were not recorded on the Company’s balance sheet which included $2.8 billion in interest rate lock commitments. Commitments to extend credit are arrangements to lend to a customer who has complied with predetermined contractual conditions. The Company also had $9.8 billion at December 31, 2003 in letters of credit, which primarily consisted of financial and performance standby letters of credit that provide guarantees to a third party beneficiary that the Company will fund or perform, respectively, if certain future events occur. Of this, approximately $4.8 billion supports Variable Rate Demand Obligations (VRDO) remarketed by SunTrust and other agents. VRDOs are municipal securities that are typically remarketed by the agent on a weekly basis. In the event that the securities are unable to be remarketed, the Company would fund under the letters of credit.

SunTrust also assists in providing liquidity to select corporate customers by directing them to SunTrust’s multi-seller commercial paper conduit, Three Pillars. Three Pillars provides financing for or direct purchases of financial assets originated and serviced by SunTrust’s corporate customers. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust customers.

As of December 31, 2002, accounting principles generally accepted in the United States did not require the Company to consolidate Three Pillars; however, in January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which addressed the criteria for the consolidation of off-balance sheet entities similar to Three Pillars. Under the provisions of FIN 46, SunTrust consolidated Three Pillars as of July 1, 2003; however, SunTrust is currently restructuring Three Pillars and expects consolidation will no longer be required as of March 31, 2004.

As of December 31, 2003, Three Pillars had assets and liabilities included on the Consolidated Balance Sheet of approximately $3.2 billion, primarily consisting of secured loans, marketable asset-backed securities and short-term commercial paper liabilities. As of December 31, 2002, Three Pillars had assets and liabilities of approximately $2.8 billion which were not included in the Consolidated Balance Sheet.

For the year ended December 31, 2003, activities related to the Three Pillars relationship generated approximately $21.3 million in fee revenue for the Company. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As part of its community reinvestment initiatives, the Company invests in multi-family affordable housing properties throughout its footprint as a limited and/or general partner. Assets of approximately $723.8 million in partnerships where SunTrust is only a limited partner are not included in the Consolidated Balance Sheet. The Company’s maximum exposure to loss for these partnerships is $179.6 million, consisting of the limited partnership investments plus unfunded commitments.

In addition, the Company is also a general partner in a number of limited partnerships, which have been formed to provide investment opportunities for certain SunTrust customers. Assets under management, which are not included in the Consolidated Balance Sheet, totaled $3.6 billion as of December 31, 2003.

In connection with certain acquisitions made by the Company, the terms of the acquisition agreement provide for deferred payments or additional consideration to minority interest holders and others, based on certain post-acquisition performance targets. Disclosure of the amount of contingent consideration expected to be paid is included in Note 18 to the Consolidated Financial Statements.

SunTrust Banks, Inc.	36	Annual Report 2003

TABLE 19 CONTRACTUAL COMMITMENTS

	December 31, 2003
(Dollars in millions)	1 year or less	1 – 3 years	3 –5 years	After 5 years	Total
Time deposit maturities	$15,489	$2,786	$770	$159	$19,204
Short-term borrowings	13,681	—	—	—	13,681
Long-term debt	792	2,575	1,332	10,615	15,314
Operating lease obligations	95	146	86	172	499
Capital lease obligations	3	4	4	30	41
Purchase obligations[1]	38	84	—	—	122
Other long-term liabilities	14	27	27	134	202

Total	$30,112	$5,622	$2,219	$11,110	$49,063

[1]	Includes contracts with a minimum annual payment of $5 million.

CONTRACTUAL COMMITMENTS

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. Table 19 summarizes the Company’s significant contractual obligations at December 31, 2003, except for obligations under the Company’s pension and postretirement benefit plans which are included in Note 16.

CAPITAL RESOURCES

SunTrust’s primary regulator, the Federal Reserve Board, measures capital adequacy within a framework that makes capital sensitive to the risk profiles of individual banking institutions. The guidelines weight assets and off-balance sheet risk exposures (risk weighted assets) according to predefined classifications, creating a base from which to compare capital levels. Tier 1 Capital primarily includes realized equity and qualified preferred instruments, less purchase accounting intangibles such as goodwill and core deposit intangibles. Total Capital consists of Tier 1 Capital and Tier 2 Capital, which includes qualifying portions of subordinated debt, allowance for loan loss up to a maximum of 1.25% of risk weighted assets, and 45% of the unrealized gain on equity securities.

The Company and subsidiary banks are subject to minimum Tier 1 Risk-Based Capital and Total Capital ratios of 4% and 8%, respectively, of risk weighted assets. To be considered “well-capitalized,” ratios of 6% and 10%, respectively, are needed. Additionally, the Company and the Banks are subject to Tier 1 Leverage ratio requirements, which measures Tier 1 Capital against average assets for the quarter. The minimum and well-capitalized ratios are 3% and 5%, respectively. As of December 31, 2003, SunTrust Banks, Inc. had Tier 1, Total Capital and Tier 1 Leverage ratios of 7.85%, 11.75%, and 7.37%, respectively. SunTrust is committed to remaining well capitalized.

The Company raises subordinated debt as part of managing the Total Capital regulatory ratios. SunTrust Bank issued $500 million in subordinated debt in 2002 under its bank note program. SunTrust Bank has $6.1 billion in capacity remaining under this program to issue senior or subordinated debt. SunTrust Banks, Inc. has $1 billion in capacity remaining on its current shelf registration for senior or subordinated debt. In 2002, the Company raised $350 million of regulatory capital through the sale of preferred shares issued by a real estate investment trust subsidiary. This amount is reflected in other liabilities and totals $412.5 million including accrued interest as of December 31, 2003.

TABLE 20 CAPITAL RATIOS

	At December 31
(Dollars in millions)	2003	2002	2001	2000	1999	1998
Tier 1 capital[1]	$8,930.0	$8,106.1	$7,994.2	$6,850.6	$6,579.6	$6,586.5
Total capital	13,365.9	12,609.8	12,144.2	10,488.9	9,939.1	10,307.9
Risk-weighted assets	113,711.3	108,501.1	99,700.9	96,656.7	87,866.1	80,586.4
Risk-based ratios
Tier 1 capital	7.85%	7.47%	8.02%	7.09%	7.48%	8.17%
Total capital	11.75	11.62	12.18	10.85	11.31	12.79
Tier 1 leverage ratio	7.37	7.30	7.94	6.98	7.17	7.68
Total shareholders’ equity to assets	7.76	7.47	7.98	7.95	8.00	8.78

[1]	Tier 1 capital includes notes payable to a trust of $1,650 million at the end of 2003, 2002 and 2001, respectively, and $1,050 million at the end of 2000, 1999, and 1998, respectively. Tier 1 capital also includes preferred shares issued by a real estate investment trust subsidiary of $450 million at the end of 2003 and 2002, and $100 million at the end of 2001 and 2000.

Annual Report 2003	37	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 21 SHARE REPURCHASES

	Total number of shares purchased	Average price paid per share	Broker-dealer used to effect purchases	Number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs[1]
January	300,000	$55.92	SunTrust Robinson Humphrey	300,000	9,202,796
February	1,243,000	56.02	SunTrust Robinson Humphrey	1,243,000	7,959,796
March	1,460,000	54.45	SunTrust Robinson Humphrey	1,460,000	6,499,796
April	—	—	—	—	6,499,796
May	—	—	—	—	6,499,796
June	—	—	—	—	6,499,796
July	—	—	—	—	6,499,796
August	257,000	59.36	SunTrust Robinson Humphrey	257,000	6,242,796
September	15,000	60.00	SunTrust Robinson Humphrey	15,000	6,227,796
October	—	—	—	—	6,227,796
November	—	—	—	—	6,227,796
December	—	—	—	—	6,227,796

Total	3,275,000	$55.59		3,275,000

[1]	On November 12, 2002, the Board of Directors authorized to purchase 10 million shares of SunTrust common stock in addition to 2,796 shares which were remaining from a June 13, 2001 authorization. There is no expiration date for this authorization.

Prior to year-end, the Regulatory Agencies issued an interim rule allowing sponsoring banking organizations to remove Asset Backed Commercial Paper (ABCP) program assets consolidated under FIN 46, “Consolidation of Variable Interest Entities” from their risk-weighted asset bases for purposes of calculating risk-based capital ratios. This interim rule does not affect the average assets used in the calculation of Tier 1 Leverage. This provision, unless otherwise amended or modified, expires after March 31, 2004. Without the interim rule, Tier 1 Risk-Based Capital and Total Risk-Based Capital would be negatively impacted by 17 and 25 basis points, respectively.

The Regulatory Agencies concurrently issued for comment proposals on the risk-based treatment of ABCP conduits by sponsoring organizations, regardless of their consolidation under FIN 46. The proposal provides for a 20% credit conversion factor on the liquidity facilities supporting the underlying assets of the program. The new proposal would negatively impact the Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios by five and seven basis points, respectively, compared to its current treatment.

In December 2003, the Financial Accounting Standards Board issued a revised interpretation of FIN 46, which required deconsolidation of subordinated beneficial interests. As a result, the Company deconsolidated its Trust Preferred Securities in the fourth quarter of 2003. There was no impact to the results of operations and a less than .04% impact to the statement of condition as a result of the deconsolidation. These notes payable to trusts established to issue the preferred securities are included in long-term debt and totaled $1.65 billion at December 31, 2003 and 2002.

As a result of FASB’s Interpretation, questions have been raised whether Trust Preferred Securities would still qualify for treatment as Tier 1 Capital given the new accounting treatment. In July of 2003, the Federal Reserve instructed bank holding companies to continue to include Trust Preferred Securities in Tier 1 Capital for regulatory capital purposes, until notice is given to the contrary. Management does not expect the final rules will result in the immediate elimination of existing Trust Preferred Securities as Tier 1 Capital. These securities comprised 18.5% of Tier 1 Capital as of December 31, 2003. If it were determined that the existing Trust Preferred Securities do not qualify as Tier 1 Capital, SunTrust would still meet the requirements for well-capitalized institutions at December 31, 2003.

SunTrust manages capital through dividends and share repurchases authorized by the Company’s Board of Directors. Management assesses capital needs based on expected growth and the current economic climate. In 2003, the Company repurchased 3.3 million shares for $182 million compared to 5.7 million shares for $341 million repurchased in 2002. Shares issued under various compensation programs of 1.4 million and 1.0 million in 2003 and 2002, respectively, partially offset these repurchases. As of December 31, 2003, the Company was authorized to purchase up to an additional 6.2 million shares under current Board resolutions.

SunTrust Banks, Inc.	38	Annual Report 2003

DERIVATIVE INSTRUMENTS

The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments increased net interest income in 2003 by $64.0 million and decreased net interest income in 2002 by $50.4 million.

For a detailed discussion of the impact of derivatives on Accumulated Other Comprehensive Income see Note 23.

The following tables summarize the derivative instruments entered into by the Company as an end-user. See Note 17 for a complete description of the derivative instruments and activity for 2003 and 2002.

TABLE 22 RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS1

	As of December 31, 2003
(Dollars in millions)	Notional Amount	Gross Unrealized Gains[6]	Gross Unrealized Losses[6]	Equity[7]	Average Maturity in Years
Asset Hedges
Fair value hedges
Interest rate swaps[2]	$25	$—	$(1)	$—	0.82
Forward contracts[3]	3,938	—	(43)	—	0.07

Total asset hedges	$3,963	$—	$(44)	$—	0.07

Liability Hedges
Cash flow hedges
Interest rate swaps[4]	$3,557	$—	$(27)	$(17)	1.38
Fair value hedges
Interest rate swaps[5]	5,917	126	(51)	—	8.56

Total liability hedges	$9,474	$126	$(78)	$(17)	5.86

[1]	Includes only derivative financial instruments which are qualifying hedges under SFAS No. 133 and 149. All of the Company’s other derivative instruments are classified as trading. All interest rate swaps have resets of three months or less, and are the pay or receive rates in effect at December 31, 2003.

[2]	Interest rate swaps are designated as fair value hedges of fixed rate loans.

[3]	Forward contracts are designated as fair value hedges of mortgage lending activities.

[4]	Represents interest rate swaps designated as cash flow hedges of floating rate certificates of deposit and other variable rate debt.

[5]	Interest rate swaps are designated as fair value hedges of subordinated notes, FHLB Advances and other fixed rate debt.

[6]	Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

[7]	At December 31, 2003, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $17.3 million, net of tax, that represents the effective portion of the net gains and losses on derivatives that qualify as cash flow hedges. Gains or losses on hedges of interest rate risk will be classified into interest income or expense as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. As of December 31, 2003, $12.6 million of net losses, net of income taxes recorded in accumulated other comprehensive income are expected to be reclassified as interest expense or other income during the next twelve months.

	As of December 31, 2002
(Dollars in millions)	Notional Amount	Gross Unrealized Gains	Gross Unrealized Losses	Equity	Average Maturity in Years
Asset Hedges
Cash flow hedges
Equity collar	$56	$—	$—	$—	0.25
Fair value hedges
Interest rate swaps	25	—	(1)	—	1.82
Forward contracts	6,286	—	(79)	—	0.08

Total asset hedges	$6,367	$—	$(80)	$—	0.09

Liability Hedges
Cash flow hedges
Interest rate swaps	$2,345	$—	$(72)	$(47)	0.91
Fair value hedges
Interest rate swaps	2,525	158	—	—	9.32

Total liability hedges	$4,870	$158	$(72)	$(47)	5.27

Annual Report 2003	39	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

Derivative hedging instrument activities are as follows:

	Notional Values[1]
(Dollars in millions)	Asset Hedges	Liability Hedges	Total
Balance, January 1, 2002	$81	$4,220	$4,301
Additions	—	1,775	1,775
Maturities	—	(1,125)	(1,125)

Balance, December 31, 2002	81	4,870	4,951
Additions	—	7,464	7,464
Maturities	(56)	(2,860)	(2,916)

Balance, December 31, 2003	$25	$9,474	$9,499

[1]	Excludes hedges of mortgage lending activities. At December 31, 2003 and 2002, mortgage notional amounts totaled $3,938 and $6,286 million respectively.

The following table presents the expected maturities of risk management derivative financial instruments:

	As of December 31, 2003
(Dollars in millions)	1 Year or Less	1–2 Years	2–5 Years	5–10 Years	After 10 Years	Total
Cash Flow Asset Hedges
Notional amount – swaps	$—	$—	$—	$—	$—	$—
Notional amount – other	—	—	—	—	—	—
Weighted-average receive rate [1]	—	—	—	—	—	—
Weighted-average pay rate [1]	—	—	—	—	—	—
Unrealized gain (loss)	—	—	—	—	—	—

Fair Value Asset Hedges
Notional amount – swaps	25	—	—	—	—	25
Notional amount – forwards	3,938	—	—	—	—	3,938
Weighted-average receive rate [1]	1.92%	—	—	—	—	1.92%
Weighted-average pay rate [1]	4.97%	—	—	—	—	4.97%
Unrealized loss	(44)	—	—	—	—	(44)

Cash Flow Liability Hedges
Notional amount – swaps	1,101	2,389	22	45	—	3,557
Notional amount – other	—	—	—	—	—	—
Weighted-average receive rate [1]	1.15%	1.17%	1.17%	1.16%	—	1.16%
Weighted-average pay rate [1]	4.89%	2.02%	4.38%	4.51%	—	2.95%
Unrealized loss	(15)	(6)	(2)	(4)	—	(27)

Fair Value Liability Hedges
Notional amount – swaps	—	—	1,317	3,650	950	5,917
Notional amount – other	—	—	—	—	—	—
Weighted-average receive rate [1]	—	—	4.84%	3.91%	6.23%	4.49%
Weighted-average pay rate [1]	—	—	1.18%	1.16%	1.42%	1.21%
Unrealized gain (loss)	—	—	65	(34)	44	75

[1]	All interest rate swaps have variable pay or receive rates with resets of three months or less, and are the pay or receive rates in effect at December 31, 2003.

SunTrust Banks, Inc.	40	Annual Report 2003

The following table presents the expected maturities of risk management derivative financial instruments:

	As of December 31, 2002
(Dollars in millions)	1 Year or Less	1–2 Years	2–5 Years	5–10 Years	After 10 Years	Total
Cash Flow Asset Hedges
Notional amount – swaps	$—	$—	$—	$—	$—	$—
Notional amount – other	56	—	—	—	—	56
Weighted-average receive rate	—	—	—	—	—	—
Weighted-average pay rate	—	—	—	—	—	—
Unrealized gain	—	—	—	—	—	—

Fair Value Asset Hedges
Notional amount – swaps	—	25	—	—	—	25
Notional amount – forwards	6,286	—	—	—	—	6,286
Weighted-average receive rate	—	2.58%	—	—	—	2.58%
Weighted-average pay rate	—	4.97%	—	—	—	4.97%
Unrealized loss	(79)	(1)	—	—	—	(80)

Cash Flow Liability Hedges
Notional amount – swaps	1,250	1,095	—	—	—	2,345
Notional amount – other	—	—	—	—	—	—
Weighted-average receive rate	1.42%	1.60%	—	—	—	1.51%
Weighted-average pay rate	4.79%	4.91%	—	—	—	4.85%
Unrealized loss	(22)	(50)	—	—	—	(72)

Fair Value Liability Hedges
Notional amount – swaps	825	—	750	—	950	2,525
Notional amount – other	—	—	—	—	—	—
Weighted-average receive rate	1.23%	—	6.33%	—	6.23%	4.63%
Weighted-average pay rate	1.25%	—	1.73%	—	1.66%	1.55%
Unrealized gain	—	—	94	—	64	158

MARKET RISK MANAGEMENT

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices, commodity prices and other relevant market rates or prices. Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (EVE) to adverse movements in interest rates, is SunTrust’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). SunTrust is also exposed to market risk in its trading activities, mortgage servicing rights, mortgage lending activities, and equity holdings of The Coca-Cola Company common stock. ALCO meets regularly and is responsible for reviewing the interest-rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors.

MARKET RISK FROM NON-TRADING ACTIVITIES

The primary goal of interest rate risk management is to control exposure to interest rate risk, both within policy limits approved by ALCO and the Board and within narrower guidelines established by ALCO. These limits and guidelines reflect SunTrust’s tolerance for interest rate risk over both short-term and long-term horizons.

The major sources of the Company’s non-trading interest rate risk are timing differences in the maturity and repricing characteristics of assets and liabilities, changes in relationships between rate indices (basis risk), changes in the shape of the yield curve, and the potential exercise of explicit or embedded options. SunTrust measures these risks and their impact by identifying and quantifying exposures through use of sophisticated simulation and valuation models, as well as duration gap analysis.

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

Annual Report 2003	41	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

repricing characteristics and balance fluctuations of indeterminate, or non-contractual maturity, deposits.

As the future path of interest rates cannot be known in advance, management uses simulation analysis to project net interest income under various interest rate scenarios including expected, or “most likely,” as well as deliberately extreme and perhaps unlikely scenarios. The analyses may include rapid ramping of interest rates, gradual ramping of interest rates, interest rate shocks, spread narrowing and widening, and yield curve twists. Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer behavior in an interest rate scenario. In some analyses, however, assumptions are deliberately changed to test the Company’s exposure to a specified event or set of events. Specific strategies are also analyzed to determine their impact on net interest income levels and sensitivities.

The following table reflects the estimated sensitivity of net interest income to changes in interest rates. The sensitivity is measured as a percentage change in net interest income due to gradual changes in interest rates (25 basis points per quarter) compared to forecasted net interest income under stable rates during the next twelve months. Currently, rates are ramped down only 75 basis points due to the absolute low level of rates. The Fed Funds rate declined to 1.00% in late June 2003 and for net interest income simulation purposes taking the Fed Funds rate down 100 basis points to 0.00% would be a low probability. Estimated changes set forth below are dependent on material assumptions such as those previously discussed.

ESTIMATED CHANGES IN NET INTEREST INCOME

Rate Change (Basis Points)	Estimated % Change in Net Interest Income Over 12 Months
	Dec. 31, 2003	Dec. 31, 2002
+100	0.2%	0.6%
-75 (-100 for Dec. 31, 2002)	-0.6%	-0.9%

As indicated, a gradual decrease in interest rates would reduce net interest income, but by an amount that is within the policy limits. A gradual increase in rates would tend to enhance net interest income. Thus, the Company’s interest rate sensitivity position is modestly asset-sensitive. While simulations of more rapid changes in interest rates indicate more adverse changes in net interest income, the Company is still within the policy limits.

Estimated net interest income exposures at December 31, 2003 differ from those at year-end 2002, reflecting changes in the balance sheet, economic environment, and level of interest rates. The decrease in the asset sensitive position from 2002 reflects actions the Company has taken to minimize its exposure to further declines in rates, as evidenced by the smaller degree of risk it has to declining rates. These steps have included increasing the duration of the investment portfolio and shortening the duration of liabilities through swapping debt from longer durations to shorter durations. These steps have reduced the benefit to rising rates as noted in the table above.

SunTrust also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet and derivative positions that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows and derivative cash flows minus the discounted value of liability cash flows, the net of which is referred to as Economic Value of Equity (EVE). The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term repricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time (ramp), EVE uses instantaneous changes in rates (shock). EVE values only the current balance sheet, and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate deposit portfolios.

ESTIMATED CHANGES IN ECONOMIC VALUE OF EQUITY (EVE)

Rate Shock (Basis Points)	Estimated % Change in EVE
	Dec. 31, 2003	Dec. 31, 2002
+100	-3.3%	2.7%
-100	1.5%	-7.2%

While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, management believes that a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the next fiscal year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

Estimated EVE exposures at December 31, 2003 changed significantly from 2002, due largely to a change in indeterminate deposit methodology used in the EVE calculations and to a smaller degree actions that help mitigate exposure to lower rates. A detailed study of the indeterminate deposit methodology was performed during 2003 and was modified to better reflect

SunTrust Banks, Inc.	42	Annual Report 2003

the current behavior of these products. The impact of the change shortened the duration of these products to reflect the sharp increase in balances that may be temporary, and at a minimum, are highly volatile. Shortening the duration of the deposit base decreased EVE’s exposure to declining rates, and at the same time decreased the benefit EVE would have in rising rates. Actions taken to mitigate EVE’s exposure to declining rates were the same as those noted for net interest income sensitivity previously: extending investment portfolio duration and reducing liability duration through swapping debt from longer to shorter durations. The change in indeterminate deposit methodology and actions to mitigate exposure to lower rates significantly reduced the market value volatility for 2003 compared to 2002.

The net interest income simulation and valuation analyses (EVE) do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

TRADING ACTIVITIES

Most of the Company’s trading activities are designed to support secondary trading with customers rather than for the purpose of positioning itself to profit from market movements. Product offerings include the sale of debt securities, including loans traded in the secondary market, equity securities, derivatives and foreign exchange contracts, and similar financial instruments. The Company also participates in underwritings and acts as a market maker in certain equity securities. Also, in the normal course of business, the Company maintains an inventory of securities to support secondary trading. When executing orders on behalf of customers, which are not sold out of inventory, such as derivatives, the Company enters into subsequent transactions to manage the resulting risk in accordance with approved limits.

The Company has developed policies and procedures to manage market risk associated with trading, capital markets and foreign exchange activities using a value-at-risk (VaR) approach that combines interest rate risk, equity risk, foreign exchange risk, spread risk and volatility risk. For trading portfolios, VaR measures the maximum fair value the Company could lose on a trading position, given a specified confidence level and time horizon. VaR limits and exposures are monitored daily for each significant trading portfolio. The Company’s VaR calculation measures the potential losses in fair value using a 99% confidence level. This equates to 2.33 standard deviations from the mean under a normal distribution. This means that, on average, daily profits and losses are expected to exceed VaR one out of every 100 overnight trading days. The VaR methodology includes holding periods for each position based upon an assessment of relative trading market liquidity. For the Foreign Exchange and Derivatives desks, the Company estimates VaR by applying the Monte Carlo simulation platform as designed by RiskMetrics,™ and for the estimate of the Fixed Income and Equity desks’ VaR, the Company uses Bloomberg™ analytics. The Company uses internally developed methodology to estimate VaR for credit derivatives and loan trading.

The estimated average combined Undiversified VaR (Undiversified VaR represents a simple summation of the VaR calculated across each Desk) was $1.8 million for 2003 and $2.4 million for 2002. Trading assets net of trading liabilities averaged $796.3 million for 2003 and $898.7 million for 2002. The estimated combined period-end Undiversified VaR was $1.3 million at December 31, 2003 and $1.4 million at December 31, 2002. Trading assets net of trading liabilities were $804.6 million at December 31, 2003 and $787.1 million at December 31, 2002.

OTHER MARKET RISK

Other sources of market risk include mortgage servicing rights (MSRs) and the risk associated with holding mortgage loans prior to selling them (mortgage warehouse) into the secondary market, and commitments to customers to make mortgage loans (mortgage pipeline) that will be sold to the secondary market.

The value of the MSRs asset is dependent upon the assumed prepayment speed of the mortgage servicing portfolio. Future expected net cash flows from servicing a loan in the servicing portfolio would not be realized if the loan pays off earlier than anticipated. MSRs are the discounted present value of future net cash flows that are expected to be received from the servicing portfolio. Accordingly, prepayment risk subjects the MSRs to impairment risk. The Company does not specifically hedge the MSRs asset for the potential impairment risk; it does however employ a balanced business strategy using the natural counter-cyclicality of servicing and production to mitigate the cost of higher MSR amortization resulting from prepayments. The fair value determination, key economic assumptions and the sensitivity of the current fair value of the MSRs as of December 31, 2003 is discussed in greater detail in Note 12.

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

The Company is also subject to risk from changes in equity prices that arise from owning The Coca-Cola Company common stock. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company, which had a carrying value of $2.4 billion at December 31, 2003. A 10% decrease in share price of The Coca-Cola Company common stock at December 31, 2003 would result in a decrease, net of deferred taxes, of approximately $159 million in accumulated other comprehensive income.

Annual Report 2003	43	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

EARNINGS AND BALANCE SHEET ANALYSIS 2002 VS. 2001

Net income was $1,331.8 million in 2002 compared to $1,375.5 million in 2001, a decrease of 3.2%. Diluted earnings per share were $4.66 in 2002 and $4.72 in 2001. After-tax merger-related expenses associated with the Huntington-Florida acquisition totaled $39.8 million, or $0.14 per diluted share, in 2002. After-tax expenses totaling $20.2 million, or $0.07 per diluted share, were incurred in 2001 related to the Company’s proposal to acquire the former Wachovia Corporation. Additionally, the Company recorded One Bank initiative charges of $36.5 million, net of tax, or $0.13 per diluted share, and $35.5 million, net of tax, or $0.12 per diluted share, in 2002 and 2001, respectively. The One Bank initiative was completed in the fourth quarter of 2002.

The continued decline of interest rates impacted operating results in 2002 and 2001. Net interest income decreased $10.1 million to $3,283.2 million in 2002, compared to $3,293.4 million in 2001. The net interest margin decreased 17 basis points from 3.58% in 2001 to 3.41% in 2002. The decrease in net interest income and margin was due to multiple factors, including a decline in loan demand resulting from a sluggish economy, the shift in the Company’s balance sheet position to slightly asset-sensitive in anticipation of rising interest rates that did not come to fruition and the flattening of the yield curve in 2002, which created an acceleration of prepayments in the mortgage industry. Net interest income was positively impacted by the high volume of mortgage refinancing experienced during 2002, which led to an increase in average loans to be sold into the secondary market from $2.9 billion in 2001 to $4.4 billion in 2002.

Net charge-offs were $422.3 million, or 0.59%, of average loans for 2002, compared to $272.4 million, or 0.39%, of average loans for 2001. The provision for loan losses increased $194.6 million, or 70.7%, from 2001 to 2002. The increases were primarily due to an increase in large corporate charge-offs resulting from the weakened economy. Also, $45.3 million of additional provision expense was recorded in 2002 to conform the Huntington-Florida portfolio to SunTrust’s credit standards.

Noninterest income was $2,268.8 million in 2002, compared to $2,051.9 million in 2001. The increase was driven by a $159.2 million, or 21.2%, increase in service charges on deposit accounts and other charges and fees as the Company benefited from increased usage of products and services, a more consistent pricing strategy throughout the Company’s markets, and a lower earnings credit rate. Also positively impacting noninterest income was a $68.5 million, or 63.1%, increase in investment banking income due to improvements in the performance of the Company’s capital markets business and the addition of the institutional business of Robinson Humphrey during the third quarter of 2001. Additionally, the Company benefited from increases of $28.9 million, or 26.8%, in retail investment services and $18.4 million, or 3.8%, in trust and investment management income. Combined mortgage production and servicing income decreased $93.9 million from 2001 to 2002 due to accelerated amortization of mortgage servicing rights resulting from increased prepayments in the low rate environment.

Noninterest expense was $3,219.4 million in 2002, compared to $2,999.9 million in 2001. Personnel expenses increased $141.1 million, or 8.4%, primarily attributable to increased benefits costs and the acquisitions of Huntington-Florida, the institutional business of The Robinson Humphrey and AMA Holdings, Inc., as well as expenses related to the One Bank initiative. Also negatively impacting personnel expenses were increased incentive payments resulting from the high level of mortgage production in 2002. Other noninterest expense increased $42.2 million, or 25.0%, from 2001 to 2002 primarily due to $25.0 million related to the standardization of the financial performance of the Company’s affordable housing business. Also impacting noninterest expense was an increase in net occupancy expense of $18.8 million, or 8.9%, due to the acquisitions of Huntington-Florida and the institutional business of Robinson Humphrey. Amortization of intangible assets increased $12.6 million, or 27.3%, due to amortization of intangibles related to the Huntington-Florida acquisition. In 2001, the Company recorded $41.7 million of goodwill amortization that is no longer being amortized in conjunction with the provisions of SFAS No. 142.

Average earning assets increased $4.3 billion, or 4.7%, from 2001 to 2002. The acquisition of Huntington-Florida contributed $3.2 billion of the growth in average earning assets. Average loans increased $1.2 billion, or 1.8%, from 2001 to 2002. Included in the increase was $2.3 billion in average loans from the acquisition of Huntington-Florida. Average loans held for sale increased $1.5 billion, or 49.5%, from 2001 to 2002 due to an increase in refinancing activity and mortgage originations resulting from the low rate environment.

Average interest-bearing liabilities increased $2.7 billion, or 3.5%, from 2001 to 2002. Included in the increase was $3.7 billion in interest-bearing liabilities related to the acquisition of Huntington-Florida. Average consumer and commercial deposits increased $8.7 billion compared to 2001. The acquisition of Huntington-Florida contributed $3.8 billion of the growth in consumer and commercial deposits. The remaining growth was due primarily to an increase of 29.3% in money market accounts resulting from initiatives taken by the Company to grow retail deposits.

FOURTH QUARTER RESULTS

SunTrust reported $342.5 million, or $1.21 per diluted share, of net income for the fourth quarter of 2003 compared with $340.3 million, or $1.20 per diluted share, for the fourth quarter of 2002.

SunTrust Banks, Inc.	44	Annual Report 2003

TABLE 23 QUARTERLY FINANCIAL DATA

	2003				2002
(Dollars in millions except per share data)	4	3	2	1	4	3	2	1
Summary of Operations
Interest and dividend income	$1,198.9	$1,177.7	$1,174.0	$1,218.1	$1,274.9	$1,270.7	$1,292.0	$1,297.6
Interest expense	333.4	344.9	374.5	395.6	447.8	465.6	478.6	499.5

Net interest income	865.5	832.8	799.5	822.5	827.1	805.1	813.4	798.1
Provision for loan losses	70.3	79.8	82.7	80.8	96.5	98.7	111.0	163.6

Net interest income after provision for loan losses	795.2	753.0	716.8	741.7	730.6	706.4	702.4	634.5
Noninterest income	584.1	574.5	596.8	547.6	527.7	548.9	601.7	590.5
Noninterest expense	884.8	859.9	837.7	818.2	836.4	776.1	794.0	812.8

Income before provision for income taxes	494.5	467.6	475.9	471.1	421.9	479.2	510.1	412.2
Provision for income taxes	152.0	136.0	145.5	143.3	81.6	136.2	166.4	107.3

Net income	$342.5	$331.6	$330.4	$327.8	$340.3	$343.0	$343.7	$304.9

Total revenue	$1,461.6	$1,418.9	$1,407.2	$1,380.7	$1,365.1	$1,364.0	$1,424.8	$1,398.2
Net interest income – FTE	877.5	844.4	810.4	833.0	837.3	815.1	823.1	807.7
Per Common Share
Diluted	$1.21	$1.18	$1.17	$1.17	$1.20	$1.20	$1.20	$1.06
Basic	1.23	1.19	1.19	1.18	1.21	1.21	1.22	1.07
Dividends declared	0.45	0.45	0.45	0.45	0.43	0.43	0.43	0.43
Book value	34.52	32.83	32.62	31.06	31.04	31.04	31.41	29.97
Market Price:
High	71.73	63.00	61.98	59.95	63.25	69.12	70.20	68.47
Low	60.45	58.00	51.44	51.73	51.48	55.90	65.10	58.32
Close	71.50	60.37	59.34	52.65	56.92	61.48	67.72	66.73
Selected Average Balances
Total assets	$124,756.1	$126,701.8	$119,448.0	$118,276.2	$114,827.5	$107,845.9	$106,492.0	$104,796.1
Earning assets	112,729.5	112,328.6	106,606.4	105,249.0	101,895.5	95,562.2	94,740.5	93,198.1
Loans	79,370.1	77,733.2	74,311.5	73,049.8	72,668.8	71,695.6	70,985.1	69,694.6
Consumer and commercial deposits	70,312.6	70,851.5	69,097.1	67,466.7	67,829.7	66,141.3	65,466.3	62,211.5
Brokered and foreign deposits	10,769.6	10,521.1	10,707.2	10,379.9	7,329.4	4,956.7	5,179.8	5,432.4
Realized shareholders’ equity	7,932.4	7,710.4	7,413.7	7,323.1	7,204.8	7,095.9	6,901.5	6,729.8
Total shareholders’ equity	9,435.8	9,236.8	8,864.1	8,786.6	8,823.3	8,943.3	8,743.1	8,385.9
Common shares–diluted (thousands)	282,537	281,567	280,287	281,330	283,595	285,991	287,288	287,375
Common shares–basic (thousands)	278,852	278,296	277,397	278,631	280,364	282,310	283,293	284,055
Financial Ratios (Annualized)
Return on average total assets	1.09%	1.04%	1.11%	1.12%	1.18%	1.26%	1.29%	1.18%
Return on average assets less net unrealized gains on securities	1.11	1.06	1.13	1.15	1.20	1.30	1.33	1.21
Return on average total shareholders’ equity	14.40	14.24	14.95	15.13	15.30	15.22	15.77	14.74
Return on average realized shareholders’ equity	17.13	17.06	17.87	18.16	18.74	19.18	19.97	18.37
Net interest margin	3.09	2.98	3.05	3.21	3.26	3.38	3.48	3.51
Reconcilement of Non-GAAP Measures
Return on average total assets	1.09%	1.04%	1.11%	1.12%	1.18%	1.26%	1.29%	1.18%
Impact of excluding net unrealized securities gains	0.02	0.02	0.02	0.03	0.02	0.04	0.04	0.03

Return on average assets less net unrealized gains on securities	1.11%	1.06%	1.13%	1.15%	1.20%	1.30%	1.33%	1.21%

Return on average total shareholders’ equity	14.40%	14.24%	14.95%	15.13%	15.30%	15.22%	15.77%	14.74%
Impact of excluding net unrealized securities gains	2.73	2.82	2.92	3.03	3.44	3.96	4.20	3.63

Return on average realized shareholders’ equity	17.13%	17.06%	17.87%	18.16%	18.74%	19.18%	19.97%	18.37%

Net interest income	$865.5	$832.8	$799.5	$822.5	$827.1	$805.1	$813.4	$798.1
FTE Adjustment	12.0	11.6	10.9	10.5	10.2	10.0	9.7	9.6

Net interest income–FTE	$877.5	$844.4	$810.4	$833.0	$837.3	$815.1	$823.1	$807.7

Annual Report 2003	45	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 24 CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELDS EARNED AND RATES PAID

	Quarters Ended
	December 31, 2003			December 31, 2002
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans[1]
Taxable	$77,551.6	$883.7	4.52%	$71,277.2	$961.1	5.35%
Tax-exempt[2]	1,818.5	21.1	4.60	1,391.6	18.1	5.16

Total loans	79,370.1	904.8	4.52	72,668.8	979.2	5.35
Securities available for sale
Taxable	22,868.1	200.7	3.51	18,891.3	193.4	4.10
Tax-exempt[2]	363.3	5.7	6.32	399.5	6.7	6.67

Total securities available for sale	23,231.4	206.4	3.55	19,290.8	200.1	4.15
Funds sold and securities purchased under agreements to resell	1,181.2	3.2	1.05	1,488.1	6.0	1.58
Loans held for sale	7,202.3	92.2	5.12	6,228.4	92.2	5.92
Interest-bearing deposits	13.0	—	1.28	557.8	2.3	1.61
Trading assets	1,731.5	4.3	0.98	1,661.6	5.3	1.26

Total earning assets	112,729.5	1,210.9	4.26	101,895.5	1,285.1	5.00
Allowance for loan losses	(954.2)			(930.4)
Cash and due from banks	3,492.3			3,558.8
Premises and equipment	1,591.3			1,617.0
Other assets	5,533.3			6,133.7
Unrealized gains on securities available for sale	2,363.9			2,552.9

Total assets	$124,756.1			$114,827.5

Liabilities and Shareholders’ Equity
Interest-bearing deposits
NOW accounts	$12,102.3	$11.2	0.37%	$11,012.5	$18.6	0.67%
Money Market accounts	22,273.8	42.3	0.75	21,451.2	75.6	1.40
Savings	6,248.9	9.5	0.60	6,230.3	17.7	1.13
Consumer time	7,600.3	41.8	2.18	9,161.2	78.2	3.39
Other time	3,501.2	20.7	2.35	3,745.2	22.0	2.33

Total interest-bearing consumer and commercial deposits	51,726.5	125.5	0.96	51,600.4	212.1	1.63
Brokered deposits	3,754.0	21.9	2.28	2,713.3	30.8	4.44
Foreign deposits	7,015.6	17.7	0.99	4,616.1	16.4	1.39

Total interest-bearing deposits	62,496.1	165.1	1.05	58,929.8	259.3	1.75
Funds purchased and securities sold under agreements to repurchase	10,497.4	20.1	0.75	11,984.8	36.6	1.19
Other short-term borrowings	3,750.6	14.8	1.56	789.1	2.4	1.23
Long-term debt	14,468.8	133.5	3.66	11,733.2	149.5	5.06

Total interest-bearing liabilities	91,212.9	333.4	1.45	83,436.9	447.8	2.13
Noninterest-bearing deposits	18,586.1			16,229.3
Other liabilities	5,521.3			6,338.0
Realized shareholders’ equity	7,932.4			7,204.8
Accumulated other comprehensive income	1,503.4			1,618.5

Total liabilities and shareholders’ equity	$124,756.1			$114,827.5

Interest Rate Spread			2.81%			2.87%

Net Interest Income[3]		$877.5			$837.3

Net Interest Margin			3.09%			3.26%

[1]	Interest income includes loan fees of $33.0 million and $32.1 million in the quarters ended December 31, 2003 and 2002, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $12.0 million and $10.2 million in the quarters ended December 31, 2003 and 2002, respectively.

[3]	Derivative instruments used to help balance the Company’s interest-sensitivity position increased net interest income $29.0 million in the fourth quarter of 2003 and decreased net interest income $5.9 million in the fourth quarter of 2002.

SunTrust Banks, Inc.	46	Annual Report 2003

TABLE 25 QUARTERLY NONINTEREST INCOME AND EXPENSE

	Quarters
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Noninterest Income
Service charges on deposit accounts	$165.3	$162.0	$158.0	$157.8	$156.2	$157.0	$153.8	$146.0
Trust and investment management income	129.6	127.8	124.2	120.8	119.4	123.9	132.2	129.1
Retail investment services	43.6	38.7	42.0	37.5	33.0	35.1	37.3	31.3
Other charges and fees	79.4	86.1	82.6	78.3	74.3	76.6	75.6	70.4
Investment banking income	53.8	47.7	57.2	33.8	39.5	39.8	52.8	44.8
Trading account profits and commissions	22.7	26.8	29.6	30.8	29.7	23.6	24.2	25.7
Mortgage production	(3.0)	32.2	82.1	38.8	61.3	22.3	3.0	5.8
Mortgage servicing	2.3	(52.7)	(80.1)	(47.0)	(68.1)	(36.5)	0.8	(6.3)
Securities gains	19.5	31.1	31.2	42.0	39.5	45.8	55.7	63.5
Credit card and other fees	28.9	29.6	32.4	28.6	29.9	27.4	31.4	31.2
Other income	42.0	45.2	37.6	26.2	13.0	33.9	34.9	49.0

Total noninterest income	$584.1	$574.5	$596.8	$547.6	$527.7	$548.9	$601.7	$590.5

Noninterest Expense
Employee compensation	$432.9	$391.7	$386.4	$375.0	$385.2	$363.2	$394.3	$369.5
Employee benefits	83.3	80.4	96.2	98.7	71.0	72.2	72.5	90.8

Total personnel expense	516.2	472.1	482.6	473.7	456.2	435.4	466.8	460.3
Net occupancy expense	60.5	60.5	58.6	57.7	61.7	57.6	55.9	54.0
Outside processing and software	63.2	65.4	61.0	57.1	57.0	59.9	54.0	54.3
Equipment expense	45.5	44.9	44.5	43.5	45.1	42.8	43.2	43.7
Marketing and customer development	24.8	25.0	25.6	24.9	20.8	15.7	18.2	25.2
Credit and collection services	15.8	19.3	19.2	16.1	15.9	14.2	16.2	18.3
Postage and delivery	17.0	17.4	17.1	17.5	18.3	17.0	17.5	16.6
Amortization of intangible assets	16.4	16.2	15.2	16.7	17.5	17.5	17.5	6.5
Communications	14.8	16.1	15.4	14.9	14.1	16.6	17.5	16.7
Other staff expense	18.9	15.0	15.8	10.6	13.8	12.2	12.1	13.9
Consulting and legal	15.9	14.2	14.6	12.7	25.0	21.6	21.8	22.6
Operating supplies	10.9	10.8	8.5	9.7	11.2	10.3	12.9	12.4
FDIC premiums	4.4	4.7	4.8	4.1	4.2	4.4	4.6	4.1
Merger-related expense	—	—	—	—	—	—	—	16.0
Other real estate expense (income)	(0.9)	(0.3)	(0.8)	—	0.3	(0.1)	(0.4)	—
Other expense	61.4	78.6	55.6	59.0	75.3	51.0	36.2	48.2

Total noninterest expense	$884.8	$859.9	$837.7	$818.2	$836.4	$776.1	$794.0	$812.8

Fully-taxable net interest income increased $40.2 million, or 4.8%, and the net interest margin declined 17 basis points from the fourth quarter of 2002 to the fourth quarter of 2003. The increase in net interest income was attributed to higher balance sheet volumes, which more than offset the adverse impact of the lower rate environment. Total average earning assets increased $10.8 billion, or 10.6%, from the fourth quarter of 2002 to the fourth quarter of 2003. The consolidation of Three Pillars in accordance with FIN 46, contributed $2.7 billion of the increase in total average earning assets. The consolidation of Three Pillars also contributed 6 basis points to the decline in the net interest margin and the consolidation of certain of the Company’s affordable housing partnerships contributed 1 basis point to the decline in net interest margin.

The provision for loan losses for the fourth quarter of 2003 was $70.3 million, a decrease of $26.2 million, or 27.2%, from the fourth quarter of 2002. Net charge-offs declined $25.9 million, or 27.1%, from the fourth quarter of 2002 to the fourth quarter of 2003. The decline in net charges charge-offs was primarily attributable to a decrease in commercial net charge-offs of $21.7 million, or 51.8%.

Noninterest income was $584.1 million in the fourth quarter of 2003, an increase of $56.3 million, or 10.7%, compared to the fourth quarter of 2002. Positively impacting noninterest income were increases in retail investment services, trust and

Annual Report 2003	47	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

TABLE 26 SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE

	Quarters
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Allowance for Loan Losses
Balance – beginning of quarter	$941.4	$940.9	$931.1	$930.1	$929.3	$928.9	$927.6	$867.1
Allowance from acquisitions, dispositions and other activity – net	—	—	9.3	—	—	—	—	15.5
Provision for loan losses	70.3	79.8	82.7	80.8	96.5	98.7	111.0	163.6
Charge-offs	(90.6)	(103.6)	(100.3)	(99.9)	(115.2)	(114.5)	(124.3)	(136.1)
Recoveries	20.8	24.3	18.1	20.1	19.5	16.2	14.6	17.5

Balance – end of quarter	$941.9	$941.4	$940.9	$931.1	$930.1	$929.3	$928.9	$927.6

Ratios
Allowance to quarter-end loans	1.17%	1.19%	1.25%	1.26%	1.27%	1.28%	1.29%	1.31%
Allowance to nonperforming loans	268.1	217.6	194.8	179.0	182.0	167.8	194.0	173.6
Net charge-offs to average loans (annualized)	0.35	0.40	0.44	0.44	0.52	0.54	0.62	0.69
Provision to average loans (annualized)	0.35	0.41	0.45	0.45	0.53	0.55	0.63	0.95
Recoveries to total charge-offs	23.0	23.5	18.0	20.1	16.9	14.2	11.7	12.9
Nonperforming Assets
Nonaccrual loans	$336.5	$423.3	$480.6	$520.1	$511.0	$553.8	$479.0	$534.2
Restructured loans	14.8	9.2	2.5	—	—	—	—	—

Total nonperforming loans	351.3	432.5	483.1	520.1	511.0	553.8	479.0	534.2
Other real estate owned	16.5	19.6	20.9	18.0	18.0	15.0	18.2	18.5
Other repossessed assets	10.3	11.7	11.4	10.3	13.0	25.9	21.3	23.6

Total nonperforming assets	$378.1	$463.8	$515.4	$548.4	$542.0	$594.7	$518.5	$576.3

Ratios
Nonperforming loans to total loans	0.44%	0.55%	0.64%	0.70%	0.70%	0.76%	0.67%	0.75%
Nonperforming assets to total loans plus OREO and other repossessed assets	0.47	0.59	0.68	0.74	0.74	0.82	0.72	0.81
Accruing Loans Past Due 90 Days or More	$196.4	$228.2	$157.1	$165.3	$177.9	$185.8	$175.8	$175.5

TABLE 27 QUARTERLY LINE OF BUSINESS RESULTS

	Retail
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$26,549.6	$25,990.3	$25,276.6	$24,892.9	$24,530.4	$23,745.5	$23,331.4	$21,526.0
Average total liabilities	53,504.8	53,303.4	52,892.6	52,208.7	52,522.0	52,118.4	52,321.3	49,546.2
Average total equity	—	—	—	—	—	—	—	—

Net interest income (FTE)	359.4	348.1	311.9	314.9	331.8	333.8	359.2	335.6
Provision for loan losses	39.1	38.9	37.9	36.7	27.5	26.5	25.2	23.5

Net interest income after provision for loan losses	320.3	309.2	274.0	278.2	304.3	307.3	334.0	312.1
Noninterest income	189.7	186.9	183.4	178.4	177.5	182.4	181.8	166.6
Noninterest expense	322.7	321.5	318.0	315.8	288.1	308.0	324.0	327.1

Total contribution before taxes	187.3	174.6	139.4	140.8	193.7	181.7	191.8	151.6
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$187.3	$174.6	$139.4	$140.8	$193.7	$181.7	$191.8	$151.6

SunTrust Banks, Inc.	48	Annual Report 2003

	Commercial
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$23,847.4	$23,757.2	$23,425.0	$22,535.1	$22,058.2	$21,412.2	$21,305.5	$20,262.1
Average total liabilities	11,620.6	11,070.5	10,401.9	10,199.8	9,823.2	9,053.0	8,469.9	8,153.8
Average total equity	—	—	—	—	—	—	—	—

Net interest income (FTE)	153.9	151.1	141.1	139.4	138.6	134.1	133.0	127.9
Provision for loan losses	6.6	12.3	11.6	11.3	11.2	7.2	10.3	9.8

Net interest income after provision for loan losses	147.3	138.8	129.5	128.1	127.4	126.9	122.7	118.1
Noninterest income	83.9	87.6	66.5	68.7	58.3	52.9	55.9	61.1
Noninterest expense	94.8	103.9	80.7	79.2	97.6	73.5	78.4	89.5

Total contribution before taxes	136.4	122.5	115.3	117.6	88.1	106.3	100.2	89.7
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$136.4	$122.5	$115.3	$117.6	$88.1	$106.3	$100.2	$89.7

	Corporate & Investment Banking
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$21,469.9	$24,349.5	$21,444.5	$22,268.6	$22,376.7	$21,376.8	$20,974.3	$22,017.4
Average total liabilities	9,340.0	11,642.1	7,560.1	7,738.4	7,394.6	6,261.0	5,775.1	6,000.2
Average total equity	—	—	—	—	—	—	—	—

Net interest income (FTE)	76.1	72.9	68.9	62.1	63.4	63.0	65.8	76.3
Provision for loan losses	16.9	28.0	31.3	31.0	50.8	41.7	79.4	55.2

Net interest income after provision for loan losses	59.2	44.9	37.6	31.1	12.6	21.3	(13.6)	21.1
Noninterest income	137.3	133.3	153.7	123.2	133.3	126.3	140.1	127.0
Noninterest expense	95.5	94.3	90.7	88.0	80.5	83.9	93.4	107.8

Total contribution before taxes	101.0	83.9	100.6	66.3	65.4	63.7	33.1	40.3
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$101.0	$83.9	$100.6	$66.3	$65.4	$63.7	$33.1	$40.3

	Mortgage
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$22,597.0	$24,933.8	$21,549.3	$20,850.7	$20,030.8	$18,005.1	$17,846.1	$18,813.6
Average total liabilities	1,458.4	2,392.1	1,900.5	1,446.0	1,562.3	1,166.5	1,151.9	1,177.2
Average total equity	—	—	—	—	—	—	—	—

Net interest income (FTE)	129.7	161.1	128.7	126.4	112.1	82.3	87.8	92.4
Provision for loan losses	1.9	1.8	1.6	1.5	1.5	1.6	1.6	1.7

Net interest income after provision for loan losses	127.8	159.3	127.1	124.9	110.6	80.7	86.2	90.7
Noninterest income	8.6	(10.4)	14.1	2.4	5.1	(7.8)	11.2	4.9
Noninterest expense	82.5	82.7	73.6	68.7	64.0	44.9	53.5	61.5

Total contribution before taxes	53.9	66.2	67.6	58.6	51.7	28.0	43.9	34.1
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$53.9	$66.2	$67.6	$58.6	$51.7	$28.0	$43.9	$34.1

Annual Report 2003	49	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

	Private Client Services
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$2,362.2	$2,296.7	$2,137.7	$1,930.5	$1,873.1	$1,731.0	$1,727.8	$1,720.2
Average total liabilities	1,563.9	1,568.7	1,535.2	1,451.3	1,587.2	1,532.1	1,583.4	1,543.9
Average total equity	—	—	—	—	—	—	—	—

Net interest income (FTE)	12.4	11.8	9.8	9.7	10.0	9.9	10.2	10.1
Provision for loan losses	0.5	0.6	0.5	0.4	0.6	0.5	0.6	0.6

Net interest income after provision for loan losses	11.9	11.2	9.3	9.3	9.4	9.4	9.6	9.5
Noninterest income	172.5	165.4	165.1	157.1	149.4	155.9	167.1	157.1
Noninterest expense	131.0	134.9	125.7	122.3	117.7	115.7	119.2	120.2

Total contribution before taxes	53.4	41.7	48.7	44.1	41.1	49.6	57.5	46.4
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$53.4	$41.7	$48.7	$44.1	$41.1	$49.6	$57.5	$46.4

	Corporate/Other
	2003				2002
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$27,929.9	$25,374.3	$25,614.9	$25,798.4	$23,958.5	$21,575.3	$21,306.9	$20,456.8
Average total liabilities	37,832.6	37,488.2	36,293.8	36,445.5	33,114.9	28,771.6	28,447.2	29,988.9
Average total equity	9,435.8	9,236.8	8,864.1	8,786.6	8,823.3	8,943.3	8,743.2	8,385.9

Net interest income (FTE)	146.0	99.4	150.0	180.6	181.5	192.0	167.2	165.4
Provision for loan losses	5.2	(1.7)	(0.4)	(0.1)	4.8	21.2	(6.0)	72.7

Net interest income after provision for loan losses	140.8	101.1	150.4	180.7	176.7	170.8	173.2	92.7
Noninterest income	(7.9)	11.7	14.0	17.9	4.2	39.1	45.5	73.8
Noninterest expense	158.4	122.6	149.0	144.4	188.5	150.3	125.5	106.6

Total contribution before taxes	(25.5)	(9.8)	15.4	54.2	(7.6)	59.6	93.2	59.9
Provision for income taxes	164.0	147.6	156.5	153.8	91.9	146.2	176.1	116.8

Net loss	$(189.5)	$(157.4)	$(141.1)	$(99.6)	$(99.5)	$(86.6)	$(82.9)	$(56.9)

investment management income, and service charges on deposits. Retail investment services income increased $10.7 million, or 32.4%, quarter over quarter, primarily due to an increase in broker production, the number of brokers, and increased revenue generated from Alexander Key. Trust and investment management income increased $10.2 million, or 8.5%, from the fourth quarter of 2002 to the fourth quarter of 2003. The increase in trust and investment income was attributed to strong sales momentum and improved customer retention. Service charges on deposit accounts increased $9.1 million, or 5.8%, from the fourth quarter of 2002 to the fourth quarter of 2003 primarily due to increased NSF/stop payment volumes. Additionally, other noninterest income increased $29.1 million, or 225.3%, in the fourth quarter of 2003 compared to the same period of the prior year primarily due to the consolidation of certain of the Company’s affordable housing partnerships.

Noninterest expense in the fourth quarter of 2003 was $884.8 million, an increase of $48.4 million, or 5.8%, from the fourth quarter of 2002. Personnel expense grew $60.0 million, or 13.1%, from the fourth quarter of 2002 to the fourth quarter of 2003. The increase in personnel expense was mainly attributable to incentive and commissions payments related to higher business volumes and an $11.5 million increase in performance incentives as the Company met certain financial targets which were not achieved in 2002. Pension expense increased $11.4 million due to a reduced expected rate of return on plan assets and a lower discount rate for measuring pension liabilities. The consolidation of certain affordable housing partnerships resulted in an additional $14.6 million of noninterest expense in the fourth quarter of 2003 compared to last year.

Provision for income taxes was $152.0 million for the fourth quarter of 2003 compared to $81.6 million in the same period of 2002. The provision represents an effective tax rate of 30.7% for the fourth quarter of 2003, compared to 19.4% for the fourth quarter of 2002. The fourth quarter 2003 effective tax rate was representative of the Company’s long-term normalized tax rate of 30-31%. The lower fourth quarter 2002 effective tax was primarily due to tax benefits resulting from the Company standardizing the recognition of low income housing tax credits and dividends declared by a real estate investment trust subsidiary.

SunTrust Banks, Inc.	50	Annual Report 2003

SUPERVISION AND REGULATION

As a bank holding company and a financial holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the Federal Reserve). SunTrust Bank (the Bank) is a Georgia state bank which has branches in Georgia, Florida, Tennessee, Alabama, Virginia, Maryland, South Carolina, and the District of Columbia. The Bank is a member of the Federal Reserve System, and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance.

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

The Company’s nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Capital Markets, Inc. is a broker-dealer and investment adviser registered with the Securities and Exchange Commission (SEC) and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (NASD). SunTrust Securities, Inc. is also a broker-dealer and investment adviser registered with the SEC and a member of the NASD. Trusco Capital Management, Inc. is an investment adviser registered with the SEC. The Company also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the office of the Comptroller of the Currency.

On November 12, 1999, financial modernization legislation known as the Gramm-Leach-Bliley Act (the Act) was signed into law. Under the Act, a bank holding company which elects to become a financial holding company may engage in expanded securities activities, insurance sales and underwriting activities, and other financial activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. The Company has elected to become a financial holding company under the Act.

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

Annual Report 2003	51	SunTrust Banks, Inc.

MANAGEMENT’S DISCUSSION continued

Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions or future conditional verbs such as “will,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	competitive pressures among local, regional and international banks, thrifts, credit unions and other nonbank financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins and impact funding sources;

•	general economic or business conditions in the geographic regions and industries in which SunTrust operates as well as the risk of domestic or international military or terrorist activities or conflicts, may lead to a deterioration in credit quality or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged;

•	various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators;

•	changes may occur in the securities markets; and

•	competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust. Other factors that may cause actual results to differ from the forward-looking statements include the following:

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits;

•	the effects of competitors’ pricing policies;

•	the Company’s success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts; and

•	the effect of corporate restructurings, mergers, acquisitions and/or dispositions and their integration into the Company, the actual restructuring and other charges related thereto and management’s ability to manage these and other risks, including achieving the expected revenue growth and/or expense savings from such corporate restructurings, mergers, acquisitions and/or dispositions.

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

COMMUNITY REINVESTMENT

A hallmark of SunTrust’s traditional success and a key element in its future strategy is the Company’s local market orientation. Experience has shown that no one knows the unique needs of each community better than the people who live and work there. Local SunTrust leaders are charged with supporting the overall Company reinvestment initiative by identifying opportunities and achieving lending, investment and service goals to ensure that the Company is doing the right things in the right places.

The effectiveness of our approach was underscored in 2003 with an “Outstanding” Community Reinvestment Act (CRA) rating from the Federal Reserve Bank of Atlanta in its latest examination of SunTrust Bank. This is the highest CRA rating that can be achieved, and it reflects the sustained effort the Company has made to continue growing and improving its community investment activities.

Overall policy direction and oversight for SunTrust’s community reinvestment efforts is provided by a senior level committee, consisting of line of business heads and geographic group level executives and led by a member of the Company’s Policy Committee.

SunTrust’s financial support for building communities through its extensive lending activities, investments and corporate contributions continued to grow in 2003. The opportunity for achieving the American dream of home ownership across all economic levels is necessary for a healthy and growing community. In 2003, the Company made more than 36,000 loans totaling approximately $4.2 billion to provide housing in low- to moderate-income areas. In addition, almost 83,000 loans totaling $8.4 billion were made to families with low- to moderate-income to purchase or rehabilitate their homes. Once again these figures represent continuing growth in the volume of SunTrust’s housing-related lending to low- and moderate-income communities.

In addition to housing, businesses of every size play a vital role in the lifeblood of a community. In 2003, SunTrust provided nearly 48,000 small businesses loans for a total of $5.1 billion. Businesses located in low- to moderate-income communities received more than 10,000 of these loans totaling approximately $1.3 billion. More than 36,000 of SunTrust’s small business loans (or 75% of the total) had an original principal

SunTrust Banks, Inc.	52	Annual Report 2003

balance of $100,000 or less. Also in 2003, SunTrust made 30,000 loans totaling over $2.1 billion to small businesses with annual revenues of $1 million or less.

The Company continued to play a very active role in providing funding for affordable housing projects through membership in the Federal Home Loan Bank as one of the leading lenders in its Affordable Housing Program and Community Investment Program. SunTrust continues to create quality housing for families and seniors of modest means through its SunTrust Community Development Corporation (CDC), which helps them build better lives and preserve and enhance the quality and character of their surrounding communities. Through the SunTrust CDC and our investments in low-income housing tax credits, SunTrust has provided equity financing of $540 million that has created nearly 25,000 units of affordable housing throughout the Southeast.

In addition, SunTrust makes bond investments that help finance community development initiatives such as public housing and school construction, and invests in targeted mortgage-backed securities providing affordable single-family and rental housing. The Company makes grants in and equity investments to local and regional groups providing affordable housing or promoting small business development. Through lending, investing and services, SunTrust continues to adhere to the principle “Build your community and you will build your bank.”

CONTROLS AND PROCEDURES

A review and evaluation was performed by the Company’s management, including the Company’s Chief Executive Officer (the CEO) and Chief Financial Officer (the CFO), of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of the end of the period covered by this Annual Report. Based on that review and evaluation, the CEO and CFO have concluded that the Company’s current disclosure controls and procedures, as designed and implemented, were effective. There have been no significant changes in the Company’s internal controls or in other factors that could significantly affect the Company’s internal controls subsequent to the date of their evaluation. There were no significant material weaknesses identified in the course of such review and evaluation and, therefore, no corrective measures were taken by the Company.

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

PROPERTIES

The Company’s headquarters are located in Atlanta, Georgia. As of December 31, 2003, SunTrust Bank owned 746 of its 1,183 full-service banking offices, and leased the remaining banking offices. (See Note 8 to the Consolidated Financial Statements.)

Annual Report 2003	53	SunTrust Banks, Inc.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL INFORMATION

Financial statements and information in this Annual Report were prepared in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the financial statements and related information. Accordingly, they maintain an extensive system of internal controls and accounting policies and procedures to provide reasonable assurance of the accountability and safeguarding of Company assets, and of the accuracy of financial information. These procedures include management evaluations of asset quality and the impact of economic events, organizational arrangements that provide an appropriate division of responsibility and a program of internal audits to evaluate independently the adequacy and application of financial and operating controls and compliance with Company policies and procedures.

The Company’s independent auditors, PricewaterhouseCoopers LLP, express their opinion as to the fairness of the financial statements presented. Their opinion is based on an audit conducted in accordance with generally accepted auditing standards as described in their report.

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

The Company assessed its internal control system as of December 31, 2003, in relation to criteria for effective internal control over consolidated financial reporting described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, the Company believes that, as of December 31, 2003, its system of internal controls over consolidated financial reporting met those criteria.

L. Phillip Humann

Chairman of the Board of Directors,

President and Chief Executive Officer

John W. Spiegel

Vice Chairman

and Chief Financial Officer

Jorge Arrieta

Senior Vice President

and Controller

ABBREVIATIONS

Within the Consolidated Financial Statements and the notes thereto, the following references will be used:

SunTrust Banks, Inc. – Company or SunTrust

SunTrust Bank Holding Company – Bank Parent Company

SunTrust Bank – Bank

SunTrust Banks, Inc.	54	Annual Report 2003

REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUNTRUST BANKS, INC.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the Consolidated Financial Statements, during 2002 the Company changed its method of accounting for goodwill and intangible assets.

Atlanta, Georgia

January 12, 2004

Annual Report 2003	55	SunTrust Banks, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(Dollars in thousands except per share data)	2003	2002	2001
Interest Income
Interest and fees on loans	$3,593,630	$3,959,041	$4,908,775
Interest and fees on loans held for sale	448,322	280,353	211,471
Interest and dividends on securities available for sale
Taxable interest	609,500	755,664	965,694
Tax-exempt interest	17,971	21,267	27,669
Dividends[1]	66,671	62,967	68,207
Interest on funds sold and securities purchased under agreements to resell	15,673	24,475	51,164
Interest on deposits in other banks	146	7,018	5,743
Other interest	16,929	24,412	40,851

Total interest income	4,768,842	5,135,197	6,279,574

Interest Expense
Interest on deposits	771,631	1,117,296	1,812,385
Interest on funds purchased and securities sold under agreements to repurchase	106,174	140,463	412,218
Interest on other short-term borrowings	33,511	14,062	63,359
Interest on long-term debt	537,223	619,667	739,012

Total interest expense	1,448,539	1,891,488	3,026,974

Net Interest Income	3,320,303	3,243,709	3,252,600
Provision for loan losses	313,550	469,792	275,165

Net interest income after provision for loan losses	3,006,753	2,773,917	2,977,435

Noninterest Income
Fees and other charges	800,129	730,461	570,168
Service charges on deposit accounts	643,103	612,918	510,249
Trust and investment management income	502,409	504,548	486,116
Mortgage production	150,138	92,318	82,166
Mortgage servicing	(177,512)	(110,088)	(6,073)
Other noninterest income	260,858	234,123	256,169
Securities gains	123,876	204,547	153,080

Total noninterest income	2,303,001	2,268,827	2,051,875

Noninterest Expense
Employee compensation	1,585,919	1,512,117	1,484,483
Employee benefits	358,644	306,415	192,969
Net occupancy expense	237,266	229,258	210,436
Equipment expense	178,443	174,809	189,763
Marketing and customer development	100,280	79,987	103,998
Merger-related expense	—	15,998	—
Other noninterest expense	940,064	900,836	818,221

Total noninterest expense	3,400,616	3,219,420	2,999,870

Income before provision for income taxes	1,909,138	1,823,324	2,029,440
Provision for income taxes	576,841	491,515	653,903

Net Income	$1,332,297	$1,331,809	$1,375,537

Net income per average common share:
Diluted	$4.73	$4.66	$4.72
Basic	4.79	4.71	4.78

Average common shares – diluted (thousands)	281,434	286,052	291,584
Average common shares – basic (thousands)	278,295	282,495	287,702
[1]Includes dividends on 48,266,496 shares of common stock of The Coca-Cola Company	$42,475	$38,613	$34,752

See notes to Consolidated Financial Statements.

SunTrust Banks, Inc.	56	Annual Report 2003

CONSOLIDATED BALANCE SHEETS

	At December 31
(Dollars in thousands)	2003	2002
Assets
Cash and due from banks	$3,931,653	$4,455,776
Interest-bearing deposits in other banks	16,329	10,238
Funds sold and securities purchased under agreements to resell	1,373,392	1,092,281
Trading assets	1,853,137	1,717,774
Securities available for sale[1]	25,606,884	23,445,182
Loans held for sale	5,552,060	7,747,793
Loans	80,732,321	73,167,935
Allowance for loan losses	(941,922)	(930,114)

Net loans	79,790,399	72,237,821
Premises and equipment	1,595,307	1,607,200
Goodwill	1,077,638	963,761
Other intangible assets	639,619	612,158
Customers’ acceptance liability	63,014	45,594
Other assets	3,893,721	3,386,945

Total assets	$125,393,153	$117,322,523

Liabilities and Shareholders’ Equity
Noninterest-bearing consumer and commercial deposits	$21,001,324	$18,080,496
Interest-bearing consumer and commercial deposits	51,923,322	52,146,314

Total consumer and commercial deposits	72,924,646	70,226,810
Brokered deposits	3,184,084	3,169,826
Foreign deposits	5,080,789	6,309,992

Total deposits	81,189,519	79,706,628
Funds purchased and securities sold under agreements to repurchase	9,505,246	10,402,536
Other short-term borrowings	4,175,415	1,368,425
Long-term debt	15,313,922	11,879,820
Acceptances outstanding	63,014	45,594
Trading liabilities	1,048,543	930,645
Other liabilities	4,366,328	4,219,379

Total liabilities	115,661,987	108,553,027

Commitments and contingencies – Notes 8, 13, 17, 18, 21
Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	294,163	294,163
Additional paid in capital	1,288,311	1,276,110
Retained earnings	7,149,118	6,322,217
Treasury stock and other	(664,518)	(632,464)

Realized shareholders’ equity	8,067,074	7,260,026
Accumulated other comprehensive income	1,664,092	1,509,470

Total shareholders’ equity	9,731,166	8,769,496

Total liabilities and shareholders’ equity	$125,393,153	$117,322,523

Common shares outstanding	281,923,057	282,504,571
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	12,239,700	11,658,186
[1] Includes net unrealized gains on securities available for sale	$2,614,512	$2,421,562

See notes to Consolidated Financial Statements.

Annual Report 2003	57	SunTrust Banks, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Additional Paid in Capital	Retained Earnings	Treasury Stock and Other[1]	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2001	$323,163	$1,274,416	$6,312,044	$(1,613,189)	$1,942,774	$8,239,208
Net income	—	—	1,375,537	—	—	1,375,537
Other comprehensive income:
Adoption of SFAS No. 133	—	—	—	—	(10,560)	(10,560)
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	(45,169)	(45,169)
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	(231,792)	(231,792)

Total comprehensive income						1,088,016
Cash dividends declared and paid, $1.60 per share	—	—	(463,529)	—	—	(463,529)
Exercise of stock options	—	(15,771)	—	34,784	—	19,013
Acquisition of treasury stock	—	—	—	(551,485)	—	(551,485)
Retirement of treasury stock	(29,000)	—	(1,744,101)	1,773,101	—	—
Performance stock activity	—	103	—	(103)	—	—
Amortization of compensation element of performance stock	—	—	—	6,110	—	6,110
Issuance of stock for employee benefit plans	—	861	—	21,374	—	22,235

Balance, December 31, 2001	294,163	1,259,609	5,479,951	(329,408)	1,655,253	8,359,568
Net income	—	—	1,331,809	—	—	1,331,809
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	8,984	8,984
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	(126,891)	(126,891)
Accumulated other comprehensive income related to retirement plans	—	—	—	—	(27,876)	(27,876)

Total comprehensive income						1,186,026
Cash dividends declared and paid, $1.72 per share	—	—	(489,543)	—	—	(489,543)
Exercise of stock options and stock compensation element	—	(6,801)	—	19,625	—	12,824
Acquisition of treasury stock	—	—	—	(340,656)	—	(340,656)
Performance stock activity	—	17,236	—	(19,842)	—	(2,606)
Amortization of compensation element of performance stock	—	—	—	3,074	—	3,074
Issuance of stock for employee benefit plans	—	6,066	—	34,743	—	40,809

Balance, December 31, 2002	294,163	1,276,110	6,322,217	(632,464)	1,509,470	8,769,496
Net income	—	—	1,332,297	—	—	1,332,297
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	29,488	29,488
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	115,254	115,254
Accumulated other comprehensive income related to retirement plans	—	—	—	—	9,881	9,881

Total comprehensive income						1,486,920
Cash dividends declared and paid, $1.80 per share	—	—	(505,396)	—	—	(505,396)
Exercise of stock options and stock compensation element	—	(1,859)	—	38,526	—	36,667
Acquisition of treasury stock	—	—	—	(182,152)	—	(182,152)
Acquisition of Lighthouse Financial Services, Inc.	—	11,745	—	64,144	(1)	75,888
Performance stock activity	—	(572)	—	572	—	—
Amortization of compensation element of performance stock	—	—	—	5,475	—	5,475
Issuance of stock for employee benefit plans	—	2,887	—	41,381	—	44,268

Balance, December 31, 2003	$294,163	$1,288,311	$7,149,118	$(664,518)	$1,664,092	$9,731,166

[1]	Balance at December 31, 2003 includes $634,878 for treasury stock and $29,640 for compensation element of restricted stock. Balance at December 31, 2002 includes $603,602 for treasury stock and $28,862 for compensation element of restricted stock. See notes to Consolidated Financial Statements.

SunTrust Banks, Inc.	58	Annual Report 2003

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Cash Flows from Operating Activities
Net income	$1,332,297	$1,331,809	$1,375,537
Adjustments to reconcile net income to net cash provided by operating activities:
Net gain on extinguishment of debt	—	—	(9,720)
Depreciation, amortization and accretion	881,542	619,965	357,371
Origination of mortgage servicing rights	(384,198)	(277,343)	(159,278)
Provisions for loan losses and foreclosed property	314,667	470,730	275,541
Deferred income tax provision	179,905	146,326	42,035
Amortization of compensation element of performance stock	5,475	3,074	6,110
Securities gains	(123,876)	(204,547)	(153,080)
Net gain on sale of assets	(12,596)	(16,030)	(8,467)
Originated loans held for sale, net	(43,816,219)	(28,954,686)	(21,455,760)
Sales of loans held for sale	46,011,952	25,526,486	18,895,447
Net increase in other assets	(526,923)	(852,597)	(679,140)
Net increase in other liabilities	271,207	643,203	359,155

Net cash provided by (used in) operating activities	4,133,233	(1,563,610)	(1,154,249)

Cash Flows from Investing Activities
Proceeds from maturities of securities available for sale	10,841,607	5,217,479	3,114,827
Proceeds from sales of securities available for sale	7,633,468	5,626,929	5,419,095
Purchases of securities available for sale	(19,933,984)	(14,687,010)	(7,754,258)
Net (increase) decrease in loans	(5,533,737)	(2,744,616)	332,021
Proceeds from sale of loans	392,412	721,195	762,405
Capital expenditures	(157,608)	(123,245)	(89,224)
Proceeds from the sale of other assets	39,324	29,599	35,889
Net cash proceeds received from consolidation of affordable housing partnerships	13,932	—	—
Net cash proceeds (used for) received from acquisitions, net of cash acquired	(34,261)	1,160,333	—

Net cash (used in) provided by investing activities	(6,738,847)	(4,799,336)	1,820,755

Cash Flows from Financing Activities
Net increase in consumer and commercial deposits	2,404,052	3,481,945	5,644,915
Net (decrease) increase in foreign and brokered deposits	(1,328,925)	4,224,638	(7,641,830)
Net decrease in funds purchased and other short-term borrowings	(1,124,378)	(131,681)	(902,003)
Proceeds from the issuance of long-term debt	3,281,676	1,451,692	7,114,068
Repayment of long-term debt	(257,119)	(2,236,225)	(3,389,198)
Proceeds from the exercise of stock options and stock compensation expense	36,667	12,824	19,013
Proceeds from stock issuance	44,268	40,809	22,235
Acquisition of treasury stock	(182,152)	(340,656)	(551,485)
Performance stock activity	—	(2,606)	—
Dividends paid	(505,396)	(489,543)	(463,529)

Net cash provided by (used in) financing activities	2,368,693	6,011,197	(147,814)

Net (decrease) increase in cash and cash equivalents	(236,921)	(351,749)	518,692
Cash and cash equivalents at beginning of year	5,558,295	5,910,044	5,391,352

Cash and cash equivalents at end of period	$5,321,374	$5,558,295	$5,910,044

Supplemental Disclosure
Interest paid	$1,465,030	$1,926,320	$3,118,383
Income taxes paid, net	358,391	440,518	446,814
Non-cash impact to total assets as a result of consolidation of Three Pillars	2,857,316	—	—
Non-cash impact of securitizing loans	—	—	1,903,518
Non-cash impact of STAR Systems Inc. sale	—	—	52,919

See notes to Consolidated Financial Statements.

Annual Report 2003	59	SunTrust Banks, Inc.

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

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates; however, in the opinion of management, such variances would not be material. Certain reclassifications have been made to prior year amounts to conform to the 2003 presentation.

SECURITIES

Securities in the investment portfolio are classified as securities available for sale and are carried at market value with unrealized gains and losses, net of any tax effect, included in accumulated other comprehensive income as a component of shareholders’ equity. Realized gains and losses on the securities portfolio are determined using the specific identification method and recognized currently in the Consolidated Statements of Income.

Trading account securities are carried at market value with the gains and losses, determined using the specific identification method and recognized currently in the Consolidated Statements of Income. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments of trading account securities and from recording the results of sales.

LOANS HELD FOR SALE

Loans held for sale that are not documented as the hedged item in a fair value hedge are carried at the lower of aggregate cost or market value. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other noninterest income.

Loans held for sale that are documented as the hedged item in a fair value hedge are carried at fair value. Fair value is based on the contract prices at which the loan will be sold, or if the loan is not committed for sale, the current market price.

The Company classifies certain residential mortgage loans and student loans as loans held for sale. Upon transfer to loans held for sale, any losses are recorded through the allowance for loan losses with subsequent losses recorded as a component of noninterest expense.

LOANS

Interest income on all types of loans is accrued based upon the outstanding principal amounts, except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no longer doubt of future collection of principal. Loans classified as nonaccrual, except for smaller balance homogenous loans, which include consumer and residential loans, meet the criteria to be considered impaired loans. The Company classifies a loan as nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well-secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. Consumer and residential mortgage loans are typically placed on nonaccrual when payments have been in default for 90 and 125 days or more, respectively. (See Allowance for Loan Losses section of this Note for further discussion of impaired loans.)

Fees and incremental direct costs associated with the loan origination and pricing process are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letter of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income using the straight-line method over the commitment period.

ALLOWANCE FOR LOAN LOSSES

The Company’s allowance for loan losses is that amount considered adequate to absorb losses in the portfolio based on management’s evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider the level of problem loans, prior loan loss experience, as well as the impact of current economic conditions, portfolio concentrations and other risk factors. Specific allowances for loan losses are established for individual impaired loans as required per SFAS Nos. 114 and 118. The specific allowance established for these loans is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flow, the loan’s estimated market value or the estimated fair value of the underlying collateral. General allowances are established for loans that can be grouped into pools based on similar characteristics as outlined in SFAS No. 5. In this process, general allowance factors are based on the results of a statistical loss migration analysis and other analyses of recent and historical charge-off experience and are typically applied to the portfolio in terms of loan type and internal credit risk ratings. Economic

SunTrust Banks, Inc.	60	Annual Report 2003

conditions, concentrations and other risk factors are based on economic indicators, concentrations of credit risk and administrative factors that are not otherwise addressed and have a bearing on the collectibility of loans.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets’ estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and improvements are capitalized.

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

All other identified finite-lived intangible assets are amortized over their useful lives and evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

MORTGAGE SERVICING RIGHTS

The Company recognizes as assets the rights to service mortgage loans for others whether the servicing rights are acquired through purchase or loan origination. Purchased MSRs are capitalized at cost. The carrying value of MSRs is maintained on the balance sheet in intangible assets. For loans originated and sold where the servicing rights have been retained, the Company allocates the cost of the loan and the servicing rights based on their relative fair market values. Fair value is determined through a review of valuation assumptions that are supported by market and economic data collected from various outside sources. The Company records amortization of the MSRs based on two components. First, the Company amortizes fully the remaining balance of all MSRs for loans paid-in-full in recognition of the termination of future cash flow streams, and second, normal amortization (amortization of the surviving MSRs) is recorded based on the current market cash flows. The current market cash flows are calculated and updated monthly by applying market-driven assumptions, such as interest rate and prepayment speed assumptions.

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

EARNINGS PER SHARE

Basic earnings per share are based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted-average number of common shares outstanding during each period, plus common shares calculated for stock options and performance restricted stock outstanding using the treasury stock method.

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

Under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on the date that a derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); (3) a foreign currency fair value or cash flow hedge (foreign currency hedge); or (4) held for trading (trading instruments). Changes in the fair value of a derivative that is highly

Annual Report 2003	61	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

effective, and that has been designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge, are recorded in other comprehensive income, with any ineffective portion recorded in current period earnings. Changes in the fair value of derivative trading instruments are reported in current period earnings.

STOCK-BASED COMPENSATION

The Company sponsors a stock-based employee compensation plan, which is further described in Note 16. Prior to 2002, the Company accounted for the plan under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in 2001’s net income since all options granted had an exercise price equal to market value on the date of grant. Effective January 1, 2002, the Company adopted the fair-value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively, to all awards granted after January 1, 2002. Awards under the Company’s plan typically vest over three years. The cost related to stock-based employee compensation included in the determination of net income for 2003 and 2002 was less than that which would have been recognized if the fair-value based method had been applied to all awards since the original effective date of SFAS No.123. The effect on net income and earnings per share if the fair-value based method had been applied to all awards in each period is included in Note 16.

OFF-BALANCE SHEET ENTITIES

The Company has a multi-seller commercial paper conduit relationship with a variable interest entity (VIE), Three Pillars. See Note 17 for further discussion of Three Pillars. As of December 31, 2002, the Company was not required to consolidate Three Pillars based on the requirements of SFAS No.140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities;” Accounting Research Bulletin (ARB) 51, “Consolidated Financial Statements;” SFAS No. 94, “Consolidation of All Majority-Owned Subsidiaries;” EITF D-14, “Transactions involving Special-Purpose Entities,” and other accounting principles generally accepted in the United States.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which addressed the criteria for the consolidation of off-balance sheet entities similar to Three Pillars. FIN 46 nullified the consensus reached in various accounting pronouncements and interpretations and required consolidation of Three Pillars. SunTrust adopted the provisions of FIN 46 for certain of the Company’s VIEs and consolidated Three Pillars as of July 1, 2003.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46(R)), which replaced the Interpretation issued in January 2003. FIN 46(R) is effective for reporting periods ending after March 15, 2004. SunTrust will adopt FIN 46(R) for the quarter ended March 31, 2004 and will continue to apply FIN 46 in the interim. The adoption of FIN 46(R) is not expected to have a significant impact on the financial statements of SunTrust.

ACCOUNTING POLICIES ADOPTED

In May of 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” This Statement rescinded SFAS No. 4 and 64, “Reporting Gains and Losses from Extinguishment of Debt” and “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” respectively, and restricted the classification of early extinguishment of debt as an extraordinary item to the provisions of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” The Statement also rescinded SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers,” which was no longer necessary because the transition to the provisions of the Motor Carrier Act of 1980 was complete. The Statement also amended SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Finally, the Statement made various technical corrections to existing pronouncements which were not considered substantive.

The provisions of this Statement relating to the rescission of SFAS No. 4 and 64 were effective for fiscal years beginning after May 15, 2002. The provisions relating to amendments of SFAS No. 13 were effective for transactions initiated after May 15, 2002, and all other provisions were effective for financial statements issued after May 15, 2002. Additionally, there was retroactive application for any gain or loss on extinguishment of debt that was classified as extraordinary in a prior period that does not meet the criteria in APB Opinion No. 30, requiring reclassification of this gain or loss. As of January 1, 2003, the Company adopted all provisions of this Statement, and the adoption did not have a material impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 provides guidance on the recognition and measurement of liabilities for costs associated with exit or disposal activities. SFAS No. 146 was effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this Statement as of January 1, 2003, and it did not have a material impact on the Company’s financial position or results of operations.

SunTrust Banks, Inc.	62	Annual Report 2003

In November 2002, FASB issued FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FIN 34.” FIN 45 details the disclosures that should be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Interpretation also requires a company to record a liability for certain guarantees that have been issued. The disclosure provisions were effective for interim or annual periods ending after December 15, 2002. The recognition requirements of the Interpretation were effective for all guarantees issued or modified subsequent to December 31, 2002. The Company adopted the recognition requirements of FIN 45 on January 1, 2003, and they did not have a material impact on the Company’s financial position or results of operations. The required disclosures are included in Note 18 to the Consolidated Financial Statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No.148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide three alternative methods of transition to SFAS 123’s fair-value method of accounting for stock-based compensation. The Statement also amended disclosure provisions of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require additional disclosures in annual and interim financial statements. The Statement was effective for fiscal years ending after December 15, 2002. The amendment of the disclosure requirements of Opinion No. 28 was effective for interim financial reports beginning after December 15, 2002. Effective January 1, 2002, the Company adopted the fair-value method using the prospective method of transition. The prospective method required the Company to apply the provisions of SFAS No. 123 to new stock awards granted from the beginning of the year of adoption and going forward. Note 16 includes the annual disclosures required by SFAS No. 148.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 is an Interpretation of ARB No. 51 and addresses consolidation by business enterprises of variable interest entities (VIEs). The Interpretation is based on the concept that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. Business enterprises are required under the provisions of the Interpretation to identify VIEs, based on specified characteristics, and then determine whether they should be consolidated. An enterprise that holds a majority of the variable interests is considered the primary beneficiary and would consolidate the VIE. In addition to the primary beneficiary, an enterprise that holds a significant variable interest in a VIE is required to make certain interim and annual disclosures.

The Interpretation was effective immediately for all enterprises with variable interests in VIEs created after January 31, 2003. A public entity with variable interests in a VIE created before February 1, 2003, was required to apply the provisions of this Interpretation for the first interim or annual reporting period ending after December 15, 2003; however, early adoption was permitted. As of July 1, 2003, the Company adopted the Interpretation and the disclosures related to certain of the Company’s variable interests in VIEs.

On December 24, 2003, the FASB issued a revision of FIN 46 (FIN 46(R)), which replaces the Interpretation issued in January 2003. The revised Interpretation clarifies some of the provisions of FIN 46 and provides additional exemptions for certain entities. Under the provisions of FIN 46(R), SunTrust is permitted to continue the application of FIN 46 until the reporting period ending March 31, 2004, at which time the Company will adopt the provisions of FIN 46(R).

The Company does not expect the adoption of FIN 46(R) to have a material impact on the Company’s financial position or results of operations. The required disclosures related to the Company’s variable interests in VIEs are included in Note 17 to the Consolidated Financial Statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The Statement was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes guidelines on how instruments sharing the characteristics of both liabilities and equity should be classified and measured. Financial instruments falling within the scope of the Statement must be classified as liabilities. SFAS No.150 was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective for the first interim period beginning after June 15, 2003; however, in November 2003, the FASB decided to defer the provisions of SFAS No. 150 as they apply to certain mandatorily redeemable noncontrolling interests. The deferral for this type of instrument is expected to remain in effect while these interests are addressed by the FASB. SunTrust will continue to monitor and evaluate the impact of FASB’s decisions as they relate to the deferral provisions of SFAS No. 150. The adoption of the remainder of this statement did not have a material impact on the Company’s financial position or results of operations.

Annual Report 2003	63	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004.

In December 2003, the Securities Exchange Commission (SEC) Staff announced that it will issue a Staff Accounting Bulletin (SAB) addressing the accounting treatment for mortgage loan interest rate lock commitments. The SAB will require interest rate lock commitments that relate to mortgage loans held for sale to be accounted for, by the issuer of the interest rate lock commitment, under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as written options that would be reported as liabilities until either they are exercised or they expire unexercised. SunTrust hedges its interest rate lock commitments with fair value hedging instruments and the SAB, if issued, would restrict the Company’s ability to apply fair value accounting to the interest rate lock commitments that could be reported as an asset on the Company’s balance sheet, while the hedges in place would be subject to unrestricted fair value accounting. The SAB is expected to be effective for interest rate lock commitments entered into in the period beginning after March 15, 2004. The Company is in the process of assessing the impact this SAB will have on its results of operation.

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was signed into law. The Medicare Act calls for sponsors of retiree health care benefit plans to be reimbursed for a certain percentage of the prescription cost for retirees. SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” requires enacted changes in relevant laws to be considered in current period measurements of postretirement benefit costs and

Accumulated Postretirement Benefit Obligations (APBO). Therefore, under SFAS No. 106, measures of APBO and net periodic post retirement benefit costs on or after the date of enactment should reflect the effects of the Medicare Act. However, certain accounting issues raised in the Medicare Act have resulted in the FASB allowing plan sponsors to elect to defer accounting for the effects of the Medicare Act until further guidance is issued. SunTrust elected to defer until the FASB issues additional guidance, which is expected to be later in 2004. Nonetheless, certain disclosures are required as of December 31, 2003, and are included in Note 16 to the Consolidated Financial Statements. SunTrust is in the process of analyzing the impact the Medicare Act will have on the Company’s financial position and results of operations when adopted.

NOTE 2 ACQUISITIONS

SunTrust completed the acquisition of the Florida banking franchise of Huntington Bancshares, Inc. (Huntington-Florida) on February 15, 2002. The Company acquired approximately $4.7 billion in assets and liabilities. The transaction resulted in $528 million of goodwill, $255 million of core deposit intangibles and $13 million of other intangibles, all of which were deductible for tax purposes.

On June 2, 2003, SunTrust completed the acquisition of Lighthouse Financial Services, Inc. (Lighthouse) based in Hilton Head Island, South Carolina. The Company acquired approximately $637 million in assets, $567 million in loans, and $421 million in deposits. In addition, SunTrust paid $131 million in a combination of cash and SunTrust stock. The transaction resulted in $99 million of goodwill and $23 million of other intangible assets, which were not deductible for tax purposes. The acquisition did not have a material impact on SunTrust’s financial position or results of operation.

SunTrust completed the acquisition of Sun America Mortgage (Sun America), one of the top mortgage lenders in Metro Atlanta, on July 31, 2003. The transaction resulted in $10 million of goodwill and $9 million of other intangibles, all of which were deductible for tax purposes. The acquisition did not have a material impact on SunTrust’s financial position or results of operation.

SunTrust Banks, Inc.	64	Annual Report 2003

NOTE 3 FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

Funds sold and securities purchased under agreements to resell at December 31 were as follows:

(Dollars in thousands)	2003	2002
Federal funds	$427,875	$300,217
Repurchase agreements	945,517	792,064

Total funds sold and securities purchased under agreements to resell	$1,373,392	$1,092,281

Securities purchased under agreements to resell are collateralized by U.S. government or agency securities and are carried at the amounts at which securities will be subsequently resold. The Company takes possession of all securities purchased under agreements to resell and performs the appropriate margin evaluation on the acquisition date based on market volatility, as necessary. The Company requires collateral between 100% to 105% of the underlying securities. The total market value of the collateral held was $970.5 and $812.1 million at December 31, 2003 and 2002, of which $832.6 and $687.1 million was repledged, respectively.

NOTE 4 TRADING ASSETS AND LIABILITIES

The fair values of the components of trading account assets and liabilities at December 31 were as follows:

(Dollars in thousands)	2003	2002
Trading Assets
U.S. government and agency securities	$280,076	$480,584
Corporate and other debt securities	177,000	82,844
Equity securities	398	563
Mortgage-backed securities	69,151	38,391
Derivative contracts	1,161,676	1,062,815
Other	164,836	52,577

Total trading assets	$1,853,137	$1,717,774

Trading Liabilities
Derivative contracts	$1,041,579	$929,380
Other	6,964	1,265

Total trading liabilities	$1,048,543	$930,645

Annual Report 2003	65	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 5 SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31 were as follows:

	2003
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$2,286,427	$13,959	$7,872	$2,292,514
States and political subdivisions	362,995	17,807	271	380,531
Asset-backed securities	5,417,882	36,175	26,071	5,427,986
Mortgage-backed securities	12,181,073	119,342	26,934	12,273,481
Corporate bonds	2,097,218	43,966	29,513	2,111,671
Common stock of The Coca-Cola Company	110	2,449,415	—	2,449,525
Other securities	646,667	24,509	—	671,176

Total securities available for sale	$22,992,372	$2,705,173	$90,661	$25,606,884

	2002
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$3,601,544	$82,828	$360	$3,684,012
States and political subdivisions	398,640	20,877	407	419,110
Asset-backed securities	4,478,169	44,961	4,986	4,518,144
Mortgage-backed securities	9,467,150	155,660	727	9,622,083
Corporate bonds	1,923,471	64,681	58,415	1,929,737
Common stock of The Coca-Cola Company	110	2,110,584	—	2,110,694
Other securities	1,154,536	6,866	—	1,161,402

Total securities available for sale	$21,023,620	$2,486,457	$64,895	$23,445,182

The amortized cost and fair value of investments in debt securities at December 31, 2003 by estimated average life are shown below. Actual cash flows will differ from estimated average lives and contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,512,410	$1,529,655
Due after one year through five years	17,249,703	17,367,564
Due after five years through ten years	3,003,515	3,025,770
Due after ten years	579,967	563,194

Total	$22,345,595	$22,486,183

Proceeds from the sale of investments in securities were $7.6, $5.6 and $5.4 billion in 2003, 2002 and 2001. Gross realized gains were $124.9, $206.5, and $166.8 million and gross realized losses on such sales were $1.0, $2.0, and $13.7 million in 2003, 2002, and 2001.

Securities available for sale that were pledged to secure public deposits, trust and other funds had fair values of $13.7, $14.2, and $12.9 billion at December 31, 2003, 2002, and 2001.

SunTrust Banks, Inc.	66	Annual Report 2003

Securities with unrealized losses at December 31 were as follows:

	2003
	Less than twelve months		Twelve months or longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and other U.S. government agencies and corporations	$689,476	$7,872	$—	$—	$689,476	$7,872
States and political subdivisions	27,512	271	—	—	27,512	271
Asset-backed securities	1,312,307	25,933	90,136	138	1,402,443	26,071
Mortgage-backed securities	3,131,051	26,774	60,751	160	3,191,802	26,934
Corporate bonds	310,863	9,504	384,573	20,009	695,436	29,513

Total securities with unrealized losses	$5,471,209	$70,354	$535,460	$20,307	$6,006,669	$90,661

Market changes in interest rates and market changes in credit spreads will result in temporary unrealized losses as a normal fluctuation in the market price of securities. The majority of the gross unrealized losses, $70.4 million out of total unrealized losses of $90.7 million, have been in an unrealized loss position for less than 12 months. These are temporary losses due primarily to increases in interest rates on securities purchased predominately in 2003. The $20.3 million in unrealized losses which have been in a loss position for more than twelve months are primarily floating-rate, trust preferred corporate securities. These securities are all highly-rated, investment grade securities issued by bank holding companies. The reason for the temporary loss is that market credit spreads on these securities are wider than when they were originally purchased as a result of market supply and demand factors. The Company has determined that there were no other than temporary impairments associated with the above securities at December 31, 2003.

NOTE 6 LOANS

The composition of the Company’s loan portfolio at December 31 is shown in the following table:

(Dollars in thousands)	2003	2002
Commercial	$30,681,914	$28,693,616
Real estate
Construction	4,479,771	4,002,439
Residential mortgages	24,173,441	19,443,445
Other	9,330,114	9,101,801
Commercial credit card	132,998	111,255
Consumer loans	11,934,083	11,815,379

Total loans	$80,732,321	$73,167,935

Total nonaccrual loans at December 31, 2003 and 2002 were $336.5 and $511.0 million, respectively. The gross amounts of interest income that would have been recorded in 2003, 2002, and 2001 on nonaccrual loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $33.7, $45.2, and $45.6 million, while interest income actually recognized totaled $14.1, $15.6, and $15.8 million, respectively.

In the normal course of business, the Company’s banking subsidiary has made loans at prevailing interest rates and terms to directors and executive officers of the Company and its subsidiaries, and to their related interests. The aggregate dollar amount was $408.9 and $410.2 million at December 31, 2003 and 2002, respectively. During 2003, $197.5 million of such loans were made and repayments totaled $198.8 million.

At December 31, 2003 and 2002, impaired loans amounted to $229.7 and $399.3 million, respectively. Included in the allowance for loan losses was $41.3 and $121.7 million at December 31, 2003 and 2002, respectively related to impaired loans. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was $359.6 and $424.6 million, respectively; and $10.0 and $10.6 million, respectively, of interest income was recognized on loans while they were impaired.

Annual Report 2003	67	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 7 ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized in the table below:

(Dollars in thousands)	2003	2002
Balance at beginning of year	$930,114	$867,059
Allowance from acquisitions, dispositions and other activity – net	9,324	15,531
Provision for loan losses	313,550	469,792
Loan charge-offs	(394,328)	(490,117)
Loan recoveries	83,262	67,849

Balance at end of year	$941,922	$930,114

NOTE 8 PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows

(Dollars in thousands)	Useful Life	2003	2002
Land		$402,726	$368,876
Buildings and improvements	5 – 40 years	1,391,864	1,367,298
Leasehold improvements	1 – 30 years	294,876	279,263
Furniture and equipment	3 – 20 years	1,231,944	1,236,609
Construction in progress		81,940	81,068

		3,403,350	3,333,114
Less accumulated depreciation and amortization		1,808,043	1,725,914

Total premises and equipment		$1,595,307	$1,607,200

The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 2003 and 2002.

Various Company facilities are leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 2003 were as follows:

(Dollars in thousands)	Operating Leases	Capital Leases
2004	$94,816	$3,109
2005	78,738	2,254
2006	67,848	1,982
2007	50,592	1,877
2008	35,407	1,877
Thereafter	172,092	29,994

Total minimum lease payments	499,493	41,093

Amounts representing interest		24,090

Present value of net minimum lease payments		$17,003

Net premises and equipment included $11.5 million and $12.5 million at December 31, 2003 and 2002, respectively, related to capital leases.

Aggregate rent expense (principally for offices), including contingent rental expense, amounted to $124.7, $122.5 and $117.0 million for 2003, 2002 and 2001, respectively.

SunTrust Banks, Inc.	68	Annual Report 2003

NOTE 9 INTANGIBLE ASSETS

Under the provisions of SFAS No. 142, goodwill is tested for impairment on an annual basis and as events or circumstances arise that would more likely than not reduce fair value of a reporting unit below its carrying amount. The Company completed its annual review as of December 31, 2003, and determined there was no impairment of goodwill as of this date. The changes in the carrying amount of goodwill by reportable segment for the twelve months ended December 31, 2002 and 2003 are as follows:

(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Private Client Services	Corporate/ Other	Total
Balance, January 1, 2002	$299,984	$20,781	$93,442	$1,859	$24,431	$—	$440,497
Huntington-Florida acquisition	395,412	68,730	—	14,650	44,902	—	523,694
Reallocation	744	—	—	(744)	—	—	—
Contingent consideration	—	7,115	—	—	—	—	7,115
Purchase price adjustment	(8,955)	—	1,410	—	—	—	(7,545)

Balance, December 31, 2002	687,185	96,626	94,852	15,765	69,333	—	963,761
Purchase price adjustment	7,499	2,203	—	2,236	—	—	11,938
Lighthouse acquisition	41,830	24,447	—	24,804	—	—	91,081
Sun America acquisition	—	—	—	10,168	—	—	10,168
Other acquisitions	—	—	—	690	—	—	690

Balance, December 31, 2003	$736,514	$123,276	$94,852	$53,663	$69,333	$—	$1,077,638

The Company adopted SFAS No. 142, in its entirety, effective January 1, 2002. The following presents the net income that would have been reported had SFAS No. 142 been implemented January 1, 2001.

(Dollars in thousands, except per share data)	2003	2002	2001
Reported net income	$1,332,297	$1,331,809	$1,375,537
Goodwill amortization, net of taxes	—	—	36,115

Adjusted net income	$1,332,297	$1,331,809	$1,411,652

Reported diluted earnings per share	$4.73	$4.66	$4.72
Goodwill amortization, net of taxes	—	—	0.12

Adjusted diluted earnings per share	$4.73	$4.66	$4.84

Reported basic earnings per share	$4.79	$4.71	$4.78
Goodwill amortization, net of taxes	—	—	0.13

Adjusted basic earnings per share	$4.79	$4.71	$4.91

Annual Report 2003	69	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The changes in the carrying amounts of other intangible assets for the twelve months ended December 31, 2002 and 2003 are as follows:

(Dollars in thousands)	Core Deposit Intangible	Mortgage Servicing Rights	Other	Total
Balance, January 1, 2002	$19,158	$351,200	$421	$370,779
Amortization	(57,262)	(244,625)	(1,636)	(303,523)
Servicing rights originated	—	277,343	—	277,343
Huntington-Florida acquisition	254,959	—	12,600	267,559

Balance, December 31, 2002	216,855	383,918	11,385	612,158
Amortization	(61,227)	(324,221)	(3,289)	(388,737)
Servicing rights originated	—	384,198	—	384,198
Asset acquisition	—	—	402	402
Lighthouse acquisition	9,400	5,398	7,800	22,598
Sun America acquisition	—	—	9,000	9,000

Balance, December 31, 2003	$165,028	$449,293	$25,298	$639,619

The estimated amortization expense for intangible assets, excluding amortization of mortgage servicing rights, for the subsequent five years is as follows:

(Dollars in thousands)	Core Deposit Intangible	Other	Total
2004	$52,208	$4,848	$57,056
2005	41,515	4,755	46,270
2006	31,975	4,191	36,166
2007	22,664	4,180	26,844
2008	13,339	3,513	16,852
Thereafter	3,327	3,811	7,138

Total	$165,028	$25,298	$190,326

NOTE 10 FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Funds purchased and securities sold under agreements to repurchase at December 31 were as follows:

(Dollars in thousands)	2003	2002
Federal funds	$4,468,779	$5,114,850
Repurchase agreements	5,036,467	5,287,686

Total funds purchased and securities sold under agreements to repurchase	$9,505,246	$10,402,536

NOTE 11 OTHER SHORT-TERM BORROWINGS

Other short-term borrowings at December 31 include:

	2003		2002
(Dollars in thousands)	Balance	Rates	Balance	Rates
Commercial paper	$3,216,678	1.06% – 1.14%	$50,000	1.25%
Federal funds purchased maturing in over one day	31,500	0.88 – 0.97	41,000	1.12 – 1.72
Master notes	311,490	0.45	308,945	0.75
U.S. Treasury demand notes	498,979	0.73	849,346	0.99
Other	116,768	various	119,134	various

Total other short-term borrowings	$4,175,415		$1,368,425

SunTrust Banks, Inc.	70	Annual Report 2003

At December 31, 2003, $275 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the years ended December 31, 2003 and 2002 were $2.2 and $0.9 billion, respectively, while the maximum amounts outstanding at any month-end during the years ended December 31, 2003 and 2002 were $4.2 and $1.6 billion, respectively.

NOTE 12 MORTGAGE SERVICING RIGHTS

The following is an analysis of capitalized mortgage servicing rights included in intangible assets in the Consolidated Balance Sheets:

(Dollars in thousands)	2003	2002
Balance at beginning of year	$383,918	$351,200
Amortization[1]	(324,221)	(244,625)
Servicing rights originated	384,198	277,343
Lighthouse acquisition	5,398	—

Balance at end of year	$449,293	$383,918

[1]	Includes $158.9 and $97.2 million for the years ended December 31, 2003 and 2002, respectively, on loans that have paid-in-full and loans that have been foreclosed.

No valuation allowances were required at December 31, 2003, 2002 and 2001 for the Company’s mortgage servicing rights.

The Company retained the servicing rights for all of its securitized single-family mortgages. Key economic assumptions used to measure total mortgage servicing rights at December 31, 2003 were as follows:

2003
Payment rate	15.6% annual
Weighted-average life	6.2 years
Discount rate	9.7%
Weighted-average coupon	6.0%

At December 31, 2003, key economic assumptions and the sensitivity of the current fair value on retained servicing rights to immediate 10% and 20% adverse changes in those assumptions follow:

(Dollars in millions)
Fair value of retained servicing rights	$560.6
Weighted-average life (in years)	6.2

Prepayment rate (annual rate)	15.6%
Decline in fair value of 10% adverse change	$31.4
Decline in fair value of 20% adverse change	59.9
Residual cash flows discount rate (annual rate)	9.7%
Decline in fair value of 10% adverse change	$17.2
Decline in fair value of 20% adverse change	33.4

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

Annual Report 2003	71	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 13 LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

(Dollars in thousands)	2003	2002
Parent Company Only
6.125% notes due 2004	$200,000	$200,000
7.375% notes due 2006	200,000	200,000
Floating rate notes due 2007	300,000	300,000
6.25% notes due 2008	294,250	294,250
7.75% notes due 2010	300,000	300,000
Floating rate notes due 2019	50,563	50,563
6.00% notes due 2026	200,000	200,000
Floating rate notes due 2027[1]	350,000	350,000
7.90% notes due 2027[1]	250,000	250,000
Floating rate notes due 2028[1]	250,000	250,000
6.00% notes due 2028	222,925	222,925
7.125% notes due 2031[1]	300,000	300,000
7.05% notes due 2031[1]	300,000	300,000
Capital lease obligations	1,111	1,977
Other	72,850	(12,237)

Total Parent Company (excluding intercompany of $193,922 in 2003 and $176,456 in 2002)	3,291,699	3,207,478

Subsidiaries
Floating rate notes due 2004	850,000	—
8.75% notes due 2004	149,966	149,927
Floating rate notes due 2005	1,001,057	—
2.125% notes due 2006	149,979	—
2.50% notes due 2006	399,289	—
7.25% notes due 2006	249,655	249,528
6.90% notes due 2007	99,747	99,676
6.375% notes due 2011	1,000,949	1,001,076
5.45% notes due 2017	498,960	498,885
6.50% notes due 2018	141,119	141,393
8.16% notes due 2026[1]	200,000	200,000
Capital lease obligations	15,892	16,299
FHLB advances (2003: 0.50 – 8.79%, 2002: 0.50 – 8.79%)	6,847,124	6,274,240
Direct finance lease obligations	164,718	—
Other	253,768	41,318

Total subsidiaries	12,022,223	8,672,342

Total long-term debt	$15,313,922	$11,879,820

[1]	Notes payable to trusts formed to issue Trust Preferred Securities totaled $1.65 billion at December 31, 2003 and 2002.

Principal amounts due for the next five years on long-term debt are: 2004 – $792.1 million; 2005 – $966.4 million; 2006 –$1,608.7 million; 2007 – $528.9 million; and 2008 – $803.4 million. Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders’ equity, and maximum borrowings by the Company. As of December 31, 2003, the Company was in compliance with all covenants and provisions of long-term debt agreements. In 2003 and 2002, $1,650.0 million of long-term debt qualified as Tier 1 capital. As currently defined by Federal bank regulators, $2,380.7 in 2003 and $2,560.8 million in 2002 qualified as Tier 2 capital.

NOTE 14 CAPITAL

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items. The Company’s capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings and other factors. The Company and its

SunTrust Banks, Inc.	72	Annual Report 2003

subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10% and 5%, respectively. Included in Tier 1 capital is $450 million of preferred shares issued by real estate investment trust subsidiaries. These amounts are included in other liabilities in the Consolidated Balance Sheets. Management believes, as of December 31, 2003, that the Company meets all capital adequacy requirements to which it is subject. A summary of Tier 1 and Total capital and the Tier 1 leverage ratio for the Company and its principal subsidiary as of December 31 is as follows:

	2003		2002
(Dollars in millions)	Amount	Ratio	Amount	Ratio
SunTrust Banks, Inc.
Tier 1 capital	$8,930	7.85%	$8,106	7.47%
Total capital	13,366	11.75	12,610	11.62
Tier 1 leverage		7.37		7.30
SunTrust Bank
Tier 1 capital	8,883	7.92	8,153	7.75
Total capital	12,176	10.85	11,474	10.91
Tier 1 leverage		7.35		7.52

Substantially all the Company’s retained earnings are undistributed earnings of the Bank, which is restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of the Bank available for payment of cash dividends to the Bank Parent Company under these regulations totaled approximately $520 million at December 31, 2003.

In the calculation of basic and diluted EPS, net income is identical. Shares of 2.2 million and 8.9 million for the years ended December 31, 2003 and 2002, respectively, were excluded in the computation of average shares because they would have been antidilutive. Below is a reconciliation for the three years ended December 31, 2003, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(Shares in thousands)	2003	2002	2001
Average common shares – basic	278,295	282,495	287,702
Effect of dilutive securities
Stock options	1,166	1,681	1,971
Performance stock	1,973	1,876	1,911

Average common shares – diluted	281,434	286,052	291,584

NOTE 15 INCOME TAXES

The provision for income taxes for the three years ended December 31 consisted of the following:

(Dollars in thousands)	2003	2002	2001
Provision for federal income taxes
Current	$381,250	$360,851	$582,885
Deferred	154,348	121,319	41,741

Provision for federal income taxes	535,598	482,170	624,626

Provision (benefit) for state income taxes
Current	15,686	(15,662)	28,983
Deferred	25,557	25,007	294

Provision for state income taxes	41,243	9,345	29,277

Total provision for income taxes	$576,841	$491,515	$653,903

The Company’s income from international operations, before provision for income taxes, was not significant.

Annual Report 2003	73	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The Company’s provisions for income taxes for the three years ended December 31 differ from the amounts computed by applying the statutory federal income tax rate of 35% to income before income taxes. A reconciliation of this difference is as follows:

(Dollars in thousands)	2003	2002	2001
Tax provision at federal statutory rate	$668,198	$638,163	$706,902
(Decrease) increase resulting from
Tax-exempt interest	(31,951)	(29,366)	(29,848)
Income tax credits, net	(39,653)	(51,243)	(17,320)
State income taxes, net of federal benefit	26,807	6,074	13,943
Dividends on subsidiary preferred stock	(23,567)	(25,530)	—
Reversal of deferred liability	—	(25,000)	—
Other	(22,993)	(21,583)	(19,774)

Provision for income taxes	$576,841	$491,515	$653,903

Temporary differences create deferred tax assets and liabilities that are detailed below as of December 31, 2003 and 2002:

	Deferred Tax Assets (Liabilities)
(Dollars in thousands)	2003	2002
Allowance for loan losses	$342,510	$321,491
Employee benefits	(248,225)	(150,675)
Fixed assets	(65,159)	(34,402)
Loans	(41,518)	(27,863)
Mortgage	(118,379)	(80,797)
Leasing	(677,515)	(562,171)
Accrued expenses	76,522	83,003
Unrealized gains on securities available for sale	(847,538)	(779,274)
Other	76,705	54,664

Net deferred tax liability	$(1,502,597)	$(1,176,024)

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

NOTE 16	EMPLOYEE BENEFIT PLANS

SunTrust sponsors various incentive plans for eligible employees. The Management Incentive Plan for key executives provides for annual cash awards, if any, based on the attainment of a profit plan goal and the achievement of business unit, as well as, individual performance objectives. The Performance Unit Plan (PUP) for key executives provides awards, if any, based on three-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company’s Board of Directors. In 2003, a restricted stock grant was made in lieu of implementing the PUP for the 2003-2005 cycle. This restricted stock grant will vest after a three year restricted period, and will be transferred to the participant upon vesting; a pro rata number of shares immediately vests upon death, disability, or retirement. Participants receive dividends and maintain voting rights on these shares.

The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options, restricted stock and performance based restricted stock (performance stock) to key employees of the Company. The Company has 14 million shares of common stock reserved for issuance under the Stock Plan, of which no more than 4 million shares may be issued as restricted stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. Prior to 2002, the Company did not record expense as a result of the grant or exercise of any of the stock options. Effective January 1, 2002, the Company adopted the fair-value recognition provision of SFAS No. 123, Accounting for Stock-Based Compensation, prospectively and began expensing the cost of stock options.

With respect to performance stock, shares must be granted, awarded and vested before participants take full title. Awards are distributed on the earliest of (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded but unvested performance stock and participants may exercise voting privileges on such shares.

SunTrust Banks, Inc.	74	Annual Report 2003

The compensation element for performance stock (which is deferred and shown as a reduction of shareholders’ equity) is equal to the fair market value of the shares at the date of the award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date, whichever comes first. Phantom Stock units have also been issued. Payment of Phantom Stock units will be made to participants in shares of SunTrust stock upon the earlier to occur of (1) the date on which the participant would have vested in his or her performance stock or (2) the date of a change in control. Dividend equivalents will be paid at the same rate as the shares of performance stock; however, these units do not carry voting privileges.

Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(Dollars in thousands)	2003	2002	2001
401(k) Plan and Performance Bonus Plan[1]	$44,090	$43,670	$52,184
Management Incentive Plan and Performance Unit Plan	29,849	(5,664)	28,618
Performance stock	5,475	3,074	6,110

[1]	The non-qualified Performance Bonus Plan was not paid in 2002 and was discontinued as of January 1, 2003.

The following table presents information on stock options and performance stock:

	Stock Options			Performance Stock
(Dollars in thousands except per share data)	Shares	Price Range	Weighted- Average Exercise Price	Shares	Deferred Compensation	Weighted- Average Grant Price
Balance, January 1, 2001	10,001,653	$3.46 – $76.50	$52.83	3,128,474	$44,397	$—
Granted	3,231,025	64.40 – 69.38	64.59	49,896	3,436	68.87
Exercised/Vested	(627,840)	9.23 – 70.81	28.96	(105,399)	—	—
Canceled/Expired/Forfeited	(474,542)	17.88 – 73.06	64.46	(101,374)	(4,206)	—
Amortization of compensation for Performance Stock	—	—	—	—	(6,110)	—

Balance, December 31, 2001	12,130,296	11.13 – 76.50	56.70	2,971,597	37,517	—
Granted	478,191	58.21 – 67.98	62.78	19,523	1,261	64.62
Exercised/Vested	(415,634)	11.13 – 65.25	33.14	(145,913)	—	—
Canceled/Expired/Forfeited	(449,945)	11.13 – 73.06	63.96	(157,715)	(6,842)	—
Amortization of compensation for Performance Stock	—	—	—	—	(3,074)	—

Balance, December 31, 2002	11,742,908	13.96 – 76.50	57.56	2,687,492	28,862	—
Granted	3,818,050	54.28 – 69.90	54.48	198,985	11,040	55.48
Exercised/Vested	(777,087)	6.96 – 65.25	36.14	(22,930)	—	—
Canceled/Expired/Forfeited	(795,225)	21.03 – 73.06	61.50	(100,382)	(4,787)	—
Acquisition of Lighthouse Financial Services, Inc.	175,417	6.96 – 22.75	13.32	—	—	—
Amortization of compensation for Performance Stock	—	—	—	—	(5,475)	—

Balance, December 31, 2003	14,164,063	$6.96 –$76.50	$57.14	2,763,165	$29,640

Exercisable, December 31, 2003	7,241,116		$55.12

Available for Additional Grant, December 31, 2003	4,310,320[1]

[1]	Includes 3.8 million shares available to be issued as performance stock.

Annual Report 2003	75	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The following table presents information on stock options by ranges of exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2003	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable at December 31, 2003	Weighted Average Exercise Price
$ 6.96 to 49.61	1,663,113	$32.67	2.4	1,663,113	$32.67
$50.10 to 64.57	9,478,221	56.98	8.0	2,708,888	51.87
$65.19 to 76.50	3,022,729	71.08	5.4	2,869,115	71.21

	14,164,063	$57.14	6.8	7,241,116	$55.12

Effective January 1, 2002, the Company adopted the fair-value recognition provision of SFAS No. 123 prospectively to all awards granted after January 1, 2002. The effect on net income and earnings per share if the fair-value based method had been applied to all outstanding awards in each period is as follows:

(Dollars in thousands except per share data)	2003	2002	2001
Net income, as reported	$1,332,297	$1,331,809	$1,375,537
Stock-based employee compensation expense included in reported net income, net of related tax effects	5,285	484	—
Total stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(14,474)	(19,278)	(17,464)

Net Income, pro forma	$1,323,108	$1,313,015	$1,358,073

Earnings per share:
Diluted – as reported	$4.73	$4.66	$4.72
Diluted – pro forma	4.70	4.59	4.66
Basic – as reported	4.79	4.71	4.78
Basic – pro forma	4.75	4.64	4.72

The weighted-average fair values of options granted during 2003, 2002 and 2001 were $6.22, $9.71 and $10.73 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002	2001
Expected dividend yield	3.20%	2.66%	2.47%
Expected stock price volatility	15.52	14.68	15.84
Risk-free interest rate	2.96	4.05	3.90
Expected life of options	5 years	6 years	6 years

SunTrust maintains a defined contribution plan that offers a dollar for dollar match on the first 3% and $.50 cents on each dollar for the fourth and fifth percents. There is a maximum match of 4% of eligible wages for contributions of 5% or more in the SunTrust Banks, Inc. 401(k) Plan.

SunTrust maintains a funded, noncontributory qualified retirement plan covering all employees meeting certain service requirements. The plan provides benefits based on salary and years of service. SunTrust performed a benefits study in 2002 to determine the long-term costs and competitive position of this plan. This study resulted in the decision by SunTrust to reduce future benefits effective January 31, 2003. In addition to managing costs, SunTrust contributed $300.0 million to this plan in 2003 and $115.9 million in 2002 to maintain a well-funded position. SunTrust will continue to review the funded status of the plan and make additional contributions as permitted by law.

SunTrust also maintains unfunded, noncontributory non-qualified supplemental defined benefit pension plans that cover key executives of the Company. The plans provide defined benefits based on years of service and final average salary. SunTrust’s obligations for these plans are shown separately under the “Supplemental Retirement Benefits” sections below.

Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to retired employees (Other Postretirement Benefits in the table below). At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for postretirement welfare benefits while working for the

SunTrust Banks, Inc.	76	Annual Report 2003

Company. The healthcare plans are contributory with participant contributions adjusted annually; the life insurance plans are noncontributory. As part of the benefit study performed in 2002, SunTrust realigned the cost sharing of the postretirement welfare plans with retirees and eliminated postretirement life insurance benefits for employees who retire after December 31, 2003. Additionally, effective January 1, 2004, SunTrust will no longer subsidize post-65 medical benefits for future retirees. Certain retiree health benefits are funded in a Retiree Health Trust. In addition, certain retiree life insurance benefits are funded in a Voluntary Employees’ Beneficiary Association (VEBA).

SunTrust uses a measurement date of December 31 for its pension and other postretirement benefit plans.

The change in benefit obligations for the years ended December 31 was as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002	2003	2002
Benefit obligations, beginning of year	$1,046,260	$914,090	$89,305	$64,680	$158,201	$164,055
Service cost	43,071	42,530	1,520	823	2,515	4,146
Interest cost	74,574	69,067	4,991	4,995	10,823	11,052
Plan participants’ contributions	—	—	—	—	9,192	8,216
Amendments	—	—	1,434	2,882	—	(14,873)
Actuarial loss	186,775	83,304	6,304	19,006	20,012	9,343
Acquisition	—	—	—	—	—	—
Benefits paid	(81,990)	(62,731)	(3,118)	(3,081)	(24,343)	(23,738)

Benefit obligations, end of year	$1,268,690	$1,046,260	$100,436	$89,305	$176,400	$158,201

The accumulated benefit obligation for the Retirement Benefits at the end of 2003 and 2002 was $1,141 million and $938 million, respectively. For the Supplemental Retirement Benefits, the accumulated benefit obligation at the end of 2003 and 2002 was $87 million and $77 million, respectively.

The weighted-average assumptions used to determine benefit obligations at December 31 were as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Postretirement Benefits
(Weighted-average assumptions used to determine benefit obligations, end of year)	2003	2002	2003	2002	2003	2002
Discount rate	6.25%	6.75%	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	3.50	3.50	3.50	3.50	N/A	N/A

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement health-care plans. As of December 31, 2003, SunTrust assumed that retiree healthcare costs will increase at an initial rate of 12% per year. SunTrust’s medical plans are managed carefully and retirees share a large portion of the medical cost. Therefore, SunTrust expects this annual cost increase to decrease over time to 5.25% per year. Due to changing medical inflation, it is important to understand the effect of a one percent point change in assumed healthcare cost trend rates. These amounts are shown below:

(Dollars in thousands)	1% Increase	1% Decrease
Effect on postretirement benefit obligation	$7,781	$(6,853)
Effect on postretirement expense	491	(432)

Annual Report 2003	77	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The change in plan assets for the years ended December 31 was as follows:

	Retirement Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002
Fair value of plan assets, beginning of year	$1,025,873	$1,096,878	$140,669	$122,794
Actual return on plan assets	307,349	(124,174)	17,740	(6,983)
Foreign currency exchange rate changes	—	—	—	—
Acquisition	—	—	—	—
Employer contribution	300,000	115,900	4,971	40,380
Plan participants’ contributions	—	—	9,192	8,216
Benefits paid	(81,990)	(62,731)	(24,343)	(23,738)

Fair value of plan assets, end of year	$1,551,232	$1,025,873	$148,229	$140,669

Employer contributions and benefits paid in the above table include only those amounts contributed directly to, or paid directly from, plan assets in 2003 and 2002, respectively. Note that the other Supplemental Retirement Plans are not funded through Trust assets.

The asset allocation for SunTrust’s Retirement Plan at the end of 2003 and 2002, and the target allocation for 2004, by asset category, follows.

	Target Allocation	Percentage of Plan Assets at December 31
(Asset Category)	2004	2003	2002
Equity securities	58–88%	74%	68%
Debt securities	20–25	23	30
Cash Equivalents	0–5	3	2

Total		100%	100%

Equity securities include $4.2 million of SunTrust Common Stock (0.3% of total plan assets) and $3.3 million (0.3% of total plan assets) at the end of 2003 and 2002, respectively.

The SunTrust Benefit Plan Committee establishes investment policies and strategies and regularly monitors the performance of the assets. The Company’s investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and fiduciary standards. The long-term primary objectives for the Retirement Plan are to 1) provide for a reasonable amount of long-term growth of capital, without undue exposure to risk; and protect the assets from erosion of purchasing power, and 2) provide investment results that meet or exceed the Retirement Plan’s actuarially assumed long-term rate of return.

The asset allocation for the other postretirement benefit plans at the end of 2003 and 2002, and target allocation for 2004, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31
(Asset Category)	2004	2003	2002
Equity securities	35–50%	50%	33%
Debt securities	50–65	49	39
Other	—	1	28

Total		100%	100%

No SunTrust stock is included in equity securities.

The Company’s Investment Strategy with respect to other Postretirement Benefits is to create a stream of investment return sufficient to provide for current and future liabilities at a reasonable level of risk.

SunTrust Banks, Inc.	78	Annual Report 2003

FUNDED STATUS

The funded status of the plans, reconciled to the amount reported on the Consolidated Balance Sheets, follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002	2003	2002
Fair value of plan assets	$1,551,232	$1,025,873	$—	$—	$148,229	$140,669
Benefit obligations	1,268,690	1,046,260	100,436	89,305	176,400	158,201

Funded status	282,542	(20,387)	(100,436)	(89,305)	(28,171)	(17,532)
Unrecognized net loss	463,073	527,525	41,589	39,795	80,901	77,534
Unrecognized prior service cost	878	2,208	12,496	12,852	—	—
Unrecognized net transition obligation	—	—	—	43	20,894	23,216

Net amount recognized	$746,493	$509,346	$(46,351)	$(36,615)	$73,624	$83,218

	Retirement Benefits		Supplemental Retirement Benefits		Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2003	2002	2003	2002
Prepaid benefit cost	$746,493	$509,346	$—	$—	$73,624	$83,218
Accrued benefit cost	—	—	(86,914)	(77,387)	—	—
Intangible asset	—	—	12,496	12,896	—	—
Accumulated other comprehensive
income, before taxes	—	—	28,067	27,876	—	—

Net amount recognized	$746,493	$509,346	$(46,351)	$(36,615)	$73,624	$83,218

The following information pertains to the Supplemental Retirement Plan at December 31, 2003 and 2002:

(Dollars in thousands)	2003	2002
Projected benefit obligation	$100,436	$89,305
Accumulated benefit obligation	86,914	77,387

EXPECTED CASH FLOWS

Information regarding the expected cash flows for benefit plans is as follows:

(Dollars in thousands)	Retirement Benefits		Supplemental Retirement Benefits		Other Postretirement Benefits
Employer Contributions
2004 (expected)	$—	[1]	$—	[2]	$12,832	[3]
Expected Benefit Payments
2004	61,240		7,793		14,494
2005	65,591		8,652		15,008
2006	70,549		12,348		15,488
2007	76,214		9,589		15,916
2008	82,838		12,527		16,129
2009 – 2013	525,501		44,343		82,456

[1]	At this time, SunTrust does not anticipate any contributions to the Retirement Plan during 2004 based on the well-funded status of the Plan and contribution limitations under the Employee Retirement Income Security Act of 1974 (ERISA).

[2]	The expected benefit payments for the Supplemental Retirement Plan will be paid directly by SunTrust corporate assets.

[3]	The 2004 expected contribution for the Other Postretirement Benefit Plans represents the expected benefit payments under the medical plans only. The expected benefits under postretirement benefits are shown net of participant contributions.

Annual Report 2003	79	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NET PERIODIC BENEFIT COST

Components of net periodic benefit cost (income) were as follows:

	Retirement Benefits			Supplemental Retirement Benefits			Other Postretirement Benefits
(Dollars in thousands)	2003	2002	2001	2003	2002	2001	2003	2002	2001
Service cost	$43,071	$42,530	$39,506	$1,520	$823	$773	$2,515	$4,146	$3,905
Interest cost	74,574	69,067	62,976	4,991	4,995	4,678	10,823	11,052	11,643
Expected return on plan assets	(111,656)	(112,670)	(103,451)	—	—	—	(8,489)	(8,218)	(9,124)
Amortization of prior service cost	(443)	(443)	(1,422)	1,941	2,201	2,446	—	—	—
Recognized net actuarial loss	57,307	16,657	—	4,358	3,180	2,581	6,840	3,372	2,443
Amortization of initial transition obligation	—	—	(510)	44	44	275	2,322	3,809	3,809

Net periodic benefit cost (income)	$62,853	$15,141	$(2,901)	$12,854	$11,243	$10,753	$14,011	$14,161	$12,676

Weighted-average assumptions used to determine net cost
Discount rate	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%	6.75%	7.25%	7.50%
Expected return on plan assets	8.75	9.50	9.50	—	—	—	6.25	7.00	7.00
Rate of compensation increase	3.50	4.00	4.00	3.50	4.00	4.00	—	—	—

Based on the investment policy of the plans, as well as the plan’s asset allocation and future return expectation, an 8.75% rate of return was used to calculate the periodic benefit cost for 2003. During 2003, a detailed asset study was performed which included a statistical forecast of the plan’s expected rate of return for the approximate duration of SunTrust’s benefit obligations using capital markets data and historical analysis. Based on this study, SunTrust anticipates lowering the return on asset assumption to 8.50% for 2004.

In addition, SunTrust sets pension asset values equal to their market value, in contrast to the use of a smoothed asset value that incorporates gains and losses over a period of years. The poor economic environment over the three years prior to 2003 may have led to inflated asset values in cases where a smoothed asset value is used. Assumed discount rates and expected returns on plan assets impact the net periodic benefit cost. A 25 basis point adverse change to the discount rate or other expected long-term return on plan assets would increase the net periodic benefit cost approximately $9.0 million and $3.8 million, respectively.

NOTE 17	DERIVATIVES AND OFF-BALANCE SHEET ARRANGEMENTS

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

SunTrust Banks, Inc.	80	Annual Report 2003

DERIVATIVES

The Company enters into various derivative contracts both in a dealer capacity, to facilitate customer transactions, and also as a risk management tool. Where contracts have been created for customers, the Company enters into transactions with dealers to offset its risk exposure. Derivatives are also used as a risk management tool to hedge the Company’s exposure to changes in interest rates or other defined market risks.

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

	At December 31, 2003			At December 31, 2002
	Contract or Notional Amount		Credit Risk Amount	Contract or Notional Amount		Credit Risk Amount
(Dollars in millions)	End User	For Customers[1]		End User	For Customers[1]
Derivatives Contracts
Interest rate contracts
Swaps	$9,524	$39,468	$395	$4,919	$32,344	$266
Futures and forwards	4,836	3,861	—	8,746	6,708	—
Caps/Floors	30	8,176	—	—	6,254	—

Total interest rate contracts	14,390	51,505	395	13,665	45,306	266
Foreign exchange rate contracts	—	6,129	82	—	3,803	50
Interest rate lock commitments	2,795	—	—	5,489	—	—
Commodity and other contracts	440	29	68	236	2	59

Total derivatives contracts	$17,625	$57,663	$545	$19,390	$49,111	$375

Credit-related Arrangements
Commitments to extend credit	$56,584		$56,584	$49,557		$49,557
Standby letters of credit and similar arrangements	9,843		9,843	9,362		9,362

Total credit-related arrangements	$66,427		$66,427	$58,919		$58,919

Total Credit Risk Amount			$66,972			$59,294

[1]	Includes both long and short derivative contracts.

Annual Report 2003	81	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Market risk is the adverse effect that a change in interest rates, currency or implied volatility rates has on the value of a financial instrument. The Company manages the market risk associated with interest rate, credit, and equity derivatives and foreign exchange contracts by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company continually measures this risk by using a value-at-risk methodology.

FAIR VALUE HEDGES

The Company enters into interest rate swaps to convert its fixed rate funding exposure to a floating rate. For the years ended December 31, 2003 and 2002, the Company recognized additional income in the net interest margin of $130.7 and $49.9 million, respectively, related to cash payments from net settlements and income accrued for interest rate swaps accounted for as fair value hedges. This hedging strategy resulted in ineffectiveness that reduced earnings by $0.3 million and $1.4 million for the periods ended December 31, 2003 and 2002, respectively.

The Company maintains a risk management program to protect and manage interest rate risk and pricing risk associated with its mortgage lending activities. The following derivative instruments are recorded in the financial statements at fair value and are used to offset changes in value of the mortgage inventory due to changes in market interest rates: forward contracts, interest rate lock commitments and option contracts. A portion of the forward contracts have been documented as fair value hedges of specific pools of loans that meet the similar assets test as described in SFAS No. 133. The pools of hedged loans are recorded in the financial statements at their fair value, resulting in a partial offset of the market value adjustments on the forward contracts. The pools of loans are matched with a certain portion of a forward contract so that the expected changes in market value will inversely offset within a range of 80% to 125%. This hedging strategy resulted in ineffectiveness that reduced earnings by $149.7 million and $72.7 million for the periods ended December 31, 2003 and 2002, respectively.

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

For the years ended December 31, 2003 and 2002, the Company recognized expense in the net interest margin of $66.7 million and $100.3 million, respectively, related to cash payments and expense accrued for interest rate swaps accounted for as cash flow hedges.

Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included as an adjustment to the cost of funding in the net interest margin. As of December 31, 2003, $12.6 million, net of taxes, of the deferred net losses on derivative instruments that are recorded in accumulated other comprehensive income are expected to be reclassified to interest expense in the next twelve months as derivatives mature or as payments are made.

TRADING ACTIVITIES

The Company enters into various derivative contracts on behalf of its clients and for its own trading account. These trading positions primarily include interest rate swaps, equity derivatives, credit default swaps, futures, options and foreign currency contracts.

CREDIT-RELATED ARRANGEMENTS

In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees. For additional information regarding guarantees, which includes standby and other letters of credit see Note 19. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.

Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates and are subjected to the Company’s credit policy standards. As of December 31, 2003, the Company had outstanding commitments to extend credit to its customers totaling $56.6 billion.

The Company services mortgage loans other than those included in the accompanying Consolidated Financial Statements and, in some cases, accepts a recourse liability on the serviced loans. The Company’s exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $5.6 billion. In addition to the value of the property serving as collateral, approximately $4.2 billion of the balance of these loans serviced with recourse as of December 31, 2003, is insured by governmental agencies and private mortgage insurance firms.

WHEN-ISSUED SECURITIES

The Company enters into transactions involving “when-issued securities.” When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. As of December 31, 2003, the Company did not have any commitments to purchase or sell when-issued securities.

SunTrust Banks, Inc.	82	Annual Report 2003

OTHER OFF-BALANCE SHEET ARRANGEMENTS

SunTrust assists in providing liquidity to select corporate customers by directing them to SunTrust’s multi-seller commercial paper conduit, Three Pillars. Three Pillars provides financing for direct purchases of financial assets originated and serviced by SunTrust’s corporate customers. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust customers.

As of December 31, 2002, accounting principles generally accepted in the United States did not require the Company to consolidate Three Pillars; however, in January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which addressed the criteria for the consolidation of off-balance sheet entities similar to Three Pillars. Under the provisions of FIN 46, SunTrust consolidated Three Pillars as of July 1, 2003.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46(R)) which replaced the Interpretation issued in January 2003. FIN 46(R) is effective for reporting periods ending after March 15, 2004. The Company will adopt FIN 46(R) for the quarter ended March 31, 2004, and will continue to apply FIN 46 in the interim.

Three Pillars remains consolidated at December 31, 2003; however, SunTrust is currently restructuring Three Pillars and expects consolidation will no longer be required as of March 31, 2004. As of December 31, 2003, Three Pillars had assets and liabilities included on the Consolidated Balance Sheet of approximately $3.2 billion, consisting of primarily secured loans, marketable asset-backed securities and short-term commercial paper liabilities. As of December 31, 2002, Three Pillars had assets and liabilities of approximately $2.8 billion which were not included in the Consolidated Balance Sheet.

For the year ended December 31, 2003, activities related to the Three Pillars relationship generated approximately $21.3 million in fee revenue for the Company. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As part of its community reinvestment initiatives, the Company invests in multi-family affordable housing properties throughout its footprint as a limited and/or general partner. The Company receives affordable housing federal and state tax credits for these limited partner investments. The partnerships are considered variable interest entities (VIEs) under FIN 46, and therefore, each partnership has been evaluated to determine the Company’s level of variable interests. For the partnerships in which SunTrust is the general partner, the Company consolidated $425.1 million in assets during 2003.

Conversely, partnership assets of approximately $723.8 million in partnerships where SunTrust is only a limited partner are not included in the Consolidated Balance Sheet. The Company’s maximum exposure to loss for these partnerships is $179.6 million, consisting of the limited partnership investments plus unfunded commitments. The investments in these partnerships represent a significant variable interest for the Company and will continue to be accounted for under the equity method of accounting.

In addition, the Company is also a general partner in a number of limited partnerships, which have been formed to provide investment opportunities for certain SunTrust customers. Assets under management, which are not included in the Consolidated Balance Sheet, totaled $ 3.6 billion as of December 31, 2003. FIN 46 did not require consolidation of these partnerships.

NOTE 18	GUARANTEES

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FIN 45, as addressed in Note 1, the Company must consider guarantees that have any of the following four characteristics (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others.

The issuance of a guarantee imposes an obligation for the Company to stand ready to perform, and should certain triggering events occur, it also imposes an obligation to make future payments. Payments may be in the form of cash, financial instruments, other assets, shares of stock, or provisions of the Company’s services. The following is a discussion of the guarantees that the Company has issued as of December 31, 2003, which have characteristics as specified by FIN 45.

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

Annual Report 2003	83	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

As of December 31, 2003 and December 31, 2002, the maximum potential amount of the Company’s obligation was $9.7 billion and $9.2 billion, respectively, for financial and performance standby letters of credit. The Company has recorded $93.8 million in other liabilities for unearned fees related to these letters of credit as of December 31, 2003. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral securing the line of credit.

CONTINGENT CONSIDERATION

The Company has contingent payment obligations related to certain business combination transactions. Payments are calculated using certain post-acquisition performance criteria. At December 31, 2003, the maximum potential liability associated with these arrangements was approximately $33.4 million.

OTHER

In the normal course of business, the Company enters into indemnification agreements and provides standard representations and warranties in connection with numerous transactions. These transactions include those arising from underwriting agreements, merger and acquisition agreements, loan sales, and various other business transactions or arrangements. The extent of the Company’s obligations under these indemnification agreements depends upon the occurrence of future events; therefore, the Company’s potential future liability under these arrangements is not determinable.

Third party investors hold Series B Preferred Stock in STB Real Estate Holdings (Atlanta), Inc. (STBREH), a subsidiary of SunTrust. The contract between STBREH and the third party investors contains an automatic exchange clause which, under certain circumstances, requires the Series B preferred shares to be automatically exchanged for guaranteed preferred beneficial interest in debentures of the Company. The guaranteed preferred beneficial interest in debentures is guaranteed to have a liquidation value equal to the sum of the issue price, $350 million, and an approximate yield of 8.5% per annum subject to reduction for any cash or property dividends paid to date. As of December 31, 2003 and December 31, 2002, $412.5 and $377.5 million is accrued in other liabilities for the principal and interest, respectively. This exchange agreement remains in effect as long as any shares of Series B Preferred Stock are owned by the third party investors, not to exceed 30 years.

SunTrust Securities, Inc. (STS) and SunTrust Capital Markets, Inc. (STCM), broker-dealer affiliates of SunTrust, use a common third party clearing broker to clear and execute their customers’ securities transactions and to hold customer accounts. Under their respective agreements, STS and STCM agree to indemnify the clearing broker for losses that result from a customer’s failure to fulfill its contractual obligations. As the clearing broker’s rights to charge STS and STCM have no maximum amount, the Company believes that the maximum potential obligation cannot be estimated. However, to mitigate exposure, the affiliate may seek recourse from the customer through cash or securities held in the defaulting customer’s account. For the years ended December 31, 2003 and 2002, STS and STCM experienced minimal net losses as a result of the indemnity. The clearing agreements expire in 2004 for STS and 2005 for STCM.

SunTrust Bank has guarantees associated with credit default swaps, an agreement in which the buyer of protection pays a premium to the seller of the credit default swap for protection against an event of default. Events constituting default under such agreements that would result in the Company making a guaranteed payment to a counterparty may include (i) default of the referenced asset; (ii) bankruptcy of the customer; or (iii) restructuring or reorganization by the customer. The notional amount outstanding at December 31, 2003 and December 31, 2002 is $195.0 million and $175.0 million, respectively. As of December 31, 2003, the notional amounts expire as follows: $45.0 million in 2004, $15.0 million in 2005, $0.0 in 2006, $20.0 million in 2007, $90.0 million in 2008, and $25.0 million in 2009. In the event of default under the contract, the Company would make a cash payment to the holder of credit protection and would take delivery of the referenced asset from which the Company may recover a portion of the credit loss.

NOTE 19	CONCENTRATIONS OF CREDIT RISK

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if borrowers failed to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries or certain regions of the country. Credit risk associated with these concentrations could arise when a significant amount of loans, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment to be adversely affected. The Company does not have a significant concentration to any individual client except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration in loans by collateral type that exists is in loans secured by residential real estate. At December 31, 2003, the Company had $24.2 billion in residential real estate loans, representing 29.9% of total loans, and an additional $7.8 billion in commitments to extend credit on such loans. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

SunTrust engages in limited international banking activities. The Company’s total cross-border outstandings were $513.6 million as of December 31, 2003.

SunTrust Banks, Inc.	84	Annual Report 2003

NOTE 20	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company’s financial instruments at December 31, 2003 and 2002:

	2003		2002
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and short-term investments	$5,321,374	$5,321,374	$5,558,295	$5,558,295
Trading assets	1,853,137	1,853,137	1,717,774	1,717,774
Securities available for sale	25,606,884	25,606,884	23,445,182	23,445,182
Loans held for sale	5,552,060	5,556,142	7,747,793	7,752,689
Loans	79,790,399	80,474,925	72,237,821	73,858,294
Mortgage servicing rights	449,293	560,628	383,918	442,701
Financial liabilities
Consumer and commercial deposits	72,924,646	73,058,073	70,226,810	70,491,118
Brokered deposits	3,184,084	3,195,497	3,169,826	3,170,267
Foreign deposits	5,080,789	5,080,789	6,309,992	6,309,992
Short-term borrowings	13,680,661	13,680,661	11,770,961	11,770,961
Long-term debt	15,313,922	16,018,678	11,879,820	12,795,905
Trading liabilities	1,048,543	1,048,543	930,645	930,645
Other financial instruments
Commitments to extend credit		56,835		58,184
Standby letters of credit	93,788	93,788	4,674	86,497

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, short-term borrowings and certain other assets and liabilities.

•	Trading assets and liabilities are substantially valued at quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Fair values for derivatives are based on quoted market prices, current settlement values, pricing models or other formulas.

•	Securities available for sale are substantially valued at quoted market prices.

•	Loans held for sale are valued based on quoted market prices in the secondary market.

•	Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are used to adjust future cash flows based on historical patterns. The carrying amount of accrued interest approximates its fair value.

•	Mortgage servicing rights are valued through a review of valuation assumptions that are supported by market and economic data collected from various sources.

•	Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.

•	Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of instruments.

NOTE 21	CONTINGENCIES

The Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these claims and lawsuits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company’s consolidated results of operations or financial position.

Annual Report 2003	85	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 22 BUSINESS SEGMENT REPORTING

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

The Company also utilizes an internal credit risk transfer methodology (the credit risk premium) which creates a current period financial charge against interest income to each line of business based on the estimated credit risk-adjusted return on loans. The offset to the aggregate credit risk premium charges is matched against the Company’s current provision for loan losses with any difference reported in the Corporate/Other line of business segment. The provision for income taxes is also reported in the Corporate/Other line of business segment.

The Company continues to enhance and refine its internal management reporting system. Future enhancements of items reported for each line of business segment are expected to include: assets, liabilities and attributed economic capital; matched maturity funds transfer priced net interest revenue, net of credit risk premiums; direct noninterest income; internal credit transfers between lines of business for supportive business services; and fully absorbed expenses. The internal management reporting system and the business segment disclosures for each line of business do not currently include attributed economic capital, nor fully absorbed expenses. Any amounts not currently reported in each line of business segment are reported in the Corporate/Other line of business segment. The implementation of these enhancements to the internal management reporting system is expected to materially affect the net income disclosed for each segment. Whenever significant changes to management reporting methodologies take place, the impact of these changes is quantified and prior period information is restated when possible.

The tables on pages 86 and 87 disclose selected financial information for SunTrust’s reportable business segments for the twelve months ended December 31, 2003, 2002, and 2001.

	December 31, 2003
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Private Client Services	Corporate/ Other	Consolidated
Average total assets	$25,682,775	$23,395,794	$22,386,327	$22,494,200	$2,183,274	$26,182,991	$122,325,361
Average total liabilities	52,981,839	10,827,735	9,081,569	1,800,908	1,530,188	37,020,096	113,242,335
Average total equity	—	—	—	—	—	9,083,026	9,083,026

Net interest income (FTE)[1]	1,334,281	585,574	279,911	545,847	43,755	575,949	3,365,317
Provision for loan losses[2]	152,570	41,828	107,303	6,855	1,977	3,017	313,550

Net interest income after provision for loan losses	1,181,711	543,746	172,608	538,992	41,778	572,932	3,051,767
Noninterest income	738,354	306,638	547,590	14,702	660,118	35,599	2,303,001
Noninterest expense	1,277,990	358,618	368,441	307,415	513,762	574,390	3,400,616

Total contribution before taxes	642,075	491,766	351,757	246,279	188,134	34,141	1,954,152
Provision for income taxes[3]	—	—	—	—	—	621,855	621,855

Net income	$642,075	$491,766	$351,757	$246,279	$188,134	$(587,714)	$1,332,297

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the lines of business.

[2]	Provision for loan losses includes a credit risk premium charge for the lines of business.

[3]	Includes regular income tax provision and taxable-equivalent income adjustment reversal of $45,014 for the twelve months ended December 31, 2003.

SunTrust Banks, Inc.	86	Annual Report 2003

	December 31, 2002
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Private Client Services	Corporate/ Other	Consolidated
Average total assets	$23,292,791	$21,264,843	$21,686,410	$18,675,398	$1,763,362	$21,833,292	$108,516,096
Average total liabilities	51,636,479	8,880,044	6,361,273	1,265,271	1,561,706	30,085,616	99,790,389
Average total equity	—	—	—	—	—	8,725,707	8,725,707

Net interest income (FTE)[1]	1,360,333	533,544	268,536	374,547	40,148	706,123	3,283,231
Provision for loan losses[2]	102,656	38,592	227,097	6,379	2,345	92,723	469,792

Net interest income after provision for loan losses	1,257,677	494,952	41,439	368,168	37,803	613,400	2,813,439
Noninterest income	708,325	228,184	526,720	13,445	629,499	162,654	2,268,827
Noninterest expense	1,247,210	339,035	365,592	223,960	472,720	570,903	3,219,420

Total contribution before taxes	718,792	384,101	202,567	157,653	194,582	205,151	1,862,846
Provision for income taxes[3]	—	—	—	—	—	531,037	531,037

Net income	$718,792	$384,101	$202,567	$157,653	$194,582	$(325,886)	$1,331,809

	December 31, 2001
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Private Client Services	Corporate/ Other	Consolidated
Average total assets	$19,838,803	$19,645,631	$23,141,626	$18,800,620	$1,449,470	$20,008,058	$102,884,208
Average total liabilities	45,657,041	7,696,694	5,440,839	1,024,977	1,365,275	33,625,622	94,810,448
Average total equity	—	—	—	—	—	8,073,760	8,073,760

Net interest income (FTE)[1]	1,443,247	531,422	357,036	242,457	44,054	675,148	3,293,364
Provision for loan losses[2]	49,623	31,989	144,789	6,919	1,517	40,328	275,165

Net interest income after provision for loan losses	1,393,624	499,433	212,247	235,538	42,537	634,820	3,018,199
Noninterest income	597,267	197,308	413,624	100,189	577,682	165,805	2,051,875
Noninterest expense	1,165,023	348,132	406,261	217,683	408,783	453,988	2,999,870

Total contribution before taxes	825,868	348,609	219,610	118,044	211,436	346,637	2,070,204
Provision for income taxes[3]	—	—	—	—	—	694,667	694,667

Net income	$825,868	$348,609	$219,610	$118,044	$211,436	$(348,030)	$1,375,537

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the lines of business.

[2]	Provision for loan losses includes a credit risk premium charge for the lines of business.

[3]	Includes regular income tax provision and taxable-equivalent income adjustment reversal of $39,522 and $40,764 for the twelve months ended December 31, 2002 and 2001, respectively.

Annual Report 2003	87	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 23 COMPREHENSIVE INCOME

The Company’s comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income and unrealized gains and losses on securities available for sale, and derivatives net of income taxes and other comprehensive income related to retirement plans.

Comprehensive income for the years ended December 31, 2003, 2002, and 2001 is calculated as follows:

(Dollars in thousands)	2003	2002	2001
Unrealized gain (loss) on available for sale securities, net, recognized in other comprehensive income:
Before income tax	$177,314	$(195,217)	$(356,603)
Income tax	(62,060)	(68,326)	(124,811)

Net of income tax	115,254	(126,891)	(231,792)

Amounts reported in net income:
Gain on sale of securities	123,876	204,547	153,080
Net amortization (accretion)	172,434	47,654	(11,633)

Reclassification adjustment	296,310	252,201	141,447
Income tax	(103,709)	(88,270)	(49,506)

Reclassification adjustment, net of tax	192,601	163,931	91,941

Unrealized gain (loss) on available for sale securities arising during period, net of tax	307,855	37,040	(139,851)
Reclassification adjustment, net of tax	(192,601)	(163,931)	(91,941)

Net unrealized gain (loss) on available for sale securities recognized in other comprehensive income	115,254	(126,891)	(231,792)

Unrealized gain (loss) on derivative financial instruments, net, recognized in other comprehensive income:
Before income tax	45,366	13,822	(85,737)
Income tax	(15,878)	(4,838)	30,008

Net of income tax	29,488	8,984	(55,729)

Cumulative effect of change in accounting principle	—	—	(16,246)
Income tax benefit	—	—	5,686

Cumulative effect of change in accounting principle, net of tax	—	—	(10,560)

Reclassification of losses from other comprehensive income to earnings	—	4,786	11,460
Income tax expense	—	(1,675)	(4,011)

Reclassification adjustment, net of tax	—	3,111	7,449

Unrealized gain (loss) on derivative financial instruments arising during period, net of tax	29,488	5,873	(52,618)
Reclassification adjustment, net of tax	—	3,111	7,449

Net unrealized gain (loss) on derivative instruments recognized in other comprehensive income	29,488	8,984	(45,169)

Accumulated other comprehensive income related to retirement plans	9,881	(27,876)	—

Total unrealized gains (losses) recognized in other comprehensive income	154,623	(145,783)	(287,521)
Net income	1,332,297	1,331,809	1,375,537

Total comprehensive income	$1,486,920	$1,186,026	$1,088,016

The components of accumulated other comprehensive income at December 31 was as follows:

(Dollars in thousands)	2003	2002	2001
Unrealized gain on available for sale securities	$1,699,344	$1,584,091	$1,710,982
Unrealized loss on derivative financial instruments	(17,257)	(46,745)	(55,729)
Accumulated other comprehensive income related to retirement plans	(17,995)	(27,876)	—

Total accumulated other comprehensive income	$1,644,092	$1,509,470	$1,655,253

SunTrust Banks, Inc.	88	Annual Report 2003

On January 1, 2001, an unrealized loss of $10.6 million, net of tax, was recorded as a transition adjustment to other comprehensive income for the current value of cash flow hedges that were not required to be marked to market prior to the adoption SFAS No. 133. $3.1 million and $7.5 million of this transition adjustment were reclassified from other comprehensive income as an expense in 2002 and 2001, respectively. As of December 31, 2002, all of the transition adjustment had been reclassified to income. Fair value adjustments to accumulated other comprehensive income for cash flow hedges in 2003 amounted to $29.5 million, net of tax.

Other comprehensive income on December 31, 2003 included an unrealized loss of $17.3 million. In the next twelve months, $12.6 million of these losses is expected to be reclassified from other comprehensive income to the net interest margin.

NOTE 24 OTHER NONINTEREST INCOME AND FEES AND OTHER CHARGES

Other noninterest income in the Consolidated Statements of Income includes:

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Trading account profits and commissions	$109,878	$103,170	$95,683
Other income	150,980	130,953	160,486

Total other noninterest income	$260,858	$234,123	$256,169

Fees and other charges in the Consolidated Statements of Income include:
Other charges and fees	$326,311	$296,860	$240,284
Investment banking income	192,480	176,960	108,486
Retail investment services	161,753	136,659	107,758
Credit card and other fees	119,585	119,982	113,640

Total fees and other charges	$800,129	$730,461	$570,168

NOTE 25 OTHER NONINTEREST EXPENSE

Other noninterest expense in the Consolidated Statements of Income includes:

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Outside processing and software	$246,654	$225,169	$199,093
Credit and collection services	70,316	64,601	74,642
Postage and delivery	69,036	69,377	63,991
Amortization of intangible assets	64,515	58,898	46,258
Communications	61,261	64,845	59,232
Other staff expense	60,353	51,975	58,546
Consulting and legal	57,421	91,067	87,704
Operating supplies	39,837	46,795	48,297
FDIC premiums	17,958	17,352	15,985
Other expense	252,713	210,757	164,473

Total other noninterest expense	$940,064	$900,836	$818,221

Annual Report 2003	89	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENT continued

NOTE 26 SUNTRUST BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION STATEMENTS OF INCOME — PARENT COMPANY ONLY

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Operating Income
From subsidiaries:
Dividends – substantially all from the Bank	$1,072,487	$1,765,179	$1,318,300
Service fees	—	—	156,870
Interest on loans	3,870	13,374	23,231
Other income	1	3	18
Other operating income	33,474	57,128	53,336

Total operating income	1,109,832	1,835,684	1,551,755

Operating Expense
Interest on short-term borrowings	3,840	6,424	32,734
Interest on long-term debt	132,954	156,833	170,868
Employee compensation and benefits	41,163	23,095	84,320
Amortization of intangible assets	—	—	7,644
Service fees to subsidiaries	6,934	10,018	30,859
Other operating expense	61,621	66,996	123,582

Total operating expense	246,512	263,366	450,007

Income before income taxes and equity in undistributed income of subsidiaries	863,320	1,572,318	1,101,748
Income tax benefit	53,751	32,396	116,836

Income before equity in undistributed income of subsidiaries	917,071	1,604,714	1,218,584
Equity in undistributed income of subsidiaries	415,226	(272,905)	156,953

Net Income	$1,332,297	$1,331,809	$1,375,537

SunTrust Banks, Inc.	90	Annual Report 2003

BALANCE SHEETS — PARENT COMPANY ONLY

	December 31
(Dollars in thousands)	2003	2002
Assets
Cash in subsidiary banks	$3,767	$71,922
Interest-bearing deposits in banks	8,722	6,490
Funds sold and securities purchased under agreements to resell	913,900	—
Trading account	91,432	—
Securities available for sale	572,639	334,455
Loans to subsidiaries	377,656	867,182
Investment in capital stock of subsidiaries stated on the basis of the Company’s equity in subsidiaries’ capital accounts
Banking subsidiaries	10,618,566	9,723,792
Nonbanking and holding company subsidiaries	1,365,197	1,336,819
Premises and equipment	16,877	51,175
Intangible assets	76,587	76,587
Other assets	853,099	1,031,695

Total assets	$14,898,442	$13,500,117

Liabilities and Shareholders’ Equity
Short-term borrowings from
Subsidiaries	$139,006	$119,230
Non-affiliated companies	311,490	358,945
Long-term debt	3,485,621	3,383,934
Trading liabilities	4,921	—
Other liabilities	1,226,238	868,512

Total liabilities	5,167,276	4,730,621

Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	294,163	294,163
Additional paid in capital	1,288,311	1,276,110
Retained earnings	7,149,118	6,322,217
Treasury stock and other	(664,518)	(632,464)

Realized shareholders’ equity	8,067,074	7,260,026
Accumulated other comprehensive income	1,664,092	1,509,470

Total shareholders’ equity	9,731,166	8,769,496

Total liabilities and shareholders’ equity	$14,898,442	$13,500,117

Common shares outstanding	281,923,057	282,504,571
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	12,239,700	11,658,186

Annual Report 2003	91	SunTrust Banks, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

STATEMENTS OF CASH FLOW — PARENT COMPANY ONLY

	Year Ended December 31
(Dollars in thousands)	2003	2002	2001
Cash Flow from Operating Activities:
Net income	$1,332,297	$1,331,809	$1,375,537
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(469,779)	272,905	(156,953)
Depreciation, amortization and accretion	5,304	6,016	8,703
Deferred income tax provision (benefit)	8,037	2,184	(7,800)
Amortization of compensation element of performance stock	5,475	3,074	6,110
Securities gains	(7,117)	(4,326)	(224)
Net decrease (increase) in other assets	86,767	(94,951)	(232,957)
Net increase in other liabilities	467,473	76,108	30,869

Net cash provided by operating activities	1,428,457	1,592,819	1,023,285

Cash Flows from Investing Activities:
Proceeds from sales of securities available for sale	177,712	117,638	5,370
Purchases of securities available for sale	(345,066)	(118,919)	(46,411)
Net change in loans to subsidiaries	489,526	(181,948)	161,750
Capital expenditures	(193)	—	(6,131)
Proceeds from the sale of assets	—	759	—
Net cash proceeds used for acquisitions, net of cash acquired	(55,528)	—	—
Capital contributions to subsidiaries	(251,286)	(543,227)	(74,303)
Other, net	6,726	(67,351)	(3,799)

Net cash provided by (used in) investing activities	21,891	(793,048)	36,476

Cash Flows from Financing Activities:
Net increase (decrease) in short-term borrowings	18,671	(93,604)	(427,047)
Proceeds from the issuance of long-term debt	123,376	316,456	600,000
Repayment of long-term debt	(137,805)	(451,608)	(22,161)
Proceeds from the exercise of stock options and stock compensation expense	36,667	12,824	19,013
Proceeds from stock issuance	44,268	40,809	22,235
Acquisition of treasury stock	(182,152)	(340,656)	(551,485)
Performance stock activity	—	(2,606)	—
Dividends paid	(505,396)	(489,543)	(463,529)

Net cash used in financing activities	(602,371)	(1,007,928)	(822,974)

Net increase (decrease) in cash and cash equivalents	847,977	(208,157)	236,787

Cash and cash equivalents at beginning of year	78,412	286,569	49,782

Cash and cash equivalents at end of period	$926,389	$78,412	$286,569

Supplemental Disclosure
Income taxes received from subsidiaries	$528,187	$495,194	$558,887
Income taxes paid by Parent Company	(339,629)	(433,341)	(444,758)

Net income taxes received by Parent Company	$188,558	$61,853	$114,129

Interest paid	$138,298	$163,805	$222,785
Net non-cash contribution of premises and equipment (to) from subsidiaries	(32,689)	24,234	—
Non-cash dividend from subsidiaries	54,554	—	—

SunTrust Banks, Inc.	92	Annual Report 2003

2003 FORM 10-K

Securities and Exchange Commission

Washington, DC 20549

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2003

Commission file number 1-8918

SunTrust Banks, Inc.

Incorporated in the State of Georgia

IRS Employer Identification Number 58-1575035

Address: 303 Peachtree Street, NE, Atlanta, GA 30308

Telephone: (404) 588-7711

Securities Registered Pursuant to Section 12(b) of the Act: Common Stock–$1.00 par value, which is registered on the New York Stock Exchange.

As of January 31, 2004, SunTrust had 282,179,309 shares of common stock outstanding.

SunTrust (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.) ☑

As of June 30, 2003, SunTrust had 281,392,725 shares of common stock outstanding. The aggregate market value of SunTrust common stock held by non-affiliates on June 30, 2003 was approximately $16.6 billion.

Annual Report 2003	93	SunTrust Banks, Inc.

2003 FORM 10-K continued

DOCUMENTS INCORPORATED BY REFERENCE

Part III information is incorporated herein by reference, pursuant to Instruction G of Form 10-K, from SunTrust’s Proxy Statement for its 2004 Annual Shareholders’ Meeting, which will be filed with the Commission by March 8, 2004. Certain Part I and Part II information required by Form 10-K is incorporated by reference from the SunTrust Annual Report to Shareholders as indicated below. Except for parts of the SunTrust Annual Report to Shareholders expressly incorporated herein by reference, this Annual Report is not to be deemed filed with the Securities and Exchange Commission.

Page
Part I

Item 1	Business	2–53, inside back cover
Item 2	Properties	53
Item 3	Legal Proceedings	53
Item 4	Not Applicable

Part II

Item 5	Market for the Registrant’s Common Equity and Related Stockholder Matters	14, 45, inside front cover,
inside back cover
Item 6	Selected Financial Data	14
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	2–53
Item 7A	Quantitative and Qualitative Disclosures about Market Risk	41–44
Item 8	Financial Statements and Supplementary Data	45–50, 54–92
Item 9	Not Applicable
Item 9A	Controls and Procedures	53

Part III

Item 10	Directors and Executive Officers of the Registrant	Proxy Statement
Item 11	Executive Compensation	Proxy Statement
Item 12	Security Ownership of Certain Beneficial Owners and Management	Proxy Statement
Item 13	Certain Relationships and Related Transactions	Proxy Statement
Item 14	Principal Accountant Fees and Services	Proxy Statement

Part IV

Item 15	Exhibits, Financial Statement Schedules and Reports on Form 8-K	95

Certain statistical data required by the Securities and Exchange Commission are included on pages 14–50.

SunTrust Banks, Inc.	94	Annual Report 2003

EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

Financial Statement Filed. See Index To Consolidated Financial Statements on page 54 of this Annual Report and Form 10-K.

All financial statement schedules are omitted because the data is either not applicable or is discussed in the financial statements or related footnotes. The Company filed a Form 8-K dated January 12, 2004 to file a news release announcing financial results for the fourth quarter and year ended December 31, 2003.

The Company’s principal banking subsidiary is owned by SunTrust Bank Holding Company, a Florida corporation. A directory of the Company’s principal banking units and key subsidiaries are on pages 97–99 of this Annual Report and Form 10-K. The Company’s Articles of Incorporation, By-laws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia, 30302. A copying fee will be charged for the Exhibits.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28250, 33-58723, 333-50719, 333-86306, 333-69331, 333-91519, 333-91521, 333-43348, 333-106638) and Form S-3 (Nos. 333-61583, 333-86330) of SunTrust Banks, Inc. of our report dated January 12, 2004 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Atlanta, GA

February 27, 2004

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on February 10, 2004 by the undersigned, thereunto duly authorized.

SunTrust Banks, Inc. (Registrant)	L. Phillip Humann Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 10, 2004 by the following persons on behalf of the Registrant and in the capacities indicated.

L. Phillip Humann Chairman of the Board of Directors, President and Chief Executive Officer	Jorge Arrieta Senior Vice President and Controller

John W. Spiegel Vice Chairman and Chief Financial Officer

All Directors of the Registrant listed on page 96.

Annual Report 2003	95	SunTrust Banks, Inc.

BOARD OF DIRECTORS

L. Phillip Humann[1]	M. Douglas Ivester[2,4]	Frank S. Royal, M.D.[2]
Director since 1991	Director since 1998	Director since 1998
Chairman of the Board,	(Retired) Chairman of the Board	President
President and	and Chief Executive Officer	Frank S. Royal, M.D., P.C.
Chief Executive Officer	The Coca-Cola Company	Richmond, VA
SunTrust Banks, Inc.	Atlanta, GA
Atlanta, GA		James B. Williams[1]
	Summerfield K. Johnston, Jr.[1]	Director since 1984
J. Hyatt Brown[1]	Director since 1997	Chairman of the
Director since 1984	Chairman of the	Executive Committee
Chairman of the Board and	Executive Committee	SunTrust Banks, Inc.
Chief Executive Officer	Coca-Cola Enterprises, Inc.	Atlanta, GA
Brown & Brown, Inc.	Atlanta, GA
Daytona Beach, FL		Karen Hastie Williams[2,4]
	J. Hicks Lanier[2]	Director since 2002
Alston D. Correll[3,4]	Director since 2003	Partner
Director since 1997	Chairman and	Crowell & Moring, L.L.P.
Chairman of the Board and	Chief Executive Officer	Washington, DC
Chief Executive Officer	Oxford Industries, Inc.
Georgia-Pacific Corporation	Atlanta, GA
Atlanta, GA
G. Gilmer Minor, III[3,4]
Douglas N. Daft[1]	Director since 1998
Director since 2000	Chairman of the Board and
Chairman of the Board and	Chief Executive Officer
Chief Executive Officer	Owens & Minor, Inc.
The Coca-Cola Company	Richmond, VA	COMMITTEES OF THE BOARD
Atlanta, GA
	Larry L. Prince[3]	[1] Executive Committee
Patricia C. Frist[2]	Director since 1996	James B. Williams, Chair
Director since 2000	Chairman of the Board and
Partner in Frist Capital Partners	Chief Executive Officer	[2] Audit Committee
President, Frisco, Inc. and	Genuine Parts Company	M. Douglas Ivester, Chair
President, Patricia C. Frist and	Atlanta, GA	Audit Committee Financial Expert
Thomas F. Frist, Jr. Foundation
Nashville, TN	R. Randall Rollins[2]	[3] Compensation Committee
	Director since 1998	Larry L. Prince, Chair
David H. Hughes[3,4] Director since 1984 Chairman of the Board Hughes Supply, Inc. Orlando, FL	Chairman of the Board Rollins, Inc. and Chairman of the Board and Chief Executive Officer RPC, Inc. Atlanta, GA	[4] Governance and Nominating Committee David H. Hughes, Chair

SunTrust Banks, Inc.	96	Annual Report 2003

MANAGEMENT COMMITTEE

L. Phillip Humann	Donald S. Downing	Dennis M. Patterson
Chairman, President and Chief Executive Officer SunTrust Banks, Inc. 35 years of service.	Executive Vice President Chief Strategy Officer 36 years of service.	Executive Vice President Sales and Corporate Administration 35 years of service.

John W. Clay, Jr.	Sterling Edmunds, Jr.
Vice Chairman Geographic Banking, Corporate	President and Chief Executive Officer	William H. Rogers, Jr.
and Investment Banking Line	SunTrust Mortgage, Inc.	Executive Vice President
of Business	17 years of service.	Private Client Services
37 years of service.		Line of Business
	C.T. Hill	23 years of service.
Chairman, President and Chief Executive Officer
Theodore J. Hoepner	Mid-Atlantic Banking Group	R. Charles Shufeldt
Vice Chairman and Chief Risk Officer	34 years of service.	Executive Vice President
Human Resources, Asset Quality,		Corporate and Investment
Legal and Regulatory Affairs,	Sandra Jansky	Banking Line of Business
Audit, and Efficiency and	Executive Vice President	20 years of service.
Quality Initiatives	Chief Credit Officer
36 years of service.	23 years of service.	Mary T. Steele
Senior Vice President
John W. Spiegel	Craig J. Kelly	Director of Human Resources
Vice Chairman and Chief Financial Officer	Executive Vice President	25 years of service.
Accounting, Funds Management,	Chief Marketing Officer
Risk Management, Strategic	7 years of service.	Timothy E. Sullivan
Finance & Taxes, Investor		Executive Vice President
Relations, and Treasury	C. Eugene Kirby	Chief Information Officer
39 years of service.	Executive Vice President	Joined SunTrust January, 2003.
Retail Banking Line of Business
James M. Wells III	19 years of service.	E. Jenner Wood, III
Vice Chairman Commercial, Retail, Mortgage,		Chairman, President and Chief Executive Officer
Private Client Services Lines of Business, Technology &	George W. Koehn	Central Banking Group 29 years of service.
Operations, Corporate Strategy, and Marketing	Chairman, President and Chief Executive Officer
36 years of service.	Florida Banking Group
25 years of service.
Robert H. Coords
Executive Vice President	Carl F. Mentzer
Chief Efficiency and	Executive Vice President
Quality Officer	Commercial Banking
31 years of service.	Line of Business
26 years of service.

Annual Report 2003	97	SunTrust Banks, Inc.

BANKS

GEOGRAPHIC AREA	LOCATION	KEY EXECUTIVE(S)	DEPOSITS	BRANCHES
Central Group	Atlanta	E. Jenner Wood, III	$19.2 billion	393
Atlanta Region	Atlanta	J. Scott Wilfong	$8.5 billion	174
• SunTrust Bank, Atlanta	Atlanta	J. Scott Wilfong	8.0 billion	155
• SunTrust Bank, Gainesville	Gainesville	Lana D. Nix	184 million	10
• SunTrust Bank, Athens	Athens	Peter Hodgson, Jr.	321 million	9

Chattanooga Region	Chattanooga	Margaret Lynch Callihan	$2.5 billion	57
• SunTrust Bank, Chattanooga	Chattanooga	Margaret Lynch Callihan	1.4 billion	30
• SunTrust Bank, Northwest Georgia	Rome	W. Steven Jaynes	339 million	10
• SunTrust Bank, Tennessee Valley	Florence, AL	W. David Jones	720 million	17

East Tennessee Region	Knoxville	Larry D. Mauldin	$1.8 billion	40
• SunTrust Bank, East Tennessee	Knoxville	Larry D. Mauldin	1.4 billion	31
• SunTrust Bank, Northeast Tennessee	Johnson City	R. Odie Major	358 million	9

Georgia-Carolina Region	Savannah	William B. Haile	$3.2 billion	82
• SunTrust Bank, Augusta	Augusta	William R. Thompson	421 million	11
• SunTrust Bank, Middle Georgia	Macon	Mardie R. Herndon, Jr.	510 million	17
• SunTrust Bank, Savannah	Savannah	Gerald L. Rainey	692 million	13
• SunTrust Bank, Southeast Georgia	Brunswick	Jack E. Hartman	422 million	12
• SunTrust Bank, West Georgia	Columbus	Frank S. Etheridge, III	448 million	11
• SunTrust Bank, South Georgia	Albany	D. Michael Marz	431 million	13
• SunTrust Bank, Hilton Head	Hilton Head Island, SC	Phillip E. Wright	247 million	5

Nashville Region	Nashville	Warren W. Woodring	$3.2 billion	40
• SunTrust Bank, Nashville	Nashville	Warren W. Woodring	3.2 billion	40

Florida Group	Orlando	George W. Koehn	$28.7 billion	422
Central Florida Region	Orlando	Thomas H. Yochum	$8.4 billion	113
• SunTrust Bank, Central Florida	Orlando	Thomas H. Yochum	4.3 billion	39
• SunTrust Bank, Mid-Florida	Lakeland	Charles W. McPherson	1.3 billion	25
• SunTrust Bank, East Central Florida	Daytona Beach	William H. Davison	1.3 billion	26
• SunTrust Bank, Brevard Co.	Melbourne	Julia Dunn Story	789 million	13
• SunTrust Bank, Lake Co.	Leesburg	Bradley L. White	703 million	10

North Florida Region	Jacksonville	John R. Schmitt	$3.7 billion	59
• SunTrust Bank, North Florida	Jacksonville	John R. Schmitt	1.6 billion	17
• SunTrust Bank, North Central Florida	Ocala	William H. Evans	754 million	12
• SunTrust Bank, Northwest Florida	Tallahassee	David B. Ramsay	522 million	12
• SunTrust Bank, Pensacola	Pensacola	Henry E. Gonzales, Jr.	245 million	8
• SunTrust Bank, Gainesville	Gainesville	Dick D. Mahaffey, Jr.	248 million	5
• SunTrust Bank, Panama City	Panama City	Jan E. Shadburn	321 million	5

SunTrust Banks, Inc.	98	Annual Report 2003

GEOGRAPHIC AREA	LOCATION	KEY EXECUTIVE(S)	DEPOSITS	BRANCHES
South Florida Region	Ft. Lauderdale	Thomas G. Kuntz	$7.7 billion	92
• SunTrust Bank, South Florida	Ft. Lauderdale	Thomas G. Kuntz	4.0 billion	43
• SunTrust Bank, Palm Beach	Palm Beach	Robert M. Strickland	1.1 billion	25
• SunTrust Bank, Miami	Miami	Nicholas G. Bustle	2.6 billion	24

Southwest Florida Region	Sarasota	Ray L. Sandhagen	$3.7 billion	61
• SunTrust Bank, Gulf Coast	Sarasota	Ray L. Sandhagen	2.6 billion	34
• SunTrust Bank, Fort Myers	Ft. Myers	Bruce A. Schultz	673 million	15
• SunTrust Bank, Naples	Naples	Daniel G. Waetjen	453 million	12

Tampa Region	Tampa	Daniel W. Mahurin	$5.2 billion	97
		James H. Kimbrough
• SunTrust Bank, Tampa	Tampa	Daniel W. Mahurin	2.2 billion	40
• SunTrust Bank, Nature Coast	Brooksville	James H. Kimbrough	1.9 billion	35
• SunTrust Bank,North Pinellas Co./Clearwater	Clearwater	Kendel M. Jensen	728 million	12
• SunTrust Bank, South Pinellas Co./St. Petersburg	St. Petersburg	Roy A. Binger	402 million	10

Mid Atlantic Group	Richmond	C.T. Hill	$18.2 billion	386
Central Virginia Region	Richmond	A. Dale Cannady	$2.2 billion	46
• SunTrust Bank, Central Virginia	Richmond	A. Dale Cannady	2.2 billion	46

Greater Washington Region	Washington, DC	Peter F. Nostrand	$10.0 billion	170
• SunTrust Bank, Greater Washington	Washington, DC	Peter F. Nostrand	10.0 billion	170

Hampton Roads Region	Norfolk	William K. Butler II	2.0 billion	46
• SunTrust Bank, Hampton Roads	Norfolk	William K. Butler II	1.1 billion	24
• SunTrust Bank, Newport News	Newport News	Jerome F. Clark	511 million	11
• SunTrust Bank, Williamsburg	Williamsburg	Bernard H. Ngo	444 million	11

Maryland Region	Baltimore	Donald P. Hutchinson	$1.9 billion	61
• SunTrust Bank, Maryland	Baltimore	Donald P. Hutchinson	$1.9 billion	61

Western Virginia Region	Roanoke	Robert C. Lawson, Jr.	$2.1 billion	63
• SunTrust Bank, Roanoke	Roanoke	Robert C. Lawson, Jr.	599 million	16
• SunTrust Bank, Charlottesville	Charlottesville	Steven C. Krohn	380 million	10
• SunTrust Bank, Harrisonburg	Harrisonburg	Martha D. Shifflett	287 million	11
• SunTrust Bank, Lynchburg	Lynchburg	Stuart C. Fauber	272 million	8
• SunTrust Bank, Martinsville	Martinsville	James R. Austin	336 million	8
• SunTrust Bank, Radford	Radford	David W. DeHart	92 million	4
• SunTrust Bank, Staunton	Staunton	Gregory C. Godsey	146 million	6

Annual Report 2003	99	SunTrust Banks, Inc.

KEY SUBSIDIARIES

CHIEF EXECUTIVE
Asset Management Advisors, L.L.C.	Henry A. Perry
Provides comprehensive financial, investment advisory and family wealth management services.

Premium Assignment Corporation	Peter Kugelmann
Provides insurance premium financing primarily to small businesses.

SunTrust BankCard, N.A.	Ronald W. Eastburn
Offers credit card services to commercial and corporate clients.

SunTrust Capital Markets, Inc.	R. Charles Shufeldt

SunTrust’s investment banking subsidiary. Includes SunTrust Robinson Humphrey Capital Markets,

which offers securities underwriting and investment advisory capabilities to corporate, institutional and public entities, as well as Alexander Key Investments, a full-service brokerage serving the needs of wealthy investors.

SunTrust Community Development Corporation	William H. Pridgen
Manages the Company’s investments in affordable housing.

SunTrust Delaware Trust Company	Barbara B. O’Donnell
A limited purpose trust company providing specialized investment-related services for high-net-worth clients.

SunTrust Insurance Company	Peter G. Bielan
Re-insures credit life as well as accident and health insurance policies.

SunTrust Leasing Corporation	Daniel E. McKew
Provides equipment-related lease financing to businesses.

SunTrust Mortgage, Inc.	Sterling Edmunds, Jr.
One of the nation’s largest bank-owned mortgage companies.
Originates, purchases, sells and services mortgage loans.

SunTrust Securities, Inc.	Peter G. Bielan
Provides full-service brokerage and investment advisory services primarily to retail investors.

Trusco Capital Management, Inc.	Douglas S. Phillips
An SEC-registered investment advisor that manages assets for institutional clients. Includes the STI Classic Funds, SunTrust’s mutual fund family.

SunTrust Banks, Inc.	100	Annual Report 2003

SHAREHOLDER INFORMATION

SunTrust Banks, Inc.

CORPORATE HEADQUARTERS

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, GA 30308

404/588-7711

CORPORATE MAILING ADDRESS

SunTrust Banks, Inc.

P.O. Box 4418

Center 645

Atlanta, GA 30302-4418

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, April 20, 2004 at 9:30 a.m. in Suite 105, first floor of the SunTrust Garden Offices at 303 Peachtree Center Avenue in Atlanta.

STOCK TRADING

SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol “STI.”

QUARTERLY COMMON STOCK PRICES AND DIVIDENDS

The quarterly high, low and close prices of SunTrust’s common stock for each quarter of 2003 and 2002 and the dividends paid per share are shown below.

	Market Price
Quarter Ended	High	Low	Close	Dividends Paid
2003
December 31	71.73	60.45	71.50	$0.45
September 30	63.00	58.00	60.37	0.45
June 30	61.98	51.44	59.34	0.45
March 31	59.95	51.73	52.65	0.45

2002
December 31	63.25	51.48	56.92	$0.43
September 30	69.12	55.90	61.48	0.43
June 30	70.20	65.10	67.72	0.43
March 31	68.47	58.32	66.73	0.43

DEBT RATINGS

Ratings as of December 31, 2003.

	Moody’s Investors	Standard & Poor’s	Fitch
Corporate Ratings
Long Term Debt Ratings
Senior Debt	Aa3	A+	AA-
Subordinated Debt	A1	A	A+

Short Term
Commercial Paper	P-1	A-1	F1+

Bank Ratings
Long Term Debt Ratings
Senior Debt	Aa2	AA-	AA-
Subordinated Debt	Aa3	A+	A+

Short Term	P-1	A-1+	F1+

NUMBER OF SHAREHOLDERS

As of December 31, 2003, 35,811 Registered Shareholders (Shareholders of Record)

Approximately 68,000 Street Name Shareholders

Approximately 28,000 Employee Shareholders

There could be overlapping shareholders among the three shareholder groups.

SHAREHOLDER SERVICES

Shareholders who wish to change the name, address or ownership of stock, to report lost certificates or to consolidate accounts should contact the Transfer Agent:

SunTrust Bank

P.O. Box 4625

Atlanta, GA 30302-4625

404/588-7815

800/568-3476

DIVIDEND REINVESTMENT

SunTrust offers a Dividend Reinvestment Plan that provides automatic reinvestment of dividends in additional shares of SunTrust common stock. For more information contact:

Stock Transfer Department

SunTrust Bank

P.O. Box 4625

Atlanta, GA 30302-4625

404/588-7822

FINANCIAL INFORMATION

To obtain information on SunTrust, contact:

Gary Peacock, Jr.

Director of Investor Relations and

Corporate Communications

404/658-4879

For information online, visit www.suntrust.com:

•	2003 Annual Report (including select information translated in Spanish)

•	Quarterly earnings releases

•	Press releases

WEB SITE ACCESS TO UNITED STATES SECURITIES AND EXCHANGE COMMISSION FILINGS

All reports filed electronically by SunTrust Banks, Inc. with the United States Securities and Exchange Commission, including the annual report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible as soon as reasonably practicable at no cost in the Investor Relations section of the corporate Web site at www.suntrust.com

CORPORATE GOVERNANCE GUIDELINES

SunTrust has adopted the SunTrust Corporate Governance Guidelines, which can be found on the Corporate Governance Web page in the “About SunTrust” subsection on SunTrust’s corporate Web site at www.suntrust.com. In addition, SunTrust will provide a print version of the guidelines to shareholders who request it by contacting Gary Peacock, Jr., Director of Investor Relations and Corporate Communications, at 404/658-4879.

Magazine cover on page 4 courtesy of Florida Monthly magazine. Rendering on page 5 courtesy of Willey Brothers, Inc.

Annual Report 2003	SunTrust Banks, Inc.

SUNTRUST

SunTrust Banks, Inc.

303 Peachtree Street

Atlanta, GA 30308