Form 10-K, Exhibit 13
period 2004-12-31
SUNTRUST BANKS INC
filed 2005-03-01
CIK 750556

2004 Annual Report

Translating Potential Into Performance

SUNTRUSTTM

About The Company

SunTrust Banks, Inc., with year-end 2004 assets of $158.9 billion, is one of the nation’s largest and strongest financial holding companies.

Through its banking subsidiaries, the Company provides deposit, credit, trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, brokerage and capital markets services. SunTrust’s customer base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions.

SunTrust enjoys leading market positions in some of the highest-growth markets in the United States and also serves customers in selected markets nationally.

The Company’s 1,710 retail and specialized service branches and 2,804 ATMs are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides customers with a selection of technology-based banking channels, including Internet, PC and Telephone Banking. Our Internet address is www.suntrust.com

As of December 31, 2004, SunTrust had total assets under advisement of $216.7 billion. This includes $191.2 billion in trust assets as well as $25.5 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio grew to $79.9 billion at year-end.

On The Cover

In 2005, SunTrust will introduce the new logo depicted on the cover of this Annual Report. The addition of the colorful sunburst design to the familiar SunTrust name communicates warmth, energy, and dependability - all attributes that tie directly to our Company’s mission, to help people and institutions prosper.

TABLE OF CONTENTS

1	Letter to Shareholders

5	Client Focus

16	Financial Highlights

66	Financial Statements

L. Phillip Humann, Chairman and Chief Executive Officer and James M. Wells III, President and Chief Operating Officer

To Our Shareholders

Readers of last year’s annual report may recall our saying in this letter that we believed SunTrust’s performance, which was more than respectable in 2003, would continue to improve in 2004.

That’s exactly what happened.

For SunTrust, 2004 was a year in which our Company’s underlying earnings potential was translated into stronger performance – performance that confirms our organization has what it takes to prosper in the highly competitive, customer-driven and increasingly risk-intensive environment that is shaping today’s U.S. financial services industry.

Among the Year’s Highlights:

•	Excellent bottom-line earnings growth reflecting solid, business-driven revenue expansion, best in class credit quality and increasingly effective expense discipline.

•	Expansion into new, high-growth geographic markets and enhancement of our banking capabilities through our acquisition of Memphis-based National Commerce Financial Corporation (NCF).

•	Evolution of our executive management structure to accommodate the retirement of several long-service executives and to establish the leadership framework to guide future growth.

•	A sharpened focus on the sales, service and customer orientation critical to maintaining SunTrust’s performance momentum and competitive advantage in the marketplace.

We encourage you to review the in-depth discussion of financial results that makes up the bulk of this annual report. The story that emerges from these pages is generally one of a year that started off good and got better. Included is detailed commentary on the restatement of our first and second quarter 2004 earnings. This development received a fair amount of market visibility when announced in the third quarter.

Our Southeast and Mid-Atlantic franchise includes enviable market positions in some of the highest-growth markets in the nation.

Translating	Potential Into Performance

As 2004 unfolded, various performance-oriented investments, business initiatives and efficiency programs undertaken in recent years paid off. Net income was $1.6 billion, or $5.19 per diluted share, up 10% from last year. Return on average assets was 1.18% and return on common equity was 13.71%. Virtually all other key performance measures were up comfortably from prior year levels, a signal that SunTrust has shaken off any lingering effect of the economic downturn that dampened industry, and our own, performance in the 2001-2003 timeframe.

The improvement in SunTrust’s stock price did not, we believe, entirely reflect the Company’s performance momentum. It appears, however, that the investment community is beginning to more broadly recognize the merits of SunTrust’s investment story and we are encouraged that the stock price picked up towards the end of the year.

Meanwhile, we are pleased to report that the Board of Directors in February 2005 approved a 10% increase in the cash dividend paid on the Company’s common stock. This brings the annual dividend per share to $2.20.

Positive Performance Trends

Revenue growth steadily picked up steam during the year as gains in net interest income – our biggest earnings component, and also the one that had been most affected by economic weakness – joined already robust non-interest income. We kept basic operating expenses in check while maintaining our program of investment in the people, technology and the business capabilities necessary for future growth. And our traditional emphasis on credit quality, coupled with an improved economy, led to a sharp reduction in credit-related costs. All of these positive performance trends added up to the strong bottom line results reported for the year.

Each of our five key business lines – Retail Banking, Commercial Banking, Wealth and Investment Management, Corporate and Investment Banking, and Mortgage Banking – contributed to our overall results in 2004.

Looking ahead, we believe we have built the right mix of businesses – and within those businesses, the right product and delivery capabilities – to ensure balanced revenue generation despite the ups and downs of the business cycle, swings in the stock market, and the inevitable credit pressures that impact our industry.

We are concentrated in what many believe is the best geographic footprint in U.S. banking. Our Southeast and Mid-Atlantic franchise includes enviable market positions in some of the highest-growth markets in the nation.

NCF Merger: “The Best of Both Worlds”

Certain SunTrust business lines operate outside our geographic footprint where targeted opportunities exist. Our mortgage business, for example, successfully originates loans nationally. And in 2004, our Asset Management Advisors and Leasing units opened new offices in key U.S. cities. We also participate in the ongoing consolidation of our industry by pursuing a selective approach to mergers and acquisitions.

Our focus is on two types of acquisitions. The first type is intended to enhance our business capabilities, such as our early 2004 acquisition of Seix Investment Advisors,

2	SUNTRUST 2004 ANNUAL REPORT

one of the leading institutional fixed-income boutiques in the country with over $17 billion in assets under management. Bank acquisitions that permit us to expand into particularly desirable geographic markets are another type of acquisition that we pursue.

The NCF merger brings significant business opportunities to SunTrust as we offer access to SunTrust’s broader capabilities to former NCF customers.

Our merger with $23 billion, NCF, announced in May and closed in October 2004, represents the best of both worlds. Importantly, the move extends our reach into North Carolina, a state whose growth profile matches that of our existing footprint, and also West Virginia. The acquisition reinforces our presence in Tennessee, providing our first banking offices in the very attractive Memphis market, as well as in South Carolina, Georgia, Florida and Virginia.

The NCF merger brings significant business opportunities to SunTrust as we offer access to SunTrust’s broader capabilities, such as wealth management, securities and capital markets-related services, to former NCF customers in our new markets. The merger also means that SunTrust can take advantage of NCF’s nationally recognized capabilities in “de-novo” and in-store branching. NCF, for example, is well known for its innovative banking centers in Wal-Mart stores, a program slated for expansion under the SunTrust name.

The NCF merger added approximately $14.6 billion in loans and $15.8 billion in deposits to SunTrust and increased our branch count by roughly 40%, bringing our total branch network to more than 1,700 offices in 11 states and the District of Columbia, one of the nation’s largest retail distribution networks. From a financial perspective the transaction, which was well received by the investment community, is adding to SunTrust’s earnings base.

Next Generation Executive Management

As SunTrust has grown in size, scope and complexity, our executive management structure has also evolved. In recent years we have placed an increased emphasis on formalized “talent management,” which includes the development of management succession plans for all key positions at the Company. In 2004, we were able to smoothly accommodate the planned retirement of three of our most senior and respected executives without missing a beat in the implementation of our business strategies.

In July, SunTrust’s long-time Chief Financial Officer, John W. Spiegel, announced plans to retire after 40 years with the Company. Later in the year, SunTrust Vice Chairmen, John W. Clay, Jr. and Theodore J. Hoepner, also announced retirement plans, effective in 2005 after respective 38-year and 37-year SunTrust careers. Messrs. Spiegel, Hoepner, and Clay were instrumental in making SunTrust the successful, respected institution it is today. They will be missed.

These planned retirements triggered a series of senior management appointments at the corporate headquarters level, reporting to the Chief Executive Officer. Perhaps most significant was the designation of James M. Wells III, previously a Vice Chairman, as SunTrust’s President and Chief Operating Officer, a new position at the Company.

SunTrust also named a new Chief Financial Officer (Mark A. Chancy), Chief Risk Officer (Robert H. Coords), Chief Credit Officer (Carl F. Mentzer), and Chief Administrative Officer (David F. Dierker). Each of these executives brings to their new responsibilities demonstrated experience and a track record of success.

These moves sparked the activation of management succession plans elsewhere in the organization. As a result, we have smoothly put in place a framework for the next generation of executive management at SunTrust while ensuring continued and consistent management attention to our day-to-day business priorities and performance imperatives.

We have dedicated significant resources to identifying with great precision what our clients expect from us.

Sharpened Client Focus

Enhancing our position as a leader in our markets means differentiating ourselves from the competition. At SunTrust, we seek to do that through a concentrated focus on understanding, and meeting, client needs. The section of this year’s Annual Report following this letter is intended to convey the essence of SunTrust’s client focus.

SUNTRUST 2004 ANNUAL REPORT	3

Clearly, SunTrust is not the only financial services provider these days talking about “customer focus.” In our case, however, we have dedicated significant resources to identifying with great precision what our clients expect from us. In turn, we use that information to deliver a better client experience across our business units. And we employ a distinctive operating model to help ensure we meet them.

Specifically, we are organized to deliver SunTrust’s “big bank” products and service capabilities with the speed and responsiveness that come with local decision-making. Through extensive research, our clients – consumers, businesses, wealthy clients and institutions – indicate we are succeeding.

People Who Care

The credit for our success goes to our people. Clients tell us they perceive SunTrust employees as people who genuinely care about doing the right thing for their clients, with the commitment to get it done. This insight inspired a new expression of our corporate mission – “to help people and institutions prosper” – that is communicated throughout the organization and that also provides the basis for brand positioning in the marketplace.

Our corporate mission – “to help people and institutions prosper” – is communicated throughout the organization.

We were gratified by the results of a comprehensive employee survey undertaken in 2004 that indicated that an unusually high proportion of SunTrust employees “care about the Company” and are “engaged” in our business – which means taking our clients’ interests to heart.

Perhaps nothing highlights the spirit of SunTrust people more vividly than the outpouring of support for our communities and colleagues in the aftermath of several severe hurricanes that hit our markets, most notably Florida, in mid-2004. Employees from across our Company worked long hours to mobilize resources, provide recovery assistance, address critical client needs, and quickly get our offices up and running.

To ensure that we remain an employer of choice, SunTrust took several popular steps including expanding the investment choices in the Company’s 401(k) plan and increasing the Company’s portion of healthcare costs. Experience tells us the return on this type of investment will be a good one.

Final Word

This letter traditionally concludes with an expression of thanks to our employees. This year is no exception. SunTrust men and women did a great job during 2004 in serving our clients, running our business efficiently, contributing to our communities and representing our organization in a way that should make shareholders proud.

We also wish to thank our Directors for their support during a year that, while not as difficult business-wise as some in the recent past, was not without its challenges. Heightened regulatory and market scrutiny of corporate governance practices is a fact of life for SunTrust as it is for all publicly held companies. We are fortunate to be able to draw upon the resources of an experienced and dedicated Board as we deal with issues related to a new, and still evolving, compliance environment.

Finally, we recognize that shareholders make a choice when they invest in SunTrust. In the end, our highest priority – the one we keep in mind every day – is doing all we can to see that our shareholders’ investment choice is properly rewarded. We worked hard on this priority in 2004 and it showed in the year’s results. Our efforts are only intensifying. If all goes according to plan – which is never a given in our industry – we look forward to reporting another year of improved results in 2005.

Thank you for your interest in SunTrust.

/s/ L. Phillip Humann
L. Phillip Humann
Chairman and Chief Executive Officer

/s/ James M. Wells III
James M. Wells III
President and Chief Operating Officer

4	SUNTRUST 2004 ANNUAL REPORT

At SunTrust:

OUR CLIENTS ARE AT THE CENTER OF EVERYTHING WE DO.

We understand their goals. We share in their dreams. And we’re working alongside them every day to make their dreams real, tangible and attainable. Our clients have worked hard for their money, and we believe their money ought to work even harder for them.

At SunTrust, we’re committed to keeping our clients connected, protected and supported to ensure that the right products and the highest standards of service are delivered every step of the way.

Respecting and understanding our clients allow us to develop better solutions. If our clients succeed, then we succeed as well. It’s more than a different way of thinking. We believe it is a better way of doing business.

SUNTRUST 2004 ANNUAL REPORT	5

Connected

OUR CLIENTS DESERVE CONVENIENT, CONTINUOUS & SECURE ACCESS TO THEIR MONEY.

The days where a bank’s scope was defined primarily by its bricks and mortar have long passed. Today, for families and businesses alike, convenient access to assets and financial information is critical. Customers’ lifestyles are increasingly mobile, and they expect their financial services provider to keep pace. Whether it’s an individual that wants to get cash from an ATM or to pay bills online, or a business owner that needs desktop access to account data, SunTrust understands that clients require multiple, secure channels of service that are available anytime, anywhere. That’s why, in addition to our network of 1,700 conveniently located branches – including many supermarket branches with extended hours – we offer numerous channels of 24/7 access, including live telephone banking support, Internet banking and over 2,800 ATMs.

6	SUNTRUST 2004 ANNUAL REPORT

We value each client’s right to privacy and share their aspirations of greater prosperity. We recognize that each dollar placed in an account with us – from a personal checking account to a large business payroll - reflects an implicit trust. We respect that commitment, and safeguard our clients’ interests by providing security and fraud protection in every transaction.

We are dedicated to providing a wide-range of flexible solutions and to keeping our clients connected to their finances.

SUNTRUST 2004 ANNUAL REPORT	7

Supported

WE WILL STAND BY OUR CLIENTS IN TIMES OF TRANSITION, OPPORTUNITY & GROWTH.

Our clients’ interests are our interests – to sustain a mutually beneficial, lasting relationship, where SunTrust can add value, insight and support to their enterprise at each stage of the business cycle. We know that our clients’ needs, and those of the businesses they manage, will evolve. Some days will be better than others – and we work tirelessly to help make them better. We’re looking out for clients by looking ahead, proactively anticipating and planning the best course of action based on their unique circumstances. Whether they are experiencing growing pains and are looking for a more effective capital structure, or they need succession planning advice or an exit strategy, SunTrust brings effective solutions. We believe that a critical part of our job is to listen and bring ideas based on a strong knowledge of each client’s business environment.

8	SUNTRUST 2004 ANNUAL REPORT

Private and public companies, and institutions of all sizes and growth stages have diverse financial needs. SunTrust has the skilled professionals who can identify and deliver the most effective solutions. We can help a growing small- to mid-size business establish its first 401 (k) and pension plan, or execute a large enterprise’s merger and acquisition, real estate financing, commercial mortgage or investment strategy. While business circumstances may change, our dedication and support for our clients is unwavering.

SUNTRUST 2004 ANNUAL REPORT	9

Protected

WE UNDERSTAND THAT FINANCIAL SECURITY BRINGS PEACE OF MIND.

Building assets and creating wealth can take a lifetime to achieve. Many clients – from individuals to institutions – have spent many years working to accumulate their assets. We appreciate that it is not just money – it’s the culmination of lives, hopes and dreams that are also invested with those assets. Whether our customers’ goals are to retire early or send a grandchild to college, to build a new day-care center or the university’s next library, or to make sure the family wealth is preserved and transferred to the next generation, SunTrust has the people and the tools to deliver the right outcome with integrity and discretion. Our clients deserve nothing less.

10	SUNTRUST 2004 ANNUAL REPORT

By listening first and developing a rich understanding of each client – their goals, timetable and risk tolerance – SunTrust advisors and asset managers help both individual and institutional clients identify the right strategies and investment instruments that fit their long-term goals. It’s more than providing comprehensive market data and the timely insights that clients need. It’s the resulting comfort our clients feel in knowing that we are interested in their success and their peace of mind.

SUNTRUST 2004 ANNUAL REPORT	11

Committed

OUR FOCUS IS CLEAR. WE HELP PEOPLE AND INSTITUTIONS PROSPER.

Our corporate and commercial clients expect nothing short of big ideas and measurable results. Clients tell us they value our depth of expertise and breadth of services, delivered with responsive, attentive and personalized service. Because our focus is on long-term relationships, we take the time to thoroughly understand our clients’ businesses. We’re able to offer uniquely structured solutions, such as large-scale financing treasury management tools, and access to capital markets through the underwriting of equities or bonds.

12	SUNTRUST 2004 ANNUAL REPORT

Our success is driven by respected, innovative, and long-tenured relationship managers who work to deliver results for our clients over the long term. With every transaction, whether it involves corporate or personal assets, traditional credit structures, or complex, customized deal terms, SunTrust is a capable and trusted partner. For the people and businesses we serve, we are there to help them prosper from our experience, expertise, and commitment.

SUNTRUST 2004 ANNUAL REPORT	13

Delivered

WE CELEBRATE WITH OUR CLIENTS THE JOY OF REALIZING THEIR DREAMS.

There are many ways to measure success, but few are as fulfilling as helping a client reach a milestone, achieve a goal or realize a dream. For families, it could mean a first home, a home improvement project, or a retirement cottage. For a private business, it may be the opportunity to go public, acquire a rival or retire a debt. For a municipality, building new roads, schools or parks may be the desired outcome. At SunTrust, we appreciate the importance of goals and how rewarding it can be to achieve them. Understanding our clients’ aspirations enables us to structure the financial plans and products that help turn dreams into reality.

14	SUNTRUST 2004 ANNUAL REPORT

SunTrust people are in the fabric of their communities. We live and work among the clients we serve, and are proud to know them as our friends and neighbors. It’s what fuels our commitment to local decision-making, and to contributing our collective resources to create communities filled with promise and potential. By donating countless hours to charitable and civic organizations, SunTrust employees are helping people and institutions reach new goals every day.

SUNTRUST 2004 ANNUAL REPORT	15

Financial Highlights

	Year Ended December 31
(Dollars in millions except per share data)	2004	2003	2002
For the Year
Net income	$1,572.9	$1,332.3	$1,331.8
Total revenue[1]	6,348.0	5,668.3	5,552.1
Common dividends paid	603.3	505.4	489.5

Per Common Share
Net income – diluted	$5.19	$4.73	$4.66
Dividends declared	2.00	1.80	1.72
Common stock closing price	73.88	71.50	56.92
Book value	44.30	34.52	31.04

Financial Ratios
Return on average total assets	1.18%	1.09%	1.23%
Return on average assets less net unrealized securities gains[2]	1.19	1.01	1.10
Return on average total shareholders’ equity	13.71	14.67	15.26
Return on average realized shareholders’ equity[2]	15.65	15.98	16.67
Net interest margin[3]	3.15	3.08	3.41
Efficiency ratio[3]	61.39	59.99	57.99
Tier 1 capital ratio	7.16	7.85	7.47
Total capital ratio	10.36	11.75	11.62

Selected Average Balances
Total assets	$133,754.3	$122,325.4	$108,516.1
Earning assets	118,905.6	109,257.4	96,370.8
Loans	86,214.5	76,137.9	71,270.4
Deposits	87,132.9	80,039.0	71,157.2
Total shareholders’ equity	11,469.5	9,083.0	8,725.7
Common shares – diluted (thousands)	303,309	281,434	286,052

At December 31
Total assets	$158,869.8	$125,250.5	$117,322.5
Earning assets	138,726.6	112,376.9	104,759.6
Loans	101,426.2	80,732.3	73,167.9
Allowance for loan losses	1,050.0	941.9	930.1
Deposits	103,361.3	81,189.5	79,706.6
Total shareholders’ equity	15,986.9	9,731.2	8,769.5
Common shares outstanding (thousands)	360,840	281,923	282,505
Market value of investment in common stock of The Coca-Cola Company (48,266,496 shares)	2,004	2,450	2,111

[1]	Total revenue is comprised of net interest income (taxable equivalent) and noninterest income.

[2]	In this report, SunTrust presents a return on average assets less net unrealized securities gains and a return on average realized equity which exclude realized and unrealized securities gains/losses and dividends from The Coca-Cola Company. The foregoing numbers primarily reflect adjustments to remove the effects of the ownership by the Company of 48.3 million shares of The Coca-Cola Company. The Company uses this information internally to guage its actual performance in the industry. The Company believes that the return on average assets less the net unrealized securities gains is more indicative of the Company’s return on assets because it more accurately reflects the return on assets that are related to the Company’s core businesses. The Company also believes that the return on average realized equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to a long-term holding of a specific security.

[3]	The net interest margin and efficiency ratios are presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relative comparison between taxable and nontaxable amounts.

16	SUNTRUST 2004 ANNUAL REPORT

2004 FINANCIAL REPORT

18	SELECTED FINANCIAL DATA

19	MANAGEMENT’S DISCUSSION

69	CONSOLIDATED STATEMENTS OF INCOME

70	CONSOLIDATED BALANCE SHEETS

71	CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

72	CONSOLIDATED STATEMENTS OF CASH FLOW

73	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

110	BOARD OF DIRECTORS

IBC	GENERAL INFORMATION

SUNTRUST 2004 ANNUAL REPORT	17

SELECTED FINANCIAL DATA

	Year Ended December 31
(Dollars in millions except per share and other data)	2004	2003	2002	2001	2000	1999
Summary of Operations
Interest and dividend income	$5,218.4	$4,768.8	$5,135.2	$6,279.6	$6,845.4	$5,960.2
Interest expense	1,533.2	1,448.5	1,891.5	3,027.0	3,736.9	2,814.7

Net interest income	3,685.2	3,320.3	3,243.7	3,252.6	3,108.5	3,145.5
Provision for loan losses	135.6	313.6	469.8	275.2	134.0	170.4

Net interest income after provision for loan losses	3,549.6	3,006.7	2,773.9	2,977.4	2,974.5	2,975.1
Noninterest income	2,604.4	2,303.0	2,268.8	2,051.9	1,773.6	1,625.9
Noninterest expense	3,897.0	3,400.6	3,219.4	2,999.9	2,828.5	2,905.3

Income before provision for income taxes and extraordinary gain	2,257.0	1,909.1	1,823.3	2,029.4	1,919.6	1,695.7
Provision for income taxes	684.1	576.8	491.5	653.9	625.5	571.7

Income before extraordinary gain	1,572.9	1,332.3	1,331.8	1,375.5	1,294.1	1,124.0
Extraordinary gain, net of taxes[1]	—	—	—	—	—	202.6

Net income	$1,572.9	$1,332.3	$1,331.8	$1,375.5	$1,294.1	$1,326.6

Net interest income-FTE	$3,743.6	$3,365.3	$3,283.2	$3,293.4	$3,148.4	$3,188.0
Total revenue	6,348.0	5,668.3	5,552.0	5,345.3	4,922.0	4,813.9
Per common share
Diluted
Income before extraordinary gain	$5.19	$4.73	$4.66	$4.72	$4.30	$3.50
Extraordinary gain	—	—	—	—	—	0.63

Net income	5.19	4.73	4.66	4.72	4.30	4.13
Basic
Income before extraordinary gain	5.25	4.79	4.71	4.78	4.35	3.54
Extraordinary gain	—	—	—	—	—	0.64

Net income	5.25	4.79	4.71	4.78	4.35	4.18
Dividends declared	2.00	1.80	1.72	1.60	1.48	1.38
Market price:
High	76.65	71.73	70.20	72.35	68.06	79.81
Low	61.27	51.44	51.48	57.29	41.63	60.44
Close	73.88	71.50	56.92	62.70	63.00	68.81
Selected Average Balances
Total assets	$133,754.3	$122,325.4	$108,516.1	$102,884.2	$98,397.8	$92,820.8
Earning assets	118,905.6	109,257.4	96,370.8	92,034.1	88,609.0	82,255.7
Loans	86,214.5	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4
Deposits	87,132.9	80,039.0	71,157.2	64,568.7	66,691.9	57,842.1
Total shareholders’ equity	11,469.5	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7
At December 31
Total assets	$158,869.8	$125,250.5	$117,322.5	$104,740.6	$103,660.4	$95,390.0
Earning assets	138,726.6	112,376.9	104,759.6	93,327.5	92,147.8	85,193.4
Loans	101,426.2	80,732.3	73,167.9	68,959.2	72,239.8	66,002.8
Allowance for loan losses	1,050.0	941.9	930.1	867.1	874.5	871.3
Deposits	103,361.3	81,189.5	79,706.6	67,536.4	69,533.3	60,100.5
Long-term debt	22,127.2	15,313.9	11,879.8	12,660.6	8,945.4	6,017.3
Total shareholders’ equity	15,986.9	9,731.2	8,769.5	8,359.6	8,239.2	7,626.9
Ratios and Other Data
Return on average total assets	1.18%	1.09%	1.23%	1.34%	1.32%	1.43%
Return on average assets less net unrealized securities gains	1.19	1.01	1.10	1.24	1.31	1.52
Return on average total shareholders’ equity	13.71	14.67	15.26	17.04	17.25	16.20
Return on average realized shareholders’ equity	15.65	15.98	16.67	19.68	20.90	21.51
Net interest margin	3.15	3.08	3.41	3.58	3.55	3.88
Efficiency ratio	61.39	59.99	57.99	56.12	57.47	60.35
Total average shareholders’ equity to total average assets	8.58	7.43	8.04	7.85	7.62	8.82
Allowance to year-end loans	1.04	1.17	1.27	1.26	1.21	1.32
Nonperforming assets to total loans plus OREO and other repossessed assets	0.40	0.47	0.74	0.87	0.61	0.43
Common dividend payout ratio	38.4	37.9	36.8	33.7	34.3	33.4
Full-service banking offices	1,676	1,183	1,184	1,128	1,129	1,114
ATMs	2,804	2,225	2,286	1,944	1,991	1,968
Full-time equivalent employees	33,156	27,578	27,622	28,391	28,268	30,222
Average common shares – diluted (thousands)	303,309	281,434	286,052	291,584	300,956	321,174
Average common shares – basic (thousands)	299,375	278,295	282,495	287,702	297,834	317,079

[1]	Represents the gain on the sale of the Company’s consumer credit card portfolio in 1999, net of $124.6 million in taxes.

18	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION

This narrative will assist readers in their analysis of the accompanying consolidated financial statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on pages 66 through 107.

Effective October 1, 2004, National Commerce Financial Corporation (NCF) merged with SunTrust (“SunTrust” or “Company”). The results of operations for NCF were included with SunTrust’s results beginning October 1, 2004. Prior periods do not reflect the impact of the merger.

In Management’s Discussion, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable-equivalent (FTE) basis, which is adjusted for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. The Company also presents operating diluted earnings per share and operating efficiency ratio that exclude merger charges related to the NCF acquisition. The Company believes the exclusion of the merger charges, which represent incremental costs to integrate NCF’s operations, is more reflective of normalized operations. The Company provides reconcilements on pages 58 through 59 for all non-GAAP measures. Certain reclassifications have been made to prior year financial statements and related information to conform them to the 2004 presentation.

SunTrust has made, and may continue to make, various forward-looking statements with respect to financial and business matters. The following discussion contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding forward-looking statements, see “A Warning About Forward-Looking Information” on page 63 of this Annual Report. In addition, the preparation of the financial statements, upon which this Management’s Discussion is based, requires management to make estimates which impact these financial statements. Included in the Notes to the Consolidated Financial Statements, which start on page 73, are the most significant accounting policies used in the preparation of these statements as required by generally accepted accounting principles (GAAP). These Notes should be read in conjunction with the reader’s review of SunTrust’s financial statements and results of operations.

INTRODUCTION

SunTrust operates primarily within Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, West Virginia, and the District of Columbia. The acquisition of NCF on October 1, 2004 strengthened the Company’s existing footprint, as well as expanded the footprint into new geographic areas, which provide new opportunities in high-growth markets.

Within the geographic footprint, SunTrust strategically operates under six business segments. These business segments are: Retail, Commercial, Corporate and Investment Banking (CIB), Wealth and Investment Management (formerly known as Private Client Services), Mortgage and NCF. For a complete description of each line of business, please see pages 22 through 23.

One of the Company’s top priorities for 2004 was the successful integration of NCF. The Company’s continuing objective is to make the integration of the two companies seamless to both clients and employees. The focus of the integration process is on revenue generation, client and employee retention and satisfaction, and the achievement of the financial goals established for the acquisition. The Company identified approximately 1,800 merger milestones as a way of monitoring the integration process. As of year-end, the Company remains on track with over 40% of these milestones having been completed. Included in the key accomplishments was the integration of NCF’s organizational structure, business lines, and support functions, the creation of an employee-experience team comprised of both NCF and historical SunTrust employees to address employee communications, retention, and morale, the placement of talented NCF managers into positions of authority and the transition of 3,200 NCF revenue producers to equivalent positions at SunTrust. One of the main focuses of the integration has been on NCF client retention, which the Company is able to track and measure through a four-step program. The four key components of the program are: client impact assessment, communication to clients, retention implementation, and measurement and monitoring. The Company will continue to monitor client retention rates throughout 2005 as major system conversions, including client account and branch conversions, are completed.

The Company currently anticipates pretax expense savings of approximately $125 million to be recognized by the end of 2006. Approximately 60% of the cost savings are expected to be realized in 2005. The savings will be achieved through the consolidation and elimination of duplicate functions, procurement savings and branch closings. The merger is also expected to spark additional revenue generation through synchronized pricing and the introduction of SunTrust products to NCF clients. The Company estimates total one-time expenses to be approximately $125 million. Of the expected one-time expenses, $28.4 million were recorded in 2004, with the remaining $96.6 million expected to be incurred in 2005.

For the Company, 2004 was an exciting year due not only to the opportunities created by the acquisition of NCF, but also due to the strong financial results. Earnings per diluted share increased 9.7% from 2003 to $5.19. On an operating basis, which excludes merger- related expenses, earnings per diluted share increased 11.0% from 2003 to $5.25. Net income for the year was $1,572.9 million, an increase of $240.6 million, or 18.1%, over the prior year. SunTrust reported positive trends throughout the year, including accelerating revenue growth generated by solid performance by each of the lines of business, strong credit quality, and emerging strength in net interest margin.

SUNTRUST 2004 ANNUAL REPORT	19

MANAGEMENT’S DISCUSSION continued

Net interest income for 2004 was $3.7 billion, an increase of 11.2% compared to 2003. Approximately $196.3 million, or 51.9%, of the increase was attributed to NCF. Historical SunTrust net interest income showed improvement as a result of healthy loan growth and margin improvement. The Company also benefited from a slowdown in mortgage prepayments as a result of a steepening yield curve, which began in the latter part of 2003 and continued throughout 2004. The Company experienced a gradual increase in the net interest margin throughout the year as the earning asset yield increased, while total interest-bearing liability rates declined. The acquisition of NCF also contributed to the increase due to the higher yield on NCF’s earning assets. In 2005, the margin is expected to remain relatively flat. The Company remains well positioned should interest rates continue to rise in 2005.

Credit quality continued to improve in 2004. As credit quality improved, the associated credit costs also declined due to both the improving operating environment and the Company’s conservative lending practices. The provision for loan losses declined $178.1 million, or 56.8%, and net charge-offs declined $109.9 million, or 35.3%, from 2003 levels. Nonperforming assets increased $32.6 million, or 8.6%, in 2004 as a result of the NCF acquisition, however, nonperforming assets as a percentage of total loans declined seven basis points from December 31, 2003. The Company does not expect credit quality to considerably change in the coming year.

Noninterest income increased $301.4 million, or 13.1%, compared to 2003. Approximately $100.0 million, or 33.2%, of the increase was due to NCF. The Retail, Commercial, CIB, and Wealth and Investment Management lines of business reported revenue growth in 2004 as a result of successful implementation of revenue initiatives, favorable market conditions, and an intense sales focus. Customer driven fee income was a key factor in revenue growth in 2004. The Company reported strong results in the wealth management business as a result of an increase in assets under management, good sales momentum, and consistent levels of customer retention. Equity capital markets improved over the prior year. Service charges on deposits and other charges and fees increased significantly due to the NCF acquisition, increased NSF/stop payment volumes, higher insurance revenues, and letter of credit fees. As previously mentioned, SunTrust anticipates generating additional revenue from NCF customers in the coming year with a synchronized pricing strategy and the introduction of a broad array of SunTrust products, such as wealth management products.

Noninterest expense increased $496.4 million, or 14.6%, compared to 2003. Approximately $184.5 million, or 37.2%, of the increase was due to NCF. The largest component of noninterest expense was personnel expense, which increased 11.5%. Approximately a third of the increase in personnel expense was due to the acquisition of NCF, with the remaining increase due primarily to increased headcount, normal merit raises, and increased incentive costs related to higher revenue. From a historical SunTrust perspective, noninterest expense remained relatively flat in the last three quarters of 2004 as a result of the Company’s focus on expense control. As previously discussed, the Company anticipates recording approximately $97 million in one-time merger charges in 2005. However, the Company also expects to realize cost savings of approximately $76 million in 2005 and future periods.

Loan production grew steadily throughout the year as average loans for the year increased $10.1 billion, or 13.2%, from 2003. Approximately $3.7 billion, or 36.3%, of the increase was due to NCF. Residential mortgages increased due to the continued success of adjustable rate mortgage production. The home equity lending business strengthened as a result of better products, sales focus, and cross-selling efforts. On the downside, the demand for large corporate lending continued to be sluggish throughout 2004. The Company plans to capitalize on opportunities within the NCF footprint by pursuing smaller corporate and commercial customers.

Average consumer and commercial deposits grew $7.6 billion, or 11.0%, in 2004. Approximately $3.5 billion, or 46.1%, of the increase was due to NCF. The makeup of deposits has been shifting to lower cost deposits, which are comprised of demand deposits, NOW accounts, and savings. The shift can be attributed to initiatives to grow customer deposits and customers being slightly indifferent to interest bearing and noninterest bearing deposits in the low rate environment.

The following discussions will provide further insight on the 2004 performance of SunTrust.

CRITICAL ACCOUNTING POLICIES

The Company’s significant accounting policies are described in detail in Note 1 to the Consolidated Financial Statements and are integral to understanding Management’s Discussion of results of operations and financial condition. Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. The Company has established detailed policies and control procedures that are intended to ensure these critical accounting estimates are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. However, in the fourth quarter of 2004 the Company identified a material weakness in internal controls related to establishing the Allowance for Loan and Lease Losses (ALLL). The Controls and Procedures section on pages 64 through 65 provides further discussion surrounding this internal control weakness. The following is a description of the Company’s current accounting policies that are considered to involve significant management valuation judgments.

20	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

ALLOWANCE FOR LOAN AND LEASE LOSSES

The ALLL represents the ALLL Committee’s estimate of probable losses inherent in the existing loan portfolio. The ALLL is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The ALLL is determined based on management’s assessment of reviews and evaluations of larger loans that meet the Company’s definition of impairment and the size and current risk characteristics of pools of homogeneous loans, i.e., loans having similar characteristics, within the portfolio.

Impaired loans include loans classified as nonaccrual, except for smaller balance homogeneous loans, where it is probable that SunTrust will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. When a loan is deemed impaired, the amount of allowance required is measured by a careful analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flow, the fair value of the underlying collateral less costs of disposition, or the loan’s estimated market value. In these measurements, management uses assumptions and methodologies that are relevant to estimating the level of impaired and unrealized, but inherent, losses in the portfolio. To the extent that the data supporting such assumptions and methodologies are continuously evolving, management’s judgement and experience play a key roll in enhancing the ALLL process over time.

The ALLL Committee estimates probable losses inherent in pools of loans that have similar characteristics by an evaluation of several factors: historical loss experience, current internal risk ratings based on the Company’s internal risk rating system, internal portfolio trends such as increasing or decreasing levels of delinquencies and concentrations, and external influences such as changes in economic or industry conditions.

The Company’s financial results are substantially influenced by the Company’s process for determining an appropriate level for its ALLL. This process involves management’s analysis of complex internal and external variables, and it requires that management exercise subjective judgment to estimate an appropriate reserve level. As a result of the uncertainty associated with this subjectivity, the Company cannot assure the precision of the amount reserved, should it experience sizeable loan or lease losses in any particular period. For example, changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of various markets in which collateral may be sold could require the Company to significantly decrease or increase the level of the ALLL and the associated provision for loan losses. Such an adjustment could materially benefit or adversely affect net income. For additional discussion of the allowance for loan and lease losses see pages 31 through 34.

ESTIMATES OF FAIR VALUE

Fair value is defined as the amount at which a financial instrument could be exchanged in a transaction between willing, unrelated parties in a normal business transaction. The estimation of fair value is significant to a number of SunTrust’s assets, including loans held for sale, investment securities, mortgage servicing rights (MSRs), other real estate owned (OREO), other repossessed assets, as well as assets and liabilities associated with derivative financial instruments. These are all recorded at either fair value or at the lower of cost or fair value.

Fair value is based on quoted market prices for the same instrument or for similar instruments adjusted for any differences in terms. If market prices are not available, then fair value is estimated using modeling techniques such as discounted cash flow analyses. In instances where required by GAAP, the Company uses discount rates in its determination of the fair value of certain assets and liabilities such as retirement and postretirement benefit obligations and mortgage servicing rights. The fair values of mortgage servicing rights are based on discounted cash flow analyses utilizing dealer consensus prepayment speeds and market discount rates. A change in the discount rate could increase or decrease the values of those assets and liabilities. Discount rates used are those considered to be commensurate with the risks involved.

Investment securities and most derivative financial instruments are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of loans held for sale are based on anticipated liquidation values. The fair values of other real estate owned and other repossessed assets are typically determined based on appraisals by third parties, less estimated selling costs. Changes in the assumptions used to value these assets and liabilities such as prepayment speeds or interest market rates could result in an increase or decrease in fair value and could result in either a beneficial or adverse impact on the financial results.

Estimates of fair value are also required in performing an impairment analysis of goodwill. The Company reviews goodwill for impairment on an annual basis, or more often if events or circumstances indicate the carrying value may not be recoverable. An impairment would be indicated if the carrying value of goodwill of a reporting unit exceeds the fair value of a reporting unit. In determining the fair value of SunTrust’s reporting units, management uses discounted cash flow models which require assumptions about the Company’s revenue growth rate and the cost of equity.

RECENT ACCOUNTING DEVELOPMENTS

The Company adopted the provisions of several new accounting pronouncements in the current year, including Financial Accounting Standards Board Interpretation (FIN) No. 46(R), FASB Staff Position (FSP) No. 106-2, Staff Accounting Bulletin (SAB) No. 105, and the effective provisions of EITF Issue No. 03-1. The provisions of these pronouncements and the related impact to the Company are discussed in the Accounting Policies Adopted section of Note 1 to the Consolidated Financial Statements beginning on page 73.

SUNTRUST 2004 ANNUAL REPORT	21

MANAGEMENT’S DISCUSSION continued

BUSINESS SEGMENTS

Beginning in January 2001, the Company implemented significant changes to its internal management reporting system to begin to measure and manage certain business activities by line of business. For more financial details on business segment disclosures, please see Note 22 – Business Segment Reporting in the Notes to the Consolidated Financial Statements. The lines of business which are the Company’s segments, are defined as follows:

RETAIL

The Retail line of business includes loans, deposits, and other feebased services for consumer and private banking clients, as well as business clients with less than $5 million in sales. Retail serves clients through an extensive network of traditional and in-store branches, ATMs, the Internet (suntrust.com) and the telephone (1-800-SUNTRUST). In addition to serving the retail market, the Retail line of business serves as an entry point for other lines of business. When client needs change and expand, Retail refers clients to SunTrust’s Wealth and Investment Management, Mortgage and Commercial lines of business.

COMMERCIAL

The Commercial line of business provides enterprises with a full array of financial products and services including traditional commercial lending, treasury management, financial risk management, and corporate bankcard. The primary client segments served by this line of business include “Commercial” ($5 million to $50 million in annual revenue), “Middle Market” ($50 million to $250 million in annual revenue), “Commercial Real Estate” (entities that specialize in commercial real estate activities), and “Government/Not-for-Profit” entities. Also included in this segment are specialty groups that operate both inside and outside of the SunTrust footprint, such as Affordable Housing (tax credits related to community development) and Premium Assignment Corporation (insurance premium financing).

CORPORATE & INVESTMENT BANKING

CIB is comprised of the following businesses: corporate banking, investment banking, capital markets businesses, commercial leasing, receivables capital management and merchant banking. The corporate banking strategy is focused on companies with sales in excess of $250 million and is organized along industry specialty and geographic lines, providing along with credit, a full array of traditional bank services, capital markets capabilities, and investment banking. The investment banking strategy is focused on small- and mid-cap growth companies and is organized along industry specialty lines, raising public and private equity, and providing merger and acquisition advisory services. The debt and equity capital markets businesses support both the corporate banking and investment banking relationships, as well as the smaller commercial clients, who are covered by our Commercial line of business and wealthy individuals, who are served by our Wealth and Investment Management line of business. Commercial leasing provides equipment leasing and financing to various entities. Receivables Capital Management provides traditional factoring services as well as other value-added receivables management services.

MORTGAGE

The Mortgage line of business offers residential mortgage products nationally through its retail, broker and correspondent channels. These products are either sold in the secondary market primarily with servicing rights retained or held as whole loans in the Company’s residential loan portfolio. The line of business services loans for its own residential mortgage portfolio as well as for others. Additionally, the line of business generates revenue through its tax service subsidiary (ValuTree Real Estate Services, LLC) and its captive reinsurance subsidiary (Cherokee Insurance Company).

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management, the segment formerly known as Private Client Services, provides a full array of wealth management products and professional services to both individual and institutional clients. Wealth and Investment Management’s primary segments include brokerage, individual wealth management, and institutional investment management and administration. SunTrust Securities, Inc. operates across the Company’s footprint and offers discount/online and full service brokerage services to individual clients. Alexander Key offers full service brokerage services to affluent and wealthy clients who generally do not have a pre-existing relationship with the Company. Alexander Key is currently located in Atlanta, GA, Nashville, TN, Washington DC, Jacksonville, FL, Orlando, FL, and Richmond, VA. Wealth and Investment Management also offers professional investment management and trust services to clients seeking active management of their financial resources. The ultra high net worth segment of these clients is serviced by Asset Management Advisors (AMA). AMA provides “family office” services to ultra high net worth clients. Acting in this capacity, AMA investment professionals utilize sophisticated financial products and wealth management tools to provide a holistic approach to multi-generational wealth management. AMA is currently located in Atlanta, GA, Orlando, FL, West Palm Beach, FL, Miami, FL, St. Petersburg, FL, Washington DC, Charlotte, NC, and Greenwich, CT. Institutional investment management and administration is comprised of Trusco Capital Management, Inc. (Trusco), retirement services, endowment and foundation services, corporate trust, and stock transfer. Retirement services provides administration and custody services for 401(k) and employee defined benefit plans. Endowment and foundation services provides administration and custody services to non-profit organizations, including government agencies, colleges and universities, community charities and foundations, and hospitals. Corporate trust targets issuers of tax-exempt and corporate debt, and asset-based securities, as well as corporations and attorneys requiring escrow and custodial services. Trusco is a registered investment advisor that acts as the investment manager for Wealth and Investment Management’s clients and the STI Classic Funds.

22	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

NATIONAL COMMERCE FINANCIAL

The NCF segment represents results of NCF from the October 1, 2004 acquisition date and includes the purchase accounting adjustments and certain merger-related expenses recorded for the acquisition. NCF offers commercial and retail banking, savings and trust services through its branches located in North Carolina, South Carolina, Georgia, Tennessee, Mississippi, Arkansas, Virginia, and West Virginia. The NCF segment includes the assets and liabilities of the merged entity. The Company expects to fully integrate NCF among its other lines of business in the first quarter of 2005.

CORPORATE/OTHER

Corporate/Other (Other) includes the investment securities portfolio, long-term debt, capital, derivative instruments, short-term liquidity and funding activities, balance sheet risk management, office premises, certain support activities not currently allocated to the aforementioned lines of business and the incremental costs to integrate NCF’s operations (merger expenses). The major components of Corporate/Other include Enterprise Information Services, which is the primary data processing and operations group; the Corporate Real Estate group, which manages the Company’s facilities; Marketing, which handles advertising, product management and customer information functions; Bankcard, which handles credit card issuance and merchant discount relationships; SunTrust Online, which handles customer phone inquiries and phone sales and manages the Internet banking function; Human Resources, which includes the recruiting, training and employee benefit administration functions; Finance, which includes accounting, budgeting, planning, tax and treasury. Other functions included in Corporate/ Other are operational risk management, credit risk management, credit review, audit, internal control, legal and compliance, branch operations, corporate strategies development, and the executive management group. Corporate/Other also contains certain expenses that have not been allocated to the primary lines of business, eliminations, and the residual offsets derived from matched-maturity funds transfer pricing, and provision for loan losses/net charge-offs allocations.

The following analysis details the operating results for each line of business for the years ended December 31, 2004 and 2003. Prior periods have been restated to conform to the current period’s presentation. In the discussions, net charge-offs represent the allocated provision for loan losses for the lines of business. Corporate/Other’s provision for loan losses represents the difference between consolidated provision for loan losses and the aforementioned allocations.

RESULTS OF OPERATIONS — 2004 VS. 2003

RETAIL

Retail’s total income before taxes for the year ended December 31, 2004 was $1,375.3 million, an increase of $114.6 million, or 9.1%, compared to 2003. Higher net interest income, lower net charge-offs, and higher noninterest income contributed to the year-over-year increase.

Net interest income increased $109.0 million, or 6.2%. Balance sheet growth in consumer loans, commercial loans, and lower cost deposits drove the increase in net interest income. Home equity lending experienced the strongest growth in the loan category while demand deposits grew the most in the deposit category. Average loans increased $2.8 billion, or 11.9%, and average deposits increased $2.0 billion, or 3.7%.

With improvements in credit quality, net charge-offs decreased $32.7 million, or 19.1%. Noninterest income increased $56.6 million, or 7.4%. The increase was driven by higher service charges on deposit accounts and an increase in debit card interchange volume.

Noninterest expense increased $83.7 million, or 7.8%. The higher expense level is primarily attributable to investments in the Retail distribution network and technology.

COMMERCIAL

Commercial’s total income before taxes for the year ended December 31, 2004 was $659.9 million, an increase of $24.7 million, or 3.9%, compared to 2003. Improvements in net interest income overcame increased noninterest expense to generate this growth.

Net interest income increased $54.1 million, or 8.3%. Average loans increased $1.2 billion, or 5.9%, while average deposits increased $1.6 billion, or 15.1%. Loan growth was spread across most of the commercial loan portfolios. The growth in deposits can be attributed to increased client liquidity.

Even though net charge-offs increased $5.5 million, or 28.3%, charge-offs remained at historically low levels and overall credit quality continues to be strong.

Noninterest income increased $43.9 million, or 15.3%, which was driven by a $48.6 million increase from Affordable Housing activities, primarily related to the consolidation of certain Affordable Housing partnerships as a result of the Company becoming the general partner in the third quarter of 2003. Additionally, the Company earned additional Affordable Housing income tax credits, which are classified on a before tax equivalent basis as noninterest income in Commercial. This increase was partially offset by declining income from service charges on deposit accounts and deposit sweep services. The decrease in the income from deposit accounts was anticipated

SUNTRUST 2004 ANNUAL REPORT	23

MANAGEMENT’S DISCUSSION continued

The following table for SunTrust’s reportable business segments compares total income before taxes for the twelve months ended December 31, 2004 to the same period last year:

TABLE 1 /TOTAL INCOME BEFORE TAXES

(Dollars in millions)	2004	2003
Retail	$1,375.3	$1,260.7
Commercial	659.9	635.2
Corporate and Investment Banking	538.6	424.1
Mortgage	261.4	275.3
Wealth and Investment Management	217.1	200.2
NCF (acquired October 1, 2004)	120.5	—
Corporate/Other	(857.5)	(841.3)

The following table for SunTrust’s reportable business segments compares average loans and average deposits for the twelve months ended December 31,2004 to the same period last year:

TABLE 2 / AVERAGE LOANS AND DEPOSITS

(Dollars in millions)	2004 Average loans	2003 Average loans	2004 Average deposits	2003 Average deposits
Retail	$26,419.0	$23,619.8	$54,841.0	$52,889.1
Commercial	22,500.0	21,251.4	12,139.1	10,542.3
Corporate and Investment Banking	13,539.0	15,906.4	3,233.8	2,909.7
Mortgage	17,644.2	13,221.4	1,381.1	1,634.4
Wealth and Investment Management	2,273.6	2,001.2	1,960.9	1,480.5
NCF (acquired October 1, 2004)	3,659.0	—	3,941.6	—

in a rising rate environment as clients earn a higher credit on their deposits.

Noninterest expense increased $67.8 million, or 23.8%. Affordable Housing activities, primarily related to the consolidation of certain Affordable Housing partnerships as a result of the Company becoming the general partner in the third quarter 2003, accounted for $45.9 million of the increase. The remainder of the increase was primarily related to technology investments.

CORPORATE AND INVESTMENT BANKING

CIB’s total income before taxes for the year ended December 31, 2004 was $538.6 million, an increase of $114.6 million, or 27.0%, compared to 2003. A significant improvement in net charge-offs and noninterest income contributed to the increase.

Net interest income decreased $36.3 million, or 12.2%, which was primarily driven by a $2.4 billion, or 14.9%, decline in average loan balances due to a weaker corporate loan demand and lower usage of revolving credit lines.

Net charge-offs decreased $98.5 million, or 85.7%, as net charge-offs returned to levels experienced prior to the most recent economic downturn.

Noninterest income increased $67.6 million, or 12.3%, which was driven by an increase in revenues from merchant banking coupled with an increase in equity capital markets revenue.

Noninterest expense increased $15.2 million, or 4.9%, which was due primarily to an increase in personnel expense of $11.8 million, or 6.1%. The increase in personnel expense was driven by increased variable compensation associated with increased fee income.

MORTGAGE

Mortgage’s total income before taxes for the year ended December 31, 2004 was $261.4 million, a decrease of $13.9 million, or 5.0%, compared to 2003. Declines in production income were only partially offset by increased earnings due to both lower servicing amortization and higher servicing fees, as well as higher income from growth in the residential mortgage portfolio.

Net interest income decreased $87.5 million, or 15.3%. The primary driver of this decrease was lower income from mortgage loans held

24	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

for sale that was only partially offset by higher income from portfolio loans. Mortgage loans held for sale average balance decreased $3.2 billion, or 40.1%. Combined with net interest margin compression, this resulted in a $140.7 million, or 42.6%, decline in net interest income. Total average loans, principally residential mortgages, increased $4.4 billion, or 33.5%. This resulted in an increase in net interest income of $61.2 million, or 29.5%. Lower average deposit balances, due to reduced loan prepayments, also produced a decline in net interest income of $8.0 million.

Net charge-offs increased $1.2 million, or 48.3%, but remained at a low level. Noninterest income increased $101.7 million. The increase in noninterest income was driven by lower amortization of mortgage servicing rights and higher servicing fee income. Mortgage servicing rights amortization declined $161.7 million, or 49.1%, due to slower loan prepayments. Servicing fees increased $30.6 million, or 23.2%, principally due to higher servicing balances. The servicing portfolio was $77.7 billion at December 31, 2004 compared with $69.0 billion at December 31, 2003. The increase in servicing income was partially offset by lower loan production income, which declined $96.5 million, or 63.9%. The decline was driven by lower production volumes and compressed margins. Mortgage loan production for 2004 was $30.2 billion, a decline of $13.5 billion, or 30.8%, from 2003. Additionally, Cherokee Insurance revenue, the captive reinsurance subsidiary, increased $8.4 million, or 50.5%.

Noninterest expense increased $26.9 million, or 9.0%. Higher personnel expense and expenditures related to sales promotions and growth initiatives were the primary drivers. The higher personnel expense was principally a result of sales force growth and higher benefit costs.

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management’s total income before taxes for the year ended December 31, 2004 was $217.1 million, an increase of $17.0 million, or 8.5%, compared to 2003. Higher brokerage and insurance sales as well as the income generated from increased assets under management and the Seix acquisition contributed to the increase.

Net interest income increased $8.6 million, or 16.6%. The growth was due to an increase of $272.4 million, or 13.6%, in average loans and an increase of $480.4 million, or 32.4%, in average deposits over the prior year.

Noninterest income increased $111.8 million, or 16.8%. The increase was driven by growth in trust and investment management income (due to increased assets under management, estate settlement fees, and distribution fees) as well as higher retail investment income. In 2004, the Company acquired the majority of the assets of Seix Investment Advisors, a leading institutional fixed-income boutique. The Seix acquisition contributed $27.1 million, or 24.2%, of the increase. Brokerage related income increased $36.7 million from the same period last year and was driven by higher broker staffing and productivity levels and increased insurance sales. End-of-period total assets under advisement were approximately $212.4 billion, which included $122.7 billion in discretionary balances, $24.9 billion in non-managed corporate trust assets, $39.3 billion in non-managed trust assets, and $25.5 billion in retail brokerage assets.

Noninterest expense increased $103.8 million, or 20.1%. The Seix acquisition, increased commissions and incentives from new business activity, additional sales personnel, and additional expense related to the conversion to a new trust accounting system expected to occur in 2005, all contributed to the increase.

NCF

NCF’s income before taxes for the fourth quarter and year ended December 31, 2004, was $120.6 million. For the fourth quarter of 2004, average earning assets totaled $21.2 billion and average deposits and other funding totaled $18.9 billion, resulting in $196.3 million in net interest income. Net interest income also included $4.3 million of purchase accounting expense, representing amortization of balance sheet fair value adjustments. Noninterest income of $100.0 million for the quarter included service charges on deposit accounts, trust and investment management income, investment banking income, mortgage income, and other charges and fees. Noninterest expenses represent personnel costs, occupancy expense, and all other operating expenses. Included in noninterest expense was $15.9 million in purchase accounting adjustments, primarily related to core deposit intangible amortization and $4.7 million for one-time merger expenses.

CORPORATE/OTHER

Corporate/Other’s loss before taxes for the year ended December 31, 2004 was $857.5 million, compared to a loss of $841.3 million for 2003.

Net interest income increased $133.9 million due to balance sheet management derivative activities and lower matched-maturity funds transfer pricing allocated to the lines of business.

The loan loss provision declined $68.1 million due to improved credit quality and the difference between the Company’s consolidated provision and net charge-offs.

Noninterest income declined $180.1 million in 2004 compared to 2003. The primary reason was due to net securities losses of $42.4 million in 2004 versus net securities gains of $121.7 million in 2003. The net securities losses in 2004 were due to the Company selling lower-yielding securities in order to reinvest in higher yielding securities to improve future income.

Noninterest expense increased $38.1 million, or 4.2%, compared to 2003. The increase was primarily due to merger-related expenses of

SUNTRUST 2004 ANNUAL REPORT	25

MANAGEMENT’S DISCUSSION continued

$23.7 million for systems conversions, project management, conformity changes, and customer communications, related to the NCF acquisition. Additionally impacting the increase were higher advertising expenses incurred in 2004.

NET INTEREST INCOME/MARGIN

Net interest income for 2004 was $3,743.6 million, an increase of $378.3 million, or 11.2%, from 2003. The NCF merger contributed approximately $196.3 million, or 51.9%, of the increase. Net interest income also benefited from increased earning assets, the impact of higher rates, and a steeper yield curve, which slowed prepayments and increased the spreads on earning assets during 2004.

The net interest margin improved seven basis points to 3.15% in 2004. The NCF merger accounted for three basis points of the net interest margin increase. In addition to the merger, the Company consolidated Three Pillars Funding, LLC (Three Pillars), a multi-seller commercial paper conduit, to comply with FIN 46 in July 2003, and deconsolidated Three Pillars on March 1, 2004. The deconsolidation accounted for two basis points of the net interest margin improvement compared to 2003. The earning asset yield for the year increased three basis points from 2003. Loan yield decreased 14 basis points and securities available for sale yield increased 69 basis points from the prior year. The decline in loan yield was due to runoff of higher-yielding loans being replaced with lower-yielding loans in 2004. The increase in securities available for sale yield was due to reinvestment of lower-yielding investment cash flows into higher-yielding investments during 2004. In 2004, the total interest-bearing liability costs declined three basis points from 2003. The increase in earning asset yield, the decrease in liability cost, and the effect of the merger and the deconsolidation of Three Pillars noted above, caused the net interest margin to increase.

The increase in the margin was due more specifically to a number of factors. The Company’s balance sheet is positioned to benefit from higher rates and a steeper yield curve. Since the third quarter of 2003, the yield curve has generally been steeper and rates have trended higher in anticipation of the Federal Reserve increasing the Fed Funds rate, which it did starting on June 30, 2004. The

TABLE 3 / ANALYSIS OF CHANGES IN NET INTEREST INCOME1

	2004 Compared to 2003 Increase (Decrease) Due to			2003 Compared to 2002 Increase (Decrease) Due to
(Dollars in millions on a taxable-equivalent basis)	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans:
Taxable	$454.6	$(106.8)	$347.8	$240.0	$(607.8)	$(367.8)
Tax-exempt[2]	14.6	(0.8)	13.8	18.6	(10.1)	8.5
Securities available for sale:
Taxable	84.6	156.3	240.9	171.2	(313.7)	(142.5)
Tax-exempt[2]	15.0	(1.4)	13.6	(2.3)	(1.5)	(3.8)
Funds sold and securities purchased under agreements to resell	(0.1)	3.0	2.9	(0.1)	(8.7)	(8.8)
Loans held for sale	(163.6)	(3.4)	(167.0)	225.8	(57.8)	168.0
Interest-bearing deposits	0.1	(0.1)	—	(5.7)	(1.2)	(6.9)
Trading assets	0.6	10.3	10.9	2.4	(10.0)	(7.6)

Total interest income	405.8	57.1	462.9	649.9	(1,010.8)	(360.9)

Interest Expense
NOW accounts	9.3	11.0	20.3	9.0	(32.7)	(23.7)
Money Market accounts	6.1	(10.7)	(4.6)	25.9	(149.2)	(123.3)
Savings deposits	7.5	1.3	8.8	(0.7)	(37.7)	(38.4)
Consumer time deposits	8.9	(28.5)	(19.6)	(45.6)	(99.8)	(145.4)
Brokered deposits	16.5	(39.9)	(23.4)	45.4	(64.3)	(18.9)
Foreign deposits	(14.3)	14.5	0.2	46.0	(19.8)	26.2
Other time deposits	9.0	3.9	12.9	(6.8)	(15.3)	(22.1)
Funds purchased and securities sold under agreements to repurchase	(18.7)	21.1	2.4	15.7	(50.0)	(34.3)
Other short-term borrowings	(8.3)	5.0	(3.3)	19.4	—	19.4
Long-term debt	199.8	(108.7)	91.1	34.6	(117.1)	(82.5)

Total interest expense	215.8	(131.0)	84.8	142.9	(585.9)	(443.0)

Net change in net interest income	$190.0	$188.1	$378.1	$507.0	$(424.9)	$82.1

[1]	Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

[2]	Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.

26	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 4 / NONINTEREST INCOME

	Year Ended December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Service charges on deposit accounts	$700.0	$643.1	$612.9	$510.2	$459.7	$438.1
Trust and investment management income	586.8	502.4	504.5	486.1	493.9	495.6
Retail investment services	192.8	161.8	136.7	107.8	108.2	97.4
Other charges and fees	390.5	326.3	296.9	240.3	210.8	200.1
Investment banking income	206.7	192.5	177.0	108.5	111.3	67.8
Trading account profits and commissions	127.8	109.9	103.2	95.7	31.7	35.1
Card and other fees	153.4	119.6	120.0	113.6	95.7	106.2
Other income	288.1	123.5	113.1	236.6	255.7	294.7

Total noninterest income before securities (losses) gains	2,646.1	2,179.1	2,064.3	1,898.8	1,767.0	1,735.0
Securities (losses) gains	(41.7)	123.9	204.5	153.1	6.6	(109.1)

Total noninterest income	$2,604.4	$2,303.0	$2,268.8	$2,051.9	$1,773.6	$1,625.9

Year-over-year growth rate in noninterest income before securities (losses) gains	21.4%	5.6%	8.7%	7.5%	1.8%

Company’s prime rate averaged 4.34% for 2004, an increase of approximately 22 basis points from 2003. The Federal Reserve Bank Fed Funds rate averaged 1.34% for 2004, approximately 22 basis points over the 2003 average. Another factor adding to the increase in net interest margin has been the significant growth in lower cost deposits, mainly Demand Deposit accounts (DDA) and NOW accounts. Average DDA and NOW accounts increased $5.3 billion, or 17.9%, compared to 2003. The NCF merger accounted for approximately one-fourth of the increase. The growth in DDA and NOW accounts replaced more expensive wholesale funding, helping the margin improve in 2004. The margin also benefited from the improvement in investment portfolio yield by 69 basis points over 2003. The reasons for the improvement are covered in the Securities Available for Sale discussion on page 36. Another factor benefiting the margin improvement was a 76 basis point reduction in the cost of long-term debt. The decline in rate was attributable to shortening the duration of debt through interest rate swaps. The shortening of debt duration improved the matching of asset and liability durations.

Average earning assets increased $9.6 billion, or 8.8%, and average interest-bearing liabilities increased $6.9 billion, or 7.8%, versus 2003. Average earning assets for NCF were approximately $5.3 billion and average interest-bearing liabilities for NCF were approximately $4.4 billion. Average loans rose $10.1 billion, average securities available for sale increased $2.7 billion, and average loans held for sale decreased $3.2 billion in 2004. Loans held for sale decreased due to a decline in mortgage production. NCF contributed $3.7 billion of the average loan increase and $1.5 billion of the average securities available for sale increase.

The Company continued to take steps to obtain alternative lower cost funding sources, such as developing initiatives to grow customer deposits. Campaigns to attract customer deposits were implemented in 2003 and 2004. The Company believes that deposit growth has also benefited from the volatility in the financial markets. Combined average NOW accounts, savings, and demand deposits, which comprise the Company’s lower cost funding sources, increased $6.3 billion, or 17.5%. Average NOW accounts increased 17.7%, savings increased 15.4%, and demand deposits increased 18.1% in 2004 over 2003. NCF contributed approximately 27.3% of the increase in these lower cost funding sources for the year.

Interest income that the Company was unable to recognize on nonaccrual loans had no impact on the net interest margin in 2004 and a negative impact of two basis points in 2003.

PROVISION FOR LOAN LOSSES

The provision for loan losses charged to expense is the result of a detailed analysis estimating an appropriate and adequate ALLL. The analysis includes the evaluation of impaired loans as prescribed under SFAS Nos. 114 and 118, pooled loans and leases as prescribed under SFAS No. 5, and economic and other risk factors. For the year ended December 31, 2004, the provision for loan losses was $135.5 million, a decline of $178.1 million, or 56.8%, compared to 2003. The decline in the provision was due to an improvement in the credit quality of the Company’s loan and lease portfolios.

Net charge-offs for 2004 were $201.2 million, a decrease of $109.9 million, or 35.3%, from 2003. The decline was primarily due to a $93.2 million, or 59.0%, reduction in commercial net charge-offs (primarily within the CIB line of business), which was attributed to continued improvement in credit quality and an increase in recoveries. Net charge-offs in the CIB line of business totaled $16.5 million in 2004, compared to $115.0 million in 2003. Net charge-offs related to the NCF loan portfolio were approximately $14.9 million for 2004, the majority of which related to consumer net charge-offs.

NONINTEREST INCOME

Noninterest income for 2004 was $2,604.4 million, an increase of $301.4 million, or 13.1%, compared to 2003. Approximately   $100.0 million of the increase was attributable to NCF.

SUNTRUST 2004 ANNUAL REPORT	27

MANAGEMENT’S DISCUSSION continued

Table 5 / CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELDS EARNED AND RATES PAID

	2004			2003			2002
(Dollars in millions; yields on taxable- equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1]
Taxable	$84,241.0	$3,901.0	4.63%	$74,476.7	$3,553.1	4.77%	$69,981.0	$3,920.9	5.60%
Tax-exempt[2]	1,973.5	93.1	4.72	1,661.2	79.3	4.77	1,289.4	70.8	5.49

Total loans	86,214.5	3,994.1	4.63	76,137.9	3,632.4	4.77	71,270.4	3,991.7	5.60
Securities available for sale:
Taxable	23,429.8	917.1	3.91	20,994.4	676.2	3.22	16,890.3	818.6	4.85
Tax-exempt[2]	617.1	37.7	6.11	374.1	24.1	6.46	408.3	28.0	6.85

Total securities available for sale	24,046.9	954.8	3.97	21,368.5	700.3	3.28	17,298.6	846.6	4.89
Funds sold and securities purchased under agreements to resell	1,376.9	18.6	1.35	1,387.0	15.7	1.13	1,390.4	24.5	1.76
Loans held for sale	5,427.1	281.3	5.18	8,587.7	448.3	5.22	4,410.8	280.4	6.36
Interest-bearing deposits	18.1	0.2	0.98	10.5	0.1	1.39	404.7	7.0	1.73
Trading assets	1,822.1	27.8	1.53	1,765.8	17.0	0.96	1,595.9	24.5	1.54

Total earning assets	118,905.6	5,276.8	4.44	109,257.4	4,813.8	4.41	96,370.8	5,174.7	5.37
Allowance for loan losses	(989.5)			(950.8)			(924.3)
Cash and due from banks	3,732.9			3,432.1			3,343.2
Premises and equipment	1,672.7			1,588.7			1,621.2
Other assets	8,060.4			6,655.0			5,373.4
Unrealized gains on securities available for sale	2,372.2			2,343.0			2,731.8

Total assets	$133,754.3			$122,325.4			$108,516.1

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
NOW accounts	$13,777.5	$71.0	0.52%	$11,702.0	$50.7	0.43%	$10,315.4	$74.5	0.72%
Money Market accounts	22,864.7	198.9	0.87	22,218.5	203.5	0.92	20,470.9	326.8	1.60
Savings	7,225.4	55.5	0.77	6,259.3	46.7	0.75	6,310.0	85.1	1.35
Consumer time	8,333.5	182.0	2.18	7,975.4	201.7	2.53	9,342.4	347.1	3.72
Other time	3,843.3	92.8	2.42	3,461.6	80.0	2.31	3,722.8	102.1	2.74

Total interest-bearing consumer and commercial deposits	56,044.4	600.2	1.07	51,616.8	582.6	1.13	50,161.5	935.6	1.87
Brokered deposits	4,273.5	87.9	2.06	3,662.0	111.2	3.04	2,537.2	130.1	5.13
Foreign deposits	5,767.9	78.1	1.35	6,933.3	77.8	1.12	3,190.4	51.6	1.62

Total interest-bearing deposits	66,085.8	766.2	1.16	62,212.1	771.6	1.24	55,889.1	1,117.3	2.00
Funds purchased and securities sold under agreements to repurchase	9,796.7	108.6	1.11	11,666.9	106.2	0.91	10,376.2	140.5	1.35
Other short-term borrowings	1,709.9	30.2	1.77	2,211.7	33.5	1.52	924.8	14.1	1.52
Long-term debt	18,075.4	628.2	3.48	12,657.1	537.2	4.24	11,960.0	619.6	5.18

Total interest-bearing liabilities	95,667.8	1,533.2	1.60	88,747.8	1,448.5	1.63	79,150.1	1,891.5	2.39
Noninterest-bearing deposits	21,047.1			17,826.9			15,268.1
Other liabilities	5,569.9			6,667.7			5,372.2
Shareholders’ equity	11,469.5			9,083.0			8,725.7

Total liabilities and shareholders’ equity	$133,754.3			$122,325.4			$108,516.1

Interest rate spread			2.84%			2.78%			2.98%

Net Interest Income[3]		$3,743.6			$3,365.3			$3,283.2

Net Interest Margin			3.15%			3.08%			3.41%

[1]	Interest income includes loan fees of $121.6 million, $123.8 million, $122.6 million, $148.7 million, $135.6 million, and $142.3 million in the six years ended December 31, 2004. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $58.4 million, $45.0 million, $39.5 million,$ 40.8 million, $39.9 million, and $42.5 million in the six years ended December 31, 2004.

[3]	Derivative instruments used to help balance the Company’s interest-sensitivity position increased net interest income by $151.5 million in 2004, $64.0 million in 2003, decreased net interest income $50.4 million in 2002, $37.4 million in 2001, and $0.5 million in 2000, and increased net interest income by $16.3 million in 1999.

28	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

2001			2000			1999
Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

$68,892.8	$4,862.7	7.06%	$68,968.8	$5,552.4	8.05%	$61,648.3	$4,691.2	7.61%
1,130.2	78.4	6.94	1,075.5	83.0	7.72	1,101.1	80.1	7.27

70,023.0	4,941.1	7.06	70,044.3	5,635.4	8.05	62,749.4	4,771.3	7.60
15,904.8	1,033.9	6.50	14,593.7	981.4	6.73	14,728.7	927.6	6.30
448.7	35.7	7.95	469.7	35.4	7.54	558.2	44.6	7.99

16,353.5	1,069.6	6.54	15,063.4	1,016.8	6.75	15,286.9	972.2	6.36

1,250.3	51.2	4.09	1,439.8	92.8	6.44	1,338.0	73.4	5.48
2,949.9	211.5	7.17	1,451.1	110.6	7.62	2,577.1	172.2	6.68
167.6	5.8	3.43	39.9	0.9	2.17	53.0	2.7	5.02
1,289.8	41.3	3.20	570.5	28.8	5.06	251.3	10.9	4.36

92,034.1	6,320.5	6.87	88,609.0	6,885.3	7.77	82,255.7	6,002.7	7.30
(876.3)			(869.0)			(942.1)
3,383.4			3,316.4			3,630.3
1,599.7			1,625.4			1,596.3
4,043.3			3,362.2			3,332.5

2,700.0			2,353.8			2,948.1

$102,884.2			$98,397.8			$92,820.8

$8,471.3	$101.2	1.20%	$8,035.4	$107.4	1.34%	$7,736.3	$70.9	0.92%
15,830.1	527.6	3.33	12,093.6	526.9	4.36	12,189.7	456.1	3.74
6,066.6	171.5	2.83	6,434.2	228.5	3.55	6,918.8	203.8	2.95
9,092.6	468.8	5.16	9,935.5	528.5	5.32	9,824.3	468.6	4.77
3,823.9	200.6	5.25	4,085.3	236.0	5.78	4,275.0	214.3	5.01

43,284.5	1,469.7	3.40	40,584.0	1,627.3	4.01	40,944.1	1,413.7	3.45
2,617.7	115.3	4.40	3,308.7	215.9	6.52	7.0	0.4	5.27
5,175.4	227.5	4.39	9,621.7	609.7	6.34	4,087.8	212.0	5.19

51,077.6	1,812.5	3.55	53,514.4	2,452.9	4.58	45,038.9	1,626.1	3.61

11,283.6	412.2	3.65	10,754.4	651.2	6.06	15,220.8	749.6	4.92
1,593.8	63.4	3.98	1,550.6	97.9	6.31	1,689.9	79.5	4.71
12,497.2	739.0	5.91	8,034.6	534.9	6.66	5,858.6	359.5	6.14

76,452.2	3,027.1	3.96	73,854.0	3,736.9	5.06	67,808.2	2,814.7	4.15
13,491.1			13,177.5			12,803.2
4,867.1			3,864.4			4,018.7
8,073.8			7,501.9			8,190.7

$102,884.2			$98,397.8			$92,820.8

		2.91%			2.71%			3.15%

	$3,293.4			$3,148.4			$3,188.0

		3.58%			3.55%			3.88%

SUNTRUST 2004 ANNUAL REPORT	29

MANAGEMENT’S DISCUSSION continued

Table 6 / NONINTEREST EXPENSE

	Year Ended December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Employee compensation	$1,804.9	$1,585.9	$1,512.1	$1,484.5	$1,469.0	$1,522.6
Employee benefits	363.4	358.6	306.4	193.0	175.0	175.8

Total personnel expense	2,168.3	1,944.5	1,818.5	1,677.5	1,644.0	1,698.4
Net occupancy expense	268.2	237.3	229.3	210.4	202.6	197.4
Outside processing and software	286.3	246.7	225.2	199.1	172.3	150.3
Equipment expense	184.9	178.4	174.8	189.8	193.7	198.5
Marketing and customer development	128.3	100.3	80.0	104.0	106.2	105.4
Consulting and legal	81.0	57.4	91.1	87.7	59.6	62.5
Amortization of intangible assets	77.6	64.5	58.9	46.3	35.5	32.8
Postage and delivery	69.8	69.0	69.4	64.0	63.3	68.1
Communications	67.2	61.3	64.8	59.2	59.8	66.3
Credit and collection services	66.7	70.3	64.6	74.6	56.9	68.7
Other staff expense	66.0	60.4	52.0	58.5	51.5	50.1
Operating supplies	46.8	39.8	46.8	48.3	47.3	51.9
Merger-related expense	28.4	—	16.0	—	42.4	45.6
FDIC premiums	19.5	18.0	17.4	16.0	13.5	18.1
Other real estate income	(1.8)	(2.0)	(0.1)	(4.2)	(3.8)	(4.8)
Other expense	339.8	254.7	210.7	168.7	83.7	96.0

Total noninterest expense	$3,897.0	$3,400.6	$3,219.4	$2,999.9	$2,828.5	$2,905.3

Year over year growth rate	14.6%	5.6%	7.3%	6.1%	(2.6%)

Efficiency ratio	61.4%	60.0%	58.0%	56.1%	57.5%	60.4%

Trust and investment management income increased $84.4 million, or 16.8%, compared to 2003 and retail investment services income increased $31.0 million, or 19.2%, compared to the prior year. The Wealth and Investment Management line of business analysis on page 25 provides analysis related to these line items. In addition to this analysis, NCF contributed $10.9 million of the increase in trust and investment management income and $4.9 million of the increase in retail investment services income. NCF’s assets under advisement were $4.3 billion as of December 31,2004.

Service charges on deposit accounts increased $56.9 million, or 8.9%, compared to 2003. Approximately $32.1 million of the increase was attributable to NCF. Increased NSF/stop payment volumes, increased pricing and other revenue enhancement initiatives also contributed to the increase.

Other charges and fees increased $64.2 million, or 19.7%, compared to 2003. Approximately $12.6 million of the increase was attributable to NCF. Also contributing to the increase were increases in insurance revenue and letter of credit fees. The increase in insurance revenue was due to increased sales volume and the acquisition of an insurance subsidiary of Lighthouse Financial Services, Inc. in June 2003. The increase in letter of credit fees was due to increased volumes.

Combined trading account profits and commissions and investment banking income, SunTrust’s capital markets revenue sources, increased $32.1 million, or 10.6%, compared to the prior year. The NCF acquisition contributed approximately $10.7 million of the increase. The remainder of the increase was primarily due to growth in the equity capital markets business. The Company incurred net securities losses during 2004 of $41.7 million compared to net securities gains of $123.9 million in 2003.

Other noninterest income increased $164.6 million, or 133.3%, compared to 2003. Approximately $18.9 million of the increase was due to NCF. Combined mortgage production and servicing income increased $96.3 million, or 351.8%, compared to 2003. Mortgage servicing related income increased $188.6 million compared to 2003 primarily due to a decline in amortization of service rights related to a decrease in mortgage prepayments. Mortgage production income decreased $92.3 million compared to 2003 due to a $12.9 billion decrease in production volume. Certain Affordable Housing partnerships, which were consolidated as a result of the Company becoming the general partner in the third quarter of 2003, resulted in an increase of $15.8 million compared to 2003.

NONINTEREST EXPENSE

Noninterest expense increased $496.4 million, or 14.6%, compared to 2003. Approximately $184.5 million of the increase was attributed to the NCF acquisition including $28.4 million of merger-related expenses for systems conversions, project management, conformity changes, and customer communications. Compared to 2003, total personnel expense increased $223.8 million, or 11.5%, and included approximately $78.7 million related to NCF. The remainder of the increase was primarily due to increased historical SunTrust headcount, normal merit increases and increased

30	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 7 / LOAN PORTFOLIO BY TYPES OF LOANS

	At December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Commercial	$31,823.8	$30,681.9	$28,693.6	$28,945.9	$30,781.1	$26,933.5
Real estate
Home equity	11,519.2	6,965.3	5,194.8	2,776.7	2,332.8	1,927.7
Construction	7,845.4	4,479.8	4,002.4	3,627.3	2,966.1	2,457.1
Residential mortgages	24,553.5	17,208.1	14,248.6	14,520.4	17,620.2	17,691.6
Other	12,083.8	9,330.1	9,101.8	8,152.0	8,121.4	7,794.9
Credit card	175.3	133.0	111.3	92.0	76.8	77.4
Consumer loans	13,425.2	11,934.1	11,815.4	10,844.9	10,341.4	9,120.6

Total loans	$101,426.2	$80,732.3	$73,167.9	$68,959.2	$72,239.8	$66,002.8

incentive costs. Headcount increased from 27,578 at December 31, 2003, to 33,156 at December 31, 2004, and included approximately 5,206 due to the acquisition of NCF. The increase in incentives was primarily due to an increase in commission and performance-based incentives due to strong business volumes in the Wealth and Investment Management, Retail, Commercial, and CIB lines of business.

Net occupancy expense increased $30.9 million, or 13.0%, compared to December 31, 2003. The NCF acquisition represented approximately $12.5 million of the increase. The remaining increase was primarily attributed to increases in rent, utility, and maintenance costs, primarily related to investments in the retail distribution network.

Noninterest expense was further impacted by a $39.6 million, or 16.1%, increase in outside processing and software expenses primarily due to higher software amortization and maintenance expense. The increase in outside processing and software expenses included approximately $8.5 million related to the NCF acquisition. Marketing and customer development expense increased $28.0 million, or 27.9%, primarily due to the Company’s “Banking that doesn’t interrupt your life” campaign that ran throughout 2004 and promoted the convenience of banking with SunTrust. In addition, the increase in marketing and customer development was attributed to the Company’s sponsorship of the Grand American Rolex Sports Car Series. NCF represented approximately $4.2 million of the overall increase in marketing and customer development.

Consulting and legal expenses increased $23.6 million, or 41.1%, of which NCF represented $3.8 million. The remainder of the increase was primarily attributed to revenue enhancement, process improvement, and cost control initiatives.

Other noninterest expense increased $85.1 million, or 33.4%. Approximately $15.6 million of the increase was attributed to NCF. Certain Affordable Housing partnerships, which were consolidated as a result of the Company becoming the general partner in the third quarter of 2003, resulted in an increase of $42.0 million compared to 2003. This increase included a $9.0 million asset impairment charge based on a valuation analysis performed as of September 30, 2004.

The efficiency ratio increased to 61.4% in 2004 compared to 60.0% in 2003. On an operating basis, which excludes merger-related expenses, the efficiency ratio was 60.9% for 2004.

PROVISION FOR INCOME TAXES

The provision for income taxes includes both federal and state income taxes. In 2004, the provision was $684.1 million, compared to $576.8 million in 2003. The provision represents an effective tax rate of 30.3% for 2004 compared to 30.2% for 2003.

LOANS

The Company’s loan portfolio increased $20.7 billion, or 25.6%, from December 31, 2003 to December 31, 2004. NCF contributed approximately $14.8 billion of the increase. The remainder of the increase was primarily due to increases in residential mortgages and home equity loans for historical SunTrust. The increase in residential mortgages was due to slightly higher rates, thus causing an improvement in adjustable rate mortgage production, which the Company tends to retain in its portfolio. The increase in home equity lines was due to better products, sales focus, and cross-selling efforts. Commercial loans on a historical SunTrust basis were up slightly taking into account the 2004 deconsolidation of Three Pillars. The 2003 balance included $2.8 billion of commercial loans related to Three Pillars. The loan portfolio continues to be well diversified from both a product and industry concentration standpoint with real estate loans accounting for the largest segment.

ALLOWANCE FOR LOAN AND LEASE LOSSES

SunTrust continuously monitors the quality of its loan portfolio and maintains an ALLL sufficient to absorb probable losses inherent in its total credit portfolio. The Company is committed to the early recognition of problem loans and to an appropriate and adequate level of allowance. At year-end 2004, the Company’s total allowance was $1.1 billion, which represented 1.04% of period-end loans. The year-end allowance included approximately $171.4 million associated with the NCF portfolio acquired in October 2004.

SUNTRUST 2004 ANNUAL REPORT	31

MANAGEMENT’S DISCUSSION continued

Table 8 / COMMERCIAL LOANS BY SELECTED INDUSTRIES1

	At December 31, 2004[2]		At December 31, 2003
(Dollars in millions)	Loans	% of Total Loans	Loans	% of Total Loans
Construction	$5,930.8	5.8	$3,404.7	4.2
Real estate	5,084.5	5.0	3,327.5	4.1
Business services & nonprofits	5,005.6	4.9	3,101.1	3.8
Retail trade	4,047.1	4.0	3,205.9	4.0
Manufacturing	3,516.4	3.5	3,584.4	4.4
Finance & insurance	3,482.5	3.4	2,030.9	2.5
Health & social assistance	2,768.6	2.7	2,243.8	2.8
Wholesale trade	2,628.0	2.6	2,546.5	3.2
Public administration	1,893.7	1.9	1,512.3	1.9
Professional, scientific & technical services	1,726.9	1.7	1,480.3	1.8
Accommodation & food services	1,467.7	1.4	1,366.8	1.7
Information	1,288.9	1.3	1,272.4	1.6
Transportation & warehousing	1,209.7	1.2	1,176.9	1.5
Arts, entertainment & recreation	1,034.3	1.0	674.8	0.8

[1]	Industry groupings are loans in aggregate greater than $1 billion as of 12/31/04 based on the North American Industry Classification System (NAICS).

[2]	2004 includes the loan portfolio of NCF, which was acquired October 1,2004. NCF loan systems utilize Standard Industrial Classification (SIC) codes, which were mapped to NAICS codes for purposes of this table.

Table 9 / ALLOWANCE FOR LOAN LOSSES

	At December 31
(Dollars in millions)	2004[1]	2003[2]	2002	2001	2000	1999
Allocation by Loan Type
Commercial	$433.0	$369.3	$408.5	$435.8	$389.0	$286.7
Real estate	369.7	159.3	150.8	145.5	190.2	208.0
Consumer loans	159.6	344.3	332.8	251.3	252.3	339.3
Non-pool specific element	87.7	69.0	38.0	34.5	43.0	37.3

Total	$1,050.0	$941.9	$930.1	$867.1	$874.5	$871.3

Year-end Loan Types as a Percent of Total Loans
Commercial	31.6%	38.2%	39.4%	42.0%	42.6%	40.8%
Real estate	55.2	47.0	44.5	42.3	43.0	45.3
Consumer loans	13.2	14.8	16.1	15.7	14.4	13.9

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

[1]	The 2004 allocations reflect the implementation of a new ALLL methodology which is more granular than in prior periods. The new methodology segregates the portfolio into seventeen sub-portfolios and incorporates a weighted average of expected loss derived from an internal risk rating system. The 2004 allocation also includes the acquired portfolio of NCF.

[2]	In 2003 and prior periods, the allocation reflected an apportionment of the ALLL that had been categorized as “environmental factors,” which is now included in the Company’s homogeneous loan pool estimates.

In addition to the review of credit quality through ongoing credit review processes, the Company constructs an independent and comprehensive allowance analysis for its credit portfolios on a quarterly basis. The analysis includes three basic elements: specific allowances for loans reviewed for individual impairment, general allowances for pools of homogeneous loans and non-pool-specific allowances based on other inherent risk factors and imprecision associated with modeling and estimation processes. The SunTrust ALLL Committee has the responsibility of affirming the allowance methodology and assessing all of the risk elements in order to determine the appropriate level of allowance for the inherent losses in the portfolio at the point in time being reviewed.

The first element of the ALLL analysis involves the estimation of allowances specific to individual impaired loans. In this process, specific allowances are established for commercial and residential loans greater than $0.5 million based on a thorough analysis of the most probable sources of repayment, including discounted future cash flows, liquidation of collateral or the market value of the loan itself. As of December 31, 2004 and 2003, the specific allowance related to impaired loans totaled $41.5 million and $28.6 million, respectively.

The second element — the general allowance for homogeneous loan pools — is determined by applying allowance factors and adjustments to groups of loans within the portfolio that have similar characteristics in terms of line of business and product type. The

32	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 10 / SUMMARY OF LOAN LOSS EXPERIENCE

	Year Ended December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Allowance for Loan Losses
Balance – beginning of year	$941.9	$930.1	$867.1	$874.5	$871.3	$944.6
Allowance from acquisitions and other activity – net	173.8	9.3	15.5	(10.2)	—	(13.3)
Provision for loan losses	135.5	313.6	469.8	275.2	134.0	170.4
Charge-offs
Commercial	(114.6)	(197.7)	(297.0)	(220.0)	(121.0)	(220.9)
Real estate
Construction	(4.1)	(0.8)	(0.8)	(0.3)	(0.2)	(2.2)
Residential mortgages	(32.8)	(22.1)	(16.7)	(10.8)	(7.8)	(15.0)
Other	(5.5)	(5.6)	(17.8)	(5.9)	(3.3)	(5.2)
Consumer loans	(159.0)	(168.1)	(157.8)	(89.0)	(57.5)	(52.8)

Total charge-offs	(316.0)	(394.3)	(490.1)	(326.0)	(189.8)	(296.1)
Recoveries
Commercial	49.9	39.8	28.8	25.4	25.8	27.4
Real estate
Construction	0.1	0.4	0.4	0.4	0.3	0.7
Residential mortgages	9.7	5.0	3.7	2.2	3.3	3.4
Other	1.4	1.4	3.9	1.8	3.9	6.1
Consumer loans	53.7	36.6	31.0	23.8	25.7	28.1

Total recoveries	114.8	83.2	67.8	53.6	59.0	65.7

Net charge-offs	(201.2)	(311.1)	(422.3)	(272.4)	(130.8)	(230.4)

Balance – end of year	$1,050.0	$941.9	$930.1	$867.1	$874.5	$871.3

Total loans outstanding at year end	$101,426.2	$80,732.3	$73,167.9	$68,959.2	$72,239.8	$66,002.8
Average loans	86,214.5	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4

Ratios
Allowance to year-end loans	1.04%	1.17%	1.27%	1.26%	1.21%	1.32%
Allowance to nonperforming loans	281.3	268.1	182.0	155.4	215.8	350.0
Net charge-offs to average loans	0.23	0.41	0.59	0.39	0.19	0.37
Provision to average loans	0.16	0.41	0.66	0.39	0.19	0.27
Recoveries to total charge-offs	36.3	21.1	13.8	16.4	31.1	22.2

general allowance factors are determined using a baseline factor that is developed from an analysis of historical charge-off experience and expected losses, which are in turn based on estimated probabilities of default and losses given default derived from an internal risk rating process. These baseline factors are developed and applied to the various loan pools. Adjustments are made to the allowance for specific loan pools based on an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk-rating data. These influences may include elements such as changes in credit underwriting or recent observable asset quality trends. Finally, our pool factors are adjusted using a number of models which are intended to compensate for internal and external portfolio and economic influences that may not be captured in the adjusted baseline factors. The Company continually evaluates its allowance methodology seeking to refine and enhance this process as appropriate, and it is likely that the methodology will evolve over time.

As of December 31, 2004 and 2003, the general allowance calculations totaled $920.8 million and $564.9 million, respectively. The increase between the periods was due to enhancements to the general allowance framework that resulted in more losses being identifiable within the pool structure and by loan type. The increase also resulted from the NCF acquisition.

The third element of the allowance is the non-pool-specific element which addresses inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors of this third allowance element are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data. As of December 31, 2004 and 2003, the allowance estimated in the third element totaled $87.7 million and $348.4 million, respectively. The change between the two periods was the result of enhancements to the general allowance element designed to better define and allocate losses and allowances to loan pools.

33	SUNTRUST 2004 ANNUAL REPORT	33

MANAGEMENT’S DISCUSSION continued

Table 11/ NONPERFORMING ASSETS AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE

	At December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Nonperforming Assets
Nonaccrual loans
Commercial	$130.9	$165.9	$351.3	$377.6	$273.6	$105.0
Real estate
Construction	32.8	4.4	10.0	4.0	2.2	9.0
Residential mortgages	104.5	85.4	82.5	79.9	81.8	82.6
Other	36.7	48.6	38.0	62.8	29.0	34.9
Consumer loans	49.3	32.2	29.2	33.8	18.7	17.4

Total nonaccrual loans	354.2	336.5	511.0	558.1	405.3	248.9
Restructured loans	19.1	14.8	—	—	—	—

Total nonperforming loans	373.3	351.3	511.0	558.1	405.3	248.9
Other real estate owned (OREO)	28.6	16.5	18.0	20.7	23.0	26.8
Other repossessed assets	8.8	10.3	13.0	21.0	10.3	8.3

Total nonperforming assets	$410.7	$378.1	$542.0	$599.8	$438.6	$284.0

Ratios
Nonperforming loans to total loans	0.37%	0.44%	0.70%	0.81%	0.56%	0.38%
Nonperforming assets to total loans plus OREO and other repossessed assets	0.40	0.47	0.74	0.87	0.61	0.43
Accruing Loans Past Due 90 Days or More	$214.3	$196.4	$177.9	$185.5	$181.2	$117.4

The NCF allowance was developed independently of the SunTrust methodology described above using the existing NCF ALLL methodology. Until NCF loans are converted to SunTrust’s loan accounting systems, the former NCF management will continue to develop its allowance using its methodology. The NCF ALLL process includes loss estimates based on the review of individual loans with an identifiable loss and estimated loss factors applied to its loan portfolio, stratified by loan grade. The loss factor estimates are based on historical loss experience. The SunTrust ALLL Committee reviews the NCF allowance to assure that it is reasonable in the context of the overall SunTrust allowance framework.

The Company’s provision for loan losses in 2004 was $135.5 million, which was $65.7 million less than net charge-offs of $201.2 million. The comparable provision and net charge-off amounts for 2003 were $313.6 million and $311.1 million, respectively. Provision expense decreased from 2003 to 2004 due primarily to improvement in the credit quality of commercial portfolios that resulted in lower charge-offs for that segment during 2004. Net charge-offs for 2004 represented 0.23% of average loans, compared to 0.41% of average loans for 2003. Loan recoveries for 2004 were $ 114.8 million, or $31.6 million higher than in 2003. The ratio of recoveries to total charge-offs increased to 36.3% from 21.1% due to an increase in large corporate and consumer recoveries along with lower overall gross charge-offs. Recoveries and charge-offs for 2004 were favorably impacted by improvements in the commercial and consumer segments of the portfolio.

The Company’s charge-off policy meets or exceeds regulatory minimums. Losses on unsecured consumer loans are recognized at 90 days past due compared to the regulatory loss criteria of 120 days. Secured consumer loans are typically charged off between 120 and 180 days, depending on the collateral type, in compliance with FFIEC guidelines.

The ratio of the allowance for loan and lease losses to total nonperforming loans increased to 281.3% at December 31, 2004 from 268.1% at December 31, 2003. The improvement in this ratio was due to the increase in the overall allowance. As mentioned earlier, the mix of nonperforming loans was affected by the acquisition of the NCF portfolio. Commercial loans and real estate loans are typically placed on non-accrual when principal or interest is past due for 90 days or more unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in full and the loan is in the legal process of collection. Accordingly, secured loans may be charged-down to the estimated value of the collateral with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects.

In addition to reserves held in the ALLL, the Company had $7.8 million in other liabilities at December 31, 2004 that represents a reserve against certain unfunded commitments, including letters of credit.

NONPERFORMING ASSETS

Nonperforming assets, which consist of nonaccrual loans, restructured loans, other real estate owned (OREO), and other repossessed assets, totaled $410.7 million at December 31, 2004, an increase of

34	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 12 / SECURITIES AVAILABLE FOR SALE

	At December 31
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations
2004	$2,543.9	$7.2	$13.0	$2,538.1
2003	2,286.4	14.0	7.9	2,292.5
2002	3,601.5	82.9	0.4	3,684.0
States and political subdivisions
2004	841.6	25.1	1.1	865.6
2003	363.0	17.8	0.3	380.5
2002	398.6	20.9	0.4	419.1
Asset-backed securities
2004	2,590.0	7.6	19.1	2,578.5
2003	5,417.9	36.2	26.1	5,428.0
2002	4,478.2	44.9	5.0	4,518.1
Mortgage-backed securities
2004	18,367.0	58.2	99.9	18,325.3
2003	12,181.1	119.3	26.9	12,273.5
2002	9,467.2	155.6	0.7	9,622.1
Corporate bonds
2004	1,667.1	19.7	7.5	1,679.3
2003	2,097.2	44.0	29.5	2,111.7
2002	1,923.5	64.6	58.4	1,929.7
Other securities[1]
2004	921.3	2,032.9	—	2,954.2
2003	646.8	2,473.9	—	3,120.7
2002	1,154.6	2,117.6	—	3,272.2
Total securities available for sale
2004	$26,930.9	$2,150.7	$140.6	$28,941.0
2003	22,992.4	2,705.2	90.7	25,606.9
2002	21,023.6	2,486.5	64.9	23,445.2

[1]	Includes the Company’s investment in 48,266,496 shares of common stock of The Coca-Cola Company.

$32.6 million, or 8.6%, from December 31, 2003. The increase was due to the acquisition of the NCF loan portfolio. As of December 31, 2004, nonperforming assets related to the NCF loan portfolio were approximately $110.5 million. Nonperforming assets to total loans plus OREO and other repossessed assets were 0.40% at December 31, 2004 compared to 0.47% at December 31, 2003. Nonperforming loans at December 31, 2004 included $354.2 million of nonaccrual loans and $19.1 million of restructured loans, the latter of which represents a select group of consumer workout loans.

Nonaccrual loans increased $17.7 million, or 5.3%, compared to 2003 due to NCF. NCF nonaccrual loans were approximately $94.8 million as of December 31, 2004. Despite the addition of NCF, nonaccrual commercial loans declined $35.0 million, or 21.1%. The decrease in nonaccrual commercial loans resulted from a decline in new additions to large corporate nonaccrual loans, loan sales activity, charge-offs, improvement in credit quality and client repayment.

Increases in both nonaccrual real estate loans, including construction, residential, and other types of real estate loans, as well as nonaccrual consumer loans offset the decrease in nonaccrual commercial loans. Nonaccrual real estate loans increased $35.6 million, or 25.7%, to $174.0 million, compared to 2003 while nonaccrual consumer loans increased $17.1 million, or 53.1%.

Interest income on nonaccrual loans, if recognized, is recorded using the cash basis method of accounting. When a loan is placed on nonaccrual, unpaid interest is reversed against interest income. When a nonaccrual loan is returned to accruing status, the accrued interest at the date the loan is placed on nonaccrual status, and forgone interest during the nonaccrual period is recorded as interest income only after all principal has been collected.

As of December 31, 2004 and 2003, the gross amount of interest income that would have been recorded on nonaccrual loans if all such loans had been accruing interest at the original contractual rate was $21.6 million and $33.7 million, respectively. Interest payments

SUNTRUST 2004 ANNUAL REPORT	35

MANAGEMENT’S DISCUSSION continued

Table 13 / COMPOSITION OF AVERAGE DEPOSITS

	Year Ended December 31			Percent of Total
(Dollars in millions)	2004	2003	2002	2004	2003	2002
Noninterest bearing	$21,047.1	$17,826.9	$15,268.1	24.2%	22.3%	21.5%
NOW accounts	13,777.5	11,702.0	10,315.4	15.8	14.6	14.5
Money Market accounts	22,864.7	22,218.5	20,470.9	26.2	27.8	28.8
Savings	7,225.4	6,259.3	6,310.0	8.3	7.8	8.9
Consumer time	8,333.5	7,975.4	9,342.4	9.6	10.0	13.1
Other time	3,843.3	3,461.6	3,722.8	4.4	4.3	5.2

Total consumer and commercial deposits	77,091.5	69,443.7	65,429.6	88.5	86.8	92.0
Brokered deposits	4,273.5	3,662.0	2,537.2	4.9	4.6	3.6
Foreign deposits	5,767.9	6,933.3	3,190.4	6.6	8.6	4.4

Total deposits	$87,132.9	$80,039.0	$71,157.2	100.0%	100.0%	100.0%

recorded in 2004 and 2003 as cash basis interest income for nonaccrual loans were $19.0 million and $14.1 million, respectively.

SECURITIES AVAILABLE FOR SALE

The investment portfolio is managed as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle while mitigating risk. The Company managed the portfolio in 2004 with the goal of improving yield without increasing interest rate risk. The portfolio yield improved to 4.16% at December 31, 2004 compared with 3.66% at December 31, 2003. The estimated average life was 3.7 years at December 31, 2004 and 4.0 years at December 31, 2003. The portfolio’s average duration was 3.0 at December 31, 2004, compared with 2.7 at December 31, 2003. Duration is a measure of the estimated price sensitivity of a bond portfolio to an immediate change in interest rates. A duration of 3.0 suggests an expected price change of 3.0% for a one percent change in interest rates, without considering any embedded call or prepayment options. The portfolio size was $26.9 billion on an amortized cost basis at December 31, 2004 compared to $23.0 billion at December 31, 2003, an increase of $3.9 billion. The acquisition of NCF added approximately $6.1 billion to the portfolio. The current mix of securities as of December 31, 2004 is shown in Table 12, compared with the previous two years. Net securities losses of $41.7 million were realized in 2004, primarily from selling lower-yielding securities in order to reinvest in higher-yielding securities to improve future income. Included in net securities losses for 2004 was $15.3 million in losses due to the other than temporary writedown of an asset-backed security.

The carrying value of the investment portfolio, all of which is classified as “securities available for sale,” reflected $2.0 billion in net unrealized gains at December 31, 2004, virtually all representing a $2.0 billion unrealized gain on the Company’s investment in common stock of The Coca-Cola Company. The net unrealized gain of this common stock investment decreased $445.6 million and the net unrealized gain on the remainder of the portfolio decreased $158.8 million compared to December 31, 2003. These changes in market value did not affect the net income of SunTrust, however, the after tax effects were included in other comprehensive income.

DEPOSITS

Average consumer and commercial deposits increased $7,647.8 million, or 11.0%, in 2004 and comprised 88.5%, 86.8%, and 92.0% of average total deposits in 2004, 2003, and 2002, respectively. The growth was primarily due to initiatives to grow retail deposits, reduced reliance on wholesale funding, and the acquisition of NCF. The continued volatility of the financial markets contributed to the success of this initiative. Specifically, noninterest-bearing deposits grew $3,220.2 million, or 18.1%, NOW accounts increased $2,075.5 million, or 17.7%, and savings accounts grew $966.1 million, or 15.4%, compared to 2003.

CAPITAL RESOURCES

SunTrust’s primary regulator, the Federal Reserve Board, measures capital adequacy within a framework that makes capital sensitive to the risk profiles of individual banking institutions. The guidelines weight assets and off-balance sheet risk exposures (risk-weighted assets) according to predefined classifications, creating a base from which to compare capital levels. Tier 1 Capital primarily includes realized equity and qualified preferred instruments, less purchase accounting intangibles such as goodwill and core deposit intangibles. Total Capital consists of Tier 1 Capital and Tier 2 Capital, which includes qualifying portions of subordinated debt, allowance for loan losses up to a maximum of 1.25% of risk-weighted assets, and 45% of the unrealized gain on equity securities.

The Company and subsidiary banks are subject to minimum Tier 1 Risk-Based Capital and Total Capital ratios of 4% and 8%, respectively, of risk weighted assets. To be considered “well capitalized,” ratios of 6% and 10%, respectively, are needed. Additionally, the Company and the Banks are subject to Tier 1 Leverage ratio requirements, which measures Tier 1 Capital against average assets. The minimum and well capitalized ratios are 3% and 5%, respectively. As of December 31, 2004, SunTrust Banks, Inc. had Tier 1, Total Capital, and Tier 1 Leverage ratios of 7.16%, 10.36%, and 6.64%, respectively. This compares with ratios as of December 31, 2003 of 7.85%, 11.75%, and 7.37%, respectively. The decline in capital ratios was attributable to the acquisition of NCF on October 1, 2004. All banking subsidiaries were well capitalized as of December 31, 2004 as detailed in Note 14 to the Company’s Consolidated

36	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 14 / CAPITAL RATIOS

	At December 31
(Dollars in millions)	2004	2003	2002	2001	2000	1999
Tier 1 capital[1]	$9,783.7	$8,930.0	$8,106.1	$7,994.2	$6,850.6	$6,579.6
Total capital	14,152.6	13,365.9	12,609.8	12,144.2	10,488.9	9,939.1
Risk-weighted assets	136,642.8	113,711.3	108,501.1	99,700.9	96,656.7	87,866.1
Risk-based ratios
Tier 1 capital	7.16%	7.85%	7.47%	8.02%	7.09%	7.48%
Total capital	10.36	11.75	11.62	12.18	10.85	11.31
Tier 1 leverage ratio	6.64	7.37	7.30	7.94	6.98	7.17
Total shareholders’ equity to assets	10.06	7.76	7.47	7.98	7.95	8.00

[1]	Tier 1 capital includes trust preferred obligations of $1.9 billion at the end of 2004, $1.7 billion at the end of 2003, 2002, and 2001, and, $1.1 billion at the end of 2000 and 1999.

Tier 1 capital also includes preferred shares issued by a real estate investment trust subsidiary of $451 million at the end of 2004, 2003, and 2002, and $100 million at the end of 2001, and 2000.

Financial Statements. SunTrust is committed to remaining well capitalized.

The Company issued approximately 76.4 million shares of SunTrust common stock with an aggregate value of approximately $5.4 billion for the purchase of NCF. The remaining $1.8 billion of the purchase price was funded with cash generated by a combination of $800 million of wholesale CDs issued by SunTrust Bank in May of 2004 and $1 billion of senior debt issued by the Company in August of 2004.

In 2002, the Company raised $350 million of regulatory capital through the sale of preferred shares issued by a real estate investment trust subsidiary. This amount is reflected in other liabilities and totaled $451.0 million and $412.5 million, including accrued interest as of December 31, 2004 and December 31, 2003, respectively.

SunTrust manages capital through dividend and share repurchases authorized by the Company’s Board of Directors. Management assesses capital needs based on expected growth and the current economic climate. In 2004, the Company repurchased 200,000 shares for $14.1 million compared to 3.3 million shares for $182.1 million repurchased in 2003. As of December 31, 2004, the Company was authorized to purchase up to an additional 6.0 million shares under current Board resolutions.

The Company declared common dividends totaling $603.3 million during 2004, or $2.00 per share, on net income of $1,572.9 million. The dividend payout ratio was 38.4% in 2004 versus 37.9% in 2003.

One measure of capital adequacy is the tangible equity ratio, which is calculated using total shareholders’ equity less purchase accounting intangibles, including goodwill, divided by total assets less purchase accounting intangibles. This ratio was 5.67% as of December 31, 2004 versus 6.82% as of December 31, 2003. Management analyzes the Company’s capital position with and without the impact of the stock of The Coca-Cola Company. As of December 31, 2004, the amount in total shareholders’ equity related to this security holding was $1.3 billion compared to $1.6 billion as of December 31, 2003. This decline accounted for 17 basis points of the 115 basis points decline in the tangible equity ratio. The remainder of the decline was attributed to the acquisition of NCF.

ENTERPRISE RISK MANAGEMENT

In the normal course of business, SunTrust is exposed to various risks. To manage the major risks that are inherent to the Company and to provide reasonable assurance that key business objectives will be achieved, the Company has established an enterprise risk governance process. Moreover, the Company has policies and various risk management processes designed to effectively identify, monitor, and manage risk.

Management continually refines and enhances its risk management policies, processes, and procedures to maintain effective risk management and governance, including identification, measurement, monitoring, control, mitigation, and reporting of all material risks. Over the last few years, the Company has enhanced risk measurement applications and systems capabilities that provide management information on whether the Company is being appropriately compensated for the risk profile it has adopted. The Company balances its strategic goals, including revenue and profitability objectives, with the risks associated with achieving its goals. Effective risk management is an important element supporting business decision making at SunTrust.

The Company is currently implementing an enterprise risk management framework that will improve the Company’s ability to manage its aggregate risk profile. The Company’s Chief Risk Officer (CRO) reports to the Chief Executive Officer and is responsible for the oversight of the risk management organization as well as risk governance processes. The CRO provides overall leadership, vision, and direction for the Company’s enterprise risk management framework.

Organizationally, the Company measures and manages risk according to three main risk categories: credit risk, market risk (including liquidity risk), and operating risk (including compliance risk). The Chief Credit Officer manages the Company’s credit risk. The Chief Financial Officer and Treasurer manage the Company’s market risk. The Chief Operational Risk Officer manages the Company’s operating

SUNTRUST 2004 ANNUAL REPORT	37

MANAGEMENT’S DISCUSSION continued

risk. These three areas of risk are managed on a consolidated basis under the Company’s enterprise risk management framework.

As part of its risk governance framework, the Company has also established various risk management-related committees. These committees are jointly responsible for ensuring adequate risk measurement and management in their respective areas of authority. These committees include: Asset/Liability Management Committee (ALCO), Credit Management Committee, and Operational Risk Committee. Additionally, the Company has established an Enterprise Risk Committee (ERC), chaired by the CRO, that is responsible for supporting the CRO in measuring and managing the Company’s aggregate risk profile. The ERC consists of various senior executives throughout the Company and meets on a bimonthly basis.

The Board of Directors is wholly responsible for oversight of the Company’s corporate risk governance process. In 2005, the Company formed the Risk Committee of the Board, which will assist the Board of Directors in executing this responsibility.

CREDIT RISK MANAGEMENT

Credit risk refers to the potential for economic loss arising from the failure of SunTrust clients to meet their contractual agreements on all credit instruments, including on-balance-sheet exposures from loans and leases, contingent exposures from unfunded commitments, letters of credit, credit derivatives, and counterparty risk under interest rate and foreign exchange derivative products. As credit risk is an essential component of many of the products and services provided by the Company to its clients, the ability to accurately measure and manage credit risk is integral to maintain both the long-run profitability of its lines of business and capital adequacy of the enterprise.

SunTrust manages and monitors extensions of credit risk through initial underwriting processes and periodic reviews. SunTrust maintains underwriting standards in accordance with credit policies and procedures; and, Credit Risk Management conducts independent risk reviews to ensure active compliance with all policies and procedures. Credit Risk Management periodically reviews its lines of business to monitor asset quality trends and the appropriateness of credit policies. In particular, total borrower exposure limits are established and concentration risk is monitored. SunTrust has made a major commitment to maintain and enhance comprehensive credit systems in order to be compliant with business requirements and evolving regulatory standards. As part of a continuous improvement process, SunTrust Credit Risk Management evaluates potential enhancements to its risk measurement and management tools, implementing them as appropriate along with amended credit policies and procedures.

Borrower/Counterparty (obligor) risk and facility risk are evaluated using the Company’s risk rating methodology, which has been implemented in the lines of business representing the largest total credit exposures. SunTrust uses various risk models in the estimation of expected and unexpected losses. These models incorporate both internal and external default and loss experience. To the extent possible, the Company collects internal data to ensure the validity, reliability, and accuracy of its risk models used in default and loss estimation.

OPERATIONAL RISK MANAGEMENT

SunTrust is instituting an Operational Risk Management program which encompasses the use of a structured and disciplined approach for the identification, assessment, measurement, mitigation, monitoring, and reporting of operational risk-related events. This framework includes SunTrust’s policy to maintain a comprehensive system of internal controls for each operating unit, line of business and subsidiary.

The framework being implemented by the Company defines operational risk as the risk of loss resulting from inadequate or failed internal processes, people, and systems, or external events. This definition includes compliance (legal) risk, which is the risk of loss from violations of, or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards. The Company’s definition of operational risk does not include strategic or reputational risks.

SunTrust believes that effective management of operational risk plays a major role in both the level and the stability of the profitability of the institution. SunTrust has established a corporate level Operational Risk Management function, headed by the Chief Operational Risk Officer, to support the management of operational risk. The Chief Operational Risk Officer also oversees the Operational Risk Forum, a monthly meeting of all of SunTrust’s operational risk managers.

The corporate governance structure includes an Operational Risk Manager and support staff embedded within each line of business and corporate function. These risk managers, while reporting directly to their respective line or function, facilitate communications with the Company’s corporate risk functions and execute the requirements of the corporate framework and policy. The Operational Risk Manager works closely with the corporate Operational Risk Management function to ensure consistency and best practices.

MARKET RISK MANAGEMENT

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices, commodity prices, and other relevant market rates or prices. Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (EVE) to adverse movements in interest rates, is SunTrust’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). SunTrust is also exposed to market risk in its trading activities, mortgage servicing rights, mortgage warehouse and pipeline, and equity holdings of The Coca-Cola Company common stock. The ALCO meets regularly and is responsible for reviewing the interest-rate sensitivity position of the Company and establishing policies to monitor and limit exposure to

38	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors.

MARKET RISK FROM NON-TRADING ACTIVITIES

The primary goal of interest rate risk management is to control exposure to interest rate risk, both within policy limits approved by ALCO and the Board, and within narrower guidelines established by ALCO. These limits and guidelines reflect SunTrust’s tolerance for interest rate risk over both short-term and long-term horizons.

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

One of the primary methods that SunTrust uses to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets, liabilities, and derivative positions over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon (two years). Key assumptions in the simulation analysis (and in the valuation analysis discussed later in this section) relate to the behavior of interest rates and spreads, the changes in product balances and the behavior of loan and deposit customers in different rate environments. Material assumptions include the repricing characteristics and balance fluctuations of indeterminate, or non-contractual, deposits.

As the future path of interest rates cannot be known in advance, management uses simulation analysis to project net interest income under various interest rate scenarios including expected, or “most likely,” as well as deliberately extreme and perhaps unlikely scenarios. The analyses may include rapid and gradual ramping of interest rates, rate shocks, spread narrowing and widening, and yield curve twists. Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer behavior in an interest rate scenario, but in some analyses, assumptions are deliberately changed to test the Company’s exposure to a specified event or set of events. Specific strategies are also analyzed to determine their impact on net interest income levels and sensitivities.

The following table reflects the estimated sensitivity of net interest income to changes in interest rates. The sensitivity is measured as a percentage change in net interest income due to gradual changes in interest rates (25 basis points per quarter) compared to forecasted net interest income under stable rates for the next twelve months. Estimated changes set forth below are dependent on material assumptions such as those previously discussed.

ESTIMATED CHANGES IN NET INTEREST INCOME

Rate Change (Basis Points)	Estimated % Change in Net Interest Income Over 12 Months
	Dec. 31, 2004	Dec. 31, 2003
+100	0.3%	0.2%
-100 (-75 for Dec. 31, 2003)	-0.1%	-0.6%

As indicated, a gradual decrease in interest rates would reduce net interest income, but by an amount that is within the policy limits. A gradual increase would tend to enhance net interest income. Thus, the Company’s interest rate sensitivity position is modestly asset-sensitive. While simulations of more rapid changes in interest rates indicate more significant fluctuations in net interest income, the Company is still within the policy limits.

SunTrust also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet and derivative positions that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows and derivative cash flows minus the discounted value of liability cash flows, the net of which is referred to as the economic value of equity (EVE). The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term repricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time (ramp), EVE uses instantaneous changes in rates (shock). EVE values only the current balance sheet and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate deposit portfolios.

ESTIMATED CHANGES IN EVE

Rate Shock (Basis Points)	Estimated % Change in EVE
	Dec. 31, 2004	Dec. 31, 2003
+100	-3.1%	-3.3%
-100	0.6%	1.5%

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

SUNTRUST 2004 ANNUAL REPORT	39

MANAGEMENT’S DISCUSSION continued

horizon (i.e., the current fiscal year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

The net interest income simulation and valuation analyses (EVE) do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

TRADING ACTIVITIES

Most of the Company’s trading activities are designed to support secondary trading with clients. Product offerings to clients include debt securities, including loans traded in the secondary market, equity securities, derivatives, and foreign exchange contracts, and similar financial instruments. Other trading activities include participating in underwritings and acting as a market maker in certain equity securities. Typically, the Company maintains a securities inventory to facilitate customer transactions. However, in certain businesses, such as derivatives, it is more common to execute customer transactions with simultaneous risk-managing transactions with dealers. Also in the normal course of business, the Company assumes a degree of market risk in arbitrage, delta hedging, and other strategies, subject to specified limits.

The Company has developed policies and procedures to manage market risk associated with trading, capital markets and foreign exchange activities using a value-at-risk (VaR) approach that combines interest rate risk, equity risk, foreign exchange risk, spread risk, and volatility risk. For trading portfolios, VaR measures the maximum fair value the Company could lose on a trading position, given a specified confidence level and time horizon. VaR limits and exposures are monitored daily for each significant trading portfolio. The Company’s VaR calculation measures the potential losses in fair value using a 99% confidence level. This equates to 2.33 standard deviations from the mean under a normal distribution. This means that, on average, daily profits and losses are expected to exceed VaR one out of every 100 overnight trading days. The VaR methodology includes holding periods for each position based upon an assessment of relative trading market liquidity. For the Foreign Exchange and Derivatives desks, the Company estimates VaR by applying the Monte Carlo simulation platform as designed by RiskMetrics™, and for the estimate of the Fixed Income and Equity Desks’VaR, the Company uses Bloomberg™ analytics. The Company uses internally developed methodology to estimate VaR for the Credit Derivatives and Loan Trading Desks.

The estimated average combined Undiversified VaR (Undiversified VaR represents a simple summation of the VaR calculated across each Desk) was $3.0 million for 2004 and $1.8 million for 2003. Trading assets net of trading liabilities averaged $987.8 million for 2004 and $796.3 million for 2003. The estimated combined period-end Undiversified VaR was $3.5 million at December 31, 2004 and $1.3 million at December 31, 2003. Trading assets net of trading liabilities were $1.1 billion at December 31, 2004 and $690.3 million at December 31,2003.

OTHER MARKET RISK

Other sources of market risk include the risk associated with holding residential mortgage loans prior to selling them into the secondary mortgage market, commitments to customers to make mortgage loans that will be sold to the secondary mortgage market, and the Company’s investment in Mortgage Servicing Rights (MSRs). The Company manages the risks associated with the residential mortgage loans classified as held for sale (the warehouse) and its interest rate lock commitments (IRLCs) on residential loans intended for sale. The warehouse and IRLCs consist primarily of fixed-and adjustable-rate single family residential real estate loans. The risk associated with the warehouse and IRLCs is the potential change in interest rates between the time the customer locks in the rate on the anticipated loan and the time the loan is sold on the secondary mortgage market, which is typically 90-150 days. The Company manages interest rate risk predominately with forward sale agreements, where the changes in value of the forward sale agreements substantially offset the changes in value of the warehouse and the IRLCs. Interest rate risk on the warehouse is managed via forward sale agreements in a designated fair value hedging relationship, under SFAS No. 133. IRLCs on residential mortgage loans intended for sale are classified as free standing derivative financial instruments in accordance with SFAS No. 149 and are not designated as SFAS No. 133 hedge accounting relationships.

The value of the MSRs asset is dependent upon the assumed prepayment speed of the mortgage servicing portfolio. MSRs are the discounted present value of future net cash flows that are expected to be received from the mortgage servicing portfolio. Future expected net cash flows from servicing a loan in the mortgage servicing portfolio would not be realized if the loan pays off earlier than anticipated. Accordingly, prepayment risk subjects the MSRs to impairment risk. The Company does not specifically hedge the MSRs asset for the potential impairment risk; however, it does employ a balanced business strategy using the natural counter-cyclicality of servicing and production to mitigate impairment risk. The fair value determination, key economic assumptions and the sensitivity of the current fair value of the MSRs as of December 31, 2004 and 2003 is discussed in greater detail in Note 12.

The Company is also subject to risk from changes in equity prices that arise from owning The Coca-Cola Company common stock. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company, which had a carrying value of $2.0 billion at December 31,2004. A 10% decrease in share price of The Coca-Cola Company common stock at December 31, 2004 would result in a decrease, net of deferred taxes, of approximately $130 million in accumulated other comprehensive income.

40	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 15 / RISK MANAGEMENT DERIVATIVE FINANCIAL INSTRUMENTS1

The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments increased net interest income in 2004 and 2003 by $151.5 million and $64.0 million, respectively, or 13 basis points and six basis points, respectively. The following tables summarize the derivative instruments entered into by the Company as an end-user. See Note 17 for a complete description of the derivative instruments and activity for 2004 and 2003.

	As of December 31, 2004
(Dollars in millions)	Notional Amount	Gross Unrealized Gains[7]	Gross Unrealized Losses[7]	Equity[9]	Average Maturity in Years
Asset Hedges
Cash flow hedges
Interest rate swaps[2]	$3,800	$1	$(20)	$(13)	2.39
Fair value hedges
Interest rate swaps[3]	70	1	—	—	2.88
Forward contracts[4]	5,024	11	—	—	0.06

Total asset hedges	$8,894	$13	$(20)	$(13)	1.09

Liability Hedges
Cash flow hedges
Interest rate swaps[5]	$6,015	$43	$(13)	$20	2.27
Fair value hedges
Interest rate swaps[6]	7,467	67	(106)	—	8.26

Total liability hedges	$13,482	$110	$(119)	$20	5.58

Terminated/Dedesignated Liability Hedges
Cash flow hedges
Interest rate swaps[8]	$—	$—	$—	$(14)	2.58

Total Terminated/Dedesignated hedges	$—	$—	$—	$(14)	2.58

[1]	Includes only derivative financial instruments which are currently, or were previously designated as, qualifying hedges under SFAS No. 149. All of the Company’s other derivative instruments are classified as trading. All interest rate swaps have resets of three months or less, and are the pay and receive rates in effect at December 31, 2004.

[2]	Represents interest rate swaps designated as cash flow hedges of commercial loans.

[3]	Represents interest rate swaps designated as fair value hedges of fixed-rate loans and reverse repurchase agreements.

[4]	Forward contracts are designated as fair value hedges of closed mortgage loans, including both fixed and floating, which are held for sale. Certain other forward contracts which are effective for risk management purposes, but which are not in designated hedging relationships under SFAS No. 149, are not incorporated in this table.

[5]	Represents interest rate swaps designated as cash flow hedges of floating rate certificates of deposit, Global Bank Notes, FHLB Advances and other variable rate debt.

[6]	Represents interest rate swaps designated as fair value hedges of trust preferred securities, subordinated notes, FHLB Advances and other fixed rate debt.

[7]	Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

[8]	Represents interest rate swaps that have been terminated or dedesignated as hedges under the provisions of SFAS No. 149. The $13.8 million of net losses, net of taxes recorded in accumulated other comprehensive income will be reclassified into earnings as a component of interest expense over the life of the originally hedged period, with the latest period being 2011.

[9]	At December 31, 2004, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $6.6 million, net of tax, that represents the effective portion of the net gains and losses on derivatives that qualify as cashflow hedges. This includes an unrealized gain of $7.2 million on active hedges offset by a $13.8 million loss on terminated/dedesignated hedges. Gains or losses on hedges of interest rate risk will be classified into interest income or expense as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. As of December 31, 2004, $12.1 million of net gains, net of taxes, recorded in accumulated other comprehensive income are expected to be reclassified as interest expense or interest income during the next twelve months.

	As of December 31, 2003
(Dollars in millions)	Notional Amount	Gross Unrealized Gains	Gross Unrealized Losses	Equity	Average Maturity in Years
Asset Hedges
Fair value hedges
Interest rate swaps	$25	$—	$(1)	$—	0.82
Forward Contracts	3,938	—	(43)	—	0.07

Total asset hedges	$3,963	$—	$(44)	$—	0.07

Liability Hedges
Cash flow hedges
Interest rate swaps	$3,557	$—	$(27)	$(17)	1.38
Fair value hedges
Interest rate swaps	5,917	126	(51)	—	8.56

Total liability hedges	$9,474	$126	$(78)	$(17)	5.86

SUNTRUST 2004 ANNUAL REPORT	41

MANAGEMENT’S DISCUSSION continued

Derivative hedging instrument activities are as follows:

	Notional Values[1]
(Dollars in millions)	Asset Hedges	Liability Hedges	Total
Balance, January 1, 2003	$81	$4,870	$4,951
Additions	—	7,464	7,464
Maturities	(56)	(2,860)	(2,916)

Balance, December 31, 2003	25	9,474	9,499
Additions	3,870	7,226	11,096
Terminations	—	(2,000)	(2,000)
Dedesignations	—	(117)	(117)
Maturities	(25)	(1,101)	(1,126)

Balance, December 31, 2004	$3,870	$13,482	$17,352

[1]	Excludes hedges of mortgage lending activities. At December 31, 2004 and 2003, mortgage notional amounts totaled $5.0 billion and $3.9 billion, respectively.

The following table presents the expected maturities of risk management derivative financial instruments:

	As of December 31, 2004
(Dollars in millions)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
Cash Flow Asset Hedges
Notional amount – swaps	$—	$300	$3,500	$—	$—	$3,800
Net unrealized loss	—	(2)	(17)	—	—	(19)
Weighted average receive rate[1]	—	3.17%	3.34%	—	—	3.33%
Weighted average pay rate[1]	—	2.28	2.28	—	—	2.28

Fair Value Asset Hedges
Notional amount – swaps	$48	$—	$—	$22	$—	$70
Notional amount – forwards	5,024	—	—	—	—	5,024
Net unrealized gain	11	—	—	1	—	12
Weighted average receive rate[1]	2.50%	—	—	3.14%	—	2.70%
Weighted average pay rate[1]	2.95	—	—	4.25	—	3.35

Cash Flow Liability Hedges
Notional amount – swaps	$—	$3,350	$2,665	$—	$—	$6,015
Net unrealized gain (loss)	—	31	(1)	—	—	30
Weighted average receive rate[1]	—	2.32%	2.26%	—	—	2.29%
Weighted average pay rate[1]	—	2.19	4.02	—	—	2.91

Fair Value Liability Hedges
Notional amount – swaps	$—	$450	$867	$4,650	$1,500	$7,467
Net unrealized gain (loss)	—	28	(5)	(92)	30	(39)
Weighted average receive rate[1]	—	7.18%	3.63%	3.92%	4.97%	4.29%
Weighted average pay rate[1]	—	2.09	2.20	2.12	2.15	2.13

[1]	All interest rate swaps have variable pay or receive rates with resets of three months or less, and are the pay or receive rates in effect at December 31, 2004.

42	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

	As of December 31, 2003
(Dollars in millions)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
Fair Value Asset Hedges
Notional amount – swaps	$25	$—	$—	$—	$—	$25
Notional amount – forwards[1]	3,938	—	—	—	—	3,938
Net unrealized loss	(44)	—	—	—	—	(44)
Weighted average receive rate[1]	1.92%	—	—	—	—	1.92%
Weighted average pay rate	4.97	—	—	—	—	4.97

Cash Flow Liability Hedges
Notional amount – swaps	$1,101	$2,389	$22	$45	$—	$3,557
Net unrealized loss	(15)	(6)	(2)	(4)	—	(27)
Weighted average receive rate[1]	1.15%	1.17%	1.17%	1.16%	—	1.16%
Weighted average pay rate[1]	4.89	2.02	4.38	4.51	—	2.95

Fair Value Liability Hedges
Notional amount – swaps	$—	$—	$1,317	$3,650	$950	$5,917
Net unrealized gain (loss)	—	—	65	(34)	44	75
Weighted average receive rate[1]	—	—	4.84%	3.91%	6.23%	4.49%
Weighted average pay rate[1]	—	—	1.18	1.16	1.42	1.21

[1]	All interest rate swaps have variable pay or receive rates with resets of three months or less, and are the pay or receive rates in effect at December 31, 2003.

LIQUIDITY RISK

Liquidity risk is the risk of being unable to meet obligations as they come due at a reasonable funding cost. SunTrust manages this risk by structuring its balance sheet prudently and by maintaining borrowing resources to fund potential cash needs. The Company assesses liquidity needs in the form of increases in assets, maturing obligations, or deposit withdrawals, considering both operations in the normal course of business and in times of unusual events. In addition, the Company considers the off-balance sheet arrangements and commitments it has entered into, which could also affect the Company’s liquidity position. The Asset Liability Management Committee of the Company measures this risk, sets policies, and reviews adherence to those policies.

The Company’s sources of funds include a large, stable deposit base, secured advances from the Federal Home Loan Bank and access to the capital markets. The Company structures its balance sheet so that illiquid assets, such as loans, are funded through customer deposits, long-term debt, other liabilities and capital. Customer-based core deposits, the Company’s largest and most cost-effective source of funding, accounted for 66.1% of the funding base on average for 2004, compared to 65.2% for 2003. The increase in this ratio was due to the deconsolidation of Three Pillars and its associated commercial paper in the first quarter of 2004, the acquisition of NCF in the fourth quarter of 2004, and a $3.2 billion decline in average loans held for sale. Average customer deposits increased $7.6 billion compared to 2003. Approximately $3.5 billion of the increase was attributable to the acquisition of NCF. The historical SunTrust deposit growth reflects successful marketing campaigns, continued growth from customer activity, and the relative appeal of alternative investments. Increases in rates, improved economic activity and confidence in the financial markets may lead to disintermediation of deposits, which may need to be replaced with higher cost borrowings in the future.

Total net wholesale funding, including short-term unsecured borrowings, secured wholesale borrowings and long-term debt, totaled $43.6 billion at December 31, 2004, compared to $39.0 billion at December 31, 2003. The increase reflects, in part, the wholesale funding required to offset earning asset growth not supported by deposit growth, long-term debt of NCF of $2.8 billion and the funding of the $1.8 billion payment included in the purchase price for NCF.

Table 16 / CONTRACTUAL COMMITMENTS

	December 31, 2004
(Dollars in millions)	1 year or less	1-3 years	3-5 years	After 5 years	Total
Time deposit maturities[1]	$19,199	$6,247	$1,429	$516	$27,391
Short-term borrowings[1]	11,405	—	—	—	11,405
Long-term debt[1]	3,583	3,719	4,109	10,669	22,080
Operating lease obligations	121	201	132	252	706
Capital lease obligations	2	5	5	35	47
Purchase obligations[2]	40	116	15	12	183

Total	$34,350	$10,288	$5,690	$11,484	$61,812

[1]	Amounts do not include accrued interest.

[2]	Includes contracts with a minimum annual payment of $5 million.

SUNTRUST 2004 ANNUAL REPORT	43

MANAGEMENT’S DISCUSSION continued

Net short-term unsecured borrowings, including wholesale domestic and foreign deposits and fed funds, totaled $16.5 billion and $15.9 billion at December 31, 2004 and 2003, respectively. Commercial paper related to Three Pillars, which was consolidated during the third quarter of 2003 and deconsolidated during the first quarter of 2004, was $3.2 billion at December 31, 2003. Mortgage refinance activity during the last few years has influenced the balance of loans held for sale, which has been funded using short-term unsecured borrowings. Refinance activity slowed in 2004 relative to 2003 with production of $30.8 billion and $43.7 billion, respectively. However, the production in the fourth quarter of 2004 was $8.5 billion compared to $6.3 billion in the same period last year. The balance of loans held for sale was $6.6 billion and $5.6 billion at December 31,2004 and December 31,2003, respectively.

The Company maintains access to a diversified base of wholesale funding sources. These sources include fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit, offshore deposits, Federal Home Loan Bank advances, Global Bank Note issuance and commercial paper issuance. As of December 31, 2004, SunTrust Bank had $14.3 billion remaining under its Global Bank Note program. This capacity reflects $1.5 billion of senior debt issued during the first quarter of 2004, $350 million of subordinated debt issued during the fourth quarter of 2004, and a $10 billion increase to the program, completed on March 31, 2004. The Global Bank Note program was established to expand funding and capital sources to include both domestic and international investors. Liquidity is also available through unpledged securities in the investment portfolio and capacity to securitize loans, including single-family mortgage loans. The Company’s credit ratings are important to its access to unsecured wholesale borrowings. Significant changes in these ratings could change the cost and availability of these sources. The Company manages reliance on short-term unsecured borrowings as well as total wholesale funding through policies established and reviewed by ALCO.

The Company has a contingency funding plan that stresses the liquidity needs that may arise from certain events such as agency rating downgrades, rapid loan growth, or significant deposit runoff. The plan also provides for continual monitoring of net borrowed funds dependence and available sources of liquidity. Management believes the Company has the funding capacity to meet the liquidity needs arising from potential events.

Liquidity for the Parent Company is measured comparing sources of liquidity in unpledged securities and short-term investments relative to its short-term debt. As of December 31, 2004, the Parent Company had $978 million in such sources compared to short-term debt of $534 million. The Parent Company also has $1.5 billion of availability remaining on its current shelf registration statement for the issuance of debt. As discussed in Note 14 to the Consolidated Financial Statements, subsidiary banks are subject to regulation that may limit their ability to pay dividends to their holding company. The Georgia Department of Banking and Finance limits dividends to 50% of the subsidiary banks’ prior year’s net income, without its prior approval. SunTrust Bank has exceeded this limitation since 2000 and has received the necessary approvals for dividends beyond this amount. Additionally, the subsidiary banks are limited under Federal regulations based on the prior two years’ net retained earnings plus the current year’s net retained earnings. During 2005, the subsidiary banks can pay $544 million, plus the current year’s earnings without prior approval from the appropriate regulatory agency. Subsequent to December 31, 2004, National Bank of Commerce utilized $150 million of this dividend capacity as part of the legal reorganization of other certain NCF subsidiaries.

As detailed in Table 17, the Company had $77.0 billion in total commitments to extend credit at December 31, 2004 that were not recorded on the Company’s balance sheet. Commitments to extend credit are arrangements to lend to a customer who has complied with predetermined contractual obligations. The Company also had $11.1 billion in letters of credit as of December 31, 2004, most of which are standby letters of credit that provide that SunTrust Bank fund if certain future events occur. Of this, approximately $5.6 billion support variable-rate demand obligations (VRDOs) remarketed by SunTrust and other agents. VRDOs are municipal securities which are remarketed by the agent on a regular basis, usually weekly. In the event that the securities are unable to be remarketed, SunTrust Bank would fund under the letters of credit.

Certain provisions of long-term debt agreements and the lines of credit prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, and minimum shareholders’ equity ratios. As of December 31, 2004, the Company was in compliance with all covenants and provisions of these debt agreements.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in financial transactions that, in accordance with GAAP, are either not recorded on the Company’s balance sheet or may be recorded on the Company’s balance sheet at an amount that differs from the full contract or notional amount of the transaction. These transactions are structured to meet the financial needs of customers, manage the Company’s credit, market or liquidity risks, diversify funding sources, or optimize capital.

As a financial services provider, the Company routinely enters into commitments to extend credit, including, but not limited to, loan commitments, financial and performance standby letters of credit and financial guarantees. While these contractual obligations could potentially result in material current or future effects on financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses, based on historical experience, a significant portion of commitments to extend credit expire without being drawn upon. Such commitments are subject to the same credit policies and approval

44	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 17 / UNFUNDED LENDING COMMITMENTS

(Dollars in millions)	At December 31, 2004	At December 31, 2003
Unused lines of credit
Commercial	$37,316.5	$36,694.4
Mortgage commitments[1]	14,710.5	10,665.8
Home equity lines	12,120.6	7,792.2
Commercial real estate	5,938.5	3,650.0
Commercial paper conduit	5,902.9	—
Commercial credit card	986.6	576.4

Total unused lines of credit	$76,975.6	$59,378.8

Letters of credit
Financial standby	$10,560.0	$9,385.8
Performance standby	416.0	265.8
Commercial	149.1	191.6

Total letters of credit	$11,125.1	$9,843.2

[1]	Includes $3.8 billion and $2.8 billion in interest rate locks accounted for as derivatives at December 31, 2004 and 2003, respectively.

processes accorded to loans made by the Company. See Table 17 for details on unfunded lending commitments.

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FIN 45, as addressed in Note 1 to the Company’s Consolidated Financial Statements, the Company must consider guarantees that have any of the following four characteristics (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others.

The issuance of these guarantees imposes an obligation to stand ready to perform, and should certain triggering events occur, it also imposes an obligation for the Company to make future payments. Note 18 to the Consolidated Financial Statements includes the annual required disclosures under FIN 45.

In the normal course of business, the Company utilizes various derivative and credit-related financial instruments to meet the needs of customers and to manage the Company’s exposure to interest rate and other market risks. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with GAAP. SunTrust manages the credit risk of its derivatives by (i) limiting the total amount of arrangements outstanding by an individual counterparty; (ii) monitoring the size and maturity structure of the portfolio; (iii) obtaining collateral based on management’s credit assessment of the counterparty; (iv) applying uniform credit standards maintained for all activities with credit risk; and (v) entering into transactions with high quality counterparties that are periodically reviewed by the Company’s Credit Committee. The Company manages the market risk of its derivatives by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company continually measures market risk by using a value-at-risk methodology. Note 17 to the Consolidated Financial Statements includes additional information regarding derivative financial instruments and Table 15 provides further details with respect to SunTrust’s derivative positions.

SunTrust assists in providing liquidity to select corporate customers by directing them to a multi-seller commercial paper conduit, Three Pillars. Three Pillars provides financing for direct purchases of financial assets originated and serviced by SunTrust’s corporate customers. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust customers.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which addressed the criteria for the consolidation of off-balance sheet entities similar to Three Pillars. Under the provisions of FIN 46, SunTrust consolidated Three Pillars as of July 1, 2003.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46(R)) which replaced the Interpretation issued in January 2003. FIN 46(R) is effective for reporting periods ending after March 15, 2004. As of March 31, 2004, the Company adopted all the provisions of FIN 46(R), and the adoption did not have a material impact on the Company’s financial position or results of operations.

On March 1, 2004, Three Pillars was restructured through the issuance of a subordinated note to a third party. Under the terms of the subordinated note, the holder of the note will absorb the majority

SUNTRUST 2004 ANNUAL REPORT	45

MANAGEMENT’S DISCUSSION continued

of Three Pillars’ expected losses. The subordinated note investor therefore is Three Pillars’ primary beneficiary, and thus the Company is not required to consolidate Three Pillars. Due to the issuance of the subordinated note, the Company deconsolidated Three Pillars effective March 1, 2004. As of December 31, 2004, Three Pillars had assets and liabilities not included on the Consolidated Balance Sheet, of approximately $3.4 billion, consisting primarily of secured loans, marketable asset-backed securities and short-term commercial paper liabilities. As of December 31, 2003, Three Pillars had assets and liabilities of approximately $3.2 billion which were included in the Consolidated Balance Sheet.

Activities related to the Three Pillars relationship generated fee revenue for the Company of approximately $24.2 million and $21.3 million for the years ended December 31, 2004 and 2003, respectively. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As of December 31, 2004, off-balance sheet liquidity commitments made by the Company to Three Pillars totaled $5.9 billion and other credit enhancements totaled $548.7 million. These represent the Company’s maximum exposure to potential loss. The Company manages the credit risk associated with these commitments by subjecting them to the Company’s normal credit approval and monitoring processes.

As part of its community reinvestment initiatives, the Company invests in multi-family affordable housing properties throughout its footprint as a limited and/or general partner. The Company receives affordable housing federal and state tax credits for these limited partner investments. Partnership assets of approximately $884.2 million and $731.8 million in partnerships where SunTrust is only a limited partner were not included in the Consolidated Balance Sheet at December 31, 2004 and 2003, respectively. The Company’s maximum exposure to loss for these partnerships at December 31, 2004 was $198.1 million, consisting of the limited partnership investments plus unfunded commitments.

SunTrust is the managing general partner of a number of non-registered investment limited partnerships which have been established to provide alternative investment strategies for its customers. In reviewing the partnerships for consolidation, SunTrust determined that these were voting interest entities and accordingly considered the consolidation guidance contained in SOP 78-9, “Accounting for Investments in Real Estate Ventures.” Under the terms of SunTrust’s non-registered investment limited partnerships, the limited partnerships have certain rights, such as those specifically indicated in SOP 78-9 (including the right to remove the general partner, or “kick-out rights”). As such, SunTrust, as the general partner, is precluded from consolidating the limited partnerships under the provisions of SOP 78-9.

CONTRACTUAL COMMITMENTS

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. Table 16 summarizes the Company’s significant contractual obligations at December 31, 2004, except for pension and postretirement benefit plans, included in Note 16 to the Company’s Consolidated Financial Statements. Additional information with respect to the obligations presented in the table is included in the Notes to the Consolidated Financial Statements.

EARNINGS AND BALANCE SHEET ANALYSIS 2003 VS. 2002

OVERVIEW

Net income was $1,332.3 million in 2003, up slightly over the $1,331.8 million earned in 2002. Diluted earnings per share were $4.73 in 2003 and $4.66 in 2002. In 2002, the Company incurred $39.8 million, or $0.14 per diluted share, in after-tax merger-related expenses associated with the acquisition of the Florida banking franchise of Huntington Bancshares, Inc. (Huntington-Florida).

Net interest income increased $82.1 million to $3,365.3 million in 2003, compared to $3,283.2 million in 2002. The increase was due to higher volumes in the loan and securities portfolios in 2003, a decline in mortgage prepayments, and a steepening yield curve in the latter part of 2003. The net interest margin declined 33 basis points to 3.08% in 2003 from 3.41% in 2002. The decrease in the margin was attributed to multiple factors including a shift in the Company’s balance sheet structure to a slightly asset sensitive position in anticipation of rising rates that did not occur, and the larger decrease in earning asset yields versus the decrease in liability costs. Also contributing to the decline in the net interest margin was the consolidation of Three Pillars, the Company’s multi-seller commercial paper conduit, to comply with FIN 46 in the third quarter of 2003. The consolidation had a negative three basis point impact on the margin.

Net charge-offs were $311.1 million, or 0.41%, of average loans for 2003, compared to $422.3 million, or 0.59%, of average loans for 2002. The Company benefited from a $110.3 million reduction in commercial net charge-offs. The provision for loan losses decreased $156.2 million, or 33.3%, from 2002 to 2003 due to credit quality improvement in 2003. Also impacting the decline was a $45.3 million increase to the 2002 provision to bring the acquired Huntington-Florida loan portfolio into compliance with SunTrust’s credit standards.

46	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Noninterest income was $2,303.0 million in 2003, compared to $2,268.8 million in 2002, an increase of $34.2 million, or 1.5%. The increase was attributed to an improvement in customer-driven fee income, specifically in the wealth management and capital market business, and increases in service charges on deposits and other charges and fees. Retail investment services income increased $25.1 million, or 18.4%, due to an increase in broker production, an increase in the number of brokers, and increased revenue generated by Alexander Key.

Combined trading account profits and commissions and investment banking income, the Company’s capital market revenue sources, increased $22.2 million, or 7.9%, from 2002 to 2003 as a result of strong growth in the debt capital markets business. Service charges on deposits increased $30.2 million, or 4.9%, due to increased NSF/stop payment volumes, increased pricing and other revenue enhancement initiatives. Other charges and fees also increased from 2002 to 2003 as a result of increased letter of credit fees and insurance revenues. Other noninterest income increased $10.4 million, or 9.2%, primarily due to the consolidation of certain Affordable Housing partnerships, due to the Company becoming the general partner in the third quarter of 2003.

Noninterest expense was $3,400.6 million in 2003, compared to $3,219.4 million in 2002, an increase of $181.2 million, or 5.6%. Personnel expenses increased $126.0 million, or 6.9%, primarily due to increased incentive and pension costs. Commissions and performance-based incentive payments increased as a result of business growth, higher production volumes, and higher revenue in the Wealth and Investment Management, CIB, and Mortgage lines of business. Marketing and customer development increased $20.3 million, or 25.4%, due to an expanded marketing strategy and sales focus. Also impacting the increase in noninterest expense was the consolidation of certain affordable housing partnerships, which contributed $28.7 million of the increase. In 2002, the Company incurred $56.2 million of noninterest expense related to the One Bank initiative, which enhanced customer-based systems in an effort to improve operating efficiencies.

Average earning assets increased $12.9 billion, or 13.4%, from 2002 to 2003, of which $1.3 billion was related to the consolidation of Three Pillars. Average loans increased $4.9 billion, or 6.8%, from 2002 to 2003. The consolidation of Three Pillars contributed $1.1 billion of the increase. Also contributing to the increase was a significant rise in residential mortgage loans partially due to the improvement in adjustable rate mortgage production in 2003. Average loans held for sale increased $4.2 billion, or 94.7%, from 2002 to 2003 due to an increase in refinancing activity resulting from the low rate environment.

Average interest-bearing liabilities increased $9.6 billion, or 12.1%, from 2002 to 2003. Average consumer and commercial deposits increased $4.0 billion, or 6.1%, compared to 2002, primarily due to increases in demand deposits, Money Market, and NOW accounts. Demand deposits increased $2.6 billion, or 16.8%, and NOW accounts increased $1.4 billion, or 13.4%, as the Company benefited from initiatives to grow customer deposits and overall volatility in the financial markets.

BUSINESS SEGMENTS

The following analysis details the operating results for each line of business for the years ended December 31, 2003 and 2002. These periods have been restated to conform to the 2004 presentation.

RETAIL

Retail’s total income before taxes for the year ended December 31, 2003 was $1,260.7 million, an increase of $106.6 million, or 9.2%, compared to 2002. Net interest income increased $87.1 million, or 5.2%. Net charge-offs increased $5.8 million, or 3.5%. The net charge-offs increase was due to increased net charge-offs in the indirect lending category.

Noninterest income increased $30.4 million, or 4.2%, which was driven primarily by growth in service charges on deposit accounts. Noninterest expense increased $5.1 million, or 0.5%.

COMMERCIAL

Commercial’s total income before taxes for the year ended December 31, 2003 was $635.2 million, an increase of $147.7 million, or 30.3%, compared to 2002. Improvement in net interest income driven by balance sheet growth and noninterest income contributed to that increase.

Net interest income increased $90.9 million, or 16.2%. Average loans increased $2.0 billion, or 10.4%, while average deposits increased $1.8 billion, or 20.9%.

Net charge-offs increased $1.4 million, or 7.5%, from 2002. Net charge-offs remained at historically low levels and overall credit quality continued to be strong.

Noninterest income increased $72.6 million, or 33.7%, which was driven by a $61.7 million increase from Affordable Housing activities. In the third quarter of 2003, the Company became the general partner in certain Affordable Housing partnerships, which resulted in the consolidation of these partnerships. In addition, the Company continued to earn additional income tax credits from its investment in these partnerships, which in 2003 began being classified on a before tax equivalent basis as noninterest income in Commercial. Commercial’s prior year results were not able to be restated to reflect the impact of the tax credits.

Noninterest expense increased $14.4 million, or 5.3%. Affordable Housing activities, primarily related to the consolidation of certain Affordable Housing partnerships due to the Company becoming the general partner in the third quarter of 2003, accounted for $7.6 million of the increase.

SUNTRUST 2004 ANNUAL REPORT	47

MANAGEMENT’S DISCUSSION continued

CORPORATE AND INVESTMENT BANKING

CIB’s total income before taxes for the year ended December 31, 2003 was $424.1 million, an increase of $168.0 million, or 65.6%, compared to 2002. A significant decline in net charge-offs contributed to the increase.

Net interest income increased $16.5 million, or 5.9%. Three Pillars was consolidated in the third quarter of 2003. This consolidation had an average loan impact of approximately $1.1 billion compared to 2002. Growth in deposits and lease balances also contributed to the increase.

Net charge-offs decreased $126.5 million, or 52.4%, as charge-offs returned to levels experienced prior to the most recent economic downturn.

Noninterest income increased $21.0 million, or 4.0%, which was driven by an increase in fixed income sales, derivatives, and foreign exchange fees. Also contributing to the overall increase in profitability was a $4.0 million, or 1.3%, decline in noninterest expense.

MORTGAGE

Mortgage’s total income before taxes for the year ended December 31, 2003 was $275.3 million, an increase of $103.4 million, or 60.2%, compared to 2002. Higher production and residential portfolio earnings more than offset increases in mortgage servicing rights amortization.

Net interest income increased $173.0 million, or 43.3%. The principal drivers of the higher net interest income were income from mortgage loans held for sale and income from portfolio loans. Mortgage loans held for sale increased $3.6 billion, or 83.0%. The volume increase produced net interest income of $330.2 million, an increase of $128.9 million, or 64.0%. Additionally, total loans, principally residential mortgages, were up $1.1 billion, or 9.4%. Combined with wider margins, net interest income on loans increased $35.6 million, or 20.7%.

Net charge-offs increased $0.5 million, or 26.7%. Noninterest income increased $4.3 million, or 295.2%. The noninterest income increase was driven by higher production income which was only partially offset by lower servicing income. Production income of $151.0 million was up $57.6 million, or 61.6%, principally due to fees from higher production, increased sales to the secondary market and better secondary marketing performance. Mortgage loan production increased 41.9% to $43.7 billion from $30.8 billion. Servicing income declined $67.6 million, or 58.9%. The decline in servicing income was primarily the result of higher mortgage servicing rights amortization resulting from higher prepayments of mortgage loans.

Noninterest expense increased $73.3 million, or 32.2%. This increase was principally driven by higher volume related expense, such as commissions and costs associated with processing and closing loans.

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management’s total income before taxes for the year ended December 31, 2003 was $200.2 million, a decrease of $0.6 million, or 0.3%, compared to 2002.

Net interest income increased $4.9 million, or 10.4%. The growth was primarily due to an increase of $410.6 million, or 25.8%, in average loan balances.

Noninterest income increased $34.0 million, or 5.4%, which was mainly driven by increased retail investment income. The increase in retail investment income was primarily due to an increase in broker production, an increase in the number of brokers, and increased revenue generated from Alexander Key. Although average assets under management increased 4.1% compared to 2002, trust and investment management income decreased slightly compared to 2002. As of December 31, 2003, SunTrust’s total assets under advisement were approximately $180.9 billion, which included $101.0 billion in assets under management, $21.8 billion in non-managed corporate trust assets, $35.9 billion in non-managed trust assets, and $22.2 billion in retail brokerage assets. Assets under management include individually managed assets, the STI Classic Funds, institutional assets managed by Trusco Capital Management, and participant-directed retirement accounts.

Noninterest expense increased $38.7 million, or 8.1%. Increased commissions and incentives from new business activity in SunTrust Securities and Alexander Key were the main drivers, with increases in employee benefits expense also contributing.

CORPORATE/OTHER

Corporate/Other’s loss before taxes for the year ended December 31, 2003 was a loss of $841.3 million, compared to a loss of $407.4 million for 2002.

Net interest income declined $290.3 million, or 86.5%, in 2003 compared to the prior year. The major reasons for the decline were lower interest rates compressing the margin earned on liabilities and capital and lower margin earned on the investment portfolio.

The 2003 provision for loan losses was $38.2 million, or 89.5%, less than the 2002 provision. The reduction was due to improved credit quality and the difference between the Company’s consolidated provision and net charge-offs.

Noninterest income declined $128.0 million, or 79.6%, in 2003 compared to the prior year. The decline was a result of a reduction in securities gains and higher transfers to the Commercial line of business for tax credits generated by Affordable Housing.

48	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Noninterest expense in 2003 was $53.7 million, or 6.2%, lower than the prior year. The primary driver of the expense decrease was lower allocations of support expense to the lines of business.

FOURTH QUARTER RESULTS

OVERVIEW

SunTrust reported $455.7 million, or $1.26 per diluted share, of net income for the fourth quarter of 2004 compared with $342.5 million, or $1.21 per diluted share, for the fourth quarter of 2003. After tax merger-related expenses of $18.5 million related to the Company’s acquisition of NCF on October 1, 2004 were incurred in the fourth quarter of 2004. Excluding these merger expenses, operating net income for the fourth quarter of 2004 was $474.2 million and operating diluted earnings per share was $1.31.

Fully-taxable net interest income increased $223.4 million, or 25.5%, and the net interest margin increased 12 basis points from the fourth quarter of 2003 to the fourth quarter of 2004. The increase in net interest income was attributed to the NCF acquisition, higher balance sheet volumes, the steepening of the yield curve, and a larger increase in the earning asset yield versus the increase in liability cost. The addition of NCF contributed approximately $196.3 million to the increase in net interest income and nine basis points of the improvement in net interest margin. Total average earning assets increased $23.7 billion, or 21.0%, from the fourth quarter of 2003 to the fourth quarter of 2004. Approximately $21.2 billion of the increase was attributed to the acquisition of NCF. The Company consolidated Three Pillars, a multi seller commercial paper conduit, in the third quarter of 2003 to comply with FIN 46 and deconsolidated Three Pillars in the first quarter of 2004. The deconsolidation contributed six basis points to the increase in the net interest margin.

The provision for loan losses for the fourth quarter of 2004 was $37.1 million, a decrease of $33.2 million, or 47.2%, from the fourth quarter of 2003. Net charge-offs declined $15.9 million, or 22.8%, from the fourth quarter of 2003 to the fourth quarter of 2004 due to improved credit quality and a strengthening economy. Commercial net charge-offs declined $10.6 million, or 51.3%, from the fourth quarter of 2004 compared to the fourth quarter of 2003.

Noninterest income was $759.0 million in the fourth quarter of 2004, an increase of $174.9 million, or 29.9%, compared to the fourth quarter of 2003. The increase was primarily attributable to the NCF acquisition, which contributed approximately $100.0 million of the increase. Positively impacting noninterest income were increases in trust and investment management income, combined trading account profits and commissions and investment banking income, and service charges on deposits. Trust and investment management income increased $30.9 million, or 23.8%, from the fourth quarter of 2003 to the fourth quarter of 2004 due primarily to the acquisitions of Seix Investment Advisors, Inc. and NCF in 2004. Approximately $10.9 million of the increase was related to the acquisition of NCF and $11.4 million was related to the acquisition of Seix.

Combined trading account profits and commissions and investment banking income, SunTrust’s capital market revenue sources, increased $29.2 million, or 38.2%, from the fourth quarter of 2003 to the fourth quarter of 2004 due to the acquisition of NCF and strong growth in debt capital markets. Service charges on deposit accounts increased $31.7 million, or 19.2%, from the fourth quarter of 2003 to the fourth quarter of 2004 primarily as a result of the NCF acquisition, which contributed approximately $32.1 million to the increase.

Noninterest expense in the fourth quarter of 2004 was $1,149.0 million, an increase of $264.2 million, or 29.9%, from the fourth quarter of 2003. Approximately $184.5 million of the increase was attributed to the acquisition of NCF. Personnel expense, the largest component of noninterest expense, grew $96.7 million, or 18.7%, from the fourth quarter of 2003 to the fourth quarter of 2004. Approximately $78.7 million of the increase was attributable to the NCF acquisition. The remainder of the increase was primarily related to an increase in historical SunTrust headcount and higher incentive payments. The efficiency ratio for the fourth quarter of 2004 was 61.78% compared to 60.54% for the fourth quarter of 2003. On an operating basis, which excludes merger-related expenses, the efficiency ratio was 60.25% for the fourth quarter of 2004.

Provision for income taxes was $201.4 million for the fourth quarter of 2004 compared to $152.0 million in the same period of 2003. The provision represents an effective tax rate of 30.6% for the fourth quarter of 2004, compared to 30.7% for the fourth quarter of 2003.

BUSINESS SEGMENTS

The following analysis details the operating results for each line of business for the quarters ended December 31, 2004 and 2003. The prior period has been restated to conform to the current period’s presentation. The fourth quarter analysis for the NCF segment is on page 25. The 2004 annual analysis and fourth quarter analysis for NCF are the same due to the October 1,2004, acquisition date.

RETAIL

Retail’s total income before taxes for the quarter ended December 31,2004 was $368.0 million, an increase of $48.4 million, or 15.1%, compared to the same period in 2003. Higher net interest income, lower charge-offs, and higher noninterest income contributed to the increase.

Net interest income increased $43.0 million, or 9.5%. Balance sheet growth in consumer loans, commercial loans, and deposits drove the increase in net interest income. Home equity lending showed the strongest growth in the loan category while demand deposits showed the strongest growth in the deposit category. Average loans

SUNTRUST 2004 ANNUAL REPORT	49

MANAGEMENT’S DISCUSSION continued

increased $2.9 billion, or 11.6%. Average deposits increased $2.9 billion, or 5.4%.

With improvements in credit quality, charge-offs decreased $14.7 million, or 28.2%. Noninterest income increased $14.6 million, or 7.5%. The change was driven by higher service charges on deposit accounts and an increase in debit card interchange volume.

Noninterest expense increased $23.9 million, or 8.8%. The higher expense level is primarily attributable to investments in the retail distribution network and technology.

COMMERCIAL

Commercial’s total income before taxes for the quarter ended December 31, 2004 was $178.3 million, an increase of $16.2 million, or 10.0%, compared to the same period in 2003. Higher net interest income, lower charge-offs, and higher noninterest income contributed to the increase.

Net interest income increased $15.9 million, or 9.5%. Average loans increased $1.5 billion, or 6.8%, while average deposits increased $1.8 billion, or 16.4%. Loan growth was spread across most of the commercial loan portfolios. The growth in deposits was attributed to increased client liquidity.

Net charge-offs decreased $7.8 million, or 81.3%, and remained at historically low levels with overall credit quality remaining strong.

Noninterest income increased $10.4 million, or 12.9%, which was primarily driven by additional Affordable Housing activities most of which related to the continued consolidation of newly formed Affordable Housing partnerships.

Noninterest expense increased $17.9 million, or 23.3%. $10.4 million of the increase was due to additional Affordable Housing activities, most of which related to the continued consolidation of newly formed Affordable Housing partnerships. The remainder of the increase was primarily related to technology investments.

CORPORATE AND INVESTMENT BANKING

CIB’s total income before taxes for the quarter ended December 31, 2004 was $144.4 million, an increase of $15.9 million, or 12.4%, compared to the same period in 2003. Strong performances in derivatives, securitizations and syndicated finance offset by a decline in net interest income contributed to that increase.

Net interest income decreased $20.7 million, or 25.8%. Excluding the impact of the commercial paper conduit loans being on balance sheet at the quarter ended December 31, 2003, corporate banking loans were down approximately $374 million, or 3.9%. The decline was primarily due to soft corporate loan demand and a reduction in the usage of revolving credit lines. Net charge-offs decreased $7.8 million, or 118.2%, as net charge-offs returned to levels experienced prior to the most recent economic downturn.

Noninterest income increased $35.2 million, or 25.5%. The increase was primarily driven by an increase in securitizations, derivatives, foreign exchange and syndicated finance fee income. The remainder of the increase was the result of higher merchant banking revenue.

Noninterest expense increased $6.4 million, or 7.7%. The increase was primarily due to an increase in asset impairment reserves in SunTrust Equity Partners, which are carried at lower of cost or market.

MORTGAGE

Mortgage’s total income before taxes for the quarter ended December 31, 2004 was $67.4 million, an increase of $8.4 million, or 14.2%, compared to the same period in 2003. Earnings from higher residential portfolio and servicing balances more than offset the decline in earnings as a result of fewer loan sales to the secondary market.

Net interest income decreased $13.5 million, or 10.0%. The primary driver of this decrease was lower income from mortgage loans held for sale which was only partially offset by higher income from residential mortgage loans held for investment and deposits. Mortgage loans held for sale average balance decreased $ 1.8 billion, or 27.0%. Combined with compressed margins, net interest income from mortgage loans held for sale declined $27.4 million, or 39.7%. Total average loans, principally residential mortgages held for investment, increased $4.6 billion, or 31.3%. This increase drove a $12.0 million, or 20.0%, increase in net interest income. Additionally, average deposit balances were up $91.9 million, or 7.0%, and contributed $1.6 million to net interest income.

Net charge-offs decreased $0.6 million, or 66.7%. Noninterest income increased $28.4 million, which was driven by both higher mortgage production and mortgage servicing income. Mortgage production was $7.9 billion in the quarter, up $1.7 billion, or 26.3%, from the fourth quarter of 2003. The increase in mortgage production income was driven primarily by lower hedge costs, which was offset by lower net interest income on loans held for sale. Partially offsetting this increase was a decrease in income from loans sold to the secondary market. Loans sold to the secondary market were down $1.1 billion, or 23.3%, from the fourth quarter of 2003. Servicing income improved $7.8 million due to increased fees from higher servicing balances and lower mortgage servicing rights amortization. The servicing portfolio was $77.7 billion at December 31, 2004 compared with $69.0 billion at December 31, 2003, up 12.6%.

Noninterest expense increased $7.1 million, or 8.7%. The primary drivers of the increased expense were higher personnel expense and expenditures related to sales promotion and growth initiatives. Personnel expense was up due to higher commission expense

50	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 18 / QUARTERLY FINANCIAL DATA

	Quarters
	2004				2003
(Dollars in millions except per share data)	4	3	2	1	4	3	2	1
Summary of Operations
Interest and dividend income	$1,604.3	$1,252.1	$1,188.0	$1,173.8	$1,198.9	$1,177.7	$1,174.0	$1,218.1
Interest expense	520.1	375.3	315.6	322.2	333.4	344.9	374.5	395.6

Net interest income	1,084.2	876.8	872.4	851.6	865.5	832.8	799.5	822.5
Provision for loan losses	37.1	41.8	2.8	53.8	70.3	79.8	82.7	80.8

Net interest income after provision for loan losses	1,047.1	835.0	869.6	797.8	795.2	753.0	716.8	741.7
Noninterest income	759.0	627.7	622.7	595.1	584.1	574.5	596.8	547.6
Noninterest expense	1,149.0	929.8	928.4	889.7	884.8	859.9	837.7	818.2

Income before provision for income taxes	657.1	532.9	563.9	503.2	494.5	467.6	475.9	471.1
Provision for income taxes	201.4	164.1	177.3	141.4	152.0	136.0	145.5	143.3

Net income	$455.7	$368.8	$386.6	$361.8	$342.5	$331.6	$330.4	$327.8

Net interest income-FTE	$1,100.9	$893.7	$885.1	$863.9	$877.5	$844.4	$810.4	$833.0
Total revenue	1,859.9	1,521.4	1,507.8	1,459.0	1,461.6	1,418.9	1,407.2	1,380.6
Per common share
Diluted	$1.26	$1.30	$1.36	$1.28	$1.21	$1.18	$1.17	$1.17
Basic	1.27	1.31	1.39	1.29	1.23	1.19	1.19	1.18
Dividends declared	0.50	0.50	0.50	0.50	0.45	0.45	0.45	0.45
Book value	44.30	35.79	35.58	35.75	34.52	32.83	32.62	31.06
Market Price:
High	74.38	70.69	71.10	76.65	71.73	63.00	61.98	59.95
Low	67.03	63.50	61.27	68.04	60.45	58.00	51.44	51.73
Close	73.88	70.41	64.99	69.71	71.50	60.37	59.34	52.65
Selected Average Balances
Total assets	$156,570.1	$127,128.0	$127,287.5	$123,853.7	$124,756.1	$126,701.8	$119,448.0	$118,276.2
Earning assets	136,450.4	114,334.1	113,657.1	111,038.2	112,729.5	112,328.6	106,606.4	105,249.0
Loans	100,137.5	83,753.2	80,936.4	79,904.9	79,370.1	77,733.2	74,311.5	73,049.8
Consumer and commercial deposits	90,601.5	74,121.8	73,166.1	70,361.0	70,312.6	70,851.5	69,097.1	67,466.7
Brokered and foreign deposits	10,670.5	9,341.3	10,153.9	10,000.6	10,769.6	10,521.1	10,707.2	10,379.9
Total shareholders’ equity	15,819.0	9,992.9	10,194.2	9,840.3	9,435.8	9,236.8	8,864.1	8,786.6
Common shares –diluted (thousands)	362,661	283,502	283,116	283,523	282,537	281,567	280,287	281,330
Common shares – basic (thousands)	357,524	280,185	279,840	279,523	278,852	278,296	277,397	278,631
Financial Ratios (Annualized)
Return on average total assets	1.16%	1.15%	1.22%	1.18%	1.09%	1.04%	1.11%	1.12%
Return on average assets less net unrealized securities gains	1.18	1.18	1.23	1.15	1.04	0.96	1.03	1.02
Return on average total shareholders’ equity	11.46	14.68	15.25	14.79	14.40	14.24	14.95	15.13
Return on average realized shareholders’ equity	12.54	16.96	18.30	17.07	16.02	15.54	16.26	16.12
Net interest margin	3.21	3.11	3.13	3.13	3.09	2.98	3.05	3.21
Efficiency ratio	61.78	61.12	61.58	60.98	60.54	60.60	59.53	59.26

SUNTRUST 2004 ANNUAL REPORT	51

MANAGEMENT’S DISCUSSION continued

Table 19 / CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE AND AVERAGE YIELDS EARNED AND RATES PAID

	Quarters Ended
	December 31, 2004			December 31, 2003
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1]
Taxable	$98,082.1	$1,216.6	4.93%	$77,551.6	$883.7	4.52%
Tax-exempt[2]	2,055.4	25.0	4.83	1,818.5	21.1	4.57

Total loans	100,137.5	1,241.6	4.93	79,370.1	904.8	4.52
Securities available for sale:
Taxable	26,389.5	275.1	4.17	22,868.1	200.7	3.51
Tax-exempt[2]	848.6	13.0	6.11	363.3	5.7	6.32

Total securities available for sale	27,238.1	288.1	4.23	23,231.4	206.4	3.55
Funds sold and securities purchased under agreements to resell	1,301.2	6.0	1.82	1,181.2	3.2	1.05
Loans held for sale	5,607.0	74.7	5.33	7,202.3	92.2	5.12
Interest-bearing deposits	20.9	0.1	1.35	13.0	—	1.28
Trading assets	2,145.7	10.5	1.94	1,731.5	4.3	0.98

Total earning assets	136,450.4	1,621.0	4.73	112,729.5	1,210.9	4.26
Allowance for loan losses	(1,094.5)			(954.2)
Cash and due from banks	4,136.4			3,492.3
Premises and equipment	1,839.9			1,591.3
Other assets	13,181.2			5,533.3
Unrealized gains on securities available for sale	2,056.7			2,363.9

Total assets	$156,570.1			$124,756.1

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
NOW accounts	$16,940.7	$28.3	0.66%	$12,102.3	$11.2	0.37%
Money Market accounts	24,507.0	66.3	1.08	22,273.8	42.3	0.75
Savings	8,139.3	16.8	0.82	6,248.9	9.5	0.60
Consumer time	12,083.9	73.6	2.42	7,600.3	41.8	2.18
Other time	4,748.8	30.2	2.53	3,501.2	20.7	2.35

Total interest-bearing consumer and commercial deposits	66,419.7	215.2	1.29	51,726.5	125.5	0.96
Brokered deposits	5,966.1	32.3	2.11	3,754.0	21.9	2.28
Foreign deposits	4,704.5	23.0	1.91	7,015.6	17.7	0.99

Total interest-bearing deposits	77,090.3	270.5	1.40	62,496.1	165.1	1.05
Funds purchased and securities sold under agreements to repurchase	9,407.1	40.3	1.68	10,497.4	20.1	0.75
Other short-term borrowings	2,219.7	11.5	2.06	3,750.6	14.8	1.56
Long-term debt	21,961.6	197.8	3.58	14,468.8	133.4	3.66

Total interest-bearing liabilities	110,678.7	520.1	1.87	91,212.9	333.4	1.45
Non interest-bearing deposits	24,181.7			18,586.1
Other liabilities	5,890.7			5,521.3
Shareholders’ equity	15,819.0			9,435.8

Total liabilities and shareholders’ equity	$156,570.1			$124,756.1

Interest Rate Spread			2.86%			2.81%

Net Interest Income[3]		$1,100.9			$877.5

Net Interest Margin			3.21%			3.09%

[1]	Interest income includes loan fees of $36.0 million and $33.0 million in the quarters ended December 31, 2004 and December 31, 2003, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $16.7 million and $12.0 million in the quarters ended December 31, 2004 and December 31, 2003, respectively.

[3]	Derivative instruments used to help balance the Company’s interest-sensitivity position increased net interest income $40.5 million and $29.0 million in the quarters ended December 31, 2004 and December 31, 2003, respectively.

52	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 20 / QUARTERLY NONINTEREST INCOME AND EXPENSE

	Quarters
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Noninterest Income
Service charges on deposit accounts	$197.0	$171.1	$168.7	$163.2	$165.3	$162.0	$158.0	$157.8
Trust and investment management income	160.5	149.7	140.4	136.2	129.6	127.8	124.2	120.8
Retail investment services	53.2	44.0	49.8	45.7	43.6	38.7	42.0	37.5
Other charges and fees	110.5	92.5	94.8	92.7	79.4	86.1	82.6	78.3
Investment banking income	61.7	45.9	54.3	44.8	53.8	47.7	57.2	33.8
Trading account profits and commissions	44.0	23.3	31.0	29.4	22.7	26.8	29.6	30.8
Card and other fees	49.3	34.7	37.7	31.7	28.9	29.6	32.4	28.6
Securities (losses) gains	(19.4)	(18.2)	(9.0)	4.9	19.5	31.1	31.2	42.0
Other income	102.2	84.7	55.0	46.5	41.3	24.7	39.6	18.0

Total noninterest income	$759.0	$627.7	$622.7	$595.1	$584.1	$574.5	$596.8	$547.6

Noninterest Expense
Employee compensation	$523.9	$445.8	$434.9	$400.3	$432.9	$391.7	$386.4	$375.0
Employee benefits	89.0	81.9	86.0	106.5	83.3	80.4	96.2	98.7

Total personnel expense	612.9	527.7	520.9	506.8	516.2	472.1	482.6	473.7
Net occupancy expense	78.2	66.5	61.6	61.9	60.5	60.5	58.6	57.7
Outside processing and software	81.4	68.7	70.6	65.6	63.2	65.4	61.0	57.1
Equipment expense	50.8	43.3	45.7	45.1	45.5	44.9	44.5	43.5
Marketing and customer development	34.4	32.0	31.7	30.2	24.8	25.0	25.6	24.9
Amortization of intangible assets	31.8	15.6	14.6	15.6	16.4	16.2	15.2	16.7
Merger-related expense	28.4	—	—	—	—	—	—	—
Consulting and legal	28.2	17.9	19.1	15.8	15.9	14.2	14.6	12.7
Other staff expense	21.5	14.8	16.1	13.6	18.9	15.0	15.8	10.6
Postage and delivery	20.5	16.0	16.1	17.2	17.0	17.4	17.1	17.5
Communications	19.2	15.9	16.2	15.8	14.8	16.1	15.4	14.9
Credit and collection services	18.8	17.8	17.1	12.9	15.8	19.3	19.2	16.1
Operating supplies	14.6	10.2	11.0	11.0	10.9	10.8	8.5	9.7
FDIC premiums	6.0	4.5	4.7	4.3	4.4	4.7	4.8	4.1
Other real estate income	(0.5)	(0.6)	(0.4)	(0.3)	(0.9)	(0.3)	(0.8)	—
Other expense	102.8	79.5	83.4	74.2	61.4	78.6	55.6	59.0

Total noninterest expense	$1,149.0	$929.8	$928.4	$889.7	$884.8	$859.9	$837.7	$818.2

resulting from increased production, higher benefits expense, and sales force growth.

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management’s total income before taxes for the quarter ended December 31, 2004 was $49.9 million, a decrease of $6.3 million, or 11.2%, compared to the same period in 2003. This was primarily driven by increased compensation related to new business activity and higher operating losses.

Net interest income increased $3.0 million, or 21.7%. The growth was primarily attributable to an increase of $139.8 million, or 6.5%, in average loan balances and an increase of $921.6 million, or 62.4%, in deposits from the same period in 2003. The deposit increase was enhanced by a large deposit related to our role as stock transfer agent for the NCF merger.

Noninterest income increased $28.4 million, or 16.3%, which was driven by a 21.5% increase in assets under management due to the net appreciation in the equity markets and net new business, partially offset by a decline in the bond market. Assets under management were approximately $122.7 billion and $101.0 billion as of December 31, 2004 and 2003, respectively. The acquisition of Seix Investment Advisors in the second quarter of 2004 contributed approximately $17.4 billion to assets under management. Assets under management include individually managed assets, the STI Classic Funds, institutional assets managed by Trusco Capital Management, and participant-directed retirement accounts. SunTrust’s total assets under advisement were approximately

SUNTRUST 2004 ANNUAL REPORT	53

MANAGEMENT’S DISCUSSION continued

Table 21 / SUMMARY OF LOAN LOSS EXPERIENCE, NONPERFORMING ASSETS AND ACCRUING LOANS PAST DUE 90 DAYS OR MORE

	Quarters
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Allowance for Loan Losses
Balance – beginning of quarter	$893.0	$902.2	$937.0	$941.9	$941.4	$940.9	$931.1	$930.1
Allowance from acquisitions and other activity – net	173.8	—	—	—	—	—	9.3	—
Provision for loan losses	37.1	41.8	2.8	53.8	70.3	79.8	82.7	80.8
Charge-offs	(85.8)	(78.2)	(67.2)	(84.8)	(90.6)	(103.6)	(100.3)	(99.9)
Recoveries	31.9	27.2	29.6	26.1	20.8	24.3	18.1	20.1

Balance – end of quarter	$1,050.0	$893.0	$902.2	$937.0	$941.9	$941.4	$940.9	$931.1

Ratios
Allowance to quarter-end loans	1.04%	1.06%	1.09%	1.18%	1.17%	1.19%	1.25%	1.26%
Allowance to nonperforming loans	281.3	315.7	299.7	309.7	268.1	217.6	194.8	179.0
Net loan charge-offs to average loans (annualized)	0.21	0.24	0.19	0.30	0.35	0.40	0.44	0.44
Provision to average loans (annualized)	0.15	0.20	0.01	0.27	0.35	0.41	0.45	0.45
Recoveries to total charge-offs	37.2	34.8	44.1	30.8	23.0	23.5	18.0	20.1
Nonperforming Assets
Nonaccrual loans	$354.2	$263.2	$282.9	$283.9	$336.5	$423.3	$480.6	$520.1
Restructured loans	19.1	19.7	18.2	18.7	14.8	9.2	2.5	—

Total nonperforming loans	373.3	282.9	301.1	302.6	351.3	432.5	483.1	520.1
Other real estate owned	28.6	10.9	14.2	18.4	16.5	19.6	20.9	18.0
Other repossessed assets	8.8	10.4	9.1	10.9	10.3	11.7	11.4	10.3

Total nonperforming assets	$410.7	$304.2	$324.4	$331.9	$378.1	$463.8	$515.4	$548.4

Ratios
Nonperforming loans to total loans	0.37	0.33	0.36	0.38	0.44	0.55	0.64	0.70
Nonperforming assets to total loans plus OREO and other repossessed assets	0.40	0.36	0.39	0.42	0.47	0.59	0.68	0.74
Accruing Loans Past Due 90 Days or More	$214.3	$175.8	$157.1	$173.5	$196.4	$228.2	$157.1	$165.3

$212.4 billion, which included $24.9 billion in non-managed corporate trust assets, $39.3 billion in non-managed trust assets, and $25.5 billion in retail brokerage assets.

Noninterest expense increased $37.7 million, or 28.5%. In addition to expenses associated with Seix, sales staff additions and increased incentive expense contributed to the increase.

CORPORATE/OTHER

Corporate/Other’s loss before taxes was $254.6 million compared to a loss of $218.9 million in the fourth quarter of 2003. The fourth quarter loss was $35.7 million, or 16.3%, larger than the prior year’s fourth quarter loss.

Net interest income declined $0.5 million, or 1.7%, due to higher matched-maturity funds transfer pricing allocated to the lines of business.

The loan loss provision declined $17.1 million, compared to the fourth quarter of 2003, as a result of improved credit quality and the difference between the Company’s consolidated provision and net charge-offs.

Noninterest income was $42.1 million, or 434.0%, worse than the prior year. The primary driver of the difference was security losses of $20.2 million in the fourth quarter of 2004 versus security gains of $18.7 million in the fourth quarter of 2003. The security losses were primarily from selling lower-yielding securities in order to reinvest in higher-yielding securities to improve future income.

Noninterest expense was $10.2 million, or 4.3%, higher in 2004 than prior year. The increase was due to merger-related expenses of $23.7 million for systems conversions, project management, conformity changes, and customer communications related to the NCF acquisition.

54	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 22 / QUARTERLY LINE OF BUSINESS RESULTS

	Retail
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$30,390.8	$29,640.8	$29,399.4	$28,426.2	$27,475.1	$26,934.7	$26,217.3	$25,845.1
Average total liabilities	56,390.7	55,181.0	54,655.9	53,525.7	53,558.8	53,357.0	52,948.8	52,263.9

Net interest income	493.5	471.1	446.3	444.3	450.5	444.1	433.0	418.6
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE) Provision for loan losses[1]	493.5 37.5	471.1 29.1	446.3 33.1	444.3 38.8	450.5 52.2	444.1 41.9	433.0 33.7	418.6 43.3

Net interest income after provision for loan losses	456.0	442.0	413.2	405.5	398.3	402.2	399.3	375.3
Noninterest income	208.8	207.2	207.8	193.8	194.2	193.7	188.9	184.3
Noninterest expense	296.8	287.6	291.8	282.8	272.9	270.3	267.2	265.0

Total income before taxes	368.0	361.6	329.2	316.5	319.6	325.6	321.0	294.6
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$368.0	$361.6	$329.2	$316.5	$319.6	$325.6	$321.0	$294.6

	Commercial
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$25,251.1	$24,759.7	$24,607.8	$23,987.4	$23,725.8	$23,635.9	$23,280.0	$22,367.6
Average total liabilities	13,418.7	12,632.7	12,127.0	11,740.0	11,548.2	10,996.6	10,327.3	10,125.8

Net interest income	175.6	171.3	164.5	163.5	161.0	158.5	155.9	150.7
Fully taxable-equivalent adjustment (FTE)	8.3	8.7	7.3	7.2	7.0	6.8	6.4	6.1

Net interest income (FTE)	183.9	180.0	171.8	170.7	168.0	165.3	162.3	156.8
Provision for loan losses[1]	1.8	11.5	4.2	7.5	9.6	4.7	2.5	2.7

Net interest income after provision for loan losses	182.1	168.5	167.6	163.2	158.4	160.6	159.8	154.1
Noninterest income	90.9	80.3	77.2	83.3	80.5	83.1	61.7	62.5
Noninterest expense	94.7	95.8	81.5	81.2	76.8	84.1	64.2	60.2

Total income before taxes	178.3	153.0	163.3	165.3	162.1	159.6	157.3	156.4
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$178.3	$153.0	$163.3	$165.3	$162.1	$159.6	$157.3	$156.4

	Corporate & Investment Banking
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$18,890.6	$18,565.7	$19,123.3	$20,557.2	$21,469.9	$24,349.4	$21,444.5	$22,268.6
Average total liabilities	7,137.6	7,018.0	7,611.0	8,348.3	9,340.0	11,642.1	7,560.1	7,738.4

Net interest income	55.0	60.6	65.7	63.0	76.6	68.9	72.8	65.2
Fully taxable-equivalent adjustment (FTE)	4.5	4.1	3.9	3.7	3.6	3.5	3.2	3.1

Net interest income (FTE)	59.5	64.7	69.6	66.7	80.2	72.4	76.0	68.3
Provision for loan losses[1]	(1.2)	8.6	(0.1)	9.3	6.6	31.2	44.1	33.1

Net interest income after provision for loan losses	60.7	56.1	69.7	57.4	73.6	41.2	31.9	35.2
Noninterest income	173.5	158.6	153.7	132.8	138.3	134.2	154.6	123.9
Noninterest expense	89.8	76.2	83.0	75.1	83.4	79.7	74.4	71.5

Total income before taxes	144.4	138.5	140.4	115.1	128.5	95.7	112.1	87.6
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$144.4	$138.5	$140.4	$115.1	$128.5	$95.7	$112.1	$87.6

[1]	Provision for loan losses includes an allocation to the lines of business reflecting net credit losses.

SUNTRUST 2004 ANNUAL REPORT	55

MANAGEMENT’S DISCUSSION continued

	Mortgage
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$25,379.2	$24,058.5	$23,288.5	$21,270.2	$22,613.8	$24,950.6	$21,563.1	$20,865.7
Average total liabilities	1,600.9	1,517.2	1,751.8	1,320.6	1,458.4	2,392.1	1,900.5	1,446.0

Net interest income	121.3	121.0	125.8	116.9	134.8	168.0	137.4	132.2
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE)	121.3	121.0	125.8	116.9	134.8	168.0	137.4	132.2
Provision for loan losses[1]	0.3	0.6	0.3	2.4	0.9	0.7	0.5	0.3

Net interest income after provision for loan losses	121.0	120.4	125.5	114.5	133.9	167.3	136.9	131.9
Noninterest income	34.7	28.6	23.8	20.2	6.3	(11.9)	11.3	—
Noninterest expense	88.3	85.1	82.6	71.4	81.2	80.5	71.6	67.2

Total income before taxes	67.4	63.9	66.7	63.3	59.0	74.9	76.6	64.7
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$67.4	$63.9	$66.7	$63.3$	59.0	$74.9	$76.6	$64.7

	Wealth and Investment Management
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$2,809.5	$2,856.3	$2,681.9	$2,393.5	$2,487.1	$2,424.6	$2,246.1	$2,040.6
Average total liabilities	2,506.6	2,166.4	1,854.1	1,663.4	1,563.1	1,569.7	1,534.0	1,450.2

Net interest income	16.8	14.7	14.3	14.8	13.8	13.6	12.8	11.8
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE)	16.8	14.7	14.3	14.8	13.8	13.6	12.8	11.8
Provision for loan losses[1]	—	0.5	—	—	—	0.7	0.3	(0.1)

Net interest income after provision for loan losses	16.8	14.2	14.3	14.8	13.8	12.9	12.5	11.9
Noninterest income	202.9	195.7	192.6	185.3	174.5	167.1	165.9	157.3
Noninterest expense	169.8	154.8	150.5	144.3	132.1	135.8	125.7	122.0

Total income before taxes	49.9	55.1	56.4	55.8	56.2	44.2	52.7	47.2
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$49.9	$55.1	$56.4	$55.8	$56.2	$44.2	$52.7	$47.2

NCF
2004
(Dollars in millions)	4
Average total assets	$24,553.5
Average total liabilities	19,405.8
Average total equity	—

Net interest income	195.9
Fully taxable-equivalent adjustment (FTE)	0.4

Net interest income (FTE)	196.3
Provision for loan losses[1]	14.9

Net interest income after provision for loan losses	181.4
Non interest income	100.0
Non interest expense	160.8

Total income before taxes	120.6
Provision for income taxes	—

Net income	$120.6

[1]	Provision for loan losses includes an allocation to the lines of business reflecting net credit losses.

56	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

	Corporate/Other
	2004				2003
(Dollars in millions)	4	3	2	1	4	3	2	1
Average total assets	$29,295.4	$27,246.9	$28,186.6	$27,219.2	$26,984.5	$24,406.5	$24,697.1	$24,888.7
Average total liabilities	40,290.9	38,619.7	39,093.5	37,415.5	37,851.7	37,507.5	36,313.4	36,465.3
Average total equity	15,819.0	9,992.9	10,194.2	9,840.3	9,435.8	9,236.8	8,864.1	8,786.6

Net interest income	26.0	38.1	55.8	49.2	28.8	(20.3)	(12.4)	44.0
Fully taxable-equivalent adjustment (FTE)	3.6	4.0	1.3	1.3	1.3	1.3	1.3	1.3

Net interest income (FTE)	29.6	42.1	57.1	50.5	30.1	(19.0)	(11.1)	45.3
Provision for loan losses[1]	(16.2)	(8.6)	(34.7)	(4.2)	0.9	0.6	1.4	1.5

Net interest income after provision for loan losses	45.8	50.7	91.8	54.7	29.2	(19.6)	(12.5)	43.8
Noninterest income	(51.8)	(42.8)	(32.4)	(20.3)	(9.7)	8.3	14.5	19.7
Noninterest expense	248.6	230.4	239.1	234.9	238.4	209.5	234.6	232.4

Total loss before taxes	(254.6)	(222.5)	(179.7)	(200.5)	(218.9)	(220.8)	(232.6)	(168.9)
Provision for income taxes	218.1	181.0	189.9	153.6	164.0	147.6	156.5	153.8

Net loss	$(472.7)	$(403.5)	$(369.6)	$(354.1)	$(382.9)	$(368.4)	$(389.1)	$(322.7)

[1]	The provision for loan losses for Corporate/Other reflects the difference between the Company’s consolidated provision for loan losses and net charge-offs.

SUNTRUST 2004 ANNUAL REPORT	57

ADDITIONAL SUPPLEMENTAL FINANCIAL DATA

Table 23 / RECONCILEMENT OF NON-GAAP MEASURES – ANNUAL

	Year Ended December 31
(Dollars in millions except per share and other data)	2004	2003	2002	2001	2000	1999
Net income	$1,572.9	$1,332.3	$1,331.8	$1,375.5	$1,294.1	$1,326.6
Securities losses/(gains), net of tax	27.1	(80.5)	(133.0)	(99.5)	(4.3)	70.9

Net income excluding securities gains and losses	1,600.0	1,251.8	1,198.8	1,276.0	1,289.8	1,397.5
The Coca-Cola Company dividend, net of tax	(43.0)	(37.8)	(34.4)	(30.9)	(29.2)	(27.5)

Net income excluding securities gains and losses and The Coca-Cola Company dividend	$1,557.0	$1,214.0	$1,164.4	$1,245.1	$1,260.6	$1,370.0

Net income	$1,572.9	—	—	—	—	—
Merger expense, net of tax	18.5	—	—	—	—	—

Operating net income	$1,591.4	—	—	—	—	—

Noninterest expense	$3,897.0	—	—	—	—	—
Merger expense	(28.4)	—	—	—	—	—

Noninterest expense excluding merger expense	$3,868.6	—	—	—	—	—

Diluted earnings per share	$5.19	—	—	—	—	—
Impact of excluding merger expense	0.06	—	—	—	—	—

Operating diluted earnings per share	$5.25	—	—	—	—	—

Efficiency ratio	61.39%	—	—	—	—	—
Impact of excluding merger expense	(0.45)	—	—	—	—	—

Operating efficiency ratio	60.94%	—	—	—	—	—

Total average assets	$133,754.3	$122,325.4	$108,516.1	$102,884.2	$98,397.8	$92,820.8
Average net unrealized securities gains	(2,372.2)	(2,343.0)	(2,731.8)	(2,700.0)	(2,353.8)	(2,948.1)

Average assets less net unrealized securities gains	$131,382.1	$119,982.4	$105,784.3	$100,184.2	$96,044.0	$89,872.7

Total average equity	$11,469.5	$9,083.0	$8,725.7	$8,073.8	$7,501.9	$8,190.7
Average accumulated other comprehensive income	(1,517.2)	(1,486.1)	(1,741.1)	(1,745.8)	(1,470.3)	(1,822.4)

Total average realized equity	$9,952.3	$7,596.9	$6,984.6	$6,328.0	$6,031.6	$6,368.3

Return on average total assets	1.18%	1.09%	1.23%	1.34%	1.32%	1.43%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	0.01	(0.08)	(0.13)	(0.10)	(0.01)	0.09

Return on average assets less net unrealized securities gains[1]	1.19%	1.01%	1.10%	1.24%	1.31%	1.52%

Return on average total shareholders’ equity	13.71%	14.67%	15.26%	17.04%	17.25%	16.20%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	1.94	1.31	1.41	2.64	3.65	5.31

Return on average realized shareholders’ equity[2]	15.65%	15.98%	16.67%	19.68%	20.90%	21.51%

Net interest income	$3,685.2	$3,320.3	$3,243.7	$3,252.6	$3,108.5	$3,145.5
FTE adjustment	58.4	45.0	39.5	40.8	39.9	42.5

Net interest income – FTE	3,743.6	3,365.3	3,283.2	3,293.4	3,148.4	3,188.0
Noninterest income	2,604.4	2,303.0	2,268.8	2,051.9	1,773.6	1,625.9

Total revenue	6,348.0	5,668.3	5,552.0	5,345.3	4,922.0	4,813.9
Securities losses/(gains)	41.7	(123.9)	(204.5)	(153.1)	(6.6)	109.1

Total revenue excluding securities gains and losses	$6,389.7	$5,544.4	$5,347.5	$5,192.2	$4,915.4	$4,923.0

[1]	Computed by dividing net income excluding securities gains/losses and The Coca-Cola Company dividend, by average assets less net unrealized securities gains.

[2]	Computed by dividing net income excluding securities gains/losses and The Coca-Cola Company dividend, by average realized shareholders’ equity.

58	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 24 / RECONCILEMENT OF NON-GAAP MEASURES – QUARTERLY

	2004				2003
(Dollars in millions except per share data)	4	3	2	1	4	3	2	1
Net income	$455.7	$368.8	$386.6	$361.8	$342.5	$331.6	$330.4	$327.8
Securities losses/(gains), net of tax	12.6	11.8	5.9	(3.2)	(12.7)	(20.2)	(20.3)	(27.3)

Net income excluding securities gains and losses	468.3	380.6	392.5	358.6	329.8	311.4	310.1	300.5
The Coca-Cola Company dividend, net of tax	(10.7)	(10.7)	(10.7)	(10.7)	(9.5)	(9.5)	(9.5)	(9.5)

Net income excluding securities gains and losses and The Coca-Cola Company dividend	$457.6	$369.9	$381.8	$347.9	$320.3	$301.9	$300.6	$291.0

Net income	$455.7	—	—	—	—	—	—	—
Merger expense, net of tax	18.5	—	—	—	—	—	—	—

Operating net income	$474.2	—	—	—	—	—	—	—

Noninterest expense	$1,149.0	—	—	—	—	—	—	—
Merger expense	(28.4)	—	—	—	—	—	—	—

	$1,120.6	—	—	—	—	—	—	—

Diluted earnings per share	$1.26	—	—	—	—	—	—	—
Impact of excluding merger expense	0.05	—	—	—	—	—	—	—

Operating diluted earnings per share	$1.31	—	—	—	—	—	—	—

Efficiency ratio	61.78%	—	—	—	—	—	—	—
Impact of excluding merger expense	(1.53)	—	—	—	—	—	—	—

Operating efficiency ratio	60.25%	—	—	—	—	—	—	—

Total average assets	$156,570.1	$127,128.0	$127,287.5	$123,853.7	$124,756.1	$126,701.8	$119,448.0	$118,276.2
Average net unrealized securities gains	(2,056.7)	(2,055.0)	(2,803.9)	(2,580.3)	(2,363.9)	(2,401.9)	(2,293.3)	(2,311.6)

Average assets less net unrealized securities gains	$154,513.4	$125,073.0	$124,483.6	$121,273.4	$122,392.2	$124,299.9	$117,154.7	$115,964.6

Total average equity	$15,819.0	$9,992.9	$10,194.2	$9,840.3	$9,435.8	$9,236.8	$8,864.1	$8,786.6
Average accumulated other comprehensive income	(1,304.6)	(1,318.3)	(1,804.8)	(1,645.7)	(1,503.4)	(1,526.4)	(1,450.4)	(1,463.5)

Total average realized equity	$14,514.4	$8,674.6	$8,389.4	$8,194.6	$7,932.4	$7,710.4	$7,413.7	$7,323.1

Return on average total assets	1.16%	1.15%	1.22%	1.18%	1.09%	1.04%	1.11%	1.12%
Impact of excluding net realized and unrealized securities gains/ losses and The Coca-Cola Company dividend	0.02	0.03	0.01	(0.03)	(0.05)	(0.08)	(0.08)	(0.10)

Return on average assets less net unrealized securities gains[1]	1.18%	1.18%	1.23%	1.15%	1.04%	0.96%	1.03%	1.02%

Return on average total shareholders’ equity	11.46%	14.68%	15.25%	14.79%	14.40%	14.24%	14.95%	15.13%
Impact of excluding net unrealized securities gains	1.08	2.28	3.05	2.28	1.62	1.30	1.31	0.99

Return on average realized shareholders’ equity[2]	12.54%	16.96%	18.30%	17.07%	16.02%	15.54%	16.26%	16.12%

Net interest income	$1,084.2	$876.8	$872.4	$851.6	$865.5	$832.8	$799.5	$822.5
FTE adjustment	16.7	16.9	12.7	12.3	12.0	11.6	10.9	10.5

Net interest income – FTE	1,100.9	893.7	885.1	863.9	877.5	844.4	810.4	833.0
Noninterest income	759.0	627.7	622.7	595.1	584.1	574.5	596.8	547.6

Total revenue	1,859.9	1,521.4	1,507.8	1,459.0	1,461.6	1,418.9	1,407.2	1,380.6
Securities losses/(gains)	19.4	18.2	9.0	(4.9)	(19.5)	(31.1)	(31.2)	(42.0)

Total revenue excluding securities gains and losses	$1,879.3	$1,539.6	$1,516.8	$1,454.1	$1,442.1	$1,387.8	$1,376.0	$1,338.6

[1]	Computed by dividing annualized net income excluding securities gains/losses and The Coca-Cola Company dividend, by average assets less net unrealized securities gains.

[2]	Computed by dividing annualized net income excluding securities gains/losses and The Coca-Cola Company dividend, by average realized shareholders’ equity.

SUNTRUST 2004 ANNUAL REPORT	59

MANAGEMENT’S DISCUSSION continued

Table 25 / SHARE REPURCHASES IN 2004

2004	Total number of shares purchased[1]	Average price paid per share	Number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs[2]
January 1-31	—	$—	—	6,227,796
February 1-29	—	—	—	6,227,796
March 1-31	200,000	70.32	200,000	6,027,796
April 1-30	—	—	—	6,027,796
May 1-31	—	—	—	6,027,796
June 1-30	—	—	—	6,027,796
July 1-31	—	—	—	6,027,796
August 1-31	—	—	—	6,027,796
September 1-30	—	—	—	6,027,796
October 1-31	143[3]	67.81	—	6,027,796
November 1-30	8,268[3]	72.05	—	6,027,796
December 1-31	3,924[3]	72.77	—	6,027,796

Total	212,335	$70.43	200,000

[1]	In addition to these repurchases, participants may exercise SunTrust stock options by surrendering shares of SunTrust common stock the participants already own as payment of the option exercise price. Shares so surrendered by participants in SunTrust’s employee stock option plans are repurchased pursuant to the terms of the applicable stock option plan and not pursuant to publicly announced share repurchase programs. For the year ended December 31, 2004, the following shares of SunTrust common stock were surrendered by participants in SunTrust’s employee stock option plans: January 2004- 10,697 shares at an average price per share of $71.54; February 2004 - 8,311 shares at an average price per share of $73.11; March 2004 - 3,230 shares at an average price per share of $71.25; April 2004 - no shares; May 2004-1,573 shares at an average price per share of $63.34; June 2004 - 2,354 shares at an average price per share of $64.76; July 2004 - 3,710 shares at an average price per share of $65.36; August 2004 - 3,340 shares at an average price per share of $67.32; September 2004 - 619 shares at an average price per share of $68.56; October 2004 -10,253 shares at an average price per share of $68.15; November 2004 - 25,413 shares at an average price per share of $71.77; December 2004 - 25,093 shares at an average price per share of $72.94.

[2]	On November 12, 2002, the Board of Directors authorized the purchase of 10 million shares of SunTrust common stock in addition to 2,796 shares which were available for repurchase from a June 13, 2001 authorization. There is no expiration date for this authorization. The Company has not determined to terminate the program and no programs expired during the period covered by the table.

[3]	Represent shares purchased in the open market using funds allocated as cash consideration in connection with the NCF acquisition. The purchases were made to satisfy valid elections by NCF shareholders to acquire SunTrust common stock that were not originally honored as a result of SunTrust error.

Table 26 / FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE1

	At December 31		Daily Average		Maximum Outstanding at Any Month-End
(Dollars in millions)	Balance	Rate	Balance	Rate
2004	$9,342.8	1.85%	$9,796.7	1.11%	$11,079.4
2003	9,505.2	0.72	11,666.9	0.91	15,089.8
2002	10,402.5	1.01	10,376.2	1.35	12,701.9

[1]	Consists of federal funds purchased and securities sold under agreements to repurchase that mature overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

Table 27 / MATURITY OF CONSUMER TIME AND OTHER TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

	At December 31, 2004
(Dollars in millions)	Consumer	Brokered	Foreign	Other	Total
Months to Maturity
3 or less	$1,761.0	$2,063.1	$5,150.6	$85.7	$9,060.4
Over 3 through 6	870.7	1,448.7	—	48.0	2,367.4
Over 6 through 12	1,387.2	776.9	—	10.0	2,174.1
Over 12	2,336.8	1,812.2	—	—	4,149.0

Total	$6,355.7	$6,100.9	$5,150.6	$143.7	$17,750.9

60	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

Table 28 / MATURITY DISTRIBUTION OF DEBT SECURITIES AVAILABLE FOR SALE

	At December 31, 2004
(Dollars in millions)	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total	Average Maturity in Years
Distribution of Maturities:
Amortized Cost
U.S. Treasury and other U.S. government agencies and corporations	$225.8	$1,842.0	$468.2	$7.9	$2,543.9	3.6
States and political subdivisions	77.8	317.0	314.6	132.2	841.6	6.0
Asset-backed securities[1]	166.2	2,020.6	403.2	—	2,590.0	3.2
Mortgage-backed securities[1]	953.1	14,472.0	2,873.0	68.9	18,367.0	3.6
Corporate bonds	202.0	1,108.7	237.7	118.6	1,667.0	4.4

Total debt securities	$1,624.9	$19,760.3	$4,296.7	$327.6	$26,009.5	3.7

Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$225.7	$1,831.8	$472.5	$8.1	$2,538.1
States and political subdivisions	78.5	322.9	324.9	139.3	865.6
Asset-backed securities[1]	167.1	2,010.7	400.7	—	2,578.5
Mortgage-backed securities[1]	961.1	14,412.7	2,883.3	68.2	18,325.3
Corporate bonds	203.7	1,114.8	244.0	116.8	1,679.3

Total debt securities	$1,636.1	$19,692.9	$4,325.4	$332.4	$25,986.8

Weighted average yield (FTE):
U.S. Treasury and other U.S. government agencies and corporations	2.67%	3.33%	4.42%	6.02%	3.48%
States and political subdivisions	7.08	6.00	6.45	6.77	6.39
Asset-backed securities[1]	4.02	3.61	3.72	—	3.65
Mortgage-backed securities[1]	3.84	4.12	4.56	6.01	4.18
Corporate bonds	5.06	4.41	5.45	4.23	4.62

Total debt securities	4.00%	4.04%	4.66%	5.67%	4.16%

[1]	Distribution of maturities is based on the expected average life of the asset.

Table 29 / LOAN MATURITY

	At December 31, 2004 Remaining Maturities of Selected Loans
(Dollars in millions)	Total	Within 1 Year	1–5 Years	After 5 Year
Loan Maturity
Commercial and commercial real estate[1]	$40,100.1	$13,274.2	$13,693.2	$13,132.7
Real estate – construction	7,845.4	3,764.0	2,935.4	1,146.0

Total	$47,945.5	$17,038.2	$16,628.6	$14,278.7

Interest Rate Sensitivity
Selected loans with:
Predetermined interest rates			$4,159.6	$5,983.5
Floating or adjustable interest rates			12,469.0	8,295.2

Total			$16,628.6	$14,278.7

[1]	Excludes $3.8 billion in lease financing.

SUNTRUST 2004 ANNUAL REPORT	61

MANAGEMENT’S DISCUSSION continued

SUPERVISION AND REGULATION

As a bank holding company and a financial holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the Federal Reserve). SunTrust Bank is a Georgia state bank which has branches in Georgia, Florida, Tennessee, Alabama, Virginia, Maryland, South Carolina, and the District of Columbia. SunTrust Bank is a member of the Federal Reserve System, and is regulated by the Federal Reserve and the Georgia Department of Banking and Finance. Effective October 1, 2004, NCF, a Tennessee corporation and registered bank holding company merged with and into the Company. By virtue of the merger, the Company acquired NCF’s two wholly owned bank subsidiaries: NBC and NBC Bank, FSB (NBC FSB), as well as NCF’s 49% ownership interest in First Market, FSB. NBC is a national bank chartered under the National Banking Act and, as such, is subject to regulation and examination primarily by the Office of the Comptroller of the Currency (the OCC) and, secondarily, by the FDIC and the Federal Reserve Board. In certain markets, NBC operates under the name “Central Carolina Bank” or CCB, “Wal-Mart Money Center by National Bank of Commerce,” and “El Banco.” NBC offers commercial and retail banking, savings, and trust services through CCB branches located in North Carolina and South Carolina, Wal-Mart Money Centers in Georgia and Tennessee, and NBC branches in Tennessee, Mississippi, Arkansas, Georgia, Virginia, and West Virginia, and El Banco branches in Georgia.

NBC Bank, FSB and First Market Bank, FSB are federal savings banks primarily regulated by the Office of Thrift Supervision (the OTS). NBC Bank, FSB is headquartered in Memphis, Tennessee and has branches in Mississippi and Florida.

The Company’s banking subsidiaries are subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the banks. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy.

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

There are various legal and regulatory limits on the extent to which the Company’s subsidiary banks may pay dividends or otherwise supply funds to the Company. In addition, federal and state bank regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

FDIC regulations require that management report annually on its responsibility for preparing its institution’s financial statements, and establishing and maintaining an internal control structure, and procedures for financial reporting, and compliance with designated laws and regulations concerning safety and soundness.

The Company’s nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Capital Markets, Inc. is a broker-dealer and investment adviser registered with the Securities and Exchange Commission (SEC) and a member of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (NASD). SunTrust Securities, Inc. is also a broker-dealer and investment adviser registered with the SEC and a member of the NASD. Trusco Capital Management, Inc. is an investment adviser registered with the SEC. The Company also has one limited purpose national bank subsidiary, SunTrust BankCard, N.A., which is regulated by the OCC.

In the second quarter of 2005, the Company intends to merge NBC and NBC Bank, FSB and SunTrust BankCard, N.A., into SunTrust Bank. The completion of the mergers is subject to a number of conditions and receipt of required regulatory approvals. Although it is currently anticipated that the mergers will take place in the second quarter of 2005, the Company cannot give any assurance as to when, or if, the mergers will occur.

62	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

On November 12,1999, financial modernization legislation known as the Gramm-Leach-Bliley Act (the Act) was signed into law. Under the Act, a bank holding company which elects to become a financial holding company may engage in expanded securities activities, insurance sales, and underwriting activities, and other financial activities, and may also acquire securities firms and insurance companies, subject in each case to certain conditions. The Company has elected to become a financial holding company under the Act.

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

A WARNING ABOUT FORWARD-LOOKING INFORMATION

This Annual Report contains forward-looking statements. The Company may also make written forward-looking statements in periodic reports to the Securities and Exchange Commission, proxy statements, offering circulars and prospectuses, press releases, and other written materials and oral statements made by SunTrust’s officers, directors, or employees to third parties. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of SunTrust’s management, and on information currently available to such management. The forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by, or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” or similar expressions or future conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	competitive pressures among local, regional and international banks, thrifts, credit unions and other nonbank financial institutions may increase significantly

•	changes in the interest rate environment may reduce margins and impact funding sources

•	general economic or business conditions in the geographic regions and industries in which SunTrust operates as well as the risk of domestic or international military or terrorist activities or conflicts, may lead to a deterioration in credit quality or a reduced demand for credit

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged

•	various monetary and fiscal policies and regulations, including those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators

•	changes may occur in the securities markets

•	competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust

Other factors that may cause actual results to differ from the forward-looking statements include the following:

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers

•	changes in consumer spending and saving habits

•	the effects of competitors’ pricing policies

•	the Company’s success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts

•	the effect of corporate restructurings, mergers, acquisitions and/or dispositions and their integration into the Company, the actual restructuring and other charges related thereto and management’s ability to manage these and other risks, including achieving the expected revenue growth and/or expense savings from such corporate restructurings, mergers, acquisitions, and/or dispositions

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

SUNTRUST 2004 ANNUAL REPORT	63

MANAGEMENT’S DISCUSSION continued

LEGAL PROCEEDINGS

On January 11, 2005, the Securities and Exchange Commission issued a formal order of investigation and the SEC Staff issued subpoenas seeking documents related to the Company’s allowance for loan losses and related matters. The Company is cooperating, and intends to cooperate with the SEC regarding this matter. In addition, the Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company’s consolidated results of operations or financial position.

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

PROPERTIES

The Company’s headquarters is located in Atlanta, Georgia. As of December 31, 2004, SunTrust Bank owned 832 of its 1,676 full-service banking offices, and leased the remaining banking offices. (See Note 8 to the Consolidated Financial Statements.)

CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Company conducted an evaluation, with the participation of its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2004. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis.

Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, for the reasons set forth below, the Company’s disclosure controls and procedures were not effective as of December 31,2004 to give reasonable assurance in alerting them in a timely fashion to material information relating to SunTrust that is required to be included in the reports that the Company files under the Exchange Act.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles. Management has made a comprehensive review, evaluation and assessment of the Company’s internal control over financial reporting as of December 31, 2004. In making its assessment of internal control over financial reporting, management used the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework. In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, management makes the following assertions:

•	Management has implemented a process to monitor and assess both the design and operating effectiveness of internal control over financial reporting.

•	Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

•	NCF has been excluded from management’s assessment of internal controls as of December 31, 2004, because it was acquired by the Company in a purchase business combination on October 1, 2004 and it was not possible for management to conduct an assessment of NCF’s internal control over financial reporting in the period between the consummation date and the date of management’s assessment. The acquired businesses, subsidiaries and affiliates of NCF represented total assets and net income of $28.5 billion and $120.6 million, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended December 31, 2004.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 31, 2004, the Company did not maintain effective internal control over the valuation of the ALLL and the related provision. This control deficiency resulted in the restatement of the Company’s Consolidated Financial Statements for the first and second quarters of 2004. Additionally, this control deficiency results in a more than remote likelihood that a material misstatement to the annual or interim Consolidated Financial Statements will not be prevented or detected. Accordingly, management has determined that this condition constitutes a material weakness. Because of this material weakness, we have concluded that the Company did not maintain effective internal

64	SUNTRUST 2004 ANNUAL REPORT

MANAGEMENT’S DISCUSSION continued

control over financial reporting as of December 31, 2004 based on the criteria in the Internal Control—Integrated Framework.

Management’s assessment of the effectiveness of the Company’s Internal Control over Financial Reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report (which expressed an unqualified opinion on management’s assessment and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004) which appears on pages 67 through 68.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company has evaluated, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, changes in the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the fourth quarter of 2004. In connection with such evaluation, the Company has determined that there have been changes in internal control over financial reporting during the fourth quarter that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting. As discussed in Management’s Report on Internal Control Over Financial Reporting, in the fourth quarter of 2004, the Company identified a material weakness in internal controls over financial reporting relating to the Company’s process of establishing the ALLL that existed during 2004.

As of the end of the period covered by this report, the Company has not fully remediated the material weakness in the Company’s internal control over financial reporting relating to the ALLL. However, the Company has taken the following remedial actions:

•	The Company terminated three members of its credit administration division, including its Chief Credit Officer.

•	The Controller was reassigned to a position in the Company with responsibilities that involve areas other than accounting or financial reporting.

•	The Company’s ALLL Committee was reconstituted with certain members of senior management.

•	The ALLL policies and procedures have been, and are continuing to be, documented and significantly augmented.

•	The Company has established additional remediation plans to address internal control deficiencies associated with the ALLL framework, including additional documentation, training and supervision, periodic testing and periodic updates to the Audit Committee. Internal controls surrounding the validation and testing of systems and models relating to the ALLL process have been strengthened.

•	Management has taken steps, and intends to take additional steps, to ensure that the Company’s conservative credit culture does not interfere with the application of GAAP in the ALLL calculation process.

Other than the changes identified above, there have been no changes to the Company’s internal control over financial reporting that occurred since the beginning of the Company’s fourth quarter of 2004 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

CEO AND CFO CERTIFICATIONS

The Company’s Chief Executive Officer and Chief Financial Officer have filed with the Securities and Exchange Commission the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1 and 31.2 to the Company’s 2004 Form 10-K. In addition, on April 28, 2004 the Company’s CEO certified to the New York Stock Exchange that he was not aware of any violation by the Company of the NYSE corporate governance listing standards as in effect on April 28, 2004. The foregoing certification was unqualified.

OTHER INFORMATION

On December 31, 2004 the Company amended the NCF Supplemental Executive Retirement Plan (the “NCF SERP”) to freeze the NCF SERP as to new participants and to freeze the NCF SERP as to benefit accruals for participants in the NCF SERP, each effective as of the close of business on December 31, 2004. In addition, on December 31, 2004 the Company amended the NCF Equity Investment Plan (the “NCF EIP”) to freeze the NCF EIP as to new participants and to provide that the NCF EIP will not accept any new deferrals from existing participants nor credit matching contributions to participants’ accounts in accordance with the terms of the NCF EIP, each effective as of the close of business on December 31, 2004. Although the Company filed a Current Report on Form 8-K with respect to the foregoing on February 11, 2005, the filing was not timely.

On December 8, 2004 the Compensation Committee of the Company’s Board of Directors designated certain key employees as new participants in the Company’s Supplemental Executive Retirement Plan (the “SERP”), which would require an amendment to the SERP (the “Third Amendment”). Although the Third Amendment has not been formally agreed upon and executed, the Company has added the additional participants. In addition, on January 6, 2005, the Compensation Committee approved Thomas M. Garrott, III as a Tier 2 participant in the SunTrust SERP. The Company did not file a Current Report on Form 8-K with respect to the addition of the new participants.

SUNTRUST 2004 ANNUAL REPORT	65

ABBREVIATIONS

Within the Consolidated Financial Statements and the notes thereto, the following references will be used:

SunTrust Banks, Inc. – Company or SunTrust

SunTrust Bank Holding Company – Bank Parent Company

National Commerce Financial Corporation – NCF

66	SUNTRUST 2004 ANNUAL REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUNTRUST BANKS, INC.:

We have completed an integrated audit of SunTrust Banks, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and its subsidiaries (the “Company”) at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on pages 64 and 65 of the 2004 Annual Report to Shareholders, that SunTrust Banks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of a material weakness in the Company’s valuation of the allowance for loan losses and related provision, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. As of December 31, 2004, the Company did not maintain effective internal control over the valuation of the allowance for loan losses and the related provision. This control deficiency resulted in the restatement of the Company’s consolidated financial statements for the first and second quarters of 2004. Additionally, this control deficiency results in a more than remote likelihood that a material misstatement to the annual or interim consolidated financial statement will not be prevented or detected. Accordingly, management has determined that this condition constitutes a material weakness. This material weakness was considered in determining the

SUNTRUST 2004 ANNUAL REPORT	67

nature, timing, and extent of audit tests applied in our audit of the December 31, 2004 Consolidated Financial Statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded National Commerce Financial Corporation (“NCF”) from its assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Company in a purchase business combination during 2004. We have also excluded NCF from our audit of internal control over financial reporting. NCF’s total assets and net income represent represent $28.5 billion and $120.6 million, respectively, of the Company’s related consolidated financial statement amounts as of and for the year ended December 31, 2004.

In our opinion, management’s assessment that SunTrust Banks, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, SunTrust Banks, Inc. has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

March 1, 2005

68	SUNTRUST 2004 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(Dollars in thousands except per share data)	2004	2003	2002
Interest Income
Interest and fees on loans	$3,947,231	$3,593,630	$3,959,041
Interest on loans held for sale	281,292	448,322	280,353
Interest and dividends on securities available for sale
Taxable interest	844,526	609,500	755,664
Tax-exempt interest	26,340	17,971	21,267
Dividends[1]	72,580	66,671	62,967
Interest on funds sold	18,577	15,673	24,475
Interest on deposits in other banks	178	146	7,018
Other interest	27,658	16,929	24,412

Total interest income	5,218,382	4,768,842	5,135,197

Interest Expense
Interest on deposits	766,188	771,631	1,117,296
Interest on funds purchased	108,591	106,174	140,463
Interest on other short-term borrowings	30,195	33,511	14,062
Interest on long-term debt	628,253	537,223	619,667

Total interest expense	1,533,227	1,448,539	1,891,488

Net Interest Income	3,685,155	3,320,303	3,243,709
Provision for loan losses	135,537	313,550	469,792

Net interest income after provision for loan losses	3,549,618	3,006,753	2,773,917

Noninterest Income
Fees and other charges	943,474	800,129	730,461
Service charges on deposit accounts	700,022	643,103	612,918
Trust and investment management income	586,783	502,409	504,548
Other noninterest income	415,858	233,484	216,353
Securities (losses)/gains	(41,691)	123,876	204,547

Total noninterest income	2,604,446	2,303,001	2,268,827

Noninterest Expense
Employee compensation	1,804,911	1,585,919	1,512,117
Employee benefits	363,402	358,644	306,415
Net occupancy expense	268,248	237,266	229,258
Equipment expense	184,865	178,443	174,809
Marketing and customer development	128,291	100,280	79,987
Merger-related expense	28,401	—	15,998
Other noninterest expense	1,118,920	940,064	900,836

Total noninterest expense	3,897,038	3,400,616	3,219,420

Income before provision for income taxes	2,257,026	1,909,138	1,823,324
Provision for income taxes	684,125	576,841	491,515

Net Income	$1,572,901	$1,332,297	$1,331,809

Net income per average common share
Diluted	$5.19	$4.73	$4.66
Basic	5.25	4.79	4.71

Average common shares – diluted	303,309	281,434	286,052
Average common shares – basic	299,375	278,295	282,495
[1] Includes dividends on 48,266,496 shares of common stock of The Coca-Cola Company	$48,266	$42,475	$38,613

See notes to Consolidated Financial Statements.

SUNTRUST 2004 ANNUAL REPORT 69

CONSOLIDATED BALANCE SHEETS

	At December 31
(Dollars in thousands)	2004	2003
Assets
Cash and due from banks	$3,876,741	$3,931,653
Interest-bearing deposits in other banks	15,929	16,329
Funds sold and securities purchased under agreements to resell	1,596,269	1,373,392
Trading assets	2,183,645	1,710,467
Securities available for sale[1]	28,941,080	25,606,884
Loans held for sale	6,580,223	5,552,060
Loans	101,426,172	80,732,321
Allowance for loan losses	(1,050,024)	(941,922)

Net loans	100,376,148	79,790,399
Premises and equipment	1,860,415	1,595,307
Goodwill	6,806,013	1,077,638
Other intangible assets	1,061,451	639,619
Customers’ acceptance liability	12,105	63,014
Other assets	5,559,765	3,893,721

Total assets	$158,869,784	$125,250,483

Liabilities and Shareholders’ Equity
Noninterest-bearing consumer and commercial deposits	$24,878,314	$21,001,324
Interest-bearing consumer and commercial deposits	67,231,381	51,923,322

Total consumer and commercial deposits	92,109,695	72,924,646
Brokered deposits	6,100,911	3,184,084
Foreign deposits	5,150,645	5,080,789

Total deposits	103,361,251	81,189,519
Funds purchased and securities sold under agreements to repurchase	9,342,831	9,505,246
Other short-term borrowings	2,062,549	4,061,146
Acceptances outstanding	12,105	63,014
Trading liabilities	1,098,563	1,020,142
Long-term debt	22,127,166	15,313,922
Other liabilities	4,878,420	4,366,328

Total liabilities	142,882,885	115,519,317

Commitments and contingencies – Notes 8, 13, 17, 18 and 21

Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	370,578	294,163
Additional paid in capital	6,749,219	1,288,311
Retained earnings	8,118,710	7,149,118
Treasury stock and other	(528,558)	(664,518)
Accumulated other comprehensive income	1,276,950	1,664,092

Total shareholders’ equity	15,986,899	9,731,166

Total liabilities and shareholders’ equity	$158,869,784	$125,250,483

Common shares outstanding	360,840,710	281,923,057
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	9,737,688	12,239,700
[1] Includes net unrealized gains on securities available for sale	$2,010,165	$2,614,512

See notes to Consolidated Financial Statements.

70	SUNTRUST 2004 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars and shares in thousands)	Common Shares Outstanding	Common Stock	Additional Paid in Capital	Retained Earnings	Treasury Stock and Other[1]	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2002	288,602	$294,163	$1,259,609	$5,479,951	$(329,408)	$1,655,253	$8,359,568
Net income	—	—	—	1,331,809	—	—	1,331,809
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	8,984	8,984
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	(126,891)	(126,891)
Change in accumulated other comprehensive income related to retirement plans	—	—	—	—	—	(27,876)	(27,876)

Total comprehensive income	—	—	—	—	—	—	1,186,026
Cash dividends declared, $1.72 per share	—	—	—	(489,543)	—	—	(489,543)
Exercise of stock options and stock compensation element	367	—	(6,801)	—	19,625	—	12,824
Acquisition of treasury stock	(5,659)	—	—	—	(340,656)	—	(340,656)
Performance stock activity	(1,448)	—	17,236	—	(19,842)	—	(2,606)
Amortization of compensation element of performance stock	—	—	—	—	3,074	—	3,074
Issuance of stock for employee benefit plans	643	—	6,066	—	34,743	—	40,809

Balance, December 31, 2002	282,505	294,163	1,276,110	6,322,217	(632,464)	1,509,470	8,769,496
Net income	—	—	—	1,332,297	—	—	1,332,297
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	29,488	29,488
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	115,254	115,254
Change in accumulated other comprehensive income related to retirement plans	—	—	—	—	—	9,881	9,881

Total comprehensive income	—	—	—	—	—	—	1,486,920
Cash dividends declared, $1.80 per share	—	—	—	(505,396)	—	—	(505,396)
Exercise of stock options and stock compensation element	700	—	(1,859)	—	38,526	—	36,667
Acquisition of treasury stock	(3,275)	—	—	—	(182,152)	—	(182,152)
Acquisition of Lighthouse Financial Services, Inc.	1,152	—	11,745	—	64,144	(1)	75,888
Performance stock activity	99	—	(572)	—	572	—	—
Amortization of compensation element of performance stock	—	—	—	—	5,475	—	5,475
Issuance of stock for employee benefit plans	742	—	2,887	—	41,381	—	44,268

Balance, December 31, 2003	281,923	294,163	1,288,311	7,149,118	(664,518)	1,664,092	9,731,166
Net income	—	—	—	1,572,901	—	—	1,572,901
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	10,661	10,661
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	(395,343)	(395,343)
Change in accumulated other comprehensive income related to retirement plans	—	—	—	—	—	(2,460)	(2,460)

Total comprehensive income	—	—	—	—	—	—	1,185,759
Cash dividends declared, $2.00 per share	—	—	—	(603,309)	—	—	(603,309)
Exercise of stock options and stock compensation element	1,905	—	8,775	—	105,125	—	113,900
Acquisition of treasury stock	(200)	—	—	—	(14,064)	—	(14,064)
Acquisition of National Commerce Financial, Inc.	76,415	76,415	5,441,136	—	—	—	5,517,551
Performance stock activity	302	—	2,099	—	(2,099)	—	—
Amortization of compensation element of performance stock	—	—	—	—	8,515	—	8,515
Issuance of stock for employee benefit plans	495	—	8,898	—	38,483	—	47,381

Balance, December 31, 2004	360,840	$370,578	$6,749,219	$8,118,710	$(528,558)	$1,276,950	$15,986,899

[1]	Balance at December 31, 2004 included $492,047 for treasury stock and $36,511 for compensation element of restricted stock.

Balance at December 31, 2003 included $634,878 for treasury stock and $29,640 for compensation element of restricted stock.

Balance at December 31, 2002 included $603,602 for treasury stock and $28,862 for compensation element of restricted stock.

See notes to Consolidated Financial Statements.

SUNTRUST 2004 ANNUAL REPORT	71

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31
(Dollars in thousands)	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$1,572,901	$1,332,297	$1,331,809
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	667,145	881,542	619,965
Origination of mortgage servicing rights	(196,118)	(384,198)	(277,343)
Provisions for loan losses and foreclosed property	137,032	314,667	470,730
Deferred income tax provision	144,988	179,905	146,326
Amortization of compensation element of restricted stock	8,515	5,475	3,074
Stock option compensation	17,443	8,722	885
Securities losses (gains)	41,691	(123,876)	(204,547)
Net gain on sale of assets	(11,175)	(12,596)	(16,030)
Originated loans held for sale, net	(30,194,087)	(43,816,219)	(28,954,686)
Sales of loans held for sale	29,516,696	46,011,952	25,526,486
Net increase in other assets	(616,943)	(451,686)	(861,295)
Net increase in other liabilities	44,115	124,222	702,199

Net cash provided by (used in) operating activities	1,132,203	4,070,207	(1,512,427)

Cash Flows from Investing Activities:
Proceeds from maturities of securities available for sale	5,083,485	10,841,607	5,217,479
Proceeds from sales of securities available for sale	8,875,126	7,633,468	5,626,929
Purchases of securities available for sale	(12,264,430)	(19,933,984)	(14,687,010)
Loan originations net of principal collected	(9,555,401)	(5,533,737)	(2,744,616)
Proceeds from sale of loans	357,785	392,412	721,195
Capital expenditures	(238,009)	(157,608)	(123,245)
Proceeds from the sale of other assets	37,427	39,324	29,599
Other investing activities	2,584	13,932	—
Net cash (used for) provided by acquisitions	(1,265,650)	(34,261)	1,160,333

Net cash used in investing activities	(8,967,083)	(6,738,847)	(4,799,336)

Cash Flows from Financing Activities:
Net increase in consumer and commercial deposits	5,254,911	2,404,052	3,481,945
Net increase (decrease) in foreign and brokered deposits	1,135,626	(1,328,925)	4,224,638
Net decrease in funds purchased and other short-term borrowings	(1,439,497)	(1,120,063)	(190,677)
Proceeds from the issuance of long-term debt	4,728,616	3,281,676	1,451,692
Repayment of long-term debt	(1,203,676)	(189,686)	(2,227,527)
Proceeds from the exercise of stock options	96,457	27,945	11,939
Proceeds from stock issuance	47,381	44,268	40,809
Acquisition of treasury stock	(14,064)	(182,152)	(340,656)
Performance stock activity	—	—	(2,606)
Dividends paid	(603,309)	(505,396)	(489,543)

Net cash provided by financing activities	8,002,445	2,431,719	5,960,014

Net increase (decrease) in cash and cash equivalents	167,565	(236,921)	(351,749)
Cash and cash equivalents at beginning of year	5,321,374	5,558,295	5,910,044

Cash and cash equivalents at end of period	$5,488,939	$5,321,374	$5,558,295

Supplemental Disclosure
Interest paid	$1,472,807	$1,465,030	$1,926,320
Income taxes paid	575,537	359,526	450,249
Income taxes refunded	(809)	(1,136)	(9,731)
Non-cash impact of the deconsolidation of Three Pillars	(2,563,031)	—	—
Non-cash impact of the consolidation of Three Pillars	—	2,857,316	—
Non-cash impact of acquisition of National Commerce Financial	5,517,551	—	—

See notes to Consolidated Financial Statements.

72	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 / ACCOUNTING POLICIES

GENERAL

SunTrust, one of the nation’s largest commercial banking organizations, is a financial services holding company with its headquarters in Atlanta, Georgia. SunTrust’s principal banking subsidiaries, SunTrust Bank and National Bank of Commerce (NBC), offer a full line of financial services for consumers and businesses through their branches located primarily in Florida, Georgia, Maryland, Tennessee, North Carolina, South Carolina, West Virginia, Virginia and the District of Columbia. Within its geographic footprint, the Company operates under six business segments. These business segments are: Retail, Commercial, Corporate and Investment Banking (CIB), Wealth and Investment Management, Mortgage, NCF, and Corporate/Other. In addition to traditional deposit, credit and trust and investment services offered by SunTrust Bank and NBC, other SunTrust subsidiaries provide mortgage banking, credit-related insurance, asset management, securities brokerage and capital market services.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries, and variable interest entities (VIEs) where the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the date of acquisition. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. Investments in companies which are not VIEs, that the Company owns a voting interest of 20 percent to 50 percent and for which it may have significant influence over operating and financing decisions are accounted for using the equity method of accounting. These investments are included in other assets, and the Company’s proportionate share of income or loss is included in other income.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates. Certain reclassifications have been made to prior year amounts to conform to the 2004 presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, interest-bearing bank balances and federal funds sold and securities purchased under resale agreements. Generally, cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

SECURITIES AND TRADING ACTIVITIES

Securities are classified at the date of commitment or purchase as trading or as available for sale securities.

Securities available for sale are used as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle. Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the life of the security. Securities available for sale are carried at fair value with unrealized gains and losses, net of any tax effect, included in accumulated other comprehensive income as a component of shareholders’ equity. Realized gains and losses on securities are determined using the specific identification method and recognized currently in the Consolidated Statements of Income. The Company reviews available for sale securities for impairment on a quarterly basis. The Company determines whether a decline in fair value below the amortized cost basis is other than temporary. An available for sale security that has been other than temporarily impaired is written down to fair value and the amount of the write down is accounted for as a realized loss in the Consolidated Statements of Income.

Securities that are bought and held principally for the purpose of resale in the near future are classified as trading instruments. Trading account assets and liabilities are carried at market value. Realized and unrealized gains and losses are determined using the specific identification method and are recognized currently in the Consolidated Statements of Income. Included in noninterest income are realized and unrealized gains and losses resulting from such market value adjustments of trading account securities and from recording the results of sales.

LOANS HELD FOR SALE

Loans held for sale that are not documented as the hedged item in a fair value hedge are carried at the lower of aggregate cost or fair value. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other noninterest income.

Loans held for sale that are documented as the hedged item in a fair value hedge are carried at fair value. Fair value is based on the contract price at which the mortgage loan will be sold, or if the loan is not committed for sale, the current market price. Unrealized gains and losses are recorded as a component of noninterest income.

The Company classifies certain residential mortgage loans and student loans as loans held for sale. Loans are transferred to loans held for sale at the lower of cost or market value. At the time of transfer, any losses are recorded through the provision for loan losses with subsequent losses recorded as a component of noninterest expense.

LOANS

The Company’s loan balance is comprised of loans held in portfolio, including commercial loans, consumer loans, real estate loans and

73	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

lines, factoring receivables, credit card receivables, nonaccrual and restructured loans, direct financing leases, and leveraged leases. Interest income on all types of loans is accrued based upon the outstanding principal amounts, except those classified as nonaccrual loans. Interest accrual is discontinued when it appears that future collection of principal or interest according to the contractual terms may be doubtful. Interest income on nonaccrual loans is recognized on a cash basis if there is no longer doubt of future collection of principal. Loans classified as nonaccrual, except for smaller balance homogeneous loans, which include consumer and residential loans, meet the criteria to be considered impaired loans. The Company classifies a loan as nonaccrual with the occurrence of one of the following events: (i) interest or principal has been in default 90 days or more, unless the loan is well-secured and in the process of collection; (ii) collection of recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. Consumer and residential mortgage loans are typically placed on nonaccrual when payments have been in default for 90 and 125 days or more, respectively. When borrowers demonstrate over an extended period the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan is returned to accrual status. (See Allowance for Loan Losses section of this Note for further discussion of impaired loans.)

Fees and incremental direct costs associated with the loan origination and pricing process, as well as premiums and discounts, are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments and letter of credit facilities that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield. Fees on commitments and letters of credit that are not expected to be funded are amortized into noninterest income using the straight-line method over the commitment period.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The Company’s allowance for loan and lease losses is that amount considered adequate to absorb probable losses in the portfolio based on management’s evaluations of the size and current risk characteristics of the loan portfolio. Such evaluations consider prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan losses are established for large impaired loans on an individual basis as required per SFAS Nos. 114 and 118 and large impaired leases based on the criteria set forth in SFAS No. 5. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flow, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans and leases that can be grouped into pools based on similar characteristics as described in SFAS No. 5. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Non-pool-specific allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with the non-pool-specific allowances are subjective and require a high degree of management judgement. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation has been calculated primarily using the straight-line method over the assets’ estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense and improvements are capitalized.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired companies. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not subject to amortization. Rather it is subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment.

Identified intangible assets that have a finite life are amortized over their useful lives and evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

MORTGAGE SERVICING RIGHTS

The Company recognizes as assets the rights to service mortgage loans for others whether the servicing rights are acquired through purchase or loan origination. Purchased MSRs are capitalized at cost. The carrying value of MSRs is maintained on the balance sheet in intangible assets. For loans originated and sold where the servicing rights have been retained, the Company allocates the cost of the loan and the servicing rights based on their relative fair market values at the time of sale of the underlying mortgage loan. Fair value is determined through a review of valuation assumptions that are supported by market and economic data collected from various outside sources. There are two components to the amortization expense that the Company records on MSRs. First, the Company amortizes fully the remaining balance of all MSRs for loans paid in full in recognition of the termination of future cash flow streams, and second, normal amortization on the surviving MSRs is recorded based on the current market cash flows as estimated by future net servicing income. The current market cash flows are calculated and updated monthly by applying market-driven assumptions, such as interest rate and prepayment speed assumptions.

74	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Impairment for MSRs is determined based on the fair value of the rights, stratified according to interest rate and type of related loan. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the income statement.

LOAN SALES AND SECURITIZATIONS

The Company sells residential mortgages and other loans and has securitized mortgage loans. Retained interests in securitized assets, including debt securities, are recorded as securities available for sale at their allocated carrying amounts based on the relative fair value of assets sold and retained. Retained interests are subsequently carried at fair value, which is generally estimated based on the present value of expected cash flows, calculated using management’s best estimates of key assumptions, including credit losses, loan repayment speeds and discount rates commensurate with the risks involved. Gains or losses on sales as well as servicing fees are recorded in non interest income.

INCOME TAXES

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt income. Deferred income tax assets and liabilities result from differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. Subsequent changes in the tax laws will require adjustment to these assets and liabilities with the cumulative effect included in the current year’s income tax provision. Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences and tax credits will be realized. A valuation allowance would be recorded for the amount of the deferred tax item for which it is more likely than not that realization will not occur. The Company periodically evaluates the merits and risks of its income tax positions based on current legislative, judicial, and regulatory guidance. Based on this evaluation, changes are recorded as appropriate.

EARNINGS PER SHARE

Basic earnings per share are based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted-average number of common shares outstanding during each period, plus common shares calculated for stock options and performance restricted stock outstanding using the treasury stock method.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include only cash and due from banks, interest-bearing deposits in other banks and funds sold and securities purchased under agreements to resell with an original maturity of three months or less.

DERIVATIVE FINANCIAL INSTRUMENTS

It is the policy of the Company to record all derivative financial instruments at fair value in the financial statements. The Company uses derivative instruments to hedge interest rate exposure by modifying the characteristics of the related balance sheet instruments. Derivatives that do not qualify as hedges, and those transactions for which the Company has elected not to adopt hedge accounting, are carried at their current market value on the balance sheet and changes in their fair value are recorded as trading income in the current period.

Under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on the date that a derivative contract is entered into, the Company prepares written hedge documentation, identifying the risk management objective, and designating the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); (3) a foreign currency fair value or cash flow hedge (foreign currency hedge); or (4) held for trading (trading instruments). All transactions designated as accounting hedges must first be deemed effective using the correlation method. Additionally, transactions which do not qualify for the shortcut method of hedge accounting are reviewed quarterly for ongoing effectiveness. Transactions which are not deemed effective are removed from accounting hedge classification.

Changes in the fair value of a derivative that is highly effective, and that has been designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective, and that is designated and qualifies as a cash flow hedge, are recorded in other comprehensive income, with any ineffective portion recorded in current period earnings. Cash flow hedges of forecasted transactions, which are no longer deemed likely to occur, are reclassified out of other comprehensive income and into current period interest income or expense related to the originally hedged item. Changes in the fair value of derivative trading instruments are reported in current period earnings. For additional information on the Company’s derivative activities, refer to Note 17 to the Consolidated Financial Statements.

STOCK-BASED COMPENSATION

The Company sponsors stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The Company’s stock options typically have an exercise price equal to the fair value of the stock on the date of the grant and typically vest over three years. The Company accounts for all awards granted after January 1, 2002 under the fair-value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The required disclosures related to the Company’s

SUNTRUST 2004 ANNUAL REPORT	75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

stock-based employee compensation plan are included in Note 16 to the Consolidated Financial Statements.

ACCOUNTING POLICIES ADOPTED

In December 2003, the FASB issued Interpretation (FIN) No. 46 (Revised), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46(R)). FIN 46(R) addresses consolidation by business enterprises of VIEs and revises FIN 46 to provide different implementation dates based on the types of entities subject to the Interpretation and based on whether a company had adopted FIN 46. The Interpretation is based on the concept that an enterprise controlling another entity through interests other than voting interests should consolidate the controlled entity. An enterprise that holds a majority of the variable interests is considered the primary beneficiary and would consolidate the VIE. The Company adopted FIN 46(R) as of March 31, 2004, and the adoption did not have a material impact on the Company’s financial position or results of operations. The required disclosures related to the Company’s significant variable interests in VIEs are included in Note 17 to the Consolidated Financial Statements.

In March 2004, the Securities Exchange Commission (SEC) Staff issued Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments,” which addresses the accounting treatment for loan commitments accounted for as derivative instruments. Interest rate lock commitments (IRLCs) represent commitments to extend credit at specified interest rates. In the normal course of business, the Company enters into derivatives, consisting primarily of mortgage-backed security (MBS) forward sale contracts, to offset the change in value of its IRLCs related to residential mortgage loans that are intended to be held for sale. Estimates of the degree to which IRLCs are expected to result in closed residential mortgage loans are used to determine appropriate levels of MBS forward sale contracts.

The SAB references SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as the primary guidance for IRLC recognition, where IRLCs are classified as derivative financial instruments. Additionally, Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” provides guidance that the absence of an active exchange or market for derivative financial instruments renders its recorded value at inception as zero, with subsequent fair values recorded as assets or liabilities. The estimated fair value of IRLCs is derived from current MBS prices, and no fair value is recorded at inception with subsequent changes in value recorded in earnings. Accordingly, the Company accounts for IRLCs associated with mortgages to be held for sale as freestanding derivative financial instruments in accordance with SFAS No. 133, as amended by SFAS No. 149, and EITF Issue No. 02-3. However, originated IRLCs that are intended for investment fall under SFAS No. 149 paragraph 7(e) and are not treated as derivative financial instruments.

SAB No. 105 permits the recognition of servicing assets only when the servicing asset has been contractually separated from the underlying loan by sale or securitization of the loan where servicing is retained. Additionally, the SAB prohibits entities from recording internally-developed intangible assets as part of the loan commitment derivative. SAB No. 105 is effective for mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The adoption of SAB No. 105 did not have a material impact on the Company’s financial position or results of operations.

In May 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which provides guidance on how companies should account for the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) on its post retirement health care plans. To encourage employers to retain or provide post retirement drug benefits, beginning in 2006 the federal government will provide non-taxable subsidy payments to employers that sponsor prescription drug benefits to retirees that are “actuarially equivalent” to the Medicare benefit. The Company has determined, through independent third party consultation, that its post retirement health care plans’ prescription drug benefits are actuarially equivalent to Medicare Part D benefits to be provided under the Act. The Company adopted the provisions of the FSP effective July 1, 2004, based on a remeasurement of the accumulated post retirement benefit obligation (“APBO”) as of January 1, 2004. The adoption of the FSP did not have a material impact on the Company’s financial position or results of operations. The required disclosures related to the Company’s APBO and net periodic post retirement benefit cost are included in Note 16 to the Consolidated Financial Statements.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” The SOP addresses the accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15,2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In March 2004, the EITF reached a consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The Issue provides guidance for evaluating whether several types of investments, including debt securities classified as held to maturity and available for sale under SFAS 115, “Accounting for Certain Investments in Debt and Equity

76	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Securities,” are other-than-temporarily impaired and requires certain disclosures. The Issue was effective for other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. However, in September 2004, the evaluation and accounting guidance contained in paragraphs 10 to 20 of this Issue was delayed by FSP EITF Issue 03-1 -1, “Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.’” The disclosures of the original consensus continued to be effective in annual financial statements for fiscal years ending after December 15, 2003 and for investments accounted for under SFAS 115. For all other investments within the scope of the original Issue, the disclosures continue to be effective in annual financial statements for fiscal years ending after June 15, 2004.

The delay of the effective date for paragraphs 10 through 20 will be superseded concurrent with the final issuance of proposed FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” FSP EITF Issue 03-1-a provides implementation guidance for debt securities that are impaired solely because of interest rate and/or sector spread increases and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. The adoption of the effective provisions of this EITF did not have a material impact on the Company’s financial position or results of operations. The required disclosures related to the Company’s other-than-temporarily impaired securities are included in Note 5 to the Consolidated Financial Statements. The Company is in the process of assessing the impact the delayed provisions will have on its financial position and results of operations, when adopted.

In December 2004, the FASB issued a revision of SFAS No. 123 (SFAS No. 123(R)), “Accounting for Stock-Based Compensation.” The revised Statement clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The revised statement supercedes Accounting Practice Bulletin (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. Under the provisions of SFAS 123(R), the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement No. 123, as originally issued, is eliminated, and entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value. Effective January 1, 2002, the Company adopted the fair-value recognition provision of SFAS No. 123, prospectively, and began expensing the cost of stock options. Under the provisions of SFAS No. 123(R) SunTrust is permitted to continue the application of SFAS No. 123 until the reporting period ended June 30, 2005, at which time the Company will adopt the provisions of FAS No. 123(R) and expense the remaining unvested awards issued prior to SunTrust’s adoption of SFAS No. 123. The Company has quantified the effect on net income and earnings per share if the fair-value based method had been applied on a retrospective basis in Note 16 to the Consolidated Financial Statements. The adoption of this Statement is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of nonmonetary exchanges and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. This Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Company does not expect the adoption of SFAS No. 153 to have a material impact on the Company’s financial position or results of operations.

Note 2 / ACQUISITIONS

On October 1, 2004, SunTrust acquired 100 percent of the outstanding common shares of National Commerce Financial Corporation (NCF), a Memphis-based financial services organization. NCF offered commercial and retail banking, savings and trust services through its branches located in North Carolina, South Carolina, Georgia, Tennessee, Mississippi, Arkansas, Virginia, and West Virginia. The merger enhanced the Company’s geographic position, as well as expand the Company’s footprint to include new areas, specifically Western Tennessee, North Carolina, South Carolina, Mississippi, Arkansas, and West Virginia. The acquisition was accounted for under the purchase method of accounting with the results of operations for NCF included in SunTrust’s results beginning October 1, 2004. Under the purchase method of accounting the assets and liabilities of the former NCF were recorded at their respective fair values as of October 1, 2004.

The consideration for the acquisition was a combination of cash and stock with a purchase price of approximately $7.4 billion. The total consideration consists of approximately $1.8 billion in cash and approximately 76.4 million SunTrust shares.

The calculation of the purchase price is as follows:

(Dollars in thousands)
Total SunTrust common stock issued	76,415,641
Purchase price per SunTrust common share[1]	$70.41

Value of SunTrust stock issued		5,380,425
Estimated fair value of employee stock options		137,126
Investment banking fees		38,681
Cash paid		1,800,434

Total purchase price		$7,356,666

[1]	The value of the shares of common stock was based on the closing price of SunTrust common stock on the day before the completion of the merger.

SUNTRUST 2004 ANNUAL REPORT	77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The following condensed balance sheet of NCF discloses the amounts assigned to each major asset and liability caption at the acquisition date. The allocation of the final purchase price is still subject to refinement as the integration process continues and additional information becomes available.

(Dollars in thousands)
Assets
Cash and cash equivalents	$765,114
Securities available for sale	6,176,983
Net loans and loans held for sale	14,585,315
Goodwill	5,635,121
Core deposit intangibles	327,000
Other intangibles	37,000
Mortgage servicing rights	5,108
Other assets	1,236,522

Total assets	28,768,163
Liabilities
Deposits	15,780,583
Long-term debt	3,364,336
Other liabilities	2,266,578

Net assets acquired	$7,356,666

Based on a valuation of their estimated useful lives, the core deposit intangibles will be amortized over a 10 year period using the sum of the years digit method and the other intangibles will be amortized over a weighted average of 7.3 years using the straight line method. No goodwill related to NCF is deductible for tax purposes. The Company incurred $28.4 million in merger-related expenses in 2004 which represent incremental costs to integrate NCF’s operations. More specifically, these represent costs related to systems conversions, project management, conformity changes and customer communications.

The following unaudited condensed income statements disclose the pro forma results of the Company as though the National Commerce Financial acquisition had occurred at the beginning of the respective periods.

	Twelve months ended December 31, 2004 (Unaudited)
(In thousands except per share data)	SunTrust Banks, Inc. [1]	National Commerce Financial[2]	Pro Forma Adjustments[3]	Pro Forma Combined
Interest and dividend income	$5,218,382	$797,873	$(5,033)	$6,011,222
Interest expense	1,533,227	218,000	27,103	1,778,330

Net interest income	3,685,155	579,873	(32,136)	4,232,892
Provision for loan losses	135,537	43,977	—	179,514

Net interest income after provision for loan losses	3,549,618	535,896	(32,136)	4,053,378
Noninterest income	2,604,446	358,305	—	2,962,751
Noninterest expense	3,897,038	525,887	10,209	4,433,134

Income from continuing operations before provision for income taxes	2,257,026	368,314	(42,345)	2,582,995
Provision for income taxes	684,125	125,342	(16,091)	793,376

Income from continuing operations	$1,572,901	$242,972	$(26,254)	$1,789,619

Average shares:
Diluted	303,309	—	58,772	362,081
Basic	299,375	—	57,311	356,686

Income from continuing operations per average common share:
Diluted	$5.19	—	—	$4.94
Basic	5.25	—	—	5.02

[1]	The reported results of SunTrust Banks, Inc. for the twelve months ended December 31, 2004 include the results of the acquired National Commerce Financial from the October 1, 2004 acquisition date.

[2]	Represents results of National Commerce Financial from January 1, 2004 through September 30, 2004.

[3]	Pro forma adjustments include the following items: amortization of core deposit and other intangibles of $49.3 million, net of NCF’s historical amortization of $39.1 million, amortization of loan purchase accounting adjustment of $7.0 million, accretion of securities purchase accounting adjustment of $ 1.9 million, accretion of deposit purchase accounting adjustment of $3.9 million, and acccretion of short-term and long-term borrowings purchase accounting adjustments of $5.7 million. Additionally, interest expense includes $36.7 million for funding costs as though the funding for the cash component of the transaction occurred January 1, 2004.

78	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

	Twelve months ended December 31, 2003 (Unaudited)
(In thousands except per share data)	SunTrust Banks, Inc. [1]	National Commerce Financial[2]	Pro Forma Adjustments[3]	Pro Forma Combined
Interest and dividend income	$4,768,842	$1,054,136	$(9,405)	$5,813,573
Interest expense	1,448,539	314,626	62,003	1,825,168

Net interest income	3,320,303	739,510	(71,408)	3,988,405
Provision for loan losses	313,550	48,414	—	361,964

Net interest income after provision for loan losses	3,006,753	691,096	(71,408)	3,626,441
Non interest income	2,303,001	454,722	—	2,757,723
Non interest expense	3,400,616	724,439	4,362	4,129,417

Income from continuing operations before provision for income taxes	1,909,138	421,379	(75,770)	2,254,747
Provision for income taxes	576,841	134,614	(28,793)	682,662

Income from continuing operations	$1,332,297	$286,765	$(46,977)	$1,572,085

Average shares:
Diluted	281,434	—	78,363	359,797
Basic	278,295	—	76,415	354,710

Income from continuing operations per average common share:
Diluted	$4.73	—	—	$4.37
Basic	4.79	—	—	4.43

[1]	Represents the reported results of SunTrust Banks, Inc. for the twelve months ended December 31, 2003.

[2]	Represents the reported results of National Commerce Financial for the twelve months ended December 31, 2003.

[3]	Pro forma adjustments include the following items: amortization of core deposit and other intangibles of $65.7 million, net of NCF’s historical amortization of $61.4 million, amortization of loan purchase accounting adjustment of $ 12.0 million, accretion of securities purchase accounting adjustment of $2.6 million, accretion of deposit purchase accounting adjustment of $2.0 million, and accretion of short-term and long-term borrowings purchase accounting adjustments of $7.6 million. Additionally, interest expense includes $71.7 million for funding costs as though the funding for the cash component of the transaction occurred January 1, 2003.

On May 28, 2004, SunTrust completed the acquisition of substantially all of the assets of Seix Investment Advisors. The Company acquired approximately $17 billion in assets under management. The Company paid $190 million in cash, resulting in $84 million of goodwill and $99 million of other intangible assets, all of which are deductible for tax purposes. Additional payments may be made in 2007 and 2009, contingent on performance. The additional payments are currently estimated to total approximately $69.6 million.

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

SUNTRUST 2004 ANNUAL REPORT	79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 3 / FUNDS SOLD AND SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

Funds sold and securities purchased under agreements to resell at December 31 were as follows:

(Dollars in thousands)	2004	2003
Federal funds	$332,725	$427,875
Repurchase agreements	1,263,544	945,517

Total funds sold and securities purchased under agreements to resell	$1,596,269	$1,373,392

Securities purchased under agreements to resell are collateralized by U.S. government or agency securities and are carried at the amounts at which securities will be subsequently resold. The Company takes possession of all securities under agreements to resell and performs the appropriate margin evaluation on the acquisition date based on market volatility, as necessary. The Company requires collateral between 100% and 105% of the underlying securities. The total market value of the collateral held was $ 1,279.8 million and $970.5 million at December 31, 2004 and 2003, of which $856.8 million and $832.6 million was repledged, respectively.

Note 4 / TRADING ASSETS AND LIABILITIES

The fair values of the components of trading account assets and liabilities at December 31 were as follows:

(Dollars in thousands)	2004	2003
Trading Assets
U.S. government and agency securities	$265,339	$58,013
Corporate and other debt securities	565,795	255,905
Equity securities	105	399
Mortgage-backed securities	136,494	69,151
Derivative contracts	915,422	1,110,438
Municipal securities	219,783	121,896
Commercial paper	80,707	94,665

Total trading assets	$2,183,645	$1,710,467

Trading Liabilities
U.S. government and agency securities	$445,251	$114,003
Derivative contracts	638,943	903,830
Other	14,369	2,309

Total trading liabilities	$1,098,563	$1,020,142

80	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 5 / SECURITIES AVAILABLE FOR SALE

Securities available for sale at December 31 were as follows:

	2004
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$2,543,917	$7,246	$13,039	$2,538,124
States and political subdivisions	841,605	25,118	1,126	865,597
Asset-backed securities	2,590,001	7,616	19,090	2,578,527
Mortgage-backed securities	18,366,981	58,160	99,806	18,325,335
Corporate bonds	1,667,077	19,719	7,494	1,679,302
Common stock of The Coca-Cola Company	110	2,003,796	—	2,003,906
Other securities	921,224	29,065	—	950,289

Total securities available for sale	$26,930,915	$2,150,720	$140,555	$28,941,080

	2003
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$2,286,427	$13,959	$7,872	$2,292,514
States and political subdivisions	362,995	17,807	271	380,531
Asset-backed securities	5,417,882	36,175	26,071	5,427,986
Mortgage-backed securities	12,181,073	119,342	26,934	12,273,481
Corporate bonds	2,097,218	43,966	29,513	2,111,671
Common stock of The Coca-Cola Company	110	2,449,415	—	2,449,525
Other securities	646,667	24,509	—	671,176

Total securities available for sale	$22,992,372	$2,705,173	$90,661	$25,606,884

The amortized cost and fair value of investments in debt securities at December 31, 2004 by estimated average life are shown below. Actual cash flows will differ from estimated average lives and contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,624,909	$1,636,102
Due in one year through five years	19,760,341	19,692,940
Due after five years through ten years	4,296,747	4,325,398
After ten years	327,584	332,445

Total	$26,009,581	$25,986,885

Proceeds from the sale of investments in debt securities were $8.9 billion, $7.6 billion and $5.6 billion in 2004, 2003, and 2002, respectively. Gross realized gains were $16.5 million, $124.9 million, and $206.5 million and gross realized losses on such sales were $58.2 million, $1.0 million, and $2.0 million in 2004, 2003, and 2002, respectively.

Securities available for sale that were pledged to secure public deposits, trust, and other funds had fair values of $17.4 billion, $13.7 billion, and $14.2 billion at December 31, 2004, 2003, and 2002, respectively.

SUNTRUST 2004 ANNUAL REPORT	81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Securities with unrealized losses at December 31 were as follows:

	2004
	Less than twelve months		Twelve months or longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and other U.S. government agencies and corporations	$1,731,338	$12,866	$10,008	$173	$1,741,346	$13,039
States and political subdivisions	126,990	1,082	2,772	44	129,762	1,126
Asset-backed securities	1,397,935	19,090	—	—	1,397,935	19,090
Mortgage-backed securities	10,810,197	90,178	422,018	9,628	11,232,215	99,806
Corporate bonds	517,550	3,262	84,390	4,232	601,940	7,494

Total securities with unrealized losses	$14,584,010	$126,478	$519,188	$14,077	$15,103,198	$140,555

Market changes in interest rates and market changes in credit spreads will cause normal fluctuations in the market price of securities and the possibility of temporary unrealized losses. The majority of the gross unrealized losses, $126.5 million out of total unrealized losses of $140.6 million, have been in an unrealized loss position for less than 12 months. These securities were purchased in 2004, and the temporary losses are due primarily to a rise in market interest rates during 2004. The $14.1 million in unrealized losses which have been in a loss position for more than 12 months are primarily mortgage-backed securities issued by U.S. Government agencies which were purchased in 2003. The reason for the temporary loss is that market interest rates are higher than when these securities were originally purchased. The Company reviews all of its securities for impairment at least quarterly. As part of these reviews, the Company determined that a particular asset-backed security was impaired for other-than-temporary reasons and recognized a security loss of $15.3 million in 2004. The Company has determined that there were no additional other-than-temporary impairments associated with the above securities at December 31, 2004.

Note 6 / LOANS

The composition of the Company’s loan portfolio at December 31 is shown in the following table:

(Dollars in thousands)	2004	2003
Commercial	$31,823,812	$30,681,914
Real estate
Home equity	11,519,168	6,965,310
Construction	7,845,416	4,479,771
Residential mortgages	24,553,498	17,208,131
Other	12,083,747	9,330,114
Credit card	175,304	132,998
Consumer loans	13,425,227	11,934,083

Total loans	$101,426,172	$80,732,321

Total nonaccrual loans at December 31, 2004 and 2003 were $354.2 and $336.5 million, respectively. The gross amounts of interest income that would have been recorded in 2004, 2003, and 2002 on nonaccrual loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $21.6 million, $33.7 million, and $45.2 million, while interest income actually recognized totaled $19.0 million, $14.1 million, and $15.6 million, respectively.

At December 31, 2004 and 2003, impaired loans amounted to $208.4 million and $229.7 million, respectively. Included in the allowance for loan losses was $42.2 million and $41.3 million at December 31, 2004 and 2003, respectively, related to impaired loans. At December 31, 2004 and 2003, impaired loans requiring an allowance for loan losses was $167.0 million and $174.2 million, respectively. For the years ended December 31, 2004, 2003, and 2002, the average recorded investment in impaired loans was $213.2 million, $359.6 million, and $424.6 million, respectively; and $14.4 million, $10.0 million and $10.6 million, respectively, of interest income was recognized on loans while they were impaired.

82	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 7 / ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized in the table below:

(Dollars in thousands)	2004	2003	2002
Balance at beginning of year	$941,922	$930,114	$867,059
Allowance from acquisitions, dispositions and other activity – net	173,844	9,324	15,531
Provision for loan losses	135,537	313,550	469,792
Loan charge-offs	(316,081)	(394,328)	(490,117)
Loan recoveries	114,802	83,262	67,849

Balance at end of year	$1,050,024	$941,922	$930,114

Note 8 / PREMISES AND EQUIPMENT

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	Useful Life	2004	2003
Land		$446,760	$402,726
Buildings and improvements	2-40 years	1,544,566	1,391,864
Leasehold improvements	1-30 years	438,356	294,876
Furniture and equipment	1-20 years	1,378,395	1,231,944
Construction in progress		114,462	81,940

		3,922,539	3,403,350
Less accumulated depreciation and amortization		2,062,124	1,808,043

Total premises and equipment		$1,860,415	$1,595,307

The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 2004 and 2003.

Various Company facilities are leased under both capital and non-cancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 2004 were as follows:

(Dollars in thousands)	Operating Leases	Capital Leases
2005	$121,300	$2,442
2006	110,108	2,305
2007	90,914	2,337
2008	74,956	2,372
2009	57,066	2,384
Thereafter	251,229	35,397

Total minimum lease payments	705,573	47,237
Amounts representing interest		25,742

Present value of net minimum lease payments		$21,495

Net premises and equipment included $16.3 million and $11.5 million at December 31, 2004 and 2003, respectively, related to capital leases.

Aggregate rent expense (principally for offices), including contingent rent expense, amounted to $133.8 million, $124.7 million, and $122.5 million for 2004, 2003 and 2002, respectively.

SUNTRUST 2004 ANNUAL REPORT	83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 9 / INTANGIBLE ASSETS

Under the provisions of SFAS No. 142, goodwill is tested for impairment on an annual basis and as events or circumstances arise that would more likely than not reduce fair value of a reporting unit below its carrying amount. The Company completed its annual review as of September 30, 2004, and determined there was no impairment of goodwill as of this date. The changes in the carrying amount of goodwill by reportable segment for the twelve months ended December 31, 2004 and 2003 are as follows:

(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Private Client Services	NCF	Corporate/ Other	Total
Balance, January 1, 2003	$687,185	$96,626	$94,852	$15,765	$69,333	$—	$—	$963,761
Purchase price adjustments	7,499	2,203	—	2,236	—	—	—	11,938
Lighthouse acquisition	41,830	24,447	—	24,804	—	—	—	91,081
Sun America acquisition	—	—	—	10,168	—	—	—	10,168
Other acquisitions	—	—	—	690	—	—	—	690

Balance, December 31, 2003	736,514	123,276	94,852	53,663	69,333	—	—	1,077,638
Purchase price adjustments	449	190	—	2,579	863	—	—	4,081
Seix acquisition	—	—	—	—	83,990	—	—	83,990
Reallocation	(4,975)	—	—	—	4,975	—	—	—
NCF acquisition	—	—	—	—	—	5,635,121	—	5,635,121
Branch divestiture	—	—	—	—	—	(2,496)		(2,496)
Other acquisitions	—	—	—	—	7,679	—	—	7,679

Balance, December 31, 2004	$731,988	$123,466	$94,852	$56,242	$166,840	$5,632,625	$—	$6,806,013

The changes in the carrying amounts of other intangible assets for the twelve months ended December 31, 2004 and 2003 are as follows:

(Dollars in thousands)	Core Deposit Intangible	Mortgage Servicing Rights	Other	Total
Balance, January 1, 2003	$216,855	$383,918	$11,385	$612,158
Amortization	(61,227)	(324,221)	(3,289)	(388,737)
Servicing rights originated	—	384,198	—	384,198
Asset acquisition	—	—	402	402
Lighthouse acquisition	9,400	5,398	7,800	22,598
Sun America acquisition	—	—	9,000	9,000

Balance, December 31, 2003	165,028	449,293	25,298	639,619
Amortization	(67,072)	(168,127)	(10,510)	(245,709)
Servicing rights originated	—	196,118	—	196,118
Seix acquisition	—	—	99,200	99,200
NCF acquisition	327,000	5,108	37,000	369,108
Branch divestiture	(813)	—	—	(813)
Other	—	—	3,928	3,928

Balance, December 31, 2004	$424,143	$482,392	$154,916	$1,061,451

The estimated amortization expense for intangible assets, excluding amortization of mortgage servicing rights, for the subsequent five years is as follows:

(Dollars in thousands)	Core Deposit Intangible	Other	Total
2005	$99,400	$18,040	$117,440
2006	83,915	17,551	101,466
2007	68,657	17,425	86,082
2008	53,387	15,497	68,884
2009	36,372	12,276	48,648
Thereafter	82,412	74,127	156,539

Total	$424,143	$154,916	$579,059

Note 10 / FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Funds purchased and securities sold under agreement to repurchase at December 31 were as follows:

(Dollars in thousands)	2004	2003
Federal funds	$3,882,342	$4,468,779
Repurchase agreements	5,460,489	5,036,467

Total funds purchased and securities sold under agreement to repurchase	$9,342,831	$9,505,246

84	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 11/ OTHER SHORT-TERM BORROWINGS

Other short-term borrowings at December 31 include:

	2004		2003
(Dollars in thousands)	Balance	Rates	Balance	Rates
Commercial paper	$—	—%	$3,216,678	1.06% – 1.14%
Federal funds purchased maturing in over one day	810,000	2.13	31,500	0.88 – 0.97
Master notes	534,220	0.87	311,490	0.45
U.S. Treasury demand notes	477,929	2.00	498,979	0.73
Other	240,400	various	2,499	various

Total other short-term borrowings	$2,062,549		$4,061,146

At December 31, 2004, $255 million of unused borrowings under unsecured lines of credit from non-affiliated banks were available to the Parent Company to support outstanding commercial paper and provide for general liquidity needs. The average balances of short-term borrowings for the year ended December 31, 2004, 2003, and 2002 were $1.7 billion, $2.2 billion, and $0.9 billion, respectively, while the maximum amounts outstanding at any month-end during the years ended December 31, 2004, 2003, and 2002 were $4.0 billion, $4.2 billion, and $1.6 billion, respectively.

Note 12 / MORTGAGE SERVICING RIGHTS

The following is an analysis of capitalized mortgage servicing rights included in intangible assets in the Consolidated Balance Sheets:

(Dollars in thousands)	2004	2003	2002
Balance at beginning of year	$449,293	$383,918	$351,200
Amortization[1]	(168,127)	(324,221)	(244,625)
Servicing rights originated	196,118	384,198	277,343
Lighthouse acquisition	—	5,398	—
NCF acquisition	5,108	—	—

Balance at end of year	$482,392	$449,293	$383,918

[1]	Included $77.4 million, $158.9 million, and $97.2 million for the years ended December 31, 2004, 2003, and 2002, respectively, on loans that have been paid-in-full and loans that have been foreclosed.

No valuation allowances were required at December 31, 2004, 2003, and 2002 for the Company’s mortgage servicing rights. The Company retained the servicing rights for all its securitized single-family mortgages. Key economic assumptions used to measure total mortgage servicing rights at December 31, 2004 and 2003 were as follows:

	2004	2003
Payment rate	14.9% annual	15.6% annual
Weighted-average life	6.2 years	6.2 years
Discount rate	9.5%	9.7%
Weighted-average coupon	5.9%	6.0%

At December 31, 2004 and 2003, key economic assumptions and the sensitivity of the current fair value on retained servicing rights to immediate 10% and 20% adverse changes in those assumptions follow:

(Dollars in millions)	2004	2003
Fair value of retained servicing rights	$631.5	$560.6
Weighted-average life (in years)	6.2	6.2

Prepayment rate (annual rate)	14.9%	15.6%
Decline in fair value of 10% adverse change	$35.5	$31.4
Decline in fair value of 20% adverse change	67.8	59.9
Residual cash flows discount rate (annual rate)	9.5%	9.7%
Decline in fair value of 10% adverse change	$19.1	$17.2
Decline in fair value of 20% adverse change	37.1	33.4

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

SUNTRUST 2004 ANNUAL REPORT	85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The Company has securitized mortgage loans and retained varying degrees of recourse. The Company has recorded in other liabilities a reserve for recourse liability for securitized mortgage loans. The balance as of December 31, 2004 was $4.4 million and the Company incurred losses of $43.6 thousand on securitized mortgage loans in 2004.

Note 13 / LONG-TERM DEBT

Long-term debt at December 31 consisted of the following:

(Dollars in thousands)	2004	2003
Parent Company Only
6.125% notes due 2004	$—	$200,000
7.375% notes due 2006	200,000	200,000
Floating rate notes due 2007	300,000	300,000
2.15% notes due 2007	100,000	—
3.625% notes due 2007	250,000	—
6.25% notes due 2008	294,250	294,250
4.00% notes due 2008	350,000	—
4.25% notes due 2009	300,000	—
7.75% notes due 2010	300,000	300,000
Floating rate notes due 2019	50,563	50,563
6.00% notes due 2026	200,000	200,000
Floating rate notes due 2027[1]	384,029	350,000
7.90% notes due 2027[1]	250,000	250,000
Floating rate notes due 2028[1]	250,000	250,000
6.00% notes due 2028	222,925	222,925
7.125% notes due 2031[1]	300,000	300,000
7.05% notes due 2031[1]	300,000	300,000
7.70% notes due 2031[1]	200,000	—
Capital lease obligations	166	1,111
Other	43,800	72,850

Total Parent Company (excluding intercompany of $193,922 in 2004 and 2003)	4,295,733	3,291,699

Subsidiaries
Floating rate notes due 2004	—	850,000
8.75% notes due 2004	—	149,966
Floating rate notes due 2005	1,850,455	1,001,057
Floating rate notes due 2006	1,000,000	—
2.125% notes due 2006	149,989	149,979
2.50% notes due 2006	399,553	399,289
7.25% notes due 2006	249,783	249,655
6.90% notes due 2007	99,820	99,747
2.086% notes due 2008	499,838	—
6.50% notes due 2008	140,845	141,119
3.868% notes due 2009	4,165	—
6.375% notes due 2011	1,000,820	1,000,949
2.70% notes due 2014	9,160	—
5.45% notes due 2017	499,034	498,960
5.20% notes due 2017	350,000	—
8.16% notes due 2026[1]	200,000	200,000
Capital lease obligations	21,329	15,892
FHLB advances (2004: 0.00 – 8.79%, 2003: 0.50 – 8.79%)	10,893,456	6,847,124
Direct finance lease obligations	207,342	164,718
Other	255,844	253,768

Total subsidiaries	17,831,433	12,022,223

Total long-term debt	$22,127,166	$15,313,922

[1]	Notes payable to trusts formed to issue Trust Preferred Securities totaled $1.9 billion at December 31, 2004 and $1.7 billion at December 31, 2003.

86	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Principal amounts due for the next five years on long-term debt are: 2005 – $3,584.6 million; 2006 – $2,838.7 million; 2007 – $885.4 million; 2008 – $2,979.9 million; and 2009 – $1,134.2 million. Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders’ equity, and maximum borrowings by the Company. As of December 31, 2004, the Company was in compliance with all covenants and provisions of long-term debt agreements. Long-term debt of $1,884.0 million and $1,650.0 million as of December 31, 2004 and 2003, respectively, qualified as Tier 1 capital. As currently defined by federal bank regulators, long-term debt of $2,404.2 million and $2,380.7 million as of December 31, 2004 and 2003, respectively, qualified as Tier 2 capital.

Note 14 / CAPITAL

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items. The Company’s capital requirements and classification are ultimately subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Company and its subsidiary banks are subject to a minimum Tier 1 capital ratio (Tier 1 capital to risk-weighted assets) of 4%, total capital ratio (Tier 1 plus Tier 2 to risk-weighted assets) of 8% and Tier 1 leverage ratio (Tier 1 to average quarterly assets) of 3%. To be considered a “well capitalized” institution, the Tier 1 capital ratio, the total capital ratio, and the Tier 1 leverage ratio must equal or exceed 6%, 10%, and 5%, respectively. Included in Tier 1 capital is $451 million of preferred shares issued by real estate investment trust subsidiaries. These amounts are included in other liabilities in the Consolidated Balance Sheets. Management believes, as of December 31, 2004, that the Company meets all capital adequacy requirements to which it is subject. A summary of Tier 1 and Total capital and the Tier 1 leverage ratio for the Company and its principal subsidiaries as of December 31 is as follows:

	2004		2003
(Dollars in millions)	Amount	Ratio	Amount	Ratio
SunTrust Banks, Inc.
Tier 1 capital	$9,784	7.16%	$8,930	7.85%
Total capital	14,153	10.36	13,366	11.75
Tier 1 leverage		6.64		7.37
SunTrust Bank
Tier 1 capital	9,162	7.80	8,883	7.92
Total capital	12,539	10.67	12,176	10.85
Tier 1 leverage		7.27		7.35
NBC
Tier 1 capital	1,483	8.84
Total capital	1,766	10.53
Tier 1 leverage		6.80

Substantially all the Company’s retained earnings are undistributed earnings of the Banks, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of the Banks available for payment of cash dividends to the Bank Parent Company under these regulations totaled approximately $544 million at December 31, 2004.

In the calculation of basic and diluted EPS, net income is identical. Shares of 5.3 million, 2.2 million, and 8.9 million for the years ended December 31, 2004, 2003, and 2002, respectively, were excluded in the computation of average shares because they would have been antidilutive. Below is a reconciliation for the three years ended December 31, 2004, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(Shares in thousands)	2004	2003	2002
Average common shares – basic	299,375	278,295	282,495
Effect of dilutive securities
Stock options	2,154	1,166	1,681
Performance restricted stock	1,780	1,973	1,876

Average common shares – diluted	303,309	281,434	286,052

SUNTRUST 2004 ANNUAL REPORT	87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 15 / INCOME TAXES

The components of income tax expense (benefit) included in the Consolidated Statements of Income were as follows:

(Dollars in thousands)	2004	2003	2002
Current income tax expense (benefit)
Federal	$517,508	$381,250	$360,851
State	21,629	15,686	(15,662)

Total	$539,137	$396,936	$345,189

Deferred income tax expense
Federal	123,883	154,348	121,319
State	21,105	25,557	25,007

Total	$144,988	$179,905	$146,326

Total income tax expense	$684,125	$576,841	$491,515

The Company’s income from international operations, before provision for income taxes, was not significant. Additionally, the tax effect of unrealized gains and losses on securities available for sale was recorded in other comprehensive income and had no effect on income tax expense.

A reconciliation of the expected income tax expense at the statutory federal income tax rate of 35% to the Company’s actual income tax expense (benefit) and effective tax rate for the past three years is as follows:

	2004		2003		2002
(Dollars in thousands)	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income
Income tax expense at federal statutory rate	$789,959	35.0%	$668,198	35.0%	$638,163	35.0%
Increase (decrease) resulting from:
Tax-exempt interest	(38,610)	(1.7%)	(31,951)	(1.7%)	(29,366)	(1.6%)
Income tax credits, net	(51,264)	(2.3%)	(39,653)	(2.1%)	(51,243)	(2.8%)
State income taxes, net of federal benefit	27,777	1.2%	26,807	1.4%	6,074	0.3%
Dividends on subsidiary preferred stock	(23,037)	(1.0%)	(23,567)	(1.2%)	(25,530)	(1.4%)
Reversal of deferred liability	—	0.0%	—	0.0%	(25,000)	(1.4%)
Other	(20,700)	(0.9%)	(22,993)	(1.2%)	(21,583)	(1.1%)

Total income tax expense and rate	$684,125	30.3%	$576,841	30.2%	$491,515	27.0%

Deferred income tax liabilities and assets result from differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. The significant components of the net deferred tax liability are as follows:

(Dollars in thousands)	2004	2003
Deferred tax assets
Allowance for loan losses	$399,436	$342,510
Accrued expenses	98,252	76,522
Other	124,430	97,462

Gross deferred tax assets	$622,118	$516,494

Deferred tax liabilities
Net unrealized gains on securities available for sale	649,688	847,538
Leasing	769,630	677,515
Employee benefits	248,374	248,225
Mortgage	146,858	118,379
Intangible assets	77,820	20,757
Fixed assets	48,509	65,159
Loans	53,959	41,518

Gross deferred tax liabilities	$1,994,838	$2,019,091

Net deferred tax liability	$1,372,720	$1,502,597

88	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

In the opinion of management, it is more likely than not that all of the deferred tax assets will be realized; therefore, a valuation allowance is not necessary.

SunTrust and its subsidiaries file consolidated income tax returns where permissible or required. Each subsidiary generally remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity. The Company’s federal and state income tax returns are subject to review and examination by government authorities. Various examinations are now in progress. Examinations settled in 2004 resulted in a $14.2 million reduction in income tax expense. In the opinion of management, any future adjustments which may result from these examinations should not have a material adverse effect on the Company’s Consolidated Financial Statements.

Note 16 / EMPLOYEE BENEFIT PLANS

SunTrust sponsors various incentive plans for eligible employees.

The Management Incentive Plan for key executives provides for annual cash awards, if any, based on the attainment of Company profit plan and revenue goals, and the achievement of business unit, as well as, individual performance objectives. The Performance Unit Plan (PUP) for key executives provides awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (Committee) of the Company’s Board of Directors.

The Company also sponsors an Executive Stock Plan (Stock Plan) under which the Committee has the authority to grant stock options, Restricted Stock and Performance based Restricted Stock (Performance Stock) to key employees of the Company. For the 2004 Stock Plan, the Company has 14 million shares of common stock reserved for issuance, of which no more than 2.8 million shares may be issued as Restricted Stock. Options granted are at no less than the fair market value of a share of stock on the grant date and may be either tax-qualified incentive stock options or nonqualified options. Prior to 2002, the Company did not record expense as a result of the grant or exercise of any of the stock options. Effective January 1, 2002, the Company adopted prospectively the fair-value recognition approach and began expensing the cost of stock options.

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

Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(Dollars in thousands)	2004	2003	2002
401 (k) Plan	$49,046	$44,090	$43,670
Management Incentive Plan and Performance Unit Plan	55,027	29,849	(5,664)
Performance Stock	8,515	5,475	3,074

SUNTRUST 2004 ANNUAL REPORT	89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The following table presents information on stock options and performance stock:

	Stock Options			Performance Stock
(Dollars in thousands except per share data)	Shares	Price Range	Weighted- Average Exercise Price	Shares	Deferred Compensation	Weighted- Average Grant Price
Balance, January 1, 2002	12,130,296	$11.13 – $76.50	$56.70	2,971,597	$37,517	$—
Granted	478,191	58.21 – 67.98	62.78	19,523	1,261	64.62
Exercised/vested	(415,634)	11.13 – 65.25	33.14	(145,913)	—	—
Cancelled, expired/forfeited	(449,945)	11.13 – 73.06	63.96	(157,715)	(6,842)	—
Amortization of compensation for performance stock	—	—	—	—	(3,074)	—

Balance, December 31, 2002	11,742,908	13.96 – 76.50	57.56	2,687,492	28,862	—
Granted	3,818,050	54.28 – 69.90	54.48	198,985	11,040	55.48
Exercised/vested	(777,087)	6.96 – 65.25	36.14	(22,930)	—	—
Cancelled, expired/forfeited	(795,225)	21.03 – 73.06	61.50	(100,382)	(4,787)	—
Acquisition of Lighthouse	175,417	6.96 – 22.75	13.32	—	—	—
Amortization of compensation for performance stock	—	—	—	—	(5,475)	—

Balance, December 31, 2003	14,164,063	6.96 – 76.50	57.14	2,763,165	29,640	—
Granted	4,013,523	65.33 – 73.19	73.07	271,844	19,062	70.13
Exercised/vested	(2,046,298)	6.96 – 73.06	45.89	(148,026)	—	—
Cancelled, expired/forfeited	(529,229)	45.23 – 73.19	64.79	(72,667)	(3,676)	—
Acquisition of NCF	5,830,146	12.85 – 67.64	46.89	—	—	—
Amortization of compensation for performance stock	—	—	—	—	(8,515)	—

Balance, December 31, 2004	21,432,205	$6.96 – $76.50	$58.21	2,814,316	$36,511

Exercisable, December 31, 2004	13,767,506		$54.86

Available for additional grant, December 31, 2004	14,519,102

The following table presents information on stock options by ranges of exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$ 6.96 to $49.61	3,573,493	$37.95	4.03	3,573,493	$37.95
49.63 to 64.57	11,150,417	56.25	7.07	7,420,941	56.89
64.73 to 76.50	6,708,295	72.26	7.13	2,773,072	71.20

	21,432,205	$58.21	6.60	13,767,506	$54.86

90	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Effective January 1, 2002, the Company adopted the fair-value recognition provision of SFAS No. 123 prospectively to all awards granted after January 1,2002. The effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each period is as follows:

(Dollars in thousands except per share data)	2004	2003	2002
Net income, as reported	$1,572,901	$1,332,297	$1,331,809
Stock-based employee compensation expense included in reported net income, net of related tax effects	10,962	5,285	484
Total stock-based employee compensation expense determined under fair-value-based method for all awards, net of related tax effects	(15,846)	(14,474)	(19,278)

Net income, pro forma	$1,568,017	$1,323,108	$1,313,015

Earning per share:
Diluted – as reported	$5.19	$4.73	$4.66
Diluted – pro forma	5.17	4.70	4.59
Basic – as reported	5.25	4.79	4.71
Basic – pro forma	5.24	4.75	4.64

The weighted average fair values of options granted during 2004, 2003, and 2002 were $8.40, $5.80, and $9.52 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2004	2003	2002
Expected dividend yield	2.54%	3.20%	2.66%
Expected stock price volatility	12.98	14.51	14.28
Risk-free interest rate (weighted avg)	3.10	2.96	4.05
Expected life of options	5 years	5 years	6 years

SunTrust maintains a defined contribution plan that offers a dollar for dollar match on the first 3% and $.50 cents on each dollar for the 4th and 5th percents. There is a maximum match of 4% of eligible wages for contributions of 5% or more in the SunTrust Banks, Inc. 401 (k) Plan.

SunTrust maintains a funded, noncontributory qualified retirement plan (“Retirement Benefits” in the tables that follow) covering all employees meeting certain service requirements. The plan provides benefits based on salary and years of service. SunTrust performs a benefits study periodically to determine the long-term costs and competitive position of this plan. The study performed in 2002 resulted in the decision by SunTrust to reduce future benefits effective January 31, 2003. In addition to managing costs, SunTrust contributed $30 million to this plan in 2004 and $300 million in 2003 to maintain a well-funded position. SunTrust was not able to make tax deductible contributions for the 2004 plan year due to the funded position of the plan. SunTrust will continue to review the funded status of the plan and make additional contributions as permitted by law.

SunTrust also maintains unfunded, noncontributory non-qualified supplemental defined benefit pension plans that cover key executives of the Company. The plans provide defined benefits based on years of service and final average salary. SunTrust’s obligations for these plans are shown separately under the “Supplemental Retirement Benefits” sections below.

Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to retired employees (“Other Post Retirement Benefits” in the tables that follow). At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for postretirement welfare benefits while working for the Company. The health care plans are contributory with participant contributions adjusted annually; the life insurance plans are noncontributory. As part of the benefit study performed in 2002, SunTrust also realigned the cost sharing of the post retirement welfare plans with retirees and eliminated post retirement life insurance benefits for employees who retired after December 31, 2003. Additionally, SunTrust no longer subsidizes post-65 medical benefits for employees who retired after December 31, 2003. Certain retiree health benefits are funded in a Retiree Health Trust. In addition, certain retiree life insurance benefits are funded in a Voluntary Employees’ Beneficiary Association (VEBA).

On October 1, 2004, SunTrust acquired National Commerce Financial Corporation (NCF). Prior to the acquisition, NCF sponsored a funded qualified retirement plan, an unfunded nonqualified retirement plan for some of its participants, and certain post retirement health benefits for its employees. Effective December 31, 2004, participants will earn no future service in the NCF Retirement plan (qualified plan) and participants’ benefits will be frozen, with the exception of adjustments for pay increases after 2004. All former NCF employees who meet certain service requirements will

SUNTRUST 2004 ANNUAL REPORT	91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

begin to earn benefits in the SunTrust Retirement Plan effective January 1, 2005. In addition, participants’ benefits in the nonqualified retirement plan will be frozen for both pay and service. Certain covered participants (but not all) who were eligible for NCF nonqualified retirement plan will be nominated to earn future benefits in the SunTrust nonqualified plan. Active NCF employees will participate in the SunTrust post retirement welfare plans and have the same benefits as SunTrust employees of a similar age and service. Prior NCF retirees will be continued in postretirement benefit plans administered by SunTrust.

SunTrust uses a measurement date of December 31 for the majority of its pension and other postretirement benefit plans.

The change in benefit obligations for the years ended December 31 was as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2004	2003	2004	2003	2004	2003
Projected benefit obligation, beginning of year	$1,268,690	$1,046,260	$100,436	$89,305	$176,400	$158,201
Service cost	50,085	43,071	1,713	1,520	2,277	2,515
Interest cost	82,084	74,574	5,082	4,991	9,803	10,823
Plan participants’ contributions	—	—	—	—	14,122	9,192
Amendments	—	—	1,883	1,434	—	—
Actuarial loss (gain)	77,448	186,775	10,333	6,304	(4,860)	20,012
NCF acquisition	149,297	—	11,713	—	14,056	—
Benefits paid	(56,876)	(81,990)	(3,191)	(3,118)	(29,507)	(24,343)

Projected benefit obligation, end of year	$1,570,728	$1,268,690	$127,969	$100,436	$182,291	$176,400

The accumulated benefit obligation for the Retirement Benefits at the end of 2004 and 2003 was $1.4 billion and $1.1 billion, respectively. For the Supplemental Retirement Benefits, the accumulated benefit obligation at the end of 2004 and 2003 was $113.7 million and $86.9 million, respectively.

(Weighted-average assumptions used to determine benefit obligations, end of year)	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
	2004	2003	2004	2003	2004	2003
Discount rate	5.90%	6.25%	4.59%	4.88%	5.35%	6.25%
Rate of compensation increase	4.00	3.50	4.00	3.50	N/A	N/A

Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement health care plans. As of December 31, 2004, SunTrust has assumed that retiree health care costs will increase at an initial rate of 10.50% per year. SunTrust’s medical plans are managed carefully and retirees share a large portion of the medical cost. Therefore, SunTrust expects this annual cost increase to decrease over time to 5.25% per year. Due to changing medical inflation, it is important to understand the effect of a one-percent point change in assumed health care cost trend rates. These amounts are shown below:

(Dollars in thousands)	1% Increase	1% Decrease
Effect on postretirement benefit obligation	$8,733	$(7,706)

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. The Company anticipates that benefits provided to some groups of plan participants will be actuarially equivalent and therefore entitle the Company to a federal subsidy.

In May 2004, the FASB issued FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act (“FSP 106-2”). FSP 106-2 provides definitive guidance on the recognition of the effects of the Act and related disclosure requirements for employers that sponsor prescription drug benefit plans for retirees. In the quarter beginning July 1, the Company adopted FSP 106-2 retroactively to January 1, 2004. The expected subsidy reduced the accumulated post retirement benefit obligation (APBO) as of January 1, 2004 by $9.7 million, and net periodic cost for 2004 by $1.6 million. The $1.6 million reduction in the net periodic cost was recognized in the Company’s Consolidated Statements of Income for 2004.

92	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The change in plan assets for the years ended December 31 was as follows:

	Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2004	2003	2004	2003
Fair value of plan assets, beginning of year	$1,551,232	$1,025,873	$148,229	$140,669
Actual return on plan assets	188,790	307,349	7,283	17,740
NCF acquisition	165,625	—	—	—
Employer contributions	30,000	300,000	14,438	4,971
Plan participants’ contributions	—	—	14,122	9,192
Benefits paid	(56,876)	(81,990)	(29,507)	(24,343)

Fair value of plan assets, end of year	$1,878,771	$1,551,232	$154,565	$148,229

Employer contributions and benefits paid in the above table include only those amounts contributed directly to pay participants’ plan benefits or added to plan assets in 2004 and 2003, respectively. Note that the other Supplemental Retirement Plans are not funded through plan assets.

The asset allocation for SunTrust’s Retirement Plan at the end of 2004 and 2003, and the target allocation for 2005, by asset category, follows. The expected long-term rate of return on these plan assets was 8.50% in 2004 and 8.75% in 2003.

	Target Allocation 2005[1]	Percentage of Plan Assets at December 31
Asset Category		2004[1]	2003
Equity securities	58% – 88%	78%	74%
Debt securities	20 – 25	18	23
Real estate	—	1	—
Cash equivalents	0 – 5	3	3

Total		100%	100%

[1]	The target allocation is for the SunTrust plan only and the percentage of plan assets include both SunTrust and NCF plan assets.

Equity securities include SunTrust common stock in the amounts of $17.3 million, or 0.9% of total plan assets and $4.2 million, 0.3% of total plan assets at the end of 2004 and 2003, respectively.

The SunTrust benefit plan committee establishes investment policies and strategies and regularly monitors the performance of the funds. The Company’s investment strategy with respect to pension assets is to invest the assets in accordance with ERISA and fiduciary standards. The long-term primary objectives for the Retirement Plan are to 1) provide for a reasonable amount of long-term growth of capital, without undue exposure to risk; and protect the assets from erosion of purchasing power, and 2) provide investment results that meet or exceed the Retirement Plan’s actuarially assumed long-term rate of return.

The NCF benefit plan committee established the target allocation for the NCF Retirement Plan for 2004. The SunTrust benefits plan committee will establish a target allocation for the NCF plan assets of $176 million consistent with that of the SunTrust Retirement Plan.

The asset allocation for the other post retirement benefit plans at the end of 2004 and 2003, and target allocation for 2005, by asset category, are as follows:

	Target Allocation 2005[3]	Percentage of Plan Assets at December 31
Asset Category		2004[3]	2003
Equity securities[1]	35 - 50%	45%	50%
Debt securities	50 -65	42	49
Other[2]	—	13	1

Total		100%	100%

[1]	Equity securities do not include SunTrust common stock for the Post Retirement Welfare Plans.

[2]	A contribution was made on December 31, 2004 and invested in a short-term investment.

[3]	The target allocation is for the SunTrust plan only and the percentage of plan assets include both SunTrust and NCF plan assets.

The Company’s investment strategy with respect to other Post Retirement Benefits is to create a stream of investment return sufficient to provide for current and future liabilities at a reasonable level of risk.

SUNTRUST 2004 ANNUAL REPORT	93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

FUNDED STATUS

The funded status of the plans, reconciled to the amount reported on the Consolidated Balance Sheets is as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2004	2003	2004	2003	2004	2003
Fair value of plan assets	$1,878,771	$1,551,232	$—	$—	$154,565	$148,229
Projected benefit obligation	(1,570,728)	(1,268,690)	(127,969)	(100,436)	(182,291)	(176,400)

Funded status	308,043	282,542	(127,969)	(100,436)	(27,726)	(28,171)
Amounts not yet recognized:
Unrecognized net loss	448,447	463,074	47,170	41,589	71,000	80,901
Unrecognized prior service cost	1,357	878	12,388	12,496	—	—
Unrecognized net transition obligation	—	—	—	—	18,573	20,894

Net amount recognized	$757,847	$746,494	$(68,411)	$(46,351)	$61,847	$73,624

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2004	2003	2004	2003	2004	2003
Prepaid benefit cost	$757,847	$746,493	$—	$—	$61,847	$73,624
Accrued benefit cost	—	—	(113,714)	(86,914)	—	—
Intangible asset	—	—	12,388	12,496	—	—
Accumulated other comprehensive
income, before taxes	—	—	32,915	28,067	—	—

Net amount recognized	$757,847	$746,493	$(68,411)	$(46,351)	$61,847	$73,624

Pension plans with an accumulated benefit obligation in excess of plan assets at December 31 were as follows:

	Supplemental Retirement Benefits
(Dollars in thousands)	2004	2003
Projected benefit obligation	$127,969	$100,436
Accumulated benefit obligation	113,714	86,914

EXPECTED CASH FLOWS

Information about the expected cash flows for the pension and other post retirement benefit plans follows:

(Dollars in thousands)	Retirement Benefits[1]	Supplemental Retirement Benefits[2]	Other Post Retirement Benefits (excluding Medicare Subsidy)[3]	Value to Company of Expected Medicare Subsidy
Employer Contributions
2005 (expected) to plan trusts	$—	$—	$14,334	$—
2005 (expected) to plan participants	—	26,321	—	—
Expected Benefit Payments
2005	79,018	26,321	16,195	—
2006	83,520	6,932	16,575	(985)
2007	89,394	10,821	16,903	(1,026)
2008	96,700	13,020	17,062	(1,055)
2009	102,506	10,213	17,281	(1,067)
2010 – 2014	624,285	56,588	85,721	(5,097)

[1]	At this time, SunTrust does not anticipate any contributions to the Retirement Plan during 2005 based on the well funded status of the Plan and contribution limitations under the Employee Retirement Income Security Act of 1974 (ERISA).

[2]	The expected benefit payments for the Supplemental Retirement Plan will be paid directly from SunTrust corporate assets.

[3]	The 2005 expected contribution for the Other Post Retirement Benefit Plans represent the expected benefit payments under the medical plans only. Note that expected benefits under Other Post Retirement Benefit Plans are shown net of participant contributions.

94	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NET PERIODIC COST

Components of net periodic benefit cost were as follows:

	Retirement Benefits			Supplemental Retirement Benefits			Other Post Retirement Benefits
(Dollars in thousands)	2004	2003	2002	2004	2003	2002	2004	2003	2002
Service cost	$50,085	$43,071	$42,530	$1,713	$1,520	$823	$2,277	$2,515	$4,146
Interest cost	82,084	74,574	69,067	5,082	4,991	4,995	9,803	10,823	11,052
Expected return on plan assets	(134,625)	(111,656)	(112,670)	—	—	—	(8,606)	(8,489)	(8,218)
Amortization of prior service cost	(480)	(443)	(443)	1,992	1,941	2,201	—	—	—
Recognized net actuarial loss	37,910	57,307	16,657	4,751	4,358	3,180	5,554	6,840	3,372
Amortization of initial transition obligation	—	—	—	—	44	44	2,322	2,322	3,809

Net periodic benefit cost	$34,974	$62,853	$15,141	$13,538	$12,854	$11,243	$11,350	$14,011	$14,161

Weighted-average assumptions used to determine net cost
Discount Rate[1]	6.25%	6.75%	7.25%	4.91%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected return on plan assets	8.50	8.75	9.50	N/A	N/A	N/A	6.00	6.25	7.00
Rate of compensation increase	3.50	3.50	4.00	3.50	3.50	4.00	N/A	N/A	N/A

[1]	The discount rate shown for 2004 reflects the rate used for the SunTrust Plans for fiscal 2004. The NCF Plans were measured for the period from October 1, 2004 through December 31, 2004 using a discount rate of 5.75%.

Based on the investment policy for the Retirement Plan and the other Post Retirement Benefit Plan, as well as an asset study that was performed in 2003 and 2004 based on SunTrust’s asset allocations and future expectations, the expected rate of return on plan assets was 8.50% in 2004. The asset study forecasted rates of return for the approximate duration of SunTrust’s benefit obligations, using capital market data and historical relationships. Based on this study, SunTrust anticipates leaving the return on asset assumption at 8.50% for 2005.

In addition, SunTrust sets pension asset values equal to their market value, in contrast to the use of a smoothed asset value that incorporates gains and losses over a period of years. The poor economic environment over the three years prior to 2003 may have led to inflated asset values in cases where a smoothed asset value is used. Utilization of market value of assets provides a more realistic economic measure of the plan’s funded status and cost. Assumed discount rates and expected returns on plan assets affect the amounts of net periodic pension cost reported. A 25 basis points decrease in the discount rate or expected long-term return on plan assets would increase the net periodic pension cost approximately $9 million and $4 million, respectively.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in the assumed health care cost trend rates would have had the following effect in fiscal 2004:

(Dollars in thousands)	1% Increase	1% Decrease
Effect on total of service and interest cost	$423	$(372)

Note 17 / DERIVATIVES AND OFF-BALANCE SHEET ARRANGEMENTS

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

SUNTRUST 2004 ANNUAL REPORT	95

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The Company manages the credit risk of its derivatives and unfunded commitments by limiting the total amount of arrangements outstanding by individual counterparty; by monitoring the size and maturity structure of the portfolio; by obtaining collateral based on management’s credit assessment of the counterparty; and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Collateral may cover the entire expected exposure for transactions or may be called for when credit exposure exceeds defined thresholds of credit risk. In addition, the Company enters into master netting agreements which incorporate the right of setoff to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

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

Interest rate swaps are contracts in which a series of interest rate cash flows, based on a specific notional amount and a fixed and floating interest rate, are exchanged over a prescribed period. Caps and floors are contracts that transfer, modify, or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit exposure is the replacement cost of contracts that have become favorable to the Company.

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

FAIR VALUE HEDGES

The Company enters into interest rate swaps to convert its fixed rate funding to floating rates. For the years ended December 31, 2004 and 2003, the Company recognized additional income in the net interest margin of $197.7 and $130.7 million, respectively, related to cash payments from net settlements and income accrued for interest rate swaps accounted for as fair value hedges. This hedging strategy resulted in zero ineffectiveness as of December 31, 2004 and ineffectiveness that reduced earnings by $0.3 million for the year ended December 31, 2003.

The Company maintains a risk management program to protect and manage interest rate risk and pricing risk associated with its mortgage lending activities. The following derivative instruments are recorded in the financial statements at fair value and are used to offset changes in value of the mortgage inventory due to changes in market interest rates: forward contracts, interest rate lock commitments and option contracts. A portion of the forward contracts have been documented as fair value hedges of specific pools of loans that meet the similar assets test as described in SFAS No. 133. The pools of hedged loans are recorded in the financial statements at their fair value, resulting in a partial offset of the market value adjustments on the forward contracts. The pools of loans are matched with a certain portion of a forward contract so that the expected changes in market value will inversely offset within a range of 80% to 125%. This hedging strategy resulted in ineffectiveness that reduced earnings by $50.0 million and $149.7 million for the years ended December 31, 2004 and 2003, respectively.

CASH FLOW HEDGES

The Company uses various interest rate swaps to convert floating rate assets and liabilities to fixed rates. Specific types of funding and principal amounts hedged were determined based on prevailing

96	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

	At December 31, 2004			At December 31, 2003
	Contract or Notional Amount			Contract or Notional Amount
(Dollars in millions)	End User	For Customers[1]	Credit Risk Amount	End User	For Customers[1]	Credit Risk Amount
Derivatives Contracts
Interest rate contracts
Swaps	$17,459	$42,507	$478	$9,524	$39,468	$395
Futures and forwards	8,649	1,512	—	4,836	3,861	—
Caps/Floors	60	10,866	—	30	8,176	—

Total interest rate contracts	26,168	54,885	478	14,390	51,505	395
Foreign exchange rate contracts	—	6,020	78	—	6,129	82
Interest rate lock commitments	3,793	—	—	2,795	—	—
Commodity and other contracts	1,549	468	179	440	29	68

Total derivatives contracts	$31,510	$61,373	$735	$17,625	$57,663	$545

Credit-related Arrangements
Commitments to extend credit	$73,183		$73,183	$56,584		$56,584
Standby letters of credit and similar arrangements	11,125		11,125	9,843		9,843

Total credit-related arrangements	$84,308		$84,308	$66,427		$66,427

Total Credit Risk Amount			$85,043			$66,972

[1]	Includes both long and short derivative contracts.

market conditions and the current shape of the yield curve. The terms and notional amounts of the swaps are determined based on management’s assessment of future interest rates, as well as on other factors.

For the years ended December 31, 2004 and 2003, the Company recognized expense in the net interest margin of $46.2 million and $66.7 million, respectively, related to interest rate swaps accounted for as cash flow hedges.

Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included as an adjustment to the cost of funding in the net interest margin. As of December 31, 2004, $12.1 million, net of taxes, of the deferred net gains on derivative instruments that are recorded in accumulated other comprehensive income are expected to be reclassified to interest expense in the next twelve months as derivatives mature or as payments are made.

TRADING ACTIVITIES

The Company enters into various derivative contracts on behalf of its clients and for its own trading account. These trading positions primarily include interest rate swaps, equity derivatives, credit default swaps, futures, options, and foreign currency contracts. The Company maintains positions in interest rate swaps for its own trading account as part of its overall interest rate risk management strategy. Foreign exchange derivative contracts are used to manage the Company’s foreign currency exchange risk and to provide derivative products to customers. The Company does not have any hedges of foreign currency exposure within the guidelines of SFAS No. 133. The Company buys and sells credit protection to customers and dealers using credit default swaps. These derivative instruments allow the Company to pay or receive a stream of payments in return for receiving or providing protection in the event of default. These derivatives are accounted for as trading assets and any gain or loss in market value is recorded in trading income. As of December 31, 2004 and 2003, referenced assets covered by these arrangements totaled $1,549.0 million and $440.0 million, respectively.

CREDIT-RELATED ARRANGEMENTS

In meeting the financing needs of its customers, the Company issues commitments to extend credit, standby and other letters of credit and guarantees. For additional information regarding guarantees, which includes standby and other letters of credit see Note 18. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.

Commitments to extend credit are agreements to lend to a customer who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates and are subjected to the Company’s credit policy standards. As of December 31, 2004, the Company had outstanding commitments to extend credit to its customers totaling $73.2 billion.

The Company services mortgage loans other than those which are a part of the Company’s residential loan portfolio, and, in some cases, accepts a recourse liability on the serviced loans. The Company’s exposure to credit loss in the event of nonperformance by the other party to these recourse loans is approximately $6.3 billion as of December 31, 2004. In addition to the value of the property serving as collateral, approximately $4.7 billion of the balance of these

SUNTRUST 2004 ANNUAL REPORT	97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

loans serviced with recourse as of December 31, 2004, is insured by governmental agencies and private mortgage insurance firms.

WHEN-ISSUED SECURITIES

The Company enters into transactions involving “when-issued securities.” When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the balance sheet until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. As of December 31, 2004, the Company did not have any commitments to purchase or sell when-issued securities.

VARIABLE INTEREST ENTITIES AND OFF-BALANCE SHEET ARRANGEMENTS

SunTrust assists in providing liquidity to select corporate customers by directing them to a multi-seller commercial paper conduit, Three Pillars Funding LLC (Three Pillars). Three Pillars provides financing for direct purchases of financial assets originated and serviced by SunTrust’s corporate clients. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these SunTrust clients.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities,” which addressed the criteria for the consolidation of off-balance sheet entities similar to Three Pillars. Under the provisions of FIN 46, SunTrust consolidated Three Pillars as of July 1, 2003.

In December 2003, the FASB issued a revision to FIN 46 (FIN 46(R)) which replaced the Interpretation issued in January 2003. FIN 46(R) is effective for reporting periods ending after March 15, 2004. As of March 31, 2004, the Company adopted all the provisions of FIN 46(R), and the adoption did not have a material impact on the Company’s financial position or results of operations.

On March 1, 2004, Three Pillars was restructured through the issuance of a subordinated note to a third party. Under the terms of the subordinated note, the holder of the note will absorb the majority of Three Pillars’ expected losses. The subordinated note investor therefore is Three Pillars’ primary beneficiary, and thus the Company is not required to consolidate Three Pillars. Due to the issuance of the subordinated note, the Company deconsolidated Three Pillars effective March 1, 2004. As of December 31, 2004, Three Pillars had assets and liabilities not included on the Consolidated Balance Sheet of approximately $3.4 billion, consisting of primarily secured loans, marketable asset-backed securities and short-term commercial paper liabilities. As of December 31, 2003, Three Pillars had assets and liabilities of approximately $3.2 billion which were included in the Consolidated Balance Sheet.

Activities related to the Three Pillars relationship generated fee revenue for the Company of approximately $24.2 million, $21.3 million, and $16.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As of December 31, 2004, off-balance sheet liquidity commitments and other credit enhancements made by the Company to Three Pillars totaled $5.9 billion and $548.7 million, respectively, which represent the Company’s maximum exposure to potential loss. The Company manages the credit risk associated with these commitments by subjecting them to the Company’s normal credit approval and monitoring processes.

As part of its community reinvestment initiatives, the Company invests in multi-family Affordable Housing properties throughout its footprint as a limited and/or general partner. The Company receives Affordable Housing federal and state tax credits for these limited partner investments. Partnership assets of approximately $884.2 million and $731.8 million in partnerships where SunTrust is only a limited partner were not included in the Consolidated Balance Sheets at December 31, 2004 and 2003, respectively. The Company’s maximum exposure to loss for these partnerships at December 31, 2004 was $198.1 million, consisting of the limited partnership investments plus unfunded commitments.

SunTrust is the managing general partner of a number of non-registered investment limited partnerships which have been established to provide alternative investment strategies for its customers. In reviewing the partnerships for consolidation, SunTrust determined that these were voting interest entities and accordingly considered the consolidation guidance contained in SOP 78-9, “Accounting for Investments in Real Estate Ventures.” Under the terms of SunTrust’s non-registered investment limited partnerships, the limited partnerships have certain rights, such as those specifically indicated in SOP 78-9 (including the right to remove the general partner, or “kick-out rights”). As such, SunTrust, as the general partner, is precluded from consolidating the limited partnerships under the provisions of SOP 78-9.

Note 18 / GUARANTEES

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (FIN 45), the Company must consider guarantees that have any of the following four characteristics (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability,

98	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others. The issuance of a guarantee imposes an obligation for the Company to stand ready to perform, and should certain triggering events occur, it also imposes an obligation to make future payments. Payments may be in the form of cash, financial instruments, other assets, shares of stock, or provisions of the Company’s services. The following is a discussion of the guarantees that the Company has issued as of December 31, 2004, which have characteristics as specified by FIN 45.

LETTERS OF CREDIT

Letters of credit are conditional commitments issued by the Company generally to guarantee the performance of a client to a third party in borrowing arrangements, such as commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers and may be reduced by selling participations to third parties. The Company issues letters of credit that are classified as either financial standby, performance standby or commercial letters of credit. Commercial letters of credit are specifically excluded from the disclosure and recognition requirements of FIN 45.

As of December 31, 2004 and December 31, 2003, the maximum potential amount of the Company’s obligation was $11.0 billion and $9.7 billion, respectively, for financial and performance standby letters of credit. The Company has recorded $99.4 million in other liabilities for unearned fees related to these letters of credit as of December 31, 2004. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, the Company may take possession of the collateral securing the line of credit.

CONTINGENT CONSIDERATION

The Company has contingent payment obligations related to certain business combination transactions. Payments are calculated using certain post-acquisition performance criteria. As of December 31, 2004, the potential liability associated with these arrangements was approximately $205.0 million. As contingent consideration in a business combination is not subject to the recognition and measurement provisions of FIN 45, the Company currently has no amounts recorded for these guarantees as of December 31, 2004. If required, these contingent payments would be payable within the next five years.

OTHER

In the normal course of business, the Company enters into indemnification agreements and provides standard representations and warranties in connection with numerous transactions. These transactions include those arising from underwriting agreements, merger and acquisition agreements, loan sales, contractual commitments, and various other business transactions or arrangements. The extent of the Company’s obligations under these indemnification agreements depends upon the occurrence of future events; therefore, the Company’s potential future liability under these arrangements is not determinable.

Third party investors hold Series B Preferred Stock in STB Real Estate Holdings (Atlanta), Inc. (STBREH), a subsidiary of SunTrust. The contract between STBREH and the third party investors contains an automatic exchange clause which, under certain circumstances, requires the Series B preferred shares to be automatically exchanged for guaranteed preferred beneficial interest in debentures of the Company. The guaranteed preferred beneficial interest in debentures are guaranteed to have a liquidation value equal to the sum of the issue price, $350 million, and an approximate yield of 8.5% per annum subject to reduction for any cash or property dividends paid to date. As of December 31, 2004 and December 31, 2003, $451.0 and $412.5 million is accrued in other liabilities for the principal and interest, respectively. This exchange agreement remains in effect as long as any shares of Series B Preferred Stock are owned by the third party investors, not to exceed 30 years.

SunTrust Securities, Inc. (STS), SunTrust Capital Markets, Inc. (STCM), NCF Financial Services, Inc. (NCFFS), and NBC Capital Markets Group (NBCCMG), broker-dealer affiliates of SunTrust, use a common third party clearing broker to clear and execute their clients’ securities transactions and to hold client accounts. Under their respective agreements, STS, STCM, NCFFS, and NBCCMG agree to indemnify the clearing broker for losses that result from a client’s failure to fulfill their contractual obligations. As the clearing broker’s rights to charge STS, STCM, NCFFS, and NBCCMG have no maximum amount, the Company believes that the maximum potential obligation cannot be estimated. However, to mitigate exposure, the affiliate may seek recourse from the client through cash or securities held in the defaulting customers’ account. For the year ended December 31, 2004, SunTrust experienced minimal net losses as a result of the indemnity. The clearing agreements for STS and STCM expire in July 2005 and in December 2005, respectively. The clearing agreements for NCFFS and NBCCMG are currently on a month-to-month basis until regulatory approval is obtained for the mergers of NCFFS into STS and NBCCMG into STCM which are anticipated to occur in 2005. Upon the mergers, NCFFS and NBCCMG will be covered under the clearing agreements of their respective SunTrust entity.

SunTrust Bank has guarantees associated with credit default swaps, an agreement in which the buyer of protection pays a premium to the seller of the credit default swap for protection against an event of default. Events constituting default under such agreements that would result in the Company making a guaranteed payment to a counterparty may include (i) default of the referenced asset; (ii) bankruptcy of the customer; or (iii) restructuring or reorganization by the customer. The notional amount outstanding as of December 31, 2004 and December 31, 2003 was $757.0 million and $195.0 million, respectively. As of December 31, 2004, the notional amounts expire as follows: $50.0 million in 2005, $108.0 million in 2006, $60.0 million in 2007, $180.0 million in 2008, $184.0 million in 2009, and $175.0 million in 2010. In the event of default under

SUNTRUST 2004 ANNUAL REPORT	99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

the contract, the Company would make a cash payment to the holder of credit protection and would take delivery of the referenced asset from which the Company may recover a portion of the credit loss.

Note 19 / CONCENTRATIONS OF CREDIT RISK

Credit risk refers to the potential for economic loss arising from the failure of SunTrust customers to meet their contractual agreements on all credit instruments, including on-balance sheet exposures from loans, contingent exposures from unfunded commitments, letters of credit, credit derivatives, and counterparty risk under interest rate and foreign exchange derivative products. Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments, can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries, or certain regions of the country. Credit risk associated with these concentrations could arise when a significant amount of loans, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment to be adversely affected. The Company does not have a significant concentration to any individual client except for the U.S. government and its agencies. The major concentrations of credit risk for the Company are related to collateral type in relation to loans and credit commitments. The only significant concentration in loans by collateral type that exists is in loans secured by residential real estate. At December 31, 2004, the Company had $36.1 billion in residential real estate loans, representing 35.6% of total loans, and an additional $12.1 billion in commitments to extend credit on such loans. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

SunTrust engages in limited international banking activities. The Company’s total cross-border outstandings were $573.0 million as of December 31, 2004.

Note 20 / FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Company’s financial instruments at December 31, 2004 and 2003:

	2004		2003
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and short-term investments	$5,488,939	$5,488,939	$5,321,374	$5,321,374
Trading assets	2,183,645	2,183,645	1,710,467	1,710,467
Securities available for sale	28,941,080	28,941,080	25,606,884	25,606,884
Loans held for sale	6,580,223	6,579,482	5,552,060	5,556,142
Loans	100,376,148	100,312,937	79,790,399	80,474,925
Mortgage servicing rights	482,392	631,518	449,293	560,628
Financial liabilities
Consumer and commercial deposits	92,109,695	92,132,281	72,924,646	73,058,073
Brokered deposits	6,100,911	6,101,412	3,184,084	3,195,497
Foreign deposits	5,150,645	5,150,645	5,080,789	5,080,789
Short-term borrowings	11,405,380	11,405,380	13,566,392	13,566,392
Long-term debt	22,127,166	22,837,503	15,313,922	16,018,678
Trading liabilities	1,098,563	1,098,563	1,020,142	1,020,142

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Short-term financial instruments are valued at their carrying amounts reported in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, short-term borrowings and certain other assets and liabilities.

•	Trading assets and liabilities are substantially valued at quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Fair values for derivatives are based on quoted market prices, current settlement values, pricing models or other formulas.

•	Securities available for sale are substantially valued at quoted market prices.

•	Loans held for sale are valued based on quoted market prices in the secondary market.

•	Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are used to adjust future cash flows based on historical patterns. The carrying amount of accrued interest approximates its fair value.

100	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

•	Mortgage servicing rights are valued through a review of valuation assumptions that are supported by market and economic data collected from various sources.

•	Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts, and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.

•	Fair values for long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of instruments.

Note 21 / CONTINGENCIES

On January 11, 2005, the Securities and Exchange Commission issued a formal order of investigation and the SEC Staff issued subpoenas seeking documents related to the Company’s allowance for loan losses and related matters. The Company is cooperating, and intends to cooperate with the SEC regarding this matter. In addition, the Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. The Company’s experience has shown that the damages alleged by plaintiffs or claimants are grossly overstated, often unsubstantiated by legal theory, and bear no relation to the ultimate award that a court might grant. In addition, valid legal defenses, such as statutes of limitations, frequently result in judicial findings of no liability by the Company. Because of these factors, we cannot provide a meaningful estimate of the range of reasonably possible outcomes of claims in the aggregate or by individual claim. However, it is the opinion of management that liabilities arising from these claims in excess of the amounts currently accrued, if any, will not have a material impact to the Company’s financial condition or results of operations.

Note 22 / BUSINESS SEGMENT REPORTING

The Company uses a line of business management structure to measure business activities. The Company has six functional lines of business: Retail, Commercial, Corporate and Investment Banking (CIB), Mortgage, Wealth and Investment Management, and NCF. In addition, the Company reports Corporate/Other which includes the investment securities portfolio, long-term debt, capital, short-term liquidity and funding activities, balance sheet risk management including derivative hedging activities, office premises and certain support activities not currently allocated to the aforementioned lines of business. Any transactions between the separate lines of business not already eliminated in the results of the functional lines of business are also reflected in Corporate/Other. Finally, the provision for income taxes is also reported in Corporate/Other.

The Retail line of business includes loans, deposits, and other fee-based services for consumer and private banking clients, as well as business clients with less than $5 million in revenues. Clients are serviced through an extensive network of traditional and in-store branches, ATMs, the Internet and the telephone. The Commercial line of business provides clients with a full array of financial solutions including traditional commercial lending, treasury management, financial risk management products and corporate bankcard services. This line of business primarily serves business customers between $5 million and $250 million in annual revenues in addition to entities specializing in commercial real estate activities. CIB is comprised of the following businesses: corporate banking, investment banking, capital markets businesses, commercial leasing, receivables capital management, and merchant banking. The corporate banking strategy is focused on companies with revenues in excess of $250 million and is organized along industry specialty and geographic lines. The Mortgage line of business offers residential mortgage products nationally through its retail, broker, and correspondent channels. Wealth and Investment Management provides a full array of wealth management products and professional services to both individual and institutional clients. Wealth and Investment Management’s primary divisions include brokerage, individual wealth management, insurance product sales, and institutional investment management and administration.

The Company continues to augment its internal management reporting system. Future enhancements of items reported for each line of business segment are expected to include: assets, liabilities and attributed economic capital; matched maturity funds transfer priced net interest income, net of net credit losses; direct noninterest income; internal credit transfers between lines of business for supportive business services; and fully allocated expenses. The internal management reporting system and the business segment disclosures for each line of business do not currently include attributed economic capital, nor fully allocated expenses. During 2004, certain product-related expenses incurred within production support areas of the Company that had previously been allocated to the line of business segments, are no longer distributed to the line of business segments. These expenses are reported in Corporate/Other and prior periods have been reclassified. This change was made in anticipation of finalizing the methodology for full cost allocations, one of the primary future enhancements to the Company’s internal management reporting system. The implementation of these enhancements to the internal management reporting system is expected to materially affect the net income disclosed for each segment with no impact on consolidated amounts. Whenever significant changes to management report methodologies take place, the impact of these changes is quantified and prior period information is reclassified wherever practicable. The Company will reflect these reclassified changes immediately in the current period and in year-to-date historical comparisons, and will provide updated historical quarterly and annual schedules in the 2004 Annual Report on Form 10-K.

SUNTRUST 2004 ANNUAL REPORT	101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The tables below disclose selected financial information for SunTrust’s reportable business segments for the twelve months ended December 31, 2004, 2003, and 2002.

	Twelve Months Ended December 31, 2004
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Wealth and Investment Management	NCF	Corporate/ Other	Consolidated
Average total assets	$29,467,302	$24,653,432	$19,281,182	$23,505,768	$2,686,121	$6,171,907	$27,988,581	$133,754,293
Average total liabilities	54,942,949	12,482,582	7,526,233	1,547,700	2,049,187	4,877,970	38,858,190	122,284,811
Average total equity	—	—	—	—	—	—	11,469,482	11,469,482

Net interest income	1,855,157	674,904	244,392	485,020	60,629	195,966	169,087	3,685,155
Fully taxable-equivalent adjustment (FTE)	78	31,538	16,236	—	8	353	10,185	58,398

Net interest income (FTE)[1]	1,855,235	706,442	260,628	485,020	60,637	196,319	179,272	3,743,553
Provision for loan losses[2]	138,520	25,017	16,497	3,676	531	14,900	(63,604)	135,537

Net interest income after provision for loan losses	1,716,715	681,425	244,131	481,344	60,106	181,419	242,876	3,608,016
Noninterest income	817,618	331,695	618,640	107,424	776,428	99,986	(147,345)	2,604,446
Noninterest expense	1,159,048	353,176	324,128	327,361	619,415	160,845	953,065	3,897,038

Total contribution before taxes	1,375,285	659,944	538,643	261,407	217,119	120,560	(857,534)	2,315,424
Provision for income taxes[3]	—	—	—	—	—	—	742,523	742,523

Net income	$1,375,285	$659,944	$538,643	$261,407	$217,119	$120,560	$(1,600,057)	$1,572,901

	Twelve Months Ended December 31, 2003
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Wealth and Investment Management	Corporate/ Other	Consolidated
Average total assets	$26,623,936	$23,257,092	$22,386,296	$22,509,803	$2,301,156	$25,247,078	$122,325,361
Average total liabilities	53,036,587	10,754,043	9,081,569	1,800,908	1,529,679	37,039,549	113,242,335
Average total equity	—	—	—	—	—	9,083,026	9,083,026

Net interest income	1,746,158	625,979	283,538	572,501	51,982	40,145	3,320,303
Fully taxable-equivalent adjustment (FTE)	71	26,316	13,369	—	11	5,247	45,014

Net interest income (FTE)[1]	1,746,229	652,295	296,907	572,501	51,993	45,392	3,365,317
Provision for loan losses[2]	171,185	19,494	114,965	2,479	928	4,499	313,550

Net interest income after provision for loan losses	1,575,044	632,801	181,942	570,022	51,065	40,893	3,051,767
Noninterest income	761,068	287,795	551,029	5,698	664,677	32,734	2,303,001
Noninterest expense	1,075,396	285,361	308,896	300,460	515,575	914,928	3,400,616

Total contribution before taxes	1,260,716	635,235	424,075	275,260	200,167	(841,301)	1,954,152
Provision for income taxes[3]	—	—	—	—	—	621,855	621,855

Net income	$1,260,716	$635,235	$424,075	$275,260	$200,167	$(1,463,156)	$1,332,297

	Twelve Months Ended December 31, 2002
(Dollars in thousands)	Retail	Commercial	Corporate & Investment Banking	Mortgage	Wealth and Investment Management	Corporate/ Other	Consolidated
Average total assets	$24,321,753	$20,977,234	$21,686,361	$18,692,058	$1,861,801	$20,976,889	$108,516,096
Average total liabilities	51,679,943	8,817,108	6,364,551	1,265,271	1,562,074	30,101,442	99,790,389
Average total equity	—	—	—	—	—	8,725,707	8,725,707

Net interest income	1,658,939	538,800	269,334	399,536	47,064	330,036	3,243,709
Fully taxable-equivalent adjustment (FTE)	187	22,582	11,050	—	17	5,686	39,522

Net interest income (FTE)[1]	1,659,126	561,382	280,384	399,536	47,081	335,722	3,283,231
Provision for loan losses[2]	165,381	18,131	241,483	1,957	140	42,700	469,792

Net interest income after provision for loan losses	1,493,745	543,251	38,901	397,579	46,941	293,022	2,813,439
Noninterest income	730,640	215,209	530,037	1,442	630,721	160,778	2,268,827
Noninterest expense	1,070,289	270,931	312,872	227,208	476,921	861,199	3,219,420

Total contribution before taxes	1,154,096	487,529	256,066	171,813	200,741	(407,399)	1,862,846
Provision for income taxes[3]	—	—	—	—	—	531,037	531,037

Net income	$1,154,096	$487,529	$256,066	$171,813	$200,741	$(938,436)	$1,331,809

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the line of business.

[2]	Provision for loan losses includes an allocation to the lines of business reflecting net credit losses.

[3]	Includes regular income tax provision and taxable-equivalent income adjustment reversal of $58.4 million, $45.0 million, and $39.5 million for the twelve months ended December 31, 2004, 2003 and 2002 respectively.

102	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 23 / COMPREHENSIVE INCOME

The Company’s comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income and unrealized gains and losses on securities available for sale, and derivatives net of income taxes and other comprehensive income related to retirement plans.

Comprehensive income for the years ended December 31, 2004, 2003, and 2002 is calculated as follows:

(Dollars in thousands)	2004	2003	2002
Unrealized (loss) gain on available for sale securities, net, recognized in other comprehensive income:
Before income tax	$(604,347)	$177,314	$(195,217)
Income tax	(209,004)	62,060	(68,326)

Net of income tax	(395,343)	115,254	(126,891)

Amounts reported in net income:
(Loss) gain on sale of securities	(41,691)	123,876	204,547
Net amortization	62,034	172,434	47,654

Reclassification adjustment	20,343	296,310	252,201
Income tax	(7,120)	(103,709)	(88,270)

Reclassification adjustment, net of tax	13,223	192,601	163,931

Unrealized (loss) gain on available for sale securities arising during period, net of tax	(382,120)	307,855	37,040
Reclassification adjustment, net of tax	(13,223)	(192,601)	(163,931)

Net unrealized (loss) gain on available for sale securities recognized in other comprehensive income	(395,343)	115,254	(126,891)

Unrealized gain on derivative financial instruments, net, recognized in other comprehensive income:
Before income tax	16,402	45,366	13,822
Income tax	(5,741)	(15,878)	(4,838)

Net of income tax	10,661	29,488	8,984

Reclassification of losses from other comprehensive income to earnings	—	—	4,786
Income tax expense	—	—	(1,675)

Reclassification adjustment, net of tax	—	—	3,111

Unrealized gain on derivative financial instruments arising during period, net of tax	10,661	29,488	5,873
Reclassification adjustment, net of tax	—	—	3,111

Net unrealized gain on derivative instruments recognized in other comprehensive income	10,661	29,488	8,984

Change in accumulated other comprehensive income related to retirement plans:	(2,460)	9,881	(27,876)

Total unrealized (losses) gains recognized in other comprehensive income	(387,142)	154,623	(145,783)
Net income	1,572,901	1,332,297	1,331,809

Total comprehensive income	$1,185,759	$1,486,920	$1,186,026

The components of accumulated other comprehensive income at December 31 were as follows:

(Dollars in thousands)	2004	2003	2002
Net unrealized gain on available for sale securities	$1,304,000	$1,699,344	$1,584,091
Net unrealized loss on derivative financial instruments	(6,595)	(17,257)	(46,745)
Accumulated other comprehensive income related to retirement plans	(20,455)	(17,995)	(27,876)

Total accumulated other comprehensive income	$1,276,950	$1,664,092	$1,509,470

SUNTRUST 2004 ANNUAL REPORT	103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 24 / OTHER NONINTEREST INCOME AND FEES AND OTHER CHARGES

Other noninterest income in the Consolidated Statements of Income includes:

	Year Ended December 31
(Dollars in thousands)	2004	2003	2002
Trading account profits and commissions	$127,799	$109,878	$103,170
Other income	288,059	123,606	113,183

Total other noninterest income	$415,858	$233,484	$216,353

Fees and other charges in the Consolidated Statements of Income include:

Other charges and fees	$390,494	$326,311	$296,860
Investment banking income	206,730	192,480	176,960
Retail investment services	192,811	161,753	136,659
Card and other fees	153,439	119,585	119,982

Total fees and other charges	$943,474	$800,129	$730,461

Note 25 / OTHER NONINTEREST EXPENSE

Other noninterest expense in the Consolidated Statements of Income includes:

	Year Ended December 31
(Dollars in thousands)	2004	2003	2002
Outside processing and software	$286,270	$246,654	$225,169
Consulting and legal	81,035	57,421	91,067
Amortization of intangible assets	77,582	64,515	58,898
Postage and delivery	69,810	69,036	69,377
Communications	67,190	61,261	64,845
Credit and collection services	66,694	70,316	64,601
Other staff expense	66,005	60,353	51,975
Operating supplies	46,802	39,837	46,795
FDIC premiums	19,503	17,958	17,352
Other real estate income	(1,799)	(1,999)	(122)
Other expense	339,828	254,712	210,879

Total other noninterest expense	$1,118,920	$940,064	$900,836

104	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Note 26 / SUNTRUST BANKS, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION STATEMENTS OF INCOME — PARENT COMPANY ONLY

	Year Ended December 31
(Dollars in thousands)	2004	2003	2002
Operating Income
From subsidiaries:
Dividends – substantially all from the Bank	$1,464,648	$1,472,487	$1,765,179
Interest on loans	9,615	3,870	13,374
Other income	—	1	3
Other operating income	30,103	33,474	57,128

Total operating income	1,504,366	1,509,832	1,835,684

Operating Expense
Interest on short-term borrowings	4,663	3,840	6,424
Interest on long-term debt	143,688	132,954	156,833
Employee compensation and benefits	16,223	41,163	23,095
Service fees to subsidiaries	7,645	6,934	10,018
Other operating expense	54,291	61,621	66,996

Total operating expense	226,510	246,512	263,366

Income before income taxes and equity in undistributed income of subsidiaries	1,277,856	1,263,320	1,572,318
Income tax benefit	33,512	53,751	32,396

Income before equity in undistributed income of subsidiaries	1,311,368	1,317,071	1,604,714
Equity in undistributed income of subsidiaries	261,533	15,226	(272,905)

Net Income	$1,572,901	$1,332,297	$1,331,809

SUNTRUST 2004 ANNUAL REPORT	105

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

BALANCE SHEETS — PARENT COMPANY ONLY

	December 31
(Dollars in thousands)	2004	2003
Assets
Cash in subsidiary banks	$(2,244)	$3,767
Interest-bearing deposits in banks	705,614	8,722
Funds sold and securities purchased under agreements to resell	—	913,900
Trading account	55,198	91,432
Securities available for sale	486,421	572,639
Loans to subsidiaries	864,162	377,656
Investment in capital stock of subsidiaries stated on the basis of the Company’s equity in subsidiaries’ capital accounts
Banking subsidiaries	17,796,319	10,618,566
Nonbanking subsidiaries	1,334,149	1,365,197
Premises and equipment	15,027	16,877
Intangible assets	129,987	76,587
Other assets	794,194	853,099

Total assets	$22,178,827	$14,898,442

Liabilities and Shareholders’ Equity
Short-term borrowings from
Subsidiaries	$54,126	$139,006
Non-affiliated companies	534,220	311,490
Long-term debt	4,489,656	3,485,621
Trading liabilities	12,739	4,921
Other liabilities	1,101,187	1,226,238

Total liabilities	6,191,928	5,167,276

Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	370,578	294,163
Additional paid in capital	6,749,219	1,288,311
Retained earnings	8,118,710	7,149,118
Treasury stock and other	(528,558)	(664,518)
Accumulated other comprehensive income	1,276,950	1,664,092

Total shareholders’ equity	15,986,899	9,731,166

Total liabilities and shareholders’ equity	$22,178,827	$14,898,442

Common shares outstanding	360,840,710	281,923,057
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	9,737,688	12,239,700

106	SUNTRUST 2004 ANNUAL REPORT

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

STATEMENTS OF CASH FLOW — PARENT COMPANY ONLY

	Year Ended December 31
(Dollars in thousands)	2004	2003	2002
Cash Flows from Operating Activities:
Net income	$1,572,901	$1,332,297	$1,331,809
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(261,533)	(69,780)	272,905
Depreciation, amortization, and accretion	5,381	5,304	6,016
Stock option compensation	17,443	8,722	885
Deferred income tax provision	14,789	8,037	2,184
Amortization of compensation element of restricted stock	8,515	5,475	3,074
Securities losses (gains)	2,599	(7,117)	(4,326)
Net decrease (increase) in other assets	137,486	86,767	(94,951)
Net (decrease) increase in other liabilities	(157,525)	467,473	76,108

Net cash provided by operating activities	1,340,056	1,837,178	1,593,704

Cash Flows from Investing Activities:
Proceeds from sales of securities available for sale	256,710	177,712	117,638
Purchases of securities available for sale	(138,155)	(345,066)	(118,919)
Net (increase) decrease in loans to subsidiaries	(486,506)	489,526	(181,948)
Capital expenditures	(32)	(193)	—
Proceeds from the sale of assets	—	—	759
Net cash used for acquisitions	(1,519,152)	(55,528)	—
Capital contributions from (distributions to) subsidiaries	42,202	(651,285)	(543,227)
Other, net	11,116	6,726	(67,351)

Net cash used in investing activities	(1,833,817)	378,108	(793,048)

Cash Flows from Financing Activities:
Net (decrease) increase in short-term borrowings	(46,962)	18,671	(93,604)
Proceeds from the issuance of long-term debt	1,000,000	123,376	316,456
Repayment of long-term debt	(208,761)	(137,805)	(451,608)
Proceeds from the exercise of stock options	96,457	27,945	11,939
Proceeds from stock issuance	47,381	44,268	40,809
Acquisition of treasury stock	(14,064)	(182,152)	(340,656)
Performance stock activity	—	—	(2,606)
Dividends paid	(603,309)	(505,396)	(489,543)

Net cash provided by (used in) financing activities	270,742	(611,093)	(1,008,813)

Net (decrease) increase in cash and cash equivalents	(223,019)	847,977	(208,157)

Cash and cash equivalents at beginning of year	926,389	78,412	286,569

Cash and cash equivalents at end of period	$703,370	$926,389	$78,412

Supplemental Disclosure
Income taxes received from subsidiaries	$604,729	$528,187	$495,194
Income taxes paid by Parent Company	(544,037)	(339,629)	(433,341)

Net income taxes received by Parent Company	60,692	188,558	61,853

Interest paid	136,311	138,298	163,805
Net non-cash contributions from (distributions to) subsidiaries	(4,319,794)	(32,689)	24,234
Non-cash impact of acquisition of National Commerce Financial	5,517,551	—	—
Non-cash dividend from subsidiaries	—	54,554	—

SUNTRUST 2004 ANNUAL REPORT	107

2004 FORM 10-K

Securities and Exchange Commission

Washington, DC 20549

Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2004

Commission file number 1-8918

SunTrust Banks, Inc.

Incorporated in the State of Georgia

IRS Employer Identification Number 58-1575035

Address: 303 Peachtree Street, NE, Atlanta, GA 30308

Telephone: (404) 588-7711

Securities Registered Pursuant to Section 12(b) of the Act: Common Stock–$1.00 par value, which is registered on the New York Stock Exchange.

As of January 31, 2005, SunTrust had 360,831,081 shares of common stock outstanding. The aggregate market value of SunTrust common stock held by non-affiliates on June 30, 2004 was approximately $18.3 billion.

SunTrust (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.) ☒

DOCUMENTS INCORPORATED BY REFERENCE

Part III information is incorporated herein by reference, pursuant to Instruction G of Form 10-K, from SunTrust’s Proxy Statement for its 2005 Annual Shareholders’ Meeting, which will be filed with the Commission by March 15, 2005 (the “Proxy Statement”). Certain Part I and Part II information required by Form 10-K is incorporated by reference from the SunTrust Annual Report to Shareholders as indicated below. Except for parts of the SunTrust Annual Report to Shareholders expressly incorporated herein by reference, the Annual Report is not to be deemed filed with the Securities and Exchange Commission.

Page
Part I

Item 1	Business	1–65, inside back cover
Item 2	Properties	64
Item 3	Legal Proceedings	64
Item 4	Not Applicable

Part II

Item 5	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	18, 51, 60, inside front cover, inside back cover
Item 6	Selected Financial Data	18
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	1–65
Item 7A	Quantitative and Qualitative Disclosures about Market Risk	38–43
Item 8	Financial Statements and Supplementary Data	51–61, 66–107
Item 9	Not Applicable
Item 9A	Controls and Procedures	64–65
Item 9B	Other Information	65

Part III

Item 10	Directors and Executive Officers of the Registrant	Proxy Statement
Item 11	Executive Compensation	Proxy Statement
Item 12	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	Proxy Statement
Item 13	Certain Relationships and Related Transactions	Proxy Statement
Item 14	Principal Accountant Fees and Services	Proxy Statement

Part IV

Item 15	Exhibits and Financial Statement Schedules	109

Certain statistical data required by the Securities and Exchange Commission are included on pages 18–61.

108	SUNTRUST 2004 ANNUAL REPORT

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Financial Statement Filed. See Index To Consolidated Financial Statements on page 66 of the Annual Report.

The Company’s principal banking subsidiary is owned by SunTrust Bank Holding Company, a Florida corporation. A directory of the Company’s principal banking units and key subsidiaries are on pages 111 through 112 of this Annual Report and Form 10-K. The Company’s Articles of Incorporation, Bylaws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans, and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia, 30302. A copying fee will be charged for the Exhibits.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28250, 33-58723, 333-50719, 333-86306, 333-69331, 333-91519, 333-91521, 333-43348, 333-106638, 333-114625, 333-118963) and Form S-3 (Nos. 333-61583, 333-86330, 333-118382) of SunTrust Banks, Inc. of our report dated March 1, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Atlanta, GA

March 1, 2005

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on March 1, 2005 by the undersigned, thereunto duly authorized.

/s/ L. Phillip Humann
SunTrust Banks, Inc.	L. Phillip Humann
(Registrant)	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on March 1, 2005 by the following persons on behalf of the Registrant and in the capacities indicated.

/s/ L. Phillip Humann	/s/ Thomas E. Panther
L. Phillip Humann	Thomas E. Panther
Chairman of the Board of Directors and Chief Executive Officer	Senior Vice President and Controller

/s/ Mark A. Chancy
Mark A. Chancy
Senior Executive Vice President and Chief Financial Officer

All Directors of the Registrant listed on page 110.

SUNTRUST 2004 ANNUAL REPORT	109

BOARD OF DIRECTORS

L. Phillip Humann1

Chairman of the Board and

Chief Executive Officer

Robert M. Beall, II5

Chairman of the Board and

Chief Executive Officer

Beall’s, Inc. Bradenton, Florida

J. Hyatt Brown1

Chairman of the Board and

Chief Executive Officer

Brown & Brown, Inc.

Daytona Beach, Florida

Alston D. Correll3, 4

Chairman of the Board and

Chief Executive Officer

Georgia-Pacific Corporation

Atlanta, Georgia

Jeffrey C. Crowe2

Chairman of the Board

Landstar System, Inc.

Jacksonville, Florida

Thomas C. Farnsworth, Jr.5

Chairman

Farnsworth Investment Co.

Memphis, Tennessee

Patricia C. Frist5

Partner in Frist Capital Partners,

President, Frisco, Inc. and

President, Patricia C. Frist and

Thomas F. Frist, Jr. Foundation

Nashville, Tennessee

Blake P. Garrett, Jr.5

Partner

Garrett & Garrett Co.

Fountain Inn, South Carolina

Thomas M. Garrott1

Former Chairman of the

Executive Committee and

Former Chairman of the Board

National Commerce Financial

Corporation Memphis, Tennessee

David H. Hughes3, 4

Chairman of the Board

Hughes Supply, Inc.

Orlando, Florida

E. Neville Isdell1

Chairman of the Board and

Chief Executive Officer

The Coca-Cola Company

Atlanta, Georgia

M. Douglas Ivester2, 4

Retired Chairman of the Board

and Chief Executive Officer

The Coca-Cola Company

Atlanta, Georgia

J. Hicks Lanier2

Chairman of the Board and

Chief Executive Officer

Oxford Industries, Inc.

Atlanta, Georgia

G. Gilmer Minor, III3, 4

Chairman of the Board and

Chief Executive Officer

Owens & Minor, Inc.

Richmond, Virginia

Larry L. Prince3

Chairman of the Board

Genuine Parts Company

Atlanta, Georgia

Frank S. Royal, M.D.2

President

Frank S. Royal, M.D., P.C.

Richmond, Virginia

Karen Hastie Williams2, 4

Retired Partner

Crowell & Moring, L.L.P.

Washington, D.C.

Phail Wynn, Jr.4, 5

President

Durham Technical Community College

Durham, North Carolina.

COMMITTEES OF THE BOARD

1 Executive Committee

L. Phillip Humann, Chair

2Audit Committee

M. Douglas Ivester, Chair

Audit Committee Financial Expert

3Compensation Committee

Larry L. Prince, Chair

4Governance and Nominating Committee

David H. Hughes, Chair

5Risk Committee

Thomas C. Farnsworth, Jr., Chair

MANAGEMENT COMMITTEE

L. Phillip Humann

Chairman and

Chief Executive Officer

James M. Wells III

President and

Chief Operating Officer

William R. Reed, Jr.

Vice Chairman

Geographic Banking and Sales

Administration

Mark A. Chancy

Senior Executive Vice President

Chief Financial Officer

Robert H. Coords

Senior Executive Vice President

Chief Risk Officer

David F. Dierker

Senior Executive Vice President

Chief Administrative Officer

Donald S. Downing

Executive Vice President

Merger Integration and

Management Governance

Sterling Edmunds

President and Chief Executive Officer

SunTrust Mortgage, Inc.

Raymond D. Fortin

Executive Vice President

General Counsel

Richard Furr

Chairman, President and

Chief Executive Officer

Carolinas Banking Group

C.T. Hill

Chairman, President and

Chief Executive Officer

Mid-Atlantic Banking Group

Craig J. Kelly

Executive Vice President

Chief Marketing Executive

C. Eugene Kirby

Executive Vice President

Retail Banking Line of Business

Thomas G. Kuntz

President and Chief Executive Officer

Florida Banking Group

Carl F. Mentzer

Senior Executive Vice President

Chief Credit Officer

Dennis M. Patterson

Executive Vice President

Corporate Sales Administration

William H. Rogers, Jr.

Executive Vice President

Wealth and Investment

Management, Mortgage and

Commercial Lines of Business

R. Charles Shufeldt

Executive Vice President

Corporate and Investment

Banking Line of Business

Mary T. Steele

Executive Vice President

Director of Human Resources

Timothy E. Sullivan

Executive Vice President

Chief Information Officer

E. Jenner Wood, III

Chairman, President and

Chief Executive Officer

Central Banking Group

110	SUNTRUST 2004 ANNUAL REPORT

BANKS

END OF PERIOD DECEMBER 31, 2004

(Dollars in billions)	Location	Key Executives	Deposits	Branches
Geographic Region

Carolina Group	Durham	Richard L. Furr	$8.8	255

Mecklenburg Region	Charlotte	Carl E. Wicker, Jr.	$2.0	59
South Carolina Region	Greenville	Charles A. Perry, Jr.	1.3	56
Triad Region	Greensboro	Rocky W. Johnson	2.3	59
Triangle Region	Raleigh	Robert W. Jones	3.2	81

Central Group	Atlanta	E. Jenner Wood, III	$24.5	593

Atlanta Region	Atlanta	J. Scott Wilfong	$10.2	259
East Tennessee Region	Knoxville	Larry D. Mauldin	2.2	61
Memphis Region	Memphis	David T. Popwell	1.5	44
Nashville Region	Nashville	Warren W. Woodring	4.3	72
Chattanooga Region	Chattanooga	Michael R. Butler	2.9	66
Georgia Region	Savannah	William B. Haile	3.4	91

Mid Atlantic Group	Richmond	C.T. Hill	$19.7	420

Central Virginia Region	Richmond	A. Dale Cannady	$2.2	47
Maryland Region	Baltimore	Donald P. Hutchinson	1.9	61
Greater Washington Region	Washington, DC	Peter F. Nostrand	10.6	172
Hampton Roads Region	Norfolk	William K. Butler II	2.1	46
Western Virginia Region	Roanoke	Robert C. Lawson, Jr.	2.9	94

Florida Group	Orlando	Thomas G. Kuntz	$31.7	442

Central Florida Region	Orlando	Ray L. Sandhagen	9.5	123
North Florida Region	Jacksonville	John R. Schmitt	3.8	60
South Florida Region	Ft. Lauderdale	James W. Rasmussen	8.7	95
Southwest Florida Region	Sarasota	Margaret L. Callihan	4.1	64
Tampa Region	Tampa	Daniel W. Mahurin	5.6	100

SUNTRUST 2004 ANNUAL REPORT	111

KEY SUBSIDIARIES

CHIEF EXECUTIVE
Asset Management Advisors, L.L.C.	Henry A. Perry
Provides comprehensive financial, investment advisory and family wealth management services.

Premium Assignment Corporation	Peter Kugelmann
Provides insurance premium financing primarily to small businesses.

SunTrust BankCard, N.A.	Jerrilyn A. Holman
Offers credit card services to commercial and corporate clients.

SunTrust Capital Markets, Inc.	R. Charles Shufeldt

SunTrust’s investment banking subsidiary. Includes SunTrust Robinson Humphrey Capital Markets, which offers securities underwriting and investment advisory capabilities to corporate, institutional and public entities, as well as Alexander Key Investments, a full-service brokerage serving the needs of wealthy investors.

SunTrust Community Development Corporation	William H. Pridgen
Manages the Company’s investments in affordable housing.

SunTrust Delaware Trust Company	Barbara B. O’Donnell
A limited purpose trust company providing specialized investment related services for high-net-worth clients.

SunTrust Insurance Company	Peter G. Bielan
Re-insures credit life as well as accident and health insurance policies.

SunTrust Leasing Corporation	Daniel E. McKew
Provides equipment-related lease financing to businesses.

SunTrust Mortgage, Inc.	Sterling Edmunds, Jr.
One of the nation’s largest bank-owned mortgage companies. Originates, purchases, sells and services mortgage loans.

SunTrust Securities, Inc.	Peter G. Bielan
Provides full-service brokerage and investment advisory services primarily to retail investors.

Trusco Capital Management, Inc.	Douglas S. Phillips
An SEC-registered investment advisor that manages assets for institutional clients. Includes the STI Classic Funds, SunTrust’s mutual fund family.

112	SUNTRUST 2004 ANNUAL REPORT

SHAREHOLDER INFORMATION

SunTrust Banks, Inc.

CORPORATE HEADQUARTERS

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, GA 30308

404-588-7711

CORPORATE MAILING ADDRESS

SunTrust Banks, Inc.

P.O. Box 4418

Center 645

Atlanta, GA 30302-4418

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, April 19, 2005 at 9:30 a.m. local time in Suite 105 on the first floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.

STOCK TRADING

SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol “STI.”

QUARTERLY COMMON STOCK PRICES AND DIVIDENDS

The quarterly high, low and close prices of SunTrust’s common stock for each quarter of 2004 and 2003 and the dividends paid per share are shown below.

	Market Price			Dividends
Quarter Ended	High	Low	Close	Paid
2004
December 31	$74.38	$67.03	$73.88	$0.50
September 30	70.69	63.50	70.41	0.50
June 30	71.10	61.27	64.99	0.50
March 31	76.65	68.04	69.71	0.50

2003
December 31	$71.73	$60.45	$71.50	$0.45
September 30	63.00	58.00	60.37	0.45
June 30	61.98	51.44	59.34	0.45
March 31	59.95	51.73	52.65	0.45

DEBT RATINGS

Ratings as of December 31, 2004.

	Moody’s Investors	Standard & Poor’s	Fitch
Corporate Ratings
Long Term Debt Ratings
Senior Debt	Aa3	A+	A+
Subordinated Debt	A1	A	A

Short Term
Commercial Paper	P-1	A-1	F1

Bank Ratings
Long Term Debt Ratings
Senior Debt	Aa2	AA-	A+
Subordinated Debt	Aa3	A+	A

Short Term	P-1	A-1+	F1+

NUMBER OF SHAREHOLDERS

As of December 31, 2004, 43,383 Registered Shareholders (Shareholders of Record)

Approximately 91,000 Street Name Shareholders

Approximately 28,600 Employee Shareholders

There could be overlapping shareholders among the three shareholder groups.

SHAREHOLDER SERVICE

Shareholders who wish to change the name, address or ownership of stock, to report lost certificates, or to consolidate accounts should contact the Transfer Agent:

SunTrust Bank

P.O. Box 4625

Atlanta, GA 30302-4625

404-588-7815

DIVIDEND REINVESTMENT

SunTrust offers a Dividend Reinvestment Plan that provides automatic reinvestment of dividends in additional shares of SunTrust common stock. For more information contact:

Stock Transfer Department

SunTrust Bank

P.O. Box 4625

Atlanta, GA 30302-4625

404-588-7822

FINANCIAL INFORMATION

To obtain information on SunTrust, contact:

Greg Ketron

Director of Investor Relations

404-827-6714

For information online, visit suntrust.com:

•	2004 Annual Report (including select information translated in Spanish)

•	Quarterly earnings releases

•	Press releases

WEB SITE ACCESS TO UNITED STATES SECURITIES AND EXCHANGE COMMISSION FILINGS

All reports filed electronically by SunTrust Banks, Inc. with the United States Securities and Exchange Commission, including the annual report on Form 10-K, quarterly reports on Form 10-Q, and current event reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are accessible as soon as reasonably practicable at no cost in the Investor Relations section of the corporate Web site at suntrust.com.

SUNTRUST

SunTrust Banks, Inc.

303 Peachtree Street

Atlanta, GA 30308