Form 10-K, Exhibit 13
period 2005-12-31
SUNTRUST BANKS INC
filed 2006-02-28
CIK 750556

SUNTRUST BANKS, INC. 2005 ANNUAL REPORT	what we see...

CONTENTS: 10 SUNTRUST AT A GLANCE 13 SHAREHOLDER LETTER 19 MANAGEMENT’S DISCUSSION 63 FINANCIAL STATEMENTS

At SunTrust, we see beyond money. We strive to understand the people behind each account number. We see individuals with great hopes and big dreams for their personal and professional lives. We see businesses, large and small, driving commerce and creating prosperity for their employees, stakeholders, and clients. In our view, all of our clients—from the trading desk to the sales floor, the corner office to the living room—deserve more than business as usual. They deserve our very best. At SunTrust, we see beyond, and go beyond, what’s expected. We actively pursue the best—for our clients, shareholders, employees, and communities.

Seeing beyond moneysm ...is more than what we say. It’s what we do.

See what we see.

We see SunTrust clients as individuals: real people with immediate needs and long-term goals. And we see why they plan and invest for the future: a first home... a relaxed retirement... a bright ninth-grader with dreams of college. Our clients and their families are as diverse and as continually evolving as the growing communities we serve. Yet every SunTrust success story has the same foundation: personal interest, in-depth understanding, and responsive service. People like the ease of online banking and ATMs— but they also value face-to-face contact. So does SunTrust. We listen first, which allows us to learn what our clients need for today and want for tomorrow. Listening also guides us in applying SunTrust resources and expertise to help our clients achieve their goals. We create customized solutions that are efficient and effective—and convenient. In 2005, SunTrust opened new branches and mortgage offices, improved online banking capabilities, and updated ATMs. We improved accessibility by extending branch hours. We enhanced our call center capabilities for consumer and small business clients. In partnership with retailers like Wal-Mart, Kroger, Publix, and Safeway, we provided added convenience for clients in their favorite places to shop. SunTrust is working to be our clients’ bank for life.

we see beyond your financial plan

2 SUNTRUST 2005 ANNUAL REPORT

to the reasons why you plan.

Looking across the business landscape today, we see SunTrust clients at the center: as vital businesses with dynamic needs and plans for growth. As one of the largest banks in the United States—with a footprint that includes high-growth, business-friendly states—SunTrust has the capital and expertise to support and advance the goals of our clients. SunTrust is really about relationships. We offer the best of both worlds to our business and institutional clients: that means “big bank” capabilities combined with local responsiveness, knowledge, and service. We focus not only on meeting today’s needs, but seeing tomorrow’s possibilities. And what it will take to make them a reality. We take a long-term view, getting to know our clients, their industry, and what drives their business. Then, we apply the right SunTrust resources to deliver solutions that create value for their company and for them as individuals. From capital raising and cash management to risk management, advisory services, and investment strategies, our clients see the difference in the way we work—and reap the benefits of our approach. We’re in the solution business. And we’re committed to building long-term relationships.

we see beyond the balance sheet

4 SUNTRUST 2005 ANNUAL REPORT

to what your growing business needs.

Take a peek inside SunTrust and you will see thousands of reasons why our clients prefer working with us: our employees. The employees of SunTrust are the front-line fulfillment of our promise, “Seeing beyond money.” Their mission is to discover and deliver what matters most in our clients’ lives, dreams, and financial plans. Supported by the philosophy of local decision-making, the close relationships our employees develop with clients are critical to their success. And to ours. We don’t think about our business only in terms of organizational units, or products, or services.

We take a holistic, team approach toward meeting each client’s needs—giving them access to the multiple areas of expertise that reside within SunTrust. In 2005, independent agencies that evaluate and measure performance and service recognized the efforts of SunTrust employees. Both as a service provider and employer, SunTrust was viewed as an exceptional place to work. And that helps us all. The values we live by at SunTrust benefit our clients, our employees, and our company. SunTrust employees see to it that we continue to go the extra mile. Every day.

we see beyond office walls

6 SUNTRUST 2005 ANNUAL REPORT

to help wherever and whenever you need us.

When we look out into our communities, we see friends and neighbors, good works and great needs: opportunities to develop a better future. SunTrust has a long-standing record of community involvement. This not only reflects our corporate values—it suggests an enlightened self-interest. A fundamental belief of our company is that as we help build our community, we build the bank. It’s a promise that we actively work to fulfill at every level of the organization. Delivering on this commitment requires leadership and the ongoing support of both human and financial resources. During 2005, visible disasters such as Hurricanes Katrina and Wilma brought out the best in the people of SunTrust. Our employees answered the call, donating money and time to help communities get back on their feet. Beyond meeting those immediate crises, SunTrust continued to advance important outreach initiatives all over our footprint. Whether rebuilding after a storm or helping to nurture an emerging community, SunTrust is planting seeds for growth in the communities where we live and work.

When we look at our clients, we see more than revenue potential. We see energy, aspirations, creativity, and ideas that keep our economy working and growing. When we look at our company, we see more than financial assets. We see experience... talent... knowledge... people who have a sincere desire to add value to our clients’ lives through financial services. At SunTrust, we’re doing our best to make this vision real. We are eager to partner with our clients as we endeavor to see beyond.

we see beyond charitable contributions

8 SUNTRUST 2005 ANNUAL REPORT

to ongoing investments in brighter futures.

SunTrust at a glance

Our Company

SunTrust Banks, Inc., with year-end 2005 assets of $179.7 billion, is one of the nation’s largest and strongest financial holding companies.

Through its flagship subsidiary, SunTrust Bank, the Company provides deposit, credit, and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses, and institutions.

SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. The Company’s priorities include consistency in financial performance, quality in customer service, and a strong commitment to all segments of the communities it serves.

SunTrust’s 1,694 retail and specialized service branches and 2,782 ATMs are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. In addition, SunTrust provides clients with a selection of technology-based banking channels including Internet, PC and Telephone Banking. Our internet address is www.suntrust.com.

As of December 31, 2005, SunTrust had total assets under advisement of $242.5 billion. This includes $209.1 billion in trust assets as well as $33.4 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio grew to $105.6 billion at year end.

Our Mission

Our mission is to help people and institutions prosper by providing financial services that meet the needs, exceed the expectations, and enhance the lives of our colleagues, clients, communities, and ultimately our shareholders.

Our Businesses

SunTrust’s five key lines of business are:

•	Retail Banking, which provides loan, deposit and other services to consumers and business clients with up to $10 million in sales.

•	Commercial Banking, which offers enterprises a full array of financial products and services including commercial lending, treasury management, financial risk management, and corporate bankcard.

•	Corporate and Investment Banking, which focuses on companies with sales in excess of $250 million, is comprised of the following businesses: corporate banking, investment banking, capital markets, commercial leasing, and merchant banking.

•	Mortgage Banking, which offers residential mortgage products nationally through its retail, broker, and correspondent channels.

•	Wealth and Investment Management, which provides a full array of wealth management products and professional services to both individual and institutional clients.

10 SUNTRUST 2005 ANNUAL REPORT

how we’ve performed

Financial Highlights

	Year Ended December 31
(Dollars in millions, except per share data)	2005	2004	2003
For the Year
Net income	$1,987.2	$1,572.9	$1,332.3
Total revenue[1]	7,809.5	6,348.0	5,668.3
Common dividends paid	795.0	603.3	505.4
Per Common Share
Net income – diluted	$5.47	$5.19	$4.73
Dividends declared	2.20	2.00	1.80
Common stock closing price	72.76	73.88	71.50
Book value	46.65	44.30	34.52
Financial Ratios
Return on average total assets	1.18%	1.18%	1.09%
Return on average assets less net unrealized securities gains[2]	1.17	1.19	1.01
Return on average total shareholders’ equity	12.02	13.71	14.67
Return on average realized shareholders’ equity[2]	12.70	15.65	15.98
Net interest margin[3]	3.16	3.15	3.08
Efficiency ratio[3]	60.06	61.39	59.99
Tier 1 capital ratio	7.01	7.16	7.85
Total capital ratio	10.57	10.36	11.75
Selected Average Balances
Total assets	$168,088.8	$133,754.3	$122,325.4
Earning assets	147,435.3	118,905.6	109,257.4
Loans	108,742.0	86,214.5	76,137.9
Deposits	110,406.5	87,132.9	80,039.0
Total shareholders’ equity	16,526.3	11,469.5	9,083.0
Common shares – diluted (thousands)	363,454	303,309	281,434
As of December 31
Total assets	$179,712.8	$158,869.8	$125,250.5
Earning assets	157,661.5	138,726.6	112,376.9
Loans	114,554.9	101,426.2	80,732.3
Allowance for loan and lease losses	1,028.1	1,050.0	941.9
Deposits	122,053.2	103,361.3	81,189.5
Total shareholders’ equity	16,887.4	15,986.9	9,731.2
Common shares outstanding (thousands)	361,984	360,840	281,923
Market value of investment in common stock of The Coca-Cola Company (48,266,496 shares)	$1,946	$2,004	$2,450

[1]	Total revenue is comprised of fully taxable-equivalent (“FTE”) net interest income and noninterest income.

[2]	In this report, SunTrust presents a return on average assets less net unrealized securities gains and return on average realized shareholders’ equity which exclude realized and unrealized securities gains/losses and dividends from the Coca-Cola Company. The foregoing numbers primarily reflect adjustments to remove the effects of the ownership by the Company of 48.3 million shares of The Coca-Cola Company. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized gains on the securities portfolio is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses. The Company also believes that the return on average realized shareholders’ equity is more indicative of the Company’s return on equity because the excluded equity relates primarily to a long term holding of a specific security. The Company provides reconcilements on pages 53 and 54 for all non-GAAP measures.

[3]	The net interest margin and efficiency ratios are presented on a FTE basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relative comparison between taxable and non-taxable amounts.

SUNTRUST 2005 ANNUAL REPORT 11

James M. Wells III President and Chief Operating Officer	L. Philip Humann Chairman and Chief Executive Officer

to our shareholders

In the preceding pages of this annual report we have sought to convey how we’re bringing to life SunTrust’s distinctive client promise—“Seeing beyond money.” From a shareholder perspective, the idea of “Seeing beyond money” might at first blush seem incongruous. After all, the point of investing in SunTrust is very much about money: at the end of the day, shareholders are looking to us to deliver steady, sustainable earnings growth. All of us at SunTrust are very conscious of that expectation. And we work hard to meet it.

In 2005 our hard work paid off. Net income was $2.0 billion, or $5.47 per share, up from $1.6 billion, or $5.19 per share, in 2004. Once again, the men and women of SunTrust did a great job of serving the needs of our clients while running our business efficiently. Once again, they translated the earnings potential of our Company into strong year-over-year performance.

During 2005, we also built our underlying capacity to continue to deliver strong results in a highly competitive industry. We did this by “Seeing beyond money,” in a manner of speaking. We invested in our franchise. We enhanced our product line. We developed our talent. We sharpened our focus on expense control. And we placed additional emphasis on identifying—and managing—the risks inherent in our business. This is a priority for all financial services providers as we operate in an uncertain economy and a demanding regulatory environment.

2005 was a year generally characterized by the continuation of positive performance trends despite some challenging market conditions.

We saw steady growth in our biggest earnings component, net interest income, which was driven almost entirely by solid loan and deposit growth. At the same time, we generated strong fee-based income that in turn contributed to a handsome gain in total revenues. With revenues growing at a faster rate than expenses, we achieved “positive operating leverage” for the year, a good indication of our ability to keep expenses in line. Finally, credit trends were positive in 2005; indeed, they were among the strongest we’ve seen in some time and set a positive tone in this critical area as 2006 began.

To place 2005 progress in context, shareholders may recall that we engineered a significant and multi-dimensional transformation at SunTrust in recent years. As we navigated through a succession of industry challenges and market crosscurrents, we built our businesses, expanded our franchise, refined our operating model, modernized our infrastructure, and placed an increased emphasis on efficiency. Most recently, and very visibly, we developed a world-class sales and service organization committed to retaining clients and building long-term relationships.

What it all adds up to is that we have established a solid foundation for SunTrust’s future success. Of course our performance to some degree will always reflect industry trends, national and regional economic conditions, the ups and downs of the business cycle and various market dynamics. That being said, we believe we are as well positioned as ever to leverage the growth opportunities offered by our demographically attractive geographic footprint—perhaps the best footprint in U.S. banking—and demonstrated capabilities in our key lines of business: Retail Banking, Commercial Banking, Corporate and Investment Banking, Mortgage Banking, and Wealth and Investment Management.

Looking ahead, our goal is to continue to deliver business-driven earnings growth that compares favorably with that of our peers over a multi-year timeframe. As we see it, this longer-term financial orientation, balanced with our focus on near-term earnings progress, positively differentiates SunTrust as an investment opportunity.

We are pleased to report that in February 2006 the Board of Directors approved an increase of 11 percent in the annual dividend on SunTrust common stock, another indication of how strong, steady performance pays off.

The Management’s Discussion and Analysis section of this report provides a comprehensive review of our 2005 results. For purposes of this letter, we invite your attention to some highlights of the year—financial and non-financial—that not only illustrate SunTrust’s current performance focus, but also help explain why we are optimistic about our prospects as we look to 2006 and beyond.

SUNTRUST 2005 ANNUAL REPORT 13

BOTTOM LINE MOMENTUM

The rate of growth in SunTrust’s earnings per share (“EPS”)’ in recent years compares favorably with the long-term historical trend in the EPS compound annual growth rate (“CAGR”)1. This is a good indication of solid momentum in bottom line earnings over time.

[1]	EPS as originally reported and adjusted for stock splits.

[2]	CAGR based on GAAP EPS excluding merger expense.

Business Highlights

We further institutionalized our Company-wide sales culture. Today, the key components of a world-class sales organization are very much in place at SunTrust. This includes frequent sales meetings in all geographic banking regions and all business lines with specific sales and referral goals, tracking and measurement mechanisms, and most importantly, incentives that align employee, client, and shareholder interests. Our sales people increasingly take a “360 degree view” of each client’s needs and look across business lines to deliver the full range of SunTrust products and services. A visible result of this focus is significantly higher levels of referrals and cross-sales. One example of this: an emphasis on cross-selling home equity, deposit and other consumer products to mortgage clients resulted in over 100,000 of these products being sold to those clients, a substantial increase over 2004.

We are seeing the benefits of our merger with the former National Commerce Financial Corporation (“NCF”) in significant new business opportunities as well as operating efficiencies that exceeded our initial projections by almost a third. The merger was legally completed in late 2004 with the highly visible conversion of customer accounts and launch of the SunTrust brand into former NCF markets taking place in April 2005. By any standard, the conversion was smooth and successful, providing the latest example of SunTrust’s skill at merger integration.

To increase our market reach, we announced plans to expand into the demographically attractive Charleston, South Carolina area, where over the next three years we’ll open 16 traditional and in-store branches to complement our presence in other parts of the state. In early 2006, we signed a new strategic banking agreement with Wal-Mart that provides for enhancement of our partnership over the next three years. We also announced plans to acquire 11 in-store branches in Florida Wal-Mart Supercenter stores in a move that bolsters the highly successful partnership we have with Wal-Mart throughout our footprint.

We accelerated implementation of performance initiatives within our five key lines of business. Some examples include:

•	In Retail Banking, in addition to enhancing our branch presence, we upgraded our online banking capabilities for small business clients, streamlined our deposit products, and improved turnaround times for home equity loans through a combination of technology and process improvements while lowering the cost per closed loan.

•	In Commercial Banking, expanded use of sales management technology plus an increased emphasis on cross-sales resulted in solid growth in the Commercial and Industrial, and Real Estate loan portfolios and points to the success of our relationship management approach. Targeted investments in Treasury Management technology and commercial card products, coupled with a sales strategy focused on a wider range of payment solutions, resulted in increased sales volumes while also enhancing our competitive position in this high-potential core business segment.

•	In Corporate and Investment Banking, we stepped-up cross-selling of capital markets products to the Corporate, Commercial, and Wealth and Investment Management client bases and enhanced our capital markets capabilities by investing in both new and existing products.

14 SUNTRUST 2005 ANNUAL REPORT

•	In Wealth and Investment Management, we introduced a new client management operating model in Private Wealth Management and consolidated our brokerage and investment units under one broker/dealer, SunTrust Investment Services, to improve efficiency and build on our demonstrated competencies. In the same vein, we streamlined administrative, recordkeeping and investment capabilities for institutional customers. Asset Management Advisors, SunTrust’s family office, added a location in Tampa and, late in the year, announced several key executive appointments to help position SunTrust for national leadership in this high-potential business.

•	In Mortgage Banking, underscoring our national reach in this business line, we opened 51 new mortgage offices and increased the size of the sales force by almost 24 percent, moves that will allow us to grow market share and purchase-loan originations faster than our peers. We are proud that in 2005, the well-respected J.D. Power and Associates ranked SunTrust Mortgage “Highest in Customer Satisfaction among Mortgage Servicing Companies” and number two in overall customer satisfaction in the 2005 primary mortgage origination study.

We intensified our focus on talent management, a structured process that takes traditional succession planning to a higher level by explicitly aligning talent development with business strategies. Specifically, the capabilities of more than 5,600 key managers across the Company have been assessed in the context of defined leadership competencies, future potential and performance. The result is not only “bench strength” for top positions throughout the organization today, but meaningful development plans for an upcoming leadership generation. More broadly, our disciplined approach to talent management is reflected in an unusually high degree of success in hiring, retaining, and rewarding strong candidates in all areas of our organization—including the critical and evolving risk and compliance-related fields.

Financial Highlights

A quick look at some key components of our 2005 earnings compared with prior periods suggests the business line momentum that contributed to the strong bottom line earnings growth we reported last year. Since 2005 financial results reflect our acquisition of the former NCF, we have estimated historical results in examples that follow as if NCF and SunTrust results had been combined in the earlier periods as well. This permits meaningful comparisons while also providing a more accurate picture of our underlying earnings power.

•	Loans - Loan growth was robust in most segments of the portfolio—up 13% from 2004—and particularly strong in home equity loans and mortgages. While the mortgage industry was challenged by a drop-off in refinancing activity as a result of rising interest rates, SunTrust grew mortgages over the prior year end and achieved record production volume. We believe a significant portion of this growth was achieved by taking market share from our competitors, reflecting investments in new business generation capacity. We also grew commercial and construction lending. SunTrust ranks first or second in primary banking relationships among “middle market” companies—those with $5 million to $250 million in revenue—in 60 percent of our geographic markets, which provides a platform for continued growth in this key segment. Furthermore, larger corporate lending rebounded in 2005.

•	Deposits - The benefit of our emphasis on sales and retention is perhaps most evident in deposit growth, where we place a priority on attracting and expanding relationship-based accounts that can lead to the sales of additional products and services. Overall average commercial and consumer deposit growth was up a healthy seven percent over 2004. As interest rates rose during the year, customer preference predictably shifted to higher-paying deposit accounts such as money market and CD products. We moved to capitalize on this trend by launching several highly successful targeted sales campaigns throughout 2005 that significantly boosted CD and money market accounts. We also benefit from non-traditional deposit sources: for example, new deposit accounts booked by our SunTrust Online call centers were up 61 percent in 2005. Initiatives such as our in-store relationships and our continued focus on sales and retention will set the tone for deposit generation efforts in 2006.

SALES FOCUS PAYS OFF

Growth in average loans and consumer and commercial deposits reflects the positive impact of SunTrust’s focus on sales and retention.

SUNTRUST 2005 ANNUAL REPORT 15

•	Revenue Growth - As noted earlier, strong loan and deposit growth contributed to a healthy gain in net interest income, up seven percent over 2004. The net interest margin for 2005 was relatively stable —no small achievement in a challenging rate environment.

Our sales efforts also produced good noninterest income growth-up six percent over 2004. Once again, mortgage production was a key factor, along with ATM/debit cards and trust and investment product-related fee income. It all added up to total core revenue of $7.8 billion, up six percent.

•	Expense Discipline - Our strong revenue growth, balanced with success in holding core expense growth to a reasonable four percent over 2004, resulted in positive operating leverage in 2005, which in turn led to an improvement in our efficiency ratio of 146 basis points, or 2.4% percent, over last year. As pleased as we are with that achievement—and we want to be more efficient in the future—we would note that there is a limit to how low this ratio can go at SunTrust. That’s because our business mix is different from that of our peers in that it emphasizes some higher-efficiency ratio businesses like Wealth and Investment Management and Mortgage. We believe operating leverage is a true barometer of how we are performing in terms of expense discipline, and our progress in that regard bodes well for the future.

Finally, any discussion of earnings drivers would be incomplete without reference to credit quality, traditionally an area in which SunTrust is recognized as an industry leader. Although bank credit quality tends to mirror the economy, SunTrust is typically “best in class” in virtually all key measures of credit quality regardless of the point in the economic cycle. That was surely the case in 2005 as our loan mix shifted toward lower risk categories such as residential real estate and home equity loans. Net charge-offs declined for the third consecutive year and, although there can always be surprises in this area, credit quality measures for both consumer and commercial loans looked good as 2006 began.

STRONG CREDIT QUALITY

Net charge-offs as a percentage of loans at SunTrust continue to compare favorably to peers

[1]	Peers include AmSouth, Bank of America, BB&T, Comerica, Filth Third, First Horizon, Keycorp, M&T Bank, Mellon, National City, Northern Trust, PNC, Regions, US Bancorp, Wachovia and Wells Fargo. Source; SNL Financial

IMPROVING EFFICIENCY

A concerted effort to improve operating leverage shows results as 2005 revenues grew at a faster rate than expenses.

[1]	SunTrust presents total revenue excluding realized securities gains/losses and the net gain on sale of factoring assets for 2005.

[2]	Core expense growth excludes merger related expenses, amortization of intangibles and impairment charge on Affordable Housing Properties.

Seeing Beyond Money

In our view what it all boils down to, at the mid-way point of a turbulent decade for our industry, is this: SunTrust enjoys a particularly enviable position among large U.S. banking organizations.

We are concentrated in the most attractive banking markets in the United States. We are in the right businesses, with proven growth strategies. We have the financial resources, product scope and technology platform we need to compete effectively. And, not incidentally, we have some of the most talented, most motivated people in the business

We also, as demonstrated again in 2005, can point to a track record of performance that shows how it all comes together.

We are committed to building on our success and delivering results that further validate the merits of “Seeing beyond money” as we serve the interests of our clients, our communities, our employees and, of course, our shareholders.

Thank you for your interest in SunTrust.

/s/ L. Phillip Humann
L. Phillip Humann
Chairman and Chief Executive Officer

/s/ James M. Wells III
James M. Wells III
President and Chief Operating Officer

16 SUNTRUST 2005 ANNUAL REPORT

2005 FINANCIAL REPORT

18	SELECTED FINANCIAL DATA

19	MANAGEMENT’S DISCUSSION AND ANALYSIS

66	CONSOLIDATED STATEMENTS OF INCOME

67	CONSOLIDATED BALANCE SHEETS

68	CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

69	CONSOLIDATED STATEMENTS OF CASH FLOW

70	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

112	BOARD OF DIRECTORS

IBC	GENERAL INFORMATION

SELECTED FINANCIAL DATA

	Twelve Months Ended December 31
(Dollars in millions, except per share and other data)	2005	2004	2003	2002	2001	2000
Summary of Operations
Interest and dividend income	$7,731.3	$5,218.4	$4,768.8	$5,135.2	$6,279.6	$6,845.4
Interest expense	3,152.3	1,533.2	1,448.5	1,891.5	3,027.0	3,736.9

Net interest income	4,579.0	3,685.2	3,320.3	3,243.7	3,252.6	3,108.5
Provision for loan losses	176.9	135.6	313.6	469.8	275.2	134.0

Net interest income after provision for loan losses	4,402.1	3,549.6	3,006.7	2,773.9	2,977.4	2,974.5
Noninterest income	3,155.0	2,604.4	2,303.0	2,268.8	2,051.9	1,773.6
Noninterest expense	4,690.7	3,897.0	3,400.6	3,219.4	2,999.9	2,828.5

Income before provision for income taxes	2,866.4	2,257.0	1,909.1	1,823.3	2,029.4	1,919.6
Provision for income taxes	879.2	684.1	576.8	491.5	653.9	625.5

Net income	$1,987.2	$1,572.9	$1,332.3	$1,331.8	$1,375.5	$1,294.1

Net interest income-FTE	$4,654.5	$3,743.6	$3,365.3	$3,283.2	$3,293.4	$3,148.4
Total revenue	7,809.5	6,348.0	5,668.3	5,552.0	5,345.3	4,922.0
Per Common Share
Diluted	$5.47	$5.19	$4.73	$4.66	$4.72	$4.30
Basic	5.53	5.25	4.79	4.71	4.78	4.35
Dividends declared	2.20	2.00	1.80	1.72	1.60	1.48
Market price:
High	75.77	76.65	71.73	70.20	72.35	68.06
Low	65.32	61.27	51.44	51.48	57.29	41.63
Close	72.76	73.88	71.50	56.92	62.70	63.00
Selected Average Balances
Total assets	$168,088.8	$133,754.3	$122,325.4	$108,516.1	$102,884.2	$98,397.8
Earning assets	147,435.3	118,905.6	109,257.4	96,370.8	92,034.1	88,609.0
Loans	108,742.0	86,214.5	76,137.9	71,270.4	70,023.0	70,044.3
Deposits	110,406.5	87,132.9	80,039.0	71,157.2	64,568.7	66,691.9
Total shareholders’ equity	16,526.3	11,469.5	9,083.0	8,725.7	8,073.8	7,501.9
As of December 31
Total assets	$179,712.8	$158,869.8	$125,250.5	$117,322.5	$104,740.6	$103,660.4
Earning assets	157,661.5	138,726.6	112,376.9	104,759.6	93,327.5	92,147.8
Loans	114,554.9	101,426.2	80,732.3	73,167.9	68,959.2	72,239.8
Allowance for loan and lease losses	1,028.1	1,050.0	941.9	930.1	867.1	874.5
Deposits	122,053.2	103,361.3	81,189.5	79,706.6	67,536.4	69,533.3
Long-term debt	20,779.2	22,127.2	15,313.9	11,879.8	12,660.6	8,945.4
Total shareholders’ equity	16,887.4	15,986.9	9,731.2	8,769.5	8,359.6	8,239.2
Ratios and Other Data
Return on average total assets	1.18%	1.18%	1.09%	1.23%	1.34%	1.32%
Return on average total assets less net unrealized securities gains	1.17	1.19	1.01	1.10	1.24	1.31
Return on average total shareholders’ equity	12.02	13.71	14.67	15.26	17.04	17.25
Return on average realized shareholders’ equity	12.70	15.65	15.98	16.67	19.68	20.90
Net interest margin	3.16	3.15	3.08	3.41	3.58	3.55
Efficiency ratio	60.06	61.39	59.99	57.99	56.12	57.47
Total average shareholders’ equity to total average assets	9.83	8.58	7.43	8.04	7.85	7.62
Allowance to year end loans	0.90	1.04	1.17	1.27	1.26	1.21
Nonperforming assets to total loans plus OREO and other repossessed assets	0.29	0.40	0.47	0.74	0.87	0.61
Common dividend payout ratio	40.0	38.4	37.9	36.8	33.7	34.3
Full-service banking offices	1,657	1,676	1,183	1,184	1,128	1,129
ATMs	2,782	2,804	2,225	2,286	1,944	1,991
Full-time equivalent employees	33,406	33,156	27,578	27,622	28,391	28,268
Average common shares - diluted (thousands)	363,454	303,309	281,434	286,052	291,584	300,956
Average common shares - basic (thousands)	359,066	299,375	278,295	282,495	287,702	297,834

18 SUNTRUST 2005 ANNUAL REPORT

MANAGEMENT’S DISCUSSION AND ANALYSIS

This narrative will assist readers in their analysis of the accompanying Consolidated Financial Statements and supplemental financial information. It should be read in conjunction with the Consolidated Financial Statements and Notes on pages 66 through 105.

Effective October 1, 2004, National Commerce Financial Corporation (“NCF”) merged with SunTrust Banks, Inc. (“SunTrust” or “Company”). The results of operations for NCF were included with SunTrust’s results beginning October 1, 2004. Prior periods do not reflect the impact of the merger.

Subsequent to the release of the Company’s earnings on January 18, 2006, the Company identified immaterial accounting errors related to certain derivative transactions accounted for under hedge accounting. The cumulative impact of correcting these errors was recorded as of December 31, 2005. Please see Fourth Quarter 2005 Results for additional discussion.

In Management’s Discussion and Analysis, net interest income, net interest margin and the efficiency ratio are presented on a FTE basis and the ratios are presented on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts. The company also presents diluted earnings per share excluding merger expense and an efficiency ratio excluding merger expense that exclude merger expense in 2005 and 2004 related to the NCF acquisition. The Company believes the exclusion of the merger expense, which represents incremental costs to integrate NCF’s operations, is more reflective of normalized operations. Additionally, the Company presents a return on average realized shareholders’ equity, as well as a return on average total shareholders’ equity (“ROE”). The Company also presents a return on average assets less net unrealized securities gains and a return on average total assets (“ROA”). Due to its ownership of approximately 48 million shares of common stock of The Coca-Cola Company, resulting in an unrealized net gain of $1.9 billion as of December 31, 2005, the Company believes ROA and ROE excluding these impacts from the Company’s securities portfolio is the more comparative performance measure when being evaluated against other companies. The Company provides reconcilements on pages 53 and 54 for all non generally accepted accounting principles in the United States (“US GAAP”) measures. Certain reclassifications have been made to prior period financial statements and related information to conform them to the 2005 presentation.

INTRODUCTION

SunTrust, headquartered in Atlanta, Georgia, operates primarily within Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. Within the geographic footprint, SunTrust strategically operates under five functional business segments. These business segments are: Retail, Commercial, Corporate and Investment Banking (“CIB”), Wealth and Investment Management, and Mortgage.

One of the top Company priorities for 2005 was the continued successful integration of NCF, which was acquired on October 1, 2004. The integration process focused on revenue generation, client and employee retention, and the achievement of the financial goals established for the acquisition. One of the main hurdles of the integration process was completed in April 2005 when all major NCF systems were converted to SunTrust systems. The results of the conversion were exceptional and fulfilled the Company’s focus of continuing to make the integration seamless to clients. At the time of the acquisition, the Company anticipated approximately $125 million of pretax expense savings to be recognized by the end of 2006 with approximately $76 million expected to be realized in 2005. These estimates were exceeded as total pretax expense savings for 2005 were approximately $98 million, exceeding the original estimate of $76 million by over 28%. These savings were achieved through the consolidation and elimination of duplicate functions, procurement savings and branch closings. The Company has also realized considerable revenue benefits through synchronized pricing strategies and the introduction of the full array of SunTrust products to NCF clients.

For the second year in a row, the Company achieved record earnings. Net income totaled $2.0 billion, or $5.47 per diluted share for 2005, up 26.3% and 5.4%, respectively, from 2004. The following are some of the key drivers of the Company’s 2005 financial performance:

•	Total revenue increased $1.5 billion, or 23.0%, compared to 2004. The acquisition of NCF, successful implementation of sales initiatives and intense sales focus drove increases in both net interest income and non interest income.

•	Net interest income increased $910.9 million, or 24.3%, and the net interest margin improved one basis point to 3.16% for 2005. This was driven by strong loan and deposit growth as well as the acquisition of NCF. Loan growth was driven by higher home equity line, residential real estate, construction and commercial volumes, and deposits were driven by solid growth among most categories.

•	The average earning asset yield increased 86 basis points compared to 2004 while the average interest bearing liability cost increased 101 basis points. This reduction in interest rate spread was primarily due to increases in short term funding rates and the flattening yield curve throughout 2005.

•	Noninterest income improved $550.6 million, or 21.1%, compared to 2004. The increase was driven by the acquisition of NCF, higher transaction volumes, record mortgage production, growth in trust and investment management income, and a $23.4 million net gain on the sale of Receivables Capital Management (“RCM”).

•	Noninterest expense increased $793.7 million, or 20.4%, compared to 2004. The increase was driven by the acquisition of NCF including a $70.2 million increase in merger expense to integrate the operations of NCF, which consisted primarily of consulting fees for systems and other integration initiatives, employee-related charges, and marketing expenditures. Additionally impacting noninterest expense were higher personnel costs due to increased headcount, merit increases, and increased incentive costs associated with higher business volumes.

•	Credit quality continued to improve throughout 2005. Nonperforming assets declined $76.5 million, or 18.6%, compared to December 31,2004 and net charge-offs as a percentage of average loans declined five basis points compared to 2004, to 0.18%.

The following analysis will provide further detail and insight on SunTrust’s 2005 performance.

BUSINESS SEGMENTS

The Company has five primary functional lines of business (“LOBS”): Retail, Commercial, Corporate and Investment Banking, Wealth and Investment Management, and Mortgage. In this section, the Company discusses the performance and financial results of its business segments. For more financial details on business segment disclosures, please see Note 22, Business Segment Reporting, to the Consolidated Financial Statements.

RETAIL

The Retail line of business includes loans, deposits, and other fee-based services for consumers and business clients with less than $5 million in sales (up to $10 million in sales in larger metropolitan markets). Retail serves clients through an extensive network of traditional and in-store branches, ATMs, the Internet (www.suntrust.com) and the telephone (1-800-SUNTRUST).

SUNTRUST 2005 ANNUAL REPORT 19

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

In addition to serving the retail market, the Retail line of business serves as an entry point for other lines of business. When client needs change and expand, Retail refers clients to SunTrust’s Wealth and Investment Management, Mortgage and Commercial lines of business.

COMMERCIAL

The Commercial line of business provides enterprises with a full array of financial products and services including commercial lending, treasury management, financial risk management, and corporate bankcard. The primary client segments served by this line of business include “Diversified Commercial” ($5 million to $50 million in annual revenue), “Middle Market” ($50 million to $250 million in annual revenue), “Commercial Real Estate” (entities that specialize in commercial real estate activities), and “Government/Not-for-Profit” entities. Also included in this group are specialty groups that operate both inside and outside of the SunTrust footprint, such as Premium Assignment Corporation, which provides insurance premium financing, and Affordable Housing Group (“AHG”), which manages community development projects that generate tax credits.

CORPORATE AND INVESTMENT BANKING

CIB is comprised of the following businesses: corporate banking, investment banking, capital markets, commercial leasing, and merchant banking. The corporate banking strategy is focused on companies with sales in excess of $250 million and is organized along industry specialty and geographic lines. Corporate banking provides a full array of traditional bank services, capital markets capabilities, and investment banking. The investment banking strategy is focused on small-cap and mid-cap growth companies and is organized along industry specialty lines, raising public and private equity, and providing merger and acquisition advisory services. The debt and equity capital markets businesses support corporate banking, investment banking commercial clients, who are managed by the Commercial line of business, and wealthy individuals, who are served by our Wealth and Investment Management line of business. Commercial leasing provides equipment leasing and financing to various entities. Merchant banking is the private equity and mezzanine investing arm of SunTrust.

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

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management provides a full array of wealth management products and professional services to both individual and institutional clients. Wealth and Investment Management’s primary segments include Private Wealth Management (“PWM”) (brokerage and individual wealth management), and Institutional Investment Management and Administration.

The PWM group offers professional investment management and trust services to clients seeking active management of their financial resources. In addition, the Private Banking unit within SunTrust was consolidated into PWM in the first quarter of 2005, which enables the group to offer a full array of loan and deposit products to clients. PWM includes SunTrust Investment Services, which operates across the Company’s footprint and offers discount/online and full service brokerage services to individual clients. SunTrust Investment Services was formed in July of 2005 when the existing unit of SunTrust Securities combined with Alexander Key (a separate division offering full service brokerage to affluent and wealthy clients who generally do not have a pre-existing relationship with the Company). The ultra high net worth segment of the PWM clients is serviced by Asset Management Advisors (“AMA”). AMA provides “family office” services to ultra high net worth clients. Acting in this capacity, AMA investment professionals utilize sophisticated financial products and wealth management tools to provide a holistic approach to multi-generational wealth management.

Institutional Investment Management and Administration is comprised of Trusco Capital Management, Inc. (“Trusco”), retirement services, endowment and foundation services, and corporate trust. Trusco is an investment advisor registered with the Securities and Exchange Commission which serves as investment manager for the STI Classic Funds and many of Wealth and Investment Management’s clients. Seix Investment Advisors (“Seix”), a fixed income division of Trusco, was formed following the acquisition of Seix Investment Advisors, Inc. in the second quarter of 2004. Zevenbergen Capital Investments LLC (“ZCI”) is a 55% owned subsidiary of Trusco and was consolidated in the fourth quarter of 2004. Retirement services provides administration and custody services for defined benefit and defined contribution plans as well as administration services for non-qualified plans. Endowment and foundation services provides administration and custody services to non-profit organizations, including government agencies, colleges and universities, community charities and foundations, and hospitals. Corporate trust targets issuers of tax-exempt and corporate debt, and asset-based securities, as well as corporations and attorneys requiring escrow and custodial services.

CORPORATE/OTHER

Corporate/Other (“Other”) includes the investment securities portfolio, long-term debt, capital, derivative instruments used by Treasury to manage interest rate risk and duration, short-term liquidity and funding activities, balance sheet risk management, office premises, certain support activities not currently allocated to the aforementioned lines of business and the incremental costs to integrate NCF’s operations (i.e., merger expense). The major components of Other include Enterprise Information Services, which is the primary data processing and operations group; Corporate Real Estate, which manages the Company’s facilities; Marketing, which handles advertising, product management and client information functions; Bankcard, which handles credit card issuance and merchant discount relationships; SunTrust Online, which handles client phone inquiries and phone sales and manages the Internet banking function; Human Resources, which includes the recruiting, training and employee benefit administration functions; Finance, which includes accounting, management information, planning, tax, and treasury. Other functions included in Other are enterprise risk management, credit risk management, credit review, audit, internal control, legal and compliance, branch operations, corporate strategies development, procurement, and executive management. Finally, Other also includes specialty businesses such as Transplatinum, which handles Fleet One fuel cards and USI Alliance Corporation, which provides services for safety, security and crime prevention to senior housing facilities.

20 SUNTRUST 2005 ANNUAL REPORT

The following table for SunTrust’s reportable segments compares total income before taxes for the twelve months ended December 31, 2005 to the same period last year:

TABLE 1 • Net Income Before Taxes

	Twelve Months Ended December 31
(Dollars in millions)	2005	2004
Retail	$1,651.0	$1,329.7
Commercial	801.6	629.9
Corporate and Investment Banking	576.2	539.5
Mortgage	306.1	263.7
Wealth and Investment Management	485.4	379.7
Corporate/Other	(1,263.1)	(1,146.2)
Reconciling Items	384.7	319.0

The following table for SunTrust’s reportable business segments compares average loans and average deposits for the twelve months ended December 31, 2005 to the same period in the last two years:

TABLE 2 • Average Loans And Deposits

	Twelve Months Ended December 31
	Average loans			Average deposits
(Dollars in millions)	2005	2004	2003	2005	2004	2003
Retail	$30,413	$24,376	$20,776	$65,187	$53,091	$49,105
Commercial	30,529	23,719	20,938	13,391	11,355	9,471
Corporate and Investment Banking	15,286	13,670	16,027	3,289	3,265	2,930
Mortgage	24,381	18,004	13,221	1,654	1,382	1,634
Wealth and Investment Management	7,866	6,244	5,040	9,598	7,934	6,317

RECONCILING ITEMS

Reconciling items include adjustments necessary to reconcile management accounting methodologies with US GAAP consolidated financial statements. Some examples of these items are the residual offsets derived from matched-maturity funds transfer pricing, the offset for FTE adjustments, and the variance between provision for loan losses and LOBs net charge-offs.

BUSINESS SEGMENT RESULTS

The following analysis details the operating results for each line of business for the years ended December 31, 2005 and 2004. Prior periods have been restated to conform to the current period’s presentation. In the discussion net charge-offs represent the allocated provision for loan losses for the lines of business. Corporate/Other’s provision for loan losses represents the difference between consolidated provision for loan losses and the aforementioned allocations.

RETAIL

Retail’s total income before taxes for the twelve months ended December 31, 2005 was $1.7 billion, an increase of $321.3 million, or 24.2%, compared to the same period in 2004. This increase was attributable to the NCF acquisition, higher net interest income and higher noninterest income partially offset by higher noninterest expense.

Net interest income increased $396.7 million, or 22.1%. The NCF acquisition contributed approximately $136 million of the increase. The remainder of the increase was attributable to loan and deposit growth and widening deposit spreads due to deposit rate increases that have been slower relative to market rate increases. Average loans increased $6.0 billion, or 24.8%, while average deposits increased $12.1 billion, or 22.8%. The NCF acquisition was the primary driver of these increases, contributing approximately $5 billion in loans and approximately $11 billion in deposits. The remaining loan growth was driven primarily by equity lines and student lending while the remaining deposit growth was driven by demand deposits (“DDA”), NOW accounts, and certificates of deposit. Net charge-offs decreased $3.8 million, or 2.6%, primarily due to a decline in consumer indirect net charge-offs.

Noninterest income increased $195.5 million, or 23.1%. The addition of NCF contributed approximately $134 million of this increase. The remaining increase was driven primarily by interchange income due to increased debit and credit card transaction volumes.

Noninterest expense increased $274.7 million, or 23.4%. The addition of NCF contributed approximately $205 million of the increase. The remaining increase was primarily driven by personnel expense due to merit increases and headcount increases driven by branch expansion.

COMMERCIAL

Commercial’s total income before taxes for the twelve months ended December 31, 2005 was $801.6 million, an increase of $171.7 million, or 27.3%, compared to the same period in 2004. NCF accounted for approximately $87 million of the increase.

SUNTRUST 2005 ANNUAL REPORT 21

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The remaining increase was due to improvement in net interest income and higher noninterest income, partially offset by higher noninterest expense.

Net interest income increased $202.3 million, or 29.5%. Net interest income growth was driven by loan and deposit growth and higher deposit spreads. Average loans increased $6.8 billion, or 28.7%, and average deposits increased $2.0 billion, or 17.9%. NCF accounted for approximately $113 million of the net interest income growth, approximately $5 billion of the loan growth and approximately $1 billion of the deposit growth. The remaining loan growth was driven by stronger demand for commercial loans and commercial real estate. The remaining deposit growth was attributable to increased client liquidity. Net charge-offs were flat when compared to the same period in 2004, despite approximately a $7 million increase from NCF and a $3.2 million increase from AHG.

Noninterest income increased $45.8 million, or 14.3%. NCF accounted for approximately $12 million of the increase. AHG contributed $25.8 million of the increase, driven by higher tax credits from new properties and investments, as well as higher partnership revenue. Also contributing to the increase were internal cross line of business sales credits, loan fees, and deposit sweep income. Partially offsetting these increases, service charges on deposits decreased $11.0 million, or 12.0%, driven by higher compensating balances and increased client earnings credit rates.

Noninterest expense increased $76.3 million, or 21.7%. NCF accounted for approximately $32 million of the increase. An additional $30.2 million of the increase was attributable to AHG activities, primarily impairment and other charges related to affordable housing properties. The remaining increase was primarily in salaries and performance based incentives.

CORPORATE AND INVESTMENT BANKING

CIB’s total income before taxes for the twelve months ended December 31, 2005 was $576.2 million, an increase of $36.7 million, or 6.8%, compared to the same period in 2004. Improvements in net interest income and investment banking income drove the increase.

Net interest income increased $24.0 million, or 9.3%. Average loans increased $1.6 billion, or 11.8%, and average deposits increased $24.3 million, or 0.7%. Core commercial loan and lease growth was due to increased corporate demand and increased merger and acquisition activity. Net charge-offs decreased $1.6 million, or 9.7%.

Noninterest income increased $8.2 million, or 1.3%, driven by increased trading and advisory fees in investment grade bond issuances, merger and acquisition, leasing, and fixed income/equity derivatives. This was partially offset by reduced activity in equity offerings, securitization, and credit trading.

Noninterest expense decreased $2.8 million, or 0.8%. This decrease was driven by a $18.8 million decline in other expenses primarily due to lower leveraged lease expense. This was partially offset by increased personnel expense of $12.9 million due to higher variable compensation associated with increased fee income.

MORTGAGE

Mortgage’s total income before taxes for the twelve months ended December 31, 2005 was $306.1 million, an increase of $42.4 million, or 16.1%, compared to the same period in 2004. Income from record loan production, net interest income from loan growth, and higher fees drove the increase. This was partially offset by higher volume and growth-related expenses.

Net interest income increased $65.2 million, or 13.3%. Average loans, principally residential mortgage loans, increased $6.4 billion, or 35.4%. Loan related net interest income increased $72.0 million, or 26.2%, due to the higher volumes at compressed spreads. Average deposits increased $272.2 million, or 19.7%, contributing $62.7 million to net interest income, an increase of $18.6 million. Average mortgage loans held for sale were up $2.7 billion. However, rising short-term interest rates drove compressed spreads, resulting in a decline in net interest income of $14.9 million. Higher internal funding costs for other assets, principally goodwill, reduced net interest income $10.7 million. Net charge-offs increased $1.2 million.

Noninterest income increased $123.0 million, or 105.7%, primarily due to higher loan origination and servicing income. Record production of $47.7 billion, higher loan sales, and the addition of NCF resulted in an increase in loan production income of $86.2 million. Servicing income was up $30.2 million primarily due to higher servicing fees, and to a lesser degree, a decline in mortgage servicing rights (“MSRs”) amortization. As of December 31, 2005, the servicing portfolio was $105.6 billion compared to $79.9 billion at December 31, 2004. Other noninterest income increased $6.6 million principally due to volume-related fees.

Noninterest expense increased $144.5 million, or 42.7%, due to higher personnel expense and other volume and growth related expenses. The higher personnel expense resulted from growth in the sales force, higher volume-related commissions, and higher benefit costs.

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management’s total income before taxes for the twelve months ended December 31, 2005 was $485.4 million, an increase of $105.7 million, or 27.8%, compared to the same period in 2004. NCF represented approximately $19 million of the increase while Seix and ZCI represented approximately $9 million of the increase. The remainder of the growth was primarily driven by increased net interest income and noninterest income, partially offset by higher personnel expense and amortization of intangibles.

Net interest income increased $101.7 million, or 41.7%. NCF contributed approximately $26 million. Average loans increased $1.6 billion, or 26.0%, including approximately $796 million attributable to NCF. Average deposits increased $1.7 billion, or 21.0%, including $497 million attributable to NCF. Net charge-offs increased $6.0 million, primarily due to NCF.

Noninterest income increased $122.9 million, or 15.0%. NCF accounted for approximately $59 million of the increase while Seix and ZCI accounted for approximately $30 million. Assets under management increased approximately $8.9 billion, or 7.0%, due to new business and an increase in equity markets. As of December 31, 2005, assets under management were approximately $135.3 billion compared to $126.4 billion as of December 31, 2004. Assets under management include individually managed assets, the STI Classic Funds, institutional assets managed by Trusco, and participant-directed retirement accounts. SunTrust’s total assets under advisement were approximately $242.5 billion, which include the aforementioned assets under management, $45.5 billion in non-managed trust assets, $33.4 billion in retail brokerage assets, and $28.3 billion in non-managed corporate trust assets.

Noninterest expense increased $113.0 million, or 16.6%. NCF contributed approximately $60 million of the increase and Seix and ZCI contributed approximately $21 million. The balance of the increase was driven by higher personnel expense due to merit increases and selective hiring, and higher expense for amortization of intangibles.

22 SUNTRUST 2005 ANNUAL REPORT

TABLE 3 • Analysis of Changes in Net Interest Income1

	2005 Compared to 2004 Increase (Decrease) Due to			2004 Compared to 2003 Increase (Decrease) Due to
(Dollars in millions on a taxable-equivalent basis)	Volume	Rate	Net	Volume	Rate	Net
Interest Income
Loans:
Taxable	$1,150.4	$852.8	$2,003.2	$454.6	($106.8)	$347.8
Tax-exempt[2]	9.6	13.0	22.6	14.6	(0.8)	13.8
Securities available for sale:
Taxable	87.2	132.7	219.9	84.6	156.3	240.9
Tax-exempt[2]	15.0	(1.0)	14.0	15.0	(1.4)	13.6
Funds sold and securities purchased under agreements to resell	0.4	24.2	24.6	(0.1)	3.0	2.9
Loans held for sale	170.7	33.7	204.4	(163.6)	(3.4)	(167.0)
Interest-bearing deposits	0.1	0.6	0.7	0.1	(0.1)	—
Trading assets	10.7	29.9	40.6	0.6	10.3	10.9

Total interest income	1,444.1	1,085.9	2,530.0	405.8	57.1	462.9

Interest Expense
NOW accounts	21.5	76.3	97.8	9.3	11.0	20.3
Money market accounts	26.1	213.9	240.0	6.1	(10.7)	(4.6)
Savings deposits	(7.3)	8.9	1.6	7.5	1.3	8.8
Consumer time deposits	108.5	64.3	172.8	8.9	(28.5)	(19.6)
Other time deposits	107.1	38.8	145.9	9.0	3.9	12.9
Brokered deposits	177.9	88.7	266.6	16.5	(39.9)	(23.4)
Foreign deposits	17.4	124.6	142.0	(14.3)	14.5	0.2
Funds purchased and securities sold under agreements to repurchase	6.3	197.3	203.6	(18.7)	21.1	2.4
Other short-term borrowings	22.9	41.9	64.8	(8.3)	5.0	(3.3)
Long-term debt	140.0	144.0	284.0	199.8	(108.7)	91.1

Total interest expense	620.4	998.7	1,619.1	215.8	(131.0)	84.8

Net change in net interest income	$823.7	$87.2	$910.9	$190.0	$188.1	$378.1

[1]	Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate, while rate change is change in rate times the previous volume. The rate/volume change, change in rate times change in volume, is allocated between volume change and rate change at the ratio each component bears to the absolute value of their total.

[2]	Interest income includes the effects of taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis.

CORPORATE/OTHER

Corporate/Other’s total loss before taxes for the twelve months ended December 31, 2005 was $1.3 billion, a decline in profitability of $116.9 million, or 10.2%, from the same period in 2004. The decline in profitability was primarily due to a $74.8 million increase in merger expense representing costs to integrate the operations of NCF.

Net interest income increased $19.0 million, or 211.5%. NCF represented approximately $10 million of the increase. Additionally, net internal funding credits on other liabilities and securities available for sale increased a combined $30.3 million and was partially offset by a $20.4 million decrease in income on interest rate swaps accounted for as cash flow hedges of floating rate commercial loans. Total assets increased $2.2 billion, or 7.2%, and total liabilities increased $12.1 billion, or 29.4%. NCF added approximately $4 billion in assets which was partially offset by a reduction in the investment portfolio. The increase in liabilities was mainly due to growth in brokered and foreign deposits of $6.9 billion, long-term debt of $3.4 billion and short-term borrowings of $1.6 billion. Net charge-offs increased $3.8 million, or 136.6%, due to the acquisition of NCF and an increase in change-offs at Bankcard.

Noninterest income increased $62.9 million. NCF added approximately $36 million in noninterest income. Additionally, smaller realized securities losses of $33.9 million were partially offset by a $17.0 million increase in intercompany credits to the various lines of business.

Noninterest expense increased $195.0 million, or 18.3%. NCF added approximately $127 million of noninterest expense in addition to the $74.8 million increase in merger expense representing costs to integrate the operations of NCF.

CONSOLIDATED RESULTS

NET INTEREST INCOME/MARGIN

Net interest income for 2005 was $4,654.5 million, an increase of $910.9 million, or 24.3%, from 2004. Approximately two-thirds of the increase was attributable to NCF. Net interest income also benefited from strong earning asset and low-cost retail deposit growth.

The net interest margin improved one basis point to 3.16% in 2005. The earning asset yield for the year increased 86 basis points from 2004. Loan yield increased 91 basis points and securities available for sale yield increased 53 basis points from the prior year.

SUNTRUST 2005 ANNUAL REPORT 23

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 4 • Consolidated Daily Average Balances, Income/Expense And Average Yields Earned And Rates Paid

	2005			2004			2003
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1]
Taxable	$106,575.8	$5,904.1	5.54%	$84,241.0	$3,901.0	4.63%	$74,476.7	$3,553.1	4.77%
Tax-exempt[2]	2,166.2	115.8	5.34	1,973.5	93.1	4.72	1,661.2	79.3	4.77

Total loans	108,742.0	6,019.9	5.54	86,214.5	3,994.1	4.63	76,137.9	3,632.4	4.77
Securities available for sale:
Taxable	25,557.9	1,137.0	4.45	23,429.8	917.1	3.91	20,994.4	676.2	3.22
Tax-exempt[2]	868.7	51.7	5.95	617.1	37.7	6.11	374.1	24.1	6.46

Total securities available for sale	26,426.6	1,188.7	4.50	24,046.9	954.8	3.97	21,368.5	700.3	3.28
Funds sold and securities purchased under agreements to resell	1,404.8	43.2	3.08	1,376.9	18.6	1.35	1,387.0	15.7	1.13
Loans held for sale	8,447.8	485.7	5.75	5,427.1	281.3	5.18	8,587.7	448.3	5.22
Interest-bearing deposits	25.0	0.9	3.47	18.1	0.2	0.98	10.5	0.1	1.39
Trading assets	2,389.1	68.4	2.86	1,822.1	27.8	1.53	1,765.8	17.0	0.96

Total earning assets	147,435.3	7,806.8	5.30	118,905.6	5,276.8	4.44	109,257.4	4,813.8	4.41
Allowance for loan and lease losses	(1,041.8)			(989.5)			(950.8)
Cash and due from banks	4,313.4			3,732.9			3,432.1
Premises and equipment	1,846.6			1,672.7			1,588.7
Other assets	13,585.9			8,060.4			6,655.0
Unrealized gains on securities available for sale	1,949.4			2,372.2			2,343.0

Total assets	$168,088.8			$133,754.3			$122,325.4

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
NOW accounts	$17,213.7	$168.9	0.98%	$13,777.5	$71.0	0.52%	$11,702.0	$50.7	0.43%
Money market accounts	25,589.2	438.9	1.72	22,864.7	198.9	0.87	22,218.5	203.5	0.92
Savings	6,320.0	57.1	0.90	7,225.4	55.5	0.77	6,259.3	46.7	0.75
Consumer time	12,526.4	354.8	2.83	8,333.5	182.0	2.18	7,975.4	201.7	2.53
Other time	7,390.7	238.7	3.23	3,843.3	92.8	2.42	3,461.6	80.0	2.31

Total interest-bearing consumer and commercial deposits	69,040.0	1,258.4	1.82	56,044.4	600.2	1.07	51,616.8	582.6	1.13
Brokered deposits	10,182.2	354.5	3.48	4,273.5	87.9	2.06	3,662.0	111.2	3.04
Foreign deposits	6,869.3	220.1	3.20	5,767.9	78.1	1.35	6,933.3	77.8	1.12

Total interest-bearing deposits	86,091.5	1,833.0	2.13	66,085.8	766.2	1.16	62,212.1	771.6	1.24
Funds purchased and securities sold under agreements to repurchase	10,331.3	312.2	3.02	9,796.7	108.6	1.11	11,666.9	106.2	0.91
Other short-term borrowings	2,663.5	94.9	3.57	1,709.9	30.2	1.77	2,211.7	33.5	1.52
Long-term debt	21,713.9	912.2	4.20	18,075.4	628.2	3.48	12,657.1	537.2	4.24

Total interest-bearing liabilities	120,800.2	3,152.3	2.61	95,667.8	1,533.2	1.60	88,747.8	1,448.5	1.63
Noninterest-bearing deposits	24,315.0			21,047.1			17,826.9
Other liabilities	6,447.3			5,569.9			6,667.7
Shareholders’ equity	16,526.3			11,469.5			9,083.0

Total liabilities and shareholders’ equity	$168,088.8			$133,754.3			$122,325.4

Interest Rate Spread			2.69%			2.84%			2.78%

Net Interest Income[3]		$4,654.5			$3,743.6			$3,365.3

Net Interest Margin			3.16%			3.15%			3.08%

[1]	Interest income includes loan fees of $123.6 million, $121.6 million, $123.8 million, $122.6 million, $148.7 million, and $135.6 million in the six years ended December 31, 2005, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% for all years reported and where applicable, state income taxes, to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $75.5 million, $58.4 million, $45.0 million, $39.5 million, $40.8 million, and $39.9 million in the six years ended December 31, 2005, respectively.

[3]	Derivative instruments used to help balance the Company’s interest-sensitivity position increased net interest income $104.4 million in 2005, $151.5 million in 2004, $64.0 million in 2003, and decreased net interest income $50.4 million in 2002, $37.4 million in 2001, and $0.5 million in 2000.

24 SUNTRUST 2005 ANNUAL REPORT

2002			2001			2000
Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates

$69,981.0	$3,920.9	5.60%	$68,892.8	$4,862.7	7.06%	$68,968.8	$5,552.4	8.05%
1,289.4	70.8	5.49	1,130.2	78.4	6.94	1,075.5	83.0	7.72

71,270.4	3,991.7	5.60	70,023.0	4,941.1	7.06	70,044.3	5,635.4	8.05

16,890.3	818.6	4.85	15,904.8	1,033.9	6.50	14,593.7	981.4	6.73
408.3	28.0	6.85	448.7	35.7	7.95	469.7	35.4	7.54

17,298.6	846.6	4.89	16,353.5	1,069.6	6.54	15,063.4	1,016.8	6.75
1,390.4	24.5	1.76	1,250.3	51.2	4.09	1,439.8	92.8	6.44
4,410.8	280.4	6.36	2,949.9	211.5	7.17	1,451.1	110.6	7.62
404.7	7.0	1.73	167.6	5.8	3.43	39.9	0.9	2.17
1,595.9	24.5	1.54	1,289.8	41.3	3.20	570.5	28.8	5.06

96,370.8	5,174.7	5.37	92,034.1	6,320.5	6.87	88,609.0	6,885.3	7.77
(924.3)			(876.3)			(869.0)
3,343.2			3,383.4			3,316.4
1,621.2			1,599.7			1,625.4
5,373.4			4,043.3			3,362.2
2,731.8			2,700.0			2,353.8

$108,516.1			$102,884.2			$98,397.8

$10,315.4	$74.5	0.72%	$8,471.3	$101.2	1.20%	$8,035.4	$107.4	1.34%
20,470.9	326.8	1.60	15,830.1	527.6	3.33	12,093.6	526.9	4.36
6,310.0	85.1	1.35	6,066.6	171.5	2.83	6,434.2	228.5	3.55
9,342.4	347.1	3.72	9,092.6	468.8	5.16	9,935.5	528.5	5.32
3,722.8	102.1	2.74	3,823.9	200.6	5.25	4,085.3	236.0	5.78

50,161.5	935.6	1.87	43,284.5	1,469.7	3.40	40,584.0	1,627.3	4.01
2,537.2	130.1	5.13	2,617.7	115.3	4.40	3,308.7	215.9	6.52
3,190.4	51.6	1.62	5,175.4	227.5	4.39	9,621.7	609.7	6.34

55,889.1	1,117.3	2.00	51,077.6	1,812.5	3.55	53,514.4	2,452.9	4.58
10,376.2	140.5	1.35	11,283.6	412.2	3.65	10,754.4	651.2	6.06
924.8	14.1	1.52	1,593.8	63.4	3.98	1,550.6	97.9	6.31
11,960.0	619.6	5.18	12,497.2	739.0	5.91	8,034.6	534.9	6.66

79,150.1	1,891.5	2.39	76,452.2	3,027.1	3.96	73,854.0	3,736.9	5.06
15,268.1			13,491.1			13,177.5
5,372.2			4,867.1			3,864.4
8,725.7			8,073.8			7,501.9

$108,516.1			$102,884.2			$98,397.8

		2.98%			2.91%			2.71%

	$3,283.2			$3,293.4			$3,148.4

		3.41%			3.58%			3.55%

SUNTRUST 2005 ANNUAL REPORT 25

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 5 • Noninterest Income

	Twelve Months Ended December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Service charges on deposit accounts	$772.5	$700.0	$643.1	$612.9	$510.2	$459.7
Trust and investment management income	673.7	586.8	502.4	504.5	486.1	493.9
Retail investment services	213.3	192.8	161.8	136.7	107.8	108.2
Other charges and fees	456.5	390.5	326.3	296.9	240.3	210.8
Investment banking income	216.5	206.7	192.5	177.0	108.5	111.3
Trading account profits and commissions	145.1	127.8	109.9	103.2	95.7	31.7
Card fees	210.8	153.4	119.6	120.0	113.6	95.7
Net gain on sale of RCM assets	23.4	—	—	—	—	—
Other noninterest income	450.4	288.1	123.5	113.1	236.6	255.7

Total noninterest income before securities (losses)/gains	3,162.2	2,646.1	2,179.1	2,064.3	1,898.8	1,767.0
Securities (losses)/gains	(7.2)	(41.7)	123.9	204.5	153.1	6.6

Total noninterest income	$3,155.0	$2,604.4	$2,303.0	$2,268.8	$2,051.9	$1,773.6

Year-over-year growth rate in noninterest income before securities (losses)/gains	19.5%	21.4%	5.6%	8.7%	7.5%

The increase in loan yield was due in part to the increase in yield on floating-rate loans which benefited from the increase in short-term market interest rates. In addition, the yield on new fixed rate loan production increased as long term interest rates were also higher in 2005. The increase in securities available for sale yield was due to reinvestment of lower-yielding investment cash flows into higher-yielding investments during 2005. In 2005, the total interest-bearing liability cost increased 101 basis points from 2004. Growth in noninterest-bearing DDA of $3.3 billion, or 15.5%, mitigated the impact of these higher funding costs on the margin.

The relatively flat margin was due more specifically to a number of factors. The Company’s balance sheet was positioned to benefit from higher rates and a steeper yield curve. During 2005, while both short- and long-term interest rates increased, the yield curve flattened considerably. While one-month LIBOR increased 190 basis points on average in 2005, the five-year swap rate only increased 64 basis points. The Company’s prime rate averaged 6.19% for 2005, an increase of approximately 185 basis points from 2004. The Federal Reserve Bank Fed Funds rate averaged 3.22% for 2005, approximately 187 basis points over the 2004 average. The improvement in margin compared to 2004 was mitigated by an increase in the size of the loans held for sale portfolio, whose spread decreased commensurate with the flattening of the yield curve. A factor supporting the net interest margin was the significant growth in lower cost deposits, mainly DDA and NOW accounts. Average DDA and NOW accounts increased $6.7 billion, or 19.3%, compared to 2004. The NCF merger accounted for slightly more than one-half of the increase. The growth in DDA and NOW accounts replaced more expensive wholesale funding, helping maintain the margin in 2005. The margin also benefited from the improvement in investment portfolio yield. The reasons for the improvement are covered in the Securities Available for Sale discussion beginning on page 32.

Average earning assets increased $28.5 billion, or 24.0%, and average interest-bearing liabilities increased $25.1 billion, or 26.3%, versus 2004. Average loans rose $22.5 billion, average securities available for sale increased $2.4 billion, and average loans held for sale increased $3.0 billion in 2005. Loans held for sale increased due largely to an increase in mortgage production.

The Company continued to take steps to obtain alternative lower cost funding sources, such as developing initiatives to grow client deposits. Campaigns to attract client deposits were implemented in 2004 and 2005.

Interest income that the Company was unable to recognize on non accrual loans had a negative impact of one basis point on the net interest margin in 2005 and no impact in 2004.

NONINTEREST INCOME

Noninterest income for 2005 was $3,155.0 million, an increase of $550.6 million, or 21.1%, compared to 2004. Approximately $286 million of the increase was attributable to NCF. Positively impacting noninterest income were increases in service charges on deposits, wealth management income (the combination of trust and investment management income and retail investment services), other charges and fees, card fees, and mortgage related income (classified in other noninterest income). Additionally, net securities losses decreased $34.5 million, or 82.8%, compared to 2004, and the Company realized a net gain of $23.4 million on the sale of RCM assets in 2005. On March 31, 2005, SunTrust sold substantially all of the factoring assets of RCM to CIT Group, Inc. The sale of approximately $238 million in net assets resulted in a gain that was partially offset by expenses primarily related to the severance of RCM employees and the write-off of obsolete financial systems.

Service charges on deposit accounts increased $72.5 million, or 10.4%, compared to 2004. NCF accounted for approximately $90 million of the increase. The impact of NCF was offset by a decrease in account analysis service charges on commercial accounts, due to higher client compensating balances and increased client earnings credit rates, driven by rising short-term interest rates in 2005.

Trust and investment management income increased $86.9 million, or 14.8%, compared to 2004. NCF contributed approximately $30 million of the increase. An overall increase in assets under management resulted in higher income, as well as the acquisition of Seix in May of 2004. Retail investment services income increased $20.5 million, or 10.6%, compared to the prior year. Approximately $10 million of the increase was attributable to NCF, and the remaining increase was due to continued sales momentum in the Wealth and Investment Management segment.

26 SUNTRUST 2005 ANNUAL REPORT

TABLE 6 • Noninterest Expense

	Twelve Months Ended December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Employee compensation	$2,117.2	$1,804.9	$1,585.9	$1,512.1	$1,484.5	$1,469.0
Employee benefits	417.1	363.4	358.6	306.4	193.0	175.0

Total personnel expense	2,534.3	2,168.3	1,944.5	1,818.5	1,677.5	1,644.0
Net occupancy expense	312.1	268.2	237.3	229.3	210.4	202.6
Outside processing and software	357.4	286.3	246.7	225.2	199.1	172.3
Equipment expense	204.0	184.9	178.4	174.8	189.8	193.7
Marketing and customer development	156.7	128.3	100.3	80.0	104.0	106.2
Amortization of intangible assets	119.0	77.6	64.5	58.9	46.3	35.5
Consulting and legal	112.6	81.0	57.4	91.1	87.7	59.6
Other staff expense	90.1	66.0	60.4	52.0	58.5	51.5
Postage and delivery	85.4	69.8	69.0	69.4	64.0	63.3
Credit and collection services	84.9	66.7	70.3	64.6	74.6	56.9
Communications	79.2	67.2	61.3	64.8	59.2	59.8
Operating supplies	53.2	46.8	39.8	46.8	48.3	47.3
Merger expense	98.6	28.4	—	16.0	—	42.4
FDIC premiums	23.1	19.5	18.0	17.4	16.0	13.5
Other real estate income	(1.2)	(1.8)	(2.0)	(0.1)	(4.2)	(3.8)
Other noninterest expense	381.3	339.8	254.7	210.7	168.7	83.7

Total noninterest expense	$4,690.7	$3,897.0	$3,400.6	$3,219.4	$2,999.9	$2,828.5

Year-over-year growth rate	20.4%	14.6%	5.6%	7.3%	6.1%	(2.6)%
Year-over-year growth rate excluding merger expense	18.7	13.8	6.2	6.8	7.7	(2.6)
Efficiency ratio	60.1	61.4	60.0	58.0	56.1	57.5
Efficiency ratio excluding merger expense	58.8	60.9	60.0	57.7	56.1	56.6

Other charges and fees increased $66.0 million, or 16.9%, compared to 2004. Approximately $38 million of the increase was attributable to NCF. Also contributing to the increase was an increase in ATM fees due to higher volumes. Card fees, which include credit and debit cards fees, increased $57.4 million, or 37.4%, compared to 2004. Approximately $21 million of the increase was due to the acquisition of NCF. The remainder of the increase was primarily due to higher interchange income due to increased transaction volume.

Combined investment banking income and trading account profits and commissions, SunTrust’s capital markets revenue sources, increased $27.1 million, or 8.1%, compared to the prior year. The acquisition of NCF contributed approximately $12 million to the increase. The remainder of the increase was primarily driven by stronger capital market fees, associated with trading and advisory fees related to derivatives, merger and acquisition, and public debt.

Other noninterest income increased $162.3 million, or 56.3%, compared to 2004. Combined mortgage production and servicing income increased $117.8 million, or 170.9%, compared to 2004. Mortgage servicing related income increased $30.8 million compared to 2004 primarily due to an increase in servicing fees, as the mortgage servicing portfolio reached record levels. Mortgage production income increased $87.0 million, or 150.5%, compared to 2004. The growth was due to a 54.9% increase in production volume compared to 2004.

NONINTEREST EXPENSE

Noninterest expense increased $793.7 million, or 20.4%, compared to 2004. Approximately $505 million of the increase was attributed to the acquisition of NCF, including $70.2 million of merger expense for operations and systems integration. Compared to 2004, total personnel expense increased $366.0 million, or 16.9%. Approximately $201 million of the increase was due to the acquisition of NCF. The remainder of the increase was primarily due to increased headcount, merit increases, and increased incentive costs. Headcount increased from 33,156 as of December 31, 2004, to 33,406 at December 31, 2005. The increase in incentives was primarily due to an increase in commission and performance based incentives due to strong business volumes in all lines of business.

Net occupancy expense increased $43.9 million, or 16.3% compared to December 31, 2004. The NCF acquisition represented an increase of approximately $33 million. The remainder of the increase was driven by higher leasehold improvement and utility costs.

Noninterest expense was further impacted by a $71.1 million, or 24.8%, increase in outside processing and software expenses primarily due to higher processing costs associated with higher transactional volumes and higher software amortization and maintenance expense. The increase in outside processing and software expenses included approximately $16 million related to the NCF acquisition. Marketing and customer development expense increased $28.4 million, or 22.2%, primarily due to the Company’s marketing campaigns that ran throughout 2005 focusing on retail loan and deposit products, Visa® gift cards, and online banking services. NCF represented approximately $8 million of the overall increase in marketing and customer development.

Consulting and legal expense increased $31.6 million, or 39.0%, and was primarily attributed to initiatives undertaken to enhance the Company’s risk management processes and to improve the efficiency of origination, processing, and distribution efforts in the Mortgage line of business. Amortization of intangible assets increased $41.4 million, or 53.3%, primarily due to recording a

SUNTRUST 2005 ANNUAL REPORT 27

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 7 • Loan Portfolio by Types of Loans

	As of December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Commercial	$33,764.2	$31,823.8	$30,681.9	$28,693.6	$28,945.9	$30,781.1
Real estate:
Home equity	13,635.7	11,519.2	6,965.3	5,194.8	2,776.7	2,332.8
Construction	11,046.9	7,845.4	4,479.8	4,002.4	3,627.3	2,966.1
Residential mortgages	29,877.3	24,553.5	17,208.1	14,248.6	14,520.4	17,620.2
Other	12,516.0	12,083.8	9,330.1	9,101.8	8,152.0	8,121.4
Credit card	264.5	175.3	133.0	111.3	92.0	76.8
Consumer loans	13,450.3	13,425.2	11,934.1	11,815.4	10,844.9	10,341.4

Total loans	$114,554.9	$101,426.2	$80,732.3	$73,167.9	$68,959.2	$72,239.8

Loans held for sale	$13,695.6	$6,580.2	$5,552.1	$7,747.8	$4,319.6	$1,759.3

TABLE 8 • Commercial Loans by Selected industries1

	As of December 31, 2005		As of December 31, 2004[2]
(Dollars in millions)	Loans	% of Total Loans	Loans	% of Total Loans
Construction	$6,591.8	5.8%	$5,930.8	5.8%
Real estate	5,890.4	5.1	5,084.5	5.0
Retail trade	4,551.0	4.0	4,047.1	4.0
Business services and nonprofits	4,545.3	4.0	5,005.6	4.9
Manufacturing	4,150.9	3.6	3,516.4	3.5
Wholesale trade	2,845.8	2.5	2,628.0	2.6
Health and social assistance	2,835.1	2.5	2,768.6	2.7
Finance and insurance	2,795.4	2.4	3,482.5	3.4
Professional, scientific and technical services	2,123.5	1.9	1,726.9	1.7
Public administration	1,831.8	1.6	1,893.7	1.9
Information	1,583.7	1.4	1,288.9	1.3
Transportation and warehousing	1,360.4	1.2	1,209.7	1.2
Accomodation and food services	1,339.6	1.2	1,467.7	1.4
Arts, entertainment and recreation	1,177.1	1.0	1,034.3	1.0
Administrative and support	1,011.7	0.9	772.2	0.8

[1]	Industry groupings are loans in aggregate greater than $1 billion as of December 31, 2005 based on the North American Industry Classification System (“NAICS”).

[2]	NCF loan systems utilized Standard Industrial Classification (“SIC”) codes, which were mapped to NAICS codes for the 2004 presentation.

full year of amortization for NCF intangible assets (primarily core deposit intangible) versus only one quarter of amortization in 2004.

The Company incurred merger expense totaling $98.6 million, compared to $28.4 million as of December 31, 2004. These charges represented costs to integrate the operations of NCF and consist primarily of consulting fees for systems and other integration initiatives, employee-related charges and marketing expenditures. Effective April 22, 2005, substantially all of the systems of National Bank of Commerce were converted to SunTrust’s systems. As of December 31, 2005, the Company has recognized all merger expense related to the NCF integration process. The total merger expense for the NCF integration was $127.0 million, slightly above the Company’s original estimate of $125 million.

Other noninterest expense increased $41.5 million, or 12.2%, compared to 2004. The increase was primarily due to impairment charges for certain affordable housing properties, which are evaluated on a quarterly basis for impairment. In addition, management evaluated its strategic intent in this business, and determined in the third quarter of 2005 that the Company would likely pursue selling some of its holdings. SunTrust estimated the fair value of these properties using a market valuation based on the properties’ estimated future cash flows, debt structures, and tax credits, along with the proposed sales price. This analysis indicated that the carrying value of some of the properties exceeded the estimated fair value. For the twelve months ended December 31,2005, these charges totaled $33.7 million, compared to $9.0 million for the same period last year.

The efficiency ratio improved to 60.1% in 2005 compared to 61.4% in 2004. The efficiency ratio excluding merger expense was 58.8% in 2005 compared to 60.9% in 2004.

PROVISION FOR INCOME TAXES

The provision for income taxes includes both federal and state income taxes. In 2005, the provision was $879.2 million, compared to $684.1 million in 2004. The provision represents an effective tax rate of 30.7% for 2005 compared to 30.3% for 2004.

28 SUNTRUST 2005 ANNUAL REPORT

TABLE 9 • Allowance for Loan and Lease Losses

	As of December 31
(Dollars in millions)	2005[1]	2004[1]	2003[2]	2002	2001	2000
Allocation by Loan Type
Commercial	$439.6	$433.0	$369.3	$408.5	$435.8	$389.0
Real estate	394.1	369.7	159.3	150.8	145.5	190.2
Consumer loans	109.4	159.6	344.3	332.8	251.3	252.3
Non-pool specific element	85.0	87.7	69.0	38.0	34.5	43.0

Total	$1,028.1	$1,050.0	$941.9	$930.1	$867.1	$874.5

Year End Loan Types as a Percent of Total Loans
Commercial	29.2%	31.6%	38.2%	39.4%	42.0%	42.6%
Real estate	58.7	55.2	47.0	44.5	42.3	43.0
Consumer loans	12.1	13.2	14.8	16.1	15.7	14.4

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

[1]	The 2005 and 2004 allocation reflects the implementation of a new ALLL methodology that is more granular than in prior periods. The new methodology segregates the portfolio into 17 sub-portfolios and incorporates a weighted average of expected loss derived from an internal risk rating system. The 2005 and 2004 allocation also includes the acquired portfolio of NCF.

[2]	In 2003 and prior periods, the allocation reflected an apportionment of the ALLL that had been categorized as “environmental factors,” which is now included in the Company’s homeogeneous loan pool estimates.

LOANS

On April 22, 2005, NCF’s system applications were converted to SunTrust’s system applications. In some cases, NCF classified loans differently for financial reporting purposes compared to the SunTrust methodology. While prior to the conversion NCF loan accounts were mapped as closely as possible to SunTrust’s classifications, it was anticipated that additional reclassifications could occur once the systems conversions were completed. The Company deemed it impractical to restate prior periods for shifts within loan and deposit categories resulting from the systems application conversions. However, the Company has estimated the approximate impact of the reclassifications on certain loan categories as described below.

The Company’s loan portfolio increased $13.1 billion, or 12.9%, from December 31, 2004 to December 31, 2005. Commercial loans increased $1.9 billion, or 6.1%, compared to December 31, 2004 due to growth in large corporate loans and continued growth in the small to mid-sized commercial portfolios. The Company estimated there were approximately $3 billion of commercial real estate loans that were classified as commercial loans as of December 31, 2004. Considering the impact of the systems conversions, the estimated commercial loan growth rate was estimated to be in the low double digit range and commercial real estate was estimated to be down slightly compared to December 31, 2004. Residential mortgages increased $5.3 billion, or 21.7%, compared to December 31, 2004. This growth was due to continued demand for portfolio products. The Company estimated there was approximately $2 billion of residential mortgages which were included in the construction and consumer categories as of December 31, 2004. Considering the impact of the systems conversions, the estimated residential mortgage growth rate was estimated to be in low double digit range compared to December 31, 2004. Home equity loans increased $2.1 billion, or 18.4%, compared to December 31, 2004, primarily due to an increased sales focus through the retail network. The Company estimates the systems conversions had minimal impact on the home equity category.

Loans held for sale, which predominantly consists of warehoused mortgage loans, were $13.7 billion, an increase of $7.1 billion, or 108.1%, from December 31, 2004. The increase was due to continued strong mortgage production resulting from the Company’s focus on growing its mortgage business.

ALLOWANCE FOR LOAN AND LEASE LOSSES

SunTrust continuously monitors the quality of its loan portfolio and maintains an ALLL sufficient to absorb probable losses inherent in its total loan portfolio. The Company is committed to the early recognition of problem loans and to an appropriate and adequate level of allowance. At year end 2005, the Company’s total allowance was $1.0 billion, which represented 0.90% of year end loans.

In addition to the review of credit quality through the ongoing credit review processes, the Company employs a variety of modeling and estimation tools for measuring credit risk that are used to construct an appropriate allowance for credit losses. The Company’s allowance framework has three basic elements: a formula-based component for pools of homogeneous loans; specific allowances for loans reviewed for individual impairment; and a non-pool-specific allowance based on other inherent risk factors and imprecision associated with modeling and estimation processes. This framework enables the Company to better align loss estimation practices with the different types of credit risk inherent in the loan portfolio.

The first element — the general allowance for homogeneous loan pools — is determined by applying allowance factors to pools of loans within the portfolio that have similar characteristics in terms of line of business and product type. The general allowance factors are determined using a baseline factor that is developed from an analysis of historical charge-off experience and expected losses, which are in turn based on estimated probabilities of default and losses given default derived from an internal risk rating process. These baseline factors are developed and applied to the various loan pools. Adjustments are made to the baseline factor for specific loan pools based on an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk-rating data. These influences may include elements such as changes in credit underwriting or recent observable asset quality trends. Finally, the baseline factors are adjusted using a number of models which are intended to compensate for internal and external portfolio and economic influences that may not be captured in the adjusted baseline factors. The Company continually evaluates its allowance methodology seeking to refine and enhance this process as appropriate, and it is likely that the methodology will evolve over time. As of December 31, 2005 and 2004, the general allowance calculations totaled $929.3 million and $920.8 million, respectively. The increase was primarily due to growth in commercial and real estate loans, partially offset by improved credit quality in the indirect automobile portfolio.

SUNTRUST 2005 ANNUAL REPORT 29

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 10 • Summary of Loan and Lease Losses Experience

	Twelve Months Ended December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Allowance for Loan and Lease Losses
Balance – beginning of period	$1,050.0	$941.9	$930.1	$867.1	$874.5	$871.3
Allowance from acquisitions and other activity – net	—	173.8	9.3	15.5	(10.2)	—
Provision for loan losses	176.9	135.5	313.6	469.8	275.2	134.0
Charge-offs
Commercial	(112.0)	(114.6)	(197.7)	(297.0)	(220.0)	(121.0)
Real estate:
Construction	(6.0)	(4.1)	(0.8)	(0.8)	(0.3)	(0.2)
Residential mortgages	(47.3)	(32.8)	(22.1)	(16.7)	(10.8)	(7.8)
Other	(3.1)	(5.5)	(5.6)	(17.8)	(5.9)	(3.3)
Consumer loans	(146.8)	(159.0)	(168.1)	(157.8)	(89.0)	(57.5)

Total charge-offs	(315.2)	(316.0)	(394.3)	(490.1)	(326.0)	(189.8)
Recoveries
Commercial	36.3	49.9	39.8	28.8	25.4	25.8
Real estate:
Construction	0.8	0.1	0.4	0.4	0.4	0.3
Residential mortgages	14.3	9.7	5.0	3.7	2.2	3.3
Other	2.6	1.4	1.4	3.9	1.8	3.9
Consumer loans	62.4	53.7	36.6	31.0	23.8	25.7

Total recoveries	116.4	114.8	83.2	67.8	53.6	59.0
Net charge-offs	(198.8)	(201.2)	(311.1)	(422.3)	(272.4)	(130.8)

Balance – end of period	$1,028.1	$1,050.0	$941.9	$930.1	$867.1	$874.5

Average loans	$108,742.0	$86,214.5	$76,137.9	$71,270.4	$70,023.0	$70,044.3
Year end loans outstanding	114,554.9	101,426.2	80,732.3	73,167.9	68,959.2	72,239.8

Ratios:
Allowance to year end loans	0.90%	1.04%	1.17%	1.27%	1.26%	1.21%
Allowance to nonperforming loans	346.9	281.3	268.1	182.0	155.4	215.8
Net charge-offs to average loans	0.18	0.23	0.41	0.59	0.39	0.19
Provision to average loans	0.16	0.16	0.41	0.66	0.39	0.19
Recoveries to total charge-offs	36.9	36.3	21.1	13.8	16.4	31.1

The second element of the ALLL analysis involves the estimation of allowances specific to individual impaired loans. In this process, specific allowances are established for commercial and residential loans greater than $0.5 million based on a thorough analysis of the most probable sources of repayment, including discounted future cash flows, liquidation of collateral, or the market value of the loan itself. As of December 31, 2005 and 2004, the specific allowance related to impaired loans totaled $13.8 million and $41.5 million, respectively. The decline was primarily due to a $17.4 million charge-off of Delta Air Lines, Inc. lease exposure, which was fully reserved as of December 31, 2004.

The third element of the allowance is the non-pool-specific element which addresses inherent losses that are not otherwise captured in the first two elements. The qualitative factors of this third allowance element are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data. As of December 31, 2005 and 2004, the allowance estimated in the third element totaled $85.0 million and $87.7 million, respectively.

    Beginning in 2004, the Company’s allowance framework utilized a two dimensional risk rating approach to estimate expected loss at the instrument level, aggregated by general allowance loan pool. This risk rating structure, with dimensions for probability of default and loss given default, derives a total of 114 distinct expected loss factors available to each pool. The prior methodology utilized a risk rating system with only eight grades. Through the use of this more precise grading system, the Company derived its estimation of loss to the most granular level (i.e., the individual loan level), thereby generating a more precise estimation of each loan pool’s expected loss. The more granular process enabled us to identify incurred losses at a more specific level thereby allowing us to more precisely allocate our allowance for loan losses by loan type.

The Company’s provision for loan losses in 2005 was $176.9 million, which was $21.9 million less than net charge-offs of $198.8 million. The comparable provision and net charge-off amounts for 2004 were $135.5 million and $201.2 million, respectively. Provision expense increased from 2004 to 2005 due primarily to loan growth. Net charge-offs for 2005 represented 0.18% of average loans, compared to 0.23% of average loans for 2004. Loan recoveries for 2005 were $116.4 million, or $1.6 million higher than in 2004. The ratio of recoveries to total charge-offs increased to 36.9% from 36.3% due to an increase in consumer recoveries along with lower overall gross charge-offs. Recoveries and charge-offs for 2005 were favorably affected primarily by improvements in the consumer segments of the portfolio.

30 SUNTRUST 2005 ANNUAL REPORT

TABLE 11• Nonperforming Assets and Accruing Loans Past Due 90 Days or More

	As of December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Nonperforming Assets
Nonaccrual loans
Commercial	$70.9	$130.9	$165.9	$351.3	$377.6	$273.6
Real estate Construction	24.4	32.8	4.4	10.0	4.0	2.2
Residential mortgages	103.3	104.5	85.4	82.5	79.9	81.8
Other	44.6	36.7	48.6	38.0	62.8	29.0
Consumer loans	28.7	49.3	32.2	29.2	33.8	18.7

Total nonaccrual loans	271.9	354.2	336.5	511.0	558.1	405.3
Restructured loans	24.4	19.1	14.8	—	—	—

Total nonperforming loans	296.3	373.3	351.3	511.0	558.1	405.3
Other real estate owned	30.7	28.6	16.5	18.0	20.7	23.0
Other repossessed assets	7.2	8.8	10.3	13.0	21.0	10.3

Total nonperforming assets	$334.2	$410.7	$378.1	$542.0	$599.8	$438.6

Ratios
Nonperforming loans to total loans	0.26%	0.37%	0.44%	0.70%	0.81%	0.56%
Nonperforming assets to total loans plus OREO and other repossessed assets	0.29	0.40	0.47	0.74	0.87	0.61
Accruing Loans Past Due 90 Days or More	$241.8	$214.3	$196.4	$177.9	$185.5	$181.2

The ratio of the allowance to nonperforming loans increased to 346.9% as of December 31, 2005 from 281.3% as of December 31, 2004. The improvement in this ratio was due to the decrease in nonperforming loans.

In addition to the ALLL, the Company had $3.6 million and $7.8 million in other liabilities as of December 31, 2005 and December 31, 2004, respectively, that represents a reserve for certain unfunded commitments.

The Company’s charge-off policy meets or exceeds regulatory minimums. Losses on unsecured consumer loans are recognized at 90 days past due compared to the regulatory loss criteria of 120 days. Secured consumer loans are typically charged-off between 120 and 180 days, depending on the collateral type, in compliance with Federal Financial Institutions Examination Council’s guidelines. Commercial loans and real estate loans are typically placed on nonaccrual when principal or interest is past due 90 days or more unless the loan is both secured by collateral having realizable value sufficient to discharge the debt in-full and the loan is in the legal process of collection. Accordingly, secured loans may be charged-down to the estimated value of the collateral with previously accrued unpaid interest reversed. Subsequent charge-offs may be required as a result of changes in the market value of collateral or other repayment prospects.

PROVISION FOR LOAN LOSSES

The provision for loan losses is the result of a detailed analysis estimating an appropriate and adequate allowance for loan and lease losses (“ALLL”). The analysis includes the evaluation of impaired loans as prescribed under Statement of Financial Accounting Standards (“SFAS”) Nos. 114 “Accounting by Creditors for Impairment of a Loan” and 118 “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures,” and pooled loans and leases as prescribed under SFAS No. 5, “Accounting for Contingencies.” For the year ended December 31, 2005, the provision for loan losses was $176.9 million, an increase of $41.4 million, or 30.5%, compared to 2004. The increase in provision expense was primarily due to loan growth.

For the year ended December 31, 2005 total net charge-offs were $198.8 million, a decrease of $2.4 million, or 1.2%, from 2004. For the year ended December 31, 2005, provision for loan losses was $21.9 million less than net charge-offs. This was, in part, due to the $17.4 million charge-off of a leverage lease for aircraft to Delta Air Lines, Inc., which had been fully reserved in the ALLL as of December 31, 2004. In addition, the Company continued to experience improved credit quality across its loan portfolios, sustained economic improvement within the Company’s footprint, and a shift in the composition of the loan portfolio to include a higher percentage of loans secured by residential real estate, all of which had a downward influence on the ALLL. However, significant growth in the commercial loan portfolio in 2005 had an upward influence on the ALLL. For the year ended December 31, 2004, provision for loan losses was $65.7 million less than net charge-offs. The net charge-offs for 2004 were primarily due to the Company realizing losses within its commercial loan portfolio. However, due to improved credit quality and other factors mentioned above that carried into 2005, the ALLL process did not indicate the need to maintain at the same level or to increase the ALLL.

NONPERFORMING ASSETS

Nonperforming assets, which consist of nonaccrual loans, restructured loans, other real estate owned (“OREO”) and other repossessed assets totaled $334.2 million at December 31, 2005, a decrease of $76.5 million, or 18.6%, from December 31, 2004. The decrease was attributable to a $77.0 million, or 20.6%, decline in nonperforming loans and resulted in a decline in the ratio of nonperforming assets to total loans plus OREO and other repossessed assets to 0.29% at December 31, 2005 from 0.40% at December 31, 2004.

SUNTRUST 2005 ANNUAL REPORT 31

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 12 • Securities Available For Sale

	As of December 31
(Dollars in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations
2005	$2,593.8	$0.6	$47.4	$2,547.0
2004	2,543.9	7.2	13.0	2,538.1
2003	2,286.4	14.0	7.9	2,292.5

States and political subdivisions
2005	$914.1	$15.5	$3.9	$925.7
2004	841.6	25.1	1.1	865.6
2003	363.0	17.8	0.3	380.5

Asset-backed securities
2005	$1,630.8	$8.2	$26.3	$1,612.7
2004	2,590.0	7.6	19.1	2,578.5
2003	5,417.9	36.2	26.1	5,428.0

Mortgage-backed securities
2005	$17,354.5	$11.6	$343.5	$17,022.6
2004	18,367.0	58.2	99.9	18,325.3
2003	12,181.1	119.3	26.9	12,273.5

Corporate bonds
2005	$1,090.6	$2.6	$22.8	$1,070.4
2004	1,667.1	19.7	7.5	1,679.3
2003	2,097.2	44.0	29.5	2,111.7

Other securities[1]
2005	$1,370.0	$1,977.4	—	$3,347.4
2004	921.3	2,032.9	—	2,954.2
2003	646.8	2,473.9	—	3,120.7

Total securities available for sale
2005	$24,953.8	$2,015.9	$443.9	$26,525.8
2004	26,930.9	2,150.7	140.6	28,941.0
2003	22,992.4	2,705.2	90.7	25,606.9

[1]	Includes the Company’s investment in 48,266,496 shares of common stock of The Coca-Cola Company.

Nonperforming loans at December 31, 2005 included $271.9 million of nonaccrual loans and $24.4 million of restructured loans, the latter of which represents a group of consumer workout loans.

Nonaccrual loans decreased $82.3 million, or 23.2%, compared to 2004, with a majority of the decline in the commercial loan category. This decline resulted from a reduction in new additions to large corporate nonaccrual loans, loan sales activity, charge-offs, improvement in credit quality and client repayment.

When a loan is placed on nonaccrual, unpaid interest is reversed against interest income. Interest income on nonaccrual loans, if recognized, is either recorded using the cash basis method of accounting or recognized at the end of the loan after the principal has been reduced to zero, depending on the type of loan. If and when a nonaccrual loan is returned to accruing status, the accrued interest at the date the loan is placed on nonaccrual status, and foregone interest during the nonaccrual period, are recorded as interest income only after all principal has been collected for commercial loans. For consumer loans and residential mortgage loans, the accrued interest at the date the loan is placed on nonaccrual status, and foregone interest during the nonaccrual period, are recorded as interest income as of the date the loan no longer meets the 90 and 120 days past due criteria, respectively. During the twelve months ended December 31, 2005, 2004 and 2003, cash basis interest income for nonaccrual loans amounted to $13.2 million, $19.0 million and $14.1 million, respectively. As of December 31, 2005, 2004 and 2003, estimated interest income of $28.3 million, $21.6 million and $33.7 million, respectively, would have been recorded if all such loans had been accruing interest according to their original contract terms.

    Accruing loans past due ninety days or more increased $27.5 million, or 12.8%, from December 31, 2004 to $241.8 million as of December 31, 2005. The increase primarily relates to the inclusion of previously sold delinquent Government National Mortgage Association loans, which the Company has an option to repurchase.

SECURITIES AVAILABLE FOR SALE

The investment portfolio is managed as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle while mitigating risk. The Company managed the portfolio in 2005 with the goal of continuing to improve yield while reducing the size to partially fund robust loan growth. The average yield for 2005 improved to

32 SUNTRUST 2005 ANNUAL REPORT

TABLE 13 • Composition Of Average Deposits

	Year Ended December 31			Percent of Total
(Dollars in millions)	2005	2004	2003	2005	2004	2003
Noninterest bearing	$24,315.0	$21,047.1	$17,826.9	22.0%	24.2%	22.3%
NOW accounts	17,213.7	13,777.5	11,702.0	15.6	15.8	14.6
Money market accounts	25,589.2	22,864.7	22,218.5	23.2	26.2	27.8
Savings	6,320.0	7,225.4	6,259.3	5.7	8.3	7.8
Consumer time	12,526.4	8,333.5	7,975.4	11.4	9.6	10.0
Other time	7,390.7	3,843.3	3,461.6	6.7	4.4	4.3

Total consumer and commercial deposits	93,355.0	77,091.5	69,443.7	84.6	88.5	86.8
Brokered deposits	10,182.2	4,273.5	3,662.0	9.2	4.9	4.6
Foreign deposits	6,869.3	5,767.9	6,933.3	6.2	6.6	8.6

Total deposits	$110,406.5	$87,132.9	$80,039.0	100.0%	100.0%	100.0%

4.50% compared to 3.97% for 2004. The average yield continued to improve to 4.61% for the fourth quarter of 2005. Given a relatively flat yield curve and limited market opportunities, we shortened the estimated average life of the portfolio to 3.3 years at December 31, 2005 from 3.7 years at December 31, 2004. Likewise, the portfolio’s average duration shortened to 2.8 as of December 31, 2005 from 3.0 as of December 31, 2004. Duration is a measure of the estimated price sensitivity of a bond portfolio to an immediate change in interest rates. A duration of 2.8 suggests an expected price change of 2.8% for a one percent change in interest rates, without considering any embedded call or prepayment options. The size of the securities portfolio decreased $2.4 billion, or 8.3%, to $26.5 billion, or 14.8%, of total assets at December 31, 2005, down from $28.9 billion, or 18.2%, of total assets at December 31, 2004. Consistent with Asset/Liability Management Committee (“ALCO”) objectives, net securities losses of $7.2 million were realized during 2005, primarily in the first quarter, to improve future income by selling shorter duration securities with lower yields and reinvesting in longer duration securities with higher yields. Net securities losses realized for the year ended December 31, 2004 were $41.7 million. The current mix of securities as of December 31, 2005 is shown in Table 12, Securities Available for Sale.

The carrying value of the investment portfolio, all of which is classified as securities available for sale, reflected $1.6 billion in net unrealized gains at December 31, 2005, including a $1.9 billion unrealized gain on the Company’s investment in common stock of The Coca-Cola Company. The net change in unrealized gain of this common stock investment decreased $58.3 million, while the change in the net unrealized gain on the remainder of the portfolio decreased $379.8 million compared to December 31,2004, reflecting the increase in market interest rates during 2005. These changes in market value did not affect the net income of SunTrust, but were included in other comprehensive income. The Company reviews all of its securities with unrealized losses for other than temporary impairment at least quarterly. As part of these reviews in 2004, the Company determined that a particular asset-backed security was impaired for other-than-temporary reasons and recognized a security loss of $15.3 million. The Company has determined that there were no additional other-than-temporary impairments associated with securities as of December 31,2005.

DEPOSITS

Average consumer and commercial deposits increased $16.3 billion, or 21.1%, in 2005 and comprised 84.6%, 88.5%, and 86.8% of average total deposits in 2005, 2004, and 2003, respectively. The growth was primarily due to the acquisition of NCF and initiatives to grow retail deposits. Time deposit growth benefited from a marketing campaign that began in the first quarter of 2005 and continued through the third quarter. Additionally, on average, noninterest-bearing deposits grew $3.3 billion, or 15.5%, NOW accounts increased $3.4 billion, or 24.9%, consumer time grew $4.2 billion, or 50.3%, and money market accounts grew $2.7 billion, or 11.9%, compared to 2004. The only deposit category to decline was savings, which declined $905.4 million, or 12.5%, as consumers took advantage of other opportunities due to the rise in short-term interest rates.

Average brokered deposits increased $5.9 billion, or 138.3%, and average foreign deposits increased $1.1 billion, or 19.1%. The increase reflects the funding required for earning asset growth that was in excess of the consumer and commercial deposit growth.

CAPITAL RESOURCES

The Company’s primary regulator, the Federal Reserve, measures capital adequacy within a framework that makes capital requirements sensitive to the risk profiles of individual banking companies. The guidelines weight assets and off balance sheet risk exposures (risk weighted assets) according to predefined classifications, creating a base from which to compare capital levels. Tier 1 Capital Primarily includes realized equity and qualified preferred instruments, less purchase accounting intangibles such as goodwill and core deposit intangibles. Total Capital consists of Tier 1 Capital and Tier 2 Capital, which includes qualifying portions of subordinated debt, allowance for loan losses up to a maximum of 1.25% of risk weighted assets, and 45% of the unrealized gain on equity securities.

The Company and SunTrust Bank (the “Bank”) are subject to minimum Tier 1 Risk-Based Capital and Total Capital ratios of 4% and 8%, respectively, of risk weighted assets. To be considered “well-capitalized,” ratios of 6% and 10%, respectively, are needed. Additionally, the Company and the Bank are subject to Tier 1 Leverage ratio requirements, which measures Tier 1 Capital against average assets. The minimum and well-capitalized ratios are 3% and 5%, respectively. As of December 31, 2005, the Company had Tier 1, Total Capital, and Tier 1 Leverage ratios of 7.01%, 10.57% and 6.65%, respectively. This compares to ratios as of December 31, 2004 of 7.16%, 10.36%, and 6.64%, respectively. SunTrust is committed to remaining well-capitalized.

In 2004, the Company issued approximately 76.4 million shares of SunTrust common stock with an aggregate value of approximately $5.4 billion for the purchase of NCF. The remaining $1.8 billion of the purchase price was funded with cash

SUNTRUST 2005 ANNUAL REPORT 33

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 14 • Capital Ratios

	As of December 31
(Dollars in millions)	2005	2004	2003	2002	2001	2000
Tier 1 capital[1]	$11,079.8	$9,783.7	$8,930.0	$8,106.1	$7,994.2	$6,850.6
Total capital	16,713.6	14,152.6	13,365.9	12,609.8	12,144.2	10,488.9
Risk-weighted assets	158,132.3	136,642.8	113,711.3	108,501.1	99,700.9	96,656.7
Risk-based ratios:
Tier 1 capital	7.01%	7.16%	7.85%	7.47%	8.02%	7.09%
Total capital	10.57	10.36	11.75	11.62	12.18	10.85
Tier 1 leverage ratio	6.65	6.64	7.37	7.30	7.94	6.98
Total shareholders’ equity to assets	9.40	10.06	7.76	7.47	7.98	7.95

[1]	Tier 1 capital includes trust preferred obligations of $1.9 billion at the end of 2005 and 2004, $1.7 billion at the end of 2003, 2002 and 2001, and $1.1 billion at the end of 2000.

generated by a combination of $800 million of wholesale CDs issued in May of 2004 and $1 billion of senior debt issued in August of 2004.

SunTrust manages capital through dividends and share repurchases authorized by the Company’s Board of Directors. Management assesses capital needs based on expected growth and the current economic climate. In 2005, the Company repurchased 2,775,000 shares for $196.4 million compared to 200,000 shares for $14.1 million repurchased in 2004. As of December 31, 2005, the Company was authorized to purchase up to an additional 3.3 million shares under current Board authorization.

The Company declared common dividends totaling $795.0 million during 2005, or $2.20 per share, on net income of $1,987.2 million. The dividend payout ratio was 40.0% in 2005 versus 38.4% in 2004.

One measure of capital adequacy is the tangible equity ratio, which is calculated using total shareholders’ equity less purchase accounting intangibles, including goodwill, divided by total assets less purchase accounting intangibles. This ratio was as of December 31, 2005 versus 5.67% as of December 31, 2004. Management analyzes the Company’s capital position with and without the impact of the stock of The Coca-Cola Company. As of December 31, 2005, the amount in total shareholders’ equity related to this security holding was $1.2 billion compared to $1.3 billion as of December 31, 2004. This decline accounted for two basis points of the 11 basis points decline in the tangible equity ratio. The remainder of the decline was attributed to strong earning asset growth.

ENTERPRISE RISK MANAGEMENT

In the normal course of business, SunTrust is exposed to various risks. To manage the major risks that are inherent to the Company and to provide reasonable assurance that key business objectives will be achieved, the Company has established an enterprise risk governance process and formed the SunTrust Enterprise Risk Program (“SERP”). Moreover, the Company has policies and various risk management processes designed to effectively identify, monitor, and manage risk.

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

Enterprise Risk Management’s focus is on synthesizing, assessing, reporting and mitigating the full set of risks at the enterprise level, providing senior management with a holistic picture of the organization’s risk profile. The Company implemented an enterprise risk management framework that will improve the Company’s ability to manage its aggregate risk profile. At the core of the framework are SunTrust’s risk vision and mission.

Risk Vision: To deliver sophisticated risk management capabilities consistent with those of top-tier financial institutions that support the needs of the business, enable risk-enlightened management and the optimal allocation of capital.

Risk Mission: To promote a strong risk management culture which facilitates accountability, risk-informed decisions consistent with the Company’s strategic objectives and the creation of shareholder value.

The Company’s Chief Risk Officer (“CRO”) reports to the Chief Executive Officer and is responsible for the oversight of the risk management organization as well as risk governance processes. The CRO provides overall leadership, vision, and direction for the Company’s enterprise risk management framework.

Organizationally, the Company measures and manages risk according to three main risk categories: credit risk, market risk (including liquidity risk), and operational risk (including compliance risk). The Chief Credit Officer manages the Company’s credit risk program. The Chief Financial Officer and Treasurer manage the Company’s market risk program. The Chief Operational Risk Officer manages the Company’s operational risk program. These three areas of risk are managed on a consolidated basis under the Company’s enterprise risk management framework, which also takes into consideration legal and reputational risk factors.

In 2005, SunTrust made significant enhancements to its enterprise risk management function. The Model Validation and Enterprise Risk Measurement groups were formed to provide reasonable assurance that risks inherent in model development and usage are properly identified and managed and to oversee the calculation of economic capital. SERP was created to ensure that the approach and plans for risk management are aligned to the vision and mission of Enterprise Risk Management as well as to manage regulatory compliance. In addition, SERP’s goal is to ensure the Company’s future compliance with the Basel II Capital Accord. Key objectives of SERP include incorporating risk management principles that encompass Company values and standards and are designed to guide risk-taking activity and maximize performance through the balance of risk and reward and leveraging initiatives driven by regulatory requirements to deliver capabilities to better measure and manage risk.

34 SUNTRUST 2005 ANNUAL REPORT

As part of its risk governance framework, the Company has also established various risk management-related committees. These committees are jointly responsible for ensuring adequate risk measurement and management in their respective areas of authority. These committees include: ALCO, Corporate Product Risk Assessment Committee (“PRAC”), Credit Management Committee, Operational Risk Committee and SERP Steering Committee. Additionally, the Company has established an Enterprise Risk Committee (“ERC”), chaired by the CRO, which is responsible for supporting the CRO in managing the Company’s aggregate risk profile. The ERC consists of various senior executives throughout the Company and meets on a monthly basis.

The Board of Directors is wholly responsible for oversight of the Company’s corporate risk governance process. In 2005, the Company formed the Risk Committee of the Board, which assists the Board of Directors in executing this responsibility.

CREDIT RISK MANAGEMENT

Credit risk refers to the potential for economic loss arising from the failure of SunTrust clients to meet their contractual agreements on all credit instruments, including on-balance sheet exposures from loans and leases, contingent exposures from unfunded commitments, letters of credit, credit derivatives, and counterparty risk under interest rate and foreign exchange derivative products. As credit risk is an essential component of many of the products and services provided by the Company to its clients, the ability to accurately measure and manage credit risk is integral to maintain both the long-run profitability of its lines of business and capital adequacy of the enterprise.

SunTrust manages and monitors extensions of credit risk through initial underwriting processes and periodic reviews. SunTrust maintains underwriting standards in accordance with credit policies and procedures, and Credit Risk Management conducts independent risk reviews to ensure active compliance with all policies and procedures. Credit Risk Management periodically reviews its lines of business to monitor asset quality trends and the appropriateness of credit policies. In particular, total borrower exposure limits are established and concentration risk is monitored. SunTrust has made a major commitment to maintain and enhance comprehensive credit systems in order to be compliant with business requirements and evolving regulatory standards. As part of a continuous improvement process, SunTrust Credit Risk Management evaluates potential enhancements to its risk measurement and management tools, implementing them as appropriate along with amended credit policies and procedures.

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

OPERATIONAL RISK MANAGEMENT

SunTrust faces ongoing and emerging risk and regulatory pressure related to the activities that surround the delivery of banking and financial products. Coupled with external influences such as market conditions, fraudulent activities, disasters, security risks, country, and legal risk, the potential for operational and reputational loss has increased significantly.

SunTrust believes that effective management of operational risk plays a major role in both the level and the stability of the profitability of the institution. Operational risk is the risk of monetary loss resulting from inadequate or failed internal processes, people and systems, or from external events. To meet the demands of today’s business risk environment, SunTrust has established a corporate level Operational Risk Management function, headed by the CRO, to implement a “best in class” operational risk management program that will reduce the risk of operational losses and enhance shareholder value.

Two committees have been formed to manage operational risk in the organization-the Operational Risk Committee (“ORC”) and the Operational Risk Forum (“ORF”). The ORC is composed of senior managers who review and discuss potential material operational risk issues faced by the Company. The ORF operates as a communications group disseminating operational risk information to the Risk Managers for the Lines of Business/Functions of the Company, and providing feedback to corporate risk management and executive risk committees on risk-related strategies and issues.

The corporate governance structure also includes a Risk Manager and support staff embedded within each line of business and corporate function. These risk managers, while reporting directly to their respective line or function, facilitate communications with the Company’s risk functions and execute the requirements of the corporate framework and policy. The Risk Manager works closely with the corporate Operational Risk Management function to ensure consistency and best practices.

A key component of the SERP is the implementation of a robust Operational Risk Management framework that organizationally identifies, assesses, controls, quantifies, monitors, and reports on operational risks companywide. The goal of this framework is to implement effective operational risk techniques and strategies, minimize operational losses through enhanced collection and reporting of loss event data, and strengthen SunTrust’s performance by minimizing operational capital allocation requirements.

MARKET RISK MANAGEMENT

Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices, commodity prices and other relevant market rates or prices. Interest rate risk, defined as the exposure of net interest income and Economic Value of Equity (“EVE”) to adverse movements in interest rates, is SunTrust’s primary market risk, and mainly arises from the structure of the balance sheet (non-trading activities). SunTrust is also exposed to market risk in its trading activities, mortgage servicing rights, mortgage warehouse and pipeline, and equity holdings of The Coca-Cola Company common stock. ALCO meets regularly and is responsible for reviewing the interest-rate sensitivity position of the Company and establishing policies to monitor and limit exposure to interest rate risk. The policies established by ALCO are reviewed and approved by the Company’s Board of Directors.

Market Risk From Non-trading Activities

The primary goal of interest rate risk management is to control exposure to interest rate risk, both within policy limits approved by ALCO and the Board and within narrower guidelines established by ALCO. These limits and guidelines reflect SunTrust’s tolerance for interest rate risk over both short-term and long-term horizons.

The major sources of the Company’s non-trading interest rate risk are timing differences in the maturity and repricing characteristics of assets and liabilities, changes in relationships between rate indices (basis risk), changes in the shape of the yield

SUNTRUST 2005 ANNUAL REPORT 35

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

curve, and the potential exercise of explicit or embedded options. SunTrust measures these risks and their impact by identifying and quantifying exposures through the use of sophisticated simulation and valuation models, as well as duration gap analysis.

One of the primary methods that SunTrust uses to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets, liabilities, and derivative positions over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon (two years). Key assumptions in the simulation analysis, and in the valuation analysis discussed below, relate to the behavior of interest rates and spreads, the changes in product balances and the behavior of loan and deposit clients in different rate environments. Material assumptions include the repricing characteristics and balance fluctuations of indeterminate maturity deposits.

As the future path of interest rates cannot be known in advance, management uses simulation analysis to project net interest income under various interest rate scenarios including implied forwards, expected (or “most likely”), and deliberately extreme and perhaps unlikely scenarios. The analyses may include rapid and gradual ramping of interest rates, rate shocks, spread narrowing and widening, and yield curve twists. Usually, each analysis incorporates what management believes to be the most appropriate assumptions about client behavior in an interest rate scenario, but in some analyses, assumptions are deliberately changed to test the Company’s exposure to a specified event or set of events. Specific strategies are also analyzed to determine their impact on net interest income levels and sensitivities.

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

Rate Change (Basis Points)	Estimated % Change in Net Interest Income Over 12 Months
	Dec. 31, 2005	Dec. 31, 2004
+100	(0.1)%	0.3%
-100	0.7%	(0.1)%

As indicated, a gradual decrease in interest rates would increase net interest income. A gradual increase would tend to reduce net interest income, but by an amount that is within the policy limits. Thus, the Company’s interest rate sensitivity position is slightly liability sensitive. While simulations of more rapid changes in interest rates indicate more significant fluctuations in net interest income, the Company is still within the policy limits.

SunTrust also performs valuation analysis, which is used for discerning levels of risk present in the balance sheet and derivative positions that might not be taken into account in the net interest income simulation analysis. Whereas net interest income simulation highlights exposures over a relatively short time horizon, valuation analysis incorporates all cash flows over the estimated remaining life of all balance sheet and derivative positions. The valuation of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows and derivative cash flows minus the discounted present value of liability cash flows, the net of which is referred to as EVE. The sensitivity of EVE to changes in the level of interest rates is a measure of the longer-term repricing risk and options risk embedded in the balance sheet. In contrast to the net interest income simulation, which assumes interest rates will change over a period of time (ramp), EVE uses instantaneous changes in rates (shock). EVE values only the current balance sheet and does not incorporate the growth assumptions that are used in the net interest income simulation model. As with the net interest income simulation model, assumptions about the timing and variability of balance sheet cash flows are critical in the EVE analysis. Particularly important are the assumptions driving prepayments and the expected changes in balances and pricing of the indeterminate maturity deposits.

Rate Shock (Basis Points)	Estimated % Change in EVE
	Dec. 31, 2005	Dec. 31, 2004
+100	(5.9)%	(3.1)%
-100	3.2%	0.6%

The estimates above indicate a moderate degree of long-term liability sensitivity. While an instantaneous and severe shift in interest rates is used in this analysis to provide an estimate of exposure under an extremely adverse scenario, management believes that a gradual shift in interest rates would have a much more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon; i.e., the current fiscal year. Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could mitigate the adverse impact of changes in interest rates.

The net interest income simulation and valuation analyses (EVE) do not necessarily include certain actions that management may undertake to manage this risk in response to anticipated changes in interest rates.

Trading Activities

Most of the Company’s trading activities are designed to support secondary trading with clients. Product offerings to clients include debt securities, including loans traded in the secondary market, equity securities, derivatives and foreign exchange contracts, and similar financial instruments. Other trading activities include participating in underwritings, and acting as a market maker in certain equity securities. Typically, the Company maintains a securities inventory to facilitate client transactions. However, in certain businesses, such as derivatives, it is more common to execute client transactions with simultaneous risk-managing transactions with dealers. Also in the normal course of business, the Company assumes a degree of market risk in arbitrage, hedging, and other strategies, subject to specified limits.

The Company has developed policies and procedures to manage market risk associated with trading, capital markets, and foreign exchange activities using a value-at-risk (“VaR”) approach that combines interest rate risk, equity risk, foreign exchange risk, spread risk, and volatility risk. For trading portfolios, VaR measures the maximum fair value the Company could lose on a trading position, given a specified confidence level and time horizon. VaR limits and exposures are monitored daily for each significant

36 SUNTRUST 2005 ANNUAL REPORT

trading portfolio. The Company’s VaR calculation measures the potential losses in fair value using a 99% confidence level. This equates to 2.33 standard deviations from the mean under a normal distribution. This means that, on average, daily profits and losses are expected to exceed VaR one out of every 100 overnight trading days. The VaR methodology includes holding periods for each position based upon an assessment of relative trading market liquidity. For the foreign exchange, equities, structured trades, and derivatives desks, the Company estimates VaR by applying the Monte Carlo simulation platform as designed by RiskMetrics™, and for the estimate of the fixed income VaR, the Company uses Bloomberg™ analytics. For equity derivatives, the Imagine system is used for VaR. The Company uses an internally developed methodology to estimate VaR for the collateralized debt obligations and loan trading desks.

The estimated average combined Undiversified VaR (Undiversified VaR represents a simple summation of the VaR calculated across each Desk) was $4.1 million for 2005 and $3.0 million for 2004. Trading assets net of trading liabilities averaged $1.4 billion for 2005 and $1.0 billion for 2004. The estimated combined period-end Undiversified VaR was $4.4 million at December 31, 2005 and $3.5 million at December 31, 2004. Trading assets net of trading liabilities were $1.3 billion at December 31, 2005 and $1.1 billion at December 31,2004.

Liquidity Risk

Liquidity risk is the risk of being unable to meet obligations as they come due at a reasonable funding cost. SunTrust manages this risk by structuring its balance sheet prudently and by maintaining borrowing resources to fund potential cash needs. The Company assesses liquidity needs in the form of increases in assets, maturing obligations, or deposit withdrawals, considering both operations in the normal course of business and in times of unusual events. In addition, the Company considers the off-balance sheet arrangements and commitments it has entered into, which could also affect the Company’s liquidity position. The ALCO of the Company measures this risk, sets policies, and reviews adherence to those policies.

The Company’s sources of funds include a large, stable deposit base, secured advances from the Federal Home Loan Bank (“FHLB”) and access to the capital markets. The Company structures its balance sheet so that illiquid assets, such as loans, are funded through client deposits, long-term debt, other liabilities and capital. Client based core deposits, the Company’s largest and most cost-effective source of funding, accounted for 64.3% of the funding base on average for 2005 compared to 66.1% for 2004. The decrease in this ratio was due to a $3.0 billion increase in average loans held for sale that was funded primarily with wholesale borrowings. Average client based core deposits increased $16.3 billion, or 21.1%, compared to 2004. Approximately two-thirds of the increase was due to the acquisition of NCF. The remainder of the growth was the result of successful marketing campaigns, continued growth from client activity, and the relative appeal of alternative investments. Increases in rates, improved economic activity and confidence in the financial markets may lead to disintermediation of deposits, which may need to be replaced with higher cost borrowings in the future.

Total wholesale funding, including net short-term unsecured borrowings, net secured wholesale borrowings and long-term debt, totaled $56.3 billion at December 31, 2005 compared to $43.3 billion at December 31, 2004. The increase reflects the wholesale funding required for earning asset growth not supported by core deposit growth.

Net short-term unsecured borrowings, including wholesale domestic and foreign deposits and fed funds, totaled $29.9 billion at December 31, 2005 compared to $16.5 billion at December 31, 2004. Record mortgage production volume increased the balance of loans held for sale, which has been funded using short-term unsecured borrowings. Mortgage production was $47.7 billion for 2005 compared to $30.8 billion for 2004. The balance of loans held for sale was $13.7 billion and $6.6 billion at December 31, 2005 and December 31, 2004, respectively.

The Company maintains access to a diversified base of wholesale funding sources. These sources include fed funds purchased, securities sold under agreements to repurchase, negotiable certificates of deposit, offshore deposits, FHLB advances, Global Bank Note issuance and commercial paper issuance. As of December 31, 2005, SunTrust Bank had $14.2 billion remaining under its Global Bank Note program. This capacity reflects a $500 million subordinated debt issuance in the first quarter of 2005, a $600 million senior debt issuance in the second quarter of 2005 and an $850 million subordinated debt issuance in the third quarter of 2005. The Global Bank Note program was established to expand funding and capital sources to include both domestic and international investors. Liquidity is also available through unpledged securities in the investment portfolio and capacity to securitize loans, including single-family mortgage loans. The Company’s credit ratings are important to its access to unsecured wholesale borrowings. Significant changes in these ratings could change the cost and availability of these sources. The Company manages reliance on short term unsecured borrowings as well as total wholesale funding through policies established and reviewed by ALCO.

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

Liquidity for SunTrust Banks, Inc. – Parent Company only (“Parent Company”) is measured comparing sources of liquidity in unpledged securities and short-term investments relative to its short-term debt. As of December 31, 2005, the Parent Company had $1.4 billion in such sources compared to short-term debt of $641 million. The Parent Company also had $1.5 billion of availability remaining on its current shelf registration statement for the issuance of debt at December 31, 2005. The Georgia Department of Banking and Finance limits dividends to 50% of prior year’s net income, without its prior approval. SunTrust Bank has exceeded this limitation since 2000 and has received the necessary approvals for dividends beyond this amount. Additionally, banks are limited under Federal regulations based on the prior two years’ net retained earnings plus the current year’s net retained earnings. During 2006, the Bank can pay $854.0 million, plus the current year’s earnings without prior approval from the appropriate regulatory agency.

As detailed in Table 16, Unfunded Lending Commitments, the Company had $92.7 billion in unused lines of credit at December 31, 2005 that were not recorded on the Company’s balance sheet. Commitments to extend credit are arrangements to lend to a client who has complied with predetermined contractual obligations. The Company also had $13.5 billion in letters of credit as of December 31, 2005, most of which are standby letters of credit that provide that SunTrust Bank fund if certain future events occur. Of this, approximately $6.2 billion support variable-rate demand obligations (“VRDOs”) remarketed by SunTrust and other agents. VRDOs

SUNTRUST 2005 ANNUAL REPORT 37

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 15 • Risk Management Derivative Financial Instruments

The Company monitors its sensitivity to changes in interest rates and may use derivative instruments to limit the volatility of net interest income. Derivative instruments increased net interest income in 2005 and 2004 by $104.4 million and $151.5 million, respectively, or seven basis points and 13 basis points, respectively. The following tables summarize the derivative instruments entered into by the Company as an end-user. See Note 17, Derivatives And Off-Balance Sheet Arrangements, to the Consolidated Financial Statements for a complete description of the derivative instruments and activities for 2005 and 2004.

	As of December 31, 2005[1]
(Dollars in millions)	Notional Amount	Gross Unrealized Gains[6]	Gross Unrealized Losses[6]	Equity[9]	Average Maturity in Years
Asset Hedges
Cash flow hedges
Interest rate swaps[2]	$5,800	$—	($88)	($54)	1.48
Fair value hedges
Forward contracts[3]	14,384	—	(78)	—	0.08

Total asset hedges	$20,184	$—	($166)	($54)	0.47

Liability Hedges
Cash flow hedges
Interest rate swaps and swaptions[4]	$5,065	$79	$—	$49	1.97
Fair value hedges
Interest rate swaps[5]	7,467	10	(226)	—	6.28

Total liability hedges	$12,532	$89	($226)	$49	4.54

Terminated/Dedesignated Liability Hedges
Cash flow hedges
Interest rate swaps[7]	$1,942	$—	$—	($12)	2.42
Fair value hedges
Interest rate swaps[8]	300	16	—	—	14.26

Total terminated/dedesignated hedges	$2,242	$16	$—	($12)	4.01

[1]	Includes only derivative financial instruments which are currently, or previously designated as, qualifying hedges under SFAS No. 133. All of the Company’s other derivative instruments are classified as trading. All interest rate swaps have variable pay or receive rates with resets of six months or less.

[2]	Represents interest rate swaps designated as cash flow hedges of commercial loans.

[3]	Forward contracts are designated as fair value hedges of closed mortgage loans, including both fixed and floating, which are held for sale. Certain other forward contracts which are effective for risk management purposes, but which are not in designated hedging relationships under SFAS No. 133, are not incorporated in this table.

[4]	Represents interest rate swaps and options designated as cash flow hedges of floating rate certificates of deposit, Global Bank Notes, FHLB Advances and other variable rate debt.

[5]	Represents interest rate swaps designated as fair value hedges of trust preferred securities, subordinated notes, FHLB Advances, certificate and time deposits and other fixed rate debt.

[6]	Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

[7]	Represents interest rate swaps that have been terminated and/or dedesignated as derivatives that qualify for hedge accounting. The interest rate swaps were designated as cash flow hedges of floating rates debt and tax exempt bonds. The $11.9 million of net losses, net of taxes, recorded in accumulated other comprehensive income will be reclassified into earnings as interest expense over the life of the respective hedged items.

[8]	Represents interest rate swaps that have been terminated as derivatives that qualified for hedge accounting. The interest rate swaps were designated as fair value hedges of fixed rate debt. The $15.9 million of pre-tax net gains recorded in a valuation account in long-term debt will be reclassified into earnings as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. As of December 31, 2005, $1.1 million of pre-tax net gains are expected to be reclassified as interest expense or interest income during the next twelve months.

[9]	As of December 31, 2005, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $17.3 million, net of income taxes. Of this net of tax amount, a $5.4 million loss represents the effective portion of the net losses on derivatives that currently qualify as cash flow hedges, and an $11.9 million loss relates to previous qualifying cash flow hedging relationships that have been terminated or dedesignated. Gains or losses on hedges of interest rate risk will be classified into interest income or expense as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. As of December 31, 2005, $16.8 million of net losses, net of taxes, recorded in accumulated other comprehensive income are expected to be reclassified as interest income or interest expense during the next twelve months.

38 SUNTRUST 2005 ANNUAL REPORT

	As of December 31, 2004[1]
(Dollars in millions)	Notional Amount	Gross Unrealized Gains[7]	Gross Unrealized Losses[7]	Equity[9]	Average Maturity in Years
Asset Hedges
Cash flow hedges
Interest rate swaps[2]	$3,800	$1	($20)	($13)	2.39
Fair value hedges
Interest rate swaps[3]	70	1	—	—	2.88
Forward contracts[4]	5,024	11	—	—	0.06

Total asset hedges	$8,894	$13	($20)	($13)	1.09

Liability Hedges
Cash flow hedges
Interest rate swaps[5]	$6,015	$43	($13)	$20	2.27
Fair value hedges
Interest rate swaps[6]	7,467	67	(106)	—	8.26

Total liability hedges	$13,482	$110	($119)	$20	5.58

Terminated/Dedesignated Liability Hedges
Cash flow hedges
Interest rate swaps[8]	$2,117	$—	$—	($14)	2.58

Total terminated/dedesignated hedges	$2,117	$—	$—	($14)	2.58

[1]	Includes only derivative financial instruments which are currently, or were previously designated as, qualifying hedges under SFAS No. 133. All of the Company’s other derivative instruments are classified as trading. All interest rate swaps have variable pay or receive rates with resets of six months or less.

[2]	Represents interest rate swaps designated as cash flow hedges of commercial loans.

[3]	Represents interest rate swaps designated as fair value hedges of fixed-rate loans and reverse purchase agreements.

[4]	Forward contracts are designated as fair value hedges of closed mortgage loans, including both fixed and floating, which are held for sale. Certain other forward contracts which are effective for risk management purposes, but which are not in designated hedging relationships under SFAS No. 133, are not incorporated in this table.

[5]	Represents interest rate swaps designated as cash flow hedges of floating rate certificates of deposit, Global Bank Notes, FHLB Advances and other variable rate debt.

[6]	Represents interest rate swaps designated as fair value hedges of trust preferred securities, subordinated notes, FHLB Advances and other fixed rate debt.

[7]	Represents the fair value of derivative financial instruments less accrued interest receivable or payable.

[8]	Represents interest rate swaps that have been terminated and/or dedesignated as derivatives that qualified for hedge accounting. The interest rate swaps were designated as cash flow hedges of floating rate debt and tax exempt bonds. The $13.8 million of net losses, net of taxes recorded in accumulated other comprehensive income will be reclassified into earnings as a component of interest expense over the life of the respective hedged items.

[9]	As of December 31, 2004, the net unrealized loss on derivatives included in accumulated other comprehensive income, which is a component of stockholders’ equity, was $6.6 million, net of tax, that represents the effective portion of the net gains and losses on derivatives that qualified as cash flow hedging relationships. This includes an unrealized gain of $7.2 million on active hedges offset by a $13.8 million loss on terminated or designated hedges. Gains or losses on hedges of interest rate risk will be classified into interest income or expense as a yield adjustment of the hedged item in the same period that the hedged cash flows impact earnings. As of December 31, 2004, $12.1 million of net gains, net of taxes recorded in accumulated other comprehensive income are expected to be reclassified as interest income or interest expense during the next twelve months.

Derivative hedging instrument activities are as follows:

	Notional Values[1]
(Dollars in millions)	Asset Hedges	Liability Hedges	Total
Balance, January 1, 2004	$25	$9,474	$9,499
Additions	3,870	7,226	11,096
Terminations	—	(2,000)	(2,000)
Dedesignations	—	(117)	(117)
Maturities	(25)	(1,101)	(1,126)

Balance, December 31, 2004	3,870	13,482	17,352
Additions	2,300	4,223	6,523
Terminations	(300)	(300)	(600)
Hedge accounting correction	(18)	(1,100)	(1,118)
Maturities	(52)	(3,773)	(3,825)

Balance, December 31, 2005	$5,800	$12,532	$18,332

[1]	Excludes the hedging activity for the Company’s mortgage loans in the warehouse. As of December 31, 2005 and 2004, mortgage notional amounts totaled $14.4 billion and $5.0 billion, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The following table presents the expected maturities of risk management derivative financial instruments:

	As of December 31, 2005
(Dollars in millions)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
Cash Flow Asset Hedges
Notional amount – swaps	$300	$4,400	$600	$500	$—	$5,800
Net unrealized loss	(4)	(68)	(11)	(5)	—	(88)
Weighted average receive fixed rate[1]	3.17%	3.62%	3.95%	4.22%	—%	3.68%
Weighted average pay floating rate[1]	4.29	4.29	4.29	4.29	—	4.29

Fair Value Asset Hedges
Notional amount – forwards	$14,384	$—	$—	$—	$—	$14,384
Net unrealized (loss)/gain	(78)	—	—	1	—	(78)

Cash Flow Liability Hedges
Notional amount – swaps	$1,500	$500	$3,065	$—	$—	$5,065
Net unrealized gain	9	6	64	—	—	79
Weighted average receive floating rate[1]	4.46%	4.33%	4.30%	—%	—%	4.35%
Weighted average pay fixed rate[1]	2.31	3.94	3.87	—	—	3.41

Fair Value Liability Hedges
Notional amount – swaps	$250	$400	$767	$4,900	$1,150	$7,467
Net unrealized gain/(loss)	1	(2)	(31)	(189)	5	(216)
Weighted average receive fixed rate[1]	4.78%	4.48%	3.24%	4.02%	5.14%	4.16%
Weighted average pay floating rate[1]	4.15	4.05	4.29	4.21	4.38	4.23

[1]	All interest rate swaps have variable pay or receive rates with resets of six months or less.

	As of December 31, 2004
(Dollars in millions)	1 Year or Less	1-2 Years	2-5 Years	5-10 Years	After 10 Years	Total
Cash Flow Asset Hedges
Notional amount – swaps	$—	$300	$3,500	$—	$—	$3,800
Net unrealized loss	—	(2)	(17)	—	—	(19)
Weighted average receive fixed rate[1]	—%	3.17%	3.34%	—%	—%	3.33%
Weighted average pay floating rate[1]	—	2.28	2.28	—	—	2.28

Fair Value Asset Hedges
Notional amount – swaps	$48	$—	$—	$22	$—	$70
Notional amount – forwards	5,024	—	—	—	—	5,024
Net unrealized gain	11	—	—	1	—	12
Weighted average receive floating rate[1]	2.50%	—%	—%	3.14%	—%	2.70%
Weighted average pay fixed rate[1]	2.95	—	—	4.25	—	3.35

Cash Flow Liability Hedges
Notional amount – swaps	$—	$3,350	$2,665	$—	$—	$6,015
Net unrealized gain/(loss)	—	31	(1)	—	—	30
Weighted average receive floating rate[1]	—%	2.32%	2.26%	—%	—%	2.29%
Weighted average pay fixed rate[1]	—	2.19	4.02	—	—	2.91

Fair Value Liability Hedges
Notional amount – swaps	$—	$450	$867	$4,650	$1,500	$7,467
Net unrealized gain/(loss)	—	28	(5)	(92)	30	(39)
Weighted average receive fixed rate[1]	—%	7.18%	3.63%	3.92%	4.97%	4.29%
Weighted average pay floating rate[1]	—	2.09	2.20	2.12	2.15	2.13

[1]	All interest rate swaps have variable pay or receive rates with resets of six months or less.

40 SUNTRUST 2005 ANNUAL REPORT

TABLE 16 • Unfunded Lending Commitments

	As of December 31
(Dollars in millions)	2005	2004
Unused lines of credit
Commercial	$40,584.6	$37,316.5
Mortgage commitments[1]	21,216.7	14,710.5
Home equity lines	15,712.3	12,120.6
Commercial real estate	6,818.0	5,938.5
Commercial paper conduit	7,190.3	5,902.9
Commercial credit card	1,165.7	986.6

Total unused lines of credit	$92,687.6	$76,975.6

Letters of credit
Financial standby	$13,005.0	$10,560.0
Performance standby	328.1	416.0
Commercial	177.3	149.1

Total letters of credit	$13,510.4	$11,125.1

[1]	Includes $3.1 billion and $3.8 billion in interest rate locks accounted for as derivatives as of December 31, 2005 and 2004, respectively.

are municipal securities which are remarketed by the agent on a regular basis, usually weekly. In the event that the securities are unable to be remarketed, SunTrust Bank would fund under the letters of credit.

Certain provisions of long-term debt agreements and the lines of credit prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, and minimum shareholders’ equity ratios. As of December 31, 2005, the Company was in compliance with all covenants and provisions of these debt agreements.

Other Market Risk

Other sources of market risk include the risk associated with holding residential mortgage loans prior to selling them into the secondary mortgage market, commitments to clients to make mortgage loans that will be sold to the secondary mortgage market, and the Company’s investment in MSRs. The Company manages the risks associated with the residential mortgage loans classified as held for sale (“the warehouse”) and its interest rate lock commitments (“IRLCs”) on residential loans intended for sale. The warehouse and IRLCs consist primarily of fixed and adjustable-rate single family residential real estate loans. The risk associated with the warehouse and IRLCs is the potential change in interest rates between the time the client locks in the rate on the anticipated loan and the time the loan is sold on the secondary mortgage market, which is typically 90-150 days. The Company manages interest rate risk predominately with forward sale agreements, where the changes in value of the forward sale agreements substantially offset the changes in value of the warehouse and the IRLCs. Interest rate risk on the warehouse is managed via forward sale agreements in a designated fair value hedging relationship, under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” IRLCs on residential mortgage loans intended for sale are classified as free standing derivative financial instruments in accordance with SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” and are not designated as SFAS No. 133 hedge accounting relationships.

The value of the MSRs asset is dependent upon the assumed prepayment speed of the mortgage servicing portfolio. MSRs represent the discounted present value of future net cash flows that are expected to be received from the mortgage servicing portfolio. Future expected net cash flows from servicing a loan in the mortgage servicing portfolio would not be realized if the loan pays off earlier than anticipated. Accordingly, prepayment risk subjects the MSRs to impairment risk. The Company does not specifically hedge the MSRs asset for the potential impairment risk; however, it does employ a balanced business strategy using the natural counter-cyclicality of servicing and production to mitigate impairment risk. The fair value determination, key economic assumptions and the sensitivity of the current fair value of the MSRs as of December 31, 2005 and December 31, 2004 is discussed in greater detail in Note 12, Securitization Activity/Mortgage Servicing Rights, to the Consolidated Financial Statements.

The Company is also subject to risk from changes in equity prices that arise from owning The Coca-Cola Company common stock. SunTrust owns 48,266,496 shares of common stock of The Coca-Cola Company, which had a carrying value of $1.9 billion at December 31, 2005. A 10% decrease in share price of The Coca-Cola Company common stock at December 31, 2005 would result in a decrease, net of deferred taxes, of approximately $121 million in other comprehensive income.

OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company engages in financial transactions that, in accordance with US GAAP, are either not recorded on the Company’s balance sheet or may be recorded on the Company’s balance sheet at an amount that differs from the full contract or notional amount of the transaction. These transactions are structured to meet the financial needs of clients, manage the Company’s credit, market or liquidity risks, diversify funding sources, or optimize capital.

As a financial services provider, the Company routinely enters into commitments to extend credit, including, but not limited to, loan commitments, financial and performance standby letters of credit and financial guarantees. While these contractual obligations could potentially result in material current or future effects on financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses, based on historical experience, a significant portion of commitments to extend credit expire without being drawn upon. Such commitments are subject to the same credit policies and approval

SUNTRUST 2005 ANNUAL REPORT 41

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

processes accorded to loans made by the Company. See Table 16, Unfunded Lending Commitments, for details on unfunded lending commitments.

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FASB Interpretation (“FIN”) No. 45, “Guarantors Accounting and Disclosure Requirements for Guarantees,” (“FIN 45”) the Company must consider guarantees that have any of the following four characteristics (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others.

The issuance of these guarantees imposes an obligation to stand ready to perform, and should certain triggering events occur, it also imposes an obligation for the Company to make future payments. Note 18, Guarantees, to the Consolidated Financial Statements includes details regarding the Company’s guarantee obligations under FIN 45.

In the normal course of business, the Company utilizes various derivative and credit-related financial instruments to meet the needs of clients and to manage the Company’s exposure to interest rate and other market risks. These financial instruments involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with US GAAP. SunTrust manages the credit risk of its derivatives by (i) limiting the total amount of arrangements outstanding by an individual counterparty; (ii) monitoring the size and maturity structure of the portfolio; (iii) obtaining collateral based on management’s credit assessment of the counterparty; (iv) applying uniform credit standards maintained for all activities with credit risk; and (v) entering into transactions with high quality counterparties that are periodically reviewed by the Company’s Credit Management Committee. The Company manages the market risk of its derivatives by establishing and monitoring limits on the types and degree of risk that may be undertaken. The Company continually measures market risk by using a value-at-risk methodology. Note 17, Derivatives And Off-Balance Sheet Arrangements, to the Consolidated Financial Statements includes additional information regarding derivative financial instruments, and Table 15, Risk Management Derivative Financial Instruments, provides further details with respect to SunTrust’s derivative positions.

SunTrust assists in providing liquidity to select corporate clients by directing them to a multi-seller commercial paper conduit, Three Pillars Funding LLC (“Three Pillars”). Three Pillars provides financing for direct purchases of financial assets originated and serviced by SunTrust’s corporate clients. Three Pillars finances this activity by issuing A-1 /P-1 rated commercial paper. The result is a favorable funding arrangement for these clients.

Three Pillars has issued a subordinated note to a third party. The holder of this note absorbs the majority of Three Pillars’ expected losses. The subordinated note investor, therefore, is Three Pillars’ primary beneficiary, and thus the Company is not required to consolidate Three Pillars. As of December 31, 2005 and 2004, Three Pillars had assets not included on the Company’s Consolidated Balance Sheets of approximately $4.7 billion and $3.4 billion, respectively, consisting of primarily secured loans and marketable asset-backed securities.

Activities related to the Three Pillars relationship generated net fee revenue for the Company of approximately $25.2 million, $24.2 million, and $21.3 million for the years ended December 31, 2005, 2004, and 2003, respectively. These activities include: client referrals and investment recommendations to Three Pillars, the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders, and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As of December 31, 2005, off-balance sheet liquidity commitments and other credit enhancements made by the Company to Three Pillars, which represent the Company’s maximum exposure to potential loss, totaled $7.2 billion and $707.1 million, respectively, compared to $5.9 billion and $548.7 million, respectively, as of December 31, 2004. The Company manages the credit risk associated with these commitments by subjecting them to the Company’s normal credit approval and monitoring processes.

As of December 31, 2005, the Company had contractual relationships with a securitization vehicle that is considered a variable interest entity (“VIE”). The Company is the primary beneficiary of the VIE and therefore, is required to consolidate its assets and liabilities. As of December 31, 2005, the assets of this entity, which serve as collateral for the entity’s obligations, totaled $317.0 million and are reflected in interest-bearing deposits in other banks on the Consolidated Balance Sheets. Creditors of the VIE have no recourse to the general credit of the Company. As of December 31, 2005, the Company’s maximum exposure to potential loss for this VIE was $38.1 million.

        As part of its community reinvestment initiatives, the Company invests in multi-family affordable housing properties throughout its footprint as a limited and/or general partner. The Company receives affordable housing federal and state tax credits for these limited partner investments. Assets in partnerships where SunTrust is only a limited partner of approximately $803.0 million and $884.2 million were not included in the Consolidated Balance Sheets at December 31, 2005 and 2004, respectively. The Company’s maximum exposure to loss for these investments at December 31, 2005 totaled $166.0 million as compared to $198.1 million at December 31, 2004, consisting of the limited partnership investments plus unfunded commitments.

SunTrust is the managing general partner of a number of non-registered investment limited partnerships which have been established to provide alternative investment strategies for its clients. In reviewing the partnerships for consolidation, SunTrust determined that these were voting interest entities and accordingly considered the consolidation guidance contained in Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.”Under the terms of SunTrust’s non-registered investment limited partnerships, the limited partnerships have certain rights, such as those specifically indicated in EITF Issue No. 04-5 (including the right to remove the general partner, or “kick-out rights”). As such, SunTrust, as the general partner, is precluded from consolidating the limited partnerships.

42 SUNTRUST 2005 ANNUAL REPORT

TABLE 17 • Contractual Commitments

	As of December 31, 2005
(Dollars in millions)	1 year or less	1-3 years	3-5 years	After 5 years	Total
Time deposit maturities[1]	$36,637	$7,319	$3,075	$5	$47,036
Short-term borrowings[1]	12,312	—	—	—	12,312
Long-term debt[1]	2,654	3,856	2,228	12,021	20,759
Operating lease obligations	126	218	159	354	857
Capital lease obligations[1]	—	1	1	18	20
Purchase obligations[2]	62	48	135	12	257

Total	$51,791	$11,442	$5,598	$12,410	$81,241

[1]	Amounts do not include accrued interest.

[2]	Includes contracts with a minimum annual payment of $5 million.

CONTRACTUAL COMMITMENTS

In the normal course of business, the Company enters into certain contractual obligations. Such obligations include obligations to make future payments on debt and lease arrangements, contractual commitments for capital expenditures, and service contracts. Table 17, Contractual Commitments, summarizes the Company’s significant contractual obligations at December 31,2005, except for pension and post retirement benefit plans, included in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements. Additional information with respect to the obligations is presented in tables included in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements.

FOURTH QUARTER 2005 RESULTS

SunTrust reported net income of $518.5 million, or $1.43 per diluted share for the fourth quarter of 2005 compared to $455.7 million, or $1.26 per diluted share for the fourth quarter of 2004. After-tax merger expense of $4.1 million, or $0.01 per diluted share, related to the Company’s acquisition of NCF on October 1, 2004 was incurred in the fourth quarter of 2005 compared to $18.5 million, or $0.05 per diluted share, in the fourth quarter of 2004.

The above mentioned results for the fourth quarter of 2005 are different from what the Company reported in its January 18, 2006 earnings release in which the Company reported net income of $513.8 million, or $1.41 per diluted share. The difference of $4.7 million equaled 0.91% of net income for the fourth quarter of 2005. Subsequent to the release of the Company’s earnings on January 18, 2006, the Company identified immaterial accounting errors related to certain derivative transactions. The misstatements related to the Company’s interpretation and application of the “shortcut” method of hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company determined that these hedges did not qualify for hedge accounting using the “shortcut” method. As a result, changes in the market value of the derivatives should have been recorded through noninterest income with no corresponding offset to the hedged item. The Company evaluated the impact of these errors to all quarterly and annual periods since the inception of the hedges.

The annual impact of these errors to net income for each of the three years ended December 31, 2005 was 1.3%, 1.9%, and 1.3%, respectively. The Company does not believe that these errors either positively or negatively affect the Company’s financial trends. The Company concluded that the impact of these errors was immaterial to all annual and quarterly periods; however, the Company determined that it was appropriate to record an adjustment as of December 31, 2005 to correct the cumulative impact of these errors. The cumulative pre-tax impact of these errors resulted in additional noninterest income of $7.5 million, which is included in trading account profits and commissions in the Consolidated Statements of Income.

As of December 31, 2005, seven derivatives remained outstanding with a total notional value of $1.1 billion. The Company terminated four of the derivatives in the first quarter of 2006. Two of the derivatives were designated in the first quarter of 2006 as hedges using the “long haul” method under SFAS No. 133, and one of the derivatives was classified as a trading position. The hedged items associated with these derivatives consisted of an asset and liabilities. Each of these hedged items continues to remain outstanding.

Net interest income increased $106.2 million, or 9.6%. The increase in net interest income was mainly due to strong earning asset growth. Total average earning assets increased $17.9 billion, or 13.1%, from the fourth quarter of 2004 driven by strong growth in both portfolio loans and loans held for sale. Core deposit growth has continued to benefit from marketing efforts. The net interest margin decreased 11 basis points from the fourth quarter of 2004. The majority of the margin decrease was attributable to an increase in loans held for sale at compressed spreads due to flatter yield curve.

The provision for loan losses for the fourth quarter of 2005 was $48.1 million, a decrease of $11.0 million, or 29.7%, from the fourth quarter of 2004. Net charge-offs declined $4.0 million, or 7.5%, from the fourth quarter of 2004 due to improved credit quality and sustained economic improvement in the Company’s footprint. The decline in net charge-offs was primarily related to a $15.0 million, or 40.3%, decrease in consumer net charge-offs from the fourth quarter of 2004.

Noninterest income was $797.9 million in the fourth quarter of 2005, an increase of $38.9 million, or 5.1%, compared to the fourth quarter of 2004. The increase was primarily attributable to securities losses of $19.4 million incurred in the fourth quarter of 2004 compared to securities gains of $0.6 million in the fourth quarter of 2005. Also positively impacting noninterest income were increases in mortgage related income, trust and investment management income, ATM fees, and card fees; partially offset by a decline in trading account profits and commissions. Mortgage related income increased $17.2 million, or 55.2%, from the fourth quarter of 2004 due to an increase in mortgage production and mortgage servicing fees. Trust and investment management income increased $12.4 million, or 7.7%, from the fourth quarter of 2004 due primarily to growth in assets under management, which increased 7.0% from December 31, 2004. Card fees increased $8.4 million, or 17.0%, from the fourth quarter of 2004 due to higher interchange income on increased debit card transactions. Trading account profits and commissions decreased $16.6 million, or 37.7%, from the fourth quarter of 2004 primarily due to trading losses incurred in the fourth quarter of 2005 due to market conditions.

Noninterest expense in the fourth quarter of 2005 was $1,206.9 million, an increase of $57.9 million, or 5.0%, from the fourth quarter of 2004. Personnel expense, the largest component of noninterest expense, grew $30.9 million, or 5.0%, from the fourth quarter of 2004. The increase was primarily related to merit increases and increased incentive costs. Outside processing and software increased $10.9 million, or 13.4%, due to higher processing costs associated with higher transactional volumes. Consulting fees increased $13.3 million, or 64.0%, mainly due to the mortgage line of business’ initiative to enhance the efficiency of origination, processing and distribution efforts, resulting in faster delivery of product into the secondary market. Also contributing to the increase in consulting fees were initiatives to enhance the Company’s risk management processes. Marketing and customer development increased $15.7 million, or 45.8%, due to marketing campaigns focused on retail loan and deposit products, Visa® gift cards, and online banking services.

Provision for income taxes was $211.4 million for the fourth quarter of 2005 compared to $201.4 million in the same period of 2004. The provision represents an effective tax rate of 29.0% for the fourth quarter of 2005, compared to 30.6% for the fourth quarter of 2004. The decrease in the fourth quarter 2005 effective tax rate was due to AHG tax credits, an annual true-up of the 2004 tax expense to the 2004 tax return as filed, and a review of federal and state tax reserves.

SUNTRUST 2005 ANNUAL REPORT 43

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 18 - Selected Quarterly Financial Data

	Three Months Ended
	2005				2004
(Dollars in millions, except per share data)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Summary of Operations
Interest and dividend income	$2,175.3	$1,996.7	$1,843.3	$1,716.0	$1,604.3	$1,252.1	$1,188.0	$1,173.8
Interest expense	988.3	840.0	719.6	604.4	520.1	375.3	315.6	322.2

Net interest income	1,187.0	1,156.7	1,123.7	1,111.6	1,084.2	876.8	872.4	851.6
Provision for loan losses	48.1	70.4	47.8	10.6	37.1	41.8	2.8	53.8

Net interest income after provision for loan losses	1,138.9	1,086.3	1,075.9	1,101.0	1,047.1	835.0	869.6	797.8
Noninterest income	797.9	832.4	770.9	753.8	759.0	627.7	622.7	595.1
Noninterest expense	1,206.9	1,177.1	1,172.8	1,133.9	1,149.0	929.8	928.4	889.7

Income before provision for income taxes	729.9	741.6	674.0	720.9	657.1	532.9	563.9	503.2
Provision for income taxes	211.4	230.8	208.3	228.6	201.4	164.1	177.3	141.4

Net income	$518.5	$510.8	$465.7	$492.3	$455.7	$368.8	$386.6	$361.8

Net interest income-FTE	$1,207.1	$1,175.7	$1,142.4	$1,129.2	$1,100.9	$893.7	$885.1	$863.9
Total revenue	2,005.0	2,008.1	1,913.3	1,883.0	1,859.9	1,521.4	1,507.8	1,459.0
Per Common Share
Diluted	$1.43	$1.40	$1.28	$1.36	$1.26	$1.30	$1.36	$1.28
Basic	1.44	1.42	1.30	1.37	1.27	1.31	1.39	1.29
Dividends declared	0.55	0.55	0.55	0.55	0.50	0.50	0.50	0.50
Book value	46.65	46.28	45.96	44.59	44.30	35.79	35.58	35.75
Market Price:
High	75.46	75.77	75.00	74.18	74.38	70.69	71.10	76.65
Low	65.32	68.85	69.60	69.00	67.03	63.50	61.27	68.04
Close	72.76	69.45	72.24	72.07	73.88	70.41	64.99	69.71
Selected Average Balances
Total assets	$175,769.1	$169,934.0	$165,253.6	$161,218.2	$156,570.1	$127,128.0	$127,287.5	$123,853.7
Earning assets	154,379.9	149,281.8	145,057.7	140,852.8	136,450.4	114,334.1	113,657.1	111,038.2
Loans	113,827.6	110,818.4	106,966.7	103,215.8	100,137.5	83,753.2	80,936.4	79,904.9
Consumer and commercial deposits	95,257.2	94,075.7	93,064.5	90,967.8	90,601.5	74,121.8	73,166.1	70,361.0
Brokered and foreign deposits	21,009.9	17,969.2	15,709.1	13,424.4	10,670.5	9,341.3	10,153.9	10,000.6
Total shareholders’ equity	16,875.6	16,822.9	16,275.6	16,119.4	15,819.0	9,992.9	10,194.2	9,840.3
Common shares - diluted (thousands)	363,175	363,854	363,642	363,138	362,661	283,502	283,116	283,523
Common shares - basic (thousands)	359,203	359,702	359,090	358,253	357,524	280,185	279,840	279,523
Financial Ratios (Annualized)
Return on average total assets	1.17%	1.19%	1.13%	1.24%	1.16%	1.15%	1.22%	1.18%
Return on average assets less net unrealized securities gains	1.15	1.18	1.11	1.23	1.18	1.18	1.23	1.15
Return on average total shareholders’ equity	12.19	12.05	11.48	12.39	11.46	14.68	15.25	14.79
Return on average realized shareholders’ equity	12.75	12.81	12.02	13.23	12.54	16.96	18.30	17.07
Net interest margin	3.10	3.12	3.16	3.25	3.21	3.11	3.13	3.13
Efficiency ratio	60.20	58.62	61.30	60.22	61.78	61.12	61.58	60.98
Efficiency ratio excluding merger expense	59.87	58.01	58.46	58.85	60.25	61.12	61.58	60.98
Capital Adequacy
Tier 1 capital ratio	7.01	7.03	7.04	7.07	7.16	8.26	8.18	8.28
Total capital ratio	10.57	10.66	10.25	10.44	10.36	11.57	11.87	12.26
Tier 1 leverage ratio	6.65	6.64	6.65	6.61	6.64	7.71	7.53	7.66

44 SUNTRUST 2005 ANNUAL REPORT

TABLE 19 • Consolidated Daily Average Balances, Income/Expense and Average Yields Earned and Rates Paid

	Three Months Ended December 31
	2005			2004
(Dollars in millions; yields on taxable-equivalent basis)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Loans:[1]
Taxable	$111,705.8	$1,666.3	5.92%	$98,082.1	$1,216.6	4.93%
Tax-exempt[2]	2,121.8	30.2	5.65	2,055.4	25.0	4.83

Total loans	113,827.6	1,696.5	5.91	100,137.5	1,241.6	4.93
Securities available for sale:
Taxable	24,005.4	273.8	4.56	26,389.5	275.1	4.17
Tax-exempt[2]	908.1	13.3	5.87	848.6	13.0	6.11

Total securities available for sale	24,913.5	287.1	4.61	27,238.1	288.1	4.23
Funds sold and securities purchased under agreements to resell	1,068.4	10.4	3.82	1,301.2	6.0	1.82
Loans held for sale	11,980.8	180.9	6.04	5,607.0	74.7	5.33
Interest-bearing deposits	31.9	0.3	3.96	20.9	0.1	1.35
Trading assets	2,557.7	20.2	3.13	2,145.7	10.5	1.94

Total earning assets	154,379.9	2,195.4	5.64	136,450.4	1,621.0	4.73
Allowance for loan and lease losses	(1,034.8)			(1,094.5)
Cash and due from banks	4,349.2			4,136.4
Premises and equipment	1,833.5			1,839.9
Other assets	14,370.1			13,181.2
Unrealized gains on securities available for sale	1,871.2			2,056.7

Total assets	$175,769.1			$156,570.1

Liabilities and Shareholders’ Equity
Interest-bearing deposits:
NOW accounts	$17,011.3	$52.2	1.22%	$16,940.7	$28.3	0.66%
Money market accounts	25,797.6	128.6	1.98	24,507.0	66.3	1.08
Savings	5,472.9	13.7	0.99	8,139.3	16.8	0.82
Consumer time	13,231.5	106.8	3.20	12,083.9	73.6	2.42
Other time	9,050.8	82.2	3.60	4,748.8	30.2	2.53

Total interest-bearing consumer and commercial deposits	70,564.1	383.5	2.16	66,419.7	215.2	1.29
Brokered deposits	13,658.6	142.8	4.09	5,966.1	32.3	2.11
Foreign deposits	7,351.3	74.9	3.99	4,704.5	23.0	1.91

Total interest-bearing deposits	91,574.0	601.2	2.60	77,090.3	270.5	1.40
Funds purchased and securities sold under agreements to repurchase	11,194.4	106.0	3.71	9,407.1	40.3	1.68
Other short-term borrowings	2,800.6	30.7	4.35	2,219.7	11.5	2.06
Long-term debt	21,189.9	250.4	4.69	21,961.6	197.8	3.58

Total interest-bearing liabilities	126,758.9	988.3	3.09	110,678.7	520.1	1.87
Noninterest-bearing deposits	24,693.0			24,181.7
Other liabilities	7,441.6			5,890.7
Shareholders’ equity	16,875.6			15,819.0

Total liabilities and shareholders’ equity	$175,769.1			$156,570.1

Interest Rate Spread			2.55%			2.86%

Net Interest Income-FTE[3]		$1,207.1			$1,100.9

Net Interest Margin			3.10%			3.21%

[1]	Interest income includes loan fees of $32.9 million and $36.0 million in the quarters ended December 31, 2005 and December 31, 2004, respectively. Nonaccrual loans are included in average balances and income on such loans, if recognized, is recorded on a cash basis.

[2]	Interest income includes the effects of taxable-equivalent adjustments using a federal income tax rate of 35% and, where applicable, state income taxes to increase tax-exempt interest income to a taxable-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table aggregated $20.0 million and $16.7 million in the quarters ended December 31, 2005 and December 31, 2004, respectively.

[3]	Derivative instruments used to help balance the company’s interest-sensitivity position increased net interest income $10.7 million and $40.5 million in the quarters ended December 31, 2005 and December 31, 2004, respectively.

SUNTRUST 2005 ANNUAL REPORT 45

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

EARNINGS AND BALANCE SHEET ANALYSIS 2004 VS. 2003

CONSOLIDATED OVERVIEW

Net income was $1,572.9 million in 2004, up 18.1% from $1,332.3 million earned in 2003. Diluted earnings per share were $5.19 in 2004 and $4.73 in 2003. In 2004, the Company incurred $18.5 million, or $0.06 per diluted share, in after-tax merger expense associated with the acquisition of NCF.

Net interest income increased $378.3 million, or 11.2%, to $3,743.6 million in 2004, compared to $3,365.3 million in 2003. The increase was due to the acquisition of NCF, healthy loan growth, and net interest margin improvement. Rising interest rates throughout most of 2004 resulted in a slow down of mortgage prepayments. NCF also contributed to the increase due to the higher yield on NCF’s earning assets. The net interest margin improved seven basis points to 3.15% in 2004 from 3.08% in 2003. The NCF acquisition accounted for three basis points of the net interest margin increase. The improvement in the margin was attributed to multiple factors including the Company’s balance sheet management, which was positioned to benefit from higher interest rates and a steeper yield curve, significant growth in lower cost deposits, a higher yield in the investment portfolio, and a decrease in the cost of long-term debt.

Net charge-offs were $201.2 million, or 0.23%, of average loans for 2004, compared to $311.1 million, or 0.41%, of average loans for 2003. The Company benefited from a $93.2 million reduction in commercial net charge-offs. The provision for loan losses decreased $178.1 million, or 56.8%, from 2003 to 2004 due to credit quality improvement in 2004.

Noninterest income was $2,604.4 million in 2004, compared to $2,303.0 million in 2003, an increase of $301.4 million, or 13.1%. Approximately $100 million of the increase was attributable to NCF. Trust and investment management income increased $84.4 million, or 16.8%, compared to 2003 due to increased assets under management, estate settlement fees, and distribution fees. Retail investment services income increased $31.0 million, or 19.2%, due to higher brokerage and insurance sales. NCF contributed approximately $11 million of the increase in trust and investment management income and approximately $5 million of the increase in retail investment services income.

Combined trading account profits and commissions and investment banking income, the Company’s capital market revenue sources, increased $32.1 million, or 10.6%, compared to the prior year. The NCF acquisition contributed approximately $11 million of the increase and the remaining increase was due to growth in the equity capital markets business. Service charges on deposits increased $56.9 million, or 8.9%, due to increased NSF/ stop payment volumes, increased pricing and other revenue enhancement initiatives. Approximately $32 million of the increase was attributable to NCF. Other charges and fees increased $64.2 million, or 19.7%, from 2003 to 2004 as a result of increased letter of credit fees and insurance revenues. Approximately $13 million of the increase was attributable to NCF. Other noninterest income increased $164.6 million, or 133.3%, primarily due to combined mortgage production and servicing related income, and the consolidation of certain affordable housing partnerships, which occurred in the third quarter of 2003.

Noninterest expense was $3,897.0 million in 2004, compared to $3,400.6 million in 2003, an increase of $496.4 million, or 14.6%. Approximately $185 million of the increase was attributable to the NCF acquisition including $28.4 million of merger expense. Personnel expenses increased $223.8 million, or 11.5%, primarily due to the NCF acquisition, increased headcount, merit increases, and incentive costs. Commissions and performance based incentive payments increased as a result of business growth, higher production volumes, and higher revenue in the Wealth and Investment Management, Retail, Commercial, and CIB lines of business. Net occupancy expense increased $30.9 million, or 13.0%, due to increases in rent, utility, and maintenance costs, primarily related to investments in the retail distribution network. Outside processing and software expenses increased $39.6 million, or 16.1%, due to higher software amortization and maintenance expense. Also impacting the increase in other noninterest expense was the consolidation of certain affordable housing partnerships, which contributed $42.0 million of the increase.

Average earning assets increased $9.6 billion, or 8.8%, from 2003 to 2004, of which approximately $5 billion was related to the NCF acquisition. Average loans increased $10.1 billion, or 13.2%, from 2003 to 2004. The acquisition of NCF contributed approximately $4 billion of the increase in loans. Securities available for sale increased $2.7 billion, or 12.5%. Average earning asset growth was offset by a decrease in average loans held for sale of $3.2 billion, or 36.8%, from 2003 to 2004 due to a decline in mortgage production.

Average interest-bearing liabilities increased $6.9 billion, or 7.8%, from 2003 to 2004, of which approximately $4 billion was related to the NCF acquisition. Average consumer and commercial deposits increased $ 7.6 billion, or 11.0%, compared to 2003, primarily due to increases in DDA, NOW accounts, and savings. Average demand deposits increased $3.2 billion, or 18.1%, average NOW accounts increased $2.1 billion, or 17.7%, and average savings increased $1.0 billion, or 15.4%, as the Company benefited from campaigns to grow client deposits and the overall volatility in the financial markets.

BUSINESS SEGMENTS

The following analysis details the operating results for each line of business for the years ended December 31, 2004 and 2003. These periods have been restated to conform to the 2005 presentation.

RETAIL

Retail’s total income before taxes for the twelve months ended December 31, 2004 was $1.3 billion, an increase of $132.0 million, or 11.0%, compared to the same period in 2003. This increase was attributable to the NCF acquisition, higher net interest income, improved credit quality and higher noninterest income partially offset by higher noninterest expense.

Net interest income increased $159.9 million, or 9.8%. The NCF acquisition contributed approximately $93 million of the increase. The remainder of the increase was attributable to loan and deposit growth and widening deposit spreads. Average loans increased $3.4 billion, or 16.1%, while average deposits increased $4.0 billion, or 8.1%. The NCF acquisition contributed approximately $1 billion to the loan increase and approximately $3 billion to the deposit increase. The remaining loan growth was driven primarily by equity lines while the remaining deposit growth was driven by demand deposits. Net charge-offs decreased $28.0 million, or 16.5%, primarily due to a decline in consumer indirect net charge-offs.

Noninterest income increased $98.7 million, or 13.2%. The addition of NCF contributed approximately $47 million of the increase. The remaining increase was driven primarily by higher service charges on deposit accounts.

Noninterest expense increased $154.5 million, or 15.2%. The addition of NCF contributed approximately $83 million of the increase. The remaining increase was driven primarily by investments in the retail distribution network and technology.

46 SUNTRUST 2005 ANNUAL REPORT

COMMERCIAL

Commercial’s total income before taxes for the twelve months ended December 31, 2004 was $629.9 million, an increase of $38.0 million, or 6.4%, compared to the same period in 2003. Income before taxes was positively impacted by the inclusion of NCF results in the fourth quarter of 2004, and was partially offset by a decrease in AHG profitability.

Net interest income increased $81.2 million, or 13.4%. Average loans increased $2.8 billion, or 13.3%. Average deposits increased $1.9 billion, or 19.9%. Loan growth was driven by the inclusion of NCF results in the fourth quarter of 2004, and higher demand for commercial and commercial real estate loans. The growth in deposits was attributable to increased client liquidity. Net charge-offs increased $5.0 million, or 25.9%.

Noninterest income increased $41.3 million, or 14.8%. The increase was largely attributable to AHG related tax credits from new properties and investments, as well as higher partnership revenue. Also contributing to the increase was internal cross line of business sales credits. Partially offsetting these increases were decreases in service charges on deposit accounts and deposit sweep income. The decrease in the income from deposit accounts was anticipated in a rising rate environment as clients earned a higher credit on their deposits.

Noninterest expense increased $79.5 million, or 29.1%. The increase was largely attributable to AHG related partnership operating expenses and impairment and other charges related to affordable housing properties. The remaining increase was driven by indirect support costs and personnel expense.

CORPORATE AND INVESTMENT BANKING

CIB’s total income before taxes for the twelve months ended December 31, 2004 was $539.5 million, an increase of $119.7 million, or 28.5%, compared to the same period in 2003. A significant improvement in net charge-offs and noninterest income contributed to the increase.

Net interest income decreased $35.7 million, or 12.2%. Average loans decreased $2.4 billion, or 14.7%. Average deposits increased $0.3 billion, or 11.4%. The decrease in average loan balances was due to the deconsolidation of the company’s commercial paper conduit in March 2004, weaker corporate loan demand, and lower usage of revolving credit lines. Net charge-offs decreased $98.6 million, or 85.7%, as net charge-offs returned to levels experienced prior to the most recent economic downturn.

Noninterest income increased $79.1 million, or 14.3%, which was driven by an increase in revenues from merchant banking coupled with an increase in equity capital markets revenue.

Noninterest expense increased $22.3 million, or 7.1%, primarily due to an increase in personnel expense of $ 17.7 million, or 9.0%. The increase in personnel expense was driven by increased variable compensation associated with increased fee income.

MORTGAGE

Mortgage’s total income before taxes for the twelve months ended December 31, 2004 was $263.7 million, a decrease of $13.0 million, or 4.7%, compared to the same period in 2003. Declines in production income were only partially offset by higher earnings due to lower servicing amortization and higher servicing fees, as well as higher income from growth in the residential mortgage portfolio.

Net interest income decreased $84.2 million, or 14.7%. The primary driver of this decrease was lower income from mortgage loans held for sale that was only partially offset by higher residential portfolio loan income. Average mortgage loans held for sale decreased $3.1 billion, or 39.3%. The decline in average balances combined with compressed margins resulted in a $140.3 million, or 42.5%, decrease in net interest income. Total average portfolio loans, principally residential mortgages, increased $4.8 billion, or 36.2%, contributing $274.3 million to net interest income, an increase of $66.9 million, or 32.2%. Average deposit balances were lower by $252.6 million due to reduced loan prepayments and resulted in a decline in net interest income of $8.2 million. Net charge-offs remained at a low level but increased $1.1 million, or 45.8%.

Noninterest income increased $110.7 million. The increase in noninterest income was driven by lower amortization of mortgage servicing rights and higher servicing fee income. MSRs amortization declined $161.0 million, or 48.9%, due to slower loan prepayments. Servicing fees increased $30.9 million, or 21.0%, principally due to higher servicing balances. The servicing portfolio was $79.9 billion at December 31, 2004 compared with $69.0 billion at December 31, 2003. The increase in servicing income was partially offset by lower loan production income, which declined $88.0 million, or 58.3%. Lower production volumes and compressed margins drove the production income decline.

Noninterest expense increased $38.4 million, or 12.8%. Higher personnel expense and expenditures related to sales promotions and growth initiatives were the primary drivers. The higher personnel expense was principally a result of sales force growth and higher benefit costs.

WEALTH AND INVESTMENT MANAGEMENT

Wealth and Investment Management’s total income before taxes for the twelve months ended December 31, 2004 was $379.7 million, an increase of $51.8 million, or 15.8%, compared to the same period in 2003. NCF represented approximately $13 million while Seix and ZCI represented approximately $13 million of the increase. The remainder of the growth was primarily driven by increased net interest income, trust income, and retail investment services income which was partially offset by higher personnel and structural expense.

Net interest income increased $51.9 million, or 27.1%. NCF contributed approximately $11 million to the increase. The remainder of the growth was primarily due to increases in average loans of $1.2 billion, or 23.9%, including approximately $335 million attributable to NCF. Additionally, average deposits increased $1.6 billion, or 25.6%, including approximately $180 million attributable to NCF. Net charge-offs increased $1.6 million, or 74.4%.

Noninterest income increased $136.0 million, or 19.8%. NCF accounted for approximately $23 million while Seix and ZCI accounted for approximately $28 million of the increase. Retail investment services income increased due to continued sales momentum. An increase in trust income contributed to the total increase due to growth in assets under management. Assets under management were $126.4 billion and $101.0 billion as of December 31, 2004 and 2003, respectively, which represented an increase of $25.4 billion, or 25.1%. The acquisitions of Seix and NCF contributed approximately $17 billion and $2 billion, respectively, to the increase. The remainder of the increase was driven by new business and an increase in equity markets. SunTrust’s total assets under advisement were approximately $219.0 billion, which include the aforementioned assets under management, $41.2 billion in non-managed trust assets, $26.5 billion in retail brokerage assets, and $24.9 billion in non-managed corporate trust assets.

SUNTRUST 2005 ANNUAL REPORT 47

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Noninterest expense increased $134.5 million, or 24.6%. NCF contributed approximately $21 million while Seix and ZCI contributed approximately $16 million of the increase. The remainder of the increase was primarily driven by additional sales personnel and costs associated with installing the new trust accounting system.

CORPORATE/OTHER

Corporate/Other’s total loss before taxes for the twelve months ended December 31, 2004 was $1.1 billion, a decline in profitability of $184.7 million, or 19.2%, compared to the same period in 2003.

Net interest income increased $47.9 million due to a $60.6 million spread increase on the investment portfolio. This was partially offset by the impact of NCF which represented an approximate $8 million decline in net interest income.

Total assets decreased $0.3 billion, or 1.0%. The decline was due to a $3.7 billion decline in intercompany loans offset by approximately $2 billion of NCF assets and a $1.4 billion increase in the securities portfolio. Total liabilities increased $3.2 billion, or 8.5%. The increase was due to a $4.4 billion increase in long-term debt and approximately $2 billion of NCF liabilities, partially offset by declines in short term funding sources including brokered and foreign deposits. Net charge-offs increased $0.8 million, or 38.3%.

Noninterest income decreased $151.8 million, or 235.8%. The acquisition of NCF added approximately $9 million in noninterest income. The decrease in noninterest income was mainly due to securities losses in 2004 versus securities gains in 2003, which reduced noninterest income $164.1 million.

Noninterest expense increased $80.1 million, or 8.1%. The main drivers of the increase were the acquisition of NCF, which added approximately $67 million of noninterest expense and approximately $24 million of merger expense. Additionally, an increase in direct expenses of $67.1 million was more than offset by higher cost allocations to the lines of business of $82.3 million.

CRITICAL ACCOUNTING POLICIES

The Company’s significant accounting policies are described in detail in Note 1, Accounting Policies, to the Consolidated Financial Statements and are integral to understanding Management’s Discussion and Analysis of results of operations and financial condition. Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies and they have a significant impact on the financial statements. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. The Company’s accounting and reporting policies are in accordance with US GAAP, and they conform to general practices within the applicable industries. The Company has established detailed policies and control procedures that are intended to ensure these critical accounting estimates are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a description of the Company’s current accounting policies that are considered to involve significant management valuation judgments.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The ALLL represents the ALLL Committee’s estimate of probable losses inherent in the existing loan portfolio. The ALLL is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The ALLL is determined based on management’s assessment of reviews and evaluations of larger loans that meet the Company’s definition of impairment and the size and current risk characteristics of pools of homogeneous loans (i.e., loans having similar characteristics) within the portfolio.

Impaired loans, except for smaller balance homogeneous loans, include loans classified as nonaccrual where it is probable that SunTrust will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. When a loan is deemed impaired, the amount of specific allowance required is measured by a careful analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the fair value of the underlying collateral less costs of disposition, or the loan’s estimated market value. In these measurements, management uses assumptions and methodologies that are relevant to estimating the level of impaired and unrealized losses in the portfolio. To the extent that the data supporting such assumptions has limitations, management’s judgment and experience play a key role in enhancing the ALLL estimates.

General allowances are established for loans and leases grouped into pools that have similar characteristics, including smaller balance homogeneous loans. The ALLL Committee estimates probable losses by evaluating several factors: historical loss experience, current internal risk ratings based on the Company’s internal risk rating system, internal portfolio trends such as increasing or decreasing levels of delinquencies, concentrations, and external influences such as changes in economic or industry conditions.

The Company’s financial results are influenced by the Company’s process for determining an appropriate level for its ALLL. This process involves management’s analysis of complex internal and external variables, and it requires that management exercise judgment to estimate an appropriate ALLL. As a result of the uncertainty associated with this subjectivity, the Company cannot assure the precision of the amount reserved, should it experience sizeable loan or lease losses in any particular period. For example, changes in the financial condition of individual borrowers, economic conditions, historical loss experience, or the condition of various markets in which collateral may be sold could require the Company to significantly decrease or increase the level of the ALLL and the associated provision for loan losses. Such an adjustment could materially affect net income. For additional discussion of the allowance for loan and lease losses see page 31– Provision for Loan Losses and pages 29 through 31– Allowance for Loan and Lease Losses.

ESTIMATES OF FAIR VALUE

Fair value is defined as the amount at which a financial instrument could be exchanged in a transaction between willing, unrelated parties in a normal business transaction. The estimation of fair value is significant to a number of SunTrust’s assets and liabilities, including loans held for sale, investment securities, MSRs, OREO, other repossessed assets, goodwill, retirement and post retirement benefit obligations, as well as assets and liabilities associated with derivative financial instruments. These are all recorded at either fair value or at the lower of cost or fair value.

Fair value is based on quoted market prices for the same instrument or for similar instruments adjusted for any differences in terms. If market prices are not available, then fair value is estimated using modeling techniques such as discounted cash flow

48 SUNTRUST 2005 ANNUAL REPORT

analyses. In instances where required by US GAAP, the Company uses discount rates in its determination of the fair value of certain assets and liabilities such as retirement and post retirement benefit obligations and MSRs. The Company provides disclosure of the key economic assumptions used to measure MSRs and a sensitivity analysis to adverse changes to these assumptions in Note 12, Securitization Activity/Mortgage Servicing Rights, to the Consolidated Financial Statements. The fair values of MSRs are based on discounted cash flow analyses utilizing dealer consensus prepayment speeds and market discount rates. A detailed discussion of key variables, including discount rate, used in the determination of retirement and post retirement obligations is in the Pension Accounting section. Discount rates used are those considered to be commensurate with the risks involved. A change in these discount rates could increase or decrease the values of those assets and liabilities.

Fair values for investment securities and most derivative financial instruments are based on quoted market prices. If quoted market prices are not available, fair values are based on the quoted prices of similar instruments. The fair values of loans held for sale are based on observable current market prices. The fair values of OREO and other repossessed assets are typically determined based on appraisals by third parties, less estimated selling costs.

Estimates of fair value are also required in performing an impairment analysis of goodwill. The Company reviews goodwill for impairment at the reporting unit level on an annual basis, or more often if events or circumstances indicate the carrying value may not be recoverable. The goodwill impairment test compares the fair value of the reporting unit with its carrying value, including goodwill. If the carrying amount of the reporting unit exceeds its fair value an additional analysis must be performed to determine the amount, if any, by which goodwill is impaired. In determining the fair value of SunTrust’s reporting units, management uses discounted cash flow models which require assumptions about the Company’s revenue growth rate and the cost of equity.

PENSION ACCOUNTING

Several variables affect the annual pension cost and the annual variability of cost for the SunTrust retirement programs. The main variables are: (1) size and characteristics of the employee population, (2) discount rate, (3) expected long-term rate of return on plan assets, (4) recognition of actual asset returns and (5) other actuarial assumptions. Below is a brief description of these variables and the effect they have on SunTrust’s pension costs.

Size And Characteristics Of The Employee Population

Pension cost is directly related to the number of employees covered by the plans, and other factors including salary, age, and years of employment. The number of employees eligible for pension benefits has increased over prior years, especially with the addition of NCF employees at the end of 2004.

Discount Rate

The discount rate is used to determine the present value of future benefit obligations. The discount rate for each plan is determined by matching the expected cash flows of each plan to a yield curve based on long term, high quality fixed income debt instruments available as of the measurement date, December 31. This assumption is updated every year for each plan. The discount rate for each plan is reset annually on the measurement date to reflect current market conditions for high quality bonds.

If the Company were to assume a 0.25% increase/ decrease in the discount rate for all retirement and other post retirement plans, and keep all other assumptions constant, the benefit cost would decrease/ increase by approximately $13 million.

Expected Long-term Rate Of Return On Plan Assets

Based on a ten-year capital market projection of the target asset allocation set forth in the investment policy for the SunTrust and NCF Retirement Plans, the pre-tax expected rate of return on plan assets was 8.50% in 2005 and 2004. This expected rate of return is not expected to change significantly each year.

Annual differences, if any, between expected and actual returns are included in the unrecognized net actuarial gain or loss amount. The Company generally amortizes any unrecognized net actuarial gain or loss in excess of a 10% corridor, as defined in SFAS No. 87, “Employers’ Accounting for Pensions,” (“SFAS No. 87”) in net periodic pension expense over the average future service of active employees, which is approximately eight years. See Note 16, Employee Benefit Plans, to the Consolidated Financial Statements for details on changes in the pension benefit obligation and the fair value of plan assets.

If the Company were to assume a 0.25% increase/decrease in the expected long-term rate of return for the retirement and other post retirement plans, holding all other actuarial assumptions constant, the benefit cost would decrease/increase by approximately $5 million.

Recognition Of Actual Asset Returns

SFAS No. 87 allows for the use of an asset value that smooths investment gains and losses over a period up to five years. However, SunTrust has elected to use a more preferable method in determining pension expense. This method uses the actual market value of the plan assets, and therefore, immediately recognizes prior gains and losses. Therefore, SunTrust will have more variability in the annual pension cost, as the asset values will be more volatile than companies who elected to “smooth” their investment experience.

Other Actuarial Assumptions

To estimate the projected benefit obligation, actuarial assumptions are required about factors such as mortality rate, turnover rate, retirement rate, disability rate and the rate of compensation increases. These factors don’t tend to change significantly over time, so the range of assumptions, and their impact on pension cost, is generally limited. SunTrust periodically reviews the assumptions used based on historical and expected future experience. The assumptions as of December 31, 2005 reflect relatively minor changes to the turnover and retirement assumptions. The mortality assumption was updated from 1994 Group Annuity Mortality to RP 2000. Additionally, the rate of compensation increase was increased from 4.0% to 4.5%, based on recent experience and expectations of future inflation and merit increases.

RECENTLY ISSUED AND PENDING ACCOUNTING PRONOUNCEMENTS

Recently issued and pending accounting pronouncements are discussed in Note 1, Accounting Policies, to the Consolidated Financial Statements beginning on page 70.

SUNTRUST 2005 ANNUAL REPORT 49

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

The following table of quarterly line of business results for 2005 and 2004 was updated to reflect the management reporting methodologies in effect at December 31,2005.

TABLE 20 • Quarterly Line of Business Results

	Retail
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$38,135.3	$37,169.0	$36,361.4	$35,791.3	$35,552.2	$24,854.2	$24,749.8	$24,003.6
Average total liabilities	65,105.4	64,525.6	63,691.0	62,335.7	61,969.6	49,216.4	48,929.6	48,136.5

Net interest income	580.2	554.5	536.9	521.9	507.4	447.6	421.9	419.9
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE)[1]	580.2	554.5	536.9	521.9	507.4	447.6	421.9	419.9
Provision for loan losses[2]	39.6	36.4	29.6	32.6	43.4	28.3	32.3	38.1

Net interest income after provision for loan losses	540.6	518.1	507.3	489.3	464.0	419.3	389.6	381.8
Noninterest income	270.4	269.1	261.9	241.4	251.4	202.7	203.5	189.6
Noninterest expense	374.1	360.8	356.5	355.7	358.0	271.5	276.4	266.3

Total contribution before taxes	436.9	426.4	412.7	375.0	357.4	350.5	316.7	305.1
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$436.9	$426.4	$412.7	$375.0	$357.4	$350.5	$316.7	$305.1

	Commercial
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$32,971.2	$32,935.7	$33,088.3	$32,024.4	$30,936.3	$23,273.3	$23,054.0	$22,442.5
Average total liabilities	12,672.6	12,158.9	12,330.7	12,394.0	12,491.8	10,338.0	9,781.1	9,412.5

Net interest income	220.3	216.7	212.7	200.9	194.9	157.9	151.7	150.4
Fully taxable-equivalent adjustment (FTE)	10.0	9.7	9.5	9.0	8.3	8.7	7.3	7.2

Net interest income (FTE)[1]	230.3	226.4	222.2	209.9	203.2	166.6	159.0	157.6
Provision for loan losses[2]	6.4	15.5	3.2	(0.5)	1.2	11.7	4.0	7.5

Net interest income after provision for loan losses	223.9	210.9	219.0	210.4	202.0	154.9	155.0	150.1
Noninterest income	103.1	95.4	87.3	80.5	90.2	76.8	73.7	79.8
Noninterest expense	118.0	114.3	98.8	97.7	100.4	93.9	79.4	78.8

Total contribution before taxes	209.0	192.0	207.5	193.2	191.8	137.8	149.3	151.1
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$209.0	$192.0	$207.5	$193.2	$191.8	$137.8	$149.3	$151.1

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the line of business.

[2]	Provision for loan losses represents net charge-offs for the lines of business.

50 SUNTRUST 2005 ANNUAL REPORT

	Corporate and Investment Banking
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$23,195.5	$21,695.3	$20,484.9	$19,618.2	$18,676.7	$17,805.8	$18,301.4	$19,901.1
Average total liabilities	7,368.3	6,303.6	6,478.9	6,364.1	6,509.5	6,110.4	6,650.0	7,447.3

Net interest income	72.1	66.6	63.0	57.3	54.6	60.1	64.3	61.9
Fully taxable-equivalent adjustment (FTE)	6.2	5.5	5.4	4.8	4.5	4.1	3.9	3.7

Net interest income (FTE)[1]	78.3	72.1	68.4	62.1	59.1	64.2	68.2	65.6
Provision for loan losses[2]	(2.4)	18.0	—	(0.7)	(1.3)	8.6	(0.1)	9.3

Net interest income after provision for loan losses	80.7	54.1	68.4	62.8	60.4	55.6	68.3	56.3
Noninterest income	140.2	170.7	153.7	177.3	185.7	159.5	154.7	133.8
Noninterest expense	77.3	88.2	78.1	88.5	98.9	76.6	83.6	75.7

Total contribution before taxes	143.6	136.6	144.0	151.6	147.2	138.5	139.4	114.4
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$143.6	$136.6	$144.0	$151.6	$147.2	$138.5	$139.4	$114.4

	Mortgage
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$38,707.9	$34,352.9	$30,618.6	$29,053.8	$27,231.0	$23,998.2	$23,069.1	$21,345.3
Average total liabilities	1,867.5	1,952.6	1,616.5	1,338.6	1,466.7	1,391.6	1,581.7	1,297.1

Net interest income	154.4	142.0	132.7	125.4	125.0	121.3	124.8	118.2
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE)[1]	154.4	142.0	132.7	125.4	125.0	121.3	124.8	118.2
Provision for loan losses[2]	(1.3)	2.7	2.3	1.1	0.2	0.6	0.3	2.4

Net interest income after provision for loan losses	155.7	139.3	130.4	124.3	124.8	120.7	124.5	115.8
Noninterest income	60.1	83.2	51.2	44.8	43.7	28.6	23.8	20.2
Noninterest expense	137.8	126.5	115.8	102.8	99.6	84.9	82.4	71.5

Total contribution before taxes	78.0	96.0	65.8	66.3	68.9	64.4	65.9	64.5
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$78.0	$96.0	$65.8	$66.3	$68.9	$64.4	$65.9	$64.5

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the line of business.

[2]	Provision for loan losses represents net charge-offs for the lines of business.

SUNTRUST 2005 ANNUAL REPORT 51

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

	Wealth and Investment Management
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$8,904.9	$8,716.8	$8,496.4	$8,363.2	$8,128.3	$6,564.9	$6,225.9	$5,756.1
Average total liabilities	9,352.4	9,509.0	9,465.9	9,294.7	9,352.8	7,870.6	7,239.2	6,773.0

Net interest income	95.8	88.3	83.6	77.8	75.4	59.6	55.1	53.8
Fully taxable-equivalent adjustment (FTE)	—	—	—	—	—	—	—	—

Net interest income (FTE)[1]	95.8	88.3	83.6	77.8	75.4	59.6	55.1	53.8
Provision for loan losses[2]	6.5	1.9	0.9	0.4	1.0	1.1	1.0	0.6

Net interest income after provision for loan losses	89.3	86.4	82.7	77.4	74.4	58.5	54.1	53.2
Noninterest income	240.4	237.4	233.7	232.7	231.2	201.4	198.2	190.7
Noninterest expense	209.7	194.3	188.7	202.1	201.5	164.9	159.8	155.7

Total contribution before taxes	120.0	129.5	127.7	108.0	104.1	95.0	92.5	88.2
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	$120.0	$129.5	$127.7	$108.0	$104.1	$95.0	$92.5	$88.2

	Corporate/Other
	Three Months Ended
	2005				2004
(Dollars in millions)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Average total assets	$31,146.4	$32,476.7	$33,755.5	$34,045.3	$35,634.4	$28,546.9	$29,642.6	$28,738.5
Average total liabilities	58,071.7	54,440.0	51,205.0	49,549.9	46,962.3	39,367.6	40,037.9	38,450.4
Average total equity	16,875.6	16,822.9	16,275.6	16,119.4	15,819.0	9,992.9	10,194.2	9,840.3

Net interest income	0.7	(0.6)	(33.1)	45.8	2.8	5.9	0.5	(10.8)
Fully taxable-equivalent adjustment (FTE)	3.8	3.8	3.8	3.8	3.9	4.0	1.3	1.3

Net interest income (FTE)[1]	4.5	3.2	(29.3)	49.6	6.7	9.9	1.8	(9.5)
Provision for loan losses[2]	1.1	2.2	1.6	1.8	1.3	0.7	0.1	0.8

Net interest income after provision for loan losses	3.4	1.0	(30.9)	47.8	5.4	9.2	1.7	(10.3)
Noninterest income	(2.9)	(8.7)	(2.6)	(10.2)	(29.0)	(29.5)	(19.6)	(9.4)
Noninterest expense	303.2	307.6	349.4	299.7	305.3	250.0	258.2	251.3

Total contribution before taxes	(302.7)	(315.3)	(382.9)	(262.1)	(328.9)	(270.3)	(276.1)	(271.0)
Provision for income taxes	—	—	—	—	—	—	—	—

Net income	($302.7)	($315.3)	($382.9)	($262.1)	($328.9)	($270.3)	($276.1)	($271.0)

[1]	Net interest income is fully taxable equivalent and is presented on a matched maturity funds transfer price basis for the line of business.

[2]	Provision for loan losses represents net charge-offs for the lines of business.

52 SUNTRUST 2005 ANNUAL REPORT

ADDITIONAL SUPPLEMENTAL FINANCIAL DATA

TABLE 21 • Reconcilement of Non-US GAAP Measures – Annual

	Twelve Months Ended December 31
(Dollars in millions, except per share and other data)	2005	2004	2003	2002	2001	2000
Net income	$1,987.2	$1,572.9	$1,332.3	$1,331.8	$1,375.5	$1,294.1
Securities losses/(gains), net of tax	4.4	27.1	(80.5)	(133.0)	(99.5)	(4.3)

Net income excluding securities losses/(gains), net of tax	1,991.6	1,600.0	1,251.8	1,198.8	1,276.0	1,289.8
The Coca-Cola Company dividend, net of tax	(48.1)	(43.0)	(37.8)	(34.4)	(30.9)	(29.2)

Net income excluding securities losses/(gains) and The Coca-Cola Company dividend, net of tax	$1,943.5	$1,557.0	$1,214.0	$1,164.4	$1,245.1	$1,260.6

Net income	$1,987.2	$1,572.9	$1,332.3	$1,331.8	$1,375.5	$1,294.1
Merger expense, net of tax	61.1	18.5	—	39.8	—	27.6

Net income excluding merger expense	$2,048.3	$1,591.4	$1,332.3	$1,371.6	$1,375.5	$1,321.7

Noninterest expense	$4,690.7	$3,897.0	$3,400.6	$3,219.4	$2,999.9	$2,828.5
Merger expense	(98.6)	(28.4)	—	(16.0)	—	(42.4)

Noninterest expense excluding merger expense	$4,592.1	$3,868.6	$3,400.6	$3,203.4	$2,999.9	$2,786.1

Diluted earnings per share	$5.47	$5.19	$4.73	$4.66	$4.72	$4.30
Impact of excluding merger expense	0.17	0.06	—	0.14	—	0.09

Diluted earnings per share excluding merger expense	$5.64	$5.25	$4.73	$4.80	$4.72	$4.39

Efficiency ratio	60.06%	61.39%	59.99%	57.99%	56.12%	57.47%
Impact of excluding merger expense	(1.26)	(0.45)	—	(0.29)	—	(0.86)

Efficiency ratio excluding merger expense	58.80%	60.94%	59.99%	57.70%	56.12%	56.61%

Total average assets	$168,088.8	$133,754.3	$122,325.4	$108,516.1	$102,884.2	$98,397.8
Average net unrealized securities gains	(1,949.4)	(2,372.2)	(2,343.0)	(2,731.8)	(2,700.0)	(2,353.8)

Average assets less net unrealized securities gains	$166,139.4	$131,382.1	$119,982.4	$105,784.3	$100,184.2	$96,044.0

Total average equity	$16,526.3	$11,469.5	$9,083.0	$8,725.7	$8,073.8	$7,501.9
Average accumulated other comprehensive income	(1,220.5)	(1,517.2)	(1,486.1)	(1,741.1)	(1,745.8)	(1,470.3)

Total average realized equity	$15,305.8	$9,952.3	$7,596.9	$6,984.6	$6,328.0	$6,031.6

Return on average total assets	1.18%	1.18%	1.09%	1.23%	1.34%	1.32%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	(0.01)	0.01	(0.08)	(0.13)	(0.10)	(0.01)

Return on average total assets less net realized and unrealized securities gains/losses and The Coca-Cola Company dividend[1]	1.17%	1.19%	1.01%	1.10%	1.24%	1.31%

Return on average total shareholders’ equity	12.02%	13.71%	14.67%	15.26%	17.04%	17.25%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	0.68	1.94	1.31	1.41	2.64	3.65

Return on average realized shareholders’ equity[2]	12.70%	15.65%	15.98%	16.67%	19.68%	20.90%

Net interest income	$4,579.0	$3,685.2	$3,320.3	$3,243.7	$3,252.6	$3,108.5
FTE adjustment	75.5	58.4	45.0	39.5	40.8	39.9

Net interest income–FTE	4,654.5	3,743.6	3,365.3	3,283.2	3,293.4	3,148.4
Noninterest income	3,155.0	2,604.4	2,303.0	2,268.8	2,051.9	1,773.6

Total revenue	7,809.5	6,348.0	5,668.3	5,552.0	5,345.3	4,922.0
Securities losses/(gains)	7.2	41.7	(123.9)	(204.5)	(153.1)	(6.6)

Total revenue excluding securities losses/(gains)	$7,816.7	$6,389.7	$5,544.4	$5,347.5	$5,192.2	$4,915.4

[1]	Computed by dividing net income excluding securities gains/losses and The Coca-Cola Company dividend after-tax, by average assets less net unrealized securities gains.

[2]	Computed by dividing net income excluding securities gains/losses and The Coca-Cola Company dividend after-tax, by average realized shareholders’ equity.

SUNTRUST 2005 ANNUAL REPORT 53

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 22 • Reconcilement of Non-US GAAP Measures – Quarterly

	Three Months Ended
	2005				2004
(Dollars in millions, except per share and other data)	Dec. 31	Sept. 30	June 30	Mar. 31	Dec. 31	Sept. 30	June 30	Mar. 31
Net income	$518.5	$510.8	$465.7	$492.3	$455.7	$368.8	$386.6	$361.8
Securities (gains)/losses, net of tax	(0.4)	1.3	—	3.5	12.6	11.8	5.9	(3.2)

Net income excluding securities (gains)/losses, net of tax	518.1	512.1	465.7	495.8	468.3	380.6	392.5	358.6
The Coca-Cola Company dividend, net of tax	(12.0)	(12.0)	(12.0)	(12.0)	(10.7)	(10.7)	(10.7)	(10.7)

Net income excluding net securities (gains)/losses and The Coca-Cola Company dividend, net of tax	$506.1	$500.1	$453.7	$483.8	$457.6	$369.9	$381.8	$347.9

Net income	$518.5	$510.8	$465.7	$492.3	$455.7	$368.8	$386.6	$361.8
Merger expense, net of tax	4.1	7.5	33.6	16.0	18.5	—	—	—

Net income excluding merger expense	$522.6	$518.3	$499.3	$508.3	$474.2	$368.8	$386.6	$361.8

Noninterest expense	$1,206.9	$1,177.1	$1,172.8	$1,133.9	$1,149.0	$929.8	$928.4	$889.7
Merger expense	(6.5)	(12.1)	(54.3)	(25.7)	(28.4)	—	—	—

Noninterest expense excluding merger expense	$1,200.4	$1,165.0	$1,118.5	$1,108.2	$1,120.6	$929.8	$928.4	$889.7

Diluted earnings per share	$1.43	$1.40	$1.28	$1.36	$1.26	$1.30	$1.36	$1.28
Impact of excluding merger expense	0.01	0.02	0.09	0.04	0.05	—	—	—

Diluted earnings per share excluding merger expense	$1.44	$1.42	$1.37	$1.40	$1.31	$1.30	$1.36	$1.28

Efficiency ratio	60.20%	58.62%	61.30%	60.22%	61.78%	61.12%	61.58%	60.98%
Impact of excluding merger expense	(0.33)	(0.61)	(2.84)	(1.37)	(1.53)	—	—	—

Efficiency ratio excluding merger expense	59.87%	58.01%	58.46%	58.85%	60.25%	61.12%	61.58%	60.98%

Total average assets	$175,769.1	$169,934.0	$165,253.6	$161,218.2	$156,570.1	$127,128.0	$127,287.5	$123,853.7
Average net unrealized securities gains	(1,871.2)	(2,102.2)	(1,791.6)	(2,032.8)	(2,056.7)	(2,055.0)	(2,803.9)	(2,580.3)

Average assets less net unrealized securities gains	$173,897.9	$167,831.8	$163,462.0	$159,185.4	$154,513.4	$125,073.0	$124,483.6	$121,273.4

Total average equity	$16,875.6	$16,822.9	$16,275.6	$16,119.4	$15,819.0	$9,992.9	$10,194.2	$9,840.3
Average accumulated other comprehensive income	(1,126.7)	(1,331.1)	(1,139.5)	(1,285.3)	(1,304.6)	(1,318.3)	(1,804.8)	(1,645.7)

Total average realized equity	$15,748.9	$15,491.8	$15,136.1	$14,834.1	$14,514.4	$8,674.6	$8,389.4	$8,194.6

Return on average total assets	1.17%	1.19%	1.13%	1.24%	1.16%	1.15%	1.22%	1.18%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	(0.02)	(0.01)	(0.02)	(0.01)	0.02	0.03	0.01	(0.03)

Return on average total assets less net realized and unrealized securities gains/losses and The Coca-Cola Company dividend[1]	1.15%	1.18%	1.11%	1.23%	1.18%	1.18%	1.23%	1.15%

Return on average total shareholders’ equity	12.19%	12.05%	11.48%	12.39%	11.46%	14.68%	15.25%	14.79%
Impact of excluding net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	0.56	0.76	0.54	0.84	1.08	2.28	3.05	2.28

Return on average realized shareholders’ equity[2]	12.75%	12.81%	12.02%	13.23%	12.54%	16.96%	18.30%	17.07%

Net interest income	$1,187.1	$1,156.7	$1,123.7	$1,111.6	$1,084.2	$876.8	$872.4	$851.6
FTE adjustment	20.0	19.0	18.7	17.6	16.7	16.9	12.7	12.3

Net interest income–FTE	1,207.1	1,175.7	1,142.4	1,129.2	1,100.9	893.7	885.1	863.9
Noninterest income	797.9	832.4	770.9	753.8	759.0	627.7	622.7	595.1

Total revenue	2,005.0	2,008.1	1,913.3	1,883.0	1,859.9	1,521.4	1,507.8	1,459.0
Securities losses/(gains)	(0.6)	2.1	—	5.7	19.4	18.2	9.0	(4.9)

Total revenue excluding securities losses/(gains)	$2,004.4	$2,010.2	$1,913.3	$1,888.7	$1,879.3	$1,539.6	$1,516.8	$1,454.1

[1]	Computed by dividing annualized net income excluding securities gains/losses and The Coca-Cola Company dividend after-tax, by average assets less net unrealized securities gains.

[2]	Computed by dividing annualized net income excluding securities gains/losses and The Coca-Cola Company dividend after-tax, by average realized shareholders’ equity.

54 SUNTRUST 2005 ANNUAL REPORT

TABLE 23 • Share Repurchases in 2005

	Total number of shares purchased[1]	Average price paid per share	Number of shares purchased as part of publicly announced plans or programs	Maximum number of shares that may yet be purchased under the plans or programs[2]
January 1-31	485,000	$71.31	485,000	5,542,796
February 1-28	365,000	72.18	365,000	5,177,796
March 1-31	145,000	72.25	145,000	5,032,796
April 1-30	—	—	—	5,032,796
May 1-31	—	—	—	5,032,796
June 1-30	—	—	—	5,032,796
July 1-31	—	—	—	5,032,796
August 1-31	705,000	70.13	705,000	4,327,796
September 1-30	1,075,000	70.28	1,075,000	3,252,796
October 1-31	—	—	—	3,252,796
November 1-30	—	—	—	3,252,796
December 1-31	—	—	—	3,252,796

Total	2,775,000	$70.77	2,775,000

[1]	In addition to these repurchases, pursuant to SunTrust’s employee stock option plans, participants may exercise SunTrust stock options by surrendering shares of SunTrust common stock the participants already own as payment of the option exercise price. Shares so surrendered by participants in SunTrust’s employee stock option plans are repurchased pursuant to the terms of the applicable stock option plan and not pursuant to publicly announced share repurchase programs. For the year ended December 31, 2005, the following shares of SunTrust common stock were surrendered by participants in SunTrust’s employee stock option plans: January 2005 – 20,857 shares at an average price per share of $70.75; February 2005 – 15,206 shares at an average price per share of $72.56; March 2005 – 10,071 shares at an average price per share of $72.84; April 2005 – 2,459 shares at an average price per share of $71.38; May 2005 – 7,562 shares at an average price per share of $74.19; June 2005 – 6,502 share at an average price per share of $72.74; July 2005 – 146,915 shares at an average price per share of $75.60; October 2005 – 1,423 shares at an average price per share of $69.85; November 2005 – 10,734 shares at an average price per share of $73.99; December 2005 – 6,067 shares at an average price per share of $74.00. There were no shares of common stock surrendered by participants in the Company’s employee stock option plans in August or September 2005.

[2]	On November 12, 2002, the Board of Directors authorized the purchase of 10 million shares of SunTrust common stock in addition to 2,796 shares which were remaining from a June 13, 2001 authorization. There is no expiration date for this authorization. The Company has not determined to terminate the program and no programs expired during the period covered by the table.

TABLE 24 • Funds Purchased And Securities Sold Under Agreements To Repurchase1

	As of December 31		Daily Average		Maximum Outstanding at Any
(Dollars in millions)	Balance	Rate	Balance	Rate	Month-End
2005	$10,374.5	3.88%	$10,331.3	3.02%	$12,610.5
2004	9,342.8	1.85	9,796.7	1.11	11,079.4
2003	9,505.2	0.72	11,666.9	0.91	15,089.8

[1]	Consists of federal funds purchased and securities sold under agreements to repurchase that mature overnight or at a fixed maturity generally not exceeding three months. Rates on overnight funds reflect current market rates. Rates on fixed maturity borrowings are set at the time of borrowings.

TABLE 25 • Maturity of Consumer Time and Other Time Deposits in Amounts of $100,000 or More

	As of December 31, 2005
(Dollars in millions)	Consumer Time	Brokered Time	Foreign Time	Other Time	Total
Months to maturity:
3 or less	$2,500.4	$6,267.2	$8,835.9	$50.7	$17,654.2
Over 3 through 6	1,622.8	4,040.0	—	—	5,662.8
Over 6 through 12	2,051.2	1,985.0	—	—	4,036.2
Over 12	2,894.2	3,352.7	—	—	6,246.9

Total	$9,068.6	$15,644.9	$8,835.9	$50.7	$33,600.1

SUNTRUST 2005 ANNUAL REPORT 55

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

TABLE 26 • Maturity Distribution of Debt Securities Available for Sale

	As of December 31, 2005
(Dollars in millions)	1 Year or Less	1-5 Years	5-10 Years	After 10 Years	Total	Average Maturity in Years
Distribution of Maturities:
Amortized Cost
U.S. Treasury and other U.S. government agencies and corporations	$223.1	$2,038.4	$332.3	$—	$2,593.8	2.9
States and political subdivisions	80.6	371.8	371.2	90.5	914.1	5.2
Asset-backed securities[1]	87.3	1,518.5	25.0	—	1,630.8	2.8
Mortgage-backed securities[1]	567.9	14,942.8	1,818.8	25.0	17,354.5	3.3
Corporate bonds	205.1	729.0	66.4	90.1	1,090.6	4.1

Total debt securities	$1,164.0	$19,600.5	$2,613.7	$205.6	$23,583.8	3.3

Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$220.7	$1,996.0	$330.3	$—	$2,547.0
States and political subdivisions	80.7	376.8	376.3	91.9	925.7
Asset-backed securities[1]	87.3	1,500.4	25.0	—	1,612.7
Mortgage-backed securities[1]	571.5	14,623.7	1,802.4	25.0	17,022.6
Corporate bonds	203.7	713.1	65.0	88.6	1,070.4

Total debt securities	$1,163.9	$19,210.0	$2,599.0	$205.5	$23,178.4

Weighted average yield (FTE):
U.S. Treasury and other U.S. government agencies and corporations	3.16%	3.71%	4.52%	—%	3.77%
States and political subdivisions	6.93	6.01	6.22	6.07	6.17
Asset-backed securities[1]	4.62	4.30	5.56	—	4.34
Mortgage-backed securities[1]	4.90	4.28	4.90	5.70	4.37
Corporate bonds	5.02	4.65	4.60	4.96	4.73

Total debt securities	4.71%	4.28%	5.04%	5.64%	4.39%

[1]	Distribution of maturities is based on the expected average life of the asset.

TABLE 27 • Loan Maturity

	As of December 31, 2005 Remaining Maturities of Selected Loans
(Dollars in millions)	Total	Within 1 Year	1-5 Years	After 5 Years
Loan Maturity
Commercial and commercial real estate[1]	$41,838.4	$12,992.5	$12,668.5	$16,177.4
Real estate – construction	11,046.9	6,054.2	2,529.3	2,463.4

Total	$52,885.3	$19,046.7	$15,197.8	$18,640.8

Interest Rate Sensitivity
Selected loans with:
Predetermined interest rates			$2,223.6	$7,607.0
Floating or adjustable interest rates			12,974.2	11,033.8

Total			$15,197.8	$18,640.8

[1]	Excludes $4.4 billion in lease financing.

56 SUNTRUST 2005 ANNUAL REPORT

SUPERVISION AND REGULATION

As a bank holding company and a financial holding company, the Company is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). SunTrust Bank is a Georgia state bank which has branches in Georgia, Florida, Tennessee, Alabama, Virginia, West Virginia, Maryland, North Carolina, South Carolina, the District of Columbia, Mississippi and Arkansas. SunTrust Bank is a member of the Federal Reserve System, and is regulated by the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the Georgia Department of Banking and Finance. In certain markets, SunTrust Bank operates under the name “Wal-Mart Money Center by SunTrust,” and SunTrust Bank also operates certain branches under the name “EL Banco” in Georgia.

The Company also owns a 49% ownership interest in First Market, FSB. First Market Bank, FSB is a federal savings bank primarily regulated by the Office of Thrift Supervision (the “OTS”). The Company has entered into a definitive agreement to sell its 49% interest in First Market, FSB. The completion of the sale is subject to a number of conditions and receipt of required regulatory approvals. Although it is currently anticipated that the sale will take place in the first quarter of 2006, the Company cannot give any assurance as to when, or if, the sale will occur.

The Company’s banking subsidiaries are subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be made and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the bank and its subsidiaries. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies from any state may acquire banks located in any other state, subject to certain conditions, including concentration limits. In addition, a bank may establish branches across state lines by merging with a bank in another state, subject to certain restrictions.

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

FDIC regulations require that management report annually on its responsibility for preparing its institution’s financial statements, and establishing and maintaining an internal control structure, and procedures for financial reporting, and compliance with designated laws and regulations concerning safety and soundness. The Company’s nonbanking subsidiaries are regulated and supervised by various regulatory bodies. For example, SunTrust Capital Markets, Inc. is a broker-dealer and investment adviser registered with the Securities and Exchange Commission (“SEC”) and a member organization of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (“NASD”). SunTrust Investment Services, Inc. is also a broker-dealer and investment adviser registered with the SEC and a member of the NASD. Trusco is an investment adviser registered with the SEC.

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

A WARNING ABOUT FORWARD-LOOKING INFORMATION

This Annual Report contains forward-looking statements. The Company may also make forward-looking statements in periodic reports to the SEC, proxy statements, offering circulars and prospectuses, press releases, and other written materials and oral statements made by SunTrust’s officers, directors, or employees to third parties. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of SunTrust’s management and on information currently available to such management. The forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by, or that include the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” or similar expressions or future conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

SUNTRUST 2005 ANNUAL REPORT 57

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	competitive pressures among local, regional, national, and international banks, thrifts, credit unions and other nonbank financial institutions may increase significantly;

•	changes in the interest rate environment may reduce margins and impact funding sources;

•	general economic or business conditions in the geographic regions and industries in which SunTrust operates as well as the risk of domestic or international military or terrorist activities or conflicts, may lead to a deterioration in credit quality or a reduced demand for credit;

•	legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which SunTrust is engaged;

•	various monetary and fiscal policies and regulations, including changes those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation and state regulators;

•	changes may occur in the securities markets that affect SunTrust’s access to capital, the value of the Company’s holdings or revenues; and

•	competitors of SunTrust may have greater financial resources and develop products that enable such competitors to compete more successfully than SunTrust.

Other factors that may cause actual results to differ from the forward-looking statements include the following:

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by clients;

•	changes in consumer spending and saving habits;

•	the effects of competitors’ pricing policies;

•	the Company’s success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives and electronic commerce-based efforts; and

•	the effect of corporate restructurings, mergers, acquisitions and/or dispositions and their integration into the Company, the actual restructuring and other charges related thereto and management’s ability to manage these and other risks, including achieving the expected revenue growth and/or expense savings from such corporate restructurings, mergers, acquisitions, and/or dispositions.

Management of SunTrust believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations. SunTrust cautions that the foregoing list of important factors is not inclusive. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. the future results and shareholder values of SunTrust may differ materially from historical results and from those expressed in the forward-looking statements contained in this annual report. Many of the factors that will determine these results and values are beyond SunTrust’s ability to control or predict. For more information on the foregoing risks and uncertainties and additional factors that could affect the Company’s results please see the “Risk Factors” section in this report.

RISK FACTORS

BUSINESS RISKS

As a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations.

A sustained weakness or weakening in business and economic conditions generally or specifically in the principal markets in which we do business could have one or more of the following adverse impacts on business:

•	A decrease in the demand for loans and other products and services offered by us;

•	A decrease in the value of our loans held for sale;

•	An increase or decrease in the usage of unfunded commitments; or

•	An increase in the number of clients and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale.

Our management discusses other business and economic conditions in more detail elsewhere in this Annual Report.

Changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, costs of capital or liquidity.

Given our business mix, and the fact that most of the assets and liabilities are financial in nature, we tend to be particularly sensitive to market interest rate movement and the performance of the financial markets. In addition to the impact on the general economy, changes in interest rates or in valuations in the debt or equity markets could directly impact us in one or more of the following ways:

•	The value of certain on-balance sheet and off-balance sheet financial instruments or the value of equity investments that we hold, in particular, holdings in common stock of The Coca-Cola Company, which as of December 31, 2005 were valued at approximately $1.9 billion;

•	The yield on earning assets and rates paid on interest bearing liabilities may change in disproportionate ways.

•	The value of assets for which we provide processing services; or

•	To the extent we access capital markets to raise funds to support the business, such changes could affect the cost of such funds or the ability to raise such funds.

The fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings.

The Federal Reserve regulates the supply of money and credit in the United States. Its policies determine in large part the cost of funds for lending and investing and the return earned on those loans and investments, both of which affect the net interest margin. They also can materially decrease the value of financial instruments we hold, such as debt securities and MSRs. Its policies also can adversely affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve Board policies are beyond our control and difficult to predict; consequently, the impact of these changes on our activities and results of operations is difficult to predict.

58 SUNTRUST 2005 ANNUAL REPORT

A decrease in the market for residential real estate could harm our revenues and profitability.

A significant percentage of our assets are secured by residential real estate mortgages. Our financial results may be adversely affected by changes in prevailing economic conditions, particularly decreases in real estate values. Decreases in real estate values could adversely affect the value of property used as collateral for our loans and investments. If poor economic conditions result in decreased demand for real estate loans, our profits may decrease because our alternative investments may earn less income than real estate loans.

Clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding.

Checking and savings account balances and other forms of client deposits could decrease if clients perceive alternative investments, such as the stock market, as providing superior expected returns. When clients move money out of bank deposits in favor of alternative investments, we can lose a relatively inexpensive source of funds, increasing the Company’s funding costs.

Consumers may decide not to use banks to complete their financial transactions, which could affect net income.

Technology and other changes now allow parties to complete financial transactions without banks. For example, consumers can pay bills and transfer funds directly without banks. This process could result in the loss of fee income, as well as the loss of client deposits and the income generated from those deposits.

We have businesses other than banking which subjects the Company to a variety of risks.

We are a diversified financial services company. This diversity subjects earnings to a broader variety of risks and uncertainties.

Hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business.

Large scale natural disasters may significantly affect loan portfolios by damaging properties pledged as collateral and by impairing the ability of certain borrowers to repay their loans. The ultimate impact of a natural disaster on future financial results is difficult to predict and will be affected by a number of factors, including the extent of damage to the collateral, the extent to which damaged collateral is not covered by insurance, the extent to which unemployment and other economic conditions caused by the natural disaster adversely affect the ability of borrowers to repay their loans, and the cost of collection and foreclosure moratoriums, loan forbearances and other accommodations granted to borrowers and other clients.

Negative public opinion could damage our reputation and adversely impact business and revenues.

As a financial institution, our earnings and capital are subject to risks associated with negative public opinion. Negative public opinion could result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, or from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract and/or retain clients and can expose us to litigation and regulatory action. Actual or alleged conduct by one of our businesses can result in negative public opinion about our other businesses.

We rely on other companies to provide key components of our business infrastructure.

Third parties provide key components of the business infrastructure such as internet connections and network access. Any disruption in internet, network access or other voice or data communication services provided by these third parties or any failure of these third parties to handle current or higher volumes of use could adversely affect the ability to deliver products and services to clients and otherwise to conduct business. Technological or financial difficulties of a third party service provider could adversely affect the business to the extent those difficulties result in the interruption or discontinuation of services provided by that party. We may not be insured against all types of losses as a result of third party failures and our insurance coverage may be inadequate to cover all losses resulting from system failures or other disruptions. Failures in the business infrastructure could interrupt the operations or increase the costs of doing business.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished by or on behalf of clients and counterparties, including financial statements and other financial information. We also may rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors.

INDUSTRY RISKS

Regulation by federal and state agencies could adversely affect the business, revenue and profit margins.

We are heavily regulated by federal and state agencies. This regulation is to protect depositors, federal deposit insurance fund and the banking system as a whole. Congress and state legislatures and federal and state regulatory agencies continually review banking laws, regulations, and policies for possible changes. Changes to statutes, regulations, or regulatory policies, including interpretation or implementation of statutes, regulations, or policies, could affect us adversely, including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Also, if we do not comply with laws, regulations, or policies, we could receive regulatory sanctions and damage to our reputation. For more information, refer to the “Supervision and Regulation” section on page 57 of this Annual Report.

Competition in the financial services industry is intense and could result in losing business or reducing margins.

We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes, and continued consolidation. We face aggressive competition from other domestic and foreign lending institutions and from numerous other providers of financial services. The ability of nonbanking financial institutions to provide services previously limited to commercial banks has intensified competition. Because nonbanking financial institutions are not subject to the same regulatory restrictions as banks and bank holding companies, they can often operate with greater flexibility and lower cost structures. Securities firms and insurance companies that elect to become financial holding companies may acquire banks and other

SUNTRUST 2005 ANNUAL REPORT 59

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

financial institutions. This may significantly change the competitive environment in which we conduct business. Some of our competitors have greater financial resources and/or face fewer regulatory constraints. As a result of these various sources of competition, we could lose business to competitors or be forced to price products and services on less advantageous terms to retain or attract clients, either of which would adversely affect our profitability.

Future legislation could harm our competitive position.

Congress occasionally considers proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies. Such legislation may change banking statutes and the operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether new legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our activities, financial condition, or results of operations.

Maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services.

Our success depends, in part, on the ability to adapt products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices. This can reduce net interest margin and revenues from fee-based products and services. In addition, the widespread adoption of new technologies could require us to make substantial capital expenditures to modify or adapt existing products and services or develop new products and services. We may not be successful in introducing new products and services in response to industry trends or development in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases.

The Parent Company’s ability to receive dividends from its subsidiaries accounts for most of its revenue and could affect its liquidity and ability to pay dividends.

The Parent Company is a separate and distinct legal entity from its subsidiaries. It receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on the Parent Company’s common stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that our bank and certain of its nonbank subsidiaries may pay to the Parent Company. Also, the Parent Company’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. For more information, refer to the “Liquidity Risk” section beginning on page 37 and Note 14, Capital, to the Consolidated Financial Statements. Limitations on the Parent Company’s ability to receive dividends from its subsidiaries could have a material adverse effect on the Parent Company’s liquidity and ability to pay dividends on common stock.

COMPANY RISKS

We have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits.

We have historically pursued an acquisition strategy, and intend to continue to seek additional acquisition opportunities. We may not be able to successfully identify suitable candidates, negotiate appropriate acquisition terms, complete proposed acquisitions, successfully integrate acquired businesses into the existing operations, or expand into new markets. Once integrated, acquired operations may not achieve levels of revenues, profitability, or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

Acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies, and the diversion of management’s attention from other business concerns. We may not properly ascertain all such risks prior to an acquisition or prior to such a risk impacting us while integrating an acquired company. As a result, difficulties encountered with acquisitions could have a material adverse effect on the business, financial condition, and results of operations.

Furthermore, we must generally receive federal regulatory approval before we can acquire a bank or bank holding company. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition, future prospects, including current and projected capital levels, the competence, experience, and integrity of management, compliance with laws and regulations, the convenience and needs of the communities to be served, including the acquiring institution’s record of compliance under the Community Reinvestment Act, and the effectiveness of the acquiring institution in combating money laundering activities. In addition, we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. Consequently, we might be required to sell portions of the acquired institution as a condition to receiving regulatory approval or we may not obtain regulatory approval for a proposed acquisition on acceptable terms or at all, in which case we would not be able to complete the acquisition despite the time and expenses invested in pursuing it.

We depend on the expertise of key personnel. If these individuals leave or change their roles without effective replacements, operations may suffer.

The success of our business to date has been, and the continuing success will be, dependent to a large degree on the continued services of executive officers, especially the Chairman and Chief Executive Officer, L. Phillip Humann, and other key personnel who have extensive experience in the industry. We do not carry key person life insurance on any of the executive officers or other key personnel. If we lose the services of any of these integral personnel and fail to manage a smooth transition to new personnel, the business could be impacted.

60 SUNTRUST 2005 ANNUAL REPORT

We may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement the business strategy.

Our success depends upon the ability to attract and retain highly motivated, well-qualified personnel. We face significant competition in the recruitment of qualified employees. Our ability to execute the business strategy and provide high quality service may suffer if we are unable to recruit or retain a sufficient number of qualified employees or if the costs of employee compensation or benefits increase substantially.

Our accounting policies and methods are key to how we report financial condition and results of operations. They may require management to make estimates about matters that are uncertain.

Accounting policies and methods are fundamental to how we record and report the financial condition and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with US GAAP.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or reducing a liability. We have established detailed policies and control procedures that are intended to ensure these critical accounting estimates are well controlled and applied consistently. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty of estimates about these matters, we cannot guarantee that we will not be required to adjust accounting policies or restate prior period financial statements.

See the “Critical Accounting Policies” section beginning on page 48 and Note 1, Accounting Policies, to the Consolidated Financial Statements in this report for more information.

Our stock price can be volatile.

Our stock price can fluctuate widely in response to a variety of factors including:

•	variations in our quarterly operating results;

•	changes in market valuations of companies in the financial services industry;

•	fluctuations in stock market prices and volumes;

•	issuances of shares of common stock or other securities in the future;

•	the addition or departure of key personnel;

•	seasonal fluctuations;

•	changes in financial estimates or recommendations by securities analysts regarding SunTrust or shares of our common stock; and

•	announcements by us or our competitors of new services or technology, acquisitions, or joint ventures.

General market fluctuations, industry factors, and general economic and political conditions and events, such as terrorist attacks, economic slowdowns or recessions, interest rate changes, credit loss trends, or currency fluctuations, also could cause our stock price to decrease regardless of operating results.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by SunTrust in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

LEGAL PROCEEDINGS

On January 11, 2005, the SEC issued a formal order of investigation and the SEC staff issued subpoenas seeking documents and testimony related to the Company’s allowance for loan losses and related matters. The Company is cooperating, and intends to cooperate with the SEC regarding this matter. In addition, the Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management that none of these matters, when resolved, will have a material effect on the Company’s consolidated results of operations or financial position.

PROPERTIES

The Company’s headquarters are located in Atlanta, Georgia. As of December 31, 2005, SunTrust Bank owned 983 of its 1,657 full-service banking offices and leased the remaining banking offices. (See Note 8, Premises and Equipment, to the Consolidated Financial Statements).

SUNTRUST 2005 ANNUAL REPORT 61

MANAGEMENT’S DISCUSSION AND ANALYSIS continued

CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The Company conducted an evaluation, with the participation of its Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2005. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized, and reported on a timely basis.

Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded, as of December 31, 2005, that the Company’s disclosure controls and procedures were effective in recording, processing, summarizing, and reporting information required to be disclosed by the Company, within the time periods specified in the SEC’s rules and forms, and such information is accumulated and communicated to management to allow timely decisions regarding required disclosures.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has made a comprehensive review, evaluation, and assessment of the Company’s internal control over financial reporting as of December 31, 2005. In making its assessment of internal control over financial reporting, management used the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on that assessment, management concluded that, as of December 31, 2005, the Company’s internal control over financial reporting is effective.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on pages 64 and 65, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company has evaluated, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, changes in the Company’s internal control over financial reporting (as defined in rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the fourth quarter of 2005. Based upon that evaluation, Management has determined that there have been no changes to the Company’s internal control over financial reporting that occurred since the beginning of the Company’s fourth quarter of 2005 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

CEO AND CFO CERTIFICATIONS

The Company’s Chief Executive Officer and Chief Financial Officer have filed with the Securities and Exchange Commission the certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as Exhibits 31.1 and 31.2 to the Company’s 2005 Form 10-K. In addition, on May 6, 2005 the Company’s Chief Executive Officer certified to the New York Stock Exchange that he was not aware of any violation by the Company of the NYSE corporate governance listing standards as in effect on May 6, 2005. The foregoing certification was unqualified.

OTHER INFORMATION

Not applicable.

62 SUNTRUST 2005 ANNUAL REPORT

ABBREVIATIONS

Within the Consolidated Financial Statements and the notes thereto, the following references will be used:

SunTrust Banks, Inc. – Company or SunTrust

SunTrust Bank Holding Company – Bank Parent Company

National Commerce Financial Corporation – NCF

SUNTRUST 2005 ANNUAL REPORT 63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SUNTRUST BANKS, INC.:

We have completed integrated audits of SunTrust Banks, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of SunTrust Banks, Inc. and its subsidiaries (the “Company”) at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing on page 62 of the 2005 Annual Report to Shareholders, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

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

64 SUNTRUST 2005 ANNUAL REPORT

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Atlanta, Georgia
February 28, 2006

SUNTRUST 2005 ANNUAL REPORT 65

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(Dollars in thousands except per share data)	2005	2004	2003
Interest Income
Interest and fees on loans	$5,961,122	$3,947,231	$3,593,630
Interest and fees on loans held for sale	485,724	281,292	448,322
Interest and dividends on securities available for sale
Taxable interest	1,032,785	844,526	609,500
Tax-exempt interest	35,733	26,340	17,971
Dividends[1]	104,215	72,580	66,671
Interest on funds sold and securities purchased under agreements to resell	43,206	18,577	15,673
Interest on deposits in other banks	867	178	146
Other interest	67,657	27,658	16,929

Total interest income	7,731,309	5,218,382	4,768,842

Interest Expense
Interest on deposits	1,832,975	766,188	771,631
Interest on funds purchased and securities sold under agreements to repurchase	312,193	108,591	106,174
Interest on other short-term borrowings	94,965	30,195	33,511
Interest on long-term debt	912,210	628,253	537,223

Total interest expense	3,152,343	1,533,227	1,448,539

Net Interest Income	4,578,966	3,685,155	3,320,303
Provision for loan losses	176,886	135,537	313,550

Net interest income after provision for loan losses	4,402,080	3,549,618	3,006,753

Noninterest Income
Service charges on deposit accounts	772,519	700,022	643,103
Trust and investment management income	673,720	586,783	502,409
Retail investment services	213,274	192,811	161,753
Other charges and fees	456,481	390,494	326,311
Investment banking income	216,530	206,730	192,480
Trading account profits and commissions	145,120	127,799	109,878
Card fees	210,779	153,439	119,585
Net gain on sale of RCM assets	23,382	—	—
Other noninterest income	450,394	288,059	123,606
Securities (losses)/gains	(7,155)	(41,691)	123,876

Total noninterest income	3,155,044	2,604,446	2,303,001

Noninterest Expense
Employee compensation	2,117,156	1,804,911	1,585,919
Employee benefits	417,055	363,402	358,644
Net occupancy expense	312,070	268,248	237,266
Outside processing and software	357,387	286,270	246,654
Equipment expense	204,038	184,865	178,443
Marketing and customer development	156,711	128,291	100,280
Amortization of intangible assets	118,964	77,582	64,515
Merger expense	98,642	28,401	—
Other noninterest expense	908,706	755,068	628,895

Total noninterest expense	4,690,729	3,897,038	3,400,616

Income before provision for income taxes	2,866,395	2,257,026	1,909,138
Provision for income taxes	879,156	684,125	576,841

Net Income	$1,987,239	$1,572,901	$1,332,297

Net income per average common share	$5.47	$5.19	$4.73
Diluted
Basic	5.53	5.25	4.79

Average common shares – diluted	363,454	303,309	281,434
Average common shares – basic	359,066	299,375	278,295
[1] Includes dividends on 48,266,496 shares of common stock of The Coca-Cola Company	$54,058	$48,266	$42,475

See notes to Consolidated Financial Statements.

66 SUNTRUST 2005 ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

	As of December 31
(Dollars in thousands)	2005	2004
Assets
Cash and due from banks	$4,659,664	$3,876,741
Interest-bearing deposits in other banks	332,444	15,929
Funds sold and securities purchased under agreements to resell	1,313,498	1,596,269
Trading assets	2,811,225	2,183,645
Securities available for sale[1]	26,525,821	28,941,080
Loans held for sale	13,695,613	6,580,223
Loans	114,554,895	101,426,172
Allowance for loan and lease losses	(1,028,128)	(1,050,024)

Net loans	113,526,767	100,376,148
Premises and equipment	1,854,527	1,860,415
Goodwill	6,835,168	6,806,013
Other intangible assets	1,122,967	1,061,451
Customers’ acceptance liability	11,839	12,105
Other assets	7,023,308	5,559,765

Total assets	$179,712,841	$158,869,784

Liabilities and Shareholders’ Equity
Noninterest-bearing consumer and commercial deposits	$26,327,663	$24,878,314
Interest-bearing consumer and commercial deposits	71,244,719	67,231,381

Total consumer and commercial deposits	97,572,382	92,109,695
Brokered deposits	15,644,932	6,100,911
Foreign deposits	8,835,864	5,150,645

Total deposits	122,053,178	103,361,251
Funds purchased and securities sold under agreements to repurchase	10,374,533	9,342,831
Other short-term borrowings	1,937,624	2,062,549
Long-term debt	20,779,249	22,127,166
Acceptances outstanding	11,839	12,105
Trading liabilities	1,529,325	1,098,563
Other liabilities	6,139,698	4,878,420

Total liabilities	162,825,446	142,882,885

Commitments and contingencies–Notes 8, 13, 17, 18 and 21
Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	370,578	370,578
Additional paid in capital	6,761,684	6,749,219
Retained earnings	9,310,978	8,118,710
Treasury stock, at cost, and other	(493,936)	(528,558)
Accumulated other comprehensive income	938,091	1,276,950

Total shareholders’ equity	16,887,395	15,986,899

Total liabilities and shareholders’ equity	$179,712,841	$158,869,784

Common shares outstanding	361,984,193	360,840,710
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	8,594,205	9,737,688
[1] Includes net unrealized gains on securities available for sale	$1,572,033	$2,010,165

See notes to Consolidated Financial Statements.

SUNTRUST 2005 ANNUAL REPORT 67

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Dollars in thousands)	Common Shares Outstanding	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock and Other[1]	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2003	282,505	$294,163	$1,276,110	$6,322,217	($632,464)	$1,509,470	$8,769,496
Net income	—	—	—	1,332,297	—	—	1,332,297
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	29,488	29,488
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	115,254	115,254
Change related to supplemental retirement benefits, net of taxes	—	—	—	—	—	9,881	9,881

Total comprehensive income							1,486,920
Cash dividends declared, $1.80 per share	—	—	—	(505,396)	—	—	(505,396)
Exercise of stock options and stock compensation element expense	700	—	(1,859)	—	38,526	—	36,667
Acquisition of treasury stock	(3,275)	—	—	—	(182,152)	—	(182,152)
Acquisition of Lighthouse Financial Services, Inc.	1,152	—	11,745	—	64,144	(1)	75,888
Performance and restricted stock activity	99	—	(572)	—	572	—	—
Amortization of compensation element of performance and restricted stock	—	—	—	—	5,475	—	5,475
Issuance of stock for employee benefit plans	742	—	2,887	—	41,381	—	44,268

Balance, December 31, 2003	281,923	$294,163	$1,288,311	$7,149,118	($664,518)	$1,664,092	$9,731,166
Net income	—	—	—	1,572,901	—	—	1,572,901
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	10,661	10,661
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	(395,343)	(395,343)
Change related to supplemental retirement benefits, net of taxes	—	—	—	—	—	(2,460)	(2,460)

Total comprehensive income							1,185,759
Cash dividends declared, $2.00 per share	—	—	—	(603,309)	—	—	(603,309)
Exercise of stock options and stock compensation element expense	1,905	—	8,775	—	105,125	—	113,900
Acquisition of treasury stock	(200)	—	—	—	(14,064)	—	(14,064)
Acquisition of National Commerce Financial, Inc.	76,415	76,415	5,441,136	—	—	—	5,517,551
Performance and restricted stock activity	302	—	2,099	—	(2,099)	—	—
Amortization of compensation element of performance and restricted stock	—	—	—	—	8,515	—	8,515
Issuance of stock for employee benefit plans	495	—	8,898	—	38,483	—	47,381

Balance, December 31, 2004	360,840	$370,578	$6,749,219	$8,118,710	($528,558)	$1,276,950	$15,986,899
Net income	—	—	—	1,987,239	—	—	1,987,239
Other comprehensive income:
Change in unrealized gains (losses) on derivatives, net of taxes	—	—	—	—	—	(10,744)	(10,744)
Change in unrealized gains (losses) on securities, net of taxes	—	—	—	—	—	(332,183)	(332,183)
Change related to supplemental retirement benefits, net of taxes	—	—	—	—	—	4,068	4,068

Total comprehensive income							1,648,380
Cash dividends declared, $2.20 per share	—	—	—	(794,971)	—	—	(794,971)
Exercise of stock options and stock compensation element expense	2,663	—	13,438	—	147,802	—	161,240
Acquisition of treasury stock	(2,775)	—	—	—	(196,396)	—	(196,396)
Performance and restricted stock activity	143	—	(2,907)	—	9,606	—	6,699
Amortization of compensation element of performance and restricted stock	—	—	—	—	9,190	—	9,190
Issuance of stock for employee benefit plans	1,113	—	1,795	—	64,420	—	66,215
Other activity	—	—	139	—	—	—	139

Balance, December 31, 2005	361,984	$370,578	$6,761,684	$9,310,978	($493,936)	$938,091	$16,887,395

[1]	Balance at December 31, 2005 includes $467,714 for treasury stock and $26,222 for compensation element of performance and restricted stock.

Balance at December 31, 2004 includes $492,047 for treasury stock and $36,511 for compensation element of performance and restricted stock.

Balance at December 31, 2003 includes $634,878 for treasury stock and $29,640 for compensation element of performance and restricted stock.

See notes to Consolidated Financial Statements.

68 SUNTRUST 2005 ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31
(Dollars in thousands)	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$1,987,239	$1,572,901	$1,332,297
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Net gain on sale of RCM assets	(23,382)	—	—
Depreciation, amortization and accretion	783,084	667,145	881,542
Origination of mortgage servicing rights	(341,694)	(196,118)	(384,198)
Provisions for loan losses and foreclosed property	179,294	137,032	314,667
Deferred income tax provision	178,318	144,988	179,905
Amortization of compensation element of performance and restricted stock	9,190	8,515	5,475
Stock option compensation	26,375	17,443	8,722
Securities losses/(gains)	7,155	41,691	(123,876)
Net gain on sale of assets	(4,411)	(11,175)	(12,596)
Originated loans held for sale	(48,516,792)	(30,194,087)	(43,816,219)
Sales of loans held for sale	41,401,402	29,516,696	46,011,952
Net increase in other assets	(1,874,683)	(616,943)	(451,686)
Net increase in other liabilities	1,470,187	91,496	168,490

Net cash (used in) provided by operating activities	(4,718,718)	1,179,584	4,114,475

Cash Flows from Investing Activities:
Proceeds from maturities, calls and repayments of securities available for sale	4,783,789	5,083,485	10,841,607
Proceeds from sales of securities available for sale	4,367,480	8,875,126	7,633,468
Purchases of securities available for sale	(7,221,819)	(12,264,430)	(19,933,984)
Loan originations net of principal collected	(14,070,420)	(9,555,401)	(5,533,737)
Proceeds from sale of loans	337,902	357,785	392,412
Capital expenditures	(201,650)	(238,009)	(157,608)
Proceeds from the sale of other assets	42,841	37,427	39,324
Other investing activities	5,311	2,584	13,932
Net cash used for acquisitions	—	(1,265,650)	(34,261)

Net cash used in investing activities	(11,956,566)	(8,967,083)	(6,738,847)

Cash Flows from Financing Activities:
Net increase in consumer and commercial deposits	5,470,301	5,254,911	2,404,052
Net increase (decrease) in foreign and brokered deposits	13,229,240	1,135,626	(1,328,925)
Net increase (decrease) in funds purchased and other short-term borrowings	906,777	(1,439,497)	(1,120,063)
Proceeds from the issuance of long-term debt	1,974,987	4,728,616	3,281,676
Repayment of long-term debt	(3,233,688)	(1,203,676)	(189,686)
Proceeds from the exercise of stock options	135,701	96,457	27,945
Acquisition of treasury stock	(196,396)	(14,064)	(182,152)
Dividends paid	(794,971)	(603,309)	(505,396)

Net cash provided by financing activities	17,491,951	7,955,064	2,387,451

Net increase (decrease) in cash and cash equivalents	816,667	167,565	(236,921)
Cash and cash equivalents at beginning of period	5,488,939	5,321,374	5,558,295

Cash and cash equivalents at end of period	$6,305,606	$5,488,939	$5,321,374

Supplemental Disclosures:
Interest paid	$3,027,834	$1,472,807	$1,465,030
Income taxes paid	684,042	575,537	359,526
Income taxes refunded	(17,593)	(809)	(1,136)
Non-cash impact of the deconsolidation of Three Pillars	—	(2,563,031)	—
Non-cash impact of the consolidation of Three Pillars	—	—	2,857,316
Non-cash impact of acquisition of National Commerce Financial Corporation	—	5,517,551	—

See notes to Consolidated Financial Statements.

SUNTRUST 2005 ANNUAL REPORT 69

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 • Accounting Policies

GENERAL

SunTrust, one of the nation’s largest commercial banking organizations, is a financial services holding company with its headquarters in Atlanta, Georgia. SunTrust’s principal banking subsidiary, SunTrust Bank, which includes the former National Bank of Commerce, offers a full line of financial services for consumers and businesses through its branches located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, West Virginia and the District of Columbia. Within its geographic footprint, the Company operates under five business segments. These business segments are: Retail, Commercial, Corporate and Investment Banking, Wealth and Investment Management, and Mortgage. In addition to traditional deposit, credit and trust and investment services offered by SunTrust Bank, other SunTrust subsidiaries provide mortgage banking, credit-related insurance, asset management, securities brokerage and capital market services.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries, and variable interest entities (“VIEs”) where the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the date of acquisition. Assets and liabilities of purchased companies are stated at estimated fair values at the date of acquisition. Investments in companies which are not VIEs, or where SunTrust is not the primary beneficiary in a VIE, that the Company owns a voting interest of 20% to 50%, and for which it may have significant influence over operating and financing decisions, are accounted for using the equity method of accounting. These investments are included in other assets, and the Company’s proportionate share of income or loss is included in other noninterest income in the Consolidated Statements of Income.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates. Certain reclassifications have been made to prior year amounts to conform to the 2005 presentation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and due from banks, interest-bearing bank balances, federal funds sold and securities purchased under agreements to resell. Generally, cash and cash equivalents have maturities of three months or less, and accordingly, the carrying amount of these instruments is deemed to be a reasonable estimate of fair value.

SECURITIES AND TRADING ACTIVITIES

Securities are classified at trade date as trading or available for sale securities.

Securities available for sale are used as part of the overall asset and liability management process to optimize income and market performance over an entire interest rate cycle. Interest income and dividends on securities are recognized in interest income on an accrual basis. Premiums and discounts on debt securities are amortized as an adjustment to yield over the life of the security. Securities available for sale are carried at fair value with unrealized gains and losses, net of any tax effect, included in accumulated other comprehensive income as a component of shareholders’ equity. Realized gains and losses on securities are determined using the specific identification method and are recognized currently in the Consolidated Statements of Income. The Company reviews available for sale securities for impairment on a quarterly basis. The Company determines whether a decline in fair value below the amortized cost basis is other-than-temporary. An available for sale security that has been other-than-temporarily impaired is written down to fair value, and the amount of the write down is accounted for as a realized loss in the Consolidated Statements of Income.

Securities that are bought and held principally for the purpose of resale in the near future are classified as trading instruments. Trading account assets and liabilities are carried at market value. Realized and unrealized gains and losses are determined using the specific identification method and are recognized as a component of noninterest income in the Consolidated Statements of Income.

Nonmarketable securities include venture capital equity and mezzanine securities that are not publicly traded as well as equity investments acquired for various purposes. These securities are accounted for under the cost or equity method and are included in other assets. The Company reviews nonmarketable securities accounted for under the cost method on a quarterly basis and reduces the asset value when declines in value are considered to be other-than-temporary. Equity method investments are recorded at cost adjusted to reflect the Company’s portion of income, loss or dividends of the investee. Realized income, realized losses and estimated losses on cost and equity method investments are recognized in noninterest income in the Consolidated Statements of Income.

LOANS HELD FOR SALE

Loans held for sale that are not documented as the hedged item in a fair value hedge are carried at the lower of cost or fair value at the pool level based on similar assets criteria. Adjustments to reflect market value and realized gains and losses upon ultimate sale of the loans are classified as other noninterest income in the Consolidated Statements of Income.

Loans held for sale that are documented as the hedged item in a fair value hedge are carried at fair value. Fair value is based on an observable current market price. Unrealized gains and losses are recorded as a component of noninterest income in the Consolidated Statements of Income.

The Company transfers certain residential mortgage loans, commercial loans, and student loans to a held for sale classification at the lower of cost or market. At the time of transfer, any losses are recorded through the provision for loan losses with subsequent losses recorded as a component of noninterest expense in the Consolidated Statements of Income.

LOANS

The Company’s loan balance is comprised of loans held in portfolio, including commercial loans, consumer loans, real estate loans and lines, factoring receivables, credit card receivables, nonaccrual and restructured loans, direct financing leases, and leveraged leases. Interest income on all types of loans is accrued based upon the outstanding principal amounts, except those classified as nonaccrual loans. The Company typically classifies loans as nonaccrual when one of the following events occurs: (i) interest or principal has been in default 90 days or more, unless the loan is well-secured and in the process of collection; (ii) collection of

70 SUNTRUST 2005 ANNUAL REPORT

recorded interest or principal is not anticipated; or (iii) income for the loan is recognized on a cash basis due to the deterioration in the financial condition of the debtor. Consumer and residential mortgage loans are typically placed on nonaccrual when payments have been in default for 90 and 120 days or more, respectively.

When a loan is placed on nonaccrual, unpaid interest is reversed against interest income. Interest income on nonaccrual loans, if recognized, is either recorded using the cash basis method of accounting or recognized at the end of the loan after the principal has been reduced to zero, depending on the type of loan. If and when borrowers demonstrate the ability to repay a loan in accordance with the contractual terms of a loan classified as nonaccrual, the loan may be returned to accrual status. If a nonaccrual loan is returned to accruing status, the accrued interest at the date the loan is placed on nonaccrual status, and foregone interest during the nonaccrual period, are recorded as interest income only after all principal has been collected for commercial loans. For consumer loans and residential mortgage loans, the accrued interest at the date the loan is placed on nonaccrual status, and forgone interest during the nonaccrual period, are recorded as interest income as of the date the loan no longer meets the 90 and 120 day past due criteria. (See Allowance for Loan and Lease Losses section of this Note for further discussion of impaired loans.)

Fees and incremental direct costs associated with the loan origination and pricing process, as well as premiums and discounts, are deferred and amortized as level yield adjustments over the respective loan terms. Fees received for providing loan commitments that result in loans are deferred and then recognized over the term of the loan as an adjustment of the yield.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans on an individual basis as required per Statement of Financial Accounting Standard (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan—an amendment of FASB Statements No. 5 and 15,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures—an amendment of FASB Statement No. 114,” and large impaired leases based on the criteria set forth in SFAS No. 5, “Accounting for Contingencies.” The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans and leases that can be grouped into pools based on similar characteristics as described in SFAS No. 5. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Non-pool-specific allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with the non-pool-specific allowances are subjective and require a high degree of management judgement. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated primarily using the straight-line method over the assets’ estimated useful lives. Certain leases are capitalized as assets for financial reporting purposes. Such capitalized assets are amortized, using the straight-line method, over the terms of the leases. Maintenance and repairs are charged to expense, and improvements are capitalized.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired companies. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized and instead is subject to impairment testing on an annual basis, or more often if events or circumstances indicate that there may be impairment. The goodwill impairment test is performed in two phases. The first phase is used to identify potential impairment and the second phase, if required, identifies the amount of impairment by comparing the carrying amount of goodwill to its implied fair value.

Identified intangible assets that have a finite life are amortized over their useful lives and are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

MORTGAGE SERVICING RIGHTS (“MSRs”)

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

There are two components to the amortization expense that the Company records on MSRs. First, the Company fully amortizes the remaining balance of all MSR assets for loans paid in full in recognition of the termination of future cash flow streams. Second, amortization on the surviving MSR assets is recorded based on the current cash flows as estimated by future net servicing income. The current cash flows are calculated and updated monthly by applying market-driven assumptions, such as interest rate and prepayment speed assumptions. Impairment for MSRs is determined based on the fair value of the rights, stratified according to interest rate and type of related loan. Impairment, if any, is recognized through a valuation allowance with a corresponding charge recorded in the Consolidated Statements of Income.

SUNTRUST 2005 ANNUAL REPORT 71

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

LOAN SALES AND SECURITIZATIONS

The Company sells and at times may securitize loans. When the Company securitizes assets, it may retain a portion of the securities issued, including senior interests and interest-only strips, all of which are considered retained interests in the transferred assets. Retained interests in securitized assets, including debt securities, are classified as either securities available for sale or trading assets and are recorded at their allocated carrying amounts based on the relative fair value of the assets sold and retained. Retained interests are subsequently carried at fair value, which is based on quoted market prices, quoted market prices for similar assets, or discounted cash flow analyses. If market prices are not available, fair value is calculated using management’s best estimates of key assumptions, including credit losses, loan repayment speeds and discount rates commensurate with the risks involved. Gains or losses on sales as well as future servicing fees are recorded in noninterest income in the Consolidated Statements of Income.

INCOME TAXES

The provision for income taxes is based on income and expense reported for financial statement purposes after adjustment for permanent differences such as tax-exempt income. Deferred income tax assets and liabilities result from temporary differences between assets and liabilities measured differently for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Subsequent changes in the tax laws require adjustment to these assets and liabilities with the cumulative effect included in income from continuing operations for the period in which the change was enacted. In computing the income tax provision, the Company evaluates the technical merits and risks of its income tax positions based on current legislative, judicial, and regulatory guidance.

EARNINGS PER SHARE

Basic earnings per share are based on the weighted-average number of common shares outstanding during each period. Diluted earnings per share are based on the weighted-average number of common shares outstanding during each period, plus common share equivalents calculated for stock options and performance restricted stock outstanding using the treasury stock method.

CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include only cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell with an original maturity of three months or less.

DERIVATIVE FINANCIAL INSTRUMENTS

It is the policy of the Company to record all derivative financial instruments at fair value in the financial statements. The Company uses derivative instruments to hedge interest rate exposure by modifying the characteristics of the related balance sheet instruments. Derivatives that do not qualify as hedges, and those transactions for which the Company has elected not to apply hedge accounting, are carried at their current market value on the balance sheet and changes in their fair value are recorded as trading income in the current period.

Under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” on the date that a derivative contract is entered into, the Company prepares written hedge documentation, identifying the risk management objective, and designating the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge); (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); (3) a foreign currency fair value or cash flow hedge (foreign currency hedge); or (4) held for trading (trading instruments). All transactions designated as accounting hedges must first be deemed effective under SFAS No. 133 by using the shortcut method as defined, or by performing a statistical regression analysis that indicates a high correlation between the actual derivative and a “perfect” hypothetical derivative that has terms identical to the critical terms of the hedged item. Additionally, transactions which do not qualify for the shortcut method of hedge accounting are reviewed quarterly for ongoing effectiveness. Transactions which are not deemed effective are removed from hedge accounting classification.

Changes in the fair value of a derivative that is highly effective and that has been designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other comprehensive income, with any ineffective portion recorded in current period earnings. Cash flow hedges of forecasted transactions, which are no longer deemed likely to occur, are reclassified out of other comprehensive income and into current period interest income or expense related to the originally hedged item. Changes in the fair value of derivative trading instruments are reported in current period earnings. For additional information on the Company’s derivative activities, refer to Note 17, Derivatives and Off-Balance Sheet Arrangements, to the Consolidated Financial Statements.

STOCK-BASED COMPENSATION

The Company sponsors stock option plans under which incentive and nonqualified stock options may be granted periodically to certain employees. The Company’s stock options typically have an exercise price equal to the fair value of the stock on the date of the grant and typically vest over three years. The Company accounted for all awards granted after January 1, 2002 under the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The required disclosures related to the Company’s stock-based employee compensation plan are included in Note 16, Employee Benefit Plans, to the Consolidated Financial Statements. Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised), “Share Based Payment,” using the modified prospective application method. The modified prospective application method applies to new awards, to any outstanding liability awards, and to awards modified, repurchased, or cancelled after January 1, 2006. For all awards granted prior to January 1, 2006, compensation cost has been recognized on the portion of awards for which service has been rendered. Additionally, rather than recognizing forfeitures as they occur, the Company will estimate the number of awards for which it is probable that service will be rendered and will adjust compensation cost accordingly. Estimated forfeitures will be subsequently adjusted to reflect actual forfeitures.

72 SUNTRUST 2005 ANNUAL REPORT

ACCOUNTING POLICIES ADOPTED

In December 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 03-3, “Accounting for Loans or Certain Debt Securities Acquired in a Transfer.” This SOP requires acquired impaired loans for which it is probable that the investor will be unable to collect all contractually required payments receivable to be recorded at the present value of amounts expected to be received. The SOP also prohibits the carrying over or creation of valuation allowances in the initial accounting for these loans. The SOP was effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP did not materially impact the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (Revised), “Share-Based Payment.” This Statement replaces SFAS No. 123, “Accounting for Stock-based Compensation,” and supersedes Accounting Practice Bulletin (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123(R) clarifies and expands SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, accounting for non-substantive vesting provisions, and attributing compensation cost to reporting periods. Under the provisions of SFAS No. 123(R), the alternative to use APB Opinion No. 25’s intrinsic value method of accounting that was provided in SFAS No. 123, as originally issued, is eliminated, and entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value. Effective January 1, 2002, the Company adopted the fair value recognition provision of SFAS No. 123, prospectively, and began expensing the cost of stock options. The company has quantified the effect on net income and earnings per share if the fair value based method had been applied on a retrospective basis in Note 16 to the Consolidated Financial Statements.

In March 2005, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 107 (“SAB No. 107”), which addresses the application of SFAS No. 123(R). The Company adopted SFAS No. 123(R) effective January 1, 2006 using the modified prospective application method. The adoption did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 applies to and changes the requirements for reporting and accounting for a change in accounting principle. This statement requires retrospective application to prior periods’ financial statements with changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of Opinion No. 20, “Accounting Changes,” that relate to reporting the correction of an error in previously issued financial statements and a change in accounting estimate are carried forward in SFAS No. 154 without change. SFAS No. 154 also carries forward the provisions of SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements an amendment of APB Opinion No. 28,” that govern the reporting of accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company adopted the provisions of SFAS No. 154 on January 1, 2006. The adoption of this Statement did not impact the Company’s financial position or results of operations.

RECENTLY ISSUED AND PENDING ACCOUNTING PRONOUNCEMENTS

In July 2005, the FASB issued a proposed FASB Staff Position (“FSP”) No. 13-a, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” FSP 13-a indicates that a change in the timing of the realization of tax benefits on a leveraged lease will require recalculation of that lease. In January 2006, the FASB reached a tentative decision that an entity would not have to reclassify a lease from leveraged lease accounting if, as a result of the most recent recalculation, the lease no longer qualifies as a leveraged lease. SunTrust is currently in the process of evaluating the impact that this proposed guidance, if finalized, would have on the Company’s financial position and results of operations. The FASB expects to issue the final FSP in the first quarter of 2006.

In July 2005, the FASB issued an exposure draft of a Proposed Interpretation, “Accounting for Uncertain Tax Positions.” This exposure draft clarifies guidance on the recognition and measurement of uncertain tax positions and, if issued, may result in companies revising their threshold for recognizing tax benefits that have some degree of uncertainty. The exposure draft also addresses the accrual of any interest and penalties related to tax uncertainties. The FASB expects to issue the Final Interpretation, which would include amendments to SFAS No. 109, “Accounting for Income Taxes,” in the first quarter of 2006. SunTrust is currently in the process of evaluating the impact that this exposure draft, if finalized, would have on the Company’s financial position or results of operations.

In December 2005, the FASB issued FSP No. SOP 94-6-1, “Terms of Loan Products That May Give Rise to a Concentration of Credit Risk.” FSP No. SOP 94-6-1 requires additional disclosures for certain loan products that expose entities to higher risks than traditional loan products. The FSP requires the Company to disclose additional information such as significant concentrations of credit risks resulting from these products, quantitative information about the market risks of financial instruments that is consistent with the way the Company manages or adjusts those risks, concentrations in revenue from particular products if certain conditions are met, and the factors that influenced management’s judgment as it relates to the accounting policy for credit losses and doubtful accounts. This FSP is effective for the reporting period ended December 31, 2005. The required disclosures related to the Company’s loan products that are within the scope of this FSP are included in Note 19 to the Consolidated Financial Statements.

SUNTRUST 2005 ANNUAL REPORT 73

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 2 • Acquisitions/Dispositions

On October 1, 2004, SunTrust acquired National Commerce Financial Corporation and subsidiaries, a Memphis-based financial services organization. NCF’s parent company merged into SunTrust in a transaction that qualified as a tax-free reorganization. The acquisition was accounted for under the purchase method of accounting with the results of operations for NCF included in SunTrust’s results beginning October 1, 2004. Under the purchase method of accounting the assets and liabilities of the former NCF were recorded at their respective fair values as of October 1, 2004.

The consideration for the acquisition was a combination of cash and stock with an aggregate purchase price of approximately $7.4 billion. The total consideration consisted of approximately $1.8 billion in cash and approximately 76.4 million shares of SunTrust common stock.

Based on a valuation of their estimated useful lives, the core deposit intangibles are being amortized over a 10 year period using the sum of the years digit method and the other intangibles are being amortized over a weighted average of 7.3 years using the straight line method. No goodwill related to NCF was deductible for tax purposes. The Company incurred $98.6 million and $28.4 million in merger expenses in 2005 and 2004, respectively, which represent incremental costs to integrate NCF’s operations. More specifically, these represent costs primarily related to consulting fees for systems and other integration initiatives, employee-related charges and marketing expenditures.

The following unaudited condensed income statement discloses the pro forma results of the company as though the National Commerce Financial acquisition had occurred at the beginning of the period presented:

	Twelve Months Ended December 31, 2004 (Unaudited)
(In thousands except per share data)	SunTrust Banks, Inc.[1]	National Commerce Financial[2]	Pro Forma Adjustments[3]	Pro Forma Combined
Interest and dividend income	$5,218,382	$797,873	$(5,033)	$6,011,222
Interest expense	1,533,227	218,000	27,103	1,778,330

Net interest income	3,685,155	579,873	(32,136)	4,232,892
Provision for loan losses	135,537	43,977	—	179,514

Net interest income after provision for loan losses	3,549,618	535,896	(32,136)	4,053,378
Noninterest income	2,604,446	358,305	—	2,962,751
Noninterest expense	3,897,038	525,887	10,209	4,433,134

Income before provision for income taxes	2,257,026	368,314	(42,345)	2,582,995
Provision for income taxes	684,125	125,342	(16,091)	793,376

Net income	$1,572,901	$242,972	$(26,254)	$1,789,619

Average shares:
Diluted	303,309	—	58,772	362,081
Basic	299,375	—	57,311	356,686

Income per average common share:
Diluted	$5.19	—	—	$4.94
Basic	5.25	—	—	5.02

[1]	The reported results of SunTrust Banks, Inc. for the twelve months ended December 31, 2004 include the results of the acquired National Commerce Financial from the October 1, 2004 acquisition date.

[2]	Represents results of National Commerce Financial from January 1, 2004 through September 30,2004.

[3]	Pro forma adjustments include the following items: amortization of core deposit and other intangibles of $49.3 million, net of NCF’s historical amortization of $39.1 million, amortization of loan purchase accounting adjustment of $7.0 million, accretion of securities purchase accounting adjustment of $ 1.9 million, accretion of deposit purchase accounting adjustment of $3.9 million, and acccretion of short-term and long-term borrowings purchase accounting adjustments of $5.7 million. Additionally, interest expense includes $36.7 million for funding costs as though the funding for the cash component of the transaction occurred January 1, 2004.

74 SUNTRUST 2005 ANNUAL REPORT

On December 31,2005, SunTrust entered into a stock purchase agreement whereby the Company sold its 100% interest in Carswell of Carolina, Inc., a full service insurance agency offering comprehensive insurance services to its clients, for cash totaling $10.9 million.

On September 19, 2005, SunTrust entered into a definitive agreement to sell its 49% interest in First Market Bank, FSB. Although it is currently anticipated that the sale will take place in the first quarter of 2006, the Company cannot give any assurance as to when, or if, the sale will occur.

During the second quarter of 2005, AMA Holdings, Inc. (“Holdings”), a 100% subsidiary of SunTrust, exercised a right to call 41 minority member owned interests in AMA, LLC (“LLC”). The transaction resulted in $3.3 million of goodwill that was deductible for tax purposes. As of December 31, 2005, Holdings owned 792 member interests and 209 member interests of LLC were owned by employees. The employee-owned interests may be called by Holdings at its discretion, or put to Holdings by the holders of the member interest.

On March 31, 2005, SunTrust sold substantially all of the factoring assets of its division, Receivables Capital Management (“RCM”), to CIT Group, Inc. The sale of approximately $238 million in net assets resulted in a gain of $30.0 million. This gain was partially offset by $10.1 million of expenses primarily related to the severance of RCM employees and the write-off of obsolete RCM financial systems and equipment. The net gain of $19.9 million was recorded in the Consolidated Statements of Income as a component of noninterest income. In the third quarter of 2005, an additional gain of $3.5 million was recorded due to the actual expense incurred for severance and the write-off of obsolete systems and equipment being less than what was estimated in the first quarter of 2005. As a result, the gain related to the RCM factoring asset sale totaled $23.4 million for the year ended December 31, 2005.

On January 27, 2005, SunTrust purchased the remaining 20% minority interest of Lighthouse Partners, LLC (“LHP”), a non-registered limited liability company established to provide alternative investment strategies for clients. The transaction resulted in $39.8 million of goodwill and $11.1 million of other intangibles which were both deductible for tax purposes.

On May 28, 2004, SunTrust acquired substantially all of the assets of Seix Investment Advisors, Inc (“Seix”). The Company acquired approximately $17 billion in assets under management. The Company paid $190 million in cash, resulting in $84.0 million of goodwill and $99.2 million of other intangible assets, all of which are deductible for tax purposes. Additional payments may be made in 2007 and 2009, contingent on performance. The additional payments are currently estimated to total approximately $77.8 million.

On June 2, 2003, SunTrust completed the acquisition of Lighthouse Financial Services, Inc. (Lighthouse) based in Hilton Head Island, South Carolina. The Company acquired approximately $636.6 million in assets, $567.4 million in loans, and $420.9 million in deposits. In addition, SunTrust paid $131.4 million in a combination of cash and SunTrust stock. The transaction resulted in $98.8 million of goodwill and $22.6 million of other intangible assets, which were not deductible for tax purposes.

SunTrust completed the acquisition of SunAmerica Mortgage (SunAmerica), one of the top mortgage lenders in Metro Atlanta, on July 31, 2003. The transaction resulted in $10.2 million of goodwill and $9.0 million of other intangibles, all of which were deductible for tax purposes. In 2005, additional payments of $4.3 million were made to SunAmerica employees that were contingent on 2004 performance.

Note 3 • Funds Sold and Securities Purchased Under Agreements to Resell

Funds sold and securities purchased under agreements to resell at December 31 were as follows:

(Dollars in thousands)	2005	2004
Federal funds	$384,575	$332,725
Resell agreements	928,923	1,263,544

Total funds sold and securities purchased under agreements to resell	$1,313,498	$1,596,269

Securities purchased under agreements to resell are collateralized by U.S. government or agency securities and are carried at the amounts at which securities will be subsequently resold. The Company takes possession of all securities under agreements to resell and performs the appropriate margin evaluation on the acquisition date based on market volatility, as necessary.

The Company requires collateral between 100% and 105% of the underlying securities. The total market value of the collateral held was $958.1 million and $1,279.8 million at December 31, 2005 and 2004, of which $572.5 million and $856.8 million was repledged, respectively.

SUNTRUST 2005 ANNUAL REPORT 75

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 4 • Trading Assets and Liabilities

The fair values of the components of trading account assets and liabilities at December 31 were as follows:

(Dollars in thousands)	2005	2004
Trading Assets
U.S. government and agency securities	$468,056	$265,339
Corporate and other debt securities	662,827	565,795
Equity securities	366	105
Mortgage-backed securities	278,294	136,494
Derivative contracts	1,059,311	915,422
Municipal securities	337,179	219,783
Commercial paper	5,192	80,707

Total trading assets	$2,811,225	$2,183,645

Trading liabilities
U.S. government and agency securities	$522,084	$445,251
Derivative contracts	1,007,137	638,943
Other	104	14,369

Total trading liabilities	$1,529,325	$1,098,563

NOTE 5 • Securities Available for Sale

Securities available for sale at December 31 were as follows:

	2005
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury and other U.S. government agencies and corporations	$2,593,813	$584	$47,389	$2,547,008
States and political subdivisions	914,082	15,460	3,869	925,673
Asset-backed securities	1,630,751	8,207	26,304	1,612,654
Mortgage-backed securities	17,354,552	11,669	343,527	17,022,694
Corporate bonds	1,090,559	2,665	22,793	1,070,431
Common stock of The Coca-Cola Company	110	1,945,512	—	1,945,622
Other securities[1]	1,369,921	31,818	—	1,401,739

Total securities available for sale	$24,953,788	$2,015,915	$443,882	$26,525,821

	2004
(Dollars in thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

U.S. Treasury and other U.S. government agencies and corporations	$2,543,917	$7,246	$13,039	$2,538,124
States and political subdivisions	841,605	25,118	1,126	865,597
Asset-backed securities	2,590,001	7,616	19,090	2,578,527
Mortgage-backed securities	18,366,981	58,160	99,806	18,325,335
Corporate bonds	1,667,077	19,719	7,494	1,679,302
Common stock of The Coca-Cola Company	110	2,003,796	—	2,003,906
Other securities[1]	921,224	29,065	—	950,289

Total securities available for sale	$26,930,915	$2,150,720	$140,555	$28,941,080

[1]	Includes $860.1 million and $676.5 million at December 31, 2005 and December 31, 2004, respectively, of Federal Home Loan Bank and Federal Reserve Bank stock stated at par value.

76 SUNTRUST 2005 ANNUAL REPORT

The amortized cost and fair value of investments in debt securities at December 31, 2005 by estimated average life are shown below. Actual cash flows will differ from estimated average lives and contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value

Due in one year or less	$1,164,077	$1,164,070
Due in one year through five years	19,600,283	19,209,842
Due after five years through ten years	2,613,724	2,599,096
After ten years	205,673	205,452

Total	$23,583,757	$23,178,460

Proceeds from the sale of investments in debt securities were $4.4 billion, $8.9 billion and $7.6 billion in 2005, 2004 and 2003. Gross realized gains were $21.7 million, $16.5 million, and $124.9 million and gross realized losses on such sales were $28.8 million, $58.2 million, and $1.0 million in 2005, 2004, and 2003.

Securities available for sale that were pledged to secure public deposits, trust and other funds had fair values of $18.1 billion, $17.4 billion, and $13.7 billion at December 31, 2005, 2004, and 2003.

Securities with unrealized losses at December 31 were as follows:

	2005
	Less than twelve months		Twelve months or longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury and other U.S. government agencies and corporations	$752,954	$11,120	$1,531,278	$36,269	$2,284,232	$47,389
States and political subdivisions	215,707	2,431	68,139	1,438	283,846	3,869
Asset-backed securities	392,960	5,082	756,999	21,222	1,149,959	26,304
Mortgage-backed securities	10,151,064	180,232	6,169,528	163,295	16,320,592	343,527
Corporate bonds	319,211	5,037	556,868	17,756	876,079	22,793

Total securities with unrealized losses	$11,831,896	$203,902	$9,082,812	$239,980	$20,914,708	$443,882

	2004
	Less than twelve months		Twelve months or longer		Total
(Dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Treasury and other U.S. government agencies and corporations	$1,731,338	($12,866)	$10,008	($173)	$1,741,346	($13,039)
States and political subdivisions	126,990	(1,082)	2,772	(44)	129,762	(1,126)
Asset-backed securities	1,397,935	(19,090)	—	—	1,397,935	(19,090)
Mortgage-backed securities	10,810,197	(90,178)	422,018	(9,628)	11,232,215	(99,806)
Corporate bonds	517,550	(3,262)	84,390	(4,232)	601,940	(7,494)

Total securities with unrealized losses	$14,584,010	($126,478)	$519,188	($14,077)	$15,103,198	($140,555)

Market changes in interest rates and market changes in credit spreads will result in temporary unrealized losses as a normal fluctuation in the market price of securities. Securities with unrealized losses totaling $203.9 million have been in an unrealized loss position for less than 12 months. These securities were purchased mostly in 2005 and the temporary losses are due primarily to a rise in market interest rates during 2005. The $240.0 million in unrealized losses which have been in a loss position for more than 12 months are primarily mortgage-backed securities issued by U.S. Government Agencies which were purchased in 2003 and 2004. The reason for the temporary loss is that market interest rates are higher than when these securities were originally purchased. The total unrealized loss of $443.9 million represents 2.1% of the fair value. The Company reviews all of its securities with unrealized losses for impairment at least quarterly. As part of these reviews, the Company determined that a particular asset-backed security was impaired for other-than-temporary reasons and recognized a security loss of $15.3 million in 2004. The Company has determined that there were no additional other-than-temporary impairments associated with the above securities at December 31, 2005.

SUNTRUST 2005 ANNUAL REPORT 77

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 6 • Loans

The composition of the Company’s loan portfolio at December 31 is shown in the following table:

(Dollars in thousands)	2005	2004
Commercial	$33,764,183	$31,823,812
Real estate:
Home equity	13,635,705	11,519,168
Construction	11,046,903	7,845,416
Residential mortgages	29,877,312	24,553,498
Other	12,516,035	12,083,747
Credit card	264,512	175,304
Consumer loans	13,450,245	13,425,227

Total loans	$114,554,895	$101,426,172

Total nonaccrual loans at December 31, 2005 and 2004 were $271.9 million and $354.2 million, respectively. The gross amounts of interest income that would have been recorded in 2005, 2004, and 2003 on nonaccrual loans at December 31 of each year, if all such loans had been accruing interest at their contractual rates, were $28.3 million, $21.6 million, and $33.7 million, while interest income actually recognized totaled $13.2 million, $19.0 million, and $14.1 million, respectively.

At December 31, 2005 and 2004, impaired loans amounted to $147.2 million and $208.4 million, respectively. At December 31, 2005 and 2004, impaired loans requiring an allowance for loan losses were $88.1 million and $167.0 million, respectively. Included in the allowance for loan and lease losses was $22.7 million and $42.2 million at December 31, 2005 and 2004, respectively, related to impaired loans. For the years ended December 31, 2005, 2004, and 2003, the average recorded investment in impaired loans was $191.6 million, $213.2 million, and $359.6 million, respectively; and $8.2 million, $14.4 million, and $10.0 million, respectively, of interest income was recognized on loans while they were impaired.

NOTE 7 • Allowance for Loan and Lease Losses

Activity in the allowance for loan and lease losses is summarized in the table below:

(Dollars in thousands)	2005	2004	2003
Balance at beginning of year	$1,050,024	$941,922	$930,114
Allowance from acquisitions, dispositions and other activity – net	—	173,844	9,324
Provision for loan losses	176,886	135,537	313,550
Loan charge-offs	(315,245)	(316,081)	(394,328)
Loan recoveries	116,463	114,802	83,262

Balance at end of year	$1,028,128	$1,050,024	$941,922

78 SUNTRUST 2005 ANNUAL REPORT

NOTE 8 • Premises and Equipment

Premises and equipment at December 31 were as follows:

(Dollars in thousands)	Useful Life	2005	2004
Land		$468,179	$446,760
Buildings and improvements	2-40 years	1,484,335	1,544,566
Leasehold improvements	1-30 years	421,442	438,356
Furniture and equipment	1-20 years	1,160,456	1,378,395
Construction in progress		159,266	114,462

		3,693,678	3,922,539
Less accumulated depreciation and amortization		1,839,151	2,062,124

Total premises and equipment		$1,854,527	$1,860,415

The carrying amounts of premises and equipment subject to mortgage indebtedness (included in long-term debt) were not significant at December 31, 2005 and 2004.

Various Company facilities are leased under both capital and noncancelable operating leases with initial remaining terms in excess of one year. Minimum payments, by year and in aggregate, as of December 31, 2005 were as follows:

(Dollars in thousands)	Operating Leases	Capital Leases
2006	$126,321	$2,305
2007	116,025	2,337
2008	102,325	2,372
2009	86,163	2,384
2010	72,251	2,496
Thereafter	354,340	32,903

Total minimum lease payments	$857,425	44,797
Amounts representing interest		23,803

Present value of net minimum lease payments		$20,994

Net premises and equipment included $15.3 million and $16.3 million at December 31, 2005 and 2004, respectively, related to capital leases.

Aggregate rent expense (principally for offices), including contingent rent expense, amounted to $153.5 million, $133.8 million, and $124.7 million for 2005, 2004 and 2003, respectively. Depreciation/amortization expense for the years ended December 31, 2005, 2004 and 2003 totaled $211.9 million, $191.6 million and $183.5 million, respectively.

SUNTRUST 2005 ANNUAL REPORT 79

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 9 • Intangible Assets

Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is tested for impairment on an annual basis and as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company completed its annual review as of September 30, 2005, and determined there was no impairment of goodwill as of this date. The changes in the carrying amount of goodwill by reportable segment for the twelve months ended December 31, 2004 and 2005 are as follows:

(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Wealth and Investment Management	NCF	Corporate/ Other	Total
Balance, January 1, 2004	$736,514	$123,276	$94,852	$53,663	$69,333	$—	$—	$1,077,638
Purchase price adjustment	449	190	—	2,579	863	—	—	4,081
Seix Investment Advisors	—	—	—	—	83,990	—	—	83,990
Reallocation	(4,975)	—	—	—	4,975	—	—	—
NCF acquisition	—	—	—	—	—	5,635,121	—	5,635,121
Branch divestiture	—	—	—	—	—	(2,496)	—	(2,496)
Other acquisitions	—	—	—	—	7,679	—	—	7,679

Balance, December 31, 2004	731,988	123,466	94,852	56,242	166,840	5,632,625	—	6,806,013
NCF goodwill allocation	4,143,359	1,143,986	53,510	187,566	94,065	(5,632,625)	10,139	—
NCF purchase price adjustments	(2,189)	(6,089)	(892)	(172)	(1,223)	—	(2,804)	(13,369)
Purchase of LHP minority shares	—	—	—	—	39,801	—	—	39,801
Sun America contingent consideration	—	—	—	4,349	—	—	—	4,349
Purchase of AMA Holdings minority shares	—	—	—	—	3,349	—	—	3,349
Sale of Carswell of Carolina, Inc.	—	—	—	—	(4,975)	—	—	(4,975)

Balance, December 31, 2005	$4,873,158	$1,261,363	$147,470	$247,985	$297,857	$—	$7,335	$6,835,168

The changes in the carrying amounts of other intangible assets for the twelve months ended December 31, 2004 and 2005 are as follows:

(Dollars in thousands)	Core Deposit Intangible	Mortgage Servicing Rights	Other	Total
Balance, January 1, 2004	$165,028	$449,293	$25,298	$639,619
Amortization	(67,072)	(168,127)	(10,510)	(245,709)
Servicing rights originated	—	196,118	—	196,118
Seix acquisition	—	—	99,200	99,200
NCF acquisition	327,000	5,108	37,000	369,108
Branch divestiture	(813)	—	—	(813)
Other	—	—	3,928	3,928

Balance, December 31, 2004	424,143	482,392	154,916	1,061,451
Amortization	(99,400)	(166,482)	(19,565)	(285,447)
Servicing rights originated	—	341,694	—	341,694
LHP client relationships and noncompete agreements	—	—	11,119	11,119
Sale of Carswell of Carolina, Inc.	—	—	(5,850)	(5,850)

Balance, December 31, 2005	$324,743	$657,604	$140,620	$1,122,967

80 SUNTRUST 2005 ANNUAL REPORT

The estimated amortization expense for intangible assets, excluding amortization of mortgage servicing rights, for the subsequent five years is as follows:

(Dollars in thousands)	Core Deposit Intangible	Other	Total
2006	$83,915	$18,147	$102,062
2007	68,657	17,993	86,650
2008	53,387	16,065	69,452
2009	36,372	12,845	49,217
2010	28,697	11,254	39,951
Thereafter	53,715	64,316	118,031

Total	$324,743	$140,620	$465,363

NOTE 10 • Funds Purchased And Securities Sold Under Agreement To Repurchase

Funds purchased and securities sold under agreement to repurchase at December 31 were as follows:

(Dollars in thousands)	2005	2004
Federal funds	$4,258,013	$3,882,342
Repurchase agreements	6,116,520	5,460,489

Total funds purchased and securities sold under agreement to repurchase	$10,374,533	$9,342,831

NOTE 11 • Other Short-Term Borrowings

Other short-term borrowings as of December 31 include:

	2005		2004
(Dollars in thousands)	Balance	Rates	Balance	Rates
Federal funds purchased maturing in over one day	$725,000	4.23%	$810,000	2.13%
Master notes	441,112	3.45	534,220	0.87
U.S. Treasury demand notes	440,412	3.96	477,929	2.00
Other	331,100	various	240,400	various

Total other short-term borrowings	$1,937,624		$2,062,549

The average balances of short-term borrowings for the years ended December 31, 2005, 2004, and 2003 were $2.7 billion, $1.7 billion, and $2.2 billion, respectively, while the maximum amounts outstanding at any month-end during the years ended December 31, 2005, 2004, and 2003 were $3.5 billion, $4.0 billion, and $4.2 billion, respectively.

SUNTRUST 2005 ANNUAL REPORT 81

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 12 • Securitization Activity/Mortgage Servicing Rights

In 2005, the Company securitized $688.2 million of residential mortgage loans, receiving net proceeds totaling $515.9 million, and recognized a pretax loss of $1.6 million. Interests of $173.3 million retained from the residential mortgage loan securitization were valued using quoted market prices or quoted market prices of similar assets and were classified as trading assets. In addition, the Company continues to perform servicing for the residential mortgage loans and recognized a servicing asset of $5.6 million at fair value. The fair value was derived using the following assumptions: prepayment speed of 18.0%, an average life of 4.8 years, and a discount rate of 11.0%.

As of December 31, 2005 and 2004, the Company had retained interests of $288.4 million and $382.8 million, respectively, classified as securities available for sale and $173.3 million classified as trading assets as of December 31, 2005.

A summary of the key economic assumptions used to measure total mortgage servicing rights and the sensitivity of the December 31, 2005 and 2004 fair values to immediate 10% and 20% adverse changes in those assumptions follows.

	2005	2004
Payment rate (annual)	13.3%	14.9%
Weighted-average life (in years)	6.8	6.2
Discount rate	10.0%	9.5%
Weighted-average coupon	5.8%	5.9%

(Dollars in millions)	2005	2004
Fair value of retained mortgage servicing rights	$996.3	$631.5
Prepayment rate assumption (annual)	13.3%	14.9%
Decline in fair value of 10% adverse change	$48.4	$35.5
Decline in fair value of 20% adverse change	92.1	67.8
Residual cash flows discount rate (annual)	10.0%	9.5%
Decline in fair value of 10% adverse change	$32.7	$19.1
Decline in fair value of 20% adverse change	63.4	37.1

The above sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which could magnify or counteract the sensitivities.

The following is an analysis of capitalized mortgage servicing rights included in intangible assets in the Consolidated Balance Sheets:

(Dollars in thousands)	2005	2004	2003
Balance at beginning of year	$482,392	$449,293	$383,918
Amortization[1]	(166,482)	(168,127)	(324,221)
Servicing rights originated	341,694	196,118	384,198
Lighthouse acquisition	—	—	5,398
NCF acquisition	—	5,108	—

Balance at end of year	$657,604	$482,392	$449,293

[1]	Included $89.6 million, $77.4 million, and $158.9 million for the years ended December 31, 2005, 2004, and 2003, respectively, on loans that have been paid-in-full and loans that have been foreclosed.

No valuation allowances were required at December 31, 2005, 2004, and 2003 for the Company’s mortgage servicing rights. As of December 31, 2005 and 2004, the total unpaid principle balance of mortgage loans serviced was $105.6 billion and $79.9 billion, respectively. Included in these amounts were $69.3 billion and $55.8 billion as of December 31, 2005 and 2004, respectively, of loans serviced for third parties.

82 SUNTRUST 2005 ANNUAL REPORT

NOTE 13 • Long-Term Debt

Long-term debt at December 31 consisted of the following:

(Dollars in thousands)	2005	2004
Parent Company Only
Senior
Floating rate notes due 2007	$399,950	$400,000
3.625% notes due 2007	249,759	250,000
6.25% notes due 2008	294,135	294,250
4.00% notes due 2008	349,461	350,000
4.25% notes due 2009	299,078	300,000
Floating rate notes due 2019	50,563	50,563
6.00% notes due 2028	221,603	222,925
Capital lease obligations	—	166
Other	(9,054)	43,800

Total senior debt – Parent	1,855,495	1,911,704

Subordinated
7.375% notes due 2006	199,940	200,000
7.75% notes due 2010	299,324	300,000
6.00% notes due 2026	199,878	200,000

Total subordinated debt – Parent	699,142	700,000

Junior subordinated
7.90% notes due 2027[1]	249,978	250,000
Floating rate notes due 2027[1]	383,691	384,029
Floating rate notes due 2028[1]	249,599	250,000
7.125% notes due 2031[1]	300,000	300,000
7.05% notes due 2031[1]	300,000	300,000
7.70% notes due 2031[1]	200,000	200,000

Total junior subordinated debt–Parent	1,683,268	1,684,029

Total Parent Company (excluding intercompany of $189,835 in 2005 and $193,922 in 2004)	4,237,905	4,295,733

Subsidiaries
Senior
Floating rate notes due 2005	—	1,850,455
Floating rate notes due 2006	1,000,000	1,000,000
2.125% notes due 2006	150,000	149,989
2.50% notes due 2006	399,976	399,553
Floating rate notes due 2008	500,000	—
2.086% notes due 2008	—	499,838
Floating rate notes due 2009	423,696	—
3.868% notes due 2009	—	4,165
4.55% notes due 2009	199,871	—
2.70% notes due 2014	9,160	9,160
Floating rate notes due 2018	283,769	—
Capital lease obligations	20,994	21,329
FHLB advances (2005: 0.00-8.79%, 2004: 0.00–8.79%)	9,174,864	10,893,456
Direct finance lease obligations	267,693	207,342
Other	224,069	255,844

Total senior debt – subsidiaries	12,654,092	15,291,131

Subordinated
7.25% notes due 2006	249,910	249,783
6.90% notes due 2007	99,947	99,820
6.50% notes due 2008	140,565	140,845
6.375% notes due 2011	1,000,692	1,000,820
5.00% notes due 2015	549,288	—
Floating rate notes due 2015	500,000	—
5.45% notes due 2017	499,034	499,034
5.20% notes due 2017	349,037	350,000
5.40% notes due 2020	298,779	—

Total subordinated debt – subsidiaries	3,687,252	2,340,302

Junior subordinated
8.16% notes due 2026[1]	200,000	200,000

Total junior subordinated debt – subsidiaries	200,000	200,000

Total subsidiaries	16,541,344	17,831,433

Total long-term debt	$20,779,249	$22,127,166

[1]	Notes payable to trusts formed to issue Trust Preferred Securities totaled $1.9 billion at December 31, 2005 and 2004.

SUNTRUST 2005 ANNUAL REPORT 83

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Principal amounts due for the next five years on long-term debt are: 2006 – $2,654.3 million; 2007 – $904.0 million; 2008 – $2,952.5 million; 2009 – $1,828.0 million; 2010 – $400.7 million; and thereafter – $12,039.8 million. Restrictive provisions of several long-term debt agreements prevent the Company from creating liens on, disposing of, or issuing (except to related parties) voting stock of subsidiaries. Further, there are restrictions on mergers, consolidations, certain leases, sales or transfers of assets, minimum shareholders’ equity, and maximum borrowings by the Company. As of December 31,2005, the Company was in compliance with all covenants and provisions of long-term debt agreements. Long-term debt of $1,883.3 million and $1,884.0 million as of December 31, 2005 and 2004, respectively, qualified as Tier 1 capital. As currently defined by federal bank regulators, long-term debt of $3,712.2 million and $2,404.2 million as of December 31, 2005 and 2004, respectively, qualified as Tier 2 capital.

Effective December 31, 2003, as a result of the adoption of FIN 46(R), the Company deconsolidated certain wholly-owned trusts which had been formed for the sole purpose of issuing trust preferred securities. The proceeds from the trust preferred securities issuances were invested in junior subordinated debentures of the Parent Company and Bank Parent Company. The obligations of these debentures constitute a full and unconditional guarantee by the Parent Company and Bank Parent Company of the trust preferred securities. The junior subordinated debentures held by the trusts included in the Company’s long-term debt were $1,883.3 million and $1,884.0 million as of December 31,2005 and 2004, respectively.

NOTE 14 • Capital

The Company is subject to various regulatory capital requirements which involve quantitative measures of the Company’s assets.

	2005		2004
(Dollars in millions)	Amount	Ratio	Amount	Ratio
SunTrust Banks, Inc.
Tier 1 capital	$11,080	7.01%	$9,784	7.16%
Total capital	16,714	10.57	14,153	10.36
Tier 1 leverage		6.65		6.64
SunTrust Bank
Tier 1 capital	11,715	7.49	9,162	7.80
Total capital	16,483	10.54	12,539	10.67
Tier 1 leverage		7.04		7.27

Substantially all of the Company’s retained earnings are undistributed earnings of the Bank, which are restricted by various regulations administered by federal and state bank regulatory authorities. Retained earnings of the Bank available for payment of cash dividends to the Bank Parent Company under these regulations totaled approximately $854 million and $544 million at December 31, 2005 and 2004, respectively. The Company also has amounts of cash reserves required by the Federal Reserve. As of December 31, 2005 and 2004, these reserve requirements totaled $863.6 million and $708.5 million, respectively.

In the calculation of basic and diluted EPS, net income is identical. Shares of 0.3 million, 5.3 million, and 2.2 million for the years ended December 31, 2005, 2004, and 2003, respectively, were excluded in the computation of average potential shares because they would have been antidilutive. Below is a reconciliation for the three years ended December 31, 2005, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(Shares in thousands)	2005	2004	2003
Average common shares – basic	359,066	299,375	278,295
Effect of dilutive securities
Stock options	2,723	2,154	1,166
Performance and restricted stock	1,665	1,780	1,973

Average common shares – diluted	363,454	303,309	281,434

84 SUNTRUST 2005 ANNUAL REPORT

NOTE 15 • Income Taxes

The components of income tax expense included in the Consolidated Statements of Income were as follows:

	Year Ended December 31
(Dollars in thousands)	2005	2004	2003
Current income tax expense
Federal	$654,389	$517,508	$381,250
State	46,449	21,629	15,686

Total	$700,838	$539,137	$396,936

Deferred income tax expense
Federal	$162,628	$123,883	$154,348
State	15,690	21,105	25,557

Total	$178,318	$144,988	$179,905

Total income tax expense	$879,156	$684,125	$576,841

The Company’s income from international operations, before provision for income taxes, was not significant. Additionally, the tax effect of unrealized gains and losses on securities available for sale, unrealized gains and losses on certain derivative financial instruments, and other comprehensive income related to certain retirement plans were recorded in other comprehensive income and had no effect on income tax expense (see Note 23, Comprehensive Income, to the Consolidated Financial Statements).

A reconciliation of the expected income tax expense at the statutory federal income tax rate of 35% to the Company’s actual income tax expense and effective tax rate for the past three years is as follows:

	2005		2004		2003
(Dollars in thousands)	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income	Amount	Percent of Pre-Tax Income
Income tax expense at federal statutory rate	$1,003,238	35.0%	$789,959	35.0%	$668,198	35.0%
Increase (decrease) resulting from:
Tax-exempt interest	(51,016)	(1.8%)	(38,610)	(1.7%)	(31,951)	(1.7%)
Income tax credits, net	(67,130)	(2.3%)	(51,264)	(2.3%)	(39,653)	(2.1%)
State income taxes, net of federal benefit	40,387	1.4%	27,777	1.2%	26,807	1.4%
Dividends on subsidiary preferred stock	(22,456)	(0.8%)	(23,037)	(1.0%)	(23,567)	(1.2%)
Other	(23,867)	(0.8%)	(20,700)	(0.9%)	(22,993)	(1.2%)

Total income tax expense and rate	$879,156	30.7%	$684,125	30.3%	$576,841	30.2%

Deferred income tax liabilities and assets result from temporary differences between assets and liabilities measured for financial reporting purposes and for income tax return purposes. These assets and liabilities are measured using the enacted tax rates and laws that are currently in effect. The significant components of the net deferred tax liability at December 31 were as follows:

(Dollars in thousands)	2005	2004
Deferred tax assets
Allowance for loan and lease losses	$379,098	$399,436
Accrued expenses	130,539	98,252
Other	136,091	222,483

Gross deferred tax assets	$645,728	$720,171

Deferred tax liabilities
Net unrealized gains in accumulated other comprehensive income	$532,466	$649,688
Leasing	791,429	769,630
Employee benefits	181,244	248,374
Mortgage	233,214	146,858
Securities	58,418	30,878
Intangible assets	39,497	77,820
Fixed assets	39,595	48,509
Loans	95,487	53,959
Other	105,414	67,175

Gross deferred tax liabilities	$2,076,764	$2,092,891

Net deferred tax liability	$1,431,036	$1,372,720

SUNTRUST 2005 ANNUAL REPORT 85

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

SunTrust and its subsidiaries file consolidated income tax returns where permissible or required. Each subsidiary generally remits current taxes to or receives current refunds from the Parent Company based on what would be required had the subsidiary filed an income tax return as a separate entity. Deferred tax assets resulting from state net operating loss carryforwards consist of $28.3 million (net of a valuation allowance of $2.8 million) for 2005 and $27.8 million for 2004. The state net operating losses expire, if not utilized, in varying amounts from 2006 to 2022.

The Company’s Federal and state income tax returns are subject to review and examination by government authorities. Various examinations are now in progress. In the opinion of management, any future adjustments which may result from these examinations should not have a material effect on the Company’s Consolidated Financial Statements.

NOTE 16 • Employee Benefit Plans

SunTrust sponsors various incentive plans for eligible employees. The Management Incentive Plan for key employees provides for annual cash awards, if any, based on the attainment of the Company profit plan and the achievement of business unit, as well as, individual performance objectives. The Performance Unit Plan (“PUP”) for key executives provides cash awards, if any, based on multi-year earnings performance in relation to earnings goals established by the Compensation Committee (“Committee”) of the Company’s Board of Directors.

The Company provides stock-based awards through the SunTrust Banks, Inc. 2004 Stock Plan (“Stock Plan”) under which the Committee has the authority to grant Stock Options, Restricted Stock, and Performance-based Restricted Stock (“Performance Stock”) to key employees of the Company. Under the 2004 Stock Plan, a total of 14 million shares of common stock is authorized and reserved for issuance, of which no more than 2.8 million shares may be issued as Restricted Stock. Stock options are granted at a price which is no less than the fair market value of a share of SunTrust common stock on the grant date and may be either tax-qualified incentive stock options or non-qualified stock options. Prior to 2002, the Company did not record expense as a result of the grant or exercise of any of the stock options. Effective January 1, 2002, the Company adopted prospectively the fair value recognition approach and began expensing the cost of stock options.

With respect to currently outstanding Performance Stock, shares must be granted, awarded and vested before participants take full title. After Performance Stock is granted by the Committee, specified portions are awarded based on increases in the average price of SunTrust common stock above the initial price specified by the Committee. Awards are distributed on the earliest of (i) fifteen years after the date shares are awarded to participants; (ii) the participant attaining age 64; (iii) death or disability of a participant; or (iv) a change in control of the Company as defined in the Stock Plan. Dividends are paid on awarded but unvested Performance Stock, and participants may exercise voting privileges on such shares.

The compensation element for Performance Stock (which is deferred and shown as a reduction of shareholders’ equity) is equal to the fair market value of the shares at the date of the award and is amortized to compensation expense over the period from the award date to age 64 or the 15th anniversary of the award date whichever comes first. Approximately 40% of Performance Stock awarded became fully vested on February 10, 2000 and is no longer subject to the forfeiture condition set forth in the original agreements. This early-vested Performance Stock was converted into an equal number of “Phantom Stock Units” as of that date. Payment of Phantom Stock Units will be made to participants in shares of SunTrust common stock upon the earlier to occur of (1) the date on which the participant would have vested in his or her Performance Stock or (2) the date of a change in control. Dividend equivalents will be paid at the same rate as the shares of Performance Stock; however, these units will not carry voting privileges.

Compensation expense related to the incentive plans for the three years ended December 31 were as follows:

(Dollars in thousands)	2005	2004	2003
401 (k) Plan	$60,560	$49,046	$44,090
Management Incentive Plan and Performance Unit Plan	57,289	55,027	29,849
Performance and Restricted Stock	9,190	8,515	5,475

86 SUNTRUST 2005 ANNUAL REPORT

The following table presents information on stock options and performance and restricted stock:

	Stock Options			Performance and Restricted Stock
(Dollars in thousands except per share data)	Shares	Price Range	Weighted Average Exercise Price	Shares	Deferred Compensation	Weighted Average Grant Price
Balance, January 1, 2003	11,742,908	$13.96– $76.50	$57.56	2,687,492	$28,862	$—
Granted	3,818,050	54.28– 69.90	54.48	198,985	11,040	55.48
Exercised/vested	(777,087)	6.96– 65.25	36.14	(22,930)	—	—
Cancelled/expired/forfeited	(795,225)	21.03– 73.06	61.50	(100,382)	(4,787)	—
Acquisition of Lighthouse Financial Services, Inc.	175,417	6.96– 22.75	13.32	—	—	—
Amortization of compensation element	—	—	—	—	(5,475)	—

Balance, December 31, 2003	14,164,063	6.96– 76.50	57.14	2,763,165	29,640	—
Granted	4,013,523	65.33– 73.19	73.07	271,844	19,062	70.13
Exercised/vested	(2,046,298)	6.96– 73.06	45.89	(148,026)	—	—
Cancelled/expired/forfeited	(529,229)	45.23– 73.19	64.79	(72,667)	(3,676)	—
Acquisition of NCF	5,830,146	12.85– 67.64	46.89	—	—	—
Amortization of compensation element	—	—	—	—	(8,515)	—

Balance, December 31, 2004	21,432,205	6.96– 76.50	58.21	2,814,316	36,511
Granted	4,064,417	70.60– 74.25	73.12	79,353	5,685	71.91
Exercised/vested	(3,046,871)	6.96– 73.19	45.86	(449,045)	—	—
Cancelled/expired/forfeited	(659,296)	12.85– 73.40	66.75	(117,655)	(6,784)	—
Amortization of compensation element	—	—	—	—	(9,190)	—

Balance, December 31, 2005	21,790,455	$14.18–$76.50	$62.46	2,326,969	$26,222

Exercisable, December 31, 2005	11,123,240		$57.61

Available for additional grant, December 31, 2005[1]	10,919,263

[1]	Includes 2.8 million shares available to be issued as Restricted Stock.

The following table presents information on stock options by ranges of exercise price at December 31,2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price
$14.18 to $49.61	2,011,282	$40.18	3.86	2,011,282	$40.18
49.75 to 64.57	9,617,546	56.36	5.97	6,439,996	57.34
64.73 to 76.50	10,161,627	72.63	7.26	2,671,962	71.37

	21,790,455	$62.46	6.38	11,123,240	$57.61

SUNTRUST 2005 ANNUAL REPORT 87

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Effective January 1, 2002, the Company adopted the fair value recognition provision of SFAS No. 123 and applied SFAS No. 123 prospectively to all awards granted after January 1, 2002. The effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each period is as follows:

(Dollars in thousands, except per share data)	2005	2004	2003
Net income, as reported	$1,987,239	$1,572,901	$1,332,297
Stock-based employee compensation expense included in reported net income, net of related tax effects	16,134	10,962	5,285
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(16,138)	(15,846)	(14,474)

Net income, pro forma	$1,987,235	$1,568,017	$1,323,108

Earning per share:
Diluted – as reported	$5.47	$5.19	$4.73
Diluted – pro forma	5.47	5.17	4.70
Basic – as reported	5.53	5.25	4.79
Basic – pro forma	5.53	5.24	4.75

The weighted average fair values of options granted during 2005,2004, and 2003 were $8.10, $8.40, and $5.80 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2005	2004	2003
Expected dividend yield	2.81%	2.54%	3.20%
Expected stock price volatility	11.98	12.98	14.51
Risk-free interest rate (weighted average)	3.62	3.10	2.96
Expected life of options	5 years	5 years	5 years

SunTrust maintains a defined contribution plan that offers a dollar for dollar match on the first 3% and $.50 cents on each dollar for the 4th and 5th percents. There is a maximum match of 4% of eligible wages for contributions of 5% or more in the SunTrust Banks, Inc. 401(k) Plan.

SunTrust maintains a funded, noncontributory qualified retirement plan covering all employees meeting certain service requirements. The plan provides benefits based on salary and years of service. SunTrust contributed $30 million to this plan in 2004 to maintain a well-funded position and manage costs tax-efficiently. Due to SunTrust’s practice of contributing the maximum tax deductible contribution each year, the plan was fully funded at the beginning of 2005, and no tax deductible contributions were permitted. SunTrust will continue to review the funded status of the plan and make additional contributions as permitted by law. It is anticipated that no contributions will be required during 2006.

On October 1, 2004, SunTrust acquired NCF. Prior to the acquisition, NCF sponsored a funded qualified retirement plan, an unfunded nonqualified retirement plan for some of its participants, and certain post retirement health benefits for its employees. Effective December 31, 2004, participants no longer earned future service in the NCF Retirement Plan (qualified plan), and participants’ benefits were frozen with the exception of adjustments for pay increases after 2004. All former NCF employees who met the service requirements began to earn benefits in the SunTrust Retirement Plan effective January 1, 2005. The NCF Retirement Plan was fully funded at the beginning of both fiscal years 2004 and 2005; therefore, no tax deductible contributions were permitted. It is anticipated that no contributions will be required during fiscal year 2006.

SunTrust also maintains unfunded, noncontributory non-qualified supplemental defined benefit pension plans that cover key executives of the Company. The plans provide defined benefits based on years of service and final average salary. Benefits in the NCF non-qualified supplemental defined benefit pension plan were frozen effective December 31, 2004. SunTrust’s obligations for these non-qualified supplemental defined benefit pension plans are shown separately under the “Supplemental Retirement Benefits” section of the tables.

        Although not under contractual obligation, SunTrust provides certain health care and life insurance benefits to retired employees (“Other Post Retirement Benefits” in the tables). At the option of SunTrust, retirees may continue certain health and life insurance benefits if they meet age and service requirements for Post Retirement Benefits while working for the Company. The health care plans are contributory with participant contributions adjusted annually; the life insurance plans are noncontributory. As part of a benefit study performed in 2002, SunTrust realigned the cost sharing of the Post Retirement Benefit Plans with retirees and eliminated Post Retirement life insurance benefits for employees who retire after December 31, 2003. Additionally, SunTrust no longer subsidizes post-65 medical benefits for employees who retired after December 31, 2003. Certain retiree health benefits are funded in a Retiree Health Trust. In addition, certain retiree life insurance benefits are funded in a Voluntary Employees’ Beneficiary Association (“VEBA”). SunTrust reserves the right to amend or terminate any of the benefits at any time.

As part of SunTrust’s year end assumption setting process in 2005, SunTrust authorized a study to examine recent experience in its plan populations. The scope of this study included analysis of the turnover, retirement, disability, medical participation, and compensation increases in the past three to five years. In general, the assumptions SunTrust used as of year-end 2004 were consistent with recent experience. SunTrust used the study to refine its turnover and retirement assumptions to reflect expectations for the future. SunTrust also increased its compensation increase assumption from 4.0% as of year end 2004 to 4.5% as of year end 2005. In addition, SunTrust has updated its mortality table from 1994 Group Annuity Mortality to an RP 2000 table.

88 SUNTRUST 2005 ANNUAL REPORT

A discount rate is used to determine the present value of future benefit obligations. The discount rate for each plan is determined by matching the expected cash flows of each plan to a yield curve based on long term, high quality fixed income debt instruments available as of the measurement date. A string of benefit payments projected to be paid by the plan for the next 100 years is developed based on most recent census data, plan provisions and assumptions. The benefit payments at each future maturity are discounted by the year-appropriate spot interest rates (which are developed from a yield curve of approximately 500 Aa quality bonds with similar maturities as the benefit payments). The model then solves for the constant discount rate that produces the same present value of the projected benefit payments as generated by discounting each year’s payments by the spot rate. This assumption is reviewed by the SunTrust Benefit Plan Committee and updated every year for each plan.

A rate of compensation growth is used to determine future benefit obligations for those plans whose benefits vary by pay. Based on a 2005 study of recent SunTrust salary increase experience and projections of real inflation, wage growth, and merit increases, SunTrust has increased its compensation increase assumption from 4.0% to 4.5% from year end 2004 to year end 2005.

Actuarial gains and losses are created when actual experience deviates from assumptions. The main sources of actuarial losses for 2005 result from lower discount rates, higher salary increase assumptions, changes made to refine turnover and retirement assumptions, and the use of a more current mortality table.

The change in benefit obligations for the years ended December 31 was as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2005	2004	2005	2004	2005	2004
Benefit obligation, beginning of year	$1,570,728	$1,268,690	$127,969	$100,436	$182,291	$176,400
Service cost	63,604	50,085	2,130	1,713	3,034	2,277
Interest cost	94,494	82,084	5,718	5,082	9,921	9,803
Plan participants’ contributions	—	—	—	—	15,400	14,122
Amendments	—	—	4,510	1,883	—	—
Actuarial loss (gain)	93,889	77,448	11,080	10,333	9,390	(4,860)
NCF acquisition	—	149,297	—	11,713	3,079	14,056
Benefits paid	(95,433)	(56,876)	(28,709)	(3,191)	(31,916)	(29,507)

Benefit obligation, end of year	$1,727,282	$1,570,728	$122,698	$127,969	$191,199	$182,291

The accumulated benefit obligation for the Retirement Benefits at the end of 2005 and 2004 was $1.5 billion and $1.4 billion, respectively. For the Supplemental Retirement Benefits, the accumulated benefit obligation at the end of 2005 and 2004 was $106.8 million and $113.7 million, respectively.

(Weighted average assumptions used to determine benefit obligations, end of year)	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
	2005	2004	2005	2004	2005	2004
Discount rate	5.68%	5.90%	5.56%	4.59%	5.45%	5.35%
Rate of compensation increase	4.50	4.00	4.50	4.00	N/A	N/A

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the post retirement plans. As of December 31, 2005, SunTrust assumed that retiree health care costs will increase at an initial rate of 10.50% per year. SunTrust assumed a healthcare cost trend that recognizes expected medical inflation, technology advancements, rising cost of prescription drugs, regulatory requirements and Medicare cost shifting. SunTrust expects this annual cost increase to decrease over a 5-year period to 5.25% per year. Due to changing medical inflation, it is important to understand the effect of a one-percent point change in assumed healthcare cost trend rates. These amounts are shown below:

(Dollars in thousands)	1% Increase	1% Decrease
Effect on Post Retirement benefit obligation	$8,875	($7,903)

SUNTRUST 2005 ANNUAL REPORT 89

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D,” and a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.

In May 2004, the FASB issued FSP No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act (“FSP 106-2”). FSP 106-2 provides definitive guidance on the recognition of the effects of the Act and related disclosure requirements for employers that sponsor prescription drug benefit plans for retirees. In the quarter beginning July 1, 2004, the Company adopted FSP 106-2 retroactively to January 1, 2004. The expected subsidy reduced the accumulated post retirement benefit obligation (“APBO”) as of January 1, 2004 by $9.7 million, and net periodic cost for 2004 by $1.6 million, as compared to the amount calculated without considering the effects of the subsidy. Accordingly, adoption of FSP 106-2 in 2004 reduced the January 1, 2005 APBO by $10.9 million, and net periodic cost for 2005 by $1.5 million.

The change in plan assets for the years ended December 31 was as follows:

	Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2005	2004	2005	2004
Fair value of plan assets, beginning of year	$1,878,771	$1,551,232	$154,565	$148,229
Actual return on plan assets	86,972	188,790	(2,871)	7,283
Acquisition	—	165,625	—	—
Employer contributions	—	30,000	26,132	14,438
Plan participants’ contributions	—	—	15,400	14,122
Benefits paid	(95,433)	(56,876)	(31,916)	(29,507)

Fair value of plan assets, end of year	$1,870,310	$1,878,771	$161,310	$154,565

Employer contributions and benefits paid in the above table include only those amounts contributed directly to pay participants’ plan benefits or added to plan assets in 2005 and 2004, respectively. Supplemental Retirement Plans are not funded through plan assets.

The asset allocation for the SunTrust and NCF Retirement Plans at the end of 2005 and 2004, and the target allocation for 2006, by asset category, follow. The fair value of plan assets (in thousands) for these plans is $1,870,310 and $1,878,771 at the end of 2005 and 2004, respectively. The expected long-term rate of return on these plan assets was 8.50% in 2005 and 2004.

	Target Allocation[1]	Percentage of Plan Assets at December 31[2]
Asset Category	2006	2005	2004
Equity securities	70-80%	79%	78%
Debt securities	20-25	19	18
Real estate	—	—	1
Cash equivalents	0-5%	2	3

Total		100%	100%

[1]	SunTrust Retirement Plan only.

[2]	SunTrust and NCF Retirement Plans.

At December 31, 2005, there was no SunTrust common stock held in the SunTrust and NCF Retirement Plans. At December 31, 2004, equity securities include SunTrust common stock of $17.3 million, or 0.9% of total plan assets.

The SunTrust Benefit Plan Committee, which includes several members of senior management, establishes investment policies and strategies and formally monitors the performance of the funds on a quarterly basis. The Company’s investment strategy with respect to pension assets is to invest the assets in accordance with the Employee Retirement Income Security Act and fiduciary standards. The long-term primary objectives for the Retirement Plan are to (1) provide for a reasonable amount of long-term growth of capital, manage exposure to risk; and protect the assets from erosion of purchasing power, and (2) provide investment results that meet or exceed the Retirement Plan’s actuarially assumed long-term rate of return. Rebalancing occurs on a periodic basis to maintain the target allocation, but normal market activity may result in deviations.

The investment strategy for the Other Post Retirement Benefit Plans is maintained separately from the strategy for the Retirement Plan. The Company’s investment strategy is to create a stream of investment return sufficient to provide for current and future liabilities at a reasonable level of risk. The expected long-term rate of return on these assets was 8.5% in 2005 and 2004.

90 SUNTRUST 2005 ANNUAL REPORT

The asset allocation for the Other Post Retirement Benefit Plans at the end of 2005 and 2004, and target allocation for 2006, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at December 31
Asset Category	2006	2005	2004
Equity securities	35-50%	49%	45%
Debt securities	50-65	31	42
Other		20	13

Total		100%	100%

A contribution of $25.5 million was made on December 30, 2005 and invested in a short-term fund. Equity securities do not include SunTrust common stock for the Other Post Retirement Benefit Plans.

FUNDED STATUS

The funded status of the plans, reconciled to the Consolidated Balance Sheets, is as follows:

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2005	2004	2005	2004	2005	2004
Fair value of plan assets	$1,870,310	$1,878,771	$—	$—	$161,310	$154,565
Benefit obligations	(1,727,282)	(1,570,728)	(122,698)	(127,969)	(191,199)	(182,291)

Funded status	143,028	308,043	(122,698)	(127,969)	(29,889)	(27,726)
Amounts not yet recognized:
Unrecognized net loss	589,261	448,447	41,062	47,170	85,355	71,000
Unrecognized prior service cost	1,837	1,357	14,364	12,388	—	—
Unrecognized net transition obligation	—	—	—	—	16,251	18,573

Net amount recognized	$734,126	$757,847	($67,272)	($68,411)	$71,717	$61,847

At December 31, 2005, the total outstanding unrecognized net loss to be recognized in future years for all retirement and post retirement benefits was $715.7 million. The key sources of the cumulative net losses are attributable to (1) sustained decreases in the discount rate for the past several years, (2) recent compensation increases which have exceeded expectations and resulted in the increase in the salary increase assumption at December 31, 2005, and (3) investment losses in 2000 through 2002 have not been fully offset by recent investment gains. As discussed previously, SunTrust reviews its assumptions annually to ensure they represent best estimates for the future and will, therefore, minimize future gains and losses.

	Retirement Benefits		Supplemental Retirement Benefits		Other Post Retirement Benefits
(Dollars in thousands)	2005	2004	2005	2004	2005	2004
Prepaid benefit cost	$734,126	$757,847	$—	$—	$71,717	$61,847
Accrued benefit cost	—	—	(67,272)	(68,411)	—	—
Additional minimum liability	—	—	(39,466)	(45,303)	—	—
Intangible asset	—	—	14,364	12,388	—	—
Accumulated other comprehensive income, before taxes	—	—	25,102	32,915	—	—

Net amount recognized	$734,126	$757,847	($67,272)	($68,411)	$71,717	$61,847

Pension plans with an accumulated benefit obligation, in excess of plan assets at December 31 were as follows:

	Supplemental Retirement Benefits
(Dollars in thousands)	2005	2004
Projected benefit obligation	$122,698	$127,969
Accumulated benefit obligation	106,791	113,714

SUNTRUST 2005 ANNUAL REPORT 91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

EXPECTED CASH FLOWS

Information about the expected cash flows for the pension and other Post Retirement benefit plans follows:

(Dollars in thousands)	Retirement Benefits[1]	Supplemental Retirement Benefits[2]	Other Post Retirement Benefits (excluding Medicare Subsidy)[3]	Value to Company of Expected Medicare Subsidy
Employer Contributions
2006 (expected) to plan trusts	$50,000	$—	$15,002	($965)
2006 (expected) to plan participants	—	8,075	—	—
Expected Benefit Payments
2006	78,144	8,075	16,985	(965)
2007	83,191	9,624	17,567	(999)
2008	88,871	15,877	17,930	(1,022)
2009	95,141	13,217	18,344	(1,026)
2010	102,254	15,014	18,609	(1,015)
2011-2015	639,303	48,100	90,518	(4,646)

[1]	At this time, SunTrust anticipates contributions to the Retirement Plan may be permitted (but not required) during 2006 based on the funded status of the Plan and contribution limitations under the Employee Retirement Income Security Act of 1974 (ERISA). SunTrust expects to make a contribution up to $50 million not to exceed IRS Section 404 limits.

[2]	The expected benefit payments for the Supplemental Retirement Plan will be paid directly from SunTrust corporate assets.

[3]	The 2006 expected contribution for the Other Post Retirement Benefits Plans represent the expected benefit payments under the medical plans only. Note that expected benefits under Other Post Retirement Benefits Plans are shown net of participant contributions.

NET PERIODIC COST

Components of net periodic benefit cost were as follows:

	Retirement Benefits			Supplemental Retirement Benefits			Other Post Retirement Benefits
(Dollars in thousands)	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service cost	$63,604	$50,085	$43,071	$2,130	$1,713	$1,520	$3,034	$2,277	$2,515
Interest cost	94,494	82,084	74,574	5,718	5,082	4,991	9,921	9,803	10,823
Expected return on plan assets	(156,426)	(134,625)	(111,656)	—	—	—	(8,880)	(8,606)	(8,489)
Amortization of prior service cost	(480)	(480)	(443)	2,533	1,992	1,941	—	—	—
Recognized net actuarial loss	37,129	37,910	57,307	6,229	4,751	4,358	6,833	5,554	6,840
Amortization of initial transition obligation	—	—	—	—	—	44	2,322	2,322	2,322
Other	(14,600)	—	—	10,998	—	—	3,032	—	—

Net periodic benefit cost	$23,721	$34,974	$62,853	$27,608	$13,538	$12,854	$16,262	$11,350	$14,011

Weighted-average assumptions used to determine net cost
Discount Rate	5.90%	6.25%	6.75%	4.53%[1]	4.91%	6.75%	5.35%	6.25%	6.75%
Expected return on plan assets	8.50	8.50	8.75	N/A	N/A	N/A	6.00	6.00	6.25
Rate of compensation increase	4.00	3.50	3.50	4.00	3.50	3.50	N/A	N/A	N/A

[1]	The weighted average shown for 2005 is the weighted average discount rate of all nonqualified plans as of the beginning of the fiscal year. Interim remeasurements were required during 2005 due to settlements (i.e., large lump sum payments occurring). The discount rate as of each remeasurement date was selected based on the economic environment as of that date.

Based on a ten-year capital market projection of the target asset allocation set forth in the investment policy for the SunTrust and NCF Retirement Plans, the pre-tax expected rate of return on plan assets was 8.50% in 2005 and 2004. SunTrust will leave the return on asset assumption at 8.50% for 2006 for the Retirement Plans. SunTrust will lower the return on asset assumption to 7.50% for 2006 for the Other Post Retirement Benefit Plans.

In addition, SunTrust sets pension asset values equal to their market value, in contrast to the use of a smoothed asset value that incorporates gains and losses over a period of years. Utilization of market value of assets provides a more realistic economic measure of the plan’s funded status and cost.

Assumed discount rates and expected returns on plan assets affect the amounts of net periodic pension cost reported. A 25 basis point decrease in the discount rate or expected long-term return on plan assets would increase the Retirement Benefits net periodic benefit cost approximately $13 million and $5 million, respectively.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in the assumed health care cost trend rates would have had the following effect in fiscal 2005:

(Dollars in thousands)	1% Increase	1% Decrease
Effect on total of service and interest cost	$501	($446)

92 SUNTRUST 2005 ANNUAL REPORT

NOTE 17 • Derivatives And Off-Balance Sheet Arrangements

In the normal course of business, the Company utilizes various financial instruments to meet the needs of clients and to manage the Company’s exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the consolidated balance sheets in accordance with generally accepted accounting principles.

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

The Company manages the credit risk of its derivatives and unfunded commitments by limiting the total amount of arrangements outstanding by individual counterparty, by monitoring the size and maturity structure of the portfolio, by obtaining collateral based on management’s credit assessment of the counterparty, and by applying uniform credit standards maintained for all activities with credit risk. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Collateral may cover the entire expected exposure for transactions or may be called for when credit exposure exceeds defined thresholds of credit risk. In addition, the Company enters into master netting agreements which incorporate the right of setoff to provide for the net settlement of covered contracts with the same counterparty in the event of default or other termination of the agreement.

DERIVATIVES

The Company enters into various derivative contracts both in a dealer capacity, to facilitate client transactions, and also as a risk management tool. Where contracts have been created for clients, the Company enters into transactions with dealers to offset its risk exposure. Derivatives are also used as a risk management tool to hedge the Company’s exposure to changes in interest rates or other defined market risks.

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

Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. The credit risk inherent in futures is the risk that the exchange party may default. Futures contracts settle in cash daily; thus, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.

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

FAIR VALUE HEDGES

The Company enters into interest rate swaps to convert fixed rate assets and liabilities to floating rates. For the years ended December 31, 2005 and 2004, the Company recognized additional income in the net interest income of $89.2 million and $197.7 million, respectively, related to cash payments from net settlements and income accrued from interest rate swaps accounted for as fair value hedges. This hedging strategy resulted in zero ineffectiveness for the years ended December 31, 2005 and 2004.

The Company maintains a risk management program to manage interest rate risk and pricing risk associated with its mortgage lending activities. The risk management program includes the use of forward contracts that are recorded in the financial statements at fair value and are used to offset changes in value of the mortgage inventory due to changes in market interest rates. A portion of the forward contracts have been documented as fair value hedges of specific pools of loans that meet the similar assets test as described in SFAS No. 133, and the qualifying pools of hedged loans are recorded in the financial statements at their fair value. The pools of loans are matched with a certain portion of the forward contracts so that the expected changes in market value will inversely offset within a range of 80% to 125%. This hedging strategy resulted in ineffectiveness that reduced earnings by $40.4 million and $50.0 million for the years ended December 31, 2005 and 2004, respectively. The impact of the hedge ineffectiveness is substantially offset by higher levels of net interest income from holding first mortgage loans.

SUNTRUST 2005 ANNUAL REPORT 93

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

	At December 31 , 2005			At December 31, 2004
	Contract or Notional Amount			Contract or Notional Amount
(Dollars in millions)	End User	For Clients	Credit Risk Amount	End User	For Clients	Credit Risk Amount
Derivatives contracts
Interest rate contracts
Swaps	$19,476	$49,296	$596	$17,459	$42,507	$478
Futures and forwards	16,843	3,750	—	8,649	1,512	—
Caps/Floors	210	17,369	—	60	10,866	—

Total interest rate contracts	$36,529	$70,415	$596	$26,168	$54,885	$478
Foreign exchange rate contracts	186	5,249	99	—	6,020	78
Interest rate lock commitments	3,112	—	—	3,793	—	—
Commodity and other contracts	1,567	7	292	1,549	468	179

Total derivatives contracts	$41,394	$75,671	$987	$31,510	$61,373	$735

Credit-related arrangements
Commitments to extend credit	$89,576		$89,576	$73,183		$73,183
Standby letters of credit and similar arrangements	13,510		13,510	11,125		11,125

Total credit-related arrangements	$103,086		$103,086	$84,308		$84,308

Total credit risk amount			$104,073			$85,043

CASH FLOW HEDGES

The Company uses various interest rate swaps to convert floating rate assets and liabilities to fixed rates. Specific types of funding and principal amounts hedged were determined based on prevailing market conditions and the current shape of the yield curve. The terms and notional amounts of the swaps are determined based on management’s assessment of future interest rates, as well as other factors.

For the years ended December 31, 2005 and 2004, the Company recognized interest income of $15.2 and interest expense of $46.2 million, respectively, related to interest rate swaps accounted for as cash flow hedges. This hedging strategy resulted in ineffectiveness that reduced earnings by $2.4 million for the year ended December 31, 2005 and resulted in zero ineffectiveness for the year ended December 31, 2004.

Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in net interest income. As of December 31, 2005, $16.8 million, net of taxes, of the deferred net losses on derivative instruments that are recorded in accumulated other comprehensive income are expected to be reclassified to interest expense in the next twelve months as derivatives mature or as payments are made.

TRADING ACTIVITIES

The Company enters into various derivative contracts on behalf of its clients and for its own trading account. These trading positions primarily include interest rate swaps, equity derivatives, credit default swaps, futures, options, and foreign currency contracts. The Company maintains positions in interest rate swaps for its own trading account as part of its overall interest rate risk management strategy. Foreign exchange derivative contracts are used to manage the Company’s foreign currency exchange risk and to provide derivative products to clients. The Company does not have any hedges of foreign currency exposure within the guidelines of SFAS No. 133. The Company buys and sells credit protection to clients and dealers using credit default swaps. These derivative instruments allow the Company to pay or receive a stream of payments in return for receiving or providing protection in the event of default. These derivatives are accounted for as trading assets and liabilities and any gain or loss in market value is recorded in trading income.

CREDIT-RELATED ARRANGEMENTS

In meeting the financing needs of its clients, the Company issues commitments to extend credit, standby and other letters of credit, and guarantees. For additional information regarding guarantees, which includes standby and other letters of credit see Note 18, Guarantees. The Company also provides securities lending services. For these instruments, the contractual amount of the financial instrument represents the maximum potential credit risk if the counterparty does not perform according to the terms of the contract. A large majority of these contracts expire without being drawn upon. As a result, total contractual amounts do not represent actual future credit exposure or liquidity requirements.

Commitments to extend credit are agreements to lend to a client who has complied with predetermined contractual conditions. Commitments generally have fixed expiration dates and are subjected to the Company’s credit policy standards. As of December 31, 2005 and 2004, the Company had outstanding commitments to extend credit to its clients totaling $89.6 billion and $73.2 billion, respectively.

94 SUNTRUST 2005 ANNUAL REPORT

WHEN-ISSUED SECURITIES

The Company enters into transactions involving “when-issued securities.” When-issued securities are commitments to purchase or sell securities authorized for issuance but not yet actually issued. Accordingly, they are not recorded on the consolidated balance sheets until issued. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities values and interest rates. As of December 31, 2005 and 2004, the Company did not have any commitments to purchase or sell when-issued securities.

VARIABLE INTEREST ENTITIES AND OFF-BALANCE SHEET ARRANGEMENTS

SunTrust assists in providing liquidity to select corporate clients by directing them to a multi-seller commercial paper conduit, Three Pillars Funding LLC (“Three Pillars”). Three Pillars provides financing for direct purchases of financial assets originated and serviced by SunTrust’s corporate clients. Three Pillars finances this activity by issuing A-1/P-1 rated commercial paper. The result is a favorable funding arrangement for these clients.

Three Pillars has issued a subordinated note to a third party. The holder of this note absorbs the majority of Three Pillars’ expected losses. The subordinated note investor, therefore, is Three Pillars’ primary beneficiary, and thus the Company is not required to consolidate Three Pillars. As of December 31, 2005 and 2004, Three Pillars had assets not included on the Company’s Consolidated Balance Sheets of approximately $4.7 billion and $3.4 billion, respectively, consisting of primarily secured loans and marketable asset-backed securities.

Activities related to the Three Pillars relationship generated net fee revenue for the Company of approximately $25.2 million, $24.2 million, and $21.3 million for the years ended December 31, 2005, 2004, and 2003, respectively. These activities include: client referrals and investment recommendations to Three Pillars; the issuing of a letter of credit, which provides partial credit protection to the commercial paper holders; and providing a majority of the temporary liquidity arrangements that would provide funding to Three Pillars in the event it can no longer issue commercial paper or in certain other circumstances.

As of December 31, 2005, off-balance sheet liquidity commitments and other credit enhancements made by the Company to Three Pillars, the sum of which represents the Company’s maximum exposure to potential loss, totaled $7.2 billion and $707.1 million, respectively, compared to $5.9 billion and $548.7 million, respectively, as of December 31, 2004. The Company manages the credit risk associated with these commitments by subjecting them to the company’s normal credit approval and monitoring processes.

At December 31, 2005, the Company had contractual relationships with a securitization vehicle that is considered a VIE. The Company is the primary beneficiary of the VIE and therefore, is required to consolidate its assets and liabilities. As of December 31, 2005, the assets of this entity, which serve as collateral for the entity’s obligations, totaled $317.0 million and are reflected in Interest-bearing deposits in other banks on the Consolidated Balance Sheets. Creditors of the VIE have no recourse to the general credit of the Company. As of December 31, 2005, the Company’s maximum exposure to potential loss for this VIE was $38.1 million.

As part of its community reinvestment initiatives, the Company invests in multi-family affordable housing properties throughout its footprint as a limited and/or general partner. The Company receives affordable housing federal and state tax credits for these limited partner investments. Assets in partnerships where SunTrust is only a limited partner of approximately $803.0 million and $884.2 million were not included in the Consolidated Balance Sheets at December 31, 2005 and 2004, respectively. The Company’s maximum exposure to loss for these investments at December 31,2005 totaled $166.0 million as compared to $198.1 million at December 31, 2004, consisting of the limited partnership investments plus unfunded commitments.

SunTrust is the managing general partner of a number of non-registered investment limited partnerships which have been established to provide alternative investment strategies for its clients. In reviewing the partnerships for consolidation, SunTrust determined that these were voting interest entities and accordingly considered the consolidation guidance contained in Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” Under the terms of SunTrust’s non-registered investment limited partnerships, the limited partnerships have certain rights, such as those specifically indicated in EITF Issue No. 04-5 (including the right to remove the general partner, or “kick-out rights”). As such, SunTrust, as the general partner, is precluded from consolidating the limited partnerships.

SUNTRUST 2005 ANNUAL REPORT 95

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 18 • Guarantees

The Company has undertaken certain guarantee obligations in the ordinary course of business. In following the provisions of FIN 45, the Company must consider guarantees that have any of the following four characteristics: (i) contracts that contingently require the guarantor to make payments to a guaranteed party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the guaranteed party; (ii) contracts that contingently require the guarantor to make payments to a guaranteed party based on another entity’s failure to perform under an obligating agreement; (iii) indemnification agreements that contingently require the indemnifying party to make payments to an indemnified party based on changes in an underlying factor that is related to an asset, a liability, or an equity security of the indemnified party; and (iv) indirect guarantees of the indebtedness of others. The issuance of a guarantee imposes an obligation for the Company to stand ready to perform, and should certain triggering events occur, it also imposes an obligation to make future payments. Payments may be in the form of cash, financial instruments, other assets, shares of stock, or provisions of the Company’s services. The following is a discussion of the guarantees that the Company has issued as of December 31, 2005 and 2004, which have characteristics as specified by FIN 45.

LETTERS OF CREDIT

Letters of credit are conditional commitments issued by the Company generally to guarantee the performance of a client to a third party in borrowing arrangements, such as commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to clients and may be reduced by selling participations to third parties. The Company issues letters of credit that are classified as either financial standby, performance standby, or commercial letters of credit. Commercial letters of credit are specifically excluded from the disclosure and recognition requirements of FIN 45.

As of December 31, 2005 and December 31, 2004, the maximum potential amount of the Company’s obligation was $13.3 billion and $11.0 billion, respectively, for financial and performance standby letters of credit. The Company has recorded $113.8 million and $99.4 million in other liabilities for unearned fees related to these letters of credit as of December 31, 2005 and December 31, 2004, respectively. The Company’s outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the client’s underlying line of credit. If the client’s line of credit is also in default, the Company may take possession of the collateral securing the line of credit.

CONTINGENT CONSIDERATION

The Company has contingent payment obligations related to certain business combination transactions. Payments are calculated using certain post-acquisition performance criteria. The potential liability associated with these arrangements was approximately $163.0 million and $205.0 million as of December 31, 2005 and December 31, 2004, respectively. As contingent consideration in a business combination is not subject to the recognition and measurement provisions of FIN 45, the Company currently has no amounts recorded for these guarantees as of December 31, 2005. If required, these contingent payments would be payable within the next four years.

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

Third party investors hold Series B Preferred Stock in STB Real Estate Holdings (Atlanta), Inc. (“STBREH”), a subsidiary of SunTrust. The contract between STBREH and the third party investors contains an automatic exchange clause which, under certain circumstances, requires the Series B preferred shares to be automatically exchanged for guaranteed preferred beneficial interest in debentures of the Company. The guaranteed preferred beneficial interest in debentures are guaranteed to have a liquidation value equal to the sum of the issue price, $350.0 million, and an approximate yield of 8.5% per annum subject to reduction for any cash or property dividends paid to date. As of December 31, 2005 and December 31, 2004, $492.9 million and $451.0 million was accrued in other liabilities for the principal and interest, respectively. This exchange agreement remains in effect as long as any shares of Series B Preferred Stock are owned by the third party investors, not to exceed 30 years from the February 25, 2002 date of issuance of the Series B Preferred Stock.

SunTrust Investment Services, Inc. (“STIS”) and SunTrust Capital Markets, Inc. (“STCM”), broker-dealer affiliates of SunTrust, use a common third party clearing broker to clear and execute their clients’ securities transactions and to hold clients’ accounts. Under their respective agreements, STIS and STCM agree to indemnify the clearing broker for losses that result

96 SUNTRUST 2005 ANNUAL REPORT

from a client’s failure to fulfill their contractual obligations. As the clearing broker’s rights to charge STIS and STCM have no maximum amount, the Company believes that the maximum potential obligation cannot be estimated. However, to mitigate exposure, the affiliate may seek recourse through cash or securities held in the defaulting clients’ accounts. For the year ended December 31, 2005, SunTrust experienced minimal net losses as a result of the indemnity. The clearing agreements for STIS and STCM expire in May 2010.

The Company has guarantees associated with credit default swaps, an agreement in which the buyer of protection pays a premium to the seller of the credit default swap for protection against an event of default. Events constituting default under such agreements that would result in the Company making a guaranteed payment to a counterparty may include (i) default of the referenced asset; (ii) bankruptcy of the client; or (iii) restructuring or reorganization by the client. The notional amount outstanding as of December 31, 2005 and December 31, 2004 was $664.2 million and $757.0 million, respectively. As of December 31, 2005, the notional amounts expire as follows: $123.0 million in 2006, $35.0 million in 2007, $160.0 million in 2008, $123.9 million in 2009, $189.0 million in 2010, and $33.3 million in 2015. In the event of default under the contract, the Company would make a cash payment to the holder of credit protection and would take delivery of the referenced asset from which the Company may recover a portion of the credit loss. In addition, there are certain purchased credit default swap contracts that mitigate a portion of the Company’s exposure on written contracts. Such contracts are not included in this disclosure since they represent benefits to, rather than obligations of, the Company.

NOTE 19 • Concentrations of Credit Risk

Credit risk represents the maximum accounting loss that would be recognized at the reporting date if borrowers failed to perform as contracted and any collateral or security proved to be of no value. Concentrations of credit risk (whether on- or off-balance sheet) arising from financial instruments can exist in relation to individual borrowers or groups of borrowers, certain types of collateral, certain types of industries, certain loan products, or certain regions of the country. Credit risk associated with these concentrations could arise when a significant amount of loans, related by similar characteristics, are simultaneously impacted by changes in economic or other conditions that cause their probability of repayment to be adversely affected. The Company does not have a significant concentration to any individual client except for the U.S. government and its agencies. The major concentrations of credit risk for the Company arise by collateral type in relation to loans and credit commitments. The only significant concentration that exists is in loans secured by residential real estate. At December 31, 2005, the Company had $43.5 billion in residential real estate loans, representing 38.0% of total loans, and an additional $15.7 billion in commitments to extend credit on such loans. The Company originates and retains certain residential mortgage loan products that include features such as interest only loans, high loan to value loans and low initial interest rate loans, which comprised approximately 30% of loans secured by residential real estate. The risk in each loan type is mitigated and controlled by managing the timing of payment shock, private mortgage insurance and underwriting guidelines. A geographic concentration arises because the Company operates primarily in the Southeastern and Mid-Atlantic regions of the United States.

SunTrust engages in limited international banking activities. The Company’s total cross-border outstandings were $412.8 million as of December 31, 2005.

SUNTRUST 2005 ANNUAL REPORT 97

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 20 • Fair Values of Financial Instruments

The following table presents the carrying amounts and fair values of the Company’s financial instruments at December 31, 2005 and 2004:

	2005		2004
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short-term investments	$6,305,606	$6,305,606	$5,488,939	$5,488,939
Trading assets	2,811,225	2,811,225	2,183,645	2,183,645
Securities available for sale	26,525,821	26,525,821	28,941,080	28,941,080
Loans held for sale	13,695,613	13,729,065	6,580,223	6,579,482
Loans	113,526,767	112,341,489	100,376,148	100,312,937
Mortgage servicing rights	657,604	996,299	482,392	631,518
Financial liabilities:
Consumer and commercial deposits	97,572,382	97,460,001	92,109,695	92,132,281
Brokered deposits	15,644,932	15,589,723	6,100,911	6,101,412
Foreign deposits	8,835,864	8,835,573	5,150,645	5,150,645
Short-term borrowings	12,312,157	12,311,568	11,405,380	11,405,380
Long-term debt	20,779,249	20,932,308	22,127,166	22,837,503
Trading liabilities	1,529,325	1,529,325	1,098,563	1,098,563

The following methods and assumptions were used by the Company in estimating the fair value of financial instruments:

•	Short-term financial instruments are valued at their carrying amounts reported in the consolidated balance sheets, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, short-term investments, and certain other assets and liabilities.

•	Trading assets and liabilities are predominantly valued at quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Fair values for derivatives are based on quoted market prices, current settlement values, pricing models or other formulas.

•	Securities available for sale are predominantly valued at quoted market prices.

•	Loans held for sale are valued based on observable current market prices.

•	Loans are valued on the basis of estimated future receipts of principal and interest, discounted at rates currently being offered for loans with similar terms and credit quality. Loan prepayments are used to adjust future cash flows based on historical patterns. The carrying amount of accrued interest approximates its fair value.

•	Mortgage servicing rights are valued using assumptions that are supported by market and economic data collected from various sources.

•	Deposit liabilities with no defined maturity such as demand deposits, NOW/money market accounts, and savings accounts have a fair value equal to the amount payable on demand at the reporting date, i.e., their carrying amounts. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating fair values.

•	Fair values for foreign deposits, short-term borrowings and long-term debt are based on quoted market prices for similar instruments or estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of instruments.

98 SUNTRUST 2005 ANNUAL REPORT

NOTE 21 • Contingencies

On January 11, 2005, the SEC issued a formal order of investigation and the SEC Staff issued subpoenas seeking documents related to the Company’s allowance for loan and lease losses and related matters. The Company is cooperating, and intends to cooperate with the SEC regarding this matter. In addition, the Company and its subsidiaries are parties to numerous claims and lawsuits arising in the course of their normal business activities, some of which involve claims for substantial amounts. The Company’s experience has shown that the damages alleged by plaintiffs or claimants are grossly overstated, often unsubstantiated by legal theory, and bear no relation to the ultimate award that a court might grant. In addition, valid legal defenses, such as statutes of limitations, frequently result in judicial findings of no liability by the Company. Because of these factors, we cannot provide a meaningful estimate of the range of reasonably possible outcomes of claims in the aggregate or by individual claim. However, it is the opinion of management that liabilities arising from these claims in excess of the amounts currently accrued, if any, will not have a material impact to the Company’s financial condition or results of operations.

NOTE 22 • Business Segment Reporting

The Company uses a line of business management structure to measure business activities. The Company has five primary functional lines of business: Retail, Commercial, Corporate and Investment Banking, Wealth and Investment Management, and Mortgage.

The Retail line of business includes loans, deposits, and other fee-based services for consumers and business clients with less than $5 million in sales (up to $10 million in sales in larger metropolitan markets). Clients are serviced through an extensive network of traditional and in-store branches, ATMs, the Internet and the telephone.

The Commercial line of business provides enterprises with a full array of financial products and services including traditional commercial lending, treasury management, financial risk management, and corporate bankcard. This line of business primarily serves business clients between $5 million and $250 million in annual revenues and clients specializing in commercial real estate activities.

Corporate and Investment Banking is comprised of the following businesses: corporate banking, investment banking, capital markets businesses, commercial leasing, and merchant banking. The corporate banking strategy is focused on companies with revenues in excess of $250 million and is organized along industry specialty and geographic lines.

Wealth and Investment Management provides a full array of wealth management products and professional services to both individual and institutional clients. Wealth and Investment Management’s primary segments include Private Wealth Management (brokerage and individual wealth management), and Institutional Investment Management and Administration.

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

In addition, the Company reports Corporate/Other which includes the investment securities portfolio, long-term debt, capital, short-term liquidity and funding activities, balance sheet risk management including derivative hedging activities, office premises assets, provision for income tax, and certain support activities not currently allocated to the aforementioned lines of business. Any internal management reporting transactions not already eliminated in the results of the functional lines of business are reflected in Reconciling Items.

The Company continues to augment its internal management reporting system. Currently, the lines of business receive match maturity funds transfer pricing to create net interest income, occupancy expense (inclusive of the cost to carry the assets), a fully tax-equivalent (“FTE”) gross-up on tax exempt loans, and various support costs such as operational support units, human resources and corporate finance.

Future enhancements to line of business segment profitability reporting are expected to include: the attribution of economic capital, expected loss in lieu of net charge offs, effective tax rates, and the allocation of certain product-related expenses incurred within production support areas, and overhead costs. The implementation of these enhancements to the internal management reporting system is expected to materially affect the net income disclosed for each segment with no impact on consolidated amounts. Whenever significant changes to management reporting methodologies take place, the impact of these changes is quantified and prior period information is reclassified wherever practicable. The Company will reflect these reclassified changes in the current period, and will provide updated historical year-to-date, quarterly, and annual schedules.

SUNTRUST 2005 ANNUAL REPORT 99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

The tables below disclose selected financial information for SunTrust’s reportable segments for the twelve months ended December 31, 2005, 2004, and 2003.

	Twelve Months Ended December 31, 2005
(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Wealth and Investment Management	Corporate/ Other	Reconciling Items	Consolidated
Average total assets	$36,871,515	$32,757,977	$21,259,489	$33,212,973	$8,622,087	$32,847,007	$2,517,723	$168,088,771
Average total liabilities	63,923,687	12,389,193	6,630,579	1,695,955	9,405,961	53,343,097	4,174,017	151,562,489
Average total equity	—	—	—	—	—	16,526,282	—	16,526,282

Net interest income	$2,193,559	$850,562	$259,116	$554,544	$345,573	$12,807	$362,805	$4,578,966
Fully taxable-equivalent adjustment (FTE)	83	38,201	22,005	—	64	15,138	1	75,492

Net interest income (FTE)[1]	2,193,642	888,763	281,121	554,544	345,637	27,945	362,806	4,654,458
Provision for loan losses[2]	138,296	24,488	14,808	4,818	9,754	6,619	(21,897)	176,886

Net interest income after provision for loan losses	2,055,346	864,275	266,313	549,726	335,883	21,326	384,703	4,477,572
Noninterest income	1,042,656	366,265	641,924	239,315	944,295	(24,504)	(54,907)	3,155,044
Noninterest expense	1,447,050	428,895	332,079	482,892	794,796	1,259,931	(54,914)	4,690,729

Total contribution before taxes	1,650,952	801,645	576,158	306,149	485,382	(1,263,109)	384,710	2,941,887
Provision for income taxes[3]	—	—	—	—	—	—	954,648	954,648

Net income	$1,650,952	$801,645	$576,158	$306,149	$485,382	($1,263,109)	($569,938)	$1,987,239

	Twelve Months Ended December 31, 2004
(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Wealth and Investment Management	Corporate/ Other	Reconciling Items	Consolidated
Average total assets	$27,305,891	$24,938,401	$18,668,902	$23,920,215	$6,672,486	$30,648,517	$1,599,881	$133,754,293
Average total liabilities	52,082,344	10,510,819	6,677,267	1,434,252	7,813,305	41,215,284	2,551,540	122,284,811
Average total equity	—	—	—	—	—	11,469,482	—	11,469,482

Net interest income	$1,796,862	$654,925	$240,855	$489,354	$243,882	($1,539)	$260,816	$3,685,155
Fully taxable-equivalent adjustment (FTE)	75	31,500	16,264	—	48	10,510	1	58,398

Net interest income (FTE)[1]	1,796,937	686,425	257,119	489,354	243,930	8,971	260,817	3,743,553
Provision for loan losses[2]	142,049	24,438	16,407	3,614	3,780	2,797	(57,548)	135,537

Net interest income after provision for loan losses	1,654,888	661,987	240,712	485,740	240,150	6,174	318,365	3,608,016
Noninterest income	847,142	320,502	633,687	116,363	821,382	(87,434)	(47,196)	2,604,446
Noninterest expense	1,172,361	352,549	334,908	338,358	681,829	1,064,911	(47,878)	3,897,038

Total contribution before taxes	1,329,669	629,940	539,491	263,745	379,703	(1,146,171)	319,047	2,315,424
Provision for income taxes[3]	—	—	—	—	—	—	742,523	742,523

Net income	$1,329,669	$629,940	$539,491	$263,745	$379,703	($1,146,171)	($423,476)	$1,572,901

[1]	Net interest income is fully taxable-equivalent and is presented on a matched maturity funds transfer price basis for the lines of business.

[2]	Provision for loan losses represents net charge-offs for the lines of business.

[3]	Includes regular income tax provision and taxable-equivalent income adjustment reversal.

100 SUNTRUST 2005 ANNUAL REPORT

	Twelve Months Ended December 31, 2003
(Dollars in thousands)	Retail	Commercial	Corporate and Investment Banking	Mortgage	Wealth and Investment Management	Corporate/ Other	Reconciling Items	Consolidated
Average total assets	$22,573,638	$21,655,638	$21,759,593	$22,251,251	$5,319,223	$30,958,656	($2,192,638)	$122,325,361
Average total liabilities	48,157,411	8,380,187	8,192,272	1,588,761	6,175,396	37,983,434	2,764,875	113,242,335
Average total equity	—	—	—	—	—	9,083,026	—	9,083,026

Net interest income	$1,636,992	$578,921	$279,407	$573,547	$191,948	($44,208)	$103,696	$3,320,303
Fully taxable-equivalent adjustment (FTE)	76	26,280	13,369	—	43	5,246	—	45,014

Net interest income (FTE)[1]	1,637,068	605,201	292,776	573,547	191,991	(38,962)	103,696	3,365,317
Provision for loan losses[2]	170,025	19,414	114,965	2,479	2,167	2,023	2,477	313,550

Net interest income after provision for loan losses	1,467,043	585,787	177,811	571,068	189,824	(40,985)	101,219	3,051,767
Noninterest income	748,454	279,218	554,573	5,700	685,354	64,384	(34,682)	2,303,001
Noninterest expense	1,017,876	273,034	312,576	300,000	547,284	984,852	(35,006)	3,400,616

Total contribution before taxes	1,197,621	591,971	419,808	276,768	327,894	(961,453)	101,543	1,954,152
Provision for income taxes[3]	—	—	—	—	—	—	621,855	621,855

Net income	$1,197,621	$591,971	$419,808	$276,768	$327,894	($961,453)	($520,312)	$1,332,297

[1]	Net interest income is fully taxable-equivalent and is presented on a matched maturity funds transfer price basis for the lines of business.

[2]	Provision for loan losses represents net charge-offs for the lines of business.

[3]	Includes regular income tax provision and taxable-equivalent income adjustment reversal.

SUNTRUST 2005 ANNUAL REPORT 101

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

NOTE 23 • Comprehensive Income

The Company’s comprehensive income, which includes certain transactions and other economic events that bypass the income statement, consists of net income, changes in unrealized gains and losses on securities available for sale, changes in derivatives accounted for as cash flow hedges, and changes in the additional minimum liability related to the carrying value of the Supplemental Retirement Benefits.

Comprehensive income for the years ended December 31, 2005, 2004, and 2003 is as follows:

(Dollars in thousands)	2005	2004	2003
Unrealized (loss) gain on available for sale securities, net, recognized in other comprehensive income:
Before income tax	($438,132)	($604,347)	$177,314
Income tax	(105,949)	(209,004)	62,060

Net of income tax	(332,183)	(395,343)	115,254

Amounts reported in net income:
(Loss) gain on sale of securities	(7,155)	(41,691)	123,876
Net amortization	(36,028)	(62,034)	(172,434)

Reclassification adjustment	(43,183)	(103,725)	(48,558)
Income tax	16,410	36,304	16,995

Reclassification adjustment, net of tax	(26,773)	(67,421)	(31,563)

Unrealized (loss) gain on available for sale securities arising during period, net of tax	(358,956)	(462,764)	83,691
Reclassification adjustment, net of tax	26,773	67,421	31,563

Net unrealized (loss) gain on available for sale securities recognized in other comprehensive income	(332,183)	(395,343)	115,254

Unrealized (loss) gain on derivative financial instruments, net, recognized in other comprehensive income:
Before income tax	(17,329)	16,402	45,366
Income tax	6,585	(5,741)	(15,878)

Net of income tax	(10,744)	10,661	29,488

Change related to supplemental retirement benefits	4,068	(2,460)	9,881

Total unrealized (loss) gain recognized in other comprehensive income	(338,859)	(387,142)	154,623
Net income	1,987,239	1,572,901	1,332,297

Total comprehensive income	$1,648,380	$1,185,759	$1,486,920

The components of accumulated other comprehensive income at December 31 were as follows:

(Dollars in thousands)	2005	2004	2003
Unrealized gain on available for sale securities	$971,817	$1,304,000	$1,699,344
Unrealized loss on derivative financial instruments	(17,339)	(6,595)	(17,257)
Supplemental retirement benefits	(16,387)	(20,455)	(17,995)

Total accumulated other comprehensive income	$938,091	$1,276,950	$1,664,092

102 SUNTRUST 2005 ANNUAL REPORT

NOTE 24 • Other Noninterest Expense

Other noninterest expense in the Consolidated Statements of Income includes:

	Year Ended December 31
(Dollars in thousands)	2005	2004	2003
Consulting and legal	$112,625	$81,035	$57,421
Other staff expense	90,074	66,005	60,353
Postage and delivery	85,399	69,810	69,036
Credit and collection services	84,895	66,694	70,316
Communications	79,245	67,190	61,261
Operating supplies	53,175	46,802	39,837
FDIC premiums	23,083	19,503	17,958
Other real estate income	(1,196)	(1,799)	(1,999)
Other expense	381,406	339,828	254,712

Total other noninterest expense	$908,706	$755,068	$628,895

NOTE 25 • SunTrust Banks, Inc. (Parent Company Only) Financial Information Statements of Income — Parent Company Only
	Year Ended December 31
(Dollars in thousands)	2005	2004	2003
Income
From subsidiaries:
Dividends - substantially all from SunTrust Bank	$1,860,103	$1,464,648	$1,472,487
Interest on loans	26,143	9,615	3,870
Other income	65,314	30,103	33,475

Total income	1,951,560	1,504,366	1,509,832

Expense
Interest on short-term borrowings	13,889	4,663	3,840
Interest on long-term debt	215,453	143,688	132,954
Employee compensation and benefits	18,506	16,223	41,163
Service fees to subsidiaries	16,250	7,645	6,934
Other expense	65,533	54,291	61,621

Total expense	329,631	226,510	246,512

Income before income taxes and equity in undistributed income of subsidiaries	1,621,929	1,277,856	1,263,320
Income tax benefit	56,903	33,512	53,751

Income before equity in undistributed income of subsidiaries	1,678,832	1,311,368	1,317,071
Equity in undistributed income of subsidiaries	308,407	261,533	15,226

Net Income	$1,987,239	$1,572,901	$1,332,297

SUNTRUST 2005 ANNUAL REPORT 103

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Balance Sheets — Parent Company Only

	December 31
(Dollars in thousands)	2005	2004
Assets
Cash in subsidiary banks	$5,167	($2,244)
Interest-bearing deposits in banks	1,166,090	705,614
Trading assets	17,701	55,198
Securities available for sale	383,613	486,421
Loans to subsidiaries	913,666	864,162
Investment in capital stock of subsidiaries stated on the basis of the Company’s equity in subsidiaries’ capital accounts:
Banking subsidiaries	18,906,644	17,796,319
Nonbanking subsidiaries	1,049,630	1,334,149
Premises and equipment	14,908	15,027
Goodwill and other intangible assets	116,656	129,987
Other assets	534,704	794,194

Total assets	$23,108,779	$22,178,827

Liabilities and Shareholders’ Equity
Short-term borrowings from:
Subsidiaries	$45,998	$54,126
Non-affiliated companies	441,112	534,220
Long-term debt	4,427,740	4,489,656
Trading liabilities	28,589	12,739
Other liabilities	1,277,945	1,101,187

Total liabilities	6,221,384	6,191,928

Preferred stock, no par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value	370,578	370,578
Additional paid in capital	6,761,684	6,749,219
Retained earnings	9,310,978	8,118,710
Treasury stock, at cost, and other	(493,936)	(528,558)
Accumulated other comprehensive income	938,091	1,276,950

Total shareholders’ equity	16,887,395	15,986,899

Total liabilities and shareholders’ equity	$23,108,779	$22,178,827

Common shares outstanding	361,984,193	360,840,710
Common shares authorized	750,000,000	750,000,000
Treasury shares of common stock	8,594,205	9,737,688

104 SUNTRUST 2005 ANNUAL REPORT

Statements of Cash Flow — Parent Company Only

	Year Ended December 31
(Dollars in thousands)	2005	2004	2003
Cash Flows from Operating Activities:
Net income	$1,987,239	$1,572,901	$1,332,297
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(308,407)	(261,533)	(69,780)
Depreciation, amortization and accretion	5,573	5,381	5,304
Stock option compensation	26,375	17,443	8,722
Deferred income tax provision	16,753	14,789	8,037
Amortization of compensation element of performance and restricted stock	9,190	8,515	5,475
Securities losses (gains)	2,979	2,599	(7,117)
Net (increase) decrease in other assets	(54,220)	137,486	86,767
Net increase (decrease) in other liabilities	173,054	(110,144)	511,741

Net cash provided by operating activities	1,858,536	1,387,437	1,881,446

Cash Flows from Investing Activities:
Proceeds from maturities and sales of securities available for sale	299,968	256,710	177,712
Purchases of securities available for sale	(200,187)	(138,155)	(345,066)
Net change in loans to subsidiaries	(49,504)	(486,506)	489,526
Capital expenditures	(1,290)	(32)	(193)
Net cash used for acquisitions	—	(1,519,152)	(55,528)
Capital contributions (to) from subsidiaries	(530,355)	42,202	(651,285)
Other, net	56,683	11,116	6,726

Net cash (used in) investing activities	(424,685)	(1,833,817)	(378,108)

Cash Flows from Financing Activities:
Net (decrease) increase in short-term borrowings	(101,236)	(46,962)	18,671
Proceeds from the issuance of long-term debt	—	1,000,000	123,376
Repayment of long-term debt	(9,062)	(208,761)	(137,805)
Proceeds from the exercise of stock options	135,701	96,457	27,945
Acquisition of treasury stock	(196,396)	(14,064)	(182,152)
Dividends paid	(794,971)	(603,309)	(505,396)

Net cash (used in) provided by financing activities	(965,964)	223,361	(655,361)

Net increase (decrease) in cash and cash equivalents	467,887	(223,019)	847,977

Cash and cash equivalents at beginning of year	703,370	926,389	78,412

Cash and cash equivalents at end of year	$1,171,257	$703,370	$926,389

Supplemental Disclosure
Income taxes received from subsidiaries	$644,350	$604,729	$528,187
Income taxes paid by Parent Company	(558,409)	(544,037)	(339,629)

Net income taxes received by Parent Company	$85,941	$60,692	$188,558

Interest paid	$234,537	$136,311	$138,298
Net non-cash contribution of assets and liabilities to subsidiaries	(325,631)	(4,319,794)	(32,689)
Non-cash impact of acquisition of National Commerce Financial	—	5,517,551	—
Non-cash dividend from subsidiaries	—	—	54,554

SUNTRUST 2005 ANNUAL REPORT 105

Securities and Exchange Commission

Washington, DC 20549

2005 FORM 10-K

Annual Report Pursuant to Section 13 or 15(d) of the

    Securities Exchange Act of 1934

For the Fiscal Year Ended December 31, 2005

Commission file number 1-8918

SunTrust Banks, Inc. Incorporated in the State of Georgia IRS Employer Identification Number 58-1575035 Address: 303 Peachtree Street, NE, Atlanta, GA 30308 Telephone: 404-588-7711

Securities Registered Pursuant to Section 12(b) of the Act: Common Stock–$1.00 par value, which is registered on the New York Stock Exchange.

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.) ☒

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. ☐

SunTrust (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act. ☐

As of January 31, 2006, SunTrust had 362,555,710 shares of common stock outstanding. The aggregate market value of SunTrust common stock held by non-affiliates on June 30,2005 was approximately $26 billion.

DOCUMENTS INCORPORATED BY REFERENCE

Part III information is incorporated herein by reference, pursuant to Instruction G of Form 10-K, from SunTrust’s Proxy-Statement for its 2006 Annual Shareholders’ Meeting, which will be filed with the Commission by March 8, 2006 (the “Proxy Statement”). Certain Part I and Part II information required by Form 10-K is incorporated by reference from the SunTrust Annual Report to Shareholders as indicated below. Except for parts of the SunTrust Annual Report to Shareholders expressly incorporated herein by reference, the Annual Report is not to be deemed filed with the Securities and Exchange Commission.

		Page
Part I

Item 1	Business	1–62, inside back cover
Item 1A	Risk Factors	58–61
Item 1B	Not Applicable
Item 2	Properties	61
Item 3	Legal Proceedings	61
Item 4	Not Applicable

Part II

Item 5	Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	18,44,55,

		inside front cover,
		inside back cover
Item 6	Selected Financial Data	18
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	1–62
Item 7A	Quantitative and Qualitative Disclosures about Market Risk	35–41
Item 8	Financial Statements and Supplementary Data	44-45,50–56,63–105
Item 9	Not Applicable
Item 9A	Controls and Procedures	62
Item 9B	Other Information	62

Part III

Item 10	Directors and Executive Officers of the Registrant	Proxy Statement
Item 11	Executive Compensation	Proxy Statement
Item 12	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	Proxy Statement
Item 13	Certain Relationships and Related Transactions	Proxy Statement
Item 14	Principal Accountant Fees and Services	Proxy Statement

Part IV

Item 15	Exhibits and Financial Statement Schedules	107

Certain statistical data required by the Securities and Exchange Commission are included on pages 18–56.

106 SUNTRUST 2005 ANNUAL REPORT

PART IV

ITEM 15 • Exhibits And Financial Statement Schedules

Financial Statement Filed. See Index To Consolidated Financial Statements on page 63 of the Annual Report.

The Company’s principal banking subsidiary is owned by SunTrust Bank Holding Company, a Florida corporation. A directory of the Company’s principal banking units and key subsidiaries are on pages 108 through 110 of this Annual Report and Form 10-K. The Company’s Articles of Incorporation, Bylaws, certain instruments defining the rights of securities holders, including designations of the terms of outstanding indentures, constituent instruments relating to various employee benefit plans, and certain other documents are filed as Exhibits to this Report or incorporated by reference herein pursuant to the Securities Exchange Act of 1934. Shareholders may obtain the list of such Exhibits and copies of such documents upon request to Corporate Secretary, SunTrust Banks, Inc., Mail Code 643, P.O. Box 4418, Atlanta, Georgia, 30302. A-copying fee will be charged for the Exhibits.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-28250, 33-58723, 333-50719, 333-86306, 333-69331, 333-91519, 333-91521, 333-43348, 333-106638, 333-114625, 333-118963, 333-127402, 333-132035) and Form S-3 (Nos. 333-61583, 333-86330, 333-118382) of SunTrust Banks, Inc. of our report dated February 28, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Atlanta, GA

February 28, 2006

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on February 28, 2006 by the undersigned, thereunto duly authorized.

SunTrust Banks, Inc. (Registrant)	L. Phillip Humann
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed on February 28, 2006 by the following persons on behalf of the Registrant and in the capacities indicated.

L. Phillip Humann	Thomas E. Panther
Chairman of the Board of Directors	Senior Vice President
and Chief Executive Officer	and Controller

Mark A. Chancy
Corporate Executive Vice President
and Chief Financial Officer

All Directors of the Registrant listed on page 112.

SUNTRUST 2005 ANNUAL REPORT 107

BANKS

GEOGRAPHIC AREA	LOCATION	KEY EXECUTIVE
Carolinas Group	Durham	Richard L. Furr
Mecklenburg Region	Charlotte	Carl E. Wicker, Jr.
• SunTrust Bank, Charlotte	Charlotte	Carl E. Wicker, Jr.
• SunTrust Bank, Asheville	Asheville	John D. Kimberly
South Carolina Region	Greenville	Charles A. Perry, Jr.
• SunTrust Bank, Greenville	Greenville	Charles A. Perry, Jr.
• SunTrust Bank, Hilton Head	Hilton Head Island	Phillip E. Wright
Triad Region	Greensboro	Rocky W. Johnson
• SunTrust Bank, Greensboro	Greensboro	Michael P. Earey
• SunTrust Bank, N.W. Triad	Lenoir	James E. Sponenberg
Triangle Region	Raleigh	Robert W. Jones
• SunTrust Bank, Raleigh	Raleigh	Robert W. Jones
• SunTrust Bank, Durham	Durham	Dean R. Hamric
• SunTrust Bank, New Hanover	Wilmington	Spence H. Broadhurst

Central Group	Atlanta	E. Jenner Wood, III
Atlanta Region	Atlanta	Gary Peacock, Jr.
• SunTrust Bank, Atlanta	Atlanta	Gary Peacock, Jr.
• SunTrust Bank, Gainesville	Gainesville	Lana D. Nix
• SunTrust Bank, Athens	Athens	Peter Hodgson, Jr.
Chattanooga Region	Chattanooga	Michael R. Butler
• SunTrust Bank, Chattanooga	Chattanooga	Michael R. Butler
• SunTrust Bank, Northwest Georgia	Rome, Ga.	Michael R. Butler
• SunTrust Bank, Tennessee Valley	Florence, Ala.	W. David Jones
East Tennessee Region	Knoxville	Larry D. Mauldin
• SunTrust Bank, East Tennessee	Knoxville	Larry D. Mauldin
• SunTrust Bank, Northeast Tennessee	Johnson City	R. Odie Major
Georgia Region	Savannah	William B. Haile
• SunTrust Bank, Augusta	Augusta	William R. Thompson
• SunTrust Bank, Middle Georgia	Macon	Mardie R. Herndon, Jr.
• SunTrust Bank, Savannah	Savannah	Gerald L. Rainey
• SunTrust Bank, Southeast Georgia	Brunswick	Jack E. Hartman
• SunTrust Bank, West Georgia	Columbus	Frank S. Etheridge, III
• SunTrust Bank, South Georgia	Albany	D. Michael Marz
Memphis Region	Memphis	David T. Popwell
• SunTrust Bank, Memphis	Memphis	David T. Popwell
Nashville Region	Nashville	Robert E. McNeilly, III
• SunTrust Bank, Nashville	Nashville	Robert E. McNeilly, III

Florida Group	Orlando	Thomas G. Kuntz
Central Florida Region	Orlando	Ray L. Sandhagen
• SunTrust Bank, Central Florida	Orlando	Ray L. Sandhagen
• SunTrust Bank, Mid-Florida	Lakeland	Charles W. McPherson
• SunTrust Bank, East Central Florida	Daytona Beach	William H. Davison
• SunTrust Bank, Brevard County	Melbourne	Donna M. Demers
• SunTrust Bank, Lake County	Leesburg	Bradley L. White

108 SUNTRUST 2005 ANNUAL REPORT

BANKS continued

GEOGRAPHIC AREA	LOCATION	KEY EXECUTIVE
Florida Group, Continued
North Florida Region	Jacksonville	John R. Schmitt
• SunTrust Bank, North Florida	Jacksonville	John R. Schmitt
• SunTrust Bank, North Central Florida	Ocala	William H. Evans
• SunTrust Bank, Northwest Florida	Tallahassee	David B. Ramsay
• SunTrust Bank, Tallahassee	Tallahassee	Kenneth Stafford
• SunTrust Bank, Pensacola	Pensacola	Henry E. Gonzales, Jr.
• SunTrust Bank, Gainesville	Gainesville	Dick D. Mahaffey, Jr.
• SunTrust Bank, Panama City	Panama City	Jan E. Shadburn
South Florida Region	Ft. Lauderdale	James W. Rasmussen
• SunTrust Bank, South Florida	Ft. Lauderdale	James W. Rasmussen
• SunTrust Bank, Miami	Miami	Nicholas G. Bustle
Southwest Florida Region	Sarasota	Margaret L. Callihan
• SunTrust Bank, Gulf Coast	Sarasota	Margaret L. Callihan
• SunTrust Bank, Charlotte County	Port Charlotte	Steven J. Vito
• SunTrust Bank, Lee County	Fort Myers	Heidi Colgate-Tamblyn
• SunTrust Bank, Naples	Naples	Daniel G. Waetjen
Tampa Region	Tampa	Daniel W. Mahurin
• SunTrust Bank, Tampa	Tampa	Fred O. Dobbins
• SunTrust Bank, Nature Coast	Brooksville	James H. Kimbrough
• SunTrust Bank, North Pinellas County	Clearwater	Kent C. Moegerle
• SunTrust Bank, South Pinellas County	St. Petersburg	Roy A. Binger

Mid-Atlantic Group	Richmond	C. T. Hill
Central Virginia Region	Richmond	A. Dale Cannady
• SunTrust Bank, Central Virginia	Richmond	A. Dale Cannady
• SunTrust Bank, Tri-Cities	Petersburg, Hopewell, Colonial Heights	Ernest H. Yerly
Greater Washington Region	Washington, D.C.	Peter F. Nostrand
J. Scott Wilfong
• SunTrust Bank, Greater Washington	Washington, D.C.	Peter F. Nostrand
J. Scott Wilfong
Hampton Roads Region	Norfolk	William K. Butler II
• SunTrust Bank, Hampton Roads	Norfolk	William K. Butler II
• SunTrust Bank, Newport News	Newport News	Jerome F. Clark
• SunTrust Bank, Williamsburg	Williamsburg	Bernard H. Ngo
Maryland Region	Baltimore	Donald P. Hutchinson
• SunTrust Bank, Maryland	Baltimore	Donald P. Hutchinson
• SunTrust Bank, Southern Eastern Shore (MD. & VA.)	Onancock	Thurman C. Renner, Jr.
Western Virginia Region	Roanoke	Robert C. Lawson, Jr.
• SunTrust Bank, Roanoke	Roanoke	Robert C. Lawson, Jr.
• SunTrust Bank, Charleston, W.Va.	Charleston, W.Va.	David L. Sayre
• SunTrust Bank, Charlottesville	Charlottesville	Steven C. Krohn
• SunTrust Bank, Harrisonburg	Harrisonburg	Martha D. Shifflett
• SunTrust Bank, Lynchburg	Lynchburg	Stuart C. Fauber
• SunTrust Bank, Martinsville	Martinsville	James R. Austin
• SunTrust Bank, New River Valley	Radford	Edward B. Lawhorn
• SunTrust Bank, Staunton	Staunton	Gregory C. Godsey

SUNTRUST 2005 ANNUAL REPORT 109

KEY SUBSIDIARIES

CHIEF EXECUTIVE

Asset Management Advisors, L.L.C.	Maria Elena Lagomasino
Provides comprehensive family office services.

Premium Assignment Corporation	Peter Kugelmann
Provides insurance premium financing primarily to businesses.

SunTrust Capital Markets, Inc.	R. Charles Shufeldt

SunTrust’s investment banking subsidiary which does business as SunTrust Robinson Humphrey. SunTrust Capital Markets offers debt and equity capital raising, advisory services and investment capabilities to commercial, corporate and institutional clients.

SunTrust Community Development Corporation	William H. Pridgen
Manages the Company’s investments in affordable housing.

SunTrust Delaware Trust Company	Robert M. Moser
A limited purpose trust company providing specialized investment-related services for high-net-worth clients.

SunTrust Insurance Company	David V. Sweigart
Re-insures credit life as well as accident and health insurance policies.

SunTrust Investment Services, Inc.	John T. Rhett III

Provides full-service brokerage and investment advisory services to retail investors. Includes Alexander Key, a division specializing in the investment needs of wealthy individuals and corporate clients.

SunTrust Leasing Corporation	Daniel E. McKew
Provides financing for essential-use equipment for businesses and municipalities nationwide.

SunTrust Mortgage, Inc.	Sterling Edmunds, Jr.
One of the nation’s largest bank-owned mortgage companies. Originates, purchases, sells and services mortgage loans.

Trusco Capital Management, Inc.	David H. Eidson
An SEC registered investment advisor that manages assets for institutional clients. Includes the STI Classic Funds, SunTrust’s mutual fund family.

110 SUNTRUST 2005 ANNUAL REPORT

MANAGEMENT COMMITTEE

L. Phillip Humann

Chairman and Chief Executive Officer

37 years of service.

James M. Wells III

President and Chief Operating Officer

38 years of service.

William R. Reed, Jr.

Vice Chairman

Geographic Banking and Sales Administration

36 years of service.

Gay O. Abbott

Corporate Executive Vice President

Commercial Line of Business

23 years of service.

Mimi Breeden

Corporate Executive Vice President

Director of Human Resources

26 years of service.

Mark A. Chancy

Corporate Executive Vice President

Chief Financial Officer

17 years of service.

Robert H. Coords

Corporate Executive Vice President

Chief Risk Officer

33 years of service.

David F. Dierker

Corporate Executive Vice President

Chief Administrative Officer

9 years of service.

Donald S. Downing

Corporate Executive Vice President

Merger Integration and Management Governance

38 years of service.

Sterling Edmunds, Jr.

President and Chief Executive Officer

SunTrust Mortgage, Inc.

19 years of service.

Raymond D. Fortin

Corporate Executive Vice President

General Counsel

17 years of service.

Thomas E. Freeman

Corporate Executive Vice President

Chief Credit Officer

Joined SunTrust February 2006.

Richard L. Furr

Chairman, President and Chief Executive Officer

Carolinas Banking Group

35 years of service.

C. T. Hill

Chairman, President and Chief Executive Officer

Mid-Atlantic Banking Group

36 years of service.

Craig J. Kelly

Corporate Executive Vice President

Chief Marketing Executive

9 years of service.

C. Eugene Kirby

Corporate Executive Vice President

Retail Banking Line of Business

21 years of service.

Thomas G. Kuntz

Chairman, President and Chief Executive Officer

Florida Banking Group

28 years of service.

Dennis M. Patterson

Corporate Executive Vice President

Corporate Sales Administration

37 years of service.

William H. Rogers, Jr.

Corporate Executive Vice President

Wealth and Investment Management, Mortgage and Commercial Lines of Business

26 years of service.

R. Charles Shufeldt

Corporate Executive Vice President

Corporate and Investment Banking Line of Business

22 years of service.

Timothy E. Sullivan

Corporate Executive Vice President

Chief Information Officer

3 years of service.

E. Jenner Wood, III

Chairman, President and Chief Executive Officer

Central Banking Group

31 years of service.

SUNTRUST 2005 ANNUAL REPORT 111

BOARD OF DIRECTORS

L. Phillip Humann1

Chairman of the Board and

Chief Executive Officer

Robert M. Beall, II5

Chairman of the Board and

Chief Executive Officer

Beall’s, Inc.

Bradenton, Florida

J. Hyatt Brown1

Chairman of the Board and

Chief Executive Officer

Brown & Brown, Inc.

Daytona Beach, Florida

Alston D. Correll3,4

Chairman of the Board

Georgia-Pacific Corporation

Atlanta, Georgia

Jeffrey C. Crowe2

Chairman of the Board

Landstar System, Inc.

Jacksonville, Florida

Thomas C. Farnsworth, Jr.5

Chairman

Farnsworth Investment Co.

Memphis, Tennessee

Patricia C. Frist5

Partner in Frist Capital Partners,

President, Frisco, Inc. and

President, Patricia C. Frist and

Thomas F. Frist, Jr. Foundation

Nashville, Tennessee

Blake P. Garrett, Jr.5

Partner

Garrett & Garrett Co.

Fountain Inn, South Carolina

Thomas M. Garrott1

Former Chairman of the Board

National Commerce Financial Corporation

Memphis, Tennessee

David H. Hughes3,4

Chairman of the Board

Hughes Supply, Inc.

Orlando, Florida

E. Neville Isdell1

Chairman of the Board and

Chief Executive Officer

The Coca-Cola Company

Atlanta, Georgia

M. Douglas Ivester2,4

Retired Chairman of the Board and

Chief Executive Officer

The Coca-Cola Company

Atlanta, Georgia

J. Hicks Lanier2

Chairman of the Board and

Chief Executive Officer

Oxford Industries, Inc.

Atlanta, Georgia

G. Gilmer Minor, III3,4

Chairman of the Board

Owens & Minor, Inc.

Richmond, Virginia

Larry L. Prince3

Chairman of the Executive Committee

Genuine Parts Company

Atlanta, Georgia

Frank S. Royal, M. D.2

President

Frank S. Royal, M.D., P.C.

Richmond, Virginia

Karen Hastie Williams2,4

Retired Partner

Crowell & Moring, L.L.P.

Washington, D.C.

Dr. Phail Wynn, Jr.4,5

President

Durham Technical Community College

Durham, North Carolina

COMMITTEES OF THE BOARD

1Executive Committee

L. Phillip Humann, Chair

2Audit Committee

M. Douglas Ivester, Chair

Audit Committee Financial Expert

3Compensation Committee

Larry L. Prince, Chair

4Governance and Nominating Committee

David H. Hughes, Chair

5Risk Committee

Thomas C. Farnsworth, Jr., Chair

112 SUNTRUST 2005 ANNUAL REPORT

SHAREHOLDER INFORMATION

SunTrust Banks, Inc.

CORPORATE HEADQUARTERS

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, GA 30308

404.588.7711

CORPORATE MAILING ADDRESS

SunTrust Banks, Inc.

P.O. Box 4418

Center 645

Atlanta, GA 30302-4418

NOTICE OF ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Tuesday, April 18, 2006 at 9:30 a.m. in Suite 105 on the first floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia.

STOCK TRADING

SunTrust Banks, Inc. common stock is traded on the New York Stock Exchange under the symbol “STI”

QUARTERLY COMMON STOCK PRICES AND DIVIDENDS

The quarterly high, low and close prices of SunTrust’s common stock for each quarter of 2005 and 2004 and the dividends paid per share are shown below.

Quarter Ended	High	Market Price Low	Close	Dividends Paid
2005
December 31	$75.46	$65.32	$72.76	$0.55
September 30	75.77	68.85	69.45	0.55
June 30	75.00	69.60	72.24	0.55
March 31	74.18	69.00	72.07	0.55
2004
December 31	$74.38	$67.03	$73.88	$0.50
September 30	70.69	63.50	70.41	0.50
June 30	71.10	61.27	64.99	0.50
March 31	76.65	68.04	69.71	0.50

DEBT RATINGS

Ratings as of December 31, 2005.

	Moody’s Investors	Standard & Poor’s	Fitch	DBRS
Corporate Ratings
Long Term Debt Ratings
Senior Debt	Aa3	A+	A+	A(high)
Subordinated Debt	A1	A	A	A

Short Term
Commercial Paper	P-1	A-1	F1	R-1 (middle)

Bank Ratings
Long Term Debt Ratings
Senior Debt	Aa2	AA-	A+	AA(low)
Subordinated Debt	Aa3	A+	A	A(high)

Short Term	P-1	A-1+	F1+	R-1 (middle)

NUMBER OF SHAREHOLDERS

As of December 31, 2005, 39,992 Registered Shareholders (Shareholders of Record)

Approximately 80,000 Street Name Shareholders

Approximately 38,000 Employee Shareholders

There could be overlapping shareholders among the three shareholder groups.

SHAREHOLDER SERVICES

Shareholders who wish to change the name, address or ownership of stock, to report lost certificates, or to consolidate accounts should contact the Transfer Agent:

Stock Transfer Department

SunTrust Bank

P.O. Box 4625

Atlanta, GA 30302-4625

800.568.3476

FINANCIAL INFORMATION

To obtain information on SunTrust, contact:

Greg Ketron

Director of Investor Relations

404.827.6714

For information online, visit suntrust.com:

•	2005 Annual Report

(including select information translated in Spanish)

•	Quarterly earnings releases

•	Press releases

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

SUNTRUST BANK, INC. 303 PEACHTREE STREET ATLANTA, GA 30308